As filed with the U.S. Securities and Exchange Commission on August 18, 2023.
Registration Statement No. 333-270047
UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
AMENDMENT NO. 5
TO
FORM F-4
REGISTRATION STATEMENT
UNDER
THE SECURITIES ACT OF 1933
Carbon Revolution Public Limited Company
(Exact name of registrant as specified in its charter)
Ireland	3714	Not Applicable
(State or other jurisdiction of	(Primary Standard Industrial	(IRS Employer
incorporation or organization)	Classification Code Number)	Identification Number)
Tel.: +353-1-920-1000
Ten Earlsfort Terrace, Dublin 2, D02 T380, Ireland
(Address, including zip code, and telephone number, including area code, of principal executive offices)
Puglisi & Associates
850 Library Avenue, Suite 204
Newark, DE 19711
(302) 738-6680
(Name, address, including zip code, and telephone number, including area code, of agent for service)
Copies to:
Jocelyn Arel Jeffrey A Letalien Goodwin Procter LLP 620 Eighth Avenue New York, New York 10018 Tel: (212) 813-8000	Alexander Mackinnon Herbert Smith Freehills 80 Collins St. Melbourne VIC 3000 Australia Tel: +61 3 9288 1234	Connor Manning Arthur Cox LLP Ten Earlsfort Terrace Dublin 2 D02 T380 Tel: +353 1 920-1000	Christian Nagler, P.C. Peter Seligson, P.C. Kirkland & Ellis LLP 601 Lexington Avenue New York, New York 10022 Tel: (212) 446-4800
Approximate date of commencement of proposed sale of the securities to the public: As soon as practicable after the effective date of this registration statement and all other conditions to the proposed Business Combination described herein have been satisfied or waived.
If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.  ☐
If applicable, place an X in the box to designate the appropriate rule provision relied upon in conducting this transaction:
Exchange Act Rule 13e-4(i) (Cross-Border Issuer Tender Offer)  ☐
Exchange Act Rule 14d-1(d) (Cross-Border Third-Party Tender Offer)  ☐
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933.
Emerging growth company ☒
If an emerging growth company that prepares its financial statements in accordance with U.S. GAAP, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act.  ☐
The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933, as amended, or until the registration statement shall become effective on such date as the U.S. Securities and Exchange Commission, acting pursuant to said Section 8(a), may determine.

The information contained in this proxy statement/prospectus is subject to completion or amendment. A registration statement relating to these securities has been filed with the United States Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This document is not an offer to sell these securities and it is not soliciting an offer to buy these securities, nor shall there be any sale of these securities, in any jurisdiction in which such offer, solicitation or sale is not permitted or would be unlawful prior to registration or qualification under the securities laws of any such jurisdiction.
PRELIMINARY — SUBJECT TO COMPLETION, DATED AUGUST 18, 2023
LETTER TO SHAREHOLDERS OF TWIN RIDGE CAPITAL ACQUISITION CORP.
Twin Ridge Capital Acquisition Corp.
999 Vanderbilt Beach Road, Suite 200
Naples, Florida 34108
PROXY STATEMENT FOR EXTRAORDINARY GENERAL MEETING OF SHAREHOLDERS OF
TWIN RIDGE CAPITAL ACQUISITION CORP.
AND
PROSPECTUS FOR 42,165,275 ORDINARY SHARES AND 12,210,742 PUBLIC WARRANTS, IN EACH CASE, OF
CARBON REVOLUTION PUBLIC LIMITED COMPANY
To the Shareholders of Twin Ridge Capital Acquisition Corp.:
You are cordially invited to attend the extraordinary general meeting in lieu of the annual general meeting (the “General Meeting”) of Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (“Twin Ridge”), on    , 2023 at  a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a live webcast at    , or at such other time, on such other date and at such other place to which the meeting may be adjourned, for the purpose of voting on Twin Ridge’s proposed Business Combination (as defined below) with Carbon Revolution Limited, an Australian public company with Australian Company Number (ACN) 128 274 653 listed on the Australian Securities Exchange (“Carbon Revolution”) and the other matters described in the accompanying proxy statement/prospectus.
On November 29, 2022, Twin Ridge, Carbon Revolution Public Limited Company (formerly known as Poppetell Limited), a public limited company incorporated in Ireland with registered number 607450 (“MergeCo”), Carbon Revolution and Poppettell Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of MergeCo (“Merger Sub”), entered into a Business Combination Agreement (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), pursuant to which, among other things, Twin Ridge will be merged with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of MergeCo (the “Merger”), with shareholders of Twin Ridge receiving ordinary shares of MergeCo, par value $0.0001 (the “MergeCo Ordinary Shares”), in exchange for their existing Twin Ridge Ordinary Shares (as defined below) and existing Twin Ridge warrant holders having their warrants automatically exchanged by assumption by MergeCo of the obligations under such warrants, including to become exercisable in respect of MergeCo Ordinary Shares instead of Twin Ridge Ordinary Shares, subject to, among other things, the approval of Twin Ridge’s shareholders. On November 30, 2022, Twin Ridge, Carbon Revolution and MergeCo entered into a Scheme Implementation Deed (as it may be amended or supplemented from time to time, the “Scheme Implementation Deed”). Under the Scheme Implementation Deed, Carbon Revolution has agreed to propose a scheme of arrangement under Part 5.1 of the Corporations Act 2001 (Cth) (the “Scheme”) and a capital reduction under Part 2J.1 of the Corporations Act 2001 (Cth) which, if implemented, will result in all shares of Carbon Revolution being cancelled in return for consideration, with Carbon Revolution issuing a share to MergeCo (resulting in Carbon Revolution becoming a wholly-owned subsidiary of MergeCo) and MergeCo issuing shares to the shareholders of Carbon Revolution, subject to approval from Carbon Revolution’s shareholders, approval of the Federal Court of Australia and the satisfaction of various other conditions (a full list of the conditions is set out in the Scheme Implementation Deed). A copy of the Business Combination Agreement is attached to this proxy statement/prospectus as Annex A and the Scheme Implementation Deed is attached to this proxy statement/prospectus as Annex B. See the section entitled “Shareholder Proposal 1 – The Business Combination Proposal”.
At the General Meeting, Twin Ridge’s shareholders will be asked to consider and approve the Business Combination Agreement, the Scheme Implementation Deed and the consummation of the transactions contemplated thereby (the “Business Combination”), and approve the other proposals described in the accompanying proxy statement/prospectus.
Concurrently with the execution of the Business Combination Agreement and the Scheme Implementation Deed, Twin Ridge Capital Sponsor LLC, a Delaware limited liability company (the “Sponsor”), Alison Burns, Paul Henrys, Gary Pilnick, Dale Morrison, Sanjay K. Morey, William P. Russell, Jr., Twin Ridge Capital Sponsor Subsidiary Holdings LLC, a Delaware limited liability company (“TRCA Subsidiary” and together with Alison Burns, Paul Henrys, Gary Pilnick, Dale Morrison, Sanjay K. Morey, William P. Russell, Jr. and the Sponsor, the “TRCA Parties”), Twin Ridge, Carbon Revolution and MergeCo entered into a Sponsor Side Letter (the “Sponsor Side Letter”), pursuant to which the TRCA Parties have agreed to take, or not take, certain actions during the period between the execution of the Sponsor Side Letter and the consummation of the Merger, including, (i) to vote any Twin Ridge Ordinary Shares owned by such TRCA Party (all such shares, the “Covered Shares”), in favor of the Merger and the Scheme and other related proposals at the shareholders meeting of Twin Ridge, and any other special meeting of Twin Ridge’s shareholders called for the purpose of soliciting shareholder approval in connection with the consummation of the Merger and the Scheme, (ii) to waive the anti-dilution rights or similar protections with respect to the Twin Ridge Class B ordinary shares, par value $0.0001 per share (the “Twin Ridge Class B Ordinary Shares”), owned by such party as set forth in Twin Ridge’s governing documents, or otherwise, and (iii) not to redeem any Covered Shares owned by such TRCA Party. On March 31, 2023, William Toler executed a joinder to the Sponsor Side Letter.
Pursuant to the Sponsor Side Letter, Sponsor has also agreed that, immediately prior to the consummation of the Merger, and conditioned upon the consummation of the Merger, 327,203 of the 5,267,203 Twin Ridge Class B Ordinary Shares beneficially owned by Sponsor shall be automatically forfeited and surrendered to Twin Ridge for no additional consideration. A copy of the Sponsor Side Letter is attached to this proxy statement/prospectus as Annex F.
Twin Ridge’s units, Class A ordinary shares, par value $0.0001 (the “Twin Ridge Class A Ordinary Shares”) and, together with the Twin Ridge Class B Ordinary Shares, the “Twin Ridge Ordinary Shares”), and warrants are currently listed on the New York Stock Exchange under the symbols “TRCA.U”, “TRCA” and “TRCA WS”, respectively. On August 14, 2023, the closing price of the Twin Ridge Class A Ordinary Shares was $10.72, the closing price of the Twin Ridge warrants was $0.0357 and the closing price of the Twin Ridge units was $10.76. MergeCo intends to apply to list its ordinary shares and warrants on a U.S. stock exchange under the symbols “CREV” and “CREVW”, respectively, upon the closing of the Business Combination.
See “Risk Factors” beginning on page 47 of the accompanying proxy statement/prospectus for a discussion of information that should be considered in connection with an investment in MergeCo’s securities.
Information about the General Meeting, the Business Combination, the Merger and other related business to be considered by the Twin Ridge shareholders at the General Meeting is included in the accompanying proxy statement/prospectus.

Whether or not you plan to attend the General Meeting, all Twin Ridge shareholders are urged to carefully read the accompanying proxy statement/prospectus, including the Annexes and the accompanying financial statements of Twin Ridge and Carbon Revolution carefully and in their entirety. In particular, you are urged to read carefully the section entitled “Risk Factors” beginning on page 47 of the accompanying proxy statement/prospectus.
The board of directors of Twin Ridge (the “Twin Ridge Board”) has unanimously approved the Business Combination Agreement and unanimously recommends that the Twin Ridge shareholders vote “FOR” all of the proposals presented to the Twin Ridge shareholders at the General Meeting. When you consider the Twin Ridge Board’s recommendation of these proposals, you should keep in mind that certain directors and officers of Twin Ridge have interests in the Business Combination that may conflict with your interests as a shareholder. Please see the section titled “Shareholder Proposal 1 – The Business Combination Proposal—Interests of Certain Persons in the Business Combination” in the accompanying proxy statement/prospectus.
Each of the Business Combination Proposal and the Merger Proposal is interdependent upon the other and must be approved in order for Twin Ridge to complete the Business Combination as contemplated by the Business Combination Agreement. The Equity Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned upon the approval of any of the other proposals. If the Business Combination Proposal and the Merger Proposal are not approved, the Equity Incentive Plan Proposal will not be presented to the Twin Ridge shareholders for a vote. The Business Combination Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding Twin Ridge Ordinary Shares, who, being present and entitled to vote at a meeting of Twin Ridge’s shareholders, vote at such meeting. The Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the outstanding Twin Ridge Ordinary Shares, who, being present and entitled to vote at a meeting of Twin Ridge’s shareholders, vote at such meeting. If either of the Business Combination Proposal or the Merger Proposal fails to receive the required approval, neither will be approved and the Business Combination will not be completed. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum, but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the shareholder proposals.
Your vote is very important. Whether or not you plan to attend the General Meeting, please vote as soon as possible following the instructions in the accompanying proxy statement/prospectus to make sure that your shares are represented at the General Meeting. If you hold your shares in “street name” through a bank, broker or other nominee, you will need to follow the instructions provided to you by your bank, broker or other nominee to ensure that your shares are represented and voted at the General Meeting. The transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed will be consummated only if the Business Combination Proposal and the Merger Proposal are approved at the General Meeting. The Equity Incentive Plan Approval is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned upon the approval of any of the other proposals set forth in the accompanying proxy statement/prospectus.
If you sign, date and return your proxy card without indicating how you wish to vote, your proxy will be voted FOR each of the proposals presented at the General Meeting. If you fail to return your proxy card or fail to instruct your bank, broker or other nominee how to vote, and do not attend the General Meeting in person, the effect will be, among other things, that your shares will not be counted for purposes of determining whether a quorum is present at the General Meeting. If you are a shareholder of record and you attend the General Meeting and wish to vote in person, you may withdraw your proxy and vote in person (including by voting online if the meeting is conducted virtually).
TO EXERCISE YOUR REDEMPTION RIGHT, YOU MUST DEMAND IN WRITING THAT YOUR TWIN RIDGE CLASS A ORDINARY SHARES ARE REDEEMED FOR A PRO RATA PORTION OF THE FUNDS HELD IN THE TRUST ACCOUNT AND TENDER YOUR SHARES TO TWIN RIDGE’S TRANSFER AGENT AT LEAST TWO BUSINESS DAYS PRIOR TO THE VOTE AT THE GENERAL MEETING. IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT, YOU NEED TO IDENTIFY YOURSELF AS A BENEFICIAL HOLDER AND PROVIDE YOUR LEGAL NAME, PHONE NUMBER AND ADDRESS IN YOUR WRITTEN DEMAND. YOU MAY TENDER YOUR SHARES BY EITHER DELIVERING YOUR SHARE CERTIFICATES (IF ANY) AND OTHER REDEMPTION FORMS TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING THE DEPOSITORY TRUST COMPANY’S DWAC (DEPOSIT WITHDRAWAL AT CUSTODIAN) SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL BE RETURNED TO YOU OR YOUR ACCOUNT. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHT.
On behalf of the Twin Ridge Board, I would like to thank you for your support of Twin Ridge and look forward to the successful completion of the Business Combination.
Sincerely,

Sanjay K. Morey
Co-Chief Executive Officer, President and Director
NEITHER THE U.S. SECURITIES AND EXCHANGE COMMISSION NOR ANY STATE SECURITIES REGULATORY AGENCY HAS APPROVED OR DISAPPROVED THE TRANSACTIONS DESCRIBED IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS, PASSED UPON THE MERITS OR FAIRNESS OF THE BUSINESS COMBINATION OR RELATED TRANSACTIONS OR PASSED UPON THE ADEQUACY OR ACCURACY OF THE DISCLOSURE IN THE ACCOMPANYING PROXY STATEMENT/PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY CONSTITUTES A CRIMINAL OFFENSE.
The accompanying proxy statement/prospectus is dated    , 2023, and is expected to be first mailed or otherwise delivered to Twin Ridge shareholders on or about    , 2023.

ADDITIONAL INFORMATION
No person is authorized to give any information or to make any representation with respect to the matters that this proxy statement/prospectus describes other than those contained in this proxy statement/prospectus, and, if given or made, the information or representation must not be relied upon as having been authorized by Twin Ridge, MergeCo or Carbon Revolution. This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy securities or a solicitation of a proxy in any jurisdiction where, or to any person to whom, it is unlawful to make such an offer or a solicitation. Neither the delivery of this proxy statement/prospectus nor any distribution of securities made under this proxy statement/prospectus will, under any circumstances, create an implication that there has been no change in the affairs of Twin Ridge or Carbon Revolution since the date of this proxy statement/prospectus or that any information contained herein is correct as of any time subsequent to such date.
This proxy statement/prospectus incorporates important business and financial information about Twin Ridge from other documents that are not included in or delivered with this proxy statement/prospectus. You can also obtain the documents incorporated by reference into this proxy statement/prospectus free of charge by requesting it in writing or by telephone from the appropriate company at the following address and telephone number:
Twin Ridge Capital Acquisition Corp.
999 Vanderbilt Beach Road, Suite 200
Naples, Florida 34108
Telephone: (212) 235-0292
or
Morrow Sodali LLC
333 Ludlow Street, 5th Floor
Stamford, Connecticut 06902
Individuals, please call toll-free: (800) 662-5200
Banks and brokerage firms, please call: (203) 658-9400
Email: TRCA@info.morrowsodali.com
To obtain timely delivery, our shareholders must request the materials no later than five business days prior to the General Meeting or by     , 2023.
You also may obtain additional proxy cards and other information related to the proxy solicitation by contacting the appropriate contact listed above. You will not be charged for any of these documents that you request.

NOTICE OF EXTRAORDINARY GENERAL MEETING
OF TWIN RIDGE CAPITAL ACQUISITION CORP.
TO BE HELD    , 2023
TWIN RIDGE CAPITAL ACQUISITION CORP.
A Cayman Islands Exempted Company
999 Vanderbilt Beach Road, Suite 200
Naples, Florida 34108
TO THE SHAREHOLDERS OF TWIN RIDGE CAPITAL ACQUISITION CORP.:
NOTICE IS HEREBY GIVEN that an extraordinary general meeting (the “General Meeting”) of Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (“Twin Ridge”), will be held on    , 2023 at    a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a live webcast at    , or at such other time, on such other date and at such other place to which the meeting may be adjourned.
You are cordially invited to attend the General Meeting to conduct the following items of business and/or consider, and if thought fit, approve the following resolutions:
1.
The Business Combination Proposal: To consider and vote upon a proposal by ordinary resolution to approve the (i) Business Combination Agreement, dated November 29, 2022 (as it may be amended or supplemented from time to time), a copy of which is attached to the accompanying proxy statement/prospectus as Annex A, by and among Twin Ridge, Carbon Revolution Public Limited Company (formerly known as Poppetell Limited), a public limited company incorporated in Ireland with registered number 607450 (“MergeCo”), Carbon Revolution Limited, an Australian public company with Australian Company Number (ACN) 128 274 653 listed on the Australian Securities Exchange (“Carbon Revolution”), and Poppettell Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of MergeCo (“Merger Sub”), and (ii) Scheme Implementation Deed, dated November 30, 2022 (as it may be amended and supplemented from time to time), a copy of which is attached to the accompanying proxy statement/prospectus as Annex B, by and among Twin Ridge, Carbon Revolution and MergeCo, and the consummation of the transactions contemplated thereby be authorized, approved and confirmed in all respects (the “Business Combination” and such proposal, the “Business Combination Proposal”).

2.
The Merger Proposal: To consider and vote upon a proposal by special resolution to approve the Plan of Merger in the form attached to the General Meeting (a draft of which is attached to the accompanying proxy statement/prospectus as Annex K), pursuant to which Twin Ridge will merge with and into Merger Sub so that Merger Sub will be the surviving company and all the rights and obligations of Twin Ridge will be assumed by Merger Sub by virtue of such merger pursuant to the Cayman Islands Companies Act (As Revised) of the Cayman Islands, and the consummation of the merger and the remaining transactions contemplated thereby, be authorized, approved and confirmed in all respects; and Twin Ridge be authorized to enter into the Plan of Merger (the “Merger Proposal”).

3.
The Equity Incentive Plan Proposal: To consider and vote upon a proposal by ordinary resolution to approve, assuming the Business Combination Proposal and the Merger Proposal are approved and adopted, the Carbon Revolution Public Limited Company 2023 Equity Incentive Plan (the “Equity Incentive Plan Proposal”).

4.
The Adjournment Proposal: To consider and vote upon a proposal by ordinary resolution to approve the adjournment of the General Meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Business Combination Proposal and the Merger Proposal, (ii) in the absence of a quorum, (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus or (iv) if the holders of Twin Ridge’s Class A Ordinary Shares, par value $0.0001 (the “Twin Ridge Class A Ordinary Shares”) included in the units issued in Twin Ridge’s initial public offering (the “Public Shares”) have elected to redeem such shares such that the ordinary shares of MergeCo, par value $0.0001, would not be approved for listing on a U.S. stock exchange (the “Adjournment Proposal”).

Each of the Business Combination Proposal and the Merger Proposal is interdependent upon the other and must be approved in order for Twin Ridge to complete the Business Combination as contemplated by the Business Combination Agreement. The Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned upon the approval of any of the other proposals. These items of business are described in this proxy statement/prospectus, which we encourage you to read carefully in its entirety before voting.
Only holders of record of the Twin Ridge Class A Ordinary Shares and the Twin Ridge Class B ordinary shares, par value $0.0001 per share (the “Twin Ridge Class B Ordinary Shares” and together with the Twin Ridge Class A Ordinary Shares, the “Twin Ridge Ordinary Shares”) at the close of business on    , 2023 are entitled to notice of the General Meeting and to vote and have their votes counted at the General Meeting and any adjournments or postponements of the General Meeting. This proxy statement/prospectus and accompanying proxy card is being provided to Twin Ridge’s shareholders in connection with the solicitation of proxies to be voted at the General Meeting and at any adjournment of the General Meeting. Whether or not you plan to attend the General Meeting, all of Twin Ridge’s shareholders are urged to read this proxy statement/prospectus, including the Annexes and the documents referred to herein carefully and in their entirety. You should also carefully consider the risk factors described in “Risk Factors” beginning on page 47.
The board of directors of Twin Ridge (the “Twin Ridge Board”) has unanimously approved the Business Combination Agreement and unanimously recommends that the Twin Ridge shareholders vote “FOR” all of the proposals presented to the Twin Ridge shareholders at the General Meeting. When you consider the Twin Ridge Board recommendation of these proposals, you should keep in mind that directors and officers of Twin Ridge have interests in the Business Combination that may conflict with your interests as a shareholder. See the section titled “Shareholder Proposal 1 – The Business Combination Proposal—Interests of Certain Persons in the Business Combination” in the accompanying proxy statement/prospectus.
Pursuant to the Twin Ridge Amended and Restated Memorandum and Articles of Association, a holder of Public Shares (the “Public Shareholder”) may request that Twin Ridge redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i)
(a) hold Public Shares, or (b) hold Public Shares through units, you elect to separate your units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii)
prior to 5:00 p.m., Eastern Time on     , 2023, (a) submit a written request to Continental Stock Transfer & Trust Company, Twin Ridge’s transfer agent (the “Transfer Agent”), in which you (i) request that Twin Ridge redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and (b) deliver your Public Shares to the Transfer Agent, physically or electronically through the Depository Trust Company (“DTC”).

Public Shareholders may seek to have their Public Shares redeemed by Twin Ridge, regardless of whether they vote for or against the Business Combination Proposal or any other Shareholder Proposal and whether they held Twin Ridge Ordinary Shares as of    , 2023 (the “Record Date”) or acquired them after the Record Date. Any Public Shareholder who holds Twin Ridge Ordinary Shares on or before    , 2023 (two business days before the General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $66,382,466 on August 14, 2023 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $10.59. A Public Shareholder who has properly tendered his, her or its Public Shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant Public Shareholders as appropriate.
Public Shareholders who seek to redeem their Public Shares must demand redemption no later than 5:00 p.m., Eastern Time, on    , 2023 (two business days before the General Meeting) by (a) submitting a written request to the Transfer Agent that Twin Ridge redeem such holder’s Public Shares for cash, (b) affirmatively certifying in
v

such request to the Transfer Agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13d-3 of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) with any other shareholder with respect to Twin Ridge Ordinary Shares and (c) delivering their Twin Ridge Ordinary Shares, either physically or electronically using DTC’s deposit/withdrawal at custodian system (“DWAC”), at the holder’s option, to the Transfer Agent prior to the General Meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of Twin Ridge’s Public Shares. Accordingly, any shares held by a Public Shareholder or “group” in excess of such 15% cap will not be redeemed by Twin Ridge.
Pursuant to the Sponsor Side Letter, the Sponsor, officers and directors of Twin Ridge have waived all of their redemption rights and will not have redemption rights with respect to any Twin Ridge Ordinary Shares owned by them, directly or indirectly. Holders of the warrants will not have redemption rights with respect to the warrants.
To ensure your representation at the General Meeting, however, you are urged to complete, sign, date and return the proxy card accompanying the proxy statement/prospectus as soon as possible. If your shares are held in an account at a brokerage firm or bank, you must instruct your broker or bank on how to vote your shares or, if you wish to attend the General Meeting and vote electronically, obtain a proxy from your broker or bank.
Your vote is important regardless of the number of shares you own. Whether you plan to attend the General Meeting or not, please complete, sign, date and return the enclosed proxy card as soon as possible in the envelope provided. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted.
Thank you for your participation. We look forward to your continued support.
By Order of the Board of Directors

Sanjay K. Morey
Co-Chief Executive Officer, President and Director
, 2023
IF YOU SIGN, DATE AND RETURN YOUR PROXY CARD WITHOUT AN INDICATION OF HOW YOU WISH TO VOTE, YOUR SHARES WILL BE VOTED IN FAVOR OF EACH OF THE PROPOSALS.
ALL PUBLIC SHAREHOLDERS HAVE THE RIGHT TO HAVE THEIR SHARES REDEEMED FOR CASH IN CONNECTION WITH THE PROPOSED BUSINESS COMBINATION. PUBLIC SHAREHOLDERS ARE NOT REQUIRED TO AFFIRMATIVELY VOTE FOR OR AGAINST THE BUSINESS COMBINATION PROPOSAL OR BE HOLDERS OF RECORD ON THE RECORD DATE IN ORDER TO HAVE THEIR SHARES REDEEMED FOR CASH. THIS MEANS THAT ANY PUBLIC SHAREHOLDER HOLDING TWIN RIDGE ORDINARY SHARES MAY EXERCISE REDEMPTION RIGHTS REGARDLESS OF WHETHER THEY ARE EVEN ENTITLED TO VOTE ON THE BUSINESS COMBINATION PROPOSAL.
TO EXERCISE REDEMPTION RIGHTS, HOLDERS MUST TENDER THEIR SHARES TO CONTINENTAL STOCK TRANSFER & TRUST COMPANY, TWIN RIDGE’S TRANSFER AGENT, NO LATER THAN TWO (2) BUSINESS DAYS PRIOR TO THE GENERAL MEETING. YOU MAY TENDER YOUR SHARES EITHER BY DELIVERING YOUR SHARE CERTIFICATE TO THE TRANSFER AGENT OR BY DELIVERING YOUR SHARES ELECTRONICALLY USING DTC’S DWAC SYSTEM. IF THE BUSINESS COMBINATION IS NOT COMPLETED, THEN THESE SHARES WILL NOT BE REDEEMED

FOR CASH. IF YOU HOLD THE SHARES IN STREET NAME, YOU WILL NEED TO INSTRUCT THE ACCOUNT EXECUTIVE AT YOUR BANK OR BROKER TO WITHDRAW THE SHARES FROM YOUR ACCOUNT IN ORDER TO EXERCISE YOUR REDEMPTION RIGHTS. SEE THE SECTION ENTITLED “GENERAL MEETING OF TWIN RIDGE’S SHAREHOLDERS—REDEMPTION RIGHTS” FOR MORE SPECIFIC INSTRUCTIONS.

ABOUT THIS PROXY STATEMENT/PROSPECTUS
This document, which forms part of a registration statement on Form F-4 filed with the SEC by MergeCo, constitutes a prospectus of MergeCo under Section 5 of the Securities Act of 1933, as amended (the “Securities Act”), with respect to the MergeCo Ordinary Shares to be issued under the Business Combination Agreement to Twin Ridge shareholders and Carbon Revolution shareholders. This document also constitutes a proxy statement of Twin Ridge under Section 14(a) of the Exchange Act with respect to the General Meeting at which Twin Ridge shareholders will be asked to consider and vote upon a proposal to adopt the Business Combination Agreement and the Scheme Implementation Deed, and approve the Business Combination by the approval and adoption of the Business Combination Proposal, among other matters.
You should rely only on the information contained in this proxy statement/prospectus. No one has been authorized to provide you with information that is different from that contained in this proxy statement/prospectus. This proxy statement/prospectus is dated as of the date set forth on the cover hereof. You should not assume that the information contained in this proxy statement/prospectus is accurate as of any date other than that date. Neither the mailing of this proxy statement/prospectus to Twin Ridge shareholders nor the issuance by MergeCo of its MergeCo Ordinary Shares in connection with the Business Combination will create any implication to the contrary.
Information contained in this proxy statement/prospectus regarding Twin Ridge has been provided by Twin Ridge and information contained in this proxy statement/prospectus regarding Carbon Revolution has been provided by Carbon Revolution.
This proxy statement/prospectus does not constitute an offer to sell or a solicitation of an offer to buy any securities, or the solicitation of a proxy, in any jurisdiction to or from any person to whom it is unlawful to make any such offer or solicitation in such jurisdiction.

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SELECTED DEFINITIONS
In this proxy statement/prospectus:
“2023 Equity Incentive Plan” means the Carbon Revolution Public Limited Company 2023 Equity Incentive Plan, a form of which is attached to this proxy statement/prospectus as Annex G.
“Action” means litigation, suit, claim, charge, grievance, action, proceeding, audit, order, writ, judgment, injunction or investigation by or before any Governmental Authority.
“Administrative Services Agreement” means the Administrative Services Agreement, dated March 3, 2021, by and between the Sponsor and Twin Ridge.
“Advisor” means DDGN Advisors, LLC.
“Affiliate” means a person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified person.
“ASIC” means the Australian Securities and Investments Commission.
“Business Combination” means the transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed.
“Business Combination Agreement” means the Business Combination Agreement, attached to this proxy statement/prospectus as Annex A, entered into as of November 29, 2022, by and among Twin Ridge, Carbon Revolution, MergeCo and Merger Sub.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in any of the city of New York in the United States of America, Victoria, Australia, Dublin, Ireland or the Cayman Islands.
“Capital Reduction” means the capital reduction under Part 2J.1 of the Corporations Act.
“cashless” or such similar term insofar as it relates to the exercise of warrants or options to subscribe for or purchase MergeCo Ordinary Shares, shall be subject to the nominal value of $0.0001 being paid up on each MergeCo Ordinary Share.
“Cayman Islands Companies Act” refers to the Companies Act (As Revised) of the Cayman Islands.
“Carbon Revolution” means Carbon Revolution Limited, an Australian public company with Australian Company Number 128 274 653 listed on the Australian Securities Exchange.
“Carbon Revolution Board” means the board of directors of Carbon Revolution.
“Closing” means the closing of the Business Combination.
“Closing Date” means the date of the Closing.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“Committed Equity Financing” means the purchase by Yorkville Advisors of MergeCo Ordinary Shares for an aggregate gross purchase price up to $60,000,000, subject to the terms and conditions of the Equity Purchase Agreement.
“Corporations Act” means the Australian Corporations Act 2011 (Cth).
“Court” the Federal Court of Australia or such other court of competent jurisdiction under the Corporations Act agreed to in writing by Twin Ridge and Carbon Revolution.
“Effective” means the coming into effect, under subsection 411(10) of the Corporations Act, of the order of the Court made under paragraph 411(4)(b) of the Corporations Act in relation to the Scheme.
“Effective Date” means the date on which the Scheme becomes Effective.
“End Date” means October 31, 2023 or such other date as agreed in writing by Carbon Revolution, Twin Ridge and MergeCo.

“Equity Purchase Agreement” means the Standby Equity Purchase Agreement, attached to this proxy statement/prospectus as Annex I, by and between Yorkville Advisors and Twin Ridge, pursuant to which Yorkville Advisors subscribed for the Committed Equity Financing.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“Existing Organizational Documents” means the Amended and Restated Memorandum and Articles of Association of Twin Ridge, dated March 3, 2021.
“Existing Registration and Shareholder Rights Agreement” means the Registration and Shareholder Rights Agreement, dated as of March 3, 2021, by and among Twin Ridge, the Sponsor, and the officers and directors of Twin Ridge.
“Existing Warrant Agreement” means the Warrant Agreement, dated as of March 3, 2021, by and between Twin Ridge and the Transfer Agent.
“Extension Articles Amendment” means the amendment to the Existing Organizational Documents as proposed in the Extension Amendment Proposal approved as a special resolution passed at the Extension Meeting.
“Extension Amendment Proposal” means the proposal presented at the Extension Meeting to amend the Existing Organizational Documents to extend the date by which Twin Ridge must complete its initial business combination from March 8, 2023 to June 8, 2023 (or, up to March 8, 2024, if up to nine additional monthly extensions thereafter are approved by the Twin Ridge Board).
“Extension Meeting” means the extraordinary meeting of Twin Ridge shareholders held on March 6, 2023 to consider the Extension Amendment Proposal.
“First Court Date” means the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act convening the Scheme Meeting is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.
“Founder Holders” means the Sponsor Parties, Alison Burns, Paul Henrys and Gary Pilnick.
“Founder Shares” means the 5,327,203 Twin Ridge Class B Ordinary Shares issued and outstanding.
“GAAP” means the generally accepted accounting principles as in effect in the United States from time to time.
“General Meeting” means the extraordinary general meeting of Twin Ridge’s shareholders, to be held on    , 2023 at     a.m., Eastern Time, at the offices of Kirkland & Ellis LLP, located at 601 Lexington Avenue, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date, and at such other place to which the meeting may be adjourned.
“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multinational organization, quasigovernmental body, or other similar recognized organization or body of any federal, state, tribal, county, municipal, local, or foreign government, or other similar regulatory agency or recognized organization or body exercising similar powers or authority.
“ICA” means the Irish Companies Act 2014.
“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.
“Implementation Date” means the fifth Business Day after the Scheme Record Date, or such other date after the Scheme Record Date as the parties agree in writing.
“Independent Expert” means the independent expert in respect of the Scheme and the Capital Reduction appointed by Carbon Revolution.
“Industry Advisors” refers to Tom Bené, John Bryant, Mike Duffy, Steve Louden, Christopher O’Leary, Mike Polk and Bill Toler.
“Investment Company Act” means the Investment Company Act of 1940, as amended.
“IPO” means Twin Ridge’s initial public offering of Twin Ridge Units, Public Shares and Public Warrants pursuant to the IPO registration statement and completed on March 8, 2021.

“IPO Private Placement” means the 4,933,333 Private Placement Warrants sold to the Sponsor in a private placement concurrently with the closing of the IPO.
“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Lock-up Shares” means MergeCo Ordinary Shares and any other equity securities convertible into or exercisable or exchangeable for MergeCo Ordinary Shares (including any Private Placement Warrants) held by certain members of management and all of the directors of Carbon Revolution, the Sponsor Parties, Ms. Burns, Mr. Henrys and Mr. Pilnick immediately following the Closing (other than MergeCo Ordinary Shares and any other equity securities convertible into or exercisable or exchangeable for MergeCo Ordinary Shares acquired pursuant to open market purchases subsequent to the Closing).
“MergeCo” means Carbon Revolution Public Limited Company (formerly known as Poppetell Limited), a public limited company incorporated in Ireland with a registered number 607450.
“MergeCo Amended and Restated Memorandum and Articles of Association” means the Amended and Restated Memorandum and Articles of Association of MergeCo, in the form attached to this proxy statement/prospectus as Annex C.
“MergeCo Board” means the board of directors of MergeCo.
“MergeCo Founder Warrants” means one warrant to acquire one MergeCo Ordinary Share at an exercise price of $11.50 per share, subject to substantially the same terms and conditions as the Private Placement Warrants prior to Closing.
“MergeCo Net Tangible Assets” means that immediately following the Implementation Date and following exercise by Twin Ridge shareholders of their Redemption Rights in accordance with the Existing Organizational Documents, at least $5,000,001 of net tangible assets (as reasonably determined by the Twin Ridge Board in accordance with Rule 3a51-1(g)(1) of the Exchange Act).
“MergeCo Ordinary Shares” means the ordinary shares of MergeCo, par value $0.0001.
“MergeCo Public Warrants” means one warrant to acquire one MergeCo Ordinary Share at an exercise price of $11.50 per share, subject to substantially the same terms and conditions as the Public Warrants prior to Closing.
“MergeCo Warrants” means, collectively, the MergeCo Public Warrants and MergeCo Founder Warrants.
“Merger” means the merger pursuant to which Twin Ridge will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly-owned subsidiary of MergeCo; upon the terms and subject to the conditions set forth in the Business Combination Agreement and in accordance with the ICA and the Corporations Act.
“Merger Sub” means Poppettell Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of MergeCo.
“Nasdaq” means Nasdaq Global Market.
“New Debt Program” means the 4 year financing arrangement for USD $60 million entered into by Carbon Revolution in May 2023.
“PCAOB” means the Public Company Accounting Oversight Board.
“PIUS” means PIUS Limited LLC and its affiliates.
“Post-Combination Company” means MergeCo following the consummation of the Business Combination.
“Private Placement Warrants” means the warrants exercisable for one Twin Ridge Class A Ordinary Share at a price of $11.50 per share issued to the Sponsor simultaneously with the closing of the IPO and concurrently with the partial exercise of the underwriters’ over-allotment after the IPO in separate private placements at a price of $1.50 per warrant.
“Public Shareholders” means holders of Public Shares.

“Public Shares” means Twin Ridge Class A Ordinary Shares included in the Twin Ridge Units issued in the IPO.
“Public Warrants” means the warrants included in the units issued in the IPO, each whole warrant being exercisable for one Twin Ridge Class A Ordinary Share at an exercise price of $11.50 per share.
“Record Date” means   , 2023.
“Redemption Right” means the right of each Public Shareholder (as determined in accordance with the Existing Organizational Documents and the Trust Agreement) to redeem all or a portion of such holder’s Twin Ridge Class A Ordinary Shares at the redemption price in connection with the General Meeting.
“Registration Rights Agreement” means the agreement to be entered into upon the consummation of the Business Combination, by and among MergeCo and the individuals set forth in Schedule 1 to the Business Combination Agreement (collectively, the “Holders”), pursuant to which the Holders will be entitled to certain piggyback registration rights and customary demand registration rights.
“Required Twin Ridge Shareholder Proposals” means the Business Combination Proposal and the Merger Proposal.
“Scheme” means the scheme of arrangement under Part 5.1 of the Corporations Act subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by Carbon Revolution, Twin Ridge and MergeCo.
“Scheme Acquisition” means MergeCo’s acquisition of Carbon Revolution by means of implementation of a scheme of arrangement under Part 5.1 of the Corporations Act upon the terms and conditions of the Scheme Implementation Deed.
“Scheme Booklet” means the explanatory statement (including the independent expert's report, notices of meetings and proxy forms) to be prepared in accordance with the Corporations Act in relation to the Scheme, the dispatch of which is to be approved by the Court on the First Court Date and which is to be sent to Carbon Revolution shareholders in advance of the Scheme Meeting.
“Scheme Implementation Deed” means the Scheme Implementation Deed, attached to this proxy statement/prospectus as Annex B, entered into on November 30, 2022, by and among Carbon Revolution, Twin Ridge and MergeCo.
“Scheme Meeting” means the meeting of Carbon Revolution shareholders ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting.
“Scheme Record Date” means 7:00 p.m. Melbourne Time on the third Business Day after the Effective Date or such other time and date as Carbon Revolution, Twin Ridge and MergeCo agree in writing.
“SEC” means the U.S. Securities and Exchange Commission.
“Second Court Date” means the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application or appeal is heard.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Sponsor” means Twin Ridge Capital Sponsor LLC, a Delaware limited liability company.
“Sponsor Parties” means the Sponsor and the TRCA Subsidiary.
“Sponsor Side Letter” means the Sponsor Side Letter, attached to this proxy statement/prospectus as Annex F, entered into as of November 29, 2022, by and among the Sponsor, TRCA Subsidiary, Twin Ridge, MergeCo, Carbon Revolution and the directors of Twin Ridge, and joined on March 31, 2023 by William Toler.
“Transactions” means the Merger, the Scheme Acquisition and the other transactions contemplated by the Business Combination Agreement, the Scheme Implementation Deed and other ancillary agreements.
“Transfer Agent” means Continental Stock Transfer & Trust Company.
“TRCA” means Twin Ridge Capital Management, LLC.

“TRCA Subsidiary” means Twin Ridge Capital Sponsor Subsidiary Holdings LLC, a Delaware limited liability company.
“Trust Account” means the trust account of Twin Ridge, which holds the net proceeds from the IPO and certain of the proceeds from the sale of the Private Placement Warrants, together with interest earned thereon, less amounts released to pay taxes.
“Trust Agreement” means the Investment Management Trust Agreement, dated as of March 8, 2021, by and between Twin Ridge and the Transfer Agent, as trustee.
“Twin Ridge” means Twin Ridge Capital Acquisition Corp, a Cayman Islands exempted company.
“Twin Ridge Board” means the board of directors of Twin Ridge.
“Twin Ridge Class A Ordinary Shares” means the Class A ordinary shares of Twin Ridge, par value $0.0001.
“Twin Ridge Class B Ordinary Shares” means the Class B ordinary shares of Twin Ridge, par value $0.0001.
“Twin Ridge Merger Effective Time” has the meaning given to the term “SPAC Merger Effective Time” in the Business Combination Agreement.
“Twin Ridge Ordinary Shares” means, collectively, the Twin Ridge Class A Ordinary Shares and the Twin Ridge Class B Ordinary Shares.
“Twin Ridge Shareholder Proposals” means, collectively, the Business Combination Proposal, the Merger Proposal, and the Adjournment Proposal.
“Twin Ridge Units” means the units issued at the time of the IPO and upon the partial exercise of the underwriters’ over-allotment, each unit consisting of one Twin Ridge Class A Ordinary Share and one-third of one Public Warrant, at an offering price of $10.00 per unit.
“Warrants” means the Public Warrants and Private Placement Warrants.
“Warrant Assumption Agreement” means the Warrant Assignment, Assumption and Amendment Documentation, to be entered into immediately upon the completion of the Merger and conditioned on the occurrence of the Closing, by and among Twin Ridge, MergeCo and the Transfer Agent.
“Working Capital Loans” means certain loans that may be made by the Sponsor or an Affiliate of the Sponsor, or certain of Twin Ridge’s officers and directors in connection with the financing of a business combination.
“Yorkville Advisors” means YA II PN, Ltd, a Cayman Islands exempt limited partnership.

CONVENTIONS WHICH APPLY TO THIS PROXY STATEMENT/PROSPECTUS
In this proxy statement/prospectus, unless otherwise specified or the context otherwise requires:
•	“$”, “USD” and “U.S. dollar” each refer to the United States dollar;
•	“A$” and “AUD” each refer to the Australian dollar; and
•	“€”, “EUR” and “Euro” each refer to the Euro.
Certain amounts described herein have been expressed in U.S. dollars for convenience, and when expressed in U.S. dollars in the future, such amounts may be different from those set forth herein due to intervening exchange rate fluctuations. The exchange rate used for conversion between U.S. dollars and AUD is noted, where applicable.
MARKET AND INDUSTRY DATA
Information contained in this proxy statement/prospectus concerning the market and the industry in which Carbon Revolution competes, including its market position, general expectations of market opportunity and market size, is based on information from various third-party sources, including independent industry publications, reports by market research firms or other published independent sources, assumptions made by Carbon Revolution based on such sources and Carbon Revolution’s knowledge of the automotive market. This information and any estimates provided herein involve numerous assumptions and limitations, and you are cautioned not to give undue weight to such information. Third-party sources generally state that the information contained in such source has been obtained from sources believed to be reliable. Certain market, ranking and industry data included in this proxy statement/prospectus, including the size of certain markets and Carbon Revolution’s size or position and the positions of its competitors within these markets, including its services relative to competitors, are based on estimates of Carbon Revolution’s management. These estimates have been derived from management’s considerable knowledge and experience in the markets in which Carbon Revolution operates, as well as information obtained from surveys, reports by market research firms, Carbon Revolution customers, distributors, suppliers, trade and business organizations and other contacts in the markets in which Carbon Revolution operates. This information may prove to be inaccurate because of the method by which Carbon Revolution obtained some of the data for estimates or because this information cannot always be verified with complete certainty due to the limits on the availability and reliability of data, the voluntary nature of the data gathering process and other limitations and uncertainties. Although Carbon Revolution is responsible for all of the disclosure in this proxy statement/prospectus and believes the third-party sources of the information contained in this proxy statement/prospectus to be reliable, Carbon Revolution has not independently verified any third-party information. In addition, the industry in which Carbon Revolution operates is subject to a high degree of uncertainty and risk. As a result, the estimates and market and industry information provided in this proxy statement/prospectus are subject to change based on various factors, including those described in the sections titled “Cautionary Note Regarding Forward-Looking Statements”, “Risk Factors—Risks Related to Carbon Revolution” and elsewhere in this proxy statement/prospectus. Except as otherwise required by law, neither Twin Ridge, MergeCo nor Carbon Revolution intends, and none of the foregoing assumes any obligation, to update industry or market data set forth in this proxy statement/prospectus.
Certain monetary amounts, percentages, statistics and other figures included in this proxy statement/prospectus have been subject to rounding adjustments. Accordingly, figures shown as totals in certain tables may not be the arithmetic aggregation of the figures that precede them, and figures expressed as percentages in the text may not total 100% or, as applicable, when aggregated may not be the arithmetic aggregation of the percentages that precede them.
TRADEMARKS, TRADE NAMES AND SERVICE MARKS
The Carbon Revolution logos, and other trademarks or service marks of Carbon Revolution appearing in this proxy statement/prospectus are the property of Carbon Revolution. Solely for convenience, some of the trademarks, service marks, logos and trade names referred to in this proxy statement/prospectus are presented without the ® and ™ symbols, but such references are not intended to indicate, in any way, that we will not assert, to the fullest extent under applicable law, our rights or the rights of the applicable licensors to these trademarks, service marks and trade names. This proxy statement/prospectus contains additional trademarks, service marks and trade names of other entities. All trademarks, service marks and trade names appearing in this proxy statement/prospectus are, to our knowledge, the property of their respective owners. We do not intend our use or display of other companies’ trademarks, service marks, copyrights or trade names to imply a relationship with, or endorsement or sponsorship of us by, any other companies.

PRESENTATION OF FINANCIAL INFORMATION
This proxy statement/prospectus contains:
•	the unaudited condensed consolidated financial statements of Carbon Revolution as of and for the six months ended December 31, 2022 and December 31, 2021, prepared in accordance with IFRS;
•	the audited combined financial statements of Carbon Revolution as of and for the years ended June 30, 2022 and June 30, 2021, prepared in accordance with IFRS;
•	the unaudited condensed consolidated financial statements of Twin Ridge as of and for the three and six months ended June 30, 2022 and June 30, 2023, prepared in accordance with GAAP; and
•
the audited financial statements of Twin Ridge as of December 31, 2022 and December 31, 2021, and for the year ended December 31, 2022 and for the period from January 7, 2021 (inception) through December 31, 2021 prepared in accordance with GAAP.

The historical results presented in this proxy statement/prospectus are not necessarily indicative of the results to be expected for any future period. You should carefully read the section entitled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Carbon Revolution”, “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Twin Ridge” and “Risk Factors”.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS
This proxy statement/prospectus contains forward-looking statements. Forward-looking statements provide the respective current expectations or forecasts of future events of MergeCo, Carbon Revolution and Twin Ridge. Forward-looking statements include statements about MergeCo’s, Carbon Revolution’s and Twin Ridge’s respective expectations, beliefs, plans, objectives, intentions, assumptions and other statements that are not historical facts. These forward-looking statements relate to expectations for future financial performance, business strategies or expectations for our business, and the timing and ability for us to complete the Business Combination. Specifically, forward-looking statements may include statements relating to:
•	the benefits of the Business Combination;
•	the future financial performance of MergeCo following the Business Combination;
•	the market for Carbon Revolution’s products and services;
•	expansion plans and opportunities; and
•
other statements preceded by, followed by or that include the words “may”, “can”, “should”, “will”, “estimate”, “plan”, “project”, “forecast”, “intend”, “expect”, “anticipate”, “believe”, “seek”, “target” or similar expressions.

These forward-looking statements are based on information available as of the date of this proxy statement/prospectus and our management’s current expectations, forecasts and assumptions, and involve a number of judgments, risks and uncertainties. Accordingly, forward-looking statements should not be relied upon as representing our views as of any subsequent date. We do not undertake any obligation to update forward-looking statements to reflect events or circumstances after the date they were made, whether as a result of new information, future events or otherwise, except as may be required under applicable securities laws.
Although MergeCo, Carbon Revolution and Twin Ridge respectively believe the expectations reflected in the forward-looking statements were reasonable at the time made, they cannot guarantee future results, level of activity, volume of sales, performance or achievements. Moreover, neither MergeCo, Carbon Revolution, Twin Ridge nor any other person assumes responsibility for the accuracy or completeness of any of these forward-looking statements. You should carefully consider the cautionary statements contained or referred to in connection with the forward looking statements contained in this proxy statement/prospectus and any subsequent written or oral forward-looking statements that may be issued by MergeCo, Carbon Revolution, Twin Ridge or persons acting on their behalf.
You should not place undue reliance on these forward-looking statements in deciding whether to redeem your shares, how your vote should be cast or in voting your shares on the proposals set forth in this proxy statement/prospectus. As a result of a number of known and unknown risks and uncertainties, our actual results or performance may be materially different from those expressed or implied by these forward-looking statements. Factors that could cause actual results to differ include:
•	changes in domestic and foreign business, market, financial, political and legal conditions;
•
the inability of the parties to successfully or timely consummate the Business Combination, including the risk that any required regulatory approvals are not obtained, are delayed or are subject to unanticipated conditions that could adversely affect the Post-Combination Company or the expected benefits of the Business Combination, or that the approval of the shareholders of Twin Ridge or Carbon Revolution is not obtained;

•
the ability of Carbon Revolution to obtain financing, equity, debt, or convertible debt financings, to fund its operations on favorable terms or at all, including in the short term, the ability of Carbon Revolution to obtain bridge financing necessary to continue as a going concern until consummation of the Business Combination;

•	growth in demand for Carbon Revolution’s wheels being lower than expected, or eventuating later than expected (including but not limited to delay in commencement of wheel programs);
•	increase in prices of labor or materials, or adverse movements in foreign exchange;
•	disruption to global supply chains;
•	Carbon Revolution’s relationships with suppliers and technical partners may deteriorate;

•	risks relating to Carbon Revolution’s bespoke equipment and production process to create a highly complex and innovative product;
•	downward pricing pressure from customers
•	changes in Carbon Revolution’s competitive position or market share;
•	the inability to maintain the listing of MergeCo’s securities on a U.S. securities exchange;
•	the inability to complete any private placement financing, the amount of any private placement financing or the completion of any private placement financing with terms unfavorable to us;
•	the risk that the Business Combination and related transactions disrupts current plans and operations Carbon Revolution or Twin Ridge;
•	the risk that any of the conditions to closing of the Business Combination are not satisfied in the anticipated manner or on the anticipated timeline or are waived by any of the parties thereto;
•	the failure to realize the anticipated benefits of the Business Combination and related transactions;
•	risks relating to the uncertainty of the costs related to the Business Combination;
•	risks related to the rollout of Carbon Revolution’s business strategy and the timing of expected business milestones;
•
the effects of competition on Carbon Revolution’s future business and the ability of the Post-Combination Company to grow and manage growth, establish and maintain relationships with customers, and retain Carbon Revolution’s management and key employees;

•	risks related to domestic and international political and macroeconomic uncertainty, including the Russia-Ukraine conflict;
•	the outcome of any legal proceedings that may be instituted against Twin Ridge, Carbon Revolution or any of their respective directors or officers;
•	the amount of redemption requests made by Public Shareholders;
•	the ability of Twin Ridge to issue equity, if any, in connection with the Business Combination or to otherwise obtain financing in the future;
•	the impact of the global COVID-19 pandemic and governmental responses on any of the foregoing risks;
•	risks related to Carbon Revolution’s industry;
•	changes in laws and regulations; and
•	other risks and uncertainties described in this proxy statement/prospectus, including those under the section entitled “Risk Factors”.

SUMMARY
This summary highlights selected information contained in this proxy statement/prospectus and does not contain all of the information that is important to you. You should read carefully this entire proxy statement/prospectus, including the Annexes and accompanying financial statements of Twin Ridge and Carbon Revolution to fully understand the proposed Business Combination (as described below) before voting on the proposals to be considered at the General Meeting (as described below). Please see the section entitled “Where You Can Find More Information”.
Parties to the Business Combination
Carbon Revolution
Carbon Revolution is an Australian-based technology company manufacturing advanced carbon fiber wheels. Established in 2007, Carbon Revolution is the first company globally to successfully develop and manufacture single-piece carbon fiber wheels to original equipment vehicle manufacturer (“OEM”) quality standards, with commercial adoption across several major OEM vehicle platforms to date. Since its first OEM program for Ford in 2015, the Company has progressively increased production capacity to address increasing OEM demand. The Company is currently supplying wheels to the automotive market for luxury and high-performance vehicles and SUVs and is developing wheels for EVs under contract for its OEM customers. Carbon Revolution’s wheels and manufacturing processes are protected by an extensive intellectual property (“IP”) portfolio, including trade secrets and around 80 granted patents (including 2 pending national validations on a granted European patent) and approximately 23 pending patents (including two PCT applications and 1 provisional application) across 14 patent families and key jurisdictions around the world. In 2019, Carbon Revolution was listed on the Australian Securities Exchange under the symbol “CBR”.
The mailing address of Carbon Revolution’s principal executive office is Building NR, Geelong Technology Precinct, 75 Pigdons Road, Waurn Ponds, Victoria, Australia, 3216 and its telephone number is +61 (03) 5244 5987. Carbon Revolution’s website is www.carbonrev.com. Carbon Revolution’s website and the information contained on, or that can be accessed through, the website is not deemed to be incorporated by reference in, and is not considered part of, this proxy statement/prospectus.
Twin Ridge
Twin Ridge is a blank check company, incorporated as a Cayman Islands exempted company on January 7, 2021. Twin Ridge was formed for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities.
On March 8, 2021, Twin Ridge consummated the IPO of 20,000,000 Twin Ridge Units, at $10.00 per unit, generating gross proceeds of $200 million, and incurring offering costs of approximately $11.6 million, inclusive of approximately $7 million in deferred underwriting discount.
Simultaneously with the closing of the IPO, Twin Ridge consummated the IPO Private Placement of 4,933,333 warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of $7.4 million.
On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 1,308,813 Twin Ridge Units, generating aggregate gross proceeds of approximately $13.09 million, and incurring costs of approximately $719,849, inclusive of approximately $458,085 in deferred underwriting fees. Concurrently, the Sponsor also purchased an additional 174,509 Private Placement Warrants for $261,762.60.
Following the closing of the IPO, the IPO Private Placement and the underwriters’ partial exercise of the over-allotment option, $213,088,130 ($10.00 per Unit) from the net proceeds of the sale of the Twin Ridge Units and the sale of the Private Placement Warrants were placed in the Trust Account, located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act, which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of (i) the completion of an initial business combination and (ii) the distribution of the funds in the Trust Account to Twin Ridge’s shareholders as described below.
Twin Ridge Units, Twin Ridge Class A Ordinary Shares and Public Warrants are currently listed on the New York Stock Exchange (“NYSE”) under the symbols “TRCA.U”, “TRCA” and “TRCA WS”, respectively.

MergeCo
MergeCo is a public limited company incorporated in Ireland that was formed on July 5, 2017. MergeCo was formed to serve as a “shelf corporation” that could be used as a holding company in the future in connection with a transaction to be identified at a later date.
MergeCo had no operations prior to entering into the Scheme Implementation Deed and Business Combination Agreement. MergeCo’s sole purpose is to become a holding company following the Business Combination. Accordingly, MergeCo has no operation activities and only has nominal assets consisting of cash and cash equivalents and no liabilities, contingent liabilities or commitments. As such, no financial statements of MergeCo are included in this proxy statement/prospectus. After the consummation of the Transaction, MergeCo will become the continuing public company.
The registered address of MergeCo is 10 Earlsfort Terrace, Dublin 2, D02 T380, Ireland.
Merger Sub
Merger Sub is a Cayman Islands exempted company that was formed on November 28, 2022.
The registered address of Merger Sub is Campbells Corporate Services Limited, Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.
The Proposals to be Submitted at the General Meeting
Shareholder Proposal 1: The Business Combination Proposal
As discussed in this proxy statement/prospectus, Twin Ridge is asking its shareholders to adopt the Business Combination Agreement and Scheme Implementation Deed, and approve the Business Combination. Twin Ridge’s shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement and Scheme Implementation Deed, which are attached as Annex A and Annex B, respectively, to this proxy statement/prospectus. Please see the section entitled the “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents—The Business Combination, the Business Combination Agreement and the Scheme Implementation Deed” for additional information and a summary of certain terms of the Business Combination, the Business Combination Agreement and Scheme Implementation Deed. Twin Ridge’s shareholders are urged to read carefully the Business Combination Agreement and Scheme Implementation Deed in its entirety before voting on this proposal.
The Business Combination Agreement provides for, among other things, the merger of Twin Ridge with and into Merger Sub, with Merger Sub surviving the merger as a wholly-owned subsidiary of MergeCo, in accordance with the terms and subject to the conditions of the Business Combination Agreement, as more fully described elsewhere in this proxy statement/prospectus. Under the Scheme Implementation Deed, Carbon Revolution has agreed to propose a scheme of arrangement under Part 5.1 of the Corporations Act 2001 (Cth) and a capital reduction under Part 2J.1 of the Corporations Act 2001 (Cth) which, if implemented, will result in all shares of Carbon Revolution being cancelled in return for consideration including shares of MergeCo, with Carbon Revolution issuing a share to MergeCo (resulting in Carbon Revolution becoming a wholly-owned subsidiary of MergeCo), subject to approval from Carbon Revolution’s shareholders, approval of the Federal Court of Australia and the satisfaction of various other conditions (a full list of the conditions is set out in the Scheme Implementation Deed). Twin Ridge and Carbon Revolution shareholder approval of the Business Combination Agreement, the Scheme Implementation Deed, and the transactions contemplated thereby is required by the Business Combination Agreement and the Existing Organizational Documents. A copy of the Business Combination Agreement and the Scheme Implementation Deed are attached to this proxy statement/prospectus as Annexes A and B, respectively, and Twin Ridge encourages its shareholders to read both in their entirety. See the section titled “Shareholder Proposal 1 – The Business Combination Proposal”.
Shareholder Proposal 2: The Merger Proposal
As discussed in this proxy statement/prospectus, Twin Ridge is asking its shareholders to approve the Merger Proposal to approve the Plan of Merger in the form attached to the General Meeting (a draft of which is attached to this proxy statement/prospectus as Annex K), pursuant to which Twin Ridge will merge with and into Merger Sub so that Merger Sub will be the surviving company and all the rights and obligations of Twin Ridge will be assumed by Merger Sub by virtue of such merger pursuant to the Cayman Islands Companies Act, and the consummation of the merger and the remaining transactions contemplated thereby, be authorized, approved and confirmed in all respects; and Twin Ridge be authorized to enter into the Plan of Merger. See the section titled “Shareholder Proposal 2 – The Merger Proposal”.

Shareholder Proposal 3: The Equity Incentive Plan Proposal
As discussed in this proxy statement/prospectus, Twin Ridge is asking its shareholders to consider and vote on the Equity Incentive Plan Proposal to approve the 2023 Equity Incentive Plan in the form attached to the General Meeting (a draft of which is attached to this proxy statement/prospectus as Annex G). See the section titled “Shareholder Proposal 3 – The Equity Incentive Plan Proposal”.
The Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Merger Proposal, which must be approved in order for Twin Ridge to complete the Business Combination as contemplated by the Business Combination Agreement. If the Business Combination Proposal and the Merger Proposal are not approved, the Equity Incentive Plan Proposal will not be presented to the Twin Ridge shareholders for a vote. The Equity Incentive Plan Proposal is not conditioned upon the approval of any of the other proposals.
Shareholder Proposal 4: The Adjournment Proposal
Twin Ridge is proposing the Adjournment Proposal to allow the Twin Ridge Board to adjourn the General Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Business Combination Proposal and the Merger Proposal, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus or (iv) if the holders of Public Shares have elected to redeem such shares such that the MergeCo Ordinary Shares would not be approved for listing on a U.S. stock exchange. See the section titled “Shareholder Proposal 4 – The Adjournment Proposal”.
Each of the Business Combination Proposal and the Merger Proposal is interdependent upon the other and must be approved in order for Twin Ridge to complete the Business Combination as contemplated by the Business Combination Agreement. The Adjournment Proposal is not conditioned upon the approval of any of the other proposals.
Twin Ridge Board’s Reasons for the Approval of the Business Combination
In evaluating potential businesses and assets to acquire, Twin Ridge, together with the Sponsor and in consultation with the Twin Ridge Board, generally surveyed the landscape of potential acquisition opportunities based on their knowledge of and familiarity with the mergers and acquisitions marketplace. Twin Ridge focused its search using the general criteria and guidelines identified in the IPO prospectus which it believed would be important in evaluating a prospective target, including, businesses that it believed possesses the following characteristics:
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best-in-class businesses that benefit all stakeholders, where Twin Ridge can leverage its management expertise to maximize the companies’ positive impacts, build a stronger brand and value proposition, and drive financial return;

•	are fundamentally sound but underperforming their potential and exhibit unrecognized value creation opportunities;
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strong competitive market positioning driven by brand equity, advantages of scope or scale, differentiated products or services, proprietary technology, robust infrastructure or strong customer or supplier relationships;

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attractive financial profile with multiple avenues for continued future growth and margin upside that result in sustainable free cash flow generation and a defensible market position that is resilient to economic cycles;

•	businesses that can be acquired at an attractive valuation for public market investors;
•	experienced and public-ready management team with internal reporting and control systems that can comply with the requirements of a public listing; and
•	potential to offer an attractive risk-adjusted return for our shareholders across business cycles.
In addition, Twin Ridge focused its search on acquisition targets that it believed would benefit from Twin Ridge’s management and operating partners’ expertise, including those of the Sponsor and its affiliates, on a post-closing basis. The foregoing criteria were not exhaustive and evaluations relating to the merits of each potential business combination were based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that Twin Ridge’s management and the Twin Ridge Board deemed relevant.
In considering the Business Combination and the Scheme, Twin Ridge Board concluded that the Carbon Revolution business met the above criteria.

Certain Agreements Related to the Business Combination
In connection with the Business Combination, certain related agreements have been, or will be entered into, on or prior to the closing of the Business Combination, including the Sponsor Side Letter, Equity Purchase Agreement, Registration Rights Agreement and Voluntary Escrow Deeds (as defined below). See the section titled “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents—Other Agreements Related to the Business Combination” of this proxy statement/prospectus for additional information.
The General Meeting
Date, Time and Place of the General Meeting
The General Meeting of Twin Ridge’s shareholders will be held on   , 2023 at    a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a live webcast at   , or at such other time, on such other date and at such other place to which the meeting may be adjourned.
The General Meeting will be conducted via live webcast, but the physical location of the General Meeting will remain at the location specified above for the purposes of the Existing Organizational Documents. If you wish to attend the General Meeting in person, you must reserve your attendance at least two Business Days in advance of the General Meeting by contacting Twin Ridge’s Chief Financial Officer at    by 10:00 a.m., Eastern Time, on    (two Business Days prior to the initially scheduled meeting date). You will be able to attend the General Meeting online, vote and submit your questions during the General Meeting by visiting https://www.cstproxy.com/. To attend the meeting virtually please visit    and use a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
Record Date; Outstanding Shares; Shareholders Entitled to Vote
Twin Ridge shareholders will be entitled to vote or direct votes to be cast at the General Meeting if they owned Twin Ridge Ordinary Shares at the close of business on   , 2023, which is the Record Date for the General Meeting. Shareholders will have one vote for each Twin Ridge Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. The Warrants do not have voting rights. As of the close of business on the Record Date, there were 11,593,848 Twin Ridge Ordinary Shares issued and outstanding, of which 6,266,645 were issued and outstanding Public Shares.
The Sponsor, the members of the Twin Ridge Board and the executive officers of Twin Ridge have agreed to, among other things, vote in favor of the Business Combination Agreement and the Scheme Implementation Deed and the transactions contemplated thereby and waive their redemption rights in connection with the closing of the Business Combination with respect to any Twin Ridge Ordinary Shares held by them. As of the date of this proxy statement/prospectus, the Founder Holders owned of record an aggregate of 5,327,203 Twin Ridge Class B Ordinary Shares representing approximately 46% of the issued and outstanding Twin Ridge Ordinary Shares. The Twin Ridge Ordinary Shares held by the Founder Holders will be excluded from the pro rata calculation used to determine the per-share redemption price.
Quorum and Required Vote
A quorum of Twin Ridge shareholders is necessary to hold the General Meeting. A quorum will be present at the General Meeting if the holders of a majority of the issued and outstanding Twin Ridge Ordinary Shares, who, being present and entitled to vote at a meeting of Twin Ridge’s shareholders, vote at such meeting.
Each of the Business Combination Proposal and the Merger Proposal is interdependent upon the other and must be approved in order for Twin Ridge to complete the Business Combination as contemplated by the Business Combination Agreement and Scheme Implementation Deed. The Equity Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned upon the approval of any of the other proposals. If the Business Combination Proposal and the Merger Proposal are not approved, the Equity Incentive Plan Proposal will not be presented to the Twin Ridge shareholders for a vote. The Business Combination Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal

will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding Twin Ridge Ordinary Shares, who, being present and entitled to vote at a meeting of Twin Ridge’s shareholders, vote at such meeting. The Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the outstanding Twin Ridge Ordinary Shares, who, being present and entitled to vote at a meeting of Twin Ridge’s shareholders, vote at such meeting. If any of the Business Combination Proposal or the Merger Proposal fails to receive the required approval, neither will be approved and the Business Combination will not be completed.
Recommendation to Shareholders of Twin Ridge
The Twin Ridge Board has unanimously approved each of the Twin Ridge Shareholder Proposals.
The Twin Ridge Board unanimously recommends that its shareholders:
Vote “FOR” the Business Combination Proposal
Vote “FOR” the Merger Proposal
Vote “FOR” the Equity Incentive Plan Proposal
Vote “FOR” the Adjournment Proposal, if presented.
In considering the recommendation of the Twin Ridge Board to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, shareholders should understand that the Sponsor, the members of the Twin Ridge Board and executive officers of Twin Ridge have interests in such proposals and the Business Combination that are different from, or in addition to, those of Twin Ridge’s shareholders generally. These interests include that the Sponsor as well as Twin Ridge’s executive officers and directors will lose their entire investment in Twin Ridge if its initial business combination is not completed (other than with respect to Twin Ridge Class A Ordinary Shares they may have acquired or may acquire in the future), and that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate Twin Ridge. The Twin Ridge Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Twin Ridge’s shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Twin Ridge’s shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. See the section titled “Shareholder Proposal 1 – The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.
Redemption Right
Pursuant to the Existing Organizational Documents, a Public Shareholder may request that Twin Ridge redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i) (a) hold Public Shares or (b) if you hold Public Shares through units, you elect to separate your units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares; and
(ii) prior to 5:00 p.m., Eastern Time on   , 2023, (a) submit a written request to the Transfer Agent in which you (i) request that Twin Ridge redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and (b) deliver your Public Shares to Continental Stock Transfer & Trust Company, Twin Ridge’s transfer agent, physically or electronically through DTC.
Public Shareholders may seek to have their Public Shares redeemed by Twin Ridge, regardless of whether they vote for or against the Business Combination Proposal or any other Shareholder Proposal and whether they held Public Shares as of the Record Date or acquired them after the Record Date. Any Public Shareholder who holds Twin Ridge Ordinary Shares on or before   , 2023 (two Business Days before the General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately

$66,382,466 on August 14, 2023, taking into account the initial redemptions, and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $10.59. A Public Shareholder who has properly tendered his, her or its Public Shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant Public Shareholders as appropriate.
Public Shareholders who seek to redeem their Public Shares must demand redemption no later than 5:00 p.m., Eastern Time, on   , 2023 (two Business Days before the General Meeting) by (a) submitting a written request to the Transfer Agent that Twin Ridge redeem such holder’s Public Shares for cash, (b) affirmatively certifying in such request to the Transfer Agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13 d-3 of the Exchange Act) with any other shareholder with respect to Twin Ridge Ordinary Shares and (c) delivering their Twin Ridge Ordinary Shares, either physically or electronically using DTC’s DWAC system, at the holder’s option, to the Transfer Agent prior to the General Meeting. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of Twin Ridge’s Public Shares. Accordingly, any shares held by a Public Shareholder or “group” in excess of such 15% cap will not be redeemed by Twin Ridge. Under the Existing Organizational Documents, Twin Ridge does not have a specified maximum redemption threshold, other than the aforementioned 15% threshold, except that in no event will Twin Ridge redeem Twin Ridge Ordinary Shares in an amount that would cause our net tangible assets to be less than $5,000,001. Each redemption of Public Shares by our Public Shareholders will reduce the amount in the Trust Account. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses, as well as increased by the net proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario.
Pursuant to the Sponsor Side Letter, the Sponsor Parties, officers and directors of Twin Ridge have waived all of their redemption rights and will not have redemption rights with respect to any Twin Ridge Ordinary Shares owned by them, directly or indirectly.
Holders of the Warrants will not have redemption rights with respect to the Warrants.
The closing price of the Twin Ridge Class A Ordinary Shares on August 14, 2023 was $10.72. The cash held in the Trust Account as of August 14, 2023 was approximately $10.59 per Public Share. Prior to exercising redemption rights, shareholders should verify the market price of Twin Ridge Ordinary Shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Twin Ridge cannot assure its shareholders that they will be able to sell their Twin Ridge Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A Public Shareholder who properly exercises its redemption rights pursuant to the procedures set forth herein will be entitled to receive a full pro rata portion of the aggregate amount then on deposit in the Trust Account, less any amounts necessary to pay Twin Ridge’s taxes.
Emerging Growth Company
MergeCo is an “emerging growth company” within the meaning of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, as amended (the “JOBS Act”). For as long as MergeCo continues to be an emerging growth company, MergeCo may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including, not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act.
MergeCo could be an emerging growth company for up to five years, although MergeCo could lose that status sooner if its revenues exceed $1.235 billion, if MergeCo issues more than $1 billion in non-convertible debt in a three-year period, or if it becomes a large accelerated filer, as defined under the Securities Exchange Act.
Material Tax Consequences
For a detailed discussion of material Irish and U.S. federal income tax consequences of the Business Combination, see the section titled “Material Tax Considerations” in this proxy statement/prospectus.
Anticipated Accounting Treatment of the Business Combination
Since MergeCo and Twin Ridge are not businesses as defined in IFRS 3, the transaction is not a business combination. The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, MergeCo will be treated as the “acquired” company for financial reporting purposes. The net assets of MergeCo will include the net assets of Twin Ridge as a subsidiary of MergeCo will merge with Twin Ridge immediately prior to MergeCo issuing shares to Carbon Revolution shareholders. Accordingly, the collective steps which occur concurrently will be treated as the equivalent of Carbon Revolution issuing shares at the closing for the net assets of MergeCo as of the closing date, accompanied by a recapitalization as Carbon Revolution is not the legal acquiror of MergeCo. The net assets of MergeCo (including the net assets of Twin Ridge) will be stated at historical cost, with no goodwill or other intangible assets recorded in accordance with IFRS. This is expected to be consistent with carrying value. Carbon Revolution will, consequently, be deemed the accounting predecessor meaning that Carbon Revolution’s consolidated assets, liabilities and results of operations will become the historical financial statements of MergeCo. This deemed issuance of shares is in fact both an equity transaction under IAS 32 (receiving the net assets of Twin Ridge, primarily cash) and an equity-settled share-based payment transaction under IFRS 2 (receiving the listing status of MergeCo/Twin Ridge). The difference between the fair value of the shares deemed to have been issued by Carbon Revolution and the fair value of Twin Ridge’s identifiable net assets represents a payment for the service of obtaining a stock exchange listing for its shares and a cost of raising capital. Transaction costs are allocated on a relative fair value basis of the amounts allocated to each equity transaction as mentioned above, such that the amount attributed to the equity transaction is deducted from equity and the amount attributed to the listing service is charged as expense in profit or loss. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Carbon Revolution ordinary share deemed to have been issued to Twin Ridge shareholders is derived from a recent observable trading price for the underlying Carbon Revolution shares prior to the date of this proxy statement/prospectus, not the $10.00 value per share articulated in the Business Combination Agreement. As of July 11, 2023, that share price was A$0.14.
Appraisal Rights
Twin Ridge’s shareholders have no appraisal rights in connection with the ordinary resolution to approve the Business Combination under the Cayman Islands Companies Act. However, in respect of the special resolution to approve the Merger, under Section 238 of the Cayman Islands Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Cayman Islands Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares if they exercise those rights in the manner prescribed by the Cayman Islands Companies Act. Pursuant to Section 239(1) of the Cayman Islands Companies Act, dissenters’ rights are not available if an open market for the shares exists on a recognized stock exchange for a specified period after a merger is authorized. It is anticipated that, if the Business Combination and Merger are approved, the Merger may be consummated prior to the expiry of such specified period and accordingly the exemption under Section 239(1) of the Cayman Islands Companies Act may not be available. Regardless of whether dissenters’ rights are or are not available, Twin Ridge shareholders can exercise the rights of redemption described herein and Twin Ridge directors have determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.
Proxy Solicitation
Proxies may be solicited by mail, via telephone or via e-mail or other electronic correspondence. Twin Ridge has engaged Morrow Sodali LLC to assist in the solicitation of proxies.

If a Twin Ridge shareholder grants a proxy, such shareholder may still vote its shares in person if it revokes its proxy before the General Meeting. A Twin Ridge shareholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “General Meeting of Twin Ridge’s Shareholders—Revoking Your Proxy; Changing Your Vote”.
Interests of Certain Persons in the Business Combination
In considering the recommendation of the Twin Ridge Board to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, shareholders should understand that the Sponsor, the members of the Twin Ridge Board and the executive officers of Twin Ridge have interests in such proposals and the Business Combination that are different from, or in addition to, those of Twin Ridge’s shareholders generally. The Twin Ridge Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Twin Ridge’s shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Twin Ridge’s shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
These interests include, among other things (not necessarily in order of relative importance):
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Reasonableness of the aggregate consideration to be paid to the Public Shareholders under the Business Combination Agreement and the Scheme Implementation Deed. Following a review of the financial data provided to Twin Ridge, including certain audited and unaudited financial information and models regarding Carbon Revolution (including, where applicable, the assumptions underlying such unaudited financial information and models) and Twin Ridge’s due diligence review of Carbon Revolution’s business, the Twin Ridge Board determined that the consideration to be paid to the Carbon Revolution shareholders was reasonable in light of such data and financial information. In this context “reasonable” means (i) given the uniqueness of the Carbon Revolution business model, that the work done by the third-party due diligence advisors supported the “reasonableness” of the assumptions used to validate the business model, (ii) that the variables considered by the Twin Ridge Board in relation to the financial analysis for the Carbon Revolution business were a reasonable basis to compute the valuation and (iii) given the inherent uncertainties in any long-term projections, that the assumptions underlying them supported their “reasonableness”.

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Mission-Driven Leadership Team with a Strong Track Record. The Twin Ridge Board believes that Carbon Revolution has a strong, experienced public company management team with a proven track record of operational excellence. Twin Ridge is confident in the management team’s deep industry knowledge and strategic vision and believes that the Twin Ridge and Carbon Revolution teams will form a collaborative and effective long-term partnership that is positioned to create and enhance shareholder value going forward. Twin Ridge believes that Jacob Dingle, who is contemplated to serve as Chief Executive Officer of MergeCo, and Gerard Buckle, who is contemplated to serve as Chief Financial Officer of MergeCo, following the Closing, will provide important continuity in advancing Carbon Revolution’s strategic and growth objectives.

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Due Diligence. The Twin Ridge Board reviewed and discussed in detail the results of the due diligence examination of Carbon Revolution conducted by Twin Ridge’s management team and Twin Ridge’s financial, legal and regulatory advisors, including extensive telephonic and in-person meetings with the management team and advisors of Carbon Revolution regarding Carbon Revolution’s business plan, operations, prospects and forecasts including historical growth trends and market share information as well as end-market size and growth projection, evaluation analyses with respect to the Business Combination, review of material contracts such as Carbon Revolution’s commercial agreements with Deakin University, government research grants from the Australian and Victorian government, supplier agreements with material suppliers, engineering and procurement firms, material contracts with top OEM customers and related purchase orders, licensing provisions in contractor agreements and research agreements related to key research partnerships, Carbon Revolution’s audited and unaudited financial statements and other material matters as well as general financial, technical, legal, intellectual property, regulatory, tax and accounting due diligence.

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Financial Condition. The Twin Ridge Board reviewed factors such as Carbon Revolution’s historical financial results, and outlook and business and financial plans. In reviewing these factors, the Twin Ridge Board believed that Carbon Revolution was well positioned in its industry for potential strong future growth and therefore was likely to be positively viewed by public investors.

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Reasonableness of Consideration. Following a review of the financial data provided to Twin Ridge, and the due diligence of Carbon Revolution’s business conducted by Twin Ridge’s management and Twin Ridge’s advisors, the management of Twin Ridge determined that the aggregate consideration to be paid in the Business Combination was reasonable.

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Post-Closing Economic Interest in MergeCo. If the Business Combination is consummated, Twin Ridge’s shareholders (other than Twin Ridge’s shareholders that sought redemption of their Twin Ridge Ordinary Shares) would have a meaningful economic interest in MergeCo and, as a result, would have a continuing opportunity to benefit from the success of Carbon Revolution following the consummation of the Business Combination.

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Lock-Up. Pursuant to the Registration Rights Agreement, certain members of management and all of the directors of Carbon Revolution, the Sponsor Parties, Ms. Burns, Mr. Henrys and Mr. Pilnick (together with their respective successors and any permitted transferees) will agree to be subject to a 180-day lock-up from the Closing Date in respect of their MergeCo Ordinary Shares received in the Business Combination (subject to certain customary exceptions).

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Financing. The agreement of Yorkville Advisors to provide a committed equity facility in an aggregate amount of up to $60 million for MergeCo Ordinary shares, subject to the terms of the Equity Purchase Agreement.

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Industry and Trends. Carbon Revolution’s business is based in a proprietary technology and research and development manufacturing industry focused on supply chain integrity that the Twin Ridge Board considers attractive, and which, following a review of industry trends and other industry factors (including, among other things, historic and projected market growth), the Twin Ridge Board believes has continued growth potential in future periods.

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Negotiated Transaction. The Twin Ridge Board considered the terms and conditions of the Business Combination Agreement, the Scheme Implementation Deed and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both Twin Ridge and Carbon Revolution to complete the Business Combination. The Twin Ridge Board also considered the financial and other terms of the Business Combination and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Carbon Revolution and Twin Ridge.

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Other Alternatives. After a review of other business combination opportunities reasonably available to Twin Ridge, the Twin Ridge Board believes that the proposed Business Combination represents the best potential business combination reasonably available to Twin Ridge taking into consideration, among other things, the timing and likelihood of accomplishing the goals of any alternatives.

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Post-Closing Governance. The fact that the Sponsor had negotiated the right to nominate a certain number of members of the MergeCo Board following the Business Combination, which the Twin Ridge Board believes will allow for the combined company to benefit from the Sponsor’s professional relationships to identify potential board members that will have appropriate industry and/or financial knowledge and professional experience to oversee the combined company and drive returns for shareholders. See “Comparison of Corporate Governance and Shareholder Rights” for more information.

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Advisor SPAC Experience. The fact that representatives of the Advisor that provided advice to Twin Ridge on financial and strategic matters in connection with the Business Combination have expertise in a wide variety of SPAC transactions. Gregory Ethridge and Nicholas Petruska have held and hold officer positions at multiple SPACs that have successfully completed business combinations in the advanced mobility, automotive and automotive technology sectors.

The Twin Ridge Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•	Benefits May Not Be Achieved. The potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
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Regulation. The risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the projected financial results and the other business benefits anticipated to result from the Business Combination.

•	Shareholder Vote. Twin Ridge’s shareholders may fail to approve the proposals necessary to effect the Business Combination.
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Closing Conditions. The potential risks and costs associated with the Business Combination failing to be consummated in a timely manner or that Closing might not occur despite the reasonable best efforts of the parties. The completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Twin Ridge’s control, including the receipt of certain required regulatory approvals.

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Litigation Related to the Business Combination. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Listing Risks. The challenges associated with preparing Carbon Revolution, for the applicable disclosure and listing requirements to which Carbon Revolution will be subject as a publicly traded company in the United States.

•	Market Volatility. The possibility that the market for Twin Ridge Class A Ordinary Shares experiences volatility and disruptions, causing deal disruption.
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Liquidation. The risks and costs to Twin Ridge if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Twin Ridge being unable to effect an initial business combination by September 8, 2023 (or, up to March 8, 2024, if up to six monthly extensions thereafter are approved by the Twin Ridge Board).

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Redemption Risk. The potential that a significant number of Twin Ridge’s shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Organizational Documents. However, even in the event that a significant number of Twin Ridge’s shareholders elect to redeem their shares, this redemption would not prevent the consummation of the Business Combination.

•
Exclusivity. The fact that the Business Combination Agreement and Scheme Implementation Deed includes an exclusivity provision that prohibits Carbon Revolution and Twin Ridge from soliciting other business combination proposals, as further discussed in “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents—The Business Combination, the Business Combination Agreement and the Scheme Implementation Deed—Covenants of the Parties—Exclusivity”.

•	Litigation. The possibility of shareholder litigation challenging the Business Combination.
•	COVID-19. The impact of the COVID-19 pandemic on Carbon Revolution's business.
•
Waiver of Corporate Opportunity Doctrine. The Existing Organizational Documents contain a waiver of the corporate opportunity doctrine, and there could have been business combination targets that have been appropriate for a combination with Twin Ridge but were not offered due to a Twin Ridge director’s duties to another entity. Twin Ridge and its management are not aware of any such corporate opportunities not being offered to Twin Ridge and does not believe that the waiver of the corporate opportunity doctrine in its Existing Organizational Documents interfered with its ability to identify an acquisition target, including the decision to pursue the Business Combination.

In addition to considering the factors described above, the Twin Ridge Board also considered other factors, including, without limitation:
•
Interests of Certain Persons. The Sponsor, Twin Ridge’s officers and certain of its directors may have interests in the Business Combination (see “Shareholder Proposal 1 – The Business Combination Proposal—Interests of Certain Persons in the Business Combination”).

•	Fees and Expenses. The associated fees and expenses were waived by the underwriters (see “Shareholder Proposal 1 – The Business Combination Proposal—Background to the Business Combination”.
•
Other Risk Factors. Various other risk factors associated with the business of Carbon Revolution, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

•
Fairness Opinion. Craig-Hallum, Twin Ridge’s financial advisor, provided its Fairness Opinion to the Twin Ridge Board that, subject to the assumptions, qualifications, limitations and other matters set forth in the opinion, (i) the consideration in the Transactions is fair from a financial point of view to Twin Ridge and (ii) the fair market value of Carbon Revolution equals or exceeds 80% of the amount held by Twin Ridge in trust for benefit of its Public Shareholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account). Additionally, the opinion of Craig-Hallum was limited to the fairness of the aggregate consideration to be received by all of the Twin Ridge shareholders, collectively as a group, including the Sponsor and its affiliates. Craig-Hallum did not express an opinion as to the fairness or the differences in consideration to be given to the Sponsor and its affiliates as opposed to all other shareholders of Twin Ridge.

The Twin Ridge Board concluded, in its business judgment, that the potential benefits that it expects Twin Ridge and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the Twin Ridge Board unanimously determined that the Business Combination, the Scheme and the transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed (including the Merger and the Scheme) are fair and advisable to, and in the best interests of, Twin Ridge and its shareholders. This explanation of the Twin Ridge Board’s reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements”. See the section titled “Shareholder Proposal 1 – The Business Combination Proposal—Twin Ridge Board’s Reasons for Approval of the Business Combination” for additional information.
Sources and Uses of Consideration Provided by Twin Ridge to MergeCo in the Business Combination
The following tables summarize the sources and uses of consideration provided by Twin Ridge to MergeCo in the Business Combination (i) assuming that none of the Twin Ridge Class A Ordinary Shares are redeemed in connection with the Business Combination and (ii) assuming that 100% of the Twin Ridge Class A Ordinary Shares are redeemed in connection with the Business Combination. For an illustration of the number of shares and percentage interests outstanding under scenarios that assume redemptions of the Twin Ridge Class A Ordinary Shares in a 25% redemption scenario, a 75% redemption scenario and a maximum redemption scenario, see “Risk Factors—Risks Related to the Business Combination and Twin Ridge—The Public Shareholders will experience immediate dilution as a consequence of the issuance of MergeCo Ordinary Shares as consideration in the Business Combination.”
No Redemption(1)
Source (in millions)
Cash and Investment Held in the Trust Account(2)	$66
MergeCo Ordinary Share Consideration to Existing Carbon Revolution Shareholders	187
Total Sources	$253

Uses (in millions)
MergeCo Ordinary Share Consideration to Existing Carbon Revolution Shareholders(3)	$187
Twin Ridge Shareholder Redemptions	—
Cash to MergeCo Balance Sheet	46
Estimated Transaction Fees and Expenses(4)	20
Total Uses	$253
(1)	Figures exclude impact of the Committed Equity Financing, cash and cash equivalents, as well as outstanding payables at Twin Ridge.
(2)	As of August 14, 2023.
(3)
Reflects negotiated equity value of Carbon Revolution equal to $200 million pursuant to the Scheme Implementation Deed, minus $13 million of adjustments to add cash and certain transaction costs and subtract net debt on Carbon Revolution’s balance sheet prior to Closing.

(4)
Includes accounting, legal and other fees related to the Business Combination. Such amount is estimated to be $30 million, however, Section 2.05(b) of the Business Combination Agreement provides a $20 million limitation on Twin Ridge’s ability to use the proceeds of the Trust Account to pay expenses incurred thereby. Such limitation applies to transaction expenses incurred by Twin Ridge and does not include transaction expenses incurred by Carbon Revolution. The total of approximately $30 million of expenses includes expenses of all of the parties to the Business Combination Agreement. The parties have agreed to work together in good faith (including through having discussions with the applicable vendors) in order to reduce the amount of Twin Ridge’s transaction expenses to be no greater than $20 million. Such obligation is not a closing condition and the failure to limit such expenses to $20 million does not automatically create a termination right for either party.

Maximum Redemption(1)
Source (in millions)
Cash and Investment Held in the Trust Account(2)	$66
MergeCo Ordinary Share Consideration to Existing Carbon Revolution Shareholders	187
Total Sources	$253
Uses (in millions)
MergeCo Ordinary Share Consideration to Existing Carbon Revolution Shareholders(3)	$187
Twin Ridge Shareholder Redemptions	66
Cash to MergeCo Balance Sheet	—
Estimated Transaction Fees and Expenses(4)	—
Total Uses	$253
(1)	Figures exclude impact of the Committed Equity Financing, cash and cash equivalents as well as outstanding payables at Twin Ridge.
(2)	As of August 14, 2023.
(3)
Reflects negotiated equity value of Carbon Revolution equal to $200 million pursuant to the Scheme Implementation Deed, minus $13 million of adjustments to add cash and certain transaction costs and subtract net debt on Carbon Revolution’s balance sheet prior to Closing.

(4)
Includes accounting, legal and other fees related to the Business Combination. Such amount is estimated to be $30 million, however, Section 2.05(b) of the Business Combination Agreement provides a $20 million limitation on Twin Ridge’s ability to use the proceeds of the Trust Account to pay expenses incurred thereby. Under the maximum redemption scenario, the available cash at Closing provided by Twin Ridge will be insufficient to pay transaction fees and expenses and such expenses will be paid from the proceeds of external financing or cash on Carbon Revolution’s balance sheet; subject to the cap on such expenses of $20 million.

Risk Factor Summary
Risks Related to Carbon Revolution
•
Carbon Revolution may be unable to obtain sufficient financing to pay its expenses incurred prior to the completion of the Business Combination if the completion of the Business Combination is delayed beyond its expected completion date.

•
Carbon Revolution is not yet profitable or cash flow positive and it may take longer for Carbon Revolution to reach profitability or become cash flow breakeven than anticipated (or it may never occur), and Carbon Revolution may not be able to obtain financing to fund its operations on acceptable terms, or at all;

•	Carbon Revolution could fail to meet the financial covenants under the New Debt Program entered into on May 23, 2023.
•	Carbon Revolution could fail to make payments when due or otherwise comply with other requirements under the New Debt Program, resulting in an event of default thereunder and acceleration thereof.
•	Carbon Revolution’s customer contracts contain no take or pay provisions or other minimum purchase requirements and its customers may not order wheels as expected.
•
Wheel programs may not be awarded or may not be awarded in the expected timeframe or for the expected volumes. Carbon Revolution’s view of expected volumes may not be achieved or may not be achieved within expected timeframes.

•
Carbon Revolution will need to raise additional funds by equity, debt, or convertible debt financings, to support its growth, and those funds may be unavailable on acceptable terms, or at all. As a result, Carbon Revolution may be unable to meet its future capital needs, which may limit its ability to grow and jeopardize its ability to continue its business.

•	Carbon Revolution may not be able to execute its plans to increase its capacity to the extent expected within the timeframes as expected and/or at the expected cost.
•	Carbon Revolution’s relationships with suppliers and technical partners may deteriorate or there may be other issues with goods, services or equipment received from suppliers.
•
As a manufacturer of a highly complex and innovative product (which is continuing to evolve), and which requires bespoke equipment to be designed and produced for numerous steps of the production process, Carbon Revolution is subject to inherent risks in the development and use of new technology, including equipment not performing to the level expected, product quality not being to the level desired, and manual labor required to finish wheels being greater than expected.

•
Carbon Revolution may be unable to retain and increase its workforce as required, or the cost of doing so may be higher than expected. Workforce engagement issues and industrial action may impact Carbon Revolution’s operations and growth. Further, loss of or failure to replace or hire key persons may impact Carbon Revolution’s operations and growth.

•	Carbon Revolution is exposed to price increases from suppliers and may not be able to pass those increases on to customers in full or at all.
•	Carbon Revolution’s competitive position or market share may deteriorate including as a result of actions by it or its competitors.
•
Carbon Revolution is a recipient of grant funding under various grants that include obligations to repay grant funding received in certain circumstances, including where Carbon Revolution is in breach of certain obligations under the relevant agreements.

Risks Related to the Business Combination and Twin Ridge
•
The Sponsor Parties and each of Twin Ridge’s officers and directors agreed to vote in favor of our initial business combination, including the Business Combination in particular, as applicable, regardless of how the Public Shareholders vote.

•
Since the Sponsor, Industry Advisors and our directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with MergeCo is appropriate as our initial business combination and in recommending that shareholders vote in favor of approval of the Twin Ridge Shareholder Proposals. Such interests include that the Sponsor, Industry Advisors and our directors and executive officers, will lose their entire investment in us if our initial business combination is not completed, and that the Sponsor and the Industry Advisors will benefit from the completion of an initial business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate Twin Ridge.

•
The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.

•	Twin Ridge and Carbon Revolution will incur significant transaction and transition costs in connection with the Business Combination.
•
The ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, some of whom may be from Twin Ridge and Carbon Revolution, and some of whom may join MergeCo following the Closing. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of MergeCo’s business following the Closing.

•	If the conditions to the Business Combination Agreement and the Scheme Implementation Deed are not met, the Business Combination may not occur.
•	MergeCo will be a holding company with no business operations of its own and will depend on cash flow from Carbon Revolution to meet its obligations.
•	The price of the MergeCo Ordinary Shares and MergeCo Public Warrants may be volatile.
•
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of MergeCo Ordinary Shares to drop significantly, even if MergeCo’s business is doing well.

•	A market for MergeCo’s securities may not develop, which would adversely affect the liquidity and price of MergeCo’s securities.
•
MergeCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject MergeCo to GAAP reporting requirements which may be difficult for it to comply with.

•	If Twin Ridge fails to consummate the Committed Equity Financing, it is possible that the Business Combination may not be completed.
Risk Related to the Redemption
•
Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their Redemption Right prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.

Risks Related to Irish Law
•
MergeCo is incorporated in Ireland; Irish law differs from the laws in effect in the United States and accordingly the rights afforded to shareholders under Irish law may be different to those afforded to shareholders under United States law.

•
As an Irish public limited company, certain decisions to change the capital structure of MergeCo will require the approval of MergeCo shareholders, which may limit MergeCo’s flexibility with respect to managing its capital structure.

•	Investors may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited, because MergeCo is formed under Irish law.

MARKET PRICE AND DIVIDEND INFORMATION
Twin Ridge
Twin Ridge Units, Twin Ridge Class A Ordinary Shares, and Public Warrants are currently listed on the NYSE under the symbols “TRCA.U”, “TRCA” and “TRCA WS”, respectively. The Twin Ridge Units will automatically separate into their component securities following the Merger and, as a result, will no longer trade as an independent security. Upon the Closing, MergeCo intends to apply to have its securities listed on a U.S. stock exchange.
The closing price of the Twin Ridge Units on November 18, 2022, Twin Ridge Class A Ordinary Shares on November 28, 2022, and Public Warrants on November 28, 2022, the last trading day before announcement of the execution of the Business Combination Agreement, was $10.01, $10.015 and $0.258, respectively.
Holders of the Twin Ridge Units, Twin Ridge Class A Ordinary Shares and Public Warrants should obtain current market quotations for their securities. The market price of Twin Ridge securities could vary at any time before the Business Combination.
Holders
As of May 15, 2023, there was 1 holder of record of Twin Ridge Units, 1 holder of record of Twin Ridge Class A Ordinary Shares, 5 holders of record of the Twin Ridge Class B Ordinary Shares, 1 holder of record of the Public Warrants and 1 holder of record of the Private Placement Warrants. The number of holders of record does not include a substantially greater number of “street name” holders or beneficial holders whose Twin Ridge Units, Twin Ridge Class A Ordinary Shares and Public Warrants are held of record by banks, brokers and other financial institutions.
Dividends
Twin Ridge has not paid any cash dividends on the Twin Ridge Units to date and does not intend to pay cash dividends prior to the completion of the Business Combination. Assuming the Business Combination is consummated, the payment of any dividends in the future will be dependent, among other things, upon Carbon Revolution’s revenues and earnings, if any, capital requirements and general financial condition subsequent to completion of the Business Combination as well as compliance with the MergeCo Amended and Restated Memorandum and Articles of Association. See also “Description of MergeCo’s Securities—Ordinary Shares—Dividend Rights”. The ability of MergeCo to declare dividends may also be limited by the terms of financing or other agreements entered into by MergeCo from time to time.
MergeCo
Historical market price information for MergeCo Ordinary Shares is not provided because there is no public market for MergeCo Ordinary Shares.
Carbon Revolution
Carbon Revolution shares are currently listed on the Australian Securities Exchange. The closing price of the shares of Carbon Revolution was A$0.38 on October 31, 2022, the last day before trading on ASX was temporarily suspended and the most recent trading day preceding the announcement of the Business Combination Agreement. ASX temporarily suspended Carbon Revolution’s shares from trading because, while Carbon Revolution disclosed details of the Business Combination to give the market a complete picture of its funding position and actions being taken, Carbon Revolution did not name Twin Ridge at the time. Carbon Revolution did not consider these details to be material, and Carbon Revolution was subject to confidentiality obligations owed to Twin Ridge. Carbon Revolution had requested Twin Ridge to provide its approval to be named in the context of its correspondence with ASX and was unable to obtain Twin Ridge’s consent. The closing price of the shares of Carbon Revolution was A$0.14 on July 11, 2023 as reported on ASX.
Carbon Revolution will apply to list the ordinary shares and warrants of MergeCo under the new ticker symbols “CREV” and “CREVW”, on Nasdaq with effect from closing of the Business Combination. It is anticipated Carbon Revolution will be removed from the official list of the Australian Securities Exchange after closing.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS FOR SHAREHOLDERS
The questions and answers below highlight only selected information from this document and only briefly address certain commonly asked questions about the proposals to be presented at the General Meeting, including with respect to the proposed Business Combination. The following questions and answers do not include all the information that is important to our shareholders. We urge shareholders to read carefully this entire proxy statement/prospectus, including the Annexes and the other documents referred to herein, to fully understand the proposed Business Combination and the voting procedures for the General Meeting, which will be held at 10:00 a.m., Eastern Time, on    , 2023 at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned.
Q.	Why am I receiving this proxy statement/prospectus?
A.
You are receiving this proxy statement/prospectus in connection with the General Meeting of Twin Ridge’s shareholders. Twin Ridge is holding the General Meeting to consider and vote upon the proposals described below. Your vote is important. You are encouraged to vote as soon as possible after carefully reviewing this proxy statement/prospectus.

Twin Ridge’s shareholders are being asked to consider and vote upon the Business Combination Proposal to approve the Business Combination Agreement and the Scheme Implementation Deed, and the Business Combination and Scheme contemplated thereby. The Business Combination Agreement provides for, among other things, the merger of Twin Ridge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly-owned subsidiary of MergeCo, in accordance with the terms and subject to the conditions of the Business Combination Agreement, as more fully described elsewhere in this proxy statement/prospectus. Under the Scheme Implementation Deed, Carbon Revolution has agreed to propose a scheme of arrangement under Part 5.1 of the Corporations Act 2001 (Cth) and a capital reduction under Part 2J.1 of the Corporations Act 2001 (Cth) which, if implemented, will result in all shares of Carbon Revolution being cancelled in return for consideration including shares of MergeCo, with Carbon Revolution issuing a share to MergeCo (resulting in Carbon Revolution becoming a wholly-owned subsidiary of MergeCo), subject to approval from Carbon Revolution’s shareholders, approval of the Federal Court of Australia and the satisfaction of various other conditions (a full list of the conditions is set out in the Scheme Implementation Deed). Twin Ridge and Carbon Revolution shareholder approval of the Business Combination Agreement and the Scheme Implementation Deed, and the transactions contemplated thereby is required by the Business Combination Agreement and the Existing Organizational Documents. A copy of the Business Combination Agreement and Scheme Implementation Deed are attached to this proxy statement/prospectus as Annex A and B, respectively, and Twin Ridge encourages its shareholders to read both in their entirety. See the section titled “Shareholder Proposal 1 – The Business Combination Proposal”.
Twin Ridge’s shareholders are also being asked to consider and vote upon the Merger Proposal to approve the Plan of Merger in the form attached to the General Meeting (a draft of which is attached to this proxy statement/prospectus as Annex K), pursuant to which Twin Ridge will merge with and into Merger Sub so that Merger Sub will be the surviving company and all the rights and obligations of Twin Ridge will be assumed by Merger Sub by virtue of such merger pursuant to the Cayman Islands Companies Act, and the consummation of the merger and the remaining transactions contemplated thereby, be authorized, approved and confirmed in all respects; and Twin Ridge be authorized to enter into the Plan of Merger. See the section titled “Shareholder Proposal 2 – The Merger Proposal”.
Twin Ridge’s shareholders are also being asked to consider and vote upon the Equity Incentive Plan Proposal to approve the 2023 Equity Incentive Plan in the form attached to the General Meeting (a draft of which is attached to this proxy statement/prospectus as Annex G) in all respects. See the section titled “Shareholder Proposal 3 – The Equity Incentive Plan Proposal”.
Twin Ridge’s shareholders are also being asked to consider and vote upon the Adjournment Proposal to approve the adjournment of the General Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Business Combination Proposal and the Merger Proposal, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus or (iv) if the holders of Public Shares have elected to redeem such shares such that the MergeCo Ordinary Shares would not be approved for listing on a U.S. stock exchange. See the section titled “Shareholder Proposal 4 – The Adjournment Proposal”.
The presence, in person or by proxy, of Twin Ridge shareholders representing a majority of the issued and outstanding Twin Ridge Ordinary Shares on the Record Date and entitled to vote on the Shareholder Proposals to be considered at the General Meeting will constitute a quorum for the General Meeting.
YOUR VOTE IS IMPORTANT. YOU ARE ENCOURAGED TO VOTE AS SOON AS POSSIBLE AFTER CAREFULLY REVIEWING THIS PROXY STATEMENT/PROSPECTUS.
Q.	When and where is the General Meeting?
A.
The General Meeting will be held at     a.m., Eastern Time, on    , 2023, via a virtual meeting, or at such other time, on such other date and at such other place to which the meeting may be adjourned. Only shareholders who held Twin Ridge Ordinary Shares at the close of business on the Record Date will be entitled to vote at the General Meeting.

Q.	What is being voted on at the General Meeting?
A.	At the General Meeting, the shareholders of Twin Ridge are being asked to vote on the following Shareholder Proposals:
•	The Business Combination Proposal;
•	The Merger Proposal;
•	The Equity Incentive Plan Proposal; and
•	The Adjournment Proposal, if presented.
Q.	Are the Shareholder Proposals conditioned on one another?
A.
Each of the Business Combination Proposal and the Merger Proposal is interdependent upon the other and each must be approved in order for Twin Ridge to complete the Business Combination contemplated by the Business Combination Agreement. The Equity Incentive Plan Proposal is conditioned upon the approval of the Business Combination Proposal and the Merger Proposal. The Business Combination Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding Twin Ridge Ordinary Shares, who, being present and entitled to vote at a meeting of Twin Ridge’s shareholders, vote at such meeting. The Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the outstanding Twin Ridge Ordinary Shares, who, being present and entitled to vote at a meeting of Twin Ridge’s shareholders, vote at such meeting. If any of the Business Combination Proposal or the Merger Proposal fails to receive the required approval, neither will be approved and the Business Combination will not be completed. If the Business Combination Proposal and the Merger Proposal are not approved, the Equity Incentive Plan Proposal will not be presented to the Twin Ridge shareholders for a vote. The Adjournment Proposal may not be presented for consideration if the Business Combination Proposal and the Merger Proposal are approved and certain other conditions are satisfied.

Q.	Why is Twin Ridge proposing the Business Combination?
A.
Twin Ridge was incorporated to effect a merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination with one or more businesses or entities. Since Twin Ridge’s organization, the Twin Ridge Board has sought to identify suitable candidates in order to effect such a transaction. In its review of Carbon Revolution, the Twin Ridge Board considered a variety of factors weighing positively and negatively in connection with the Business Combination. After careful consideration, the Twin Ridge Board has determined that the Business Combination presents a highly attractive business combination opportunity and is in the best interests of Twin Ridge’s shareholders. The Twin Ridge Board believes that, based on its review and consideration, the Business Combination with Carbon Revolution presents an opportunity to increase shareholder value. However, there can be no assurance that the anticipated benefits of the Business

Combination will be achieved. Approval of the Business Combination by Twin Ridge’s shareholders is required by the Business Combination Agreement and the Existing Organizational Documents. See the section titled “Shareholder Proposal 1 – The Business Combination Proposal—Twin Ridge Board’s Reasons for Approval of the Business Combination” for additional information.
Q.	What will happen in the Business Combination?
A.
The Business Combination Agreement provides for the Business Combination, pursuant to which, among other things, Twin Ridge shall be merged with and into Merger Sub, with Merger Sub surviving as a wholly-owned subsidiary of MergeCo, subject to, among other things, the approval of Twin Ridge’s shareholders. Under the Scheme Implementation Deed, Carbon Revolution has agreed to propose a scheme of arrangement under Part 5.1 of the Corporations Act 2001 (Cth) and a capital reduction under Part 2J.1 of the Corporations Act 2001 (Cth) which, if implemented, will result in all shares of the Carbon Revolution being cancelled in return for consideration, with Carbon Revolution issuing a share to MergeCo (resulting in Carbon Revolution becoming a wholly-owned subsidiary of MergeCo), subject to Carbon Revolution’s shareholder approval, approval of the Federal Court of Australia and the satisfaction of various other conditions (a full list of the conditions is set out in the Scheme Implementation Deed).

Q.	What consideration will be received in connection with the Business Combination?
A.
Subject to the terms and conditions set forth in the Business Combination Agreement and Scheme Implementation Deed, shareholders of Carbon Revolution will receive, in consideration for the cancellation of each share of Carbon Revolution held by them at the Scheme Record Date, a number of MergeCo Ordinary Shares pursuant to the Scheme of Arrangement – Share Scheme attached to Scheme Implementation Deed (“Scheme of Arrangement”) calculated in the following manner: (I)(x)USD$200,000,000 (y)(i) less Outstanding Debt (as defined in the Scheme of Arrangement) (ii) plus Cash (as defined in the Scheme of Arrangement), with such total amount (z) divided by USD$10.00, with such total amount, (II) divided by the total number of Carbon Revolution shares on issue as at the Scheme Record Date (or which would be on issue if all securities of Carbon Revolution convertible into shares of Carbon Revolution had converted on such date) plus the performance rights set out in clause 2(b)(2) of the Scheme of Arrangement to the extent those rights are cancelled on the Scheme Record Date in exchange for new replacement rights to be issued by MergeCo.

Subject to the terms and conditions set forth in the Business Combination Agreement, by virtue of the Merger and without any action on the part of any party or holder of securities, at the Twin Ridge Merger Effective Time (as defined in the Business Combination Agreement), (a) each Twin Ridge Class B Ordinary Share shall convert automatically on a one-for-one basis, into Twin Ridge Class A Ordinary Shares, (the “Pre-Merger Conversion”), (b) immediately after the Pre-Merger Conversion, each Twin Ridge Class A Ordinary Share shall be automatically cancelled in exchange for one validly issued, fully paid and non-assessable MergeCo Ordinary Share, (c) each Public Warrant shall be automatically exchanged to become one MergeCo Public Warrant. Each such MergeCo Public Warrant will be subject to substantially the same terms and conditions set forth in the Existing Warrant Agreement, pursuant to which such Twin Ridge Public Warrant was issued immediately prior to the Twin Ridge Merger Effective Time, (d) each Private Placement Warrant shall be automatically exchanged to become one MergeCo Public Warrant (each, a “MergeCo Founder Warrant”). Each such MergeCo Founder Warrant will be subject to substantially the same terms and conditions set forth in the Existing Warrant Agreement pursuant to which such Private Placement Warrant was issued immediately prior to the Twin Ridge Merger Effective Time and (e) each ordinary share of Merger Sub issued and outstanding immediately prior to the Twin Ridge Merger Effective Time shall be converted into, and exchanged for one validly issued, fully paid and nonassessable MergeCo Ordinary Share.
Q.	What is the expected per share value of the cash consideration to be received by MergeCo in the Business Combination?
A.
As described in “Summary—Sources and Uses of Funds for the Business Combination,” and “—What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?” the net cash to the balance sheet of MergeCo and the total number of MergeCo Ordinary Shares will depend upon the extent to which Public Shareholders exercise their redemption rights. Although the parties to the Business Combination have deemed the value of MergeCo Ordinary Shares to be equal to $10.00 per share for determining the number of MergeCo Ordinary Shares issuable to holders of Carbon

Revolution shares, the cash value per share of MergeCo Ordinary Shares and the trading price of MergeCo Ordinary Shares following the Business Combination is expected to be substantially less than $10.00 per share. Set forth below is a calculation of the net cash per MergeCo Ordinary Share resulting from the proceeds of the Trust Account in a no redemption scenario, 25% redemption scenario, 75% redemption scenario, and the maximum redemption scenario. Such calculations are based upon (i) cash held in the Trust Account as of August 14, 2023 of approximately $10.59 per Public Share (rounded to the nearest cent) and (ii) transaction expenses of $20 million. Such transaction expenses do not include the deferred underwriting commissions incurred in connection with the IPO in each redemption scenario because Barclays and Evercore, the representatives of the underwriters for the IPO, have each agreed to waive the deferred underwriting commissions. The calculations do not assume the receipt of any debt or equity financing in connection with the closing of the Business Combination, including the Committed Equity Facility, or the issuance of any shares as a result thereof.
	Assuming No Redemption(1)	Assuming 25% Redemption(2)	Assuming 75% Redemption(3)	Assuming Maximum Redemption(4)
Twin Ridge Class A Ordinary Shares not redeemed	6,266,645	4,699,984	1,566,661	—
Gross Cash Proceeds of Trust Account at $10.59 per share	$66,382,466	$49,786,849	$16,595,616	—
Transaction Expenses*	$20,000,000	$20,000,000	$20,000,000	$20,000,000
Net Cash Proceeds of Trust Account at $10.59	$46,382,466	$29,786,849	N/A	N/A
Total Shares Outstanding	29,954,533	28,387,872	25,254,549	23,687,888
Net Cash per MergeCo Ordinary Share Outstanding	$1.55	$1.05	N/A	N/A
(1)
This scenario assumes that no Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge-Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(2)
This scenario assumes that 1,566,661 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge-Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(3)
This scenario assumes that 4,699,984 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge-Extension of Time to Complete a Business Combination” for more information on the Extension Meeting. The Business Combination Agreement and Scheme Implementation Deed provide that Carbon Revolution’s obligation to consummate the Business Combination is conditioned on, among other things, MergeCo being reasonably expected to have at least $5,000,001 of net tangible assets upon closing of the Business Combination. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses described in the table above, as well as increased by the net proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario. See “Business of Twin Ridge and Certain Information About Twin Ridge-Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(4)
This scenario assumes that 6,266,645 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. The Business Combination Agreement and Scheme Implementation Deed provide that Carbon Revolution’s obligation to consummate the Business Combination is conditioned on, among other things, MergeCo being reasonably expected to have at least $5,000,001 of net tangible assets upon closing of the Business Combination. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses described in the table above, as well as increased by the net proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario. See “Business of Twin Ridge and Certain Information About Twin Ridge-Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(*)
Pro forma presentation includes a total of approximately $30 million in expenses pursuant to Article 11 guidelines including accruals and non-cash expenses as of December 31, 2022 presentation date. Section 2.05(b) of the Business Combination Agreement provides a $20 million limitation on Twin Ridge’s ability to use the proceeds of the Trust Account to pay expenses incurred thereby. Such limitation applies to transaction expenses incurred by Twin Ridge and does not include transaction expenses incurred by Carbon Revolution. The total of $30 million of expenses includes expenses of all of the parties to the Business Combination Agreement. The parties have agreed to work together in good faith (including through having discussions with the applicable vendors) in order to reduce the amount of Twin Ridge’s transaction expenses to be no greater than $20 million. Such obligation is not a closing condition and the failure to limit such expenses to $20 million does not automatically create a termination right for either party.

Q.	What are the U.S. federal income tax consequences of exercising my Redemption Rights?
A.
The U.S. federal income tax consequences of a U.S. Holder exercising its redemption rights depends on such U.S. Holder’s particular facts and circumstances. See the section entitled “Material Tax Considerations—Material U.S. Federal Tax Considerations—Consequences to U.S. Holders—Tax Consequences for U.S. Holders Exercising Redemption Rights” for more information. We urge all U.S. Holders of Twin Ridge Class A Ordinary Shares that are contemplating exercising redemption rights to consult their tax advisor to determine the tax consequences thereof.

Q.	What are the U.S. federal income tax consequences as a result of the Business Combination?
A.
As discussed more fully in the section entitled “Material Tax Considerations—Material U.S. Federal Tax Considerations—Consequences to U.S. Holders—Tax Consequences of the Merger to U.S. Holders,” it is intended that the Merger qualify as a “reorganization” within the meaning of Section 368(a)(l)(F) of the Code. However, due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a merger involving a corporation holding only investment-type assets such as Twin Ridge, whether the Merger qualifies as an F Reorganization is not entirely clear. Assuming that the Merger so qualifies, U.S. Holders (as defined in the section entitled “Material Tax Considerations—Material U.S. Federal Tax Considerations—Consequences to U.S. Holders”) will generally not recognize gain or loss for U.S. federal income tax purposes on the exchange of Twin Ridge Class A Ordinary Shares and Public Warrants for MergeCo Ordinary Shares and MergeCo Public Warrants, as applicable, in the Merger.

All U.S. Holders are urged to consult their tax advisors regarding the potential tax consequences to them of the Business Combination, including the applicability and effect of U.S. federal, state and local and non-U.S. tax laws.
Q.	What positive and negative factors did the Twin Ridge Board consider when determining whether to approve the Business Combination Agreement and the related transactions?
A.
In considering the Business Combination and the Scheme, the Twin Ridge Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement, the Scheme Implementation Deed and the transactions contemplated thereby (including the Merger and the Scheme), including, but not limited to, the following factors (not necessarily in order of relative importance):

•
Reasonableness of the aggregate consideration to be paid to the Public Shareholders under the Business Combination Agreement and the Scheme Implementation Deed. Following a review of the financial data provided to Twin Ridge, including certain audited and unaudited financial information and models regarding Carbon Revolution (including, where applicable, the assumptions underlying such unaudited financial information and models) and Twin Ridge’s due diligence review of Carbon Revolution’s business, the Twin Ridge Board determined that the consideration to be paid to the Carbon Revolution shareholders was reasonable in light of such data and financial information. In this context “reasonable” means (i) given the uniqueness of the Carbon Revolution business model, that the work done by the third-party due diligence advisors supported the “reasonableness” of the assumptions used to validate the business model, (ii) that the variables considered by the Twin Ridge Board in relation to the financial analysis for the Carbon Revolution business were a reasonable basis to compute the valuation and (iii) given the inherent uncertainties in any long-term projections, that the assumptions underlying them supported their “reasonableness”.

•
Mission-Driven Leadership Team with a Strong Track Record. The Twin Ridge Board believes that Carbon Revolution has a strong, experienced public company management team with a proven track record of operational excellence. Twin Ridge is confident in the management team’s deep industry knowledge and strategic vision and believes that the Twin Ridge and Carbon Revolution teams will form a collaborative and effective long-term partnership that is positioned to create and enhance shareholder value going forward. Twin Ridge believes that Jacob Dingle, who is contemplated to serve as Chief Executive Officer of MergeCo, and Gerard Buckle, who is contemplated to serve as Chief Financial Officer of MergeCo, following the Closing, will provide important continuity in advancing Carbon Revolution’s strategic and growth objectives.

•	Due Diligence. The Twin Ridge Board reviewed and discussed in detail the results of the due diligence examination of Carbon Revolution conducted by Twin Ridge’s management team and Twin Ridge’s financial, legal and regulatory advisors, including extensive telephonic and in-person meetings with the management team and advisors of Carbon Revolution regarding Carbon Revolution’s business plan, operations, prospects and forecasts including historical growth trends and market share information as well as end-market size and growth projection, evaluation analyses with respect to the Business Combination, review of material contracts such as Carbon Revolution’s commercial agreements with Deakin University, government research grants from the Australian and Victorian government, supplier agreements with material suppliers, engineering and procurement firms, material contracts with top OEM customers and related purchase orders, licensing provisions in contractor agreements and research agreements related to key research partnerships, Carbon Revolution’s audited and unaudited financial statements and other material matters as well as general financial, technical, legal, intellectual property, regulatory, tax and accounting due diligence.
•
Financial Condition. The Twin Ridge Board reviewed factors such as Carbon Revolution’s historical financial results, and outlook and business and financial plans. In reviewing these factors, the Twin Ridge Board believed that Carbon Revolution was well positioned in its industry for potential strong future growth and therefore was likely to be positively viewed by public investors.

•
Reasonableness of Consideration. Following a review of the financial data provided to Twin Ridge, and the due diligence of Carbon Revolution’s business conducted by Twin Ridge’s management and Twin Ridge’s advisors, the management of Twin Ridge determined that the aggregate consideration to be paid in the Business Combination was reasonable.

•
Post-Closing Economic Interest in MergeCo. If the Business Combination is consummated, Twin Ridge’s shareholders (other than Twin Ridge’s shareholders that sought redemption of their Twin Ridge Ordinary Shares) would have a meaningful economic interest in MergeCo and, as a result, would have a continuing opportunity to benefit from the success of Carbon Revolution following the consummation of the Business Combination.

•
Lock-Up. Pursuant to the Registration Rights Agreement, certain members of management and all of the directors of Carbon Revolution, the Sponsor Parties, Ms. Burns, Mr. Henrys and Mr. Pilnick (together with their respective successors and any permitted transferees) will agree to be subject to a 180-day lock-up from the Closing Date in respect of their MergeCo Ordinary Shares received in the Business Combination (subject to certain customary exceptions).

•
Financing. The agreement of Yorkville Advisors to provide a committed equity facility in an aggregate amount of up to $60 million for MergeCo Ordinary shares, subject to the terms of the Equity Purchase Agreement.

•
Industry and Trends. Carbon Revolution’s business is based in a proprietary technology and research and development manufacturing industry focused on supply chain integrity that the Twin Ridge Board considers attractive, and which, following a review of industry trends and other industry factors (including, among other things, historic and projected market growth), the Twin Ridge Board believes has continued growth potential in future periods.

•
Negotiated Transaction. The Twin Ridge Board considered the terms and conditions of the Business Combination Agreement, the Scheme Implementation Deed and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both Twin Ridge and Carbon Revolution to complete the Business Combination. The Twin Ridge Board also considered the financial and other terms of the Business Combination and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Carbon Revolution and Twin Ridge.

•
Other Alternatives. After a review of other business combination opportunities reasonably available to Twin Ridge, the Twin Ridge Board believes that the proposed Business Combination represents the best potential business combination reasonably available to Twin Ridge taking into consideration, among other things, the timing and likelihood of accomplishing the goals of any alternatives.

•
Post-Closing Governance. The fact that the Sponsor had negotiated the right to nominate a certain number of members of the MergeCo Board following the Business Combination, which the Twin Ridge Board believes will allow for the combined company to benefit from the Sponsor’s professional relationships to identify potential board members that will have appropriate industry and/or financial knowledge and professional experience to oversee the combined company and drive returns for shareholders. See “Comparison of Corporate Governance and Shareholder Rights” for more information.
•
Advisor SPAC Experience. The fact that representatives of the Advisor that provided advice to Twin Ridge on financial and strategic matters in connection with the Business Combination have expertise in a wide variety of SPAC transactions. Gregory Ethridge and Nicholas Petruska have held and hold officer positions at multiple SPACs that have successfully completed business combinations in the advanced mobility, automotive and automotive technology sectors.

The Twin Ridge Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•	Benefits May Not Be Achieved. The potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
•
Regulation. The risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the projected financial results and the other business benefits anticipated to result from the Business Combination.

•	Shareholder Vote. Twin Ridge’s shareholders may fail to approve the proposals necessary to effect the Business Combination.
•
Closing Conditions. The potential risks and costs associated with the Business Combination failing to be consummated in a timely manner or that Closing might not occur despite the reasonable best efforts of the parties. The completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Twin Ridge’s control, including the receipt of certain required regulatory approvals.

•
Litigation Related to the Business Combination. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

•
Listing Risks. The challenges associated with preparing Carbon Revolution, for the applicable disclosure and listing requirements to which Carbon Revolution will be subject as a publicly traded company in the United States.

•	Market Volatility. The possibility that the market for Twin Ridge Class A Ordinary Shares experiences volatility and disruptions, causing deal disruption.
•
Liquidation. The risks and costs to Twin Ridge if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Twin Ridge being unable to effect an initial business combination by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board).

•
Redemption Risk. The potential that a significant number of Twin Ridge’s shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Organizational Documents. However, even in the event that a significant number of Twin Ridge’s shareholders elect to redeem their shares, this redemption would not prevent the consummation of the Business Combination.

•
Exclusivity. The fact that the Business Combination Agreement and Scheme Implementation Deed includes an exclusivity provision that prohibits Carbon Revolution and Twin Ridge from soliciting other business combination proposals, as further discussed in “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents—The Business Combination, the Business Combination Agreement and the Scheme Implementation Deed—Covenants of the Parties—Exclusivity”.

•	Litigation. The possibility of shareholder litigation challenging the Business Combination.
•	COVID-19. The impact of the COVID-19 pandemic on Carbon Revolution's business.

•
Waiver of Corporate Opportunity Doctrine. The Existing Organizational Documents contain a waiver of the corporate opportunity doctrine, and there could have been business combination targets that have been appropriate for a combination with Twin Ridge but were not offered due to a Twin Ridge director’s duties to another entity. Twin Ridge and its management are not aware of any such corporate opportunities not being offered to Twin Ridge and does not believe that the waiver of the corporate opportunity doctrine in its Existing Organizational Documents interfered with its ability to identify an acquisition target, including the decision to pursue the Business Combination.

In addition to considering the factors described above, the Twin Ridge Board also considered other factors, including, without limitation:
•
Interests of Certain Persons. The Sponsor, Twin Ridge’s officers and certain of its directors may have interests in the Business Combination (see “Shareholder Proposal 1 – The Business Combination Proposal—Interests of Certain Persons in the Business Combination”).

•	Fees and Expenses. The associated fees and expenses were waived by the underwriters (see “Shareholder Proposal 1 – The Business Combination Proposal—Background to the Business Combination”.
•
Other Risk Factors. Various other risk factors associated with the business of Carbon Revolution, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

•
Fairness Opinion. Craig-Hallum, Twin Ridge’s financial advisor, provided its Fairness Opinion to the Twin Ridge Board that, subject to the assumptions, qualifications, limitations and other matters set forth in the opinion, (i) the consideration in the Transactions is fair from a financial point of view to Twin Ridge and (ii) the fair market value of Carbon Revolution equals or exceeds 80% of the amount held by Twin Ridge in trust for benefit of its Public Shareholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account). Additionally, the opinion of Craig-Hallum was limited to the fairness of the aggregate consideration to be received by all of the Twin Ridge shareholders, collectively as a group, including the Sponsor and its affiliates. Craig-Hallum did not express an opinion as to the fairness or the differences in consideration to be given to the Sponsor and its affiliates as opposed to all other shareholders of Twin Ridge.

The Twin Ridge Board concluded, in its business judgment, that the potential benefits that it expects Twin Ridge and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the Twin Ridge Board unanimously determined that the Business Combination, the Scheme and the transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed (including the Merger and the Scheme) are fair and advisable to, and in the best interests of, Twin Ridge and its shareholders. This explanation of the Twin Ridge Board’s reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements”. See the section titled “Shareholder Proposal 1 – The Business Combination Proposal—Twin Ridge Board’s Reasons for Approval of the Business Combination” for additional information.
Q.	Will Twin Ridge obtain new financing in connection with the Transactions?
A.
Twin Ridge entered into the Equity Purchase Agreement with Yorkville Advisors for the committed equity facility. Subject to satisfaction of various conditions contained therein, including conditions related to the liquidity of MergeCo shares, the committed equity facility could provide MergeCo with access to up to an additional $60,000,000. However, Yorkville Advisors is not required to purchase additional shares under the committed equity facility beyond an overall ownership of 9.99% (the “CEF Ownership Restriction”), or US$10 million (A$15.0 million) per Advance Notice (as defined in the Equity Purchase Agreement), whichever is lower, which means MergeCo may not have full access to the entire $60,000,000. The price at which such MergeCo Ordinary Shares may be sold pursuant to the Equity Purchase Agreement will be a discount to the then applicable trading price thereof. Accordingly, the existing MergeCo shareholders could have their positions significantly diluted by the potential increase in additional outstanding MergeCo Ordinary Shares to be issued to Yorkville Advisors at prices below the current market value thereof. As a condition to closing the Business Combination, the Scheme Implementation Deed provides that the Equity Purchase Agreement remains in full force and effect.

In addition, Carbon Revolution entered into the PIUS Financing in May 2023 and has been in discussions with potential sources of financing of MergeCo following the closing of the Business Combination, as more fully described in “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Carbon Revolution.”
Q.	What equity stake will the Public Shareholders and the current shareholders of Carbon Revolution hold in MergeCo immediately after the Closing?
A.
It is anticipated that, upon completion of the Business Combination, and assuming no holders of Public Shares exercise their redemption rights: (i) Public Shareholders will retain an ownership interest of approximately 20.92% of the outstanding MergeCo Ordinary Shares; (ii) the Founder Holders will own approximately 16.69% of the outstanding MergeCo Ordinary Shares; (iii) Carbon Revolution shareholders and Carbon Revolution performance rights holders will own approximately 62.34% of the outstanding MergeCo Ordinary Shares; and (iv) Yorkville Advisors will own approximately 0.05% of the outstanding MergeCo Ordinary Shares (consisting solely of the MergeCo Ordinary Shares issued as a commitment fee and excluding any other shares issuable under the Equity Purchase Agreement from time to time after Closing). These levels of ownership assume (A) that at or after the Closing no MergeCo Warrants will be exercised and (B) no shares under the Committed Equity Financing have been issued.

If all of the MergeCo Warrants were exercised and shares under the Committed Equity Financing were issued, (assuming all such shares were issued at a conversion price under the Committed Equity Financing at $9.50 based on an assumed MergeCo share price of $10.00), Public Shareholders would own in aggregate approximately 12.93% of the MergeCo Ordinary Shares on a fully diluted basis, the Founder Holders would own in aggregate approximately 10.31% of the MergeCo Ordinary Shares on a fully diluted basis assuming that the Sponsor does not transfer any of the Private Placement Warrants prior to the Closing or MergeCo Founder Warrants at or after the Closing, Carbon Revolution shareholders and Carbon Revolution performance rights holders would own in aggregate approximately 38.52% of the MergeCo Ordinary Shares and Yorkville Advisors would own approximately 0.03% of the MergeCo Ordinary Shares; however, the MergeCo Warrants are subject to restrictions on the timing of their exercise and may also be exercisable on a cashless basis by reference to the fair market value of the MergeCo Ordinary Shares and these percentages are therefore indicative only. Relative voting rights of the MergeCo shareholders will also slightly differ from the indicated ownership percentages because holders of the MergeCo Warrants will only have any voting rights associated therewith following the exercise of such MergeCo Warrants and receipt of the underlying shares with voting rights attached thereto.
Q.	What vote is required to approve the Shareholder Proposals presented at the General Meeting of Twin Ridge’s shareholders?
A.
Approval of the Business Combination Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal requires the approval of an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of a majority of the holders of Twin Ridge Ordinary Shares, who being present and entitled to vote at the General Meeting, vote at the General Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the Business Combination Proposal and the Adjournment Proposal.

As of the Record Date, the Founder Holders owned of record an aggregate of 5,327,203 Twin Ridge Class B Ordinary Shares, representing approximately 46% of the issued and outstanding Twin Ridge Ordinary Shares. Assuming that all shareholders who are entitled to do so attend the General Meeting and vote, the affirmative vote of 469,721 of the Public Shares, in addition to the affirmative vote of the Founder Holders, would be required to approve each of the Business Combination Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal.
Approval of the Merger Proposal requires the approval of a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the outstanding Twin Ridge Ordinary Shares, who, being present and entitled to vote at the General Meeting, vote at the General Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of the Merger Proposal.

Assuming that all shareholders who are entitled to do so attend the General Meeting and vote, the affirmative vote of 469,721 of the Public Shares, in addition to the affirmative vote of the Founder Holders, would be required to approve the Merger Proposal.
Q.	Do Carbon Revolution shareholders need to approve the Business Combination?
A.
Carbon Revolution shareholders are separately voting to approve the Scheme and the Capital Reduction as discussed in the section entitled “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents”.

Q.	What interests do the current Twin Ridge shareholders and Twin Ridge’s other current officers and directors have in the Business Combination?
A.
The Sponsor and our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Required Twin Ridge Shareholder Proposals. As a result of such interests, the Sponsor and our directors and officers may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to Public Shareholders rather than fail to complete a business combination by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board) and be forced to liquidate and dissolve Twin Ridge. The Twin Ridge Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Twin Ridge’s shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Twin Ridge's shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. These interests include:

•
the fact that the Founder Holders have agreed not to redeem any of the Founder Shares held by them in connection with a vote of Twin Ridge’s shareholders to approve a proposed initial business combination, including the Business Combination;

•
the fact that the Sponsor is entitled to designate two directors on the MergeCo Board, which designation right was waived provided that MergeCo extend offers to join the Board to four individuals mutually agreed upon by Carbon Revolution and Twin Ridge and at least two of such individuals accept such offers;

•
the fact that the Sponsor paid an aggregate of $25,000 for 5,750,000 Twin Ridge Class B Ordinary Shares on January 12, 2021. After giving effect to (i) the forfeiture of 422,797 Twin Ridge Class B Ordinary Shares in connection with the underwriters’ partial exercise of the over-allotment option and (ii) the forfeiture of 327,203 Twin Ridge Class B Ordinary Shares, the remaining 5,000,000 Twin Ridge Class B Ordinary Shares held by the Sponsor Parties, in which certain of Twin Ridge’s officers and directors hold a direct and indirect interest, Alison Burns, Paul Henrys and Gary Pilnick, would be worthless if the Business Combination or another business combination is not consummated by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board), because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination, and if unrestricted and freely tradable would be valued at approximately $53,600,000, based upon the closing price of $10.72 per Twin Ridge Class A Ordinary Share on the NYSE on August 14, 2023;

•
the fact that the Sponsor paid an aggregate of $7,661,763 for 5,107,842 Private Placement Warrants, each exercisable to purchase one Twin Ridge Class A Ordinary Share at $11.50 per share, subject to adjustment, currently held by the Sponsor, in which certain of Twin Ridge’s officers and directors hold a direct and indirect interest, and which were acquired in a private placement that took place simultaneously with the consummation of the IPO, would become worthless if the Business Combination or another business combination is not consummated by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board). Such securities may have a higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $182,350, based upon the closing price of $0.0357 per Public Warrant on the NYSE on August 14, 2023;

•
the fact that if the Business Combination or another business combination is not consummated by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board), Twin Ridge will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Twin Ridge Class A Ordinary Shares for cash and, subject to the approval of its remaining shareholders and the Twin Ridge Board, dissolving and liquidating;

•
the fact that the Sponsor Parties paid an aggregate of $7,686,763 for its investment in MergeCo, as summarized in the table below, and following the consummation of the Business Combination, the aggregate value of the Sponsor’s investment will be $53,139,150 (after giving effect to the forfeiture of 327,203 Twin Ridge Class B Ordinary Shares), based upon the respective closing price of the Twin Ridge Class A Ordinary Shares and the Public Warrants on the NYSE on August 14, 2023.

Sponsor Parties Ownership of Twin Ridge Prior to the Business Combination
	Securities held by the Sponsor Parties	Sponsor Cost ($)
Founder Shares	5,267,203	$25,000(1)
Private Placement Warrants	5,107,842	$7,661,763
Total		$7,686,763
(1)	Includes cost for 60,000 Founder Shares held by the independent directors of Twin Ridge.
Sponsor Parties Ownership of MergeCo Following the Business Combination
	Securities held By the Sponsor Parties Prior to Closing	Value per Security(2) ($)(2)	Total Value ($)
MergeCo Ordinary Shares Issued to Holders of Founder Shares	4,940,000(1)	$10.72	$52,956,800
MergeCo Private Placement Warrants	5,107,842	$0.0357	$182,350
Total			$53,139,150
(1)
Immediately prior to the consummation of the Merger and conditioned upon the consummation of the Merger, the Sponsor has agreed that 327,203 Founder Shares shall be automatically forfeited and surrendered to Twin Ridge for no additional consideration.

(2)	Value per security is based upon the closing price of $10.72 per Twin Ridge Class A Ordinary Share and $0.0357 per Public Warrant on the NYSE on August 14, 2023.
•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•	fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Twin Ridge shareholders experience a negative rate of return in MergeCo;
•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Twin Ridge to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Shares, or such lesser per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the Sponsor (including its representatives and affiliates) and Twin Ridge directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Twin Ridge or Carbon Revolution. For example, each of Twin Ridge’s officers may be considered an affiliate of the Sponsor, which was formed for the sole purpose of investing in Twin Ridge. The Sponsor and Twin Ridge’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Twin Ridge completing its initial business combination. Moreover, certain of Twin Ridge’s directors and officers have time and attention requirements for certain other companies. Twin Ridge’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Twin Ridge and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Twin Ridge’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Twin Ridge, subject to applicable fiduciary duties.

•	the continued indemnification of Twin Ridge’s existing directors and officers and the continuation of its directors’ and officers’ liability insurance after the Business Combination;
•
the fact that the Sponsor and Twin Ridge’s directors and officers, or their affiliates, will lose their entire investment in Twin Ridge and will not be reimbursed for any out-of-pocket expenses incurred by them on behalf of Twin Ridge; incident to identifying, investigating and consummating an initial business combination, including the formation and setting up of the Sponsor and related entities, if an initial business combination is not consummated by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board). As of the date of this proxy statement/prospectus, no out-of-pocket expenses have been incurred by Twin Ridge’s officers and directors and there are no outstanding out-of-pocket expenses for which Twin Ridge’s officers or directors are awaiting reimbursement;

•
that, at the closing of the Business Combination we will enter into the Registration Rights Agreement with the Sponsor Parties and our directors and officers, which provides for registration rights to such persons and their permitted transferees; and

•
the fact that the Business Combination Agreement provides for the continued indemnification of Twin Ridge’s existing directors and officers and requires Carbon Revolution to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain Twin Ridge directors and officers after the Business Combination.

The personal and financial interests of the Sponsor as well as Twin Ridge’s executive officers and directors may have influenced their motivation in identifying and selecting Carbon Revolution as a business combination target, completing the Business Combination with Carbon Revolution and influencing the operation of the business following the Business Combination. The Twin Ridge Board concluded, in its business judgment, that the potential benefits that it expects Twin Ridge and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the interests the Sponsor and our directors and officers have in the Business Combination. Accordingly, the Twin Ridge Board unanimously determined that the Business Combination, the Scheme and the transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed (including the Merger and the Scheme) are fair and advisable to, and in the best interests of, Twin Ridge and its shareholders. This explanation of the Twin Ridge Board's reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements”. In considering the recommendations of the Twin Ridge Board to vote for the proposals, its shareholders should consider these interests. Additionally, following the Closing, the Sponsor will have the right to designate two members of the MergeCo Board. Any vote made by such individual appointed by the Sponsor as part of such individual’s service on the MergeCo Board does not express the vote of Twin Ridge in any capacity, but solely such individual’s vote as a director of MergeCo.
Q.	Did the Twin Ridge Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Business Combination?
A.
Yes. The Twin Ridge Board obtained a fairness opinion from Craig-Hallum, dated November 28, 2022, to the Twin Ridge Board, to the effect that, as of such date, and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, (i) the Merger Consideration to be paid by Twin Ridge in the Business Combination pursuant to the Business Combination Agreement and Scheme Implementation Deed is fair, from a financial point of view, to Twin Ridge, and (ii) the fair market value of Carbon Revolution equals or exceeds 80% of the amount held by Twin Ridge in trust for benefit of its Public Shareholders (excluding taxes payable on the income earned on the Trust Account).For a description of the opinion issued by Craig-Hallum to the Twin Ridge Board please see “Shareholder Proposal 1 — The Business Combination Proposal-Opinion of Craig-Hallum Capital Group LLC”.

Q.	Who will have the right to nominate or appoint directors to the MergeCo Board after the consummation of the Business Combination?
A.
Subject to the Business Combination Agreement and Scheme Implementation Deed, each holder of MergeCo Ordinary Shares has the exclusive right to vote for the election of directors at each annual general meeting of

MergeCo following the consummation of the Business Combination. In the case of election of directors, all matters to be voted on by shareholders must be approved by a plurality of the votes entitled to be cast by all shareholders present in person or represented by proxy, voting together as a single class. If any vacancy arises on the MergeCo Board from time to time, that vacancy may be filled by the decision of a majority of the MergeCo Board then in office, in which case the replacement director will hold office until the next annual general meeting of MergeCo at which the director he or she replaces would have been subject to retirement by rotation.
The MergeCo Board will be initially comprised of seven board members. Under the Scheme Implementation Deed, Carbon Revolution will have the right to nominate five board members, each of whom will be the current directors of Carbon Revolution, and the Sponsor will have the right to nominate two board members who must both qualify as independent directors under the applicable U.S. stock exchange listing standard.
Twin Ridge shareholders are not being asked to vote on the election of directors at the General Meeting to which this proxy statement/prospectus relates.
Q.	What happens to the funds deposited in the Trust Account after consummation of the Business Combination?
A.
Following the closing of the IPO, an amount equal to $213,088,130 ($10.00 per unit) from the net proceeds of the sale of Twin Ridge Units and Private Placement Warrants was placed in the Trust Account. At August 14, 2023, we had cash and investments held in the Trust Account of approximately $66,382,466. We intend to use substantially all of the funds held in the Trust Account, including any amounts representing interest earned on the Trust Account, which interest shall be net of taxes payable, for the purposes of consummating an initial business combination (which will be the Business Combination should it occur). We may withdraw interest from the Trust Account to pay taxes, if any. To the extent that Twin Ridge’s share capital or debt is used, in whole or in part, as consideration to complete the Business Combination, the remaining proceeds held in the Trust Account will be used as working capital to finance the operations of the target business or businesses, make other acquisitions and pursue our growth strategies.

If the initial business combination (which will be the Business Combination should it occur) is paid for using equity or debt securities or not all of the funds released from the Trust Account are used for payment of the consideration in connection with our initial business combination (which will be the Business Combination should it occur) or used for redemptions or purchases of the Public Shares, MergeCo may apply the balance of the cash released to us from the Trust Account for general corporate purposes, including for maintenance or expansion of operations of MergeCo, the payment of principal or interest due on indebtedness incurred in completing our Business Combination, to fund the purchase of other companies or for working capital. See “Summary—Sources and Uses of Funds for the Business Combination”.
As representatives of the underwriters from Twin Ridge’s IPO, Barclays Capital Inc. (“Barclays”) and Evercore Group L.L.C. (“Evercore”) were entitled to deferred underwriting commission of approximately $3,729,042 and $3,729,042, respectively, which commission would have been waived by the underwriters in the event that Twin Ridge did not complete an initial business combination, subject to the terms of the underwriting agreement entered into in connection with Twin Ridge’s IPO (the “Underwriting Agreement”). The deferred fee is payable only if a business combination is consummated, without regard to the number of Twin Ridge Class A Ordinary Shares redeemed by Public Shareholders in connection with a business combination. As described elsewhere in this proxy statement/prospectus, on November 15, 2022, Twin Ridge received formal letters (the “Waivers”) from each of Barclays and Evercore, that each bank has agreed to waive its right to the deferred underwriting commission, and did not receive any payment from Twin Ridge in connection with the fee waiver and will not receive any payment from Twin Ridge in connection with the Business Combination, other than Barclays’ receipt of reimbursement for certain expenses incurred to November 15, 2022, not to exceed $115,000; provided that such reimbursement shall only be paid if Twin Ridge consummates the Business Combination. Twin Ridge has certain ongoing obligations to Barclays and Evercore pursuant to the Underwriting Agreement that have survived the Waivers. These provisions include customary obligations, such as indemnification and contribution. For example, Twin Ridge is obligated to indemnify and hold harmless each of Barclays and Evercore, its affiliates, directors, officers and employees and each person, if any, who controls Barclays and Evercore within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act, from and against any loss, claim, damage or liability, joint or several, in connection with any untrue statement or alleged untrue statement of a material fact or omission or alleged omission to state a material fact contained in Twin Ridge's registration statement that was declared effective on March 3, 2021, including any of Twin Ridge's preliminary prospectus or prospectus, any marketing materials or blue sky applications from Twin Ridge's

IPO. Additionally, for a period ending at least five years from the date of the consummation of the Business Combination, Twin Ridge is obligated to furnish to Barclays and Evercore, to the extent such information or documents are not otherwise publicly available, upon written request from Barclays or Evercore, (i) copies of financial statements and other periodic and special reports as Twin Ridge from time to time furnishes generally to holders of any class of securities, and (ii) any such additional documents and information with respect to Twin Ridge and the affairs of any future subsidiaries of Twin Ridge as Barclays or Evercore may from time to time reasonably request, all subject to the execution of a satisfactory confidentiality agreement. We do not expect any of these ongoing obligations from the Underwriting Agreement to give rise to any material obligations of Twin Ridge or the combined company. Each of Barclays and Evercore has not performed any additional services for Twin Ridge after the IPO for any contingent fees, and is not expected to perform any additional services following the consummation of the Business Combination. Neither Barclays nor Evercore assisted in preparation or review of any materials in the Business Combination with Carbon Revolution. Each bank has disclaimed any responsibility for any part of this proxy statement/prospectus. Each of Barclays and Evercore has performed all its obligations under the Underwriting Agreement to obtain its fee and is therefore gratuitously waiving its right to be compensated. Such a fee waiver for services already rendered is unusual. Twin Ridge provided to each of Barclays and Evercore the disclosures in this proxy statement/prospectus pertaining to their respective waivers. Each of Barclays and Evercore did not provide a reason for waiving its deferred underwriting commission and did not respond to Twin Ridge’s inquiries on this topic. Accordingly, no inference should be drawn that Barclays and Evercore agree with the disclosure regarding their respective waiver. The Twin Ridge Board does not expect that the waiver of the deferred underwriting commission will have any significant impact on the Business Combination other than reducing the amount of expenses associated with the Business Combination. Public Shareholders should be aware that the withdrawals of Barclays and Evercore indicate that they do not want to be associated with the disclosure in this proxy statement/prospectus or the transactions contemplated hereby, and Public Shareholders should not place any reliance on the fact that Barclays and Evercore were previously involved in the transaction.
Q.	What happens if a substantial number of Public Shareholders vote in favor of the Business Combination Proposal and exercise their redemption rights?
A.
The Public Shareholders are not required to vote “FOR” the Business Combination in order to exercise their Redemption Right. Accordingly, the Business Combination may be consummated even though the funds available from the Trust Account and the number of Public Shareholders are reduced as a result of redemptions by Public Shareholders.

If a Public Shareholder exercises its redemption rights, such exercise will not result in the loss of any warrants that it may hold. Regardless of the number of Twin Ridge Ordinary Shares redeemed, each of the retained outstanding Public Warrants (which will be MergeCo Public Warrants following the Closing) would each have a value of approximately $0.0357 per warrant based on the closing price of the Public Warrants on the NYSE on August 14, 2023. If a substantial number of, but not all, Public Shareholders exercise their redemption rights, but choose to exercise their retained warrants, any non-redeeming shareholders would experience dilution to the extent such warrants are exercised and additional MergeCo Ordinary Shares are issued.
The Business Combination Agreement and Scheme Implementation Deed provide that Carbon Revolution’s obligation to consummate the Business Combination is conditioned on, among other things, the MergeCo Net Tangible Assets. The MergeCo Net Tangible Assets requires that at 8:00 a.m. on the Second Court Date, MergeCo and its subsidiaries (in the aggregate) shall be reasonably expected to have, immediately following the Implementation Date and following exercise by Twin Ridge shareholders of their Redemption Rights in accordance with the Existing Organizational Documents, at least $5,000,001 of net tangible assets (as reasonably determined by the Twin Ridge Board in accordance with Rule 3a51-1(g)(1) of the Exchange Act). In addition, in no event will Twin Ridge redeem Twin Ridge Ordinary Shares in an amount that would cause our net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) to be less than $5,000,001. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses, as well as increased by the net proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario. Carbon Revolution has used a portion of the net proceeds of the PIUS Financing to repay existing debt, which has reduced cash and indebtedness, with minimal net impact on net tangible assets.

Additionally, as a result of redemptions, the trading market for MergeCo Ordinary Shares may be less liquid than the market for the Twin Ridge Ordinary Shares prior to the consummation of the Business Combination and we may not be able to meet the listing standards for the NYSE or another national securities exchange.
The below sensitivity table shows the potential impact of redemptions on the share ownership by non-redeeming shareholders in a no redemption scenario, 25% redemption scenario, 75% redemption scenario, and the maximum redemption scenario. The sensitivity table below also sets forth the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario. The sensitivity table does not show the deferred underwriting commissions incurred in connection with the IPO in each redemption scenario because Barclays and Evercore, the representatives of the underwriters for the IPO, have each agreed to waive the deferred underwriting commissions. The information in the below sensitivity table has been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in the below sensitivity table. In addition, certain percentages presented in the below sensitivity table reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers or may not sum due to rounding.
	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
Shareholders	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %
Holders of Twin Ridge Class A Ordinary Shares	6,266,645	20.92%	4,699,984	16.56%	1,566,661	6.20%	—	0.0%
Holders of Twin Ridge Class B Ordinary Shares(5)	5,000,000	16.69%	5,000,000	17.61%	5,000,000	19.80%	5,000,000	21.11%
Yorkville Advisors(6)	15,000	0.05%	15,000	0.05%	15,000	0.06%	15,000	0.06%
Carbon Revolution Performance Rights(7)	168,077	0.56%	168,077	0.59%	168,077	0.67%	168,077	0.71%
Existing Carbon Revolution Equityholders	18,504,811	61.78%	18,504,811	65.19%	18,504,811	73.27%	18,504,811	78.12%
Total Shares Outstanding Excluding Additional Dilution Sources	29,954,533	100.00%	28,387,872	100.00%	25,254,549	100.00%	23,687,888	100.00%
	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
Additional Dilution Sources	Ownership in Shares	Equity %(8)	Ownership in Shares	Equity %(8)	Ownership in Shares	Equity %(8)	Ownership in Shares	Equity %(8)
MergeCo Warrants	12,210,742	25.19%	12,210,742	26.03%	12,210,742	27.89%	12,210,742	28.93%
Committed Equity Financing(9)	6,315,789	13.03%	6,315,789	13.46%	6,315,789	14.43%	6,315,789	14.96%
Total Additional Dilution Sources	18,526,531	38.21%	18,526,531	39.49	18,526,531	42.32%	18,526,531	43.89%
(1)
This scenario assumes that no Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge-Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(2)
This scenario assumes that 1,566,661 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge-Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(3)
This scenario assumes that 4,699,984 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge-Extension of Time to Complete a Business Combination” for more information on the Extension Meeting. The Business Combination Agreement and Scheme Implementation Deed provide that Carbon Revolution’s obligation to consummate the Business Combination is conditioned on, among other things, MergeCo being reasonably expected to have at least $5,000,001 of net tangible assets upon closing of the Business Combination. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses described in the table above, as well as increased by the net proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario. See “Business of Twin Ridge and Certain Information About Twin Ridge-Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.
(4)
This scenario assumes that 6,266,645 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. The Business Combination Agreement and Scheme Implementation Deed provide that Carbon Revolution’s obligation to consummate the Business Combination is conditioned on, among other things, MergeCo being reasonably expected to have at least $5,000,001 of net tangible assets upon closing of the Business Combination. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses described in the table above, as well as increased by the proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario. See “Business of Twin Ridge and Certain Information About Twin Ridge-Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(5)
Excludes 327,203 of the Sponsor’s Twin Ridge Class B Ordinary Shares that shall automatically be forfeited and surrendered to Twin Ridge for no additional consideration immediately prior to the consummation of the Merger and conditioned upon the consummation of the Merger.

(6)	Represents the commitment fee of 15,000 MergeCo Ordinary Shares issued to Yorkville Advisors in connection with the Committed Equity Financing which takes effect at Closing.
(7)
Consists of performance rights, as of July 11, 2023. Such securities will be cancelled and converted into Carbon Revolution ordinary shares on or prior to the Scheme Record Date. These 168,077 performance rights relate to performance rights currently on issue under Carbon Revolution’s STI plans. All options and performance rights issued under Carbon Revolution’s LTI plans will be cancelled.

(8)
The Equity % with respect to each Additional Dilution Source set forth above, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator, based on the stated assumptions. For example, in the 25% redemption scenario, the Equity % with respect to the MergeCo Warrants would be calculated as follows: (a) 12,210,742 MergeCo Ordinary Shares issued pursuant to the MergeCo Warrants; divided by (b) (i) 28,387,873 MergeCo Ordinary Shares (the number of MergeCo Ordinary Shares outstanding prior to any issuance pursuant to the MergeCo Warrants or Carbon Revolution Performance Rights) plus (ii) 12,210,742 MergeCo Ordinary Shares issued pursuant to the MergeCo Warrants and 6,315,789 pursuant to the Committed Equity Financing assuming conversion at $9.50 (see footnote 9 below). MergeCo intends to grant initial equity incentive awards with respect to a number of MergeCo Ordinary Shares equal to 5% of the number of issued and outstanding MergeCo Ordinary Shares immediately after the closing of the Business Combination (such number of issued and outstanding MergeCo Ordinary Shares, the “Total Shares Outstanding”) promptly following MergeCo’s eligibility to register the issuance of such awards on Form S-8, which is expected to occur 60 days after the closing of the Business Combination. Such awards may take the form of MergeCo Ordinary Shares or other instruments such as options or rights with respect to MergeCo Ordinary Shares. Under the terms of the Scheme Implementation Deed, Carbon Revolution must seek the consent of Twin Ridge (not to be unreasonably withheld) in relation to the form and quantum of any employee or director short-term or long-term incentive or similar arrangements in excess of such 5% limitation. The total number of MergeCo Ordinary Shares reserved for issuance upon grant of equity incentive awards thereafter is expected to equal 8% of the Total Shares Outstanding (for an aggregate of 13% of the Total Shares Outstanding, inclusive of the initial equity incentive awards).

(9)
Represents the issuance of 6,315,789 MergeCo Ordinary Shares pursuant to the Committed Equity Financing, based on the stated assumptions. The terms of the Committed Equity Financing provide for a purchase price equal to 95% or 97% of the volume-weighted average price of MergeCo Ordinary Shares for a specified period, depending upon which specified period is selected. This amount assumes conversion at $9.50, which is the lower of such purchase prices, assuming the volume-weighted average price is equal to the assumed trading price of $10.00 per share the deemed value of MergeCo Ordinary Shares in the Business Combination for determining the number of MergeCo Ordinary Shares issuable to holders of Carbon Revolution Shares and assumes the issuance of all shares issuable pursuant to the terms of the Equity Purchase Agreement. The actual trading price of MergeCo Ordinary Shares may be lower than $10.00, which would result in a lower conversion price for the purpose of the Committed Equity Financing and therefore greater dilution to other MergeCo shareholders.

Q.	What conditions must be satisfied to complete the Business Combination?
A.
The consummation of the Business Combination is subject to the satisfaction or waiver of certain customary closing conditions of the respective parties, including, the following without limitation: (a) the approval and adoption of each of the Business Combination Proposal and the Merger Proposal by Twin Ridge shareholders and the transactions contemplated thereby; (b) the waiting period (or any extension thereof) applicable to the consummation of the transactions contemplated by the Scheme Implementation Deed shall have expired or been terminated; (c) there shall not be any applicable law in effect that makes the consummation of the transactions contemplated by the Business Combination Agreement illegal or any order in effect preventing the consummation of the transactions contemplated thereby; (d) the MergeCo Ordinary Shares to be issued in connection with the Business Combination having been approved for listing on a U.S. stock exchange; (e) since November 29, 2022, there shall not have occurred a Material Adverse Effect (as defined in the Business Combination Agreement), the material adverse effects of which are continuing; (f) at 8:00 a.m. on the Second Court Date, MergeCo and its subsidiaries (in aggregate) shall be reasonably expected to have, immediately following the Implementation Date and following exercise by Twin Ridge Shareholders of their Redemption Rights in accordance with the Existing Organizational Documents, at least USD$5,000,001 of net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) remaining after the Closing; and (g) this registration statement on Form F-4 shall have become effective under the Securities Act, no stop order shall have been issued by the SEC suspending the effectiveness of such registration statement and no proceeding seeking such stop order has been threatened or initiated by the SEC that remains pending.

See the sections titled “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents” and “Shareholder Proposal 1 – The Business Combination Proposal” for a summary of the terms of the Business Combination Agreement and additional information regarding the terms of the Business Combination Proposal.
Q.	When do you expect the Business Combination to be completed?
A.	It is currently expected that the Business Combination will be completed in the second half of 2023.
This timing depends, among other things, on the approval of the Required Twin Ridge Shareholder Proposals to be presented at the General Meeting. However, the General Meeting could be adjourned if the Adjournment Proposal is adopted at the General Meeting and Twin Ridge elects to adjourn the General Meeting to a later date or dates to permit further solicitation and vote of proxies as permitted by the Business Combination Agreement.
Q.	What happens if the Business Combination is not completed?
A.
If a shareholder has tendered shares to be redeemed but the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant shareholders as appropriate. The current deadline set forth in the Existing Organizational Documents for Twin Ridge to complete its initial business combination (which will be the Business Combination should it occur) is September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions for payments of $160,000 each thereafter are approved by the Twin Ridge Board).

Q.	What differences will there be between the Existing Organizational Documents and the MergeCo Amended and Restated Memorandum and Articles of Association following the Closing?
A.
This proxy statement/prospectus describes the material differences between the rights of Public Shareholders before the consummation of the Business Combination, and the rights of MergeCo shareholders after the Business Combination. See “Comparison of Corporate Governance and Shareholder Rights” for more information. These differences in shareholders rights result from the differences between the respective governing documents of Twin Ridge under Cayman Islands law and MergeCo under the law of Ireland.

Q.	Why is Twin Ridge proposing the Adjournment Proposal?
A.
Twin Ridge shareholders are also being asked to consider and vote upon the Adjournment Proposal to approve the adjournment of the General Meeting to a later date or dates, if necessary, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Business Combination Proposal and Merger Proposal; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus; or (iv) if the holders of Public Shares have elected to redeem such shares such that either (a) the MergeCo Ordinary Shares and MergeCo Warrants would not be approved for listing on the NYSE or Nasdaq or (b) the MergeCo Net Tangible Assets would not be satisfied at Closing. See the section titled “Shareholder Proposal 4 – The Adjournment Proposal” for additional information.

Q.	Who is entitled to vote at the General Meeting?
A.
Twin Ridge has fixed    , 2023 as the Record Date. If you are a shareholder of Twin Ridge at the close of business on the Record Date, you are entitled to vote on matters that come before the General Meeting.

Q.	How do I vote?
A.	If you are a record owner of your shares, there are two ways to vote your Twin Ridge Ordinary Shares at the General Meeting:
You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Twin Ridge Board “FOR” the Business Combination Proposal, the Merger Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal (if presented). Votes received after a matter has been voted upon at the General Meeting will not be counted.

You Can Attend the General Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the General Meeting and vote in person and your shares are held in “street name”, you must obtain a legal proxy from your broker, bank or nominee. That is the only way Twin Ridge can be sure that the broker, bank or nominee has not already voted your shares.
Q.	What if I do not vote my Twin Ridge Class A Ordinary Shares or if I abstain from voting?
A.
The approval of the Business Combination Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal requires the approval of an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of a majority of the holders of Twin Ridge Ordinary Shares, who being present and entitled to vote at the General Meeting, vote at the General Meeting. Approval of the Merger Proposal requires a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the outstanding Twin Ridge Ordinary Shares, who, being present and entitled to vote at the General Meeting, vote at the General Meeting. Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of the Shareholder Proposals.

Q.	What Shareholder Proposals must be passed in order for the Business Combination to be completed?
A.
The Business Combination will not be completed unless the Business Combination Proposal and the Merger Proposal are approved. If Twin Ridge does not complete an initial business combination (which will be the Business Combination should it occur) by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board), Twin Ridge will be required to dissolve and liquidate itself and return the monies held within its Trust Account to its Public Shareholders unless Twin Ridge submits and its shareholders approve an extension.

Q.	How does the Twin Ridge Board recommend that I vote on the Shareholder Proposals?
A.	The Twin Ridge Board unanimously recommends that the holders of Twin Ridge Ordinary Shares entitled to vote on the Shareholder Proposals, vote as follows:
“FOR” approval of the Business Combination Proposal;
“FOR” approval of the Merger Proposal;
“FOR” approval of the Equity Incentive Plan Proposal; and
“FOR” approval of the Adjournment Proposal, if presented.
Q.	How many votes do I have?
A.	Twin Ridge shareholders have one vote per each Twin Ridge Ordinary Share held by them on the Record Date for each of the Twin Ridge Shareholder Proposals to be voted upon.
Q.	How will the Sponsor and Twin Ridge’s officers and directors vote in connection with the Required Twin Ridge Shareholder Proposals?
A.
As of the Record Date, the Founder Holders owned of record an aggregate of 5,327,203 Twin Ridge Class B Ordinary Shares, representing approximately 46% of the issued and outstanding Twin Ridge Ordinary Shares. The Sponsor Parties and Twin Ridge’s officers and directors have agreed to vote the Twin Ridge Ordinary Shares owned by them in favor of the Required Twin Ridge Shareholder Proposals. However, any subsequent purchases of Twin Ridge Class A Ordinary Shares prior to the Record Date by the Sponsor Parties or Twin Ridge’s officers and directors in the aftermarket will make it more likely that the Required Twin Ridge Shareholder Proposals will be approved as such shares would be voted in favor of the Required Twin Ridge Shareholder Proposals. As of the Record Date, there were 11,593,848 Twin Ridge Ordinary Shares outstanding.

Q.	How do the Public Warrants differ from the Private Placement Warrants and what are the related risks for any holders of MergeCo Warrants following the Business Combination?
A.
The Private Placement Warrants will be identical to the Public Warrants in all material respects, except that the Private Placement Warrants will not be transferable, assignable or salable until 30 days after the completion of the initial business combination and they will not be redeemable by MergeCo so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, will have the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by MergeCo in all redemption scenarios and exercisable by the holders on the same basis as the Public Warrants.

As a result, following the Business Combination, MergeCo may redeem your Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. MergeCo will have the ability to redeem outstanding MergeCo Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the MergeCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. MergeCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the MergeCo Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those MergeCo Ordinary Shares is available throughout the 30-day redemption period. If and when the MergeCo Warrants become redeemable by MergeCo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding MergeCo Warrants could force you (i) to exercise your MergeCo Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your MergeCo Warrants at the then-current market price when you might otherwise wish to hold your MergeCo Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding MergeCo Warrants are called for redemption, is likely to be substantially less than the market value of your MergeCo Warrant.
In addition, MergeCo will have the ability to redeem the outstanding MergeCo Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice if, among other things, the closing price of the MergeCo Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) on the trading day prior to the date on which a notice of redemption is sent to the warrant holders. In such a case, the holders will be able to exercise their MergeCo Warrants prior to redemption for a number of MergeCo Ordinary Shares determined based on a table in which the number of MergeCo Ordinary Shares is based on the redemption date and the fair market value of the MergeCo Ordinary Shares. Recent trading prices for the Twin Ridge Class A Ordinary Shares have not exceeded the $10.00 per share threshold at which the MergeCo Warrants would become redeemable. Please see the notes to Twin Ridge’s financial statements included elsewhere in this proxy statement/prospectus. The value received upon exercise of the MergeCo Warrants (1) may be less than the value the holders would have received if they had exercised their MergeCo Warrants at a later time where the underlying share price is higher and (2) may not compensate the holders for the value of the MergeCo Warrants
Q.	Do I have redemption rights with respect to my Twin Ridge Class A Ordinary Shares?
A.
Under Section 49.5 of the Existing Organizational Documents, prior to the completion of the Business Combination, Twin Ridge will provide all of the Public Shareholders with the opportunity to have their shares redeemed upon the completion of the Business Combination, subject to certain limitations, for cash equal to the applicable redemption price (as defined in the Existing Organizational Documents); provided, however, that Twin Ridge may not redeem such shares to the extent that such redemption would result in Twin Ridge having net tangible assets (as determined under the Exchange Act) of less than $5,000,001 upon the completion of the Business Combination. Twin Ridge will maintain at least $5,000,001 of net tangible assets until the completion of the Business Combination. Upon completion of the Business Combination, Twin Ridge will merge with and into a wholly-owned subsidiary of MergeCo. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses, as well as increased by the net proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario. Carbon

Revolution has used a portion of the net proceeds of the PIUS Financing to repay existing debt, which has reduced cash and indebtedness, with minimal net impact on net tangible assets.
Public Shareholders may seek to have their shares redeemed regardless of whether they vote for or against the Business Combination, whether or not they were holders of Twin Ridge Class A Ordinary Shares as of the Record Date or acquired their shares after the Record Date. The redemptions will be effectuated in accordance with the Existing Organizational Documents and Cayman Islands law. Any Public Shareholder who holds Twin Ridge Class A Ordinary Shares on or before    , 2023 (two Business Days before the General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid, at the completion of the Business Combination; provided that such Public Shareholders follow the procedures provided for exercising such redemption as set forth in the Existing Organizational Documents, as described below, by such date. However, the proceeds held in the Trust Account could be subject to claims that could take priority over those of Public Shareholders exercising such redemption right, regardless of whether such holders vote for or against the Business Combination Proposal and whether such holders are holders of Twin Ridge Class A Ordinary Shares as of the Record Date. Therefore, the per-share distribution from the Trust Account in such a situation may be less than originally anticipated due to such claims. A Public Shareholder will be entitled to receive cash for these shares only if the Business Combination is completed. For more information, see “General Meeting of Twin Ridge’s Shareholders—Redemption Rights”.
Q.	Can the Founder Holders redeem their Founder Shares in connection with the consummation of the Business Combination?
A.
The Founder Holders have agreed, for no additional consideration, to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the consummation of the Business Combination.

Q.	May the Sponsor, Twin Ridge directors, officers, advisors or their affiliates purchase shares in connection with the Business Combination?
A.
The Sponsor and Twin Ridge’s directors, officers, advisors or their affiliates may purchase Twin Ridge Class A Ordinary Shares in privately negotiated transactions or in the open market either prior to or after the Closing, including from Twin Ridge shareholders who would have otherwise exercised their redemption rights. However, the Sponsor, directors, officers and their affiliates have no current commitments or plans to engage in such transactions and have not formulated any terms or conditions for any such transactions at the date of this proxy statement/prospectus. If Twin Ridge engages in such transactions, any such purchases will be subject to limitations regarding possession of any material nonpublic information not disclosed to the seller of such shares and they will not make any such purchases if such purchases are prohibited by Regulation M or the tender offer rules under the Exchange Act. Any such purchase after the Record Date would include a contractual acknowledgement that the selling shareholder, although still the record holder of Twin Ridge Class A Ordinary Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its redemption rights. In the event the Sponsor or Twin Ridge’s directors, officers or advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their redemption rights, such selling shareholders would be required to revoke their prior elections to redeem their shares. Any such privately negotiated purchases may be effected at purchase prices that are in excess of the per-share pro rata portion of the aggregate amount then on deposit in the Trust Account.

Q.	Is there a limit on the number of shares I may redeem?
A.
Each Public Shareholder, together with any affiliate or any other person with whom such Public Shareholder is acting in concert or as a “group” (as defined in Section 13(d)(3) of the Exchange Act), will be restricted from seeking a redemption right with respect to 15% or more of the Public Shares. Accordingly, any shares held by a Public Shareholder or “group” in excess of such 15% cap will not be redeemed by Twin Ridge. Any Public Shareholder who holds less than 15% of the Public Shares may have all of the Public Shares held by him, her or it redeemed for cash.

Q.	How do I exercise my redemption right?
A.	If you are a Public Shareholder and you seek to have your shares redeemed, you must demand redemption no later than 5:00 p.m., Eastern Time, on , 2023 (two Business Days before the General Meeting) by

(a) submitting a written request to the Transfer Agent that Twin Ridge redeem such holder’s Public Shares for cash, (b) affirmatively certifying in such request to the Transfer Agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13 d-3 of the Exchange Act) with any other shareholder with respect to Twin Ridge Ordinary Shares and (c) delivering their Twin Ridge Ordinary Shares, either physically or electronically using DTC’s DWAC system, at the holder’s option, to the Transfer Agent prior to the General Meeting. If you hold the shares in street name, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of Public Shares, may not be withdrawn once submitted to Twin Ridge unless the Twin Ridge Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). In addition, if a Public Shareholder demands redemption of such shares and subsequently decides prior to the applicable date not to elect to exercise such rights, he or she may simply request that the Transfer Agent return the shares (physically or electronically). You may make such request by contacting Twin Ridge’s Transfer Agent at the phone number or address at the phone number or address listed at the end of the section.
Any corrected or changed written demand of redemption rights must be received by Twin Ridge’s Co-Chief Executive Officer and Chief Financial Officer two Business Days prior to the vote taken on the Business Combination Proposal at the General Meeting. No demand for redemption will be honored unless the Public Shareholder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two Business Days prior to the vote at the General Meeting.
Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates (if any) and other redemption forms should allot sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Twin Ridge’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Twin Ridge does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in street name will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
If a Public Shareholder properly demands redemption as described above, then, if the Business Combination is completed, Twin Ridge will redeem the shares subject to the redemptions for cash. Such amount will be paid promptly after completion of the Business Combination. If you exercise your redemption right, then you will be exchanging your Twin Ridge Class A Ordinary Shares for cash and will no longer own these shares following the Business Combination.
If you are a Public Shareholder and you exercise your redemption right, it will not result in either the exercise or loss of any Warrants that you may hold. Your Warrants will continue to be outstanding following a redemption of your Twin Ridge Class A Ordinary Shares and will become exercisable in connection with the completion of the Business Combination. Assuming 100% redemption, the Warrants owned by such redeeming Public Shareholders will be worth approximately $    in the aggregate based on the closing price of the Warrants on the Record Date of $   .

If you intend to seek redemption of your Public Shares, you will need to deliver your shares (either physically or electronically) to Twin Ridge’s Transfer Agent prior to the meeting, as described in this proxy statement/prospectus. If you have questions regarding the certification of your position or delivery of your shares, please contact:
Continental Stock Transfer & Trust Company
One State Street, 30th Floor
New York, New York 10004
Attention: SPAC Redemption Team
E-mail: spacredemptions@continentalstock.com
Q.	If I am a holder of Twin Ridge Units, can I exercise redemption rights with respect to my Twin Ridge Units?
A.
No. Holders of issued and outstanding Twin Ridge Units must elect to separate the Twin Ridge Units into the underlying Public Shares and Public Warrants prior to exercising redemption right with respect to the Public Shares. If you hold your units in an account at a brokerage firm or bank, you must notify your broker or bank that you elect to separate the units into the underlying Public Shares and Public Warrants, or if you hold units registered in your own name, you must contact the Transfer Agent directly and instruct them to do so. The redemption right includes the requirement that a holder must identify itself in writing as a beneficial holder and provide its legal name, phone number and address to the Transfer Agent in order to validly redeem its shares. You are requested to cause your Public Shares to be separated and delivered to the Transfer Agent by 5:00 p.m., Eastern Time, on    , 2023 (two Business Days before the General Meeting) in order to exercise your redemption right with respect to your Public Shares.

RISK FACTORS
You should carefully review and consider the following risk factors and the other information contained in this proxy statement/prospectus, including the financial statements and notes to the financial statements included herein, in evaluating the Business Combination and the proposals to be voted on at the General Meeting. The following discussion includes risk factors that apply to the business and operations of Carbon Revolution and its consolidated subsidiaries and will also apply to the business and operations of MergeCo following the Closing. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Business Combination, and may have a material adverse effect on the business, cash flows, financial condition and results of operations of MergeCo following the Closing. You should carefully consider the following risk factors in addition to the other information included in this proxy statement/prospectus, including matters addressed in the section titled “Cautionary Note Regarding Forward-Looking Statements”. We may face additional risks and uncertainties that are not presently known to us, or that we currently deem immaterial, which may also impair our business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.
Risks Related to Carbon Revolution
Unless the context requires otherwise, references to “Carbon Revolution”, “we”, “our” and “us” in this section are to the business and operations of Carbon Revolution.
Carbon Revolution may be unable to obtain sufficient financing to pay its expenses incurred prior to the completion of the Business Combination.
In November 2022, Carbon Revolution estimated that it would require up to A$30 million of bridge financing to meet cash flow requirements until at least the date that the Business Combination closes. This was based on targeted completion of the Business Combination by June 30, 2023.
Since November 2022, Carbon Revolution has implemented a number of bridge funding initiatives including completing a US$60 million debt program arranged by PIUS Limited LLC and its affiliates on May 23, 2023, in an amount (before fees and expenses) of US$60 million. Of this:
•
US$13.1 million in costs (comprising approximately US$8.8 million for the premium on the insurance for the program (described further below) plus various fees and transactional costs relating to the New Debt Program) was deducted from the proceeds; and

•	US$9.9 million was used to repay the amounts owed by the Company to previous key lenders (including Export Finance Australia and Timelio).
This resulted in net new funding of US$37.0 million on May 23, 2023 for general corporate and other working capital purposes. Of this:
•
US$15.5 million was deposited into certain reserve funds of which US$5.8 million has been released after certain insurance conditions were met. US$5 million is scheduled to be released after 6 months if not required for covenant cures in that period, US$0.3 million will be used for initial interest payments and the balance of US$4.4 million is held as a payment reserve; and

•	US$7.3 million was used to pay creditors who assisted the Company with its liquidity initiatives.
The Business Combination is currently estimated to be completed in October 2023, following shareholder votes expected to take place in September 2023. According to the Carbon Revolution Limited and its subsidiaries’ (“Group”) 12 Month Cash Flow Projections (for the 12 month period from August 1, 2023), the Group will be funded to closing of the Business Combination and comply with the liquidity covenant under the New Debt Program, assuming the support from customers in the form of earlier payments for shipped wheels than under normal business terms, or other customer liquidity support, and careful management of capital expenditures. There is a risk that there is a material delay in the timing of the Business Combination closure beyond October 2023, and/or that the Group may not receive the customer support it may require, or management of capital expenditure may not be possible without impacting supply obligations to customers and/or its ability to meet the financial targets. In these scenarios, and if Carbon Revolution Limited is unable to implement other liquidity initiatives or raise additional funds, the Group may have insufficient funds to pay its expenses, which would have adverse implications for the Group and its shareholders.

Carbon Revolution may be unable to obtain sufficient financing to pay its expenses following completion of the Business Combination.
The Group is not yet profitable and does not yet derive positive cash flows (and does not expect to through the 12 month forecast period of the 12 Month Cash Flow Projection). In order to remain viable or to be considered viable in connection with the closing of the Business Combination, along with expected cash on hand at closing of the Business Combination, and assuming there is US$10 million remaining in the Trust Account following redemptions,1 the Group will need to raise US$60 million of additional capital in order to remain a going concern through the 12 month forecast period, with US$45 million required to be raised through the period from closing of the Business Combination to December 31, 2023 to maintain sufficient cash on hand to comply with the liquidity covenants under the New Debt Program, and to enable to the Group to pay its expenses (including costs associated with the Business Combination) and to allow the Group to continue as a going concern. If the Group is unable to raise sufficient funds within the timeframes required, the Group will need to successfully implement other funding or liquidity options, including other financing, working capital financing, delaying or reducing operating and capital expenditure, securing customer pre-payments, and securing deferred supplier payments (including deferrals from advisors in connection with the Business Combination).
Additional equity capital raised by the Group will be dilutive to existing shareholders. Further, if a structured equity facility is entered into, such facility may include the issuance of a substantial number of warrants or other derivative securities that are convertible or exercisable for MergeCo Ordinary Shares on terms that are dilutive to shareholders.
There are risks associated with the cash flow projection including but not limited to:
•	there may be less than US$10.0 million cash remaining in the Trust Account at the closing of the Business Combination if redemptions of Twin Ridge Class A Ordinary Shares are higher than expected;
•
the closing of the Business Combination may occur later than October 2023, while the Group will continue to incur expenses, requiring the Group to pay such expenses prior to the receipt of any cash remaining in the Trust Account;

•
there may be a delay in the availability of the Committed Equity Financing (the Committed Equity Financing will not be available until after completion of the Business Combination and the filing by MergeCo with the SEC of a registration statement for the resale of the MergeCo Shares, and such registration statement being declared effective by the SEC);

•
as the terms of the Committed Equity Financing will not require Yorkville Advisors to purchase additional shares under the Committed Equity Financing beyond an overall ownership of 9.99% the Group may have access to materially less than the US$60 million headline figure of the Equity Purchase Agreement;

•
the Group may not be able to raise further equity funds from sources other than the Equity Purchase Agreement in the amounts and within the timeframes necessary for the Group to remain solvent and to comply with its liquidity covenants, on satisfactory terms, or at all;

•	customers and suppliers (including advisors in relation to the Business Combination) may not agree to provide the support sought from them; and
•	the 12 Month Cash Flow Projections are subject to achievement by the Group of its financial and operational targets.
In the event that US$10 million is not remaining in the Trust Account following redemptions, and the required funding is not available within the timeframe and in the amounts needed, the Group may need to enter voluntary administration. For further information see Carbon Revolution Cash Flow Projections.
Further, with respect to the New Debt Program, if the business combination is materially delayed (i) and if the Group does not raise additional funds through other sources, the Group may be in default of the liquidity covenant and therefore reliant on Newlight Capital LLC, an affiliate of PIUS and the servicer and collateral agent under the
[1]
Reflects Carbon Revolution’s expectation of an aggregate redemption rate of approximately 95% of the Twin Ridge Class A Ordinary Shares on issue following the IPO, based on Carbon Revolution’s analysis of redemption data for other similar transactions.

various loan documents (“Servicer”) waiving such default in order to avoid the consequences of a default under the New Debt Program documents; and (ii) the Group would be in breach of the covenant to complete the Business Combination by August 31, 2023, and would have 60 days to cure such breach in order to avoid the consequences of a default under the New Debt Program documents.
Carbon Revolution is not yet profitable or cash flow positive and it may take longer for Carbon Revolution to reach profitability or become cash flow breakeven than anticipated (or it may never occur), and Carbon Revolution may not be able to obtain financing to fund its operations on acceptable terms, or at all.
Carbon Revolution is not yet profitable and currently does not generate enough funds from its operations to fund those operations. Carbon Revolution has a limited operating history and has not yet become profitable, which means that its operating history does not provide a meaningful basis for investors to evaluate the business or its financial performance and future prospects. Accordingly, investors should consider Carbon Revolution's business and prospects in light of the risks, uncertainties, expenses and challenges that may face an early stage business.
While we currently anticipate that Carbon Revolution will become profitable (on an earnings before interest, tax and amortization (“EBITDA”) basis) if it sells approximately 45,000 wheels per year and if other key business objectives are achieved, including a reduction in labor hours per wheel and a reduction in material cost per wheel, we may not become profitable at that volume, for various reasons, including if raw material and labor costs exceed our expectations. Further, it may take longer than expected for Carbon Revolution to reach sales of 45,000 wheels per year. In addition, our financial projections may prove to be inaccurate and assume, among other things, the production schedules, pricing, cost of labor and materials, overhead and foreign exchange rate assumptions on which they were based are accurate and there are no unexpected delays or other changes.
Carbon Revolution must obtain other sources of cash, including from additional financings, to meet its operational requirements, until it generates positive cash flow from operations.
Due to various factors including the time lag between recognition of revenue from sale of wheels to customers, to receipt of payment for such sales, Carbon Revolution will not become cash flow positive from operating activities until a period after becoming profitable at an EBITDA level. If and when Carbon Revolution does derive positive cash flows from operating activities, it is expected that cash flow from investing activities in the ordinary course will be negative (due to ongoing capital investment in capacity expansion) and cash flow from financing activities in the ordinary course will be negative (due to the cost of servicing debt, including the New Debt Program, discussed below).
On May 23, 2023, Carbon Revolution entered into the New Debt Program. The US$60 million financing established by the New Debt Program matures on May 1, 2027, bearing interest at a rate of 8.5% for the entire term of the financing, with payments due during the first 18 months consisting of interest only. On December 1, 2024 principal repayments will be required to commence, in an amount of US$2.0 million per month. These installments may place significant pressure on the group's cash flows during this period, in particular if the Carbon Revolution Business is not operating cash flow positive by this point. These payments will divert available cash from use for other purposes, for example research and development or capital expenditure, and may ultimately impact the ability of the Carbon Revolution Business to meet its operational goals.
Further, the terms of the New Debt Program restrict Carbon Revolution's ability to raise further new debt, other than certain indebtedness permitted thereunder.
Under the New Debt Program, if Carbon Revolution does not complete a US$60 million Qualified Capital Raise (as defined in the program documentation), including the issuance of equity or subordinated debt that does not require certain payments until at least 180 days after the repayment of the debt program, by December 31, 2023, then an additional 5% of the debt amount (US$3 million) would be required to be repaid between January 1, 2024 and the maturity of the debt. If Carbon Revolution or MergeCo does not complete a US$45 million Qualified Capital Raise, an additional 5% (being 10% in total and inclusive of the requirement in the preceding sentence) of the debt amount (being US$6 million in total, inclusive of the requirement in the preceding sentence) is to be repaid over the life of the debt program. Drawdowns under the Committed Equity Financing do not qualify as a Qualified Capital Raise.
The Company also has a supplier finance arrangement in place with a logistics provider for payables and order / invoice management service for the purchase and logistics management for certain raw materials. The outstanding balance of this arrangement will also vary according to the materials financed through this facility at any time (A$9.1 million as of June 30, 2023).

Carbon Revolution’s ability to raise additional funds to meet its operational requirements and to meet its repayment obligations to noteholders under the New Debt Program, and its supplier finance provider, through debt (if permitted under the New Debt Facility or otherwise approved) or the issuance of other securities will be subject to factors beyond the control of Carbon Revolution, including factors affecting the economy and capital markets (including the impact of the COVID-19 pandemic and other global health conditions). There is no guarantee that such funding, whether debt (if permitted under the New Debt Facility or otherwise approved), equity or otherwise, will be obtained or available on favorable terms, or at all. Any additional funding may include the issuance of a substantial number of warrants or other derivative securities that are convertible or exercisable for MergeCo Ordinary Shares on terms that are dilutive to shareholders. Carbon Revolution may also experience difficulties extending or replacing its existing lending facilities. Any inability to raise funds when required may adversely impact Carbon Revolution’s financial performance and prospects.
If additional funds are raised through the issuance of equity, this could dilute the interests of shareholders; debt financing, if available, may involve restrictions on financing and operating activities, and higher than expected interest and financing costs.
Twin Ridge has entered into the Equity Purchase Agreement with Yorkville Advisors with respect to the future issuance of up to USD$60 million in MergeCo Ordinary Shares, from time to time as MergeCo may direct. Under this Committed Equity Facility Financing, for a period of three years from Closing, subject to certain conditions, MergeCo has the right to require Yorkville Advisors to purchase new MergeCo Ordinary Shares in a series of advances, with each advance being in an amount up to the greater of (i) USD$10 million or (ii) the aggregate trading volume of MergeCo Ordinary Shares for the five trading days immediately preceding MergeCo requesting an advance. Such advances will result in a dilution of MergeCo shareholders. Further, there is a risk that Carbon Revolution will not be able to fully draw down on the full USD$60 million of the Committed Equity Facility, or draw down on sufficient amounts as needed in accordance with Carbon Revolution's operational needs, if the MergeCo share price is lower than expected and/or if the trading volume of MergeCo shares is lower than expected because Yorkville Advisors is not required to purchase additional shares under the committed equity facility beyond the CEF Ownership Restriction, or US$10 million (A$15.0 million) per Advance Notice (as defined in the Equity Purchase Agreement), whichever is lower.
Carbon Revolution could fail to meet the financial covenants under the New Debt Program entered into on May 23, 2023.
On May 23, 2023 (US ET time) Carbon Revolution entered into the New Debt Program. The US$60 million debt program established by the New Debt Program matures on May 1, 2027, bearing interest at a rate of 8.5% for the entire term of the debt program, with payments due during the first 18 months consisting of interest only. On December 1, 2024 principal repayments will be required to commence, in an amount of US$2.0 million per month. UMB Bank, National Association, a trust company (the “Trustee”) acts as trustee and as disbursing agent under the proceeds disbursing and security agreement on behalf of the noteholders and the Servicer.
The proceeds disbursing and security agreement contains four financial covenants, which Carbon Revolution is required to meet:
•
agreed threshold for revenue, assessed monthly on a rolling trailing six month basis with specific agreed targets for each testing period, with the first testing period being the 6 months expiring June 30, 2023;

•
agreed threshold for Adjusted EBITDA, assessed monthly on a rolling trailing six month basis with specific agreed targets for each testing period, with the first testing period being the 6 months expiring June 30, 2023;

•
maximum capital expenditure (capex) limits, initially assessed on a rolling trailing six months with specific agreed maximum capex for each testing period with the first testing period being the 6 months expiring June 30, 2023, and moving to a rolling trailing 12 months basis in January 2024; and

•
liquidity ratios based on remaining months of liquidity assessed monthly based on the monthly Adjusted EBITDA for the 3 most recent months until the Adjusted EBITDA of the Group becomes positive, following which the measure will be based on a current ratio.

Subject to the cure right available for the revenue and Adjusted EBITDA covenants described below, a breach of a financial covenant that has not been cured, entitles the Servicer to accelerate payment of the principal and interest owed under the notes, and enables enforcement of the security provided in connection with the New Debt Program. The New Debt Program is secured by all of the present and after-acquired property of the Carbon Revolution Group, including certain excluded property and certain excluded intellectual property.

The revenue and Adjusted EBITDA covenants are subject to cure provisions. In the event of revenue or Adjusted EBITDA performance falling below the covenanted threshold amount, Carbon Revolution is permitted to make a payment equal to or greater than the shortfall, which will also reduce the principal balance owed on the debt program. The amount of the payment would be added as a permanent adjustment to the revenue for the relevant 6 month testing period. This cure right can be used up to five times over the course of the debt program but a maximum of twice in any four-month period.
If Carbon Revolution is not able to meet its financial covenants (including through exercise of any cure rights available to cure such breach), the Servicer may exercise their rights under the program documents, including accelerating payment of the principal and interest owing, enforcing upon the security, taking legal action, and commencing liquidation proceedings, any or all of which would have a material adverse effect on Carbon Revolution, its business, financial condition and its creditors, as well as the value of its shares.
Carbon Revolution could fail to make payments when due or otherwise comply with other requirements under the New Debt Program, resulting in an event of default thereunder and acceleration thereof.
In addition to the financial covenants described above, the New Debt Program contains a number of other positive and negative covenants and obligations binding on the Carbon Revolution Group.
If Carbon Revolution or MergeCo does not complete a US$60 million Qualified Capital Raise (as defined in the New Debt Program documentation), including the issuance of equity or subordinated debt that does not require certain payments until at least 180 days after the repayment of the New Debt Program, by December 31, 2023, then an additional 5% of the debt amount (US$3 million) would be required to be repaid between January 1, 2024 and the maturity of the New Debt Program. If Carbon Revolution or MergeCo does not complete a US$45 million Qualified Capital Raise, an additional 5% (being 10% in total and inclusive of the requirement in the preceding sentence) of the debt amount (being US$6 million in total, inclusive of the requirement in the preceding sentence) is to be repaid over the life of the New Debt Program. Drawdowns under the Committed Equity Financing do not qualify as a Qualified Capital Raise. In addition, under the terms of the grant from the Australian Federal Government for MMI, Carbon Revolution is prohibited from granting a security interest and we are required to seek their consent to be able to grant a security interest within 90 days of the New Debt Program. If we fail to obtain consent, we would be in breach of the terms of the New Debt Program.
The New Debt Program documents also provide that the failure to complete the Business Combination by August 31, 2023 would be a breach of the relevant covenant, giving rise to an event of default, subject to a 60-day cure period ending on October 30, 2023 and contains other customary events of default, including (amongst other things):
•	failure to make a payment due under the agreement by the due date;
•	existence of circumstances which could result in a Material Adverse Effect;
•
a change in control of the Carbon Revolution Group, which would include the departure of our Chief Technology Officer, Ashley Denmead, if a reasonably acceptable replacement has not been appointed within 90 days (prior to the Business Combination) or 120 days (following the Business Combination);

•	events of insolvency, judgment debt, asset seizure and impairment of security;
•	material misrepresentation; and
•	if any portion of the guaranty ceases to be in full force and effect.
An Event of Default entitles the Servicer to exercise their rights under the New Debt Program documents, including accelerating payment of the principal and interest owing, enforcing upon the security, taking legal action, and commencing liquidation proceedings, any or all of which would have a material adverse effect on Carbon Revolution, its business, financial condition and its creditors, as well as the value of its shares.
Carbon Revolution’s customer contracts contain no take or pay provisions or other minimum purchase requirements and its customers may not order wheels as expected.
Carbon Revolution’s growth is predicated on various assumptions relating to demand for its wheels. Demand for Carbon Revolution’s wheels may be lower than anticipated because Carbon Revolution’s current OEM supply contracts, which are typical of the industry, are not take-or-pay contracts, therefore customers are not committed to purchase a minimum number of wheels, and therefore, there is no guarantee that Carbon Revolution will secure the sales volume it anticipates from its existing customer contracts. There is also no guarantee that Carbon Revolution’s projected revenue from awarded programs (referred to as “backlog”) will eventuate at the levels expected.
Orders made by OEM customers under those agreements may be lower than forecast by Carbon Revolution for reasons outside Carbon Revolution’s control, including if demand for the OEM’s vehicle on which Carbon Revolution’s wheels are included is lower than expected or, where Carbon Revolution’s wheels are an option on the relevant vehicle, customers elect to purchase the option less frequently than anticipated (thus the “take rate” being lower than anticipated).
Lower than anticipated revenue from customer programs may also impact Carbon Revolution’s ability to secure anticipated margin improvements through labor and materials cost reductions that are anticipated to be derived from scale.
A lower volume of orders for wheels than expected may impact Carbon Revolution’s ability to generate revenue and may therefore impact Carbon Revolution’s financial performance and prospects.
Even if, over the life of a program, a customer does order as many wheels as projected by Carbon Revolution for the life of the program, the customer’s ordering patterns may fluctuate and the orders for a particular period during the program life may be lower than expected. Such fluctuations resulting in lower than expected orders have occurred in the past.
Wheel programs may not be awarded or may not be awarded in the expected timeframe or for the expected volumes. Carbon Revolution’s view of expected volumes may not be achieved or may not be achieved within expected timeframes.
Carbon Revolution is in discussions with a range of OEMs about new wheel programs and has entered into detailed design and engineering agreements with some of them. However, OEMs may not continue discussions, the design and engineering agreements may not result in a formal program award, formal programs may be awarded later than expected, or vehicles in relation to which programs have been awarded may enter production later than expected.
This may be triggered by a variety of reasons such as supply chain or production difficulties of the OEM customer unrelated to Carbon Revolution, the failure of Carbon Revolution and the customer to agree on terms (particularly design and pricing for the relevant design) during the design and engineering phase or the agreement occurs later than expected, failure of a wheel to pass validation requirements in the design and engineering phase, or the OEM customer otherwise deciding not to proceed, or to proceed later than expected, with the vehicle launch, or not awarding Carbon Revolution the wheel program. The financial projections do not factor in any general contingency to allow for changes in the OEM Production schedules (e.g., to reflect supply chain disruption, as has been observed over the past few years).
The risk that OEMs do not continue discussions or that the design and engineering agreements do not result in a formal program award or result in an award later than expected may result in losing or delaying the opportunity to sell wheels or in later or lower sales than forecasted.
Revenue from awarded programs may be lower than expected due to many factors including the demand for the relevant vehicle being lower than expected, and/or demand for the carbon fiber wheels being lower than expected (thus the “take rate” being lower than expected).
Two engineering programs commenced by Carbon Revolution have not resulted in formal award. In one instance, this was a result of the relevant OEM deciding not to proceed with production of the relevant vehicle. There have also been instances of programs being awarded later than expected, or the OEM delaying the launch of the vehicle later than expected, resulting in delays to the start of production and sale of Carbon Revolution wheel programs.
Any failure or delay to convert the pipeline of potential customers into additional contracts, delays to commencement of production, or lower than expected sales volumes from awarded programs, may result in Carbon Revolution failing to meet its growth targets, which will adversely impact Carbon Revolution’s ability to generate revenue. Failure to generate sufficient revenue will have a material adverse impact on Carbon Revolution’s long-term financial performance and prospects.

Carbon Revolution will need to raise additional funds by equity, debt, or convertible debt financings, to support its growth, and those funds may be unavailable on acceptable terms, or at all. As a result, Carbon Revolution may be unable to meet its future capital needs, which may limit its ability to grow and jeopardize its ability to continue its business.
Carbon Revolution may need to raise additional capital to fund operations in the future or finance future acquisitions. If Carbon Revolution seeks to raise additional capital in order to meet various objectives, including funding operations, increasing production capacity, developing existing or future technologies and solutions, increasing working capital, acquiring new customers, expanding geographically, and responding to competitive pressures, capital may not be available on favorable terms or may not be available at all and such issuances may be dilutive to MergeCo shareholders. Lack of sufficient capital resources could significantly limit Carbon Revolution’s ability to take advantage of business and strategic opportunities. Any additional capital raised through the sale of equity or debt securities with an equity component would dilute stock ownership. Further, the terms of the New Debt Program restrict Carbon Revolution's ability to raise further new debt, other than certain indebtedness permitted under the terms of the New Debt Facility. If adequate additional funds are not available this may adversely impact Carbon Revolution’s cash position and Carbon Revolution may be required to delay, reduce the scope of, or delay or eliminate material parts of its business strategy, including increasing production capacity, engaging potential new customers or the development or advancement of new or existing technologies or solutions and geographic expansion, which in turn may adversely impact Carbon Revolution’s financial performance and prospects.
Broad market and industry factors may materially harm the market price of Carbon Revolution’s securities irrespective of its operating performance. The stock market in general has experienced price and volume fluctuations that have often been unrelated or disproportionate to the operating performance of the particular companies affected. The trading prices and valuations of Carbon Revolution’s securities may not be predictable. A loss of investor confidence in the market for the stocks of other companies that investors perceive to be similar to Carbon Revolution could depress Carbon Revolution’s stock price regardless of its business, prospects, financial conditions or results of operations. A decline in the market price of Carbon Revolution’s securities could adversely affect our ability to issue additional securities and our ability to obtain additional financing in the future.
Any inability to raise funds when required, or on favorable terms, may have a material adverse effect on the continued development or growth prospects.
Wheel programs may commence later than expected due to the design development and engineering phase taking longer than expected.
The commencement of wheel programs may be delayed due to various reasons. Carbon Revolution may have limited resources in the design and development teams working on multiple programs in the engineering phase at the same time and accordingly, the teams may not be able to meet the program deadlines as a result of delays in the wheel design process or engineering challenges. Also, reaching agreements with customers on aesthetic exterior design may take longer than expected. In addition, prototypes may fail in testing during validation resulting in required rework. Such delays have occurred in the past.
Delays in design and engineering may result in programs coming online later than expected and, therefore, production and sales commencing later than expected. In such a circumstance, Carbon Revolution’s ability to generate revenue may be adversely impacted.
Also, any delay in development or production of wheel programs or a lower wheel production volume than expected and agreed with the customer may result in damages claims of customers because of Carbon Revolution not meeting contractual obligations or may adversely affect Carbon Revolution’s reputation, profitability and ability to generate revenue and therefore, in turn, impact Carbon Revolution’s financial performance and prospects.
The margin received by Carbon Revolution for its wheels may be lower than expected. Similarly, Carbon Revolution may not recover engineering and development or tooling costs from its customers to the extent expected.
The price Carbon Revolution quotes for a wheel depends on certain forecasts and assumptions regarding development costs, raw material costs, manufacturing costs, and desired margin. Carbon Revolution has experienced and may in future experience higher costs per wheel than anticipated for various reasons such as:
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manual labor hours required to produce wheels being higher than anticipated, higher materials or supply chain costs than anticipated, wheel programs may experience delays in development or production, or wheel production volume increases may not be as expected or may not materialize;

•	Carbon Revolution may not be able to achieve its manufacturing quality, volume and cost targets (including targets relating to reduction in labor cost per wheel and materials cost per wheel);
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Carbon Revolution may not be able to increase its capacity to service customer demand or the cost to increase capacity may be more than expected, or it may otherwise be unable to execute its industrialization plans, including the Mega-line project, as planned;

•	Carbon Revolution may be exposed to volatility in demand, resulting in disruption to Carbon Revolution’s operations and supply chain and increased costs;
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Carbon Revolution may be manufacturing lower volumes than expected when production for the relevant wheel commences which would result in the benefits of scale being lower than expected, and the costs per wheel being higher than expected;

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Carbon Revolution may not have the flexibility to adjust its raw material supply orders on short notice based on the fluctuations in its customer’s orders, which may adversely affect Carbon Revolution’s profitability, cash flow and operations; or

•	Carbon Revolution’s equipment not performing to the level expected, or product quality not being to the level expected.
As a result, Carbon Revolution’s development costs, materials costs, labor costs or other overheads may be higher than expected or Carbon Revolution may experience more or worse quality issues than expected.
Carbon Revolution has in the past incurred and may incur greater engineering, development or tooling costs in relation to a program than it expected when quoting. This may arise as a result of higher than expected inflation, changes in customer specifications or designs during the design and engineering phase, or wheel design or engineering challenges that were not anticipated when quoting. Due to the industry standard contracts with favorable terms for Carbon Revolution’s customers, Carbon Revolution may not be able to pass on all incurred costs for engineering, development or tooling or an increase of such costs to its customers.
The inability to pass on such costs to its customers may materially and adversely impact Carbon Revolution’s profitability, financial performance and prospects.
Carbon Revolution may not be able to achieve the manufacturing quality required or expected by its customers.
Inadequate capability of Carbon Revolution’s manufacturing processes and procedures to consistently produce the required quantity and quality of wheels, within the required customer timeframes, and at the expected cost levels has resulted in and may result in higher scrap rates and/or higher costs per wheel than expected, or shipping wheels late or not according to the customer’s specifications. These outcomes may result in our loss of customers or failure to obtain new wheel programs, which could have a material adverse impact on our financial performance.
Additionally, the failure to achieve the desired quality targets has resulted in and may result in higher labor costs (in processing or rectifying wheels), additional management and engineering resources and overhead (addressing and solving quality issues), reduced production output, and/or reduced margins. It may also result in a reduced ability to access a broader cross section of the wheel market due to product costs that are higher than forecasted.
Shipping wheels late has resulted in and could result in Carbon Revolution being required to incur air freight costs and/or pay costs or damages to its customers. Shipping wheels not according to specification has resulted in and could result in Carbon Revolution being required to replace such wheels at its cost. Shipping wheels not according to specification could also result in Carbon Revolution being required to pay costs or damages to its customers or may result in warranty issues or product recalls. This in turn could result in negative reputational damage and could adversely impact Carbon Revolution’s ability to secure new programs or retain customers, which would have an adverse impact on its ability to generate revenues.
Failure to introduce new customer wheel programs into production at the expected quality levels may also result in higher costs and lower margins, which may adversely impact Carbon Revolution’s financial performance and prospects.
Carbon Revolution may not be able to execute its plans to increase its capacity to the extent expected within the timeframes as expected and/or at the expected cost.
Carbon Revolution is not yet profitable and requires further scale, and a reduction in labor costs per wheel, in order to become profitable and to then grow profitability. Carbon Revolution intends to further automate and industrialize its operations to achieve a substantial increase of its wheel production volumes and a material reduction in its unit costs of production. Carbon Revolution also intends to further grow its wheel sales.
As such, Carbon Revolution’s ability to achieve these objectives is dependent, to a significant degree, on the success of its industrialization plans, including the first Mega-line, which is expected to deliver improvements in production scale and economics that will enable the Company to deliver large volume programs to a broader cross-section of the market. The process may take longer or cost more than anticipated, or unforeseen issues may arise during the engineering or commissioning process for new equipment, as has occurred in some instances in the past. Also, the capital cost of expanding operations may be higher than anticipated, resulting in a lower return on investment than expected. The industrialization plans, including the Mega-line, may not achieve the outcomes anticipated such as delivering the expected capacity increases, including but not limited to reduced cycle times, reduced labor hours per wheel, volumes, or other production efficiencies or cost reduction benefits.
If Carbon Revolution cannot automate and scale its manufacturing process to the extent anticipated, it may have a material adverse impact on Carbon Revolution’s financial performance and competitive position.
New and larger volume OEM wheel programs, which Carbon Revolution plans to commence production on the Mega-line, may experience delays or cost overruns if there are delays in completing the Mega-line, the Mega-line does not perform to expectations or other challenges arise in relation to the installation and commissioning of major equipment projects. This may result in lower revenue or margins than expected, or contractual claims (by customers for non-shipment or late shipment of wheels) against Carbon Revolution.
Carbon Revolution may not have the internal resources or capability or be able to employ or engage the appropriate capability, required in order to successfully build, install and commission new production assets or fully utilize the expected benefits of those assets once commissioned and in production.
A delay in the expansion of capacity may lead to Carbon Revolution foregoing new programs and, therefore, not earning expected revenue and potentially losing market share, and may also result in Carbon Revolution becoming profitable and cash flow positive later than expected and thus continuing to rely on other sources of capital for longer than expected.
The Mega-line project may impact production on existing customer programs, which may result in reduced revenue and damage to customer relationships and contractual claims against Carbon Revolution which may have a material adverse impact on Carbon Revolution’s financial performance and competitive position.
If the Mega-line project does not deliver expected volumes, production efficiencies or cost reduction benefits, future production lines built by Carbon Revolution may also not deliver the expected volumes, production efficiencies or cost reduction benefits, or may cost more or take longer to implement, as a result.
Due to industry standard contractual provisions which are favorable to Carbon Revolution's customers, Carbon Revolution may be exposed to volatility in demand and changes to customer forecasts on short notice, resulting in disruption to Carbon Revolution’s operations and supply chain and increased costs and lower margins. Carbon Revolution may not be able to adjust its raw material supply orders on short notice to meet such demand, which may adversely affect Carbon Revolution’s profitability, cash flow and operations.
Under Carbon Revolution’s current OEM supply contracts, which are typical of the industry, customers place firm orders with only limited lead times. While these orders are legally binding, volume predictions or forecasts provided by the customer are non-binding forecasts that the customer can materially change any time.
Given that in many cases Carbon Revolution’s arrangements with its suppliers require significantly longer lead times, Carbon Revolution typically places orders for raw materials with its suppliers prior to having firm orders for its customers. To be prepared for delivering in accordance with the customer’s forecast, Carbon Revolution may also have already invested in labor and equipment without being able to adjust the investment if the customer orders less or more than forecasted on a short notice. In situations where the OEM customer orders less than forecast, Carbon Revolution may also incur additional storage costs for unused raw materials and the shelf life of the raw materials may expire, leading to the risk of such raw materials no longer being qualified to be used in production, which in turn may impact Carbon Revolution’s costs and operations. In this situation Carbon Revolution may also have underutilized labor. A reduction in the ordering volume may also impact Carbon Revolution’s ability to meet its revenue forecasts.

Conversely, the customer may significantly increase the volume in its binding orders compared to the forecast and that may lead to Carbon Revolution being required to invest in additional labor or raw materials on short notice at higher costs, or otherwise be limited in its ability to fulfill orders in full or on time.
Customers have in the past and may provide materially higher or lower orders than expected, and both scenarios may result in higher costs per wheel and cost inefficiencies, that can only be recovered from the customer to a very limited extent. That in turn may have a material adverse impact on Carbon Revolution’s financial performance and prospects.
Carbon Revolution is exposed to claims against it by its customers for late delivery or delivery of products which do not meet desired specification. However, Carbon Revolution does not have the same ability to make claims against all of its raw materials suppliers for late delivery or delivery of materials which do not meet our specification.
Under Carbon Revolution’s contracts with its customers, Carbon Revolution’s customers have in the past and may raise claims towards Carbon Revolution for late delivery or delivery of wheels that do not meet the relevant specification. Some of Carbon Revolution’s contracts with its suppliers contain terms that make it difficult for Carbon Revolution to enforce delivery on time or compliance with the relevant quality requirements (including the specification), and/or limit Carbon Revolution’s ability to recover from its suppliers in circumstances where the supplier has failed to deliver on time or in accordance with specification. A claim by a customer for which Carbon Revolution has no or limited recourse may impact Carbon Revolution’s profitability and could have a material adverse effect on Carbon Revolution’s financial performance and prospects.
Carbon Revolution is exposed to price increases from suppliers and may not be able to pass those increases on to customers in full or at all.
Under some of Carbon Revolution’s current arrangements with suppliers, such suppliers have in the past and may increase their prices for raw materials based on an increase of prices of the supplier’s raw materials, labor costs, shipping and storage costs, government and legal regulations, energy costs, and/or other economic related factors. While some contracts require certain increase thresholds to be met first before any price increase can be claimed and evidence for the price increase factors to be given by the supplier (or the increase is index bound), Carbon Revolution is exposed to price increases from its suppliers.
On the other hand, given the industry standard contractual provisions which are favorable to Carbon Revolution's customers, many of Carbon Revolution’s current OEM contracts include fixed prices and give Carbon Revolution only limited rights to adapt the price. If consequently, Carbon Revolution cannot pass on price increases of its suppliers to its customers, Carbon Revolution’s profitability may be impacted, which, in turn, may adversely affect Carbon Revolution’s financial performance and prospects.
Because Carbon Revolution’s wheel designs go through a validation process with customers, Carbon Revolution may lack flexibility in sourcing validated materials from multiple suppliers, and therefore may be more exposed to price increases and supply shortages, than would otherwise be the case if it had flexibility to source from multiple suppliers (and swapping a validated material for an altered or different material may require some form of revalidation (partial or full)).
Some of the materials used by Carbon Revolution in its manufacturing processes are highly technical and only capable of being supplied from a small number of suppliers. Certain suppliers may not be readily replaceable, either due to their strategic importance and/or because Carbon Revolution’s wheels are subject to rigorous validation tests undertaken by OEMs, and changing the supplier of a material may require re-validation of wheels which comes with inherent challenges. On its wheel programs, Carbon Revolution typically only has single suppliers validated for key material inputs such as resin and carbon fiber.
Due to the limited number of available suppliers for such materials and lesser competition compared to a multi-sourcing landscape, Carbon Revolution has greater exposure to price increases from those suppliers than would be the case where multiple suppliers are readily available, and has in the past and may be exposed to price increases from such suppliers with no guarantee that it can pass those additional costs on to its customers.
In the event of a supplier failure or supply issues, for example where a supplier of OEM validated material components were to suffer a shortage in its own supply chain, force majeure, cease trading, or otherwise reduce business with Carbon Revolution for any reason, Carbon Revolution may incur increased costs to secure alternative sources of supply, Carbon Revolution’s production commitments to OEMs may not be fulfilled (on time or at all), or Carbon Revolution may be required to re-validate a wheel, which may involve delays in shipments to customers, increased costs (costs incurred in the validation process) or increased materials costs.

These risks in turn may have a material adverse impact on Carbon Revolution’s operating and financial performance and its financial prospects.
Carbon Revolution’s relationships with suppliers and technical partners may deteriorate or there may be other issues with goods, services or equipment received from suppliers.
Carbon Revolution’s operations are dependent on the timely supply of raw materials, consumables, equipment and services that comply with the required specifications.
Carbon Revolution anticipates that the price it pays for key raw material inputs for production of its wheels will decrease as its wheel volumes (and consequently raw material orders) increase. It also intends to pass risk onto its suppliers should they fail to supply Carbon Revolution as required. However, there is no guarantee that Carbon Revolution will be able to negotiate the favorable outcomes with suppliers that it intends.
If there are shortages in materials, delays in receiving materials or parts from its suppliers, or if materials, consumables or equipment are outside the required specification, this has in the past and may impact Carbon Revolution’s ability to manufacture wheels that may in turn result in Carbon Revolution failing to supply its OEM customers in full on time or at all or with products which meet the required specification. As a result, Carbon Revolution may have to respond to damages claims, may lose anticipated sales, or new programs, and may suffer reputational damage. Carbon Revolution may have limited or no recourse for any liability that it incurs in this regard.
In addition, Carbon Revolution relies on technical relationships with various parties for the development, manufacturing, testing and validation of its wheels. Carbon Revolution has developed a number of relationships with technology organizations and institutes that are key participants in the global advancement of carbon fiber and resin technology, including for example Deakin University, with which Carbon Revolution conducts a variety of research and development activities. Deterioration of relationships with these parties may adversely impact Carbon Revolution’s operations. In particular, this could result in inferior technological outcomes and additional cost and time in further developing Carbon Revolution’s carbon fiber wheels.
Carbon Revolution relies on suppliers of services, such as freight providers, in order to provide timely delivery of products to customers. There is a risk that delays or failure in the delivery of services by such suppliers may result in delay in delivery of Carbon Revolution’s products to its customers.
Finally, the Carbon Revolution head office and manufacturing facility is located at a single premises at Deakin University’s Geelong Campus. Although this lease is a long-term lease with options to extend, in the event that this lease was terminated (for example for breach) or Carbon Revolution was otherwise required to relocate, this could cause material disruption to Carbon Revolution’s operations, cash flow, profitability and financial position.
The above-described risks will be amplified by macroeconomic factors, and global or local disruptions, such as COVID-19. The occurrence of any of these events may adversely impact Carbon Revolution’s operations and ability to generate revenue, and in turn may impact Carbon Revolution’s financial performance and position.
Loss or failure of key manufacturing infrastructure or equipment may impact Carbon Revolution’s operations and lead to loss of revenue and/or increased costs.
Carbon Revolution’s wheel manufacturing process is complex and contains numerous distinct processes, many of which utilize specialized and bespoke equipment that is not readily replaceable. In addition, Carbon Revolution intends to increase the size and complexity of its manufacturing facilities in connection with its industrialization. Currently, Carbon Revolution has only one manufacturing facility and the loss or failure of this facility would have a material adverse impact on Carbon Revolution’s financial performance and position.
Equipment necessary for the production of Carbon Revolution’s wheels has in the past and may break down, perform poorly, fail or be impacted by events within or outside of Carbon Revolution’s control, respectively resulting in production delays, increased production costs or inability to meet vehicle program volume requirements. Such loss, failure or breakdown of key infrastructure or equipment has in the past and may in the future cause significant and/or sustained disruption or interruption to Carbon Revolution’s manufacturing process. Such disruption or interruption may adversely impact Carbon Revolution’s production capacity within a short period of time and the ability to meet customer on-time delivery requirements. Some equipment suppliers are based outside of Australia, and the rectification of equipment has in the past and may be delayed or face additional challenges if travel restrictions (such as those in place as a result of COVID-19) prevent supplier personnel from visiting Carbon Revolution’s manufacturing facility.

Shipping wheels late or failing to ship wheels could result in Carbon Revolution losing revenue and being required to pay air freight costs and/or costs or damages to its customers, or result in negative customer perception about Carbon Revolution’s ability to meet its supply obligations under its supply contracts. This in turn could damage relationships with customers and adversely impact Carbon Revolution’s ability to secure new programs with existing and new customers, reducing Carbon Revolution’s sales and profitability, which would have a material adverse impact on Carbon Revolution’s financial performance and position.
Due to the bespoke nature of much of Carbon Revolution’s manufacturing equipment, the business may potentially have a higher risk as compared to off-the-shelf equipment, that new commissioning of such equipment is delayed and/or the equipment supplier claims additional costs for modifications during the commissioning phase, that the equipment does not perform to the level expected or meet the process requirements or that the equipment breaks down or requires repair or refurbishment.
Carbon Revolution’s manufacturing equipment consists partly of off-the-shelf equipment (with or without modifications) and partly of bespoke equipment that is specifically designed and manufactured for Carbon Revolution’s needs.
Due to the innovative character of the bespoke equipment and limited experience and empirical data available to the supplier and to Carbon Revolution, there is a higher risk, compared to off-the-shelf equipment, that the equipment does not meet the required functionality. Therefore, Carbon Revolution has experienced and may experience delays in commissioning, and other equipment challenges, which may delay and interrupt the production process and/or adversely impact the operations of Carbon Revolution.
Challenges and delays in commissioning of new equipment have resulted in and may result in Carbon Revolution shipping wheels late or not at all and being required to incur air freight costs and/or pay costs or damages to its customers.
There is also a higher risk that due to the limited experience and empirical data, the required functionality cannot be determined in advance in detail. As a result, Carbon Revolution has been required to and may be required to make modifications after commissioning to meet Carbon Revolution’s needs. This in turn may result in increased costs of purchasing equipment than anticipated.
There is also a higher risk with bespoke equipment that it breaks down and/or requires repair or refurbishment, resulting in equipment down time and potentially reducing production capacity and Carbon Revolution’s ability to fulfill customer orders in full on time. Such repair and refurbishment may cost more than expected and/or take longer than expected.
These risks may also result in Carbon Revolution not being able to increase its capacity as quickly as planned or incurring greater than expected capital expenditure in order to meet capacity in a timely manner. The risks may also result in equipment not performing to expectations such that production quality is lower than expected or the expected reduction in manual labor per wheel is not as great as expected.
Such consequences may impact Carbon Revolution’s cash flow and profitability and thereby Carbon Revolution’s financial performance and prospects.
As a manufacturer of a highly complex and innovative product (which is continuing to evolve), and which requires bespoke equipment to be designed and produced for numerous steps of the production process, Carbon Revolution is subject to inherent risks in the development and use of new technology, including equipment not performing to the level expected, product quality not being to the level desired, and manual labor required to finish wheels being greater than expected.
The implementation of new technology, product innovations or manufacturing processes may be challenging and involves risks inherent in the development and use of new technology.
Carbon Revolution’s strategy involves the manufacture of one-piece carbon fiber wheels at scale. This involves complex technology and processes which have not been used before at scale, and foreseen and unforeseen challenges arise as a result. Such challenges have in the past and may result in unexpected costs (in operating expenditure, cost of goods or capital expenditure), production delays, and exhaustion of management and engineering resources.
Failure to properly implement new technology, product innovations or manufacturing processes may result in Carbon Revolution’s product failing during trials, failing to gain customer approval or being difficult and more costly to profitably commercialize.

The above risks have resulted in and may result in higher scrap rates and quality issues than anticipated after customer validation and commencement of production, which may lead to higher than expected production costs, additional expenditures on new production equipment or upgrades to existing production equipment, lower output, greater use of management and engineering resources, and other costs, and/or delays in deliveries to customers, which could result in Carbon Revolution being required to pay costs or damages to its customers.
Failing to deliver to customer program deliverables may also result in reduced sales and negative customer perception about Carbon Revolution’s ability to meet its supply obligations under its supply contracts. This in turn could adversely impact Carbon Revolution’s ability to secure new programs, which could have an adverse impact on its ability to generate revenues which would adversely affect its operations, financial performance and position.
New wheel designs for new customers or other changes to product and process may take longer to achieve customer validation than expected, may be more difficult to manufacture than expected, may cost more to manufacture than expected, or may result in more quality issues than expected resulting in lower returns than anticipated.
Carbon Revolution supplies its wheels to a variety of OEMs, and in order to respond to the OEMs’ requests for unique and innovative designs particularly for high end performance and premium vehicles, Carbon Revolution creates and manufactures a unique wheel design for each individual program. Carbon Revolution also aims to implement improvements to its products, new production processes and other innovations.
Due to the challenges that are also inherent with the development and implementation of new technology, as outlined above, changes to products and processes have taken longer and may take longer than expected to achieve customer validation, unforeseen challenges have and may arise in manufacturing the changed product, manufacturing costs have been and may be higher than expected, and more quality issues than expected have arisen and may arise resulting in a less efficient production, higher scrap rates or costs per wheel than expected and thereby Carbon Revolution losing the opportunity to realize all of the expected benefits of any changes. There is a risk that the price per wheel originally quoted by Carbon Revolution to its customers does not account for and cover these unexpected developments and its cost increases, and does not result in a margin that delivers the expected level of profitability or profitability at all. Consequently, Carbon Revolution may have to renegotiate prices and runs the risk that the customer rejects or does not adequately respond to this renegotiation request, which would have an adverse impact on Carbon Revolution’s profitability.
The above risks may also have the effect that Carbon Revolution’s customers lose the confidence in Carbon Revolution’s ability to successfully implement changed products or processes. This may result in lower returns than anticipated and may negatively impact Carbon Revolution’s financial performance and prospects.
Failure to have systems and processes in place, or failure to adhere to such systems and processes, that ensure robust compliance with contractual requirements, product specifications, and quality systems, resulting in increased cost, scrap or quality issues, or shipping of wheels not according to specification.
Carbon Revolution has developed procedures and workflows, and contract and risk management documentation, contract templates and forms, to identify, monitor and manage contractual obligations, quality and risks, and it continues to refine such documents and processes as it conducts its business.
However, these documents and procedures may not be fully adequate, sufficient or effective in mitigating Carbon Revolution’s risk exposure relating to contractual obligations and quality requirements, in particular as Carbon Revolution is using complex technology that it constantly develops further. For example, Carbon Revolution may fail to detect a batch of material supplied by one of Carbon Revolution’s suppliers failing to comply with applicable specifications.
Moreover, Carbon Revolution is subject to the risks of errors and misconduct, including by its officers, employees and independent contractors, including non-compliance with policies and processes. These risks are difficult to detect in advance and prevent or avoid and could result in damages claims of Carbon Revolution’s customers due to late supply or supply of wheels that do not comply with the specifications, and may harm Carbon Revolution’s business, operations or profitability.
A lack of proper processes or non-compliance with established processes can also lead to a loss of Carbon Revolution’s contractual rights due to failure to comply with required notification periods or otherwise forfeiting rights, that may in turn adversely affect Carbon Revolution’s operations and profitability.

Although Carbon Revolution seeks to maintain insurance and use other traditional risk mitigation tools, such as third-party indemnification, where appropriate and feasible, to manage certain exposures, they are subject to terms such as deductibles, coinsurance, limits and exclusions, as well as risk of counterparty denial of coverage, default or insolvency. If Carbon Revolution’s policies and procedures do not adequately protect it from exposure and Carbon Revolution’s exposure is not adequately covered by insurance or other risk-mitigating tools, Carbon Revolution may incur losses that would adversely affect its cash flows, financial performance and position.
Customer return and warranty claims may be higher than expected.
Carbon Revolution has experienced and may experience claims from its OEM customers that wheels which have been delivered do not conform to specification. If wheels have been delivered that do not confirm to specification, the OEM customer will return the wheels at Carbon Revolution’s cost and Carbon Revolution will be required to provide replacement wheels at its cost to the OEM customer. This may impact Carbon Revolution’s reputation, financial performance and prospects.
Carbon Revolution or its OEM customers have experienced and may experience warranty claims from end consumers in relation to Carbon Revolution wheels which they have purchased on a vehicle supplied by an OEM. Such claims may arise if the wheel suffers damage, has a fault or does not perform as expected. In such cases Carbon Revolution may be required to expend significant time and resources investigating such claims, even if the relevant wheels were found to have been supplied in accordance with specification and if there is no basis for a warranty claim. If there is a basis for a warranty claim, Carbon Revolution will be required to provide replacement wheels at its cost. This may impact Carbon Revolution’s reputation, financial performance and prospects. In the event of more serious warranty issues or warranty issues that represent a product safety issue, a product recall may be necessary.
Carbon Revolution has been informed that a limited number of wheels (less than 50) supplied on two of Carbon Revolution's earliest wheel programs have encountered slow air leaks in the rim and have been returned by the end consumer. No recall or field service action has been instigated but Carbon Revolution has received some warranty claims from the OEM customer. The issue is not a safety issue. Carbon Revolution is investigating the root cause of the issue with its customer. A portion of the wheels which have been returned have been replaced, and the OEM customer has deducted the cost of the replacement wheels from amounts otherwise owing to Carbon Revolution. Carbon Revolution is investigating short and longer-term countermeasures, including an additional coating option, which has successfully completed temperature and pressure testing on coupons. Carbon Revolution cannot assure you that one or more of these countermeasures will be successfully validated. The issue may be identified in a larger number of wheels in the same or other programs over time and one or more customers may make further warranty claims or instigate a recall or field service action. If it is determined that Carbon Revolution is generally responsible for the costs of the coating option or other countermeasures, further wheel replacements and/or any other associated costs, such costs may be significant, and could have a material adverse effect on Carbon Revolution's reputation, its relationship with its customers, and its financial condition and prospects. See “—Carbon Revolution may suffer reputational damage or incur liability due to poor product performance or failures, product recalls or other issues with its wheels.” and “—As a supplier in the automotive industry, Carbon Revolution may be exposed to severe product liability claims, including claims for bodily injury and/or death.” for more information.
Carbon Revolution may suffer reputational damage or incur liability due to poor product performance or failures, product recalls or other issues with its wheels.
Carbon Revolution’s brand and the reputation of its wheels are an important factor in Carbon Revolution being able to continue selling wheels and growing its volumes. Carbon Revolution’s reputation and brand would be adversely impacted by material negative publicity, disputes and negative customer experiences.
Carbon Revolution’s reputation and its relationships with customers may be damaged as a result of negative end-user experience due to poor product performance or product failures, adverse media coverage or other publicity (in relation to matters such as manufacturing defects, product recalls, warranty issues, product liability claims or failure to meet customer expectations).
For example, Carbon Revolution products are validated during industry standard laboratory and on-vehicle testing. Initial laboratory testing for wheels is not fully representative of operational conditions, but is used in the development process to gain confidence in the wheel design. For final validation all Carbon Revolution’s OEM customers conduct their own on-vehicle testing which aims to be fully representative of the wheel’s integration into the vehicle system and performance under real world operational conditions. However, there is a risk that the OEM customer’s testing does not capture all conditions that their end users may expose Carbon Revolution wheels to or that the end user misuses wheels (for example using them on inappropriate vehicles or undertaking unauthorized modifications or repairs), and as a result Carbon Revolution’s wheels may not function as expected which could lead to reputation and brand damage.
Product recalls can create significant costs for Carbon Revolution that may not entirely be covered by Carbon Revolution’s insurance. Product recalls may also lead to severe brand and reputational damage that results in reduced consumer demand for Carbon Revolution’s wheels and/or to OEMs not awarding Carbon Revolution any further programs. In such a case, Carbon Revolution may lose market share to competitors or the market for carbon fiber wheels may decrease.
Damage to Carbon Revolution’s reputation or the reputation of its wheels may also occur where another vehicle component that interacts with or relates to the wheel (for example the tires or brakes) malfunctions or performs poorly, and it is perceived (whether correctly or not) that this is related to the use or performance of Carbon Revolution’s wheels.
Hence, damage to Carbon Revolution’s reputation as a result of one or a combination of these factors may reduce the demand for Carbon Revolution’s wheels, adversely impact existing relationships with key customers, suppliers, employees or government grant providers, and diminish the prospects of securing new programs with existing and new OEM customers, which in turn may adversely impact Carbon Revolution’s financial performance and position.
As a supplier in the automotive industry, Carbon Revolution may be exposed to severe product liability claims, including claims for bodily injury and/or death.
Carbon Revolution may suffer reputational damage or incur liability due to poor product performance or failures, product recalls or other issues with its wheels. Such poor product performance or failure or other issues with its wheels may cause Carbon Revolution to become exposed to the risk of product liability claims being brought against it, either by OEMs or end users of Carbon Revolution’s wheels or other claimants.
Being a supplier in the automotive industry and supplying safety relevant components such as wheels brings an inherent risk of potentially severe product liability claims involving bodily injury and/or death.
Product liability claims and recalls may result in significant cost and management attention in defending and/or responding to such claims or recalls. Product liability claims and recalls may result in Carbon Revolution’ obligation to pay significant damages, an increase in insurance premiums, or reputational harm. Further, if Carbon Revolution is not able to obtain sufficient product liability insurance at an acceptable cost this could prevent the commercialization of the products that Carbon Revolution develops.
Even if insured, our insurance policies may not cover all possible claims, and covered claims can be costly and could have material adverse effects on Carbon Revolution’s activities, business, operating results, financial position and reputation, including that coverage will not exceed any applicable coverage limit. Likewise, a failure to succeed in defending any such claims may have a materially adverse effect on Carbon Revolution’s activities, business, operating results and financial performance and position.
Carbon Revolution may be unable to retain and increase its workforce as required, or the cost of doing so may be higher than expected. Workforce engagement issues and industrial action may impact Carbon Revolution’s operations and growth. Further, loss of or failure to replace or hire key persons may impact Carbon Revolution’s operations and growth.
The successful development and envisaged growth of Carbon Revolution will require retaining key management personnel and employees as well as having access to the services of additional technical, manufacturing and sales staff, alongside our current staff. We may not be able to attract and retain the services of such people, particularly given the competitive and specialized nature of the automotive industry. If Carbon Revolution is unable to attract, retain and motivate its staff, Carbon Revolution could face losses of or disruptions in its operations or in respect of strategic relationships, key information, expertise or know-how, and unanticipated recruitment, training and onboarding costs. In addition, in connection with the New Debt Program, if our Chief Technology Officer departs and a reasonably acceptable replacement has not been appointed within 120 days, we would be in breach of a covenant under the terms of the New Debt Program.

While Carbon Revolution views workforce engagement as a priority and adopts a wide variety of measures to foster a culture of engagement, Carbon Revolution may still not be able to attract and retain high performing employees and key personnel. Given the current employment market situation, Carbon Revolution may not be able to replace key personnel with candidates of the same experience and skills; also, key personnel could leave us and compete against us.
The potential loss of know-how and the time to train new employees may create a loss of quality in certain aspects of wheel production and may also increase the safety risk for new employees and other employees who work with new employees.
The most recent Enterprise Agreement has been certified by the Fairwork Commission, operating effective from July 11, 2023 to July 4, 2025. This agreement outlines pay rates and other conditions of employment. Where this agreement is silent or does not explicitly state an entitlement or provision, the relevant entitlement or provision of the Manufacturing and Associated Industries and Occupations Award 2020 covers or the National Employment Standards applies. The outcome of any future negotiation of a new Enterprise Agreement or any changes to an applicable Industry Award from time to time may increase the overall costs of running Carbon Revolution’s business and such increased costs may not be able to be passed through to customers in full or at all and may adversely impact Carbon Revolution’s margins and financial performance.
If employees take industrial action, Carbon Revolution could be exposed to loss to the extent the industrial action impairs Carbon Revolution’s ability to meet production demand or causes disruption to Carbon Revolution’s customers, if the relevant customer contracts do not include industrial action as a force majeure event or, even if they do, Carbon Revolution is otherwise not able to rely on the force majeure provisions. A failure of Carbon Revolution to increase and retain its workforce as required or if engagement costs are higher than expected, Carbon Revolution’s growth may be limited, which may adversely affect Carbon Revolution’s future financial performance and prospects.
Additionally, Carbon Revolution's ability to effectively execute its business strategy depends upon the performance and expertise of its key personnel. These employees guide Carbon Revolution’s business strategy and success, as they have extensive industry experience, technical knowledge and are responsible for maintaining relationships with customers and suppliers.
Current employment market conditions are challenging and there is high demand for quality candidates in the competitive and specialized sectors in which Carbon Revolution operates. Hence, there can be no assurance that Carbon Revolution will be able to retain its key personnel, in particular those in critical roles, those with significant knowledge of Carbon Revolution’s proprietary processes and know-how, and those who are key to maintaining customer and supplier relationships.
Carbon Revolution has experienced higher than usual staff turnover in certain critical areas, particularly during 2022 and may continue to experience such turnover levels, which may cause disruptions to our business and impact our ability to achieve our strategic plans. The loss of key personnel, any delays in their replacement, high staff turnover, or industrial action may adversely affect Carbon Revolution's operations and future performance and, thereby, Carbon Revolution’s financial performance and prospects.
Labor strife in the U.S. automotive industry may have an adverse effect on the demand for Carbon Revolution’s products and the financial condition of its customers.
A substantial portion of Carbon Revolution’s revenues result from sales to U.S. auto manufacturers a substantial number of whose employees are members of the United Auto Workers union. In March 2023, the United Auto Workers elected a new president who has indicated plans to take a more aggressive posture in labor negotiations with the auto manufacturers. Protracted labor negotiations and any strikes or work stoppages could disrupt the operations of such auto manufacturers, resulting in delays, reductions or cancellations of orders for Carbon Revolution’s products. In addition, increased labor costs may cause U.S. auto manufacturers to implement cost-savings measures, which may include reductions or cancellations of orders for Carbon Revolution’s products or efforts to renegotiate the pricing terms for such products. Any delays, reductions or cancellations of orders or lowering of the prices that customers are willing to pay for Carbon Revolution’s products could have a material adverse effect on Carbon Revolution’s revenue, results of operations and financial condition.

Force majeure events may have an adverse effect on the demand for Carbon Revolution's products and on its supply chain and ability to manufacture according to customer demand, resulting in lower revenue and/or increased costs.
Force majeure events could impact Carbon Revolution’s operations. These events include but are not limited to acts of terrorism, international conflicts, fires, floods, earthquakes, labor strikes, civil wars, natural disasters, COVID-19 or other pandemics, epidemics or health emergencies, governmental restraint (including governmental restraints due to epidemics or pandemics) or other natural or man-made events or occurrences that can have an adverse effect on Carbon Revolution’s business. Carbon Revolution has only a limited ability to insure against some of these risks. If a force majeure event impacts Carbon Revolution’s customers, there is a risk that the demand of the customer for Carbon Revolution’s wheels decreases or is delayed. If a force majeure event impacts Carbon Revolution’s supply chain, Carbon Revolution may incur increased costs to minimize or mitigate delays or to secure alternative sources of supply. In such a case, Carbon Revolution may not, however, be successful in finding alternative sources and it may not be able to fulfill its production commitments to its customers, which could have a material adverse impact on Carbon Revolution’s operating and financial performance and position.
Risks associated with COVID-19, other pandemics, and other macroeconomic factors may impact Carbon Revolution’s operations and financial performance.
The COVID-19 pandemic impacted Carbon Revolution’s customers, resulting in production disruptions, shortage of components within automotive supply chains, and delays to vehicle launches. These developments impacted demand for Carbon Revolution wheels, including delays to program launch and reduction in revenues. Carbon Revolution also experienced disruptions at its own production facility (for example due to employee absenteeism), supply chain disruption and increased supply chain and logistics costs.
There is a risk that the disruptions posed by COVID-19 and governmental responses thereto will be reinstated. There is also a risk that other global events (for example, pandemics, terrorist activity or global or localized recessions or other macroeconomic developments, or international conflicts) may also result in disruption to the automotive industry, and may result in a decline in consumer demand for OEM vehicles.
In turn, Carbon Revolution’s customers may reduce or cease ordering wheels, or they may delay production plans (including as a result of supply chain shortages), which may reduce demand for carbon fiber wheels, or they may delay the launch of new programs for which Carbon Revolution’s wheels are awarded. This may all adversely impact Carbon Revolution’s ability to generate revenue.
International conflict or other forms of international disruptions may cause supply chain disruption or shortages and may result in price increases for material inputs for Carbon Revolution wheels, which may result in production delays and lower margins for Carbon Revolution. Additionally, Carbon Revolution may be required to hold larger levels of safety stock of the materials that it uses to make wheels than it otherwise would, resulting in higher storage costs, inefficient use of working capital, and increased potential for some materials to pass their expiry date, meaning they cannot be used in production.
If Carbon Revolution’s production is restricted as a result of disruption at its own production facility or as a result of supply chain shortages or delays in the future, Carbon Revolution may not be able to meet production targets under customer contracts which may result in reputational damage and customer damage claims which could adversely impact Carbon Revolution’s financial performance and prospects. In addition, Carbon Revolution may continue to incur costs related to its obligations to pay employees or suppliers despite failing to generate revenue from customers, which would have a material adverse impact on Carbon Revolution’s cash flow and financial position.
The Russian-Ukrainian conflict or other similar disputes may have an impact on global supply chains, materials availability, materials costs and transport and logistics costs.
The Russian-Ukrainian conflict or other similar conflicts may have an impact on transport and logistics costs of Carbon Revolution, its suppliers or Carbon Revolution’s customers. Such disruptions may increase the time and resources required to obtain critical raw materials and transmit finished product, which would have a material adverse impact on Carbon Revolution’s operations, profitability and ability to generate revenue.
Carbon Revolution’s business may be impacted by climate change, existing or new environmental regulations, and related risks.
Carbon Revolution’s operations, suppliers, and customers may be directly or indirectly affected by climate change, extreme weather events, and other natural disasters caused by climate change.

Extreme weather events, and other natural disasters caused by climate change may directly impact Carbon Revolution’s production facility, interrupting or disrupting its ability to supply wheels to customers in full on time. This may result in a loss of anticipated sales, a deterioration in relationship between Carbon Revolution and its customers, and reputational damage. It may further result in damages or costs claims from customers to the extent that Carbon Revolution is not able to rely on force majeure provisions in its customer contracts.
Extreme weather events, and other natural disasters caused by climate change may directly impact Carbon Revolution’s suppliers’ facilities or operations, which may result in delays in materials being delivered to Carbon Revolution, or increases in costs to minimize or mitigate delays or to secure alternative sources of supply. In such a case, Carbon Revolution may not, however, be successful in finding alternative sources and it may not be able to fulfill its production commitments to its customers. This may result in a loss of anticipated sales, a deterioration in relationship between Carbon Revolution and its customers, and reputational damage. It may further result in damages or costs claims from customers to the extent that Carbon Revolution is not able to rely on force majeure provisions in its customer contracts, or to pass on such liabilities to its suppliers.
Extreme weather events, and other natural disasters caused by climate change may directly impact Carbon Revolution’s customers’ production facilities or operations. If a force majeure event impacts Carbon Revolution’s customers, there is a risk that the demand of the customer for Carbon Revolution’s wheels decreases or is delayed.
Carbon Revolution’s costs may increase as it implements initiatives in response to climate change, either voluntarily or in response to requirements imposed by customers, suppliers or regulators. Suppliers may pass on cost increases related to the impact of climate change on their own operations, and Carbon Revolution may not be able to pass these cost increases on to customers via increased wheel prices. Carbon Revolution’s costs may also increase as a result of increased taxes or tariffs related to climate change.
Changing regulatory requirements or customer, consumer or investor standards, and expectations in relation to climate change, sustainability and environmental matters may increase Carbon Revolution’s operational and compliance costs.
Carbon Revolution, its suppliers and service providers are required to comply with environmental laws and regulations. The production and transportation of Carbon Revolution’s products and other inputs in the production process involve the risk of accidents, spills or contamination. Any of these occurrences could cause harm to the environment, which may lead to disruption in Carbon Revolution’s operations and supply chain, regulatory sanctions and remedial costs, and reputational harm, any of which could negatively impact Carbon Revolution’s operating and financial performance.
Carbon Revolution may be legally required, or may face increased pressure from stakeholders, to find a recycle and re-use solution for scrap and end-of life wheels; doing so may take longer than expected, cost more than expected, or not be feasible.
Carbon Revolution currently does not have a feasible recycling or re-use solution for production scrap wheels or end of life wheels. Customers, consumers, regulators, investors and other stakeholders may place pressure on Carbon Revolution to find a feasible recycling or reuse solution for production scrap or end of life wheels.
As with all R&D activities, ongoing projects for finding and implementing recycle or reuse solutions for production scrap or end of life wheels may take longer or cost more than expected or not be feasible at all, and finding and implementing a recycle or reuse solution for end of life wheels may take longer or cost more than expected or not be feasible at all. If Carbon Revolution does not have a recycling or reuse solution for production scrap or end of life wheels in place that meets expectations, Carbon Revolution may suffer adverse publicity or reputational damage, demand for Carbon Revolution’s wheels may decrease or projected increase in demand may not materialize, and the pool of investors willing to invest in Carbon Revolution may decrease. Any of the forgoing impacts may adversely affect Carbon Revolution’s financial performance and the price of its securities.
Carbon Revolution may be unable to meet government, stock exchange, investor, customer or consumer standards, requirements and expectations, particularly in relation to environmental, social and governance matters, or may incur substantial costs in doing so.
Demand for Carbon Revolution’s products may be impacted by its ability to meet any applicable government, investor, stock exchange customer and consumer standards, requirements and expectations.

In particular, Carbon Revolution’s customers are increasingly concerned with environmental, social and governance (“ESG”) matters. For example, some OEMs require completion and passing of a sustainability survey as a hurdle in the quoting process. If Carbon Revolution does not meet consumer or customer ESG expectations, demand for its products may not grow as expected, or may decline.
If Carbon Revolution does not meet applicable government or stock exchange ESG requirements, Carbon Revolution’s reputation may be adversely impacted and it may incur fines and penalties. If Carbon Revolution does not meet investor ESG expectations, the pool of investors willing to invest in Carbon Revolution may decrease which may adversely impact the trading price and volume of Carbon Revolution’s securities and Carbon Revolution’s prospects.
Workplace incidents or accidents may occur that may damage Carbon Revolution's reputation and/or expose Carbon Revolution to claims and litigation or adversely impact operations.
The manufacturing of Carbon Revolution’s wheels involves certain labor-intensive processes, exposure to hazardous chemicals (such as paints) and the use of complex machinery and equipment. There is also a high incidence of new production equipment being commissioned which may increase the risk of workplace incidents or accidents occurring during the commissioning and training phase. In addition, the Mega-line is a construction project involving the installation and use of new equipment and processes in day-to-day production operations. These activities, particularly during the commissioning and training phase, may carry a greater risk to health and safety compared to standard production operations using existing equipment. Workplace injuries have occurred at Carbon Revolution’s production facility from time to time.
Incidents or accidents may occur at Carbon Revolution’s facility that may result in serious injury or death to employees, contractors or other third parties, or damage to property.
Employees of Carbon Revolution or other persons may also suffer injuries from engaging in research and development, and product testing activities, which can involve driving vehicles fitted with Carbon Revolution’s wheels at various speeds and in various conditions.
In addition to the above, employees or other personnel may have mental health issues which may be caused by or exacerbated at the workplace or may affect work performance. Further there is a risk that behaviors or work practices take place at Carbon Revolution, that could result in a psychological safety issue for employees or other personnel. There is a risk that these matters are not identified by management or not brought to management’s attention or are not addressed appropriately.
The occurrence of any workplace incident may result in a fine imposed by a regulatory authority, an interruption of manufacturing operations, a worker’s compensation claim, a work health and safety claim or a damages claim against Carbon Revolution. Such claims or events may not be covered by Carbon Revolution’s insurance or may exceed Carbon Revolution’s insured limits, and may also adversely impact Carbon Revolution’s business and reputation and, thereby, its ability to win new programs. Safety incidents and near misses can also result in delays to project timetables and may adversely impact Carbon Revolution’s operations and profitability.
Carbon Revolution manufactures and supplies a complex product incorporating many technologies, components and materials. If a court upheld a third-party intellectual property infringement claim against Carbon Revolution, Carbon Revolution may be subject to adverse court rulings or orders, including in relation to injunctions, declarations and/or the payment of damages.
Carbon Revolution is the recognized leader in the lightweight automotive carbon fiber wheel sector and it has invested significantly in the development of its technologies over the past 15 years. Carbon Revolution holds an extensive intellectual property portfolio, including patents and advanced composite wheel process know-how/trade secrets. Carbon Revolution is aware of certain third-party intellectual property rights that do or may overlap with Carbon Revolution’s processes and technologies and/or wheels. In particular, Carbon Revolution is aware of certain patents in relation to technologies used in carbon fiber wheels that are owned by competitors/industry participants in countries into which Carbon Revolution supplies its carbon fiber wheels (one patent is being challenged by Carbon Revolution) and there is a risk that these competitors/industry participants may allege Carbon Revolution or its products or processes infringe or could infringe these patents. Carbon Revolution may also be using third party intellectual property rights under the mistaken belief that it is licensed to use the rights in the way that it is using them.

It is possible that a third-party could bring a claim against Carbon Revolution or one or more of its customers alleging that Carbon Revolution or the relevant customer(s) are infringing the third party’s rights, including by manufacturing, supplying, exporting or selling Carbon Revolution's wheels (or vehicles featuring such wheels) in one or more jurisdictions around the world.
Carbon Revolution may incur substantial costs to defend any such claims. Carbon Revolution may seek to reach a commercial resolution to any such claims, which may involve Carbon Revolution incurring substantial costs, including the payment of licensing or royalty fees. Carbon Revolution may not be able to successfully defend any such claim and/or may be unable to reach a satisfactory commercial resolution. Carbon Revolution may, if necessary and feasible, seek to implement a change(s) to its wheels or processes to avoid any actual or potential infringement, of a third party's intellectual property rights. This would cause Carbon Revolution to incur additional and significant costs, and could require Carbon Revolution to delay or suspend production of wheels while it seeks to implement the change(s). Any such change(s) may not be successfully implemented or validated and/or the relevant third party could allege that the modified wheels or processes still infringe its rights. Any delay in or suspension of production of any wheels could place Carbon Revolution in breach of its contractual commitments to its customers and, thereby, have a material adverse effect on Carbon Revolution's operations and prospects.
If a third party brought an infringement claim against Carbon Revolution, there is a risk that the third party may seek an interlocutory (temporary) injunction preventing Carbon Revolution from manufacturing or supplying, for example, wheels with any allegedly infringing feature(s) in the particular jurisdiction(s) in which the third party has intellectual property rights which it is seeking to enforce against Carbon Revolution while the relevant infringement claim(s) are pending. If any such motion is granted or court order entered, it may have a material adverse impact on Carbon Revolution’s operations and prospects.
If Carbon Revolution is unable to successfully defend against such claims or proceedings or reach a commercial resolution or other solution to avoid any material impact of such claims or proceedings, Carbon Revolution may be liable to the third party for damages, including compensatory, statutory, additional, punitive, lost profits or enhanced damages and/or an account of profits, and Carbon Revolution may be restrained by a final (permanent) injunction, for example, from manufacturing and supplying wheels with the relevant infringing feature(s) in the jurisdiction(s) in which the third party establishes any such infringement claim(s).
In addition, Carbon Revolution may be liable to its customers for breach of contract/warranty and/or under any indemnity given by Carbon Revolution to its customers in relation to third-party intellectual property claims. This could have a negative impact on Carbon Revolution’s relationships with its customers and its customers’ trust and confidence in Carbon Revolution and its products. All of these matters could have an adverse effect on Carbon Revolution’s financial performance, profitability and prospects.
There are geographical and other limitations to Carbon Revolution’s patent and trademark portfolio, including because it is not economically feasible to register all such IP in all jurisdictions around the world.
Carbon Revolution generally prefers to seek patent protection for certain key product-related technologies. Patents are country-specific. A patent application must be filed in each jurisdiction in which patent protection is desired and each patent application will go through a separate process of examination and prosecution in each country or region (in the case of Europe). Additionally, third parties can challenge a patent application or granted patent (depending on the jurisdiction) by a process known as an “opposition”. Oppositions are normally defended by the patent applicant or registered owner (as applicable). Patents give rise to a range of significant costs (particularly when protection is sought and maintained in multiple jurisdictions), including patent attorney professional fees for drafting, advising on and filing patent applications, prosecuting such applications (including responding to patent office objections) and defending oppositions, as well as government/official fees that are charged at various stages, including for filing new applications and registering and renewing patent applications or granted patents (patents must generally be renewed throughout the duration of their term to remain registered and enforceable) As a result, for reasons including costs management purposes, Carbon Revolution only seeks patent protection in the jurisdictions that it considers are key manufacturing or sales markets, including, generally, the USA, China, Japan, Germany, France, the UK and Italy.
There is a risk that Carbon Revolution’s patented technologies will be used and exploited by third parties in jurisdictions in which Carbon Revolution does not have any enforceable rights in relation to those technologies, with the result being that Carbon Revolution is unable to prevent the third parties from using or exploiting the technologies in those jurisdictions. Carbon Revolution may not have patent protection in every country which is or becomes a market for carbon fiber wheels. This may mean that Carbon Revolution’s competitive advantage is reduced in the countries where Carbon Revolution does not have broad patent protection. This may mean that demand for Carbon Revolution’s wheels may be lower in those countries, as a result of competitor activities, which might adversely affect Carbon Revolution’s financial position and growth prospects.
The scope of protection provided by Carbon Revolution's patents within the same patent family can differ between different jurisdictions. This may arise where Carbon Revolution is required to amend the claims in its pending applications in one or more countries in order to overcome patent office objections that are not raised by the patent offices in other countries. If such amendments are required in certain countries, the scope of protection provided by any patents ultimately granted in those countries may be narrower, and it may be more difficult for Carbon Revolution to prevent competitors broadly adopting the relevant technology in those countries. This may have a material adverse effect on Carbon Revolution's ability to maintain its competitive advantage in any such countries which may have a material adverse effect on Carbon Revolution's financial performance and prospects.
The ability to seek trademark protection via registration of trademarks is also country specific. Carbon Revolution has obtained trademark registrations for certain key trademarks in a limited number of countries. There is a risk that third parties may seek to use trademarks or register trademarks that are the same or similar to Carbon Revolution’s trademarks in countries where Carbon Revolution has not obtained trademark registrations, which could lead to Carbon Revolution’s brand, reputation, goodwill, lost profits or products being confused with those of the third party, which may result in a deterioration in Carbon Revolution’s brand and/or reputation, and/or goodwill, and/or lost profits, and/or a loss of revenue and/or this may prevent Carbon Revolution from using such trademarks in those countries and/or require Carbon Revolution to take costly legal action in such countries to seek to recover or secure any required rights. There is a risk that even in countries where Carbon Revolution has obtained trademark registrations that certain third party actions could lead to similar outcomes. Carbon Revolution may need to incur further expenditure to expand its trademark portfolio to include additional specific trademarks and /or to seek registration in other countries. Carbon Revolution may also need to incur further expenditure to prevent third parties from infringing its trademarks, or in responding to third party actions which lead to Carbon Revolution’s brand or products being confused with those of the third party. If Carbon Revolution takes any such actions, it may not be successful. Additionally, Carbon Revolution may be unable to enforce its unregistered trademarks in countries in which it does not have a sufficient reputation in the trademarks including where the marks are found to be too descriptive and not distinctive of Carbon Revolution. A potential infringer may seek to make the same or similar arguments in defending any infringement claim relating to Carbon Revolution's registered trademarks in any relevant countries.
Carbon Revolution’s confidential wheel process know-how and trade secrets have been developed over many years, and any unauthorized access to use or disclosure of relevant materials and information could materially and adversely impair Carbon Revolution’s prospects.
Carbon Revolution’s carbon fiber composite wheels and manufacturing processes are technically complex. Carbon Revolution has developed valuable know-how and trade secrets which protect key technologies that enable Carbon Revolution to produce high quality products, effectively and efficiently.
If Carbon Revolution’s confidential know-how and/or trade secrets were misappropriated or accessed without Carbon Revolution’s authorization, disclosed publicly or shared with its competitors, other companies could develop technologies, designs or products that effectively compete with Carbon Revolution, which could reduce Carbon Revolution’s sales and profitability and its competitive position.
Carbon Revolution may not be able to protect, register and maintain its intellectual property rights.
Carbon Revolution generally seeks to protect certain key product-related technologies with patents, and generally prefers to protect process-related technologies as trade secrets.
If Carbon Revolution elects to seek patent protection, it must file patent applications in each country in which it wishes to obtain a granted patent. Until a patent has been granted in a country, Carbon Revolution will not have any enforceable patent rights in the relevant country in relation to the invention that is the subject of the pending application. A patent will not necessarily be granted in each country in which Carbon Revolution files an application. A patent office may refuse Carbon Revolution’s application, or reduce its scope. A patent examiner may determine, for example, that Carbon Revolution’s invention is not new or sufficiently inventive and Carbon Revolution may not be able to persuade the examiner otherwise. Additionally, even if a patent examiner agrees that the invention is patentable and the application is accepted or granted, a third party may be able to successfully challenge the application or patent. Either way, Carbon Revolution may be unable to obtain patent protection for the invention in one or more countries in which Carbon Revolution seeks such protection or such protection may be more limited in scope than anticipated and may not protect all aspects of the technology described in the patent specification. Further, publication of patent applications is a normal step in the patent process. The consequence of this is that any complete application describing the details of any invention for which Carbon Revolution seeks patent protection will be published (unless the application is withdrawn by Carbon Revolution before that occurs, to the extent that is possible) and the information in the patent application about the invention will enter the public domain. Publication may occur even if Carbon Revolution does not obtain a granted patent.
The patent application process is lengthy and costly and Carbon Revolution may not have sufficient financial resources at all relevant times to fully fund pursuing comprehensive patent protection for all patentable inventions which it owns in all key jurisdictions. This may mean that Carbon Revolution is unable to protect all such inventions in all or some of the jurisdictions in which it manufactures or supplies its wheels.
If a patent is not ultimately granted in a country, Carbon Revolution will not be able to prevent a third party from using or exploiting the relevant published invention in that country. If Carbon Revolution does not hold valid patent protection for an invention incorporated in a Carbon Revolution wheel and a third party is able to reverse-engineer the invention from analyzing the wheel, Carbon Revolution may be unable to prevent the third party from using the relevant technology.
There is a risk that Carbon Revolution may be unable to protect its process trade secrets. Existing records may not be sufficient to establish that particular trade secrets are held, controlled or owned by Carbon Revolution, which may mean that Carbon Revolution is unable to protect the relevant sensitive materials and/or information. Additionally, relevant sensitive information may be inadvertently or deliberately disclosed to the public (including to actual or potential competitors) without authorization (in breach of confidentiality obligations) by an employee or another recipient of the relevant information. Similarly, such individuals may disclose relevant sensitive information to a third party under the mistaken belief that a confidentiality agreement is in place with the third party, when that is not the case. Similarly, sensitive information may be improperly accessed by a third party such as by a security breach, ransomware, hack or other intrusion. If a trade secret is accessed, disclosed or shared without authorization, Carbon Revolution may be unable to recover and reinstate protection over the information when it becomes aware of the issue and the technology may thereby cease to be protected (to the extent the technology has been disclosed).
Where Carbon Revolution has obtained patent protection for a technology, the patents Carbon Revolution holds will each have a fixed lifespan, which is generally 20 years from the applicable filing date. Once this period has expired, the patent will lapse and the technology will become free for any third party to use without restriction.
If Carbon Revolution’s suppliers own any intellectual property which Carbon Revolution has contributed to, and/or Carbon Revolution is not able to register or otherwise protect any intellectual property it has created or contributed to relating to the supplier's goods or services, and Carbon Revolution does not have exclusive supply arrangements in place with the relevant supplier, subject to any applicable confidentiality obligations, the supplier may be free to supply the relevant goods or services (possibly including in such circumstances any improvements created or contributed to by Carbon Revolution) to Carbon Revolution’s competitors.
Registered intellectual property rights generally need to be renewed on an ongoing basis to remain registered and enforceable. If Carbon Revolution missed a renewal deadline due to an administrative error or oversight, for example, and an extension of time could not be secured to renew any relevant rights, such rights could lapse and cease to be enforceable.
If Carbon Revolution is unable to protect (and maintain protection over) its intellectual property, it may have a material adverse effect on Carbon Revolution’s business, operating results and financial performance.
Carbon Revolution’s business and prospects depend on our ability to build our brand. We may not succeed in continuing to establish, maintain, and strengthen our brand, and our brand and reputation could be harmed by negative publicity regarding our company or products.
Our business and prospects depend on our ability to develop, maintain, and strengthen the Carbon Revolution brand. Promoting and positioning our brand will depend significantly on our ability to provide high quality wheels to our OEM customers. In addition, we expect that our ability to develop, maintain, and strengthen our brand will also depend heavily on the success of our branding efforts. To promote our brand, we need to incur increased expenses, including product demonstrations. Brand promotion activities may not yield increased revenue, and even if they do, the increased revenue may not offset the expenses Carbon Revolution incurs in building and maintaining our brand and reputation. If we fail to promote and maintain our brand successfully or to maintain loyalty among our customers, or if we incur substantial expenses in an unsuccessful attempt to promote and maintain our brand, we may fail to attract new customers and partners, or retain our existing customers and partners and our business and financial condition may be adversely affected.
Moreover, any negative publicity relating to our employees, current or future partners, our technology, products, or customers who use or products, or others associated with these parties, may also tarnish our own reputation simply by association and may reduce the value of our brand. Additionally, if safety or other incidents or defects in our wheels occur or are perceived to have occurred, whether or not such incidents or defects are our fault, we could be subject to adverse publicity, which could be particularly harmful to our business given our limited operating history. Given the popularity of social media, any negative publicity about our products, whether true or not, could quickly proliferate and harm customer and community perceptions and confidence in our brand. Other businesses, including our competitors, may also be incentivized to fund negative campaigns against our company to damage our brand and reputation to further their own purposes. Future customers of our products and services may have similar sensitivities and may be subject to similar public opinion and perception risks. Damage to our brand and reputation may result in reduced demand for our products and increased risk of losing market share to our competitors. Any effort to restore the value of our brand and rebuild our reputation may be costly and may not be successful, and our inability to develop and maintain a strong brand could have an adverse effect on our business, prospects, financial condition, and operating results.
Our ability to obtain, protect, and maintain trademark registrations in commercially important jurisdictions is subject to the same risks of government approval, third-party challenge, maintenance, and enforcement as we have noted for Carbon Revolution’s patents. Such risks could lead to an inability to maintain our brand and could have an adverse effect on our business, prospects, financial condition, and operating results.
Carbon Revolution may be unable to enforce its intellectual property and may be involved in disputes regarding intellectual property or contractual obligations.
If Carbon Revolution identifies that a third party may be infringing Carbon Revolution’s rights, Carbon Revolution may decide to notify the third party of its concerns. If the third party dismisses Carbon Revolution’s concerns, refuses to provide any requested information or otherwise refuses to provide Carbon Revolution with adequate assurances that address Carbon Revolution’s concerns, Carbon Revolution may need to take further legal action against the third party. If Carbon Revolution takes such action, Carbon Revolution may not be successful.
Carbon Revolution may be unable to establish that the third party’s product or process infringes Carbon Revolution’s rights (such as where the competitor has adopted Carbon Revolution’s technology but modified it to a sufficient extent to avoid infringement) and/or a third party may be able to successfully establish that Carbon Revolution is not entitled to enforce its intellectual property, either because Carbon Revolution does not own, or otherwise have the right to enforce the intellectual property or because the asserted rights are invalid.
Additionally, even if Carbon Revolution is able to establish that its intellectual property rights have been infringed, it may not be awarded all of the remedies that it seeks.
A third party may also independently challenge Carbon Revolution’s intellectual property. For example, a third party may oppose or apply to revoke/cancel a Carbon Revolution patent application or granted patent. If this occurred and Carbon Revolution considered the challenged patent application or patent was sufficiently important and valuable, Carbon Revolution would defend the opposition or claim.
A third party may also claim that it owns intellectual property which Carbon Revolution claims it owns. For example, a customer or supplier may argue that under the relevant contract between the parties it is entitled to own (or jointly own) or that they have exclusive rights to use intellectual property which Carbon Revolution claims as its own. If the parties were unable to reach a commercial resolution, litigation may ensue.
For example, Carbon Revolution’s OEM customer contracts contain intellectual property provisions which are largely in favor of the respective OEM customers and which vary between different OEM customer contracts. Generally, under these provisions, the OEM may own (or jointly own) or have the right to use (in some cases on an exclusive basis for a period) certain intellectual property developed by Carbon Revolution in connection with the relevant contract/order, as well as the right to use other relevant intellectual property owned by Carbon Revolution, including to manufacture the contracted wheels or have those wheels manufactured by a third party (which could be a Carbon Revolution competitor), including in certain circumstances, such as where Carbon Revolution is unable to supply the contracted wheels in accordance with the relevant contract. If an OEM exercised any such rights, it may result in the disclosure of sensitive Carbon Revolution technology to one or more of Carbon Revolution’s competitors. Additionally, in some cases, and in the absence of a separate non-disclosure agreement with the OEM, these provisions may not provide for effective confidentiality protection over all technical information which Carbon Revolution provides to the OEM. With respect to certain OEMs, Carbon Revolution has procured a deviation or letter of comfort which is intended to clarify or modify the effect of certain relevant provisions. Subject to the terms of the applicable contract, if the OEM customer has an ownership interest or exclusive rights in respect of any Carbon Revolution-developed intellectual property, there is a risk that the customer may claim that Carbon Revolution has used such intellectual property for another customer in breach of Carbon Revolution’s obligations and/or thereby infringing the customer’s rights. This claim could adversely impact Carbon Revolution’s relationship with the relevant customers, cause the customer’s future orders of Carbon Revolution’s wheels to decline, result in confidential information of Carbon Revolution being revealed to its competitors, and/or limit Carbon Revolution’s ability to exploit technology it has developed other than in connection with supplying the relevant contracted wheels (or related services) to the relevant OEM customer. Any of these outcomes could have a material adverse effect on Carbon Revolution’s operations and financial position and performance.
If Carbon Revolution is required to take legal action against a third party to enforce or defend its intellectual property rights, or otherwise becomes involved in intellectual-property related disputes, litigation or other proceedings, Carbon Revolution would incur significant legal costs and the attention of key personnel may be diverted from operational activities to address such matters.
If Carbon Revolution is unable to protect, control or enforce its intellectual property including any intellectual property it has developed, Carbon Revolution’s competitive position may decline and sales may decrease or not increase to the level anticipated, which would adversely impact Carbon Revolution’s financial performance and prospects.
Carbon Revolution may face the risk of being restricted in the use of intellectual property developed jointly with another party coupled with restrictive exclusive supply of goods arrangements if Carbon Revolution has been unable to reach an agreement to the contrary in advance with the relevant party.
Carbon Revolution engages in research and development activities, including with third parties, on a regular basis.
Where intellectual property is created by two or more parties, the parties may jointly-own the intellectual property, unless they have agreed otherwise. A joint owner of intellectual property is generally unable to use or exploit the intellectual property without the consent of the other joint owner(s).
If Carbon Revolution develops intellectual property in conjunction with other parties, the intellectual property may be jointly owned and Carbon Revolution may be unable to use or exploit it as Carbon Revolution sees fit, unless Carbon Revolution reaches an agreement with the other joint owner(s) which gives Carbon Revolution exclusive ownership of the relevant intellectual property or at least the right to use the intellectual property as Carbon Revolution desires. If Carbon Revolution has not secured or is unable to secure such an agreement, Carbon Revolution may be restricted from using the relevant intellectual property, or alternatively securing such agreement may cost more than expected or may be on terms not favorable to Carbon Revolution. Depending on the nature and importance of the intellectual property, this may have an adverse effect on Carbon Revolution’s design, development or manufacturing activities, which could in turn have an adverse effect of Carbon Revolution’s financial performance and prospects.
Carbon Revolution’s or a third party’s information technology systems or processes may fail, become materially inoperable or be subject to attack and Carbon Revolution’s business may be adversely impacted.
Carbon Revolution relies on its own information technology systems and on information technology systems provided by third-party technology vendors to perform key functions and support its operations, including its production processes. Carbon Revolution also holds sensitive employee and customer data and information related to its intellectual property. Carbon Revolution’s IT systems may be adversely affected by a number of sources, including natural disasters, power losses, computer systems failures, internet and telecommunications or data network failures, operator negligence, improper operation by or supervision of employees or contractors, physical and electronic losses of data and similar events, computer viruses, penetration by hackers seeking to disrupt operations or misappropriate information and other breaches of security.
Additionally, as Carbon Revolution’s operations grow, they will also become more complex and require more complex IT support. Introducing more complex and sophisticated IT systems may require additional resources or divert management attention. Implementation of new systems may not be successful.

Any failure of, or damage or interruption to Carbon Revolution’s information systems or those provided by third-party technology vendors may compromise Carbon Revolution’s data integrity (which may result in an inadvertent security breach in relation to such data) and may lead to unauthorized access to Carbon’s Revolution’s intellectual property or automated aspects of its manufacturing. As a result, Carbon Revolution may lose critical or commercially sensitive data or intellectual property, may incur significant costs to rebuild or re-establish its information systems or respond to regulatory inquiries or actions, and may be exposed to third-party claims.
Exploitation, unauthorized access or hacking of the systems or networks on which Carbon Revolution data is stored, could lead to corruption, theft or loss of the Company’s data and proprietary information. This could cause disruption to the Company’s operations, unauthorized disclosure of confidential and proprietary information to third parties (including actual or potential competitors) and may result in regulatory action against the Company for breach of privacy and data protection laws, and may have a material adverse effect on the Company’s operations, financial position or performance. In early 2019, there was an instance of unauthorized access of Carbon Revolution’s IT systems which involved unauthorized access to one email account. When the unauthorized access was identified, the access was terminated immediately and steps were then taken to increase security. There have been no known repeat events of unauthorized access of the Company’s IT systems. There was no material impact to the Company’s operations or its financial condition as a result of this unauthorized access.
Carbon Revolution’s board of directors actively participate in the development of Carbon Revolution’s cyber security policies, procedures and protections and the oversight thereof is included in Carbon Revolution’s risk framework, with responsibility therefor assigned to the audit and risk committee of the Carbon Revolution Board.
If Carbon Revolution is not able to operate its IT systems as a result of any of the above issues and it is required to run its production equipment with manual instruction or records, Carbon Revolution may not be able to produce the same volume of wheels and it may therefore be unable to meet customer demands and supply requirements.
Carbon Revolution’s customer contracts impose IT and cybersecurity compliance requirements and allow for the customer to audit Carbon Revolution’s systems.
One or more of Carbon Revolution’s customers impose or may in the future impose IT and cybersecurity compliance obligations which may require Carbon Revolution to upgrade its cybersecurity systems and processes and/or allow Carbon Revolution’s systems to be audited. Implementing these compliance requirements and facilitating audits may require additional resources, divert management attention and expose sensitive information to review by auditor representatives. Failure to implement these requirements or facilitate audits may result in a deterioration of the relationship with the relevant customer, result in a claim for breach of contract, cause or contribute to increased cybersecurity risks for Carbon Revolution, and/or lead or contribute to a loss of sales or failure to win new programs with existing or new OEM customers.
Any confidential information held by Carbon Revolution could be accessed by third parties via IT security breaches, attacks, ransomware, hacking and similar actions or occurrences, potentially exposing Carbon Revolution to liability.
Carbon Revolution receives and holds confidential information of third parties, such as Carbon Revolution’s customers and suppliers, pursuant to confidentiality obligations. This information is held on Carbon Revolution’s servers and may be downloaded and saved on local hard drives. If there was a security breach of Carbon Revolution’s IT systems and/or Carbon Revolution was otherwise the victim of an IT intrusion, hack, ransomware or the like, there is a risk that such third-party confidential information could be accessed, downloaded or used by other parties without the consent of the relevant third party to which Carbon Revolution owes confidentiality obligations. This could expose Carbon Revolution to liability to any such third party if the third party made a claim for breach of contract or negligence, for example, against Carbon Revolution, Carbon Revolution may be required to incur legal costs with respect to any such claim, and the dispute may divert the attention of key personnel. If the relevant information was confidential to a Carbon Revolution customer, any dispute in relation to the matter could have an adverse effect on Carbon Revolution’s relationship with the customer that may lead to reduced wheel sales to the customer and thereby adversely affect Carbon Revolution’s profitability and performance. Similarly, if the information was confidential to a key supplier, any dispute could adversely affect Carbon Revolution’s relationship with the key supplier, which could have an adverse impact on Carbon Revolution’s operations if Carbon Revolution is unable to procure the relevant goods or services from the supplier on acceptable terms or at all.

An attack, ransomware or the like on or to Carbon Revolution’s IT systems may expose any third-party IT systems integrated or linked to Carbon Revolution’s IT systems depending on their level of vulnerability and this could expose Carbon Revolution to liability.
If any third-party IT systems are integrated or linked to Carbon Revolution’s IT systems, they could be exposed if Carbon Revolution’s IT systems are subjected to a security breach, IT hack, ransomware or other intrusion depending on the vulnerability of the third party’s IT systems. If this occurred, it could expose Carbon Revolution to liability for breach of contract or negligence in certain circumstances and/or damage Carbon Revolution’s relationship with the third party. Any such circumstance may have an adverse effect on Carbon Revolution’s operations, production processes, financial performance and prospects.
Carbon Revolution’s competitive position or market share may deteriorate including as a result of actions by it or its competitors.
Carbon Revolution operates in a competitive industry, and its competitors could include existing wheel manufacturers, new entrants and OEMs. Carbon Revolution’s competitive position may deteriorate, as a result of the action of any of these participants or also as a result of deterioration of its relationship with its customers.
Competitors may enter the market and take market share from Carbon Revolution. Competitors may accelerate taking market share from Carbon Revolution by developing equivalent or better technology for one piece carbon fiber wheels, and/or by offering equivalent or better pricing, service and/or fulfilment rates than Carbon Revolution offers. Competitors which are more financially secure than Carbon Revolution may take market share from Carbon Revolution by offering more supply security for customers than Carbon Revolution currently offers. OEMs may seek to establish alternative options for carbon fiber wheel supply to increase their own supply security and establish competitor supply tension. Existing manufacturers of steel or aluminum wheels may seek to produce their own carbon fiber wheels. Any increase in the number of players manufacturing carbon fiber wheels may affect the demand for Carbon Revolution’s wheels and may result in downward pricing pressure for carbon fiber wheels which would impact Carbon Revolution’s profitability, financial performance and prospects. See “Business of Carbon Revolution and Certain Information About Carbon Revolution—Competition” for more information on Carbon Revolution’s main competitors.
If Carbon Revolution fails to maintain product design, manufacturing and performance leadership in the global automotive carbon fiber wheel market, Carbon Revolution may have to quote lower prices in order to win programs, which could result in lower than expected margins; or programs may be awarded to competitors, which could result in lower sales. In addition, other wheel technologies may be developed which are lighter than carbon fiber wheels, and/or cheaper to make, and/or have other characteristics which make them more attractive to purchase for OEMs or end consumers than carbon fiber wheels. Any such circumstance may reduce Carbon Revolution’s profitability and revenue.
The concentration of Carbon Revolution’s wheel programs and customers may adversely affect demand for Carbon Revolution’s wheels if its relationships with customers deteriorate.
As of August 14, 2023, Carbon Revolution has thirteen active awarded programs with five OEMs, of which six programs are currently in production with four of those OEMs and a further seven awarded customer programs are in development or yet to enter production. A further three programs are under detailed design and engineering agreements with three OEMs which are a subset of the aforementioned five OEMs. Therefore, the number of customers that Carbon Revolution currently has awarded programs or programs in design and engineering with, is currently relatively concentrated, and the number of programs which Carbon Revolution has in production at any single point in time is relatively concentrated. In addition, the wheel programs Carbon Revolution has been awarded are relatively concentrated in terms of vehicle type (being limited to premium and high-performance vehicles and premium performance SUVs and pickups across internal combustion engine and electric vehicles).
Carbon Revolution’s OEM customers can readily terminate their relationship with Carbon Revolution should they choose to do so including by ceasing ordering wheels from Carbon Revolution, and can significantly reduce orders, should they choose to do so, without major disruption to their business as Carbon Revolution’s wheels are an optional upgrade in most instances and therefore the OEM customer generally has an alternative metal wheel that can be fitted to the relevant vehicle.
The effect of losing any one OEM customer, or customer program (depending on its size), may significantly adversely affect Carbon Revolution’s financial condition, cash flow and liquidity position.

Also, in order to expand the type of customers, vehicle types and wheel programs, Carbon Revolution may be required to reduce its wheel prices to open a larger addressable market. It may not be able to do so easily and its gross margins and profitability may decline, which may have a material adverse impact on Carbon Revolution’s financial performance and prospects.
Carbon Revolution’s OEM customer relationships may deteriorate due to financial stress from general business conditions and the Business Combination. If Carbon Revolution requests non-standard terms, proposes changes to terms already agreed, or requests advanced payment from OEM customers, this may cause such customers to designate Carbon Revolution a “distressed supplier”, which may have short and long term impact on continued business with the OEMs and their motivation to encourage competitors to Carbon Revolution.
Carbon Revolution’s relationship with its OEM customers is governed by contract which is based on the standard contracts of the customer. In order to assist Carbon Revolution’s cash position, Carbon Revolution has requested and may request in future non-standard contractual terms or changes of already agreed contractual terms, shorter payment terms or advance payments. As a result of such requests Carbon Revolution’s OEM customers may qualify Carbon Revolution as a “distressed supplier”, that is, a supplier facing financial or operational difficulties. Carbon Revolution has had and continues to have negotiations with customers arising from certain “non-standard” terms that it has proposed. This may result in a deterioration of the business relationship and may create the risk that those OEM customers pursue opportunities with competitors of Carbon Revolution, which would cause Carbon Revolution’s revenue, profitability and/or market share to decline.
Carbon Revolution’s estimates of the size of the addressable market may be incorrect.
The addressable carbon fiber wheel market and demand for carbon fiber automotive wheels may be smaller than Carbon Revolution anticipates. This may occur if the benefits of carbon fiber wheels are not perceived or well received in the industry, if the cost of carbon fiber wheels remains high, if alternative products are brought to market, or if market and industry trends cause a decline in demand for lightweight, high-performance carbon fiber wheels.
If the size of the market in which Carbon Revolution operates is smaller than anticipated or demand for carbon fiber wheels is lower than anticipated, Carbon Revolution’s products may be limited to high end performance and luxury vehicles. This may restrict Carbon Revolution’s ability to achieve its growth objectives which, in turn, may adversely impact its prospects. Additionally, Carbon Revolution also intends to pursue growth opportunities in adjacent markets, including the aerospace industry, and the industrial, freight and logistics market. The barriers to entry in these markets may be higher than anticipated, the length of time taken to enter these markets may be longer than anticipated and there is no guarantee Carbon Revolution’s products will be accepted in these markets to the extent Carbon Revolution anticipates, or at all, and this may impact Carbon Revolution’s ability to diversify into adjacent markets.
As stated in “Business of Carbon Revolution and Certain Information About Carbon Revolution—Business Model and Strategic Priorities—Future Expansion Opportunities”, the Australian Defence Force has already accepted virtual validation of the wheel designed by Carbon Revolution for the Boeing CH-47 Chinook helicopter, which would be the Company’s first entry to the aerospace market. There is a risk that the Company is not able to secure the funding required to progress this project to the next stage, being the production and validation of physical prototypes. There is a further risk that the prototype production or validation processes are more challenging than expected, cost more than expected or take longer than expected and there is a risk that the Company is not able to achieve validation of the physical wheel, or is not able to commercialize the wheel due to the cost and price thereof and/or limited demand.
Carbon Revolution may forego business or lose certain customer relationships as a result of not having the production capacity to meet customer demand, or not having the funds to expand production capacity to meet customer demand. Carbon Revolution may be liable to its customers if it cannot meet minimum capacity obligations.
Carbon Revolution may not be able to meet customer demand for its wheels, whether such demand remains at current levels or increases, due to a variety of factors, including due to financial and operational challenges outlined in this “Risk Factors” section. In such circumstances Carbon Revolution will forego revenue and market share which it otherwise may have been able to capture. This may further delay Carbon Revolution reaching profitability and becoming cash flow positive, or otherwise reduce Carbon Revolution’s profitability and financial performance. If Carbon Revolution does not meet contractual minimum quantities which Carbon Revolution commits to in its contracts with customers (an obligation to have capacity to supply a specified minimum quantity of wheels for a given time period), it may become liable for damages towards its customers. This may also impact Carbon Revolution’s cash flow and profitability and in turn its financial performance and position.
The timing of Carbon Revolution’s recognition of revenue and any working capital financing requirements depend upon the terms of its agreements with its customers and may be adversely affected if Carbon Revolution is required to recognize revenue upon the delivery to its customers rather than on shipment (given normal delivery timelines can be up to or greater than several months), unless Carbon Revolution can negotiate more favorable terms (which may not be possible).
Supply agreements with Carbon Revolution’s customers may contain terms that oblige Carbon Revolution to deliver the wheels to the customer’s overseas facilities (instead of making wheels ready for dispatch at Carbon Revolution’s facilities) before Carbon Revolution is entitled to claim payment of the price and recognize the individual sale as revenue. Shipping times can take up to several months.
As such, Carbon Revolution’s financial results may be adversely impacted if revenue is recognized upon delivery to customers.
Carbon Revolution’s forecasts are based upon certain assumptions with respect to the determination of backlog and other metrics, including assumptions with respect to the timing and quantity of orders under awarded programs, conversion of programs in development to awarded status, the timing of new program commencement, and recognition of revenue, which assumptions may not be realized.
Carbon Revolution’s forecasts are predicated on various assumptions relating to demand for its wheels. Under Carbon Revolution’s current OEM supply contracts, which are typical of the industry, customers are not committed to purchase a minimum number of wheels and therefore there is no guarantee that Carbon Revolution will secure the sales volume it anticipates from its existing customer contracts. This may occur for reasons outside Carbon Revolution’s control, including if demand for the OEM’s vehicle on which Carbon Revolution’s wheels are included is lower than expected, or where Carbon Revolution’s wheels are an option on the relevant vehicle, the frequency with which consumers elect to purchase the option is lower than anticipated by Carbon Revolution. There is also no guarantee that customer programs will commence at the expected time or that the ramp in volumes will be as expected. Additionally, Carbon Revolution has a number of engineering contracts and is also in early stage discussions with a range of other OEMs, and failure to convert this pipeline of potential programs and customers into additional contracts, delay in timing of new programs, or any other failure to sell the volume of wheels, at the targeted price and margin, that Carbon Revolution anticipates (for example, if Carbon Revolution cannot reduce production costs or if its addressable market is smaller than anticipated), will result in Carbon Revolution failing to meet its growth targets, which will adversely impact Carbon Revolution’s performance and prospects.
Carbon Revolution may fail to meet forecasts.
The forward-looking statements, opinions and estimates provided in this document, including the Financial Projections, rely on various estimates, contingencies and assumptions, some of which are described in the section “Shareholder Proposal 1 – The Business Combination Proposal—Certain Unaudited Carbon Revolution Projected Financial Information”. Various factors, both known and unknown, may impact Carbon Revolution’s performance and may cause actual results to vary significantly from expected results. Accordingly, our future financial condition and results of operations may differ materially from our projections. Our failure to achieve our projected results could harm the trading price of MergeCo’s securities and its financial position following the completion of the Business Combination. Neither Carbon Revolution nor Twin Ridge have any duty to update the Financial Projections included in this proxy statement/prospectus.
Having been selling wheels to OEMs since 2015 on a small number of programs to date, Carbon Revolution has a relatively limited operating history and has not yet become profitable, and, as such, its operating history does not provide a meaningful basis for investors to evaluate the business or its financial performance and future prospects. Accordingly, investors should consider Carbon Revolution’s business and prospects in light of the risks, uncertainties, expenses and challenges that an early stage business may face. Carbon Revolution intends to further industrialize its operations and achieve scale in its wheel sales to achieve a material reduction in its unit costs of production. As such, Carbon Revolution’s ability to achieve its anticipated growth is dependent to a significant degree on the successful implementation of its industrialization plans and growth strategy, which are described under “Business of Carbon

Revolution and Certain Information About Carbon Revolution—Business Model and Strategic Priorities—Automotive Market Trends & Growth Focus”. There is a risk that these plans may not be successful, or may take longer or cost more than anticipated.
There can be no guarantee that Carbon Revolution will achieve its stated objectives or that any forward-looking statement or forecast will be realized.
Carbon Revolution may not be able to reduce supply chain costs or production costs as quickly as expected or to the same extent as expected, resulting in higher cost per wheel and lower margins than expected.
Carbon Revolution is not yet profitable and expects to improve margins by significantly reducing labor costs per wheel and materials costs on a per wheel basis both in the near term and in the longer term.
Carbon Revolution expects to reduce materials costs in the near term by reusing and reducing cut carbon fiber waste, negotiating planned improved prices as a result of volume increases, shifting its strategy from being a spot buyer to a long term contracted buyer for key materials, and consolidating consumables purchases from many suppliers to a smaller number of suppliers. Carbon Revolution expects to reduce labor costs in the near term by creating a fixed labor operating leverage that drives efficiency as volumes scale, automating processes via robots and conveyor systems of the Mega-line to replace human labor, and creating further labor efficiencies through planned cycle times and lean process improvements.
However, there is a risk that these measures cannot be applied or realized or that these measures do not result in the expected savings. For example, Carbon Revolution may not find suitable uses for cut fiber waste or the price reduction does not eventuate or cannot be negotiated with the suppliers as expected, or the automation process does not progress or show the results as expected.
Carbon Revolution is exposed to changes in prices of key inputs including raw materials, energy and labor costs, including those related to inflation, international conflicts (such as the Ukraine conflict), and supply chain disruptions related to COVID-19.
Any increase in the cost of labor, carbon fiber, resins, energy costs or other key manufacturing inputs will increase the costs incurred by Carbon Revolution in production of its wheels which could reduce Carbon Revolution’s profitability and may have a material adverse effect on Carbon Revolution’s financial performance and position.
Carbon Revolution is subject to fluctuations in financial markets and exchange rates.
The financial information in Carbon Revolution’s financial statements is presented in Australian Dollars, and Carbon Revolution incurs the majority of its costs in Australian Dollars. However, a substantial amount of Carbon Revolution’s revenues from wheel sales are generated in currencies other than Australian Dollars.
Although we enter into certain hedging arrangements with respect to fluctuations in currency exchange rates and these foreign exchange exposures will also be reduced by the natural hedging that arises from the purchase of raw materials and manufacturing equipment also denominated in foreign currencies, Carbon Revolution is subject to adverse exchange movements, particularly, adverse movements in the USD:AUD exchange rate and EUR:AUD exchange rate. This risk is expected to become more significant in the future (as foreign denominated revenue is anticipated to grow as the vast majority of our planned growth in the near term is expected to come from customers that are located in the U.S. and such foreign denominated revenue is expected to increase in parallel to our overall revenue growth).
Furthermore, Carbon Revolution may not have the ability to enter into foreign exchange hedging contracts with financial institutions or may not be able to enter into these contracts on favorable terms. As such, adverse movements in exchange rates mentioned above may materially impact Carbon Revolution’s financial condition and liquidity position.
Compliance costs associated with changes in regulations and policies may negatively impact Carbon Revolution.
Government legislation and policies are subject to review and change from time to time. Carbon Revolution’s operations may be affected by changes in international, federal, state or local government laws, regulations or policies which impact on Carbon Revolution’s ability to operate, or sell products in particular markets. In particular, Carbon Revolution sells all of its products overseas, and the introduction of tariffs or other regulations impacting international trade could impact its ability to sell its products, the price it receives for them, or its margins, and this could adversely impact its profitability, financial performance and position.

New legislation or regulations may also result in additional costs being incurred in achieving compliance with such legislation or regulations. Failure to comply with such legislation or regulations may result in fines, penalties and other expenditure and may also result in reputational damage for Carbon Revolution.
Working capital financing may not be available, or may cost more, to fund the expected growth in working capital requirements of Carbon Revolution’s business.
Carbon Revolution expects to fund the working capital requirements associated with the growth in project revenues, in part, through securing increased working capital facilities. The extent and cost of working capital financing available may be impacted by factors including the terms of its customer contracts, approvals from customers, approvals from existing debt providers, the amount of security available for debt providers and broader debt market conditions (including interest rates).
Carbon Revolution plans to continue to make investments to support its growth and may require additional funds to do so, including in order to develop new products, enhance technology, scale and improve operating infrastructure, or acquire complementary businesses and technologies. To allow Carbon Revolution to fund its operations or realize its envisaged growth, Carbon Revolution may need to secure further working capital financing. In addition, the ability to put in place working capital facilities may be limited by restrictions in the New Debt Program and Carbon Revolution may experience difficulties in securing this or it may be more expensive than anticipated.
Any inability to raise funds when required, or on favorable terms, may have a material adverse effect on the continued development or growth prospects.
Non-compliance with applicable laws, regulations and OEM standards, including environmental laws and regulations or the cost of compliance therewith may adversely affect Carbon Revolution.
Carbon Revolution is exposed to risks arising from failure or inability to comply with applicable laws, regulations and OEM standards and conditions, including environmental laws and regulations, that apply in Australia and the international jurisdictions in which Carbon Revolution operates and sells its wheels. As a result, Carbon Revolution may be exposed to fines, litigation, or compensation to customers, regulators or other stakeholders. This may adversely impact Carbon Revolution’s reputation and financial performance and position. See “—Carbon Revolution’s business may be impacted by climate change, existing or new environmental regulations, and related risks.” for more information on the risks posed by compliance with environmental legal requirements.
To the extent that Carbon Revolution’s plans involve engagement with customers in the defense sector, such as the Australian Defence Force or other military customers, and involvement in the defense supply chain, Carbon Revolution will be required to comply with additional requirements and obligations in relation to security and export control. These requirements may require Carbon Revolution to incur expenditure in order to comply, and may cause delays in meeting defense program requirements.
Regulatory and OEM compliance costs may adversely affect Carbon Revolution’s cash position.
We face additional business, political, regulatory, operational, financial and economic risks as part of our operation in international markets, which could increase our costs or otherwise limit our growth.
Operating internationally, including by conducting manufacturing in locations with lower labor costs, and continuing to expand our business in new geographies is important to our continued success and growth. As a result of our international operations and sales efforts, we face numerous challenges and risks that could harm our international operations, delay new product releases, increase our operating costs, and hinder our ability to grow and detect underlying trends in our operations and business, and consequently adversely impact our business, financial condition, and results of operations. Such risks include, but are not limited to, the following:
•	geopolitical and economic instability in and impacting the localities where we have foreign operations;
•	rising inflation impacting the stability of our workforce and foreign operations;
•	military conflicts impacting the localities where we have foreign operations;
•	limited protection for, and vulnerability to theft of, our intellectual property rights, including our trade secrets;
•	compliance with local laws and regulations, and unanticipated changes in local laws and regulations, including tax laws and regulations;

•	trade and foreign exchange restrictions and higher tariffs;
•	the complexity of managing international trade sanctions and export restrictions from the jurisdictions in which we have foreign operations;
•	fluctuations in foreign currency exchange rates which may increase our expenses for employee compensation and other operating expenses that are paid in currencies other than U.S. dollars;
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restrictions imposed by the United States government against other countries, or foreign governments’ restrictions imposed on the United States, impacting our ability to do business with certain companies or in certain countries and the complexity of complying with those restrictions;

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power outages, natural disasters, and other local events that could affect the availability of the internet and the consequences of disruptions, such as large-scale outages or interruptions of service from utilities or telecommunications providers;

•	difficulties in staffing international operations;
•	changes in immigration policies which may impact our ability to hire personnel;
•	differing employment practices, laws, and labor relations;
•	regional health issues and the impact of public health epidemics and pandemics on employees and the global economy, such as the COVID-19 pandemic; and
•	disruptions posed by the COVID-19 pandemic and related government restrictions or other government responses.
Economic developments such as inflation or raising interest rates may adversely affect Carbon Revolution's operations and profitability.
Carbon Revolution’s labor costs, raw material and services costs, and other operating costs are dependent on the general economic market situation including inflation and raising interest rates. As described under the risk factor above titled “— The margin received by Carbon Revolution for its wheels may be lower than expected. Similarly, Carbon Revolution may not recover engineering and development or tooling costs from its customers to the extent expected”, Carbon Revolution may not be able to pass through all of its incurred costs for engineering, development or tooling or an increase of such costs to its customers which may impact Carbon Revolution’s ability to generate revenue. Failure to generate sufficient revenue may in turn impact Carbon Revolution’s financial performance and position.
Not being able to pass through costs to Carbon Revolution’s customers may also lead to Carbon Revolution needing to raise more funding which, as shown under the risk factors above titled “—Working capital financing may not be available, or may cost more, to fund the expected growth in working capital requirement of Carbon Revolution’s business”, and “—Carbon Revolution will need to raise additional funds by equity, debt, or convertible debt financings, to support its growth, and those funds may be unavailable on acceptable terms, or at all. As a result, Carbon Revolution may be unable to meet its future capital needs, which may limit its ability to grow and jeopardize its ability to continue its business”, may not be available or not available on acceptable terms which also may have an adverse effect on the continued development or growth and may impact Carbon Revolution’s financial performance and prospects.
Research and development work may cost more than expected or take longer than expected or not deliver the expected results.
Carbon Revolution strongly invests in research and development work to improve its product technology and production efficiency, to bring its production processes to full industrialization, expand its production capacity, and to further develop an increased number of customer programs.
The cost of such research and development work has in the past been and may be higher than expected, or results have in the past been and may be delivered later than expected. Research and development work may result in no benefit at all. These outcomes may adversely affect Carbon Revolution’s ability to move programs from the development phase into a supply phase and may diminish Carbon Revolution’s prospects of securing new programs with existing and new customers. It may also adversely impact Carbon Revolution’s product technology and innovation pipeline, its plans to improve production efficiency and reduce the cost of producing wheels, and its industrialization and/or capacity expansion plans. This may impact Carbon Revolution’s ability to achieve expected levels of sales and profitability and therefore its financial performance and growth prospects.
Carbon Revolution may be unable to obtain tax incentives or realize the benefit of accumulated tax losses in the future.
If Carbon Revolution is not able to obtain sufficient short-term financing to pay its expenses incurred prior to the completion of the Business Combination or if Carbon Revolution does not otherwise reach profitability, it will not be able to realize the benefit of accumulated tax losses. As of June 30, 2022, Carbon Revolution had income tax losses of $129.1 million and R&D tax credits of $23.0 million at year end (2021: income tax losses $100.8 million and R&D tax credits $12.6 million) for which no deferred tax asset is recognized on the statement of financial position as they are currently not considered probable of realization.
Carbon Revolution has received government grant payments that may be subject to clawback, and expects to receive future government grant payments which may not materialize.
Carbon Revolution is a recipient of grant funding under various grants that include obligations to repay grant funding received in certain circumstances, including where Carbon Revolution is in breach of certain obligations under the relevant agreements, such as, where applicable, by giving up ownership of assets purchased with grant funds without consent, using the grant funding for unauthorised expenditure, or failing to comply with budget, timeline, reporting or other requirements. If Carbon Revolution was required to repay any such funding, it may have a negative impact on Carbon Revolution’s available funds, and may require Carbon Revolution to delay or cancel planned investments for increasing its production capacity, which could have a material and adverse impact on Carbon Revolution's cash flow and financial condition.
Carbon Revolution has received all A$10 million in grant payments under a Victorian Government Grant of A$10 million. The final installment of A$2 million was received in December 2022 in advance of Carbon Revolution achieving certain milestones relating to CAPEX and people employed in FY23, FY24 and FY25. In December 2022, a payment of A$9 million was received from the Australian Federal Government for the Manufacturing Integration Stream Grant (“MMI grant”) for Carbon Revolution’s project entitled “A sustainable and efficient wheel supply to the global electric vehicle market”, a key part of which is supporting Carbon Revolution to scale up its production capacity. This $9 million payment was received following Carbon Revolution requesting an acceleration of the funding under the MMI grant for bridge financing purposes. A further A$3 million payment under this grant is expected to be paid late in fiscal year 2024.
Under the relevant grant agreements, the government has a right to require all or part of a grant to be repaid in certain circumstances (which in some cases vary between the different agreements), including where Carbon Revolution defaults under the agreement (and, if applicable under the relevant agreement, where a remediable breach is not remedied), where the government terminates the agreement for cause (such as where Carbon Revolution breaches the agreement, or provides misleading information, becomes bankrupt or insolvent, enters into a scheme of arrangement with creditors, or comes under any form of external administration), where the grant agreement is cancelled or reduced in scope due to a change in government policy, or where Carbon Revolution undergoes a change in control which the government reasonably believes will negatively affect Carbon Revolution’s ability to comply with the agreement.
Any failure by Carbon Revolution to comply with relevant requirements under the MMI grant agreement, may also impact Carbon Revolution’s eligibility for the expected future grant installment under that agreement. If existing funding is clawed back, for example, Carbon Revolution may be unable to repay all of the funding sought to be clawed back, or repaying any amount clawed back may require Carbon Revolution to divert amounts intended for other expenditure, including to support increasing its production capacity. If that occurred, Carbon Revolution’s cash flow and financial condition may be materially and adversely affected.
Due in part to Carbon Revolution’s funding position following the execution of the MMI grant agreement, Carbon Revolution has been delayed from complying with the expenditure requirements and early milestones under the agreement. Carbon Revolution has previously reported its progress to the Government and the company is seeking to update the activity budget and schedule and will request an extension of time to complete the project. There is a risk that the Government does not approve any revised budget or schedule and/or may not grant Carbon Revolution an extension of time to complete the project, which may result in Carbon Revolution being in breach of the agreement and a risk of the Government seeking to claw back funding provided to the company.

Known and unknown legal proceedings, regulatory proceedings, investigations or claims against Carbon Revolution may be costly and time-consuming to defend and may harm its reputation and damage its business regardless of the outcome.
Carbon Revolution may be involved in disputes or litigation with third parties including suppliers, customers, employees, former employees and government bodies in the ordinary course of business.
Carbon Revolution has in the past received claims, allegations or suggestions from customers or suppliers that it has or may have been in breach of a contractual or other obligation or otherwise owes such third parties money. Some of such issues remain unresolved and may result in contractual dispute, litigation or Carbon Revolution agreeing to settlement terms involving Carbon Revolution paying a settlement sum to one or more such third party and may also result in a deterioration of the relationship with such third party which may have a material adverse impact on Carbon Revolution’s financial performance and condition.
Litigation proceedings may be costly, may consume the attention and resources of management and other personnel, may impact relationships with the relevant counterparty, and may impact Carbon Revolution’s reputation, and therefore may have a material adverse effect on Carbon Revolution’s business, cash flow, and financial position.
An adverse finding in a litigation may also result in Carbon Revolution being required to pay the legal costs of the other party and damages or other amounts awarded in favor of the other party.
Insurance might not cover any or all of the costs of the litigation, or might not continue to be available at terms acceptable to Carbon Revolution.
Carbon Revolution has identified material weaknesses in its internal control over financial reporting. If Carbon Revolution is unable to remediate these material weaknesses, or if MergeCo identifies additional material weaknesses in the future or otherwise fails to maintain an effective system of internal control over financial reporting, this may result in material misstatements of MergeCo’s consolidated financial statements or cause MergeCo to fail to meet its periodic reporting obligations.
MergeCo intends to apply to list its ordinary shares on a U.S. stock exchange. MergeCo will in the future be required to provide management’s attestation on internal control over financial reporting. Management may not be able to effectively and timely implement controls and procedures that adequately respond to the increased regulatory compliance and reporting requirements that will be applicable after the Business Combination. If MergeCo is not able to implement the additional requirements of Section 404(a) of the Sarbanes-Oxley Act of 2002 (the “Sarbanes-Oxley Act”) in a timely manner or with adequate compliance, it may not be able to assess whether its internal control over financial reporting is effective, which may subject it to adverse regulatory consequences and could harm investor confidence.
In connection with the preparation and audit of Carbon Revolution’s consolidated financial statements as of June 30, 2022 and for the years ended June 30, 2022 and June 30, 2021, as well as the reaudit of the financial statements under Public Company Accounting Oversight Board standards, in preparation of the registration statement on Form F-4 of which this proxy statement/prospectus forms a part, material weaknesses were identified in its internal control over financial reporting. The reaudit resulted in a restatement of the financial statements, including an adjustment to intangible assets, the reclassification of Carbon Revolution’s supplier finance arrangement from trade payables to borrowings, and a reclassification of contract assets and liabilities. A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of Carbon Revolution’s annual or interim financial statements will not be prevented or detected on a timely basis.
The material weaknesses referenced above are described below:
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Lack of appropriately designed, implemented and documented procedures and controls at both entity- and process-level to allow for Carbon Revolution to achieve complete, accurate and timely financial reporting. This is pervasive across the entity-level and each of the key business processes, including controls over the preparation and review of account reconciliations and journal entries, and controls over information technology to ensure access to financial data is adequately restricted to appropriate personnel.

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Segregation of duties has not been sufficiently established across the key business and financial processes. Given the size, nature of the organization and the current structure of the finance function, a lack of segregation of duties applied to the key business and financial processes across the organization has been identified. A consequence of the lack of segregation of duties is the heightened risk of fraud or material misstatement when no appropriate mitigating controls are in place.

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Lack of personnel with appropriate knowledge and experience relating to SEC reporting requirements to enable the entity to design and maintain an effective financial reporting process. A lack of knowledge and experience in these areas may lead to the Company being in breach of SEC financial reporting and other related requirements, especially given that the current finance function has not been designed to include sufficient accounting and financial reporting personnel with the requisite knowledge and experience in the application of SEC financial reporting rules and regulations.

Carbon Revolution has begun preparation of a plan to remediate these material weaknesses. These remediation measures are ongoing and include hiring additional accounting and financial reporting personnel and implementing additional policies, procedures and controls.
In order to maintain and improve the effectiveness of its internal control over financial reporting, Carbon Revolution will expend and anticipates that MergeCo will continue to expend, significant resources, including accounting-related costs and significant management oversight. MergeCo’s independent registered public accounting firm is not required to formally attest to the effectiveness of its internal control over financial reporting until after it is no longer an EGC. At such time, MergeCo’s independent registered public accounting firm may issue a report that is adverse in the event it is not satisfied with the level at which its internal control over financial reporting is documented, designed, or operating. Any failure to maintain effective disclosure controls and internal control over financial reporting could adversely affect the business and operating results after the Business Combination and could cause a decline in the price of MergeCo Ordinary Shares. These material weaknesses will not be considered remediated until the mitigating controls have operated for the required period of time and until the operating effectiveness of the controls has been validated, through testing, by management.
Carbon Revolution’s business activities may be subject to the Foreign Corrupt Practices Act of 1977 (“FCPA”) and similar anti-bribery and anti-corruption laws.
Carbon Revolution’s business activities may be subject to the FCPA and similar anti-bribery or anti-corruption laws, regulations or rules of other countries in which it operates or has customers, including the UK Bribery Act 2010. The FCPA generally prohibits offering, promising, giving or authorizing others to give anything of value, either directly or indirectly, to a non-U.S. government official in order to influence official action, or breach the official’s duties or gain an improper advantage, in each case, to assist in obtaining, retaining or directing any business to, for or with any person. The FCPA also requires public companies with securities listed in the United States to make and keep books and records that accurately and fairly reflect the transactions of the corporation, and to devise and maintain an adequate system of internal accounting controls. Carbon Revolution’s business involves interactions with public officials, including officials of non-U.S. governments, including with the Australian Defence Force. Despite Carbon Revolution taking reasonable steps to prevent bribery and corruption within its business. There is no certainty that all of its employees, agents, contractors or collaborators, or those of its affiliates, will comply with all applicable laws and regulations, particularly given the high level of complexity of these laws. Violations of these laws and regulations could result in fines, criminal sanctions against Carbon Revolution, its officers or employees, implementation of compliance programs, and prohibitions on the conduct of its business (such as being suspended or debarred from contracting with the U.S. Federal Government). Any such violations could include prohibitions on its ability to offer its products in one or more countries and could materially damage its reputation, brand, international expansion efforts, ability to attract and retain employees, and business, prospects, operating results and financial condition.
Carbon Revolution’s international operations are subject to laws and regulations relating to export controls and economic sanctions that could impair its ability to compete in international markets. Non-compliance could also have an adverse effect on its business.
Carbon Revolution’s products and services are, or in the future may be, subject to the U.S. Export Administration Regulations (“EAR”), the International Traffic In Arms Regulations (“ITAR”), and similar foreign export control laws. As such, an export license or other authorization may be required to export, re-export, transfer, or disclose its technology, products and services to certain persons, countries or end-users, or for certain end-uses. Carbon Revolution may also need to monitor changes in export control laws and their applicability to its products and services. For example, to the extent its products or services are subject to the EAR or the ITAR, it may be required to obtain licenses, clearances, registrations, or authorizations necessary for its business. If Carbon Revolution is not authorized to export its products or services, or if the clearance process is burdensome, its ability to generate revenue could be adversely affected and its operating costs could increase.

Carbon Revolution must also comply with all applicable economic sanction laws and regulations of the United States and other countries, such as laws administered by the U.S. Department of the Treasury’s Office of Foreign Assets Control, which restrict dealings with specified countries, regions, governments, individuals, and entities.
Complying with export control and economic sanction laws may be time consuming and may result in the delay or loss of sales opportunities or a diminution of profits. Although Carbon Revolution takes precautions to prevent violations of applicable export control and economic sanction laws, it cannot guarantee that these precautions will be effective. Violations of these laws could result in significant criminal or civil fines, penalties, denial of export privileges, or other repercussions, including reputational harm, which could have a material adverse effect on its business, financial condition, and operating results. Investigation of any potential violations of export control or economic sanction laws could also be costly and time-consuming, even if it is ultimately determined that Carbon Revolution did not violate such laws.
Failure to comply with laws, regulations, requirements, or expectations relating to privacy or the protection or transfer of data relating to individuals could adversely affect our business.
Carbon Revolution may face legal, reputational, and financial risk if we fail to comply with laws, regulations, requirements, or expectations relating to privacy including in relation to the protection or transfer of data relating to individuals. Any such failure could result in complaints or similar processes, regulatory investigations or inquiries, other regulatory actions, contractual breaches, litigation, adverse administrative determinations or court orders or rulings including fines, loss of customers or adversely affected customer relationships, and negative publicity and associated reputational damage. All of the foregoing could adversely affect Carbon Revolution’s business and prospects.
Risks Related to the Business Combination and Twin Ridge
Throughout this section, unless otherwise indicated or the context otherwise requires, references to “Twin Ridge”, “we”, “us”, “our” and other similar terms refer to Twin Ridge Capital Acquisition Corp., prior to the Business Combination and to MergeCo and its consolidated subsidiaries following the Closing.
The Sponsor Parties and each of Twin Ridge’s officers and directors agreed to vote in favor of our initial business combination, including the Business Combination in particular, as applicable, regardless of how the Public Shareholders vote.
Unlike other blank check companies in which the initial shareholders agree to vote their Founder Shares and any Public Shares purchased by them during or after such company’s IPO in accordance with the majority of votes cast by the Public Shareholders in connection with an initial business combination, the Founder Holders and certain of Twin Ridge’s directors and/or officers have agreed to vote all of their Founder Shares and any Public Shares purchased during or after our IPO in favor of the proposals being presented at the General Meeting, including the Business Combination Proposal. As of the Record Date, the Founder Holders owned approximately 46% of our issued and outstanding Twin Ridge Ordinary Shares, including all of the Founder Shares, and will be able to vote all such shares at the General Meeting. Accordingly, it is more likely that the approval of the Twin Ridge Shareholder Proposals will be received for the Business Combination than would be the case if the Sponsor and each of Twin Ridge’s officers and directors agreed to vote any Twin Ridge Ordinary Shares owned by them in accordance with the majority of the votes cast by the Public Shareholders.
Since the Sponsor, Industry Advisors and our directors and executive officers have interests that are different, or in addition to (and which may conflict with), the interests of our shareholders, a conflict of interest may have existed in determining whether the Business Combination with MergeCo is appropriate as our initial business combination and in recommending that shareholders vote in favor of approval of the Twin Ridge Shareholder Proposals. Such interests include that the Sponsor, Industry Advisors and our directors and executive officers will lose their entire investment in us if our initial business combination is not completed, and that the Sponsor and the Industry Advisors will benefit from the completion of an initial business combination and may be incentivized to complete the Business Combination, even if it is with a less favorable target company or on less favorable terms to shareholders, rather than liquidate Twin Ridge.
In considering the recommendation of the Twin Ridge Board to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, shareholders should understand that the Sponsor, the members of the Twin Ridge Board and the executive officers of Twin Ridge have interests in such proposals and the Business Combination that are different from, or in addition to, those of Twin

Ridge’s shareholders generally. The Twin Ridge Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Twin Ridge’s shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Twin Ridge’s shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus.
These interests include, among other things (not necessarily in order of relative importance):
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Reasonableness of the aggregate consideration to be paid to the Public Shareholders under the Business Combination Agreement and the Scheme Implementation Deed. Following a review of the financial data provided to Twin Ridge, including certain audited and unaudited financial information and models regarding Carbon Revolution (including, where applicable, the assumptions underlying such unaudited financial information and models) and Twin Ridge’s due diligence review of Carbon Revolution’s business, the Twin Ridge Board determined that the consideration to be paid to the Carbon Revolution shareholders was reasonable in light of such data and financial information. In this context “reasonable” means (i) given the uniqueness of the Carbon Revolution business model, that the work done by the third-party due diligence advisors supported the “reasonableness” of the assumptions used to validate the business model, (ii) that the variables considered by the Twin Ridge Board in relation to the financial analysis for the Carbon Revolution business were a reasonable basis to compute the valuation and (iii) given the inherent uncertainties in any long-term projections, that the assumptions underlying them supported their “reasonableness”.

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Mission-Driven Leadership Team with a Strong Track Record. The Twin Ridge Board believes that Carbon Revolution has a strong, experienced public company management team with a proven track record of operational excellence. Twin Ridge is confident in the management team’s deep industry knowledge and strategic vision and believes that the Twin Ridge and Carbon Revolution teams will form a collaborative and effective long-term partnership that is positioned to create and enhance shareholder value going forward. Twin Ridge believes that Jacob Dingle, who is contemplated to serve as Chief Executive Officer of MergeCo, and Gerard Buckle, who is contemplated to serve as Chief Financial Officer of MergeCo, following the Closing, will provide important continuity in advancing Carbon Revolution’s strategic and growth objectives.

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Due Diligence. The Twin Ridge Board reviewed and discussed in detail the results of the due diligence examination of Carbon Revolution conducted by Twin Ridge’s management team and Twin Ridge’s financial, legal and regulatory advisors, including extensive telephonic and in-person meetings with the management team and advisors of Carbon Revolution regarding Carbon Revolution’s business plan, operations, prospects and forecasts including historical growth trends and market share information as well as end-market size and growth projection, evaluation analyses with respect to the Business Combination, review of material contracts such as Carbon Revolution’s commercial agreements with Deakin University, government research grants from the Australian and Victorian government, supplier agreements with material suppliers, engineering and procurement firms, material contracts with top OEM customers and related purchase orders, licensing provisions in contractor agreements and research agreements related to key research partnerships, Carbon Revolution’s audited and unaudited financial statements and other material matters as well as general financial, technical, legal, intellectual property, regulatory, tax and accounting due diligence.

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Financial Condition. The Twin Ridge Board reviewed factors such as Carbon Revolution’s historical financial results, and outlook and business and financial plans. In reviewing these factors, the Twin Ridge Board believed that Carbon Revolution was well positioned in its industry for potential strong future growth and therefore was likely to be positively viewed by public investors.

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Reasonableness of Consideration. Following a review of the financial data provided to Twin Ridge, and the due diligence of Carbon Revolution’s business conducted by Twin Ridge’s management and Twin Ridge’s advisors, the management of Twin Ridge determined that the aggregate consideration to be paid in the Business Combination was reasonable.

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Post-Closing Economic Interest in MergeCo. If the Business Combination is consummated, Twin Ridge’s shareholders (other than Twin Ridge’s shareholders that sought redemption of their Twin Ridge Ordinary Shares) would have a meaningful economic interest in MergeCo and, as a result, would have a continuing opportunity to benefit from the success of Carbon Revolution following the consummation of the Business Combination.

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Lock-Up. Pursuant to the Registration Rights Agreement, certain members of management and all of the directors of Carbon Revolution, the Sponsor Parties, Ms. Burns, Mr. Henrys and Mr. Pilnick (together with their respective successors and any permitted transferees) will agree to be subject to a 180-day lock-up from the Closing Date in respect of their MergeCo Ordinary Shares received in the Business Combination (subject to certain customary exceptions).

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Financing. The agreement of Yorkville Advisors to provide a committed equity facility in an aggregate amount of up to $60 million for MergeCo Ordinary shares, subject to the terms of the Equity Purchase Agreement.

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Industry and Trends. Carbon Revolution’s business is based in a proprietary technology and research and development manufacturing industry focused on supply chain integrity that the Twin Ridge Board considers attractive, and which, following a review of industry trends and other industry factors (including, among other things, historic and projected market growth), the Twin Ridge Board believes has continued growth potential in future periods.

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Negotiated Transaction. The Twin Ridge Board considered the terms and conditions of the Business Combination Agreement, the Scheme Implementation Deed and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both Twin Ridge and Carbon Revolution to complete the Business Combination. The Twin Ridge Board also considered the financial and other terms of the Business Combination and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Carbon Revolution and Twin Ridge.

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Other Alternatives. After a review of other business combination opportunities reasonably available to Twin Ridge, the Twin Ridge Board believes that the proposed Business Combination represents the best potential business combination reasonably available to Twin Ridge taking into consideration, among other things, the timing and likelihood of accomplishing the goals of any alternatives.

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Post-Closing Governance. The fact that the Sponsor had negotiated the right to nominate a certain number of members of the MergeCo Board following the Business Combination, which the Twin Ridge Board believes will allow for the combined company to benefit from the Sponsor’s professional relationships to identify potential board members that will have appropriate industry and/or financial knowledge and professional experience to oversee the combined company and drive returns for shareholders. See “Comparison of Corporate Governance and Shareholder Rights” for more information.

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Advisor SPAC Experience. The fact that representatives of the Advisor that provided advice to Twin Ridge on financial and strategic matters in connection with the Business Combination have expertise in a wide variety of SPAC transactions. Gregory Ethridge and Nicholas Petruska have held and hold officer positions at multiple SPACs that have successfully completed business combinations in the advanced mobility, automotive and automotive technology sectors.

The Twin Ridge Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•	Benefits May Not Be Achieved. The potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
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Regulation. The risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the projected financial results and the other business benefits anticipated to result from the Business Combination.

•	Shareholder Vote. Twin Ridge’s shareholders may fail to approve the proposals necessary to effect the Business Combination.
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Closing Conditions. The potential risks and costs associated with the Business Combination failing to be consummated in a timely manner or that Closing might not occur despite the reasonable best efforts of the parties. The completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Twin Ridge’s control, including the receipt of certain required regulatory approvals.

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Litigation Related to the Business Combination. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Listing Risks. The challenges associated with preparing Carbon Revolution, for the applicable disclosure and listing requirements to which Carbon Revolution will be subject as a publicly traded company in the United States.

•	Market Volatility. The possibility that the market for Twin Ridge Class A Ordinary Shares experiences volatility and disruptions, causing deal disruption.
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Liquidation. The risks and costs to Twin Ridge if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Twin Ridge being unable to effect an initial business combination by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board).

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Redemption Risk. The potential that a significant number of Twin Ridge’s shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Organizational Documents. However, even in the event that a significant number of Twin Ridge’s shareholders elect to redeem their shares, this redemption would not prevent the consummation of the Business Combination.

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Exclusivity. The fact that the Business Combination Agreement and Scheme Implementation Deed includes an exclusivity provision that prohibits Carbon Revolution and Twin Ridge from soliciting other business combination proposals, as further discussed in “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents—The Business Combination, the Business Combination Agreement and the Scheme Implementation Deed—Covenants of the Parties—Exclusivity”.

•	Litigation. The possibility of shareholder litigation challenging the Business Combination.
•	COVID-19. The impact of the COVID-19 pandemic on Carbon Revolution's business.
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Waiver of Corporate Opportunity Doctrine. The Existing Organizational Documents contain a waiver of the corporate opportunity doctrine, and there could have been business combination targets that have been appropriate for a combination with Twin Ridge but were not offered due to a Twin Ridge director’s duties to another entity. Twin Ridge and its management are not aware of any such corporate opportunities not being offered to Twin Ridge and does not believe that the waiver of the corporate opportunity doctrine in its Existing Organizational Documents interfered with its ability to identify an acquisition target, including the decision to pursue the Business Combination.

In addition to considering the factors described above, the Twin Ridge Board also considered other factors, including, without limitation:
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Interests of Certain Persons. The Sponsor, Twin Ridge’s officers and certain of its directors may have interests in the Business Combination (see “Shareholder Proposal 1 – The Business Combination Proposal—Interests of Certain Persons in the Business Combination”).

•	Fees and Expenses. The associated fees and expenses were waived by the underwriters (see “Shareholder Proposal 1 – The Business Combination Proposal—Background to the Business Combination”.
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Other Risk Factors. Various other risk factors associated with the business of Carbon Revolution, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

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Fairness Opinion. Craig-Hallum, Twin Ridge’s financial advisor, provided its Fairness Opinion to the Twin Ridge Board that, subject to the assumptions, qualifications, limitations and other matters set forth in the opinion, (i) the consideration in the Transactions is fair from a financial point of view to Twin Ridge and (ii) the fair market value of Carbon Revolution equals or exceeds 80% of the amount held by Twin Ridge in trust for benefit of its Public Shareholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account). Additionally, the opinion of Craig-Hallum was limited to the fairness of the aggregate consideration to be received by all of the Twin Ridge shareholders, collectively as a group, including the Sponsor and its affiliates. Craig-Hallum did not express an opinion as to the fairness or the differences in consideration to be given to the Sponsor and its affiliates as opposed to all other shareholders of Twin Ridge.

The Twin Ridge Board concluded, in its business judgment, that the potential benefits that it expects Twin Ridge and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the Twin Ridge Board unanimously determined that the Business Combination, the Scheme and the transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed (including the Merger and the Scheme) are fair and advisable to, and in the best interests of, Twin Ridge and its shareholders. This explanation of the Twin Ridge Board’s reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements”. See the section titled “Shareholder Proposal 1 – The Business Combination Proposal—Twin Ridge Board’s Reasons for Approval of the Business Combination” for additional information.
The Founder Holders and certain of Twin Ridge’s directors and/or officers have agreed to vote all of their Founder Shares and any Public Shares purchased during or after our IPO in favor of the proposals being presented at the General Meeting, including the Business Combination Proposal. As of the date of this proxy statement/prospectus, the Founder Holders own approximately 46% of our issued and outstanding Twin Ridge Ordinary Shares, including all of the Founder Shares. Additionally, the Founder Holders and certain of Twin Ridge’s directors and/or officers have agreed to waive their Redemption Right with respect to any Founder Shares and any Public Shares they may hold in connection with the consummation of the Business Combination, and the Founder Shares will be excluded from the pro rata calculation used to determine the per-share redemption price.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities, the Founder Holders, the Industry Advisors and certain of Twin Ridge’s directors and/or officers, or their respective affiliates may purchase Public Shares from institutional and other investors who vote, or indicate an intention to vote, against any of the Required Twin Ridge Shareholder Proposals, or execute agreements to purchase such shares from such investors in the future, or they may enter into transactions with such investors and others to provide them with incentives to acquire Public Shares or vote their Public Shares in favor of the Required Twin Ridge Shareholder Proposals. Such a purchase may include a contractual acknowledgement that such shareholder, although still the record or beneficial holder of such Public Shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Right. In the event that the Founder Holders and certain of Twin Ridge’s directors and/or officers or their respective affiliates purchase shares in privately negotiated transactions from its Public Shareholders who have already elected to exercise their Redemption Right, such selling shareholder would be required to revoke its prior elections to redeem its shares. The purpose of such share purchases and other transactions would be to increase the likelihood of satisfaction of the requirements that (1) holders of a majority of the Twin Ridge Ordinary Shares, represented in person or by proxy and entitled to vote at the General Meeting, vote in favor of the Business Combination Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal, (2) holders of at least two-thirds of the Twin Ridge Ordinary Shares, represented in person or by proxy and entitled to vote at the General Meeting, vote in favor of the Merger Proposal, (3) otherwise limit the number of Public Shares electing to redeem and (4) Twin Ridge’s net tangible assets (as determined in accordance with Rule 3a51-1 (g)(1) of the Exchange Act) being at least $5,000,001.
Entering into any such arrangements may have a depressive effect on the ordinary shares. For example, as a result of these arrangements, an investor or holder may have the ability to effectively purchase shares at a price lower than market and may therefore be more likely to sell the shares he or she owns, either at or prior to the Business Combination.
If such transactions are effected, the consequence could be to cause the Business Combination to be consummated in circumstances where such consummation could not otherwise occur. Purchases of shares by the persons described above would allow them to exert more influence over the approval of the proposals to be presented at the General Meeting and would likely increase the chances that such proposals would be approved. Twin Ridge will file or submit a Current Report on Form 8-K to disclose any material arrangements entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be submitted at the General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
The existence of financial and personal interests of one or more of Twin Ridge’s directors may result in a conflict of interest on the part of such director(s) between what he/she or they may believe is in the best interests of Twin Ridge and its shareholders and what he/she or they may believe is best for himself/herself or themselves in determining to recommend that shareholders vote for the proposals. In addition, Twin Ridge’s officers have interests in the Business Combination that may conflict with your interests as a shareholder.

The process of taking a company public by means of a business combination with a special purpose acquisition company is different from taking a company public through an underwritten offering and may create risks for our unaffiliated investors.
An underwritten offering involves a company engaging underwriters to purchase its shares and resell them to the public. An underwritten offering imposes statutory liability on the underwriters for material misstatements or omissions contained in the registration statement unless they are able to sustain the burden of providing that they did not know and could not reasonably have discovered such material misstatements or omissions. This is referred to as a “due diligence” defense and results in the underwriters undertaking a detailed review of the company’s business, financial condition and results of operations. Going public via a business combination with a special purpose acquisition company does not involve any underwriters and does not generally necessitate the level of review required to establish a “due diligence” defense as would be customary on an underwritten offering.
In addition, going public via a business combination with a special purpose acquisition company does not involve a book-building process as is the case in an underwritten public offering. In any underwritten public offering, the initial value of a company is set by investors who indicate the price at which they are prepared to purchase shares from the underwriters. In the case of a transaction with a special purpose acquisition company, the value of the company is established by means of negotiations between the target company, the special purpose acquisition company and, in some cases, “PIPE” investors who agree to purchase shares at the time of the Business Combination. There has not been any PIPE financing committed prior to the execution and announcement of the Business Combination Agreement and the Scheme Implementation Deed. The process of establishing the value of a company in a business combination with a special purpose acquisition company may be less effective than the book-building process in an underwritten public offering and also does not reflect events that may have occurred between the date of the Business Combination Agreement, the Scheme Implementation Deed and the closing of the transaction. In addition, underwritten public offerings are frequently oversubscribed resulting in additional potential demand for shares in the aftermarket following the underwritten public offering. There is often no such book of demand built up in connection with special purpose acquisition company transactions and no underwriters with the responsibility of stabilizing the share price, which may result in the share price being harder to sustain after the consummation of the Business Combination.
The exercise of Twin Ridge’s directors’ and executive officers’ discretion in agreeing to changes or waivers in the terms of the Business Combination may result in a conflict of interest when determining whether such changes to the terms of the Business Combination Agreement and the Scheme Implementation Deed or waivers of conditions are appropriate and in Twin Ridge’s shareholders’ best interest.
In the period leading up to the closing of the Business Combination, events may occur that, pursuant to the Business Combination Agreement and the Scheme Implementation Deed, would require Twin Ridge to agree to amend the Business Combination Agreement and the Scheme Implementation Deed, to consent to certain actions taken by Carbon Revolution or to waive rights that Twin Ridge is entitled to under the Business Combination Agreement and the Scheme Implementation Deed. Such events could arise because of changes in the course of Carbon Revolution’s business, a request by Carbon Revolution to undertake actions that would otherwise be prohibited by the terms of the Business Combination Agreement, the Scheme Implementation Deed or the occurrence of other events that would have a material adverse effect on MergeCo’s business and would entitle Twin Ridge to terminate the Business Combination Agreement and the Scheme Implementation Deed. In any such circumstances, it would be at Twin Ridge’s discretion, acting through the Twin Ridge Board, to grant its consent or waive those rights. The existence of financial and personal interests of one or more of the directors described in the preceding risk factors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is best for Twin Ridge and its shareholders and what he, she or they may believe is best for himself, herself or themselves in determining whether or not to take the requested action. As of the date of this proxy statement/prospectus, Twin Ridge does not believe there will be any changes or waivers that Twin Ridge’s directors and executive officers would be likely to make after shareholder approval of the Twin Ridge Shareholder Proposals has been obtained. While certain changes could be made without further shareholder approval, Twin Ridge intends to circulate a new or amended proxy statement/prospectus and resolicit Twin Ridge’s shareholders if changes to the terms of the Business Combination that would have a material impact on its shareholders are required prior to the vote on the Twin Ridge Shareholder Proposals.

Twin Ridge and Carbon Revolution will incur significant transaction and transition costs in connection with the Business Combination.
Twin Ridge and Carbon Revolution have incurred and expect to incur significant, non-recurring costs in connection with consummating the Business Combination. Twin Ridge and Carbon Revolution may also incur unanticipated costs associated with the Business Combination, including costs driven by MergeCo becoming a public company and the listing of the MergeCo Ordinary Shares on a U.S. stock exchange, and these unanticipated costs may have an adverse impact on the results of operations of Carbon Revolution following the effectiveness of the Business Combination. All expenses incurred in connection with the Business Combination Agreement, the Scheme Implementation Deed and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, (x) in the case the Business Combination is consummated, will be for the account of the combined company or (y) in the case the Business Combination is not consummated, will be for the account of the party incurring such fees, expenses and costs, in each case subject to the terms of the Business Combination Agreement and Scheme Implementation Deed.
Twin Ridge and Carbon Revolution cannot provide assurance that the benefits of the Business Combination will offset the incremental transaction costs in the near term, if at all.
The Business Combination may be subject to antitrust or foreign investment laws and regulations, which may adversely affect our business and results of operations.
The completion of the Business Combination may be subject to, among other things, the clearance by antitrust, competition, and foreign investment authorities pursuant to applicable antitrust and foreign investment laws and regulations. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. The governmental agencies from which the parties may seek certain of these approvals and consents have broad discretion in administering the governing laws and regulations. We can provide no assurance that all required approvals and consents will be obtained. Moreover, as a condition to their approval of the Business Combination, agencies may impose requirements, limitations or costs or require divestitures or place restrictions on the conduct of MergeCo’s business after the closing. These requirements, limitations, costs, divestitures or restrictions could jeopardize or delay the completion of the Business Combination or reduce the anticipated benefits of the Business Combination. If Carbon Revolution and Twin Ridge agree to any material requirements, limitations, costs, divestitures or restrictions in order to obtain any approvals required to consummate the Business Combination, these requirements, limitations, costs, divestitures or restrictions could reduce the anticipated benefits of the Business Combination. This could have a material adverse effect on MergeCo’s business and results of operations.
At any time before or after consummation of the Business Combination, applicable authorities could take such action under applicable antitrust and foreign investment laws as each deems necessary or desirable in the public interest, including seeking to enjoin the consummation of the Business Combination. Private parties may also seek to take legal action under applicable antitrust and foreign investment laws under certain circumstances. We cannot assure you that the any government authority will not attempt to challenge the Business Combination on antitrust or foreign investment grounds, and, if such a challenge is made, we cannot assure you as to its result.
The Business Combination may be delayed or ultimately prohibited since such initial business combination may be subject to regulatory review and approval, including pursuant to foreign investment regulations and review by governmental entities such as the Committee on Foreign Investment in the United States (“CFIUS”).
Certain investments that involve the acquisition of, or investment in, a “U.S. business” by a non-U.S. individual or entity (a “foreign person”) may be subject to review and approval by CFIUS. Whether CFIUS has jurisdiction to review an acquisition or investment transaction depends on, among other factors, the nature and structure of the transaction, the nationality of the parties, the level of beneficial ownership interest, and the nature of any information or governance rights involved.
For example, transactions that result in “control” of a U.S. business by a foreign person are subject to CFIUS jurisdiction. CFIUS also has jurisdiction to review non-“control” transactions that afford a foreign person certain information, governance, and/or access rights in a U.S. business that has a qualifying nexus to “critical technologies,” “covered investment critical infrastructure,” and/or “sensitive personal data” as those terms are defined in the CFIUS regulations. Foreign investments in U.S. businesses that deal in “critical technology” or that involve certain foreign government interests may be subject to mandatory pre-closing CFIUS filing requirements. Failure to make a CFIUS filing where one is required may subject the transacting parties to significant civil fines.

The parties believe that Carbon Revolution does not operate a TID U.S. business, as that term is defined in 31 C.F.R. § 800.248, and as a result, the parties are not required to submit a CFIUS filing with respect to the Business Combination. Nevertheless, CFIUS may determine that it has jurisdiction over the Business Combination.
CFIUS may decide to investigate, delay, or block the Business Combination, or impose conditions with respect to it, which may delay or prevent the parties from consummating the Business Combination. Because we have only a limited time to complete our initial business combination, our failure to obtain any approvals within the requisite time period may require us to liquidate. In such event, our shareholders will miss the opportunity to benefit from the Business Combination and the potential appreciation in value of such investment and our warrants will become worthless.
Subsequent to the completion of the Business Combination, MergeCo may be required to subsequently take write-downs or write-offs, restructuring and impairment or other charges or file for bankruptcy protection, which could have a significant negative effect on our financial condition, results of operations and the price of its securities, which could cause you to lose some or all of your investment.
We cannot assure you that the due diligence conducted in relation to Carbon Revolution has identified all material issues or risks associated with Carbon Revolution, its business or the industry in which it competes, that it would be possible to uncover all material issues through a customary amount of due diligence, or that factors outside of Carbon Revolution’s control and outside of our control will not later arise. As a result of these factors, MergeCo may be forced to later write-down or write-off assets, restructure its operations, or incur impairment or other charges or file for bankruptcy protection, which could result in its reporting losses. Accordingly, any shareholders or warrant holders who choose to remain shareholders or warrant holders following the Business Combination could suffer a reduction in the value of their securities. Such shareholders and warrant holders are unlikely to have a remedy for such reduction in value.
Our Existing Warrant Agreement designates the courts of the State of New York or the United States District Court for the Southern District of New York as the sole and exclusive forum for certain types of actions and proceedings that may be initiated by holders of the Warrants, which could limit the ability of warrant holders to obtain a favorable judicial forum for disputes with us.
Our Existing Warrant Agreement provides that, subject to applicable law, (i) any action, proceeding or claim against us arising out of or relating in any way to the Existing Warrant Agreement, including under the Securities Act, will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and (ii) we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. We will waive any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.
Notwithstanding the foregoing, these provisions of the Existing Warrant Agreement will not apply to suits brought to enforce any liability or duty created by the Exchange Act or any other claim for which the federal district courts of the United States of America are the sole and exclusive forum. Any person or entity purchasing or otherwise acquiring any interest in any of our warrants shall be deemed to have notice of and to have consented to the forum provisions in our Existing Warrant agreement. If any action, the subject matter of which is within the scope of the forum provisions of the Existing Warrant Agreement, is filed in a court other than a court of the State of New York or the United States District Court for the Southern District of New York (“foreign action”) in the name of any holder of our warrants, such holder shall be deemed to have consented to: (x) the personal jurisdiction of the state and federal courts located in the State of New York in connection with any action brought in any such court to enforce the forum provisions (an “enforcement action”), and (y) having service of process made upon such warrant holder in any such enforcement action by service upon such warrant holder’s counsel in the foreign action as agent for such warrant holder.
This choice-of-forum provision may limit a warrant holder’s ability to bring a claim in a judicial forum that it finds favorable for disputes with us, which may discourage such lawsuits. Alternatively, if a court were to find this provision of our Existing Warrant Agreement inapplicable or unenforceable with respect to one or more of the specified types of actions or proceedings, we may incur additional costs associated with resolving such matters in other jurisdictions, which could materially and adversely affect our business, financial condition and results of operations and result in a diversion of the time and resources of our management and the Twin Ridge Board.
Following the Business Combination, MergeCo will automatically assume the Existing Warrant Agreement. Irrespective of the ability of a warrantholder to bring an action in any such forum, due to the fact that MergeCo is an Irish company with all of its properties located outside of the United States, if a warrantholder brings a claim against MergeCo under the Existing Warrant Agreement, the Securities Act or Exchange Act, or otherwise, such warrantholder may have difficulty pursuing its legal rights against MergeCo in any United States courts having jurisdiction over any such claims.
The ability to successfully effect the Business Combination and to be successful thereafter will be dependent upon the efforts of our key personnel, some of whom may be from Twin Ridge and Carbon Revolution, and some of whom may join MergeCo following the Closing. The loss of key personnel or the hiring of ineffective personnel after the Business Combination could negatively impact the operations and profitability of MergeCo’s business following the Closing.
Our ability to successfully effect the Business Combination and be successful thereafter will be dependent upon the efforts of our key personnel. Although some of Twin Ridge’s key personnel may remain with the target business in senior management or advisory positions following the Business Combination, we expect Carbon Revolution’s current management to remain in place. We cannot assure you that we will be successful in integrating and retaining such key personnel, or in identifying and recruiting additional key individuals we determine may be necessary following the Business Combination.
Restrictions in the Scheme Implementation Deed mean that both Twin Ridge and Carbon Revolution will be limited in their ability to explore a business combination with another party and such provisions may discourage third parties from submitting alternative takeover proposals, including proposals that may be superior to the arrangements contemplated by the Business Combination Agreement and the Scheme Implementation Deed.
Certain covenants in the Scheme Implementation Deed (which are incorporated by reference into the Business Combination Agreement) impede our ability to make acquisitions or complete other transactions that are not in the ordinary course of business pending completion of the Business Combination. As a result, we may be at a disadvantage to our competitors during that period. In addition, while the Business Combination Agreement and the Scheme Implementation Deed are in effect and subject to customary exceptions that enable the Twin Ridge Board and the Carbon Revolution Board to comply with statutory and fiduciary duties as well as exceptions for Carbon Revolution to obtain bridge funding, neither we nor Carbon Revolution may solicit, initiate or take any action to knowingly facilitate or encourage any inquiries or the making, submission or announcement of, any alternative acquisition proposal, such as a merger, material sale of assets or equity interests or other business combination, with any third-party, even though any such alternative acquisition could be more favorable to our shareholders than the Business Combination. In addition, if the Business Combination is not completed, these provisions will make it more difficult to complete an alternative business combination following the termination of the Business Combination Agreement and the Scheme Implementation Deed due to the passage of time during which these provisions have remained in effect.
During the pendency of the Business Combination, Carbon Revolution and Twin Ridge are prohibited from entering into certain transactions that might otherwise be beneficial to Carbon Revolution, Twin Ridge or their respective shareholders.
Until the earlier of consummation of the Business Combination or termination of the Business Combination Agreement and the Scheme Implementation Deed, Carbon Revolution and Twin Ridge are subject to certain limitations on the operations of their businesses, each as summarized under the “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents—The Business Combination, the Business Combination Agreement and the Scheme Implementation Deed—Covenants of the Parties”. The limitations on Carbon Revolution’s and Twin Ridge’s conduct of their businesses during this period could have the effect of delaying or preventing other strategic transactions and may, in some cases, make it impossible to pursue business opportunities that are available only for a limited time.
Uncertainties about the Business Combination during the pre-Closing period may cause third parties to delay or defer decisions concerning Carbon Revolution or seek to change existing arrangements.
There may be uncertainty regarding whether the Business Combination will occur. This uncertainty may cause third parties to delay or defer decisions concerning Carbon Revolution, which could negatively affect Carbon Revolution’s business. Third parties may seek to change existing agreements with Carbon Revolution as a result of the Business Combination for these or other reasons.

The announcement and pendency of the Business Combination could adversely affect Carbon Revolution’s business, cash flows, financial condition or results of operations.
The announcement and pendency of the Business Combination could cause disruptions in and create uncertainty surrounding Carbon Revolution’s business, including with respect to Carbon Revolution’s relationships with existing and future customers, suppliers and employees, which could have an adverse effect on Carbon Revolution’s business, cash flows, financial condition or results of operations, irrespective of whether the Business Combination is completed. The business relationships of Carbon Revolution may be subject to disruption as customers, suppliers and other persons with whom Carbon Revolution has a business relationship may delay or defer certain business decisions or might decide to seek to terminate, change or renegotiate their relationships or consider entering into business relationships with other parties. The risk, and adverse effect, of any such disruptions could be exacerbated by a delay in the consummation of the Business Combination.
If the conditions to the Business Combination Agreement and the Scheme Implementation Deed are not met, the Business Combination may not occur.
Even if the Business Combination Agreement and the Scheme are approved by our shareholders, specified conditions must be satisfied or waived before the parties to the Business Combination Agreement and the Scheme Implementation Deed are obligated to complete the Business Combination. For a list of the material closing conditions contained in the Business Combination Agreement, see the section titled “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents—The Business Combination, the Business Combination Agreement and the Scheme Implementation Deed—Conditions to the Closing of the Business Combination”.
For example, the Scheme is subject to Australia’s foreign investment laws, given MergeCo is an entity incorporated in Ireland. As a condition to closing the Business Combination, the Scheme Implementation Deed provides that MergeCo must receive written notice under the Foreign Acquisitions and Takeovers Act 1975 (Cth), by or on behalf of the Treasurer of the Commonwealth of Australia (Treasurer), advising that the Commonwealth Government has no objections to the Transaction (as defined in the Scheme Implementation Deed), either unconditionally or on terms that are acceptable to MergeCo and Twin Ridge acting reasonably. However, such written notice may not be obtained and, as a result, the necessary condition to closing the Business Combination may not be satisfied.
Further Twin Ridge, MergeCo and Carbon Revolution may not satisfy all of the other Closing conditions in the Business Combination Agreement. If the Closing conditions are not satisfied or waived, the Business Combination will not occur, or will be delayed pending later satisfaction or waiver, and such non-occurrence or delay may cause us and Carbon Revolution to each lose some or all of the intended benefits of the Business Combination.
The Australian (ie the Scheme) and U.S. (ie the Business Combination) aspects of the Transaction are inter-conditional and are being progressed in parallel to complete the Transaction. Accordingly, the Closing may not occur unless the required Australian and U.S. processes are completed and the required approvals are obtained.
The Australian process for obtaining the necessary approvals is in process and will not be completed until after the General Meeting. The inter-conditionality of the Australian and U.S. processes means that, even if Twin Ridge shareholders vote in favor of the Business Combination Agreement and the Scheme Implementation Deed and related transactions, the Transaction may not be completed if all of the approvals for the Australian aspect of the Transaction are not obtained, including:
1.	the Court, on the First Court Date, approving the dispatch of the Scheme Booklet and the convening of the Scheme Meeting;
2.	Carbon Revolution shareholders approving the Scheme and Capital Reduction at the Scheme Meeting and general meeting;
3.	ASIC producing:
a.	an indication of intent letter stating that it does not intend to appear before the Court on the First Court Date; and
b.	a statement under paragraph 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme on the Second Court Date; and
4.	the Court, on the Second Court Date, approving the Scheme as agreed to by the Carbon Revolution shareholders at the Scheme Meeting.

Various events or of developments may prevent one or more of the approvals listed above from being obtained. For example, if the Independent Expert opines that the Scheme is not fair and not reasonable (whether in the Scheme Booklet or in any updated or supplementary Scheme Booklet in light of any material new information), and therefore not in the best interest of Carbon Revolution shareholders, some or all of the above approvals may not be given.
If the Court does not provide its approval on the First Court Date or the Second Court Date, or if Carbon Revolution shareholders do not approve the Scheme and Capital Reduction at the Scheme Meeting and general meeting by the requisite majorities, then the Scheme will fail and the Transaction will not complete.
There is also a risk that implementation of the Transaction may be delayed beyond the proposed Implementation Date if the Court or ASIC require changes to the Scheme Booklet or to the Scheme before providing the necessary approvals.
Because Twin Ridge is incorporated under the laws of the Cayman Islands, in the event the Business Combination is not completed, you may face difficulties in protecting your interests, and your ability to protect your rights through the U.S. federal courts may be limited.
We are an exempted company incorporated under the laws of the Cayman Islands. As a result, it may be difficult for investors to effect service of process within the U.S. upon our directors or executive officers, or enforce judgments obtained in the U.S. courts against our directors or officers.
Currently, Twin Ridge corporate affairs are governed by the Existing Organizational Documents, the Cayman Islands Companies Act (as the same may be supplemented or amended from time to time) and the common law of the Cayman Islands. Twin Ridge is also subject to the federal securities laws of the U.S. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of directors of Twin Ridge under Cayman Islands law are to a large extent governed by the common law of the Cayman Islands. The common law of the Cayman Islands is derived in part from comparatively limited judicial precedent in the Cayman Islands as well as from English common law, the decisions of whose courts are of persuasive authority, but are not binding on a court in the Cayman Islands. The rights of our shareholders and the fiduciary responsibilities of Twin Ridge’s directors under Cayman Islands law are different from what they would be under statutes or judicial precedent in some jurisdictions in the U.S. In particular, the Cayman Islands has a different body of securities laws as compared to the U.S., and certain states, such as Delaware, may have more fully developed and judicially interpreted bodies of corporate law. In addition, Cayman Islands companies may not have standing to initiate a shareholders derivative action in a federal court of the U.S.
The courts of the Cayman Islands are unlikely (i) to recognize or enforce against us judgments of courts of the U.S. predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against us predicated upon the civil liability provisions of the federal securities laws of the U.S. or any state, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the U.S., the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
As a result of all of the above, Public Shareholders may have more difficulty in protecting their interests in the face of actions taken by management, members of the board of directors or controlling shareholders than they would as public shareholders of a U.S. company.
If the Business Combination is not completed, potential alternative target businesses may have leverage over us in negotiating an initial business combination and our ability to conduct due diligence on an initial business combination as we approach our dissolution deadline may decrease, which could undermine our ability to complete an initial business combination on terms that would produce value for our shareholders.
If the Business Combination is not completed, any potential target business with which we enter into negotiations concerning a business combination will be aware that we must complete our initial business combination within 24 months from the closing of the IPO (or such later date as may be approved by Twin Ridge’s shareholders). Consequently, a potential target may obtain leverage over us in negotiating a business combination, knowing that we may be unable to complete a business combination with another target business by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions for payments of $160,000 each thereafter are approved by the Twin Ridge Board and made by Carbon Revolution, Sponsor or their respective affiliates). Carbon Revolution has paid an aggregate of $960,000 for extensions from March 8, 2023 through September 8, 2023 and agreed to make extension payments in an aggregate amount of up to $1,500,000, which may include up to $540,000 of future extension payments). This risk will increase as we get closer to the time frame described above. In addition, we may have limited time to conduct due diligence and may enter into our initial business combination on terms that we would have rejected upon a more comprehensive investigation.
The Sponsor, as well as Carbon Revolution, and their respective directors, officers, advisors or affiliates may elect to purchase Public Shares or Public Warrants, which may influence a vote on the Business Combination and reduce the public “float” of our Twin Ridge Class A Ordinary Shares.
At any time at or prior to the Business Combination, during a period when they are not then aware of any material nonpublic information regarding us or our securities and subject to customary interim operating covenants set forth in the Business Combination Agreement and the Scheme Implementation Deed, the Sponsor, as well as Carbon Revolution, and their respective directors, executive officers, advisors or their affiliates may purchase Public Shares or warrants in privately negotiated transactions or in the open market. There is no limit on the number of securities the Sponsor, as well as Carbon Revolution and their respective directors, officers, advisors or their affiliates may purchase in such transactions, subject to compliance with applicable law, NYSE rules and their own governance, contractual and legal restrictions. Additionally, at any time at or prior to our initial business combination, subject to applicable securities law (including with respect to material nonpublic information), the Sponsor, as well as Carbon Revolution, and their directors, officers, advisors or affiliates may enter into transactions with investors and others to provide them with incentives to acquire Public Shares, vote in favor of the Twin Ridge Shareholder Proposals or not redeem their Public Shares. The purpose of any such purchases of shares and other transactions could be to (i) increase the likelihood of satisfaction of the requirements that: (a) the Business Combination Proposal is approved by the affirmative vote of the holders of at least a majority of the issued Twin Ridge Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting; and (b) the Merger Proposal is approved by the affirmative vote of the holders of at least two-thirds of the issued Twin Ridge Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting; and (ii) otherwise limit the number of Public Shares electing to redeem, also in order to ensure that Twin Ridge’s net tangible assets (as determined in accordance with Rule 3a51-1(g)(1) of the Exchange Act) are at least $5,000,001 after giving effect to the transactions contemplated by the Business Combination Agreement, the Scheme Implementation Deed and the redemptions of Twin Ridge Class A Ordinary Shares. However, they have no current commitments, plans or intentions to engage in such transactions and have not formulated any terms or conditions for any such transactions. None of the funds in the Trust Account will be used to purchase Public Shares or Public Warrants in such transactions. Such purchases may include a contractual acknowledgment that such shareholder, although still the record holder of our shares, is no longer the beneficial owner thereof and therefore agrees not to exercise its Redemption Right.
In the event that the Sponsor, as well as Carbon Revolution, and their respective directors, officers, advisors or their affiliates purchase shares in privately negotiated transactions from Public Shareholders who have already elected to exercise their Redemption Right or submitted a proxy to vote against our initial business combination, such selling shareholders would be required to revoke their prior elections to redeem their shares and any proxy to vote against our initial business combination. The purpose of any such purchases of shares or any purchases of Public Warrants could be to (i) vote such shares in favor of the Business Combination and thereby increase the likelihood of obtaining shareholder approval of the Twin Ridge Shareholder Proposals or (ii) reduce the number of Public Warrants outstanding or to vote such warrants on any matters submitted to the warrant holders for approval in connection with the Business Combination. Any such purchases of our securities may result in the completion of the Business Combination that may not otherwise have been possible.
In addition, if such purchases are made, the public “float” of the Twin Ridge Class A Ordinary Shares or Public Warrants and the number of beneficial holders of our securities may be reduced, which may make it difficult to maintain or obtain the quotation, listing or trading of our securities on a national securities exchange.

Because of our limited resources and the significant competition for business combination opportunities, if the Business Combination is not completed, it may be more difficult for us to complete our initial business combination. If we have not consummated our initial business combination within the required time period, the Public Shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the redemption of their shares, and the Warrants will expire worthless.
We have encountered, and expect to continue to encounter, intense competition from other entities having a business objective similar to ours, including private investors (which may be individuals or investment partnerships), other blank check companies and other entities, domestic and international, competing for the types of businesses we intend to acquire. Many of these individuals and entities are well established and have extensive experience in identifying and effecting, directly or indirectly, acquisitions of companies operating in or providing services to various industries. Many of these competitors possess greater technical, human and other resources or more local industry knowledge than we do and our financial resources will be relatively limited when contrasted with those of many of these competitors. Additionally, the number of blank check companies looking for business combination targets has increased compared to recent years and many of these blank check companies are sponsored by entities or persons that have significant experience with completing business combinations. While we believe there are numerous target businesses, we could potentially acquire should the Business Combination fail, with the net proceeds of our IPO and the sale of the Private Placement Warrants, our ability to compete with respect to the acquisition of certain target businesses that are sizable will be limited by our available financial resources. This inherent competitive limitation gives others an advantage in pursuing the acquisition of certain target businesses. Furthermore, we are obligated to offer holders of the Public Shares the right to redeem their shares for cash at the time of our initial business combination in conjunction with a shareholder vote or via a tender offer. Target companies will be aware that this may reduce the resources available to us for our initial business combination. Any of these obligations may place us at a competitive disadvantage in successfully negotiating a business combination. If we have not consummated our initial business combination within the required time period, the Public Shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of the Trust Account and the Warrants will expire worthless.
If third parties bring claims against us, the proceeds held in the Trust Account could be reduced and the per-share redemption amount received by shareholders may be less than $10.00 per public share (which was the offering price in our IPO).
Our placing of funds in the Trust Account may not protect those funds from third-party claims against us. Although we will seek to have all vendors, service providers (except our independent registered public accounting firm), prospective target businesses and other entities with which we do business execute agreements with us waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, such parties may not execute such agreements, or even if they execute such agreements, they may not be prevented from bringing claims against the Trust Account, including, but not limited to, fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain advantage with respect to a claim against our assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, our management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third-party that has not executed a waiver if management believes that such third-party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where we may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with us and will not seek recourse against the Trust Account for any reason.
Upon redemption of our Public Shares, if we have not consummated an initial business combination within 24 months from the closing of our IPO, or upon the exercise of the Redemption Right in connection with our initial business combination, we will be required to provide for payment of claims of creditors that were not waived that may be brought against us within the ten years following redemption. Accordingly, the per-share redemption amount received by the Public Shareholders could be less than the $10.00 per public share initially held in the Trust Account, due to claims of such creditors. Pursuant to a letter agreement, the form of which is filed as an exhibit to the registration statement of which this proxy statement/prospectus forms a part, our Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than our independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which we have entered into a written letter of intent, confidentiality or other similar agreement or business combination agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under our indemnity of the underwriters of our IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, our Sponsor will not be responsible to the extent of any liability for such third-party claims.
However, we have not asked our Sponsor to reserve for such indemnification obligations, nor have we independently verified whether our Sponsor has sufficient funds to satisfy its indemnity obligations and we believe that our Sponsor’s only assets are securities of our company. Therefore, we cannot assure you that our Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for our initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, we may not be able to complete our initial business combination, and you would receive such lesser amount per share in connection with any redemption of your Public Shares. None of our officers or directors will indemnify us for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Our directors may decide not to enforce the indemnification obligations of our Sponsor, resulting in a reduction in the amount of funds in the Trust Account available for distribution to the Public Shareholders.
In the event that the proceeds in the Trust Account are reduced below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay our tax obligations, and our Sponsor asserts that it is unable to satisfy its obligations or that it has no indemnification obligations related to a particular claim, our independent directors would determine whether to take legal action against our Sponsor to enforce its indemnification obligations. While we currently expect that our independent directors would take legal action on our behalf against our Sponsor to enforce its indemnification obligations to us, it is possible that our independent directors in exercising their business judgment and subject to their fiduciary duties may choose not to do so in any particular instance if, for example, the cost of such legal action is deemed by the independent directors to be too high relative to the amount recoverable or if the independent directors determine that a favorable outcome is not likely. If our independent directors choose not to enforce these indemnification obligations, the amount of funds in the Trust Account available for distribution to the Public Shareholders may be reduced below $10.00 per public share.
If, after we distribute the proceeds in the Trust Account to the Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, a bankruptcy court may seek to recover such proceeds, and the members of the Twin Ridge Board may be viewed as having breached their fiduciary duties to our creditors, thereby exposing the members of the Twin Ridge Board and us to claims of punitive damages.
If, after we distribute the proceeds in the Trust Account to the Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, any distributions received by shareholders could be viewed under applicable debtor/creditor and/or bankruptcy laws as either a “preferential transfer” or a “fraudulent conveyance”. As a result, a bankruptcy court could seek to recover some or all amounts received by our shareholders. In addition, the Twin Ridge Board may be viewed as having breached its fiduciary duty to our creditors and/or having acted in bad faith, thereby exposing itself and us to claims of punitive damages, by paying the Public Shareholders from the Trust Account prior to addressing the claims of creditors.
If, before distributing the proceeds in the Trust Account to the Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the claims of creditors in such proceeding may have priority over the claims of our shareholders and the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
If, before distributing the proceeds in the Trust Account to the Public Shareholders, we file a bankruptcy petition or an involuntary bankruptcy petition is filed against us that is not dismissed, the proceeds held in the Trust Account could be subject to applicable bankruptcy law, and may be included in our bankruptcy estate and subject to the claims of third parties with priority over the claims of our shareholders. To the extent any bankruptcy claims deplete the Trust Account, the per-share amount that would otherwise be received by our shareholders in connection with our liquidation may be reduced.
MergeCo will be a holding company with no business operations of its own and will depend on cash flow from Carbon Revolution to meet its obligations.
Following the Business Combination, MergeCo will be a holding company with no business operations of its own or material assets other than the stock of its subsidiaries. All of its operations will be conducted by its subsidiary, Carbon Revolution, and Carbon Revolution’s subsidiaries. As a holding company, MergeCo will require dividends and other payments from its subsidiaries to meet cash requirements. The terms of any credit facility may restrict MergeCo’s subsidiaries from paying dividends and otherwise transferring cash or other assets to it. If there is an insolvency, liquidation or other reorganization of any of MergeCo’s subsidiaries, MergeCo’s shareholders may have no right to proceed against their assets. Creditors of those subsidiaries will be entitled to payment in full from the sale or other disposal of the assets of those subsidiaries before MergeCo, as an equity holder, would be entitled to receive any distribution from that sale or disposal. If Carbon Revolution is unable to pay dividends or make other payments to MergeCo when needed, MergeCo will be unable to satisfy its obligations.
If we are deemed to be an investment company under the Investment Company Act, we may be required to institute burdensome compliance requirements and our activities may be restricted, which may make it difficult for us to complete our initial business combination.
If we are deemed to be an investment company under the Investment Company Act, our activities may be restricted, including:
•	restrictions on the nature of our investments; and
•	restrictions on the issuance of securities,
•	each of which may make it difficult for us to complete our initial business combination.
•	In addition, we may have imposed upon us burdensome requirements, including:
•	registration as an investment company with the SEC;
•	adoption of a specific form of corporate structure; and
•	reporting, record keeping, voting, proxy and disclosure requirements and other rules and regulations that we are currently not subject to.
In order not to be regulated as an investment company under the Investment Company Act, unless we can qualify for an exclusion, we must ensure that we are engaged primarily in a business other than investing, reinvesting or trading of securities and that our activities do not include investing, reinvesting, owning, holding or trading “investment securities” constituting more than 40% of our assets (exclusive of U.S. government securities and cash items) on an unconsolidated basis. Our business is to identify and complete an initial business combination and thereafter to operate the post-transaction business or assets for the long term. We do not plan to buy businesses or assets with a view to resale or profit from their resale. We do not plan to buy unrelated businesses or assets or to be a passive investor.
We do not believe that our anticipated principal activities and the Business Combination will subject us to the Investment Company Act. To this end, the proceeds held in the Trust Account may only be invested in U.S. “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations. Pursuant to the Trust Agreement, the trustee is not permitted to invest in other securities or assets. By restricting the investment of the proceeds to these instruments, and by having a business plan targeted at acquiring and growing businesses for the long term (rather than on buying and selling businesses in the manner of a merchant bank or private equity fund), we intend to avoid being deemed an “investment company” within the meaning of the Investment Company Act. Our IPO was not intended for persons who are seeking a return on investments in government securities or investment securities. The Trust Account is intended as a holding place for funds pending the earliest to occur of either: (i) the completion of our initial business combination (which will be the Business Combination should it occur); (ii) the redemption of any Public Shares properly tendered in connection with a shareholder vote to amend the Existing Organizational Documents (A) to modify the substance or timing of our obligation to provide holders of our Twin Ridge Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our Public Shares if we do not complete our initial business combination within 24 months from the closing of our IPO or (B) with respect to any other provision relating to the rights of holders of our Twin Ridge Class A Ordinary Shares; or (iii) absent our completing an initial business combination (which will be the Business Combination should it occur) within 24 months from the closing of our IPO, our return of the funds held in the Trust Account to the Public Shareholders as part of our redemption of the Public Shares. If we do not invest the proceeds as discussed above, we may be deemed to be subject to the Investment Company Act. If we were deemed to be subject to the Investment Company Act, compliance with these additional regulatory burdens would require additional expenses for which we have not allotted funds and may hinder our ability to complete a business combination. If we have not consummated our initial business combination within the required time period, the Public Shareholders may receive only approximately $10.00 per public share, or less in certain circumstances, on the liquidation of the Trust Account and the Warrants will expire worthless.
MergeCo does not have experience operating as a public company subject to U.S. federal securities laws and may not be able to adequately develop and implement the governance, compliance, risk management and control infrastructure and culture required for a public company, including compliance with the Sarbanes Oxley Act.
MergeCo does not have experience operating as a public company subject to U.S. federal securities laws. Carbon Revolution’s officers and directors lack experience in managing a public company subject to U.S. federal securities laws, which makes their ability to comply with applicable laws, rules and regulations uncertain. MergeCo’s failure to comply with all applicable laws, rules and regulations could subject MergeCo to U.S. regulatory scrutiny or sanction, which could harm its reputation and share price.
Neither MergeCo nor Carbon Revolution has previously been required to prepare or file periodic or other reports with the SEC or to comply with the other requirements of U.S. federal securities laws. They have not previously been required to establish and maintain the disclosure controls and procedures, and internal control over financial reporting applicable to an entity that is a foreign private issuer under U.S. federal securities laws, including the Sarbanes-Oxley Act. MergeCo may experience errors, mistakes and lapses in processes and controls, resulting in failure to meet requisite U.S. standards.
As a public company subject to U.S. federal securities laws, MergeCo will incur significant legal, accounting, insurance, compliance, and other expenses. Compliance with reporting, internal control over financial reporting and corporate governance obligations may require members of its management and its finance and accounting staff to divert time and resources from other responsibilities to ensure these new regulatory requirements are fulfilled.
If it fails to adequately implement the required governance and control framework, MergeCo may fail to comply with the applicable rules or requirements associated with being a public company subject to U.S. federal securities laws. Such failure could result in the loss of investor confidence, could harm MergeCo’s reputation, and cause the market price of MergeCo Ordinary Shares to decline.
Due to inadequate governance and internal control policies, misstatements or omissions due to error or fraud may occur and may not be detected, which could result in failures to make required filings in a timely manner or result in making filings containing incorrect or misleading information. Any of these outcomes could result in SEC enforcement actions, monetary fines or other penalties, as well as damage to MergeCo’s reputation, business, financial condition, operating results and share price.
MergeCo is an emerging growth company within the meaning of the Securities Act, and if MergeCo takes advantage of certain exemptions from disclosure requirements available to “emerging growth companies”, this could make MergeCo’s securities less attractive to investors and may make it more difficult to compare MergeCo’s performance with other public companies.
MergeCo is an “emerging growth company” within the meaning of the Securities Act, as modified by the JOBS Act. For as long as MergeCo continues to be an emerging growth company, MergeCo may take advantage of exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies, including not being required to comply with the auditor attestation requirements of Section 404 of the Sarbanes-Oxley Act. MergeCo could be an emerging growth company for up to five years, although MergeCo could lose that status sooner if its revenues exceed $1.235 billion, if MergeCo issues more than $1 billion in non-convertible debt in a three-year period, or if it becomes a large accelerated filer, as defined under the Securities Exchange Act. We cannot predict if investors will find MergeCo securities less attractive because MergeCo relies on these exemptions. If some investors find MergeCo securities less attractive as a result, there may be a less active trading market for MergeCo securities, and the price of MergeCo securities may be more volatile.
The price of the MergeCo Ordinary Shares and MergeCo Public Warrants may be volatile.
Upon consummation of the Business Combination, the price of MergeCo Ordinary Shares and MergeCo Public Warrants may fluctuate due to a variety of factors, including:
•	changes in the industry in which MergeCo and its customers operate;
•	variations in its operating performance and the performance of its competitors in general;
•	the impact of the COVID-19 pandemic on the markets and the broader global economy;
•	actual or anticipated fluctuations in MergeCo’s annual or interim operating results;
•	publication of research reports by securities analysts about MergeCo or its competitors or its industry;
•	the public’s reaction to MergeCo’s press releases, its other public announcements and its filings with the SEC;
•	MergeCo’s failure or the failure of its competitors to meet analysts’ projections or guidance that MergeCo or its competitors may give to the market;
•	additions and departures of key personnel;
•	changes in laws and regulations affecting its business;
•	failure to comply with laws or regulations, including the Sarbanes-Oxley Act, or failure to comply with the requirements of the relevant U.S. stock exchange;
•	actual, potential or perceived control, accounting or reporting problems;
•	commencement of, or involvement in, litigation involving MergeCo;
•	changes in MergeCo’s capital structure, such as future issuances of securities or the incurrence of additional debt;
•	the volume of MergeCo’s capital stock available for public sale;
•
general economic and political conditions such as recessions, interest rates, fuel prices, foreign currency fluctuations, international tariffs, sanctions, export controls, social, political and economic risks and epidemics and pandemics (including the ongoing COVID-19 pandemic), acts of war or terrorism; and

•	the other factors described in this “Risk Factors” section.
These market and industry factors may materially reduce the market price of MergeCo Ordinary Shares and MergeCo Public Warrants regardless of the operating performance of MergeCo.
Since the completion of our IPO, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies. Accordingly, securities of companies such as ours may be more volatile than other securities and may involve special risks.
Since the completion of our IPO, there has been a precipitous drop in the market values of companies formed through mergers involving special purpose acquisition companies like ours. Throughout 2022, inflationary pressures, increases in interest rates and other adverse economic and market forces have contributed to these drops in market value. As a result, our securities are subject to potential downward pressures, which may result in high levels of exercise of redemptions rights, reducing the cash available from the Trust Account. If there are substantial redemptions, there will be a lower public float of our Twin Ridge Class A Ordinary Shares following the Closing, which may cause further volatility in the price of our securities and adversely impact our ability to secure financing following the closing of the Business Combination.
Securities of companies formed through mergers with special purpose acquisition companies such as ours may experience a material decline in price relative to the share price of the special purpose acquisition companies prior to the merger.
As with most special purpose acquisition companies’ initial public offerings in recent years, Twin Ridge issued shares for $10.00 per share upon the closing of its IPO. As with other special purpose acquisition companies, the $10.00 per share price of Twin Ridge reflected each share having a one-time right to redeem such share for a pro rata portion of the proceeds held in the Trust Account equal to approximately $10.00 per share prior to the closing of the Business Combination. Following Closing, the shares outstanding will no longer have any such Redemption Right and may be dependent upon the fundamental value of the combined company, as well as other relevant factors such as market conditions and trading multiples, and the securities of other companies formed through mergers with special purpose acquisition companies in recent years may be significantly less than $10.00 per share.
A significant portion of our total outstanding shares are restricted from immediate resale but may be sold into the market in the near future. This could cause the market price of MergeCo Ordinary Shares to drop significantly, even if MergeCo’s business is doing well.
Sales of a substantial number of MergeCo Ordinary Shares in the public market could occur at any time. These sales, or the perception in the market that the holders of a large number of shares intend to sell shares, could reduce the market price of MergeCo Ordinary Shares.
We may be required to file one or more registration statements prior to or shortly after the Closing to provide for the resale of certain restricted shares from time to time. As restrictions on resale end and the registration statements are available for use, the market price of MergeCo Ordinary Shares could decline if the holders of currently restricted shares sell them or are perceived by the market as intending to sell them.
The Public Shareholders will experience immediate dilution as a consequence of the issuance of MergeCo Ordinary Shares as consideration in the Business Combination.
The issuance of additional MergeCo Ordinary Shares in the Business Combination, including the issuance of any MergeCo Ordinary Shares after the Closing of the Business Combination pursuant to the Equity Purchase Agreement, will dilute the equity interests of our existing shareholders and may adversely affect prevailing market prices for the Public Shares and/or Public Warrants. The Public Shareholders who do not redeem their public shares may experience dilution from several additional sources to varying degrees in connection with and after the Business Combination. Additionally, MergeCo following the Closing may determine, subject to the receipt of any shareholder or stock exchange approvals that may be required, to issue additional MergeCo Ordinary Shares or other equity securities of equal or senior rank in connection with privately negotiated transactions following the consummation of the Business Combination.
The issuance of additional MergeCo Ordinary Shares (or other equity securities of equal or senior rank) could have the following effects for holders of Public Shares who elect not to redeem their shares:
•	your proportionate ownership interest in MergeCo following the Closing will decrease;
•	the relative voting strength of each previously outstanding share of MergeCo Ordinary Shares following the Business Combination will be diminished; or
•	the market price of the MergeCo Ordinary Shares and the Public Warrants may decline.
The below sensitivity table shows the potential impact of redemptions on share ownership by non-redeeming shareholders in a no redemption scenario, 25% redemption scenario, 75% redemption scenario, and the maximum redemption scenario. The sensitivity table below also sets forth the potential additional dilutive impact of each of the below additional dilution sources in each redemption scenario. The sensitivity table does not show the deferred underwriting commissions incurred in connection with the IPO in each redemption scenario because Barclays and Evercore, the representatives of the underwriters for the IPO, have each agreed to waive the deferred underwriting commissions. The information in the below sensitivity table has been rounded to the nearest whole number or the nearest decimal. Therefore, the sum of the numbers in a column may not conform exactly to the total figure given for that column in the below sensitivity table. In addition, certain percentages presented in the below sensitivity table reflect calculations based upon the underlying information prior to rounding and, accordingly, may not conform exactly to the percentages that would be derived if the relevant calculations were based upon the rounded numbers or may not sum due to rounding.
	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
Shareholders	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %
Holders of Twin Ridge Class A Ordinary Shares	6,266,645	20.92%	4,699,984	16.56%	1,566,661	6.20%	—	0.0%
Holders of Twin Ridge Class B Ordinary Shares(5)	5,000,000	16.69%	5,000,000	17.61%	5,000,000	19.80%	5,000,000	21.11%
Yorkville Advisors(6)	15,000	0.05%	15,000	0.05%	15,000	0.06%	15,000	0.06%

	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
Shareholders	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %	Ownership in Shares	Equity %
Carbon Revolution Performance Rights(7)	168,077	0.56%	168,077	0.59%	168,077	0.67%	168,077	0.71%
Existing Carbon Revolution Equityholders	18,504,811	61.78%	18,504,811	65.19%	18,504,811	73.27%	18,504,811	78.12%
Total Shares Outstanding Excluding Additional Dilution Sources	29,954,533	100.00%	28,387,872	100.00%	25,254,549	100.00%	23,687,888	100.00%
	Assuming No Redemption(1)		Assuming 25% Redemption(2)		Assuming 75% Redemption(3)		Assuming Maximum Redemption(4)
Additional Dilution Sources	Ownership in Shares	Equity %(8)	Ownership in Shares	Equity %(8)	Ownership in Shares	Equity %(8)	Ownership in Shares	Equity %(8)
MergeCo Warrants	12,210,742	25.19%	12,210,742	26.03%	12,210,742	27.89%	12,210,742	28.93%
Committed Equity Financing(9)	6,315,789	13.03%	6,315,789	13.46%	6,315,789	14.43%	6,315,789	14.96%
Total Additional Dilution Sources	18,526,531	38.21%	18,526,531	39.49%	18,526,531	42.32%	18,526,531	43.89%
(1)
This scenario assumes that no Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge-Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(2)
This scenario assumes that 1,566,661 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge-Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(3)
This scenario assumes that 4,699,984 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. See “Business of Twin Ridge and Certain Information About Twin Ridge-Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(4)
This scenario assumes that 6,266,645 Twin Ridge Class A Ordinary Shares are redeemed by Twin Ridge shareholders, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting. The Business Combination Agreement and Scheme Implementation Deed provide that Carbon Revolution’s obligation to consummate the Business Combination is conditioned on, among other things, MergeCo being reasonably expected to have at least $5,000,001 of net tangible assets upon closing of the Business Combination. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses described in the table above, as well as increased by the proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario. See “Business of Twin Ridge and Certain Information About Twin Ridge-Extension of Time to Complete a Business Combination” for more information on the Extension Meeting.

(5)
Excludes 327,203 of the Sponsor’s Twin Ridge Class B Ordinary Shares that shall automatically be forfeited and surrendered to Twin Ridge for no additional consideration immediately prior to the consummation of the Merger and conditioned upon the consummation of the Merger.

(6)	Represents the commitment fee of 15,000 MergeCo Ordinary Shares issued to Yorkville Advisors in connection with the Committed Equity Financing which takes effect at Closing.
(7)
Consists of performance rights, as of July 11, 2023. Such securities will be canceled and converted into Carbon Revolution ordinary shares on or prior to the Scheme Record Date. These 168,077 performance rights relate to performance rights currently on issue under Carbon Revolution’s STI plans. All options and performance rights issued under Carbon Revolution’s LTI plans will be cancelled.

(8)
The Equity % with respect to each Additional Dilution Source set forth above, including the Total Additional Dilution Sources, includes the full amount of shares issued with respect to the applicable Additional Dilution Source in the numerator and the full amount of shares issued with respect to the Total Additional Dilution Sources in the denominator, based on the stated assumptions. For example, in the 25% redemption scenario, the Equity % with respect to the MergeCo Warrants would be calculated as follows: (a) 12,210,742 MergeCo Ordinary Shares issued pursuant to the MergeCo Warrants; divided by (b) (i) 28,387,873 MergeCo Ordinary Shares (the number of MergeCo Ordinary Shares outstanding prior to any issuance pursuant to the MergeCo Warrants or Carbon Revolution Performance Rights) plus (ii) 12,210,742 MergeCo Ordinary Shares issued pursuant to the MergeCo Warrants, and 6,315,789 pursuant to the Committed Equity Financing assuming conversion at $9.50 (see footnote 9 below). MergeCo intends to grant initial equity incentive awards with respect to a number of MergeCo Ordinary Shares equal to 5% of the Total Shares Outstanding promptly following MergeCo’s eligibility to register the issuance of such awards on Form S-8, which is expected to occur 60 days after the closing of the Business Combination. Such awards may take the form of MergeCo Ordinary Shares or other instruments such as options or rights with respect to MergeCo Ordinary Shares. Under the terms of the Scheme Implementation Deed, Carbon Revolution must seek the consent of Twin Ridge (not to be unreasonably withheld) in relation to the form and quantum of any employee or director short-term or long-term incentive or similar arrangements in excess of such 5% limitation. The total number of MergeCo Ordinary Shares reserved for issuance upon grant of equity incentive awards thereafter is expected to equal 8% of the Total Shares Outstanding (for an aggregate of 13% of the Total Shares Outstanding, inclusive of the initial equity incentive awards).

(9)
Represents the issuance of 6,315,789 MergeCo Ordinary Shares pursuant to the Committed Equity Financing, based on the stated assumptions. The terms of the Committed Equity Financing provide for a purchase price equal to 95% or 97% of the volume-weighted average price of MergeCo

Ordinary Shares for a specified period, depending upon which specified period is selected. This amount assumes conversion at $9.50, which is the lower of such purchase prices, assuming the volume-weighted average price is equal to the assumed trading price of $10.00 per share the deemed value of MergeCo Ordinary Shares in the Business Combination for determining the number of MergeCo Ordinary Shares issuable to holders of Carbon Revolution Shares and assumes the issuance of all shares issuable pursuant to the terms of the Equity Purchase Agreement. The actual trading price of MergeCo Ordinary Shares may be lower than $10.00, which would result in a lower conversion price for the purpose of the Committed Equity Financing and therefore greater dilution to other MergeCo shareholders.
The provisions of the Existing Organizational Documents that relate to the rights of holders of our Twin Ridge Class A Ordinary Shares (and corresponding provisions of the agreement governing the release of funds from the Trust Account) may be amended with the approval of a special resolution which requires the approval of the holders of at least two-thirds of our Twin Ridge Ordinary Shares who attend and vote at a shareholder meeting of the company, which is a lower amendment threshold than that of some other blank check companies. It may be easier for us, therefore, to amend the Existing Organizational Documents to facilitate the completion of an initial business combination that some of our shareholders may not support.
Some other blank check companies have a provision in their charter which prohibits the amendment of certain of its provisions, including those which relate to the rights of a company’s shareholders, without approval by a certain percentage of the company’s shareholders. In those companies, amendment of these provisions typically requires approval by between 90% and 100% of the company’s shareholders. The Existing Organizational Documents provide that any of its provisions related to the rights of holders of our Twin Ridge Class A Ordinary Shares (including the requirement to deposit proceeds of our IPO and the Private Placement Warrants into the Trust Account and not release such amounts except in specified circumstances, and to provide redemption rights to the Public Shareholders as described herein) may be amended if approved by special resolution, meaning holders of at least two-thirds of our Twin Ridge Ordinary Shares who attend and vote at a shareholder meeting of the company, and corresponding provisions of the Trust Agreement governing the release of funds from the Trust Account may be amended if approved by holders of at least 65% of our ordinary shares; provided that the provisions of the Existing Organizational Documents governing the appointment or removal of directors prior to our initial business combination may only be amended by a special resolution passed by not less than two-thirds of our Twin Ridge Ordinary Shares who attend and vote at our shareholder meeting which shall include the affirmative vote of a simple majority of the Twin Ridge Class B Ordinary Shares. Our Sponsor and its permitted transferees, if any, who collectively beneficially own, on an as-converted basis, 46% of our Twin Ridge Class A Ordinary Shares upon the closing of our IPO, will participate in any vote to amend the Existing Organizational Documents and/or Trust Agreement and will have the discretion to vote in any manner they choose. As a result, we may be able to amend the provisions of the Existing Organizational Documents which govern our pre-business combination behavior more easily than some other blank check companies, and this may increase our ability to complete a business combination with which you do not agree. Our shareholders may pursue remedies against us for any breach of the Existing Organizational Documents.
Our Sponsor, executive officers and directors have agreed, pursuant to agreements with us, that they will not propose any amendment to the Existing Organizational Documents (A) that would modify the substance or timing of our obligation to provide holders of our Twin Ridge Class A Ordinary Shares the right to have their shares redeemed in connection with our initial business combination or to redeem 100% of our public shares if we do not complete our initial business combination within 24 months from the closing of our IPO or (B) with respect to any other provision relating to the rights of holders of our Twin Ridge Class A Ordinary Shares, unless we provide our Public Shareholders with the opportunity to redeem their Twin Ridge Class A Ordinary Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to us to pay our taxes, if any, divided by the number of the then-outstanding public shares. Our shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, do not have the ability to pursue remedies against our Sponsor, executive officers or directors for any breach of these agreements. As a result, in the event of a breach, our shareholders would need to pursue a shareholder derivative action, subject to applicable law.
On closing, the trading price per share value of MergeCo Ordinary Shares may be less than the per share value of the Trust Account.
Although the parties to the Business Combination have agreed the relative consideration to be provided to Carbon Revolution shareholders and SPAC shareholders on the basis that MergeCo Ordinary Shares are valued at $10.00 per share, the cash backed value per share of MergeCo Ordinary Shares following the Business Combination is expected to be substantially less than $10.00 per share. See “Questions and Answers About the Proposals for

Shareholders—What is the expected per share value of the cash consideration to be received by MergeCo in the Business Combination?” The cash held in the Trust Account as of August 14, 2023 was approximately $10.59 per Public Share. Accordingly, Public Shareholders who do not exercise redemption rights will receive MergeCo Ordinary Shares that will have a value to them ascribed by their trading price as of two business days prior to the General Meeting, which may be substantially less than the amount they would have received upon exercise of redemption rights. In addition, Carbon Revolution’s shares have traded on the ASX at prices below A$1.00 throughout the last 12 months and, adjusting for the lower number of MergeCo shares to be issued to holders of Carbon Revolution shares than the number of Carbon Revolution shares currently outstanding and applying current currency exchange rates, such trading prices have an implied hypothetical trading value of MergeCo Ordinary Shares below $10.00. In particular, the shares of most companies that are the result of a recently completed business combinations between a special purpose acquisition company and an operating company have traded at prices substantially below $10.00 per share. As such Public Shareholders who do not exercise redemptions right may hold securities that never obtain a value equal to or exceeding the per share value of the Trust Account.
Changes in laws or regulations, or a failure to comply with any laws and regulations, may adversely affect our business, including our ability to negotiate and complete our initial business combination, and results of operations.
We are subject to laws and regulations enacted by national, regional and local governments. In particular, we are required to comply with certain SEC and other legal requirements. Compliance with, and monitoring of, applicable laws and regulations may be difficult, time consuming and costly. Those laws and regulations and their interpretation and application may also change from time to time and those changes could have a material adverse effect on our business, investments and results of operations. In addition, a failure to comply with applicable laws or regulations, as interpreted and applied, could have a material adverse effect on our business, including our ability to negotiate and complete our initial business combination, and results of operations.
We have identified a material weakness in our internal control over financial reporting. If we are unable to develop and maintain an effective system of internal control over financial reporting, we may not be able to accurately report our financial results in a timely manner, which may adversely affect investor confidence in us and materially and adversely affect our business and operating results.
Following issuance of the SEC Staff Statement on April 12, 2021, and after consultation with our independent registered public accounting firm, our management and our audit committee concluded that, in light of the SEC Statement, it was appropriate to restate our previously issued audited balance sheet as of March 8, 2021 to account for the warrants as liabilities measured at fair value, rather than equity securities (the “Restatement”). As a result of these events, which led to the Restatement, we have identified a material weakness in our internal control over financial reporting.
Additionally, our management re-evaluated our application of ASC 480-10-S99-3A to our accounting classification of public shares. After consultation with our independent registered public accounting firm, our management and our audit committee concluded that it was appropriate to restate our previously issued restated balance sheet and unaudited interim financial statements included in our Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2021 and June 30, 2021, filed with the SEC on May 28, 2021 and August 16, 2021, respectively. As part of such process, we identified an additional material weakness in our internal control over financial reporting.
A material weakness is a deficiency, or a combination of deficiencies, in internal control over financial reporting such that there is a reasonable possibility that a material misstatement of our annual or interim financial statements will not be prevented, or detected and corrected on a timely basis. Effective internal controls are necessary for us to provide reliable financial reports and prevent fraud. Management is implementing remediation steps to address the material weakness and to improve our internal control over financial reporting. Specifically, we are expanding and improving our review process for complex securities and related accounting standards. We continue to evaluate steps to remediate the material weakness. If we identify any new material weakness in the future, any such newly identified material weakness could limit our ability to prevent or detect a misstatement of our accounts or disclosures that could result in a material misstatement of our annual or interim financial statements. In such case, we may be unable to maintain compliance with securities law requirements regarding timely filing of periodic reports in addition to applicable stock exchange listing requirements, investors may lose confidence in our financial reporting and the price of our securities may decline as a result. We cannot assure you that the measures we have taken to date, or any measures we may take in the future, will be sufficient to avoid potential future material weaknesses.

Our shareholders may be held liable for claims by third parties against us to the extent of distributions received by them upon redemption of their shares.
If we are forced to enter into an insolvent liquidation, any distributions received by shareholders could be viewed as an unlawful payment if it was proved that immediately following the date on which the distribution was made, we were unable to pay our debts as they fall due in the ordinary course of business. As a result, a liquidator could seek to recover some or all amounts received by our shareholders. Furthermore, our directors may be viewed as having breached their fiduciary duties to us or our creditors and/or may have acted in bad faith, thereby exposing themselves and our company to claims, by paying the Public Shareholders from the Trust Account prior to addressing the claims of creditors. We cannot assure you that claims will not be brought against us for these reasons. We and our directors and officers who knowingly and willfully authorized or permitted any distribution to be paid out of our share premium account while we were unable to pay our debts as they fall due in the ordinary course of business would be guilty of an offense and may be liable for a fine of $15,000 Cayman Islands Dollars and imprisonment for five years in the Cayman Islands.
Following the Business Combination, MergeCo may redeem your MergeCo Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants.
Following the Business Combination, MergeCo may redeem your MergeCo Public Warrants prior to their exercise at a time that is disadvantageous to you, thereby significantly impairing the value of such warrants. MergeCo will have the ability to redeem outstanding MergeCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.01 per warrant, provided that the closing price of the MergeCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for share sub-divisions, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading day period ending on the third trading day prior to the date on which a notice of redemption is sent to the warrant holders. MergeCo will not redeem the warrants as described above unless a registration statement under the Securities Act covering the MergeCo Ordinary Shares issuable upon exercise of such warrants is effective and a current prospectus relating to those MergeCo Ordinary Shares is available throughout the 30-day redemption period. If and when the MergeCo Public Warrants become redeemable by MergeCo, it may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws. Redemption of the outstanding MergeCo Public Warrants could force you (i) to exercise your MergeCo Public Warrants and pay the exercise price therefor at a time when it may be disadvantageous for you to do so, (ii) to sell your MergeCo Public Warrants at the then-current market price when you might otherwise wish to hold your MergeCo Public Warrants, or (iii) to accept the nominal redemption price which, at the time the outstanding MergeCo Public Warrants are called for redemption, is likely to be substantially less than the market value of your MergeCo Public Warrants.
In addition, MergeCo will have the ability to redeem the outstanding MergeCo Public Warrants at any time after they become exercisable and prior to their expiration, at a price of $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that, among other things, the closing price of the MergeCo Ordinary Shares equals or exceeds $10.00 per share (as adjusted for share sub-divisions, share dividends, rights issuances, subdivisions, reorganizations, recapitalizations and the like) for any 20 trading days within a 30 trading-day period ending on the third trading day prior to proper notice of such redemption and provided that certain other conditions are met, including that the holders will be able to exercise their MergeCo Public Warrants prior to redemption for a number of MergeCo Ordinary Shares determined based on the redemption date and the fair market value of our Twin Ridge Class A Ordinary Shares.
The value received upon exercise of the MergeCo Public Warrants (i) may be less than the value the holders would have received if they had exercised their warrants at a later time where the underlying share price is higher and (ii) may not compensate the holders for the value of the warrants, including because the number of Twin Ridge Class A Ordinary Shares received is capped at 0.361 Twin Ridge Class A Ordinary Shares per warrant (subject to adjustment) irrespective of the remaining life of the warrants.
None of the Private Placement Warrants are redeemable by us as so long as they are held by our Sponsor or its permitted transferees.

A U.S. stock exchange may not list MergeCo’s securities on its exchange, which could limit investors’ ability to make transactions in MergeCo’s securities and subject MergeCo to additional trading restrictions. If MergeCo’s securities are accepted for listing on an exchange, MergeCo may fail to satisfy continued listing requirements, resulting in the delisting of such securities.
MergeCo intends to apply to have its securities listed on a U.S. stock exchange upon consummation of the Business Combination. MergeCo will be required to demonstrate compliance with such stock exchange’s listing requirements. We cannot assure you that MergeCo will be able to meet all listing requirements. Even if MergeCo’s securities are listed on a U.S. stock exchange, MergeCo may be unable to maintain the listing of its securities in the future.
If MergeCo fails to meet the listing requirements and such stock exchange does not list its securities on its exchange, MergeCo and Twin Ridge would not be required to consummate the Business Combination. In the event that MergeCo elected to waive this condition, the Business Combination may be consummated without MergeCo’s securities being listed on any national securities exchange. In addition, if MergeCo’s securities are listed on an exchange, MergeCo could fail to satisfy continued listing requirements, resulting in the delisting of such securities. Failure of MergeCo’s securities to become listed or continued to be listed on a national securities exchange would result in significant material adverse consequences, including:
•	a limited availability of market quotations for MergeCo’s securities;
•	reduced liquidity for MergeCo’s securities;
•
a determination that MergeCo Ordinary Shares are a “penny stock” which will require brokers trading in the MergeCo Ordinary Shares to adhere to more stringent rules and possibly result in a reduced level of trading activity in the secondary trading market for MergeCo’s securities;

•	a limited amount of news and analyst coverage; and
•	a decreased ability to issue additional securities or obtain additional financing in the future.
The National Securities Markets Improvement Act of 1996, which is a federal statute, prevents or preempts the states from regulating the sale of certain securities, which are referred to as “covered securities”.
If MergeCo’s securities are not listed on a U.S. stock exchange, such securities would not qualify as covered securities and MergeCo would be subject to regulation in each state in which it offers its securities because states are not preempted from regulating the sale of securities that are not covered securities.
A market for MergeCo’s securities may not develop, which would adversely affect the liquidity and price of MergeCo’s securities.
An active trading market for MergeCo’s securities following the Business Combination may never develop or, if developed, it may not be sustained. You may be unable to sell your MergeCo Ordinary Shares unless a market can be established and sustained. This risk will be exacerbated if there is a high level of redemptions of our Public Shares in connection with the Closing.
Reports published by analysts, including projections in those reports that differ from our actual results, as well as the failure of research analysts to publish reports on us, could adversely affect the price and trading volume of our shares.
Securities research analysts may establish and publish their own periodic projections for MergeCo following consummation of the Business Combination. These projections may vary widely and may not accurately predict the results we actually achieve. Our share price may decline if our actual results do not match the projections of these securities research analysts. Similarly, if one or more of the analysts who write reports on us downgrades our stock or publishes inaccurate or unfavorable research about our business, our share price could decline. If one or more of these analysts ceases coverage of us or fails to publish reports on us regularly, our share price or trading volume could decline. If no analysts commence coverage of us, the market price and volume for MergeCo Ordinary Shares could be adversely affected.
Compliance obligations under the Sarbanes-Oxley Act may make it more difficult for us to effectuate the Business Combination, require substantial financial and management resources, and increase the time and costs of completing an acquisition.
The fact that we are a blank check company makes compliance with the requirements of the Sarbanes-Oxley Act particularly burdensome on us as compared to other public companies. Carbon Revolution is not currently a publicly reporting company required to comply with Section 404 of the Sarbanes-Oxley Act and Carbon Revolution management may not be able to effectively and timely implement controls and procedures that adequately respond to increased regulatory compliance and reporting requirements that will be applicable to Carbon Revolution after the Business Combination. If MergeCo is not able to implement the requirements of Section 404, including any additional requirements once MergeCo is no longer an emerging growth company, in a timely manner or with adequate compliance, MergeCo may not be able to assess whether its internal control over financial reporting are effective, which may subject MergeCo to adverse regulatory consequences and could harm investor confidence and the market price of MergeCo’s securities. Additionally, once MergeCo is no longer an emerging growth company, MergeCo will be required to comply with the independent registered public accounting firm attestation requirement on MergeCo’s internal control over financial reporting.
The Warrants are accounted for as liabilities and the changes in value of the Warrants could have a material effect on our financial results.
On April 12, 2021, the Acting Director of the Division of Corporation Finance and Acting Chief Accountant of the SEC together issued a statement regarding the accounting and reporting considerations for warrants issued by special purpose acquisition companies entitled “Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies” (the “SEC Statement”). Specifically, the SEC Statement focused on warrants that have certain settlement terms and provisions related to certain tender offers or warrants which do not meet the criteria to be considered indexed to an entity’s own stock, which terms are similar to those contained in the Existing Warrant Agreement governing the Warrants. As a result of the SEC Statement, we reevaluated the accounting treatment of our Public Warrants and Private Placement Warrants, and determined that the Warrants should be reclassified as derivative liabilities measured at fair value, with changes in fair value each period reported in earnings.
As a result, included on our balance sheet as of December 31, 2022 contained in the report are derivative liabilities related to embedded features contained within the Warrants. ASC 815 provides for the remeasurement of the fair value of such derivatives at each balance sheet date, with a resulting non-cash gain or loss related to the change in the fair value being recognized in earnings in the statement of operations. As a result of the recurring fair value measurement, our financial statements and results of operations may fluctuate quarterly, based on factors which are outside of our control. Due to the recurring fair value measurement, we expect that we will recognize non-cash gains or losses on the Warrants each reporting period and that the amount of such gains or losses could be material.
Our independent registered public accounting firm’s report contains an explanatory paragraph that expresses substantial doubt about our ability to continue as a “going concern”.
As of December 31, 2022, Twin Ridge had approximately $1.0 million in its operating bank account and working capital deficit of approximately $3.3 million. Further, we have incurred and expect to continue to incur significant costs in pursuit of our finance and acquisition plans. We cannot assure you that our plans to raise capital or to consummate an initial business combination will be successful. These factors, among others, raise substantial doubt about our ability to continue as a going concern. The financial statements contained elsewhere in this report do not include any adjustments that might result from our inability to consummate our IPO or our inability to continue as a going concern.
We may face litigation and other risks as a result of the material weakness in our internal control over financial reporting.
Following the issuance of the SEC Statement our management and our audit committee concluded that it was appropriate to restate our previously issued unaudited financial statements as of March 31, 2021, and June 30, 2021, and for the quarterly periods ended March 31, 2021 and June 30, 2021 (the “Affected Periods”). Our management and our audit committee also concluded that it was appropriate to restate our previously issued financial statements for the Affected Periods. We have identified a material weakness in our internal control over financial reporting. This material weakness could continue to adversely affect our ability to report our results of operations and financial condition accurately and in a timely manner. As part of the Restatement, we identified a material weakness in our internal control over financial reporting.
As a result of such material weakness, the Restatement, the change in accounting for the warrants, the change in classification of all of the public shares as temporary equity, and other matters raised or that may in the future be raised by the SEC, we face potential for litigation or other disputes which may include, among others, claims invoking the federal and state securities laws, contractual claims or other claims arising from the Restatement and material weaknesses in our internal control over financial reporting and the preparation of our financial statements. As of the date of this proxy statement/prospectus, we have no knowledge of any such litigation or dispute. However, we can provide no assurance that such litigation or dispute will not arise in the future. Any such litigation or dispute, whether successful or not, could have a material adverse effect on our business, results of operations and financial condition or our ability to complete the Business Combination.
We may become involved in litigation, including securities class action litigation relating to the proposed Business Combination that may materially adversely affect us.
From time to time, we may become involved in various legal proceedings relating to matters incidental to the ordinary course of our business, including intellectual property, commercial, product liability, employment, class action, whistleblower and other litigation and claims, and governmental and other regulatory investigations and proceedings. Such matters can be time-consuming, divert management’s attention and resources, cause us to incur significant expenses or liability or require us to change our business practices. Because of the potential risks, expenses and uncertainties of litigation, we may, from time to time, settle disputes, even where we believe that we have meritorious claims or defenses. Because litigation is inherently unpredictable, we cannot assure you that the results of any of these actions will not have a material adverse effect on our business.
Following the Business Combination, the share price of MergeCo Ordinary Shares may be volatile and, in the past, companies that have experienced volatility in the market price of their stock have been subject to securities litigation, including class action litigation. Carbon Revolution may be the target of this type of litigation in the future. Litigation of this type could result in substantial costs and diversion of management’s attention and resources, which could have a material adverse effect on Carbon Revolution’s business, financial condition, and results of operations. Any adverse determination in litigation could also subject Carbon Revolution to significant liabilities.
Cyber incidents or attacks directed at us could result in information theft, data corruption, operational disruption and/or financial loss.
We depend on digital technologies, including information systems, infrastructure and cloud applications and services, including those of third parties with which we may deal. Sophisticated and deliberate attacks on, or security breaches in, our systems or infrastructure, or the systems or infrastructure of third parties or the cloud, could lead to corruption or misappropriation of our assets, proprietary information and sensitive or confidential data. As an early stage company without significant investments in data security protection, we may not be sufficiently protected against such occurrences. We may not have sufficient resources to adequately protect against, or to investigate and remediate any vulnerability to, cyber incidents. It is possible that any of these occurrences, or a combination of them, could have adverse consequences on our business and lead to financial loss.
The waiver of deferred underwriting commission by each of Barclays and Evercore despite performing all of their obligations under the Underwriting Agreement may indicate that they may be unwilling to be associated with the disclosure in this proxy statement/prospectus.
Twin Ridge provided to each of Barclays and Evercore, the representatives of the underwriters in Twin Ridge's IPO, the disclosures in this proxy statement/prospectus pertaining to their respective waivers. Each of Barclays and Evercore did not provide a reason for waiving its deferred underwriting commission and did not respond to Twin Ridge's inquiries on this topic. Accordingly, no inference should be drawn that Barclays and Evercore agree with the disclosure regarding their respective waiver.
Each of Barclays and Evercore has performed all its obligations under the Underwriting Agreement to obtain its fee and is therefore gratuitously waiving its right to be compensated. Such a fee waiver for services already rendered is unusual. Twin Ridge was not made aware of the reasons why each of Barclays and Evercore waived their respective portion of the deferred underwriting commission fee.

There may be less publicly available information concerning MergeCo than there is for issuers that are not foreign private issuers because it is anticipated that MergeCo will be considered a foreign private issuer and will be exempt from a number of rules under the Exchange Act and will be permitted to file less information with the SEC than issuers that are not foreign private issuers and MergeCo, as a foreign private issuer, will be permitted to follow home country practice in lieu of the listing requirements of a U.S. stock exchange, subject to certain exceptions.
A foreign private issuer under the Exchange Act is exempt from certain rules under the Exchange Act, and is not required to file periodic reports and financial statements with the SEC as frequently or as promptly as companies whose securities are registered under the Exchange Act but are not foreign private issuers, or to comply with Regulation FD, which restricts the selective disclosure of material non-public information. It is anticipated that MergeCo will be exempt from certain disclosure and procedural requirements applicable to proxy solicitations under Section 14 of the Exchange Act. MergeCo’s Board, and MergeCo’s officers and principal shareholders will be exempt from the reporting and “short-swing” profit recovery provisions of Section 16 of the Exchange Act. MergeCo will not be required to file financial statements prepared in accordance with or reconciled to U.S. GAAP so long as its financial statements are prepared in accordance with IFRS as issued by the International Accounting Standards Board. The MergeCo is not required to comply with Regulation FD, which imposes restrictions on the selective disclosure of material information. Accordingly, there may be less publicly available information concerning MergeCo than there is for companies whose securities are registered under the Exchange Act but are not foreign private issuers, and such information may not be provided as promptly as it is provided by such companies.
In addition, certain information may be provided by MergeCo in accordance with Irish law, which may differ in substance or timing from such disclosure requirements under the Exchange Act. As a foreign private issuer, MergeCo will be subject to less stringent corporate governance requirements under most U.S. stock exchanges’ rules. Subject to certain exceptions, the rules of most U.S. stock exchanges permit a foreign private issuer to follow its home country practice in lieu of the listing requirements of such U.S. stock exchanges including, for example, certain internal controls as well as board, committee and director independence requirements. If MergeCo determines to follow Irish corporate governance practices in lieu of such U.S. stock exchange’s corporate governance standards, MergeCo will disclose each of such U.S. stock exchange’s rules that MergeCo does not intend to follow and describe the Irish practice that MergeCo will follow in lieu thereof.
MergeCo may lose its foreign private issuer status in the future, which could result in significant additional costs and expenses. This would subject MergeCo to GAAP reporting requirements which may be difficult for it to comply with.
As a “foreign private issuer”, MergeCo would not be required to comply with all of the periodic disclosure and current reporting requirements of the Exchange Act and related rules and regulations. Under those rules, the determination of foreign private issuer status is made annually on the last Business Day of an issuer’s most recently completed second fiscal quarter.
In the future, MergeCo could lose its foreign private issuer status if a majority of its ordinary shares are held by residents in the U.S. and it fails to meet any one of the additional “business contacts” requirements. Although MergeCo intends to follow certain practices that are consistent with U.S. regulatory provisions applicable to U.S. companies, MergeCo’s loss of foreign private issuer status would make such provisions mandatory. The regulatory and compliance costs to MergeCo under U.S. securities laws if it is deemed a U.S. domestic issuer may be significantly higher. If MergeCo is not a foreign private issuer, MergeCo will be required to file periodic reports and prospectuses on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. For example, MergeCo would become subject to the Regulation FD, aimed at preventing issuers from making selective disclosures of material information. MergeCo also may be required to modify certain of its policies to comply with good governance practices associated with U.S. domestic issuers. Such conversion and modifications will involve additional costs. In addition, MergeCo may lose its ability to rely upon exemptions from certain corporate governance requirements of the U.S. stock exchange that it will list upon that are available to foreign private issuers. For example, most U.S. stock exchanges’ corporate governance rules require listed companies to have, among other things, a majority of independent board members and independent director oversight of executive compensation, nomination of directors, and corporate governance matters. As a foreign private issuer, MergeCo would be permitted to follow home country practice in lieu of the above requirements. As long as MergeCo relies on the foreign private issuer exemption to certain of such stock exchanges’ corporate governance standards, a majority of the directors on its board of directors are not required to be independent directors, its compensation committee is not required to be comprised entirely of independent directors, and it will not be required to have a nominating committee. Also, MergeCo would be required to change its basis of accounting from IFRS as issued by the IASB to GAAP, which may be difficult and costly for it to comply with. If MergeCo loses its foreign private issuer status and fails to comply with U.S. securities laws applicable to U.S. domestic issuers, MergeCo may have to de-list from such stock exchange and could be subject to investigation by the SEC, such stock exchange and other regulators, among other materially adverse consequences.
The fairness opinion delivered by Craig-Hallum will not reflect changes in circumstances between the date of the Business Combination Agreement and the Scheme Implementation Deed and the completion of the Business Combination.
The opinion delivered by Craig-Hallum, Twin Ridge’s financial advisor, addresses the fairness of (i) the consideration in the Transactions from a financial point of view to the Twin Ridge and (ii) the fair market value of Carbon Revolution equals or exceeds 80% of the amount held by the Twin Ridge in trust for benefit of its Public Shareholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the Trust Account) only as of the date that the Business Combination Agreement and Scheme Implementation Deed were executed. The Twin Ridge Board has not obtained an updated fairness opinion as of the date of this proxy statement/prospectus and Twin Ridge does not anticipate asking its financial advisor to update its opinion prior to the closing. Changes in the operations and prospects of Carbon Revolution or Twin Ridge, general market and economic conditions and other factors that may be beyond their control, and on which the fairness opinion was based, may alter the value of Carbon Revolution or Twin Ridge or the prices of MergeCo Ordinary Shares or Twin Ridge Ordinary Shares by the time the Merger is completed. The opinion did not speak as of the time the transaction will be completed or as of any date other than the date of such opinion and the Twin Ridge Board does not anticipate asking Craig-Hallum to update its opinion. The Twin Ridge Board recommendation that Twin Ridge’s shareholders vote “FOR” approval of the Business Combination Proposal, however, is made as of the date of this proxy statement/prospectus.
The opinion delivered by Craig-Hallum is included as Annex J to this proxy statement/prospectus. For a description of the opinion and a summary of the material financial analysis performed in connection with rendering such opinion, please refer to “Shareholder Proposal 1 – The Business Combination — Opinion of Craig-Hallum Capital Group LLC”.
If Twin Ridge fails to consummate the Committed Equity Financing, it is possible that the Business Combination may not be completed.
As a condition to closing the Business Combination, the Scheme Implementation Deed provides that Twin Ridge must enter into an agreement with an investor, pursuant to which such investor will agree to provide a committed equity facility in an aggregate amount of $60 million. Twin Ridge has entered into the Equity Purchase Agreement with Yorkville Advisors, to which MergeCo will accede to the rights of Twin Ridge as its successor upon completion of the Business Combination, however, in the event the Equity Purchase Agreement is terminated by the parties party thereto, Twin Ridge may enter into a similar agreement with a different advisor, provided that any such agreement is on terms no less favorable to MergeCo than the Equity Purchase Agreement. Twin Ridge may not be able to negotiate definitive documentation related to such committed equity financing with a different advisor if the Equity Purchase Agreement is terminated and may not otherwise be able to consummate the Committed Equity Financing, which could cause Twin Ridge to encounter difficulties in completing the Business Combination with financing terms as favorable as anticipated or at all.
The Committed Equity Financing is subject to satisfaction or waiver of several conditions.
Completion of the Committed Equity Financing is subject to the satisfaction of several conditions precedent, certain of which are outside of Twin Ridge’s and MergeCo’s control, including, but not limited to, an effective registration statement pursuant to which Yorkville Advisors is permitted to utilize the prospectus thereunder to resell the shares issuable to it and other customary conditions. A substantial delay in satisfying such conditions or the imposition of unfavorable terms or conditions in connection with satisfaction of such conditions, including SEC, stock exchange and FINRA approvals, could result in the termination of the Equity Purchase Agreement. There can be no certainty, nor can Twin Ridge or MergeCo provide any assurance, that these conditions will be satisfied or, if satisfied, when they will be satisfied. In addition, Yorkville Advisors is not required to purchase additional shares under the committed equity facility beyond the CEF Ownership Restriction, or US$10 million (A$15.0 million) per Advance Notice (as defined in the Equity Purchase Agreement), whichever is lower, which means MergeCo may not have full access to the entire $60 million. If the Committed Equity Financing is not completed or MergeCo is not able to access the entire $60 million, Twin Ridge or MergeCo may not be able to obtain alternative financing on acceptable terms or at all.
The MergeCo Ordinary Shares to be issued under the Equity Purchase Agreement following the Business Combination may dilute MergeCo’s shareholders.
A significant number of the MergeCo Ordinary Shares would become potentially issuable to Yorkville Advisors under the Equity Purchase Agreement. The lower the market or trading price of the MergeCo Ordinary Shares in the future, the greater the number of MergeCo Ordinary Shares that would become potentially issuable to Yorkville Advisors (subject to the restriction that Yorkville Advisors is not required to purchase additional shares under the committed equity facility beyond the CEF Ownership Restriction, or US$10 million (A$15.0 million) per Advance Notice (as defined in the Equity Purchase Agreement), whichever is lower). Factors both within and beyond MergeCo’s control could cause the market or trading price of the MergeCo Ordinary Shares to decline, even significantly, in the future. As a result, existing MergeCo shareholders will have their positions significantly diluted by the potential increase in additional outstanding MergeCo Ordinary Shares to Yorkville Advisors.
If the Business Combination is completed, and subject to the terms of the Equity Purchase Agreement, the potential issuance of MergeCo Ordinary Shares to Yorkville Advisors, the sale of MergeCo Ordinary Shares in the public market from time to time, and any disclosures to be made by Carbon Revolution or MergeCo relating thereto, could depress the market price for MergeCo Ordinary Shares.
If the Equity Purchase Agreement is terminated or the Committed Equity Financing is not consummated, there could be a potential material adverse effect on Twin Ridge.
If the Committed Equity Financing is not completed, the market price of the Twin Ridge Ordinary Shares may decline to the extent that the market price reflects a market assumption that the Business Combination and the Committed Equity Financing will be completed. If the Committed Equity Financing is not completed and the Twin Ridge Board decides to seek a committed equity facility from another investor, there can be no assurance that it will be able to find an investor that would be willing to provide a committed equity facility in an aggregate amount of $60 million with terms no less favorable to MergeCo than the Equity Purchase Agreement. Failure by Twin Ridge to have access to financing on the terms and conditions of the Committed Equity Financing may be materially adverse to Twin Ridge and MergeCo.
MergeCo currently does not have any plans to pay a cash dividend, meaning you may not receive any return on your investment unless you sell your MergeCo Ordinary Shares for a price greater than you paid for Twin Ridge Class A Ordinary Shares or Carbon Revolution shares, respectively.
Twin Ridge has never declared or paid any cash dividends on its shares and does not intend to pay any cash dividends in the foreseeable future. The Post-Combination Company expects to retain future earnings, if any, to fund the development and growth of its business. Any future determination to pay dividends on the Post-Combination Company’s capital stock will be at the discretion of the MergeCo Board.
The Merger may give rise to a taxable event for U.S. Holders of the Twin Ridge Class A Ordinary Shares and Public Warrants.
Subject to the limitations and qualifications described in “Material Tax Considerations—Material U.S. Federal Tax Considerations” below, the Merger is generally intended to be tax-deferred to U.S. Holders of Twin Ridge Class A Ordinary Shares and Public Warrants for U.S. federal income tax purposes. However, the failure to meet certain requirements could result in the exchange of Twin Ridge Class A Ordinary Shares and/or Public Warrants being a taxable event.
The requirements for tax-deferred treatment and the U.S. federal tax consequences to U.S. Holders if such requirements are not met are discussed in more detail under the section entitled “Material Tax Considerations—Material U.S. Federal Tax Considerations—Consequences to U.S. Holders—Tax Consequences of the Merger to U.S. Holders”. If you are a U.S. Holder exchanging Twin Ridge Class A Ordinary Shares or Public Warrants in the Merger, you are urged to consult your tax advisor to determine the tax consequences thereof.

Post Business Combination, we expect to lose our foreign private issuer status in the future which could result in significant additional costs and expenses.
We expect to lose our foreign private issuer status in the future, which could result in significant additional costs and expenses. In the future, we would lose our foreign private issuer status if a majority of our shareholders, directors or management are U.S. citizens or residents and if we fail to meet additional requirements necessary to avoid loss of foreign private issuer status. The determination of foreign private issuer status is made annually on the last business day of an issuer’s most recently completed second fiscal quarter and if we lose our foreign private issuer status on this date, we will be required to file with the SEC periodic reports and registration statements on U.S. domestic issuer forms on the first day of our fiscal year immediately succeeding such determination, which are more detailed and extensive than the forms available to a foreign private issuer. The regulatory and compliance costs to us under U.S. securities laws as a U.S. domestic issuer may be significantly higher than reporting and compliance costs as a foreign private issuer. These expenses will relate to, among other things, the obligation to report future results according to U.S. GAAP. If we are not a foreign private issuer, we will be required to file periodic reports and registration statements on U.S. domestic issuer forms with the SEC, which are more detailed and extensive than the forms available to a foreign private issuer. We would have to mandatorily comply with U.S. federal proxy requirements, and our officers, directors, and principal shareholders will become subject to the short-swing profit disclosure and recovery provisions of Section 16 of the Exchange Act. In addition, we would be required to report our financial statements under U.S. GAAP and lose our ability to rely upon exemptions from certain Nasdaq corporate governance requirements that are available to foreign private issuers. As a result, our costs may increase and our business and financial condition may be adversely affected.
Post-Combination, MergeCo may become a PFIC, which could result in adverse U.S. federal income tax consequences to U.S. Holders.
If MergeCo is a passive foreign investment company (“PFIC”) for any taxable year, or portion thereof, that is included in the holding period of a beneficial owner of the MergeCo Ordinary Shares or MergeCo Public Warrants that is a U.S. Holder, such U.S. Holder may be subject to certain adverse U.S. federal income tax consequences and may be subject to additional reporting requirements. If, as is intended by the parties, the Merger qualifies as an F Reorganization (See “Material Tax Considerations—Material U.S. Federal Tax Considerations—Consequences to U.S. Holders—Tax Consequences of the Merger to U.S. Holders”), MergeCo should be treated as the same corporation as Twin Ridge for purposes of the PFIC provisions. Accordingly, the PFIC status of Twin Ridge may affect U.S. Holders that own MergeCo Ordinary Shares or MergeCo Public Warrants. Please see the section entitled “Material Tax Considerations—Material U.S. Federal Tax Considerations—Consequences to U.S. Holders—Tax Consequences of Ownership and Disposition of MergeCo Ordinary Shares and MergeCo Public Warrants—Passive Foreign Investment Company Rules” for a more detailed discussion with respect to MergeCo’s PFIC status. Prospective U.S. Holders of MergeCo Ordinary Shares or MergeCo Public Warrants are urged to consult their tax advisors regarding the possible application of the PFIC rules to them.
Risks Related to the Redemption
Public Shareholders who wish to redeem their Public Shares for a pro rata portion of the Trust Account must comply with specific requirements for redemption that may make it more difficult for them to exercise their Redemption Right prior to the deadline. If shareholders fail to comply with the redemption requirements specified in this proxy statement/prospectus, they will not be entitled to redeem their Public Shares for a pro rata portion of the funds held in the Trust Account.
A Public Shareholder will be entitled to receive cash for any Public Shares to be redeemed only if such Public Shareholder: (i)(a) holds Public Shares, or (b) if the Public Shareholder holds Public Shares through Twin Ridge Units, the Public Shareholder elects to separate its units into the underlying Public Shares and Public Warrants prior to exercising its Redemption Right with respect to the Public Shares; (ii) submits a written request to the Transfer Agent, in which it (a) requests that Twin Ridge redeem all or a portion of its Public Shares for cash and (b) identifies itself as a beneficial holder of the Public Shares and provides its legal name, phone number and address; and (iii) delivers its share certificates (if any) and other redemption forms to the Transfer Agent, physically or electronically through DTC. Holders must complete the procedures for electing to redeem their Public Shares in the manner described above prior to 5:00 p.m., Eastern Time, on    , 2023 (two Business Days before the initially scheduled vote at the General Meeting) in order for their shares to be redeemed. In order to obtain a physical share certificate, a shareholder’s broker and/or clearing broker, DTC and, the Transfer Agent, will need to act to facilitate this request. It is Twin Ridge’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the transfer agent. However, because Twin Ridge does not have any control over this process or over DTC, it may take significantly longer than two weeks to obtain a physical stock certificate. If it takes longer than anticipated to obtain a physical certificate, Public Shareholders who wish to redeem their Public Shares may be unable to obtain physical certificates by the deadline for exercising their Redemption Right and thus will be unable to redeem their shares.
If the Business Combination is consummated, and if a Public Shareholder properly exercises its right to redeem all or a portion of the Public Shares that it holds and timely delivers its share certificates (if any) and other redemption forms to the Transfer Agent, MergeCo will redeem such Public Shares for a per-share price, payable in cash, equal to the pro rata portion of the Trust Account established at the consummation of our IPO, calculated as of two Business Days prior to the consummation of the Business Combination. Please see the section titled “General Meeting of Twin Ridge’s Shareholders—Redemption Rights” for additional information on how to exercise your Redemption Right.
If a shareholder fails to receive notice of our offer to redeem our Public Shares in connection with our initial business combination or fails to comply with the procedures for tendering its shares, such shares may not be redeemed.
We will comply with the proxy rules, as applicable, when conducting redemptions in connection with our Business Combination. Despite our compliance with these rules, if a shareholder fails to receive our proxy solicitation, as applicable, such shareholder may not become aware of the opportunity to redeem its shares. In addition, the proxy solicitation, as applicable, that we will furnish to holders of our Public Shares in connection with our Business Combination will describe the various procedures that must be complied with in order to validly submit Public Shares for redemption. In the event that a shareholder fails to comply with these procedures, its shares may not be redeemed.
We do not have a specified maximum redemption threshold. The absence of such a redemption threshold may make it possible for us to complete the Business Combination with which a substantial majority of our shareholders do not agree.
The Existing Organizational Documents do not provide a specified maximum redemption threshold, except that in no event will we redeem our Public Shares in an amount that would cause our net tangible assets to be less than $5,000,001 (such that we are not subject to the SEC’s “penny stock” rules). Twin Ridge will maintain at least $5,000,001 of net tangible assets until the completion of the Business Combination. Upon completion of the Business Combination, Twin Ridge will merge with and into a wholly-owned subsidiary of MergeCo. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses, as well as increased by the net proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario. Carbon Revolution has used a portion of the net proceeds of the PIUS Financing to repay existing debt, which has reduced cash and indebtedness, with minimal net impact on net tangible assets.
As a result, we may be able to complete the Business Combination even though a substantial majority of our Public Shareholders do not agree with the transaction and have redeemed their shares or, if we seek shareholder approval of the Business Combination and do not conduct redemptions in connection with the Business Combination pursuant to the tender offer rules, have entered into privately negotiated agreements to sell their shares to the Sponsor, officers, directors, advisors or any of their affiliates. We will file or submit a Current Report on Form 8-K to disclose any material arrangement entered into or significant purchases made by any of the aforementioned persons that would affect the vote on the proposals to be put to the General Meeting or the redemption threshold. Any such report will include descriptions of any arrangements entered into or significant purchases by any of the aforementioned persons.
If you or a “group” of shareholders of which you are a part are deemed to hold an aggregate of more than 15% of the Public Shares, you (or, if a member of such a group, all of the members of such group in the aggregate) will lose the ability to redeem all such shares in excess of 15% of the Public Shares.
A Public Shareholder, together with his, her or its affiliates or any other person with whom it is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from redeeming in the aggregate his, her, or its shares or, if part of such a group, the group’s shares, in excess of 15% of the Public Shares (the “Excess Shares”). In order to determine whether a shareholder is acting in concert or as a group with another shareholder, Twin Ridge will require each Public Shareholder seeking to exercise its Redemption Right to certify to Twin Ridge whether such shareholder is acting in concert or as a group with any other shareholder. Such certifications, together with other public information relating to share ownership available to Twin Ridge at that time, such as Section 13D. Section 13G and Section 16 filings under the Exchange Act, will be the sole basis on which Twin Ridge makes the above-referenced determination. Your inability to redeem any such Excess Shares will reduce your influence over Twin Ridge’s ability to consummate the Business Combination and you could suffer a material loss on your investment in Twin Ridge if you sell such Excess Shares in open market transactions. Additionally, you will not receive redemption distributions with respect to such Excess Shares if Twin Ridge consummates the Business Combination. As a result, you will continue to hold that number of shares aggregating to more than 15% of the Public Shares and, in order to dispose of such Excess Shares, would be required to sell your shares in open market transactions, potentially at a loss. Twin Ridge cannot assure you that the value of such Excess Shares will appreciate over time following the Business Combination or that the market price of the Public Shares will exceed the per-share redemption price. Notwithstanding the foregoing, shareholders may challenge Twin Ridge’s determination as to whether a shareholder is acting in concert or as a group with another shareholder in a court of competent jurisdiction.
However, Twin Ridge’s shareholders’ ability to vote all of their shares (including Excess Shares) for or against the Business Combination is not restricted by this limitation on redemption.
There is no guarantee that a shareholder’s decision whether to redeem its shares for a pro rata portion of the Trust Account will put the shareholder in a better future economic position.
Twin Ridge can give no assurance as to the price at which a shareholder may be able to sell its Public Shares in the future following the completion of the Business Combination or any alternative business combination. Certain events following the consummation of any initial business combination, including the Business Combination, may cause an increase in Twin Ridge share price and may result in a lower value realized now than a shareholder of Twin Ridge might realize in the future had the shareholder not redeemed its shares. Similarly, if a shareholder does not redeem its shares, the shareholder will bear the risk of ownership of the Public Shares after the consummation of any initial business combination, and there can be no assurance that a shareholder can sell its shares in the future for a greater amount than the redemption price set forth in this proxy statement/prospectus. A shareholder should consult the shareholder’s own financial advisor for assistance on how this may affect his, her or its individual situation.
Furthermore, if a Public Shareholder exercises their redemption right, it will not result in either the exercise or loss of any Warrants that such Public Shareholder may hold. The Warrants will continue to be outstanding following a redemption of the Twin Ridge Class A Ordinary Shares and will become exercisable in connection with the completion of the Business Combination. Assuming 100% redemption, the Warrants owned by such redeeming Public Shareholders will be worth approximately $    in the aggregate based on the closing price of the Warrants on the Record Date of $   .
The securities in which we invest the funds held in the Trust Account could bear a negative rate of interest, which could reduce the value of the assets held in trust such that the per-share redemption amount received by Public Shareholders may be less than $10.00 per share.
The proceeds held in the Trust Account will be invested only in U.S. government treasury obligations with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act, which invest only in direct U.S. government treasury obligations. While short-term U.S. government treasury obligations currently yield a positive rate of interest, they have briefly yielded negative interest rates in recent years. Central banks in Europe and Japan pursued interest rates below zero in recent years, and the Open Market Committee of the Federal Reserve has not ruled out the possibility that it may in the future adopt similar policies in the U.S. In the event that we are unable to complete our initial Business Combination or make certain amendments to the Existing Organizational Documents, our Public Shareholders are entitled to receive their pro-rata share of the proceeds held in the Trust Account, plus any interest income, net of taxes paid or payable (less, in the case we are unable to complete our initial business combination, $100,000 of interest). Negative interest rates could reduce the value of the assets held in trust such that the per-share redemption amount received by Public Shareholders may be less than $10.00 per share.

Risks Related to Irish Law
MergeCo is incorporated in Ireland; Irish law differs from the laws in effect in the United States and accordingly the rights afforded to shareholders under Irish law may be different to those afforded to shareholders under United States law.
The Post-Combination Company will be an Irish incorporated public limited company. There is some uncertainty as to whether the courts of Ireland would recognize or enforce judgments of U.S. courts obtained against us or our directors or officers based on the civil liabilities provisions of the U.S. federal or state securities laws or hear actions against us or those persons based on those laws. The U.S. and Ireland do not currently have a treaty providing for the reciprocal recognition and enforcement of judgments (other than arbitration awards) in civil and commercial matters and, accordingly, common law rules apply in determining whether a judgment obtained in a U.S. court is enforceable in Ireland. Although there are processes under Irish law for enforcing a judgment of a U.S. court, including seeking summary judgment in a new action in Ireland, those processes are subject to certain established principles and conditions, and there can be no assurance that an Irish court would enforce a judgment of a U.S. court in this way, and thereby impose civil liberty on us or our directors or officers.
As an Irish company, the Post-Combination Company will be governed by the ICA, which differs in some material respects from laws generally applicable to U.S. corporations and shareholders, including, among others, differences relating to interested director and officer transactions and shareholder lawsuits. Likewise, the duties of directors and officers of an Irish company generally are owed to the company only. Shareholders of Irish companies generally do not have a personal right of action against directors or officers of the company and may exercise such rights of action on behalf of the company only in limited circumstances. Accordingly, holders of our securities may have more difficulty protecting their interests than would holders of securities of a corporation incorporated in a jurisdiction of the U.S.
The MergeCo Ordinary Shares to be received by Twin Ridge shareholders in connection with the combination will have different rights from the Twin Ridge Ordinary Shares.
Upon completion of the transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed, Twin Ridge shareholders will no longer be shareholders of Twin Ridge, a Cayman Islands corporation, but will be shareholders of MergeCo, a public limited company incorporated in Ireland. There will be material differences between the current rights of Twin Ridge shareholders and the rights you can expect to have as a holder of the MergeCo Ordinary Shares.
For a more detailed discussion of the differences in the rights of Twin Ridge shareholders and the MergeCo shareholders, see the section of this proxy statement/prospectus titled “Comparison of Corporate Governance and Shareholder Rights”.
Certain transfers of MergeCo Ordinary Shares and MergeCo Warrants may be subject to Irish stamp duty.
Following consummation of the Business Combination, a transfer of MergeCo Ordinary Shares or MergeCo Warrants, other than one effected by means of the transfer of book-entry interests in DTC, may be subject to Irish stamp duty.
The Irish Revenue Commissioners have confirmed that transfers of MergeCo Ordinary Shares and MergeCo Warrants effected by means of the transfer of book-entry interests in DTC will not be subject to Irish stamp duty. It is anticipated that the majority of the MergeCo Ordinary Shares and MergeCo Warrants will be traded through DTC by brokers who hold such shares on behalf of customers.
However, if you hold your MergeCo Ordinary Shares or MergeCo Warrants directly rather than beneficially through DTC, any transfer of your MergeCo Ordinary Shares or MergeCo Warrants could be subject to Irish stamp duty (currently at the rate of 1% of the higher of the price paid or the market value of the MergeCo Ordinary Shares or MergeCo Warrants acquired). Payment of Irish stamp duty is generally a legal obligation of the transferee. The potential for stamp duty could adversely affect the price of your Post-Combination Company securities.
As an Irish public limited company, certain decisions to change the capital structure of MergeCo will require the approval of MergeCo shareholders, which may limit MergeCo’s flexibility with respect to managing its capital structure.
The Post-Combination Company will be an Irish incorporated public limited company. As an Irish incorporated public limited company, following consummation of the Business Combination, certain capital structure decisions regarding the Post-Combination Company will require the approval of the Post-Combination Company’s shareholders, which may limit our flexibility to manage our capital structure. Under Irish law, the directors of a company may only allot and issue “relevant securities” (comprising, subject to certain exceptions, new shares and rights to subscribe for, or convert any security into, new shares) once generally or specifically authorized to do so by its constitution or by a resolution approved by a simple majority of the votes cast at a general meeting of its shareholders at which a quorum is present, referred to under Irish law as an “ordinary resolution”. A general authorization may be granted in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another ordinary resolution. The MergeCo Amended and Restated Memorandum and Articles of Association, which will be adopted shortly prior to the completion of the Business Combination, will authorize the MergeCo Board to allot and issue new shares and rights to subscribe for, or convert any security into, new shares in the capital of the Post-Combination Company up to the maximum of the Post-Combination Company’s authorized but unissued share capital for a period of five years from the date of adoption. This authorization will need to be renewed by ordinary resolution upon its expiration and at periodic intervals thereafter. While an allotment authority may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of relevant securities being sought or approved. Any increase in the Post-Combination Company’s authorized share capital also requires approval by an ordinary resolution.
Subject to certain exceptions, Irish law also provides shareholders with statutory pre-emption rights when “equity securities” (comprising, subject to certain exceptions, new shares, and rights to subscribe for, or convert any securities into, new shares) are issued for cash. However, it is possible for such statutory pre-emption rights to be generally or specifically disapplied in a company’s constitution or by a resolution approved by not less than 75% of the votes cast at a general meeting of its shareholders at which a quorum is present, referred to under Irish law as a “special resolution”. A general disapplication of pre-emption rights may be given in respect of up to the entirety of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another special resolution. The MergeCo Amended and Restated Memorandum and Articles of Association, which will be adopted shortly prior to the completion of the Business Combination, will disapply statutory pre-emption rights up to the maximum of the authorized but unissued share capital for a period of five years from the date of adoption. This disapplication will need to be renewed by special resolution upon its expiration and at periodic intervals thereafter. While a disapplication of statutory pre-emption rights may be given for up to five years at each renewal, governance considerations may result in renewals for shorter periods or in respect of less than the maximum permitted number of equity securities being sought or approved.
Any attempted takeover of MergeCo will be subject to the Irish Takeover Rules and will be under the jurisdiction of the Irish Takeover Panel.
The Post-Combination Company will be subject to the Irish Takeover Rules, which regulate the conduct of takeovers of, and certain other relevant transactions affecting, Irish public limited companies listed on certain stock exchanges, including the Nasdaq and the NYSE. The Irish Takeover Rules are administered by the Irish Takeover Panel, which has supervisory jurisdiction over such transactions. Among other matters, the Irish Takeover Rules operate to ensure that no offer is frustrated or unfairly prejudiced and, in situations involving multiple bidders, that there is a level playing field. For example, pursuant to the Irish Takeover Rules, the MergeCo Board will not be permitted, without shareholder approval, to take certain actions which might frustrate an offer for MergeCo Ordinary Shares once the MergeCo Board has received an approach that might lead to an offer or has reason to believe that an offer is, or may be, imminent.
Under the Irish Takeover Rules, if an acquisition of MergeCo Ordinary Shares were to increase the aggregate holdings of the acquirer (together with its concert parties) to 30% or more of the voting rights of MergeCo, such acquirer and, in certain circumstances, its concert parties would be required (except with the consent of the Irish Takeover Panel) to make an offer for the outstanding MergeCo Ordinary Shares at a price not less than the highest price paid by such acquirer or its concert parties for MergeCo Ordinary Shares during the previous 12 months. This requirement would also be triggered by the acquisition of MergeCo Ordinary Shares by any person holding (together with its concert parties) between 30% and 50% of the voting rights of MergeCo if the effect of such acquisition were to increase that person’s voting rights by 0.05% within a 12-month period.

Following consummation of the Business Combination, under the Irish Takeover Rules, a person, or persons acting in concert, who acquire(s), or consolidate(s), control of MergeCo may be required to make a mandatory cash offer for the remaining shares of the company.
Under the Irish Takeover Rules, in certain circumstances, a person, or persons acting in concert, who acquire(s), or consolidate(s), control of the Post-Combination Company may be required to make a mandatory cash offer for the remaining shares of the Post-Combination Company at a price not less than the highest price paid for the shares by that person or its concert parties during the previous 12 months. Save with the consent of the Irish Takeover Panel, this mandatory offer requirement is triggered: (i) if an acquisition of shares would result in a person or persons acting in concert holding shares representing 30% or more of the voting rights of the Post-Combination Company; and (ii) where a person, or persons acting in concert, already hold(s) shares representing 30% or more of the voting rights of the Post-Combination Company, if an acquisition of shares would result in the percentage of the voting rights of the Post-Combination Company held by such person, or persons acting in concert, increasing by more than 0.05% within a 12-month period. In the case of an issuance of new shares, the Irish Takeover Panel will typically waive the mandatory offer requirement in circumstances where the issuance has been approved in advance by simple majority vote given at a general meeting of the independent (i.e., not interested) Post-Combination Company shareholders convened in accordance with the requirements (including as to disclosure) of the Irish Takeover Rules. The mandatory offer requirements do not apply to a single holder, holding shares representing more than 50% of the voting rights of the Post-Combination Company.
Provisions in the MergeCo Amended and Restated Memorandum and Articles of Association enable a person who would otherwise incur a mandatory offer obligation under the Irish Takeover Rules by the acquisition of MergeCo Ordinary Shares to avoid that obligation by requesting that MergeCo redesignate some or all of its MergeCo Ordinary Shares as Restricted Voting Ordinary Shares having no right to vote at general meetings of MergeCo but otherwise ranking pari passu with the other MergeCo Ordinary Shares.
MergeCo’s staggered board post-combination will limit shareholders’ ability to influence matters of corporate governance and may deter others from pursuing change of control transactions.
The MergeCo Amended and Restated Memorandum and Articles of Association will provide that the Post-Combination Company’s board of directors shall have three classes of directors with the directors of each class serving staggered three-year terms. The Post-Combination Company’s staggered board of directors may limit your ability to influence corporate matters and could also discourage others from pursuing any potential merger, takeover, or other change of control transactions, which could have the effect of depriving the holders of MergeCo Ordinary Shares and MergeCo Warrants of the opportunity to sell their MergeCo Ordinary Shares at a premium over the prevailing market price. Additionally, the Post-Combination Company’s staggered board of directors may discourage proxy contests for the election of directors and purchases of substantial blocks of MergeCo Ordinary Shares by making it more difficult for a potential acquirer to gain control of or influence with the Post-Combination Company’s board of directors.
Provisions in the MergeCo Amended and Restated Memorandum and Articles of Association (including anti-takeover provisions) and under Irish law could make an acquisition of MergeCo more difficult, may limit attempts by MergeCo shareholders to replace or remove the MergeCo directors, may limit shareholders’ ability to obtain a favorable judicial forum for disputes with MergeCo or the MergeCo directors, officers, or employees, and may impact the market price of the MergeCo Ordinary Shares and/or the MergeCo Warrants.
Provisions in the MergeCo Amended and Restated Memorandum and Articles of Association may have the effect of delaying or preventing a change of control or changes in the Post-Combination Company’s management. The MergeCo Amended and Restated Memorandum and Articles of Association includes provisions that:
•	require that the Post-Combination Company’s board of directors be classified into three classes of directors with staggered three-year terms;
•	permit the Post-Combination Company’s board of directors to fill any vacancies; and
•	prohibit shareholder action by written consent without unanimous approval of all holders of the MergeCo Ordinary Shares.
The MergeCo Amended and Restated Memorandum and Articles of Association contain provisions that may delay or prevent a change of control, discourage bids at a premium over the market price of the MergeCo Ordinary Shares, adversely affect the market price of the MergeCo Ordinary Shares, and adversely affect the voting and other rights of shareholders of the Post-Combination Company. These provisions include: (i) permitting the board of directors of the Post-Combination Company to issue preference shares without the approval of the Post-Combination Company’s shareholders, with such rights, preferences and privileges as they may designate; and (ii) allowing the board of directors of the Post-Combination Company to adopt a shareholder rights plan upon such terms and conditions as it deems expedient in the interests of the Post-Combination Company.
The MergeCo Amended and Restated Memorandum and Articles of Association provides that unless the Post-Combination Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act (the “Federal Forum Provision”). Further, Section 22 of the Securities Act creates concurrent jurisdiction for federal and state courts over all claims brought to enforce any duty or liability created by the Securities Act or the rules and regulations thereunder. The Post-Combination Company’s decision to adopt the Federal Forum Provision followed a decision by the Supreme Court of the State of Delaware holding that such provisions are facially valid under Delaware law. While there can be no assurance that federal or state courts will follow the holding of the Delaware Supreme Court or determine that the Federal Forum Provision should be enforced in a particular case, application of the Federal Forum Provision means that suits brought by the Post-Combination Company’s shareholders to enforce any duty or liability created by the Securities Act must be brought in federal court and cannot be brought in state court.
Section 27 of the Exchange Act creates exclusive federal jurisdiction over all claims brought to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder and the MergeCo Amended and Restated Memorandum and Articles of Association confirms that the federal district courts of the United States of America will be the exclusive forum for resolving any complaint asserting a cause of action arising under the Exchange Act. Accordingly, actions by the Post-Combination Company’s shareholders to enforce any duty or liability created by the Exchange Act or the rules and regulations thereunder must be brought in federal court.
Any person or entity purchasing or otherwise acquiring or holding any interest in any of the Post-Combination Company’s securities shall be deemed to have notice of and consented to the Post-Combination Company’s exclusive forum provisions, including the Federal Forum Provision. Additionally, the Post-Combination Company’s shareholders cannot waive compliance with the federal securities laws and the rules and regulations thereunder. These provisions may lead to the Post-Combination Company’s shareholders incurring increased costs if they were to bring a claim against the Post-Combination Company, and may limit the Post-Combination Company’s shareholders’ ability to bring a claim in a judicial forum they find favorable for disputes with the Post-Combination Company or the Post-Combination Company’s directors, officers, or other employees or agents, which may discourage lawsuits against the Post-Combination Company and the Post-Combination Company’s directors, officers and other employees and agents. Alternatively, if a court were to find the choice of forum provision contained in the MergeCo Amended and Restated Memorandum and Articles of Association to be inapplicable or unenforceable in an action, the Post-Combination Company may incur additional costs associated with resolving such action in other jurisdictions, which may have an adverse effect on the Post-Combination Company’s business, financial condition and results of operations.
As a matter of Irish law, the Post-Combination Company’s shareholders are bound by the provisions of the MergeCo Amended and Restated Memorandum and Articles of Association. An Irish court would be expected to recognize the exclusive jurisdiction of the federal district courts of the United States of America in respect of causes of action arising under the Exchange Act or the Securities Act.
If the MergeCo Ordinary Shares or MergeCo Warrants are not eligible for deposit and clearing within the facilities of DTC, then transactions in the MergeCo Ordinary Shares or MergeCo Warrants may be disrupted.
The facilities of DTC are a widely-used mechanism that allow for rapid electronic transfers of securities between the participants in the DTC system, which include many large banks and brokerage firms.
Upon the consummation of the Business Combination, the MergeCo Ordinary Shares and MergeCo Warrants will be eligible for deposit and clearing within the DTC system. MergeCo expects to enter into arrangements with DTC whereby it will agree to indemnify DTC for any Irish stamp duty that may be assessed upon it as a result of its service as a depository and clearing agency for the MergeCo Ordinary Shares and MergeCo Warrants. It is expected that these actions, among others, will result in DTC agreeing to accept the MergeCo Ordinary Shares and MergeCo Warrants for deposit and clearing within its facilities upon the completion of the Business Combination.
DTC is not obligated to accept the MergeCo Ordinary Shares or MergeCo Warrants for deposit and clearing within its facilities upon the completion of the Business Combination and, even if DTC does initially accept the MergeCo

Ordinary Shares or MergeCo Warrants, it generally will have discretion to cease to act as a depository and clearing agency for the MergeCo Ordinary Shares or MergeCo Warrants. If DTC determined prior to the completion of the Business Combination that the MergeCo Ordinary Shares or MergeCo Warrants are not eligible for clearance within its facilities, then it is not expected that the transactions would be completed in their current form. However, if DTC determined at any time after the completion of the Business Combination that the MergeCo Ordinary Shares or MergeCo Warrants were not eligible for continued deposit and clearance within its facilities, then the MergeCo Ordinary Shares and MergeCo Warrants would not be eligible for continued listing on a U.S. securities exchange and trading in the MergeCo Ordinary Shares or MergeCo Warrants would be disrupted. While MergeCo would pursue alternative arrangements to preserve the Post-Combination Company’s listing and maintain trading, any such disruption could have a material adverse effect on the trading price of the MergeCo Ordinary Shares or MergeCo Warrants.
Irish law requires MergeCo to have available “distributable profits” to pay dividends to shareholders and generally to make share repurchases and redemptions.
Under Irish law, the Post-Combination Company may only pay dividends and make other distributions (and, generally, make share repurchases and redemptions) out of “distributable profits” shown on its unconsolidated financial statements prepared in accordance with the ICA and filed with the Irish Companies Registration Office. Distributable profits are the accumulated realized profits of the Post-Combination Company that have not previously been utilized in a distribution or capitalization less accumulated realized losses that have not previously been written off in a reduction or reorganization of capital, and include reserves created by way of a reduction of capital. In addition, no dividend may be paid or other distribution, share repurchase or redemption made by the Post-Combination Company unless the net assets of the Post-Combination Company are equal to, or exceed, the aggregate of the Post-Combination Company’s called up share capital plus its undistributable reserves and the dividend or other distribution, share repurchase or redemption does not reduce the Post-Combination Company’s net assets below such aggregate. Undistributable reserves include the undenominated capital, the capital redemption reserve fund, and the amount by which the Post-Combination Company accumulated unrealized profits that have not previously been utilized by any capitalization exceed the Post-Combination Company’s accumulated unrealized losses that have not previously been written off in a reduction or reorganization of capital.
The Post-Combination Company, as a new parent company with no operational history, will have no distributable profits of its own. Accordingly, in order to pay dividends or make other distributions, share repurchases or redemptions, the Post-Combination Company will need to generate distributable profits from its business activities or otherwise create distributable profits by alternative means, including a reduction of capital.
In certain limited circumstances, dividends paid by MergeCo may be subject to Irish dividend withholding tax.
MergeCo currently does not expect to pay any cash dividends on MergeCo Ordinary Shares. If MergeCo were to declare and pay dividends, in certain limited circumstances, dividend withholding tax (currently at a rate of 25%) may arise in respect of dividends paid on MergeCo Ordinary Shares. A number of exemptions from dividend withholding tax exist such that shareholders resident in the U.S. and other exempt countries may be entitled to exemptions from dividend withholding tax.
The Irish Revenue Commissioners have confirmed that shareholders resident in the U.S. that hold their MergeCo Ordinary Shares through DTC will not be subject to dividend withholding tax, provided the addresses of the beneficial owners of such MergeCo Ordinary Shares in the records of the brokers holding such MergeCo Ordinary Shares are recorded as being in the U.S. (and such brokers have further transmitted the relevant information to a qualifying intermediary appointed by MergeCo). However, other holders of MergeCo Ordinary Shares may be subject to dividend withholding tax, which could adversely affect the price of their MergeCo Ordinary Shares.
After the Business Combination, dividends received by Irish residents and certain other shareholders may be subject to Irish income tax.
After completion of the Business Combination, dividends received by Irish residents and certain other shareholders may in certain circumstances be subject to Irish income tax. Shareholders entitled to an exemption from Irish dividend withholding tax on dividends received from MergeCo will not be subject to Irish income tax in respect of those dividends unless they have some connection with Ireland other than their shareholding in MergeCo (for example, they are resident in Ireland). Shareholders who receive dividends subject to Irish dividend withholding tax will generally have no further liability to Irish income tax on those dividends.

MergeCo Ordinary Shares or MergeCo Warrants received by means of a gift or inheritance could be subject to Irish capital acquisitions tax.
Irish capital acquisitions tax (“CAT”) could apply to a gift or inheritance of MergeCo Ordinary Shares or MergeCo Warrants irrespective of the place of residence, ordinary residence or domicile of the parties. This is because MergeCo Ordinary Shares or MergeCo Warrants will be regarded as property situated in Ireland. The person who receives the gift or inheritance has primary liability for CAT. Gifts and inheritances passing between spouses are exempt from CAT. Children have a tax-free threshold of €335,000 in respect of taxable gifts or inheritances received from their parents.
It is recommended that each shareholder consult his or her own tax advisor as to the tax consequences of holding MergeCo Ordinary Shares or MergeCo Warrants in, and receiving distributions from, MergeCo.
Investors may face difficulties in protecting their interests, and their ability to protect their rights through the U.S. federal courts may be limited, because MergeCo is formed under Irish law.
MergeCo is a company formed under the laws of Ireland, all of its properties are located outside of the United States, a majority of MergeCo’s directors and officers reside outside of the United States and all or majority of MergeCo’s assets are and are likely in the future to be located outside of the United States. As a result, it may be difficult, or in some cases not possible, for investors in the United States to enforce their legal rights against MergeCo, to effect service of process upon MergeCo’s directors or officers or to enforce judgements of United States courts predicated upon civil liabilities and criminal penalties on MergeCo’s directors under United States laws.
MergeCo’s corporate affairs will be governed by the MergeCo Amended and Restated Memorandum and Articles of Association, the ICA and the common law of Ireland. The rights of shareholders to take action against the directors, actions by minority shareholders and the fiduciary responsibilities of MergeCo’s directors under Irish law are governed by the ICA and the common law of Ireland. The rights of the MergeCo shareholders and the fiduciary responsibilities of MergeCo’s directors under Irish law may not be as clearly established as they would be under statutes or judicial precedent in some jurisdictions in the United States. In particular, Ireland has a less developed body of securities laws as compared to the United States, and some states, such as Delaware, have more fully developed and judicially interpreted bodies of corporate law. See “Comparison of Corporate Governance and Shareholder Rights” for a discussion of certain differences between Irish and Cayman Islands corporate law.

GENERAL MEETING OF TWIN RIDGE’S SHAREHOLDERS
This proxy statement/prospectus is being provided to Twin Ridge’s shareholders as part of a solicitation of proxies by the Twin Ridge Board for use at the General Meeting of Twin Ridge’s shareholders to be held on   , 2023, and at any adjournment or postponement thereof. This proxy statement/prospectus contains important information regarding the General Meeting, the proposals on which you are being asked to vote and information you may find useful in determining how to vote and voting procedures.
This proxy statement/prospectus is being first mailed on or about    , 2023 to all shareholders of record of Twin Ridge as of    , 2023, the Record Date for the General Meeting for all shareholders of record who owned Twin Ridge Ordinary Shares at the close of business on the Record Date and are entitled to receive notice of, attend and vote at the General Meeting. On the Record Date, there were 11,593,848 Twin Ridge Ordinary Shares outstanding, of which 6,266,645 are Twin Ridge Class A Ordinary Shares and 5,327,203 are Twin Ridge Class B Ordinary Shares. As of the Record Date, the Founder Holders owned as of record an aggregate of 5,327,203 Twin Ridge Class B Ordinary Shares, representing approximately 46% of the issued and outstanding Twin Ridge Ordinary Shares. Twin Ridge’s shareholders that hold their shares in registered form on the day of the General Meeting are entitled to vote their shares at the General Meeting. Twin Ridge’s beneficial shareholders that hold their shares indirectly (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) are entitled to vote their shares at the General Meeting if they follow the instructions applicable to them provided in this proxy statement/prospectus.
Date, Time and Place of General Meeting
The General Meeting of Twin Ridge’s shareholders will be held on   , 2023 at     a.m., Eastern Time, at the offices of Kirkland & Ellis LLP located at 601 Lexington Avenue, 50th Floor, New York, New York 10022, and via a live webcast at    , or at such other time, on such other date and at such other place to which the meeting may be adjourned.
To attend the meeting virtually please visit     and use a control number assigned by Continental Stock Transfer & Trust Company. To register and receive access to the virtual meeting, registered shareholders and beneficial shareholders (i.e., those holding shares through a stock brokerage account or by a bank or other holder of record) will need to follow the instructions applicable to them provided in this proxy statement/prospectus.
Proposals at the General Meeting
At the General Meeting, Twin Ridge’s shareholders will consider and vote on the following proposals:
•	the Business Combination Proposal;
•	the Merger Proposal;
•	the Equity Incentive Plan Proposal; and
•	the Adjournment Proposal, if presented.
Recommendation of the Twin Ridge Board
The Twin Ridge Board believes that the Shareholder Proposals to be presented at the General Meeting are in the best interest of Twin Ridge’s shareholders and unanimously recommends that its shareholders vote “FOR” the approval of the Business Combination Proposal, “FOR” the approval of the Merger Proposal, “FOR” the approval of the Equity Incentive Plan Proposal, and “FOR” the approval of the Adjournment Proposal, in each case, if presented to the General Meeting.
In considering the recommendation of the Twin Ridge Board to vote in favor of the approval of the Business Combination Proposal and the other proposals described in this proxy statement/prospectus, shareholders should understand that the Sponsor, the members of the Twin Ridge Board and the executive officers of Twin Ridge have interests in such proposals and the Business Combination that are different from, or in addition to, those of Twin Ridge’s shareholders generally. The Twin Ridge Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Twin Ridge’s shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Twin Ridge’s shareholders should take these interests into account in deciding whether to approve the Business

Combination Proposal and the other proposals described in this proxy statement/prospectus. See the section entitled “Shareholder Proposal 1 – The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.
Voting Power; Record Date; Outstanding Shares; Shareholders Entitled to Vote
Twin Ridge shareholders will be entitled to vote or direct votes to be cast at the General Meeting if they owned Twin Ridge Ordinary Shares at the close of business on    , 2023, which is the Record Date for the General Meeting. Shareholders will have one vote for each Twin Ridge Ordinary Share owned at the close of business on the Record Date. If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. The Warrants do not have voting rights. As of the close of business on the Record Date, there were 11,593,848 Twin Ridge Ordinary Shares issued and outstanding, of which 6,266,645 were issued and outstanding Public Shares.
The Sponsor, the members of the Twin Ridge Board and the executive officers of Twin Ridge have agreed to, among other things, vote in favor of the Business Combination Agreement and the transactions contemplated thereby and waive their redemption rights in connection with the closing of the Business Combination with respect to any Twin Ridge Ordinary Shares held by them. As of the date of this proxy statement/prospectus, the Founder Holders owned of record an aggregate of 5,327,203 Twin Ridge Class B Ordinary Shares representing approximately 46% of the issued and outstanding Twin Ridge Ordinary Shares. The Twin Ridge Ordinary Shares held by the Sponsor will be excluded from the pro rata calculation used to determine the per-share redemption price.
Quorum and Required Vote for Proposals for the General Meeting
A quorum of Twin Ridge Shareholders is necessary to hold the General Meeting. The holders of a majority of the issued and outstanding Twin Ridge Ordinary Shares present in person, by proxy or by authorized representative shall constitute a quorum for the General Meeting. Each of the Business Combination Proposal and the Merger Proposal is interdependent upon the other and must be approved in order for Twin Ridge to complete the Business Combination as contemplated by the Business Combination Agreement. The Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal and the Merger Proposal. The Adjournment Proposal is not conditioned on the approval of any of the other proposals as set forth in this proxy statement/prospectus. The Business Combination Proposal, the Equity Incentive Plan Proposal, and the Adjournment Proposal will require an ordinary resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of a majority of the outstanding Twin Ridge Ordinary Shares, who, being present and entitled to vote at a meeting of Twin Ridge’s shareholders, vote at such meeting. The Merger Proposal will require a special resolution as a matter of Cayman Islands law, being the affirmative vote of the holders of at least two-thirds of the outstanding Twin Ridge Ordinary Shares, who, being present and entitled to vote at a meeting of Twin Ridge’s shareholders, vote at such meeting. If any of the Business Combination Proposal or the Merger Proposal fails to receive the required approval, neither will be approved and the Business Combination will not be completed.
Abstentions and Broker Non-Votes
Abstentions and broker non-votes will be considered present for the purposes of establishing a quorum, but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of each of the Shareholder Proposals.
Voting Your Shares
Each Twin Ridge Ordinary Share that you own in your name entitles you to one vote. If you are a record owner of your shares and/or Warrants, there are two ways to vote your Twin Ridge Ordinary Shares at the General Meeting:
You Can Vote By Signing and Returning the Enclosed Proxy Card. If you vote by proxy card, your “proxy”, whose name is listed on the proxy card, will vote your shares as you instruct on the proxy card. If you sign and return the proxy card but do not give instructions on how to vote your shares, your shares will be voted as recommended by the Twin Ridge Board “FOR” the Business Combination Proposal, the Merger Proposal, the Equity Incentive Proposal, and the Adjournment Proposal (if presented).
You Can Attend the General Meeting and Vote in Person. When you arrive, you will receive a ballot that you may use to cast your vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker to ensure that votes related to the shares you beneficially own are properly counted. If you wish to attend the General Meeting and vote in person and your shares are held in “street name”, you must obtain a legal proxy from your broker, bank or nominee. That is the only way Twin Ridge can be sure that the broker, bank or nominee has not already voted your shares.
Revoking Your Proxy; Changing Your Vote
If you are a record owner of your shares and you give a proxy, you may change or revoke it at any time before it is exercised by doing any one of the following:
•	you may send another proxy card with a later date;
•	you may notify Twin Ridge’s Chief Financial Officer in writing before the General Meeting that you have revoked your proxy; or
•	you may attend the General Meeting, revoke your proxy, and vote in person (including by virtual means), as indicated above.
If your shares are held in “street name” or are in a margin or similar account, you should contact your broker for information on how to change or revoke your voting instructions.
Who Can Answer Your Questions About Voting Your Shares
If you are a shareholder and have any questions about how to vote or direct a vote in respect of your Twin Ridge Ordinary Shares, you may call Morrow Sodali LLC by calling (800) 662-5200 (for individuals), or (203) 658-9400 (for banks and brokerage firms), or by email at TRCA@info.morrowsodali.com.
Redemption Rights
Pursuant to the Existing Organizational Documents, a Public Shareholder may request that Twin Ridge redeem all or a portion of its Public Shares for cash if the Business Combination is consummated. As a holder of Public Shares, you will be entitled to receive cash for any Public Shares to be redeemed only if you:
(i).
(a) hold Public Shares or (b) hold Public Shares through units, you elect to separate your units into the underlying Public Shares and warrants prior to exercising your redemption rights with respect to the Public Shares; and

(ii).
prior to 5:00 p.m., Eastern Time on   , 2023, (a) submit a written request to the Transfer Agent in which you (i) request that Twin Ridge redeem all or a portion of your Public Shares for cash, and (ii) identify yourself as the beneficial holder of the Public Shares and provide your legal name, phone number and address; and (b) deliver your Public Shares to Continental Stock Transfer & Trust Company, Twin Ridge’s transfer agent, physically or electronically through DTC.

Public Shareholders may seek to have their Public Shares redeemed by Twin Ridge, regardless of whether they vote for or against the Business Combination Proposal or any other Shareholder Proposal and whether they held Public Shares as of the Record Date or acquired them after the Record Date. Any Public Shareholder who holds Twin Ridge Ordinary Shares on or before   , 2023 (two Business Days before the General Meeting) will have the right to demand that his, her or its shares be redeemed for a pro rata share of the aggregate amount then on deposit in the Trust Account, less any taxes then due but not yet paid. For illustrative purposes, based on funds in the Trust Account of approximately $66,382,466 on August 14, 2023 and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the estimated per share redemption price is expected to be approximately $10.59. A Public Shareholder who has properly tendered his, her or its Public Shares for redemption will be entitled to receive his, her or its pro rata portion of the aggregate amount then on deposit in the Trust Account in cash for such shares only if the Business Combination is completed. If the Business Combination is not completed, the redemptions will be canceled and the tendered shares will be returned to the relevant Public Shareholders as appropriate.
Public Shareholders who seek to redeem their Public Shares must demand redemption no later than 5:00 p.m., Eastern Time, on   , 2023 (two Business Days before the General Meeting) by (a) submitting a written request to the Transfer Agent that Twin Ridge redeem such holder’s Public Shares for cash, (b) affirmatively certifying in such request to the

Transfer Agent for redemption if such holder is acting in concert or as a “group” (as defined in Section 13 d-3 of the Exchange Act) with any other shareholder with respect to Twin Ridge Ordinary Shares and (c) delivering their Twin Ridge Ordinary Shares, either physically or electronically using DTC’s DWAC system, at the holder’s option, to the Transfer Agent prior to the General Meeting. If you hold the shares in “street name”, you will have to coordinate with your broker to have your shares certificated or delivered electronically. Certificates that have not been tendered to the Transfer Agent (either physically or electronically) in accordance with these procedures will not be redeemed for cash. There is a nominal cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge the tendering broker a nominal fee and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
Any request for redemption, once made by a holder of Public Shares, may not be withdrawn once submitted to Twin Ridge unless the Twin Ridge Board determines (in its sole discretion) to permit the withdrawal of such redemption request (which it may do in whole or in part). Furthermore, if a Public Shareholder demands redemption of such shares and subsequently decides prior to the applicable date not to elect to exercise such rights, he or she may simply request that the Transfer Agent return the shares (physically or electronically).
Any corrected or changed written demand of redemption rights must be received by Twin Ridge’s Secretary two Business Days prior to the vote taken on the Business Combination Proposal at the General Meeting. No demand for redemption will be honored unless the Public Shareholder’s share certificates (if any) and other redemption forms have been delivered (either physically or electronically) to the Transfer Agent at least two Business Days prior to the vote at the General Meeting.
Public Shareholders seeking to exercise their redemption rights and opting to deliver physical certificates (if any) and other redemption forms should allow sufficient time to obtain physical certificates from the Transfer Agent and time to effect delivery. It is Twin Ridge’s understanding that shareholders should generally allot at least two weeks to obtain physical certificates from the Transfer Agent. However, Twin Ridge does not have any control over this process and it may take longer than two weeks. Shareholders who hold their shares in “street name” will have to coordinate with their banks, brokers or other nominees to have the shares certificated or delivered electronically. There is a cost associated with this tendering process and the act of certificating the shares or delivering them through the DWAC system. The Transfer Agent will typically charge a nominal fee to the tendering broker and it would be up to the broker whether or not to pass this cost on to the redeeming shareholder. In the event the Business Combination is not completed, this may result in an additional cost to shareholders for the return of their shares.
A Public Shareholder will be entitled to receive cash for these shares only if the shareholder properly demands redemption as described above and the Business Combination is completed. If a Public Shareholder properly seeks redemption and the Business Combination is completed, Twin Ridge will redeem these shares for cash and the holder will no longer own these shares following the Business Combination. If the Business Combination is not completed for any reason, then the Public Shareholders who exercised their redemption rights will not be entitled to receive cash for their shares. In such case, Twin Ridge will promptly return any shares delivered by the Public Shareholders. Twin Ridge and Carbon Revolution will not complete the Business Combination if, immediately prior to the Closing and after payment of all transaction and other expenses payable by Twin Ridge and payments for redemptions required to be paid prior to the completion of the Business Combination, if any (but without regard to any assets or liabilities of the Carbon Revolution), Twin Ridge does not have net tangible assets of at least $5,000,001. However, as described below, the payment of transaction and other expenses and payments for redemptions are expected to occur immediately following consummation of the Business Combination.
Notwithstanding the foregoing, a Public Shareholder, together with any affiliate of his, her, its or any other person with whom he, she or it is acting in concert or as a “group” (as described in Section 13(d)(3) of the Exchange Act) will be restricted from seeking redemption rights with respect to 15% or more of Twin Ridge’s Public Shares. Accordingly, any shares held by a Public Shareholder or “group” in excess of such 15% cap will not be redeemed by Twin Ridge. Under the Existing Organizational Documents, Twin Ridge does not have a specified maximum redemption threshold, other than the aforementioned 15% threshold, except that in no event will Twin Ridge redeem Twin Ridge Ordinary Shares in an amount that would cause our net tangible assets to be less than $5,000,001. Each redemption of Public Shares by our Public Shareholders will reduce the amount in the Trust Account.
Nevertheless, MergeCo, Carbon Revolution and Twin Ridge expect that net tangible assets of Twin Ridge prior to the Business Combination and Carbon Revolution upon completion of the Business Combination will exceed $5,000,001.

Twin Ridge will maintain at least $5,000,001 of net tangible assets until the completion of the Business Combination. Upon completion of the Business Combination, Twin Ridge will merge with and into a wholly-owned subsidiary of MergeCo. Immediately thereafter, the proceeds of the Trust Account will be disbursed to pay redemptions and transaction and other expenses incurred by Twin Ridge. Upon completion of the Business Combination, the net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses, as well as increased by the net proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario. Carbon Revolution has used a portion of the net proceeds of the PIUS Financing to repay existing debt, which has reduced cash and indebtedness, with minimal net impact on net tangible assets.
Pursuant to the Sponsor Side Letter, the Sponsor Parties, officers and directors of Twin Ridge have waived all of their redemption rights and will not have redemption rights with respect to any Twin Ridge Ordinary Shares owned by them, directly or indirectly.
Holders of the Warrants will not have redemption rights with respect to the Warrants.
The closing price of the Twin Ridge Class A Ordinary Shares on August 14, 2023 was $10.72. The cash held in the Trust Account as of August 14, 2023 was approximately $10.59 per Public Share. Prior to exercising redemption rights, shareholders should verify the market price of Twin Ridge Ordinary Shares as they may receive higher proceeds from the sale of their shares in the public market than from exercising their redemption rights if the market price per share is higher than the redemption price. Twin Ridge cannot assure its shareholders that they will be able to sell their Twin Ridge Ordinary Shares in the open market, even if the market price per share is higher than the redemption price stated above, as there may not be sufficient liquidity in its securities when its shareholders wish to sell their shares. A Public Shareholder who properly exercises its redemption rights pursuant to the procedures set forth herein will be entitled to receive a full pro rata portion of the aggregate amount then on deposit in the Trust Account, less any amounts necessary to pay Twin Ridge’s taxes.
Appraisal Rights
Twin Ridge’s shareholders have no appraisal rights in connection with the ordinary resolution to approve the Business Combination under the Cayman Islands Companies Act. However, in respect of the special resolution to approve the Merger, under Section 238 of the Cayman Islands Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Cayman Islands Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares if they exercise those rights in the manner prescribed by the Cayman Islands Companies Act. Pursuant to Section 239(1) of the Cayman Islands Companies Act, dissenters’ rights are not available if an open market for the shares exists on a recognized stock exchange for a specified period after a merger is authorized. It is anticipated that, if the Business Combination and Merger are approved, the Merger may be consummated prior to the expiry of such specified period and accordingly the exemption under Section 239(1) of the Cayman Islands Companies Act may not be available. Regardless of whether dissenters’ rights are or are not available, Twin Ridge shareholders can exercise the rights of redemption described herein and Twin Ridge directors have determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.
Proxy Solicitation
Twin Ridge is soliciting proxies on behalf of the Twin Ridge Board. This solicitation is being made by mail but also may be made by telephone or in person. Twin Ridge and its directors, officers and employees may also solicit proxies in person, by telephone or by other electronic means. Twin Ridge has engaged Morrow as proxy solicitor to assist in the solicitation of proxies. Twin Ridge has agreed to pay Morrow a fee of $20,000, plus disbursements, and will reimburse Morrow for its reasonable out-of-pocket expenses and indemnify Morrow and its affiliates against certain claims, liabilities, losses, damages and expenses.
Twin Ridge will ask banks, brokers and other institutions, nominees and fiduciaries to forward the proxy materials to their principals and to obtain their authority to execute proxies and voting instructions. Twin Ridge will reimburse them for their reasonable expenses.
If a shareholder grants a proxy, it may still vote its shares in person if it revokes its proxy before the General Meeting. A shareholder may also change its vote by submitting a later-dated proxy as described in the section entitled “—Revoking Your Proxy; Changing Your Vote”.

MATERIAL TAX CONSIDERATIONS
Material U.S. Federal Tax Considerations
The following discussion is a summary of the material U.S. federal income tax considerations applicable to U.S. Holders (as defined below) of Twin Ridge Class A Ordinary Shares and/or Public Warrants (other than the Sponsor, any of the Twin Ridge’s directors or any of their respective affiliates), as a consequence of (i) electing to have Twin Ridge Class A Ordinary Shares redeemed for cash pursuant to the redemption provisions described in the section entitled “General Meeting of Twin Ridge’s Shareholders—Redemption Rights” (a “Redemption”), (ii) the Merger, and/or (iii) the ownership and disposition of MergeCo Ordinary Shares and MergeCo Public Warrants after the Business Combination. This discussion addresses only those U.S. Holders that hold Twin Ridge Class A Ordinary Shares and/or Public Warrants, or will hold MergeCo Ordinary Shares and MergeCo Public Warrants, as capital assets within the meaning of Section 1221 of the Code (generally property held for investment). This summary does not discuss all aspects of U.S. federal income taxation that may be relevant to particular investors in light of their particular circumstances, or to investors subject to special tax rules, such as:
•	financial institutions;
•	insurance companies;
•	mutual funds;
•	pension plans;
•	S corporations;
•	broker-dealers;
•	traders in securities that elect mark-to-market treatment;
•	regulated investment companies;
•	real estate investment trusts;
•	trusts and estates;
•	tax-exempt organizations (including private foundations);
•
investors that hold Twin Ridge Class A Ordinary Shares or Public Warrants or who will hold MergeCo Ordinary Shares or MergeCo Public Warrants as part of a “straddle”, “hedge”, “conversion”, “synthetic security”, “constructive ownership transaction”, “constructive sale” or other integrated transaction for U.S. federal income tax purposes;

•	investors subject to the alternative minimum tax provisions of the Code;
•	U.S. Holders that have a functional currency other than the U.S. dollar;
•	U.S. expatriates;
•
U.S. Holders owning or considered as owning (directly, indirectly, or through attribution) 5 percent (measured by vote or value) or more of Twin Ridge Class A Ordinary Shares, or, following the Merger, MergeCo Ordinary Shares;

•	persons who purchase MergeCo Ordinary Shares as part of the PIPE Committed Equity Financing;
•	persons who received any Twin Ridge Class A Ordinary Shares as compensation;
•	accrual method taxpayers that file applicable financial statements as described in Section 451(b);
•	investors subject to the U.S. “inversion” rules; and
•	persons who are not U.S. Holders, all of whom may be subject to tax rules that differ materially from those summarized below.

This summary does not discuss any state, local, or non-U.S. tax considerations, any non-income tax (such as gift or estate tax) considerations, the alternative minimum tax or the Medicare tax on net investment income. In addition, this summary does not address any tax consequences to investors that directly or indirectly hold equity interests in Carbon Revolution prior to the Business Combination. With respect to the consequences of holding MergeCo Ordinary Shares or MergeCo Public Warrants, this discussion is limited to U.S. Holders who acquire such MergeCo Ordinary Shares in connection with the Merger or as a result of the exercise of a MergeCo Public Warrant acquired in connection with the Merger, and U.S. Holders who acquire such MergeCo Public Warrants in connection with the Merger.
If a partnership (including an entity or arrangement treated as a partnership for U.S. federal income tax purposes) holds Twin Ridge Class A Ordinary Shares, Public Warrants, MergeCo Ordinary Shares or MergeCo Public Warrants, the tax treatment of a partner in such partnership will generally depend upon the status of the partner, the activities of the partnership and the partner and certain determinations made at the partner level. If a U.S. Holder is a partner of a partnership holding Twin Ridge Class A Ordinary Shares, Public Warrants, MergeCo Ordinary Shares or MergeCo Public Warrants, such holder is urged to consult its tax advisor regarding the tax consequences of a Redemption, the Merger and/or the ownership and disposition of MergeCo Ordinary Shares and MergeCo Public Warrants by the partnership.
This summary is based upon the Code, the regulations promulgated by the U.S. Treasury Department (“Treasury Regulations”), current administrative interpretations and practices of the U.S. Internal Revenue Service (“IRS”), and judicial decisions, all as currently in effect and all of which are subject to differing interpretations or to change, possibly with retroactive effect. No assurance can be given that the IRS would not assert, or that a court would not sustain a position contrary to any of the tax considerations described below.
THIS SUMMARY DOES NOT PURPORT TO BE A COMPREHENSIVE ANALYSIS OR DESCRIPTION OF ALL POTENTIAL U.S. FEDERAL INCOME TAX CONSEQUENCES OF THE MERGER. U.S. HOLDERS SHOULD CONSULT WITH THEIR OWN TAX ADVISOR REGARDING THE PARTICULAR TAX CONSEQUENCES TO SUCH U.S. HOLDER OF THE MERGER AND OF THE OWNERSHIP AND DISPOSITION OF MERGECO ORDINARY SHARES AND MERGECO PUBLIC WARRANTS AFTER THE BUSINESS COMBINATION, INCLUDING THE APPLICABILITY AND EFFECTS OF U.S. FEDERAL, STATE AND LOCAL AND OTHER TAX LAWS.
Characterization of a Twin Ridge Unit
For purposes of this discussion, because any Twin Ridge Unit consisting of one Twin Ridge Class A Ordinary Share and one-third of one Public Warrant is separable at the option of the holder, Twin Ridge is treating any Twin Ridge Class A Ordinary Shares and one-third of one Public Warrant held by a U.S. Holder in the form of a single unit as separate instruments and is assuming that the unit itself will not be treated as an integrated instrument. Accordingly, the separation of a Twin Ridge Unit in connection with the consummation of the Business Combination generally should not be a taxable event for U.S. federal income tax purposes. This position is not free from doubt, and no assurance can be given that the IRS would not assert, or that a court would not sustain, a contrary position. U.S. Holders of Twin Ridge Class A Ordinary Shares and Public Warrants are urged to consult their tax advisors concerning the U.S. federal, state and local and any non-U.S. tax consequences of the transactions contemplated by the Merger (including any Redemption) with respect to any Twin Ridge Class A Ordinary Shares and Public Warrants held through a Twin Ridge Unit (including alternative characterizations of a Twin Ridge Unit).
Consequences to U.S. Holders
For purposes of this discussion, a “U.S. Holder” is a beneficial owner of a Twin Ridge Class A Ordinary Share or Warrant, or of a MergeCo Ordinary Share or MergeCo Public Warrant, as the case may be, that is:
•	an individual who is a U.S. citizen or resident of the United States;
•
a corporation (including an entity treated as a corporation for U.S. federal income tax purposes) created or organized in or under the laws of the United States, any state thereof or the District of Columbia;

•	an estate the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source; or

•
a trust (A) the administration of which is subject to the primary supervision of a U.S. court and which has one or more U.S. persons (within the meaning of the Code) who have the authority to control all substantial decisions of the trust or (B) that has in effect a valid election under applicable Treasury Regulations to be treated as a U.S. person.

Tax Consequences for U.S. Holders Exercising Redemption Rights
The following discussion assumes that any Redemption will be treated as a transaction that is separate from the Merger. Such treatment is not free from doubt, particularly if a U.S. Holder elects to redeem some, but not all, of the Twin Ridge Class A Ordinary Shares held by such U.S. Holder immediately prior to the Merger. See “—Tax Consequences of the Merger to U.S. Holders” below for more information. U.S. Holders are urged to consult their tax advisor regarding the tax consequences of electing to redeem some, but not all, of the Twin Ridge Class A Ordinary Shares held by such U.S. Holder.
Redemption of Twin Ridge Class A Ordinary Shares
If a U.S. Holder elects to redeem some or all of its Twin Ridge Class A Ordinary Shares in a Redemption, subject to the discussion below of the rules applicable to a passive foreign investment company (“PFIC”), the treatment of the transaction for U.S. federal income tax purposes will generally depend on whether the Redemption qualifies as sale of the Twin Ridge Class A Ordinary Shares under Section 302 of the Code that is taxable as described below under the heading “—Taxable Sale or Exchange of Twin Ridge Class A Ordinary Shares”, or rather as a distribution that is taxable as described below under the heading “—Taxation of Distributions”.
Generally, whether the Redemption qualifies for sale or distribution treatment will depend largely on the total number of Twin Ridge Class A Ordinary Shares treated as held by the U.S. Holder (including any shares constructively owned by the U.S. Holder as a result of owning Public Warrants) immediately following such Redemption relative to all of Twin Ridge’s shares held or treated as held by the U.S. Holder immediately before such Redemption. A Redemption generally will be treated as a sale of Twin Ridge Class A Ordinary Shares (rather than as a distribution) if the Redemption (i) is “substantially disproportionate” with respect to the U.S. Holder, (ii) results in a “complete termination” of the U.S. Holder’s interest in us or (iii) is “not essentially equivalent to a dividend” with respect to the U.S. Holder.
In determining whether any of the foregoing tests are satisfied, a U.S. Holder generally takes into account not only stock actually owned by the U.S. Holder, but also Twin Ridge Class A Ordinary Shares that are constructively owned by it. A U.S. Holder may constructively own, in addition to stock owned directly, stock owned by certain related individuals and entities in which the U.S. Holder has an interest or that have an interest in such U.S. Holder, as well as any stock the U.S. Holder has a right to acquire by exercise of an option, which would generally include Twin Ridge Class A Ordinary Shares which could be acquired pursuant to the exercise of any Public Warrants held by it (and, after the completion of the Merger, MergeCo Ordinary Shares which could be acquired by exercise of the MergeCo Public Warrants).
In order to meet the substantially disproportionate test, the percentage of our outstanding voting stock (including the Twin Ridge Class A Ordinary Shares and MergeCo Ordinary Shares received in exchange therefor) actually and constructively owned by the U.S. Holder immediately following the Redemption must, among other requirements, be less than 80% of such voting stock actually and constructively owned by the U.S. Holder immediately before the Redemption. There will be a complete termination of a U.S. Holder’s interest if either (i) all of the Twin Ridge Class A Ordinary Shares actually and constructively owned by the U.S. Holder are redeemed or (ii) all of the Twin Ridge Class A Ordinary Shares actually owned by the U.S. Holder are redeemed, and the U.S. Holder is eligible to waive, and effectively waives in accordance with specific rules, the attribution of stock owned by certain family members, the U.S. Holder does not constructively own any other stock and certain other requirements are met. A Redemption will not be essentially equivalent to a dividend if a U.S. Holder’s conversion results in a “meaningful reduction” of the U.S. Holder’s proportionate interest in us. Whether the Redemption will result in a meaningful reduction in a U.S. Holder’s proportionate interest in us will depend on the particular facts and circumstances. The IRS has indicated in a published ruling that even a small reduction in the proportionate interest of a small minority stockholder in a publicly held corporation who exercises no control over corporate affairs may constitute such a “meaningful reduction”.
If none of the foregoing tests are satisfied, then the Redemption generally will be treated as a distribution and the tax effects will be as described below under “—Taxation of Distributions”.

U.S. Holders of Twin Ridge Class A Ordinary Shares considering exercising their Redemption rights are urged to consult their tax advisors to determine whether the Redemption would be treated as a sale or as a distribution under the Code.
Taxable Sale or Exchange of Twin Ridge Class A Ordinary Shares
Subject to the discussion of the PFIC rules below, if any Redemption qualifies as a sale of a Twin Ridge Class A Ordinary Share (rather than a distribution with respect to such Twin Ridge Class A Ordinary Share), a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the cash received in the Redemption and (ii) the U.S. Holder’s adjusted tax basis in such Twin Ridge Class A Ordinary Share. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such Twin Ridge Class A Ordinary Share exceeds one year. A U.S. Holder’s adjusted tax basis in a Twin Ridge Class A Ordinary Share generally will equal the U.S. Holder’s acquisition cost of such share (which, if such share was acquired as part of a unit, is the portion of the purchase price of the unit allocated to such share or, if such share was received upon exercise of a Public Warrant, the initial basis of the Twin Ridge Class A Ordinary Share upon exercise of the Public Warrant (generally determined as described below in “—Tax Consequences of Ownership and Disposition of MergeCo Ordinary Shares and MergeCo Public Warrants—Exercise, Lapse or Redemption of a MergeCo Public Warrant”)). Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations.
Taxation of Distributions
Subject to the PFIC rules discussed below, if a Redemption is taxable as a distribution for U.S. federal income tax purposes, such distribution generally will be taxable as a dividend for U.S. federal income tax purposes to the extent paid from Twin Ridge’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles (including any current earnings and profits of MergeCo, as the successor of Twin Ridge for U.S. federal income tax purposes). Distributions in excess of Twin Ridge’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its Twin Ridge Class A Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Twin Ridge Class A Ordinary Shares and will be treated as described above under “—Taxable Sale or Exchange of Twin Ridge Class A Ordinary Shares”. Amounts treated as dividends that Twin Ridge pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if (1) the Twin Ridge Class A Ordinary Shares are readily tradable on an established securities market in the United States, (2) Twin Ridge is not treated as a PFIC at the time the dividend was paid or in the preceding taxable year, and (3) certain holding period requirements are met. Because we believe that the Twin Ridge is a PFIC for Twin Ridge’s most recent taxable year (as discussed below under “—PFIC Considerations”), dividends Twin Ridge pays to a non-corporate U.S. Holder generally will not constitute “qualified dividends” that would be taxable at a reduced rate.
U.S. HOLDERS OF TWIN RIDGE CLASS A ORDINARY SHARES CONTEMPLATING EXERCISE OF THEIR REDEMPTION RIGHTS ARE URGED CONSULT THEIR TAX ADVISOR CONCERNING THE U.S. FEDERAL, STATE AND LOCAL AND NON-U.S. INCOME AND OTHER TAX CONSEQUENCES THEREOF.
Tax Consequences of the Merger to U.S. Holders
The discussion under this heading “Tax Consequences of the Merger to U.S. Holders” does not specifically address all of the consequences to U.S. Holders who hold different blocks of Twin Ridge Class A Ordinary Shares (generally, Twin Ridge Class A Ordinary Shares purchased or acquired on different dates or at different prices), or holders of Twin Ridge Class A Ordinary Shares that choose to have some, but not all, of their Twin Ridge Class A Ordinary Shares redeemed as part of a Redemption. U.S. Holders of Twin Ridge Class A Ordinary Shares are urged to consult their tax advisors to determine how the applicable rules apply to them.

F Reorganization
It is the opinion of Kirkland & Ellis LLP, United States tax counsel to Twin Ridge, that the Merger should qualify as a tax-deferred “reorganization” within the meaning of Section 368(a)(1)(F) of the Code (an “F Reorganization”). Due to the absence of direct guidance on the application of Section 368(a)(1)(F) of the Code to a merger involving a corporation holding only investment-type assets such as Twin Ridge, whether the Merger qualifies as an F Reorganization is not entirely clear. Accordingly, due to the absence of such guidance, it is not possible to predict whether the IRS or a court considering the issue would take a contrary position. This opinion is subject to customary assumptions, qualifications and limitations as set forth in the opinion filed as Exhibit 8.1 hereof.
If the Merger qualifies as an F Reorganization, subject to the discussion below under the heading “—Application of the PFIC Rules to the Merger”, a U.S. Holder generally should not recognize gain or loss if, pursuant to the Merger, the U.S. Holder exchanges Twin Ridge Class A Ordinary Shares for MergeCo Ordinary Shares and/or exchanges Public Warrants for MergeCo Public Warrants.
In such a case, the aggregate tax basis of the MergeCo Ordinary Shares received by a U.S. Holder in the Merger should be equal to the aggregate adjusted tax basis of the Twin Ridge Class A Ordinary Shares surrendered in exchange therefore. The tax basis in the MergeCo Public Warrants received by a U.S. Holder in the Merger should be equal to the adjusted tax basis of the Public Warrants exchanged therefor. The holding period of the MergeCo Ordinary Shares and/or MergeCo Public Warrants received by a U.S. Holder in the Merger should include the period during which the Twin Ridge Class A Ordinary Shares and/or Public Warrants, respectively, exchanged therefore were held by such U.S. Holder.
Application of the PFIC Rules to the Merger
If Twin Ridge is treated as a PFIC, the tax consequences of the Merger to U.S. Holders of Twin Ridge securities should generally be similar to those described above. Under proposed Treasury Regulations, if the Merger otherwise qualifies as an F Reorganization, the treatment of Twin Ridge as a PFIC would not adversely impact the tax consequences of the Merger to U.S. Holders of Twin Ridge securities. The proposed Treasury Regulations, if finalized in their current form, would be effective as of April 1, 1992. Thus, it is expected that consequences similar to those described above should apply if Twin Ridge is a PFIC, in the absence of any final Treasury Regulations to the contrary. It is difficult to predict, however, if the proposed Treasury Regulations will be adopted, whether such proposed Treasury Regulations will be adopted in their current form, and whether any such Treasury Regulations, as finally adopted, would be effective retroactive to the date of the Merger.
Failure to Qualify as an F Reorganization
If the Merger does not qualify as an F Reorganization, the tax consequences of the Merger to U.S. Holders will depend, among other things, on whether Merger would otherwise qualify for tax-free treatment under Section 368 or Section 351 of the Code and whether MergeCo and/or Twin Ridge are treated as PFICs. In such instance, U.S. Holders might be required to recognize any gain realized on Twin Ridge Class A Ordinary Shares, Public Warrants, Twin Ridge Class A Ordinary Shares, and/or Warrants to purchase Twin Ridge Class A Ordinary Shares, although possibly not any loss realized.
In general, if the Merger were to fail to qualify as an F Reorganization or another form of reorganization within the meaning of Section 368(a) of the Code or Section 351 of the Code, then, subject to the PFIC rules discussed below, a U.S. Holder would recognize gain or loss with respect to each of its Twin Ridge Class A Ordinary Shares and Public Warrants in an amount equal to the difference, if any, between the fair market value of the corresponding MergeCo Ordinary Shares or MergeCo Public Warrants received in the Merger and the U.S. Holder’s adjusted tax basis in the Twin Ridge Class A Ordinary Shares or Public Warrants surrendered in exchange therefor. In such event, such U.S. Holder’s tax basis in the MergeCo Ordinary Shares or MergeCo Public Warrants received in the Merger would be equal to the fair market value of such MergeCo Ordinary Shares or MergeCo Public Warrants on the date of the Merger, and such U.S. Holder’s holding period for the MergeCo Ordinary Shares or MergeCo Public Warrants received in the Merger would begin on the day following the date of the Merger.
THE RULES GOVERNING THE U.S. FEDERAL INCOME TAX TREATMENT OF THE MERGER ARE COMPLEX. U.S. HOLDERS ARE URGED TO CONSULT WITH AND RELY SOLELY UPON THEIR OWN TAX ADVISORS REGARDING THE POTENTIAL TAX CONSEQUENCES TO THEM OF THE MERGER, INCLUDING IF THE MERGER WERE TO FAIL TO QUALIFY AS AN F REORGANIZATION OR ANOTHER FORM OF REORGANIZATION.

Tax Consequences of Ownership and Disposition of MergeCo Ordinary Shares and MergeCo Public Warrants
Dividends and Other Distributions on MergeCo Ordinary Shares
Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules”, distributions on MergeCo Ordinary Shares will generally be taxable as a dividend for U.S. federal income tax purposes to the extent paid from MergeCo’s current or accumulated earnings and profits, as determined under U.S. federal income tax principles. Distributions in excess of MergeCo’s current and accumulated earnings and profits will constitute a return of capital that will be applied against and reduce (but not below zero) the U.S. Holder’s adjusted tax basis in its MergeCo Ordinary Shares. Any remaining excess will be treated as gain realized on the sale or other disposition of the Twin Ridge Class A Ordinary Shares and will be treated as described below under the heading “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of MergeCo Ordinary Shares and MergeCo Public Warrants”. The amount of any such distribution will include any amounts withheld by us (or another applicable withholding agent). Any amount treated as dividend income will be treated as foreign-source dividend income. Amounts treated as dividends that MergeCo pays to a U.S. Holder that is a taxable corporation generally will be taxed at regular rates and will not qualify for the dividends received deduction generally allowed to domestic corporations in respect of dividends received from other domestic corporations. With respect to non-corporate U.S. Holders, under tax laws currently in effect and subject to certain exceptions (including, but not limited to, dividends treated as investment income for purposes of investment interest deduction limitations), dividends generally will be taxed at the lower applicable long-term capital gains rate only if MergeCo Ordinary Shares are readily tradable on an established securities market in the United States or MergeCo is eligible for benefits under an applicable tax treaty with the United States, and MergeCo is not treated as a PFIC with respect to such U.S. Holder at the time the dividend was paid or in the preceding taxable year and provided certain holding period requirements are met. The amount of any dividend distribution paid in Euros will be the U.S. dollar amount calculated by reference to the exchange rate in effect on the date of payment, regardless of whether the payment is in fact converted into U.S. dollars at that time. A U.S. Holder may have foreign currency gain or loss if the dividend is converted into U.S. dollars after the date of receipt. The foreign currency gain or loss from such conversion will be ordinary income or loss and generally will be U.S. source.
Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of MergeCo Ordinary Shares and MergeCo Public Warrants
Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules”, upon any sale, exchange or other taxable disposition of MergeCo Ordinary Shares or MergeCo Public Warrants, a U.S. Holder generally will recognize gain or loss in an amount equal to the difference between (i) the sum of (x) the amount cash and (y) the fair market value of any other property, received in such sale, exchange or other taxable disposition and (ii) the U.S. Holder’s adjusted tax basis in such MergeCo Ordinary Share or MergeCo Public Warrant (determined as described above or below), in each case, as calculated in U.S. dollars. Any such gain or loss generally will be capital gain or loss and will be long-term capital gain or loss if the U.S. Holder’s holding period for such MergeCo Ordinary Share exceeds one year. Long-term capital gain realized by a non-corporate U.S. Holder generally will be taxable at a reduced rate. The deductibility of capital losses is subject to limitations. This gain or loss generally will be treated as U.S. source gain or loss.
If MergeCo Ordinary Shares or MergeCo Warrants are sold, exchanged, redeemed, retired or otherwise disposed of in a taxable transaction for Euros, the amount realized generally will be the U.S. dollar value of the Euros received based on the spot rate in effect on the date of sale, exchange, redemption, retirement or other taxable disposition. If you are a cash method taxpayer and the MergeCo Ordinary Shares and/or MergeCo Warrants are traded on an established securities market, Euros paid or received will be translated into U.S. dollars at the spot rate on the settlement date of the purchase or sale. An accrual method taxpayer may elect the same treatment with respect to the purchase and sale of MergeCo Ordinary Shares or MergeCo Warrants traded on an established securities market, provided that the election is applied consistently from year to year. Such election cannot be changed without the consent of the IRS. Euros received on the sale or other disposition of a MergeCo Ordinary Share or MergeCo Warrant generally will have a tax basis equal to its U.S. dollar value as determined pursuant to the rules above. Any gain or loss recognized by you on a sale, exchange, redemption, retirement or other taxable disposition of Euros will be ordinary income or loss and generally will be U.S.-source gain or loss.

Exercise, Lapse, or Redemption of a MergeCo Public Warrant
Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules” and except as discussed below with respect to the cashless exercise of a MergeCo Public Warrant, a U.S. Holder generally will not recognize gain or loss upon the acquisition of a MergeCo Ordinary Share on the exercise of a MergeCo Public Warrant for cash. A U.S. Holder’s initial tax basis in a MergeCo Ordinary Share received upon exercise of the MergeCo Public Warrant generally will equal the sum of the U.S. Holder’s initial investment in the MergeCo Public Warrant and the exercise price, in each case, as calculated in U.S. dollars. It is unclear whether a U.S. Holder’s holding period for the MergeCo Ordinary Share received will commence on the date of exercise of the MergeCo Public Warrant or the day following the date of exercise of the MergeCo Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the MergeCo Public Warrant. If a MergeCo Public Warrant is allowed to lapse unexercised, a U.S. Holder generally will recognize a capital loss equal to such holder’s tax basis in the MergeCo Public Warrant.
The tax consequences of a cashless exercise of a MergeCo Public Warrant are not clear under current law. Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules”, a cashless exercise may not be taxable, either because the exercise is not a realization event or because the exercise is treated as a “recapitalization” for U.S. federal income tax purposes. In either situation, a U.S. Holder’s tax basis in the MergeCo Ordinary Shares received generally should equal the U.S. Holder’s tax basis in the MergeCo Public Warrants. If the cashless exercise was not a realization event, it is unclear whether a U.S. Holder’s holding period for the MergeCo Ordinary Shares received would be treated as commencing on the date of exercise of the MergeCo Public Warrant or the day following the date of exercise of the MergeCo Public Warrant. If the cashless exercise were treated as a recapitalization, the holding period of the MergeCo Ordinary Shares received would include the holding period of the MergeCo Public Warrants.
It is also possible that a cashless exercise may be treated in part as a taxable exchange in which gain or loss would be recognized. In such event, a U.S. Holder may be deemed to have surrendered a number of MergeCo Public Warrants having an aggregate fair market value equal to the exercise price for the total number of MergeCo Public Warrants to be exercised. Subject to the PFIC rules discussed below under the heading “—Passive Foreign Investment Company Rules”, the U.S. Holder would recognize capital gain or loss in an amount equal to the difference between the fair market value of the MergeCo Public Warrants deemed surrendered and the U.S. Holder’s tax basis in such MergeCo Public Warrants. In this case, a U.S. Holder’s tax basis in the MergeCo Ordinary Shares received would equal the sum of the U.S. Holder’s initial investment in the MergeCo Public Warrants exercised and the exercise price of such MergeCo Public Warrants. It is unclear whether a U.S. Holder’s holding period for the MergeCo Ordinary Shares would commence on the date of exercise of the MergeCo Public Warrant or the day following the date of exercise of the MergeCo Public Warrant; in either case, the holding period will not include the period during which the U.S. Holder held the MergeCo Public Warrant.
Due to the absence of authority on the U.S. federal income tax treatment of a cashless exercise, including when a U.S. Holder’s holding period would commence with respect to the MergeCo Ordinary Shares received, there can be no assurance which, if any, of the alternative tax consequences and holding periods described above would be adopted by the IRS or a court of law. Accordingly, U.S. Holders are urged to consult their tax advisors regarding the tax consequences of a cashless exercise.
Subject to the PFIC rules described below under the heading “—Passive Foreign Investment Company Rules”, if MergeCo redeems MergeCo Public Warrants for cash pursuant to the redemption provisions of the MergeCo Public Warrants or if MergeCo purchases MergeCo Public Warrants in an open market transaction, such redemption or purchase will generally be treated as a taxable disposition of such MergeCo Public Warrants by the U.S. Holder, taxed as described above under “—Gain or Loss on Sale, Taxable Exchange or Other Taxable Disposition of MergeCo Ordinary Shares and MergeCo Public Warrants”.
Adjustment to Exercise Price
Under Section 305 of the Code, if certain adjustments are made (or not made) to the number of shares to be issued upon the exercise of a MergeCo Public Warrant or to the MergeCo Public Warrant’s exercise price, a U.S. Holder may be deemed to have received a constructive distribution with respect to the warrant, which could result in adverse consequences for the U.S. Holder, including the inclusion of dividend income (with the consequences generally as described above under the heading “—Dividends and Other Distributions on MergeCo Ordinary Shares”). The rules governing constructive distributions as a result of certain adjustments with respect to a MergeCo Public Warrant are complex, and U.S. Holders are urged to consult their tax advisors on the tax consequences of any such constructive distribution with respect to a MergeCo Public Warrant.
Passive Foreign Investment Company Rules
The treatment of U.S. Holders of MergeCo Ordinary Shares and MergeCo Public Warrants could be materially different from that described above if MergeCo is, or Twin Ridge was treated as, a passive foreign investment company (“PFIC”) for U.S. federal income tax purposes.
A foreign (i.e., non-U.S.) corporation will be classified as a PFIC for U.S. federal income tax purposes if either (i) at least 75% of its gross income in a taxable year, including its pro rata share of the gross income of any corporation in which it is considered to own at least 25% of the shares by value, is passive income or (ii) at least 50% of its assets in a taxable year (ordinarily determined based on fair market value and averaged quarterly over the year), including its pro rata share of the assets of any corporation in which it is considered to own at least 25% of the shares by value, are held for the production of, or produce, passive income. Passive income generally includes dividends, interest, rents and royalties (other than rents or royalties derived from the active conduct of a trade or business) and gains from the disposition of passive assets.
Because MergeCo’s PFIC status for any taxable year is an annual determination that can be made only after the end of such taxable year, there can be no assurance that MergeCo will not be a PFIC for the taxable year ending December 31, 2023, or any future taxable year.
Furthermore, the PFIC status of Twin Ridge may affect U.S. Holders that own MergeCo Ordinary Shares or MergeCo Public Warrants. Assuming the Merger qualifies as an F Reorganization, as discussed above, MergeCo will be treated as the successor to Twin Ridge for U.S. federal income tax purposes, including for purposes of the PFIC rules. Because Twin Ridge is a blank-check company with no current active business, based upon the composition of Twin Ridge’s income and assets, Twin Ridge believes it qualifies as a PFIC for its taxable year ending December 31, 2022.
Although a foreign corporation’s PFIC status is determined annually, a determination that Twin Ridge or MergeCo is a PFIC for a taxable year in which a U.S. Holder holds shares in such entity will generally continue to apply to such U.S. Holder for subsequent taxable years in which the holder continues to hold shares in such entity (including a successor entity), whether or not such entity continues to be a PFIC. As such, if Twin Ridge was a PFIC during the holding period of a U.S. Holder, any MergeCo Ordinary Shares received in exchange for Twin Ridge Class A Ordinary Shares in the Merger (or on the exercise of MergeCo Public Warrants exchanged for Public Warrants) may, in the absence of certain elections described below, be treated as stock of a PFIC, even if MergeCo fails to meet the test for PFIC status for the taxable year ending December 31, 2023, or future taxable years. Therefore, if Twin Ridge or MergeCo is determined to be a PFIC for any taxable year (or portion thereof) that is included in the holding period of a U.S. Holder of MergeCo Ordinary Shares or MergeCo Public Warrants and, in the case of MergeCo Ordinary Shares, the U.S. Holder did not make either (i) a timely and effective qualified electing fund (“QEF”) election for Twin Ridge’s or MergeCo’s (as the case may be) first taxable year as a PFIC in which the U.S. Holder held or is treated as holding Twin Ridge Class A Ordinary Shares or MergeCo Ordinary Shares (such taxable year as it relates to each U.S. Holder, the “First PFIC Holding Year”), (ii) a QEF election along with a purging election, or (iii) a “mark-to-market” election, each as discussed below, such U.S. Holder generally will be subject to special and adverse rules with respect to (i) any gain recognized by the U.S. Holder on the sale or other disposition of its MergeCo Ordinary Shares or MergeCo Public Warrants and (ii) any “excess distribution” made to the U.S. Holder (generally, any distributions to such U.S. Holder during a taxable year of the U.S. Holder that are greater than 125% of the average annual distributions received by such U.S. Holder in respect of the MergeCo Ordinary Shares during the three preceding taxable years of such U.S. Holder or, if shorter, such U.S. Holder’s holding period for the MergeCo Ordinary Shares).
Under these rules:
•	the U.S. Holder’s gain or excess distribution will be allocated ratably over the U.S. Holder’s holding period for the MergeCo Ordinary Shares or MergeCo Public Warrants;
•
the amount allocated to the U.S. Holder’s taxable year in which the U.S. Holder recognized the gain or received the excess distribution, or to the period in the U.S. Holder’s holding period before the first day of the First PFIC Holding Year, will be taxed as ordinary income;

•
the amount allocated to other taxable years (or portions thereof) of the U.S. Holder and included in its holding period will be taxed at the highest tax rate in effect for that year and applicable to the U.S. Holder; and

•
an additional tax equal to the interest charge generally applicable to underpayments of tax will be imposed on the U.S. Holder with respect to the tax attributable to each such other taxable year of the U.S. Holder.

PFIC Elections
In general, a U.S. Holder may avoid the adverse PFIC tax consequences described above in respect of MergeCo Ordinary Shares (but not MergeCo Public Warrants) by making a timely and effective QEF election (if eligible to do so) with respect to such holder’s First PFIC Holding Year. A U.S. Holder that makes a QEF election will include in income its pro rata share of MergeCo’s net capital gains (as long-term capital gain) and other earnings and profits (as ordinary income), on a current basis, in each case whether or not distributed, in the taxable year of the U.S. Holder in which or with which MergeCo’s taxable year ends if MergeCo is treated as a PFIC for that taxable year. A U.S. Holder generally can make a separate election to defer the payment of taxes on undistributed income inclusions under the QEF rules, but if deferred, any such taxes will be subject to an interest charge.
A U.S. Holder may not make a QEF election with respect to its MergeCo Public Warrants. As a result, if a U.S. Holder sells or otherwise disposes of such MergeCo Public Warrants (other than upon exercise of such MergeCo Public Warrants for cash) and Twin Ridge or MergeCo was a PFIC at any time during the U.S. Holder’s holding period of such MergeCo Public Warrants, any gain recognized generally will be treated as an excess distribution, taxed as described above. If a U.S. Holder that exercises such MergeCo Public Warrants properly makes and maintains a QEF election with respect to the newly acquired MergeCo Ordinary Shares, the QEF election will apply to the newly acquired MergeCo Ordinary Shares (it is not clear how a previously made QEF election that is in effect with respect to MergeCo Ordinary Shares would apply to MergeCo Ordinary Shares subsequently acquired on the exercise of such warrants). Notwithstanding such QEF election, the adverse tax consequences relating to PFIC shares, adjusted to take into account the current income inclusions resulting from the QEF election, will continue to apply with respect to such newly acquired MergeCo Ordinary Shares (which generally will be deemed to have a holding period for purposes of the PFIC rules that includes the holding period the U.S. Holder will have had for the MergeCo Public Warrants), unless the U.S. Holder makes a purging election under the PFIC rules. Under one type of purging election, the U.S. Holder will be deemed to have sold such shares at their fair market value and any gain recognized on such deemed sale will be treated as an excess distribution, as described above. As a result of such purging election, the U.S. Holder will have a new basis and holding period in the MergeCo Ordinary Share acquired upon the exercise of the warrants solely for purposes of the PFIC rules. The QEF election is made on a shareholder-by-shareholder basis and, once made, can be revoked only with the consent of the IRS. A U.S. Holder generally makes a QEF election by attaching a completed IRS Form 8621 (Information Return by a Shareholder of a Passive Foreign Investment Company or Qualified Electing Fund), including the information provided in a PFIC Annual Information Statement, to a timely filed U.S. federal income tax return for the tax year to which the election relates. Retroactive QEF elections generally may be made only by filing a protective statement with such return and if certain other conditions are met or with the consent of the IRS. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a retroactive QEF election under their particular circumstances.
In order to comply with the requirements of a QEF election, a U.S. Holder must receive a PFIC Annual Information Statement from us. MergeCo has not determined whether it will provide U.S. Holders this information if it determines that it is a PFIC.
Alternatively, if a U.S. Holder, at the close of its taxable year, owns (or is deemed to own) shares in a PFIC that are treated as marketable shares, the U.S. Holder may make a mark-to-market election with respect to such shares for such taxable year. If a U.S. Holder makes (or has made) a valid mark-to-market election with respect to MergeCo Ordinary Shares (or, if applicable, Twin Ridge Class A Ordinary Shares) for such holder’s First PFIC Holding Year, such holder will generally not be subject to the adverse PFIC tax consequences discussed above in respect to its MergeCo Ordinary Shares as long as such shares continue to be treated as marketable shares. Instead, the U.S. Holder will generally include as ordinary income for each year in its holding period that MergeCo is treated as a PFIC the excess, if any, of the fair market value of its MergeCo Ordinary Shares at the end of its taxable year over the adjusted basis in its ordinary shares. The U.S. Holder also will recognize an ordinary loss in respect of the excess, if any, of its adjusted basis of its MergeCo Ordinary Shares over the fair market value of its MergeCo Ordinary Shares at the end of its taxable year (but only to the extent of the net amount of previously included income as a result of the mark-to-market election). The U.S. Holder’s basis in its MergeCo Ordinary Shares will be adjusted to reflect any such income or loss amounts, and any further gain recognized on a sale or other taxable disposition of its MergeCo Ordinary Shares will be treated as ordinary income. Although there is uncertainty under the current rules, the holder of an option, such as the MergeCo Public Warrants, does not appear to be entitled to make a mark-to-market election. Special tax rules may also apply if a U.S. Holder makes a mark-to-market election for a taxable year after such holder’s First PFIC Holding Year.
The mark-to-market election is available only for “marketable stock”, generally, stock that is regularly traded on a national securities exchange that is registered with the Securities and Exchange Commission, including Nasdaq (on which MergeCo Ordinary Shares are intended to be listed), or on a foreign exchange or market that the IRS determines has rules sufficient to ensure that the market price represents a legitimate and sound fair market value. If made, a mark-to-market election would be effective for the taxable year for which the election was made and for all subsequent taxable years unless the MergeCo Ordinary Shares cease to qualify as “marketable stock” for purposes of the PFIC rules or the IRS consents to the revocation of the election. U.S. Holders are urged to consult their tax advisors regarding the availability and tax consequences of a mark-to-market election with respect to MergeCo Ordinary Shares under their particular circumstances.
Related PFIC Rules
If MergeCo is a PFIC and, at any time, has a non-U.S. subsidiary that is classified as a PFIC, a U.S. Holder generally would be deemed to own a proportionate amount of the shares of such lower-tier PFIC, and generally could incur liability for the deferred tax and interest charge described above if MergeCo receives a distribution from, or disposes of all or part of its interest in, the lower-tier PFIC, or the U.S. Holder otherwise was deemed to have disposed of an interest in the lower-tier PFIC.
A U.S. Holder that owns (or is deemed to own) shares in a PFIC during any taxable year of the U.S. Holder, may have to file an IRS Form 8621 (whether or not a QEF or mark-to-market election is made) and to provide such other information as may be required by the U.S. Treasury Department. Failure to do so, if required, will extend the statute of limitations applicable to such U.S. Holder until such required information is furnished to the IRS.
The rules dealing with PFICs and with the QEF and mark-to-market elections are very complex and are affected by various factors in addition to those described above. Accordingly, U.S. Holders of MergeCo Ordinary Shares and MergeCo Public Warrants are urged to consult their own tax advisors concerning the application of the PFIC rules to MergeCo securities under their particular circumstances.
Additional Reporting Requirements
Certain U.S. Holders may be required to file an IRS Form 926 (Return by a U.S. Transferor of Property to a Foreign Corporation) to report a transfer of property to MergeCo. Substantial penalties may be imposed on a U.S. Holder that fails to comply with this reporting requirement and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. In addition, certain U.S. Holders holding specified foreign financial assets with an aggregate value in excess of the applicable dollar thresholds are required to report information to the IRS relating to MergeCo Ordinary Shares, subject to certain exceptions (including an exception for MergeCo Ordinary Shares held in accounts maintained by U.S. financial institutions), by attaching a complete IRS Form 8938 (Statement of Specified Foreign Financial Assets) with their tax return for each year in which they hold MergeCo Ordinary Shares. Substantial penalties apply to any failure to file IRS Form 8938 and the period of limitations on assessment and collection of U.S. federal income taxes will be extended in the event of a failure to comply. U.S. Holders are urged to consult their tax advisors regarding the effect, if any, of these rules on the ownership and disposition of MergeCo Ordinary Shares.
Treasury Regulations meant to require the reporting of certain tax shelter transactions could be interpreted to cover transactions generally not regarded as tax shelters, including certain foreign currency transactions. Under the applicable Treasury Regulations, certain transactions are required to be reported to the IRS including, in certain circumstances, a sale, exchange, retirement or other taxable disposition of foreign currency, to the extent that such sale, exchange, retirement or other taxable disposition results in a tax loss in excess of a threshold amount. U.S. Holders should consult their tax advisor to determine the tax return obligations, if any, with respect to MergeCo Ordinary Shares, MergeCo Public Warrants, and the receipt of any non-U.S. currency in respect thereof, including any requirement to file IRS Form 8886 (Reportable Transaction Disclosure Statement).

Information Reporting and Backup Withholding
Payments of dividends and sales proceeds that are made within the United States or through certain U.S.-related financial intermediaries are subject to information reporting, and may be subject to backup withholding, unless (i) the U.S. Holder is a corporation or other exempt recipient or (ii) in the case of backup withholding, the U.S. Holder provides a correct taxpayer identification number and certifies that it is not subject to backup withholding.
The amount of any backup withholding from a payment to a U.S. Holder will be allowed as a credit against the holder’s U.S. federal income tax liability and may entitle it to a refund, provided that the required information is timely furnished to the IRS.
The U.S. federal income tax discussion set forth above is included for general informational purposes only and may not be applicable depending upon a U.S. Holder’s particular situation. All U.S. Holders are urged to consult their own tax advisor with respect to the tax consequences of the disposition of Twin Ridge Class A Ordinary Shares and Public Warrants in connection with the Business Combination, and of the acquisition, ownership and disposition of MergeCo Ordinary Shares and MergeCo Public Warrants including the tax consequences under state, local, estate, non-U.S. and other tax laws and tax treaties and the possible effects of changes in U.S. or other tax laws.
Material Irish Tax Considerations to Non-Irish Holders
Scope
The following is a summary of the anticipated material Irish tax consequences of the Business Combination to certain Non-Irish Holders (as defined below) of Twin Ridge Ordinary Shares and Warrants and the acquisition, ownership and disposal of MergeCo Ordinary Shares and MergeCo Warrants received by such holders pursuant to the Business Combination. The summary is based upon Irish tax laws and the published practice of the Irish Revenue Commissioners in effect on the date of this proxy statement/prospectus and submissions which it is anticipated will be made to, and confirmed by, the Irish Revenue Commissioners. Changes in law and/or administrative practice may result in a change in the tax consequences described below, possibly with retrospective effect.
A “Non-Irish Holder” is an individual who beneficially owns their Twin Ridge Ordinary Shares and/or Warrants and who will beneficially own their MergeCo Ordinary Shares and/or MergeCo Warrants, that is neither resident nor ordinarily resident in Ireland for Irish tax purposes and does not hold their Twin Ridge Ordinary Shares and/or Warrants and will not hold their MergeCo Ordinary Shares and/or MergeCo Warrants, in connection with a trade carried on by such person through an Irish branch or agency.
This summary does not constitute tax advice and is intended only as a general guide. The summary is not exhaustive and security holders should consult their tax advisors about the Irish tax consequences (and tax consequences under the laws of other relevant jurisdictions) of the Business Combination and of the acquisition, ownership and disposal of MergeCo Ordinary Shares and MergeCo Warrants. The summary applies only to Non-Irish Holders who hold their Twin Ridge Ordinary Shares and/or Warrants, and will own their MergeCo Ordinary Shares and/or MergeCo Warrants, as capital assets and does not apply to other categories of Non-Irish Holders, such as dealers in securities, trustees, insurance companies, collective investment schemes and Non-Irish Holders who acquired, or are deemed to have acquired, their Twin Ridge Ordinary Shares and/or Warrants or who will, or who will be deemed to, acquire their MergeCo Ordinary Shares and/or MergeCo Warrants by virtue of an Irish office or employment (performed or carried on to any extent in Ireland).
The summary does not, except where expressly stated, consider the position of Non-Irish Holders who hold their MergeCo Ordinary Shares and/or MergeCo Warrants directly (and not beneficially through a broker or custodian (through DTC)). The Irish tax consequences of transactions in MergeCo Ordinary Shares and/or MergeCo Warrants held directly are generally negative when compared with MergeCo Ordinary Shares and/or MergeCo Warrants held through DTC. Any Non-Irish Holder contemplating holding their MergeCo Ordinary Shares and/or MergeCo Warrants directly should consult their personal tax advisors as to the Irish tax consequences of acquiring, owning and disposing of such MergeCo Ordinary Shares and/or MergeCo Warrants.
Irish Tax on Chargeable Gains (“Irish CGT”)
The current rate of tax on chargeable gains (where applicable) in Ireland is 33%.
Non-Irish Holders of Twin Ridge Ordinary Shares and Warrants will not be subject to Irish CGT in respect of any gain realized on the automatic conversion of their Twin Ridge Ordinary Shares into MergeCo Ordinary Shares, or on the automatic adjustment of their Warrants into MergeCo Warrants, in each case by virtue of the Business Combination, provided that the Twin Ridge Ordinary Shares and/or Warrants neither (a) were used in or for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, nor (b) were used, held or acquired for use by or for the purposes of an Irish branch or agency.
Non-Irish Holders further will not be within the territorial scope of a charge to Irish CGT on a subsequent disposal of their MergeCo Ordinary Shares and/or MergeCo Warrants, provided that such MergeCo Ordinary Shares and/or MergeCo Warrants neither (a) were used in or for the purposes of a trade carried on by such Non-Irish Holder through an Irish branch or agency, nor (b) were used, held or acquired for use by or for the purposes of an Irish branch or agency.
Stamp Duty
The rate of stamp duty (where applicable) on transfers of shares or warrants of Irish incorporated companies is 1% of the greater of the price paid or market value of the shares or warrants acquired. Where Irish stamp duty arises, it is generally a liability of the transferee. However, in the case of a gift or transfer at less than fair market value, all parties to the transfer are jointly and severally liable.
No stamp duty is expected to be payable on the automatic conversion of the Twin Ridge Ordinary Shares into MergeCo Ordinary Shares, or the automatic adjustment of the Warrants into MergeCo Warrants, pursuant to the Business Combination.
Irish stamp duty may be payable in respect of transfers of MergeCo Ordinary Shares and MergeCo Warrants, depending on the manner in which the MergeCo Ordinary Shares and MergeCo Warrants are held. MergeCo expects to enter into arrangements with DTC to allow the MergeCo Ordinary Shares and MergeCo Warrants to be settled through the facilities of DTC. As such, the discussion below discusses separately the Twin Ridge security holders who hold their shares through DTC and those who do not.
MergeCo Ordinary Shares or MergeCo Warrants Held Through DTC
The Irish Revenue Commissioners have confirmed that transfers of MergeCo Ordinary Shares and MergeCo Warrants effected by means of the transfer of book entry interests in DTC will not be subject to Irish stamp duty.
MergeCo Ordinary Shares or MergeCo Warrants Held Outside of DTC or Transferred Into or Out of DTC
A transfer of MergeCo Ordinary Shares or MergeCo Warrants where any party to the transfer holds such MergeCo Ordinary Shares or MergeCo Warrants outside of DTC may be subject to Irish stamp duty.
The Irish Revenue Commissioners have confirmed that holders of MergeCo Ordinary Shares or MergeCo Warrants wishing to transfer their MergeCo Ordinary Shares or MergeCo Warrants into (or out of) DTC may do so without giving rise to Irish stamp duty provided that:
•	there is no change in the beneficial ownership of such shares as a result of the transfer; and
•	the transfer into (or out of) DTC is not effected in contemplation of a sale of such shares or warrants by a beneficial owner to a third party.
Due to the potential Irish stamp charge on transfers of MergeCo Ordinary Shares and MergeCo Warrants held outside of DTC, it is strongly recommended that those Twin Ridge security holders who do not hold their Twin Ridge Ordinary Shares or Warrants through DTC (or through a broker who in turn holds such shares through DTC) should arrange for the transfer of their Twin Ridge Ordinary Shares and Public Warrants as soon as possible and before the Business Combination is consummated.
Withholding Tax on Dividends (“DWT”)
Distributions made by MergeCo will, in the absence of one of many exemptions, be subject to DWT, currently at a rate of 25%.
For DWT and Irish income tax purposes, a distribution includes any distribution that may be made by MergeCo to holders of MergeCo Ordinary Shares, including cash dividends, non-cash dividends and additional stock taken in lieu of a cash dividend. Where an exemption from DWT does not apply in respect of a distribution made to a holder of MergeCo Ordinary Shares, MergeCo is responsible for withholding DWT prior to making such distribution.

General Exemptions
Irish domestic law provides that a non-Irish resident holder of MergeCo Ordinary Shares is not subject to DWT on distributions received from MergeCo if such holder of MergeCo Ordinary Shares is beneficially entitled to the distribution and is either:
•
a person (not being a company) resident for tax purposes in a Relevant Territory (including the United States) and is neither resident nor ordinarily resident in Ireland (for a list of Relevant Territories for DWT purposes, please see Annex L to this proxy statement/prospectus);

•	a company resident for tax purposes in a Relevant Territory, provided such company is not under the control, whether directly or indirectly, of a person or persons who is or are resident in Ireland;
•
a company that is controlled, directly or indirectly, by persons resident in a Relevant Territory and who is or are (as the case may be) not controlled by, directly or indirectly, persons who are not resident in a Relevant Territory;

•
a company whose principal class of shares (or those of its 75% direct or indirect parent) is substantially and regularly traded on a stock exchange in Ireland, on a recognized stock exchange either in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance; or

•
a company that is wholly-owned, directly or indirectly, by two or more companies where the principal class of shares of each of such companies is substantially and regularly traded on a stock exchange in Ireland, a recognized stock exchange in a Relevant Territory or on such other stock exchange approved by the Irish Minister for Finance, and provided, in all cases noted above (but subject to “—MergeCo Ordinary Shares Held by U.S. Resident Shareholders” below), MergeCo or, in respect of MergeCo Ordinary Shares held through DTC, any qualifying intermediary appointed by MergeCo, has received from the holder of such MergeCo Ordinary Shares, where required, the relevant DWT Forms prior to the payment of the distribution. In practice, in order to ensure sufficient time to process the receipt of relevant DWT Forms, the holders of MergeCo Ordinary Shares, where required, should furnish the relevant DWT Form to:
•
its broker (and the relevant information is further transmitted to any qualifying intermediary appointed by MergeCo) before the record date for the distribution (or such later date before the distribution payment date as may be notified to the holder of MergeCo Ordinary Shares by the broker) if its MergeCo Ordinary Shares are held through DTC; or

•	MergeCo’s transfer agent before the record date for the distribution if its MergeCo Ordinary Shares are held outside of DTC.
Links to the various DWT Forms are available at: http://www.revenue.ie/en/tax/dwt/forms/index.html. The information on such website does not constitute a part of, and is not incorporated by reference into, this proxy statement/prospectus. Such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which the forms were completed.
For non-Irish resident holders of MergeCo Ordinary Shares that cannot avail themselves of one of Ireland’s domestic law exemptions from DWT, it may be possible for such holder of MergeCo Ordinary Shares to rely on the provisions of a double tax treaty to which Ireland is party to reduce the rate of DWT.
MergeCo Ordinary Shares Held by U.S. Resident Shareholders
The Irish Revenue Commissioners have confirmed that distributions paid in respect of MergeCo Ordinary Shares that are owned by a U.S. resident and held through DTC will not be subject to DWT provided the address of the beneficial owner of such MergeCo Ordinary Shares in the records of the broker holding such MergeCo Ordinary Shares is in the United States (and such broker has further transmitted the relevant information to a qualifying intermediary appointed by MergeCo). It is strongly recommended that such holders of MergeCo Ordinary Shares, including Twin Ridge security holders who are U.S. residents and who receive MergeCo Ordinary Shares pursuant to the Business Combination, ensure that their information is properly recorded by their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by MergeCo).
The Irish Revenue Commissioners have confirmed that distributions paid in respect of MergeCo Ordinary Shares that are held outside of DTC and are owned by a former Twin Ridge security holder who is a resident of the

United States will not be subject to DWT if such holder of MergeCo Ordinary Shares provides a completed IRS Form 6166 or a valid DWT Form to MergeCo’s transfer agent to confirm its U.S. residence and claim an exemption. It is strongly recommended that Twin Ridge security holders who are U.S. residents and who receive MergeCo Ordinary Shares pursuant to the Business Combination (which are to be held outside of DTC) provide the appropriate completed IRS Form 6166 or DWT Form to MergeCo’s transfer agent as soon as possible after receiving their MergeCo Ordinary Shares.
If any holder of MergeCo Ordinary Shares that is resident in the United States receives a distribution from which DWT has been withheld, the holder of MergeCo Ordinary Shares should generally be entitled to apply for a refund of such DWT from the Irish Revenue Commissioners, provided the holder of MergeCo Ordinary Shares is beneficially entitled to the distribution.
MergeCo Ordinary Shares Held by Residents of Relevant Territories Other than the United States
Holders of MergeCo Ordinary Shares who are residents of Relevant Territories, other than the United States, must satisfy the conditions of one of the exemptions referred to above under the heading “—General Exemptions”, including the requirement to furnish valid DWT Forms, in order to receive distributions without suffering DWT. If such holders of MergeCo Ordinary Shares hold their MergeCo Ordinary Shares through DTC, they must provide the appropriate DWT Forms to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by MergeCo) before the record date for the distribution (or such later date before the distribution payment date as may be notified to holder of MergeCo Ordinary Shares by the broker). If such holders of MergeCo Ordinary Shares hold their MergeCo Ordinary Shares outside of DTC, they must provide the appropriate DWT Forms to MergeCo’s transfer agent before the record date for the distribution. It is strongly recommended that such holders of MergeCo Ordinary Shares including Twin Ridge security holders who are residents of Relevant Territories other than the United States and who receive MergeCo Ordinary Shares pursuant to the Business Combination complete the appropriate DWT Forms and provide them to their brokers or MergeCo’s transfer agent, as the case may be, as soon as possible after receiving their MergeCo Ordinary Shares.
If any holder of MergeCo Ordinary Shares who is resident in a Relevant Territory receives a distribution from which DWT has been withheld, the holder of MergeCo Ordinary Shares may be entitled to a refund of DWT from the Irish Revenue Commissioners provided the holder of MergeCo Ordinary Shares is beneficially entitled to the distribution.
Shares Held by Other Persons
Holders of MergeCo Ordinary Shares that do not fall within any of the categories specifically referred to above may nonetheless fall within other exemptions from DWT. If any holders of MergeCo Ordinary Shares are exempt from DWT, but receive distributions subject to DWT, such holders of MergeCo Ordinary Shares may apply for refunds of such DWT from the Irish Revenue Commissioners.
Distributions paid in respect of MergeCo Ordinary Shares held through DTC that are owned by a partnership formed under the laws of a Relevant Territory and where all the underlying partners are resident in a Relevant Territory will be entitled to exemption from DWT if all of the partners complete the appropriate DWT Forms and provide them to their brokers (so that such brokers can further transmit the relevant information to a qualifying intermediary appointed by MergeCo) before the record date for the distribution (or such later date before the distribution payment date as may be notified to the holder of MergeCo Ordinary Shares by the broker). If any partner is not a resident of a Relevant Territory, no part of the partnership’s position is entitled to exemption from DWT.
Qualifying Intermediary
Prior to paying any distribution, MergeCo will put in place an agreement with an entity that is recognized by the Irish Revenue Commissioners as a “qualifying intermediary”, which will provide for certain arrangements relating to distributions in respect of MergeCo Ordinary Shares that are held through DTC, which are referred to as the “Deposited Securities”. The agreement will provide that the qualifying intermediary shall distribute or otherwise make available to Cede & Co., as nominee for DTC, any cash dividend or other cash distribution with respect to the Deposited Securities after MergeCo delivers or causes to be delivered to the qualifying intermediary the cash to be distributed.
MergeCo will rely on information received directly or indirectly from its qualifying intermediary, brokers and its transfer agent in determining where holders of MergeCo Ordinary Shares reside, whether they have provided the required U.S. tax information and whether they have provided the required DWT Forms. Holders of MergeCo Ordinary Shares that are required to file DWT Forms in order to receive distributions free of DWT should note that such forms are generally valid, subject to a change in circumstances, until December 31 of the fifth year after the year in which such forms were completed.
Income Tax on Dividends Paid on MergeCo Ordinary Shares
Irish income tax may arise for certain persons in respect of distributions received from Irish resident companies.
A Non-Irish Holder that is entitled to an exemption from DWT will generally have no Irish income tax or universal social charge liability on a distribution from MergeCo. A Non-Irish Holder that is not entitled to an exemption from DWT, and therefore is subject to DWT, generally will have no additional Irish income tax liability or liability to universal social charge. The DWT deducted by MergeCo discharges the Irish income tax liability and liability to universal social charge.
Capital Acquisitions Tax (“CAT”)
CAT comprises principally gift tax and inheritance tax on property situated in Ireland for CAT purposes or otherwise within the territorial scope of CAT. CAT could apply to a gift or inheritance of MergeCo Ordinary Shares and MergeCo Warrants because MergeCo Ordinary Shares and MergeCo Warrants are regarded as property situated in Ireland for CAT purposes as MergeCo’s share register must be held in Ireland. The person who receives the gift or inheritance has primary liability for CAT.
CAT is currently levied at a rate of 33% on the value of any taxable gift or inheritance above certain tax-free thresholds. The appropriate tax-free threshold depends upon (1) the relationship between the donor and the donee and (2) the aggregation of the values of previous taxable gifts and inheritances received by the donee from persons within the same group threshold. Gifts and inheritances passing between spouses are exempt from CAT, as are gifts to certain charities. Children have a current lifetime tax-free threshold of €335,000 in respect of taxable gifts or inheritances received from their parents. There is also a “small gift exemption” from CAT whereby the first €3,000 of the taxable value of all taxable gifts taken by a donee from any one donor, in each calendar year, is exempt from CAT and is also excluded from any future aggregation. This exemption does not apply to an inheritance.
THE IRISH TAX CONSIDERATIONS SUMMARIZED ABOVE ARE FOR GENERAL INFORMATION ONLY AND ARE NOT INTENDED TO PROVIDE ANY DEFINITIVE TAX REPRESENTATIONS TO HOLDERS. EACH TWIN RIDGE SECURITY HOLDER SHOULD CONSULT HIS OR HER TAX ADVISOR AS TO THE PARTICULAR CONSEQUENCES THAT MAY APPLY TO SUCH SECURITY HOLDER.

THE BUSINESS COMBINATION AGREEMENT, SCHEME IMPLEMENTATION DEED AND ANCILLARY DOCUMENTS
This subsection of this proxy statement/prospectus describes the material provisions of the Business Combination Agreement, the Scheme Implementation Deed and the ancillary documents, but does not purport to describe all of the terms of the Business Combination Agreement, the Scheme Implementation Deed or the ancillary documents. The following summary is qualified in its entirety by reference to the complete text of the Business Combination Agreement and the Scheme Implementation Deed, which are attached as Annex A and Annex B hereto, and the ancillary documents. You are urged to read the Business Combination Agreement, the Scheme Implementation Deed and the ancillary documents in their entirety because these are the primary legal documents that govern the Business Combination. The legal rights and obligations of the parties to the Business Combination Agreement, the Scheme Implementation Deed and the ancillary documents are governed by the specific language of the Business Combination Agreement, the Scheme Implementation Deed and the ancillary documents, and not this summary.
The Business Combination Agreement, the Scheme Implementation Deed and the ancillary documents contain representations, warranties and covenants that the respective parties made to each other as of the date of the Business Combination Agreement, the Scheme Implementation Deed and the ancillary documents or other specific dates. The assertions embodied in those representations, warranties and covenants were made for purposes of the contract among the respective parties, including the allocation of risks among such parties, and are subject to important qualifications and limitations agreed to by the parties in connection with negotiating the Business Combination Agreement, the Scheme Implementation Deed and the ancillary documents. The representations, warranties and covenants in the Business Combination Agreement and the Scheme Implementation Deed are also modified in important part by the underlying disclosure schedules of Carbon Revolution (referred to herein as the “Carbon Revolution Disclosure Schedules”), which are not filed publicly and are subject to a contractual standard of materiality different from that generally applicable to shareholders and were used for the purpose of allocating risk among the parties rather than establishing matters as facts. MergeCo, Twin Ridge and Carbon Revolution do not believe that the Carbon Revolution Disclosure Schedules contain information that is material to an investment decision. Moreover, certain representations and warranties in the Business Combination Agreement, the Scheme Implementation Deed and the ancillary documents may, may not have been or may not be, as applicable, accurate as of any specific date and do not purport to be accurate as of the date of this proxy statement/prospectus. Accordingly, no person should rely on the representations and warranties in the Business Combination Agreement, the Scheme Implementation Deed and the ancillary documents or the summaries thereof in this proxy statement/prospectus as characterizations of the actual state of facts about MergeCo, Twin Ridge and Carbon Revolution or any other matter.
The Business Combination, the Business Combination Agreement and the Scheme Implementation Deed
The Business Combination Agreement
The terms and conditions of the Business Combination are contained in the Business Combination Agreement and the Scheme Implementation Deed, which are attached as Annex A and Annex B, respectively, to this proxy statement/prospectus. We encourage you to read the Business Combination Agreement and the Scheme Implementation Deed carefully, as they are the legal documents that govern the Business Combination.
Subject to the terms and conditions set forth in the Business Combination Agreement and the Scheme Implementation Deed, including the approval of Twin Ridge’s shareholders, the parties thereto will enter into the Business Combination, pursuant to which, among other things Twin Ridge shall be merged with and into Merger Sub, with Merger Sub continuing as a wholly-owned subsidiary of MergeCo.
Scheme Implementation Deed
Under the Scheme Implementation Deed, Carbon Revolution has agreed to propose a scheme of arrangement under Part 5.1 of the Corporations Act (“Scheme”) and capital reduction under Part 2J.1 of the Corporations Act (“Capital Reduction”) which, if implemented, will result in all shares of Carbon Revolution being cancelled in return for the issuance of MergeCo Ordinary Shares, with MergeCo then being issued one share in Carbon Revolution (resulting in Carbon Revolution becoming a wholly-owned subsidiary of MergeCo), subject to Carbon Revolution shareholder approval, Australian court approval and the satisfaction of various conditions.

Upon implementation of the Scheme, the Carbon Revolution non-executive directors will be appointed to the MergeCo Board (Jake Dingle is already on the MergeCo Board), as will four additional independent non-executive directors identified by the Carbon Revolution Board and Twin Ridge who will bring significant additional expertise to the MergeCo Board. Twin Ridge agreed not to exercise its right to appoint two additional directors under the Scheme Implementation Deed on the basis that offers were made to each of these additional independent non-executive directors and any two of these four additional independent non-executive directors agreed to join MergeCo Board. Ronan Donohoe and Rolando Ebuna are expected to resign upon implementation of the Scheme.
Consideration
Subject to the terms and conditions set forth in the Business Combination Agreement and Scheme Implementation Deed, shareholders of Carbon Revolution will receive, in consideration for the cancellation of each share of Carbon Revolution held by them at the Scheme Record Date, a number of MergeCo Ordinary Shares pursuant to the Scheme of Arrangement – Share Scheme attached to Scheme Implementation Deed (“Scheme of Arrangement”) calculated in the following manner: (I)(x) USD$200,000,000 (y)(i) less Outstanding Debt (as defined in the Scheme of Arrangement) (ii) plus Cash (as defined in the Scheme of Arrangement), with such total amount (z) divided by USD$10.00, with such total amount, (II) divided by the total number of Carbon Revolution shares on issue as at the Scheme Record Date (or which would be on issue if all securities of Carbon Revolution convertible into shares of Carbon Revolution had converted on such date) plus the performance rights set out in clause 2(b)(2) of the Scheme of Arrangement to the extent those rights are cancelled on the Scheme Record Date in exchange for new replacement rights to be issued by MergeCo.
Under the Business Combination Agreement, Twin Ridge will merge with and into Merger Sub, with Merger Sub surviving the Merger as a wholly-owned subsidiary of MergeCo. By virtue of the Merger and without any action on the part of any party or holder of their securities (a) Twin Ridge Class A Ordinary Shares and Public Warrants comprising each issued and outstanding Twin Ridge Unit immediately prior to the Twin Ridge Merger Effective Time, shall be automatically separated (the “Unit Separation”), and the holder thereof shall be deemed to hold such Twin Ridge Units in constituent parts; provided that no fractional Public Warrant will be issued in connection with the Unit Separation such that if a holder of Twin Ridge Units would be entitled to receive a fractional Public Warrant upon the Unit Separation, then the number of Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of Public Warrants and (b) Twin Ridge Class A Ordinary Shares, Twin Ridge Class B Ordinary Shares, Public Warrants and Private Placement Warrants, in each case, issued and outstanding immediately prior to the Twin Ridge Merger Effective Time, will automatically cancel, exchange or adjust (as applicable) in the following manner:
•	Each Twin Ridge Class B Ordinary Share, shall convert automatically, on a one-for-one basis, into a Twin Ridge Class A Ordinary Share;
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Immediately after the Pre-Merger Conversion, each Twin Ridge Class A Ordinary Share shall be automatically cancelled in exchange for one validly issued, fully paid and non-assessable MergeCo Ordinary Share;

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Each Public Warrant shall be automatically exchanged to become one MergeCo Public Warrant. Each such MergeCo Public Warrant will be subject to substantially the same terms and conditions set forth in the Existing Warrant Agreement, pursuant to which such Twin Ridge Public Warrant was issued immediately prior to the Twin Ridge Merger Effective Time; and

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Each Private Placement Warrant shall be automatically exchanged to become one MergeCo Public Warrant (each, a “MergeCo Founder Warrant”). Each such MergeCo Founder Warrant will be subject to substantially the same terms and conditions set forth in the Existing Warrant Agreement pursuant to which such Twin Ridge Private Warrant was issued immediately prior to the Twin Ridge Merger Effective Time.

Conditions to the Closing of the Business Combination
Conditions to the Obligations of Each Party
The obligations of Carbon Revolution, Twin Ridge, MergeCo and Merger Sub to consummate the Business Combination are subject to the satisfaction or waiver (where permissible) of certain conditions precedent set forth in the Scheme Implementation Deed, including those which are listed below.

Conditions to Closing under the Scheme Implementation Deed
The obligations of the parties to consummate the Scheme Implementation Deed are subject to the satisfaction or waiver (where permissible) of certain conditions precedent, including those listed below.
Conditions that Cannot be Waived
Certain conditions precedent cannot be waived by the parties to the Scheme Implementation Deed including (but not limited to):
•	Certain governmental, court and regulatory approval of the transactions contemplated by the Business Combination Agreement and Scheme Implementation Deed;
•	Carbon Revolution obtains necessary shareholder approval;
•	The approval of the Required Twin Ridge Shareholder Proposals at the General Meeting will have been obtained;
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Twin Ridge's business combination deadline is extended to a date not earlier than May 31, 2023, or such other date that the parties to the Scheme Implementation Deed may agree and, following exercise by Twin Ridge shareholders of their redemptions rights, Twin Ridge continues to satisfy the continued listing standards of NYSE, NYSE American or Nasdaq and will continue to satisfy such continued listing standards until the Implementation Date (as defined in the Scheme Implementation Deed);

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This proxy statement/prospectus becoming effective in accordance with the provisions of the Securities Act, no stop order being issued by the SEC and remaining in effect with respect to this proxy statement/prospectus and no proceeding seeking such a stop order being threatened or initiated by the SEC and remain pending;

•	The Business Combination Agreement is not terminated or rescinded and has otherwise not ceased to have effect in accordance with its terms;
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MergeCo is reasonably expected to have, immediately following the Implementation Date (as defined in the Scheme Implementation Deed) at least $5,000,001 of net tangible assets (as determined in accordance with 3a51-1(g)(1) of the Exchange Act) assuming certain redemptions as described in the Scheme Implementation Deed;

•	MergeCo Ordinary Shares are issued pursuant to the Scheme Implementation Deed being approved for listing on either NYSE, NYSE American or Nasdaq; and
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MergeCo enters into a composition agreement with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities with the Depository Trust Company in respect of the MergeCo Ordinary Shares and MergeCo Warrants.

Certain Conditions for the Benefit of Twin Ridge and Carbon Revolution
The following condition precedent is for the benefit of Twin Ridge and Carbon Revolution, which may be waived by agreement between Twin Ridge and Carbon Revolution:
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No temporary, preliminary, or final order, injunction, decision, decree or legal restraint or prohibition and no action or investigation by any Australian, United States or Irish Government Agency which prevents completion of the Business Combination.

Certain Conditions for the Benefit of Twin Ridge
Certain conditions precedent are for the benefit of Twin Ridge, which may be waived by Twin Ridge, including (but not limited to):
•	Neither the Carbon Revolution Prescribed Occurrence or MergeCo Prescribed Occurrence (as both are defined in the Scheme Implementation Deed) has occurred; and
•	Certain representations and warranties of Carbon Revolution and MergeCo, are true and correct in all material respects as at the date of the Scheme Implementation Deed and the Second Court Date.

Certain Conditions for the Benefit of Carbon Revolution
Certain conditions precedent are for the benefit of Carbon Revolution, which may be waived by Carbon Revolution, including (but not limited to):
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An independent expert’s report (as chosen in accordance with the Scheme Implementation Deed) is issued and concludes that the Capital Reduction and Scheme are in the best interests of Carbon Revolution shareholders;

•	No SPAC Prescribed Occurrence (as defined in the Scheme Implementation Deed) occurs;
•	A duly executed Registration Rights Agreement is delivered by Twin Ridge to MergeCo and Carbon Revolution;
•	The Equity Purchase Agreement remains in full force and effect; and
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Certain representations and warranties of Twin Ridge are true and correct in all material respects as at the date of the Scheme Implementation Deed and the Second Court Date (as defined in the Scheme Implementation Deed).

Representations and Warranties
The Scheme Implementation Deed contains customary representations and warranties made by Carbon Revolution to Twin Ridge and MergeCo relating to a number of matters, including (but not limited to) the following:
•	Carbon Revolution has the requisite authority, and power, to enter into the Business Combination Agreement and the Scheme Implementation Deed and to complete the contemplated transactions;
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Carbon Revolution’s implementation of the transactions contemplated by the Scheme Implementation Deed, the Business Combination Agreement and each other transaction document will not result in default by Carbon Revolution under its constitution or any applicable material writ, order, injunction, judgement, law, rule or regulation;

•	The validity and binding effect of the Scheme Implementation Deed on Carbon Revolution;
•	Carbon Revolution’s compliance with laws, including continuous disclosure obligations;
•	Carbon Revolution’s capital structure;
•	The lack of an insolvency event or regulatory action involving Carbon Revolution;
•	Carbon Revolution has all necessary licenses, authorizations and permits for it to conduct its business; and
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Other than certain governmental and regulatory consents and approvals specified in the Scheme Implementation Deed, no other consents from government agencies are necessary in connection with the Scheme Implementation Deed, Business Combination Agreement and each transaction document related to the Business Combination to which Carbon Revolution is a party.

Certain of these representations and warranties are qualified as to “materiality” or “Carbon Revolution Material Adverse Effect”. For the purposes of the Scheme Implementation Deed, a “Carbon Revolution Material Adverse Effect” means any event, change, condition, matter, circumstance or thing occurring before, on or after the date of the Scheme Implementation Deed which has, or would be reasonably likely to have, either individually or in aggregate with all such events, changes, conditions, matters, circumstances or things of a like kind that have occurred or are reasonably likely to occur, has had or would be reasonably likely to have an adverse effect on the consolidated net assets of the Carbon Revolution Group (taken as a whole and compared to what they would have been absent the event, change, condition, matter, circumstance or thing) of at least A$20 million.
The Scheme Implementation Deed contains customary representations and warranties made by MergeCo to Twin Ridge and Carbon Revolution relating to a number of matters, including (but not limited to) the following:
•	MergeCo has the requisite authority, and power, to enter into the Business Combination Agreement and the Scheme Implementation Deed and to complete the contemplated transactions;

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Implementation of the transactions contemplated by the Scheme Implementation Deed, the Business Combination Agreement and each other transaction document by MergeCo and Merger Sub will not result in default by MergeCo or Merger Sub of their constituent documents or any applicable material writ, order, injunction, judgement, law, rule or regulation;

•	The validity and binding effect of the Scheme Implementation Deed on MergeCo;
•	The lack of an insolvency event or regulatory action involving MergeCo and Merger Sub;
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Other than as contemplated by the Scheme Implementation Deed, MergeCo does not require any governmental and regulatory approvals or consents to enter into the Business Combination Agreement and Scheme Implementation Deed; and

•	MergeCo’s ownership and operation.
The Scheme Implementation Deed additionally contains customary representations and warranties made by Twin Ridge to Carbon Revolution and MergeCo relating to a number of matters, including (but not limited to) the following:
•	Twin Ridge has requisite authority, and power, to enter into the Business Combination Agreement and the Scheme Implementation Deed and to complete the contemplated transactions;
•	Twin Ridge’s capitalization;
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Twin Ridge’s implementation of the transactions contemplated by the Scheme Implementation Deed, the Business Combination Agreement and each other transaction document will not result in default by Twin Ridge;

•	The validity and binding effect of the Scheme Implementation Deed on Carbon Revolution;
•	The lack of other dealings between Twin Ridge and Carbon Revolution, or the Carbon Revolution Board and Carbon Revolution’s employees;
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Twin Ridge has or is obtaining all required governmental and regulatory approvals or consents necessary in connection with the Scheme Implementation Deed, Business Combination Agreement and each transaction document to which is a party; and

•	Other than as contemplated by the Scheme Implementation Deed, Twin Ridge has necessary shareholder approval.
The representations and warranties shall terminate and expire upon the occurrence of the Closing of the transactions contemplated thereby. The representations and warranties are solely for the benefit of the parties thereto.
Closing and Effective Time of the Business Combination
The parties are required to use reasonable endeavors to take all necessary steps and exercise all rights necessary to implement the Scheme and Business Combination, in accordance with the Timetable (as defined in the Scheme Implementation Deed).
Failure by a party to meet any timeframe or deadline set out in the Timetable does not constitute a breach to the extent that such failure is due to circumstances and matters outside the party’s control or due to Carbon Revolution taking or omitting to take any action in response to a competing proposal as permitted or contemplated by the Scheme Implementation Deed. Each party is required to keep the other informed about their progress against the Timetable and notify the other parties if it believes that any of the dates in the Timetable are not achievable.
To the extent that any of the dates or timeframes set out in the Timetable become unachievable due to matters outside of a party’s control, the parties agree to consult in good faith to agree to any necessary extension to ensure such matters are completed within the shortest possible timeframe.
Covenants of the Parties
Conduct of Business by MergeCo Pending Closing
Under the Scheme Implementation Deed, MergeCo is required to take all necessary steps to implement the Business Combination as soon as reasonably practicable, including (but not limited to): (i) providing consent for the information about MergeCo that appears in the Scheme Booklet, (ii) delivering the Deed Poll (as defined in the Scheme Implementation Deed), (iii) providing the Scheme Consideration (as defined in the Scheme Implementation

Deed) if the Scheme becomes Effective and (iv) agreeing to become Carbon Revolution’s sole shareholder on the Implementation Date (as defined in the Scheme Implementation Deed).
Under the Scheme Implementation Deed, except with the prior written approval of Twin Ridge (not to be unreasonably withheld or delayed), MergeCo agrees on behalf of itself and its subsidiaries, to take (or not take) certain actions prior to the Implementation Date (as defined in the Scheme Implementation Deed), including (but not limited to) the following, except to the extent contemplated by the Scheme Implementation Deed, the Business Combination Agreement or the Transaction:
•	MergeCo will carry on its business in the ordinary course and will not grant any right or incur any liability outside of the ordinary course.
•	MergeCo will not convert all or any of its shares into a larger or smaller number of shares.
•	MergeCo will not permit any transfer of its shares to occur, or any encumbrance or trust to be created over or in respect of its shares (or any interest in them).
•	MergeCo will not reduce its share capital in any way or reclassify, combine, split or redeem or repurchase directly or indirectly any of its shares.
•	MergeCo will not repurchase, enter into a buy-back agreement or resolve to approve the terms of a buy-back agreement.
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MergeCo will not make or declare, or announce an intention to make or declare, any distribution (whether by way of dividend, capital reduction or otherwise and whether in cash or in specie) or otherwise undertake to issue any shares, grant an option over its shares or agree to make an issue of or grant an option over shares.

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MergeCo will not undertake to acquire or dispose of, agree to acquire or dispose of or offer, propose, announce a bid or tenders for any business, entity or undertaking or assets, merge or consolidate with any other person or restructure, reorganize or completely or partially liquidates or dissolve.

•	MergeCo will not create, or agree to create any encumbrance over or declares itself the trustee of any of its business or property or otherwise undergo an insolvency event.
•	MergeCo will not commence any legal proceedings or threaten to do so.
Conduct of Business by Carbon Revolution Pending Closing
Under the Scheme Implementation Deed, Carbon Revolution is required to take all necessary steps to implement the Business Combination as soon as reasonably practicable, including (but not limited to): (i) announcing the Carbon Revolution directors’ unanimous recommendation to vote in favor of the Scheme and Capital Reduction in the absence of a Superior Proposal (as defined in the Scheme Implementation Deed) and subject to the independent expert continuing to conclude that the Scheme and the Capital Reduction are in the best interest of Carbon Revolution’s shareholders, (ii) preparing the Scheme Booklet, (iii) appointing an independent expert and investigating accountant, (iv) coordinating with the Australian Securities & Investments Commission, Australian courts and Twin Ridge, (v) sending the Scheme Booklet to Carbon Revolution shareholders, (vi) convening a meeting of Carbon Revolution’s shareholders for approval of the Scheme and Capital Reduction, (vii) if the Scheme becomes Effective, implementing the Capital Reduction and issuing one Carbon Revolution share to MergeCo and (viii) using reasonable endeavors to pursue and implement the Bridge Financing (as defined in the Scheme Implementation Deed) on or before March 31, 2023.
Under the Scheme Implementation Deed, from the date of signing of the Scheme Implementation Deed to the Implementation Date (as defined in the Scheme Implementation Deed), Carbon Revolution is required to take (or not take) certain actions prior to the Implementation Date (as defined in the Scheme Implementation Deed), including (but not limited to) the following:
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Carbon Revolution will conduct its businesses and operations and will cause each other Carbon Revolution group member to conduct its respective business and operations, in the ordinary and usual course generally consistent with past practice.

•	Carbon Revolution will keep Twin Ridge informed of any material developments concerning the conduct of its business.
•	Carbon Revolution will not pay, declare, determine or otherwise agree to pay any dividend or distribution.

•	Carbon Revolution will not enter into any line of business or other activities in which the Carbon Revolution group is not engaged as at the date of the Scheme Implementation Deed.
•	Carbon Revolution will provide monthly management accounts for Carbon Revolution and its subsidiaries, in a timely manner to Twin Ridge.
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Carbon Revolution will promptly notify Twin Ridge of any legal proceeding, claim or investigation which may be threatened or asserted or commenced against Carbon Revolution or its subsidiaries and which is material in the context of Carbon Revolution and its subsidiaries taken as a whole.

•	Carbon Revolution will comply in all material respects with all applicable authorizations, laws and regulations.
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Carbon Revolution will make all reasonable efforts, and procure that each of its subsidiaries makes all reasonable efforts to (i) comply with the terms of all Material Contracts (as defined in the Scheme Implementation Deed); (ii) preserve and maintain the value of the business and assets of the Carbon Revolution group; (iii) keep available the services of the Carbon Revolution Locked-Up Persons (subject to normal operating attrition rates) employees of each Carbon Revolution group member; (iv) maintain and preserve their relationship with stakeholders; and (v) ensure that there is no occurrence within their control that would constitute or be likely to constitute a Carbon Revolution Adverse Change.

•	Carbon Revolution will use its best endeavors to ensure that no Carbon Revolution Regulated Event (as defined in the Scheme Implementation Deed) occurs; and
•	Carbon Revolution will ensure that no Carbon Revolution Prescribed Occurrence occurs.
For purposes of the Scheme Implementation Deed, a “Carbon Revolution Prescribed Occurrence” means, subject to certain exceptions, any of the following events: (a) Carbon Revolution converting all or any of its shares into a larger or smaller number of shares, (b) a Carbon Revolution group member resolving to reduce its share capital in any way, (c) a Carbon Revolution group member entering into a buy-back agreement or resolving to approve the terms of a buy-back agreement under the Corporations Act, (d) a member of the Carbon Revolution group issuing shares or securities convertible into shares, or granting a performance right or an option over its shares, or agreeing to make such an issue or grant such an option or performance right, other than in connection with the Bridge Financing (as defined in the Scheme Implementation Deed), to a directly or indirectly wholly-owned subsidiary of Carbon Revolution for the purposes of implementing the Business Combination, on vesting or exercise of, or in respect of, a Carbon Revolution performance right or to any director or employee in accordance with existing arrangements or in the ordinary course (which existing arrangements or ordinary course remuneration cycle has been fairly disclosed in the disclosure materials), (e) a member of the Carbon Revolution group disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property, (f) a member of the Carbon Revolution group granting a security interest, or agreeing to grant a security interest, in the whole, or a substantial part, of its business or property (whether by way of a single transaction or a series of related transactions), other than in connection with existing facilities (or the refinancing of existing facilities), a lien which arises by operation of law or legislation securing an obligation that is not yet due, in connection with the Bridge Financing (as defined in the Scheme Implementation Deed) or in the ordinary course of business, or (g) an insolvency event occurs in relation to a Carbon Revolution group member. The following events are exceptions for the purposes of the definition of “Carbon Revolution Prescribed Occurrence”: (a) where required, permitted or contemplated by the Scheme Implementation Deed, (b) was fairly disclosed to Twin Ridge in the disclosure materials, (c) agreed to in writing by Twin Ridge, (d) required by a law, regulation or contract disclosed in the disclosure materials or a government agency, (e) was disclosed by Carbon Revolution in accordance with its continuous disclosure obligations between December 1, 2021 and November 30, 2022 or (f) in the ordinary course of business.
Conduct of Business by Twin Ridge Pending Closing
Under the Scheme Implementation Deed, Twin Ridge is required to take all necessary steps to implement the Business Combination as soon as reasonably practicable, including (but not limited to): (i) providing Carbon Revolution with information regarding Twin Ridge for inclusion in the Scheme Booklet, (ii) assisting with the Scheme Booklet and court documents and (iii) providing assistance, as requested by the independent expert or Carbon Revolution in connection with the independent expert report to be attached to the Scheme Booklet.

Under the Scheme Implementation Deed, from the date of signing of the Scheme Implementation Deed to the Implementation Date, Twin Ridge is required to take (or not take) certain actions prior to the Implementation Date including (but not limited to) the following:
•	Twin Ridge will maintain the condition of its business and material assets in all material respects.
•	Twin Ridge will not take any action that would give rise to a “SPAC Prescribed Occurrence” (as defined in the Scheme Implementation Deed).
•	Twin Ridge will not amend or otherwise change the organizational documents of Twin Ridge or form any subsidiary of Twin Ridge.
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Twin Ridge will not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any Twin Ridge securities and will not pay, declare, determine or otherwise agree to pay any dividend or distribution.

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Twin Ridge will not issue, sell, pledge, dispose of, grant or encumber, or authorize the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of Twin Ridge, or any options, warrants, convertible securities, or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including without limitation, any phantom interest) of Twin Ridge.

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Twin Ridge will not acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organization or enter into any strategic joint ventures, partnerships or alliances with any other person.

•	With the exception of reasonably necessary working capital loans, Twin Ridge will not incur indebtedness.
•	Twin Ridge will not amend the Trust Agreement or any other agreement related to the trust account.
•	Twin Ridge will promptly notify Carbon Revolution of any legal proceeding, claim or investigation which may be threatened or asserted or commenced against any it.
•	Twin Ridge will comply in all material respects with all applicable authorizations, laws and regulations.
Exclusivity
Under the Scheme Implementation Deed, during the period from and including the date of the Scheme Implementation Deed to the earlier of (i) the Effective Date (as defined in the Scheme Implementation Deed), (ii) the End Date (as defined in the Scheme Implementation Deed) and (iii) the termination of the Scheme Implementation Deed (the “Exclusivity Period”), each of Carbon Revolution and Twin Ridge will ensure that neither it, its related bodies corporates nor any respective related persons directly or indirectly (a) solicit, invite, encourage or initiate (including by the provision of non-public information to any third party) any inquiry, expression of interest, offer, proposal, discussion or other communication by any person in relation to, or which would reasonably be expected to encourage or lead to a competing proposal, or (b) subject to the Carbon Revolution Board’s fiduciary duties to its shareholders to consider a competing proposal (i) facilitate, participate in or continue any negotiations, discussions or other communications with respect to any inquiry, expression of interest, offer, proposal or discussion with any person in relation to, or which would reasonably be expected to encourage or lead to a competing proposal, (ii) negotiate, accept or enter into, or offer or agree to negotiate, accept or enter into, any agreement, arrangement or understanding regarding a competing proposal, (iii) disclose or otherwise provide or make available any non-public information about the business or affairs of the other party to a third party (other than a government agency that has the right to obtain that information and has sought it) in connection with, with a view to obtaining, or which would reasonably be expected to encourage or lead to the formulation, receipt or announcement of a competing proposal, whether by that third party or another person or (iv) communicate to any person an intention to do anything referred to in (i) to (iii).
The foregoing does not prohibit any action or inaction by Carbon Revolution or Twin Ridge, any of their respective related bodies corporate or respective related persons, if (i) in relation to an actual, proposed or potential competing proposal in relation to Carbon Revolution, the Carbon Revolution Board determines acting in good faith that: (a) after consultation with its advisers, such actual, proposed or potential competing proposal is a Superior Proposal (as defined in the Scheme Implementation Deed) or could reasonably be expected to become a Superior Proposal (as defined in the Scheme Implementation Deed); and (b) after receiving written legal advice from its external legal advisers, compliance with that clause would, or would be reasonably likely to, constitute a breach of any of the fiduciary or statutory duties of the Carbon Revolution Board; or (ii) in relation to an actual, proposed or potential competing transaction in relation to Twin Ridge, the Twin Ridge Board of Directors determines acting in good faith that: (a) after consultation with its advisers, such actual, proposed or potential competing Transaction is a SPAC Superior Transaction (as defined in the Scheme Implementation Deed) or could reasonably be expected to become a SPAC Superior Transaction (as defined in the Scheme Implementation Deed); or (b) after receiving written legal advice from its external legal advisers, compliance with that clause would, or would be reasonably likely to, constitute a breach of any of the fiduciary or statutory duties of the Twin Ridge Board of Directors.
Under the Scheme Implementation Deed Carbon Revolution (a) will not, and will procure that each of its related bodies corporate do not, enter into any legally binding agreement, arrangement or understanding (whether or not in writing) pursuant to which one or more of a third party, Carbon Revolution or any related body corporate of Carbon Revolution proposes or propose to undertake or give effect to an actual, proposed or potential competing proposal, and (b) must procure that none of the Carbon Revolution Board changes their recommendation in favor of the Scheme and the Capital Reduction, publicly recommend an actual, proposed or potential competing proposal (or recommend against the transaction) or make any public statement to the effect that they may do so at a future point, unless the following occurs:
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The Carbon Revolution Board acting in good faith and in order to satisfy what the Carbon Revolution Board considers to be their statutory or fiduciary duties (having received written legal advice from its external Australian legal advisers) determines that the competing proposal is, or would be reasonably likely to be, an actual, proposed or potential, Superior Proposal (as defined in the Scheme Implementation Deed);

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Carbon Revolution has provided Twin Ridge with the material terms and conditions of the actual, proposed or potential competing proposal (including price and form of consideration, conditions precedent, proposed deal protection arrangements and timetable) (in each case, to the extent known) and the identity of the third party making the actual, proposed or potential competing proposal;

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Carbon Revolution has given Twin Ridge at least five Business Days after the date of the provision of the information to provide a matching or superior counter-proposal to the terms of the actual, proposed or potential competing proposal; and

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Twin Ridge has not announced or otherwise formally proposed to Carbon Revolution a matching or superior counter-proposal to the terms of the actual, proposed or potential competing proposal by the expiry of the five Business Day period.

During the Exclusivity Period, Carbon Revolution and Twin Ridge will as soon as possible (and in any event within 24 hours) inform the other party if it or its related bodies corporate or respective related persons becomes aware of any (a) negotiations, discussions or other communications, approaches or attempt to initiate any negotiations, discussions or other communications, or intention to make such an approach or attempt to initiate any negotiations, discussions or other communications in respect of any inquiry, expression of interest, offer, proposal or discussion in relation to a competing proposal, (b) proposal made to Carbon Revolution or Twin Ridge (as applicable), any of their related bodies corporate or any of their respective related persons in connection with, or in respect of any exploration or completion of a competing proposal, or (c) provision by Carbon Revolution or Twin Ridge (as applicable), any of their related bodies corporate or any of their respective related persons of any non-public information concerning the business or operations of the Carbon Revolution group or Twin Ridge (as applicable) to any third party (other than a government agency) in connection with a competing proposal, whether direct or indirect, solicited or unsolicited, and in writing or otherwise.
Other Covenants and Agreements
The Business Combination Agreement and/or Scheme Implementation Deed contain certain other covenants and agreements, including, among others, covenants related to (a) the parties making necessary filings and providing reasonable assistance in such filings, (b) Carbon Revolution delivering to Twin Ridge certain financial information and unaudited financial statements, (c) the parties using reasonable best efforts and committing necessary resources, (d) the parties providing each other reasonable access to certain people and information, and (e) obligations of confidentiality and publicity relating to the Business Combination Agreement, the Scheme Implementation Deed and the transactions contemplated thereby.

Termination of the Business Combination Agreement
The Business Combination Agreement may be terminated prior to the Twin Ridge Merger Effective Time either (a) by mutual written consent of Twin Ridge and Carbon Revolution or (b) if the Scheme Implementation Deed has been terminated in accordance with its terms.
Termination of the Scheme Implementation Deed
The Scheme Implementation Deed may be terminated under certain circumstances, including: (a) by either party if (i) the Scheme has not, or will not, become Effective (as defined in the Scheme Implementation Deed) on or before October 31, 2023 (the “End Date”), (ii) Carbon Revolution shareholders have not agreed to the Scheme and Capital Reduction at the Scheme Meeting by the requisite majorities (iii) if certain conditions precedent are not satisfied by the earlier of the End Date or the time and date that specifically apply to that condition and such conditions precedent have not been waived or (iv) at any time before 8:00 a.m. on the Second Court Date if the Court or another Australian, U.S. or Irish Government Agency (including any other court) has taken any action permanently restraining or otherwise prohibiting or preventing the Scheme or the Business Combination, or has refused to do anything necessary to permit the Business Combination to be implemented by the End Date, and the action or refusal has become final and cannot be appealed or reviewed or the party, acting reasonably, believes that there is no realistic prospect of an appeal or review succeeding by the End Date; (b) by Twin Ridge if at any time prior to 8:00 a.m. on the Second Court Date (i) there is a Carbon Revolution Prescribed Occurrence or Carbon Revolution Regulated Event (as those terms are defined in the Scheme Implementation Deed), (ii) any member of the Carbon Revolution Board fails to recommend the Scheme and the Capital Reduction, adversely changes, withdraws or adversely modifies or qualifies his or her support of the Scheme or recommendation in favor of the transaction or otherwise makes a public statement indicating that such director no longer recommends the transaction or recommends, supports or endorses another transaction, or (iii) if in any circumstances Carbon Revolution enters into any legally binding agreement, arrangement or understanding giving effect to any actual, proposed or potential competing proposal (c) by Carbon Revolution if (i) there is a Twin Ridge Prescribed Occurrence (as defined in the Scheme Implementation Deed), (ii) any member of the Twin Ridge Board fails to recommend the transaction or that Twin Ridge shareholders should vote in favor of the Required Twin Ridge Shareholder Proposals and SPAC Extension Proposals (as defined in the Scheme Implementation Deed), withdraws, adversely changes, adversely modifies or adversely qualifies their support of the transaction or their recommendation that Twin Ridge’s shareholders vote in favor of the Required Twin Ridge Shareholder Proposals and SPAC Extension Proposals (as defined in the Scheme Implementation Deed) or makes a public statement indicating that such director no longer supports such proposals or recommends, supports or endorses a competing transaction, (ii) if Twin Ridge enters into a competing transaction, (iii) Twin Ridge has not by March 8, 2023 obtained shareholder approval to extend the deadline completing a business combination as necessary to at least May 31, 2023 or such other date as the parties reasonably agree or (iv) if the Carbon Revolution Board or a majority of the Carbon Revolution Board has changed, withdrawn, modified or qualified its recommendation as permitted under the Scheme Implementation Deed. (d) by Twin Ridge or Carbon Revolution, on or prior to 8:00 a.m. on the Second Court Date, if the other party is in material breach of a term of the Scheme Implementation Deed, written notice of the breach is given to the party and the party in breach has failed to remedy the breach within 10 Business Days (or any shorter period ending on the Second Court Date) after notice thereof, (e) if agreed in writing by Twin Ridge and Carbon Revolution, and (f) if the Business Combination Agreement is terminated in accordance with its terms.
Expenses
All expenses incurred in connection with the Business Combination Agreement, the Scheme Implementation Deed and the transactions contemplated thereby, including all legal, accounting, consulting, investment banking and other fees, expenses and costs, (x) in the case the Business Combination is consummated, will be for the account of the combined company or (y) in the case the Business Combination is not consummated, will be for the account of the party incurring such fees, expenses and costs, in each case subject to the terms of the Business Combination Agreement and Scheme Implementation Deed.
Additionally, regardless of whether the closing of the Business Combination occurs or not, under the Business Combination Agreement, (i) Twin Ridge and Carbon Revolution shall each equally (on a 50/50 basis) be responsible for SEC and other U.S. regulatory filing or approval fees incurred in connection with the transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed, including filing fees related to MergeCo’s Registration Statement/Proxy Statement and (ii) Carbon Revolution will be responsible, up to $1,500,000, for all costs and expenses (including any payments to the Trust Account that are necessary or advisable in order to incentivize non-redemptions from shareholders of Twin Ridge in order for Twin Ridge’s securities to remain listed on the NYSE) related to the extension of Twin Ridge’s business combination deadline, and Twin Ridge shall be solely responsible for any such costs and expenses greater than $1,500,000.
Governing Law
The Scheme Implementation Deed is governed by the laws in force in Victoria, Australia. Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in Victoria, Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.
The Business Combination Agreement and all claims and causes of action arising thereunder are governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State with the exception of (and to the extent mandatorily required) and provisions relating to the shares issuances and governance and administration of MergeCo, which are governed as to their validity, interpretation and performance by the laws of Ireland and provisions relating to the Scheme and governance and administration of Carbon Revolution that are required to be governed by the laws of Australia. Each of the parties to the Business Combination Agreement irrevocably and unconditionally consented and submitted to the exclusive jurisdiction and venue of the Delaware Court of Chancery or, if (and only if) the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware, and any appellate courts therefrom.
Other Agreements Related to the Business Combination
Voluntary Escrow Deeds
Certain directors and members of senior management of Carbon Revolution who hold shares or securities convertible into or exchangeable for shares of Carbon Revolution (“Restricted Shares”) have entered into a voluntary escrow deed (each, a “Voluntary Escrow Deed”) with Carbon Revolution pursuant to which, among other things, such Carbon Revolution Shareholder (each a “Holder”) agrees, subject to certain exceptions, not to sell, assign, transfer or otherwise dispose of or create any security interest (“Deal”) in the Restricted Shares between the date of the Voluntary Escrow Deed until the Implementation Date of the Scheme (“Escrow Period”). The form of Voluntary Escrow Deed is attached to this proxy statement/prospectus as Annex H.
Carbon Revolution will apply a holding lock to the Restricted Shares, which will be released at the conclusion of the Escrow Period (or as otherwise permitted under the Voluntary Escrow Deed).
Notwithstanding the foregoing, during the Escrow Period, Holders are permitted to:
•	With the prior approval of the Carbon Revolution Board, Deal in any of its Restricted Shares:
○
to fund the Holder’s liability associated with any tax, duty, levy, fee, penalty or charge imposed by any Governmental Agency in connection with any securities issued under any executive or employee incentive plan of Carbon Revolution; or

○	realize a maximum of A$100,000.
•	Deal in any of its Restricted Shares to the extent the Dealing is required in connection with the Scheme or contemplated by the Scheme Implementation Deed.
•	Deal in any of its Restricted Shares solely as a requirement of applicable law.
•
Grant a security interest over any (or all) of the Restricted Shares to a bona fide third-party financial institution as security for a loan, hedge or other financial accommodation (subject to certain conditions).

•
Dispose of any or all Restricted Shares to an affiliate of the Holder provided that such transferee agrees to be bound by the terms and conditions of the Voluntary Escrow Deed by entering into such further agreements as Carbon Revolution may reasonably require.

The Voluntary Escrow Deeds automatically terminate if the Scheme Implementation Deed terminates.
Additionally, the parties to the Scheme Implementation Deed agreed to use best endeavors to secure execution of a Voluntary Escrow Deed by certain additional Carbon Revolution shareholders as soon as practicable after the date of signing the Scheme Implementation Deed.

Sponsor Side Letter
Twin Ridge entered into the Sponsor Side Letter with the Founder Holders and certain directors and officers of Twin Ridge (the “Insiders”) pursuant to which the Founder Holders and Insiders have agreed to take, or not take, certain actions, including: (i) to vote any Twin Ridge Ordinary Shares owned by such party thereto (all such shares, the “Covered Shares”) in favor of the Merger and the Scheme and the other Required Twin Ridge Shareholder Proposals at the General Meeting, and any other special meeting of Twin Ridge’s shareholders called for the purpose of soliciting shareholder approval in connection with the consummation of the Merger and the Scheme, (ii) to waive the anti-dilution rights or similar protections with respect to the Twin Ridge Class B Ordinary Shares owned by such party as set forth in the governing documents of Twin Ridge, or otherwise, and (iii) not to redeem any Covered Shares owned by such Founder Holder or Insider. Pursuant to the Sponsor Side Letter, the Sponsor has also agreed that, immediately prior to the consummation of the Merger, and conditioned upon the consummation of the Merger, 327,203 of the 5,267,203 Twin Ridge Class B Ordinary Shares beneficially owned by the Sponsor shall be automatically forfeited and surrendered to Twin Ridge for no additional consideration. The Sponsor Side Letter is attached to this proxy statement/prospectus as Annex F.
Registration Rights Agreement
Prior to 8:00 a.m. on the Second Court Date (as defined in the Scheme Implementation Deed), the Business Combination Agreement and the Scheme Implementation Deed contemplates that, MergeCo, the Sponsor, certain Twin Ridge shareholders, and certain Carbon Revolution shareholders will enter into a registration rights agreement (the “Registration Rights Agreement”), pursuant to which, among other things, MergeCo will agree to undertake certain shelf registration obligations in accordance with the Securities Act, and certain subsequent related transactions and obligations, including, among other things, undertaking certain registration obligations, and the preparation and filing of required documents.
The Registration Rights Agreement also provides for certain lock-up restrictions on the Lock-up Shares. Pursuant to the Registration Rights Agreement, certain members of management and all of the directors of Carbon Revolution, the Sponsor Parties, Ms. Burns, Mr. Henrys and Mr. Pilnick (together with their respective successors and any permitted transferees) will agree to be subject to a 180-day lock-up from the Closing Date. Such lock-up restrictions are subject to certain customary exceptions.
Committed Equity Facility Financing
Concurrently with the execution of the Business Combination Agreement and Scheme Implementation Deed, Twin Ridge entered into the Equity Purchase Agreement with Yorkville Advisors pursuant to which, subject to the consummation of the transactions contemplated by the Business Combination Agreement and Scheme Implementation Deed, MergeCo has the option, but not the obligation, to issue, and Yorkville Advisors will subscribe for, an aggregate amount of up to $60 million of MergeCo Ordinary Shares at the time of MergeCo’s choosing during the term of the agreement, subject to certain limitations, including caps on exchanges, issuances and subscriptions based on trading volumes. For example, Yorkville Advisors is not required to purchase additional shares under the committed equity facility beyond the CEF Ownership Restriction, or US$10 million (A$15.0 million) per Advance Notice (as defined in the Equity Purchase Agreement), whichever is lower, which means MergeCo may not have full access to the entire $60 million. Each advance under the Equity Purchase Agreement (an “Advance”) may be in an amount of MergeCo Ordinary Shares up to the greater of $10 million or the aggregate daily trading volume of MergeCo Ordinary Shares in the five trading days immediately preceding to MergeCo requesting an Advance. The purchase price for an Advance is determined at the option of MergeCo and is either (a) 95% of the average daily VWAP (as defined below) during the applicable one-day pricing period or (b) 97% of the lowest daily VWAP during the applicable three consecutive trading day pricing period. “VWAP” means, for any trading day, the daily volume weighted average price of MergeCo Ordinary Shares for such date on the securities listing exchange on which the MergeCo Ordinary Shares are trading as of such date during regular trading hours as reported by Bloomberg L.P. The Equity Purchase Agreement will continue for a term of three years commencing from the sixth trading day following the closing of the Business Combination, unless prior terminated pursuant to its terms. The Equity Purchase Agreement is attached to this proxy statement/prospectus as Annex I.

2023 Incentive Equity Plan
All rights and options issued under Carbon Revolution’s existing FY20 employee stock ownership plan (“ESOP”), FY21 LTI and FY22 LTI and currently outstanding will be cancelled prior to the closing of the Business Combination. Pursuant to the Scheme Implementation Deed, MergeCo is required to issue MergeCo ordinary shares in exchange for outstanding Carbon Revolution ordinary shares at closing and rights to acquire MergeCo shares with respect to any unexercised rights granted under Carbon Revolution’s short-term equity incentive plan and employee rights plan, which rights will be cancelled prior to the closing. However, Carbon Revolution has determined to require any such unexercised rights to be exercised prior to closing and, as a result, the Carbon Revolution ordinary shares issued upon exercise of such rights will be exchanged for MergeCo ordinary shares in the Business Combination.
Prior to the effectiveness of the registration statement, the MergeCo Board and MergeCo’s shareholders will approve and adopt the Carbon Revolution 2023 Incentive Equity Plan (the “2023 Incentive Equity Plan”) which will reserve for grant a number of MergeCo Ordinary Shares determined based upon the Total Shares Outstanding. MergeCo intends to grant initial equity incentive awards with respect to a number of MergeCo Ordinary Shares equal to 5% of the Total Shares Outstanding promptly following MergeCo’s eligibility to register the issuance of such awards on Form S-8, which is expected to occur 60 days after the closing of the Business Combination. Such awards may take the form of MergeCo Ordinary Shares or other instruments such as options or rights with respect to MergeCo Ordinary Shares. Under the terms of the Scheme Implementation Deed, Carbon Revolution must seek the consent of Twin Ridge (not to be unreasonably withheld) in relation to the form and quantum of any employee or director short-term or long-term incentive or similar arrangements in excess of such 5% limitation. The total number of MergeCo Ordinary Shares reserved for issuance upon grant of equity incentive awards thereafter is expected to equal 8% of the Total Shares Outstanding (for an aggregate of 13% of the Total Shares Outstanding, inclusive of the initial equity incentive awards). Any such equity awards under the 2023 Incentive Equity Plan may be made to new hires or existing employees, consultants or directors. In addition, MergeCo's 2023 Equity Incentive Plan provides that the number of shares reserved and available for issuance under the 2023 Equity Incentive Plan will automatically increase each January 1, beginning on January 1, 2024, by no more than 5% of the outstanding number of MergeCo Ordinary Shares on the immediately preceding December 31, or such lesser number of shares as determined by the plan administrator. The 2023 Incentive Equity Plan is attached to this proxy statement/prospectus as Annex G.
Interests of Certain Persons in the Business Combination
The Sponsor and our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Required Twin Ridge Shareholder Proposals. As a result of such interests, the Sponsor and our directors and officers may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to Public Shareholders rather than fail to complete a business combination by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board) and be forced to liquidate and dissolve Twin Ridge. The Twin Ridge Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Twin Ridge’s shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Twin Ridge’s shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. These interests include:
•
the fact that the Founder Holders have agreed not to redeem any of the Founder Shares held by them in connection with a vote of Twin Ridge’s shareholders to approve a proposed initial business combination, including the Business Combination;

•
the fact that the Sponsor is entitled to designate two directors on the MergeCo Board, which designation right was waived provided that MergeCo extend offers to join the Board to four individuals mutually agreed upon by Carbon Revolution and Twin Ridge and at least two of such individuals accept such offers;

•
the fact that the Sponsor paid an aggregate of $25,000 for 5,750,000 Twin Ridge Class B Ordinary Shares on January 12, 2021. After giving effect to (i) the forfeiture of 422,797 Twin Ridge Class B Ordinary Shares in connection with the underwriters’ partial exercise of the over-allotment option and (ii) the forfeiture of 327,203 Twin Ridge Class B Ordinary Shares, the remaining 5,000,000 Twin Ridge Class B Ordinary Shares held by the Sponsor Parties, in which certain of Twin Ridge’s officers and directors hold a direct and indirect interest, Alison Burns, Paul Henrys and Gary Pilnick, would be worthless if the Business

Combination or another business combination is not consummated by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board), because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination, and if unrestricted and freely tradable would be valued at approximately $53,600,000 based upon the closing price of $10.72 per Twin Ridge Class A Ordinary Share on the NYSE on August 14, 2023;
•
the fact that the Sponsor paid an aggregate of $7,661,763 for 5,107,842 Private Placement Warrants, each exercisable to purchase one Twin Ridge Class A Ordinary Share at $11.50 per share, subject to adjustment, currently held by the Sponsor, in which certain of Twin Ridge’s officers and directors hold a direct and indirect interest, and which were acquired in a private placement that took place simultaneously with the consummation of the IPO, would become worthless if the Business Combination or another business combination is not consummated by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board). Such securities may have a higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $182,350, based upon the closing price of $0.0357 per Public Warrant on the NYSE on August 14, 2023;

•
the fact that if the Business Combination or another business combination is not consummated by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board), Twin Ridge will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Twin Ridge Class A Ordinary Shares for cash and, subject to the approval of its remaining shareholders and the Twin Ridge Board, dissolving and liquidating;

•
the fact that the Sponsor Parties paid an aggregate of $7,686,763 for its investment in MergeCo, as summarized in the table below, and following the consummation of the Business Combination, the aggregate value of the Sponsor’s investment will be $53,139,150 (after giving effect to the forfeiture of 327,203 Twin Ridge Class B Ordinary Shares), based upon the respective closing price of the Twin Ridge Class A Ordinary Shares and the Public Warrants on August 14, 2023.

Sponsor Parties Ownership of Twin Ridge Prior to the Business Combination
	Securities held by the Sponsor Parties	Sponsor Cost ($)
Founder Shares	5,267,203	$25,000(1)
Private Placement Warrants	5,107,842	$7,661,763
Total		$7,686,763
(1)	Includes cost for 60,000 Founder Shares held by the independent directors of Twin Ridge.
Sponsor Parties Ownership of MergeCo Following the Business Combination
	Securities held by The Sponsor Parties Prior to Closing	Value per Security ($)(2)	Total Value ($)
MergeCo Ordinary Shares Issued to Holders of Founder Shares	4,940,000(1)	$10.72	$52,956,800
MergeCo Private Placement Warrants	5,107,842	$0.0357	$182,350
Total			$53,139,150
(1)
Immediately prior to the consummation of the Merger and conditioned upon the consummation of the Merger, the Sponsor has agreed that 327,203 Founder Shares shall be automatically forfeited and surrendered to Twin Ridge for no additional consideration.

(2)	Value per security is based upon the closing price of $10.72 per Twin Ridge Class A Ordinary Share and $0.0357 per Public Warrant on the NYSE on August 14, 2023.
•
the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•	fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Twin Ridge shareholders experience a negative rate of return in MergeCo;
•
if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Twin Ridge to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Shares, or such lesser per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

•
the Sponsor (including its representatives and affiliates) and Twin Ridge directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Twin Ridge or Carbon Revolution. For example, each of Twin Ridge’s officers may be considered an affiliate of the Sponsor, which was formed for the sole purpose of investing in Twin Ridge. The Sponsor and Twin Ridge’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Twin Ridge completing its initial business combination. Moreover, certain of Twin Ridge’s directors and officers have time and attention requirements for certain other companies. Twin Ridge’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Twin Ridge and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Twin Ridge’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Twin Ridge, subject to applicable fiduciary duties.

•	the continued indemnification of Twin Ridge’s existing directors and officers and the continuation of its directors’ and officers’ liability insurance after the Business Combination;
•
the fact that the Sponsor and our directors and officers, or their affiliates, will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses incurred by them on Twin Ridge’s behalf incident to identifying, investigating and consummating an initial business combination, including the formation and setting up of the Sponsor and related entities, if an initial business combination is not consummated by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board). As of the date of this proxy statement/prospectus, no out-of-pocket expenses have been incurred by Twin Ridge’s officers and directors and there are no outstanding out-of-pocket expenses for which Twin Ridge’s officers or directors are awaiting reimbursement;

•
that, at the closing of the Business Combination we will enter into the Registration Rights Agreement with the Sponsor Parties and our directors and officers, which provides for registration rights to such persons and their permitted transferees; and

•
the fact that the Business Combination Agreement provides for the continued indemnification of Twin Ridge’s existing directors and officers and required Carbon Revolution to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain Twin Ridge directors and officers after the Business Combination.

The personal and financial interests of the Sponsor as well as Twin Ridge’s executive officers and directors may have influenced their motivation in identifying and selecting Carbon Revolution as a business combination target, completing the Business Combination with Carbon Revolution and influencing the operation of the business following the Business Combination. The Twin Ridge Board concluded, in its business judgment, that the potential benefits that it expects Twin Ridge and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the interests the Sponsor and our directors and officers have in the Business Combination. Accordingly, the Twin Ridge Board unanimously determined that the Business Combination, the Scheme and the transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed (including the Merger and the Scheme) are fair and advisable to, and in the best interests of, Twin Ridge and its shareholders. This explanation of the Twin Ridge Board's reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements”. In considering the recommendations of the Twin Ridge Board to vote for the proposals, its shareholders should consider these interests. Additionally, following the Closing, the Sponsor will have the right to designate two members of the MergeCo Board. Any vote made by such individual appointed by the Sponsor as part of such individual’s service on the MergeCo Board does not express the vote of Twin Ridge in any capacity, but solely such individual’s vote as a director of MergeCo.
Twin Ridge Board’s Reasons for Approval of the Business Combination
In reaching its unanimous resolution (a) determining that the Business Combination Agreement, the Scheme Implementation Deed and the transactions contemplated thereby, including the Business Combination and the Scheme, are fair and advisable to, and in the best interests of, Twin Ridge and its shareholders and (b) recommending that Twin Ridge’s shareholders adopt the Business Combination Agreement and the Scheme Implementation Deed and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed, the Twin Ridge Board (i) consulted with Twin Ridge’s legal and financial advisors in connection with its evaluation of the Business Combination Agreement, the Scheme Implementation Deed, the Scheme and the Business Combination, (ii) reviewed the results of due diligence conducted by Twin Ridge’s management, together with its legal and financial advisors and (iii) considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Business Combination and the Scheme, the Twin Ridge Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. As described in the prospectus for the IPO, Twin Ridge’s acquisition and value creation strategy is to identify, acquire and build a company in the consumer or distribution sector that complements the experience of their management team, Industry Advisors, and directors and that can benefit from their collective operational experience of over 200 years. The Twin Ridge Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
The officers and directors of Twin Ridge have substantial experience with mergers and acquisitions and in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds enabled them to make the necessary analyses and determinations regarding the Business Combination with Carbon Revolution. In analyzing the Business Combination, the Twin Ridge Board conducted due diligence on Carbon Revolution and researched the industry in which it operates and concluded that the Business Combination was in the best interest of Twin Ridge’s shareholders.
In the prospectus for the IPO, Twin Ridge identified general, non-exclusive criteria and guidelines that Twin Ridge believed would be important in evaluating prospective target businesses. Twin Ridge indicated its intention to acquire companies that it believes possess the following characteristics:
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best-in-class businesses that benefit all stakeholders, where Twin Ridge can leverage its management expertise to maximize the companies’ positive impacts, build a stronger brand and value proposition, and drive financial return;

•	are fundamentally sound but underperforming their potential and exhibit unrecognized value creation opportunities;
•
strong competitive market positioning driven by brand equity, advantages of scope or scale, differentiated products or services, proprietary technology, robust infrastructure or strong customer or supplier relationships;

•
attractive financial profile with multiple avenues for continued future growth and margin upside that result in sustainable free cash flow generation and a defensible market position that is resilient to economic cycles;

•	businesses that can be acquired at an attractive valuation for public market investors;
•	experienced and public-ready management team with internal reporting and control systems that can comply with the requirements of a public listing; and
•	potential to offer an attractive risk-adjusted return for our shareholders across business cycles.
In addition, Twin Ridge focused its search on acquisition targets that it believed would benefit from Twin Ridge’s management and operating partners’ expertise, including those of the Sponsor and its affiliates, on a post-closing basis. The foregoing criteria were not exhaustive and evaluations relating to the merits of each potential business combination were based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that Twin Ridge’s management and the Twin Ridge Board deemed relevant.
In considering the Business Combination and the Scheme, Twin Ridge Board concluded that the Carbon Revolution business met the above criteria.
In considering the Business Combination and the Scheme, the Twin Ridge Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement, the Scheme Implementation Deed and the transactions contemplated thereby (including the Merger and the Scheme), including, but not limited to, the following factors (not necessarily in order of relative importance):
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Reasonableness of the aggregate consideration to be paid to the Public Shareholders under the Business Combination Agreement and the Scheme Implementation Deed. Following a review of the financial data provided to Twin Ridge, including certain audited and unaudited financial information and models regarding Carbon Revolution (including, where applicable, the assumptions underlying such unaudited financial information and models) and Twin Ridge’s due diligence review of Carbon Revolution’s business, the Twin Ridge Board determined that the consideration to be paid to the Carbon Revolution shareholders was reasonable in light of such data and financial information. In this context “reasonable” means (i) given the uniqueness of the Carbon Revolution business model, that the work done by the third-party due diligence advisors supported the “reasonableness” of the assumptions used to validate the business model, (ii) that the variables considered by the Twin Ridge Board in relation to the financial analysis for the Carbon Revolution business were a reasonable basis to compute the valuation and (iii) given the inherent uncertainties in any long-term projections, that the assumptions underlying them supported their “reasonableness”.

•
Mission-Driven Leadership Team with a Strong Track Record. The Twin Ridge Board believes that Carbon Revolution has a strong, experienced public company management team with a proven track record of operational excellence. Twin Ridge is confident in the management team’s deep industry knowledge and strategic vision and believes that the Twin Ridge and Carbon Revolution teams will form a collaborative and effective long-term partnership that is positioned to create and enhance shareholder value going forward. Twin Ridge believes that Jacob Dingle, who is contemplated to serve as Chief Executive Officer of MergeCo, and Gerard Buckle, who is contemplated to serve as Chief Financial Officer of MergeCo, following the Closing, will provide important continuity in advancing Carbon Revolution’s strategic and growth objectives.

•
Due Diligence. The Twin Ridge Board reviewed and discussed in detail the results of the due diligence examination of Carbon Revolution conducted by Twin Ridge’s management team and Twin Ridge’s financial, legal and regulatory advisors, including extensive telephonic and in-person meetings with the management team and advisors of Carbon Revolution regarding Carbon Revolution’s business plan, operations, prospects and forecasts including historical growth trends and market share information as well as end-market size and growth projection, evaluation analyses with respect to the Business Combination, review of material contracts such as Carbon Revolution’s commercial agreements with Deakin University, government research grants from the Australian and Victorian government, supplier agreements with material suppliers, engineering and procurement firms, material contracts with top OEM customers and related purchase orders, licensing provisions in contractor agreements and research agreements related to key research partnerships, Carbon Revolution’s audited and unaudited financial statements and other material matters as well as general financial, technical, legal, intellectual property, regulatory, tax and accounting due diligence.

•
Financial Condition. The Twin Ridge Board reviewed factors such as Carbon Revolution’s historical financial results, and outlook and business and financial plans. In reviewing these factors, the Twin Ridge Board believed that Carbon Revolution was well positioned in its industry for potential strong future growth and therefore was likely to be positively viewed by public investors.

•
Reasonableness of Consideration. Following a review of the financial data provided to Twin Ridge, and the due diligence of Carbon Revolution’s business conducted by Twin Ridge’s management and Twin Ridge’s advisors, the management of Twin Ridge determined that the aggregate consideration to be paid in the Business Combination was reasonable.

•
Post-Closing Economic Interest in MergeCo. If the Business Combination is consummated, Twin Ridge’s shareholders (other than Twin Ridge’s shareholders that sought redemption of their Twin Ridge Ordinary Shares) would have a meaningful economic interest in MergeCo and, as a result, would have a continuing opportunity to benefit from the success of Carbon Revolution following the consummation of the Business Combination.

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Lock-Up. Pursuant to the Registration Rights Agreement, certain members of management and all of the directors of Carbon Revolution, the Sponsor Parties, Ms. Burns, Mr. Henrys and Mr. Pilnick (together with their respective successors and any permitted transferees) will agree to be subject to a 180-day lock-up from the Closing Date in respect of their MergeCo Ordinary Shares received in the Business Combination (subject to certain customary exceptions).

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Financing. The agreement of Yorkville Advisors to provide a committed equity facility in an aggregate amount of up to $60 million for MergeCo Ordinary shares, subject to the terms of the Equity Purchase Agreement.

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Industry and Trends. Carbon Revolution’s business is based in a proprietary technology and research and development manufacturing industry focused on supply chain integrity that the Twin Ridge Board considers attractive, and which, following a review of industry trends and other industry factors (including, among other things, historic and projected market growth), the Twin Ridge Board believes has continued growth potential in future periods.

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Negotiated Transaction. The Twin Ridge Board considered the terms and conditions of the Business Combination Agreement, the Scheme Implementation Deed and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both Twin Ridge and Carbon Revolution to complete the Business Combination. The Twin Ridge Board also considered the financial and other terms of the Business Combination and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Carbon Revolution and Twin Ridge.

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Other Alternatives. After a review of other business combination opportunities reasonably available to Twin Ridge, the Twin Ridge Board believes that the proposed Business Combination represents the best potential business combination reasonably available to Twin Ridge taking into consideration, among other things, the timing and likelihood of accomplishing the goals of any alternatives.

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Post-Closing Governance. The fact that the Sponsor had negotiated the right to nominate a certain number of members of the MergeCo Board following the Business Combination, which the Twin Ridge Board believes will allow for the combined company to benefit from the Sponsor’s professional relationships to identify potential board members that will have appropriate industry and/or financial knowledge and professional experience to oversee the combined company and drive returns for shareholders. See “Comparison of Corporate Governance and Shareholder Rights” for more information.

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Advisor SPAC Experience. The fact that representatives of the Advisor that provided advice to Twin Ridge on financial and strategic matters in connection with the Business Combination have expertise in a wide variety of SPAC transactions. Gregory Ethridge and Nicholas Petruska have held and hold officer positions at multiple SPACs that have successfully completed business combinations in the advanced mobility, automotive and automotive technology sectors.

The Twin Ridge Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•	Benefits May Not Be Achieved. The potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
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Regulation. The risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the projected financial results and the other business benefits anticipated to result from the Business Combination.

•	Shareholder Vote. Twin Ridge’s shareholders may fail to approve the proposals necessary to effect the Business Combination.

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Closing Conditions. The potential risks and costs associated with the Business Combination failing to be consummated in a timely manner or that Closing might not occur despite the reasonable best efforts of the parties. The completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Twin Ridge’s control, including the receipt of certain required regulatory approvals.

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Litigation Related to the Business Combination. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Listing Risks. The challenges associated with preparing Carbon Revolution for the applicable disclosure and listing requirements to which Carbon Revolution will be subject as a publicly traded company in the United States.

•	Market Volatility. The possibility that the market for Twin Ridge Class A Ordinary Shares experiences volatility and disruptions, causing deal disruption.
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Liquidation. The risks and costs to Twin Ridge if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Twin Ridge being unable to effect an initial business combination by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board).

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Redemption Risk. The potential that a significant number of Twin Ridge’s shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Organizational Documents. However, even in the event that a significant number of Twin Ridge’s shareholders elect to redeem their shares, this redemption would not prevent the consummation of the Business Combination.

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Exclusivity. The fact that the Business Combination Agreement and Scheme Implementation Deed includes an exclusivity provision that prohibits Carbon Revolution and Twin Ridge from soliciting other business combination proposals, as further discussed in “—The Business Combination, the Business Combination Agreement and the Scheme Implementation Deed—Covenants of the Parties—Exclusivity”.

•	Litigation. The possibility of shareholder litigation challenging the Business Combination.
•	COVID-19. The impact of the COVID-19 pandemic on Carbon Revolution's business.
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Waiver of Corporate Opportunity Doctrine. The Existing Organizational Documents contain a waiver of the corporate opportunity doctrine, and there could have been business combination targets that have been appropriate for a combination with Twin Ridge but were not offered due to a Twin Ridge director’s duties to another entity. Twin Ridge and its management are not aware of any such corporate opportunities not being offered to Twin Ridge and does not believe that the waiver of the corporate opportunity doctrine in its Existing Organizational Documents interfered with its ability to identify an acquisition target, including the decision to pursue the Business Combination.

In addition to considering the factors described above, the Twin Ridge Board also considered other factors, including, without limitation:
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Interests of Certain Persons. The Sponsor, Twin Ridge’s officers and certain of its directors may have interests in the Business Combination (see “Shareholder Proposal 1 – The Business Combination Proposal—Interests of Certain Persons in the Business Combination”).

•	Fees and Expenses. The associated fees and expenses were waived by the underwriters. (see “Shareholder Proposal 1 — The Business Combination Proposal—Background to the Business Combination”.
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Other Risk Factors. Various other risk factors associated with the business of Carbon Revolution, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

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Fairness Opinion. Craig-Hallum, Twin Ridge's financial advisor, provided its Fairness Opinion to the Twin Ridge Board that, subject to the assumptions, qualifications, limitations and other matters set forth in the opinion, (i) the consideration in the Transactions is fair from a financial point of view to Twin Ridge and (ii) the fair market value of Carbon Revolution equals or exceeds 80% of the amount held by Twin Ridge in trust for benefit of its Public Shareholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account). Additionally, the opinion of Craig-Hallum was limited to the fairness of the aggregate consideration to be received by all of the Twin Ridge shareholders, collectively as a group, including the Sponsor and its affiliates. Craig-Hallum did not express an opinion as to the fairness or the differences in consideration to be given to the Sponsor and its affiliates as opposed to all other shareholders of Twin Ridge.
The Twin Ridge Board concluded, in its business judgment, that the potential benefits that it expects Twin Ridge and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the Twin Ridge Board unanimously determined that the Business Combination, the Scheme and the transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed (including the Merger and the Scheme) are fair and advisable to, and in the best interests of, Twin Ridge and its shareholders. This explanation of the Twin Ridge Board’s reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements”. See the section titled “Shareholder Proposal 1 — The Business Combination Proposal—Twin Ridge Board’s Reasons for Approval of the Business Combination” for additional information.

SHAREHOLDER PROPOSAL 1 — THE BUSINESS COMBINATION PROPOSAL
Overview
As discussed in this proxy statement/prospectus, Twin Ridge is asking its shareholders to adopt the Business Combination Agreement and Scheme Implementation Deed, and approve the Business Combination and the Scheme. Twin Ridge shareholders should read carefully this proxy statement/prospectus in its entirety for more detailed information concerning the Business Combination Agreement, which is attached as Annex A to this proxy statement/prospectus and the Scheme Implementation Deed, which is attached as Annex B to this proxy statement/prospectus. Please see the section entitled the “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents—The Business Combination, the Business Combination Agreement and the Scheme Implementation Deed” for additional information and a summary of certain terms of the Business Combination, the Business Combination Agreement and the Scheme Implementation Deed. Twin Ridge Shareholders are urged to read carefully the Business Combination Agreement and Scheme Implementation Deed in their entirety before voting on this proposal.
Background to the Business Combination
The proposed Business Combination was the result of a search by Twin Ridge for a potential transaction using the network, investment and operating experience of its management team. With the assistance of the Sponsor, Twin Ridge explored approximately 80 potential targets as described in further detail in the following paragraphs. The terms of the proposed Business Combination with Carbon Revolution were the result of arm’s-length negotiations between Twin Ridge and Carbon Revolution, and their respective representatives. The following is a brief summary of the background of this process, related transactions and the proposal of the Business Combination. This summary does not purport to describe every conversation among Twin Ridge, Carbon Revolution and the other parties that were involved in the business combination search.
Twin Ridge is a blank check company that was formed on January 7, 2021, for the purpose of effecting a merger, capital stock exchange, asset acquisition, stock purchase, reorganization or similar business combination with one or more businesses, which is referred to as its initial business combination.
On January 12, 2021, the Sponsor purchased 5,750,000 Twin Ridge Class B Ordinary Shares for a purchase price of $25,000, or approximately $0.004 per share. Such Twin Ridge Class B Ordinary Shares included an aggregate of up to 750,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Twin Ridge Class B Ordinary Shares outstanding would equal, on an as-converted basis, approximately 20% of the issued and outstanding Twin Ridge Ordinary Shares immediately following the closing of the IPO. On February 23, 2021, 20,000 Founder Shares were transferred to each of Alison Burns, Paul Henrys and Gary Pilnick.
On March 4, 2021, Twin Ridge completed its IPO of 20,000,000 Twin Ridge Units at a purchase price of $10.00 per unit, generating, in the aggregate, gross proceeds of $200 million. Each unit consists of one Twin Ridge Class A Ordinary Share and one-third of one redeemable Public Warrant. Each whole Public Warrant entitles the holder to purchase one Twin Ridge Class A Ordinary Share at an exercise price of $11.50 per share. Simultaneously with the consummation of the IPO and the sale of the Twin Ridge Units, Twin Ridge consummated a private placement to the Sponsor of 4,933,333 warrants at a price of $1.50 per Private Placement Warrant, generating, in the aggregate, gross proceeds of $7,400,000. Each Private Placement Warrant is exercisable to purchase one Twin Ridge Class A Ordinary Share at a price of $11.50 per whole share.
On March 10, 2021, the underwriters from Twin Ridge’s IPO partially exercised the over-allotment option and purchased an additional 1,308,813 Twin Ridge Units representing “Over-Allotment Units”, generating gross proceeds of $13,088,130. Concurrently, the Sponsor also purchased an additional 174,509 Private Placement Warrants, at a price of $1.50 per Private Placement Warrant, generating gross proceeds to Twin Ridge of $261,763.
As a result of the partial exercise of the underwriters’ over-allotment option, the Sponsor forfeited 422,797 Twin Ridge Class B Ordinary Shares on April 19, 2021. Accordingly, as of December 31, 2022, there are 5,327,203 Twin Ridge Class B Ordinary Shares issued and outstanding.
Barclays and Evercore, as representatives of the underwriters of Twin Ridge’s IPO, became entitled to deferred underwriting commissions in connection with the consummation of Twin Ridge’s initial business combination. On November 15, 2022, Twin Ridge received formal letters from each of Barclays and Evercore advising, among other things, that each bank has agreed to waive its right to the deferred underwriting commission, and did not receive any payment from Twin Ridge in connection with the fee waiver and will not receive any payment from Twin Ridge in connection with the Business Combination, other than Barclay’s receipt of reimbursement for certain expenses incurred to November 15, 2022, not to exceed $115,000; provided that such reimbursement shall only be paid if Twin Ridge consummates the Business Combination. Each bank has disclaimed any responsibility for any part of this proxy statement/prospectus.
Prior to the consummation of the IPO, neither Twin Ridge, nor anyone on its behalf, selected any specific target business or initiated any discussions, directly or indirectly, with any target business with respect to a transaction with Twin Ridge.
Following the IPO, Twin Ridge commenced a search for potential businesses and assets to acquire. As described in its IPO prospectus, Twin Ridge’s goal was to search for business combination targets across all segments of the consumer and distribution industries including, without limiting Twin Ridge’s scope, businesses that focus on the food, food distribution, and other food-related industries and valued between approximately $200 million and $500 million or more. However, Twin Ridge was not limited by these target characteristics.
In evaluating potential businesses and assets to acquire, Twin Ridge, together with the Sponsor and in consultation with the Twin Ridge Board, generally surveyed the landscape of potential acquisition opportunities based on their knowledge of and familiarity with the mergers and acquisitions marketplace. Twin Ridge focused its search using the general criteria and guidelines identified in the IPO prospectus which it believed would be important in evaluating a prospective target, including, businesses that it believed possessed the following characteristics:
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best-in-class businesses that benefit all stakeholders, where Twin Ridge can leverage its management expertise to maximize the companies’ positive impacts, build a stronger brand and value proposition, and drive financial return;

•	are fundamentally sound but underperforming their potential and exhibit unrecognized value creation opportunities;
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strong competitive market positioning driven by brand equity, advantages of scope or scale, differentiated products or services, proprietary technology, robust infrastructure or strong customer or supplier relationships;

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attractive financial profile with multiple avenues for continued future growth and margin upside that result in sustainable free cash flow generation and a defensible market position that is resilient to economic cycles;

•	businesses that can be acquired at an attractive valuation for public market investors;
•	experienced and public-ready management team with internal reporting and control systems that can comply with the requirements of a public listing; and
•	potential to offer an attractive risk-adjusted return for our shareholders across business cycles.
In addition, Twin Ridge focused its search on acquisition targets that it believed would benefit from Twin Ridge’s management and operating partners’ expertise, including those of the Sponsor and its affiliates, on a post-closing basis. The foregoing criteria were not exhaustive and evaluations relating to the merits of each potential business combination were based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that Twin Ridge’s management and the Twin Ridge Board deemed relevant.
During the search process, Twin Ridge conducted an evaluation of potential targets. Twin Ridge management held meetings with 25 potential targets that were identified by the Sponsor and its affiliates. The potential target companies were further narrowed down to 19 targets with which Twin Ridge entered into non-disclosure agreements, including Carbon Revolution. The Sponsor and its affiliates were involved during this process. Based on assessments of the targets with which Twin Ridge entered into non-disclosure agreements and in consultation with the Twin Ridge Board, including in respect of their product and market fit, growth potential, and management team strength, Twin Ridge held multiple meetings with six of those potential targets (including Carbon Revolution) to evaluate the business of these targets further as well as to determine which targets had marketable stories for going public and were properly equipped to enter into a business combination within a reasonable time. Before entering into a non-binding letter of intent with Carbon Revolution (as described below), Twin Ridge’s management team pursued select potential business combination targets, conducted preliminary due diligence on, had management meetings with, and negotiated preliminary terms of, potential transactions with such potential business combination targets, as further described below. Beginning shortly after the IPO, Twin Ridge held meetings via teleconference among members of Twin Ridge’s management team, certain of Twin Ridge’s advisors, the Sponsor and its affiliates, and in some cases members of the Twin Ridge Board, in order to discuss matters relating to Twin Ridge’s initial business combination. Initially, such meetings were intended to allow management and certain of its advisors to provide updates regarding the status of the evaluation of, and outreach to, potential business combination targets.
Of the six targets with which Twin Ridge held multiple meetings, Twin Ridge performed financial and operational due diligence on all of such potential targets (including Carbon Revolution). Out of those six potential targets, two proceeded to negotiate a letter of intent with Twin Ridge, with both potential targets (including Carbon Revolution) signing a non-binding letter of intent.
On June 1, 2021, Twin Ridge entered into a non-binding letter of intent with its first potential target, a company in the pet food industry (“Potential Target A”), with an exclusivity provision in favor of Twin Ridge that initially expired on July 15, 2021 and was extended several times through October 2021. After Twin Ridge’s management team conducted due diligence on Potential Target A and a go to market effort to gauge the ability to raise a private investment in public equity to fund such potential business combination, the Twin Ridge management team, in consultation with the Twin Ridge Board, determined a potential transaction with Potential Target A was not in the best interest of Twin Ridge and its shareholders due to the unavailability of financing arrangements in connection with a potential transaction with Potential Target A. The discussions between Twin Ridge and Potential Target A were discontinued thereafter.
With respect to Carbon Revolution, on October 14, 2022, representatives of Barclays contacted members of the Twin Ridge management team to make an introduction to Gregory Ethridge and Nicholas Petruska, who are affiliated with DDGN Advisors, LLC (“Advisor”) and other entities, who were seeking to find a SPAC partner to enter into a business combination with a potential target.
On October 17, 2022, Barclays made a formal introduction between members of the Twin Ridge management team and representatives of Advisor to discuss the merits of a potential business combination between Twin Ridge and Carbon Revolution.
On October 18, 2022, representatives of Advisor and William P. Russell, Jr., CEO and CFO of Twin Ridge, met via telephonic conference, where Advisor provided an overview of Carbon Revolution’s business and explained that an affiliate of Advisor had previously been pursuing a business combination with Carbon Revolution but it was determined that such affiliate would not be able to pursue such business combination due to its inability to satisfy certain regulatory net asset requirements in connection therewith, and Advisor believed that Twin Ridge may be a more suitable merger partner for a business combination transaction with Carbon Revolution. Between October 18, 2022, and October 24, 2022, representatives of Advisor and Twin Ridge discussed the potential business combination with Carbon Revolution in greater detail.
On October 19, 2022, Twin Ridge executed a non-disclosure agreement with an affiliate of Advisor and on October 20, 2022, Advisor shared certain preliminary diligence and process information and materials with Twin Ridge.
On October 20, 2022, Advisor shared an initial draft of a non-binding letter of intent with Twin Ridge relating to a business combination transaction between Twin Ridge and Carbon Revolution, which included preliminary key terms of and conditions for a potential transaction, subject to the completion of due diligence and the negotiation of definitive agreements. The initial non-binding letter of intent provided for, among other things, a pre-money valuation of Carbon Revolution of $200.0 million, payable in shares, a lock up of 180 days post-closing of the Business Combination for the holders of Founder Shares and management and directors of Carbon Revolution and certain customary conditions to closing the Business Combination. The initial non-binding letter of intent also provided for entry into support agreements, a registration rights agreement and a new management incentive plan, as well as designation rights with respect to the board of directors of the post-closing company to be agreed upon by the board of directors of the post-closing company. The initial non-binding letter of intent also provided that the parties will, prior to entry into definitive transaction documents, obtain commitments with one or more institutional investors to provide a committed equity facility, as well as, following entry into definitive transaction documents, seek to enter into binding forward purchase agreements. The initial non-binding letter of intent included a sixty-day exclusivity period in favor of Twin Ridge. The valuation of Carbon Revolution included in the initial non-binding letter of intent was primarily based on Twin Ridge’s view of the potential future value of Carbon Revolution and not on particular financial forecasts or projections. Over the subsequent eight days, Twin Ridge and Advisor, on the one hand, and Carbon Revolution and its advisors, on the other, negotiated the terms of the letter of intent.

On October 24, 2022, an introductory call took place between Jake Dingle and Gerard Buckle, CEO and CFO, respectively, of Carbon Revolution, Dale Morrison, then-Chairman of Twin Ridge, Sanjay Morey, Co-CEO and President of Twin Ridge, and William P. Russell, Jr., Co-CEO and CFO of Twin Ridge, representatives of Advisor and representatives of CBR’s advisor, CMD Global. Jake Dingle provided Twin Ridge with an introductory overview of Carbon Revolution’s business, which included a detailed review of Carbon Revolution’s history, products, market positioning and growth strategy, manufacturing capabilities and financials.
On October 24, 2022, Carbon Revolution provided a draft of the Financial Projections without the inclusion of any of the assumptions relating thereto to Twin Ridge. Following delivery of the draft of the Financial Projections, Carbon Revolution proceeded to articulate and refine the description of the underlying assumptions relating thereto, with input from its legal and financial advisors, as well as Twin Ridge, Advisor, and their respective legal advisors.
On October 26, 2022, Twin Ridge and its advisors were granted access to a virtual data room prepared by Carbon Revolution so that Twin Ridge could begin to conduct an evaluation of the Carbon Revolution business.
On October 28, 2022, Twin Ridge and Carbon Revolution entered into a mutual non-disclosure agreement.
Also on October 28, 2022, Twin Ridge, in consultation with the Twin Ridge Board, executed the non-binding letter of intent with Carbon Revolution, and received the letter of intent countersigned by Carbon Revolution in the evening of the same day (U.S. time). The terms of the initial letter of intent were revised to set forth, among other things, the allocation of expenses between Carbon Revolution and Twin Ridge and clarification that the best endeavors obligation to secure shareholder agreement to a 60-day lock-up would apply only to agreed strategic and institutional shareholders, the composition of the initial board of directors of the post-closing company and a forty-five day exclusivity period in favor of Twin Ridge. The non-binding letter of intent was not subsequently amended.
Also on October 28, 2022, Twin Ridge and Advisor entered into a letter agreement pursuant to which Advisor agreed to provide certain advisory, diligence and other similar services to Twin Ridge and Sponsor in connection with the potential business combination between Twin Ridge and Carbon Revolution. As consideration for Advisor’s performance of such services, Sponsor agreed to transfer 3,350,000 of the Twin Ridge Class B Ordinary Shares beneficially owned by Sponsor to Advisor at the Closing; such shares are currently held by TRCA Subsidiary and will revert to the Sponsor if the Business Combination with Carbon Revolution is not completed.
Also on October 28, 2022, Twin Ridge hosted a teleconference with Carbon Revolution, including each of their respective legal and financial advisors, as applicable, for purposes of discussing diligence timeline, initial drafting responsibility of the definitive deal documentation, other timing considerations relating to the Business Combination with Carbon Revolution and audit and financial statement requirements. Such parties continued to hold regular discussions regarding Carbon Revolution and the contemplated transaction throughout the process until the signing of the Business Combination Agreement.
Following the execution of the non-binding letter of intent on October 28, 2022 and continuing until the signing of the Business Combination Agreement, the Twin Ridge management team and advisors conducted an extensive business and legal due diligence examination of the Carbon Revolution business, including an examination of Carbon Revolution’s governance, key contracts and commercial relationships, financial performance and other key business and legal considerations.
On October 29, 2022, Twin Ridge and its advisors sent a diligence request list, requesting Carbon Revolution to produce certain documents and information not already contained in the virtual data room.
From October 30, 2022, until the signing of the Business Combination Agreement, Carbon Revolution provided Twin Ridge and its legal and financial advisors with additional due diligence materials regarding Carbon Revolution including governing documents, commercial contracts, financial statements, performance metrics and other key legal and financial diligence materials and participated in various due diligence calls, including a legal diligence call on November 15, 2022, with members of Twin Ridge’s legal counsel.
Beginning in late October 2022 and continuing through the middle of November 2022, representatives of Twin Ridge, Carbon Revolution, Advisor and other advisors met or held discussions with potential investors to explore a possible transaction to provide for a committed equity facility in connection with the proposed Business Combination, to be available following the consummation thereof. After discussions with several potential investors, Twin Ridge, in consultation with Advisor and Carbon Revolution, selected Yorkville Advisors and subsequently began to negotiate a facility agreement to be entered into by and between Twin Ridge and an affiliate of Yorkville Advisors.

On November 1, 2022 and November 2, 2022, members of the Twin Ridge management team met with members of the Carbon Revolution management team at Carbon Revolution’s offices in Australia. While in Australia, Twin Ridge conducted extensive due diligence on Carbon Revolution, including a management presentation with nine members of the management team, walking tour of facility, detailed review of current manufacturing processes, and further meetings with members of Carbon Revolution’s board of directors.
On November 7, 2022, the management team of Twin Ridge, after discussing with the Twin Ridge Board and Kirkland & Ellis LLP, U.S. counsel to Twin Ridge (“K&E”), determined to engage an independent advisor to provide a fairness opinion to the Twin Ridge Board if the transaction were to move forward.
On November 7, 2022, Twin Ridge engaged Craig-Hallum Capital Group, LLC (“Craig-Hallum”) as an independent advisor to provide the Twin Ridge Board with an opinion as to the fairness to Twin Ridge of the consideration to be paid in the Business Combination. Following its engagement, Twin Ridge provided a copy of the October 29 draft of the Financial Projections to Craig-Hallum and representatives of Craig-Hallum participated in various meetings with representatives of Twin Ridge in connection with the fairness opinion to be rendered by Craig-Hallum. For more information, see “—Opinion of Craig-Hallum Capital Group, LLC”.
In early November 2022 members of the management teams of Twin Ridge and Carbon Revolution, as well as representatives of K&E, Ashurst Australia, Australian counsel to Twin Ridge (“Ashurst”), Goodwin Procter LLP, U.S. counsel to Carbon Revolution (“Goodwin”), Herbert Smith Freehills, Australian legal counsel to Carbon Revolution (except in relation to stamp duty, tax and banking and finance matters) (“HSF”) and E&P Financial Group, advisors to the Carbon Revolution Board regularly met to discuss the optimal proposed structure for the Business Combination, in which the originally proposed structure was materially consistent with the final structure contained in the Business Combination Agreement and the Scheme Implementation Deed. Arthur Cox LLP, Irish counsel to Carbon Revolution (“AC”), and McCann FitzGerald LLP, Irish counsel to Twin Ridge (“McCann”), were also consulted in connection with such discussions.
On November 12, 2022, HSF provided an initial draft of the Scheme Implementation Deed to Twin Ridge, Ashurst and K&E.
On November 12, 2022, Goodwin provided an initial draft of the Business Combination Agreement to K&E and Twin Ridge. On November 20, 2022, Ashurst and K&E provided revised drafts of the Business Combination Agreement and the Scheme Implementation Deed to Carbon Revolution, Goodwin and HSF, with modifications largely to (i) conform to the structure of the proposed transactions, (ii) add certain covenants and (iii) make certain revisions to the closing conditions and effects of termination. Further modifications were also made to the Scheme Implementation Deed, including to (i) amend the obligations applying to each of Carbon Revolution, Twin Ridge and MergeCo to implement the transaction, (ii) include further obligations and minimize exceptions to such obligations on Carbon Revolution in respect of the conduct of its business prior to Closing, and include conduct of business obligations on MergeCo in respect of the period prior to Closing, (iii) amend the obligations with respect to the Carbon Revolution and Twin Ridge Board’s recommendation of the transaction, (iv) amend the various representations and warranties given by Carbon Revolution, Twin Ridge and MergeCo and the regime under which those warranties were to be provided, including the scope of disclosure sources by which such warranties were to be qualified, (v) enhance transaction protection mechanisms for Twin Ridge, and (vi) amend the reimbursement fee and termination triggers.
On November 13, 2022, Carbon Revolution provided a revised draft of the Financial Projections, including the addition of the assumptions relating thereto, to Twin Ridge and Craig-Hallum. There were no changes to the Financial Projections other than the addition of the assumptions relating thereto.
From November 21, 2022 through November 29, 2022, representatives from K&E, Ashurst, Goodwin, HSF, Twin Ridge, Advisor and Carbon Revolution attended regular teleconference calls to discuss then-remaining open negotiation points on the documentation related to the Business Combination and Scheme, including the Business Combination Agreement and the Scheme Implementation Deed.
Between November 22, 2022 and November 28, 2022, K&E and Goodwin exchanged revised drafts of the Sponsor Side Letter pursuant to which holders of the Founder Shares and the Insiders would agree, among other things, to vote the Covered Shares in support of the Business Combination, to waive certain anti-dilution protections with respect to such shareholders’ ownership of the Twin Ridge Class B Ordinary Shares, to not redeem any Covered Shares, and to the forfeiture and surrender of 327,203 Twin Ridge Class B Ordinary Shares beneficially owned by the Sponsor.

On November 25, 2022, Goodwin provided a revised draft of the Business Combination Agreement to K&E and Ashurst. The revised Business Combination Agreement included, among other things, revisions to provisions related to the warrant assumption terms, requirements of certain closing deliverables, the conversion of MergeCo into a public limited company, Carbon Revolution’s financial statement delivery requirements and the allocation of certain expenses between Twin Ridge and Carbon Revolution.
Also on November 25, 2022, HSF provided initial drafts of the Scheme of Arrangement and Deed Poll to Ashurst and K&E which are attached as exhibits to the Scheme Implementation Deed and detail the mechanics of the share transfer. HSF also provided an initial draft of the disclosure letter to the Scheme Implementation Deed. The disclosure letter provided customary disclosures to Carbon Revolution’s representations and warranties. The updated draft of the Scheme Implementation Deed included changes relating to (i) the conditions precedent to the Business Combination and Scheme, (ii) the method by which the Scheme would occur and the tax treatment of the transaction, (iii) the obligations on Carbon Revolution to implement the transaction and in respect of the conduct of its business prior to closing (including to allow it to take necessary operational actions required to address near term cash flow and liquidity requirements between signing of the transaction documents and Closing), and changes to similar clauses applying in respect of Twin Ridge, (iv) the regime under which representations and warranties were to be provided by Carbon Revolution and the warranties provided by Twin Ridge, including the scope of disclosure sources by which such warranties were to be qualified, and (v) the circumstances in which either Carbon Revolution or Twin Ridge would be liable to pay a reimbursement fee or in which they could terminate the Scheme Implementation Deed.
On November 27, 2022, Ashurst and K&E provided revised drafts of the Business Combination Agreement and the Scheme Implementation Deed to Goodwin and HSF. The revised Business Combination Agreement included, among other things, revisions to provisions related to the structure of the Business Combination, nomination of a transfer agent, expense allocation between the parties, and closing conditions. The revised Scheme Implementation Deed included, among other things, revisions to the representations and warranties, qualification of Carbon Revolution’s representations and warranties by reference to the data room materials, Carbon Revolution’s public filings for the 12 months prior to November 30, 2022 and the disclosure letter, delivery of financial statements, covenants and process regarding the obligations on each of the Twin Ridge Board and the Carbon Revolution Board.
Also on November 27, 2022, K&E and Ashurst provided to HSF a revised draft of the Carbon Revolution disclosure letter. The revised draft of the disclosure letter included, among other things, customary requests for information and documents that were disclosed.
Over the course of November 28, 2022 and November 29, 2022, K&E, Ashurst, HSF, Goodwin, Twin Ridge and Carbon Revolution finalized all remaining open points in the various transaction documents.
On November 28, 2022, Craig-Hallum provided to the Twin Ridge Board a written opinion dated as of November 28, 2022, that, as of that date and based upon and subject to the assumptions made, procedures followed, matters considered, and qualifications and limitations on the scope of review set forth in such opinion, (i) the consideration in the Business Combination is fair from a financial point of view to Twin Ridge and (ii) the fair market value of Carbon Revolution equals or exceeds 80% of the amount held by Twin Ridge in trust for benefit of its Public Shareholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account).
On November 28, 2022, the Twin Ridge Board held a special meeting to discuss the proposed Business Combination, at which members of the Twin Ridge management team and representatives of K&E, Craig-Hallum and Maples Calder LLP, Cayman Islands counsel to Twin Ridge (“Maples”) were present. At the meeting, members of the Twin Ridge management team provided the Twin Ridge Board with an update on the final agreed upon terms of the transaction. A representative of Craig-Hallum described in detail the analysis conducted in connection with, and the conclusions of, the written fairness opinion delivered to the Twin Ridge Board the previous day. Representatives of K&E described in detail for the Twin Ridge Board the legal structure for the proposed Business Combination and the final terms of the Business Combination Agreement, Scheme Implementation Deed and related transaction documents and the results of K&E’s due diligence review to date. In addition, representatives of Maples reviewed with the Twin Ridge Board their fiduciary duties in the context of a transaction of this nature. During the meeting, the Twin Ridge Board engaged in a lengthy discussion of the potential benefits, risks and uncertainties of the proposed Business Combination. At the conclusion of the meeting, the Twin Ridge Board unanimously determined that the Business Combination Agreement, Scheme Implementation Deed and the transactions contemplated thereby, including the Business Combination and the Merger, are advisable and fair to and in the best interests of Twin Ridge and its shareholders, and the Twin Ridge Board unanimously approved and adopted the Business Combination Agreement, Scheme Implementation Deed and the transactions contemplated thereby and determined to recommend that Twin Ridge shareholders approve the Business Combination.
The parties executed the Business Combination Agreement and Scheme Implementation Deed in the evening, U.S. time, on November 29, 2022, and Twin Ridge and Carbon Revolution issued joint press releases in the U.S. and Australia announcing the parties’ entrance into the agreements. On November 30, 2022, Twin Ridge filed with the SEC a Current Report on Form 8-K describing the Business Combination Agreement and the Scheme Implementation Deed and furnishing an investor presentation regarding the Business Combination, and Carbon Revolution made corresponding filings with its regulators in Australia. On January 25, 2023, Twin Ridge waived a certain condition to Closing, and rights of Twin Ridge, with respect to the accuracy of the representations and warranties of Carbon Revolution, under the Scheme Implementation Deed and the Business Combination Agreement, in each case, only to the extent directly relating to the restatement of Carbon Revolution's audited financial statements included elsewhere in this proxy statement/prospectus.
On January 18, 2023, Twin Ridge filed a preliminary proxy statement with the SEC in connection with an extraordinary general meeting of Twin Ridge's shareholders to consider and vote upon a proposal to amend the Existing Organization Documents to extend the date by which Twin Ridge must complete its initial business combination from March 8, 2023 to June 8, 2023 (or, up to March 8, 2024, if up to nine additional monthly extensions for payments of $160,000 each thereafter are approved by the Twin Ridge Board) and made by Carbon Revolution, Sponsor or their respective affiliates). Carbon Revolution has paid an aggregate of $960,000 for extensions from March 8, 2023 through September 8, 2023 and agreed to make extension payments in an aggregate amount of up to $1,500,000, which may include up to $540,000 of future extension payments.
On February 15, 2023, Twin Ridge filed a definitive proxy statement with the SEC in connection with the Extension Meeting.
On March 6, 2023, the Twin Ridge shareholders approved the Extension Amendment Proposal at the Extension Meeting and on March 7, 2023, Twin Ridge filed the Extension Articles Amendment with the Register of Companies of the Cayman Islands. In connection with the vote to approve the Extension Amendment Proposal, the holders of 15,042,168 Twin Ridge Class A Ordinary Shares properly exercised their right to redeem their shares for cash at a redemption price of approximately $10.21 per share, for an aggregate redemption amount of approximately $153,567,547. After giving effect to such redemptions, as of the Record Date, there were 6,266,645 Twin Ridge Class A Ordinary Shares outstanding.
On March 29, 2023, members of Twin Ridge's management team asked representatives of the Barclays and the Evercore team, whether each of Barclays and Evercore agree or do not agree with the disclosure regarding the waiver of deferred underwriting commission presented in this proxy statement/prospectus and the conclusions and the risks associated with the waiver by each bank of its deferred underwriting commission. Representatives of each of Barclays and Evercore did not provide a reason for waiving its deferred underwriting commission and did not respond to Twin Ridge's inquiries on this topic. Accordingly, no inference should be drawn that Barclays and Evercore agree with the disclosure regarding their respective waiver.
On March 3, 2023, Twin Ridge engaged Craig-Hallum to act as Twin Ridge’s exclusive placement agent and non-exclusive capital markets advisor in connection with any proposed private placement, backstop financing or other financing by Twin Ridge of equity or equity-linked securities, convertible securities or debt of Twin Ridge (the “Securities” and the transaction, an “Offering”) made in relation to, or in connection with, the Business Combination. The aggregate fees payable to Craig-Hallum in connection with its role as exclusive placement agent are (i) 6.0% of gross proceeds raised from equity securities (including any gross proceeds realized from non-redemption agreements); (ii) 5.0% of gross proceeds raised from convertible securities; and (iii) 3.0% of gross proceeds raised from non-convertible debt (“C-H Placement Agent Fees”). The C-H Placement Agent Fees are payable if (a) Twin Ridge completes an Offering of Securities in connection with the Business Combination or (b) a definitive agreement or letter of intent or other definitive evidence of commitment is entered into, which subsequently results in an Offering of Securities in connection with a Business Combination by August 28, 2024. The aggregate fees payable to Craig-Hallum in connection with its role as non-exclusive capital markets advisor are $750,000 (the

“C-H Capital Markets Fees”). The C-H Capital Markets Fees are payable at the closing of the Business Combination. In addition to any fees payable to Craig-Hallum, Twin Ridge has agreed to reimburse Craig-Hallum for its reasonable, direct out-of-pocket expenses to not exceed $135,000 in the aggregate. Such reimbursable expenses are payable at closing of the Business Combination.
On June 12, 2023, Twin Ridge, Carbon Revolution, MergeCo and Merger Sub entered into a letter agreement (the “Letter Agreement”), pursuant to which Carbon Revolution agreed to be responsible for reasonable costs, fees, disbursements and other expenses incurred by or on behalf of Twin Ridge in the ordinary course of business, including costs, fees, disbursements and expenses relating to performing under, complying with and consummating the Transactions from the time Twin Ridge no longer has sufficient funds to satisfy such expenses until the Closing. Additionally, the Letter Agreement extended the End Date (as defined in the Scheme Implementation Deed) to October 31, 2023.
Opinion of Craig-Hallum Capital Group LLC
The Twin Ridge Board retained Craig-Hallum to serve as an independent financial advisor to the Twin Ridge Board to render to the Twin Ridge Board a fairness opinion in connection with the Business Combination. Craig-Hallum is an internationally recognized investment banking firm which is regularly engaged in the valuation of businesses and securities in connection with mergers and acquisitions and valuations for corporate and other purposes.
At the meeting of the Twin Ridge Board on November 28, 2022, Craig-Hallum rendered its oral opinion, subsequently confirmed in writing, that as of November 28, 2022, and based upon and subject to the various assumptions, considerations, qualifications and limitations set forth in its written opinion, (i) the consideration to be paid by Twin Ridge to the shareholders of Carbon Revolution pursuant to the Business Combination Agreement and Scheme Implementation Deed (the “Merger Consideration”) is fair, from a financial point of view, to Twin Ridge, and (ii) the fair market value of Carbon Revolution equals or exceeds 80% of the amount held by Twin Ridge in trust for benefit of its Public Shareholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the Trust Account).
The full text of the written opinion of Craig-Hallum, dated November 28, 2022, which sets forth assumptions made, procedures followed, matters considered and limitations on the review undertaken by Craig-Hallum in rendering Craig-Hallum’s opinion, is attached as Annex J to this proxy statement/prospectus. The summary of Craig-Hallum’s opinion in this proxy statement/prospectus is qualified in its entirety by reference to the full text of the opinion. Craig-Hallum’s opinion was directed only to the fairness, from a financial point of view, to Twin Ridge of the aggregated Merger Consideration to be paid to Carbon Revolution’s shareholders in connection with the Business Combination and Craig-Hallum provided its opinion for the information and assistance of the Twin Ridge Board in connection with its evaluation of the Business Combination. Craig-Hallum’s opinion was not intended to, and does not constitute, a recommendation as to how any holder of Twin Ridge Ordinary Shares should vote or take any action with respect to the Business Combination or any other matter. Holders of Twin Ridge Ordinary Shares are urged to read Craig-Hallum’s opinion carefully and in its entirety. Craig-Hallum has consented to the use of Craig-Hallum’s opinion in this proxy statement/prospectus.
In arriving at its opinion, Craig-Hallum, among other things:
•	reviewed a draft of the Scheme Implementation Deed provided to Craig-Hallum on November 16, 2022, a draft of the Business Combination Agreement provided to Craig-Hallum on November 26, 2022;
•	reviewed certain financial, operating and business information related to Carbon Revolution provided to Craig-Hallum by management of Carbon Revolution;
•
reviewed Carbon Revolution’s audited financial statements for the fiscal years ended June 30, 2020, 2021 and 2022, as well as reviewed financial reports for the six- month periods ended December 31, 2019, 2020 and 2021;

•	reviewed a detailed Carbon Revolution financial projection model for the years ending December 31, 2022 through 2024, provided to Craig-Hallum by management of Carbon Revolution;
•
reviewed other internal documents, including the data room prepared by Carbon Revolution and its advisors, relating to the history, past and current operations, financial conditions and expected future outlook of Carbon Revolution, provided to Craig-Hallum by management of Carbon Revolution;

•	reviewed various press releases, internal presentation and marketing materials prepared by management of Carbon Revolution, industry and market reports, research reports and white papers;
•
discussed the information above with members of management of Twin Ridge and Carbon Revolution and had discussions concerning the information referred to above and the background and other elements of the Business Combination, the financial condition, current operating results and business outlook for Twin Ridge and Carbon Revolution;

•
performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including an analysis of comparable public companies that Craig-Hallum deemed relevant and an analysis of comparable M&A transactions that Craig-Hallum deemed relevant; and

•	conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as Craig-Hallum has deemed necessary in arriving at its opinion.
Summary of Financial Analyses
In accordance with customary investment banking practice, Craig-Hallum employed generally accepted valuation methods in reaching its fairness opinion. The following is a summary of the material financial analyses performed by Craig-Hallum in connection with the preparation of its fairness opinion, which was reviewed with, and formally delivered to, the Twin Ridge Board at a meeting held on November 28, 2022. The preparation of analyses and a fairness opinion is a complex analytic process involving various determinations as to the most appropriate and relevant methods of financial analysis and the application of those methods to the particular circumstances. Therefore, this summary does not purport to be a complete description of the analyses performed by Craig-Hallum or of its presentation to the Twin Ridge Board on November 28, 2022.
This summary includes information presented in tabular format, which tables must be read together with the text of each analysis summary and considered as a whole in order to fully understand the financial analyses presented by Craig-Hallum. The tables alone do not constitute a complete summary of the financial analyses. The order in which these analyses are presented below, and the results of those analyses, should not be taken as an indication of the relative importance or weight given to these analyses by Craig-Hallum or the Twin Ridge Board. Except as otherwise noted, the following quantitative information, to the extent that it is based on market data, is based on market data as it existed on or before November 28, 2022 and is not necessarily indicative of current market conditions. All analyses conducted by Craig-Hallum were going concern analyses and Craig-Hallum expressed no opinion regarding the liquidation value of any entity.
The Merger Consideration was determined through arm’s-length negotiations between Twin Ridge and Carbon Revolution and was approved by the Twin Ridge Board. Craig-Hallum did not provide advice to the Twin Ridge Board during these negotiations nor recommend any specific consideration to Twin Ridge or the Twin Ridge Board or suggest that any specific consideration constituted the only appropriate consideration for the Business Combination, including but not limited to the Merger Consideration. In addition, Craig-Hallum’s opinion and its presentation to the Twin Ridge Board were one of many factors taken into consideration by the Twin Ridge Board in deciding to approve the Business Combination.
For purposes of its financial analyses, Craig-Hallum utilized Carbon Revolution’s internal Financial Projections for the calendar years ending December 31, 2022 through December 31, 2024, prepared by and furnished to Craig-Hallum by management of Carbon Revolution.
Further, Craig-Hallum was advised by management of Twin Ridge, and Craig-Hallum assumed with the consent of management of Twin Ridge, that, as of the date of its opinion, the amount held by Twin Ridge in trust for the benefit of its Public Shareholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account) is equal to $214,270,816.
Comparable Public Company Analysis
Craig-Hallum reviewed, among other things, selected historical financial data and estimated financial data of Carbon Revolution based on projections provided by its management and compared them to corresponding financial data, where applicable, for public companies that Craig-Hallum deemed comparable to Carbon Revolution. See “—Certain Unaudited Carbon Revolution Projected Financial Information” for additional information. Craig-Hallum also derived multiples for each of the comparable companies and Carbon Revolution based on such financial data and market trading prices, as applicable, and compared them. Craig-Hallum selected these companies based on characteristics described below using the most recently available public information obtained by searching SEC filings, public company disclosures, press releases, equity research reports, industry and popular press reports, databases and other sources.
Although Craig-Hallum selected the companies reviewed in these analyses because, among other things, their businesses are reasonably similar to that of Carbon Revolution, no selected company is identical to Carbon Revolution. Accordingly, Craig-Hallum’s comparison of selected companies to Carbon Revolution and analysis of the results of such comparison was not purely quantitative, but instead necessarily involved qualitative considerations and professional judgments concerning differences in financial and operating characteristics and other factors that could affect the relative value of Carbon Revolution.
The comparable group consisted of seven U.S. publicly traded companies that have financial profiles deemed comparable to Carbon Revolution and have disruptive auto technology or are auto OEM suppliers with next generation products and technology. Such group is referred to in this proxy statement/prospectus as the “Comparable Group”. Based on these criteria, Craig-Hallum identified and analyzed the following selected companies:
•	Ballard Power Systems
•	Gentex
•	Gentherm
•	Plug Power
•	Sensata Technologies
•	Solid Power
•	Xpel
In all instances, multiples were based on closing stock prices on November 25, 2022. With respect to the “Comparable Group” table below, the information Craig-Hallum presented included the following valuation and operating data:
•	Multiple of enterprise value to estimated 2023 revenue, or EV / 2023E Revenue
•	Multiple of enterprise value to estimated 2024 revenue, or EV / 2024E Revenue
Comparable Group
	Minimum	25th Percentile	Median	75th Percentile	Maximum
EV / 2023E Revenue(1)	1.8x	2.6x	3.9x	4.8x	7.6x
EV / 2024E Revenue(1)	1.6x	2.4x	2.9x	3.7x	5.1x
(1)
Projected fiscal year 2023 and 2024 revenue for Carbon Revolution was based on projections provided by management of Twin Ridge and Carbon Revolution. Projected fiscal year 2023 and 2024 revenue for the selected public companies was based on equity research analyst consensus estimates.

Based on the analysis above, Craig-Hallum then applied the range of Comparable Group trading multiples to the applicable revenue metrics of Carbon Revolution. The analysis indicated the following implied enterprise value of Carbon Revolution as compared to Carbon Revolution’s stand-alone statistic:
	Implied Enterprise Value of Carbon Revolution (millions)
	Carbon Revolution (millions)	Minimum	25th Percentile	Median	75th Percentile	Maximum
2023E Revenue	$50	$88	$132	$196	$242	$382
2024E Revenue	$90	$143	$217	$263	$333	$457
Comparable M&A Transaction Analysis
Craig-Hallum performed a comparable M&A transaction analysis, which is designed to imply a value for a company based on publicly available financial terms of the selected transactions that share some characteristics with the Business Combination. Craig-Hallum selected these transactions based on information obtained by searching

SEC filings, public company disclosures, press releases, equity research reports, industry and popular press reports, databases and other sources. Craig-Hallum selected these transactions based on the following criteria:
•	transactions with a target company primarily focused on disruptive auto technology or that are auto OEM suppliers with next generation products and technology;
•	transactions announced since January 1, 2018; and
•	transactions with publicly available information regarding terms of the transaction.
The group was comprised of the following transactions and is referred to in this proxy statement/prospectus as the “Precedent Transaction Group”:
Target	Buyer(s)
Romeo Power	Nikola
Veoneer Energica Motor Company ABC Technologies Holdings Akasol UQM Technologies	SSW Partners Ideanomics Apollo Global Management BorgWarner Danfoss Power Solutions
With respect to the Precedent Transaction Group, Craig-Hallum calculated the ratio of implied enterprise value (“Implied EV”), to next twelve months revenue (“NTM Revenue”). Enterprise value was defined as the value attributable to equity holders plus outstanding net debt. Craig-Hallum then compared the results of these calculations with similar calculations for Carbon Revolution.
The selected transactions analysis showed that, based on the estimates and assumptions used in the analysis, the implied valuation multiples of Carbon Revolution were within the range of valuation multiples of the Precedent Transaction Group when comparing the ratio of the Implied EV to the next twelve months revenue.
Results of Craig-Hallum’s analysis were presented for the Precedent Transaction Group, as shown in the following table:
	Precedent Transaction Group
	Minimum	25th Percentile	Median	75th Percentile	Maximum
Implied EV (millions)	$100	$103	$476	$918	$4,096
Implied EV to NTM Revenue(1)	0.8x	1.7x	3.6x	6.1x	6.6x
(1)	NTM Revenue for the Precedent Transaction Group is based on public filings.
Based on the analysis above, Craig-Hallum then applied the range of the Precedent Transaction Group trading multiples to the applicable financial metrics of Carbon Revolution. The analysis indicated the following implied enterprise value of Carbon Revolution as compared to its stand-alone statistic:
	Implied Enterprise Value (millions)
	Stand-Alone Value (millions)	Minimum	25th Percentile	Median	75th Percentile	Maximum
NTM Revenue(1)	$50	$41	$84	$180	$309	$330
(1)	NTM Revenue equal to calendar year 2022 revenue.
No target company or transaction utilized in the comparable M&A transaction analysis is identical to Carbon Revolution or the Business Combination. In evaluating the precedent transactions, Craig-Hallum made judgments and assumptions with regard to industry performance, general business, economic, market and financial conditions and other matters, many of which are beyond the control of Carbon Revolution, such as the impact of competition on the business of Carbon Revolution or the industry generally, industry growth and the absence of any adverse material change in the financial condition and prospects of Carbon Revolution or the industry or in the financial markets in general.

Miscellaneous
The summary set forth above does not contain a complete description of the analyses performed by Craig-Hallum but does summarize the material analyses performed by Craig-Hallum in rendering its opinion. The preparation of a fairness opinion is a complex process and is not necessarily susceptible to partial analysis or summary description. Craig-Hallum believes that its analyses and the summary set forth above must be considered as a whole and that selecting portions of its analyses or of the summary, without considering the analyses as a whole or all of the factors included in its analyses, would create an incomplete view of the processes underlying the analyses set forth in the Craig-Hallum opinion. In arriving at its opinion, Craig-Hallum considered the results of all of its analyses and did not attribute any particular weight to any factor or analysis. Instead, Craig-Hallum made its determination as to fairness on the basis of its experience and financial judgment after considering the results of all of its analyses. The fact that any specific analysis has been referred to in the summary above is not meant to indicate that this analysis was given greater weight than any other analysis. In addition, the ranges of valuations resulting from any particular analysis described above should not be taken to be Craig-Hallum’s view of the actual value or actual future results of Carbon Revolution or the combined company, which may be significantly more or less favorable than suggested by such analysis.
No company or transaction used in the above analyses as a comparison is directly comparable to Twin Ridge, Carbon Revolution, the Business Combination or the other transactions contemplated by the Business Combination Agreement and Scheme Implementation Deed. Accordingly, an analysis of the results of the comparisons is not mathematical; rather, it involves complex considerations and judgments about differences in the companies and transactions to which Twin Ridge, Carbon Revolution and the Business Combination were compared and other factors that could affect the public trading value or transaction value of the companies involved, as applicable.
Craig-Hallum performed its analyses solely for purposes of providing its opinion to the Twin Ridge Board. In performing its analyses, Craig-Hallum made numerous assumptions with respect to industry performance, general business and economic conditions and other matters. Certain of the analyses performed by Craig-Hallum are based upon forecasts of future results furnished to Craig-Hallum by management, which are not necessarily indicative of actual future results and may be significantly more or less favorable than actual future results. These forecasts are inherently subject to uncertainty because, among other things, they are based upon numerous factors or events beyond the control of the parties or their respective advisors. Craig-Hallum does not assume responsibility if future results are materially different from forecasted results.
Craig-Hallum relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available, furnished or otherwise made available to Craig-Hallum or discussed with or reviewed by Craig-Hallum. Craig-Hallum further relied upon the assurances of management of Twin Ridge and Carbon Revolution that the financial information provided to Craig-Hallum was prepared on a reasonable basis in accordance with industry practice, and that management of each of Twin Ridge and Carbon Revolution was not aware of any information or facts that would make any information provided to Craig-Hallum incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of Craig-Hallum’s opinion, Craig-Hallum assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by Craig-Hallum, that such information was reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of management of Twin Ridge and Carbon Revolution as to the expected future results of operations and financial condition of Twin Ridge, Carbon Revolution and the combined company. Craig-Hallum expressed no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. Craig-Hallum relied, with Twin Ridge’s consent, on advice of the outside counsel, and on the assumptions of management of Twin Ridge and Carbon Revolution, as to all accounting, legal, regulatory, tax and financial reporting matters with respect to Twin Ridge, Carbon Revolution, the Business Combination, the Business Combination Agreement and the Scheme Implementation Deed. Craig-Hallum’s opinion does not address any accounting, legal, regulatory, tax and financial reporting matters.
In arriving at its opinion, Craig-Hallum assumed that the executed Business Combination Agreement and Scheme Implementation Deed were in all material respects identical to the last draft reviewed by Craig-Hallum on November 26, 2022. Craig-Hallum relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Business Combination Agreement, Scheme Implementation Deed and all other related documents and instruments that are referred to therein were true and correct, (ii) each party to such agreements would fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Business Combination would be consummated pursuant to the terms of the Business Combination Agreement and the Scheme Implementation Deed without amendments thereto, (iv) all conditions to the consummation of the Business Combination would be satisfied without waiver by any party of any conditions or obligations thereunder, and (v) there would not be any adjustment to Carbon Revolution’s capital structure prior to the Business Combination that would result in any adjustment to the Merger Consideration. Additionally, Craig-Hallum assumed that all the necessary regulatory approvals and consents required for the Business Combination would be obtained in a manner that would not adversely affect Twin Ridge, Carbon Revolution or the contemplated benefits of the Business Combination.
In arriving at its opinion, Craig-Hallum did not perform any appraisals, valuations or other independent analyses of any specific assets or liabilities (fixed, contingent or other) of Twin Ridge or Carbon Revolution and was not furnished or provided with any such appraisals or valuations, nor did Craig-Hallum evaluate the solvency of Twin Ridge or Carbon Revolution under any state or federal law relating to bankruptcy, insolvency or similar matters. The analyses performed by Craig-Hallum in connection with its opinion were going concern analyses. Craig-Hallum expressed no opinion regarding the liquidation value of Twin Ridge, Carbon Revolution or any other entity. Without limiting the generality of the foregoing, Craig-Hallum undertook no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which Twin Ridge, Carbon Revolution or any of their affiliates was a party or may be subject, and at the direction of Twin Ridge and with its consent, Craig-Hallum’s opinion made no assumption concerning, and therefore did not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. Craig-Hallum also assumed that neither Twin Ridge nor Carbon Revolution is a party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, other than the Business Combination.
Craig-Hallum’s opinion was necessarily based upon the information available to it and facts and circumstances as they existed and were subject to evaluation on the date of its opinion. Events occurring after the date of its opinion could materially affect the assumptions used in preparing its opinion. Craig-Hallum did not express any opinion as to the price at which Twin Ridge Ordinary Shares have traded or may trade following announcement of the Business Combination or at any future time. Craig-Hallum did not undertake to reaffirm or revise its opinion or otherwise comment upon any events occurring after the date of its opinion and does not have any obligation to update, revise or reaffirm its opinion.
Craig-Hallum’s opinion addressed solely (i) the fairness, from a financial point of view, to Twin Ridge of the Merger Consideration to be paid in the Business Combination pursuant to the Business Combination Agreement and Scheme Implementation Deed, and (ii) whether the fair market value of Carbon Revolution equals or exceeds 80% of the amount held by Twin Ridge in trust for benefit of its Public Shareholders (excluding any deferred underwriting commissions and taxes payable on the income earned on the trust account), and, Craig-Hallum was not requested to opine on, and its opinion did not address, any other terms or agreement relating to the Business Combination or related transactions. Craig-Hallum was not requested to opine as to, and its opinion does not address, the basic business decision to proceed with or effect and the Business Combination, the merits of the Business Combination relative to any alternative transaction or business strategy that may be available to Twin Ridge or any other terms contemplated by the Business Combination Agreement and the Scheme Implementation Deed. Furthermore, Craig-Hallum expressed no opinion with respect to the amount or nature of the compensation to any officer, director or employee, or any class of such persons, relative to the compensation to be received by the holders of any class of securities, creditors, or other constituencies of Twin Ridge or Carbon Revolution in the Business Combination, or relative to or in comparison with the Merger Consideration. Craig-Hallum expressed no opinion or view as to any potential effects of the unusual volatility that the credit, financial and stock markets has from time-to-time experienced on the Business Combination, and the opinion does not address potential developments in any such markets. In addition, Craig-Hallum expressed no opinion or view as to any potential effects of the COVID-19 pandemic on the Business Combination, Twin Ridge or Carbon Revolution.
Craig-Hallum is a nationally recognized investment banking firm and is regularly engaged as a financial advisor in connection with mergers and acquisitions, underwritings, secondary distributions of listed and unlisted securities, private placements, and valuations for corporate and other purposes. The Twin Ridge Board selected Craig-Hallum to render its fairness opinion in connection with the Business Combination contemplated by the Business Combination Agreement and the Scheme Implementation Deed on the basis of its experience and reputation in acting as financial advisor in connection with mergers, acquisitions and other similar transactions.

Pursuant to the terms of the engagement letter, dated November 7, 2022, Craig-Hallum rendered to the Twin Ridge Board a fairness opinion in connection with the Business Combination and upon delivery of the opinion will receive a fee of $500,000 from Twin Ridge (the “Opinion Fee”). The Opinion Fee was not contingent upon the consummation of the Business Combination or the conclusions reached in Craig-Hallum’s opinion. Additionally, Twin Ridge has agreed to indemnify Craig-Hallum against certain liabilities and reimburse Craig-Hallum for certain expenses in connection with its services. Furthermore, Craig-Hallum was not requested to, and did not, (i) participate in negotiations with respect to the Business Combination Agreement and the Scheme Implementation Deed, (ii) solicit any expressions of interest from any other parties with respect to any business combination with Twin Ridge or any other alternative transaction or (iii) advise the Twin Ridge Board or any other party with respect to alternatives to the Business Combination. In addition, Craig-Hallum was not requested to and did not provide advice regarding the structure or any other aspect of the Business Combination, or to provide services other than the delivery of its opinion. Craig-Hallum has not otherwise acted as financial advisor to any party to the Business Combination. In the ordinary course of its business, Craig-Hallum and its affiliates may actively trade securities of Twin Ridge for its own account or the account of its customers and, accordingly, may at any time hold a long or short position in such securities. Craig-Hallum has not received fees or other compensation from Twin Ridge or Carbon Revolution in the past two years prior to the issuance of its opinion. Craig-Hallum and its affiliates may from time to time perform various investment banking and financial advisory services for Twin Ridge and for other clients and customers that may have conflicting interests with Twin Ridge, for which Craig-Hallum would expect to receive compensation.
Consistent with applicable legal and regulatory requirements, Craig-Hallum has adopted policies and procedures to establish and maintain the independence of Craig-Hallum’s research department and personnel. As a result, Craig-Hallum’s research analysts may hold opinions, make statements or investment recommendations and/or publish research reports with respect to the Business Combination and other participants in the Business Combination that differ from the opinions of Craig-Hallum’s investment banking personnel.
Twin Ridge Board’s Reasons for Approval of the Business Combination
In reaching its unanimous resolution (a) determining that the Business Combination Agreement, the Scheme Implementation Deed and the transactions contemplated thereby, including the Business Combination and the Scheme, are fair and advisable to, and in the best interests of, Twin Ridge and its shareholders and (b) recommending that Twin Ridge’s shareholders adopt the Business Combination Agreement and the Scheme Implementation Deed, and approve the Business Combination and the other transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed, the Twin Ridge Board (i) consulted with Twin Ridge’s legal and financial advisors in connection with its evaluation of the Business Combination Agreement, the Scheme Implementation Deed, the Scheme and the Business Combination, (ii) reviewed the results of due diligence conducted by Twin Ridge’s management, together with its legal and financial advisors and (iii) considered a range of factors, including, but not limited to, the factors discussed below. In light of the large number and wide variety of factors considered in connection with its evaluation of the Business Combination and the Scheme, the Twin Ridge Board did not consider it practicable to, and did not attempt to, quantify or otherwise assign relative weights to the specific factors that it considered in reaching its determination and supporting its decision. As described in the prospectus for the IPO, Twin Ridge’s acquisition and value creation strategy is to identify, acquire and build a company in the consumer or distribution sector that complements the experience of their management team, Industry Advisors, and directors and that can benefit from their collective operational experience of over 200 years. The Twin Ridge Board viewed its decision as being based on all of the information available and the factors presented to and considered by it. In addition, individual directors may have given different weight to different factors.
The officers and directors of Twin Ridge have substantial experience with mergers and acquisitions and in evaluating the operating and financial merits of companies from a wide range of industries and concluded that their experience and backgrounds enabled them to make the necessary analyses and determinations regarding the Business Combination with Carbon Revolution. In analyzing the Business Combination, the Twin Ridge Board conducted due diligence on Carbon Revolution and researched the industry in which it operates and concluded that the Business Combination was in the best interest of Twin Ridge’s shareholders.

In the prospectus for the IPO, Twin Ridge identified general, non-exclusive criteria and guidelines that Twin Ridge believed would be important in evaluating prospective target businesses. Twin Ridge indicated its intention to acquire companies that it believes possess the following characteristics:
•
best-in-class businesses that benefit all stakeholders, where Twin Ridge can leverage its management expertise to maximize the companies’ positive impacts, build a stronger brand and value proposition, and drive financial return;

•	are fundamentally sound but underperforming their potential and exhibit unrecognized value creation opportunities;
•
strong competitive market positioning driven by brand equity, advantages of scope or scale, differentiated products or services, proprietary technology, robust infrastructure or strong customer or supplier relationships;

•
attractive financial profile with multiple avenues for continued future growth and margin upside that result in sustainable free cash flow generation and a defensible market position that is resilient to economic cycles;

•	businesses that can be acquired at an attractive valuation for public market investors;
•	experienced and public-ready management team with internal reporting and control systems that can comply with the requirements of a public listing; and
•	potential to offer an attractive risk-adjusted return for our shareholders across business cycles.
In addition, Twin Ridge focused its search on acquisition targets that it believed would benefit from Twin Ridge’s management and operating partners’ expertise, including those of the Sponsor and its affiliates, on a post-closing basis. The foregoing criteria were not exhaustive and evaluations relating to the merits of each potential business combination were based, to the extent relevant, on these general guidelines as well as other considerations, factors and criteria that Twin Ridge’s management and the Twin Ridge Board deemed relevant.
In considering the Business Combination and the Scheme, Twin Ridge Board concluded that the Carbon Revolution business met the above criteria.
In considering the Business Combination and the Scheme, the Twin Ridge Board considered a number of factors pertaining to the Business Combination as generally supporting its decision to enter into the Business Combination Agreement, the Scheme Implementation Deed and the transactions contemplated thereby (including the Merger and the Scheme), including, but not limited to, the following factors (not necessarily in order of relative importance):
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Reasonableness of the aggregate consideration to be paid to the Public Shareholders under the Business Combination Agreement and the Scheme Implementation Deed. Following a review of the financial data provided to Twin Ridge, including certain audited and unaudited financial information and models regarding Carbon Revolution (including, where applicable, the assumptions underlying such unaudited financial information and models) and Twin Ridge’s due diligence review of Carbon Revolution’s business, the Twin Ridge Board determined that the consideration to be paid to the Carbon Revolution shareholders was reasonable in light of such data and financial information. In this context “reasonable” means (i) given the uniqueness of the Carbon Revolution business model, that the work done by the third-party due diligence advisors supported the “reasonableness” of the assumptions used to validate the business model, (ii) that the variables considered by the Twin Ridge Board in relation to the financial analysis for the Carbon Revolution business were a reasonable basis to compute the valuation and (iii) given the inherent uncertainties in any long-term projections, that the assumptions underlying them supported their “reasonableness”.

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Mission-Driven Leadership Team with a Strong Track Record. The Twin Ridge Board believes that Carbon Revolution has a strong, experienced public company management team with a proven track record of operational excellence. Twin Ridge is confident in the management team’s deep industry knowledge and strategic vision and believes that the Twin Ridge and Carbon Revolution teams will form a collaborative and effective long-term partnership that is positioned to create and enhance shareholder value going forward. Twin Ridge believes that Jacob Dingle, who is contemplated to serve as Chief Executive Officer of MergeCo, and Gerard Buckle, who is contemplated to serve as Chief Financial Officer of MergeCo, following the Closing, will provide important continuity in advancing Carbon Revolution’s strategic and growth objectives.
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Due Diligence. The Twin Ridge Board reviewed and discussed in detail the results of the due diligence examination of Carbon Revolution conducted by Twin Ridge’s management team and Twin Ridge’s financial, legal and regulatory advisors, including extensive telephonic and in-person meetings with the management team and advisors of Carbon Revolution regarding Carbon Revolution’s business plan, operations, prospects and forecasts including historical growth trends and market share information as well as end-market size and growth projection, evaluation analyses with respect to the Business Combination, review of material contracts such as Carbon Revolution’s commercial agreements with Deakin University, government research grants from the Australian and Victorian government, supplier agreements with material suppliers, engineering and procurement firms, material contracts with top OEM customers and related purchase orders, licensing provisions in contractor agreements and research agreements related to key research partnerships, Carbon Revolution’s audited and unaudited financial statements and other material matters as well as general financial, technical, legal, intellectual property, regulatory, tax and accounting due diligence.

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Financial Condition. The Twin Ridge Board reviewed factors such as Carbon Revolution’s historical financial results, and outlook and business and financial plans. In reviewing these factors, the Twin Ridge Board believed that Carbon Revolution was well positioned in its industry for potential strong future growth and therefore was likely to be positively viewed by public investors.

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Reasonableness of Consideration. Following a review of the financial data provided to Twin Ridge, and the due diligence of Carbon Revolution’s business conducted by Twin Ridge’s management and Twin Ridge’s advisors, the management of Twin Ridge determined that the aggregate consideration to be paid in the Business Combination was reasonable.

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Post-Closing Economic Interest in MergeCo. If the Business Combination is consummated, Twin Ridge’s shareholders (other than Twin Ridge’s shareholders that sought redemption of their Twin Ridge Ordinary Shares) would have a meaningful economic interest in MergeCo and, as a result, would have a continuing opportunity to benefit from the success of Carbon Revolution following the consummation of the Business Combination.

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Lock-Up. Pursuant to the Registration Rights Agreement, certain members of management and all of the directors of Carbon Revolution, the Sponsor Parties, Ms. Burns, Mr. Henrys and Mr. Pilnick (together with their respective successors and any permitted transferees) will agree to be subject to a 180-day lock-up from the Closing Date in respect of their MergeCo Ordinary Shares received in the Business Combination (subject to certain customary exceptions).

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Financing. The agreement of Yorkville Advisors to provide a committed equity facility in an aggregate amount of up to $60 million for MergeCo Ordinary shares, subject to the terms of the Equity Purchase Agreement.

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Industry and Trends. Carbon Revolution’s business is based in a proprietary technology and research and development manufacturing industry focused on supply chain integrity that the Twin Ridge Board considers attractive, and which, following a review of industry trends and other industry factors (including, among other things, historic and projected market growth), the Twin Ridge Board believes has continued growth potential in future periods.

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Negotiated Transaction. The Twin Ridge Board considered the terms and conditions of the Business Combination Agreement, the Scheme Implementation Deed and the related agreements and the transactions contemplated thereby, each party’s representations, warranties and covenants, the conditions to each party’s obligation to consummate the Business Combination and the termination provisions, as well as the strong commitment by both Twin Ridge and Carbon Revolution to complete the Business Combination. The Twin Ridge Board also considered the financial and other terms of the Business Combination and the fact that such terms and conditions are reasonable and were the product of arm’s length negotiations between Carbon Revolution and Twin Ridge.

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Other Alternatives. After a review of other business combination opportunities reasonably available to Twin Ridge, the Twin Ridge Board believes that the proposed Business Combination represents the best potential business combination reasonably available to Twin Ridge taking into consideration, among other things, the timing and likelihood of accomplishing the goals of any alternatives.

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Post-Closing Governance. The fact that the Sponsor had negotiated the right to nominate a certain number of members of the MergeCo Board following the Business Combination, which the Twin Ridge Board believes will allow for the combined company to benefit from the Sponsor’s professional relationships to identify potential board members that will have appropriate industry and/or financial knowledge and professional experience to oversee the combined company and drive returns for shareholders. See “Comparison of Corporate Governance and Shareholder Rights” for more information.

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Advisor SPAC Experience. The fact that representatives of the Advisor that provided advice to Twin Ridge on financial and strategic matters in connection with the Business Combination have expertise in a wide variety of SPAC transactions. Gregory Ethridge and Nicholas Petruska have held and hold officer positions at multiple SPACs that have successfully completed business combinations in the advanced mobility, automotive and automotive technology sectors.

The Twin Ridge Board also considered a variety of uncertainties and risks and other potentially negative factors concerning the Business Combination, including, but not limited to, the following:
•	Benefits May Not Be Achieved. The potential benefits of the Business Combination may not be fully achieved or may not be achieved within the expected timeframe.
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Regulation. The risk that changes in the regulatory and legislative landscape or new industry developments may adversely affect the projected financial results and the other business benefits anticipated to result from the Business Combination.

•	Shareholder Vote. Twin Ridge’s shareholders may fail to approve the proposals necessary to effect the Business Combination.
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Closing Conditions. The potential risks and costs associated with the Business Combination failing to be consummated in a timely manner or that Closing might not occur despite the reasonable best efforts of the parties. The completion of the Business Combination is conditioned on the satisfaction of certain closing conditions that are not within Twin Ridge’s control, including the receipt of certain required regulatory approvals.

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Litigation Related to the Business Combination. The possibility of litigation challenging the Business Combination or that an adverse judgment granting permanent injunctive relief could indefinitely enjoin consummation of the Business Combination.

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Listing Risks. The challenges associated with preparing Carbon Revolution for the applicable disclosure and listing requirements to which Carbon Revolution will be subject as a publicly traded company in the United States.

•	Market Volatility. The possibility that the market for Twin Ridge Class A Ordinary Shares experiences volatility and disruptions, causing deal disruption.
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Liquidation. The risks and costs to Twin Ridge if the Business Combination is not completed, including the risk of diverting management focus and resources from other business combination opportunities, which could result in Twin Ridge being unable to effect an initial business combination by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board).

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Redemption Risk. The potential that a significant number of Twin Ridge’s shareholders elect to redeem their shares prior to the consummation of the Business Combination and pursuant to the Existing Organizational Documents. However, even in the event that a significant number of Twin Ridge’s shareholders elect to redeem their shares, this redemption would not prevent the consummation of the Business Combination.

•	Exclusivity. The fact that the Business Combination Agreement and Scheme Implementation Deed includes an exclusivity provision that prohibits Carbon Revolution and Twin Ridge from soliciting other business combination proposals, as further discussed in “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents—The Business Combination, the Business Combination Agreement and the Scheme Implementation Deed—Covenants of the Parties—Exclusivity”.
•	Litigation. The possibility of shareholder litigation challenging the Business Combination.
•	COVID-19. The impact of the COVID-19 pandemic on Carbon Revolution's business.
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Waiver of Corporate Opportunity Doctrine. The Existing Organizational Documents contain a waiver of the corporate opportunity doctrine, and there could have been business combination targets that have been appropriate for a combination with Twin Ridge but were not offered due to a Twin Ridge director’s duties to another entity. Twin Ridge and its management are not aware of any such corporate opportunities not being offered to Twin Ridge and does not believe that the waiver of the corporate opportunity doctrine in its Existing Organizational Documents interfered with its ability to identify an acquisition target, including the decision to pursue the Business Combination.

In addition to considering the factors described above, the Twin Ridge Board also considered other factors, including, without limitation:
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Interests of Certain Persons. The Sponsor, Twin Ridge’s officers and certain of its directors may have interests in the Business Combination (see “—Shareholder Proposal 1 — The Business Combination Proposal Interests of Certain Persons in the Business Combination”).

•	Fees and Expenses. The associated fees and expenses were waived by the underwriters see- “—Shareholder Proposal 1 — The Business Combination Proposal – Background to the Business Combination”.
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Other Risk Factors. Various other risk factors associated with the business of Carbon Revolution, as described in the section entitled “Risk Factors” appearing elsewhere in this proxy statement/prospectus.

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Fairness Opinion. Craig-Hallum, Twin Ridge’s financial advisor, provided its Fairness Opinion to the Twin Ridge Board that, subject to the assumptions, qualifications, limitations and other matters set forth in the opinion, (i) the consideration in the Transactions is fair from a financial point of view to Twin Ridge and (ii) the fair market value of Carbon Revolution equals or exceeds 80% of the amount held by Twin Ridge in trust for benefit of its Public Shareholders (excluding any deferred underwriting commissions and taxes payable on interest earned on the trust account). Additionally, the opinion of Craig-Hallum was limited to the fairness of the aggregate consideration to be received by all of the Twin Ridge shareholders, collectively as a group, including the Sponsor and its affiliates. Craig-Hallum did not express an opinion as to the fairness or the differences in consideration to be given to the Sponsor and its affiliates as opposed to all other shareholders of Twin Ridge.

The Twin Ridge Board concluded, in its business judgment, that the potential benefits that it expects Twin Ridge and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the Business Combination. Accordingly, the Twin Ridge Board unanimously determined that the Business Combination, the Scheme and the transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed (including the Merger and the Scheme) are fair and advisable to, and in the best interests of, Twin Ridge and its shareholders. This explanation of the Twin Ridge Board’s reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements”.
Interests of Certain Persons in the Business Combination
The Sponsor and our directors and officers have interests in the Business Combination that are different from or in addition to (and which may conflict with) your interests. You should take these interests into account in deciding whether to approve the Required Twin Ridge Shareholder Proposals. As a result of such interests, the Sponsor and our directors and officers may be incentivized to complete a business combination with a less favorable combination partner or on terms less favorable to Public Shareholders rather than fail to complete a business combination by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board) and be forced to liquidate and dissolve Twin Ridge. The Twin Ridge Board was aware of and considered these interests, among other matters, in evaluating the Business Combination, and in recommending to Twin Ridge’s shareholders that they approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. Twin Ridge’s shareholders should take these interests into account in deciding whether to approve the Business Combination Proposal and the other proposals described in this proxy statement/prospectus. These interests include:
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the fact that the Founder Holders have agreed not to redeem any of the Founder Shares held by them in connection with a vote of Twin Ridge’s shareholders to approve a proposed initial business combination, including the Business Combination;

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the fact that the Sponsor is entitled to designate two directors on the MergeCo Board, which designation right was waived; provided that MergeCo extend offers to join the Board to four individuals mutually agreed upon by Carbon Revolution and Twin Ridge and at least two of such individuals accept such offers;

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the fact that the Sponsor paid an aggregate of $25,000 for 5,750,000 Twin Ridge Class B Ordinary Shares on January 12, 2021. After giving effect to (i) the forfeiture of 422,797 Twin Ridge Class B Ordinary Shares in connection with the underwriters’ partial exercise of the over-allotment option and (ii) the forfeiture of 327,203 Twin Ridge Class B Ordinary Shares, the remaining 5,000,000 Twin Ridge Class B Ordinary Shares held by the Sponsor Parties, in which certain of Twin Ridge’s officers and directors hold a direct and indirect interest, Alison Burns, Paul Henrys and Gary Pilnick, would be worthless if the Business Combination or another business combination is not consummated by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board), because the holders are not entitled to participate in any redemption or distribution with respect to such shares. Such securities may have a significantly higher value at the time of the Business Combination, and if unrestricted and freely tradable would be valued at approximately $53,500,000 based upon the closing price of $10.72 per Twin Ridge Class A Ordinary Share on the NYSE on August 14, 2023;

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the fact that the Sponsor paid an aggregate of $7,661,763 for 5,107,842 Private Placement Warrants, each exercisable to purchase one Twin Ridge Class A Ordinary Share at $11.50 per share, subject to adjustment, currently held by the Sponsor, in which certain of Twin Ridge’s officers and directors hold a direct and indirect interest, and which were acquired in a private placement that took place simultaneously with the consummation of the IPO, would become worthless if the Business Combination or another business combination is not consummated by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board). Such securities may have a higher value at the time of the Business Combination and, if unrestricted and freely tradable, would be valued at approximately $182,350, based upon the closing price of $0.0357 per Public Warrant on the NYSE on August 14, 2023;

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the fact that if the Business Combination or another business combination is not consummated by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board), Twin Ridge will cease all operations except for the purpose of winding up, redeeming 100% of the outstanding Twin Ridge Class A Ordinary Shares for cash and, subject to the approval of its remaining shareholders and the Twin Ridge Board, dissolving and liquidating;

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the fact that the Sponsor Parties paid an aggregate of $7,686,763 for its investment in MergeCo, as summarized in the table below, and following the consummation of the Business Combination, the aggregate value of the Sponsor’s investment will be $53,139,150 (after giving effect to the forfeiture of 327,203 Twin Ridge Class B Ordinary Shares), based upon the respective closing price of the Twin Ridge Class A Ordinary Shares and the Public Warrants on the NYSE on August 14, 2023.

Sponsor Parties Ownership of Twin Ridge Prior to the Business Combination
	Securities held by the Sponsor Parties	Sponsor Cost ($)
Founder Shares	5,267,203	$25,000(1)
Private Placement Warrants	5,107,842	$7,661,763
Total		$7,686,763
(1)	Includes cost for 60,000 Founder Shares held by the independent directors of Twin Ridge.

Sponsor Parties Ownership of MergeCo Following the Business Combination
	Securities held by the Sponsor Parties Prior to Closing	Value per Security ($)(2)	Total Value ($)
MergeCo Ordinary Shares Issued to Holders of Founder Shares	4,940,000(1)	$10.72	$52,956,800
MergeCo Private Placement Warrants	5,107,842	$0.0357	$182,350
Total			$53,139,150
(1)
Immediately prior to the consummation of the Merger and conditioned upon the consummation of the Merger, the Sponsor has agreed that 327,203 Founder Shares shall be automatically forfeited and surrendered to Twin Ridge for no additional consideration.

(2)	Value per security is based upon the closing price of $10.72 per Twin Ridge Class A Ordinary Share and $0.0357 per Public Warrant on the NYSE on August 14, 2023.
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the fact that the Sponsor will benefit from the completion of a business combination and may be incentivized to complete an acquisition of a less favorable target company or on terms less favorable to shareholders rather than liquidate;

•	fact that the Sponsor and its affiliates can earn a positive rate of return on their investment, even if other Twin Ridge shareholders experience a negative rate of return in MergeCo;
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if the Trust Account is liquidated, including in the event we are unable to complete an initial business combination within the required time period, the Sponsor has agreed to indemnify Twin Ridge to ensure that the proceeds in the Trust Account are not reduced below $10.00 per Public Shares, or such lesser per Public Share as is in the Trust Account on the liquidation date, by the claims of prospective target businesses with which we have entered into an acquisition agreement or claims of any third party (other than our independent public accountants) for services rendered or products sold to us, but only if such a vendor or target business has not executed a waiver of any and all rights to seek access to the Trust Account;

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the Sponsor (including its representatives and affiliates) and Twin Ridge directors and officers, are, or may in the future become, affiliated with entities that are engaged in a similar business to Twin Ridge or Carbon Revolution. For example, each of Twin Ridge’s officers may be considered an affiliate of the Sponsor, which was formed for the sole purpose of investing in Twin Ridge. The Sponsor and Twin Ridge’s directors and officers are not prohibited from sponsoring, or otherwise becoming involved with, any other blank check companies prior to Twin Ridge completing its initial business combination. Moreover, certain of Twin Ridge’s directors and officers have time and attention requirements for certain other companies. Twin Ridge’s directors and officers also may become aware of business opportunities which may be appropriate for presentation to Twin Ridge and the other entities to which they owe certain fiduciary or contractual duties. Accordingly, they may have had conflicts of interest in determining to which entity a particular business opportunity should be presented. These conflicts may not be resolved in Twin Ridge’s favor and such potential business opportunities may be presented to other entities prior to their presentation to Twin Ridge, subject to applicable fiduciary duties.

•	the continued indemnification of Twin Ridge’s existing directors and officers and the continuation of its directors’ and officers’ liability insurance after the Business Combination;
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the fact that the Sponsor and our directors and officers, or their affiliates, will lose their entire investment in us and will not be reimbursed for any out-of-pocket expenses incurred by them on Twin Ridge’s behalf incident to identifying, investigating and consummating an initial business combination, including the formation and setting up of the Sponsor and related entities, if an initial business combination is not consummated by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board). As of the date of this proxy statement/prospectus, no out-of-pocket expenses have been incurred by Twin Ridge’s officers and directors and there are no outstanding out-of-pocket expenses for which Twin Ridge’s officers or directors are awaiting reimbursement;

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that, at the closing of the Business Combination we will enter into the Registration Rights Agreement with the Sponsor Parties and our directors and officers, which provides for registration rights to such persons and their permitted transferees; and

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the fact that the Business Combination Agreement provides for the continued indemnification of Twin Ridge’s existing directors and officers and required Carbon Revolution to purchase, at or prior to the Closing, and maintain in effect for a period of six years after the Closing, a “tail” policy providing directors’ and officers’ liability insurance coverage for certain Twin Ridge directors and officers after the Business Combination.

The personal and financial interests of the Sponsor as well as Twin Ridge’s executive officers and directors may have influenced their motivation in identifying and selecting Carbon Revolution as a business combination target, completing the Business Combination with Carbon Revolution and influencing the operation of the business following the Business Combination. The Twin Ridge Board concluded, in its business judgment, that the potential benefits that it expects Twin Ridge and its shareholders to achieve as a result of the Business Combination outweigh the potentially negative and other factors associated with the interests the Sponsor and our directors and officers have in the Business Combination. Accordingly, the Twin Ridge Board unanimously determined that the Business Combination, the Scheme and the transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed (including the Merger and the Scheme) are fair and advisable to, and in the best interests of, Twin Ridge and its shareholders. This explanation of the Twin Ridge Board’s reasons for approval of the Business Combination and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Note Regarding Forward-Looking Statements”. In considering the recommendations of the Twin Ridge Board to vote for the proposals, its shareholders should consider these interests. Additionally, following the Closing, the Sponsor will have the right to designate two members of the MergeCo Board. Any vote made by such individual appointed by the Sponsor as part of such individual’s service on the MergeCo Board does not express the vote of Twin Ridge in any capacity, but solely such individual’s vote as a director of MergeCo.
Satisfaction of the 80% Test
It is a requirement under the Existing Organizational Documents that any business acquired by Twin Ridge have a fair market value equal to at least 80% of the balance of the funds in the Trust Account at the time of the execution of a definitive agreement for an initial business combination. Based on the financial analysis of Twin Ridge and its subsidiaries generally used to approve the transaction, the Twin Ridge Board determined that this requirement was met. The Twin Ridge Board determined that the consideration being paid in the Business Combination, which amount was negotiated at arm’s length, was fair to and in the best interests of Twin Ridge and its shareholders and appropriately reflected the value of Carbon Revolution and its subsidiaries. In reaching this determination, the Twin Ridge Board concluded that it was appropriate to base such valuation in part on qualitative factors such as management strength and depth, competitive positioning, customer relationships, and technical expertise, as well as quantitative factors such as the strong growth prospects of Carbon Revolution and its subsidiaries and Carbon Revolution’s industry, and Carbon Revolution’s potential for future growth in revenue and profits. The Twin Ridge Board believes that the financial skills and background of its members qualify it to conclude that the acquisition of Carbon Revolution and its subsidiaries met this requirement and make the other determinations regarding the transaction.
Material Tax Consequences
For a detailed discussion of material tax consequences of the Business Combination, see the section titled “Material Tax Considerations” in this proxy statement/prospectus.
Anticipated Accounting Treatment of the Business Combination
Since MergeCo and Twin Ridge are not businesses as defined in IFRS 3, the transaction is not a business combination. The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, MergeCo will be treated as the “acquired” company for financial reporting purposes. The net assets of MergeCo will include the net assets of Twin Ridge as a subsidiary of MergeCo will merge with Twin Ridge immediately prior to MergeCo issuing shares to Carbon Revolution shareholders. Accordingly, the collective steps which occur concurrently will be treated as the equivalent of Carbon Revolution issuing shares at the closing for the net assets of MergeCo as of the closing date, accompanied by a recapitalization as Carbon Revolution is not the legal acquiror of MergeCo. The net assets of MergeCo (including the net assets of Twin Ridge) will be stated at historical cost, with no goodwill or other intangible assets recorded in accordance with IFRS. This is expected to be consistent with carrying value. Carbon Revolution will, consequently, be deemed the accounting predecessor meaning that Carbon Revolution’s consolidated assets, liabilities and results of operations will become the historical financial statements of MergeCo. The difference between the fair value of the shares deemed to have been issued by Carbon Revolution and the fair value of Twin Ridge’s identifiable net assets represents a payment for the service of obtaining a stock exchange listing for its shares and a cost of raising capital. Transaction costs are allocated on a relative fair value basis of the amounts allocated to each equity transaction as mentioned above, such that the amount attributed to the equity transaction is deducted from equity and the amount attributed to the listing service is charged as expense in profit or loss. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Carbon Revolution ordinary share deemed to have been issued to Twin Ridge shareholders is derived from a recent observable trading price for the underlying Carbon Revolution shares prior to the date of this proxy statement/prospectus, not the $10.00 value per share articulated in the Business Combination Agreement. As of July 11, 2023, that share price was A$0.14.
Appraisal Rights
Twin Ridge’s shareholders have no appraisal rights in connection with the ordinary resolution to approve the Business Combination under the Cayman Islands Companies Act. However, in respect of the special resolution to approve the Merger, under Section 238 of the Cayman Islands Companies Act, shareholders of a Cayman Islands company ordinarily have dissenters’ rights with respect to a statutory merger. The Cayman Islands Companies Act prescribes when dissenters’ rights will be available and provides that shareholders are entitled to receive fair value for their shares if they exercise those rights in the manner prescribed by the Cayman Islands Companies Act. Pursuant to Section 239(1) of the Cayman Islands Companies Act, dissenters’ rights are not available if an open market for the shares exists on a recognized stock exchange for a specified period after a merger is authorized. It is anticipated that, if the Business Combination and Merger are approved, the Merger may be consummated prior to the expiry of such specified period and accordingly the exemption under Section 239(1) of the Cayman Islands Companies Act may not be available. Regardless of whether dissenters’ rights are or are not available, Twin Ridge shareholders can exercise the rights of redemption described herein and Twin Ridge directors have determined that the redemption proceeds payable to shareholders who exercise such redemption rights represents the fair value of those shares.
Certain Unaudited Carbon Revolution Projected Financial Information
Carbon Revolution does not, as a matter of general practice, publicly disclose long-range forecasts or internal projections of its future performance, revenues, earnings, financial condition or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates. However, prior to approval by the Twin Ridge Board of the transaction and the execution of the Business Combination Agreement, Scheme Implementation Deed and related agreements, certain non-public financial forecasts of revenue, contribution margin, and earnings before interest, tax, depreciation, and amortization (“EBITDA”) for calendar years 2022, 2023 and 2024, as well as an estimate of current “backlog” (as of October 31, 2022) which depends upon projections of future revenue generated from awarded programs, were prepared in good faith and presented by directors of Carbon Revolution for delivery to the Twin Ridge Board and Craig-Hallum, Twin Ridge’s financial advisor (the “Financial Projections”).
The Financial Projections were prepared as part of the Company’s long-range planning process and were provided to the Twin Ridge Board and Craig-Hallum to assist in their understanding of the Company’s forecast financial performance and for their use in evaluating the Business Combination. The Twin Ridge Board reviewed the Financial Projections in connection with its evaluation of the Business Combination, as described in the subsection entitled “—Twin Ridge Board’s Reasons for Approval of the Business Combination” above. Craig-Hallum considered the Financial Projections for purposes of rendering its fairness opinion, as described in the subsection entitled “—Opinion of Craig-Hallum Capital Group LLC” above. The Financial Projections were not prepared with a view toward complying with published guidelines of the SEC, GAAP, IFRS, or the guidelines established by the American Institute of Certified Public Accountants for preparation and presentation of forecasted financial information. In the view of the directors of the Company, the Financial Projections were prepared on a reasonable basis, reflect the best available estimates and judgments, and present, to the best of the directors of the Company’s knowledge and belief, the expected future financial performance of Carbon Revolution as of the date of the announcement of the Business Combination, November 29, 2022. The Financial Projections should not, however, be regarded as a representation by any person that the results contained therein will be achieved, as they reflect several assumptions, and are subject to several risks, and sensitivities. The Financial Projections do not take into account the effect of any failure of the Business Combination to be completed and should not be viewed as accurate or continuing in that context.
Furthermore, the Financial Projections do not take into account any circumstances or events occurring after the date that they were prepared; thus, readers of this proxy statement/prospectus are cautioned not to place undue reliance on the Financial Projections. Twin Ridge's management believes these assumptions to be reasonable based on, among other things, Twin Ridge’s due diligence of the industry which highlighted supportive market growth trends given the desire from customers for lighter and stronger wheels. The Company’s carbon fiber wheels are up to 40% to 50% lighter than aluminum wheels. These characteristics have applicability to all segments of the automotive industry, including electric vehicles which may garner a 5%-10% increase in range due to the weight savings if the associated weight reduction were to be reinvested in battery mass (the top end of range assumes further benefits derived from additional aerodynamic, NVH, and structural enhancements), and SUVs which are expected to benefit from stronger and lighter wheels. Further, due diligence of Carbon Revolution by Twin Ridge’s management highlighted the proprietary technology, research and development and manufacturing capabilities of Carbon Revolution and, particularly, that 98% of projected revenue for 2023 and 2024 is from programs under contract (either awarded or in design and engineering phase), subject to the assumptions described herein, with $335 million of projected current Company backlog (as of October 31, 2022), subject to the assumptions described herein.
Projected revenue is based on a variety of financial and operational assumptions, on a program-by-program basis. The Financial Projections assume an increase in the number of programs in production from five as of November 29, 2022 to eleven by December 2024, and include assumptions as to the date of commencement of sales in relation to new programs, and assumptions as to demand for Carbon Revolution’s wheels on those programs and existing programs. In that regard, wheel volumes are projected to increase from 13,692 in CY22 to 48,816 in CY24, driven by an increase in production on awarded and pipeline programs and facilitated by an increase in production capacity as required. Additionally, the Financial Projections assume a change in incoterms with one key customer to allow the Company to recognize revenue when wheels are shipped from Australia rather than when received into that customer’s facilities, approximately 3 to 4 months later. The Financial Projections assume continuation of current pricing without any changes in CY23 and CY24. Backlog is calculated at a point in time based on the remaining lifetime gross program projected revenue for awarded programs and excludes programs that are contracted for engineering. The Company has undertaken a detailed assessment of expected wheel volumes on a program-by-program basis, taking into account contractual arrangements and the latest correspondence with respective OEMs for Awarded projects. While the Company’s contracts with OEMs do not provide contractual or minimum volume guarantees, the Company is in regular dialogue with OEMs in relation to OEMs’ production plans and forecasts, which provides a degree of visibility over future volumes (particularly in the short-term). This correspondence with OEMs forms the primary basis of the volume projections for these awarded programs, supplemented (where relevant) by other sources of information (e.g. market data, production capacity requests from OEMs, take rate indications, management expectations of volumes based on experience and market knowledge). Wheel programs typically last around 3 to 7 years. Pricing is also projected on a program-by-program basis, taking into account contracted amounts for awarded programs and any long-term adjustments contained therein. The Company’s revenue projections are subject to a number of risks as described in the risk factors section of this proxy statement/prospectus.
Projected contribution margin is driven by several operating expenses, including raw materials, freight and other direct manufacturing costs and direct labor. More specifically, Carbon Revolution has projected raw material costs for each wheel program. In doing so, it has considered expected product designs and material composition, production process usage, scrap and waste, raw material pricing and inflation, expected volume-based negotiation benefits, productivity-based improvements and expected inbound logistics costs, and assumes a reduction in direct material costs per wheel of 23% between CY22 and CY24, with cost efficiencies projected to more than offset recent input cost inflation. The Financial Projections assume significant improvements in direct labor productivity, with direct labor per wheel decreasing by approximately 48% between CY22 and CY24. This is based on a range of factors including targeted improvement to product and process quality, expected scale-based volume efficiencies, reduced wastage, manufacturing technology and operational improvements, and the introduction and commissioning of significant plant automation (including the Mega-line, which is assumed to be commissioned from Q1-CY23 onwards).
In addition to the above factors, EBITDA is driven by research and development (“R&D”) expenses, selling, general and administrative (“SG&A”) expenses and grant income. R&D costs, which primarily comprise salaries (for staff involved in R&D) and material costs (e.g., wheel molds), are projected to increase from USD$3.2 million (subsequently revised to $10.4 million in connection with the restatement of financial statements, as described in footnote 1 to the table below) in CY22 to USD$4.5 million in CY24 (a decrease of $5.9 million from the restated amount in CY22). These costs have been projected based on current run rates together with management’s expectation of additional R&D investment to support current and future programs. The Financial Projections assume that certain R&D costs can continue to be capitalized under accounting standards (as they have been historically).

SG&A costs are projected on a detailed item-by-item basis and are projected to increase from USD$19.8 million in CY22 to USD$26.2 million in CY24, including additional headcount to support growth. Ongoing costs arising from listing in the United States are assumed to be materially consistent with those listing costs in Australia. Costs related to new employee incentive plans are assumed to be materially consistent with the cost of such plans in Australia.
The Financial Projections assume a level of income from Australian-based government grants, based on specific grants announced by the respective governments. These equate to USD$1.6 million in CY23 and USD$2.1 million in CY24.
Carbon Revolution’s independent auditors have not audited, reviewed, compiled or performed any procedures with respect to the Financial Projections and, accordingly, they did not and do not express an opinion, and did not and do not provide any other form of assurance with respect thereto and assume no responsibility and disclaim any association for the purpose of the information provided to the Twin Ridge Board or Craig-Hallum or this proxy statement/prospectus. The report of the Company’s independent auditors included elsewhere in this proxy statement/prospectus relates to the historical financial information of Carbon Revolution. It does not extend to the Financial Projections and should not be read to do so.
The Financial Projections reflect numerous estimates, assumptions, risks, and sensitivities with respect to industry performance, general business, economic, regulatory, market and financial conditions, potential and timing of government grants, and other future events, as well as matters specific to Carbon Revolution’s business, all of which are difficult to predict and many of which are beyond Carbon Revolution’s control. As a result, there can be no assurance that the projected results will be realized or that actual results will not be materially and significantly lower than projected. Since the projections cover multiple years, such information, by its nature, becomes less reliable with each successive year.
The Financial Projections are subjective in many respects and, thus, are susceptible to multiple interpretations. The Financial Projections constitute forward-looking information and are subject to risks and uncertainties, including the various risks and uncertainties set forth in the “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements” sections beginning on pages 47 and 8 of this proxy statement/prospectus, respectively, or referenced in Twin Ridge’s filings with the SEC, including Twin Ridge’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021, subsequent Quarterly Reports on Form 10-Q and Current Reports on Form 8-K. Inclusion of the Financial Projections in this proxy statement/prospectus should not be regarded as predictive of actual future results or to support or fail to support your decision whether to vote for or against the Business Combination Proposal or any other proposal presented at the Special Meeting (including the Required Twin Ridge Shareholder Proposals), but is being included because such forecasts were made available by Twin Ridge’s management to the Twin Ridge Board. For all of these reasons, the forward-looking financial information described above and the assumptions upon which they are based (i) are not guarantees of future results, (ii) are inherently speculative and (iii) are subject to a number of risks and uncertainties, and readers of this proxy statement/prospectus are cautioned not to rely on them.
The Financial Projections for Carbon Revolution’s operations for calendar years 2022 through 2024, which is subject to the cautionary statements for the Company’s forecasted financial information above, presents a summary of the Company’s forecasted financial information prepared by the Carbon Revolution’s management that is made available to the Twin Ridge Board and Craig-Hallum (dollar amounts presented below are in millions):
In USD $*(1)	CY2022	CY2023	CY2024
Revenue	$28.7	$50.3	$90.1
Contribution Margin	$1.9	$11.0	$31.4
EBITDA(2)	($18.0)	($13.8)	$2.8
*	using an AUD to USD Exchange Rate of 0.70.
(1)
On June 5, 2023 the Group issued updated financial projections for the calendar year 2023. These financial projections include actual results for the 3-month period ended March 31, 2023 and a forecast for the remaining 9-month period ending December 31, 2023. In the updated financial projections, the forecast revenue for calendar 2023 is USD $47.4 million, contribution margin is USD $8.7 million and EBITDA is negative USD $17.1 million using an AUD to USD Exchange Rate of 0.70. Such updated financial projections were not available to the

[1]
Carbon Revolution’s independent auditors have not audited, reviewed, compiled or performed any procedures with respect to the Financial Projections and, accordingly, they did not and do not express an opinion, and did not and do not provide any other form of assurance with respect thereto and assume no responsibility and disclaim any association for the purpose of the information provided in this proxy statement/prospectus. The report of the Company’s independent auditors included elsewhere in this proxy statement/prospectus relates to the historical financial information of Carbon Revolution. It does not extend to the Financial Projections and should not be read to do so.

Twin Ridge Board or Craig-Hallum as of November 29, 2022. The financial projections do not factor in any general contingency to allow for changes in OEM production schedules (e.g., to reflect supply chain disruption, as has been observed over the past few years). Except as set forth in the footnote, Carbon Revolution has not updated, and does not intend to update or otherwise revise, the Financial Projections to reflect circumstances existing since November 29, 2022, including any changes in general economic or industry conditions, or to reflect the occurrence of unanticipated events. Neither Twin Ridge, Carbon Revolution nor any of our respective representatives, affiliates advisers, officers, directors, partners or representatives makes any representation to any person with regard to the ultimate performance of us, Carbon Revolution or the combined company.
(2)
In connection with the restatement of Carbon Revolution’s audited financial statements included elsewhere in this proxy statement/prospectus, Carbon Revolution revised its projection of R&D costs for CY22 from the $3.2 million described above to $10.4 million, an increase of $7.2 million, partially offset by a $0.2 million reduction in projected SG&A costs for CY22. The increase in R&D costs for CY22 results in a reduction in projected EBITDA by $7.0 million to ($25.0) million. Projected revenue and contribution margin for CY22, as well as Carbon Revolution’s forecasted financial information for CY23 and CY24 were not affected by the restatement.

Carbon Revolution’s forecasted financial information set forth in the table and footnote above is unaudited and does not contain measures that have a standardized meaning prescribed by GAAP or IFRS and may not be comparable with similar measures presented by other companies. Carbon Revolution did not provide to the Twin Ridge Board or Craig-Hallum, and is not providing here, a reconciliation of any forecasted financial information to the most directly comparable IFRSP financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, the amount of which could be material. Please refer to the “—Non-IFRS Financial Measures” included below for further information about the use of these measures.
In addition, the Company has estimated backlog, which is the remaining lifetime gross program projected revenue, based on awarded programs, but excluding programs that are contracted for engineering, of $335 million as of October 31, 2022.
Except to the extent required by applicable laws, by including a summary of the Financial Projections for Carbon Revolution in this proxy statement/prospectus, Twin Ridge undertakes no obligations and expressly disclaims any responsibility to update or revise, or publicly disclose any update or revision to, the Company’s forecasted financial information to reflect circumstances or events, including unanticipated events, that may have occurred or that may occur after the preparation of Carbon Revolution’s forecasted financial information contained herein, even in the event that any or all of the assumptions underlying Carbon Revolution’s forecasted financial information are shown to be in error or change.
Non-IFRS Financial Measures
The Financial Projections include projections of EBITDA, which is a “Non-IFRS Financial Measure” commonly used in Carbon Revolution’s industry. EBITDA should not be construed as an alternative to net income as an indicator of operating performance (as determined in accordance with IFRS). EBITDA may not be comparable to similarly titled measures reported by other companies. Carbon Revolution included EBITDA in the Financial Projections because it believes that EBITDA provides management with additional information to measure Carbon Revolution’s performance, estimate Carbon Revolution’s value and evaluate Carbon Revolution’s ability to service debt.
Carbon Revolution is not providing a reconciliation of projected EBITDA to the most directly comparable IFRS financial measure because of the inherent difficulty in forecasting and quantifying certain amounts that are necessary for such reconciliation, including certain adjustments, the amount of which could be material.
Vote Required for Approval
The Business Combination Proposal is conditioned on the approval and adoption of the Merger Proposal.
The Business Combination Proposal (and, consequently, the Business Combination Agreement, the Scheme Implementation Deed and the transactions contemplated thereby, including the Business Combination) will be adopted and approved only if the Twin Ridge shareholders approve an ordinary resolution under Cayman Islands law, being, where a quorum is present, the affirmative vote of the holders of at least a majority of the issued Twin Ridge Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. Abstentions and broker non-votes will be considered present for the purpose of establishing a quorum, but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of the Business Combination Proposal.
As of the date of this proxy statement/prospectus, the Founder Holders have agreed to vote any Twin Ridge Ordinary Shares owned by them in favor of the Business Combination Proposal. As of the date hereof, the Founder Holders, collectively own 46% of the issued and outstanding Twin Ridge Ordinary Shares and have not purchased any Public Shares, but may do so at any time.

Resolution
The full text of the resolution to be voted upon is as follows:
“RESOLVED, as an ordinary resolution, that the Business Combination Agreement, dated as of November 29, 2022, and Scheme Implementation Deed, dated as of November 30, 2022 (as each may be amended from time to time), a copy of which are attached to this proxy statement/prospectus as Annex A and Annex B, respectively, by and among Twin Ridge Capital Acquisition Corp., an exempted company incorporated in the Cayman Islands (“Twin Ridge”), Carbon Revolution Limited, an Australian public company with Australian Company Number (ACN) 128 274 653 listed on the Australian Securities Exchange (“Carbon Revolution”), Carbon Revolution Public Limited Company (formerly known as Poppetell Limited), a public limited company incorporated in Ireland with registered number 607450 (“MergeCo”), and Poppettell Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of MergeCo, and the consummation of the transactions contemplated thereby be authorized, approved and confirmed in all respects”.
Recommendation of the Twin Ridge Board
THE TWIN RIDGE BOARD UNANIMOUSLY RECOMMENDS THAT THE TWIN RIDGE
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE BUSINESS COMBINATION PROPOSAL
The existence of financial and personal interests of one or more of Twin Ridge’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Twin Ridge and its shareholders and what he, she or they may believe is best for himself, herself or themself in determining to recommend that shareholders vote for the proposals. In addition, Twin Ridge’s officers may have interests in the Merger Proposal that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal 1 – The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL 2 — THE MERGER PROPOSAL
Vote Required For Approval
The Merger Proposal is conditioned on the approval of the Business Combination Proposal at the General Meeting.
The Merger Proposal (and consequently, the Plan of Merger and the transactions contemplated thereby) will be adopted and approved only if the Twin Ridge shareholders approve a special resolution under Cayman Islands law, being, where a quorum is present, the affirmative vote of the holders of at least two-thirds majority of the issued Twin Ridge Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. Abstentions and broker non-votes will be considered present for the purpose of establishing a quorum, but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of the Business Combination Proposal.
As of the date of this proxy statement/prospectus, the Founder Holders have agreed to vote any Twin Ridge Ordinary Shares owned by them in favor of the Merger Proposal. As of the date hereof, the Founder Holders, collectively own 46% of the issued and outstanding Twin Ridge Ordinary Shares and have not purchased any Public Shares, but may do so at any time.
Wording of the Resolution
The full text of the resolution to be voted upon is as follows:
“RESOLVED, as special resolutions, that the Merger and the Plan of Merger in the form tabled at the General Meeting (the “Plan of Merger”) pursuant to which Twin Ridge will merge with and into Merger Sub such that Merger Sub will survive the Merger as a wholly-owned subsidiary of Carbon Revolution Public Limited Company (formerly known as Poppetell Limited), and all the undertakings, property and liabilities of Twin Ridge will vest in Merger Sub by virtue of such Merger pursuant to the Cayman Islands Companies Act, as the same may be amended from time to time, and the consummation of the Merger and remaining transactions contemplated thereby, be authorized, approved and confirmed in all respects; and Twin Ridge be authorized to enter into the Merger and the Plan of Merger”.
Recommendation of the Twin Ridge Board
THE TWIN RIDGE BOARD UNANIMOUSLY RECOMMENDS THAT THE TWIN RIDGE
SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE MERGER PROPOSAL
The existence of financial and personal interests of one or more of Twin Ridge’s directors may result in a conflict of interest on the part of such director(s) between what he, she or they may believe is in the best interests of Twin Ridge and its shareholders and what he, she or they may believe is best for himself, herself or themself in determining to recommend that shareholders vote for the proposals. In addition, Twin Ridge’s officers may have interests in the Business Combination Proposal that may conflict with your interests as a shareholder. See the section entitled “Shareholder Proposal 1 – The Business Combination Proposal—Interests of Certain Persons in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL 3 — THE EQUITY INCENTIVE PLAN PROPOSAL
Overview
The Equity Incentive Plan Proposal — to consider and vote upon a proposal to approve and adopt the Carbon Revolution Public Limited Company 2023 Share Option and Incentive Plan, which is referred to herein as the “2023 Plan,” a copy of which is attached to this proxy statement/prospectus as Annex G (such proposal, the “2023 Plan Proposal”).
The MergeCo Board approved the 2023 Plan on August 18, 2023, subject to approval by MergeCo’s shareholders. If the 2023 Plan is approved by MergeCo’s shareholders, then the 2023 Plan will be effective upon the consummation of the Business Combination.
The following is a summary of the material features of the 2023 Plan. This summary is qualified in its entirety by the full text of the 2023 Plan, a copy of which is included as Annex G to this proxy statement/prospectus.
Summary of the Carbon Revolution Public Limited Company 2023 Share Option and Incentive Plan
The 2023 Plan was adopted by the MergeCo Board prior to the Closing, subject to shareholder approval, and will become effective upon the date immediately prior to the Closing (the “2023 Plan Effective Date”). The 2023 Plan allows MergeCo to make equity and equity-based incentive awards to officers, employees, directors and consultants. The MergeCo Board anticipates that providing such persons with a direct stake in MergeCo will assure a closer alignment of the interests of such individuals with those of MergeCo and its shareholders, thereby stimulating their efforts on MergeCo’s behalf and strengthening their desire to remain with MergeCo.
A total number of MergeCo Ordinary Shares equal to the lesser of (i) the MergeCo Ordinary Shares issued in connection with the Initial Grants (defined below), plus an additional 2,396,363 MergeCo Ordinary Shares and (ii) 13% of the total number of MergeCo Ordinary Shares outstanding immediately following the Closing (the “Total Shares Outstanding”) will initially be reserved for issuance under the 2023 Plan (the “Initial Limit”). Of those (i) no more than 1,497,727 MergeCo Ordinary Shares will be issued as initial equity incentive awards to eligible employees and service providers (the “Initial Grants”) promptly following MergeCo’s eligibility to register the issuance of such awards on Form S-8, which is expected to occur approximately 60 days after the closing of the Business Combination and (ii) the remainder will be reserved for issuance for the grant of equity incentives thereafter.
The 2023 Plan provides that the number of shares reserved and available for issuance under the 2023 Plan will automatically increase each January 1, beginning on January 1, 2024, by no more than 5% of the outstanding number of MergeCo Ordinary Shares on the immediately preceding December 31, or such lesser number of shares as determined by the plan administrator (the “Annual Increase”). The 2023 Plan share reserve is subject to adjustment in the event of a reorganization, recapitalization, reclassification, share split, share dividend, extraordinary cash dividend, reverse share split or other similar change in MergeCo’s capitalization. The maximum aggregate number of MergeCo Ordinary Shares that may be issued upon exercise of incentive stock options under the 2023 Plan shall not exceed the Initial Limit cumulatively increased on January 1, 2024 and on each January 1 thereafter by the lesser of the Annual Increase or 38,940,900 MergeCo Ordinary Shares. Shares underlying any awards under the 2023 Plan that are forfeited, canceled, held back upon exercise of an option or settlement of an award to cover the exercise price or tax withholding, reacquired by MergeCo prior to vesting, satisfied in cash or other property without the issuance of shares or otherwise terminated (other than by exercise) will be added back to the shares available for issuance under the 2023 Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the shares that may be issued as incentive stock options. In addition, the 2023 Plan provides that awards granted by entities acquired by MergeCo may be assumed or substituted in connection with such transaction without debiting the 2023 Plan reserve, but that any MergeCo Ordinary Shares underlying such awards shall not become available for re-issuance under the 2023 Plan.
The 2023 Plan contains a limitation whereby the value of all awards under the 2023 Plan and all other cash compensation paid by MergeCo to any non-employee director may not exceed $750,000 in any calendar year.
The 2023 Plan will be administered by the remuneration and nominating committee of the MergeCo Board or such other similar committee pursuant to the terms of the 2023 Plan. The plan administrator, which initially will be the remuneration and nominating committee of the MergeCo Board, will have full power to, among other things select, from among the individuals eligible for awards, the individuals to whom awards will be granted, to make any combination of awards to participants, and to determine the specific terms and conditions of each award, subject to the provisions of the 2023 Plan. The plan administrator may delegate to a committee consisting of one or more officers the authority to grant share options and other awards to employees who are not subject to the reporting and other provisions of Section 16 of the Exchange Act and not members of the delegated committee, subject to certain limitations and guidelines. Persons eligible to participate in the 2023 Plan will be officers, employees, non-employee directors and consultants of MergeCo and its subsidiaries as selected from time to time by the plan administrator in its discretion. As of the date of this proxy statement/prospectus, approximately 469 individuals will be eligible to participate in the 2023 Plan, which includes approximately 6 officers, 450 employees who are not officers, 8 non-employee directors, and 5 consultants.
The 2023 Plan permits the granting of both options to purchase MergeCo Ordinary Shares intended to qualify as incentive stock options under Section 422 of the Code and options that do not so qualify. Options granted under the 2023 Plan will be non-qualified options if they fail to qualify as incentive stock options or exceed the annual limit on incentive stock options. Incentive stock options may only be granted to employees of MergeCo and its subsidiaries. Non-qualified options may be granted to any persons eligible to receive awards under the 2023 Plan. The option exercise price of each option will be determined by the plan administrator but generally may not be less than 100% of the fair market value of the MergeCo Ordinary Shares on the date of grant or, in the case of an incentive stock option granted to a ten percent shareholder, 110% of such share’s fair market value, provided, that the exercise price may be less than 100% of the fair market value of the MergeCo Ordinary Shares to the extent such share options are granted to individuals who are not subject to U.S. income tax. The term of each option will be fixed by our plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each option may be exercised, including the ability to accelerate the vesting of such options.
Upon exercise of options, the option exercise price must be paid in full either in cash, by certified or bank check or other instrument acceptable to the plan administrator or by delivery (or attestation to the ownership) of MergeCo Ordinary Shares that are beneficially owned by the optionee free of restrictions or were purchased in the open market. Subject to applicable law, the exercise price may also be delivered by a broker pursuant to irrevocable instructions to the broker from the optionee. In addition, the plan administrator may permit non-qualified options to be exercised using a “net exercise” arrangement that reduces the number of shares issued to the optionee by the largest whole number of shares with fair market value that does not exceed the aggregate exercise price.
The plan administrator may award share appreciation rights subject to such conditions and restrictions as it may determine. Share appreciation rights entitle the recipient to MergeCo Ordinary Shares, or cash, equal to the value of the appreciation in our share price over the exercise price. Except in the case of awards made to individuals who are not subject to U.S. income taxation, the exercise price generally may not be less than 100% of the fair market value of MergeCo Ordinary Shares on the date of grant. The term of each share appreciation right will be fixed by the plan administrator and may not exceed ten years from the date of grant. The plan administrator will determine at what time or times each share appreciation right may be exercised.
The plan administrator may award restricted MergeCo Ordinary Shares and restricted share units to participants subject to such conditions and restrictions as it may determine. These conditions and restrictions may include the achievement of certain performance goals and/or continued employment with us through a specified vesting period. The plan administrator may also grant MergeCo Ordinary Shares that are free from any restrictions under the 2023 Plan. Unrestricted shares may be granted to participants in recognition of past services or for other valid consideration and may be issued in lieu of cash compensation due to such participant. The plan administrator may grant dividend equivalent rights to participants that entitle the recipient to receive credits for dividends that would be paid if the recipient had held a specified number of MergeCo Ordinary Shares.
The plan administrator may grant cash-based awards under the 2023 Plan to participants, subject to the achievement of certain performance goals.
The 2023 Plan requires the plan administrator to make appropriate adjustments to the number of MergeCo Ordinary Shares that are subject to the 2023 Plan, to certain limits in the 2023 Plan, and to any outstanding awards to reflect share dividends, share splits, extraordinary cash dividends and similar events.
The 2023 Plan provides that upon the effectiveness of a “sale event,” as defined in the 2023 Plan, an acquirer or successor entity may assume, continue or substitute for the outstanding awards under the 2023 Plan. To the extent that awards granted under the 2023 Plan are not assumed or continued or substituted by the successor entity, all awards granted under the 2023 Plan shall terminate and in such case except as may be otherwise provided in the relevant award agreement, all share options and share appreciation rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the sale event shall become fully vested and exercisable as of the effective time of the sale event, all other awards with time-based vesting conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the sale event, and all awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a sale event in the MergeCo Board’s discretion or to the extent specified in the relevant award agreement. In the event of such termination, individuals holding options and share appreciation rights will, for each such award, either (a) receive a payment in cash or in kind for each share subject to such award that is exercisable in an amount equal to the per share cash consideration payable to shareholders in the sale event less the applicable per share exercise price (provided that, in the case of an option or share appreciation right with an exercise price equal to or greater than the per share cash consideration payable to shareholders in the sale event, such option or share appreciation right shall be cancelled for no consideration) or (b) be permitted to exercise such options and share appreciation rights (to the extent exercisable) within a specified period of time prior to the sale event. The plan administrator shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other awards in an amount equal to the per share cash consideration payable to shareholders in the sale event multiplied by the number of vested shares under such awards.
Participants in the 2023 Plan are responsible for the payment of any federal, state or local taxes that MergeCo or its subsidiaries are required by law to withhold upon the exercise of options or share appreciation rights or vesting of other awards. The plan administrator may cause any tax withholding obligation of MergeCo or its subsidiaries to be satisfied, in whole or in part, by the applicable entity withholding from MergeCo Ordinary Shares to be issued pursuant to an award a number of shares with an aggregate fair market value that would satisfy the withholding amount due. The plan administrator may also require any tax withholding obligation of MergeCo or its subsidiaries to be satisfied, in whole or in part, by an arrangement whereby a certain number of shares issued pursuant to any award are immediately sold and proceeds from such sale are remitted to MergeCo or its subsidiaries in an amount that would satisfy the withholding amount due.
The 2023 Plan generally does not allow for the transfer or assignment of awards, other than by will or by the laws of descent and distribution or pursuant to a domestic relations order; however, the plan administrator may permit the transfer of non-qualified share options by gift to an immediate family member, to trusts for the benefit of family members, or to partnerships in which such family members are the only partners.
The plan administrator may amend or discontinue the 2023 Plan and the plan administrator may amend or cancel outstanding awards for purposes of satisfying changes in law or any other lawful purpose, but no such action may materially and adversely affect rights under an award without the holder’s consent. Certain amendments to the 2023 Plan will require the approval of MergeCo’s shareholders.
No awards may be granted under the 2023 Plan after the date that is ten years from the 2023 Plan Effective Date. No awards under the 2023 Plan have been made prior to the date hereof.
Form S-8
Following the consummation of the Business Combination, when permitted by SEC rules, we intend to file with the SEC a registration statement on Form S-8 covering the MergeCo Ordinary Shares issuable under the 2023 Plan.
Certain United States Federal Income Tax Aspects
The following is a summary of the principal U.S. federal income tax consequences of certain transactions under the 2023 Plan. It does not describe all federal tax consequences under the 2023 Plan, nor does it describe state or local tax consequences.
Incentive Stock Options. No taxable income is generally realized by the optionee upon the grant or exercise of an incentive stock option. If MergeCo Ordinary Shares issued to an optionee pursuant to the exercise of an incentive stock option are sold or transferred after two years from the date of grant and after one year from the date of exercise, then generally (i) upon sale of such shares, any amount realized in excess of the option exercise price (the amount paid for the shares) will be taxed to the optionee as a long-term capital gain, and any loss sustained will be a long-term capital loss, and (ii) neither MergeCo nor its subsidiaries will be entitled to any deduction for federal income tax purposes; provided that such incentive stock option otherwise meets all of the technical requirements of an incentive stock option. The exercise of an incentive stock option will give rise to an item of tax preference that may result in alternative minimum tax liability for the optionee.
If MergeCo Ordinary Shares acquired upon the exercise of an incentive stock option are disposed of prior to the expiration of the two-year and one-year holding periods described above (a “disqualifying disposition”), generally

(i) the optionee will realize ordinary income in the year of disposition in an amount equal to the excess (if any) of the fair market value of the shares of the MergeCo Ordinary Shares at exercise (or, if less, the amount realized on a sale of such MergeCo Ordinary Shares) over the option price thereof, and (ii) MergeCo or its subsidiaries will be entitled to deduct such amount. Special rules will apply where all or a portion of the exercise price of the incentive stock option is paid by tendering shares of MergeCo Ordinary Shares.
If an incentive stock option is exercised at a time when it no longer qualifies for the tax treatment described above, the option is treated as a non-qualified option. Generally, an incentive stock option will not be eligible for the tax treatment described above if it is exercised more than three months following termination of employment (or one year in the case of termination of employment by reason of disability). In the case of termination of employment by reason of death, the three-month rule does not apply.
No income is generally realized by the optionee at the time a non-qualified option is granted. Generally (i) at exercise, ordinary income is realized by the optionee in an amount equal to the difference between the option exercise price and the fair market value of the MergeCo Ordinary Shares on the date of exercise, and we receive a tax deduction for the same amount, and (ii) at disposition, appreciation or depreciation after the date of exercise is treated as either short-term or long-term capital gain or loss depending on how long the shares of the MergeCo Ordinary Shares have been held. Special rules will apply where all or a portion of the exercise price of the non-qualified option is paid by tendering shares of the MergeCo Ordinary Shares. Upon exercise, the optionee will also be subject to Social Security taxes on the excess of the fair market value over the exercise price of the option.
For all other awards under the 2023 Plan, either MergeCo or its subsidiaries generally will be entitled to a tax deduction in connection with other awards under the 2023 Plan in an amount equal to the ordinary income realized by the participant at the time the participant recognizes such income. Participants typically are subject to income tax and recognize such tax at the time that an award is exercised, vests or becomes non-forfeitable, unless the award provides for deferred settlement.
The vesting of any portion of an award that is accelerated due to the occurrence of a change in control (such as a sale event) may cause all or a portion of the payments with respect to such accelerated awards to be treated as “parachute payments” as defined in the Code. Any such parachute payments may be non-deductible to the either MergeCo or its subsidiaries, in whole or in part, and may subject the recipient to a non-deductible 20% federal excise tax on all or a portion of such payment (in addition to other taxes ordinarily payable).
New Plan Benefits
No awards have been previously granted under the 2023 Plan.
The Initial Grants are expected to be awarded in the form of stock options and restricted share units. The amount of such Initial Grants that are expected to be awarded to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because such awards are subject to the approval of the MergeCo board of directors, which is expected to occur approximately 60 days after the consummation of the Business Combination, at which time MergeCo will be eligible to grant awards registered on Form S-8. Participation and the types of awards that may be granted will be subject to the discretion of the Compensation Committee.
Notwithstanding the Initial Grants, the final terms and allocations of which have not yet been determined, awards that are to be granted to any participant or group of participants are indeterminable at the date of this proxy statement/prospectus because participation and the types of awards that may be granted under the 2023 Plan are subject to the discretion of the plan administrator.
Vote Required for Approval
The Equity Incentive Plan Proposal is conditioned on the approval of the Business Combination Proposal at the General Meeting.
The Equity Incentive Plan Proposal will be adopted and approved only if the Twin Ridge shareholders approve an ordinary resolution under Cayman Islands law, being, where a quorum is present, the affirmative vote of the holders of at least a majority of the issued Twin Ridge Ordinary Shares who are present in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. Abstentions and broker non-votes will be considered present for the purpose of establishing a quorum, but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of the Business Combination Proposal.

As of the date of this proxy statement/prospectus, the Founder Holders have agreed to vote any Twin Ridge Ordinary Shares owned by them in favor of this Equity Incentive Plan Proposal. As of the date hereof, the Founder Holders, collectively own 46% of the issued and outstanding Twin Ridge Ordinary Shares and have not purchased any Public Shares, but may do so at any time.
Wording of the Resolution
The full text of the resolution to be voted upon is as follows:
“RESOLVED, as an ordinary resolution, that the Carbon Revolution Public Limited Company 2023 Equity Incentive Plan in the form tabled at the General Meeting be authorized, approved and confirmed in all respects.”
Recommendation of the Twin Ridge Board
THE TWIN RIDGE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT THE TWIN RIDGE SHAREHOLDERS VOTE “FOR” THE APPROVAL OF THE EQUITY INCENTIVE PLAN PROPOSAL
The existence of financial and personal interests of one or more of MergeCo’s directors may result in a conflict of interest on the part of such director(s) between what he or they may believe is in the best interests of MergeCo and its shareholders and what he or they may believe is best for himself or themselves in determining to recommend that shareholders vote for the proposals. In addition, MergeCo's officers have interests in the Business Combination that may conflict with your interests as a shareholder. See the section entitled “The Business Combination Proposal — Interests of MergeCo's Directors and Officers and Others in the Business Combination” for a further discussion of these considerations.

SHAREHOLDER PROPOSAL 4 — THE ADJOURNMENT PROPOSAL
Overview
The Adjournment Proposal allows the Twin Ridge Board to adjourn the General Meeting to a later date or dates, if necessary or convenient, (i) to permit further solicitation and vote of proxies for the purpose of obtaining approval of the Business Combination Proposal and Merger Proposal; (ii) for the absence of a quorum; (iii) to allow reasonable additional time for filing or mailing of any legally required supplement or amendment to the proxy statement/prospectus; or (iv) if the holders of Public Shares have elected to redeem such shares such that either (a) the MergeCo Ordinary Shares and MergeCo Warrants would not be approved for listing on the NYSE or Nasdaq or (b) the MergeCo Net Tangible Assets would not be satisfied at Closing.
Consequences If the Adjournment Proposal Is Not Approved
If the Adjournment Proposal is presented to the General Meeting and is not approved by the shareholders, the Twin Ridge Board may not be able to adjourn the General Meeting to a later date in the event that, based on the tabulated votes, there are not sufficient votes at the time of the General Meeting to approve the Business Combination Proposal, the Merger Proposal and the Equity Incentive Proposal or in the event that Twin Ridge shareholders redeem an amount of Public Shares such that either (a) the MergeCo Ordinary Shares would not be approved for listing on the NYSE or Nasdaq or (b) the MergeCo Net Tangible Assets would not be satisfied at Closing.
Vote Required for Approval
The approval of the Adjournment Proposal requires an ordinary resolution under Cayman Islands law, being the affirmative vote of a majority of the Twin Ridge Ordinary Shares represented in person or represented by proxy and entitled to vote thereon and who vote at the General Meeting. Abstentions and broker non-votes will be considered present for the purpose of establishing a quorum, but, as a matter of Cayman Islands law, will not constitute a vote cast at the General Meeting and therefore will have no effect on the approval of the Adjournment Proposal as a matter of Cayman Islands law.
The Adjournment Proposal is not conditioned upon any other Shareholder Proposal.
As of the date of this proxy statement/prospectus, the Twin Ridge Initial Shareholders have agreed to vote any Twin Ridge Ordinary Shares owned by them in favor of the Adjournment Proposal. As of the date hereof, the Founder Holders collectively own approximately 46% of the issued and outstanding Twin Ridge Ordinary Shares and have not purchased any Public Shares, but may do so at any time.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION
Introduction
MergeCo is providing the following unaudited pro forma condensed combined financial information to aid you in your analysis of the financial aspects of the Business Combination.
MergeCo was formed on July 5, 2017 as a private limited liability company incorporated in Ireland under the name “Poppetell Limited” and changed its name on December 6, 2022 to “Carbon Revolution Limited” for the purpose of effecting the Business Combination described herein. MergeCo was re-registered as a public limited company on May 29, 2023, upon which its name changed to “Carbon Revolution Public Limited Company”. MergeCo, as a shell company, has no assets and liabilities and does not operate any business. Accordingly, no financial statements of MergeCo have been included in this proxy statement/prospectus.
The following unaudited pro forma condensed combined financial information presents the historical financial statements of Carbon Revolution Limited, a company incorporated in Australia (“Carbon Revolution”) and Twin Ridge Capital Acquisition Corp., an exempted company incorporated in the Cayman Islands (“Twin Ridge”), adjusted to give effect to the transactions that were entered into in contemplation of, or that are contemplated by, the Scheme Implementation Deed and the Business Combination Agreement (the “Pro Forma Transactions”).
The unaudited pro forma condensed combined financial information has been prepared in accordance with Article 11 of Regulation S-X. The unaudited pro forma condensed combined financial information comprises:
•	A condensed combined statement of financial position as of December 31, 2022 assuming the transaction was consummated on that date; and
•
A condensed combined statement of comprehensive income for the year ended June 30, 2022 and six months ended December 31, 2022 assuming the transaction was consummated as of July 1, 2021, at the commencement of the earliest period presented.

The unaudited pro forma condensed combined financial information gives effect to the following:
•	The exchange of shares between MergeCo, Carbon Revolution and Twin Ridge as a result of the Scheme Implementation Deed and the Business Combination Agreement and associated transaction costs; and
•	The issuance of shares as a commitment fee as consideration for the CEF (as defined below) upon completion of the Business Combination.
The PIUS Financing entered into by Carbon Revolution Limited in May 2023 provides it with $60 million USD of borrowings to be repaid over 4 years. The financing terms require consummation of the Business Combination by August 31, 2023. If not achieved, then Carbon Revolution would be in breach thereof within 60 days. The financing terms require consummation of the Business Combination by August 31, 2023. If not achieved, then breach may be cured within 60 days.
The three year committed equity facility (“CEF”) entered into by MergeCo allows it to issue shares in the future at its discretion (subject to the terms of the Equity Purchase Agreement). Such issuances are not reflected in the unaudited pro forma condensed combined financial information because the consummation of the Business Combination is not conditioned on future issuances under the CEF. Pursuant to the terms of the CEF, MergeCo is not required to issue a minimum number of shares and the counterparty to the CEF, Yorkville Advisors, is not required to purchase additional shares under the CEF beyond the CEF Ownership Restriction, or US$10 million (A$15.0 million) per Advance Notice (as defined in the Equity Purchase Agreement), whichever is lower, which means MergeCo may not have full access to the stated $60 million of capital. The obligations of the investor to purchase shares pursuant to the CEF are also subject to certain conditions, which MergeCo may be unable to satisfy. Issuances of shares under the CEF may, however, have a material impact on MergeCo’s financial position in future periods if MergeCo issues and sells additional shares under the CEF following the Closing. MergeCo’s financial position and results of operations may also be impacted if it issues and sells additional shares or incurs additional indebtedness in connection with any other financing transaction that it may enter into or consummate prior to or concurrently with the Business Combination.
The following unaudited pro forma condensed combined statement of financial position as of December 31, 2022 assumes that the Pro Forma Transactions occurred on December 31, 2022. The unaudited pro forma condensed combined statement of comprehensive income for the year ended June 30, 2022 and for the six months ended December 31, 2022 presents the pro forma effect of the Pro Forma Transactions for the combined company as if the Business Combination had been completed on July 1, 2021.
The unaudited pro forma condensed combined financial information has been presented for illustrative purposes only and does not necessarily reflect what the combined company’s financial condition or results of operations would have been if the Pro Forma Transactions occurred on the dates indicated. The unaudited pro forma condensed combined financial information also may not be useful in predicting the future financial condition and results of operations of the combined company. The actual financial position and results of operations may differ significantly from the pro forma amounts reflected herein due to a variety of factors.
The pro forma adjustments reflected in the unaudited pro forma condensed combined financial information are based on information currently available, assumptions, and estimates underlying the pro forma adjustments and are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.
This unaudited pro forma condensed combined financial information was derived from, and should be read in conjunction with;
•	Carbon Revolution’s unaudited financial statements as of and for the six months ended December 31, 2022 and the related notes thereto, included elsewhere in this proxy statement/prospectus;
•	Carbon Revolution’s audited financial statements as of and for the year ended June 30, 2022 and the related notes thereto, included elsewhere in this proxy statement/prospectus;
•
Twin Ridge’s audited financial statements as of December 31, 2021 and the period from January 7, 2021 (inception) through December 31, 2021, the audited financial statements as of and for the year ended December 31, 2022, included elsewhere in this proxy statement/prospectus and the unaudited interim financial statements as of June 30, 2022 and June 30, 2021 (as restated) and for the six months ended June 30, 2022 and for the period from January 7, 2021 (inception) through June 30, 2021 and the related notes thereto and the unaudited interim financial statements as of September 30, 2022 and December 31, 2022 (audited) and for the three months ended September 30, 2022 and December 31, 2022 (audited) and the related notes thereto. The income statement of Twin Ridge for the year ended June 30, 2022 and the six months ended December 31, 2022 for pro forma purposes has been arithmetically derived from these financial statements – refer also to Note 2 to the Unaudited Pro Forma Condensed Combined Financial Information; and

•
the sections titled “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Carbon Revolution” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Twin Ridge” and other financial information.

Anticipated Accounting Treatment
The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, MergeCo will be treated as the “acquired” company for financial reporting purposes. Accordingly, the Business Combination will be treated as the equivalent of Carbon Revolution issuing shares at the closing for the net assets of MergeCo (including the net assets of Twin Ridge) as of the closing date, accompanied by a recapitalization as Carbon Revolution will not be the legal acquiror. The net assets of MergeCo will be stated at historical cost, with no goodwill or other intangible assets recorded in accordance with IFRS. This is expected to be consistent with carrying value. Carbon Revolution will, consequently, be deemed the accounting predecessor meaning that Carbon Revolution’s consolidated assets, liabilities and results of operations will become the historical financial statements of MergeCo.
Carbon Revolution has determined that it will be the accounting acquirer (notwithstanding it is legally acquired by MergeCo) based on evaluation of the following facts and circumstances:
•
Carbon Revolution’s existing shareholders will have the greatest voting interest in the combined entity under both the 75% Redemption and Maximum Redemption (both terms, as defined below) scenarios. Further, even in the instance of No Redemptions, Twin Ridge shareholders would not have a substantial majority of the voting interests, being approximately 37% and board and management representation are considered further below;

•	Carbon Revolution’s directors will represent the majority of the board of directors of the combined company following the consummation of the Business Combination;
•
Carbon Revolution’s senior management will be the senior management of the combined company following the consummation of the Business Combination as disclosed elsewhere in this proxy statement/prospectus. Of the disclosed executive officers, all of them are current Carbon Revolution employees;

•	Carbon Revolution is the larger entity based on historical operating activity and its employee base; and
•
MergeCo will continue to operate under the Carbon Revolution trade name and the combined entity’s headquarters will be based in Australia with its corporate head office in Geelong, consistent with the current location of Carbon Revolution’s head office.

Other factors were considered, including the purpose and intent of the Business Combination, noting that the preponderance of evidence as described above is indicative that Carbon Revolution is the accounting acquirer in the Business Combination.
The Business Combination, which is not within the scope of IFRS 3 since Twin Ridge does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2.
The fair value of MergeCo Ordinary Shares is derived from a recent observable trading price for the underlying Carbon Revolution shares prior to the date of this proxy statement/prospectus, not the $10.00 value per share articulated in the Business Combination Agreement. As of July 11, 2023, that share price was A$0.14.
No gain or loss is recognized in profit and loss where the value of the net assets of Twin Ridge acquired exceeds the fair value of MergeCo Ordinary Shares issued to the Twin Ridge shareholders. Any difference is recognized in equity. In the 100% redemption scenario, the excess of fair value of MergeCo Ordinary Shares issued to the holders of Twin Ridge Class A Ordinary Shares over the fair value of Twin Ridge’s identifiable net assets is expensed as incurred as required by IFRS 2.
Pro Forma Presentation
The unaudited pro forma condensed combined financial information has been prepared based on the four scenarios described below. Each of the scenarios is based on the 6.3 million or 29.4% of Twin Ridge Class A Ordinary Shares outstanding, the holders of which did not exercise their redemption rights in connection with the Extension Meeting:
•	Assuming No Redemptions: This presentation assumes that no Twin Ridge shareholders exercise redemption rights with respect to their Twin Ridge Class A Ordinary Shares (the “No Redemption”).
•
Assuming 25% Redemptions: This presentation assumes that Twin Ridge shareholders holding 1,566,661 Twin Ridge Class A Ordinary Shares will exercise their redemption rights for approximately A$23.4 million at a redemption price of approximately $10.14 per share based on the investment held in the Trust Account as of December 31, 2022, which represents 25% of Twin Ridge Class A Ordinary Shares that could be redeemed by Twin Ridge shareholders, after giving effect to exercise of redemption rights by such Twin Ridge shareholders and payments thereto in such redemption (the “25% Redemption”).

•
Assuming 75% Redemptions: This presentation assumes that Twin Ridge shareholders holding 4,699,984 Twin Ridge Class A Ordinary Shares will exercise their redemption rights for approximately A$70.3 million at a redemption price of approximately $10.14 per share based on the investment held in the Trust Account as of December 31, 2022, which represents 75% of Twin Ridge Class A Ordinary Shares that could be redeemed by Twin Ridge shareholders, after giving effect to exercise of redemption rights by such Twin Ridge shareholders and payments thereto in such redemption (the “75% Redemption”).

•
Assuming Maximum Redemptions: This presentation assumes that Twin Ridge shareholders holding 6,266,645 Twin Ridge Class A Ordinary Shares will exercise their redemption rights for approximately A$93.8 million at a redemption price of approximately $10.14 per share based on the investment held in the Trust Account as of December 31, 2022, which represents 100% of Twin Ridge Class A Ordinary Shares that could be redeemed by Twin Ridge shareholders, after giving effect to exercise of redemption rights by such Twin Ridge shareholders and payments thereto in such redemption (the “Maximum Redemption”). The Maximum Redemption scenario assumes that MergeCo has at least $5,000,001 of net tangible assets upon closing of the Business Combination. The satisfaction of this minimum net tangible asset requirement is a condition precedent to Carbon Revolution’s and Twin Ridge’s obligations under the Scheme

Implementation Deed. In this scenario, MergeCo would only recognize the issuance of 5,000,000 MergeCo Ordinary Shares to the holders of the Twin Ridge Class B Ordinary Shares. The net tangible assets of MergeCo will include the net tangible assets of Carbon Revolution, as increased by the gross proceeds of the Trust Account and decreased by the transaction expenses, as well as increased by the net proceeds of any equity financing obtained by MergeCo in connection with the closing of the Business Combination. MergeCo expects net tangible assets to exceed $5,000,001 upon closing of the Business Combination even in a Maximum Redemption Scenario.
These scenarios are for illustrative purposes only, as the actual amount of redemptions by Twin Ridge’s shareholders is unknowable prior to the Twin Ridge shareholder vote with respect to the Business Combination. All scenarios include a pro forma adjustment for the redemption of the 70.6% of shareholders who exercised their redemption rights in connection with the Extension Meeting. The actual financial position and results of operations of the combined company may differ significantly from the pro forma amounts presented.
Description of the Transactions
Business Combination
On November 29, 2022, Carbon Revolution entered into the Scheme Implementation Deed and the Business Combination Agreement with Twin Ridge and MergeCo. Pursuant to the agreements, Twin Ridge will merge with and into a wholly-owned subsidiary of MergeCo and the wholly-owned subsidiary of MergeCo shall continue as the surviving corporation of the merger. Immediately thereafter MergeCo will issue shares to Carbon Revolution shareholders (collectively, the “Business Combination”). Upon completion of the Business Combination, eligible Carbon Revolution shareholders will receive MergeCo Ordinary Shares and existing Twin Ridge Shareholders will receive MergeCo Ordinary Shares in exchange for their existing Twin Ridge Ordinary Shares. Existing Twin Ridge warrant holders will have their Warrants automatically exchanged for MergeCo Warrants, subject to substantially the same terms and conditions, including to become exercisable in respect of MergeCo Ordinary Shares instead of Twin Ridge Ordinary Shares, subject to the terms of the Business Combination Agreement.
After completion of the Transactions, MergeCo will be the parent of a wholly-owned group including both Carbon Revolution and Twin Ridge (the “Group”). This will happen through an exchange, and registration via Form F-4, of MergeCo Ordinary Shares. Similarly, existing outstanding Warrants will be automatically exchanged by assumption by MergeCo of the obligations under the Warrants, including to become exercisable in respect of MergeCo Ordinary Shares instead of Twin Ridge Ordinary Shares. Such MergeCo Warrants will be subject to substantially the same terms and conditions as existing Warrants.
MergeCo will be listed on the NYSE or Nasdaq and, assuming at least some level of redemptions, it is anticipated that the current shareholders of Carbon Revolution will hold the majority of the MergeCo Ordinary Shares.
Pursuant to the Business Combination Agreement and immediately prior to the Twin Ridge Merger Effective Time:
•	Each Twin Ridge Class B Ordinary Share, shall convert automatically, on a one-for-one basis, into a Twin Ridge Class A Ordinary Share;
•
Immediately after the Pre-Merger Conversion, each Twin Ridge Class A Ordinary Share shall be automatically cancelled in exchange for one validly issued, fully paid and non-assessable MergeCo Ordinary Share;

•
Each Public Warrant shall be automatically exchanged to become one MergeCo Public Warrant. Each such MergeCo Public Warrant will be subject to substantially the same terms and conditions set forth in the Existing Warrant Agreement, pursuant to which such Twin Ridge Public Warrant was issued immediately prior to the Twin Ridge Merger Effective Time; and

•
Each Private Placement Warrant shall be automatically exchanged to become one MergeCo Public Warrant (each, a “MergeCo Founder Warrant”). Each such MergeCo Founder Warrant will be subject to substantially the same terms and conditions set forth in the Existing Warrant Agreement pursuant to which such Twin Ridge Private Warrant was issued immediately prior to the Twin Ridge Merger Effective Time.

CEF
Twin Ridge entered into the Equity Purchase Agreement with Yorkville Advisors with respect to the potential future issuance of up to $60 million in MergeCo Ordinary Shares, at MergeCo’s election. Under the terms of the CEF:
•
For a period of three years from closing, MergeCo has the right to require Yorkville Advisors to purchase new MergeCo Ordinary Shares in a series of advances, with each advance being in an amount up to the greater of (i) $10 million or (ii) the aggregate trading volume of MergeCo Ordinary Shares for the five trading days immediately preceding MergeCo requesting an advance. MergeCo is not obliged to require Yorkville Advisors to purchase a minimum volume of MergeCo Ordinary Shares.

•	MergeCo can choose one of two Purchase Price Options:
○
Purchase Price Option 1: Yorkville Advisors will purchase MergeCo Ordinary Shares at a price equal to 95.0% of the average VWAP during the day on which the advance request was made. If the volume threshold under an advance is not reached during the pricing period, the number of shares purchased will be reduced to the greater of (i) 35.0% of the trading volume during the pricing period, or (ii) the number of shares sold by the Yorkville Advisors during the pricing period. The volume threshold is the amount of the advance in shares divided by 35.0%.

○
Purchase Price Option 2: Yorkville Advisors will purchase MergeCo Ordinary Shares at a price equal to 97.0% of the lowest VWAP of the MergeCo Ordinary Shares during the pricing period of three consecutive trading days commencing on the trading day commencing after the advance notice is received by Yorkville Advisors.

•
During either pricing period, Yorkville Advisors will have the ability to hedge its position by short selling in full the quantum of shares that it is required to purchase under any advance notice. Under Purchase Price Option 2, MergeCo will have the ability to notify Yorkville Advisors of the minimum acceptable price (“MAP”) at which it can sell the new shares. If MergeCo does not set a MAP, this may have a material and adverse impact on MergeCo’s share price depending on the quantum of shares being sold relative to overall liquidity of MergeCo’s shares.

•
Yorkville Advisors cannot be issued MergeCo Ordinary Shares in an amount that would result in it holding more than the CEF Ownership Restriction at any one time. In the circumstance where Yorkville Advisors is unable to dispose of its MergeCo Ordinary Shares on an ongoing basis, it will not be required to purchase additional shares under the CEF beyond the CEF Ownership Restriction, which means MergeCo may not have full access to the stated $60 million CEF capital. Carbon Revolution determined that the CEF right to issue shares represents a purchased put option which is classified as a derivative asset with a de minimus fair value at inception.

•	MergeCo has agreed to issue 15,000 MergeCo Ordinary Shares to Yorkville Advisors as a ‘commitment fee’ to secure the facility. These must be issued upon completion of the Business Combination.
PIUS Financing
In May 2023, Carbon Revolution Limited entered into a 4 year financing arrangement for $60 million. The financing terms require consummation of the Business Combination by August 31, 2023. If not achieved, then Carbon Revolution would be in breach thereof. A sixty (60) day cure period applies. Accordingly, the net effect of the financing has been presented in the pro forma financial information. This includes the cash proceeds received, transaction and financing costs incurred, the repayment of existing payables out of the financing proceeds and the borrowing obligation incurred. The effect of the financing has been presented in the pro forma balance sheet as if the financing was entered into on December 31, 2022. For pro forma statement of operations purposes, the presentation has been prepared as if the financing was entered into on July 1, 2021, concurrent with the pro forma presentation of the Business Combination.

Pro Forma Ownership
The following table summarizes the unaudited pro forma ownership of MergeCo Ordinary Shares that would have been outstanding as of December 31, 2022, after giving effect to redemptions in connection with the Extension Meeting and the Pro Forma Transactions, under each of the no redemption, 25% redemption, 75% redemption and maximum redemption scenarios. The information presented in table below includes only shares that are deemed legally outstanding for purposes of calculating pro forma diluted earnings per share and accordingly is not consistent with information elsewhere in this proxy statement/prospectus, including under the caption “Questions and Answers About the Proposals for Shareholders—Q: What equity stake will the Public Shareholders and the current shareholders of Carbon Revolution hold in MergeCo immediately after the Closing?” (which includes all shares that will be deemed outstanding under Irish law upon the consummation of the Business Combination).
	Scenario 1: Assuming No Redemptions		Scenario 2: Assuming 25% Redemptions		Scenario 3: Assuming 75% Redemptions		Scenario 4: Assuming Maximum Redemptions
	Shares	%	Shares	%	Shares	%	Shares	%
Twin Ridge Ordinary Shares
Twin Ridge Class A Ordinary Shares currently outstanding	21,308,813		21,308,813		21,308,813		21,308,813
Less: Twin Ridge Class A Ordinary shares known redemptions (70.6%)	(15,042,168)		(15,042,168)		(15,042,168)		(15,042,168)
Twin Ridge Class A Ordinary Shares(1)	6,266,645		6,266,645		6,266,645		6,266,645
Less: Redeemed Twin Ridge Class A ordinary shares	—		(1,566,661)		(4,699,984)		(6,266,645)
Sub-total: Twin Ridge Class A Ordinary Shares	6,266,645	20.92	4,699,984	16.56	1,566,661	6.20	—	0.0
Twin Ridge Class B Ordinary Shares(2)	5,000,000	16.69	5,000,000	17.61	5,000,000	19.80	5,000,000	21.11
Twin Ridge Shareholders	11,266,645	37.61	9,699,984	34.17	6,566,661	26.00	5,000,000	21.11
Carbon Revolution Shareholders(3)	18,504,811	61.78	18,504,811	65.19	18,504,811	73.27	18,504,811	78.12
Carbon Revolution Performance Rights(4)	168,077	0.56	168,077	0.59	168,077	0.67	168,077	0.71
Yorkville Advisors Global, LP(5)	15,000	0.05	15,000	0.05	15,000	0.06	15,000	0.06
Total Pro Forma MergeCo Ordinary Shares Outstanding as of December 31, 2022	29,954,533	100.00	28,387,872	100.00	25,254,549	100.00	23,687,888	100.00
(1)
The Twin Ridge Class A Ordinary Shares held by the current Twin Ridge shareholders as at December 31, 2022 less the number of Twin Ridge Class A Ordinary Shares redeemed in connection with the Extension Meeting (70.6%) is used for the purpose of the unaudited pro forma condensed combined balance sheet and unaudited pro forma condensed combined statement of operations as shown below.

(2)	Includes, in all scenarios, the Founder Shares to be converted into 5,000,000 MergeCo Ordinary Shares as part of the Pro Forma Transaction.
(3)
Carbon Revolution shareholders shares are based upon anticipated total share consideration to owners of equity interests in Carbon Revolution equal to 18,672,888 MergeCo Ordinary Shares (reflecting an equity value of $186,728,889, divided by $10.00 per share), with 18,504,811 MergeCo Ordinary Shares issuable to holders of Carbon Revolution shares. Additional dilution will occur when performance rights or options are issued to employees post completion of the Business Combination. As disclosed in “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents—Other Agreements Related to the Business Combination—2023 Incentive Equity Plan”, prior to the effectiveness of the registration statement, the MergeCo Board and MergeCo’s shareholders will approve and adopt the Carbon Revolution Company FY2023 Incentive Equity Plan (the “FY2023 Incentive Equity Plan”) which will reserve for grant a number of MergeCo Ordinary Shares or other forms of equity in MergeCo. Such grants may include both one-off retention grants, and business-as-usual grants in respect of FY2023. MergeCo intends to grant initial equity incentive awards with respect to a number of MergeCo Ordinary Shares equal to 5% of the Total Shares Outstanding promptly following MergeCo’s eligibility to register the issuance of such awards on Form S-8, which is expected to occur 60 days after the closing of the Business Combination. Such awards may take the form of MergeCo Ordinary Shares or other instruments such as options or rights with respect to MergeCo Ordinary Shares. Under the terms of the Scheme Implementation Deed, Carbon Revolution must seek the consent of Twin Ridge (not to be unreasonably withheld) in relation to the form and quantum of any employee or director short-term or long-term incentive or similar arrangements in excess of such 5% limitation. The total number of MergeCo Ordinary Shares reserved for issuance upon grant of equity incentive awards thereafter is expected to equal 8% of the Total Shares Outstanding (for an aggregate of 13% of the Total Shares Outstanding, inclusive of the initial equity incentive awards). Shares or other equities issued under the 2023 Equity Incentive Plan are not included in the table above and would result in an increase of the number of equities on issue which would be dilutive to existing shares. The unaudited pro forma condensed combined financial information presented has not been adjusted to reflect such potential equity awards, as such awards will not be made until at least 60 days after the closing of the Business Combination and the amount, valuation and other terms and conditions thereof have not been determined and cannot, therefore, be quantified. The amount of any compensation charge incurred upon the grant of any such equity awards may be material.
(4)
These 168,077 MergerCo Ordinary Shares that will be issued on or before the Scheme Record Date upon the cancellation of performance rights relate only to performance rights issued under Carbon Revolution’s STI plans and do not include any number in relation to options and performance rights issued under Carbon Revolution’s LTI plans which will be canceled and not convertible to Carbon Revolution Shares.

(5)	Includes, in all scenarios, the commitment fee of 15,000 MergeCo Ordinary Shares to Yorkville Advisors irrespective of subsequent drawdown.

UNAUDITED PRO FORMA CONDENSED COMBINED BALANCE SHEET AS OF DECEMBER 31, 2022
AS OF DECEMBER 31, 2022 (in thousands)	Carbon Revolution	Twin Ridge		Twin Ridge					Scenario 1: Assuming No Redemptions			Scenario 2: Assuming 25% Redemptions			Scenario 3: Assuming 75% Redemptions			Scenario 4: Assuming Maximum Redemptions
	IFRS (Historical)	US GAAP (Historical)	IFRS Adjustments	IFRS (Historical)	Notes	Transaction Accounting Adjustments – Financing Transaction	Notes	Pro forma for financing transaction	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma
									(1)			(2)			(3)			(4)
	AUD	AUD	AUD	AUD					AUD			AUD			AUD			AUD
ASSETS
Current assets
Cash and cash equivalents	14,078	1,524	—	1,524		40,176	1L	55,778	318,921	1A	97,668	318,921	1A	74,220	318,921	1A	27,324	318,921	1A	3,877
									—			(23,448)	1A.1		(70,343)	1A.2		(93,791)	1A.3
									(6,536)	1C		(6,536)	1C		(6,536)	1C		(6,536)	1C
									(14,863)	1C		(14,863)	1C		(14,863)	1C		(14,863)	1C
									(30,502)	1D		(30,502)	1D.1		(30,502)	1D.2		(30,502)	1D.3
									(225,130)	1K		(225,130)	1K		(225,130)	1K		(225,130)	1K
Restricted Cash	—	—	—	—		14,347	1L	14,347	—		14,347	—		14,347	—		14,347	—		14,347
Receivables	5,674	—	—	—		—		5,674	—		5,674	—		5,674	—		5,674	—		5,674
Contract assets	1,946	—	—	—		—		1,946	—		1,946	—		1,946	—		1,946	—		1,946
Inventories	20,754	—	—	—		—		20,754	—		20,754	—		20,754	—		20,754	—		20,754
Prepaid expenses	—	111	—	111		—		111	—		111	—		111	—		111	—		111
Other current assets	2,640	19	—	19		—		2,659	—		2,659	—		2,659	—		2,659	—		2,659
Total current assets	45,092	1,654	—	1,654		54,523		101,269	41,890		143,159	18,442		119,711	(28,454)		72,815	(51,901)		49,368

Non-current assets
Marketable securities held in Trust Account	—	318,921	—	318,921		—		318,921	(318,921)	1A	—	(318,921)	1A	—	(318,921)	1A	—	(318,921)	1A	—
Property, plant and equipment	58,488	—	—	—		—		58,488	—		58,488	—		58,488	—		58,488	—		58,488
Right-of-use assets	7,804	—	—	—		—		7,804	—		7,804	—		7,804	—		7,804	—		7,804
Intangible assets	15,688	—	—	—		—		15,688	—		15,688	—		15,688	—		15,688	—		15,688
Total non-current assets	81,980	318,921	—	318,921		—		400,901	(318,921)		81,980	(318,921)		81,980	(318,921)		81,980	(318,921)		81,980
Total assets	127,072	320,575	—	320,575		54,523		502,170	(277,031)		225,139	(300,479)		201,691	(347,375)		154,795	(370,822)		131,348

Current liabilities
Payables	8,120	6,536	—	6,536		—		14,656	(6,536)	1C	5,182	(6,536)	1C	5,182	(6,536)	1C	5,182	(6,536)	1C	5,182
									(2,938)	1D		(2,938)	1D.1		(2,938)	1D.2		(2,938)	1D.3
Borrowings	20,581	—	—	—		(14,658)	1L	5,923	—		5,923	—		5,923	—		5,923	—		5,923
Lease liability	633	—	—	—		—		633	—		633	—		633	—		633	—		633
Contract liability	779	—	—	—		—		779	—		779	—		779	—		779	—		779
Deferred income	1,763	—	—	—		—		1,763	—		1,763	—		1,763	—		1,763	—		1,763
Provisions	4,414	—	—	—		—		4,414	—		4,414	—		4,414	—		4,414	—		4,414
Total current liabilities	36,290	6,536	—	6,536		(14,658)		28,168	(9,474)		18,694	(9,474)		18,694	(9,474)		18,694	(9,474)		18,694

Non-current liabilities
Borrowings	—	—	318,921	318,921	(a)	69,181	1L	388,102	(318,921)	1A	69,181	(318,921)	1A	69,181	(318,921)	1A	69,181	(318,921)	1A	69,181

Lease liability	7,694	—	—	—		—		7,694	—		7,694	—		7,694	—		7,694	—		7,694
Deferred income	15,950	—	—	—		—		15,950	—		15,950	—		15,950	—		15,950	—		15,950
Provisions	657	—	—	—		—		657	—		657	—		657	—		657	—		657
Warrant liabilities	—	555	—	555		—		555	—		555	—		555	—		555			555
Commitment fee shares	—	217	—	217		—		217	—		217	—		217	—		217	—		217
Total non-current liabilities	24,301	772	318,921	319,693		69,181		413,175	(318,921)		94,254	(318,921)		94,254	(318,921)		94,254	(318,921)		94,254
Total Liabilities	60,591	7,308	318,921	326,229		54,523		441,343	(328,395)		112,948	(328,395)		112,948	(328,395)		112,948	(328,395)		112,948

AS OF DECEMBER 31, 2022 (in thousands)	Carbon Revolution	Twin Ridge		Twin Ridge					Scenario 1: Assuming No Redemptions			Scenario 2: Assuming 25% Redemptions			Scenario 3: Assuming 75% Redemptions			Scenario 4: Assuming Maximum Redemptions
	IFRS (Historical)	US GAAP (Historical)	IFRS Adjustments	IFRS (Historical)	Notes	Transaction Accounting Adjustments – Financing Transaction	Notes	Pro forma for financing transaction	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma
									(1)			(2)			(3)			(4)
	AUD	AUD	AUD	AUD					AUD			AUD			AUD			AUD
Commitment
Class A ordinary shares subject to possible redemption, 21,308,813 shares at redemption value	—	318,921	(318,921)	—	(a)	—		—	—		—	—		—	—		—	—		—
Stockholders’ Equity
Twin Ridge
Preference shares	—	—	—	—		—		—	—		—	—		—	—		—	—		—
Class A ordinary shares	—	—	—	—		—		—	—		—	—		—	—		—	—		—
Class B ordinary shares	—	1	34,554	34,555	(b)	—		34,555	(34,555)	1G	—	(34,555)	1G	—	(34,555)	1G	—	(34,555)	1G	—

MergeCo common stock	—	—	—	—		—		—	318,921	1A	517,068	318,921	1A	494,093	318,921	1A	448,317	318,921	1A	428,433
									—			(23,448)	1A.1		(70,343)	1A.2		(93,791)	1A.3
									22	1E		22	1E		22	1E		22	1E
									385,536	1F		385,536	1F		385,536	1F		385,536	1F
									(5,156)	1D		(4,684)	1D.1		(3,564)	1D.2		—	1D.3
									7,876	1B		7,876	1B		7,876	1B		7,876	1B
									444	1H		444	1H		444	1H		444	1H
									34,555	1G		34,555	1G		34,555	1G		34,555	1G
									(225,130)	1K		(225,130)	1K		(225,130)	1K		(225,130)	1K
Additional paid-in-capital	—	7,876	—	7,876		—		7,876	(7,876)	1B	—	(7,876)	1B	—	(7,876)	1B	—	(7,876)	1B	—
Share based payment reserves	—	—		—		—			24,187	1C.1	24,187	24,187	1C.1	24,187	24,187	1C.1	24,187	24,187	1C.1	24,187

Carbon Revolution Contributed equity	385,536	—	—	—		—		385,536	(385,536)	1F	—	(385,536)	1F	—	(385,536)	1F	—	(385,536)	1F	—
Carbon Revolution Reserves	7,070	—	—	—		—		7,070	—		7,070	—		7,070	—		7,070	—		7,070
Accumulated losses	(326,125)	(13,531)	(34,554)	(48,085)	(b)			(374,210)	—		(436,135)	—		(436,607)	—		(437,726)	—		(441,290)
									(22,409)	1D		(22,881)	1D.1		(24,000)	1D.2		(27,564)	1D.3
									(22)	1E		(22)	1E		(22)	1E		(22)	1E
									(14,863)	1C		(14,863)	1C		(14,863)	1C		(14,863)	1C
									(24,187)	1C.1		(24,187)	1C.1		(24,187)	1C.1		(24,187)	1C.1
									(444)	1H		(444)	1H		(444)	1H		(444)	1H
Total Stockholders’ Equity	66,481	313,267	(318,921)	(5,654)		—		60,827	51,364		112,191	27,916		88,743	(18,979)		41,848	(42,427)		18,400
Total Liabilities and Stockholders’ Equity	127,072	320,575	—	320,575		54,523		502,170	(277,031)		225,139	(300,479)		201,691	(347,374)		154,795	(370,822)		131,348

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE YEAR ENDED JUNE 30, 2022
									Scenario 1: Assuming No Redemptions			Scenario 2: Assuming 25% Redemptions			Scenario 3: Assuming 75% Redemptions			Scenario 4: Assuming Maximum Redemptions
AS OF JUNE 30, 2022 (in thousands)	Carbon Revolution	Twin Ridge	IFRS Conversion and Presentation Alignment	Twin Ridge IFRS	Notes	Transaction Accounting Adjustments - Financing transactions	Notes	Pro forma for financing transaction	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma
	AUD	AUD	AUD	AUD					AUD			AUD			AUD			AUD
Revenue:
Sale of Wheels	38,276	—	—	—		—		38,276	—		38,276	—		38,276	—		38,276	—		38,276
Engineering Services	464	—	—	—		—		464	—		464	—		464	—		464	—		464
Sale of tooling	1,596	—	—	—		—		1,596	—		1,596	—		1,596	—		1,596	—		1,596
Total Revenue	40,336	—	—	—		—		40,336	—		40,336	—		40,336	—		40,336	—		40,336

Cost of goods sold	(57,445)	—	—	—		—		(57,445)	—		(57,445)	—		(57,445)	—		(57,445)	—		(57,445)

Gross Margin	(17,109)	—	—	—		—		(17,109)	—		(17,109)	—		(17,109)	—		(17,109)	—		(17,109)

Other income (expense), net:
Other income	4,320	338	—	338		—		4,658	—		4,658	—		4,658	—		4,658	—		4,658
Operational expenses	(2,013)	(3,244)	—	(3,244)		—		(5,257)	—		(5,257)	—		(5,257)	—		(5,257)	—		(5,257)
Research and development	(16,933)	—	—	—		—		(16,933)	—		(16,933)	—		(16,933)	—		(16,933)	—		(16,933)
Administrative expenses	(13,146)	—	—	—		—		(13,146)	(444)	1H	(13,590)	(444)	1H	(13,590)	(444)	1H	(13,590)	(444)	1H	(13,590)
Marketing expenses	(1,550)	—	—	—		—		(1,550)			(1,550)	—		(1,550)	—		(1,550)	—		(1,550)
Borrowing costs	(1,390)	—	14,070	14,070	(d)	(11,402)	1M	1,278	(22)	1E	1,256	(22)	1E	1,256	(22)	1E	1,256	(22)	1E	1,256
Transaction costs	—	—	—	—		—		—	(14,863)	1C	(65,420)	(14,863)	1C	(65,892)	(14,863)	1C	(67,011)	(14,863)	1C	(76,394)
									(25,210)	1C.1	—	(25,210)	1C.1	—	(25,210)	1C.1	—	(25,210)	1C.1	—
									(25,347)	1D	—	(25,819)	1D.1	—	(26,938)	1D.2	—	(27,609)	1D.3	—
									—		—	—		—	—		—	(8,712)	1A.3	—
Change in fair value of warrant liability	—	13,648	(13,648)	—	(d)	—		—	—		—	—		—	—		—	—		—
Change in fair value of over-allotment liability	—	422	(422)	—	(d)	—		—	—		—	—		—	—		—	—		—
(Loss)/profit before income taxes	(47,821)	11,164	—	11,164		(11,402)		(48,059)	(65,886)		(113,945)	(66,358)		(114,417)	(67,477)		(115,536)	(76,860)		(124,919)

Income tax expense
Net Loss	(47,821)	11,164	—	11,164		(11,402)		(48,059)	(65,886)		(113,945)	(66,358)		(114,417)	(67,477)		(115,536)	(76,860)		(124,919)
Pro forma weighted average common shares outstanding - basic and diluted											29,954,533			28,387,872			25,254,549			23,687,888
Pro forma net loss per share-basic and diluted											(3.80)			(4.03)			(4.57)			(5.27)

UNAUDITED PRO FORMA CONDENSED COMBINED STATEMENT OF OPERATIONS
FOR THE SIX MONTHS ENDED DECEMBER 31, 2022
									Scenario 1: Assuming No Redemptions			Scenario 2: Assuming 25% Redemptions			Scenario 3: Assuming 75% Redemptions			Scenario 4: Assuming Maximum Redemptions
AS OF DECEMBER 31, 2022 (in thousands)	Carbon Revolution	Twin Ridge	IFRS Conversion and Presentation Alignment	Twin Ridge IFRS	Notes	Transaction Accounting Adjustments - Financing transaction	Notes	Pro forma for financing tranaction	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma	Transaction Accounting Adjustments - Business Combination	Notes	Pro Forma
	AUD	AUD	AUD	AUD					AUD			AUD			AUD			AUD
Revenue:
Sale of Wheels	18,009	—	—	—		—		18,009	—		18,009	—		18,009	—		18,009	—		18,009
Engineering Services	—	—	—	—		—		—	—		—	—		—	—		—	—		—
Sale of tooling	—	—	—	—		—		—			—			—	—		—			—
Total Revenue	18,009	—	—	—		—		18,009	—		18,009	—		18,009	—		18,009	—		18,009

Cost of goods sold	(25,586)	—	—	—		—		(25,586)	—		(25,586)	—		(25,586)	—		(25,586)	—		(25,586)

Gross Margin	(7,577)	—	—	—		—		(7,577)	—		(7,577)	—		(7,577)	—		(7,577)	—		(7,577)

Other income (expense), net:
Other income	2,485	4,601	—	4,601		—		7,086	—		7,086	—		7,086	—		7,086	—		7,086
Operational expenses	(388)	(5,180)	—	(5,180)		—		(5,568)	—		(5,568)	—		(5,568)	—		(5,568)	—		(5,568)
Research and development	(9,134)	—	—	—		—		(9,134)	—		(9,134)	—		(9,134)	—		(9,134)	—		(9,134)
Administrative expenses	(7,855)	—	—	—		—		(7,855)	(305)	1J	(8,160)	(305)	1J	(8,160)	(305)	1J	(8,160)	(305)	1J	(8,160)
Marketing expenses	(732)	—	—	—		—		(732)	—		(732)	—		(732)	—		(732)	—		(732)
Borrowing costs	(1,037)	—	1,048	1,048	(d)	(6,253)	1M	(6,242)	224	1I	(6,018)	224	1I	(6,018)	224	1I	(6,018)	224	1I	(6,018)
Transaction costs	(3,243)	—	—	—		—		(3,243)	305	1J	(2,938)	305	1J	(2,938)	305	1J	(2,938)	305	1J	(2,938)

Change in fair value of warrant liability	—	1,272	(1,272)	—	(d)	—		—	—		—	—		—	—		—	—		—
Fair value of Commitment fee shares	—	(224)	224	—	(d)	—		—	—		—	—		—	—		—	—		—
(Loss)/profit before income taxes	(27,481)	469	—	469		(6,253)		(33,265)	224		(33,041)	224		(33,041)	224		(33,041)	224		(33,041)

Income tax expense
Net (Loss)/profit	(27,481)	469	—	469		(6,253)		(33,265)	224		(33,041)	224		(33,041)	224		(33,041)	224		(33,041)
Pro forma weighted average common shares outstanding - basic and diluted											29,954,533			28,387,872			25,254,549			23,687,888
Pro forma net loss per share-basic and diluted											(1.10)			(1.16)			(1.31)			(1.39)

NOTES TO UNAUDITED PRO FORMA CONDENSED FINANCIAL INFORMATION
1.	Basis of Presentation
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Pro Forma Transactions and has been prepared for informational purposes only.
The unaudited pro forma adjustments are based on information currently available, and assumptions and estimates underlying the unaudited pro forma adjustments are described in the accompanying notes. Actual results may differ materially from the assumptions used to present the accompanying unaudited pro forma condensed combined financial information.
Carbon Revolution and Twin Ridge did not have any historical relationship prior to the Business Combination. Accordingly, no pro forma adjustments were required to eliminate activities between the companies.
The unaudited pro forma condensed combined balance sheet as of December 31, 2022 has been prepared using, and should be read in conjunction with, the following:
•
Carbon Revolution’s consolidated balance sheet as of December 31, 2022 (unaudited), and the related notes, for the six months ended December 31, 2022 included elsewhere in this proxy statement/prospectus; and

•
Twin Ridge’s balance sheet as of December 31, 2022 (audited) and the annual financial statements included in Twin Ridge’s Amendment No. 1 to Annual Report on Form 10-K filed with the SEC on April 4, 2023.

The unaudited pro forma condensed combined balance sheet as of December 31, 2022 assumes that the Transactions occurred on December 31, 2022. The unaudited pro forma condensed combined statement of income for the year ended June 30, 2022 and six months ended December 31, 2022 presents the pro forma effect of the Pro Forma Transactions as if they had been completed on July 1, 2021.
The unaudited pro forma condensed combined statement of operations for the year ended June 30, 2022 has been prepared using, and should be read in conjunction with, the following:
•	Carbon Revolution’s condensed consolidated statements of operations for the year ended June 30, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and
•
Twin Ridge’s condensed statement of operations for the period from January 7, 2021 (inception) through December 31, 2021 and the related notes included elsewhere in this proxy statement/prospectus, and the unaudited condensed statement of operations for the six months ended June 30, 2022 and for the period from January 7, 2021 (inception) through June 30, 2021 (as restated) and the related notes included in Twin Ridge's Quarterly Report on Form 10-Q, filed with the SEC on August 12, 2022. The income statement of Twin Ridge for the year ended June 30, 2022 is arithmetically derived from such financial statements as set out in Note 2.

The unaudited pro forma condensed combined statement of operations for the six months ended December 31, 2022 has been prepared using, and should be read in conjunction with, the following:
•	Carbon Revolution’s condensed consolidated statements of operations for the six months ended December 31, 2022 and the related notes included elsewhere in this proxy statement/prospectus; and
•
Twin Ridge’s condensed statement of operations for the three months ended September 30, 2022 and the fourth quarter financial information and the related notes included in Twin Ridge’s Quarterly Report on Form 10-Q, filed with the SEC on November 9, 2022 and Amendment No. 1 to Annual Report on Form 10-K, filed with the SEC on April 4, 2023. The income statement of Twin Ridge for the six months ended December 31, 2022 is arithmetically derived from such financial statements as set out in Note 2.

The historical financial statements of Carbon Revolution have been prepared in accordance with IFRS as issued by the International Accounting Standards Board (“IASB”). The historical financial statements of Twin Ridge have been prepared in accordance with generally accepted accounting principles in the United States (“US GAAP”).
In preparing this unaudited pro forma condensed combined financial information, Twin Ridge’s historical financial statements were first adjusted to IFRS and aligned with Carbon Revolution’s presentation of its historical financial information (see Note 2 below) and the transaction accounting adjustments were then applied to account for the impact of the Pro Forma Transactions under IFRS (see Note 3 below).

The adjustments presented in the unaudited pro forma condensed combined financial information have been identified and presented to provide relevant information necessary for an accurate understanding of the combined company after giving effect to the Pro Forma Transactions. Management has made significant estimates and assumptions in its determination of the pro forma adjustments. As the unaudited pro forma condensed combined financial information has been prepared based on preliminary estimates, the final amounts recorded may differ materially from the information presented.
The unaudited pro forma combined financial information is not necessarily indicative of what the actual results of operations and financial position would have been had the Pro Forma Transactions taken place on the dates indicated, nor are they indicative of the future consolidated results of operations or financial position of Carbon Revolution after the Business Combination and the Pro Forma Transactions. They should be read in conjunction with the historical financial statements and notes thereto of Carbon Revolution and Twin Ridge. The unaudited pro forma condensed combined financial information does not give effect to any anticipated synergies, operating efficiencies, tax savings, or cost savings that may be associated with the Pro Forma Transactions. The pro forma adjustments reflecting the consummation of the Pro Forma Transactions are based on certain currently available information and certain assumptions and methodologies that Carbon Revolution believes are reasonable under the circumstances. The pro forma adjustments, which are described in the accompanying notes, may be revised as additional information becomes available and is evaluated. Therefore, it is likely that the actual adjustments will differ from the pro forma adjustments and it is possible the difference may be material. Carbon Revolution believes that these assumptions and methodologies provide a reasonable basis for presenting all of the significant effects of the Pro Forma Transactions based on information available to management at the time and that the pro forma adjustments give appropriate effect to those assumptions and are properly applied in the unaudited pro forma condensed combined financial information.
The unaudited pro forma condensed combined financial information does not reflect the income tax effects of the pro forma adjustments based on the statutory rate in effect for the historical periods presented. Carbon Revolution believes this unaudited pro forma condensed combined financial information would not be meaningful given the combined entity incurred significant losses during the historical period presented.
2.	IFRS, Policy and Presentation Alignment
The historical financial information of Twin Ridge has been adjusted to give effect to the differences between US GAAP and IFRS as issued by the IASB for the purposes of the unaudited pro forma condensed combined financial information. The principal such adjustments were (a) the reclassification of Twin Ridge Ordinary Shares subject to redemption from mezzanine equity under US GAAP to non-current financial liabilities under IFRS and (b) reflecting the award of Founder Shares measured at fair value of A$34.6 million in accumulated losses representing an IFRS 2 charge for the Twin Ridge Class B Ordinary Shares awarded to the Sponsor. See Note 3(a) below. In addition, certain presentation adjustments were made to align Twin Ridge’s historical financial information with Carbon Revolution’s presentation of its historical financial information.
In determining the financial information of Twin Ridge for the year ended June 30, 2022 and six months ended December 31, 2022, these amounts were arithmetically determined by reference to the quarterly income statements of Twin Ridge for the relevant periods converted at AUD/USD exchange rates as follows:
The statement of operations was translated using the average exchange rate during the following period:	1 AUD =
3 months ended September 30, 2021	0.7422 USD
3 months ended December 31, 2021	0.7366 USD
3 months ended March 31, 2022	0.7330 USD
3 months ended June 30, 2022	0.7289 USD
3 months ended September 30, 2022	0.6836 USD
3 months ended December 31, 2022	0.6570 USD
Twin Ridge's annual financial information for the year ended June 30, 2022 was calculated as follows: (i) the financial information for the six months ended June 30, 2022, reported on Twin Ridge's Quarterly Report on Form 10-Q, filed on August 12, 2022 with the SEC plus (ii) the difference between (A) the financial information for the period from January 7, 2021 (inception) through December 31, 2021, reported on Twin Ridge’s Annual Report on Form 10-K, filed on April 15, 2022 with the SEC minus (B) the financial information for the period from

January 7, 2021 (inception) through June 30, 2021, reported on Twin Ridge’s Quarterly Report on Form 10-Q, filed on August 16, 2021 with the SEC; in each case, calculated at the relevant exchange rate.
The balance sheet of Twin Ridge as of December 31, 2022 was converted using an AUD/USD exchange rate of 1 AUD = 0.6775 USD being the relevant closing exchange rate on that date.
3.	Adjustments to Unaudited Pro Forma Condensed Combined Financial Information
The unaudited pro forma condensed combined financial information has been prepared to illustrate the effect of the Pro Forma Transactions under IFRS and has been prepared for informational purposes only. The adjustments presented in the unaudited pro forma condensed combined financial information are intended to present relevant information necessary to understand Carbon Revolution’s financial position and results of operations upon the consummation of the Pro Forma Transactions.
The Business Combination is not within the scope of IFRS 3 as Twin Ridge does not meet the definition of a business in accordance with IFRS 3. Nevertheless, the principles of IFRS 3 were applied to identify the accounting acquirer in the Business Combination, and it was concluded that Carbon Revolution is the accounting acquirer.
The adjustments included in the unaudited pro forma condensed combined balance sheets as of December 31, 2022 are as follows:
•
(a) Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of Twin Ridge’s historical mezzanine equity (Twin Ridge Class A Ordinary Shares subject to possible redemption) into Non-current Liabilities (Borrowings).

•
(b) Reflects the award of Founder Shares measured at fair value of A$34.6 million in accumulated losses representing an IFRS 2 charge for the Twin Ridge Class B Ordinary Shares awarded to the Sponsor in Q1, 2021. IFRS 2 requires that where an issuance of shares is made for less than fair value, an IFRS 2 expense is recognized for any unidentifiable services provided at the value of the difference. The adjustment represents the value of the difference between the aggregate consideration paid and the aggregate value of B shares issued with reference to the $5.01 fair value of the Founder Shares as determined by the concurrent award of Class B shares to the directors of Twin Ridge described below. As the award did not contain any performance or forfeiture conditions, nor any variability based on the outcome of a subsequent business combination, the IFRS 2 charge is recognized at the date of issuance of the shares being for services deemed to be provided by the Sponsor up to that date. As this took place prior to July 1, 2021 no corresponding pro forma compensation charge is recognized in the pro forma statement of operations for the twelve months ended June 30, 2022. US GAAP does not contain a similar prescriptive requirement regarding unidentifiable services.

Additionally, in February 2021, the Sponsor transferred 60,000 Class B shares in the aggregate to three Twin Ridge directors. Per share consideration was equal to the amount paid by the Sponsor to Twin Ridge for each Sponsor Share. The award is contingent on the successful completion of a business combination and an IFRS 2 charge has been recognized as a pro forma adjustment accordingly for the fair value of the shares determined at grant date. IFRS 2 charge of A$444,000 is reflected in adjustment (1H).
The pro forma adjustments also include the effect of a transaction between the Sponsors and other advisors whereby the Sponsor agreed to the transfer of 3,350,000 existing Class B shares upon completion of a successful business combination. The Company was not party to this agreement and no incremental Class B shares will be issued. However, the scope of IFRS 2 requires that a compensation expense be recognized in Twin Ridge’s statement of operations if Twin Ridge’s shareholders are party to an arrangement for the award of shares in consideration for services provided to Twin Ridge that are fulfilled by the shareholders. Specifically, IFRS 2 requires a compensation charge to be recognized, notwithstanding that Twin Ridge is not a party to the arrangement, nor that any new shares will be issued by Twin Ridge as a result of the arrangement. As Twin Ridge will be the beneficiary of any successful business combination, a pro forma compensation expense and associated non-share capital contribution is recognized for the $16.4 million fair value of Twin Ridge Class B Ordinary Shares to be awarded to advisors on completion of the business combination. Accordingly, an IFRS 2 charge of A$25.2 million is reflected in adjustment (1C.1).
•
(c) As reflected in the pro forma C and D series of adjustments below, transaction costs that are not direct and incremental to the issuance of new shares for consideration are expensed as a pro forma adjustment.

These include consulting fees, Australian legal counsel fees in relation to existing Carbon Revolution shareholders and the Twin Ridge time extension fee. For direct and incremental transaction costs such as US counsel fees and other costs relating to preparation of the registration statement, a further allocation has been made as required by IAS32. This allocation is based on the proportionate number of shares issued to existing Carbon Revolution shareholders and shares issued to Twin Ridge shareholders. Only the fractional proportion relating to Twin Ridge shareholders is recognized in equity in each redemption scenario. Transaction costs considered for capitalization are limited to the maximum amount that does not exceed the capital raised under each scenario.
Excluding share based compensation expense, the treatment of transaction costs incurred by Carbon Revolution in the unaudited condensed combined pro forma information may be summarized as follows:
Costs	No redemption scenario	25% redemption scenario	75% redemption scenario	Maximum redemption scenario
Fraction of Carbon transaction costs capitalized based on proportionate shares issued to Twin Ridge shareholders. These predominantly comprise US counsel and other direct and incremental advisory fees related to the transaction and preparation of the associated registration statement.	5,156	4,684	3,564	—
Fraction of Carbon transaction costs expensed based on proportionate share and other costs not direct and incremental to the transaction. These other costs include Australian legal counsel, advisory fees relating to the structure of MergeCo, taxation advice and insurances recognized as a pro forma expense for the year ended June 30, 2022.	25,347	25,819	26,938	30,502
•
(d) Reflects the U.S. GAAP to IFRS conversion adjustment related to the reclassification of Twin Ridge’s change in fair value of warrant liability and fair value of commitment fees shares into finance expenses (Borrowings).

•
(1A) Reflects the recognition and reclassification of approximately AUD equivalent $318.9 million of cash and marketable securities held in the Trust Account as of December 31, 2022 to cash and cash equivalents that becomes available for general use by MergeCo following the closing of the Business Combination. It also reflects the issuance of MergeCo Ordinary Shares in exchange for Twin Ridge Class A Ordinary Shares currently classified in borrowings.

•
(1A.1) Represents the impact to cash of a 25% redemption scenario in which 1,566,661 shares of Twin Ridge Class A Ordinary Shares are redeemed for A$23.4 million allocated to common stock, using a par value of $0.0001 per share at a redemption price of $10.14 per share.

•
(1A.2) Represents the impact to cash of a 75% redemption scenario in which 4,699,984 shares of Twin Ridge Class A Ordinary Shares are redeemed for A$70.3 million allocated to common stock, using a par value of AUD0.0001 per share at a redemption price of $10.14 per share.

•
(1A.3) Represents the impact to cash of a maximum redemption scenario in which 6,266,645 shares of Twin Ridge Class A Ordinary Shares are redeemed for A$93.8 million allocated to common stock, using a par value of $0.0001 per share. Additionally, an IFRS 2 charge has been recognized for the excess of the fair value of MergeCo Ordinary Shares issued to Twin Ridge shareholders over the net assets of Twin Ridge as a pro forma adjustment.

•
(1B) Under Australian law share capital does not have any par value or share premium. Accordingly, this pro forma adjustment represents the reclassification of Twin Ridge additional paid-in-capital to MergeCo Ordinary Shares as a result of the Business Combination.

•
(1C) Represents the preliminary estimated direct and incremental transaction costs incurred prior to, or concurrent with, the completion of the Business Combination by Twin Ridge recognized in profit and loss.

•
(1C.1) Represents a non-cash compensation incurred, concurrent with, the completion of the Business Combination by Twin Ridge through a share based award payment to advisors. $16.4 million is translated at the relevant AUD/USD exchange rates.

•
(1D) Represents preliminary estimated direct and incremental transaction costs incurred by Carbon Revolution, allocated between new capital raised and the listing of Carbon Revolution legacy shareholder securities in a no redemption scenario directly in equity and in profit and loss respectively.

•
(1D.1) Represents preliminary estimated direct and incremental transaction costs incurred by Carbon Revolution, allocated between new and existing capital using a 25% redemption scenario directly in equity and in profit and loss respectively.

•
(1D.2) Represents preliminary estimated direct and incremental transaction costs incurred by Carbon Revolution, allocated between new and existing capital using a 75% redemption scenario directly in equity and in profit and loss respectively.

•
(1D.3) Represents preliminary estimated direct and incremental transaction costs incurred by Carbon Revolution recognized in profit and loss in a maximum redemption scenario with no new capital raised.

•
(1E) Represents the commitment fee being the fair value of 15,000 MergeCo Ordinary Shares issued to Yorkville Advisors for establishment of the committed equity facility which takes effect at closing of the Business Combination. The fair value of MergeCo Ordinary Shares is determined by reference to the implied value based on the market price of Carbon Revolution shares and associated proposed transaction exchange ratio.

•	(1F) Represents the pro forma adjustment for the exchange of Carbon Revolution shares as a result of the Business Combination.
•
(1G) Represents the pro forma adjustment for the award of Founder Shares of A$34.6 million as a result of the Business Combination with no forfeiture conditions and the award of shares to the Twin Ridge directors that are contingent on successful completion of a business combination.

•	(1H) Represents the pro forma adjustment for the share-based compensation offered to the directors that is contingent on successful completion of a business combination.
•
(1I) Reversal of commitment fee being the fair value of 15,000 MergeCo Ordinary Shares issued to Yorkville Advisors for establishment of the committed equity facility which takes effect at closing of the Business Combination. This has been recognized as part of the pro-forma adjustments in the year ended June 30, 2022.

•	(1J) Represents a reclassification of transaction expenses comprising existing staff costs to administrative expenses in order to meet IFRS requirements.
•
(1K) Represents the pro forma adjustment for the 70.6% Twin Ridge Class A Ordinary Shares, the holders of which exercised their redemption rights in connection with the Extension Meeting totaling A$225.1 million in redemptions.

•
(1L) The pro forma presentation gives effect to financing entered into subsequent to December 31, 2022 that is not contingent on consummation of the merger. The financing adjustments amounts give effect to

•	A$88.6 million equivalent in 4 year borrowings pursuant to the PIUS Financing;
•	associated transaction costs and financing fees of A$19.4 million paid out of proceeds;
•	cash reserves required to be maintained of A$14.3 million – classified as restricted cash;

•	The repayment of existing debt outstanding at December 31, 2022 of A$14.7 million; and
•	Net cash proceeds of A$40.2 million
A$’000
Restricted Cash	14,347
Transaction costs and financing fees	19,380
Repayment of borrowings	14,658
Cash (Net proceeds)	40,176
Total	88,561
For pro forma presentation purposes, all amounts shown are in AUD converted at the USD exchange rate at December 31, 2022. However, amounts shown elsewhere are converted at the USD/AUD exchange rate in effect when the financing took place in May 2023.
•
(1M) Reflects coupon interest at 8.5% per annum and the amortization of transaction related costs on the drawdown of borrowings under the PIUS Financing as if it had been drawn down on July 1, 2021 concurrent with the Business Combination as presented in the pro forma statement of operations.

4.	Loss per Share
Loss per share is calculated using the historical weighted average shares outstanding, and the issuance of additional MergeCo Ordinary Shares in connection with the Pro Forma Transactions, assuming such shares were outstanding since July 1, 2021. As the Pro Forma Transactions are being reflected as if they had occurred at the beginning of the period presented, the calculation of weighted average shares outstanding for basic and diluted net loss per share assumes that the Carbon Revolution ordinary shares issuable relating to the Pro Forma Transactions have been outstanding for the entire period presented. If the maximum number of Twin Ridge Class A Ordinary Shares is redeemed, this calculation is retroactively adjusted to eliminate such shares for the entire period.
As of June 30, 2022, prior to giving effect to the Pro Forma Transactions, the following Twin Ridge Ordinary Shares were authorized, issued and outstanding:
•
Class A Ordinary Shares, par value $0.0001 per share, all of which were subject to possible redemption at approximately $10.00 per share: 500,000,000 shares authorized, 21,308,813 shares issued and outstanding; and

•	Class B Ordinary Shares, par value $0.0001 per share: 50,000,000 shares authorized, 5,327,203 shares issued and outstanding (0.3 million of which will be forfeited).
For purposes of the unaudited pro forma condensed combined financial information, after giving effect to the Pro Forma Transactions, no Twin Ridge Ordinary Shares of any series will be authorized, issued or outstanding.
For the purpose of calculating the pro forma MergeCo Ordinary Shares outstanding as of June 30, 2022 and December 31, 2022, it was assumed that:
•	None of Carbon Revolution’s outstanding vested or unvested options were exercised immediately prior to the Business Combination.

The unaudited pro forma condensed combined financial information has been prepared assuming four alternative levels of redemption for the period then ended:
	Net Earnings (loss) per share-basic and diluted
	Scenario 1: Assuming No Redemptions	Scenario 2: Assuming 25% Redemptions	Scenario 3: Assuming 75% Redemptions	Scenario 4: Assuming Maximum Redemptions
Year ended June 30, 2022
Pro forma net loss (in thousands)	(113,945)	(114,417)	(115,536)	(124,919)
Net loss per share-basic and diluted	(3.80)	(4.03)	(4.57)	(5.27)

6 months ended December 31, 2022
Pro forma net loss (in thousands)	(33,041)	(33,041)	(33,041)	(33,041)
Net loss per share-basic and diluted	(1.10)	(1.16)	(1.31)	(1.39)

Number of Shares
Twin Ridge shareholders*	11,266,645	9,699,984	6,566,661	5,000,000
Carbon Revolution Shareholders	18,672,888	18,672,888	18,672,888	18,672,888
Yorkville Advisors Global, LP	15,000	15,000	15,000	15,000
	29,954,533	28,387,872	25,254,549	23,687,888
(*)	The historical shares of MergeCo outstanding prior to the Business Combination will be cancelled.

BUSINESS OF CARBON REVOLUTION AND CERTAIN INFORMATION ABOUT
CARBON REVOLUTION
References in this section to “we”, “our”, “us”, the “Company” or “Carbon Revolution” generally refer to Carbon Revolution Limited, together with its subsidiaries. The financial information reported herein is presented in Australian dollars, unless otherwise stated.
The Company
Carbon Revolution is an Australian-based technology company manufacturing advanced carbon fiber wheels. Established in 2007, Carbon Revolution is the first company globally to successfully develop and manufacture single-piece carbon fiber wheels to original equipment vehicle manufacturer (“OEM”) quality standards, with commercial adoption with several major OEMs and across numerous vehicle platforms to date.
Since its first OEM program for the Ford Shelby Mustang GT350R commenced production in 2015, the Company has been awarded a further 17 programs with six OEMs, and progressively increased production capacity to address increasing OEM demand. The Company has penetrated the performance and premium end of the market with production programs to date including programs with Ford (GT and Mustang Shelby GT350R and GT500 and Mustang Dark Horse), Ferrari (488 Pista/ F8 Tributo & F8 Spider, SF90 Stradale, 812 Competizione, 296 GTB and GTS), General Motors (Chevrolet Corvette Z06/Z07 and E-Ray), and Renault (Megane RS Trophy R). Jaguar Land Rover has now launched its Range Rover Sport SV, the first SUV wheel program launch for Carbon Revolution.
Carbon Revolution is currently supplying wheels to global OEMs for luxury and high-performance vehicles and SUVs, and is developing wheels for EVs under contract for its OEM customers. As of August 14, 2023, the Company has six awarded programs currently in production, a further seven awarded programs in development, and three further programs in development under design and engineering agreement (two of which are for EVs). Based on awarded programs as at May 29, 2023 (and excluding programs that are contracted for engineering), the Company has a projected remaining lifetime gross revenue of A$970 million (US$680 million) (“Backlog”).
Carbon Revolution’s wheels deliver a weight saving of up to 40% - 50% versus comparable aluminum wheels. These wheels and the Company’s manufacturing processes are protected by an extensive IP portfolio, including trade secrets and 80 granted patents (including 2 pending national validations on a granted European patent), and approximately 23 pending patents (including two PCT applications and one provisional application) across 14 patent families in key jurisdictions around the world.
Carbon Revolution has progressed from producing single prototypes to designing and manufacturing at scale, high-performing wheels for some of the fastest street cars and most prestigious brands in the world, with almost 70,000 wheels sold to date.
Figures in the following paragraph relating to the period ended March 31, 2023 and June 30, 2023 represent preliminary financial information which is subject to the completion of the Company's customary year end financial statement closing and review procedures for the year ended June 30, 2023. As a result, the unaudited preliminary financial information set forth in the paragraph below reflects our preliminary estimate with respect to such information, based on information currently available to management, and may vary from our actual financial results or financial condition as of June 30, 2023. Further, this preliminary financial information is not a comprehensive statement or estimate of our financial results or financial condition as of and for the three months ended March 31, 2023 or June 30, 2023. The unaudited preliminary financial information included herein has been prepared by, and is the responsibility of, management. Deloitte Touche Tohmatsu, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the unaudited preliminary financial information set forth below. Accordingly, Deloitte Touche Tohmatsu does not express an opinion or any other form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, the unaudited preliminary financial information set forth below. This unaudited preliminary financial information should not be viewed as a substitute for financial statements prepared in accordance with IFRS and is not necessarily indicative of the results to be achieved in any future period. Accordingly, you should not place undue reliance on this unaudited preliminary financial information.
Revenue for the year ended June 30, 2022 was A$40.3 million (USD$27.7 million), up 15% from the previous year, primarily driven by stronger production and sales results late in the fiscal year. Revenue for the half year ended December 31, 2022 was $18.0 million (USD$12.6 million). Revenue for the three months ended March 31, 2023 was A$7.1 million (Preliminary) (USD$5.0 million). Revenue for the three months ended June 30, 2023 was

A$13.1 million (Preliminary) (USD$8.5 million), with the revenue growth compared to the prior quarter driven by significant increases in wheel production and sales for both the Z06 Corvette and the newly-launched Range Rover Sport SV programs. Revenue for the year ended June 30, 2023 was A$38.3 million (Preliminary) (USD$24.9 million), which was 2.1% below the prior year and below the Company's original expectations primarily due to timing of the Corvette program. Based on the updated financial projections issued on June 5, 2023, revenue is forecast to grow to A$67.8 million (USD$47.4 million) in calendar year 2023 and to A$128.7 million (USD$90.1 million) in calendar year 2024. 100% of calendar year 2023 and 96% of calendar year 2024 of this projected revenue is forecast to be derived from programs that are contracted, either through formal award, or under design and engineering agreement, which is the step before formal award. EBITDA for these periods is expected to be negative A$24.4 million (USD$17.1 million) in calendar year 2023 and A$4.0 million (USD$2.8 million) in calendar year 2024. The Company has included forecasted EBITDA in lieu of forecasted net income (loss) alongside its revenue projections. The Company’s use of forecasted EBITDA reflects the fact that management does not have a reasonable basis for projecting certain recurring and non-recurring expenses including taxes and interest expenses that would be necessary to present IFRS-based net income (loss) or earnings per share that will depend on a variety of factors that are not yet known.
Technology
Carbon Revolution designs and manufactures technically advanced, high-performing, lightweight carbon fiber wheels. These wheels deliver a weight saving of up to 40%-50% compared to aluminum, which could deliver an up to 5% - 10% increase in range for an EV, if associated weight reduction were to be reinvested in battery mass (with the top end of range assuming further benefits derived from additional aerodynamic, NVH, and structural enhancements).
Carbon Fiber
Carbon fiber is one of the strongest and lightest materials on earth. Carbon fiber is made when dry carbon fabric or fibers are permeated with a synthetic resin which then cures to form a rigid polymer that locks into place the fibers and allows the mechanical properties of them to be exploited. A composite structure is typically made up of many layers of carbon fiber, the strength of which is affected by their orientation and many other composite design variables. The resulting strength and stiffness of a composite part can be controlled during the design and manufacturing process of the composite fiber layup.
This also makes the design and construction of structural components highly technically challenging as there are so many variables and complexities to consider in both design and manufacturing, particularly the design and manufacturing of a safety critical part that experiences the forces and environments experienced by a wheel.
Carbon Revolution has spent 15 years devoted to solving these challenges and to developing and commercializing its technology.
Product Engineering
The Carbon Revolution engineering team has many years of experience with composite technology, with years of experience in automotive and aerospace design. The Company’s product engineers employ cutting-edge computer modelling tools to optimize the composite structures to very precise specifications, seeking to develop wheels that improve vehicle performance and efficiency.
Carbon Revolution has developed a suite of virtual engineering techniques using computational methods to design its wheels. These methods simulate and analyze the structural performance of wheel designs and enable Carbon Revolution to build and test designs in a virtual environment. These advanced tools allow the team to simulate demanding on-vehicle conditions, encompassing lifetime fatigue, race conditions and impact events, with the goal of improving wheel design and accelerating the testing and validation process prior to physical prototypes being built. Once testing and virtual validation goals are achieved, outputs for manufacturing are created including drawings, specifications, reports and programs to allow prototypes to be built and their performance verified.
Smart Factory
Carbon Revolution’s principal operations, which include its corporate office and 10,000m2 purpose-built facility, are located in Geelong, 75 kilometers southwest of Melbourne, Australia. This facility has received IATF16949 and ISO9001/14001 certification, allowing Carbon Revolution to become a tier-one supplier to the world’s leading automotive manufacturers.

At the heart of Carbon Revolution’s production system is an advanced quality tracking system. Each wheel is tracked and data collected throughout the manufacturing process to assess conformance with customer requirements.
Manufacturing
Raw Material
Carbon fiber is sixteen times the tensile strength of aluminum, and it provides a 44% weight saving over aluminum when in composite form. We believe that this distinctive combination of strength and light weight has reshaped the world of aerospace and motorsport over the last decade. Carbon fiber is now being used throughout the automotive industry to dramatically improve vehicle efficiency, comfort, and control. Carbon Revolution’s trade secrets include its ‘dry fiber’ manufacturing processes, which allow full control of fiber placement and material properties, to create a wheel which is much lighter than the comparable aluminum wheel.
Carbon Revolution contracts with various suppliers for raw materials that are integral to its finished products. Carbon Revolution sources its principal commodities such as carbon fiber, carbon fiber fabrics, resins, paints and aluminum hardware from various countries around the world, including Australia, France, the United Kingdom and the United States. Carbon Revolution works closely with its various suppliers to assess availability and manage inventory. The Company is not substantially dependent on any single supplier. Although Carbon Revolution has encountered inflationary and demand-related pressures on the prices of such raw materials from time to time, the fluctuations in such prices have not been more volatile than prevailing overall macroeconomic conditions.
Fabrication
Carbon Revolution’s confidential manufacturing processes shape and form the carbon fiber into the complex internal structure of the wheel. Automated operations result in high-volume and precision fabrication of the carbon fiber preforms. Then, the preformed carbon fiber components are quality checked and assembled into the tool in preparation for resin infusion.
Infusion/Injection
Once the resin is injected into the preformed carbon fiber components, checks and measurements are made before the wheel can be removed from the tool. Advanced measuring instruments control temperature, pressure and other processing parameters. The one-piece carbon fiber wheel then emerges from the tooling, ready for post cure and then final machining, finishing and quality checks.
Finishing
To achieve our customer’s aesthetic requirements, molded wheels then progress through the Company’s patent-pending Diamond Weave Technology™, which creates a beautiful carbon fiber surface finish appearance on the visible surface of the wheel face.
Quality
The machined wheel is coated, assembled and prepared for shipping and final inspections are completed. Every wheel must pass a three-dimensional CT X-Ray scan and leak tests to ensure integrity of the parts. Additionally, key wheel dimensions are measured and a visual inspection is undertaken to ensure finished wheels meet specifications. The quality assessment process is highly repeatable and controllable, ensuring Carbon Revolution consistently delivers high-quality products to its customers.
Thermal Barrier Coating
To shield the wheel from the extreme brake temperatures generated during track use, Carbon Revolution has developed its own thermal barrier coating (“TBC”) technology using a confidential process to give its TBC wheels increased thermal resistance to heat from the brake system.
Testing
Carbon Revolution conducts various testing procedures during the development of its wheels to assess their strength and durability for extended use in all conditions, on the road and on the track. Testing and validation requirements are developed in conjunction with each customer and undertaken in-house, by our global testing partners and/or by our customers.

Impact Testing
Carbon Revolution wheels are engineered to withstand impacts. Impact laboratory tests simulate impacts from potholes and curbs, using a calibrated striker to verify the strength of the wheel design and quality of manufacturing.
Fatigue Testing
To ensure the durability of Carbon Revolution wheels, the Company uses the most advanced wheel testing methods. Carbon Revolution utilizes a biaxial fatigue test that simulates the dynamic environment of cornering fatigue on a vehicle by applying concurrent vertical and lateral loads to the wheel and tire assembly.
Vehicle Testing
Laboratories are able to provide a controlled environment to create repeatable tests, but real-world situations provide final validation of the ability of Carbon Revolution wheels to perform in unpredictable conditions. In developing its technology, Carbon Revolution conducts vehicle testing for potholes and curb strikes, as well as extended durability testing on tracks and roads around the world. OEM partners also conduct extensive on-vehicle validation prior to the relevant vehicle (with Carbon Revolution wheels) entering full production.
Benefits of Carbon Fiber Wheel
Consumers can now experience a one-piece carbon fiber wheel that utilizes lightweight aerospace grade technology. Carbon Revolution wheels are up to 40% to 50% lighter than the comparable aluminum wheels resulting in significant improvements to unsprung mass and range benefits to electric vehicles. The unsprung mass is the portion of the vehicle's mass that is not supported by the suspension springs, but is connected directly to the road. This includes 100% of the tire, wheel, hubs, bearings, brake rotors and calipers, and knuckle. Since the suspension system bridges between unsprung and sprung mass, only 50% of the suspension is usually considered unsprung. This step change reduction in rotating unsprung mass delivers a number of important performance and efficiency enhancements and other benefits.
Increased Performance & Efficiency
Reducing mass from the vehicle’s wheels reduces its unsprung mass.
Furthermore, reducing wheel mass reduces rotational mass. A lighter wheel is easier to move and easier to stop when moving. This reduction in wheel mass vastly improves a vehicle’s efficiency, increasing performance and reducing energy consumption.
Range And Fuel Economy
Improving wheel efficiency reduces the amount of energy required to accelerate. This reduces fuel consumption and increases range for both internal combustion engine (“ICE”) vehicles and increases range for EVs. For an EV, this improved efficiency can deliver an up to 5% - 10% increase in vehicle range if the associated weight reduction were to be reinvested in battery mass. The top end of the range assumes further benefits are derived from additional aerodynamic, road noise and structural enhancements.
Acceleration & Braking
Making a wheel lighter reduces its inertia, making it easier to input a force to that wheel. This includes acceleration, deceleration and cornering. On the road, this means faster acceleration and reduced stopping times. On the track, this means improved lap times.
Better Cornering
Carbon Revolution lightweight wheels make a noticeable difference, whether on track or in everyday driving.
Reducing unsprung mass allows the suspension springs and shock absorbers more precisely control the wheel/tire motion, keeping the tire in better contact with the road, resulting in sharper steering and handling. Mechanical grip is improved as the wheel is in better contact with the road, making it easier to track around corners and put down power.
These benefits can result in better lap times and an improved driving experience.

Strength
Modern vehicles are heavy, particularly EVs, as they carry a large number of batteries. This added weight must be borne by the vehicle’s wheels. Carbon fiber reinforced polymers can be developed to be much stronger than aluminum for a given weight of material, allowing Carbon Revolution to make lightweight wheels that meets OEM requirements while being significantly lighter. Carbon Revolution also completed the virtual validation of a prototype wheel design for a CH-47 Chinook helicopter, with a vertical static design load requirement of over 19,800 kg per wheel.
Aerodynamics
Carbon fiber composite manufacturing processes allow the creation of high performance thin wall structures because the raw materials typically start life in sheet or roll forms and are laid up onto hard tooling where they are required. This is a contrast to aluminum casting processes where very hot liquid aluminum is poured into a mold to fill a cavity, as the metal cools it solidifies. This process is restricted by requiring all areas of the casting to have a minimum thickness requirement to ensure the metal does not cool too fast and solidify before the cavity is full. While aerodynamic designs may be possible with metal wheels, the added weight of the larger surface area required to create an aerodynamic form reduces the efficiency benefit. Carbon fiber allows the design of highly efficient thin aerodynamic structures in the wheel without significant weight penalty.
Larger Wheels
The automotive market continues to move towards larger wheels. However, the weight of increasingly large steel and aluminum wheels creates additional challenges for EV manufacturers. EVs are already heavier than equivalent ICE vehicles due to the weight of batteries, and additional weight on a vehicle reduces its range. As the size of these wheels increase, it becomes increasingly challenging to incorporate them into vehicles with EV batteries, given the combined weight. The additional weight of the larger wheels also increases the strain on vehicle suspension, challenges vehicle performance and makes it harder for manufacturers to meet performance targets for the vehicles.
Carbon Revolution is well progressed with the development of a 24-inch carbon fiber wheel, which is as strong as an aluminum wheel of the same size but weighs the same as an 18-inch aluminum wheel – around 40-50% lighter. At that wheel size, weight savings can be more than 100 lbs. across four wheels.
Noise, Vibration And Harshness (“NVH”)
Carbon fiber wheels can reduce road noise compared to aluminum wheels. Compared to metal wheels, the low density, high stiffness and highly damped nature of carbon fiber composite wheels reduce the transmission of road noise into the cabin.
Unlike metals, carbon fiber is an anisotropic material, which means the wheel design can be tailored to maximize stiffness in a certain direction that is most critical for modal performance or to avoid certain resonant frequencies, which coincide with other frequencies in the vehicle and can be an annoyance for vehicle occupants. Road noise reduction is particularly important in EVs, where near silent powertrains make road noise more apparent to occupants. While strategies to reduce sound (such as insulation around the cabin) typically result in adding weight to a vehicle, Carbon Revolution wheels can reduce noise transmission, thereby providing further weight saving opportunities for EV manufacturers.
Durability
After more than a decade of research and development, Carbon Revolution wheels have been designed to meet all OEM durability requirements while delivering significant weight savings.
Design Freedom And Flexibility
Another benefit of the Company’s carbon fiber wheel technology is the appearance of the carbon fiber weave through the surface coatings on the wheel. The Company can offer design freedom and flexibility in this respect to customers, as well as a diverse range of different colors and patterns that can be incorporated into the wheel by leveraging the Company’s patent-pending Diamond Weave TechnologyTM.
Business Model and Strategic Priorities
Carbon Revolution primarily generates revenue through the sale of carbon fiber wheels to global OEMs. The Company also generates revenue through the provision of associated engineering services and customer owned tooling related to the development of those wheel sales to global OEMs. Recovery for these engineering services and tooling are agreed as part of the overall commercial agreement for each wheel program and vary from program to program. The sale of Carbon Revolution wheels takes place under supply contracts with OEMs.
Although the OEM agreements are each on different terms (particularly when the contract is with a different OEM, typically, a vehicle program commences with Carbon Revolution and the OEM agreeing an advanced wheel design (often delivered under a detailed design and engineering agreement) and a formal request for quotation process (which typically includes forecast program volume requirements by the OEM), following which Carbon Revolution and the relevant OEM enter into a supply agreement (award). There is no guarantee that programs that are contracted for engineering will proceed to award, however the Company has a very strong record in converting engineering contracts to award and has in all but one instance been awarded a platform post engineering that was ultimately produced by the OEM.
The supply agreement (award) typically sets out the pathway forward, including timeline for expected program lifecycle, daily or weekly production capacity requirement of Carbon Revolution, the OEM engineering and tooling contribution and wheel pricing.
The supply contracts are typical automotive industry supply agreements that are entered into prior to the commencement of production of a particular vehicle program. A wheel program typically lasts for around 3 to 7 years. For each of the vehicle programs for which the Company has a supply contract, the supply contract imposes on Carbon Revolution an obligation to have capacity to produce and supply, if requested, a stated minimum number of wheels (the required daily or weekly production requirement referred to above) for the OEM over a specified period (given the OEM wishes to have contractual certainty that there will be enough wheels available for its vehicle production program). The production capacity obligation is not a commitment on the OEM to purchase any wheels. Typically, OEMs also provide blanket purchase orders and rolling forecast requirements for at least two to three months in advance of the required production with binding releases typically provided through electronic data interchange (“EDI”) on a rolling weekly basis.
Automotive Market Trends & Growth Focus
The Company has prioritized the automotive new vehicle wheel market, where its lightweight wheels deliver substantial performance and efficiency benefits. Since the first Carbon Revolution wheel was released to the OEM market in 2015, performance benefits associated with improving wheel efficiency have become well accepted and have led to adoption in the performance and premium/luxury vehicle categories by six OEMs including Ford, Ferrari, General Motors, Jaguar Land Rover and Renault. All of Carbon Revolution’s 18 awarded programs to date as of August 14, 2023 (including the six currently in production) were or are for vehicles in the performance or premium/luxury and SUV vehicle segments of the new vehicle automotive market.
The portfolio of contracted programs not yet in production includes seven awarded programs, of which five are in the performance or premium/luxury internal combustion engine vehicle segments, with the other two being Carbon Revolution’s entry into the EV SUV / pick-up segment. In addition, the Company has three programs in development under design and engineering agreement. Of these three, two are for EV applications. This demand for Carbon Revolution’s technology from global OEMs in the EV segment demonstrates not only the rapid gains in market share which EVs are experiencing, but, we believe, also that OEMs see our wheel technology, and particularly the weight savings it offers without sacrificing any other design, performance or safety element, as enabling to range extension.
Driving this demand is an increased understanding of the significant benefits of our lightweight technology which can enable OEM vehicle engineers to deliver an increase in range (without any significant investment in overall vehicle design or manufacturing plant, because the wheels are a “bolt-on” weight-saving solution), or to include other features or elements to a vehicle without reducing range due to the offset in weight provided by Carbon Revolution wheels.
We believe the weight saving opportunities afforded by carbon fiber wheels are particularly relevant as the global automotive market increasingly moves towards larger wheel sizes.
Additional benefits of carbon fiber wheels are their potential to reduce road noise inside the cabin, which is a significant challenge for EVs, coupled with aerodynamic improvements.
As of August 14, 2023 one of the two most recent programs to enter production is a premium SUV (the Range Rover Sport SV) and two awarded programs in development are for EV SUV / pick-ups. Of the three programs in development under design and engineering agreement, all are for SUVs or pickups. This shift towards SUVs and pickups demonstrates the gains in market share which these vehicle segments are experiencing. It also demonstrates that Carbon Revolution has started to penetrate beyond the performance and premium/luxury vehicle segments.
The increase in popularity of SUVs and pickups is also coinciding with a move by OEMs towards larger wheel sizes. However, the weight of increasingly large steel and aluminum wheels creates additional challenges for EV manufacturers. EVs are already heavier than equivalent ICE vehicles due to the weight of batteries, and additional weight on a vehicle reduces its range. As the size of these wheels increase, it becomes increasingly challenging to incorporate them into vehicles with EV batteries, given the combined weight. The additional weight of the larger wheels also increases the strain on vehicle suspension, challenges vehicle performance and makes it harder for manufacturers to meet performance targets for the vehicles.
Carbon Revolution is well progressed with the development of a 24-inch carbon fiber wheel, which is as strong as an aluminum wheel of the same size but weighs the same as an 18-inch cast aluminum wheel – around 40% - 50% lighter. At that wheel size, weight savings can be more than 100 lbs. across four wheels.
We believe that Carbon Revolution is well positioned to capitalize on the shift that is concurrently occurring towards both EVs and larger wheel sizes as a result of the benefits offered by Carbon Revolution’s carbon fiber wheels – as evidenced by four of the ten programs under development are for EVs, and all five of the wheel programs in production or development for SUVs or pickups are expected to have wheel size greater than or equal to 22 inches in diameter.
Carbon Revolution’s growth focus includes adding higher volume OEM wheel programs as the Company penetrates beyond the performance and premium/luxury vehicle segments, with a particular focus on EVs, given the relevance of our weight saving benefits for EVs and larger formats such as SUVs and light trucks, and continuing to service and expand within the performance and premium/luxury vehicle segments.
Production Progress
The Company is driving the industrialization of its production processes and is commissioning the first phase of its first Mega-line. Wheel production began off the line in early 2023 and commissioning is expected to be completed in mid 2023. Installation and commissioning of two new mold stations and the associated resin delivery unit has been completed with validation wheels now being produced for the first of these mold stations and were brought into production in mid-2023. Production on the Mega-line of the third generation rim layup machine (ARL3) also began in mid-2023. The Mega-line project, plus associated investments across the facility, is a staged expansion program which is aligned with expected future production requirements. Subsequent phases are expected to progressively expand production through 2025 to support projected volumes from both awarded and expected new programs. Carbon Revolution’s Mega-lines represent industrialized and highly automated advanced manufacturing cells which are expected to deliver high volumes with dramatically reduced labor inputs. Developed with the latest Industry 4.0 technology, we expect the Mega-line to deliver improvements in production scale and economics to enable the Company to deliver large volume programs to a broader cross-section of the market. Wheel production involves a complex series of primarily bespoke productive assets that perform discrete processes with specialized tooling to support those assets. The actual productive capacity of the plant is a function of product mix and tooling investment, with different products requiring different production times arising from features such as size, styling, material requirements and other characteristics.
Future Expansion Opportunities
The Company aims to leverage its technology into adjacent industries, such as the aerospace and transportation sectors. The Australian Defence Force has already accepted virtual validation of the wheel designed by Carbon Revolution for the Boeing CH-47 Chinook helicopter, which would be the Company’s first entry to the aerospace market. It is expected that this wheel design would offer a 35% weight saving compared to the existing metal wheels and would, if further developed through to a fully validated and accepted product, enable retrofitting of the carbon fiber wheel to existing hardware, opening an opportunity on the global fleet of CH-47 helicopters.
Carbon Revolution is committed to investing in, improving and growing its operations to further its position at the forefront of carbon fiber wheel design and development into the future, and maximizing value and sustainable returns for shareholders.

Research and Development
As an advanced manufacturing business, research and development are at the core of Carbon Revolution’s business model. Carbon Revolution has spent over 15 years developing proprietary technology across its advanced products, manufacturing processes. In FY22, the Company continued to invest strongly in the research and development required to improve the product technology, bring its production processes to full industrialization and develop an increased number of customer programs. In-line with the Company’s expectations, R&D expenses were A$16.9 million with additional A$6.0 million capitalized as intangible assets in fiscal year 2022. Research and development activities are carried out by more than 90 in-house technicians, engineers and researchers, of which ten have PhDs. The Company also works with leading universities, including Deakin University, and other research organizations in developing its technology.
Intellectual Property
The ability of Carbon Revolution to protect its advanced lightweight carbon fiber technology is critical to the Company maintaining its competitive advantage in the automotive wheel market. Carbon Revolution engages specialist service providers to help the Company protect the intellectual property it owns and develops in key jurisdictions around the world.
The Company currently holds 80 granted patents (including 2 pending national validations on a granted European patent) and approximately 23 pending patents (including two PCT applications and 1 provisional application) across 14 patent families and key jurisdictions around the world.
Competition
Carbon Revolution believes that it is well positioned in the market and it is the only company globally to have successfully developed and manufactured single piece carbon fiber automotive wheels to OEM quality standards with commercial adoption across several major OEM models.
Beyond Carbon Revolution, there are only a limited number of competitors currently able to manufacture a carbon fiber automotive wheel. The Company believes this is because carbon fiber wheel technology is difficult to engineer and manufacture to OEM performance and quality specifications in a repeatable way.
Current competitors with publicly disclosed programs include:
•
Action Composites (“Action”): Action (formerly Thyssenkrupp Carbon Components) has developed carbon fiber wheels for Porsche using a braided rim technology. These wheels are reportedly 20% lighter than Porsche’s regular aluminum wheels for the vehicle;

•	Blackstone Tek (“BST”): BST produces single piece carbon fiber wheels for the motorcycle and automotive aftermarkets;
•	Bucci Composites (“Bucci”): Bucci has developed a low volume 22-inch single piece carbon fiber wheel for the Bentley Bentayga Mulliner and a 20-inch aftermarket carbon fiber automotive wheel;
•	Duqueine Group (“Duqueine”): Duqueine has developed a single piece carbon fiber wheel for the Alpine A110R;
•
Dymag Group Limited (“Dymag”): Dymag sells carbon fiber motorcycle wheels and two piece carbon fiber wheels for the automotive aftermarket and niche vehicle manufacturers, and has recently developed a prototype 21-inch carbon fibre hybrid wheel in collaboration with Hankuk Carbon and Hyundai;

•	Lacks Enterprises (“Lacks”): Lacks has developed a two-piece wheel with a carbon fiber rim and a forged aluminum face, including for the Dodge Challenger SRT Demon 170;
•	ESE Carbon (“ESE”): ESE has developed a single piece carbon fiber wheel and has a focus on the aftermarket; and
•
Mubea Carbo Tech (“Carbo Tech”): Carbo Tech has developed carbon fiber wheels for BMW using a carbon-fiber/aluminum hybrid wheel, with an aluminum hub and spokes and a carbon-fiber rim. The hybrid wheel option for the vehicle such wheels are made for appears to be approximately equivalent in weight to the forged aluminum wheel option that is also offered for the vehicle. In addition, Carbo Tech's website refers to a Carbo Tech single piece carbon fiber wheel consisting or a carbon fiber composite “rim bed and rim spider”.

Carbon Revolution is also aware of other competitors manufacturing carbon fiber wheels; however, these appear to be at an early stage of development or focused more on the secondary market after the sale of a vehicle by an OEM to the customer or for low volume programs.
As Carbon Revolution continues to industrialize its operations, and potentially expand its manufacturing operations offshore to lower cost jurisdictions in the future, it expects unit costs of production to fall further. If this occurs, it may permit Carbon Revolution wheels to be adopted across a broader range of vehicles outside the high performance and luxury segments. This is likely to be driven by the value proposition and trade-offs of Carbon Revolution wheels becoming increasingly attractive to OEM customers and end consumers.
Facilities
Carbon Revolution’s principal operations, which include its corporate office and manufacturing facilities, are located in Geelong, which is situated approximately 75 kilometers from Melbourne, Australia. The Geelong facility is a purpose-built facility constructed in 2014 by Deakin University, on whose campus the facility sits, and progressively fitted out by Carbon Revolution with its carbon fiber wheel manufacturing equipment and infrastructure. The Company leases the 10,000m2 facility under a lease until November 21, 2028, with two options to renew of five years each. Carbon Revolution believes that the footprint of its current building is suitable and sufficient to meet its anticipated needs for the foreseeable future. However, Carbon Revolution sees the potential benefits of expanding its manufacturing operations to lower cost jurisdictions outside of Australia before its existing building reaches full capacity.
The Company completed a manufacturing facility expansion of the Geelong facility in October 2018. The Geelong facility is quality accredited with the international automotive supply standard IATF16949, ISO9001 and ISO14001.
Government Regulation
Safety standards in the manufacture of vehicles and automotive equipment have been established under the National Traffic and Motor Vehicle Safety Act of 1966, as amended. We believe that we are in material compliance with all federal standards currently applicable to manufacturers of OEM automotive wheels.
Environmental Compliance
Our manufacturing facilities, like other manufacturing companies, are subject to solid waste, water and air pollution control standards mandated by federal, state and local laws. Violators of these laws are subject to fines, penalties, injunctions, cancellation of license or permit, and remedial action notices. We believe our facilities are in material compliance with all presently applicable standards. We expect that future environmental compliance expenditures will not have a material effect on our consolidated financial position or results of operations. However, climate change legislation or regulations restricting emission of “greenhouse gases” could result in increased operating costs. Refer to “Risk Factors—Risks Related to Carbon Revolution—Carbon Revolution’s business may be impacted by climate change, existing or new environmental regulations, and related risks” in this proxy statement/prospectus.
Employees
As of June 30, 2023, Carbon Revolution had 449 employees, 424 full time employees, 21 part time employees and 4 casual employees (employees without a guaranteed number of hours of work per week and with limited protection from termination of employment) located in at the Company’s premises in Geelong and an additional 115 engaged through labor hire agreements. Of these, Carbon Revolution has 7 permanent and 1 contract personnel in North America and Europe, principally to service current and prospective OEM customers.
We consider our relationship with our employees to be good and we have not experienced any work stoppages.
Carbon Revolution’s employment agreements generally include intellectual property assignment provisions, strict confidentiality obligations and non-compete/no conflict of interest provisions. Employment agreements with executives and permanent employees also generally include post-employment restraints. The enforceability of non-compete provisions may be limited by Australian law. Carbon Revolution’s agreements with key development consultants include intellectual property assignment or license provisions, as well as strict confidentiality obligations.

Carbon Revolution has a collective bargaining agreement in place in relation to its production workforce operating effective from July 11, 2023 to July 4, 2025. This agreement outlines pay rates and other conditions of employment. Where this agreement is silent or does not explicitly state an entitlement or provision, the relevant entitlement or provision of the Manufacturing and Associated Industries and Occupations Award 2020, or the National Employment Standards applies.
Human Capital
Carbon Revolution’s approach to developing and growing its business has been to recruit and employ experienced personnel from relevant sectors of the Australian economy. The Company has recruited employees with relevant skills and experience from major industrial companies and major corporations in a broad range of sectors, particularly for roles where specific sector experience is not a key requirement. These include commercial, finance and administrative roles.
Research and development activities are carried out by more than 90 in-house technicians, engineers and researchers, of which ten have PhDs.
The approach is aimed at recruiting the most experienced people possible with a view to also ensuring that there is strong cultural alignment with Carbon Revolution’s relatively fast-paced and entrepreneurial environment.
Workplace Health and Safety
Carbon Revolution is focused on providing a safe workplace that supports the health and safety of its employees. The Company has a formal occupational health and safety policy and the leadership team is committed to driving a proactive safety agenda.
As the manufacturing process has matured, the Company has assigned additional funding, resources and leadership attention to ensure its strong safety mindset is maintained. This has ensured that while the production volumes and workforce have grown significantly, the Company has improved its proactive incident and near miss reporting (lead indicator) and also reduced its actual incident rate (lag indicator). The manufacturing leadership team has extensive experience managing high risk operations including manufacturing and dangerous goods processing. This has ensured that the team is able to closely manage and mitigate the safety risks within the manufacturing process while building a culture and team of safety engaged team members.
Carbon Revolution has a strong safety record, which is particularly important given the rate of introduction of new equipment and processes, as well as the rapid increase in the size of the workforce.
Legal Proceedings
From time to time, Carbon Revolution may become involved in legal proceedings or may be subject to claims arising in the ordinary course of business. Such proceedings or claims may involve disputes with customers, suppliers, consumers, regulators, employees, contractors, competitors, investors or other parties, and may involve disputes relating to intellectual property rights. Although the results of any current proceedings or claims cannot be predicted with certainty, Carbon Revolution currently believes that the final outcome of these ordinary course matters will not have a long term material adverse effect on our business, operating results, financial condition or cash flows. Litigation can have an adverse impact on us (regardless of the outcome) because of factors including the cost of defending a claim, diversion of management or related resources, impact on reputation and relationships, and depending on outcome, settlement costs and cost of remedies, which we may become liable for or subject to.

EXECUTIVE REMUNERATION OF CARBON REVOLUTION
Overview
This section sets out our remuneration framework, key elements of executive remuneration for our executive key management personnel (“KMP”), fiscal year 2022 remuneration presented in various tables contained in this proxy statement/prospectus, and a description of service agreements that we have entered into with our KMP. In addition, we explain how and why the Carbon Revolution Board or the Remuneration and Nomination Committee (“RNC”) arrived at certain pay outcomes for our KMP for fiscal year 2022.
Key Management Personnel
For fiscal year 2022, our key management personnel were Jacob Dingle, our Chief Executive Officer and Managing Director, and Gerard Buckle, our Chief Financial Officer.
Our Remuneration Strategy and Framework
Carbon Revolution’s remuneration framework is performance based and is designed to pay our key management personnel fairly for achieving the business strategy and delivering sustainable value to shareholders and employees. The Carbon Revolution Board oversees the remuneration framework both directly and through the RNC. In that regard, the RNC has adopted certain principles to structure the remuneration framework and to guide remuneration decisions, including assessing performance against strategic objectives, business plans and longer term shareholder returns; assessing competitiveness of remuneration to attract and retain high quality executives; seeking to create sustained shareholder value; and promoting equity ownership to increase alignment between employees, directors, and shareholders.
Elements of Remuneration
Total remuneration is designed to attract, retain and reward executives to deliver sustainable returns for shareholders. Given that, a significant proportion of total remuneration is ‘‘at risk’’ and performance based. The key elements of Carbon Revolution’s executive KMP remuneration framework since Carbon Revolution listed on the Australian Securities Exchange have are summarized below:
(i)
Fixed – annual remuneration includes base salary, superannuation (pension contributions), other eligible salary sacrifice benefits and employee rights where this has been substituted for base salary. Annual remuneration is reviewed annually based on performance and economic data or on promotion.

(ii)
At risk – short-term incentive (“STI”) is an annual incentive opportunity delivered in cash and equity, or 100% (typically equity including STI deferral). The Carbon Revolution Board sets financial, and non-financial objectives for this element and determines overall weighting of the objectives annually based on business priorities. The Carbon Revolution Board has the discretion to adjust STI outcomes to ensure that individual outcomes are appropriate. Typically, fifty percent of STI award is made in cash or fully vested equity and 50% deferred into rights, which is subject to a continuous service condition. This generally requires the participant to remain employed until the one year anniversary on which the rights are granted. For fiscal year 2022, STIs were awarded at 40% of maximum opportunities, based on corporate and individual performance.

(iii)
At risk – long-term incentive (“LTI”) is a three-year incentive opportunity delivered through options or performance rights with vesting dependent on service conditions and achievement of challenging performance conditions. Immediately following completion of the vesting period, the performance conditions are tested to determine whether, and to what extent, awards vest. This element is intended to promote the opportunity for executives to build their interests in Carbon Revolution’s equity and to achieve shareholder alignment through equity ownership. For fiscal year 2022, no LTIs vested given that LTI plans were first introduced in fiscal year 2020 and none has reached the end of its performance period. No LTI grant has yet been made in respect of fiscal 2023 and it is expected that this grant will be made after closing of the Business Combination.

Other incentives may be issued from time to time. Prior to the effectiveness of the registration statement, the MergeCo Board and MergeCo’s shareholders will approve and adopt the Carbon Revolution Public Limited Company FY2023 Incentive Equity Plan (the “FY2023 Incentive Equity Plan”) which will reserve for grant a number of MergeCo Ordinary Shares or other forms of equity in MergeCo. Such grants may include both one-off retention grants, and business-as-usual grants. Such grants may in aggregate exceed 5% of the number of issued and outstanding MergeCo Ordinary Shares immediately after the closing of the Business Combination, provided that any amount greater than 5% will require the prior written consent of Twin Ridge. MergeCo intends to grant initial equity incentive awards with respect to a number of MergeCo Ordinary Shares equal to 5% of the Total Shares Outstanding promptly following MergeCo’s eligibility to register the issuance of such awards on Form S-8, which is expected to occur 60 days after the closing of the Business Combination. Such awards may take the form of MergeCo Ordinary Shares or other instruments such as options or rights with respect to MergeCo Ordinary Shares. Under the terms of the Scheme Implementation Deed, Carbon Revolution must seek the consent of Twin Ridge (not to be unreasonably withheld) in relation to the form and quantum of any employee or director short-term or long-term incentive or similar arrangements in excess of such 5% limitation. The total number of MergeCo Ordinary Shares reserved for issuance upon grant of equity incentive awards thereafter is expected to equal 8% of the Total Shares Outstanding (for an aggregate of 13% of the Total Shares Outstanding, inclusive of the initial equity incentive awards). Shares or other equities issued under the Equity Incentive Plan would result in an increase of the number of equities on issue which would be dilutive to existing shares.
Executive Service Agreements
Jacob Dingle was appointed as Chief Executive Officer and Managing Director in April 2012. Pursuant to a service agreement, components of Mr. Dingle’s remuneration package are as follows: fixed annual remuneration of A$510,000 inclusive of superannuation contributions effective from September 2021; no minimum entitlement to an STI payment, and a maximum STI opportunity of 75% of fixed annual remuneration for exceptional performance (typically, 50% of the STI value will be deferred into rights that vest in twelve months); and maximum value of fiscal year 2022 long term options set at 75% of fixed annual remuneration.
Under Mr. Dingle’s service agreement, there is no fixed term. Mr. Dingle’s employment can be terminated by the Company giving him twelve months’ notice of termination, or Mr. Dingle giving six months’ notice of resignation.
Gerard Buckle was appointed as Chief Financial Officer in September 2019. Pursuant to a service agreement, components of Mr. Buckle’s remuneration package are as follows: fixed annual remuneration of A$357,000 inclusive of superannuation contributions effective from September 2021; no minimum entitlement to an STI payment, and a maximum STI opportunity of 50% of fixed annual remuneration for exceptional performance (typically, 50% of the STI value will be deferred into rights that vest in twelve months); and maximum value of fiscal year long term options is set at a maximum of 60% of fixed annual remuneration.
Under Mr. Buckle’s service agreement, there is no fixed term. Mr. Buckle’s employment can be terminated by the Company giving him six months’ notice of termination, or Mr. Buckle giving six months’ notice of resignation. As a transition benefit, Mr. Buckle was granted 100,962 shares with a face value of A$262,501, which shares vested in September 2022 and have no other performance conditions.
Executive KMP Remuneration Table
The following table sets forth the remuneration and benefits expensed for Mr. Dingle and Mr. Buckle in fiscal year 2022.
A$ Year end	Short-term employee benefit			Post- employment benefits	Share-based payment
June 30	Cash	Other Benefits	Leave Benefits	Super- annuation	Salary granted as base rights(1)	FY21 matched rights(2)	STI expense(3)	LTI expense(4)	One-off equity award(5)
Managing director – Jacob Dingle
2022	443,538	—	37,038	27,500	—	—	221,211	402,528	—
Chief financial officer – Gerard Buckle
2022	310,735	—	21,351	23,568	—	—	106,629	151,229	13,380

A$ Year end	Short-term employee benefit			Post- employment benefits	Share-based payment
June 30	Cash	Other Benefits	Leave Benefits	Super- annuation	Salary granted as base rights(1)	FY21 matched rights(2)	STI expense(3)	LTI expense(4)	One-off equity award(5)
Total executive KMP
2022	754,274	—	58,389	51,068	—	—	327,841	553,757	13,380
(1)	Salary contributed to the FY21 Employee Rights Plan.
(2)	The value of matched rights allocated in the FY21 Employee Rights Plan.
(3)	STI expense for FY22 plus amortization of STI relating to prior years grants.
(4)	Employee Stock Ownership Plan and FY21& FY22 LTI grants are expensed over the vesting period at a valuation determined on grant date by a third party detailed below under “—Number of LTI Awards”.
(5)
Total expense of the one-off equity grant made to Mr. Buckle on November 29, 2019 as a sign on award to replace a portion of an incentive from his previous employer which he forfeited on joining Carbon Revolution. The face value of these shares was A$262,501 and they will vest on September 9, 2022.

STI Deferred Rights and Vested STI Rights
An STI award to Executive KMP and senior executives typically will be delivered 50% in cash and 50% in rights deferred for 12 months. For fiscal year 2022, the Carbon Revolution Board determined that all participants would have 100% of their STI outcome delivered in rights, with 50% subject to a 12-month service condition and the other 50% granted as fully vested rights for the CEO, and 100% granted as fully vested rights for other participants. This decision was made to further align employees with shareholders while also preserving cash.
Number of STI deferred rights and STI non-deferred rights
	Plan	Balance July 1, 2021	Granted as Remuneration	Vested and Exercised(1)	Lapsed	Balance June 30, 2022(2)	Grant Date	Vesting Date	Expiry Date	Face Value (A$)	Fair Value (A$)
Managing Director – Jake Dingle(3)	FY21 Non- deferral	—	50,645	—	—	50,645	Nov 29, 2021	Nov 29, 2021	Nov 29, 2031	1.180	1.05
	FY21 STI Deferral	—	50,645	—	—	50,645	Nov 29, 2021	Nov 29, 2022	Nov 29, 2031	1.180	1.18
	FY20 Non- deferral	33,549	—	33,549	—	—	Nov 12, 2020	Nov 12, 2020	Nov 12, 2030	2.012	2.65
	FY20 STI Deferral	33,548	—	—	—	33,548	Nov 12, 2020	Nov 12, 2021	Nov 12, 2030	2.012	2.012
Chief Financial Officer – Gerard Buckle	FY21 Non- deferral	—	23,634	—	—	23,634	Nov 29, 2021	Nov 29, 2021	Nov 29, 2031	1.180	1.24
	FY21 STI Deferral	—	23,634	—	—	23,634	Nov 29, 2021	Nov 29, 2022	Nov 29, 2031	1.180	1.18
	FY20 Non- deferral	12,654	—	12,654	—	—	Oct 2, 2020	Oct 2, 2020	Oct 2, 2030	2.012	2.77
	FY20 STI Deferral	12,653	—	—	—	12,653	Oct 2, 2020	Oct 2, 2021	Oct 2, 2030	2.012	2.012
(1)
Deferred rights relating to FY20 STI with grant date of November 12, 2020. The number of rights granted to each participant was calculated by dividing the STI awarded by the 20-day VWAP of Shares traded on ASX during the 20-trading day period following release of the full-year financial results (on August 25, 2020), being A$2.012.

(2)
The closing balance of STI deferred rights at June 30, 2022 represents FY20 deferred STI rights that have not been exercised and unvested STI Deferred rights for FY21 STI. The closing balance of STI Non deferred rights at June 30, 2022 represents FY20 & FY21 non-deferred STI rights that have not been exercised. The number of FY21 STI rights allocated is calculated by dividing the STI awarded by the 20-day VWAP of shares traded on ASX during the 20-trading day period following release of the full-year financial results (on August 24, 2021), being A$1.18. Rights for the FY22 STI will be granted in November 2022.

(3)
Mr. Dingle was granted 101,290 STI rights (50,645 STI deferred rights and 50,645 STI non-deferred rights) as part of his remuneration package approved at Carbon Revolution’s 2021 annual general meeting. This grant relates to the FY21 STI award.

Employee Rights
To encourage share ownership Executive KMP have previously been given an opportunity to choose an amount of their base salary to be delivered in rights. The following table reflects amounts that Mr. Dingle and Mr. Buckle chose to be delivered in rights in lieu of their fiscal year 2022 base salary.
Number of FY22 Employee Rights
	Plan	Balance July 1, 2021	Rights purchased	Matching rights	Rights vested and exercised	Lapsed	Balance June 30, 2022	Grant Date Commencing	Fair Value (A$)	Face Value (A$)	Vesting Date(1)
Managing Director – Jake Dingle	FY21 Non- deferral	35,650	—	—	35,650	—	—	Nov 2020	$2.012	$2.58	Nov 20 to June 30, 2021
Chief Financial Officer – Gerard Buckle	FY21 Non- deferral	31,063	—	—	31,063	—	—	Nov 2020	$2.012	$2.58	Nov 20 to June 30, 2021
(1)	Base rights purchased vested on a monthly basis from November 2020 to June 2021. Matched rights vested on 30 June 2021.
Long-Term Incentives
Executive KMP are granted awards as part of the long-term incentive plans, which only vest if established performance and service conditions are met. The following table sets forth awards granted to Mr. Dingle and Mr. Buckle in fiscal year 2022.
Number of LTI Awards
	Plan	Balance July 1, 2021	Granted as Remuneration	Vested and Exercised	Lapsed	Balance June 30, 2022	Grant Date	Vesting Date	Expiry Date	Exercise Price (A$)	Face Value(1) (A$)	Fair Value(2) (A$)
Managing Director – Jake Dingle	FY22 Options	—	1,210,826	—	—	1,210,826	Dec 20, 2021	Oct 28, 2024	Sept 20, 2026	$1.60	$0.32	0.12 & 0.13
	FY21 Rights	186,381	—	—	—	186,381	Nov 12, 2020	Sept 20, 2023	Sept 20, 2023	nil	$2.01	$2.16
	FY20 ESOP Options	1,273,419	—	—	—	1,273,419	Dec 23, 2019	Nov 29, 2022	Nov 29, 2024	$2.60	$2.60	$0.77
Chief Financial Officer – Gerard Buckle	FY22 Options	—	678,062	—	—	678,062	Dec 20, 2021	Oct 28, 2024	Sept 20, 2026	$1.60	$0.32	0.12 & 0.13
	FY21 Rights	104,373	—	—	—	104,373	Nov 12, 2020	Sept 20, 2023	Sept 20, 2023	nil	$2.01	$2.16
	FY20 ESOP Options	356,557	—	—	—	356,557	Dec 23, 2019	Nov 29, 2022	Nov 29, 2024	$2.60	$2.60	$0.77
(1)
The face value of each FY22 option was determined provided by an independent external consultant using a binomial tree methodology as at September 20, 2021 (the “Preliminary Allocation Price”). The starting Share price input for the valuation was the VWAP of a share over the 20 trading days following the announcement of the Company’s FY21 full-year results. The 20-day VWAP calculation period commenced on August 24, 2021 and concluded on September 20, 2021. The Preliminary Allocation Price has been calculated as A$0.2124. Carbon Revolution Board determined that a premium of approximately 50% should be applied to the Preliminary Allocation Price determined above, resulting in a final allocation price of A$0.3159.

(2)
The fair value is provided by a third-party valuation at the time of grant. The fair value of the FY22 Options that relate to the tranche associated with rTSR was A$0.12 and for the tranche associated with the strategic objective was A$0.13.

Director Remuneration
Overview
Carbon Revolution’s non-executive directors (“NEDs”) receive a base fee in relation to their service as a Director of the Carbon Revolution Board, and an additional fee for membership of, or for chairing, a Committee. The current fee schedule is set out in the first table below. The Carbon Revolution Board has determined not to increase NED fees for FY23.
NEDs do not currently participate in the Company’s STI or LTI plans or receive any variable remuneration. No retirement allowances are payable to NEDs other than statutory superannuation allowances.

To further align NEDs’ interests with those of shareholders, the Company expects all NEDs to acquire the equivalent of twelve months base fees in Carbon Revolution shares over a reasonable time period.
The fees are set with consideration to the fees paid in companies of a similar size and complexity. The maximum amount of fees (including superannuation contributions) that can be paid to NEDs is capped by a pool approved by shareholders. The fee pool as approved by shareholders is currently A$800,000 per annum including superannuation. Fees paid to the NED in fiscal year 2022 are set out in the second table below.
Non-Executive Director Fee Schedule
Role	Annual fee for FY22 (including super guarantee) (in A$)
Chair – Carbon Revolution Board (base fees)	$180,000
Other NED (base fees)	$90,000
Chair of the Audit and Risk Committee	An additional $10,000
Chair of the Remuneration and Nomination Committee	An additional $10,000
Committee memberships	An additional $5,000 per committee
Non-Executive Directors’ Fees Paid
Year ended June 30, 2022		Directors’ fees A$	Directors’ Fees Allocated in Rights $	Superannuation A$	Total A$
James Douglas (Chair)	FY22	172,727	—	17,273	190,000
Lucia Cade	FY22	90,909	—	9,091	100,000
Dale McKee	FY22	90,909	—	9,091	100,000
Mark Bernhard	FY22	90,909	—	9,091	100,000

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF CARBON REVOLUTION
The following discussion and analysis provides information which Carbon Revolution’s management believes is relevant to an assessment and understanding of Carbon Revolution’s consolidated results of operations and financial condition. This discussion and analysis should be read in conjunction with Carbon Revolution’s audited consolidated financial statements and the related notes included elsewhere in this proxy statement/prospectus. This discussion and analysis should also be read together with the section of this proxy statement/prospectus entitled “Business of Carbon Revolution and Certain Information About Carbon Revolution” and the unaudited condensed combined pro forma financial information as of and for the year ended June 30, 2022 and the six months ended December 31, 2022 in the section of this proxy statement/prospectus entitled “Unaudited Pro Forma Condensed Combined Financial Information”. This discussion and analysis contains forward-looking statements based upon current expectations that are subject to known and unknown risks, uncertainties and assumptions. Actual results and the timing of events may differ significantly from those expressed or implied in such forward-looking statements due to a number of factors, including those set forth in the section entitled “Risk Factors” and elsewhere in this proxy statement/prospectus. You should read the following discussion in conjunction with the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors”.
The financial information reported herein has been prepared in accordance with International Financial Reporting Standards (“IFRS”) and is presented in Australian dollars unless otherwise stated.
This discussion and analysis focuses on information and key statistics from the audited consolidated financial statements and considers known risks and uncertainties relating to the automotive sector. This discussion should not be considered all-inclusive, as it excludes possible future changes that may occur in general economic, political, and environmental conditions. Additionally, other elements may or may not occur which could affect industry conditions and/or Carbon Revolution in the future.
Company Overview
Carbon Revolution (“Carbon Revolution”, the “Company” or the “Group”) is an Australia-based technology company manufacturing advanced carbon fiber wheels. Established in 2007, Carbon Revolution is the first company globally to successfully develop and manufacture single-piece carbon fiber wheels to OEM quality standards, with commercial adoption with several major OEMs and across numerous vehicle platforms to date.
Carbon Revolution has progressed from producing single prototypes to designing and manufacturing at scale, high-performing wheels for some of the fastest street cars and most prestigious brands in the world. With almost 70,000 wheels sold to date, Carbon Revolution is now the recognized leader in the sector.
In November 2019, the Company completed its successful listing on the Australian Stock Exchange.
Recent Developments
On November 29, 2022, the Company, Twin Ridge, MergeCo and Merger Sub, entered into a Business Combination Agreement, and the Company, Twin Ridge and MergeCo entered into a Scheme Implementation Deed. Consummation of the Business Combination (the “Transaction”), which is expected to result in MergeCo becoming publicly listed in the U.S., is subject to approval by the Company’s shareholders, Twin Ridge’s shareholders and applicable regulatory institutions.
The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, Twin Ridge will be treated as the “acquired” company for financial reporting purposes. For accounting purposes, the Company will be deemed to be the accounting acquirer in the Transaction and, consequently, the Transaction will be treated as a capital reorganization (i.e., a capital transaction involving the issuance of shares by Twin Ridge for the shares of the Company). The Company will, consequently, be deemed the accounting predecessor, meaning that the Company’s consolidated assets, liabilities and results of operations will become the historical financial statements of MergeCo. The shares issued by the accounting acquirer are recognized at fair value and recorded as consideration for the acquisition of the public shell company, Twin Ridge. The net assets of Twin Ridge will be stated at historical cost, with no goodwill or other intangible assets recorded. This is expected to be consistent with carrying value. The Transaction, which is not within the scope of IFRS 3 since Twin Ridge does not meet the definition of a business in accordance with IFRS 3, is accounted for within the scope of IFRS 2.
In May 2023, Carbon Revolution Limited entered into the PIUS Financing, a 4 year financing arrangement for USD $60 million (A$85.7 million), the drawdown of which was not contingent on the consummation of the Business

Combination. A portion of the net proceeds of the PIUS Financing was used to repay existing debt, which has reduced cash and indebtedness, with minimal net impact on net tangible assets.
For more information about the Transaction and related agreements, please see the section of this proxy statement/prospectus titled “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents”.
In FY22, the Company passed the milestone of 50,000 wheels sold. During FY22, the Company sold wheels for vehicles built by Ford, Ferrari and General Motors, and entered into supply agreements (“awards”) to provide wheels to car makers for future models and design and engineering agreements relating to design and engineering work for car makers for future models, that may progress to formal awards. There is no guarantee that wheel programs that are contracted for engineering will proceed to award, however the Company has a consistent record in converting engineering contracts to awarded programs and has in all but two instances been awarded a wheel program post engineering. In one instance, this was a result of the relevant OEM deciding not to proceed with production of the relevant vehicle.
In Q1 FY23, the Company announced that it will supply the carbon fiber wheels that are featured as an optional upgrade on the next generation 2024 Mustang ‘Dark Horse’, launched by Ford Motor Company in September 2022. This will be the first time that Carbon Revolution will supply a core vehicle program at Ford, an important milestone for the Company’s technology, which is expected to enable wider adoption of the Company’s lightweight wheel technology within Ford’s portfolio. In Q3 of FY23, the Company was awarded its first two EV programs. In May 2023, Jaguar Land Rover revealed the Range Rover Sport SV fitted with 23-inch carbon fiber wheels, the first SUV program launch for Carbon Revolution.
The below table represents a summary of the programs the Company currently has under contract, which have either been awarded, or are under design and engineering agreement.
Stage of Program Lifecycle (1)			Programs
Awarded programs in production			6	Ferrari SF90 Stradale Ferrari 812 Competizione Ferrari 296 GTB GM Corvette Z06/Z07/E-Ray JLR Range Rover Sport SV Ford Mustang Dark Horse
Programs in development	Awarded	Electric Vehicles	2	2 SUV / Pickup
		Premium ICE Vehicles	5	5 Performance vehicles
	Under detailed design and engineering agreement	Electric Vehicles	2	2 SUV / Pickup
		Premium ICE Vehicles	1	1 Offroad Application
Total Active Programs			16
Programs in Aftersales			5	Ford Mustang GT350R Ford GT500 Ford GT Ferrari 488 Pista / F8 Tributo Renault Sport Megane Trophy R
(1)	As of August 14, 2023
The Company ramped up production on the Corvette Z06/Z07/E-Ray program in Q3 FY 2023 (following production on that program backing off in the second half of CY2022 as a result of supply chain issues affecting the customer). Production by Carbon Revolution of wheels for its first premium SUV program (the Range Rover Sport SV) commenced in Q3 FY23 and are being produced on the first phase of the Mega-line. The latest wheel program with Ford, which is now in production, is the 2024 Mustang Dark Horse. The first phase of our first Mega-line is being commissioned and wheel production began off the line in early 2023. The Company expects to have spent A$20.7 million by June 30, 2023 to achieve commissioning on the initial phase of the Mega-line and related expansion projects. The Company expects to spend a further circa A$30 million on the Mega-line and related expansion equipment by December 2024.

As stated under the section entitled “Risk Factors”, due in part to Carbon Revolution’s funding position following the execution of the MMI grant agreement, Carbon Revolution has been delayed from complying with the expenditure requirements and early milestones under the MMI grant agreement, resulting in a risk that Carbon Revolution is in breach of its obligations under the grant agreement. Carbon Revolution has previously reported its progress to the Government and the company will be submitting a revised activity budget and schedule together with a request for an extension of time to complete the project. While there is a risk that the Government does not approve any revised budget or schedule and/or may not grant Carbon Revolution an extension of time to complete the project, and may seek to claw back funding provided to the company, Carbon Revolution does not expect this to occur.
Key Trends and Uncertainties
Business Impact of the COVID-19 Pandemic and the Conflict in Ukraine
The Company faced challenges related to COVID-19 on different levels, including timing delays with its customers’ launch of their new cars, the impact of the continued global shortage of automotive semiconductor chips on its customers and significant COVID-19 related absenteeism among Carbon Revolution’s workforce. The disruption of global supply chains led to some raw material shortages and increased freight costs. These disruptions have not materially impacted our operating results or capital resources. The Company has incurred additional costs for non-standard freight for our wheels and has increased its safety stock to ensure continued operations. However, such measures were largely consistent with past practice and the Company’s expectations in light of the nature of its industry and exposure to potential global supply chain interruptions. In some cases, the bespoke nature of the raw materials procured by the Company created additional costs to obtain replacements. Where possible, alternative sources for raw material have been identified, where such sources have passed product acceptance requirements and were approved by our customers. The Company has not made any changes to the raw material components that is uses or engaged any alternative supplier that would jeopardize customer or regulatory approval of its products, as any such change requires conformance with a strict change management process. Thus, the Company's mitigation efforts have not introduced any new material risks beyond the risks currently described in this proxy statement / prospectus.
The conflict in Ukraine has also had various impacts on our business. The resulting global inflation has primarily impacted Carbon Revolution through increases in oil and energy prices, which affected our key input, carbon fiber. Other raw materials, including paints, resins and aluminum were also affected. These price increases, coupled with post-pandemic demand for wind energy, hydrogen fuel tanks and aerospace also accelerated the rise in carbon fiber prices. Given these price increases, the Company adopted certain mitigation measures, including identification of alternative sources for raw material, competitive market testing for carbon fiber conversion to fabrics, negotiations for longer term supply agreements with more favorable terms, and sharing future volume scenarios with key suppliers to establish Carbon Revolution as a customer of choice and not a spot buyer, all with the aim to secure more favorable pricing over time. Further, the Company successfully negotiated raw material cost recovery through increased product pricing, given the inflationary climate.
As a result of the COVID-19 pandemic and the Russian invasion of Ukraine, economic uncertainties may continue to negatively affect our financial position, results of operations and cash flows. These uncertainties include, among other things, downturns in the financial markets or in economic conditions, further increases in oil prices, increasing inflation, increases in interest rates, further supply chain disruptions, and decline in consumer confidence and spending.
While the Company has implemented various initiatives in response to the market challenges and uncertainties, such as expanding its personnel focused on procurement and investing in strong supplier relationships, the duration of uncertainties and the ultimate financial effects cannot be reasonably estimated at this time. We will continue to monitor these situations closely and implement appropriate measures as necessary to manage the business and to meet customer expectations.
Key Factors Affecting Operating Results
Carbon Revolution believes that its performance and future success depend on several factors that present significant opportunities for the Company but also pose risks and challenges, including those discussed below and in the section of this proxy statement/prospectus titled “Risk Factors”.
As of August 14, 2023, the Company has thirteen active awarded programs with five global OEMs (six of which programs are currently in production and seven of which are in the development phase). The Company also has three programs that are under detailed design and engineering agreements signed with OEMs to allow Carbon Revolution to initiate work on the detailed program specific design and engineering phase. The Company also has a number of prospective OEM wheel programs in its business development pipeline. The Company has projected volumes and pricing across this portfolio of OEM programs (including awarded programs in production, awarded programs not yet in production, programs that are under design and engineering agreements but not awarded, and prospective pipeline programs) to determine forecast revenue for the relevant period. However, when a program is awarded, the OEMs do not provide volume commitments and the contracts are not take or pay by nature and the projections also include projected sales in respect of programs that are not yet awarded. The Company has experienced delays in orders for wheels in the past, including where commencement of production is later than expected as a result of the OEM delaying the release of the relevant vehicle, but has also had actual lifetime volumes exceeding award volumes for most of its completed programs. The Company’s ability to meet forecasts for the relevant period also depends on our ability to ensure that the production facility has sufficient capacity to produce the forecast wheel volumes. Our ability to meet forecasts and predict future profitability also depends upon our ability to manage expenses, including our initiatives to improve our production efficiency and reduce labor costs per wheel, as well as the costs of raw materials. As the Company is still in a growth phase, fixed costs are relatively high proportionally and a delay or reduction in wheel sales can have a significant impact on the financial results. Refer to the section of this proxy statement/prospectus titled “Risk Factors” for further discussion.
Financial Overview
The results of operations presented below should be reviewed in conjunction with the consolidated financial statements and notes included elsewhere in this proxy statement/prospectus.
The following table sets forth Carbon Revolution’s consolidated results of operations data for the periods presented in Australian dollars for FY22 and FY21, with a convenience translation in US dollars for FY22 in the first column also included:
Consolidated Statements of Profit or Loss
Consolidated statements of profit or loss	2022 US $’000	2022 AU $’000 (Restated)	2021 AU $’000 (Restated)
Sale of wheels	26,315	38,276	32,205
Engineering services	319	464	2,732
Sale of tooling	1,097	1,596	—
Revenue	27,731	40,336	34,937
Cost of goods sold	(39,493)	(57,445)	(49,232)
Gross margin	(11,762)	(17,109)	(14,295)
Other income	2,970	4,320	10,506
Operational expenses	(1,384)	(2,013)	(3,366)
Research and development	(11,641)	(16,933)	(10,513)
Administrative expenses	(9,038)	(13,146)	(15,690)
Marketing expenses	(1,066)	(1,550)	(938)
Finance costs	(956)	(1,390)	(1,704)
Loss before income tax expense	(32,877)	(47,821)	(36,000)
Income tax expense	—	—	—
Loss for the year after income tax	(32,877)	(47,821)	(36,000)
Comparison of Years Ended June 30, 2022 and June 30, 2021
Revenue in FY22 of $40.3 million increased by 15% from FY21. The primary drivers of this growth were an increase in production and sales late in the year for the new C8 Corvette Z06/Z07 program, and sustained demand for the Ferrari SF90 Stradale, 296 GTB and 812 Competizione programs. Demand for these programs drove the 11.4% increase in wheels sold to 14,205 wheels. The stronger production and sales levels late in the year led to record quarterly revenue and wheel sales volume in the fourth quarter of FY22.

Other key drivers for the increase in revenue by 15% from the prior year include:
•	Average price per wheel increased 6.7% to $2,695, when compared to the prior year due to changes in the sales mix; and
•	Increase in sale of tooling in FY22 compared to FY 21.
Partly offsetting FY22 growth were (i) lower sales for the Ford GT500 program, as this program neared the end of its scheduled production cycle and (ii) the inclusion of engineering services of $1.4 million in the prior fiscal year, relating to a one-off program development that did not continue in FY22 because the customer discontinued plans for production of the vehicle.
Engineering services and tooling are revenue earned during the development phase of a new wheel program. The revenue streams fluctuate every year because every program has a different structure with respect to engineering and tooling compensation set forth in the applicable contract.
Gross loss in FY22 of $17.1 million increased by 20% from FY21. Cost of goods sold per wheel increased 7% to $3,902 per wheel in FY22. Gross loss was driven by challenges related to COVID-19 that caused an increase in labor cost per wheel, carbon fiber costs and freight costs. Additionally, for several months, the Company experienced operational issues relating to its Thermal Barrier Coating (“TBC”) machine which caused coating quality issues and resulted in reduced throughput and increased scrap rates. A resin quality issue relating to the Company’s Diamond Weave Technology™ finishing process also resulted in increased rework and scrap rates. The thermal barrier coating and resin quality issues were resolved during the last quarter of FY22.
Selling, general and administration expenses (being operational, administrative and marketing expenses) in FY22 of $16.7 million decreased by 16.4% from FY21. The decrease occurred following efficiency improvements and cost reduction actions implemented during the year, including efficiencies arising from implementation of the Company’s enterprise resource planning (“ERP”) system during FY21. Additionally, certain costs incurred in FY21 relating to a potential acquisition project and implementation of the new ERP system were not repeated in FY22. We believe that the reduction in cost base, despite the increase in sales and growth in programs in development, demonstrates the Company’s potential ability to leverage the existing cost base while scaling the business.
Research and development in FY22 of $16.9 million increased by 61% from FY21 and includes $1.4 million of amortization. The Company’s primary research and development costs consist of wheel design and engineering costs, implementing new and proven wheel or production technology, testing and validation wheels and new program launch costs. These investments are required to improve our carbon fiber wheel technology, bring our production processes to full industrialization and develop an increased number of customer programs. Capitalized research and development costs in FY22 were $6.0 million, compared to $4.0 million in FY21, which reflects the growth in the number of wheel programs in the development and launch stages.
Other income in FY22 of $4.3 million decreased by 59% from FY21. The FY21 year included $6.8 million of the JobKeeper allowance. The Australian Federal Government’s JobKeeper scheme was a COVID-19 assistance program that provided a wage subsidy to COVID-impacted Australian businesses. The JobKeeper scheme began on 30 March 2020 and ended on 28 March 2021. The absence of the JobKeeper subsidy in FY22 was the major reason for the decrease in other income.
Finance costs in FY22 of $1.4 million decreased by 17.6% from FY21, which decrease was driven by the decrease in the Company’s term loan (described under Borrowings) from $10.9 million to $7.2 million.
Income tax – At June 30, 2022, the Group had income tax losses of $130.1 million and R&D tax credits of $18.7 million (2021: income tax losses $101.1 million and R&D tax credits $6.1 million) for which no deferred tax asset is recognized on the statement of financial position as they are currently not considered probable of realization.

Comparison of Six Months Ended December 31, 2022 and December 31, 2021
Consolidated statements of profit or loss	six months ended December 2022 US $’000	six months ended December 2022 AU $’000	six months ended December 2021 AU $’000 (Restated)
Sale of wheels	12,255	18,009	17,306
Engineering services	—	—	21
Sale of tooling	—	—	319
Revenue	12,255	18,009	17,646
Cost of goods sold	(17,411)	(25,586)	(25,393)
Gross margin	(5,156)	(7,577)	(7,747)
Other income	1,691	2,485	1,681
Operational expenses	(264)	(388)	(1,936)
Research and development	(6,216)	(9,134)	(8,965)
Administrative expenses	(5,345)	(7,855)	(6,212)
Marketing expenses	(498)	(732)	(847)
Capital raising transaction costs	(2,207)	(3,243)	—
Finance costs	(706)	(1,037)	(712)
Loss before income tax expense	(18,701)	(27,481)	(24,738)
Income tax expense	—	—	—
Loss for the year after income tax	(18,701)	(27,481)	(24,738)
Revenue for the six months ended December 31, 2022 of $18.0 million increased by 2.3% compared to the six months ended December 31, 2021. Wheel revenue increased by 4.1% compared to the prior period. Engineering services and tooling did not generate revenue during the six months ended December 31, 2022. The revenue streams fluctuate annually because every program has a different structure with respect to engineering and tooling compensation set forth in the applicable contract. The average price per wheel increased by 9.5% compared to the prior comparable period (“pcp”) driven by product mix, offsetting the 5% lower volume of wheels sold.
Gross loss for the six months ended December 31, 2022 of $7.6 million decreased by 2.2% compared to the six months ended December 31, 2021. The increased average price per wheel was partly offset by higher costs per wheel. The costs per wheel increased in the six months ending December 31, 2022 due to weighting of wheels on older molding technology (low pressure), which involves more manual work and is therefore more labor intense. The Company also experienced modest raw material increases due to inflation and the lower volume of wheels sold impacted the labor efficiency and resulted in a higher fix cost allocation per wheel.
Selling, general and administration expenses (being operational, administrative and marketing expenses) for the six months ended December 31, 2022 reflected a marginal decrease compared to the six months ended December 31, 2021, reflecting the ongoing focus on cost reduction in a cost inflationary environment.
Research and development for the six months ended December 31, 2022 of $9.1 million increased by 1.9% compared to the six months ended December 31, 2021. Capitalized research and development costs of $2.5 million decreased by 10.8% for the six months ended December 31, 2022 compared to the six months ended December 31, 2021. This reflects the ongoing investment in wheel design and engineering costs to implement new and proven wheel or production technology, testing and validation wheels and new program launch costs.
Capital raising transaction costs for the six months ended December 31, 2022 of $3.2 million relate to non-recurring transaction costs in connection with the business combination.
Other income for the six months ended December 31, 2022 of $2.5 million increased by 47.8% compared to the six months ended December 31, 2021, which includes the October 2022 State of Victoria grant of $1.0 pertaining to a milestone achievement.
Finance costs for the six months ended December 31, 2022 of $1 million increased by 45.6% compared to the six months ended December 31, 2021, which was driven by the increase in interest rates.

Liquidity and Capital Resources
Overview
Since it was established in 2007, the Company has funded its operations principally through the issuance of ordinary shares, the incurrence of debt, and government grants or subsidies. As of December 31, 2022, the Company had $9.6 million in cash and cash equivalents. The table below presents our cash flows for the periods indicated.
Cashflow	2022 AUD $m (Restated)	2021 AUD $m (Restated)	Change AUD $m
Net cash used in operating activities	(46.0)	(19.0)	(27.0)
Capital Expenditure	(15.6)	(12.6)	(3.0)
Intangible Expenditure	(6.0)	(3.9)	(2.1)
Net cash used in investing activities	(21.6)	(16.5)	(5.1)
Net cash from financing activities	3.3	88.9	(85.6)
Net cash outflow	(64.3)	53.4	(117.7)
Net cash used in operating activities increased by $27.0 million, driven by $10.6 million adverse movement in loss before tax, finance costs and other non-cash items and $10.4 million growth in working capital. The adverse movement relates to higher cost per wheel due to both COVID-19 impacts and the aforementioned thermal barrier coating and Diamond Weave Technology™ resin issues, an additional $6.4 million of R&D costs and the lack of income from the Federal Government’s JobKeeper COVID-19 assistance program ($6.8 million in FY21). The ramp up of new programs late in the fiscal year resulted in an increase in receivables and contract assets of $8.2 million.
Net cash used in investing activities increased by $5.1 million as the Company continued to invest in industrialization assets, specifically Phase 1 of the Mega-line, to support future growth plans. Intangible expenditure increased $2.1 million to support research and development on programs in development. It is anticipated that programs in development will lead to increased production and sales volumes in future years.
Net cash inflow from financing activities decreased by $85.6 million. This decrease is mainly attributable to the completion of an equity raise in FY21 which resulted in a net financing inflow of $88.9 million which was not repeated in FY22.
As of December 31, 2022, the Company had $14.1 million in cash and cash equivalents. The table below presents our cash flows for the periods indicated.
	six months ended December 2022 AUD $m	six months ended December 2021 AUD $m (Restated)	Change AUD $m
Cashflow
Net cash from/(used in) operating activities	5.3	(28.0)	33.3
Capital Expenditure	(5.9)	(9.1)	3.2
Intangible Expenditure	(2.5)	(2.8)	0.3
Net cash used in investing activities	(8.4)	(11.9)	3.5
Net cash from financing activities	(5.8)	0.5	(6.3)
Net cash outflow	(8.9)	(39.4)	30.5
For the six months ended December 31, 2022, there was strong improvement in operating cash flows due to
•	higher customer receipts of $11.5 million, lower receivables and improved working capital;
•	Higher operating grants including grant advances to assist short-term liquidity including MMI grant for $9 million in December 2022, which was $4.2 million higher than initially expected; and
•	Continued strong cost control focus
Compared to the six months ended December 31, 2021, the investing cash flow of $8.4 million was lower compared to the prior period, given the peak investment in the Mega-line through FY22.

Negative financing cash flow for the six months ended December 31, 2022 was driven by higher repayments of third-party borrowings and transaction costs.
Net Debt (in AUD, as of June 30, 2022)
	FY22 $m (Restated)	FY21 $m (Restated)	Change $m
Loans and borrowings
Current	18.7	12.2	6.5
Non-current	4.3	6.5	(2.2)
Total loans and borrowings	23.0	18.7	4.3
Less: Cash and cash equivalents	(22.7)	(87.3)	64.6
Net debt/(cash)	0.3	(68.6)	68.9
Net debt/cash in FY22 increased/(decreased) by $68.9 million mainly due to the planned investment in Phase 1 of the Mega-line, increased development costs to support the higher number and stage of programs across the development pipeline and the FY22 net loss after tax.
Net Debt (in AUD, as of December 31, 2022)
	six months ended December 2022 AUD $m	FY22 $m (Restated)	Change $m
Loans and borrowings
Current	20.6	18.7	1.9
Non-current	—	4.3	(4.3)
Total loans and borrowings	20.6	23.0	(2.4)
Less: Cash and cash equivalents	(14.1)	(22.7)	8.6
Net debt/(cash)	6.5	0.3	6.2
For the six months ended December 31, 2022, net debt/ cash increased to $6.5 million. At December 31, 2022, $4.3 million of amounts owing to Export Finance Australia (“EFA”) under a term loan with a maturity date of December 31, 2024 was reclassified as a current liability. This was due to EFA being entitled to demand immediate repayment of all amounts owed to it under all facilities under the default provisions of the financing agreement between Carbon Revolution and EFA. In January 2023, EFA waived its right to demand immediate payment of this facility and $4.3 million was reclassified to non-current. Following the PIUS Financing, all amounts outstanding under the EFA Agreement were repaid.
Recent updates to cash flow as of and for the quarter and year ended June 30, 2023
The information set forth below was reported by Carbon Revolution pursuant to ASX Listing Rule 4.7B on July 31, 2023 and included herein due to the requirements of Item 8.A.5. of Form 20-F.
Figures in this section relating to the period ended June 30, 2023 represent preliminary financial information which is subject to the completion of the Company's customary year end financial statement closing and review procedures for the year ended June 30, 2023. As a result, the unaudited preliminary financial information set forth in this section reflects our preliminary estimate with respect to such information, based on information currently available to management, and may vary from our actual financial results or financial condition as of June 30, 2023. Further, this preliminary financial information is not a comprehensive statement or estimate of our financial results or financial condition as of and for the three and 12 months ended June 30, 2023. The unaudited preliminary financial information included herein has been prepared by, and is the responsibility of, management. Deloitte Touche Tohmatsu, our independent registered public accounting firm, has not audited, reviewed, compiled or performed any procedures with respect to the unaudited preliminary financial information set forth in this section. Accordingly, Deloitte Touche Tohmatsu does not express an opinion or any other form of assurance with respect thereto and assumes no responsibility for, and disclaims any association with, the unaudited preliminary financial information set forth in this section. This estimate should not be viewed as a substitute for financial statements prepared in accordance with IFRS and is not necessarily indicative of the results to be achieved in any future period. Accordingly, you should not place undue reliance on this preliminary financial information.

As of June 30, 2023, the Company’s cash balance was A$34.3 million (Preliminary) (including restricted cash of A$14.3 million (Preliminary) held in reserve funds relating to the New Debt Program as described below). Net cash inflow of A$29.6 million (Preliminary) for the quarter was a result of:
•
Net cash outflow from operating activities (including government grants and excluding one-off costs associated with the New Debt Program)[1] of A$19.2 million (Preliminary) which was driven by the ramp in production and the repayment of previously deferred supplier payments. Cash receipts from customers was A$8.2 million (Preliminary).

•	Net investing cash outflow of A$6.8 million (Preliminary) supported Mega-line milestones and investment in program development.
•
Net cash inflow from financing activities of A$55.6 million (Preliminary) arising primarily from the net proceeds of the New Debt Program and associated refinancing. In addition, there was an increased customer loan in support of the Company’s liquidity bridging initiatives and transaction costs related to the merger.

The following table shows the Company’s preliminary cash flows for the three months ended June 30, 2023:
Consolidated statement of cash flows	Current quarter $A’000 (Preliminary)	Year to date (12 months) $A’000 (Preliminary)
1. Cash flows from operating activities
1.1 Receipts from customers	8,155	45,742
1.2 Payments for:
(a) research and development	(204)	(4,686)
(b) product manufacturing and operating costs	(14,610)	(40,457)
(c) advertising and marketing	(7)	(73)
(d) leased assets	(200)	(297)
(e) staff costs	(6,859)	(26,491)
(f) administration and corporate costs	(2,291)	(5,563)
1.3 Dividends received (see note 3)	—	—
1.4 Interest received	2	61
1.5 Interest and other costs of finance paid	(2,366)	(3,513)
1.6 Income taxes paid	—	—
1.7 Government grants and tax incentives	111	15,446
1.8 Other (provide details if material)	(923)	(1,989)
1.9 Net cash from / (used in) operating activities	(19,192)	(21,820)
Consolidated statement of cash flows	Current quarter $A’000 (Preliminary)	Year to date (12 months) $A’000 (Preliminary)
2. Cash flows from investing activities
2.1 Payments to acquire:
(a) entities	—	—
(b) businesses (see item 10)	—	—
(c) property, plant and equipment	(5,134)	(13,081)
(d) investments	—	—
(e) intellectual property	—	—
(f) other non-current assets	(1,629)	(5,444)
2.2 Proceeds from disposal of:
(a) property, plant and equipment	—	3
(b) businesses (see item 10)	—	—
(c) investments	—	—
(d) intellectual property	—	—
(e) other non-current assets	—	—
[1]	In relation to the New Debt Program one-off financing costs of A$20.7 million were incurred in the quarter.

Consolidated statement of cash flows	Current quarter $A’000 (Preliminary)	Year to date (12 months) $A’000 (Preliminary)
2.3 Cash flows from loans to other entities	—	—
2.4 Dividends received (see note 3)	—	—
2.5 Other (provide details if material)	—	—
2.6 Net cash from / (used in) investing activities	(6,763)	(18,522)
Consolidated statement of cash flows	Current quarter $A’000 (Preliminary)	Year to date (12 months) $A’000 (Preliminary)
3. Cash flows from financing activities
3.1 Proceeds from issues of equity securities (excluding convertible debt securities)	—	—
3.2 Proceeds from issue of convertible debt securities	—	—
3.3 Proceeds from exercise of options	—	—
3.4 Transaction costs related to issuances of equity securities, or convertible debt securities	(2,869)	(8,377)
3.5 Proceeds from borrowings	101,096	124,787
3.6 Repayment of borrowings	(21,565)	(44,076)
3.7 Transaction costs related to loans and borrowings	(20,676)	(20,676)
3.8 Dividends paid	—	—
3.9 Other (provide details if material)	(413)	(604)
3.10 Net cash from / (used in) financing activities	55,573	51,054
Consolidated statement of cash flows	Current quarter $A’000 (Preliminary)	Year to date (12 months) $A’000 (Preliminary)
4. Net increase / (decrease) in cash and cash equivalents for the period	29,618	10,712
4.1 Cash and cash equivalents at beginning of period	4,061	22,693
4.2 Net cash from / (used in) operating activities (item 1.9 above)	(19,192)	(21,820)
4.3 Net cash from / (used in) investing activities (item 2.6 above)	(6,763)	(18,522)
4.4 Net cash from / (used in) financing activities (item 3.10 above)	55,573	51,054
4.5 Effect of movement in exchange rates on cash held	580	854
4.6 Cash and cash equivalents at end of period	34,259	34,259
5. Reconciliation of cash and cash equivalents at the end of the quarter (as shown in the consolidated statement of cash flows) to the related items in the accounts	Current quarter $A’000 (Preliminary)	Previous quarter $A’000 (Preliminary)
5.1 Bank balances	34,259	4,061
5.2 Call deposits	—	—
5.3 Bank overdrafts	—	—
5.4 Other (provide details)	—	—
5.5 Cash and cash equivalents at end of quarter (should equal item 4.6 above)	34,259	4,061
6. Payments to related parties of the entity and their associates	Current quarter $A'000 (Preliminary)
6.1 Aggregate amount of payments to related parties and their associates included in item 1	251
6.2 Aggregate amount of payments to related parties and their associates included in item 2	—

Current Outlook
There is increasing customer demand for Carbon Revolution’s wheels and with the first phase of the Mega-line development now in production, we believe that the Company is well positioned to deliver on its potential and purpose.
Carbon Revolution’s key focus areas for CY23 include:
•	Successful commissioning of Phase 1 of the Mega-line;
•	Capturing demand for carbon fiber wheels from current programs, including the Corvette Z06/Z07/E-Ray program;
•	Successful launches and ramp up of production of two new programs being the wheels for the JLR Range Rover Sport SV and Ford Mustang Dark Horse;
•	Development activities for contracted programs and further awards of new programs;
•	Working collaboratively with existing and new customers to apply its technology to the emerging generation of electric vehicles;
•	Delivering production cost improvements relating to labor and material costs with the objective of materially improving contribution margin;
•	Reducing cash burn by minimizing operating and capital expenditure;
•	Completing the Business Combination by October 30, 2023; and
•
Securing further funding including seeking to raise US$60 million (A$90.3 million)[4] via a Qualified Capital Raise as defined in the New Debt Program (defined below) documents and via utilisation of the Committed Equity Facility.

On May 23, 2023, the Group announced the establishment of a new US$60 million (A$90.1 million)5 debt program (the “New Debt Program”) arranged by PIUS Limited LLC and its affiliates (“PIUS”). Under the New Debt Program, the Group issued notes to U.S. “qualified institutional buyers” or “institutional accredited investors” in transactions exempt from the registration requirements of the Securities Act of 1933. The notes are secured by the Group’s present and after-acquired property, including its intellectual property but excluding certain excluded property and certain excluded intellectual property.
The total amount borrowed under the New Debt Program is US$60 million (A$90.1 million). Of this:
•
US$13.1 million (A$19.7 million) was deducted from the proceeds on account of costs (comprising approximately US$8.8 million (A$13.1 million) for the premium on the insurance for the program plus various other fees and transactional costs relating to the New Debt Program); and

•	US$9.9 million (A$14.9 million) was used to repay the amounts owed by the Group to previous key lenders (including Export Finance Australia and Timelio).
This resulted in net new funding of US$37.0 million (A$55.5 million) on May 23, 2023 for general corporate and other working capital purposes. Of this:
•
US$15.5 million (A$23.2 million) was deposited into certain reserve funds of which US$5.8 million (A$8.6 million) has been released after certain insurance conditions were met. US$5 million (A$7.5 million) is scheduled to be released after 6 months if not required for covenant cures in that period, US$0.3 million (A$0.5 million) will be used for initial interest payments and the balance of US$4.4 million (A$6.6 million) is held as a payment reserve; and

•	US$7.3 million (A$10.9 million) was used to pay creditors who assisted the Company with its liquidity initiatives.
4 Foreign exchange rate is as of June, 28, 2023 at a rate of $1 USD = $1.505 AUD.
5 Foreign exchange rate is as of May 23, 2023 at a rate of $1 USD = $1.501 AUD.

The New Debt Program contains four financial covenants, which Carbon Revolution is required to meet:
•
agreed thresholds for revenue, assessed monthly on a rolling trailing six month basis with specific agreed targets for each testing period, with the first testing period being the 6 months expiring June 30, 2023;

•
agreed thresholds for EBITDA, assessed monthly on a rolling trailing six month basis with specific agreed targets for each testing period, with the first testing period being the 6 months expiring June 30, 2023;

•
maximum capital expenditure (capex) limits, assessed monthly and initially assessed on a rolling trailing six month basis with specific agreed maximum capex for each testing period with the first testing period being the 6 months expiring June 30, 2023, and moving to a rolling trailing 12 month basis in January 2024; and

•
liquidity ratios based on remaining months of liquidity (assessed monthly based on the monthly Adjusted EBITDA for the 3 most recent months) until the Adjusted EBITDA of the Group becomes positive, following which the measure will be based on a current ratio.

Subject to the cure right available for the revenue and EBITDA covenants described below, a breach of a financial covenant which is not cured, entitles the Servicer to accelerate payment of the principal and interest owed under the notes, and enables enforcement of the security provided in connection with the New Debt Program. The New Debt Program is secured by all of the present and after-acquired property of the Carbon Revolution Group, except for certain excluded property and certain excluded intellectual property.
The revenue and EBITDA covenants are subject to cure provisions. In the event of revenue or EBITDA performance falling below the covenanted threshold amount, Carbon Revolution is permitted to make a payment equal to or greater than the shortfall, which will also reduce the principal balance owed on the New Debt Program. The amount of the payment would be added as a permanent adjustment to the revenue for the relevant 6 month testing period. This cure right can be used up to five times over the course of the New Debt Program but a maximum of twice in any four-month period.
If Carbon Revolution is not able to meet its financial covenants (including through exercise of any cure rights available to cure such breach), the Servicer may exercise its rights under the program documents, including accelerating payment of the principal and interest owing, enforcing upon the security, taking legal action, and commencing liquidation proceedings, any or all of which would have a material adverse effect on Carbon Revolution, its business, financial condition and its creditors, as well as the value of its shares.
In addition to the financial covenants described above, the New Debt Program contains a number of other positive and negative covenants and obligations binding on the Carbon Revolution Group.
If Carbon Revolution or MergeCo does not complete a US$60 million (A$90.3 million)6 Qualified Capital Raise (as defined in the New Debt Program documentation), including the issuance of equity or subordinated debt that does not require certain payments until at least 180 days after the repayment of the New Debt Program, by December 31, 2023, then an additional 5% of the debt amount (US$3 million (A$4.3 million)) would be required to be paid between January 1, 2024 and the maturity of the New Debt Program. If Carbon Revolution or MergeCo does not complete a US$45 million (A$64.3 million) Qualified Capital Raise, an additional 5% (being 10% in total and inclusive of the requirement in the preceding sentence) of the debt amount (being US$6 million (A$8.6 million) in total, inclusive of the requirement in the preceding sentence) is to be paid over the life of the debt program. The additional fee of US$0.15 million per month (being US$6 million divided by 41 months) resulting from not undertaking a Qualified Capital Raise of US$45 million or more is the “PIUS Additional Monthly Fee” and would be payable from January 1, 2024. Drawdowns under the Committed Equity Financing do not qualify as a Qualified Capital Raise.
The program documents also provide that the failure to complete the Business Combination by August 31, 2023 would be a breach of the relevant covenant, giving rise to an event of default, subject to a 60-day cure period ending on October 30, 2023 and contains other customary events of default, including (amongst other things):
•	failure to make a payment due under the agreement by the due date;
•	existence of circumstances which could result in a Material Adverse Effect;
•	a change in control of the Carbon Revolution Group (prior to the Business Combination);
6 Foreign exchange rate is as of June, 28, 2023 at a rate of $1 USD = $1.505 AUD.

•	events of insolvency, judgment debt, asset seizure and impairment of security;
•	material misrepresentation; and
•	if any portion of the guaranty ceases to be in full force and effect.
An Event of Default entitles the Servicer to exercise its rights under the program documents, including accelerating payment of the principal and interest owing, enforcing upon the security, taking legal action, and commencing liquidation proceedings, any or all of which would have a material adverse effect on Carbon Revolution, its business, financial condition and its creditors, as well as the value of its shares.
Carbon Revolution Cash Flow Projections
Carbon Revolution has prepared a detailed cash flow projection for the 12 month period from August 1, 2023 (the “Cash Flow Projection”) in connection with its assessment of its current and estimated liquidity, including its financing needs and ability to continue as a going concern. Such Cash Flow Projections were prepared as of July 20, 2023 based upon information available to Carbon Revolution as of such date and reflect assumptions as of such date. The information and assumptions available to Carbon Revolution in connection with the preparation of the Cash Flow Projections were as of a later date than the Financial Projections contained in Shareholder Proposal 1 - The Business Combination and, accordingly, such information and assumptions, as well as the amounts presented, may differ materially.
Carbon Revolution projects:
•
transaction costs related to the Business Combination of approximately A$35.8 million (of which A$5.2 million is expected to be payable prior to closing of the Business Combination, A$22.9 million on completion and A$7.7 million after completion); and

•
net cash outflows in the 12 month period unrelated to the Business Combination of approximately A$79.1 million, being cash inflows from customers (and grants), less operating costs, research and development costs, working capital needs and capital expenditure.

Along with expected cash on hand at closing and assuming there is A$15 million remaining in the Trust Account following redemptions, the Group will need to raise US$60 million of additional capital through the 12 month forecast period, with US$45 million required to be raised through the period from closing of the Business Combination to December 31, 2023, to maintain sufficient cash on hand to comply with the liquidity covenants under the New Debt Program, to cover the above net cash outflows and to allow the Group to continue as a going concern.
The Cash Flow Projection assumes that the closing of the Business Combination will occur in October 2023 and that the Group will be funded to the closing of the Business Combination and comply with the liquidity covenant under the New Debt Program, including with the support from customers in the form of earlier payments for shipped wheels than under normal business terms, or other customer liquidity support, and careful management of capital expenditures.
In relation to the expected A$22.9 million transaction costs otherwise payable on completion of the Business Combination, the Cash Flow Projection assumes that if MergeCo is unable to raise sufficient additional equity funding prior to or at the closing of the Business Combination these costs will be deferred by agreement between Carbon Revolution and Twin Ridge and various transaction advisers for the amount and time period necessary to ensure sufficient liquidity is available and no covenants under the New Debt Program are breached (“Transaction Cost Deferrals”). The Group must work with the relevant advisors to obtain these deferrals. While no agreements have been reached, the majority (approximately 90% in amount) of the relevant advisors have indicated in writing that they are willing to work with Carbon Revolution and Twin Ridge to agree terms on which payments can be deferred if sufficient funding is not obtained before such payments become due (responses have not been received from the remaining advisors).
The latest Cash Flow Projection assumes that US$60 million (A$90.3 million) of additional capital will be sourced following completion of the Business Combination. As of the date of issuance of this proxy statement/prospectus:
•
Craig-Hallum has been engaged by Twin Ridge to act as placement agent and capital markets advisor to support the Group in raising new capital. Craig-Hallum has in particular been engaged to identify and contact potential investors, formulate a strategy, coordinate due diligence and assist in preparing any offering documents;

•
separately, Carbon Revolution is seeking to obtain a Structured Equity Facility (“SEF”), which would involve the issue of SEF Preference Shares and SEF Warrants by MergeCo in exchange for up to US$100 million which is likely to be conditional and available in tranches; and

•
in addition, the Committed Equity Financing is in place under which Yorkville Advisors has agreed to purchase up to US$60 million in MergeCo Ordinary shares, subject to the terms of the Equity Purchase Agreement, including the CEF Ownership Restriction. Given this ownership restriction in particular, MergeCo is planning to use the CEF in combination with other funding sources.

Notwithstanding the fact that management is seeking to undertake a Qualified Capital Raise of US$60 million by December 31, 2023, the Cash Flow Projection assumes that the PIUS Additional Monthly Fee will be payable from January 2024.
The Cash Flow Projection projects that subject to the risks set out below and the successful raising of an additional US$60 million of capital, which is also subject to the risks including those set out below, the Group will have sufficient funds to meet its commitments and continue to comply with the financial covenants under the New Debt Program over the twelve months commencing August 1, 2023. The board of directors of Carbon Revolution considers it has reasonable grounds to believe that Carbon Revolution will be successful in obtaining sufficient liquidity through the above funding initiatives. For these reasons, the Carbon Revolution board of directors believe that the Group is a going concern.
There are risks associated with the Cash Flow Projection including but not limited to:
•
the company may not receive the customer support it may require, or management of capital expenditure may not be possible without impacting supply obligations to customers and its ability to meet the financial projections;

•	the Business Combination may not be completed, or may be materially delayed;
•	there may be less than A$15.0 million cash remaining in the Trust Account upon completion of the Business Combination if redemptions of Twin Ridge Class A Ordinary Shares are higher than expected;
•
there may be a delay in the availability of the Committed Equity Financing (the Committed Equity Financing will not be available until after the closing of the Business Combination and the filing by MergeCo with the SEC of a registration statement for the resale of the MergeCo Ordinary Shares, and such registration statement being declared effective by the SEC);

•
as the terms of the Committed Equity Financing will not require the Yorkville Advisors to purchase additional shares under the Committed Equity Financing beyond the CEF Ownership Restriction, the Group may have access to materially less than the US$60 million (A$90.3 million) Committed Equity Financing capital;

•
the Group may not be able to raise further equity funds from sources other than the Committed Equity Financing, in the amounts and within the timeframes necessary for the Group to remain solvent and to comply with its liquidity covenants, on satisfactory terms, or at all;

•	the relevant advisers may not agree to the Transaction Cost Deferrals; and
•
the 12 Month Cash Flow Projection is subject to achievement of the financial projections of Carbon Revolution for CY23 and CY24 (as relevant) detailed in the accompanying assumptions and risks applicable to these financial projections.

Should there be a material delay in the timing of the closing of the Business Combination or should the closing of the Business Combination not occur at all (including if Carbon Revolution ceases to be funded before the closing of the Business Combination or breaches its liquidity covenant and the servicer exercises its rights under the New Debt Program), this would have adverse implications for the Group, Carbon Revolution shareholders and its creditors. As the Group is not yet profitable and does not yet derive positive net operating cash flows (and does not expect to be profitable or be able to derive positive net operating cash flows through the 12 month forecast period of the Cash Flow Projection), if the closing of the Business Combination is materially delayed beyond October 2023 or it is not completed, in order to remain viable, the Group will need to seek other funding and liquidity options which may not be available.

Further, in the context of the New Debt Program, if the Business Combination is delayed (i) and if the Group does not raise additional funds through other sources, the Group is likely to breach the liquidity covenants in the New Debt Program documentation and therefore be reliant on the Servicer waiving such default in order to avoid the consequences of a default. Furthermore, subject to the length of the delay, Carbon Revolution could fail to cure, within the provided 60 day time period, the breach of the covenant in the New Debt Program documents to complete the Business Combination by August 31, 2023.
Should the Business Combination be completed but sufficient liquidity not be secured through the above funding initiatives, or should there be a delay in the timing of securing funds through these funding initiatives, this would have adverse implications for the Group, MergeCo shareholders and its creditors. In these scenarios, the Group will need to seek other options, including seeking further liquidity support from customers and suppliers, delaying or reducing operating and capital expenditure, seeking waivers in respect of potential covenant breaches, the possibility of an alternative transaction or fundraising, and in the event that any of these are not available, liquidation or examinership (the Irish equivalent of voluntary administration).
Based on the factors above, a material uncertainty exists which may cast significant doubt as to whether Carbon Revolution, MergeCo and the Group will continue as a going concern and therefore whether they will realize their assets and discharge their liabilities in the normal course of business and at the amounts stated in the financial statements. The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might be necessary should the Group not continue as a going concern.
Any additional equity funding is likely to be substantially dilutive to Carbon Revolution shareholders. Furthermore, any agreements for additional equity funding by MergeCo entered into prior to the closing of the Business Combination will require the consent of Twin Ridge and such consent may be provided subject to conditions. If a condition of the consent is that the additional equity funding is not dilutive to Twin Ridge shareholders, this will impact the number of MergeCo Ordinary Shares to be received by Carbon Revolution shareholders under the Business Combination for each of their Carbon Revolution Shares (which is currently expected to be 0.0877 MergeCo Ordinary Shares for each Carbon Revolution Share. Further, funding other than qualified equity raising (as defined under the New Debt Program) will require consent (unless it falls within limited definitions of Permitted Indebtedness under the New Debt Program documents), and such consent may be provided subject to conditions.
Contractual Obligations
Leases (in AUD, as of June 30, 2022)
	2022 $’000	2021 $’000
Right-of-use assets
Property	7,564	7,983
Lease liabilities
Current	579	542
Non-current	7,461	7,813
	8,040	8,355
As detailed in the announcement of the Business Combination Agreement and the Scheme Implementation Deed, the equity value ascribed to Carbon Revolution’s shares by the Business Combination is calculated under the Business Combinations documents as US$200 million less debt plus cash (subject to adjustments) of Carbon Revolution as of March 31, 2023. The equity value has now been determined at US$186.7 million (AUD$278.2 million based on an AUD:USD exchange rate of 0.6646). This value will also change should Carbon Revolution issue additional equity.
The Group has one lease for the head office and production facility. The lease agreement does not impose any covenants other than the security interests in the leased assets that are held by the lessor. Leased assets may not be used as security for borrowing purposes.

Borrowings (in AUD, as of June 30, 2022)
	Interest rate %	Maturity	2022 $’000 (Restated)	2021 $’000 (Restated)
Current borrowings
Secured
Working capital facility	7.44%	August 2022	6,843	5,525
Term loan	6.15%	December 2024	2,889	4,333
Letter of credit facility	6.45%	November 2022	4,000	—
			13,732	9,858

Unsecured
Supplier finance arrangement	6.00%	August 2022	4,954	2,375
			18,686	12,233
Non-current borrowings
Secured
Term loan	6.15%	December 2024	4,333	6,529
			4,333	6,529
The Company has one term loan that is being repaid quarterly. A letter of credit facility was entered in FY22 under which draw downs have a term of 180 days. The first 50% ($4 million) was drawn in May 2022 and was rolled over on December 2, 2022. The new repayment date is May 31, 2023. Drawdown of the remaining $4 million is conditional upon agreed milestones.
In addition, the Group entered a working capital facility of up to $7.5 million that provides the opportunity to factor receivables. The facility limit was increased up to $8.0 million in FY23. As the credit risk remains with the Group, it continues to recognize the full carrying amount of the receivables and has recognized the cash received in short-term borrowings. The working capital facility has been repaid and closed with the draw down of the IP loan facility.
The Group utilizes a payables and order / invoice management service with its logistics provider for the purchase and logistics management of certain raw materials. This service is classified as a supplier finance arrangement.
Borrowings (in AUD, as of December 31, 2022)
	Interest rate %	Maturity	Six months ended December 2022 $’000	Six months ended December 2021 $’000 (Restated)
Current borrowings
Secured
Working capital facility	10.44%	March 2023	3,249	5,922
Term loan	8.75%	December 2024	6,500	4,333
Letter of credit facility	8.78%	November 2022	4,000	—
				10,255

Supplier finance arrangement	6.00%	August 2022	6,832	2,973
			20,581	13,228

Non-current borrowings
Secured
Term loan	8.75%	December 2024		4,333
				4,333
For the six months ended December 31, 2022, there were no new borrowings entered nor exited.

At December 31, 2022, $4.3 million of amounts owing to EFA under the term loan with a maturity date of December 31, 2024 was reclassified as a current liability. This was due to EFA being entitled to demand immediate repayment of all amounts owed to it under all facilities under the default provisions of the financing agreement between Carbon Revolution and EFA. In January 2023, EFA waived its right to demand immediate payment of this facility.
Australian Government Grants
In May 2022, the Company welcomed the announcement of an Australian Commonwealth Modern Manufacturing Initiative (MMI) grant of $12 million for its Mega-line project. The grant supports Carbon Revolution’s objective to supply wheels to the rapidly growing global electric vehicle (“EV”) market. The initial grant payment of $9.0 million was paid in December 2022 and the remainder of the grant is expected to be paid in 2024.
Quantitative and Qualitative Disclosures about Market Risk
The Company is exposed to market risks in the ordinary course of business. Market risk represents the risk of loss that may impact our financial position due to adverse changes in financial market prices and rates.
Foreign currency risk
38% of the Group’s revenues and 18.5% of costs are denominated in currencies other than AUD. The Group does not currently have a sufficiently material exposure to any foreign currency for movements in the exchange rate to be considered a material financial risk. The primary currencies the Group has exposure to are Euros and US Dollars.
The below table discloses the impact of the AUD strengthened and weakened by 5% compared to EUR and USD as of June 30, 2022.
+/- 5% exchange rate	2022 $’000	2021 $’000
Impact on profit after tax	90	54
Impact on equity	(90)	(54)
Interest rate risk
Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group’s exposure to the risk of changes in market interest rates is not deemed significant given the relative low amount of financial liabilities. The Group does not currently hedge its exposure to interest rate fluctuations due to the low level of exposure.
Interest rates are only applicable for borrowings and are paid monthly for the working capital facility, quarterly for the term loan and letter of credit facility and on receipt of inventory for the supplier finance arrangement. Total borrowings as of December 31, 2022 were $20.6 million. An increase in interest by 1% would result in higher interest costs of $0.2 million of which $0.1 million would be paid in quarterly installments and impact accounts payable. Interest rate movements have not had a material impact on the valuation of inventory, accounts payable or accrued expenses other than an increase in accrued interest on borrowings.
Price risk
The Group is not exposed to any significant price risk.
Credit risk
Credit risk is a risk of financial loss if a customer or other counterparty fails to meet its contractual obligations. Our main financial assets are cash and cash equivalents as well as receivables and which represent the Company’s maximum exposure to credit risk in connection with its financial assets. The assessment of customer credit risk is straightforward as a result of the concentrated nature of receivables with only a few customers, and a simplified approach has been taken. There is currently an immaterial allowance for expected credit losses as the Group has historically collected all customer debt amounts and expects to continue to do so for the customers contained within the balance at year end.
Liquidity risk
The Group’s objective is to maintain a balance between the continuity of funding and flexibility through the use of operating cash flows and committed available credit facilities. The Group actively reviews its funding position to seek to ensure the available facilities are adequate to meet its current and anticipated needs. The Group manages liquidity risk by monitoring forecast cash flows and seeking to ensure that adequate cash and borrowing facilities are maintained, including an assessment of the impact of COVID-19 on the business. For further details on the current liquidity position and cash flow forecast through to the next twelve months, see “—Current Outlook”.
Critical Accounting Policies and Estimates
Inventories
Management’s judgement is applied in determining the provision for impaired wheels.
Impaired wheel provisioning has been calculated using historical data as well as management experience in determining an adequate provision. Carbon Revolution uses a traceability system for all wheels which is used to identify and isolate wheels at risk of non-recoverability. Management judgement is applied to assign a probability of recovery to individual groups of wheels.
Fixed Assets
Management’s judgement is applied in determining whether any impairment is required on the property, plant and equipment. The impairment testing is performed at a cash generating unit (“CGU”) level, being the Company itself, due to the unique nature of the business.
For the detailed impairment assessment, refer to “—Intangible Assets” below.
Intangible Assets
Internal development costs are capitalized if they meet the recognition criteria of IAS 138 Intangible Assets. This is considered a key judgment. The Group regularly assesses the probable future cash flows supporting the capitalization of development costs in accordance with the accounting standard. Where the recognition criteria under IAS 38 are not met, the expenditures are recognized as an expense in the consolidated statements of profit or loss and other comprehensive income.
The Group has no indefinite life assets and therefore performs an impairment test in case of any impairment indicators and for intangible assets not yet available for use. The impairment testing is performed at a CGU level, being the Group itself, as it is not possible to estimate the recoverable amount of the individual asset.
For the six months ending December 31, 2022 the share price of the Group continued to be between $0.095 and $0.42 and was considered an indicator for impairment. The Group used a value-in-use (“VIU”) discounted cash flow model and calculated the recoverable amount of the CGU. Key estimates included in the future cash flow projections relate to revenue growth rates, operating costs and capital expenditure, in addition to the terminal growth rate and discount rates noted below. Given the Group is still in its growth phase post its Australian initial public offering in 2019, the Group is not yet able to produce wheels profitably. The Group is driving the industrialization of its production processes and constructing its first Mega-line. Developed with the latest Industry 4.0 technology, the Mega-line will deliver improvements in production scale and economics that will enable the Group to deliver large volume programs to a broader cross-section of the market. Considering the growth trajectory of the Group including the establishment of the Mega-line, a 5.5-year cash flow forecast was used with data sourced from internal budgets and long-term management forecasts. The cash flow model includes next year’s budgeted results, with the remaining years based on growth projections with reference to key structural and market factors, utilizing past experience, external data and internal analysis. The key structural and market factors considered are in relation to the automotive new vehicle wheel market, the increase in carbon fiber wheel demand, the continued structural migration from alloy wheels to carbon wheels and GDP growth rates. Management also anticipates growth from market penetration, and continued evolution of products, and economies of scale achieved.
In addition, management has had due regard for the impacts of COVID-19 on the business, including the impact on the production efficiency from industrialization. We are satisfied the recoverable amount of assets exceed carrying amount and therefore no impairment charge has been recognized during the year.
The following key assumptions were used in testing for impairment:
•	Post-tax discount rate: 11.7%
•	Terminal value growth rate beyond 6 years: 3%
•	Compound annual growth rate wheel volume: 30.6%

Income Tax
Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies. Management has determined that it is not appropriate to recognize a deferred tax asset until consistent levels of profitability can be demonstrated. No deferred tax assets have been recognized as at December 31, 2022.

CERTAIN RELATIONSHIPS AND RELATED PERSON TRANSACTIONS
Twin Ridge Relationships and Related Person Transactions
Founder Shares
On January 12, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Twin Ridge Class B Ordinary Shares. The Twin Ridge Class B Ordinary Shares included an aggregate of up to 750,000 shares that were subject to forfeiture depending on the extent to which the underwriters’ over-allotment option was exercised, so that the number of Twin Ridge Class B Ordinary Shares would equal, on an as-converted basis, approximately 20% of the issued and outstanding Twin Ridge Ordinary Shares following the closing of the IPO. On February 23, 2021, 20,000 shares were transferred to each of the three independent directors. On March 10, 2021, the underwriters partially exercised the over-allotment option, resulting in the forfeiture of 422,797 Twin Ridge Class B Ordinary Shares on April 19, 2021 with respect to the unexercised portion of such option. Accordingly, as of December 31, 2022, there are 5,327,203 Founder Shares issued and outstanding.
The Sponsor, directors and executive officers initially agreed not to transfer, assign or sell any of their Founder Shares until the earliest of: (A) one year after the completion of the initial business combination and (B) subsequent to the initial business combination, (x) if the closing price of Twin Ridge Class A Ordinary Shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial business combination, or (y) the date on which Twin Ridge completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its Public Shareholders having the right to exchange their ordinary shares for cash, securities or other property.
At the execution of the Business Combination Agreement and Scheme Implementation Deed, the Sponsor Parties, directors and executive officers have agreed, subject to limited exceptions, not to transfer, assign or sell any of the Founder Shares until the earlier of the date of the Closing or the termination of the Business Combination Agreement and Scheme Implementation Deed.
Warrants
Simultaneously with the closing of the IPO, Twin Ridge consummated the IPO Private Placement of 4,933,333 warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of $7,400,000.
On March 10, 2021, in connection with the underwriters’ partial exercise of their over-allotment option to purchase Twin Ridge Units and the Sponsor also purchased an additional 174,509 Private Placement Warrants for $261,763.
Related Party Loans
On March 10, 2023, Twin Ridge issued an unsecured promissory note in the total principal amount of up to $1,500,000 (the “Promissory Note”) to Carbon Revolution. The Promissory Note does not bear interest and matures upon closing of the Company’s initial business combination. In the event that Twin Ridge does not consummate a business combination, the Promissory Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the Promissory Note will be deposited in the Trust Account. As of August 14, 2023, there was $960,000 outstanding under the Promissory Note.
In addition, in order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor or certain of Twin Ridge’s officers and directors may, but are not obligated to, loan Twin Ridge funds as may be required (“Working Capital Loans”). If Twin Ridge completes the initial business combination, Twin Ridge may repay the Working Capital Loans out of the proceeds of the Trust Account released to Twin Ridge. Otherwise, such loans may be repaid only out of funds held outside the Trust Account. In the event that the initial business combination does not close, Twin Ridge may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. Such warrants would be identical to the Private Placement Warrants. As of December 31, 2022, and December 31, 2021, Twin Ridge had no borrowings under the Working Capital Loans.

Administrative Services Agreement
Twin Ridge entered into an agreement, commencing on March 4, 2021, to reimburse the Sponsor or an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of the management team, in the amount of $10,000 per month. Pursuant to the Administrative Services Agreement, we may make payments or reimbursements to the Sponsor, or an affiliate of the Sponsor, for the reasonable salaries and other allocable costs of their employees or consultants, who may include our officers, Industry Advisors or directors. Upon completion of the initial business combination or Twin Ridge’s liquidation, Twin Ridge will cease paying these monthly fees. Twin Ridge incurred and paid $120,000 and $100,000 for the year ended December 31, 2022 and 2021, respectively.
Registration and Shareholder Rights
Pursuant to the Existing Registration and Shareholder Rights Agreement, entered into on March 3, 2021, the holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Twin Ridge Class A Ordinary Shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of the Working Capital Loans) are entitled to registration rights. The holders of these securities will be entitled to make up to three demands, excluding short-form demands, that Twin Ridge register such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the completion of a business combination. However, the Existing Registration and Shareholders Rights Agreement provides that Twin Ridge will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable lock-up period, which occurs (i) in the case of the Founder Shares, the Sponsor Side Letter prohibits transfers, except to permitted transferees, prior to Closing and, thereafter, that certain letter agreement, dated as of March 3, 2021, by and among Twin Ridge, the Founder Holders and certain of Twin Ridge’s directors and/or officers, prohibits transfers until expiration of the lockup period described under “—Founder Shares” and (ii) in the case of shares issued pursuant to the Private Placement Warrants, 30 days after the completion of our initial business combination. The Existing Registration and Shareholders Rights Agreement does not contain liquidated damages or other cash settlement provisions resulting from delays in registering Twin Ridge’s securities. Twin Ridge will bear the expenses incurred in connection with the filing of any such registration statements.
In connection with the Business Combination, the Existing Registration and Shareholders Rights agreement will terminate upon the execution of the Registration Rights Agreement. See the section entitled “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents—Certain Agreements Related to the Business Combination—Registration Rights Agreement”. Pursuant to the Registration Rights Agreement, certain holders of MergeCo Ordinary Shares will be entitled to certain registration rights. For more information about the Registration Rights Agreement, including the lock-up provisions contained therein, please see the section entitled “The Business Combination Agreement, Scheme Implementation Deed and Ancillary Documents—Certain Agreements Related to the Business Combination—Registration Rights Agreement”.
Carbon Revolution Relationships and Related Person Transactions
Director Stock Purchases
In May 2021, Carbon Revolution issued equity through an institutional and retail entitlement offer. Five directors participated in the retail offer, acquiring an aggregate total of 185,237 Carbon Revolution ordinary shares at a total value of A$296,379. Mr. Dingle purchased 6,250 Carbon Revolution ordinary shares for A$10,000, Mr. Douglas purchased 125,000 Carbon Revolution ordinary shares for A$200,000, Ms. Cade purchased 12,073 Carbon Revolution ordinary shares for $A19,316.80, Mr. McKee purchased 23,183 Carbon Revolution ordinary shares for A$37,092.80, and Mr. Bernhard purchased 19,816 Carbon Revolution ordinary shares for A$31,705.60.
In November 2020, four directors exercised their rights under Carbon Revolution’s Non-Employee Director Fee Sacrifice Plan to purchase an aggregate total of 86,272 Carbon Revolution ordinary shares at a value of A$173,580. Mr. Douglas purchased 28,226 Carbon Revolution ordinary shares for A$56,791, Ms. Cade purchased 14,807 Carbon Revolution ordinary shares for $A29,792, Mr. McKee purchased 14,910 Carbon Revolution ordinary shares for $A29,999, and Mr. Bernhard purchased 28,329 Carbon Revolution ordinary shares for A$56,998.
In March 2020, Mr. Douglas, Ms. Cade, Mr. Bernhard, and Mr. McKee participated in the Carbon Revolution share purchase plan and acquired an aggregate total of 88,000 Carbon Revolution ordinary shares at a total value of A$132,000 from Carbon Revolution. Each director paid A$30,000 and received 20,000 shares.

BUSINESS OF TWIN RIDGE AND CERTAIN INFORMATION ABOUT TWIN RIDGE
Unless the context otherwise requires, all references in this section to the “Company”, “we”, “us” or “our” refer to Twin Ridge prior to the consummation of the Business Combination.
Overview
Twin Ridge is a blank check company incorporated on January 7, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. Twin Ridge is not limited to a particular industry or geographic region in its identification and acquisition of a target company. Twin Ridge is an early stage and emerging growth company and, as such, the Twin Ridge is subject to all of the risks associated with early stage and emerging growth companies.
Significant Activities Since Inception
On March 8, 2021, Twin Ridge consummated the IPO of 20,000,000 Twin Ridge Units, at $10.00 per unit, generating gross proceeds of $200.0 million, and incurring offering costs of approximately $11.6 million, inclusive of approximately $7 million in deferred underwriting discount.
Simultaneously with the closing of the IPO, Twin Ridge consummated the IPO Private Placement of 4,933,333 warrants at a price of $1.50 per Private Placement Warrant to the Sponsor, generating gross proceeds of $7.4 million.
On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 1,308,813 Twin Ridge Units, generating aggregate gross proceeds of approximately $13.09 million, and incurring costs of approximately $719,849, inclusive of approximately $458,085 in deferred underwriting fees. Concurrently, the Sponsor also purchased an additional 174,509 Private Placement Warrants for $261,762.60.
Following the closing of the IPO, the IPO Private Placement and the underwriters’ partial exercise of the over-allotment option, $213,088,130 ($10.00 per Unit) from the net proceeds of the sale of the Twin Ridge Units and the sale of Private Placement Warrants were placed in the Trust Account, located in the United States, with Continental Stock Transfer & Trust Company acting as trustee, and invested in United States “government securities” within the meaning of Section 2(a)(16) of the Investment Company Act having a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 promulgated under the Investment Company Act which invest only in direct U.S. government treasury obligations, as determined by us, until the earlier of (i) the completion of an initial business combination and (ii) the distribution of the funds in the Trust Account to Twin Ridge shareholders as described below.
Twin Ridge’s management has broad discretion with respect to the specific application of the net proceeds from the sale of the Twin Ridge Units and the sale of the Private Placement Warrants, although substantially all of the net proceeds are intended to be applied generally toward consummating a business combination. The stock exchange listing rules require that the business combination must be with one or more operating businesses or assets with a fair market value equal to at least 80% of the assets held in the Trust Account (excluding the amount of any deferred underwriting discount held in the Trust Account and taxes payable on the income earned on the Trust Account). Twin Ridge will only complete a business combination if the post-business combination company owns or acquires 50% or more of the issued and outstanding voting securities of the target or otherwise acquires a controlling interest in the target business sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that Twin Ridge will be able to successfully effect a business combination.
Extension of Time to Complete a Business Combination
On March 6, 2023, Twin Ridge held the Extension Meeting to amend the Existing Organizational Documents to extend the date by which Twin Ridge has to consummate a business combination. In connection with that vote, the holders of 15,042,168 Twin Ridge Class A Ordinary Shares properly exercised their right to redeem their shares for an aggregate redemption amount of approximately $153,567,547 or $10.21 per share. After the satisfaction of such redemptions and receipt of the initial deposit of $480,000 to the Trust Account, the balance in the Trust Account was approximately $64,457,034. As of August 14, 2023, the balance in the Trust Account was approximately $66,382,466.

Effecting a Business Combination
General
Twin Ridge is not presently engaged in and will not engage in, any substantive commercial business until it completes the Business Combination with Carbon Revolution or an initial business combination with another target business.
Twin Ridge will provide the Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of the Business Combination, either (i) in connection with the General Meeting called to approve the Business Combination or (ii) by means of a tender offer. The decision as to whether Twin Ridge will seek shareholder approval of a business combination or conduct a tender offer will be made by Twin Ridge, solely in its discretion. The Public Shareholders will be entitled to redeem their Public Shares, equal to the aggregate amount then on deposit in the Trust Account, calculated as of two Business Days prior to the consummation of the Business Combination (initially $10.00 per Public Share), including interest (which interest shall be net of taxes payable), divided by the number of then issued and outstanding Public Shares, subject to certain limitations as described in the prospectus. The per-share amount to be distributed to the Public Shareholders who properly redeem their shares will not be reduced by the deferred underwriting commissions Twin Ridge will pay to the underwriters. There will be no redemption rights upon the completion of a business combination with respect to the Warrants.
The Twin Ridge Units began trading on March 4, 2021 on the NYSE under the symbol “TRCA.U”. On April 23, 2021, Twin Ridge announced that, commencing April 26, 2021, holders of the 21,308,813 Twin Ridge Units sold in the IPO may elect to separately trade the Public Shares and Public Warrants included in the Twin Ridge Units. Those Twin Ridge Units not separated continued to trade on NYSE under the symbol “TRCA.U”, and the Public Shares and Public Warrants that are separated trade on the NYSE under the symbols “TRCA” and “TRCA WS”, respectively.
Fair Market Value of Target Business
Pursuant to NYSE listing rules, the target business or businesses that Twin Ridge acquires must collectively have a fair market value equal to at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with Twin Ridge’s initial business combination. The fair market value of the target or targets will be determined by the Twin Ridge Board based upon one or more standards generally accepted by the financial community, such as discounted cash flow valuation or value of comparable businesses. If the Twin Ridge Board is not able to independently determine the fair market value of the target business or businesses, Twin Ridge will obtain an opinion from an independent investment banking firm or an independent valuation or appraisal firm with respect to the satisfaction of such criteria. While Twin Ridge considers it unlikely that the Twin Ridge Board will not be able to make an independent determination of the fair market value of a target business or businesses, it may be unable to do so if the Twin Ridge Board is less familiar or experienced with the target company’s business, there is a significant amount of uncertainty as to the value of the company’s assets or prospects, including if such company is at an early stage of development, operations or growth, or if the anticipated transaction involves a complex financial analysis or other specialized skills and the Twin Ridge Board determines that outside expertise would be helpful or necessary in conducting such analysis. Since any opinion, if obtained, would merely state that the fair market value of the target business meets the 80% of net assets threshold, unless such opinion includes material information regarding the valuation of a target business or the consideration to be provided, it is not anticipated that copies of such opinion would be distributed to Twin Ridge’s shareholders. However, if required under applicable law, any proxy statement that Twin Ridge delivers to its shareholders and files with the SEC in connection with a proposed transaction will include such opinion.
Lack of Business Diversification
For an indefinite period of time after the completion of Twin Ridge’s initial business combination, the prospects for Twin Ridge’s success may depend entirely on the future performance of a single business. Unlike other entities that have the resources to complete business combinations with multiple entities in one or several industries, it is probable that Twin Ridge will not have the resources to diversify its operations and mitigate the risks of being in a single line of business. By completing its initial business combination with only a single entity, Twin Ridge’s lack of diversification may:
•
subject Twin Ridge to negative economic, competitive and regulatory developments, any or all of which may have a substantial adverse impact on the particular industry in which Twin Ridge operates after its initial business combination; and

•	cause Twin Ridge to depend on the marketing and sale of a single product or limited number of products or services.
Redemption Rights for Public Shareholders upon Completion of the Business Combination
Twin Ridge will provide Public Shareholders with the opportunity to redeem all or a portion of their Public Shares upon the completion of its initial business combination at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account as of two Business Days prior to the consummation of the initial business combination, including interest (which interest shall be net of taxes payable) divided by the number of then issued and outstanding Public Shares, subject to the limitations described herein. For illustrative purposes, based on funds in the Trust Account of approximately $66,382,466 as of August 14, 2023 after the satisfaction of such redemptions and receipt of the initial deposit of $480,000 to the Trust Account and including anticipated additional interest through the closing of the Business Combination (assuming interest accrues at recent rates and no additional tax payments are made out of the Trust Account), the per share redemption price is expected to be approximately $10.59. The per-share amount Twin Ridge will distribute to investors who properly redeem their shares will not be reduced by the deferred underwriting commissions Twin Ridge will pay to the underwriters. The redemption rights will include the requirement that a beneficial holder must identify itself in order to validly redeem its shares. The Sponsor and the officers and directors of Twin Ridge have entered into an agreement with Twin Ridge, pursuant to which they have agreed to waive their redemption rights with respect to their Founder Shares and any Public Shares they may hold in connection with the completion of an initial business combination.
Limitation on Redemption Rights
Notwithstanding the foregoing, the Existing Organizational Documents provide that in no event will Twin Ridge redeem the Public Shares in an amount that would cause Twin Ridge’s net tangible assets to be less than $5,000,001 (so that Twin Ridge does not then become subject to the SEC’s “penny stock” rules). In addition, a Public Shareholder, together with any affiliate of such shareholder or any other person with whom such shareholder is acting in concert or as a “group” (as defined under Section 13 of the Exchange Act), will be restricted from seeking redemptions with respect to more than an aggregate of 15% of the Public Shares.
Redemption of Public Shares and Liquidation If No Business Combination
Twin Ridge has until September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions for payments of $160,000 each thereafter are approved by the Twin Ridge Board and made by Carbon Revolution, Sponsor or their respective affiliates), to complete an initial business combination. Carbon Revolution has paid an aggregate of $960,000 for extensions from March 8, 2023 through September 8, 2023 and agreed to make extension payments in an aggregate amount of up to $1,500,000, which may include up to $540,000 of future extension payments. If Twin Ridge is unable to consummate an initial business combination by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions for payments of $160,000 each thereafter are approved by the Twin Ridge Board and made by Carbon Revolution, Sponsor or their respective affiliates), Twin Ridge will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than 10 Business Days thereafter, redeem the Public Shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously paid to Twin Ridge (less taxes payable and up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding Public Shares, which redemption will completely extinguish Public Shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any) and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the remaining shareholders and the Twin Ridge Board, liquidate and dissolve, subject in each case, to Twin Ridge’s obligations under Cayman Islands law to provide for claims of creditors or other requirements of applicable law. There will be no redemption rights or liquidating distributions with respect to the Public Warrants and Private Placement Warrants, which will expire worthless if Twin Ridge fails to complete a business combination by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board).
The Sponsor and the officers and directors of Twin Ridge have entered into an agreement with Twin Ridge, pursuant to which they have agreed to waive their rights to liquidating distributions from the Trust Account with respect to any Founder Shares they hold if Twin Ridge fails to consummate an initial business combination by September 8, 2023 (although they will be entitled to liquidating distributions from the Trust Account with respect to any Public Shares they hold if Twin Ridge fails to complete its initial business combination by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board)).

The Sponsor and the executive officers and directors of Twin Ridge have agreed, pursuant to an agreement with Twin Ridge, that they will not propose any amendment to the Existing Organizational Documents that would modify the substance or timing of Twin Ridge’s obligation to provide for the redemption of the Public Shares in connection with the Business Combination or to redeem 100% of the Public Shares if Twin Ridge has not consummated an initial business combination by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board), unless Twin Ridge provides its Public Shareholders with the opportunity to redeem their Public Shares upon approval of any such amendment at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest, which interest shall be net of taxes payable, divided by the number of then outstanding Public Shares. The Public Shareholders are not parties to, or third-party beneficiaries of, these agreements and, as a result, will not have the ability to pursue remedies against the Sponsor, executive officers or directors for any breach of these agreements. As a result, in the event of a breach, the Public Shareholders would need to pursue a shareholder derivative action, subject to applicable law. However, Twin Ridge may not redeem its Public Shares in an amount that would cause its net tangible assets to be less than $5,000,001 (so that Twin Ridge does not then become subject to the SEC’s “penny stock” rules). This redemption right will apply in the event of the approval of any such amendment, whether proposed by the Sponsor, any executive officer, director or director nominee, or any other person.
Twin Ridge expects that all costs and expenses associated with implementing its plan of dissolution, as well as payments to any creditors, will be funded from amounts remaining out of the proceeds of the IPO held outside the Trust Account, plus up to $100,000 of funds from the Trust Account available to Twin Ridge to pay dissolution expenses, although Twin Ridge cannot assure you that there will be sufficient funds for such purpose.
If Twin Ridge were to expend all of the net proceeds from the sale of Twin Ridge Units and the sale of the Private Placement Warrants, other than the proceeds deposited in the Trust Account, and without taking into account interest, if any, earned on the Trust Account, the per-share redemption amount received by shareholders upon Twin Ridge’s dissolution would be $10.00. The proceeds deposited in the Trust Account could, however, become subject to the claims of Twin Ridge’s creditors which would have higher priority than the claims of its Public Shareholders. Twin Ridge cannot assure you that the actual per-share redemption amount received by shareholders will not be less than $10.00. While Twin Ridge intends to pay such amounts, if any, Twin Ridge cannot assure you that it will have funds sufficient to pay or provide for all creditors’ claims.
Although Twin Ridge will seek to have all vendors, service providers (excluding Twin Ridge’s independent registered public accounting firm), prospective target businesses and other entities with which it does business execute agreements with Twin Ridge waiving any right, title, interest or claim of any kind in or to any monies held in the Trust Account for the benefit of the Public Shareholders, there is no guarantee that they will execute such agreements or even if they execute such agreements that they would be prevented from bringing claims against the Trust Account including but not limited to fraudulent inducement, breach of fiduciary responsibility or other similar claims, as well as claims challenging the enforceability of the waiver, in each case in order to gain an advantage with respect to a claim against Twin Ridge’s assets, including the funds held in the Trust Account. If any third-party refuses to execute an agreement waiving such claims to the monies held in the Trust Account, Twin Ridge’s management will perform an analysis of the alternatives available to it and will only enter into an agreement with a third party that has not executed a waiver if management believes that such third party’s engagement would be significantly more beneficial to us than any alternative.
Examples of possible instances where Twin Ridge may engage a third-party that refuses to execute a waiver include the engagement of a third-party consultant whose particular expertise or skills are believed by Twin Ridge’s management to be significantly superior to those of other consultants that would agree to execute a waiver or in cases where Twin Ridge’s management is unable to find a service provider willing to execute a waiver. In addition, there is no guarantee that such entities will agree to waive any claims they may have in the future as a result of, or arising out of, any negotiations, contracts or agreements with Twin Ridge and will not seek recourse against the Trust Account for any reason. Upon redemption of the Public Shares, if Twin Ridge has not consummated an initial business combination by September 8, 2023 (or, up to March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board), or upon the exercise of a redemption right in connection with an initial business combination, Twin Ridge will be required to provide for payment of claims of creditors that were not waived that may be brought against Twin Ridge within the ten years following redemption. Accordingly, the per-share redemption amount received by Public Shareholders could be less than the $10.00 per Public Share initially held in the Trust Account, due to claims of such creditors. Pursuant to a letter agreement, the Sponsor has agreed that it will be liable to us if and to the extent any claims by a third-party (other than

Twin Ridge’s independent registered public accounting firm) for services rendered or products sold to us, or a prospective target business with which Twin Ridge has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per Public Share and (ii) the actual amount per Public Share held in the Trust Account as of the date of the liquidation of the Trust Account if less than $10.00 per public share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay tax obligations, provided that such liability will not apply to any claims by a third-party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under Twin Ridge’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act. Moreover, in the event that an executed waiver is deemed to be unenforceable against a third-party, the Sponsor will not be responsible to the extent of any liability for such third-party claims.
However, Twin Ridge has not asked the Sponsor to reserve for such indemnification obligations, nor has Twin Ridge independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and Twin Ridge believes that the Sponsor’s only assets are securities of Twin Ridge. Therefore, Twin Ridge cannot assure you that the Sponsor would be able to satisfy those obligations. As a result, if any such claims were successfully made against the Trust Account, the funds available for an initial business combination and redemptions could be reduced to less than $10.00 per public share. In such event, Twin Ridge may not be able to complete an initial business combination, and you would receive such lesser amount per share in connection with any redemption of your public shares. None of Twin Ridge’s officers or directors will indemnify Twin Ridge for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Employees
Twin Ridge currently has three executive officers: William Toler, Sanjay K. Morey and William P. Russell, Jr. These individuals are not obligated to devote any specific number of hours to Twin Ridge’s matters but they each intend to devote as much of their time as they deem necessary to Twin Ridge’s affairs until Twin Ridge has completed its initial business combination. The amount of time they each will devote in any time period will vary based on whether a target business has been selected for the initial business combination and the stage of the business combination process Twin Ridge is in. Twin Ridge does not intend to have any full-time employees prior to the completion of its initial business combination. Also, William Toler, as Chairman, does not have day-to-day control of our affairs and is not involved in our day-to-day operations.
Properties
Twin Ridge currently maintains its executive offices at 999 Vanderbilt Beach Road, Suite 200, Naples, Florida, 34108. The cost for Twin Ridge’s use of this space is included in the $10,000 per month fee Twin Ridge will pay to the Sponsor or an affiliate of the Sponsor for office space, administrative and support services, which will be paid through the earlier of the consummation of a business combination or Twin Ridge’s liquidation. Twin Ridge considers its current office space adequate for its current operations.
Legal Proceedings
Certain purported shareholders of Twin Ridge sent demand letters (the “Demands”) alleging deficiencies and/or omissions in the Registration Statement on Form F-4, filed by Carbon Revolution with the SEC on February 27, 2023. The Demands seek additional disclosures to remedy these purported deficiencies. Twin Ridge believes that the allegations in the Demands are meritless.
Directors and Executive Officers
As of the date of this proxy statement/prospectus, our directors and officers are as follows:
Name	Age	Title
William Toler	64	Chairman of the Board of Directors
Sanjay K. Morey	51	Co-Chief Executive Officer, President and Director
William P. Russell, Jr.	50	Co-Chief Executive Officer, Chief Financial Officer and Director
Alison Burns	60	Director
Paul Henrys	53	Director
Gary Pilnick	58	Director

William Toler serves as Chairman of the Twin Ridge Board. Mr. Toler serves as the Chief Executive Officer and the Chairman of the board of directors of Hydrofarm Holdings Group, Inc. since January 2019. Previously, Mr. Toler was the Chief Executive Officer of Hostess Brands, Inc. (Nasdaq: TWNK), a food and beverage company, from May 2014 to March 2018. Mr. Toler has over 35 years of executive leadership experience in supply chain management and consumer packaged goods, including previously having served as Chief Executive Officer of AdvancePierre Foods, from September 2008 to August 2013, and President of Pinnacle Foods. Mr. Toler served on the board of directors of Collier Creek Holdings from September 2018 to September 2020, Hostess Brands from May 2014 to March 2018, AdvancePierre Foods from 2008 to 2013 and Pinnacle Foods from 2007 to 2008. In addition, Mr. Toler has also served as a senior advisor at Oaktree Capital Management, an investment management firm, from September 2013 to April 2014. Mr. Toler holds a B.A. in Business Management and Economics from North Carolina State University. We believe Mr. Toler's significant management and business experience makes him well qualified to serve as a member of the Twin Ridge Board.
Sanjay K. Morey serves as our Co-Chief Executive Officer and President and as a director on the Twin Ridge Board. Mr. Morey is a founding partner of Twin Ridge Capital Management (“TRCM”) and its predecessor, TriPointe Capital, which was formed in 2011. Mr. Morey has built a career in private equity and investment banking that has spanned over 25 years. At TRCM, Mr. Morey has been involved in the investments in Findus, Hale & Hearty, Harvest Food Distributors, I&K Distributors, Eipari Foods, Sherwood Food Distributors, and Young’s Seafood. Prior to joining TRCM, Mr. Morey was a senior executive at KKR & Co. (“KKR”) from 2006 to 2010. At KKR, Mr. Morey was involved in the investments in Toys “R” Us and U.S. Foods and served on the boards of both companies. Previously, he was involved in investments in American Achievement, Harry Winston, Wilmar, Century Maintenance Supply, Hudson RCI and The Pantry. Currently, Mr. Morey serves as Chairman of the Board of Harvest Sherwood Food Distributors. Mr. Morey also worked for Fenway Partners from 2001 to 2006 and prior to completing his M.B.A., was at Freeman Spogli from 1997 to 1999 and worked in the investment banking division of Salomon Brothers Inc. from 1994 to 1997. He holds a B.A. from the University of California, Los Angeles, and an M.B.A. from Harvard Business School. We believe Mr. Morey’s significant management and business experience makes him well qualified to serve as a member of the Twin Ridge Board.
William P. Russell, Jr. serves as our Co-Chief Executive Officer and Chief Financial Officer and as a director on the Twin Ridge Board. Mr. Russell is a partner at TRCM which he joined in 2019. Mr. Russell has over 20 years of experience in the private equity and investment banking industries. Prior to joining TRCM, Mr. Russell was a partner at Sterling Investment Partners from 2006 to 2019, where he served on the Investment Committee and on the boards of directors of All My Sons Moving and Storage, Aurora Parts & Accessories, Lipari Foods, Opinionology, Miller Heiman, Service Logic and Cambridge International. Before Sterling, Mr. Russell was in the investment banking division of Lehman Brothers from 2000 to 2006, and prior to that, at Deloitte Consulting. Mr. Russell holds a B.A. from Hamilton College, an M.B.A. from Harvard Business School and was a Fulbright Scholar at the National University of Singapore. We believe Mr. Russell’s significant management and business experience makes him well qualified to serve as a member of the Twin Ridge Board.
Alison Burns serves as a director on the Twin Ridge Board. Ms. Burns is a marketing, branding and communications professional whose career has spanned more than 30 years, and has been split between the United Kingdom and the US, focused increasingly on multinational brands. Before her current independent consulting stint, Ms. Burns spent ten years at WPP’s J. Walter Thompson from 2006 to 2016, as Chief Executive Officer of the firm’s flagship London office and then in New York, where she led several of the firm’s most prestigious and globally significant client accounts, including Rolex SA, Kellogg Company, and Unilever haircare. Ms. Burns’ prior experience includes five years as President of Fallon from 1998 to 2003, where she led Fallon through a period of rapid growth and creative distinction, adding assignments from Starbucks, Pepsico, Georgia-Pacific and Viacom. From 1994 to 1998 Alison served as a senior global marketer for Pepsico, based in Dallas and New York, helming international marketing for Pizza Hut and then domestic marketing for the Fountain Beverage Division. Other experience includes a decade in senior roles in U.K. Advertising firms, running accounts as diverse as political campaigns, confectionery, fashion and financial services. Ms. Burns has guest-lectured at Columbia University and New York University, served on the boards of both Hale and Hearty Soups and the International Advertising Association and currently serves as a senior advisor to Powell Communications, a boutique public relations firm based in New York. Alison holds a B.A. in English and Politics from the University of York. We believe Ms. Burns’ significant management and business experience makes her well qualified to serve as a member of the Twin Ridge Board.

Paul Henrys serves as director on the Twin Ridge Board. Mr. Henrys has over 25 years in finance, strategy and supply chain. Mr. Henrys is currently Chief Financial Officer of Feeding America, the nation’s largest hunger relief organization, where he leads finance and strategic planning. Mr. Henrys also serves as Treasurer of the Feeding America Board of Directors. Prior to joining Feeding America in 2013, Mr. Henrys spent eight years from 2004 to 2013 in finance and strategy at US Foods, a leading foodservice distributor. Mr. Henrys most recent role at US Foods was Senior Vice President of Financial Planning and Analysis. Mr. Henrys also has five years of experience in the supply chain technology industry, where he successfully managed several consulting projects from 1999 to 2004. Mr. Henrys began his career in strategy consulting, with a firm now known as Oliver Wyman from 1994 to 1999, where he managed project teams to identify and successfully implement supply chain and strategic business opportunities. Mr. Henrys serves on the board of directors of the Global Food Banking Network and is the finance committee chair. Mr. Henrys has a B.A. from Harvard University. We believe Mr. Henrys’ significant management and business experience makes him well qualified to serve as a member of the Twin Ridge Board.
Gary Pilnick serves as a director of the Twin Ridge Board. Mr. Pilnick is a corporate development and legal executive with over 30 years of experience, with over 20 years in the food and consumer products industries. Mr. Pilnick joined Kellogg Company in 2000. Mr. Pilnick has served as the Vice Chairman, Corporate Development and Chief Legal Officer of the Kellogg Company since 2016 and is a member of the executive committee. Mr. Pilnick was recently named the Chief Executive Officer designate of the announced spin off of Kellogg’s North American Cereal Business, which is expected to occur in Q4 2023. Prior to his current role, Mr. Pilnick served as the Senior Vice President, General Counsel and Secretary of Kellogg Company, responsible for corporate development, legal and compliance, and internal audit around the globe, a role he assumed in 2004 after joining in 2000. Mr. Pilnick’s other experience includes leadership roles at Sara Lee Corporation from 1997 to 2000, where he ultimately served as Vice President and Chief Counsel, Sara Lee Branded Apparel, and Specialty Foods Corporation where he served as Vice President and Chief Corporate Counsel from 1995 to 1997. Prior to this, Mr. Pilnick practiced law at the Jenner and Block in their Chicago and Tokyo offices from 1989 to 1995. Mr. Pilnick holds a B.A. in Government and Business from Lafayette College, and a J.D. from Duke University School of Law. We believe Mr. Pilnick’s significant management and business experience makes him well qualified to serve as a member of the Twin Ridge Board.
Industry Advisors
Twin Ridge has assembled a large and highly accomplished team of Industry Advisors, each of whom invested in the Sponsor, to assist Twin Ridge in the sourcing, evaluation, due diligence, deal execution and value-creation strategies of prospective business combination partners. With their in-depth industry knowledge, extensive domain and transaction experience and exceptionally broad professional networks, the Industry Advisors are important partners to the Twin Ridge management team. Twin Ridge believes the experience of the Industry Advisors is a differentiating element in its approach and magnifies the breadth and depth of industry sectors where Twin Ridge has expertise. Unlike Twin Ridge’s management team, the Industry Advisors are not responsible for managing Twin Ridge’s day-to-day affairs and have no authority to engage in substantive discussions with a business combination target on Twin Ridge’s behalf. The Industry Advisors, each of whom invested in the Sponsor, are not paid but may be reimbursed for any out-of-pocket expenses related to identifying, investigating, negotiating and completing an initial business combination. Twin Ridge has not currently entered into any formal arrangements or agreements with the Industry Advisors to provide services to Twin Ridge and the Industry Advisors have no fiduciary obligations to present business opportunities to Twin Ridge.
Number and Terms of Office of Officers and Directors
The Twin Ridge Board currently comprises of six directors. The Twin Ridge Board is divided into three classes, with only one class of directors being elected in each year, and with each class (except for those directors appointed prior to our first annual meeting of shareholders) serving a three-year term. In accordance with the NYSE corporate governance requirements, we are not required to hold an annual meeting until one year after our first fiscal year end following our listing on the NYSE. The term of office of the first class of directors, consisting of Ms. Burns and Mr. Henrys, will expire at our first annual meeting of shareholders. The term of office of the second class of directors, consisting of Mr. Pilnick and Mr. Toler, will expire at our second annual meeting of shareholders. The term of office of the third class of directors, consisting of Mr. Morey and Mr. Russell, will expire at our third annual meeting of shareholders.
Prior to the completion of an initial business combination, any vacancy on the Twin Ridge Board may be filled by a nominee chosen by holders of a majority of our Founder Shares. In addition, prior to the completion of an initial business combination, holders of a majority of our Founder Shares may remove a member of the Twin Ridge Board for any reason.

Pursuant to the Existing Registration and Shareholder Rights Agreement entered into on or prior to the closing of our IPO, the Sponsor, upon and following consummation of an initial business combination, will be entitled to nominate three individuals for election to the Twin Ridge Board, as long as the Sponsor holds any securities covered by the Existing Registration and Shareholder Rights Agreement.
Our officers are appointed by the board of directors and serve at the discretion of the board of directors, rather than for specific terms of office. The Twin Ridge Board is authorized to appoint persons to the offices set forth in our Existing Organizational Documents as it deems appropriate. Our Existing Organizational Documents provide that our officers may consist of one or more chairman of the board, chief executive officer, president, chief financial officer, vice presidents, secretary, treasurer and such other offices as may be determined by the Twin Ridge Board.
Director Independence
The NYSE listing standards require that a majority of our board of directors be independent. The Twin Ridge Board has determined that Mr. Toler, Ms. Burns, Mr. Henrys and Mr. Pilnick are “independent directors” as defined in the NYSE listing standards. Our independent directors will have regularly scheduled meetings at which only independent directors are present.
Executive Officer and Director Compensation
None of our executive officers or directors have received any cash compensation for services rendered to us. Commencing on the date that our securities are first listed on the NYSE through the earlier of consummation of our initial business combination and our liquidation, we will reimburse our Sponsor or an affiliate of our Sponsor for office space, secretarial and administrative services provided to us in the amount of $10,000 per month. Pursuant to our Administrative Services Agreement we may make payments or reimbursements to our Sponsor or their respective affiliates, for the reasonable salaries and other allocable costs of their employees or consultants, who may include our officers, Industry Advisors or directors. In addition, our sponsor, executive officers, Industry Advisors, directors or their respective affiliates will be reimbursed for any out-of-pocket expenses incurred in connection with activities on our behalf such as identifying potential target businesses and performing due diligence on suitable business combinations. Our audit committee will review on a quarterly basis all payments that were made by us to our sponsor, executive officers, Industry Advisors, directors or their affiliates. Any such payments prior to an initial business combination will be made using funds held outside the Trust Account. Other than quarterly audit committee review of such reimbursements, we do not expect to have any additional controls in place governing our reimbursement payments to our directors and executive officers for their out-of-pocket expenses incurred in connection with our activities on our behalf in connection with identifying and consummating an initial business combination.
Committees of the Board of Directors
The Twin Ridge Board has three standing committees: an audit committee, a nominating committee and a compensation committee. Subject to phase-in rules and a limited exception, the rules of the NYSE and Rule 10A-3 of the Exchange Act require that the audit committee of a listed company be comprised solely of independent directors. Subject to phase-in rules and a limited exception, the rules of the NYSE require that the compensation committee and the nominating committee of a listed company be comprised solely of independent directors.
Audit Committee
Ms. Burns, Mr. Henrys and Mr. Pilnick serve as members of our audit committee. The Twin Ridge Board has determined that Ms. Burns, Mr. Henrys and Mr. Pilnick are independent under the NYSE listing standards and applicable SEC rules. Mr. Henrys will serve as the Chairman of the audit committee.
Under the NYSE listing standards and applicable SEC rales, all the directors on the audit committee must be independent. Each member of the audit committee is financially literate and the Twin Ridge Board has determined that Mr. Henrys qualifies as an “audit committee financial expert” as defined in applicable SEC rales.
The audit committee is responsible for:
•	meeting with our independent registered public accounting firm regarding, among other issues, audits, and adequacy of our accounting and control systems;
•	monitoring the independence of the independent registered public accounting firm;

•	verifying the rotation of the lead (or coordinating) audit partner having primary responsibility for the audit and the audit partner responsible for reviewing the audit as required by law;
•	inquiring and discussing with management our compliance with applicable laws and regulations;
•	pre-approving all audit services and permitted non-audit services to be performed by our independent registered public accounting firm, including the fees and terms of the services to be performed;
•	appointing or replacing the independent registered public accounting firm;
•
determining the compensation and oversight of the work of the independent registered public accounting firm (including resolution of disagreements between management and the independent registered public accounting firm regarding financial reporting) for the purpose of preparing or issuing an audit report or related work;

•
establishing procedures for the receipt, retention and treatment of complaints received by us regarding accounting, internal accounting controls or reports which raise material issues regarding our financial statements or accounting policies;

•
monitoring compliance on a quarterly basis with the terms of our IPO and, if any noncompliance is identified, immediately taking all action necessary to rectify such noncompliance or otherwise causing compliance with the terms of our IPO; and

•
reviewing and approving all payments made to our existing shareholders, executive officers or directors and their respective affiliates. Any payments made to members of our audit committee will be reviewed and approved by the Twin Ridge Board, with the interested director or directors abstaining from such review and approval.

Nominating Committee
Ms. Burns, Mr. Henrys and Mr. Pilnick serve as members of our nomination committee, and Mr. Pilnick serves as chairman of the nominating committee. Under the NYSE listing standards, we are required to have a nominating committee composed entirely of independent directors. The Twin Ridge Board has determined that Ms. Burns, Mr. Henrys and Mr. Pilnick are independent under the NYSE listing standards.
The nominating committee is responsible for overseeing the selection of persons to be nominated to serve on the Twin Ridge Board. The nominating committee considers persons identified by its members, management, shareholders, investment bankers and others.
Guidelines for Selecting Director Nominees
The guidelines for selecting nominees, which are specified in a charter adopted by us, generally will provide that persons to be nominated:
•	should have demonstrated notable or significant achievements in business, education or public service;
•
should possess the requisite intelligence, education and experience to make a significant contribution to the board of directors and bring a range of skills, diverse perspectives and backgrounds to its deliberations; and

•	should have the highest ethical standards, a strong sense of professionalism and intense dedication to serving the interests of the shareholders.
The nominating committee will consider a number of qualifications relating to management and leadership experience, background and integrity and professionalism in evaluating a person’s candidacy for membership on the Twin Ridge Board. The nominating committee may require certain skills or attributes, such as financial or accounting experience, to meet specific board needs that arise from time to time and will also consider the overall experience and makeup of its members to obtain a broad and diverse mix of board members. The nominating committee does not distinguish among nominees recommended by shareholders and other persons.
Compensation Committee
Ms. Burns, Mr. Henrys and Mr. Pilnick serve as members of the compensation committee, and Ms. Burns serves as chairperson of the compensation committee.

Under the NYSE listing standards, we are required to have a compensation committee composed entirely of independent directors. The Twin Ridge Board has determined that Ms. Burns, Mr. Henrys and Mr. Pilnick are independent under the NYSE listing standards.
We adopted a compensation committee charter, which details the principal functions of the compensation committee, including:
•
reviewing and approving on an annual basis the corporate goals and objectives relevant to our executive officers’ performance in light of such goals and objectives and determining and approving the remuneration (if any) of each of our executive officers based on such evaluation;

•	reviewing and approving the compensation of all of our other Section 16 executive officers;
•	reviewing our executive compensation policies and plans;
•	implementing and administering our incentive compensation equity-based remuneration plans;
•	assisting management in complying with our proxy statement and annual report disclosure requirements;
•	approving all special perquisites, special cash payments and other special compensation and benefit arrangements for our executive officers and employees;
•	producing a report on executive compensation to be included in our annual proxy statement; and
•	reviewing, evaluating and recommending changes, if appropriate, to the remuneration for directors.
The charter also provides that the compensation committee may, in its sole discretion, retain or obtain the advice of a compensation consultant, legal counsel or other adviser and is directly responsible for the appointment, compensation and oversight of the work of any such adviser. However, before engaging or receiving advice from a compensation consultant, external legal counsel or any other adviser, the compensation committee will consider the independence of each such adviser, including the factors required by the NYSE and the SEC.
Compensation Committee Interlocks and Insider Participation
None of our directors who serve as members of our compensation committee currently serves, or has at any time in the past year served, as a member of the compensation committee of any entity that has one or more executive officers serving on the Twin Ridge Board.
Code of Ethics
We adopted a Code of Ethics applicable to our directors, officers and employees (the “Code of Ethics”). A copy of the Code of Ethics will be provided without charge upon written request to our principal executive offices. We intend to disclose any amendments to or waivers of certain provisions of our Code of Ethics in a Current Report on Form 8-K.
Limitation on Liability and Indemnification of Officers and Directors
Cayman Islands law does not limit the extent to which a company’s memorandum and articles of association may provide for indemnification of officers and directors, except to the extent any such provision may be held by the Cayman Islands courts to be contrary to public policy, such as to provide indemnification against willful default, willful neglect, civil fraud or the consequences of committing a crime. The Existing Organizational Documents provide for indemnification of our officers and directors to the maximum extent permitted by law, including for any liability incurred in their capacities as such, except through their own actual fraud, willful default or willful neglect. We will enter into agreements with our directors and officers to provide contractual indemnification in addition to the indemnification provided for in the Existing Organizational Documents. We have purchased a policy of directors’ and officers’ liability insurance that insures our officers and directors against the cost of defense, settlement or payment of a judgment in some circumstances and insures us against our obligations to indemnify our officers and directors.
Our officers and directors have agreed to waive any right, title, interest or claim of any kind in or to any monies in the Trust Account, and have agreed to waive any right, title, interest or claim of any kind they may have in the future as a result of, or arising out of, any services provided to us and will not seek recourse against the Trust Account for any reason whatsoever (except to the extent they are entitled to funds from the Trust Account due to their ownership of Public Shares). Accordingly, any indemnification provided will only be able to be satisfied by us if (i) we have sufficient funds outside of the Trust Account or (ii) we consummate an initial business combination.

Our indemnification obligations may discourage shareholders from bringing a lawsuit against our officers or directors for breach of their fiduciary duty. These provisions also may have the effect of reducing the likelihood of derivative litigation against our officers and directors, even though such an action, if successful, might otherwise benefit us and our shareholders. Furthermore, a shareholder’s investment may be adversely affected to the extent we pay the costs of settlement and damage awards against our officers and directors pursuant to these indemnification provisions.
We believe that these provisions, the insurance and the indemnity agreements are necessary to attract and retain talented and experienced officers and directors.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND
RESULTS OF OPERATIONS OF TWIN RIDGE
References to “Twin Ridge”, “our”, “us” or “we” refer to Twin Ridge Capital Acquisition Corp. prior to the consummation of the Business Combination. The following discussion and analysis of Twin Ridge’s financial condition and results of operations should be read in conjunction with Twin Ridge’s unaudited condensed financial statements and the notes to those statements included in this proxy statement/prospectus. Certain information contained in the discussion and analysis set forth below includes forward-looking statements that involve risks and uncertainties. Our actual results may differ materially from those anticipated in these forward-looking statements as a result of many factors. Please see “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in this proxy statement/prospectus.
Overview
We are a blank check company incorporated on January 7, 2021 as a Cayman Islands exempted company for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar business combination with one or more businesses or entities. On March 6, 2023, we held an Extension Meeting to amend our amended and restated memorandum and articles of association to extend the date by which we have to consummate a business combination. In connection with that vote, the holders of 15,042,168 Class A ordinary shares of the Company properly exercised their right to redeem their shares for an aggregate redemption amount of approximately $153,567,547 or $10.21 per share. After the satisfaction of such redemptions and receipt of the initial deposit of $480,000 to the Trust Account, the balance in the Trust Account was approximately $64,457,034. As of August 14, 2023, the balance in the Trust Account was approximately $66,382,466.
We intend to effectuate our initial business combination using cash from the proceeds of our IPO and the private placement of the Private Placement Warrants, the proceeds of the sale of our shares in connection with our initial business combination (pursuant to forward purchase agreements or backstop agreements we may enter into following the consummation of our IPO or otherwise), shares issued to Carbon Revolution’s shareholders, debt issued to bank or other lenders or Carbon Revolution’s shareholders, or a combination of the foregoing or other sources.
The issuance of additional shares in a business combination:
•
may significantly dilute the equity interest of investors in our IPO, which dilution would increase if the anti-dilution provisions in the Twin Ridge Class B Ordinary Shares resulted in the issuance of Twin Ridge Class A Ordinary Shares on a greater than one-to-one basis upon conversion of the Twin Ridge Class B Ordinary Shares;

•	may subordinate the rights of holders of Twin Ridge Class A Ordinary Shares if preference shares are issued with rights senior to those afforded our Twin Ridge Class A Ordinary Shares;
•
could cause a change in control if a substantial number of our Twin Ridge Class A Ordinary Shares are issued, which may affect, among other things, our ability to use our net operating loss carry forwards, if any, and could result in the resignation or removal of our present officers and directors;

•	may have the effect of delaying or preventing a change of control of us by diluting the share ownership or voting rights of a person seeking to obtain control of us;
•	may adversely affect prevailing market prices for our Twin Ridge Units, Twin Ridge Class A Ordinary Shares and/or Warrants; and
•	may not result in adjustment to the exercise price of our Warrants.
Similarly, if we issue debt or otherwise incur significant debt, it could result in:
•	default and foreclosure on our assets if our operating revenues after an initial business combination are insufficient to repay our debt obligations;
•
acceleration of our obligations to repay the indebtedness even if we make all principal and interest payments when due if we breach certain covenants that require the maintenance of certain financial ratios or reserves without a waiver or renegotiation of that covenant;

•	our immediate payment of all principal and accrued interest, if any, if the debt is payable on demand;

•	our inability to obtain necessary additional financing if the debt contains covenants restricting our ability to obtain such financing while the debt is outstanding;
•	our inability to pay dividends on our Twin Ridge Class A Ordinary Shares;
•
using a substantial portion of our cash flow to pay principal and interest on our debt, which will reduce the funds available for dividends on our Twin Ridge Class A Ordinary Shares if declared, expenses, capital expenditures, acquisitions and other general corporate purposes;

•	limitations on our flexibility in planning for and reacting to changes in our business and in the industry in which we operate;
•	increased vulnerability to adverse changes in general economic, industry and competitive conditions and adverse changes in government regulation; and
•
limitations on our ability to borrow additional amounts for expenses, capital expenditures, acquisitions, debt service requirements, execution of our strategy and other purposes and other disadvantages compared to our competitors who have less debt.

We expect to continue to incur significant costs in the pursuit of our initial business combination. We cannot assure you that our plans to complete a business combination will be successful.
Proposed Business Combination
On November 29, 2022, Twin Ridge, Carbon Revolution, MergeCo and Merger Sub entered into the Business Combination Agreement, and on November 30, 2022, Twin Ridge, Carbon Revolution and MergeCo entered into the Scheme Implementation Deed. The Business Combination Agreement and the Scheme Implementation Deed contain customary representations, warranties, and covenants by the parties thereto and the closing is subject to certain conditions as further described therein. In connection with the Business Combination Agreement and the Scheme Implementation Deed, we also entered into the Sponsor Side Letter. See “Certain Relationships and Related Person Transactions”.
Results of Operations
Our entire activity since inception up to June 30, 2023 relates to our formation, our initial public offering and, since the closing of our initial public offering, a search for a business combination candidate. We will not be generating any operating revenues until the closing and completion of our initial business combination, at the earliest.
For the three months ended June 30, 2023, we had net income of $166,759, which was comprised of change in fair value of warrants of $187,896 and trust interest income of $781,166, offset by operating costs of $795,409 and change in fair value of commitment fee shares of $6,894.
For the three months ended June 30, 2022, we had net income of $1,961,960, which was comprised of change in fair value of warrants of $1,967,243, and trust interest income of $227,211, offset by operating costs of $232,494.
For the six months ended June 30, 2023, we had net income of $43,577, which was comprised of trust interest income of $2,637,379, offset by change in fair value of warrants of $307,831, operating costs of $2,276,267 and change in fair value of commitment fee shares of $9,704.
For the six months ended June 30, 2022, we had net income of $5,929,773, which was comprised of change in fair value of warrants of $6,133,100, and trust interest income of $232,467, offset by operating costs of $435,794.
Going Concern and Liquidity
As of June 30, 2023, Twin Ridge had approximately $130,000 in its operating bank account and working capital deficit of approximately $6.2 million.
Until the consummation of a business combination, Twin Ridge will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the business combination.
We may need to raise further additional capital through loans or additional investments from the Sponsor, shareholders, officers, directors, or third parties. Our officers, directors and Sponsor may, but are not obligated to, loan us funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet our working capital needs. Accordingly, we may not be able to obtain additional financing. If we are unable to raise additional capital, we may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. We cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
We have until September 8, 2023 to consummate an initial business combination. It is uncertain that we will be able to consummate an initial business combination by September 8, 2023. If an initial business combination is not consummated by the liquidation date, there will be a mandatory liquidation and subsequent dissolution. Additionally, it is uncertain that we will have sufficient liquidity to fund our working capital needs through September 8, 2023 (or, through March 8, 2024, if up to six additional monthly extensions thereafter are approved by the Twin Ridge Board). Management has determined that the liquidity condition and mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raise substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after September 8, 2023.
On March 10, 2023, Twin Ridge issued the Promissory Note to Carbon Revolution. The Promissory Note does not bear interest and matures upon closing of the Company’s initial business combination. In the event that the Company does not consummate a business combination, the Promissory Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the Promissory Note will be deposited in the Trust Account. As of June 30, 2023, there was $640,000 outstanding under the Promissory Note. As of August 16, 2023, Twin Ridge has drawn an additional $320,000 under the Promissory Note for two monthly extensions through September 8, 2023.
Critical Accounting Policies and Estimates
The preparation of the unaudited condensed financial statements in conformity with U.S. GAAP requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the unaudited condensed financial statements and the reported amounts of expenses during the reporting period. Actual results could differ from those estimates. We have identified the following as our critical accounting policies:
Ordinary Shares Subject to Possible Redemption
All of the 21,308,813 Twin Ridge Class A Ordinary Shares sold as part of Twin Ridge Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with Twin Ridge’s liquidation if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Existing Organizational Documents. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of Twin Ridge require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Twin Ridge Class A Ordinary Shares has been classified outside of permanent equity.
Twin Ridge recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
In connection with that vote, the holders of 15,042,168 Twin Ridge Class A ordinary shares properly exercised their right to redeem their shares for an aggregate redemption amount of approximately $153,567,547 or $10.21 per share.
Net Income Per Ordinary Share
Twin Ridge has two classes of shares, which are referred to as Twin Ridge Class A Ordinary Shares and Twin Ridge Class B Ordinary Shares. Earnings and losses are shared pro rata between the two classes of shares. The 12,210,780 potential ordinary shares for outstanding warrants to purchase Twin Ridge’s shares were excluded from diluted earnings per share for the three and six months ended June 30, 2023 and 2022 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods.

Warrant Liabilities
Twin Ridge accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to Twin Ridge Class A Ordinary Shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statement of operations. The initial fair value of the Private Placement Warrants and Public Warrants were estimated using a discounted cash flow model.
Derivative Financial Instruments
Twin Ridge evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Standby Equity Purchase Agreement
Twin Ridge accounts for the Equity Purchase Agreement as either equity-classified or liability-classified instruments based on an assessment of the agreement’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the Equity Purchase Agreement is a freestanding financial instrument pursuant to ASC 480, meets the definition of a liability pursuant to ASC 480, and whether the Equity Purchase Agreement meets all of the requirements for equity classification under ASC 815, including whether the Equity Purchase Agreement is indexed to Twin Ridge’s Class A Ordinary Shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at date of the agreement and as of each subsequent quarterly period end date while the Equity Purchase Agreement is outstanding. For an agreement that meets all of the criteria for equity classification, the Equity Purchase Agreement would be required to be recorded as a component of additional paid-in capital at the time of issuance.
For an agreement that does not meet all the criteria for equity classification, the Equity Purchase Agreement would be required to be recorded at its initial fair value on the date of issuance. The fair value of the Equity Purchase Agreement is remeasured at each balance sheet date with the change in the estimated fair value of the Equity Purchase Agreement recognized as a non-cash gain or loss on the statements of operations. Twin Ridge has analyzed the Equity Purchase Agreement and determined it is considered to be a freestanding instrument and does not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480.
Commitment Fee Shares Liability
In connection with the Equity Purchase Agreement, Twin Ridge agreed to issue Yorkville Advisors 15,000 Twin Ridge Class A Ordinary Shares upon consummation of the initial business combination. Twin Ridge recorded the fair value of the commitment fee shares liability on the balance sheets and the related expense on its condensed statements of operations. The initial fair value of the commitment fee shares liability was estimated using a discounted cash flow model.
Off-Balance Sheet Arrangements
As of June 30, 2023, we did not have any off-balance sheet arrangements as defined in Item 303(a)(4)(ii) of Regulation S-K.

JOBS Act
The JOBS Act contains provisions that, among other things, relax certain reporting requirements for qualifying public companies. We will qualify as an “emerging growth company” and under the JOBS Act will be allowed to comply with new or revised accounting pronouncements based on the effective date for private (not publicly traded) companies. We are electing to delay the adoption of new or revised accounting standards, and as a result, we may not comply with new or revised accounting standards on the relevant dates on which adoption of such standards is required for non-emerging growth companies. As a result, our financial statements may not be comparable to companies that comply with new or revised accounting pronouncements as of public company effective dates.
Additionally, we are in the process of evaluating the benefits of relying on the other reduced reporting requirements provided by the JOBS Act. Subject to certain conditions set forth in the JOBS Act, if, as an “emerging growth company,” we choose to rely on such exemptions we may not be required to, among other things, (i) provide an auditor’s attestation report on our system of internal controls over financial reporting pursuant to Section 404 of the Sarbanes-Oxley Act, (ii) provide all of the compensation disclosure that may be required of non-emerging growth public companies under the Dodd-Frank Wall Street Reform and Consumer Protection Act, (iii) comply with any requirement that may be adopted by the PCAOB regarding mandatory audit firm rotation or a supplement to the auditor’s report providing additional information about the audit and the financial statements (auditor discussion and analysis) and (iv) disclose certain executive compensation related items such as the correlation between executive compensation and performance and comparisons of the principal executive officer’s compensation to median employee compensation. These exemptions will apply for a period of five years following the completion of our IPO or until we are no longer an “emerging growth company,” whichever is earlier.

MANAGEMENT OF MERGECO FOLLOWING THE BUSINESS COMBINATION
References in this section to “we”, “our”, “us” and the “Company” generally refer to Carbon Revolution and its consolidated subsidiaries prior to the Business Combination and to the Post-Combination Company and its consolidated subsidiaries after giving effect to the Business Combination.
Management and Board of Directors
The following sets forth certain information, as of    , 2023, concerning the persons who are expected to serve as executive officers and members of the MergeCo Board following the consummation of the Business Combination. The director-nominees below will be appointed to the MergeCo Board effective as of the Closing Date, except for the appointment of Jacob Dingle as a director and principal executive officer and the appointment of Gerard Buckle as principal financial officer and principal accounting officer, which appointments took effect on December 22, 2022 (and will remain effective until the subsequent appointment of another individual or until the Closing Date, whichever is earlier). Ronan Donohoe and Rolando Ebuna have served as directors of the MergeCo Board and are expected to resign upon Closing. The MergeCo Amended and Restated Memorandum and Articles of Association will provide that the MergeCo Board shall have three classes of directors with the directors of each class serving staggered three-year terms. Class I directors shall serve a term expiring at MergeCo’s 2024 annual meeting of shareholders, Class II directors shall serve a term expiring at MergeCo’s 2025 annual meeting of shareholders and Class III directors shall serve a term expiring at MergeCo’s 2026 annual meeting of shareholders.
Name	Age	Position	Class
Director Nominees
Mark Bernhard	59	Class II Director
Lucia Cade	56	Class II Director
Jacqueline A. Dedo	62	Class I Director*
Jacob Dingle	52	Class III Director
James Douglas	56	Class III Director
Burt Jordan	56	Class II Director*
Robert A. Lutz	91	Class III Director*
Matti Masanovich	51	Class I Director*
Dale McKee	63	Class I Director

Executive Officers
Jacob Dingle	52	Chief Executive Officer and Director
Gerard Buckle	54	Chief Financial Officer
David French	61	Vice President Operations
Ashley Denmead	41	Chief Technology Officer
Jesse Kalkman	55	Director of Sales and Business Development
David Nock	50	General Counsel and Company Secretary
*	Selected from a list of director candidates mutually agreed between Carbon Revolution and Twin Ridge.
Information about Anticipated Executive Officers and Directors Upon the Closing
Director Nominees
Mark Bernhard. Mr. Bernhard has served as a director of Carbon Revolution since June 2019. He has been as a non-executive director of Bapcor Limited (ASX:BAP) since March 2022, and a director of Healthy Male, a non-profit organization, since August 2020, and chairs its Audit and Risk Committee. He previously worked at General Motors for over 32 years, including as the Chairman and Managing Director of General-Motors Holden Australia from July 2015 to August 2018, and as the Chief Financial Officer and Vice President of Shanghai-GM from November 2011 to June 2015. Mr. Bernhard holds a Bachelor of Business (Accounting) from Monash University and a Master of Business Administration from Deakin University. He has studied Transformational Management at Stanford University and is a graduate of the Australian Institute of Company Directors. Mr. Bernhard is an experienced executive, leveraging his skills in mergers and acquisitions, significant technological changes, and adverse business conditions.

Lucia Cade. Ms. Cade has served as a director of Carbon Revolution since August 2018. She currently also serves on the boards of South East Water as Chair; Paintback as Chair; and Urban Utilities, Future Fuels Co-operative Research Center, Engineers Australia, and Methodist Ladies College. Ms. Case previously served as a director of FLAIM Systems Pty Ltd from 2020 to 2022; Regional Investment Corporation from 2018 to 2021; PuriflOH Limited from 2018 to 2019; Energy Pipelines Co-operative Research from 2015 to 2019; Western Water Corporation from 2005 to 2010, and from 2012 to 2015 as Chair; and Australian Water Association from 2007 to 2014. Ms. Cade holds a Bachelor of Civil Engineering, a Bachelor of Economics, and Master of Engineering Science all from Monash University, and a Master of Business Administration from the Melbourne Business School. Ms. Cade is a Fellow of Engineers Australia and Fellow of Australian Institute of Company Directors. Ms. Cade brings to the MergeCo Board significant board and executive experience that spans various industries, including utilities, manufacturing, and energy research and investment.
Jacqueline A. Dedo. Ms. Dedo intends to serve as a director of the MergeCo Board effective upon the closing of the Business Acquisition. Since May 2015, Ms. Dedo has served as a co-founder of Aware Mobility LLC, which is focused on the development, investing, partnering and application of both electrified propulsion and connectivity tools, platforms and applications. Prior to May 2015, Ms. Dedo served as President of Piston Group and held various positions with Dana Holding Corp, The Timken Company, Motorola, Covisint LLC, Robert Bosch Corporation and Cadillac Motor Car Company. Ms. Dedo received a Bachelor of Science degree in Electrical Engineering from Kettering University. Ms. Dedo serves as a member of the board of directors of Li-Cycle Holdings Corp. (NYSE: LICY) since August 2022 and Workhourse Group Inc. (Nasdaq: WKHS) since May 2020. Ms. Dedo brings to the MergeCo Board over 30 years of global automotive, off highway, industrial and aftermarket experience.
Jacob Dingle. Mr. Dingle started at Carbon Revolution as one of the initial investors and founders and has served as the Chief Executive Officer since 2012. Mr. Dingle has served as a director of Carbon Revolution since November 2008 and served as its Executive Chairman from 2010 to 2012. Prior to helping found Carbon Revolution, he served as Head of M&A and Corporate Development at Goodman Fielder from 2005 until 2010, and has also held consultant and managerial positions at Boston Consulting Group, L.E.K Consulting, and Tenix Defence Systems. Mr. Dingle holds a Mechanical Engineering Degree from RMIT University and a Master of Business Administration from the Melbourne Business School. He also is a graduate of the Australian Institute of Company Directors. Mr. Dingle brings his background in engineering, operations, strategy, and M&A, along with his founder experience, to all facets of the Company.
James Douglas. Mr. Douglas has served as a director of Carbon Revolution since November 2011 and as its Chairman since 2012. Mr. Douglas has been a Partner of Co:Act Capital since February 2022. He previously served as an Investment Director & Venture Partner of Acorn Capital Ltd from February 2018 to February 2023. He is a non-executive director of Export Finance Australia since 2020. Prior to his involvement in venture capital, he held a number of senior management roles at investment banks, including as Co-Head of Global Banking at Citi (Australia) from 2007 to 2010 and as Global Head of Consumer Products for Merrill Lynch (New York) from 2004 to 2006. Mr. Douglas holds a Bachelor of Law and a Bachelor of Science from Melbourne University. He also is a graduate of the Australian Institute of Company Directors. Mr. Douglas brings to the MergeCo Board over 25 years of experience in investment banking and venture capital in Australia and the United States.
Burt Jordan. Mr. Jordan intends to serve as a director of the MergeCo Board effective upon the closing of the Business Acquisition. Mr. Jordan has served as the President and a director of Atlantic Coastal Acquisition Corp. since December 2020 and as the President and a director of Atlantic Coastal Acquisition Corp. II since December 2020. Previously, Mr. Jordan was an executive at Ford Motor Company from 1999 until 2020, where he most recently served as Vice President of Global Purchasing Operations and Supply Chain Sustainability. In this role, Mr. Jordan drove strategy transformation, growth and efficiencies through program delivery, purchasing strategy and supply chain sustainability. He has served as a non-executive director of Xos, Inc. (Nasdaq: XOS) since August 2021 and ABC Technologies (TSX: ABCT) since November 2021. Mr. Jordan holds a Bachelor's degree in Business Administration from Alma College in Michigan. He was also appointed to the United States Air Force Academy. Mr. Jordan brings to the MergeCo Board extensive management, supply chain and global leadership experience.
Robert A. Lutz. Mr. Lutz intends to serve as a director of the MergeCo Board effective upon the closing of the Business Acquisition. Mr. Lutz has been President and Chief Executive Officer of Lutz Communications since May 2010. Prior to Lutz Communications, Mr. Lutz held various positions at General Motors from September 2001 through December 2009 and served in an advisory capacity thereafter until he retired in May 2010, including, among other positions, Vice Chairman of Product Development, Chairman of General Motors North America and Vice

Chairman, Marketing and Communications. Mr. Lutz also served as Chairman and Chief Executive Officer of Exide Technologies from 1998 until 2002 and served on its board of directors until May 2004. Prior to his service at Exide Technologies, Mr. Lutz served in a variety of positions at Chrysler between 1986 and 1998, including as President and Chief Operating Officer, and at Ford Motor Company between 1974 and 1986. Mr. Lutz holds a Bachelor degree in Production Management from the University of California-Berkeley in 1961 and a Master's degree in Marketing from the University of California-Berkeley in 1962. Mr. Lutz brings to the MergeCo Board significant board and executive experience in the automotive industry.
Matti Masanovich. Mr. Masanovich intends to serve as a director of the MergeCo Board effective upon the closing of the Business Acquisition. Mr. Masanovich has served as Senior Vice President and Chief Financial Officer of Catalent since July 2023. Prior to joining Catalent, Mr. Masanovich served as Executive Vice President and Chief Financial Officer of Tenneco Automotive from August 2020 until November 2022. Prior to joining Tenneco Automotive, Mr. Masanovich was Chief Financial Officer of Superior Industries International, Inc. between September 2018 and August 2020. Previously, he was with General Cable Corporation, serving from November 2016 to July 2018 as Senior Vice President and Chief Financial Officer. Prior to that, Mr. Masanovich served in various senior finance and accounting roles at Tier 1 automotive suppliers such as International Automotive Components, and Aptiv (formerly Delphi). Mr. Masanovich holds a Bachelor of Commerce and Masters of Business Administration from the University of Windsor. He was also previously a chartered accountant with the Canadian Institute of Chartered Accountants. Mr. Masanovich brings to the MergeCo Board extensive management and finance and accounting experience.
Dale McKee. Mr. McKee has served as a director of Carbon Revolution since September 2018. Mr. McKee serves as director, honorary treasurer, and chair of the Audit and Risk Committee of Museums Board of Victoria, and as Trustee of the Marion and EH Flack Trust. He previously served as a senior partner at PricewaterhouseCoopers from 1993 to 2018. Mr. McKee is a former member of the Australian Auditing Standards Board. He holds a Bachelor of Business from Federation University and is a Fellow of the Institute of Chartered Accountants in Australia and New Zealand. Mr. McKee brings to the MergeCo Board extensive experience with respect to audit, accounting, corporate governance, risk management, and capital markets matters.
Executive Officers
Jacob Dingle. See “—Director Nominees”.
Gerard Buckle. Mr. Buckle has served as the Chief Financial Officer of Carbon Revolution since September 2019. From December 2015 to September 2019, he served as General Manager Southern Region for Incitec Pivot Fertilisers (a division of Incitec Pivot Ltd) and General Manager of Finance and Investor Relations for Incitec Pivot Ltd. He previously served as Chief Financial Officer at Olex Australia Pty Ltd, Orica Chemnet (a division of Orica Australia Pty Ltd) and Jetstar Airways Pty Ltd. Mr. Buckle is a chartered accountant in Australia, with a Bachelor of Business from Ballarat University and a Graduate Diploma of Applied Finance from the Financial Services Institute of Australia.
Ashley Denmead. Dr. Denmead is a founder of Carbon Revolution and an experienced executive with 18 years of experience developing and commercializing the technology to bring carbon fiber wheels to the automotive market. In the last five years, Dr. Denmead has maintained a position on the Carbon Revolution executive team, including as Engineering and Design Director and more recently becoming the Chief Technology Officer. During this period, he has been responsible for the company’s product design and technology direction. Dr. Denmead holds a Bachelor in Mechanical Engineering and Computer Science and a Doctor of Philosophy in Composite Materials both from Deakin University.
David French. Mr. French has served as the Vice President Operations since January 2022. He is a globally experienced automotive executive with extensive background in business planning and strategy, vehicle program delivery, product development systems and manufacturing leadership. From February 1984 to April 2019, Mr. French previously held senior management roles at Ford Motor Company of Australia Pty Ltd, including Programs Director, Commercials Vehicle Asia, Pacific and Africa. Mr. French also served as a director of Ford Motor Company of Australia Pty Ltd. He was a member of the PAC Group (USA), an advisory board with a special interest in business alliance development, from September 2020 to January 2022. Mr. French holds a Bachelor of Mechanical Engineering degree from the University of Adelaide.

Jesse Kalkman. Mr. Kalkman has served as Director of Sales and Business Development since August 2022. Mr. Kalkman is an experienced sales executive with over 30 years in the automotive industry at multiple Tier 1 automotive suppliers varying in size and products manufactured. He began his career in engineering and program management prior to transitioning to sales where he has spent the last 15 years in various roles. Mr. Kalkman served as Vice President, Global Sales and Marketing at Nexteer Automotive from October 2016 to December 2018, and then as Vice President and Chief Strategy Officer from January 2019 to June 2019. Most recently, he was the Executive Vice President and Chief Commercial Officer of Sales at Mobex Global from February 2020 to September 2021. Mr. Kalkman holds a Bachelor in Mechanical Engineering from Kettering University and a Master of Business Administration from Northwood University.
David Nock. Mr. Nock has served as General Counsel since August 2017 and as Company Secretary since September 2017. From 2012 to July 2016, he served as Regional Commercial Director of Oakley Asia Pacific (Luxottica). From 2006 to 2011, he served as Regional General Counsel for Quiksilver Asia Pacific. Earlier in his career, Mr. Nock was corporate counsel at ACP Magazines and solicitor at Minter Ellison. Mr. Nock holds Arts and Law Degrees from the University of Melbourne and a Master of Business Administration from Melbourne Business School.
Director Independence
The MergeCo Board is expected to determine that Mark Bernhard, Lucia Cade, Jacqueline Dedo, James Douglas, Burt Jordan, Robert Lutz, Matti Masanovich, and Dale McKee will qualify as “independent directors”, as defined under the rules of Nasdaq, and the MergeCo Board will consist of a majority of “independent directors”, as defined under the rules of the SEC and Nasdaq relating to director independence requirements. In addition, the MergeCo Board will be subject to the rules of the SEC and Nasdaq relating to the membership, qualifications, and operations of the audit committee, as discussed below.
Committees of the Post-Combination Company’s Board of Directors
Upon the consummation of the Business Combination, MergeCo currently expects to establish two standing committees: an audit and risk committee and a remuneration and nominating committee. We anticipate that Mark Bernhard, Lucia Cade, Jacqueline Dedo, James Douglas, Burt Jordan, Robert Lutz, Matti Masanovich, and Dale McKee will be “independent directors”, as defined in Nasdaq corporate governance standards.
Audit and Risk Committee
The audit and risk committee is expected to consist of Dale McKee, Matti Masanovich and James Douglas. Dale McKee will serve as chairperson of the audit and risk committee. Under the Nasdaq listing standards and applicable SEC rules, all the directors on the audit committee must be independent; the MergeCo Board has determined that each of Dale McKee, Matti Masanovich and James Douglas are independent under the listing standards and applicable SEC rules. The audit and risk committee will assist the MergeCo Board in overseeing MergeCo’s accounting and financial reporting processes, the engagement of its independent auditor, and the audits of its financial statements. The MergeCo Board has determined that each of Matti Masanovich and Dale McKee qualify as an “audit committee financial expert”, as such term is defined in the rules of the SEC. The audit and risk committee will be governed by a charter that complies with applicable rules of Nasdaq, which charter will be posted on MergeCo’s website.
Remuneration and Nominating Committee
The remuneration and nominating committee is expected to consist of Lucia Cade, Burt Jordan, Jacqueline Dedo and Mark Bernhard, and Lucia Cade is expected will serve as chairperson of the remuneration and nominating committee. Under the Nasdaq listing standards, we are required to have a compensation committee composed entirely of independent directors; the MergeCo Board has determined that each of Lucia Cade, Burt Jordan, Jacqueline Dedo and Mark Bernhard are independent. The remuneration and nominating committee will assist the MergeCo Board in (i) determining compensation for MergeCo’s directors and executive officers, (ii) identifying individuals qualified to become the Post-Combination Company directors consistent with criteria established by MergeCo and (iii) in developing MergeCo’s Code of Business Conduct and Ethics and other corporate governance policies and practices. The remuneration and nominating committee will be governed by a charter that will be posted on MergeCo’s website.
Limitation on Liability and Indemnification of Directors and Officers
MergeCo will be subject to the ICA. Subject to exceptions, the ICA does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company. The exceptions allow a company to

(i) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and (ii) indemnify a director or other officer against any liability incurred in defending proceedings, whether civil or criminal (a) in which judgement is given in his or her favor or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.
Under the MergeCo Amended and Restated Memorandum and Articles of Association to be in effect upon the closing of the Business Combination, subject to certain limitations and so far as may be permitted by the ICA, each director, officer or employee of MergeCo, and each person who is or was serving at the request of MergeCo as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by MergeCo, shall be entitled to be indemnified by MergeCo against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of MergeCo or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court. However, any such indemnity shall not be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to MergeCo unless and only to the extent that the courts of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
Pursuant to the Business Combination Agreement, MergeCo has also agreed to provide, for a period of six years from the Twin Ridge Merger Effective Time, for indemnification and advancements of certain expenses and costs relating to claims, suits or proceedings against an officer or director of Twin Ridge arising from his or her service to Twin Ridge prior to the Twin Ridge Merger Effective Time.
MergeCo is also anticipated to maintain standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of MergeCo, and (2) to MergeCo with respect to payments which may be made by MergeCo to such officers and directors pursuant to any indemnification provision contained in MergeCo’s Amended and Restated Memorandum and Articles of Association or otherwise as a matter of law.
MergeCo Board Leadership Structure
It is not anticipated that a policy requiring the positions of the Chairperson of the MergeCo Board and Chief Executive Officer to be separate or held by the same individual will be implemented by the MergeCo Board, as the MergeCo Board’s determination is expected to be based on circumstances existing from time to time, based on criteria that are in MergeCo’s best interests and the best interests of its shareholders, including the composition, skills and experience of the Board and its members, specific challenges faced by MergeCo or the automotive industry, and governance efficiency. If the MergeCo Board convenes for a meeting, it is expected that the non-executive directors will meet in one or more executive sessions, if the circumstances warrant. The MergeCo Board may consider appointing a lead independent director, if the circumstances warrant.
Risk Oversight
Upon the consummation of the Business Combination, the MergeCo Board will administer the risk oversight function directly through the MergeCo Board as a whole, as well as through an audit and risk committee, monitoring and assessing strategic risk exposure, enterprise risk, governance risks, and financial risks, and compliance with laws and regulations. The allocation of risk oversight responsibility may change, from time to time, based on the evolving needs of the Post-Combination Company.

Code of Conduct
The MergeCo Board will adopt a Code of Conduct applicable to our employees and directors that complies with corporate governance requirements of Nasdaq and the SEC. The Code of Conduct will be available on MergeCo’s website. In addition, MergeCo intends to post on the Corporate Governance section of MergeCo’s website required disclosures concerning any amendments to, or waivers from, any provision of the Code of Conduct. The reference to MergeCo’s website address in this proxy statement/prospectus does not include or incorporate by reference the information on MergeCo’s website into this proxy statement/prospectus.

DESCRIPTION OF MERGECO’S SECURITIES
The following description of the material terms of MergeCo’s securities following the Transactions is not intended to be a complete summary of the rights and preferences of such securities. The full text of the MergeCo Amended and Restated Memorandum and Articles of Association that will be in effect upon completion of the Transactions, is attached as Annex C to this proxy statement/prospectus. This description is qualified in its entirety by reference to the MergeCo Amended and Restated Memorandum and Articles of Association, as will be in effect upon consummation of the Transactions, which is incorporated into this proxy statement/prospectus by reference.
General
MergeCo is a public limited company organized and existing under the laws of Ireland. MergeCo was formed on July 5, 2017 as a private limited liability company incorporated in Ireland under the name “Poppetell Limited” and changed its name on December 6, 2022 to “Carbon Revolution Limited”. MergeCo was re-registered as a public limited company on May 29, 2023, upon which its name changed to “Carbon Revolution Public Limited Company”. MergeCo’s affairs are governed by the ICA, the laws of Ireland and MergeCo's Memorandum and Articles of Association.
The following are summaries of material provisions of the MergeCo Amended and Restated Memorandum and Articles of Association to be in effect assuming approval of all of the Required Twin Ridge Shareholder Proposals and upon consummation of the Transactions, and the ICA, insofar as they relate to the material terms of MergeCo Ordinary Shares.
Immediately prior to consummation of the Transactions, the authorized share capital of MergeCo will be $100,000,000 divided into 800,000,000,000 MergeCo Ordinary Shares with a nominal value of $0.0001 each and 200,000,000,000 preferred shares with a nominal value of $0.0001 each and €25,000 divided into 25,000 deferred ordinary shares with a nominal value of €1.00 each.
Immediately prior to consummation of the Transactions, MergeCo will have issued and paid-up share capital of €25,000, representing 25,000 deferred shares of €1.00 each in order to satisfy statutory capitalization requirements that apply to all Irish public limited companies.
Ordinary Shares
Dividend Rights
The holders of MergeCo Ordinary Shares are entitled to such dividends as may be declared by the MergeCo Board. Dividends may be declared and paid out of the funds legally available therefor, or any other fund or account which can be authorized for this purpose in accordance with the ICA.
Voting Rights
Each MergeCo Ordinary Share shall be entitled to one vote on all matters subject to the vote at general meetings of MergeCo. Voting at any meeting of shareholders is by way of a poll, which shall be taken in such manner as the chairperson of the meeting directs.
An ordinary resolution to be passed at a meeting by the shareholders requires the affirmative vote of a simple majority of the votes attaching to MergeCo Ordinary Shares cast at a meeting, while a special resolution requires the affirmative vote of no less than 75% of the votes cast attaching to the outstanding MergeCo Ordinary Shares at a meeting. Where the shareholders wish to act by way of written resolution in lieu of holding a meeting, unanimous consent of the holders of MergeCo Ordinary Shares shall be required. A special resolution will be required for important matters such as a change of name, reducing the share capital or making changes to the MergeCo Amended and Restated Memorandum and Articles of Association to be in effect, assuming approval of all of the charter proposals and upon consummation of the Transactions.
Provisions in MergeCo’s Memorandum and Articles of Association enable a person who would otherwise incur a mandatory offer obligation under the Irish Takeover Rules by the acquisition of MergeCo Ordinary Shares to avoid that obligation by requesting that MergeCo redesignate some or all of its MergeCo Ordinary Shares as restricted voting ordinary shares having no right to vote at general meetings of MergeCo but otherwise ranking pari passu with the other MergeCo Ordinary Shares.

Transfer of MergeCo Ordinary Shares
Subject to the restrictions contained in the Business Combination Agreement with respect to the MergeCo Ordinary Shares, and subject to any further restrictions contained in the MergeCo Amended and Restated Memorandum and Articles of Association, any MergeCo shareholder may transfer all or any of his or her MergeCo Ordinary Shares by an instrument of transfer in the usual or common form or any other form approved by the MergeCo Board.
Liquidation
On a return of capital on winding-up or otherwise (other than on conversion, redemption or purchase of MergeCo Ordinary Shares), assets available for distribution among the holders of MergeCo Ordinary Shares shall be distributed among the holders thereof on a pro rata basis. If MergeCo’s assets available for distribution are insufficient to repay all of the paid-up capital, the assets will be distributed so that the losses are borne by MergeCo’s shareholders proportionately.
General Meetings of Shareholders
Shareholders’ meetings may be convened by the board of directors on the requisition of the shareholders or, if the board of directors fails to so convene a meeting, such extraordinary general meeting may be convened by the requisitioning shareholders where the requisitioning shareholders hold not less than 10% of the paid-up share capital of MergeCo. Any action required or permitted to be taken at any annual or extraordinary general meetings may be taken only upon the vote of the shareholders at an annual or extraordinary general meeting duly noticed and convened in accordance with the MergeCo Amended and Restated Memorandum and Articles of Association and the ICA. Unanimous consent of the holders of MergeCo Ordinary Shares shall be required before the shareholders may act by way of written resolution without a meeting.
Warrants
Effective upon the consummation of the Business Combination, MergeCo will become the successor to Twin Ridge under the Existing Warrant Agreement and each outstanding and unexercised Public Warrant shall, in accordance with the terms of the Warrant Assumption Agreement, be automatically exchanged by assumption by MergeCo of the obligations under the Public Warrants, including to become exercisable in respect of MergeCo Ordinary Shares instead of Twin Ridge Ordinary Shares, and each Private Placement Warrant shall be automatically exchanged by assumption by MergeCo of the obligations under the Private Placement Warrants, including to become one MergeCo Founder Warrant. Each MergeCo Public Warrant and MergeCo Founder Warrant will be subject to the same terms and conditions that the corresponding Public Warrant and Private Placement Warrant, as applicable, had with respect to Twin Ridge’s Ordinary Shares immediately prior to the Twin Ridge Merger Effective Time. At the Twin Ridge Merger Effective Time, MergeCo expects to have outstanding (i) MergeCo Public Warrants to purchase an aggregate of 7,102,900 MergeCo Ordinary Shares and (ii) MergeCo Founder Warrants to purchase an aggregate of 5,107,842 MergeCo Ordinary Shares, in each case, with an exercise price of $11.50 per share. The MergeCo Warrants contain provisions for the adjustment of the exercise price and the number of shares issuable upon the exercise of the applicable warrant in the event of certain events, including stock dividends, stock splits, reclassifications and consolidations. Certain of the MergeCo Warrants also contain net exercise provisions pursuant to which the holder may, in lieu of paying the exercise price in cash, surrender the applicable warrant and receive a net amount of shares based on the fair market value of MergeCo Ordinary Shares at the time of exercise after deducting the aggregate exercise price.
Public Shareholders’ Warrants
The MergeCo Public Warrants will entitle the registered holder to purchase one ordinary share at a price. Each MergeCo Public Warrant will entitle the registered holder to purchase one MergeCo Ordinary Share at a price of $11.50 per share, subject to adjustment as discussed below, at any time commencing on the later of March 8, 2022 and 30 days after the Twin Ridge Merger Effective Time. The MergeCo Public Warrants will expire five years after the Twin Ridge Merger Effective Time, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
Under the Existing Warrant Agreement, MergeCo will not be obligated to deliver any MergeCo Ordinary Shares pursuant to the exercise of a MergeCo Public Warrant and will have no obligation to settle such warrant exercise unless a registration statement under the Securities Act with respect to the MergeCo Ordinary Shares underlying the

MergeCo Public Warrants is then effective and a prospectus relating thereto is current, subject to our satisfying our obligations described below with respect to registration, or a valid exemption from registration is available. No MergeCo Public Warrant will be exercisable, and we are not obligated to issue any MergeCo Ordinary Shares to holders seeking to exercise their warrants, unless the issuance of the shares upon such exercise is registered, qualified or deemed to be exempt from registration or qualification under the securities laws of the state of the exercising holder. In the event that the conditions in the two immediately preceding sentences are not satisfied with respect to a MergeCo Public Warrant, the holder of such warrant will not be entitled to exercise such warrant and such warrant may have no value and expire worthless. In no event will we be required to net cash settle any MergeCo Public Warrant. In the event that a registration statement is not effective for the exercised warrants, the purchaser of a unit containing such warrant will have paid the full purchase price for the unit solely for the MergeCo Ordinary Shares underlying such unit.
MergeCo has agreed that as soon as practicable, but in no event later than 20 Business Days after the Twin Ridge Merger Effective Time, MergeCo will use commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the MergeCo Ordinary Shares issuable upon exercise of the MergeCo Public Warrants. MergeCo will use commercially reasonable efforts to cause the same to become effective within 60 Business Days after the Twin Ridge Merger Effective Time, and to maintain the effectiveness of such registration statement, and a current prospectus relating thereto, until the expiration of the MergeCo Public Warrants in accordance with the provisions of the Existing Warrant Agreement. If a registration statement covering the issuance of shares issuable upon the exercise of MergeCo Public Warrants is not effective by the 60th Business Day from the Closing, warrant holders may, until such time as there is an effective registration statement and during any period when MergeCo will have failed to maintain an effective registration statement, exercise MergeCo Public Warrants on a cashless basis pursuant to an available exemption from registration under the Securities Act. In such event, each holder would pay the exercise price by surrendering the MergeCo Public Warrant for that number of MergeCo Ordinary Shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of MergeCo Ordinary Shares underlying the MergeCo Public Warrants, multiplied by the excess of the “fair market value” (as defined below) less the exercise price of the MergeCo Public Warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of MergeCo Ordinary Shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Notwithstanding the above, if MergeCo Ordinary Shares are at the time of any exercise of a MergeCo Public Warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, MergeCo may, at our option, require holders of MergeCo Public Warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act and, in the event MergeCo so elects, MergeCo will not be required to file or maintain in effect a registration statement, but MergeCo will use commercially reasonable efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available.
Redemption of MergeCo Public Warrants when the price per MergeCo Ordinary Share equals or exceeds $18.00.
Once the MergeCo Public Warrants become exercisable, MergeCo may redeem the outstanding MergeCo Public Warrants (excluding the MergeCo Founder Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon not less than 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the MergeCo Ordinary Shares equals or exceeds $18.00 per share (as adjusted for adjustments described under – Anti-dilution Adjustments) for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which notice of the redemption is sent to the warrant holders.

If and when the warrants become redeemable, MergeCo may exercise its redemption right even if it is unable to register or qualify the underlying securities for sale under all applicable state securities laws.
We will not redeem the MergeCo Public Warrants as described above unless a registration statement under the Securities Act covering the issuance of the MergeCo Ordinary Shares issuable upon exercise of the MergeCo Public warrants is then effective and a current prospectus relating to those MergeCo Ordinary Shares is available throughout the 30-day redemption period. If and when the MergeCo Public Warrants become redeemable by us, we may exercise our redemption right even if we are unable to register or qualify the underlying securities for sale under all applicable state securities laws.
The redemption criterion discussed above have been established to prevent a redemption call unless there is at the time of the call a significant premium to the MergeCo Warrant exercise price. If the foregoing conditions are satisfied and MergeCo issues a notice of redemption of the MergeCo Public Warrants, each warrant holder will be entitled to exercise his, her or its warrant prior to the scheduled redemption date. However, the price of the MergeCo Ordinary Shares may fall below the $18.00 redemption trigger price (as adjusted for adjustments described under – Anti-dilution Adjustments) as well as the $11.50 per share warrant exercise price after the redemption notice is issued.
Redemption of MergeCo Public Warrants when the price per MergeCo Ordinary Share equals or exceeds $10.00.
When the MergeCo Public Warrants become exercisable, MergeCo may redeem the outstanding MergeCo Public Warrants:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares determined by reference to the table below, based on the redemption date and the “fair market value” (as defined below) of the MergeCo Ordinary Shares, except as otherwise described below;

•
if, and only if, the closing price of the MergeCo Ordinary Shares equals or exceeds $10.00 per public share (as adjusted for adjustments described under – Anti-dilution Adjustments) for any 20 trading days within the 30-trading day period ending three trading days before we send the notice of redemption to the warrant holders; and

•
if the closing price of the MergeCo Ordinary Shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which we send the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments described under – Anti-dilution Adjustments), the MergeCo Founder Warrants must also be concurrently called for redemption on the same terms as the outstanding MergeCo Public Warrants, as described above.

The “fair market value” as used in this paragraph means the volume weighted average price of MergeCo Ordinary Shares for the ten (10) trading days immediately following the date on which the notice of redemption is sent to the holders of warrants.
Beginning on the date the notice of redemption is given until the MergeCo Public Warrants are redeemed or exercised, holders may elect to exercise their MergeCo Public Warrants on a cashless basis. The numbers in the table below represent the number of MergeCo Ordinary Shares that a warrant holder will receive upon such cashless exercise in connection with a redemption by us pursuant to this redemption feature, based on the “fair market value” of the MergeCo Ordinary Shares on the corresponding redemption date (assuming holders elect to exercise their MergeCo Public Warrants and such warrants are not redeemed for $0.10 per warrant), determined for these purposes based on volume weighted average price of the MergeCo Ordinary Shares as reported during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of MergeCo Public Warrants, and the number of months that the corresponding redemption date precedes the expiration date of the MergeCo Public Warrants, each as set forth in the table below. We will provide our warrant holders with the final fair market value no later than one Business Day after the 10-trading day period described above ends.
The share prices set forth in the column headings of the table below will be adjusted as of any date on which the number of MergeCo Ordinary Shares issuable upon exercise of a MergeCo Public Warrant or the exercise price of a MergeCo Public Warrant is adjusted as set forth under the subheading “—Anti-dilution Adjustments” below. If the number of MergeCo Ordinary shares issuable upon exercise of a warrant is adjusted, the adjusted share prices in the column headings will equal the share prices immediately prior to such adjustment, multiplied by a fraction, the numerator of which is the number of MergeCo Ordinary Shares deliverable upon exercise of a MergeCo Public Warrant immediately prior to such adjustment and the denominator of which is the number of MergeCo Ordinary Shares deliverable upon exercise of a MergeCo Public Warrant as so adjusted. The number of MergeCo Ordinary Shares in the table below shall be adjusted in the same manner and at the same time as the number of MergeCo

Ordinary Shares issuable upon exercise of a MergeCo Public Warrant. If the exercise price of a MergeCo Public Warrant is adjusted, (a) in the case of an adjustment pursuant to the fifth paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted price multiplied by a fraction, the numerator of which is the higher of the Market Value and the Newly Issued Price as set forth under the heading “—Anti-dilution Adjustments” and the denominator of which is $10.00 and (b) in the case of an adjustment pursuant to the second paragraph under the heading “—Anti-dilution Adjustments” below, the adjusted share prices in the column headings will equal the unadjusted share price less the decrease in the exercise price of a MergeCo Public Warrant pursuant to such exercise price adjustment.
Redemption Date (period to expiration of warrants)	Fair Market Value of MergeCo Ordinary Shares
	≤$10.00	$11.00	$12.00	$13.00	$14.00	$15.00	$16.00	$17.00	≥$18.00
60 months	0.261	0.281	0.297	0.311	0.324	0.337	0.348	0.358	0.361
57 months	0.257	0.277	0.294	0.310	0.324	0.337	0.348	0.358	0.361
54 months	0.252	0.272	0.291	0.307	0.322	0.335	0.347	0.357	0.361
51 months	0.246	0.268	0.287	0.304	0.320	0.333	0.346	0.357	0.361
48 months	0.241	0.263	0.283	0.301	0.317	0.332	0.344	0.356	0.361
45 months	0.235	0.258	0.279	0.298	0.315	0.330	0.343	0.356	0.361
42 months	0.228	0.252	0.274	0.294	0.312	0.328	0.342	0.355	0.361
39 months	0.221	0.246	0.269	0.290	0.309	0.325	0.340	0.354	0.361
36 months	0.213	0.239	0.263	0.285	0.305	0.323	0.339	0.353	0.361
33 months	0.205	0.232	0.257	0.280	0.301	0.320	0.337	0.352	0.361
30 months	0.196	0.224	0.250	0.274	0.297	0.316	0.335	0.351	0.361
27 months	0.185	0.214	0.242	0.268	0.291	0.313	0.332	0.350	0.361
24 months	0.173	0.204	0.233	0.260	0.285	0.308	0.329	0.348	0.361
21 months	0.161	0.193	0.223	0.252	0.279	0.304	0.326	0.347	0.361
18 months	0.146	0.179	0.211	0.242	0.271	0.298	0.322	0.345	0.361
15 months	0.130	0.164	0.197	0.230	0.262	0.291	0.317	0.342	0.361
12 months	0.111	0.146	0.181	0.216	0.250	0.282	0.312	0.339	0.361
9 months	0.090	0.125	0.162	0.199	0.237	0.272	0.305	0.336	0.361
6 months	0.065	0.099	0.137	0.178	0.219	0.259	0.296	0.331	0.361
3 months	0.034	0.065	0.104	0.150	0.197	0.243	0.286	0.326	0.361
0 months	—	—	0.042	0.115	0.179	0.233	0.281	0.323	0.361
The exact fair market value and redemption date may not be set forth in the table above, in which case, if the fair market value is between two values in the table or the redemption date is between two redemption dates in the table, the number of MergeCo Ordinary Shares to be issued for each MergeCo Public Warrant exercised will be determined by a straight-line interpolation between the number of MergeCo Ordinary Shares set forth for the higher and lower fair market values and the earlier and later redemption dates, as applicable, based on a 365 or 366-day year, as applicable. For example, if the volume weighted average price of the MergeCo Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the MergeCo Public Warrants is $11.00 per share, and at such time there are 57 months until the expiration of the MergeCo Public Warrants, holders may choose to, in connection with this redemption feature, exercise their warrants for 0.277 MergeCo Ordinary Shares for each whole warrant. For an example where the exact fair market value and redemption date are not as set forth in the table above, if the volume weighted average price of the MergeCo Ordinary Shares during the 10 trading days immediately following the date on which the notice of redemption is sent to the holders of the MergeCo Public Warrants is $13.50 per share, and at such time there are 38 months until the expiration of the MergeCo Public Warrants, holders may choose to, in connection with this redemption feature, exercise their MergeCo Public Warrants for 0.298 MergeCo Ordinary Shares for each whole warrant. In no event will the MergeCo Public Warrants be exercisable on a cashless basis in connection with this redemption feature for more than 0.361 MergeCo Ordinary Shares per warrant (subject to adjustment). Finally, as reflected in the table above, if the MergeCo Public Warrants are out of the money and about to expire, they cannot be exercised on a cashless basis in connection with a redemption pursuant to this redemption feature, since they will not be exercisable for any MergeCo Ordinary Shares.

This redemption feature is structured to allow for all of the outstanding MergeCo Public Warrants to be redeemed when the MergeCo Ordinary Shares are trading at or above $10.00 per share, which may be at a time when the trading price of the MergeCo Ordinary Shares is below the exercise price of the MergeCo Public Warrants. This redemption feature permits redemption of the MergeCo Public Warrants without the warrants having to reach the $18.00 per share threshold set forth above. Holders choosing to exercise their MergeCo Public Warrants in connection with a redemption pursuant to this feature will, in effect, receive a number of MergeCo Ordinary Shares for their MergeCo Public Warrants based on an option pricing model with a fixed volatility input. This redemption right is an additional mechanism by which outstanding MergeCo Public Warrants can be redeemed, and therefore permitting certainty with respect to capital structure as the MergeCo Public Warrants would no longer be outstanding and would have been exercised or redeemed. Warrant holders would receive the applicable redemption price if such redemption right is exercised; it would permit a quick redemption process, if determined to be in the best interest to do so. As such, the warrants would be redeemed in this manner, when in the best interest, to update our capital structure to remove the warrants and pay the redemption price to the warrant holders.
As stated above, the MergeCo Public Warrants can be redeemed when the MergeCo Ordinary Shares are trading at a price starting at $10.00, which is below the exercise price of $11.50 per share, because it will provide certainty with respect to our capital structure and cash position while providing warrant holders with the opportunity to exercise their MergeCo Public Warrants on a cashless basis for the applicable number of MergeCo Ordinary Shares. If MergeCo chooses to redeem the MergeCo Public Warrants when the MergeCo Ordinary Shares are trading at a price below the exercise price of the warrants, this could result in the warrant holders receiving fewer MergeCo Ordinary Shares than they would have received if they exercised their MergeCo Public Warrants for MergeCo Ordinary Shares if and when such MergeCo Ordinary Shares were trading at a price higher than the exercise price of $11.50 per share.
No fractional MergeCo Ordinary Shares will be issued upon exercise. If, upon exercise, a holder would be entitled to receive a fractional interest in a MergeCo Ordinary Share, we will round down to the nearest whole number of the number of MergeCo Ordinary Shares to be issued to the holder. If, at the time of redemption, the MergeCo Public Warrants are exercisable for a security other than the MergeCo Ordinary Shares pursuant to the Existing Warrant Agreement, the MergeCo Public Warrants may be exercised for such security. At such time as the MergeCo Public Warrants become exercisable for a security other than the MergeCo Ordinary Shares, MergeCo will use commercially reasonable efforts to register under the Securities Act the security issuable upon the exercise of the MergeCo Public Warrants.
Redemption procedures.
Holder Election to Limit Exercise. A holder of a warrant may notify MergeCo in writing in the event it elects to be subject to a requirement that such holder will not have the right to exercise such warrant, to the extent that after giving effect to such exercise, such person (together with such person’s affiliates), to the warrant agent’s actual knowledge, would beneficially own in excess of 9.8% (as specified by the holder) of the MergeCo Ordinary Shares issued and outstanding immediately after giving effect to such exercise.
Anti-dilution Adjustments. If the number of outstanding MergeCo Ordinary Shares is increased by a capitalization or share dividend paid in MergeCo Ordinary Shares to all or substantially all holders of MergeCo Ordinary Shares, or by a split up of MergeCo Ordinary Shares or other similar event, then, on the effective date of such capitalization or share dividend, split up, or similar event, the number of MergeCo Ordinary Shares issuable on exercise of each MergeCo Public Warrant will be increased in proportion to such increase in the outstanding MergeCo Ordinary Shares. A rights offering to holders of MergeCo Ordinary Shares entitling holders to purchase MergeCo Ordinary Shares at a price less than the historical fair market value (as defined below) will be deemed a share dividend of a number of MergeCo Ordinary Shares equal to the product of (i) the number of MergeCo Ordinary Shares actually sold in such rights offering (or issuable under any other equity securities sold in such rights offering that are convertible into or exercisable for MergeCo Ordinary Shares) and (ii) one minus the quotient of (x) the price per MergeCo Ordinary Share paid in such rights offering and (y) the historical fair market value. For these purposes (i) if the rights offering is for securities convertible into or exercisable for MergeCo Ordinary Shares, in determining the price payable for MergeCo Ordinary Shares, there will be taken into account any consideration received for such rights, as well as any additional amount payable upon exercise or conversion and (ii) “historical fair market value” means the volume weighted average price of MergeCo Ordinary Shares as reported during the 10 trading day period ending on the trading day prior to the first date on which the MergeCo Ordinary Shares trade on the applicable exchange or in the applicable market, regular way, without the right to receive such rights.

In addition, if MergeCo, at any time while the MergeCo Public Warrants are outstanding and unexpired, pays a dividend or makes a distribution in cash, securities or other assets to the holders of MergeCo Ordinary Shares on account of such MergeCo Ordinary Shares (or other securities into which the warrants are convertible), other than (a) as described above, (b) any cash dividends or cash distributions which, when combined on a per share basis with all other cash dividends and cash distributions paid on the MergeCo Ordinary Shares during the 365-day period ending on the date of declaration of such dividend or distribution does not exceed $0.50 (as adjusted to appropriately reflect any other adjustments and excluding cash dividends or cash distributions that resulted in an adjustment to the exercise price or to the number of MergeCo Ordinary Shares issuable on exercise of each MergeCo Public Warrant) but only with respect to the amount of the aggregate cash dividends or cash distributions equal to or less than $0.50 per share, then the warrant exercise price will be decreased, effective immediately after the effective date of such event, by the amount of cash and/or the fair market value of any securities or other assets paid on each ordinary share in respect of such event.
If the number of issued and outstanding MergeCo Ordinary Shares is decreased by a consolidation, combination, reverse share sub-divisions or reclassification of MergeCo Ordinary Shares or other similar event, then, on the effective date of such consolidation, combination, reverse share sub-divisions, reclassification or similar event, the number of MergeCo Ordinary Shares issuable on exercise of each warrant will be decreased in proportion to such decrease in issued and outstanding MergeCo Ordinary Shares.
Whenever the number of MergeCo Ordinary Shares purchasable upon the exercise of the warrants is adjusted, as described above, the MergeCo Public Warrant exercise price will be adjusted by multiplying the MergeCo Public Warrant exercise price immediately prior to such adjustment by a fraction (x) the numerator of which will be the number of MergeCo Ordinary Shares purchasable upon the exercise of the MergeCo Public Warrants immediately prior to such adjustment, and (y) the denominator of which will be the number of MergeCo Ordinary Shares so purchasable immediately thereafter.
In addition, if (x) we issue additional MergeCo Ordinary Shares or equity-linked securities for capital raising purposes in connection with the closing of the Business Combination at an issue price or effective issue price of less than $9.20 per MergeCo Ordinary Share (with such issue price or effective issue price to be determined in good faith and in the case of any such issuance to Sponsors or their affiliates, without taking into account any Founder Shares held by the Founder Holders or such affiliates, as applicable, prior to such issuance) (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the Business Combination on the date of the completion of the Business Combination (net of redemptions), and (z) the volume-weighted average trading price of the MergeCo Ordinary Shares during the 20 trading day period starting on the trading day prior to the Twin Ridge Merger Effective Time (such price, the “Market Value”) is below $9.20 per share, the exercise price of the MergeCo Public Warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, the $18.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price described above will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
In case of any reclassification or reorganization of the outstanding MergeCo Ordinary Shares (other than those described above or that solely affects the par value of such MergeCo Ordinary Shares), or in the case of any merger or consolidation of us with or into another corporation (other than a consolidation or merger in which we are the continuing corporation and that does not result in any reclassification or reorganization of our outstanding MergeCo Ordinary Shares), or in the case of any sale or conveyance to another corporation or entity of the assets or other property of us as an entirety or substantially as an entirety in connection with which we are dissolved, the holders of the MergeCo Public Warrants will thereafter have the right to purchase and receive, upon the basis and upon the terms and conditions specified in the MergeCo Public Warrants and in lieu of the MergeCo Ordinary Shares immediately theretofore purchasable and receivable upon the exercise of the rights represented thereby, the kind and amount of MergeCo Ordinary Shares or other securities or property (including cash) receivable upon such reclassification, reorganization, merger or consolidation, or upon a dissolution following any such sale or transfer, that the holder of the warrants would have received if such holder had exercised their warrants immediately prior to such event. However, if such holders were entitled to exercise a right of election as to the kind or amount of securities, cash or other assets receivable upon such consolidation or merger, then the kind and amount of securities, cash or other assets for which each warrant will become exercisable will be deemed to be the weighted average of the kind and amount received per share by such holders in such consolidation or merger that affirmatively make such election, and if a tender, exchange or redemption offer has been made to and accepted by such holders under circumstances in which, upon completion of such tender or exchange offer, the maker thereof, together with members of any group (within the meaning of Rule 13d-5(b)(1) under the Exchange Act) of which such maker is a part, and together with any affiliate or associate of such maker (within the meaning of Rule 12b-2 under the Exchange Act) and any members of any such group of which any such affiliate or associate is a part, own beneficially (within the meaning of Rule 13d-3 under the Exchange Act) more than 50% of the issued and outstanding MergeCo Ordinary Shares, the holder of a warrant will be entitled to receive the highest amount of cash, securities or other property to which such holder would actually have been entitled as a shareholder if such warrant holder had exercised the warrant prior to the expiration of such tender or exchange offer, accepted such offer and all of the MergeCo Ordinary Shares held by such holder had been purchased pursuant to such tender or exchange offer, subject to adjustment (from and after the consummation of such tender or exchange offer) as nearly equivalent as possible to the adjustments provided for in the Existing Warrant Agreement. If less than 70% of the consideration receivable by the holders of MergeCo Ordinary Shares in such a transaction is payable in the form of MergeCo Ordinary Shares in the successor entity that is listed for trading on a national securities exchange or is quoted in an established over-the-counter market, or is to be so listed for trading or quoted immediately following such event, and if the registered holder of the warrant properly exercises the warrant within thirty days following public disclosure of such transaction, the warrant exercise price will be reduced as specified in the Existing Warrant Agreement based on the Black-Scholes value (as defined in the Existing Warrant Agreement) of the warrant. The purpose of such exercise price reduction is to provide additional value to holders of the warrants when an extraordinary transaction occurs during the exercise period of the warrants pursuant to which the holders of the warrants otherwise do not receive the full potential value of the warrants.
The Public Warrants that are to be exchanged for MergeCo Public Warrants have been issued in registered form under the Existing Warrant Agreement. The Existing Warrant Agreement will, following MergeCo becoming the successor to Twin Ridge under the Existing Warrant Agreement, provide that the terms of the MergeCo Public Warrants may be amended without the consent of any holder for the purposes of (i) curing any ambiguity or correct any mistake, including to conform the provisions of the Existing Warrant Agreement to the description of the terms of the warrants and the Existing Warrant Agreement set forth in this proxy statement/prospectus, or defective provision, (ii) amending the definition of ordinary cash dividends on MergeCo Ordinary Shares as contemplated by and in accordance with the Existing Warrant Agreement or (iii) adding or changing any provisions with respect to matters or questions arising under the Existing Warrant Agreement as the parties to the Existing Warrant Agreement may deem necessary or desirable and that the parties deem to not adversely affect the rights of the registered holders of the MergeCo Public Warrants, provided that the approval by the holders of at least 50% of the then outstanding MergeCo Public Warrants is required to make any change that adversely affects the interests of the registered holders. You should review a copy of the Existing Warrant Agreement, which has been filed as an exhibit to this proxy statement/prospectus, for a complete description of the terms and conditions applicable to the MergeCo Public Warrants.
The MergeCo Public Warrants may be exercised upon surrender of the warrant certificate on or prior to the expiration date at the offices of the warrant agent, with the exercise form on the reverse side of the warrant certificate completed and executed as indicated, accompanied by full payment of the exercise price (or on a cashless basis, if applicable), by certified or official bank check payable to us, for the number of MergeCo Public Warrants being exercised. The warrant holders do not have the rights or privileges of holders of MergeCo Ordinary Shares and any voting rights until they exercise their MergeCo Public Warrants and receive MergeCo Ordinary Shares. After the issuance of MergeCo Ordinary Shares upon exercise of the MergeCo Public Warrants, each holder will be entitled to one vote for each MergeCo Ordinary Share held of record on all matters to be voted on by shareholders.
Warrants may be exercised only for a whole number of MergeCo Ordinary Shares. No fractional shares will be issued upon exercise of the warrants. If, upon exercise of the warrants, a holder would be entitled to receive a fractional interest in a share, we will, upon exercise, round down to the nearest whole number the number of MergeCo Ordinary Shares to be issued to the warrant holder.
We have agreed that, subject to applicable law, any action, proceeding or claim against us arising out of or relating in any way to the Existing Warrant Agreement will be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and we irrevocably submit to such jurisdiction, which jurisdiction will be the exclusive forum for any such action, proceeding or claim. This provision applies to claims under the Securities Act but does not apply to claims under the Exchange Act or any claim for which the federal district courts of the United States of America are the sole and exclusive forum.

MergeCo Founder Warrants
Except as described below, the MergeCo Founder Warrants will have terms and provisions that are identical to those of the MergeCo Public Warrants. The MergeCo Founder Warrants (including the MergeCo Ordinary Shares issuable upon exercise thereof) will not be transferable, assignable or salable until 30 days after the Business Combination (except pursuant to limited exceptions to Twin Ridge’s officers and directors and other persons or entities affiliated with the Sponsor) and they will not be redeemable by us (except as described under “—Warrants—Public Shareholders’ Warrants—Redemption of MergeCo Public Warrants for MergeCo Ordinary Shares when the price per MergeCo Ordinary Share equals or exceeds $10.00”) so long as they are held by the Sponsor or its permitted transferees (except as otherwise set forth herein). The Sponsor, or its permitted transferees, have the option to exercise the MergeCo Founder Warrants on a cashless basis. If the MergeCo Founder Warrants are held by holders other than Sponsor or its permitted transferees, the MergeCo Founder Warrants will be redeemable by us in all redemption scenarios and exercisable by the holders on the same basis as the MergeCo Public Warrants.
Except as described above under “—Public Shareholders’ Warrants—Redemption of MergeCo Public Warrants for MergeCo Ordinary Shares when the price per MergeCo Ordinary Share equals or exceeds $10.00”, if holders of the MergeCo Founder Warrants elect to exercise them on a cashless basis, they would pay the exercise price by surrendering his, her or its MergeCo Founder Warrants for that number of MergeCo Ordinary Shares equal to the quotient obtained by dividing (x) the product of the number of MergeCo Ordinary Shares underlying the MergeCo Founder Warrants, multiplied by the excess of the “Sponsor fair market value” over the exercise price of the MergeCo Founder Warrants by (y) the Sponsor fair market value. For these purposes, the “Sponsor fair market value” shall mean the average reported closing price of the MergeCo Ordinary Shares for the 10 trading days ending on the third trading day prior to the date on which the notice of warrant exercise is sent to the warrant agent.
MergeCo’s Transfer Agent and Warrant Agent
The transfer agent for MergeCo’s warrants will be Computershare Trust Company, N.A. MergeCo has agreed to indemnify Computershare Trust Company, N.A. in its roles as transfer agent and warrant agent, its agents and each of its shareholders, directors, officers and employees against all liabilities, including judgments, costs and reasonable counsel fees that may arise out of acts performed or omitted for its activities in that capacity, except for any liability due to any gross negligence, willful misconduct or bad faith of the indemnified person or entity.
History of Security Issuances
Upon its formation, MergeCo issued fifty MergeCo Ordinary Shares at a price of €1.00 each to each of Paula Horan and Andrew Lambe. On November 25, 2022, Paula Horan and Andrew Lambe transferred the entire issued and outstanding share capital of MergeCo to Enceladus Holding Limited. On March 31, 2023, MergeCo issued a further 24,900 ordinary shares to Gerard Buckle to fulfill Irish statutory capitalization requirements for the purposes of re-registering MergeCo as a public limited company. On May 4, 2023, the 100 MergeCo Ordinary Shares issued on incorporation and subsequently acquired by Enceladus Holding Limited were transferred to Gerard Buckle, such that MergeCo is now wholly owned by Gerard Buckle. MergeCo now has, and immediately prior to consummation of the Transactions will have, paid up capital of €25,000.
Transfer Agent
Upon the completion of the Transactions, the transfer agent for MergeCo Ordinary Shares will be Computershare Trust Company, N.A.
Listing
MergeCo will apply for the listing of MergeCo Ordinary Shares and MergeCo Warrants on Nasdaq under the symbols “CREV” and “CREVW”, respectively.

BENEFICIAL OWNERSHIP OF SECURITIES
The following table sets forth information known to Twin Ridge and MergeCo regarding (i) the beneficial ownership of Twin Ridge Ordinary Shares as of August 14, 2023 (pre-Business Combination) and, (ii) immediately following consummation of the Business Combination (post-Business Combination), the expected beneficial ownership of MergeCo Ordinary Shares by the persons set forth below, assuming (a) no shares of Twin Ridge are redeemed and (b) 100% of the Twin Ridge shares are redeemed:
•
each person known by MergeCo to be the beneficial owner of more than 5% of the outstanding Twin Ridge Ordinary Shares either on August 14, 2023 (pre-Business Combination) or of MergeCo Ordinary Shares outstanding after the consummation of the Business Combination (post-Business Combination);

•	each of Twin Ridge’s current executive officers and directors;
•	each person who will (or is expected to) become an executive officer or director of MergeCo upon consummation of the Business Combination;
•	all executive officers and directors of Twin Ridge as a group prior to the consummation of the Business Combination; and
•	all executive officers and directors of MergeCo as a group after consummation of the Business Combination.
The SEC has defined “beneficial ownership” of a security to mean the possession, directly or indirectly, of voting power and/or investment power over such security. A shareholder is also deemed to be, as of any date, the beneficial owner of all securities that such shareholder has the right to acquire within 60 days after that date through (a) the exercise of any option, warrant or right, (b) the conversion of a security, (c) the power to revoke a trust, discretionary account or similar arrangement, or (d) the automatic termination of a trust, discretionary account or similar arrangement. In computing the number of shares beneficially owned by a person and the percentage ownership of that person, ordinary shares subject to options or other rights (as set forth above) held by that person that are currently exercisable, or will become exercisable within 60 days thereafter, are deemed outstanding, while such shares are not deemed outstanding for purposes of computing percentage ownership of any other person. Each person named in the table has sole voting and investment power with respect to all of the shares shown as beneficially owned by such person, except as otherwise indicated in the table or footnotes below.
The beneficial ownership of Twin Ridge Ordinary Shares pre-Business Combination is based on 11,593,848 Twin Ridge Ordinary Shares issued and outstanding as of the Record Date (of which the Founder Holders owned of record an aggregate of 5,327,203 Twin Ridge Class B Ordinary Shares). The expected beneficial ownership of MergeCo Ordinary Shares post-Business Combination, assuming none of the Twin Ridge Class A Ordinary Shares are redeemed, has been determined based upon the following: (i) no Twin Ridge shareholder has exercised its redemption rights to receive cash from the Trust Account in exchange for their Twin Ridge Class A Ordinary Shares; (ii) prior to the Closing, no Warrants will be exercised; (iii) at or after the Closing, no MergeCo Warrants will be exercised; (iv) none of the investors set forth in the table below has purchased or will purchase Twin Ridge Class A Ordinary Shares in the open market, and (v) there will be an aggregate of 29,954,533 issued and outstanding MergeCo Ordinary Shares at the Closing.
The expected beneficial ownership of shares of MergeCo post-Business Combination, assuming 100% of the Twin Ridge Class A Ordinary Shares have been redeemed has been determined based on the following assumptions: (i) 6,266,645 Twin Ridge shareholders have exercised their redemption rights, after taking into account shares redeemed by Twin Ridge shareholders in connection with the Extension Meeting; (ii) prior to the Closing, no Warrants will be exercised; (iii) at or after the Closing, no Warrants will be exercised; (iv) none of the investors set forth in the table below has purchased or will purchase Twin Ridge Class A Ordinary Shares in the open market, and (v) there will be an aggregate of 23,687,888 issued and outstanding MergeCo Ordinary Shares at the Closing.

			MergeCo After the Business Combination
	Twin Ridge Before the Business Combination(1)		Assuming No Redemption(2)		Assuming Maximum Redemption(3)
Name and Address of Beneficial Owners	Number of Twin Ridge Ordinary Shares	%	Number of MergeCo Ordinary Shares	%	Number of MergeCo Ordinary Shares	%
Directors and Executive Officers of Twin Ridge(4)
William Toler	—	—	—	—	—	—
Sanjay K. Morey(5)	5,267,203(6)	45.4	4,940,000	16.5	4,940,000	20.9
William P. Russell(5)	5,267,203(6)	45.4	4,940,000	16.5	4,940,000	20.9
Alison Burns	20,000(6)	*	20,000	*	20,000	*
Paul Henrys	20,000(6)	*	20,000	*	20,000	*
Gary Pilnick	20,000(6)	*	20,000	*	20,000	*
Five Percent Holders of Twin Ridge(4)
The Sponsor(5)(7)	5,267,203(6)	45.4	4,940,000(11)	16.5	4,940,000(10)	20.9
Glazer Capital, LLC(8)	2,460,998(10)	21.2	2,460,998	8.2	—	—
Hudson Bay Capital Management LP(9)	620,607(10)	5.4	620,607	2.1	—	—
Directors and Executive Officers of MergeCo After Consummation of the Business Combination
Mark Bernhard	—	—	9,345	*	9,345	*
Lucia Cade	—	—	6,991	*	6,991	*
Jacqueline Dedo	—	—	—	—	—	—
Jacob Dingle(12)	—	—	391,765	1.3	391,765	1.7
James Douglas	—	—	164,623	*	164,623	*
Burt Jordan	—	—	—	—	—	—
Robert Lutz	—	—	—	—	—	—
Matti Masanovich	—	—	—	—	—	—
Dale McKee	—	—	10,932	*	10,932	*
Gerard Buckle	—	—	42,911	*	42,911	*
Five Percent Holders of MergeCo
Ronal AG	—	—	1,247,133	4.2%	1,247,133	5.3%
*	Less than one percent.
(1)
The pre-Business Combination percentage of beneficial ownership in the table above is calculated based on 11,593,848 Twin Ridge Ordinary Shares outstanding as of the Record Date. Unless otherwise indicated, Twin Ridge believes that all persons named in the table have sole voting and investment power with respect to all Twin Ridge Ordinary Shares beneficially owned by them prior to the Business Combination.

(2)
The post-Business Combination percentage of beneficial ownership is calculated based on 29,954,533 MergeCo Ordinary Shares outstanding. Such amount assumes that no Public Shareholders have redeemed their Twin Ridge Class A Ordinary Shares. Unless otherwise indicated, MergeCo believes that all persons named in the table have sole voting and investment power with respect to all MergeCo Ordinary Shares beneficially owned by them prior to the Business Combination.

(3)
The post-Business Combination percentage of beneficial ownership is calculated based on 23,687,888 MergeCo Ordinary Shares outstanding. Such amount assumes that 100% of the Twin Ridge Class A Ordinary Shares have been redeemed. Unless otherwise indicated, MergeCo believes that all persons named in the table have sole voting and investment power with respect to all MergeCo Ordinary Shares beneficially owned by them prior to the Business Combination.

(4)	Unless otherwise noted, the business address of each of the following individuals is 999 Vanderbilt Beach Road, Suite 200, Naples, Florida 34108.
(5)
The Sponsor is the beneficial holder of the shares reported herein. The Sponsor is controlled by Sanjay K. Morey and William P. Russell, Jr. Each of Sanjay K. Morey and William P. Russell Jr. disclaims any beneficial ownership of the securities held by the Sponsor other than to the extent of any pecuniary interest he may have therein, directly or indirectly.

(6)	Interests shown consist of Twin Ridge Class B Ordinary Shares.
(7)
Interests shown consist of (1) 1,917,203 Twin Ridge Class B Ordinary Shares held by the Sponsor; and (2) 3,350,000 Twin Ridge Class B Ordinary Shares held by the TRCA Subsidiary. The Sponsor is the sole managing member of the TRCA Subsidiary and may be deemed to have voting and investment power with respect to the shares held by the TRCA Subsidiary. As consideration for Advisor’s performance of certain services to Twin Ridge in connection with the Business Combination, Sponsor has agreed to transfer the 3,350,000 Twin Ridge Class B Ordinary Shares held by TRCA Subsidiary to Advisor at the Closing; such shares will revert to the Sponsor if the Business Combination with Carbon Revolution is not completed.

(8)
Includes Twin Ridge Class A Ordinary Shares beneficially held by Glazer Capital, LLC, a Delaware limited liability company (“Glazer Capital”), with respect to the Twin Ridge Class A Ordinary Shares held by certain funds and managed accounts to which Glazer Capital serves as investment manager (collectively, the “Glazer Funds”); and Mr. Paul J. Glazer (“Mr. Glazer”), who serves as the Managing Member of Glazer Capital, with respect to the Ordinary Shares held by the Glazer Funds. The business address of each of Glazer Capital and Mr. Glazer is 250 West 55th Street, Suite 30A, New York, New York 10019.

(9)
Includes Twin Ridge Class A Ordinary Shares beneficially held by Hudson Bay Capital Management LP, a Delaware limited partnership (“Hudson”), and Mr. Sander Gerber. The business address of each of Hudson and Mr. Gerber is 28 Havemeyer Place, 2nd Floor, Greenwich, CT 06830.

(10)	Interests shown consist of Twin Ridge Class A Ordinary Shares.
(11)
Excludes 327,203 of the Sponsor’s Twin Ridge Class B Ordinary Shares that shall automatically be forfeited and surrendered to Twin Ridge for no additional consideration immediately prior to the consummation of the Merger and conditioned upon the consummation of the Merger.

(12)	Includes 298,594 Ordinary Shares issuable on the Scheme Record Date.
On March 6, 2023, Twin Ridge held an Extension Meeting to amend the Twin Ridge Amended and Restated Memorandum and Articles of Association to extend the date by which we have to consummate a business combination. In connection with that vote, the holders of 15,042,168 Class A Ordinary Shares properly exercised their right to redeem their shares for an aggregate redemption amount of approximately $153,567,547 or $10.21 per share. After the satisfaction of such redemptions and receipt of the initial deposit of $480,000 to the Trust Account, the balance in the Trust Account was approximately $64,457,034. As of August 14, 2023, the balance in the Trust Account was approximately $66,382,466. Following such redemptions, the Founder Holders owned, on an as-converted basis, approximately 46% of the issued and outstanding Twin Ridge Ordinary Shares.

COMPARISON OF CORPORATE GOVERNANCE AND SHAREHOLDER RIGHTS
Twin Ridge is an exempted company incorporated in the Cayman Islands and Twin Ridge’s Existing Organizational Documents and the Cayman Islands Companies Act govern the rights of the Twin Ridge shareholders. Post-combination, MergeCo will be a public limited company organized and existing under the laws of Ireland, and the MergeCo Amended and Restated Memorandum and Articles of Association and the ICA will govern the rights of MergeCo’s shareholders. The ICA differs in some material respects from the Cayman Islands Companies Act. In addition, the Existing Organizational Documents of Twin Ridge differs in certain material respects from the MergeCo Amended and Restated Memorandum and Articles of Association. As a result, when you become a shareholder of MergeCo, your rights will differ in some regards as compared to when you were a shareholder of Twin Ridge. Below is a summary chart outlining important similarities and differences in the corporate governance and shareholder rights associated with each of Twin Ridge and MergeCo according to applicable law and/or the organizational documents of Twin Ridge and MergeCo. You also should review the MergeCo Amended and Restated Memorandum and Articles of Association (as the same will be in effect assuming approval of all of the charter proposals and upon consummation of the Transactions) attached as Annex C to this proxy statement/prospectus, as well as the corporate law of Ireland, including the ICA, to understand how these laws apply to MergeCo.
Corporate Law Differences
Cayman Islands	Ireland
Principal Applicable Legislation

The Cayman Islands Companies Act	The ICA

Shareholder Meetings

Held at a time and place as determined by the directors.
Held at a time and place as determined by the directors subject to at least one shareholder meeting being held in each year, being the company’s annual general meeting.

Shareholders holding not less than 10% of the paid up share capital in MergeCo may also require the directors to convene a shareholder meeting.

May be held within or outside the Cayman Islands.	May be held within or outside Ireland.

Notice:	Notice:

A copy of the notice of any meeting shall be given not fewer than five clear days before the date of the proposed meeting to those persons whose names appear in the register of members on the record date of the proposed meeting.

A copy of the notice of any meeting shall be given at least 21 days before the date of the proposed meeting to the members, directors and auditors.

In certain limited circumstances, a meeting may be called by 14 days’ notice, but this shorter notice period shall not apply to the annual general meeting.

Shareholders’ Voting Rights

Any person authorized to vote may be represented at a meeting by a proxy who may vote on behalf of the shareholder.	Every shareholder entitled to attend, speak, ask questions and vote at a general meeting may appoint a proxy or proxies to attend, speak, ask questions and vote on behalf of the shareholder.

Corporate Law Differences
Cayman Islands	Ireland
Quorum is fixed by the Existing Organizational Documents to consist of the holder or holders of a majority of Twin Ridge’s shares present in person or by proxy.
Quorum is fixed by the MergeCo Amended and Restated Memorandum and Articles of Association, to consist of at least two shareholders present in person or by proxy entitled to exercise more than fifty percent (50%) of the voting rights of the shares

Resolutions put to the vote of a meeting shall be decided on a poll, which shall be taken in such manner as the chairperson of the meeting directs. Subject to the provisions of the Existing Organizational Documents and any rights or restrictions attached to any shares, every shareholder of record present in person or by proxy shall have one vote for each share registered in his or her name.

Resolutions put to the vote of a meeting shall be decided on a poll, which shall be taken in such manner as the chairperson of the meeting directs. Subject to the provisions of the MergeCo Amended and Restated Memorandum and Articles of Association and any rights or restrictions attached to any shares, every shareholder of record present in person or by proxy shall have one vote for each share registered in his or her name.

Where the rights attaching to shares are set out in the Existing Organizational Documents, any changes to these rights will need to be effected by way of special resolution (passed by at least two-thirds of the votes cast by shareholders attending and voting at the meeting in person or by proxy) amending the Memorandum and Articles of Association. Additionally, the rights attaching to a particular class of shares may only be varied with the consent in writing of the holders of not less than two thirds of the issued shares of that class or with the approval of a resolution passed by a majority of not less than two thirds of the votes cast at a separate meeting of the holders of shares of that class.

Where the rights attaching to shares are set out in the MergeCo Amended and Restated Memorandum and Articles of Association, any changes to these rights will need to be effected by way of a special resolution (passed by 75% of the votes cast by shareholders attending and voting at the meeting) amending the MergeCo Amended and Restated Memorandum and Articles of Association. Additionally, the rights attaching to a particular class of shares may only be varied if (a) the holders of 75% of the nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation.

The directors may issue preference shares from time to time and may fix the rights attaching to such preference shares. The rights attaching to the preference shares may (once such shares are in issue) be changed by way of a resolution passed by a majority of not less than two-thirds of the votes attending and voting at the relevant meeting or class meeting.

The MergeCo Board is empowered to cause preferred shares to be issued from time to time and may fix the rights attaching to such preferred shares. The MergeCo Board may change the rights of any series of preferred shares that has been created but not yet issued. Once issued, the rights attaching to a series of preferred shares may only be varied with the consent in writing of 75% of the holders of those shares or by a special resolution passed by that class.

The creation, designation or issue of preference shares with rights and privileges ranking in priority to an existing class of shares shall be deemed not to be a variation of the rights of such existing class.
The creation, issue and allotment of preferred shares shall not constitute a variation of rights of any existing class of shares.

Cumulative voting in the election of directors is not provided for.	Cumulative voting in the election of directors is not provided for.

Corporate Law Differences
Cayman Islands	Ireland

Shareholder approval in respect of the consummation of Twin Ridge’s initial business combination requires a majority vote of the Twin Ridge shareholders who, being so entitled, attend and vote at the general meeting (whether in person or by proxy).
MergeCo’s Board has approved entry into and consummation of the Business Combination by MergeCo. Shareholder approval of the Business Combination is not required.

All other matters to be decided upon by the shareholders require a majority vote of shareholders who, being so entitled, attend and vote at the general meeting, unless the Cayman Islands Companies Act or the Twin Ridge Memorandum and Articles of Association requires a higher majority.

All other matters to be decided upon by the shareholders require a majority vote of shareholders who, being so entitled, attend and vote at the general meeting, unless the ICA or MergeCo’s constitution requires a higher majority, in which case a special resolution must be passed by not less than 75% of the votes cast by those attending and voting. By way of example only, matters that require a special resolution include any amendments to the MergeCo Amended and Restated Memorandum and Articles of Association, the acquisition by MergeCo of its own shares, the variation of class rights attaching to classes of shares, and the re-registration of MergeCo as a different company form.

The MergeCo Amended and Restated Memorandum and Articles of Association may not be amended by resolution of directors, but the directors when issuing preference shares may fix the rights attaching to such shares.

Shareholder Rights Plan

No equivalent provisions
Subject to applicable law, the MergeCo Amended and Restated Memorandum and Articles of Association provide the MergeCo Board with the power to adopt a shareholder rights plan upon such terms as the MergeCo Board deems expedient in the best interests of MergeCo, and to exercise any power of MergeCo to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for MergeCo Ordinary Shares or preference shares in the capital of MergeCo in accordance with the terms of such rights plan. MergeCo’s ability to adopt a rights plan or to take other anti-takeover measures after the MergeCo Board has received an approach which may lead to an offer or has reason to believe an offer is, or may be, imminent would be restricted by the frustrating actions prohibition of the Irish Takeover Rules.

Corporate Law Differences
Cayman Islands	Ireland
Shareholder Consent to Action without Meeting

The Cayman Islands Companies Act allows an ordinary resolution signed by all the shareholders entitled to vote on such resolution and authorized by the articles of association. The Existing Organizational Documents authorize such unanimous written resolutions.

As set out in the MergeCo Amended and Restated Memorandum and Articles of Association, for so long as MergeCo has more than one shareholder, unanimous consent of the holders of MergeCo Ordinary Shares is required before the shareholders may act by way of written resolution in lieu of holding a general meeting.

Directors

The Twin Ridge Board must consist of at least one director.	The MergeCo Board must consist of at least two directors.

Maximum and minimum number of directors can be changed by an ordinary resolution of shareholders being a majority vote of shareholders who, being so entitled, attend and vote at the general meeting.
Maximum and minimum number of directors can be changed by an amendment to the MergeCo Amended and Restated Memorandum and Articles of Association, with such amendment being passed by a special resolution of shareholders (75% of those attending and voting) but not a resolution of the directors.

The directors shall be divided into three classes, designated Class I, Class II and Class III.	The directors shall be divided into three classes, designated Class I, Class II and Class III.

The term of the initial Class I directors shall terminate at Twin Ridge’s first annual general meeting; the term of the initial Class II directors shall terminate at Twin Ridge’s second annual general meeting; and the term of the initial Class III directors shall terminate at Twin Ridge’s third annual general meeting.

The term of the initial Class I directors shall terminate at the conclusion of MergeCo’s 2024 annual general meeting; the term of the initial Class II directors shall terminate on the conclusion of MergeCo’s 2025 annual general meeting; and the term of the initial Class III directors shall terminate on the conclusion of MergeCo’s 2026 annual general meeting.

Directors are eligible to stand for re-election at the relevant annual general meeting. Directors shall be re-elected for a three-year term.

In the event of a contested election (i.e., where the number of MergeCo director nominees exceeds the number of MergeCo directors to be elected), each of those nominees shall be voted upon as a separate resolution and the directors of MergeCo shall be elected by a plurality of the votes cast in person or by proxy at any such meeting. “Elected by a plurality” means the election of those of the MergeCo director nominees equaling in number the number of positions to be filled at the relevant general meeting that receive the highest number of votes.

Corporate Law Differences
Cayman Islands	Ireland

The directors may by resolution appoint a replacement director to fill a casual vacancy arising on the resignation, disqualification or death of a director. The replacement director will then hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation.

Any vacancy on the board shall be deemed a casual vacancy, which shall be filled by the decision of a majority of the board then in office. The replacement director will hold office until the next annual general meeting at which the director he replaces would have been subject to retirement by rotation.

Directors do not have to be independent under the Existing Organizational Documents.	Directors do not have to be independent under the MergeCo Amended and Restated Memorandum and Articles of Association.

Under the Existing Organizational Documents, a director may be removed from office by a resolution of the holders of Twin Ridge Class B Ordinary Shares only prior to the consummation of Twin Ridge’s initial business combination.

Under Section 146 of the ICA, a director may be removed before the expiration of his or her period of office by way of ordinary resolution of the shareholders (i.e., a simple majority of the members attending and voting), provided that at least 28 clear days’ notice of the resolution is given to MergeCo, and the shareholders comply with the relevant procedural requirements of the ICA. Under Irish law, one or more MergeCo shareholders representing not less than 10% of the paid-up share capital of MergeCo carrying voting rights may requisition the holding of an extraordinary general meeting at which a resolution to remove a director and appoint another person in his or her place may be proposed.

There are no share ownership qualifications for directors.	There are no share ownership qualifications for directors.

Meetings of the Twin Ridge Board may be convened at any time by any of Twin Ridge’s directors. A quorum will be present at a meeting of the Twin Ridge Board if at least a majority of the directors are present or represented by an alternate director. At any meeting of Twin Ridge’s directors, each director, whether by his or her presence or by his or her alternate, is entitled to one vote. Questions arising at a meeting of the Twin Ridge Board shall be decided by a majority vote. In the case of a tie vote, the chairperson of the meeting shall have a second or casting vote.

Meetings of the MergeCo Board may be convened at such time and place as the directors determine. The quorum may be fixed by the directors and unless so fixed shall be a majority of the directors in office. The directors are not entitled to appoint alternates. Questions arising at a meeting of the MergeCo Board are required to be decided by a simple majority of the directors present, with each director entitled to one vote. In the case of a tie vote, the chairperson of the meeting shall not have a second or casting vote.

The Twin Ridge Board may pass resolutions without a meeting by unanimous written consent.	The MergeCo Board may pass resolutions without a meeting where such resolution is signed by all the directors.

Corporate Law Differences
Cayman Islands	Ireland
Fiduciary Duties of Directors

Under Cayman Islands law, all of our directors owe three types of duties to us: (i) statutory duties, (ii) fiduciary duties, and (iii) common law duties. Cayman Islands law imposes a number of fiduciary duties on a director. A Cayman Islands director’s fiduciary duties are not codified; however, the courts of the Cayman Islands have held that a director owes the following fiduciary duties:

(a)  a duty to act in what the director bona fide considers to be in the best interests of the company;

(b) a duty to exercise their powers for the purposes they were conferred;

(c)  a duty to avoid fettering his or her discretion in the future;

(d) a duty to exercise powers fairly as between different sections of shareholders;

(e)  a duty to exercise independent judgment; and

(f) a duty to avoid conflicts of interest.

The common law duties owed by a director are those to act with skill, care and diligence that may reasonably be expected of a person carrying out the same functions as are carried out by that director in relation to the company and, also, to act with the skill, care and diligence in keeping with a standard of care commensurate with any particular skill they have which enables them to meet a higher standard than a director without those skills.

Under the Existing Organizational Documents, so long as a director has disclosed any interests in a transaction entered into or to be entered into by the company to the board, he/she may:

(i)vote on a matter relating to the transaction;

(ii) attend a meeting of directors at which a matter relating to the transaction arises and be included among the directors present at the meeting for the purposes of a quorum; and

Directors and officers owe fiduciary duties at both common law and under statute. These duties include those listed below. A director shall:

(a)  act in good faith in what the director considers to be the interests of the company;

(b) act honestly and responsibly in relation to the conduct of the affairs of the company;

(c)  act in accordance with the company’s constitution and exercise his or her powers only for the purposes allowed by law;

(d) not use the company’s property, information or opportunities for his or her own or anyone else’s benefit unless expressly permitted by the company’s constitution or approved by a resolution of the company in general meeting;

(e)  not agree to restrict the director’s power to exercise an independent judgement, unless expressly permitted by the company’s constitution or approved by a resolution of the company in general meeting;

(f) avoid any conflict between the director’s duties to the company and the director’s other (including personal) interests unless released from this duty by the company’s constitution or by resolution of the company in general meeting;

(g) exercise the care, skill and diligence which would be exercised in the same circumstances by a reasonable person having both the knowledge and experience that may reasonably be expected of a person in the same position as the director and the knowledge and experiences that the director has; and

(h) in addition to having a general duty to have regard to the interests of the company’s employees, have regard to the interests of its members.

Corporate Law Differences
Cayman Islands	Ireland
(iii) sign a document on behalf of the company, or do any other thing in his capacity as a director, that relates to the transaction.
Under the MergeCo Amended and Restated Memorandum and Articles of Association, so long as a director has disclosed to the MergeCo Board any interests he/she may have in a contract or proposed contract with MergeCo, he/she may vote in respect of any contract, appointment or arrangement in which he/she is interested and be counted in the quorum present at the meeting.

Under the laws of the Cayman Islands, a transaction entered into by the company in respect of which a director is interested will not be voidable by the company where the members have approved or ratified the transaction in knowledge of the material facts of the interest of the director in the transaction, or if the company received fair value for the transaction.

Under the laws of Ireland, certain transactions entered into by MergeCo with a director will be voidable by MergeCo unless MergeCo’s shareholders have approved or ratified the transaction in knowledge of the material facts of the interest of the director in the transaction. Shareholder approval will be required even where MergeCo receives fair value for the transaction. There is a de minimis threshold in terms of transaction value that needs to be reached before shareholder approval is required.

Indemnification of Directors

The Existing Organizational Documents provides that, subject to certain limitations, Twin Ridge shall indemnify its directors and officers against all expenses, including legal fees, and against all judgments, fines and amounts paid in settlement and reasonably incurred in connection with legal, administrative or investigative proceedings. Such indemnity does not apply in respect of any incurred by reason of such person’s own actual fraud, willful neglect or willful default.

The MergeCo Amended and Restated Memorandum and Articles of Association provide that, subject to certain limitations and so far as may be permitted by the ICA, each director and officer shall be entitled to be indemnified by MergeCo against all costs and expenses incurred in the execution and discharge of his or her duties, including any liability incurred in defending any proceedings relating to his or her office where judgment is given in his or her favor or the proceedings disposed of without any finding against him or her. It is expected that MergeCo will purchase and maintain directors and officers insurance on behalf of its directors, secretary and employees. A director shall not be indemnified in respect of any claim where he or she has been adjudged to be liable for fraud or dishonesty, unless otherwise directed by the court.

Committees

Under the Existing Organizational Documents, the directors of Twin Ridge may delegate any of their powers, authorities and discretions, including the power to sub-delegate, to any committee consisting of one or more of Twin Ridge's directors and subject to any conditions that the Twin Ridge's directors may impose. Furthermore, under Twin Ridge’s Memorandum and Articles of Association, the

Under the MergeCo Amended and Restated Memorandum and Articles of Association, the directors of MergeCo may establish one or more committees consisting in whole or in part of members of the MergeCo Board. The composition, function, power and obligations of any such committee will be determined by the MergeCo Board from time to time.

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directors of Twin Ridge may establish any committees, local boards or agencies or appoint any person to be a manager or agent for managing the affairs of Twin Ridge and may appoint any person to be a member of such committees, local boards or agencies and subject to any conditions that the Twin Ridge's directors may impose.

Limited Liability of Directors

Under Cayman Islands law, directors owe certain fiduciary duties to the company and may be liable where they act in breach of such duties.	Under the ICA, a director of MergeCo may be liable to MergeCo where such director acts in breach of certain of his or her fiduciary duties.

Dissenters’ Rights

The Cayman Islands Companies Act prescribes that:

238. (1) A member of a constituent company incorporated under this Act shall be entitled to payment of the fair value of that person’s shares upon dissenting from a merger or consolidation.

239. (1) No rights under Section 238 shall be available in respect of the shares of any class for which an open market exists on a recognized stock exchange or recognized interdealer quotation system at the expiry date of the period allowed for written notice of an election to dissent under Section 238(5), but this section shall not apply if the holders thereof are required by the terms of a plan of merger or consolidation pursuant to Section 233 or 237 to accept for such shares anything except — (a) shares of a surviving or consolidated company, or depository receipts in respect thereof; (b) shares of any other company, or depository receipts in respect thereof, which shares or depository receipts at the effective date of the merger or consolidation, are either listed on a national securities exchange or designated as a national market system security on a recognized interdealer quotation system or held of record by more than two thousand holders; (c) cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a) and (b);
or (d) any combination of the shares,

Generally, under Irish law, shareholders of an Irish company do not have dissenters’ or appraisal rights.

Under the European Communities (Cross-Border Mergers) Regulations 2008 governing the merger of an Irish public limited company such as MergeCo and a company incorporated in the European Economic Area, a shareholder (i) who voted against the special resolution approving a merger or (ii) of a company in which 90% of the shares are held by the other party to the merger, has the right to request that the company acquire his or her shares for cash at a price determined in accordance with the share exchange ratio set out in the transaction.

Under the ICA, which governs the merger of Irish companies limited by shares, such as MergeCo, a shareholder of either of the merging companies who voted against the special resolution approving the merger, or any shareholder, other than the successor company, where the successor company held 90% or more of the voting shares in the transferor company, may, not later than 15 days after the shareholder meeting of the relevant merging company at which the merger was approved, request in writing that the successor company acquire his, her or its shares for cash.

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depository receipts and cash in lieu of fractional shares or fractional depository receipts described in paragraphs (a), (b)
and (c).

Generally any other claims against a company by its shareholders must be based on the general laws of contract or tort applicable in the Cayman Islands or their individual rights as shareholders as established by the company’s Memorandum and Articles of Association.

Share Issues

Under the Existing Organizational Documents, Twin Ridge’s directors may allot, issue, grant options over or otherwise dispose of shares (including fractions of a share) with or without preferred, deferred or other rights or restrictions, whether in regard to dividends or other distributions, voting, return of capital or otherwise and to such persons, at such times and on such other terms as they think proper, and may also (subject to the Cayman Islands Companies Act and its Articles of Association) vary such rights.

There are generally no statutory pre-emptive rights under Cayman Islands law and there are no preemptive rights under Twin Ridge's memorandum and Articles.

Irish law generally provides that a board of directors may allot and issue shares (or rights to subscribe for or convert into shares) if authorized to do so by a company’s constitution or by an ordinary resolution. Such authorization may be granted for up to the maximum of a company’s authorized but unissued share capital and for a maximum period of five years, at which point it must be renewed by another ordinary resolution. The MergeCo Amended and Restated Memorandum and Articles of Association authorize the MergeCo Board to allot shares up to the maximum of MergeCo’s authorized but unissued share capital until the fifth anniversary of the adoption of the MergeCo Amended and Restated Memorandum and Articles of Association (i.e., five years after completion of the Transactions). This authorization will need to be renewed by ordinary resolution (typically at the company’s annual general meeting) upon its expiration and at periodic intervals thereafter. Under Irish law, an allotment authority may be given for up to five years at each renewal, but governance considerations may result in renewals for shorter periods or for less than the maximum permitted number of shares being sought or approved.

While Irish law also generally provides shareholders with pre-emptive rights when new shares are issued for cash, it is possible for the MergeCo Amended and Restated Memorandum and Articles of Association, or for shareholders of MergeCo in a general meeting, to exclude such pre-emptive rights. the MergeCo Amended and Restated Memorandum and Articles of Association exclude pre-emptive rights until the fifth anniversary of the adoption of the MergeCo Amended and Restated Memorandum and Articles of Association (i.e., five years after completion of the

Corporate Law Differences
Cayman Islands	Ireland

Transactions). This exclusion will need to be renewed by special resolution (typically at the company’s annual general meeting) upon its expiration and at periodic intervals thereafter. Under Irish law, a disapplication of pre-emption rights may be authorized for up to five years at each renewal, but governance considerations may result in renewals for shorter periods or for less than the maximum permitted number of unissued shares being sought or approved.

Share Repurchases and Redemptions

A Cayman Islands company may, if authorized to do so in its articles of association, issue shares which are to be redeemed or are liable to be redeemed at the option of the holder thereof or the company, or purchase its own shares, whether issued as redeemable or not. Shares may be purchased in the manner set out in the articles of association. If no such manner is provided for, approval of the members in general meeting must be obtained.

Shares may be redeemed or repurchased by MergeCo. Any share in MergeCo shall be deemed to be a redeemable share as and from the time of existence of an agreement or transaction between MergeCo and any person pursuant to which MergeCo will acquire a share or shares. Any acquisition by MergeCo of shares in MergeCo other than a surrender for nil value shall constitute a redemption. Any redemption or repurchase must be funded out of MergeCo’s distributable reserves or from the proceeds of a fresh issue of shares. Redemptions and repurchases are governed by the applicable provisions of the ICA and the MergeCo Amended and Restated Memorandum and Articles of Association.

Dividends

Subject to the Cayman Islands Companies Act and Twin Ridge’s Memorandum and Articles of Association, Twin Ridge’s directors may declare dividends at a time and amount they think fit if they are satisfied, on reasonable grounds, that, immediately after distribution of the dividend, the value of its assets will exceed its liabilities and Twin Ridge will be able to pay its debts as they fall due in the ordinary course of business. No dividend shall carry interest against Twin Ridge.

The directors may from time to time pay such dividends as appear justified by the profits of MergeCo, provided that dividends may only be made out of MergeCo’s distributable reserves and if the dividend will not cause MergeCo’s net assets to fall below the aggregate of its called up share capital and undistributable reserves (as such terms are calculated in accordance with the ICA). No dividend shall bear interest against MergeCo.

The MergeCo Board may also recommend a dividend to be approved and declared by MergeCo shareholders at a general meeting, provided that no such dividend may exceed the amount recommended by the Board.

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Cayman Islands	Ireland
Rights of Non-resident or Foreign Shareholders and Disclosure of Substantial Shareholdings

There are no limitations imposed by the Existing Organizational Documents on the rights of non-resident or foreign shareholders to hold or exercise voting rights on Twin Ridge’s shares. There are no provisions in the Existing Organizational Documents governing the ownership threshold above which shareholder ownership must be disclosed.

There are no limitations imposed by the MergeCo Amended and Restated Memorandum and Articles of Association on the rights of non-resident or foreign shareholders to hold or exercise voting rights on MergeCo’s shares.

Under the ICA, shareholders must notify MergeCo if, as a result of a transaction, the shareholder will become interested in 3% or more of MergeCo’s voting shares, or if as a result of a transaction a shareholder who was interested in 3% or more of MergeCo’s voting shares ceases to be so interested. Where a shareholder is interested in 3% or more of MergeCo’s voting shares, the shareholder must notify MergeCo of any alteration to his or her interest that brings his or her total through the nearest whole percentage number, whether an increase or a reduction.

Where a person fails to comply with these notification requirements no right or interest of any kind whatsoever in respect of any shares in the company concerned, held by such person, shall be enforceable by such person, whether directly or indirectly, by action or legal proceeding. However, such person may apply to the Irish High Court to have the rights attaching to the shares concerned reinstated.

Corporate Law Differences
Cayman Islands	Ireland
Shareholder Inspection of Books and Records

Under Cayman Islands law, shareholders have no right to inspect the books of the company but are entitled to an up-to-date copy of the memorandum and articles of association. Standard articles provide that directors may determine whether and to what extent the books of the company shall be open to inspection.

Under Irish law, MergeCo’s shareholders have the rights to:

(i) receive a copy of MergeCo’s Memorandum and Articles of Association;

(ii) inspect and obtain copies of the minutes of general meetings and resolutions of MergeCo;

(iii) inspect and receive a copy of MergeCo’s register of members, register of directors and secretaries, register of directors’ interests, register of directors’ service contracts and memoranda and other statutory registers maintained by MergeCo;

(iv) receive copies of balance sheets and directors’ and auditors’ reports that have previously been sent to MergeCo’s shareholders prior to an annual general meeting; and

(v) receive balance sheets of any subsidiary of MergeCo that have previously been sent to MergeCo’s shareholders prior to an annual general meeting for the preceding 10 years.

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Anti-Money Laundering Laws

In order to comply with legislation or regulations aimed at the prevention of money laundering, Twin Ridge is required to adopt and maintain anti-money laundering procedures, and may require investors to provide evidence to verify their identity.

If any person in the Cayman Islands knows or suspects or has reasonable grounds for knowing or suspecting that another person is engaged in criminal conduct or money laundering or is involved with terrorism or terrorist financing and property and the information for that knowledge or suspicion came to their attention in the course of business in the regulated sector, or other trade, profession, business or employment, the person will be required to report such knowledge or suspicion to (i) the Financial Reporting Authority of the Cayman Islands, pursuant to the Proceeds of Crime Act (As Revised) of the Cayman Islands if the disclosure relates to criminal conduct or money laundering, or (ii) a police officer of the rank of constable or higher, or the Financial Reporting Authority, pursuant to the Terrorism Act (As Revised) of the Cayman Islands, if the disclosure relates to involvement with terrorism or terrorist financing and property. Such a report shall not be treated as a breach of confidence or of any restriction upon the disclosure of information imposed by any enactment or otherwise.

Under Irish law, the Criminal Justice (Money Laundering and Terrorist Financing) Act 2010 (as amended) (the “2010 Act”) sets down the law in relation to money laundering and the proceeds of crime and its application to MergeCo.

MergeCo does not fall within the definition of a “designated person” under the 2010 Act and is therefore not obliged to report suspicious transactions in the same manner as a “designated person” but it can make a voluntary disclosure.

MergeCo is required to hold “adequate, accurate and current” information on its beneficial owners. MergeCo must set up a beneficial ownership register, where a beneficial owner is a corporate or individual that directly (or indirectly through other companies) holds over 25% of the shares in MergeCo or otherwise directly (or indirectly through other companies) controls over 25% of MergeCo.

Governing Law and Jurisdiction

The MergeCo Amended and Restated Memorandum and Articles of Association provide that the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of the MergeCo Amended and Restated Memorandum and Articles of Association except that (unless MergeCo consents in writing to the selection of an alternative forum) the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act.

SHARES ELIGIBLE FOR FUTURE SALE
Upon the consummation of the Business Combination, MergeCo will have, based on the assumptions set out elsewhere in this proxy statement/prospectus, up to 30,756,200 MergeCo Ordinary Shares issued and outstanding, assuming no Twin Ridge Ordinary Shares are redeemed in connection with the Business Combination. All of the MergeCo Ordinary Shares issued in connection with the Business Combination will be freely transferable by persons other than MergeCo’s affiliates without restriction or further registration under the Securities Act, except the Lock-up Shares are subject to the lock-up restrictions described below.
Sales of substantial amounts of MergeCo Ordinary Shares in the public market could adversely affect prevailing market prices of Twin Ridge Class A Ordinary Shares.
Registration Rights Agreement
At the Closing, MergeCo, the Founder Holders and certain shareholders of Carbon Revolution will enter into the Registration Rights Agreement containing customary registration rights for the parties thereto.
The Registration Rights Agreement provides for certain lock-up restrictions on the Lock-up Shares. Pursuant to the Registration Rights Agreement, certain members of management and all of the directors of Carbon Revolution, the Sponsor Parties, Ms. Burns, Mr. Henrys and Mr. Pilnick (together with their respective successors and any permitted transferees) agreed to be subject to a 180-day lock-up from the Closing Date. Such lock-up restrictions are subject to certain customary exceptions.
Rule 144
Pursuant to Rule 144, a person who has beneficially owned restricted MergeCo Ordinary Shares or MergeCo Warrants for at least six months would be entitled to sell their securities; provided that (i) such person is not deemed to have been an affiliate of MergeCo at the time of, or at any time during the three months preceding, a sale and (ii) MergeCo is subject to the Exchange Act periodic reporting requirements for at least three months before the sale and has filed all required reports under Section 13 or 15(d) of the Exchange Act during the twelve months (or such shorter period as MergeCo was required to file reports) preceding the sale.
Persons who have beneficially owned shares of restricted MergeCo Ordinary Shares or MergeCo Warrants for at least six months but who are affiliates of MergeCo at the time of, or at any time during the three months preceding, a sale, would be subject to additional restrictions, by which such person would be entitled to sell within any three-month period only a number of securities that does not exceed the greater of:
•	1% of the total number of MergeCo Ordinary Shares then outstanding; or
•	the average weekly reported trading volume of the MergeCo Ordinary Shares during the four calendar weeks preceding the filing of a notice on Form 144 with respect to the sale.
Sales by affiliates of MergeCo under Rule 144 are also limited by manner of sale provisions and notice requirements and to the availability of current public information about MergeCo.
Restrictions on the Use of Rule 144 by Shell Companies or Former Shell Companies
Rule 144 is not available for the resale of securities initially issued by shell companies (other than business combination related shell companies) or issuers that have been at any time previously a shell company. MergeCo may be deemed a former shell company. However, Rule 144 also includes an important exception to this prohibition if the following conditions are met:
•	the issuer of the securities that was formerly a shell company has ceased to be a shell company;
•	the issuer of the securities is subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act;
•
the issuer of the securities has filed all Exchange Act reports and material required to be filed, as applicable, during the preceding 12 months (or such shorter period that the issuer was required to file such reports and materials), other than Form 8-K reports; and

•
at least one year has elapsed from the time that the issuer filed current Form 10 type information with the SEC, which is expected to be filed promptly after completion of the Business Combination, reflecting its status as an entity that is not a shell company.

As of the date of this proxy statement/prospectus, there are 11,593,848 Twin Ridge Ordinary Shares outstanding. Of these shares, the 6,266,645 shares sold in the IPO are freely tradable without restriction or further registration under the Securities Act, except for any shares purchased by one of our affiliates within the meaning of Rule 144 under the Securities Act. All of the remaining 5,327,203 shares owned collectively by the Sponsor, officers and directors, and certain affiliates are restricted securities under Rule 144, in that they were issued in private transactions not involving a public offering.
As of August 14, 2023, there are a total of 12,210,742 Warrants outstanding, consisting of 7,102,900 Public Warrants and 5,107,842 Private Placement Warrants. Each Warrant is exercisable for one share of Twin Ridge Class A Ordinary Share (or one MergeCo Ordinary Share, post-Business Combination), in accordance with the terms of the Warrant Agreement. Each Warrant issued and outstanding immediately prior to the Closing will be automatically converted into a warrant exercisable for an equivalent number of MergeCo Ordinary Shares.

ANTICIPATED ACCOUNTING TREATMENT
Since MergeCo and Twin Ridge are not businesses as defined in IFRS 3, the transaction is not a business combination. The Business Combination will be accounted for as a capital reorganization. Under this method of accounting, MergeCo will be treated as the “acquired” company for financial reporting purposes. The net assets of MergeCo will include the net assets of Twin Ridge as a subsidiary of MergeCo will merge with Twin Ridge immediately prior to MergeCo issuing shares to Carbon Revolution shareholders. Accordingly, the collective steps which occur concurrently will be treated as the equivalent of Carbon Revolution issuing shares at the closing for the net assets of MergeCo as of the closing date, accompanied by a recapitalization as Carbon Revolution is not the legal acquiror of MergeCo. The net assets of MergeCo (including the net assets of Twin Ridge) Carbon Revolution issuing shares at the closing for the net assets of Twin Ridge as of the closing date, accompanied by a recapitalization. The net assets of Twin Ridge will be stated at historical cost, with no goodwill or other intangible assets recorded in accordance with IFRS. This is expected to be consistent with carrying value. Carbon Revolution will, consequently, be deemed the accounting predecessor meaning that Carbon Revolution’s consolidated assets, liabilities and results of operations will become the historical financial statements of MergeCo. The difference between the fair value of the shares deemed to have been issued by Carbon Revolution and the fair value of Twin Ridge’s identifiable net assets represents a payment for the service of obtaining a stock exchange listing for its shares and a cost of raising capital. Transaction costs are allocated on a relative fair value basis of the amounts allocated to each equity transaction as mentioned above, such that the amount attributed to the equity transaction is deducted from equity and the amount attributed to the listing service is charged as expense in profit or loss. For purposes of the unaudited pro forma condensed combined financial information, it is assumed that the fair value of each individual Carbon Revolution ordinary share deemed to have been issued to Twin Ridge shareholders is derived from a recent observable trading price for the underlying Carbon Revolution shares prior to the date of this proxy statement/prospectus, not the $10.00 value per share articulated in the Business Combination Agreement. As of July 11, 2023, that share price was A$0.14.

LEGAL MATTERS
Arthur Cox LLP, Dublin, Ireland has passed on the validity of the MergeCo Ordinary Shares offered by this proxy statement/prospectus. Goodwin Procter LLP, New York, NY has passed on the validity of the MergeCo Warrants offered by this proxy statement/prospectus and certain other legal matters related to this proxy statement/prospectus.
EXPERTS
Twin Ridge’s financial statements as of December 31, 2022 and December 31, 2021, and for the year ended December 31, 2022, and for the period from January 7, 2021 (inception) through December 31, 2021, have been included in this proxy statement/prospectus in reliance upon the report of Marcum LLP (which report contains an explanatory paragraph regarding the ability of Twin Ridge to continue as a going concern), appearing elsewhere herein, and upon the authority of said firm as experts in accounting and auditing.
The financial Statements of Carbon Revolution as of June 30, 2022 and 2021, and as of July 1, 2020 and for each of the two years in the period ended June 30, 2022 included in this proxy statement/prospectus have been audited by Deloitte Touche Tohmatsu, an independent registered public accounting firm, as stated in their report. Such financial statements are included in reliance upon the report of such firm given in their authority as experts in accounting and auditing.
The offices of Deloitte Touche Tohmatsu are located at 477 Collins Street, Melbourne Victoria 3000 Australia.
HOUSEHOLDING INFORMATION
Unless Twin Ridge has received contrary instructions, it may send a single copy of this proxy statement/prospectus to any household at which two or more shareholders reside if Twin Ridge believes the shareholders are members of the same family. This process, known as “householding”, reduces the volume of duplicate information received at any one household and helps to reduce expenses. A number of brokers with account holders who are Twin Ridge shareholders will be householding this proxy statement/prospectus. Twin Ridge shareholders who participate in householding will continue to receive separate proxy cards. If shareholders prefer to receive multiple sets of disclosure documents at the same address this year or in future years, the shareholders should follow the instructions described below. Similarly, if an address is shared with another shareholder and together both of the shareholders would like to receive only a single set of disclosure documents, the shareholders should follow these instructions:
If the shares are registered in the name of the shareholder, the shareholder should contact Twin Ridge at its offices at Twin Ridge Acquisition Corp., 999 Vanderbilt Beach Road, Suite 200, Naples, Florida or by telephone at (617) 663-5997, to inform Twin Ridge of his, her or their request; or
If a bank, broker or other nominee holds the shares, the shareholder should contact the bank, broker or other nominee directly.
TRANSFER AGENT AND REGISTRAR
The transfer agent for Twin Ridge securities is Continental Stock Transfer & Trust Company.
The transfer agent for MergeCo securities following the Business Combination will be Computershare Trust Company, N.A.

SHAREHOLDER PROPOSALS AND NOMINATIONS
If the Business Combination is completed, MergeCo shareholders will be entitled to attend and participate in MergeCo’s annual general meetings of shareholders. MergeCo will provide notice of the date on which its annual general meeting will be held, in accordance with the MergeCo Amended and Restated Memorandum and Articles of Association and the ICA.
SHAREHOLDER COMMUNICATIONS
Shareholders and interested parties may communicate with the Twin Ridge Board, any committee chairperson or the non-management directors as a group by writing to the board or committee chairperson in care of Twin Ridge Acquisition Corp., 999 Vanderbilt Beach Road, Suite 200, Naples, Florida. Following the Business Combination, such communications should be sent in care of Carbon Revolution Limited, Building NR, Geelong Technology Precinct, 75 Pigdons Road, Waurn Ponds, Victoria, Australia, 3216. Each communication will be forwarded, depending on the subject matter, to the board of directors, the appropriate committee chairperson or all non-management directors.
ENFORCEMENT OF CIVIL LIABILITIES
Cayman Islands
Twin Ridge has been advised by its Cayman Islands legal counsel, Maples and Calder (Cayman) LLP, that the courts of the Cayman Islands are unlikely (i) to recognize or enforce against Twin Ridge judgments of courts of the United States predicated upon the civil liability provisions of the securities laws of the United States or any State; and (ii) in original actions brought in the Cayman Islands, to impose liabilities against Twin Ridge predicated upon the civil liability provisions of the securities laws of the United States or any State, so far as the liabilities imposed by those provisions are penal in nature. In those circumstances, although there is no statutory enforcement in the Cayman Islands of judgments obtained in the United States, the courts of the Cayman Islands will recognize and enforce a foreign money judgment of a foreign court of competent jurisdiction without retrial on the merits based on the principle that a judgment of a competent foreign court imposes upon the judgment debtor an obligation to pay the sum for which judgment has been given provided certain conditions are met. For such a foreign judgment to be enforced in the Cayman Islands, such judgment must be final and conclusive and for a liquidated sum, and must not be in respect of taxes or a fine or penalty, inconsistent with a Cayman Islands judgment in respect of the same matter, impeachable on the grounds of fraud or obtained in a manner, and/or be of a kind the enforcement of which is, contrary to natural justice or the public policy of the Cayman Islands (awards of punitive or multiple damages may well be held to be contrary to public policy). A Cayman Islands Court may stay enforcement proceedings if concurrent proceedings are being brought elsewhere.
Ireland
A judgment for the payment of money rendered by a court in the United States based on civil liability would not be automatically enforceable in Ireland. There is no treaty between Ireland and the United States providing for the reciprocal enforcement of foreign judgments. The following requirements must be met before the U.S. judgment will be deemed to be enforceable in Ireland:
•	the U.S. judgment must be for a definite sum;
•	the U.S. judgment is not directly or indirectly for the payment of taxes or other charges of a like nature or a fine or other penalty, for example, punitive or exemplary damage;
•	the U.S. judgment must be final and conclusive;
•	the Irish proceedings were commenced within the relevant limitation period;
•	the U.S. judgment must be provided by a court of competent jurisdiction, as determined by Irish law; and
•	the U.S. judgment remains valid and enforceable in the U.S. court in which it was obtained.
An Irish court will also exercise its right to refuse judgment if the U.S. judgment was obtained by fraud, violated Irish public policy, is in breach of natural justice or irreconcilable with an earlier foreign judgment.

In certain limited circumstances, a shareholder may be entitled to bring a derivative action on behalf of MergeCo if a wrong committed against MergeCo would otherwise go unredressed. The principal case law in Ireland indicates that to bring a derivative action a person must first establish a prima facie case (1) that a company is entitled to the relief claimed and (2) that the action falls within one of the five exceptions derived from case law, as follows:
•	where an ultra vires or illegal act is perpetrated;
•	where more than a bare majority is required to ratify the “wrong” complained of;
•	where the shareholders’ personal rights are infringed;
•	where a fraud has been perpetrated upon a minority by those in control; and
•	where the justice of the case required a minority to be permitted to institute proceedings.
Irish law also permits shareholders of a company to bring proceedings against that company where its affairs are being conducted, or the powers of the directors are being exercised, in a manner oppressive to the shareholders or in disregard of their interests.
The court can grant any relief it sees fit and the usual remedy is the purchase or transfer of the shares of any shareholder.

WHERE YOU CAN FIND MORE INFORMATION
Twin Ridge files annual, quarterly and current reports, proxy statements and other information with the SEC required by the Exchange Act. Twin Ridge’s public filings are also available to the public from the SEC’s website at www.sec.gov.
If you would like additional copies of this proxy statement/prospectus or Twin Ridge’s other filings with the SEC (excluding exhibits) or if you have questions about the Business Combination or the proposals to be presented at the General Meeting, you should contact Twin Ridge at the following address and telephone number:
Twin Ridge Capital Acquisition Corp.
999 Vanderbilt Beach Road, Suite 200
Naples, Florida 34108
(212) 235-0292
You may also obtain additional copies of this proxy statement/prospectus by requesting them in writing or by telephone from Twin Ridge’s proxy solicitation agent at the following address and telephone number:
Morrow Sodali LLC
333 Ludlow Street, 5th Floor, South Tower
Stamford, Connecticut 06902
Individuals, please call toll-free: (800) 662-5200
Banks and brokerage, please call: (203) 658-9400
Email: TRCA.info@investor.morrowsodali.com
You will not be charged for any of the documents you request. If your shares are held in a stock brokerage account or by a bank or other nominee, you should contact your broker, bank or other nominee for additional information.
If you are a Twin Ridge shareholder and would like to request documents, please do so by    , 2023, or five Business Days prior to the General Meeting, in order to receive them before the General Meeting. If you request any documents from Twin Ridge, such documents will be mailed to you by first class mail, or another equally prompt means.
This proxy statement/prospectus is part of a registration statement and constitutes a prospectus of MergeCo in addition to being a proxy statement of Twin Ridge for the General Meeting. As allowed by SEC rules, this proxy statement/prospectus does not contain all of the information you can find in the registration statement or the exhibits to the registration statement. Information and statements contained in this proxy statement/prospectus are qualified in all respects by reference to the copy of the relevant contract or other document included as an Annex to this proxy statement/prospectus.
All information contained in this proxy statement/prospectus relating to Twin Ridge has been supplied by Twin Ridge, all such information relating to MergeCo has been supplied by MergeCo, and all such information relating to Carbon Revolution has been supplied by Carbon Revolution. Information provided by either Twin Ridge, MergeCo, or Carbon Revolution does not constitute any representation, estimate or projection of any other party. This document is a proxy statement of Twin Ridge for the General Meeting. Twin Ridge, Carbon Revolution, and MergeCo have not authorized anyone to give any information or make any representation about the Business Combination or the parties thereto, that is different from, or in addition to, that contained in this proxy statement/prospectus. Therefore, if anyone does give you information of this sort, you should not rely on it. The information contained in this proxy statement/prospectus speaks only as of the date of this proxy statement/prospectus, unless the information specifically indicates that another date applies.

INDEX TO FINANCIAL STATEMENTS
Page
Twin Ridge Capital Acquisition Corp.

Unaudited Condensed Financial Statements
Condensed Balance Sheets as of June 30, 2023 (unaudited) and December 31, 2022	F-2
Unaudited Condensed Statements of Operations for the Three and Six Months Ended June 30, 2023 and 2022	F-3
Unaudited Condensed Statements of Changes in Shareholders’ Deficit for the Three and Six Months Ended June 30, 2023 and 2022	F-4
Unaudited Condensed Statements of Cash Flows for the Six Months Ended June 30, 2023 and 2022	F-5
Notes to Unaudited Condensed Financial Statements	F-6

Audited Consolidated Financial Statements
Report of Independent Registered Public Accounting Firm (PCAOB ID No. 688)	F-24
Balance Sheets as of December 31, 2022 and December 31, 2021	F-25
Statements of Operations for the Year ended December 31, 2022 and for the Period from January 7, 2021 (Inception) through December 31, 2021	F-26
Statements of Changes in Shareholders’ Deficit for the Year ended December 31, 2022 and for the Period from January 7, 2021 (Inception) through December 31, 2021	F-27
Statements of Cash Flows for the Year ended December 31, 2022 and for the Period from January 7, 2021 (Inception) through December 31, 2021	F-28
Notes to Financial Statements	F-29

Carbon Revolution Limited

Unaudited Financial Statements
Unaudited condensed consolidated statements of profit or loss and other comprehensive income	F-46
Unaudited condensed consolidated statements of financial position	F-47
Unaudited condensed consolidated statements of changes in equity	F-48
Unaudited condensed consolidated statements of cash flows	F-49
Notes to the unaudited condensed consolidated financial statements	F-50

Audited Financial Statements
Report of Independent Registered Public Accounting Firm	F-60
Consolidated statements of profit or loss and other comprehensive income	F-61
Consolidated statements of financial position	F-62
Consolidated statements of changes in equity	F-63
Consolidated statements of cash flows	F-64
Notes to the financial statements	F-65

TWIN RIDGE CAPITAL ACQUISITION CORP.
CONDENSED BALANCE SHEETS
	June 30, 2023	December 31, 2022
	(Unaudited)
Assets
Cash	$130,317	$1,032,620
Prepaid expenses	119,819	74,994
Due from related party, net	—	12,526
Total current assets	250,136	1,120,140
Marketable securities held in Trust Account	65,779,144	216,069,362
Total Assets	$66,029,280	$217,189,502

Liabilities and Shareholders’ Deficit
Current liabilities:
Accounts payable	$5,832,055	$4,427,004
Due to related party, net	1,162	—
Promissory note - related party	640,000	—
Total current liabilities	6,473,217	4,427,004
Warrant liability	684,143	376,312
Commitment fee shares liability	157,173	147,469
Total Liabilities	7,314,533	4,950,785

Commitments
Class A ordinary shares subject to possible redemption, 6,266,645 shares and 21,308,813 shares at redemption value of approximately $10.50 and $10.14 at June 30, 2023 and December 31, 2022, respectively	65,779,144	216,069,362

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding at June 30, 2023 and December 31, 2022, respectively	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none shares issued and outstanding (excluding 6,266,645 and 21,308,813 shares subject to possible redemption at June 30, 2023 and December 31, 2022, respectively)	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,327,203 shares issued and outstanding at June 30, 2023 and December 31, 2022, respectively	533	533
Additional paid-in capital	2,058,824	5,336,153
Accumulated deficit	(9,123,754)	(9,167,331)
Total Shareholders’ Deficit	(7,064,397)	(3,830,645)

Total Liabilities and Shareholders’ Deficit	$66,029,280	$217,189,502
The accompanying notes are an integral part of the unaudited condensed financial statements.

TWIN RIDGE CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF OPERATIONS
	For the Three Months Ended June 30,		For the Six Months Ended June 30,
	2023	2022	2023	2022
Formation and operating costs	$795,409	$232,494	$2,276,267	$435,794
Loss from operations	(795,409)	(232,494)	(2,276,267)	(435,794)

Other income (expense):
Change in fair value of commitment fee shares	(6,894)	—	(9,704)	—
Change in fair value of warrant liabilities	187,896	1,967,243	(307,831)	6,133,100
Trust interest income	781,166	227,211	2,637,379	232,467
Total other income, net	962,168	2,194,454	2,319,844	6,365,567

Net income	$166,759	$1,961,960	$43,577	$5,929,773

Basic and diluted weighted average shares outstanding, ordinary shares subject to redemption	6,266,645	21,308,813	12,000,952	21,308,813
Basic and diluted net income per share	$0.01	$0.07	$0.00	$0.22

Basic and diluted weighted average shares outstanding, ordinary shares	5,327,203	5,327,203	5,327,203	5,327,203
Basic and diluted net income per share	$0.01	$0.07	$0.00	$0.22
The accompanying notes are an integral part of the unaudited condensed financial statements.

TWIN RIDGE CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2023
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2022	—	$—	5,327,203	$533	$5,336,153	$(9,167,331)	$(3,830,645)
Remeasurement of Class A ordinary shares to redemption value	—	—	—	—	(2,336,163)	—	(2,336,163)
Net loss	—	—	—	—	—	(123,182)	(123,182)
Balance – March 31, 2023 (Unaudited)	—	—	5,327,203	533	2,999,990	(9,290,513)	(6,289,990)
Remeasurement of Class A ordinary shares to redemption value	—	—	—	—	(941,166)	—	(941,166)
Net income	—	—	—	—	—	166,759	166,759
Balance – June 30, 2023 (Unaudited)	—	$—	5,327,203	$533	$2,058,824	$(9,123,754)	$(7,064,397)
FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2022
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – December 31, 2021	—	$—	5,327,203	$533	$—	$(14,283,016)	$(14,282,483)
Remeasurement of Class A ordinary shares to redemption value	—	—	—	—	—	(5,256)	(5,256)
Net income	—	—	—	—	—	3,967,813	3,967,813
Balance – March 31, 2022 (Unaudited)	—	—	5,327,203	533	—	(10,320,459)	(10,319,926)
Remeasurement of Class A ordinary shares to redemption value	—	—	—	—	—	(227,211)	(227,211)
Net income	—	—	—	—	—	1,961,960	1,961,960
Balance – June 30, 2022 (Unaudited)	—	$—	5,327,203	$533	$—	$(8,585,710)	$(8,585,177)
The accompanying notes are an integral part of the unaudited condensed financial statements.

TWIN RIDGE CAPITAL ACQUISITION CORP.
UNAUDITED CONDENSED STATEMENTS OF CASH FLOWS
	For the Six Months Ended June 30,
	2023	2022
Cash Flows from Operating Activities:
Net income	$43,577	$5,929,773
Adjustments to reconcile net income to net cash used in operating activities:
Trust interest income	(2,637,379)	(232,467)
Change in fair value of warrant liabilities	307,831	(6,133,100)
Change in fair value of commitment fee shares	9,704	—
Changes in current assets and liabilities:
Prepaid expenses	(44,825)	105,467
Accounts payable	1,405,051	(128,645)
Due from related party	12,526	(1,209)
Due to related party	1,162	(222)
Net cash used in operating activities	(902,353)	(460,403)

Cash Flows from Investing Activities:
Principal deposited into Trust Account	(640,000)	—
Cash withdrawn from trust in connection with redemption	153,567,597	—
Net cash provided by investing activities	152,927,597	—

Cash Flows from Financing Activities:
Redemption of Class A Shares	(153,567,547)	—
Proceeds from issuance of promissory note to related party	640,000	—
Net cash used in financing activities	(152,927,547)	—

Net Change in Cash	(902,303)	(460,403)
Cash – Beginning	1,032,620	1,714,922
Cash – Ending	$130,317	$1,254,519

Non-Cash Investing and Financing Activities:
Remeasurement of Class A ordinary shares subject to possible redemption	$3,277,329	$232,467
The accompanying notes are an integral part of the unaudited condensed financial statements.

TWIN RIDGE CAPITAL ACQUISITION CORP.
NOTES TO UNAUDITED CONDENSED FINANCIAL STATEMENTS
NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS
Organization and General
Twin Ridge Capital Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on January 7, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar Business Combination with one or more businesses or entities (the “Business Combination”). The Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
The Company has selected December 31 as its fiscal year end.
As of June 30, 2023, the Company had not commenced any operations. All activity for the period from January 7, 2021 (inception) through June 30, 2023 relates to the Company’s formation and our initial public offering (“IPO”) described below, and, since the closing of the IPO on March 8, 2021, the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize changes in the fair value of warrant liabilities and other financial instruments as other income (expense).
The Company’s sponsor is Twin Ridge Capital Sponsor, LLC, a Delaware limited liability company (the “Sponsor”).
Financing
The registration statement for the Company’s IPO was declared effective on March 3, 2021. On March 8, 2021, the Company consummated the IPO of 20,000,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $200,000,000, which is discussed in Note 3.
Simultaneously with the closing of the IPO, the Company consummated the sale of 4,933,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,400,000, which is discussed in Note 4.
Transaction costs amounted to $11,551,318 consisting of $4,000,000 of underwriting discount, $7,000,000 of deferred underwriting discount, and $551,318 of other offering costs.
The Company granted the underwriters in the IPO a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments, if any. On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 1,308,813 Units, generating an aggregate of gross proceeds of $13,088,130, and incurred $261,764 in cash underwriting fees and $458,085 in deferred underwriting fees.
Trust Account
Following the closing of the IPO on March 8, 2021 and the underwriters’ partial exercise of over-allotment option on March 10, 2021, $213,088,130 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and over-allotment and the sale of the Private Placement Warrants was placed in a trust account (the “Trust Account”), which can be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act of 1940, as amended (the “Investment Company Act”) which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the Company’s amended and restated memorandum and articles of association, as discussed below and subject to the requirements of law and regulation, provide that the proceeds from the IPO and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the Company’s public shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein, (b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete its initial Business Combination within 24 months from the closing of the IPO ( the “Combination Period” ) or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares, and (c) the redemption of the Company’s public shares if the Company has not consummated its Business Combination within the Combination Period, subject to applicable law. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within the Combination Period, with respect to such Class A ordinary shares so redeemed. Following the Extension Meeting (as defined below), the Company liquidated the U.S. government treasury obligations or money market funds held in the Trust Account. The funds in the Trust Account will be maintained in cash in an interest-bearing deposit account until the earlier of the Company’s initial Business Combination or its liquidation. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the public shareholders.
Initial Business Combination
The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public shareholders own shares will own or acquire 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The ordinary shares subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity” (“ASC 480”).
If the Company has not consummated an initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors (the “Board”), liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares (as defined below and described in Note 5), (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association, (iii) waive their rights to liquidating distributions from the Trust Account with respect any Founder Shares they hold if the Company fails to consummate an initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within the Combination Period), and (iv) vote their Founder Shares and public shares in favor of the initial Business Combination.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (other than the Company’s independent registered public accounting firm), or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended, (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Proposed Carbon Revolution Business Combination
Business Combination Agreement and Scheme Implementation Deed
On November 29, 2022, the Company, Carbon Revolution Limited, an Australian public company with Australian Company Number 128 274 653 listed on the Australian Securities Exchange (“Carbon Revolution”), Carbon Revolution Public Limited Company (formerly known as Poppetell Limited), a public limited company incorporated in Ireland with registered number 607450 (“MergeCo”), and Poppettell Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of MergeCo (“Merger Sub” and, together with SPAC, the Company and MergeCo, collectively, the “Parties” and each a “Party”), entered into a business combination agreement (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), and on November 30, 2022, Carbon Revolution, the Company and MergeCo entered into a Scheme Implementation Deed (as it may be amended or supplemented from time to time, the “Scheme Implementation Deed”).
Under the Scheme Implementation Deed, Carbon Revolution has agreed to propose a scheme of arrangement under Part 5.1 of the Corporations Act 2001 (Cth) (the “Corporations Act”) subject to any alterations or conditions made or required by the Federal Court of Australia or such other court of competent jurisdiction under the Corporations Act agreed to in writing by the Company and Carbon Revolution under subsection 411(6) of the Corporations Act and agreed to in writing by Carbon Revolution, the Company and MergeCo (the “Scheme”) and a capital reduction under Part 2J.1 of the Corporations Act 2001 (Cth) which, if implemented, will result in all shares of Carbon Revolution being cancelled in return for consideration, with Carbon Revolution issuing a share to MergeCo (resulting in Carbon Revolution becoming a wholly-owned subsidiary of MergeCo) and MergeCo issuing shares to the shareholders of Carbon Revolution, subject to approval from Carbon Revolution’s shareholders, approval of the Federal Court of Australia and the satisfaction of various other conditions (a full list of the conditions is set out in the Scheme Implementation Deed).
The Business Combination Agreement provides for the business combination, pursuant to which, among other things, the Company shall be merged with and into MergerSub, with Merger Sub surviving as a wholly-owned subsidiary of MergeCo (the “Merger”), subject to, among other things, the approval of the Company’s shareholders.
The transactions contemplated by the Business Combination Agreement and the Scheme Implementation Deed (the “Transactions”) will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.
Upon implementation of the Scheme, the Carbon Revolution non-executive directors will be appointed to MergeCo’s board of directors (Jake Dingle is already on MergeCo’s board of directors), as will four additional independent non-executive directors identified by Carbon Revolution’s board of directors and the Company who will bring significant additional expertise to MergeCo’s board of directors. The Company agreed not to exercise its right to appoint two additional directors under the Scheme Implementation Deed on the basis that offers were made to each of these additional independent non-executive directors and any two of these four additional independent non-executive directors agreed to join MergeCo’s board of directors. Ronan Donohoe and Rolando Ebuna are expected to resign upon implementation of the Scheme.

Related Agreements
Letter Agreement
On June 12, 2023, the Company, Carbon Revolution, MergeCo and Merger Sub entered into a letter agreement (the “Letter Agreement”), pursuant to which Carbon Revolution agreed to be responsible for reasonable costs, fees, disbursements and other expenses incurred by or on behalf of the Company in the ordinary course of business, including costs, fees, disbursements and expenses relating to performing under, complying with and consummating the Transactions (as defined in the Business Combination Agreement) from the time the Company no longer has sufficient funds to satisfy such expenses until the closing of the Business Combination with Carbon Revolution. Additionally, the Letter Agreement extended the End Date (as defined in the Scheme Implementation Deed) to October 31, 2023.
Sponsor Side Letter
Concurrently with the execution of the Business Combination Agreement and the Scheme Implementation Deed, the Sponsor, Twin Ridge Capital Sponsor Subsidiary Holdings LLC (“TRCA Subsidiary”), Alison Burns (“Burns”), Paul Henrys (“Henrys”) and Gary Pilnick (“Pilnick” together with Burns and Henrys, the “Independent Directors”) and Dale Morrison (“Morrison”), Sanjay K. Morey (“Morey”) and William P. Russell, Jr. (“Russell”, and together with Morrison and Morey, the “Other Insiders”, and together with Sponsor, TRCA Subsidiary and the Independent Directors, the “Sponsor Parties”), the Company, Carbon Revolution and MergeCo entered into a Sponsor Side Letter (the “Sponsor Side Letter”), pursuant to which the Sponsor Parties have agreed to take, or not take, certain actions during the period between the execution of the Sponsor Side Letter and the consummation of the Merger, including, (i) to vote any ordinary shares of the Company owned by such Sponsor Party (all such shares, the “Covered Shares”) in favor of the Merger and the Scheme and other related proposals at the shareholders’ meeting of the Company, and any other special meeting of the Company’s shareholders called for the purpose of soliciting stockholder approval in connection with the consummation of the Merger and the Scheme, (ii) to waive the anti-dilution rights or similar protections with respect to the Class B ordinary shares owned by such party as set forth in the governing documents of the Company, or otherwise, and (iii) not to redeem any Covered Shares (as defined in the Sponsor Side Letter) owned by such Sponsor Party.
Pursuant to the Sponsor Side Letter, Sponsor has also agreed that, immediately prior to the consummation of the Merger, and conditioned upon the consummation of the Merger, 327,203 of the 5,267,203 Class B ordinary shares beneficially owned by Sponsor shall be automatically forfeited and surrendered to the Company for no additional consideration.
Standby Equity Purchase Agreement
Concurrently with the parties entering into the Business Combination Agreement and Scheme Implementation Deed, the Company entered into a Standby Equity Purchase Agreement (the “CEF”) with YA II PN, Ltd. (“Yorkville”) pursuant to which, subject to the consummation of the Transactions, MergeCo has the option, but not the obligation, to issue, and Yorkville shall subscribe for, an aggregate amount of up to $60 million of ordinary shares of MergeCo (“MergeCo Ordinary Shares”) at the time of MergeCo’s choosing during the term of the agreement, subject to certain limitations, including caps on exchanges, issuances and subscriptions based on trading volumes. Each advance under the CEF (an “Advance”) may be in an amount of MergeCo Ordinary Shares up to the greater of $10 million or the aggregate daily trading volume of MergeCo Ordinary Shares in the five trading days prior to MergeCo requesting an Advance. The purchase price for an Advance is determined at the option of MergeCo and is either (a) 95% of the average daily VWAP (as defined below) during the applicable one-day pricing period or (b) 97% of the lowest daily VWAP during the applicable three consecutive trading day pricing period. “VWAP” means, for any trading day, the daily volume weighted average price of MergeCo Ordinary Shares for such date on the securities listing exchange that the MergeCo Ordinary Shares are trading as of such date during regular trading hours as reported by Bloomberg L.P. The CEF will continue for a term of three years commencing from the sixth trading day following the closing of the Business Combination with Carbon Revolution, unless prior terminated pursuant to its terms.
Extension Meeting
On March 6, 2023, the Company held an extraordinary general meeting of shareholders (the “Extension Meeting”) to amend its amended and restated memorandum and articles of association to extend the date by which it has to consummate an initial Business Combination to September 8, 2023 (or March 8, 2024, if applicable under the

Amended and Restated Articles of Association). Carbon Revolution or the Sponsor (or one or more of their affiliates, members or third-party designees) will deposit $160,000 into the Trust Account for each such monthly extension, for an aggregate deposit of up to $1,440,000 (if all nine additional monthly extensions are exercised), in exchange for a non-interest bearing, unsecured promissory note issued by the Company to Carbon Revolution. As of June 30, 2023, $640,000 has been deposited into the Trust Account. As of the issuance date of these financial statements, an aggregate amount of $960,000 has been deposited into the Trust Account.
On March 10, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $1,500,000 (the “Promissory Note”) to Carbon Revolution. The Promissory Note does not bear interest and matures upon closing of the Company’s initial Business Combination. In the event that the Company does not consummate a Business Combination, the Promissory Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the Promissory Note will be deposited in the Trust Account. As of June 30, 2023, there was $640,000 outstanding under the Promissory Note. Subsequent to the six-month period ended June 30, 2023 and as of the issuance date of these financial statements, the Company has drawn an additional $320,000 under the Promissory Note for two monthly extensions through September 8, 2023.
In connection with that vote, the holders of 15,042,168 Class A ordinary shares of the Company properly exercised their right to redeem their shares for an aggregate redemption amount of approximately $153,567,547 or $10.21 per share. After the satisfaction of such redemptions and receipt of the initial deposit of $480,000 to the Trust Account, the balance in the Trust Account was approximately $64,457,034.
Certain purported shareholders of the Company sent demand letters (the “Demands”) alleging deficiencies and/or omissions in the Registration Statement on Form F-4, filed by Carbon Revolution with the U.S. Securities and Exchange Commission (the “SEC”) initially on February 27, 2023 (as may be further amended). The Demands seek additional disclosures to remedy these purported deficiencies. The Company believes that the allegations in the Demands are meritless.
Going Concern and Liquidity
As of June 30, 2023, the Company had approximately $130,000 in its operating bank account and working capital deficit of approximately $6.2 million.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating, and consummating the Business Combination.
The Company may need to raise further additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
The Company has until September 8, 2023 (or March 8, 2024, if applicable under the Amended and Restated Articles of Association) to consummate an initial Business Combination. It is uncertain that the Company will be able to consummate an initial Business Combination by September 8, 2023 (or March 8, 2024, if applicable under the Amended and Restated Articles of Association). If an initial Business Combination is not consummated by the liquidation date, there will be a mandatory liquidation and subsequent dissolution. Additionally, it is uncertain that we will have sufficient liquidity to fund the working capital needs of the Company through September 8, 2023, or through twelve months from the issuance of these financial statements. Management has determined that the liquidity condition and mandatory liquidation, should an initial Business Combination not occur, and potential subsequent dissolution raise substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after September 8, 2023.
Risks and Uncertainties
On February 24, 2022, Russian forces launched significant military action against Ukraine, and sustained conflict and disruption in the region is possible. The impact to Ukraine as well as actions taken by other countries, including new and stricter sanctions imposed by Canada, the United Kingdom, the European Union, the United States, and other countries and companies and organizations against officials, individuals, regions, and industries in Russia and Ukraine, and actions taken by Russia in response to such sanctions, and each country’s potential response to such sanctions, tensions, and military actions could have a material adverse effect on the Company’s ability to complete the Business Combination. Any such material adverse effect from the conflict and enhanced sanctions activity may include reduced trading and business activity levels, disruption of financial markets, increased costs, disruption of services, inability to complete financial or banking transactions, and inability to service existing or new customers in the region. Prolonged unrest, military activities, or broad-based sanctions, should they be implemented, could have a material adverse effect on the Company’s ability to complete the Business Combination.
The Company is exposed to volatility in the banking market. At various times, we could have deposits with certain U.S. banks in excess of the maximum amounts insured by the U.S. Federal Deposit Insurance Corporation (“FDIC”). On March 10, 2023, Silicon Valley Bank became insolvent. State regulators closed the bank and the FDIC was appointed as its receiver. The Company did not hold any deposits with Silicon Valley Bank as of June 30, 2023 and December 31, 2022. On May 1, 2023, First Republic Bank was forced to close and JPMorgan Chase Bank assumed all of the deposits and assets of First Republic Bank. The Company held assets in First Republic Bank, however due to FDIC limits had little exposure to losses at June 30, 2023. The Company has not experienced any losses due to these bank failures.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying unaudited condensed financial statements are presented in U.S. dollars in conformity with accounting principles generally accepted in the United States of America (“GAAP”) for financial information and pursuant to the rules and regulations of the SEC. Accordingly, they do not include all of the information and footnotes required by GAAP. In the opinion of management, the unaudited condensed financial statements reflect all adjustments, which include only normal recurring adjustments necessary for the fair statement of the balances and results for the periods presented. Operating results for the three and six months ended June 30, 2023 is not necessarily indicative of the results that may be expected through December 31, 2023.
The accompanying unaudited condensed financial statements should be read in conjunction with the audited financial statements and notes thereto included in the Annual Report on Form 10-K/A filed by the Company with the SEC on April 5, 2023 (the “Form 10-K/A”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Securities Exchange Act of 1934 (the “Exchange Act”)) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.

Use of Estimates
The preparation of the condensed financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the future. One of the more significant accounting estimates included in these statements are the warrant liabilities and commitment fee shares liability. Such estimates may be subject to change as more current information becomes available and accordingly, the actual results could differ significantly from those estimates.
Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of June 30, 2023, and December 31, 2022.
Marketable Securities Held in Trust Account
At June 30, 2023, the investment in the Trust Account was held in a demand deposit account. At December 31, 2022, the assets held in the Trust Account were held in money market funds. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest income in the accompanying statements of operations. The estimated fair value of investments held in Trust Account are determined using available market information.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses, and due to related party are estimated to approximate the carrying values as of June 30, 2023 and December 31, 2022 due to the short maturities of such instruments.
The fair value of the Private Placement Warrants is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Placement Warrants is classified as level 3. The fair value of the commitment fee shares is based on a discounted cash flow model whereby the stock payment was discounted using risk free rates based on an estimated settlement date. The fair value of the commitment fee shares liability is classified as level 3. See Note 6 for additional information on assets and liabilities measured at fair value.

Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Depository Insurance Coverage of $250,000. At June 30, 2023, and December 31, 2022, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Ordinary Shares Subject to Possible Redemption
All of the 21,308,813 Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Class A ordinary shares has been classified outside of permanent equity.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
As of June 30, 2023, and December 31, 2022, the Class A ordinary shares reflected on the balance sheet are reconciled in the following table:
Class A ordinary shares subject to possible redemption - December 31, 2021	$213,101,191
Plus:
Accretion of carrying value to redemption value	2,968,171
Class A ordinary shares subject to possible redemption - December 31, 2022	216,069,362
Less:
Redemption of Class A Ordinary Shares	(153,567,547)
Plus:
Remeasurement of Class A ordinary shares to redemption value	3,277,329
Class A ordinary shares subject to possible redemption – June 30, 2023	$65,779,144
Net Income Per Ordinary Share
The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The warrants are exercisable to purchase 12,210,780 Class A ordinary shares in the aggregate. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:
	For the Three Months Ended June 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income	$90,136	$76,623	$1,569,568	$392,392

Denominator:
Weighted-average shares outstanding	6,266,645	5,327,203	21,308,813	5,327,203
Basic and diluted net income per share	$0.01	$0.01	$0.07	$0.07

	For the Six Months Ended June 30,
	2023		2022
	Class A	Class B	Class A	Class B
Basic and diluted net income per share:
Numerator:
Allocation of net income	$30,180	$13,397	$4,743,818	$1,185,955

Denominator:
Weighted-average shares outstanding	12,000,952	5,327,203	21,308,813	5,327,203
Basic and diluted net income per share	$0.00	$0.00	$0.22	$0.22
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities is expensed, and offering costs associated with the Class A ordinary shares are charged to the shareholders’ deficit. The Company incurred offering costs amounting to $12,271,167 as a result of the IPO consisting of a $4,261,764 underwriting fee $7,458,085 of deferred underwriting fees and $551,318 of other offering costs. The Company recorded $11,731,323 of offering costs as a reduction of equity in connection with the Class A ordinary shares included in the Units. The Company immediately expensed $539,844 of offering costs in connection with our warrants included in the units issued in our initial public offering, each whole warrant being exercisable for one Class A ordinary share at an exercise price of $11.50 per share (the “Public Warrants”) and Private Placement Warrants that were classified as liabilities.
On November 15, 2022, the Company and underwriters executed a waiver letter confirming the underwriters’ resignation and waiver of their entitlement to the payment of deferred underwriting discount under the terms of the underwriting agreement. As a result, the Company recognized $323,385 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs and $7,134,700 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying financial statements (see Note 7).
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Class A ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the condensed statement of operations. The initial fair value of the Private Placement Warrants and Public Warrants were estimated using a Monte Carlo simulation (see Note 6).
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with ASC 815. Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Standby Equity Purchase Agreement Classification.
The Company accounts for its CEF as either equity-classified or liability-classified instruments based on an assessment of the agreement’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the CEF is a freestanding financial instrument pursuant to ASC 480, meets the definition of a liability pursuant to ASC 480, and whether the CEF meets all of the requirements for equity classification under ASC 815, including whether the CEF is indexed to the Company’s Class A ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at date of the agreement and as of each subsequent quarterly period end date while the CEF is outstanding. For an agreement that meets all of the criteria for equity classification, the CEF would be required to be recorded as a component of additional paid-in capital at the time of issuance.
For an agreement that does not meet all the criteria for equity classification, the CEF would be required to be recorded at its initial fair value on the date of issuance. The fair value of the CEF is remeasured at each balance sheet date with the change in the estimated fair value of the CEF recognized as a non-cash gain or loss on the statements of operations. The Company has analyzed the CEF (as defined in Note 1) and determined it is considered to be a freestanding instrument and does not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480. Based on the settlement terms of the agreement, the CEF met the requirements for equity classification.
Commitment Fee Shares Liability
In connection with the CEF, the Company agreed to issue Yorkville 15,000 of the Company’s ordinary shares upon consummation of the initial Business Combination. The Company recorded the fair value of the commitment fee shares liability on the balance sheets and the related expense on its statements of operations. The initial fair value of the commitment fee shares liability was estimated using a discounted cash flow model (see Note 6).
Income Taxes
The Company accounts for income taxes under FASB ASC Topic 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of June 30, 2023, and December 31, 2022. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of June 30, 2023, and December 31, 2022, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company.
Recent Accounting Pronouncements
In August 2020, the FASB issued Accounting Standards Update (“ASU”) 2020-06, Debt—Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging—Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022, and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 on January 7, 2021 (Inception). The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.
In June 2016, the FASB issued ASU 2016-13—Financial Instruments—Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments (“ASU 2016-13”). This update requires financial assets measured at amortized cost basis to be presented at the net amount expected to be collected. The measurement of expected credit losses is based on relevant information about past events, including historical experience, current conditions, and reasonable and supportable forecasts that affect the collectability of the reported amount. Since June 2016, the FASB issued clarifying updates to the new standard including changing the effective date for smaller reporting companies. The guidance is effective for fiscal years beginning after December 15, 2022, and interim periods within those fiscal years, with early adoption permitted. The Company adopted ASU 2016-13 on January 1, 2023. The adoption of ASU 2016-13 did not have a material impact on its financial statements.
Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s unaudited condensed financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the IPO on March 8, 2021, the Company sold 20,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. The warrants will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.
On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 1,308,813 Units. The aggregate Public Warrants outstanding pursuant to the IPO and the underwriters partially exercised the over-allotment option are 7,102,938.
Following the closing of the IPO on March 8, 2021 and the underwriters’ partial exercise of over-allotment option on March 10, 2021, $213,088,130 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and over-allotment and the sale of the Private Placement Warrants was placed in a Trust Account, which can be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Following the Extension Meeting, the Company liquidated the U.S. government treasury obligations or money market funds held in the Trust Account. The funds in the Trust Account will be maintained in cash in an interest-bearing deposit account until the earlier of the Company’s initial Business Combination or its liquidation.
Public Warrants
Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”)), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly

Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The warrants will become exercisable on the later of one year from the closing of the IPO or 30 days after the completion of its initial Business Combination and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, and in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.
Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares except as otherwise described above;

•
if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.

NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 4,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $7,400,000, in a private placement. The proceeds from the Private Placement Warrants were added to the proceeds from the IPO held in the Trust Account.
Pursuant to the underwriters’ partial exercise of the over-allotment option on March 10, 2021, the Sponsor purchased an additional 174,509 Private Placement Warrants.
The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the Units being sold in the IPO.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On January 12, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares. Up to 750,000 of the 5,327,203 Class B ordinary shares issued and outstanding (the “Founder Shares”) are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised. On February 23, 2021, 20,000 shares were transferred to each of the three independent directors. On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 1,308,813 Units. As a result, 422,797 Founder Shares were forfeited on April 19, 2021.
In February 2021, the Sponsor transferred its interests representing a total of 60,000 Class B ordinary shares of the Company to three independent directors of the Company for per share consideration equal to the amount paid by the Sponsor to the Company for each Founder Share. Pursuant to the terms of the agreements governing these transfers, if the transferee ceases to serve as a director of the Company prior to the completion of the Company’s initial Business Combination, the Sponsor has the option to repurchase the Founder Shares from such transferee for the same per share consideration paid by the transferee for the initial transfer. The Sponsor’s option to repurchase the Founder Shares shall expire upon the consummation of the Company’s initial Business Combination. The sale of the Founder Shares to the Company’s directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, share-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the shares sold to the Company’s directors was $300,490 or approximately $5.01 per share. The Founder Shares were effectively sold subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the Founder Shares is recognized only when the performance condition is probable of occurrence. As of June 30, 2023, the Company determined that a Business Combination is not considered probable, and, therefore, no share-based compensation expense has been recognized. Share-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of the Founder Shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the Founder Shares.
The Sponsor, directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its public shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-up”).
Advisory Agreement and Transfer of Founder Shares
On October 28, 2022, the Company and the Sponsor entered into a letter agreement with DDGN Advisors, LLC (the “Advisor”), pursuant to which the Advisor agreed to provide certain advisory, diligence and other similar services to the Company and the Sponsor in connection with the potential initial Business Combination between the Company and Carbon Revolution. As consideration for the Advisor’s performance of such services, the Sponsor agreed to transfer 3,350,000 of the Company’s Class B ordinary shares beneficially owned by the Sponsor to the Advisor at the closing of the Business Combination. The transfer of the Founder Shares to the Advisor is in the scope of ASC 718 whereby share-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 3,350,000 shares to be transferred upon the consummation of the Company’s initial Business Combination is $16,386,643 or $4.89 per share. As of November 18, 2022, such shares were held by TRCA Subsidiary, an entity that is controlled by the Sponsor, and would revert to the Sponsor if the Business Combination with Carbon Revolution is not completed.
Due (to)/from Related Parties
The balance of ($1,162) as of June 30, 2023 represents operating expenses paid by an officer of the Company and the balance of $12,526 as of December 31, 2022 represents $12,973 of taxes paid by the Company, on behalf of the Sponsor, net of $447 in operating expenses paid by the Sponsor on behalf of the Company.
Promissory Note — Related Party
On March 10, 2023, the Company issued the Promissory Note to Carbon Revolution. The Promissory Note does not bear interest and matures upon closing of the Company’s initial Business Combination. In the event that the Company does not consummate a Business Combination, the Promissory Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the Promissory Note will be deposited in the Company’s Trust Account. As of June 30, 2023, there was $640,000 outstanding under the Promissory Note. Subsequent to the six-month period ended June 30, 2023 and as of the issuance date of these financial statements, the Company has drawn an additional $320,000 under the Promissory Note for two monthly extensions through September 8, 2023.
Working Capital Loans
In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, such loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. As of June 30, 2023, and December 31, 2022, the Company had no borrowings under the Working Capital Loans.
Administrative Service Fee
Commencing on the date that the Company’s securities are first listed on the New York Stock Exchange, the Company will reimburse the Sponsor or an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of the management team, in the amount of $10,000 per month. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. For each of the three and six months ended June 30, 2023 and June 30, 2022, respectively, the Company incurred and paid $30,000 and $60,000 for the three and six months ended for these services.

NOTE 6. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of June 30, 2023 and December 31, 2022, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
	June 30, 2023	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$65,779,144	$65,779,144	$—	$—
	$65,779,144	$65,779,144	$—	$—

Liabilities:
Warrant Liability – Public Warrants	$388,530	$—	$388,530	$—
Warrant Liability – Private Placement Warrants	295,613	—	—	295,613
Commitment fee shares liability	157,173	—	—	157,173
	$841,416	$—	$388,530	$452,786
	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$216,069,362	$216,069,362	$—	$—
	$216,069,362	$216,069,362	$—	$—

Liabilities:
Warrant Liability – Public Warrants	$213,799	$213,799	$—	$—
Warrant Liability – Private Placement Warrants	162,513	—	—	162,513
Commitment fee shares liability	147,469	—	—	147,469
	$523,781	$213,799	$—	$309,982
Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period in which a change in valuation technique or methodology occurs. There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the three and six months ended June 30, 2023 or the year ended December 31, 2022.
Public Warrants
The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants.
The subsequent measurement of the Public Warrants at June 30, 2023 are classified as Level 2 due to the use of an observable marked quote in an inactive market. The subsequent measurement of the Public Warrants at December 31, 2022 are classified as Level 1 due to the use of an observable market quote in an active market. As of June 30, 2023 and December 31, 2022, the aggregate value of Public Warrants was $388,530 and $213,799, respectively.
The estimated fair value of the Private Placement Warrants on June 30, 2023 and December 31, 2022 is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected stock-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing a Business Combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.

The assumptions used in calculating the estimated fair values represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different. The methodology of the expected term is a weighted average based on the likelihood of a successful Business Combination.
The key inputs into the Monte Carlo simulation model for the warrant liability were as follows:
Input	June 30, 2023	December 31, 2022
Expected term (years)(1)	1.04	5.18
Expected volatility	2.8%	9.30%
Risk-free interest rate	5.38%	4.75%
Fair value of the ordinary share price	$10.70	$10.09
(1)	Decrease from December 31, 2022 to June 30, 2023, is due to the expected term of the Business Combination on a weighted probability on a successful Business Combination.
The following table sets forth a summary of the changes in the fair value of the Level 3 warrant liability for the three and six months ended June 30, 2023 and 2022:
June 30, 2023
Fair value as of January 1, 2023	$162,513
Revaluation of warrant liability included in other income within the statements of operations	211,610
Fair value as of March 31, 2023	374,123
Revaluation of warrant liability included in other income within the statements of operations	(78,510)
Fair value as of June 30, 2023	$295,613
June 30, 2022
Fair value as of January 1, 2022	$3,102,551
Revaluation of warrant liability included in other income within the statements of operations	(1,757,961)
Fair value as of March 31, 2022	1,344,590
Revaluation of warrant liability included in other income within the statements of operations	(823,670)
Fair value as of June 30, 2022	$520,920
Commitment Fee Shares
The estimated fair value of the commitment fee shares liability on November 28, 2022 (initial measurement) is determined using Level 3 inputs. The expected term was based on management assumptions regarding the timing and likelihood of completing a Business Combination. Management also estimated whether a Business Combination would be completed. The commitment fee shares liability is discounted to net present values using risk free rates. Discount rates were based on current risk-free rates based on the actual simulated term using the following U.S. Treasury rates and using the linearly interpolated treasury rates between quoted terms.
The assumptions used in calculating the estimated fair value represents the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair value could be materially different.
The key inputs into the present value model for the commitment fee shares liability were as follows:
Input	November 28, 2022 (Initial Measurement)	December 31, 2022	June 30, 2023
Expected term (years)	0.41	0.20	0.39
Risk-free interest rate	4.61%	4.34%	5.45%
Fair value of the ordinary share price	$10.02	$10.090	$10.70
As of June 30, 2023 and December 31, 2022, the fair value of the commitment fee shares liability was $157,173 and $147,469, respectively, and is reflected on the Company’s balance sheets with the corresponding expense charged to other income (expense).

NOTE 7. COMMITMENTS AND CONTINGENCIES
Registration and Shareholders Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement signed on March 3, 2021. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-up period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from March 3, 2021 to purchase up to an additional 3,000,000 units to cover over-allotments.
On March 8, 2021, the Company paid a fixed underwriting discount of $4,000,000, which was calculated as two percent (2%) of the gross proceeds of the IPO. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account, or $7,000,000, upon the completion of the Company’s initial Business Combination.
On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 1,308,813 units. The option to purchase the remaining 1,691,187 units was unexercised and expired on April 19, 2021.
On November 15, 2022, the Company and underwriters executed a waiver letter confirming the underwriters’ resignation and waiver of their entitlement to the payment of deferred underwriting discount under the terms of the underwriting agreement. As a result, the Company recognized $323,385 of other income attributable to derecognition of deferred underwriting fee allocated to offering costs and $7,134,700 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying condensed financial statements. As of June 30, 2023 and December 31, 2022, the deferred underwriting fee payable is $0.
Commitment Fee Shares
In connection with the CEF, the Company agreed to issue Yorkville 15,000 of the Company’s ordinary shares upon consummation of the initial Business Combination.
Service Provider Agreements
From time to time the Company has entered into and may enter into agreements with various services providers and advisors, including investment banks, to help us identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination.
During the year ended December 31, 2022, the Company entered into a contingent fee agreement with a service provider whereby the conditions for payment were met prior to December 31, 2022. The aggregate fees are $525,000 and is included in accounts payable on the in the Company’s balance sheets as of June 30, 2023 and December 31, 2022, respectively.

NOTE 8. SHAREHOLDERS’ DEFICIT
Preference Shares - The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of June 30, 2023 and December 31, 2022, there were no preference shares issued or outstanding.
Class A Ordinary Shares - The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of June 30, 2023 and December 31, 2022, there were none Class A ordinary shares issued and outstanding, excluding 6,266,645 shares and 21,308,813 Class A ordinary shares subject to possible redemption, respectively.
Class B Ordinary Shares - The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. At June 30, 2023 and December 31, 2022, there were 5,327,203 Class B ordinary shares issued and outstanding. On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 1,308,813 Units. As a result, 422,797 Founder Shares were forfeited on April 19, 2021.
Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
The Class B ordinary shares will automatically convert into Class A ordinary shares, which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions if the Company does not consummate an initial Business Combination, at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the IPO, plus (ii) the total number of Class A ordinary shares issued, deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the unaudited condensed financial statements were issued. Based upon this review, other than as disclosed below or in these unaudited condensed financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the unaudited condensed financial statements.
On June 30, 2023, the extension committee appointed by the Board (the “Extension Committee”) approved an extension of the period of time for the Company to consummate a Business Combination (the “Extension Period”) to August 8, 2023 and subsequently drew an additional $160,000 pursuant to the Promissory Note, which was deposited into the Trust Account. On August 7, 2023, the Extension Committee approved an extension of the Extension Period to September 8, 2023 and subsequently drew an additional $160,000 pursuant to the Promissory Note, which was deposited into the Trust Account. As of August 8, 2023, there was $960,000 outstanding under the Promissory Note.

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM
To the Shareholders and Board of Directors of
Twin Ridge Capital Acquisition Corp.
Opinion on the Financial Statements
We have audited the accompanying balance sheets of Twin Ridge Capital Acquisition Corp. (the “Company”) as of December 31, 2022 and 2021, the related statements of operations, changes in shareholders’ deficit and cash flows for the year ended December 31, 2022 and for the period from January 7, 2021 (inception) through December 31, 2021, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and 2021, and the results of its operations and its cash flows for the year ended December 31, 2022 and for the period from January 7, 2021 (inception) through December 31, 2021, in conformity with accounting principles generally accepted in the United States of America.
Explanatory Paragraph – Going Concern
The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As more fully described in Note 1, the Company’s business plan is dependent on the completion of a business combination by June 8, 2023. If a Business Combination is not consummated by the required date, there will be a mandatory liquidation and subsequent dissolution. These conditions raise substantial doubt about the Company’s ability to continue as a going concern. Management’s plans in regard to these matters are also described in Note 1. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Basis for Opinion
These financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on the Company’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Company in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Company is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/S/ Marcum LLP
Marcum LLP

We have served as the Company’s auditor since 2021.

New York, NY
March 31, 2023, except for Note 9 as to which the date is April 4, 2023

TWIN RIDGE CAPITAL ACQUISITION CORP.
BALANCE SHEETS
	December 31, 2022	December 31, 2021
Assets
Current assets:
Cash	$1,032,620	$1,714,922
Prepaid expenses	74,994	339,697
Due from related party, net	12,526	—
Total Current Assets	1,120,140	2,054,619
Prepaid expenses, non-current	—	57,995
Marketable securities held in Trust Account	216,069,362	213,101,191
Total Assets	$217,189,502	$215,213,805

Liabilities, Class A Ordinary Shares Subject to Possible Redemption, and Shareholders’ Deficit
Current liabilities:
Accounts payable	$4,427,004	$1,572,476
Due to related party, net	—	222
Total Current Liabilities	4,427,004	1,572,698
Warrant liability	376,312	7,364,314
Commitment fee shares liability	147,469	—
Deferred underwriting discount	—	7,458,085
Total Liabilities	4,950,785	16,395,097

Commitments and Contingencies (Note 7)

Class A Ordinary Shares Subject to Possible Redemption
Class A ordinary shares subject to possible redemption, 21,308,813 shares at redemption value of approximately $10.14 and $10.00 as of December 31, 2022 and 2021, respectively	216,069,362	213,101,191

Shareholders’ Deficit:
Preference shares, $0.0001 par value; 1,000,000 shares authorized; none issued and outstanding	—	—
Class A ordinary shares, $0.0001 par value; 500,000,000 shares authorized; none shares issued and outstanding (excluding 21,308,813 shares subject to possible redemption)	—	—
Class B ordinary shares, $0.0001 par value; 50,000,000 shares authorized; 5,327,203 shares issued and outstanding as of December 31, 2022 and 2021, respectively	533	533
Additional paid-in capital	5,336,153	—
Accumulated deficit	(9,167,331)	(14,283,016)
Total Shareholders’ Deficit	(3,830,645)	(14,282,483)

Total Liabilities and Shareholders’ Deficit	$217,189,502	$215,213,805
The accompanying notes are an integral part of the financial statements.

TWIN RIDGE CAPITAL ACQUISITION CORP.
STATEMENTS OF OPERATIONS
	For the Year Ended December 31, 2022	For the Period from January 7, 2021 (Inception) through December 31, 2021
Formation and operating costs	$3,846,780	$2,333,766
Loss from operations	(3,846,780)	(2,333,766)
Other income (expense):
Warrant issuance costs	—	(539,844)
Change in fair value of warrant liability	6,988,002	8,777,435
Change in fair value of over-allotment liability	—	307,134
Fair value of commitment fee shares liability	(147,469)	—
Trust interest income	2,968,171	13,061
Other income attributable to derecognition of deferred underwriting fee allocated to offering costs	323,385	—
Total other income, net	10,132,089	8,557,786
Net income	$6,285,309	$6,224,020
Basic and diluted weighted average shares outstanding, ordinary share subject to redemption	21,308,813	17,981,328
Basic and diluted net income per share	$0.24	$0.27
Basic and diluted weighted average shares outstanding, ordinary share	5,327,203	5,237,292
Basic and diluted net income per share	$0.24	$0.27
The accompanying notes are an integral part of the financial statements.

TWIN RIDGE CAPITAL ACQUISITION CORP.
STATEMENTS OF CHANGES IN SHAREHOLDERS’ DEFICIT
FOR THE YEAR ENDED DECEMBER 31, 2022 AND FOR THE
PERIOD FROM JANUARY 7, 2021 (INCEPTION) THROUGH DECEMBER 31, 2021
	Class A Ordinary Shares		Class B Ordinary Shares		Additional Paid-in Capital	Accumulated Deficit	Total Shareholders’ Deficit
	Shares	Amount	Shares	Amount
Balance – January 7, 2021 (inception)	—	$—	—	$—	$—	$—	$—
Class B ordinary shares issued to Sponsor	—	—	5,750,000	575	24,425	—	25,000
Proceeds received in excess of fair value of private placement warrants	—	—	—	—	894,382	—	894,382
Forfeiture of Class B ordinary shares	—	—	(422,797)	(42)	—	42	—
Initial classification of Over-allotment liability	—	—	—	—	(538,911)	—	(538,911)
Partial exercise of Over-allotment liability	—	—	—	—	231,777	—	231,777
Accretion of Class A Ordinary Shares to redemption value	—	—	—	—	(611,673)	(20,507,078)	(21,118,751)
Net income	—	—	—	—	—	6,224,020	6,224,020
Balance – December 31, 2021	—	—	5,327,203	533	—	(14,283,016)	(14,282,483)
Waived deferred underwriting discount	—	—	—	—	7,134,700	—	7,134,700
Remeasurement for Class A Ordinary Shares to redemption value	—	—	—	—	(1,798,547)	(1,169,624)	(2,968,171)
Net income	—	—	—	—	—	6,285,309	6,285,309
Balance – December 31, 2022	—	$—-	5,327,203	$533	$5,336,153	$(9,167,331)	$(3,830,645)
The accompanying notes are an integral part of the financial statements.

TWIN RIDGE CAPITAL ACQUISITION CORP.
STATEMENTS OF CASH FLOWS
	For the Year Ended December31, 2022	For the Period from January 7, 2021 (Inception) through December 31, 2021
Cash Flows from Operating Activities:
Net income	$6,285,309	$6,224,020
Adjustments to reconcile net income to net cash used in operating activities:
Trust interest income	(2,968,171)	(13,061)
Change in fair value of warrant liability	(6,988,002)	(8,777,435)
Change in fair value of over-allotment liability	—	(307,134)
Fair value of commitment fee shares liability	147,469	—
Warrant issuance costs	—	539,844
Other income	(323,385)	—
Changes in operating assets and liabilities:
Prepaid expenses	322,698	(397,692)
Accounts payable	2,854,528	1,572,476
Due from related party	(12,526)	—
Due to related party	(222)	222
Net cash used in operating activities	(682,302)	(1,158,760)

Cash Flows from Investing Activities:
Marketable securities held in Trust Account	—	(213,088,130)
Net cash used in investing activities	—	(213,088,130)

Cash Flows from Financing Activities:
Proceeds from Initial Public Offering, net of underwriters’ fees	—	208,826,366
Proceeds from private placement	—	7,661,764
Proceeds from issuance of founder shares	—	25,000
Repayments to promissory note to related party	—	(60,094)
Payment of offering costs	—	(491,224)
Net cash provided by financing activities	—	215,961,812

Net Change in Cash	(682,302)	1,714,922
Cash – Beginning	1,714,922	—
Cash – Ending	$1,032,620	$1,714,922

Non-Cash Investing and Financing activities:
Deferred underwriting commissions charged to additional paid in capital	$—	$7,458,085
Remeasurement of Class A ordinary shares subject to possible redemption	$2,968,171	$21,118,751
Waived deferred underwriting discount	$7,134,700	$—
Initial classification of warrant liability	$—	$16,141,749
Deferred offering costs by Sponsor loan	$—	$60,094
The accompanying notes are an integral part of the financial statements.

TWIN RIDGE CAPITAL ACQUISITION CORP.
NOTES TO FINANCIAL STATEMENTS
DECEMBER 31, 2022
NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS
Organization and General
Twin Ridge Capital Acquisition Corp. (the “Company”) was incorporated as a Cayman Islands exempted company on January 7, 2021. The Company was incorporated for the purpose of effecting a merger, share exchange, asset acquisition, share purchase, recapitalization, reorganization or similar Business Combination with one or more businesses or entities (the “Business Combination”). The Company will not be limited to a particular industry or geographic region in its identification and acquisition of a target company. The Company is an early stage and emerging growth company and, as such, the Company is subject to all of the risks associated with early stage and emerging growth companies.
The Company has selected December 31 as its fiscal year end.
As of December 31, 2022, the Company had not commenced any operations. All activity for the period from January 7, 2021 (inception) through December 31, 2022 relates to the Company’s formation and the Initial Public Offering (“IPO”) described below, and, since the closing of the IPO (as defined below), the search for a prospective initial Business Combination. The Company will not generate any operating revenues until after the completion of its initial Business Combination, at the earliest. The Company will generate non-operating income in the form of interest income on cash and cash equivalents from the proceeds derived from the IPO and will recognize changes in the fair value of warrant liabilities and other financial instruments as other income (expense).
The Company’s sponsor is Twin Ridge Capital sponsor, LLC, a Delaware limited liability company (the “Sponsor”).
Financing
The registration statement for the Company’s IPO was declared effective on March 3, 2021 (the “Effective Date”). On March 8, 2021, the Company consummated the IPO of 20,000,000 units (the “Units” and, with respect to the ordinary shares included in the Units being offered, the “Public Shares”), at $10.00 per Unit, generating gross proceeds of $200,000,000, which is discussed in Note 3.
Simultaneously with the closing of the IPO, the Company consummated the sale of 4,933,333 warrants (the “Private Placement Warrants”) at a price of $1.50 per Private Placement Warrant in a private placement to the Sponsor, generating gross proceeds of $7,400,000, which is discussed in Note 4.
Transaction costs amounted to $11,551,318 consisting of $4,000,000 of underwriting discount, $7,000,000 of deferred underwriting discount, and $551,318 of other offering costs.
The Company granted the underwriters in the IPO a 45-day option to purchase up to 3,000,000 additional Units to cover over-allotments, if any. On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 1,308,813 Units (the “Over-allotment Units”), generating an aggregate of gross proceeds of $13,088,130, and incurred $261,764 in cash underwriting fees and $458,085 in deferred underwriting fees.
Trust Account
Following the closing of the IPO on March 8, 2021 and the underwriters’ partial exercise of over-allotment option on March 10, 2021, $213,088,130 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and over-allotment and the sale of the Private Placement Warrants was placed in a Trust Account, which can be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations. Except with respect to interest earned on the funds held in the Trust Account that may be released to the Company to pay its taxes, if any, the Company’s amended and restated memorandum and articles of association, as discussed below and subject to the requirements of law and regulation, provide that the proceeds from the IPO and the sale of the Private Placement Warrants held in the Trust Account will not be released from the Trust Account (1) to the Company, until the completion of the initial Business Combination, or (2) to the Company’s public shareholders, until the earliest of (a) the completion of the initial Business Combination, and then only in connection with those Class A ordinary shares that such shareholders properly elected to redeem, subject to the limitations described herein,

(b) the redemption of any public shares properly tendered in connection with a shareholder vote to amend the Company’s amended and restated memorandum and articles of association (A) to modify the substance or timing of the Company’s obligation to provide holders of the Class A ordinary shares the right to have their shares redeemed in connection with the initial Business Combination or to redeem 100% of the Company’s public shares if the Company does not complete its initial Business Combination within 24 months from the closing of the IPO ( the “Combination Period” ) or (B) with respect to any other provision relating to the rights of holders of the Class A ordinary shares, and (c) the redemption of the Company’s public shares if the Company has not consummated its Business Combination within the Combination Period, subject to applicable law. Public shareholders who redeem their Class A ordinary shares in connection with a shareholder vote described in clause (b) in the preceding sentence shall not be entitled to funds from the Trust Account upon the subsequent completion of an initial Business Combination or liquidation if the Company has not consummated an initial Business Combination within the Combination Period, with respect to such Class A ordinary shares so redeemed. The proceeds deposited in the Trust Account could become subject to the claims of the Company’s creditors, if any, which could have priority over the claims of the public shareholders.
Initial Business Combination
The Company must complete one or more initial Business Combinations having an aggregate fair market value of at least 80% of the net assets held in the Trust Account (as defined below) (excluding the deferred underwriting commissions and taxes payable on the interest earned on the Trust Account) at the time of signing a definitive agreement in connection with the initial Business Combination. However, the Company will complete the initial Business Combination only if the post-Business Combination company in which its public shareholders own shares will own or acquire 50% or more of the outstanding voting securities of the target or otherwise acquires a controlling interest in the target sufficient for it not to be required to register as an investment company under the Investment Company Act of 1940, as amended, or the Investment Company Act. There is no assurance that the Company will be able to complete a Business Combination successfully.
The ordinary shares subject to redemption are recorded at a redemption value and classified as temporary equity upon the completion of the IPO, in accordance with Financial Accounting Standards Board’s (“FASB”) Accounting Standards Codification (“ASC”) Topic 480 “Distinguishing Liabilities from Equity.”
If the Company has not consummated an initial Business Combination within the Combination Period, the Company will (i) cease all operations except for the purpose of winding up, (ii) as promptly as reasonably possible but not more than ten business days thereafter, redeem the public shares, at a per-share price, payable in cash, equal to the aggregate amount then on deposit in the Trust Account, including interest earned on the funds held in the Trust Account and not previously released to the Company to pay its taxes, if any (less up to $100,000 of interest to pay dissolution expenses), divided by the number of then outstanding public shares, which redemption will completely extinguish public shareholders’ rights as shareholders (including the right to receive further liquidation distributions, if any); and (iii) as promptly as reasonably possible following such redemption, subject to the approval of the Company’s remaining shareholders and the Company’s board of directors, liquidate and dissolve, subject in the case of clauses (ii) and (iii) to the Company’s obligations under Cayman Islands law to provide for claims of creditors and the requirements of other applicable law.
The Sponsor, officers and directors have agreed to (i) waive their redemption rights with respect to their Founder Shares (as described in Note 5), (ii) waive their redemption rights with respect to their Founder Shares and public shares in connection with a shareholder vote to approve an amendment to the Company’s amended and restated memorandum and articles of association, (iii) waive their rights to liquidating distributions from the Trust Account with respect any Founder Shares they hold if the Company fails to consummate an initial Business Combination within the Combination Period (although they will be entitled to liquidating distributions from the Trust Account with respect to any public shares they hold if the Company fails to complete its initial Business Combination within the Combination Period), and (iv) vote their Founder Shares and public shares in favor of the initial Business Combination.
The Sponsor has agreed that it will be liable to the Company if and to the extent any claims by a third party for services rendered or products sold to the Company (other than the Company’s independent registered public accounting firm), or a prospective target business with which the Company has discussed entering into a transaction agreement, reduce the amounts in the Trust Account to below the lesser of (i) $10.00 per public share and (ii) the actual amount per public share held in the Trust Account as of the date of the liquidation of the Trust Account, if less than $10.00 per share due to reductions in the value of the trust assets, in each case net of the interest that may be withdrawn to pay the Company’s tax obligations, provided that such liability will not apply to any claims by a third party or prospective target business that executed a waiver of any and all rights to seek access to the Trust Account nor will it apply to any claims under the Company’s indemnity of the underwriters of the IPO against certain liabilities, including liabilities under the Securities Act of 1933, as amended, (the “Securities Act”). However, the Company has not asked the Sponsor to reserve for such indemnification obligations, nor has the Company independently verified whether the Sponsor has sufficient funds to satisfy its indemnity obligations and the Company believes that the Sponsor’s only assets are securities of the Company. Therefore, the Company cannot assure that the Sponsor would be able to satisfy those obligations. None of the Company’s officers or directors will indemnify the Company for claims by third parties including, without limitation, claims by vendors and prospective target businesses.
Proposed Carbon Revolution Business Combination
Business Combination Agreement and Scheme Implementation Deed
On November 29, 2022, the Company, Carbon Revolution Limited, an Australian public company with Australian Company Number (I) 128 274 653 listed on the Australian Securities Exchange (“Carbon Revolution”), Carbon Revolution Public Limited Company (formerly known as Poppetell Limited), a public limited company incorporated in Ireland with registered number 607450 (“MergeCo”), and Poppettell Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of MergeCo (“Merger Sub” and, together with SPAC, the Company and MergeCo, collectively, the “Parties” and each a “Party”), entered into a business combination agreement (as it may be amended or supplemented from time to time, the “Business Combination Agreement”), and on November 30, 2022, Carbon Revolution, the Company and MergeCo entered into a Scheme Implementation Deed (as it may be amended or supplemented from time to time, the “Scheme Implementation Deed”).
Under the Scheme Implementation Deed, Carbon Revolution has agreed to propose a scheme of arrangement under Part 5.1 of the Corporations Act 2001 (Cth) (the “Scheme”) and a capital reduction under Part 2J.1 of the Corporations Act 2001 (Cth) which, if implemented, will result in all shares of Carbon Revolution being cancelled in return for consideration, with Carbon Revolution issuing a share to MergeCo (resulting in Carbon Revolution becoming a wholly-owned subsidiary of MergeCo) and MergeCo issuing shares to the shareholders of Carbon Revolution, subject to approval from Carbon Revolution’s shareholders, approval of the Federal Court of Australia and the satisfaction of various other conditions (a full list of the conditions is set out in the Scheme Implementation Deed).
The Business Combination Agreement provides for the business combination, pursuant to which, among other things, the Company shall be merged with and into MergerSub, with Merger Sub surviving as a wholly-owned subsidiary of MergeCo (the “Surviving Company”), (the “Merger”).
The Transaction will be consummated subject to the deliverables and provisions as further described in the Business Combination Agreement.
Related Agreements
Sponsor Side Letter
Concurrently with the execution of the Business Combination Agreement and the Scheme Implementation Deed, the Sponsor, TRCA Subsidiary, Alison Burns (“Burns”), Paul Henrys (“Henrys”) and Gary Pilnick (“Pilnick” together with Burns and Henrys, the “Independent Directors”) and Dale Morrison (“Morrison”), Sanjay K. Morey (“Morey”) and William P. Russell, Jr. (“Russell”, and together with Morrison and Morey, the “Other Insiders”, and together with Sponsor, TRCA Subsidiary and the Independent Directors, the “Sponsor Parties”), the Company, Carbon Revolution and MergeCo entered into a Sponsor Side Letter (the “Sponsor Side Letter”), pursuant to which the Sponsor Parties have agreed to take, or not take, certain actions during the period between the execution of the Sponsor Side Letter and the consummation of the Merger, including, (i) to vote any ordinary shares of the Company owned by such Sponsor Party (all such shares, the “Covered Shares”) in favor of the Merger and the Scheme and other related proposals at the shareholders’ meeting of the Company, and any other special meeting of the Company’s shareholders called for the purpose of soliciting stockholder approval in connection with the consummation of the Merger and the Scheme, (ii) to waive the anti-dilution rights or similar protections with respect to the Class B ordinary shares owned by such party as set forth in the governing documents of the Company, or otherwise, and (iii) not to redeem any Covered Shares (as defined in the Sponsor Side Letter) owned by such Sponsor Party.
Pursuant to the Sponsor Side Letter, Sponsor has also agreed that, immediately prior to the consummation of the Merger, and conditioned upon the consummation of the Merger, 327,203 of the 5,267,203 Class B ordinary shares beneficially owned by Sponsor shall be automatically forfeited and surrendered to the Company for no additional consideration.

Standby Equity Purchase Agreement
Concurrently with the parties entering into the Business Combination Agreement and Scheme Implementation Deed, the Company entered into a Standby Equity Purchase Agreement (the “CEF”) with YA II PN, Ltd. (“Yorkville”) pursuant to which, subject to the consummation of the Transactions, MergeCo has the option, but not the obligation, to issue, and Yorkville shall subscribe for, an aggregate amount of up to $60 million of MergeCo Ordinary Shares at the time of MergeCo’s choosing during the term of the agreement, subject to certain limitations, including caps on exchanges, issuances and subscriptions based on trading volumes. Each advance under the CEF (an “Advance”) may be in an amount of MergeCo Ordinary Shares up to the greater of $10 million or the aggregate daily trading volume of MergeCo Ordinary Shares in the five trading days prior to MergeCo requesting an Advance. The purchase price for an Advance is determined at the option of MergeCo and is either (a) 95% of the average daily VWAP (as defined below) during the applicable one-day pricing period or (b) 97% of the lowest daily VWAP during the applicable three consecutive trading day pricing period. “VWAP” means, for any trading day, the daily volume weighted average price of MergeCo Ordinary Shares for such date on the securities listing exchange that the MergeCo Ordinary Shares are trading as of such date during regular trading hours as reported by Bloomberg L.P. The CEF will continue for a term of three years commencing from the sixth trading day following the closing of the Business Combination, unless prior terminated pursuant to its terms.
Going Concern and Liquidity
As of December 31, 2022, the Company had approximately $1.0 million in its operating bank account, and working capital deficit of approximately $3.3 million.
Until the consummation of a Business Combination, the Company will be using the funds not held in the Trust Account for identifying and evaluating prospective acquisition candidates, performing due diligence on prospective target businesses, paying for travel expenditures, selecting the target business to acquire, and structuring, negotiating and consummating the Business Combination.
The Company may need to raise further additional capital through loans or additional investments from its Sponsor, stockholders, officers, directors, or third parties. The Company’s officers, directors and Sponsor may, but are not obligated to, loan the Company funds, from time to time or at any time, in whatever amount they deem reasonable in their sole discretion, to meet the Company’s working capital needs. Accordingly, the Company may not be able to obtain additional financing. If the Company is unable to raise additional capital, it may be required to take additional measures to conserve liquidity, which could include, but not necessarily be limited to, curtailing operations, suspending the pursuit of a potential transaction, and reducing overhead expenses. The Company cannot provide any assurance that new financing will be available to it on commercially acceptable terms, if at all.
The Company has until June 8, 2023 to consummate an initial Business Combination. It is uncertain that the Company will be able to consummate an initial Business Combination by June 8, 2023. If an initial business combination is not consummated by the liquidation date, there will be a mandatory liquidation and subsequent dissolution. Additionally, it is uncertain that we will have sufficient liquidity to fund the working capital needs of the Company through June 8, 2023 or through twelve months from the issuance of this report. Management has determined that the liquidity condition through 12 months from the issuance of this report and mandatory liquidation, should an initial business combination not occur, and potential subsequent dissolution raise substantial doubt about our ability to continue as a going concern. No adjustments have been made to the carrying amounts of assets or liabilities should we be required to liquidate after June 8, 2023.
Risks and Uncertainties
Management continues to evaluate the impact of the COVID-19 pandemic and has concluded that while it is reasonably possible that the virus could have a negative effect on the Company’s financial position, results of its operations, cash flows and/or search for a target company, the specific impact is not readily determinable as of the date of the financial statements. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
On February 24, 2022, Russian forces launched significant military action against Ukraine, and sustained conflict and disruption in the region is possible. The impact to Ukraine as well as actions taken by other countries, including new and stricter sanctions imposed by Canada, the United Kingdom, the European Union, the United States, and other countries and companies and organizations against officials, individuals, regions, and industries in Russia and

Ukraine, and actions taken by Russia in response to such sanctions, and each country’s potential response to such sanctions, tensions, and military actions could have a material adverse effect on the Company’s ability to complete the Business Combination. Any such material adverse effect from the conflict and enhanced sanctions activity may include reduced trading and business activity levels, disruption of financial markets, increased costs, disruption of services, inability to complete financial or banking transactions, and inability to service existing or new customers in the region. Prolonged unrest, military activities, or broad-based sanctions, should they be implemented, could have a material adverse effect on the Company’s ability to complete the Business Combination.
The Company is exposed to volatility in the banking market. At various times, we could have deposits with certain U.S. banks in excess of the maximum amounts insured by the U.S. Federal Deposit Insurance Corporation (“FDIC”). On March 10, 2023, Silicon Valley Bank became insolvent. State regulators closed the bank and the Federal Deposit Insurance Corporation (“FDIC”) was appointed as its receiver. The Company did not hold any deposits with Silicon Valley Bank as of December 31, 2022.
NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
Basis of Presentation
The accompanying financial statements are presented in conformity with accounting principles generally accepted in the United States of America (“GAAP”) and pursuant to the rules and regulations of the Securities and Exchange Commission (the “SEC”).
Emerging Growth Company
The Company is an “emerging growth company,” as defined in Section 2(a) of the Securities Act, as modified by the Jumpstart Our Business Startups Act of 2012, (the “JOBS Act”), and it may take advantage of certain exemptions from various reporting requirements that are applicable to other public companies that are not emerging growth companies including, but not limited to, not being required to comply with the independent registered public accounting firm attestation requirements of Section 404 of the Sarbanes-Oxley Act, reduced disclosure obligations regarding executive compensation in its periodic reports and proxy statements, and exemptions from the requirements of holding a nonbinding advisory vote on executive compensation and stockholder approval of any golden parachute payments not previously approved.
Further, Section 102(b)(1) of the JOBS Act exempts emerging growth companies from being required to comply with new or revised financial accounting standards until private companies (that is, those that have not had a Securities Act registration statement declared effective or do not have a class of securities registered under the Exchange Act) are required to comply with the new or revised financial accounting standards. The JOBS Act provides that a company can elect to opt out of the extended transition period and comply with the requirements that apply to non- emerging growth companies but any such election to opt out is irrevocable. The Company has elected not to opt out of such extended transition period which means that when a standard is issued or revised and it has different application dates for public or private companies, the Company, as an emerging growth company, can adopt the new or revised standard at the time private companies adopt the new or revised standard. This may make comparison of the Company’s financial statements with another public company which is neither an emerging growth company nor an emerging growth company which has opted out of using the extended transition period difficult or impossible because of the potential differences in accounting standards used.
Use of Estimates
The preparation of the financial statements in conformity with GAAP requires the Company’s management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting periods.
Making estimates requires management to exercise significant judgment. It is at least reasonably possible that the estimate of the effect of a condition, situation or set of circumstances that existed at the date of the financial statement, which management considered in formulating its estimate, could change in the future. One of the more significant accounting estimates included in these statements are the warrant liabilities and commitment fee shares liability. Such estimates may be subject to change as more current information becomes available and accordingly the actual results could differ significantly from those estimates.

Cash and Cash Equivalents
The Company considers all short-term investments with an original maturity of three months or less when purchased to be cash equivalents. The Company did not have any cash equivalents as of December 31, 2022 and 2021.
Marketable Securities Held in Trust Account
At December 31, 2022 and 2021, the assets held in the Trust Account were held in money market funds. All of the Company’s investments held in the Trust Account are classified as trading securities. Trading securities are presented on the balance sheets at fair value at the end of each reporting period. Gains and losses resulting from the change in fair value of investments held in Trust Account are included in interest income in the accompanying statements of operations. The estimated fair value of investments held in Trust Account are determined using available market information.
Fair Value Measurements
Fair value is defined as the price that would be received for sale of an asset or paid for transfer of a liability, in an orderly transaction between market participants at the measurement date. GAAP establishes a three-tier fair value hierarchy, which prioritizes the inputs used in measuring fair value. The hierarchy gives the highest priority to unadjusted quoted prices in active markets for identical assets or liabilities (Level 1 measurements) and the lowest priority to unobservable inputs (Level 3 measurements). These tiers include:
•	Level 1, defined as observable inputs such as quoted prices (unadjusted) for identical instruments in active markets;
•
Level 2, defined as inputs other than quoted prices in active markets that are either directly or indirectly observable such as quoted prices for similar instruments in active markets or quoted prices for identical or similar instruments in markets that are not active; and

•
Level 3, defined as unobservable inputs in which little or no market data exists, therefore requiring an entity to develop its own assumptions, such as valuations derived from valuation techniques in which one or more significant inputs or significant value drivers are unobservable.

In some circumstances, the inputs used to measure fair value might be categorized within different levels of the fair value hierarchy. In those instances, the fair value measurement is categorized in its entirety in the fair value hierarchy based on the lowest level input that is significant to the fair value measurement.
The fair value of the Company’s certain assets and liabilities, which qualify as financial instruments under ASC 820, “Fair Value Measurements and Disclosures,” approximates the carrying amounts represented in the balance sheet. The fair values of cash and cash equivalents, prepaid expenses, accounts payable and accrued expenses, and due to related party are estimated to approximate the carrying values as of December 31, 2022 and 2021 due to the short maturities of such instruments.
The fair value of the Private Placement Warrants is based on a valuation model utilizing management judgment and pricing inputs from observable and unobservable markets with less volume and transaction frequency than active markets. Significant deviations from these estimates and inputs could result in a material change in fair value. The fair value of the Private Placement Warrants is classified as level 3. The fair value of the commitment fee shares is based on a discounted cash flow model whereby the stock payment was discounted using risk free rates based on an estimated settlement date. The fair value of the commitment fee shares liability is classified as level 3. See Note 6 for additional information on assets and liabilities measured at fair value.
Concentration of Credit Risk
Financial instruments that potentially subject the Company to concentrations of credit risk consist of a cash account in a financial institution, which, at times, may exceed the Federal Deposit Insurance Corporation coverage. At December 31, 2022 and 2021, the Company has not experienced losses on this account and management believes the Company is not exposed to significant risks on such account.
Ordinary Shares Subject to Possible Redemption
All of the 21,308,813 Class A ordinary shares sold as part of the Units in the IPO contain a redemption feature which allows for the redemption of such public shares in connection with the Company’s liquidation, if there is a shareholder vote or tender offer in connection with the Business Combination and in connection with certain amendments to the Company’s amended and restated memorandum and articles of association. In accordance with SEC and its staff’s guidance on redeemable equity instruments, which has been codified in ASC 480-10-S99, redemption provisions not solely within the control of the Company require ordinary shares subject to redemption to be classified outside of permanent equity. Therefore, all Class A ordinary shares has been classified outside of permanent equity.
The Company recognizes changes in redemption value immediately as they occur and adjusts the carrying value of redeemable ordinary shares to equal the redemption value at the end of each reporting period. Increases or decreases in the carrying amount of redeemable ordinary shares are affected by charges against additional paid in capital and accumulated deficit.
As of December 31, 2022 and 2021, the Class A ordinary shares reflected on the balance sheet are reconciled in the following table:
Gross proceeds from IPO	$213,088,130
Less:
Proceeds allocated to Public Warrants	(9,374,367)
Class A ordinary shares issuance costs	(11,731,323)
Plus:
Accretion of carrying value to redemption value	21,105,690
Remeasurement of carrying value to redemption value	13,061
Class A ordinary shares subject to possible redemption - December 31, 2021	213,101,191
Plus:
Remeasurement of carrying value to redemption value	2,968,171
Class A ordinary shares subject to possible redemption - December 31, 2022	$216,069,362
Net Income Per Ordinary Share
The Company has two classes of shares, which are referred to as Class A ordinary shares and Class B ordinary shares. Earnings and losses are shared pro rata between the two classes of shares. The 12,210,780 potential ordinary shares for outstanding warrants to purchase the Company’s shares were excluded from diluted earnings per share for the year ended December 31, 2022 and for the period from January 7, 2021 (inception) through December 31, 2021 because the warrants are contingently exercisable, and the contingencies have not yet been met. As a result, diluted net income per ordinary share is the same as basic net income per ordinary share for the periods. The table below presents a reconciliation of the numerator and denominator used to compute basic and diluted net income per share for each class of ordinary shares:
	For the Year Ended December 31, 2022		For the Period from January 7, 2021 (Inception) through December 31, 2021
	Class A	Class B	Class A	Class B
Basic and diluted net income per ordinary share:
Numerator:
Allocation of net income	$5,028,247	$1,257,062	$4,820,103	$1,403,917

Denominator:
Weighted-average shares outstanding	21,308,813	5,327,203	17,981,328	5,237,292
Basic and diluted net income per ordinary share	$0.24	$0.24	$0.27	$0.27
Offering Costs associated with the Initial Public Offering
The Company complies with the requirements of the ASC 340-10-S99-1 and SEC Staff Accounting Bulletin (“SAB”) Topic 5A - “Expenses of Offering”. Offering costs consist principally of professional and registration fees incurred through the balance sheet date that are related to the IPO. Offering costs are allocated to the separable financial instruments issued in the IPO based on a relative fair value basis compared to total proceeds received. Offering costs associated with warrant liabilities is expensed, and offering costs associated with the Class A ordinary shares are charged to the shareholders’

deficit. The Company incurred offering costs amounting to $12,271,167 as a result of the IPO consisting of a $4,261,764 underwriting fee, $7,458,085 of deferred underwriting fees and $551,318 of other offering costs. The Company recorded $11,731,323 of offering costs as a reduction of equity in connection with the Class A ordinary shares included in the Units. The Company immediately expensed $539,844 of offering costs in connection with the Public Warrants and Private Placement Warrants that were classified as liabilities.
On November 15, 2022, the Company and underwriters executed a waiver letter confirming the underwriters’ resignation and waiver of their entitlement to the payment of deferred underwriting discount under the terms of the underwriting agreement. As a result, the Company recognized $323,385 of other income attributable to the derecognition of deferred underwriting fees allocated to offering costs and $7,134,700 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying financial statements (see Note 7).
Warrant Liabilities
The Company accounts for warrants as either equity-classified or liability-classified instruments based on an assessment of the warrant’s specific terms and applicable authoritative guidance in ASC 480, Distinguishing Liabilities from Equity (“ASC 480”) and ASC 815, Derivatives and Hedging (“ASC 815”). The assessment considers whether the warrants are freestanding financial instruments pursuant to ASC 480, meet the definition of a liability pursuant to ASC 480, and whether the warrants meet all of the requirements for equity classification under ASC 815, including whether the warrants are indexed to the Company’s own ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at the time of warrant issuance and as of each subsequent quarterly period end date while the warrants are outstanding.
For issued or modified warrants that meet all of the criteria for equity classification, the warrants are required to be recorded as a component of additional paid-in capital at the time of issuance. For issued or modified warrants that do not meet all the criteria for equity classification, the warrants are required to be recorded at their initial fair value on the date of issuance, and each balance sheet date thereafter. Changes in the estimated fair value of the warrants are recognized as a non-cash gain or loss on the statement of operations. The initial fair value of the Private and Public Warrants were estimated using a Monte Carlo simulation (see Note 6).
Derivative Financial Instruments
The Company evaluates its financial instruments to determine if such instruments are derivatives or contain features that qualify as embedded derivatives in accordance with FASB ASC Topic 815, “Derivatives and Hedging” (“ASC 815”). Derivative instruments are initially recorded at fair value on the grant date and re-valued at each reporting date, with changes in the fair value reported in the statements of operations. The classification of derivative instruments, including whether such instruments should be recorded as liabilities or as equity, is evaluated at the end of each reporting period. Derivative liabilities are classified in the balance sheets as current or non-current based on whether net-cash settlement or conversion of the instrument could be required within 12 months of the balance sheet date.
Standby Equity Purchase Agreement Classification.
The Company accounts for its CEF as either equity-classified or liability-classified instruments based on an assessment of the agreement’s specific terms and applicable authoritative guidance in ASC 480 and ASC 815. The assessment considers whether the CEF is a freestanding financial instrument pursuant to ASC 480, meets the definition of a liability pursuant to ASC 480, and whether the CEF meets all of the requirements for equity classification under ASC 815, including whether the CEF is indexed to the Company’s Class A ordinary shares, among other conditions for equity classification. This assessment, which requires the use of professional judgment, is conducted at date of the agreement and as of each subsequent quarterly period end date while the CEF is outstanding. For an agreement that meets all of the criteria for equity classification, the CEF would be required to be recorded as a component of additional paid-in capital at the time of issuance.
For an agreement that does not meet all the criteria for equity classification, the CEF would be required to be recorded at its initial fair value on the date of issuance. The fair value of the CEF is remeasured at each balance sheet date with the change in the estimated fair value of the CEF recognized as a non-cash gain or loss on the statements of operations. The Company has analyzed the CEF (as defined in Note 1) and determined it is considered to be a freestanding instrument and does not exhibit any of the characteristics in ASC 480 and therefore are not classified as liabilities under ASC 480. Based on the settlement terms of the agreement, the CEF met the requirements for equity classification.

Commitment Fee Shares Liability
In connection with the Standby Equity Purchase Agreement, the Company agreed to issue Yorkville 15,000 of the Company’s ordinary shares upon consummation of the Initial Business Combination. The Company recorded the fair value of the commitment fee shares liability on the balance sheets and the related expense on its statements of operations. The initial fair value of the commitment fee shares liability was estimated using a discounted cash flow model (see Note 6).
Income Taxes
The Company accounts for income taxes under FASB ASC 740, “Income Taxes” (“ASC 740”). ASC 740 requires the recognition of deferred tax assets and liabilities for both the expected impact of differences between the financial statement and tax basis of assets and liabilities and for the expected future tax benefit to be derived from tax loss and tax credit carry forwards. ASC 740 additionally requires a valuation allowance to be established when it is more likely than not that all or a portion of deferred tax assets will not be realized.
FASB ASC 740 prescribes a recognition threshold and a measurement attribute for the financial statement recognition and measurement of tax positions taken or expected to be taken in a tax return. For those benefits to be recognized, a tax position must be more likely than not to be sustained upon examination by taxing authorities. There were no unrecognized tax benefits as of December 31, 2022 and 2021. The Company’s management determined that the Cayman Islands is the Company’s only major tax jurisdiction. The Company recognizes accrued interest and penalties related to unrecognized tax benefits as income tax expense. As of December 31, 2022 and 2021, there were no unrecognized tax benefits and no amounts were accrued for the payment of interest and penalties. The Company is currently not aware of any issues under review that could result in significant payments, accruals or material deviation from its position. The Company is subject to income tax examinations by major taxing authorities since inception.
There is currently no taxation imposed on income by the Government of the Cayman Islands. In accordance with Cayman income tax regulations, income taxes are not levied on the Company.
Recent Accounting Pronouncements
In August 2020, the Financial Accounting Standards Board (“FASB”) issued Accounting Standards Update (“ASU”) 2020-06, Debt — Debt with Conversion and Other Options (Subtopic 470-20) and Derivatives and Hedging — Contracts in Entity’s Own Equity (Subtopic 815-40) (“ASU 2020-06”) to simplify accounting for certain financial instruments. ASU 2020-06 eliminates the current models that require separation of beneficial conversion and cash conversion features from convertible instruments and simplifies the derivative scope exception guidance pertaining to equity classification of contracts in an entity’s own equity. The new standard also introduces additional disclosures for convertible debt and freestanding instruments that are indexed to and settled in an entity’s own equity. ASU 2020-06 amends the diluted earnings per share guidance, including the requirement to use the if converted method for all convertible instruments. ASU 2020-06 is effective January 1, 2022 and should be applied on a full or modified retrospective basis, with early adoption permitted beginning on January 1, 2021. The Company adopted ASU 2020-06 on January 7, 2021 (Inception). The adoption of ASU 2020-06 did not have an impact on the Company’s financial statements.
Management does not believe that any recently issued, but not effective, accounting standards, if currently adopted, would have a material effect on the Company’s financial statements.
NOTE 3. INITIAL PUBLIC OFFERING
Pursuant to the IPO on March 8, 2021, the Company sold 20,000,000 Units at a price of $10.00 per Unit. Each Unit consists of one Class A ordinary share and one-third of one redeemable warrant. Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment. The warrants will become exercisable on the later of 30 days after the completion of the initial Business Combination or 12 months from the closing of the IPO, and will expire five years after the completion of the initial Business Combination or earlier upon redemption or liquidation.
On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 1,308,813 Units. The aggregate Public Warrants outstanding pursuant to the IPO and the underwriters partially exercised the over-allotment option are 7,102,938.

Following the closing of the IPO on March 8, 2021 and the underwriters’ partial exercise of over-allotment option on March 10, 2021, $213,088,130 ($10.00 per Unit) from the net proceeds of the sale of the Units in the IPO and over-allotment and the sale of the Private Placement Warrants was placed in a Trust Account, which can be invested only in U.S. government treasury bills with a maturity of 185 days or less or in money market funds meeting certain conditions under Rule 2a-7 under the Investment Company Act which invest only in direct U.S. government treasury obligations.
Public Warrants
Each whole warrant entitles the holder to purchase one Class A ordinary share at a price of $11.50 per share, subject to adjustment as discussed herein. In addition, if (x) the Company issues additional Class A ordinary shares or equity-linked securities for capital raising purposes in connection with the closing of the initial Business Combination at an issue price or effective issue price of less than $9.20 per Class A ordinary share (with such issue price or effective issue price to be determined in good faith by the Company’s board of directors and in the case of any such issuance to the Sponsor or its affiliates, without taking into account any Founder Shares held by the Sponsor or such affiliates, as applicable, prior to such issuance (the “Newly Issued Price”), (y) the aggregate gross proceeds from such issuances represent more than 60% of the total equity proceeds, and interest thereon, available for the funding of the initial Business Combination on the date of the consummation of the initial Business Combination (net of redemptions), and (z) the volume weighted average trading price of the Company’s Class A ordinary shares during the 20 trading day period starting on the trading day prior to the day on which the Company consummates its initial Business Combination (such price, the “Market Value”) is below $9.20 per share, then the exercise price of the warrants will be adjusted (to the nearest cent) to be equal to 115% of the higher of the Market Value and the Newly Issued Price, and the $18.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to 180% of the higher of the Market Value and the Newly Issued Price, and the $10.00 per share redemption trigger price will be adjusted (to the nearest cent) to be equal to the higher of the Market Value and the Newly Issued Price.
The warrants will become exercisable on the later of one year from the closing of the IPO or 30 days after the completion of its initial Business Combination, and will expire five years after the completion of the Company’s initial Business Combination, at 5:00 p.m., New York City time, or earlier upon redemption or liquidation.
The Company has agreed that as soon as practicable, but in no event later than 20 business days after the closing of the initial Business Combination, it will use its commercially reasonable efforts to file with the SEC a registration statement for the registration, under the Securities Act, of the Class A ordinary shares issuable upon exercise of the warrants. The Company will use its commercially reasonable efforts to cause the same to become effective within 60 business days after the closing of the initial Business Combination, and to maintain the effectiveness of such registration statement and a current prospectus relating to those Class A ordinary shares until the warrants expire or are redeemed, as specified in the warrant agreement; provided that, if the Company’s Class A ordinary shares are at the time of any exercise of a warrant not listed on a national securities exchange such that they satisfy the definition of a “covered security” under Section 18(b)(1) of the Securities Act, the Company may, at its option, require holders of public warrants who exercise their warrants to do so on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act, and in the event the Company so elects, it will not be required to file or maintain in effect a registration statement, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. If a registration statement covering the Class A ordinary shares issuable upon exercise of the warrants is not effective by the 60th day after the closing of the initial Business Combination, warrant holders may, until such time as there is an effective registration statement and during any period when the Company will have failed to maintain an effective registration statement, exercise warrants on a “cashless basis” in accordance with Section 3(a)(9) of the Securities Act or another exemption, but the Company will use its commercially reasonably efforts to register or qualify the shares under applicable blue sky laws to the extent an exemption is not available. In such event, each holder would pay the exercise price by surrendering the warrants for that number of Class A ordinary shares equal to the lesser of (A) the quotient obtained by dividing (x) the product of the number of Class A ordinary shares underlying the warrants, multiplied by the excess of the “fair market value” (defined below) less the exercise price of the warrants by (y) the fair market value and (B) 0.361. The “fair market value” as used in this paragraph shall mean the volume weighted average price of the Class A ordinary shares for the 10 trading days ending on the trading day prior to the date on which the notice of exercise is received by the warrant agent.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $18.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants (except as described herein with respect to the Private Placement Warrants):
•	in whole and not in part;
•	at a price of $0.01 per warrant;
•	upon a minimum of 30 days’ prior written notice of redemption to each warrant holder; and
•
if, and only if, the closing price of the Class A ordinary shares equals or exceeds $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within a 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders.

Redemption of warrants when the price per Class A ordinary share equals or exceeds $10.00.
Once the warrants become exercisable, the Company may redeem the outstanding warrants:
•	in whole and not in part;
•
at $0.10 per warrant upon a minimum of 30 days’ prior written notice of redemption provided that holders will be able to exercise their warrants on a cashless basis prior to redemption and receive that number of shares, based on the redemption date and the “fair market value” of the Company’s Class A ordinary shares except as otherwise described above;

•
if, and only if, the closing price of the Company’s Class A ordinary shares equals or exceeds $10.00 per public share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant) for any 20 trading days within the 30-trading day period ending three trading days before the Company sends the notice of redemption to the warrant holders; and

•
if the closing price of the Class A ordinary shares for any 20 trading days within a 30-trading day period ending on the third trading day prior to the date on which the Company sends the notice of redemption to the warrant holders is less than $18.00 per share (as adjusted for adjustments to the number of shares issuable upon exercise or the exercise price of a warrant), the Private Placement Warrants must also be concurrently called for redemption on the same terms as the outstanding public warrants.

NOTE 4. PRIVATE PLACEMENT
Simultaneously with the closing of the IPO, the Sponsor purchased an aggregate of 4,933,333 Private Placement Warrants at a price of $1.50 per Private Placement Warrant, for an aggregate purchase price of $7,400,000, in a private placement. The proceeds from the Private Placement Warrants was added to the proceeds from the IPO held in the Trust Account.
Pursuant to the underwriters’ partial exercise of the over-allotment option on March 10, 2021, the Sponsor purchased an additional 174,509 Private Placement Warrants.
The Private Placement Warrants (including the Class A ordinary shares issuable upon exercise of the Private Placement Warrants) will not be transferable, assignable or salable until 30 days after the completion of the initial Business Combination and they will not be redeemable by the Company so long as they are held by the Sponsor or its permitted transferees. The Sponsor, or its permitted transferees, has the option to exercise the Private Placement Warrants on a cashless basis. If the Private Placement Warrants are held by holders other than the Sponsor or its permitted transferees, the Private Placement Warrants will be redeemable by the Company in all redemption scenarios and exercisable by the holders on the same basis as the warrants included in the Units being sold in the IPO.
NOTE 5. RELATED PARTY TRANSACTIONS
Founder Shares
On January 12, 2021, the Sponsor paid $25,000, or approximately $0.004 per share, to cover certain offering costs in consideration for 5,750,000 Class B ordinary shares, par value $0.0001. Up to 750,000 Founder Shares are subject to forfeiture by the Sponsor depending on the extent to which the underwriters’ over-allotment option is exercised.

On February 23, 2021, 20,000 shares were transferred to each of the three independent directors. On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 1,308,813 Units. As a result, 422,797 founder shares were forfeited on April 19, 2021.
In February 2021, the Sponsor transferred its interests representing a total of 60,000 Class B ordinary shares of the Company to three independent directors of the Company for per share consideration equal to the amount paid by the Sponsor to the Company for each founder share. Pursuant to the terms of the agreements governing these transfers, if the transferee ceases to serve as a director of the Company prior to the completion of the Company’s initial Business Combination, the Sponsor has the option to repurchase the founder shares from such transferee for the same per share consideration paid by the transferee for the initial transfer. The Sponsor’s option to repurchase the founder shares shall expire upon the consummation of the Company’s initial Business Combination. The sale of the founders shares to the Company’s directors is in the scope of FASB ASC Topic 718, “Compensation-Stock Compensation” (“ASC 718”). Under ASC 718, share-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the shares sold to the Company’s directors was $300,490 or approximately $5.01 per share. The founders’ shares were effectively sold subject to a performance condition (i.e., the occurrence of a Business Combination). Compensation expense related to the founders’ shares is recognized only when the performance condition is probable of occurrence. As of December 31, 2022, the Company determined that a Business Combination is not considered probable, and, therefore, no share-based compensation expense has been recognized. Share-based compensation would be recognized at the date a Business Combination is considered probable (i.e., upon consummation of a Business Combination) in an amount equal to the number of founders shares times the grant date fair value per share (unless subsequently modified) less the amount initially received for the purchase of the founder shares.
The Sponsor, directors and executive officers have agreed not to transfer, assign or sell any of their Founder Shares until the earliest of: (A) one year after the completion of the initial Business Combination and (B) subsequent to the initial Business Combination, (x) if the closing price of the Class A ordinary shares equals or exceeds $12.00 per share (as adjusted for share splits, share capitalizations, reorganizations, recapitalizations and the like) for any 20 trading days within any 30-trading day period commencing at least 150 days after the initial Business Combination, or (y) the date on which the Company completes a liquidation, merger, share exchange, reorganization or other similar transaction that results in all of its public shareholders having the right to exchange their ordinary shares for cash, securities or other property (the “Lock-up”).
Advisory Agreement and Transfer of Founder Shares
On October 28, 2022, the Company and the Sponsor entered into a letter agreement with DDGN Advisors, LLC (the “Advisor”), pursuant to which the Advisor agreed to provide certain advisory, diligence and other similar services to the Company and the Sponsor in connection with the potential business combination between the Company and Carbon Revolution. As consideration for the Advisor’s performance of such services, the Sponsor agreed to transfer 3,350,000 of the Company’s Class B ordinary shares beneficially owned by the Sponsor to the Advisor at the closing of the Business Combination. The transfer of the founders shares to the Advisor is in the scope of ASC 718 whereby share-based compensation associated with equity-classified awards is measured at fair value upon the grant date. The fair value of the 3,350,000 shares to be transferred upon the consummation of the Company’s initial Business Combination is $16,386,643 or $4.89 per share. As of November 18, 2022, such shares were held by TRCA Subsidiary, an entity that is controlled by the Sponsor, and would revert to the Sponsor if the Business Combination with Carbon Revolution is not completed.
Due from Related Party
The balance of $12,526 as of December 31, 2022 represents the $12,973 of taxes paid by the Company on behalf of the Sponsor and advanced administrative service fee, net of the $447 operating expenses paid by the Sponsor on behalf of the Company.
Due to Related Party
The balance of $222 as of December 31, 2021 represents operating expenses paid by the Sponsor on behalf of the Company.
Promissory Note — Related Party
On January 12, 2021, the Sponsor agreed to loan the Company up to $300,000 to be used for a portion of the expenses of the IPO. These loans are non-interest bearing, unsecured and are due at the earlier of November 30, 2021 or the closing of the IPO. During the period from January 12, 2021 through December 31, 2021, the Company had borrowed $60,094 under the promissory note. On March 15, 2021, the Company paid the promissory note in full and overpaid $15,771, which was recorded as a receivable from Sponsor on the balance sheet. The Sponsor returned the overpayment to the Company on May 10, 2021.
On March 10, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $1,500,000 (the “Promissory Note”) to Carbon Revolution. The Promissory Note does not bear interest and matures upon closing of the Company’s initial business combination. In the event that the Company does not consummate a business combination, the Promissory Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the Promissory Note will be deposited in the Company’s trust account. As of March 31, 2023, there was $480,000 outstanding under the Promissory Note.
Working Capital Loans
In order to finance transaction costs in connection with an intended Business Combination, the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as may be required (“Working Capital Loans”). If the Company completes the initial Business Combination, the Company may repay the Working Capital Loans out of the proceeds of the Trust Account released to the Company. Otherwise, such loans may be repaid only out of funds held outside the Trust Account. In the event that the initial Business Combination does not close, the Company may use a portion of the working capital held outside the Trust Account to repay the Working Capital Loans but no proceeds from the Trust Account would be used to repay the Working Capital Loans. Up to $1,500,000 of such Working Capital Loans may be convertible into warrants of the post-Business Combination entity at a price of $1.50 per warrant at the option of the lender. As of December 31, 2022, there were no such loan amounts outstanding. Such warrants would be identical to the Private Placement Warrants.
Administrative Service Fee
Commencing on the date that the Company’s securities are first listed on NYSE, the Company will reimburse the Sponsor or an affiliate of the Sponsor for office space, secretarial and administrative services provided to members of the management team, in the amount of $10,000 per month. Upon completion of the initial Business Combination or the Company’s liquidation, the Company will cease paying these monthly fees. The Company incurred and paid $120,000 and $100,000 for the year ended December 31, 2022 and 2021, respectively.
NOTE 6. FAIR VALUE MEASUREMENTS
The following table presents information about the Company’s assets and liabilities that were measured at fair value on a recurring basis as of December 31, 2022 and 2021, and indicates the fair value hierarchy of the valuation techniques the Company utilized to determine such fair value.
	December 31, 2022	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$216,069,362	$216,069,362	$—	$—
	$216,069,362	$216,069,362	$—	$—

Liabilities:
Warrant Liability –Public Warrants	$213,799	$213,799	$—	$—
Warrant Liability – Private Placement Warrants	162,513	—	—	162,513
Commitment fee shares liability	147,469	—	—	147,469
	$523,781	$213,799	$—	$309,982

	December 31, 2021	Quoted Prices In Active Markets (Level 1)	Significant Other Observable Inputs (Level 2)	Significant Other Unobservable Inputs (Level 3)
Assets:
Marketable securities held in Trust Account	$213,101,191	$213,101,191	$—	$—
	$213,101,191	$213,101,191	$—	$—

Liabilities:
Warrant Liability –Public Warrants	$4,261,763	$4,261,763	$—	$—
Warrant Liability – Private Placement Warrants	3,102,551	—	—	3,102,551
	$7,364,314	$4,261,763	$—	$3,102,551
Transfers to/from Levels 1, 2 and 3 are recognized at the beginning of the reporting period in which a change in valuation technique or methodology occurs. The estimated fair value of the Public Warrants transferred from a Level 3 measurement to a Level 1 fair value measurement during the period from January 7, 2021 through December 31, 2021 was $(6,440,945). There were no transfers in or out of Level 3 from other levels in the fair value hierarchy during the year ended December 31, 2021.
Public Warrants
The Company utilized a Monte Carlo simulation model for the initial valuation of the Public Warrants.
The subsequent measurement of the Public Warrants at December 31, 2022 and 2021 is classified as Level 1 due to the use of an observable market quote in an active market. As of December 31, 2022 and 2021, the aggregate value of Public Warrants was $213,799 and $4,261,763, respectively.
The estimated fair value of the Private Placement Warrants on December 31, 2022 and 2021 is determined using Level 3 inputs. Inherent in a Monte-Carlo simulation model are assumptions related to expected stock-price volatility (pre-merger and post-merger), expected term, dividend yield and risk-free interest rate. The Company estimates the volatility of its ordinary shares based on management’s understanding of the volatility associated with instruments of other similar entities. The risk-free interest rate is based on the U.S. Treasury Constant Maturity similar to the expected remaining life of the warrants. The expected life of the warrants is simulated based on management assumptions regarding the timing and likelihood of completing a business combination. The dividend rate is based on the historical rate, which the Company anticipates to remain at zero.
The assumptions used in calculating the estimated fair values represent the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair values could be materially different.
The key inputs into the Monte Carlo simulation model for the warrant liability were as follows:
Input	December 31, 2022	December 31, 2021
Expected term (years)	5.18	6.48
Expected volatility	9.30%	12.40%
Risk-free interest rate	4.75%	1.40%
Fair value of the ordinary share price	$10.09	$9.69
The following table sets forth a summary of the changes in the fair value of the Level 3 warrant liability for the year ended December 31, 2022 and 2021:
December 31, 2022
Fair value as of January 1, 2022	$3,102,551
Revaluation of warrant liability included in other income within the statements of operations	(2,940,038)
Fair value as of December 31, 2022	$162,513

December 31, 2021
Fair value as of January 7, 2021 (inception)	$—
Initial fair value of warrant liability upon issuance at IPO	15,334,757
Initial fair value of warrant liability upon issuance at over-allotment	806,992
Transfer out of Level 3 to Level 1	(6,440,945)
Revaluation of warrant liability included in other income within the statements of operations	(6,598,253)
Fair value as of December 31, 2021	$3,102,551
Commitment Fee Shares
The estimated fair value of the commitment fee shares liability on November 28, 2022 (initial measurement) is determined using Level 3 inputs. The expected term was based on management assumptions regarding the timing and likelihood of completing a business combination. Management also estimated whether a business combination would be completed. The commitment fees shares liability is discounted to net present values using risk free rates. Discount rates were based on current risk-free rates based on the actual simulated term using the following U.S. Treasury rates and using the linearly interpolated treasury rates between quoted terms.
The assumptions used in calculating the estimated fair value represents the Company’s best estimate. However, inherent uncertainties are involved. If factors or assumptions change, the estimated fair value could be materially different.
The key inputs into the present value model for the commitment fee shares liability were as follows:
Input	November 28, 2022 (Initial Measurement)	December 31, 2022
Expected term (years)	0.41	0.20
Risk-free interest rate	4.61%	4.34%
Fair value of the ordinary share price	$10.015	$10.090
The fair value of the commitment fee shares liability was $147,469 and is reflected on the Company’s balance sheet with the corresponding expense charged to other income (expense). The change in fair value from initial measurement on November 28, 2022 through December 31, 2022 was deemed to be de minimis and therefore no change in fair value was recognized through December 31, 2022.
NOTE 7. COMMITMENTS AND CONTINGENCIES
Registration and Shareholders Rights
The holders of the Founder Shares, Private Placement Warrants and any warrants that may be issued upon conversion of Working Capital Loans (and any Class A ordinary shares issuable upon the exercise of the Private Placement Warrants and warrants that may be issued upon conversion of Working Capital Loans) will be entitled to registration rights pursuant to a registration and shareholder rights agreement signed on March 3, 2021. The holders of these securities are entitled to make up to three demands, excluding short form demands, that the Company registers such securities. In addition, the holders have certain “piggy-back” registration rights with respect to registration statements filed subsequent to the Company’s completion of its initial Business Combination. However, the registration and shareholder rights agreement provides that the Company will not permit any registration statement filed under the Securities Act to become effective until termination of the applicable Lock-up period, which occurs (i) in the case of the Founder Shares, and (ii) in the case of the Private Placement Warrants and the respective Class A ordinary shares underlying such warrants, 30 days after the completion of the initial Business Combination. The Company will bear the expenses incurred in connection with the filing of any such registration statements.
Underwriting Agreement
The Company granted the underwriters a 45-day option from March 3, 2021 to purchase up to an additional 3,000,000 units to cover over-allotments.
On March 8, 2021, the Company paid a fixed underwriting discount of $4,000,000, which was calculated as two percent (2%) of the gross proceeds of the IPO. Additionally, the underwriters will be entitled to a deferred underwriting discount of 3.5% of the gross proceeds of the IPO held in the Trust Account, or $7,000,000, upon the completion of the Company’s initial Business Combination.
On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 1,308,813 units. The option to purchase the remaining 1,691,187 units was unexercised and expired on April 19, 2021.
On November 15, 2022, the Company and underwriters executed a waiver letter confirming the underwriters’ resignation and waiver of their entitlement to the payment of deferred underwriting discount under the terms of the underwriting agreement. As a result, the Company recognized $323,385 of other income attributable to derecognition of deferred underwriting fee allocated to offering costs and $7,134,700 was recorded to additional paid-in capital in relation to the waiver of the deferred underwriting discount in the accompanying financial statements. As of December 31, 2022 and 2021, the deferred underwriting fee payable is $0 and $7,458,085, respectively.
Commitment Fee Shares
In connection with the Standby Equity Purchase Agreement, the Company agreed to issue Yorkville 15,000 of the Company’s ordinary shares upon consummation of the Initial Business Combination.
Service Provider Agreements
From time to time the Company has entered into and may enter into agreements with various services providers and advisors, including investment banks, to help us identify targets, negotiate terms of potential Business Combinations, consummate a Business Combination and/or provide other services. In connection with these agreements, the Company may be required to pay such service providers and advisors fees in connection with their services to the extent that certain conditions, including the closing of a potential Business Combination, are met. If a Business Combination does not occur, the Company would not expect to be required to pay these contingent fees. There can be no assurance that the Company will complete a Business Combination.
During the year ended December 31, 2022, the Company entered into a contingent fee agreement with a service provider whereby the conditions for payment were met prior to December 31, 2022. The aggregate fee was $525,000 and is included in accounts payable on the in the Company’s balance sheets.
NOTE 8. SHAREHOLDERS’ DEFICIT
Preference shares – The Company is authorized to issue 1,000,000 preference shares with a par value of $0.0001 and with such designations, voting and other rights and preferences as may be determined from time to time by the Company’s board of directors. As of December 31, 2022 and 2021, there were no preference shares issued or outstanding.
Class A Ordinary Shares – The Company is authorized to issue 500,000,000 Class A ordinary shares with a par value of $0.0001 per share. As of December 31, 2022 and 2021, there were no Class A ordinary shares issued and outstanding, excluding 21,308,813 Class A ordinary shares subject to possible redemption.
Class B Ordinary Shares – The Company is authorized to issue 50,000,000 Class B ordinary shares with a par value of $0.0001 per share. Holders are entitled to one vote for each share of Class B ordinary shares. At December 31, 2022 and 2021, there were 5,327,203 Class B ordinary shares issued and outstanding. On March 10, 2021, the underwriters partially exercised the over-allotment option to purchase 1,308,813 Units. As a result, 422,797 founder shares were forfeited on April 19, 2021.
Holders of Class A ordinary shares and holders of Class B ordinary shares will vote together as a single class on all matters submitted to a vote of the Company’s shareholders except as required by law. Unless specified in the Company’s amended and restated memorandum and articles of association, or as required by applicable provisions of the Companies Act or applicable stock exchange rules, the affirmative vote of a majority of the Company’s ordinary shares that are voted is required to approve any such matter voted on by its shareholders.
The Class B ordinary shares will automatically convert into Class A ordinary shares, which such Class A ordinary shares delivered upon conversion will not have redemption rights or be entitled to liquidating distributions if the Company does not consummate an initial Business Combination, at the time of the initial Business Combination or earlier at the option of the holders thereof at a ratio such that the number of Class A ordinary shares issuable upon conversion of all Founder Shares will equal, in the aggregate, on an as-converted basis, 20% of the sum of (i) the total number of ordinary shares issued and outstanding upon the completion of the IPO, plus (ii) the total number of Class A ordinary shares issued, deemed issued or issuable upon conversion or exercise of any equity-linked securities or rights issued or deemed issued by the

Company in connection with or in relation to the consummation of the initial Business Combination, excluding any Class A ordinary shares or equity-linked securities exercisable for or convertible into Class A ordinary shares issued, deemed issued or to be issued to any seller in the initial Business Combination and any Private Placement Warrants issued to the Sponsor, its affiliates or any member of the Company’s management team upon conversion of Working Capital Loans. In no event will the Class B ordinary shares convert into Class A ordinary shares at a rate of less than one-to-one.
NOTE 9. SUBSEQUENT EVENTS
The Company evaluated subsequent events and transactions that occurred after the balance sheet date up to the date that the financial statements were issued. Based upon this review, other than as described below or in these financial statements, the Company did not identify any subsequent events that would have required adjustment or disclosure in the financial statements.
On March 6, 2023, the Company held an extraordinary general meeting of shareholders ( the “Extension Meeting”) to amend its amended and restated memorandum and articles of association to extend the date by which it has to consummate an initial Business Combination to June 8, 2023 (or March 8, 2024, if applicable under the Amended and Restated Articles of Association). Carbon Revolution or the Sponsor (or one or more of their Affiliates, members or third-party designees) (the “Lender”) will deposit $160,000 into the Trust Account for each such monthly extension, for an aggregate deposit of up to $1,440,000 (if all nine additional monthly extensions are exercised), in exchange for a non-interest bearing, unsecured promissory note issued by the Company to the Lender.
On March 10, 2023, the Company issued an unsecured promissory note in the total principal amount of up to $1,500,000 (the “Promissory Note”) to Carbon Revolution. The Promissory Note does not bear interest and matures upon closing of the Company’s initial business combination. In the event that the Company does not consummate a business combination, the Promissory Note will be repaid only from amounts remaining outside of the Trust Account, if any. The proceeds of the Promissory Note will be deposited in the Company’s trust account. As of March 31, 2023, there was $480,000 outstanding under the Promissory Note which will be utilized for three monthly extensions through June 8, 2023.
In connection with that vote, the holders of 15,042,168 Class A ordinary shares of the Company properly exercised their right to redeem their shares for an aggregate redemption amount of approximately $153,567,547 or $10.21 per share. After the satisfaction of such redemptions and receipt of the initial deposit of $480,000 to the Trust Account, the balance in the Trust Account was approximately $64,457,034.
Certain purported shareholders of the Company sent demand letters (the “Demands”) alleging deficiencies and/or omissions in the Registration Statement on Form F-4, filed by Carbon Revolution with the SEC on February 27, 2023. The Demands seek additional disclosures to remedy these purported deficiencies. The Company believe that the allegations in the Demands are meritless.

CARBON REVOLUTION LIMITED
Unaudited condensed consolidated statements of profit or loss and other comprehensive income
For the half-year ended December 31, 2022
	Note	Half-year ended December 31, 2022 US $’000[1]	Half-year ended December 31, 2022 AU $’000	Half-year ended December 31, 2021 AU $’000 (Restated)
Sale of wheels		12,255	18,009	17,306
Engineering services		—	—	21
Sale of tooling		—	—	319
Revenue	3	12,255	18,009	17,646
Cost of goods sold		(17,411)	(25,586)	(25,393)
Gross margin		(5,156)	(7,577)	(7,747)
Other income	4	1,691	2,485	1,681
Operational expenses		(264)	(388)	(1,936)
Research and development		(6,216)	(9,134)	(8,965)
Administrative expenses		(5,345)	(7,855)	(6,212)
Marketing expenses		(498)	(732)	(847)
Capital raising transaction costs		(2,207)	(3,243)	—
Finance costs		(706)	(1,037)	(712)
Loss before income tax expense		(18,701)	(27,481)	(24,738)
Income tax expense		—	—	—
Loss for the period after income tax		(18,701)	(27,481)	(24,738)
Other comprehensive income
Items that may be reclassified subsequently to profit or loss:
Foreign currency translation differences – foreign operations		(12)	(17)	(60)
Other comprehensive loss		(12)	(17)	(60)
Total comprehensive loss for the period, net of tax		(18,713)	(27,498)	(24,798)
Earnings per share
Basic	6	($0.09)	($0.13)	($0.12)
Diluted	6	($0.09)	($0.13)	($0.12)
The accompanying notes form an integral part of these financial statements.
The condensed consolidated statement of profit or loss and other comprehensive income has been restated as discussed in Note 1.3.
1 Refer to note 1.4 Convenience translation into U.S. dollars.

CARBON REVOLUTION LIMITED
Unaudited condensed consolidated statements of financial position
For the half-year ended December 31, 2022
	Note	December 31, 2022 US $’000[1]	December 31, 2022 AU $’000	June 30, 2022 AU $’000
Current assets
Cash and cash equivalents		9,580	14,078	22,693
Receivables		3,861	5,674	14,483
Contract assets		1,324	1,946	5,909
Inventories	7	14,123	20,754	20,164
Other current assets		1,797	2,640	1,587
Total current assets		30,685	45,092	64,836
Non-current assets
Property, plant and equipment		39,801	58,488	57,616
Right-of-use assets		5,311	7,804	7,564
Intangible assets	8	10,676	15,688	14,364
Total non-current assets		55,788	81,980	79,544
Total assets		86,473	127,072	144,380
Current liabilities
Payables		5,526	8,120	9,502
Borrowings	9	14,005	20,581	18,686
Lease liability		431	633	579
Contract liability		530	779	458
Deferred income		1,200	1,763	1,028
Provisions		3,004	4,414	4,161
Total current liabilities		24,696	36,290	34,414
Non-current liabilities
Borrowings	9	—	—	4,333
Lease liability		5,236	7,694	7,461
Contract liability		—	—	323
Deferred income	4	10,854	15,950	5,211
Provisions		447	657	713
Total non-current liabilities		16,537	24,301	18,041
Total liabilities		41,233	60,591	52,455
Net assets		45,240	66,481	91,925
Equity
Contributed equity	4	262,357	385,536	383,822
Reserves		4,811	7,070	6,747
Accumulated losses		(221,928)	(326,125)	(298,644)
Total equity		45,240	66,481	91,925
The accompanying notes form an integral part of these financial statements.
1Refer to note 1.4 Convenience translation into U.S. dollars.

CARBON REVOLUTION LIMITED
Unaudited condensed consolidated statements of Changes in Equity
For the half-year ended December 31, 2022
	Note	Contributed Equity	Share buyback reserve	Share based payment reserve	Accumulated Losses	Foreign Currency Translation Reserve	Total Equity
		AU $’000	AU $’000	AU $’000	AU $’000	AU $’000	AU $’000
Balance as at June 30, 2021		381,890	(311)	5,979	(250,823)	(9)	136,726
Net loss after tax for the half year (Restated)		—	—	—	(24,738)	—	(24,738)
Other comprehensive loss for the half year		—	—	—	—	(60)	(60)
Total comprehensive loss for the half year (Restated)		—	—	—	(24,738)	(60)	(24,798)
Transactions with owners in their capacity as owners:
Share-based payments	5	1,712	—	(838)	—	—	874
Total transactions with owners in their capacity as owners		1,712	—	(838)	—	—	874
Balance as at December 31, 2021 (Restated)		383,602	(311)	5,141	(275,561)	(69)	112,802
Balance as at June 30, 2022		383,822	(311)	7,214	(298,644)	(156)	91,925
Net loss after tax for the half year		—	—	—	(27,481)	—	(27,481)
Other comprehensive loss for the half year		—	—	—	—	(17)	(17)
Total comprehensive loss for the half year		—	—	—	(27,481)	(17)	(27,498)
Transactions with owners in their capacity as owners
Share-based payments	5	1,714	—	340	—	—	2,054
Total transactions with owners in their capacity as owners		1,714	—	340	—	—	2,054
Balance as at December 31, 2022		385,536	(311)	7,554	(326,125)	(173)	66,481
The accompanying notes form an integral part of these financial statements.
The condensed consolidated statement of changes in equity has been restated as discussed in Note 1.3.

CARBON REVOLUTION LIMITED
Unaudited condensed consolidated statements of cash flows
For the half-year ended December 31, 2022
	Note	Half-year ended December 31, 2022 US$’000[1]	Half-year ended December 31, 2022 AU $’000	Half-year ended December 31, 2021 $’000 (Restated)
Cash flow from operating activities
Receipts from customers		20,349	29,903	18,380
Receipt of grants and research and development incentives		10,334	15,186	151
Payments to suppliers and employees		(26,473)	(38,902)	(44,832)
Interest received		25	37	59
Finance costs		(599)	(880)	(1,757)
Net cash from/ (used in) operating activities		3,636	5,344	(27,999)
Cash flow from investing activities
Payments for property, plant and equipment		(4,024)	(5,914)	(9,018)
Payments for intangible assets		(1,708)	(2,510)	(2,844)
Net cash used in investing activities		(5,732)	(8,424)	(11,862)
Cash flow from financing activities
Capital raising transaction costs		(2,139)	(3,144)	(422)
Proceeds from third-party borrowings	9	10,551	15,505	15,559
Repayment of third-party borrowings	9	(12,210)	(17,943)	(14,354)
Repayment of lease liability		(130)	(191)	(314)
Net cash (used in)/ from financing activities		(3,928)	(5,773)	469
Net decrease in cash held		(6,024)	(8,853)	(39,392)
Cash at beginning of financial period		15,443	22,693	87,257
Effects of exchange rate changes on cash and cash equivalents		161	238	(68)
Cash at end of financial period		9,580	14,078	47,797
The accompanying notes form an integral part of these financial statements.
The condensed consolidated statement of cash flows has been restated as discussed in Note 1.3.
1Refer to note 1.4 Convenience translation into U.S. dollars.

CARBON REVOLUTION LIMITED
Notes to the unaudited condensed consolidated financial statements
For the half-year ended December 31, 2022
Note 1: Summary of significant accounting policies
This condensed consolidated financial statements as of December 31, 2022 and for the six months ended December 31, 2021 and 2022 (half-year report) represents the consolidated results of Carbon Revolution Limited (“the Company”) and its controlled entities (“the Group”). The half-year financial report has been prepared in accordance with the International Accounting Standard (“IAS”) 34 Interim Financial Reporting as issued by the International Accounting Standards Board. The half-year report does not include notes of the type normally included in an annual financial report and should be read in conjunction with the most recent annual financial report.
1.1. Basis of preparation
The condensed consolidated financial statements have been prepared on the basis of historical cost. Cost is based on the fair values of the consideration given in exchange for assets. All amounts are presented in Australian dollars, unless otherwise noted.
The amounts in the half-year report are rounded off to the nearest thousand dollars, unless otherwise indicated.
The accounting policies and methods of computation adopted in the preparation of the half-year financial report are consistent with those adopted and disclosed in the Group’s 2022 annual financial report for the financial year ended June 30, 2022.
Going concern
The financial statements of the Group have been prepared on the going concern basis which contemplates the continuity of normal business activities and the realization of assets and the discharge of liabilities in the normal course of business.
Carbon Revolution is an advanced technology manufacturing business which is in the process of industrializing and scaling up its production processes. At this pre-profitability stage of Carbon Revolution’s business lifecycle, it is essential that it has sufficient funding to meet its working capital requirements, as well as to fund the Group’s ongoing research and development of its products, material and process technologies, and investment in the expansion of its production facility (Mega-Line) required to achieve profitability and positive cash generation.
On 30 November 2022, Carbon Revolution and Twin Ridge Capital Acquisition Corp. (NYSE:TRCA) (“TRCA”) announced (“Merger Announcement”) that they had entered into a binding business combination agreement (“BCA”) and accompanying scheme implementation deed (“SID”) to give effect to a transaction under which they would both be acquired by an Irish entity, Poppetell Limited (now renamed ‘Carbon Revolution Limited’) (“MergeCo”) (the “Transaction”). Subject to completion of the Transaction, MergeCo is expected to trade on either the New York Stock Exchange or Nasdaq by mid-CY2023.
For the half year ended December 31, 2022, the Group incurred a loss after tax of $27.5 million (2021 $24.8 million), it generated positive cashflows from operating activities of $5.3 million (2021 negative $28.0 million) and is in a net asset position and has cash balances of $14.1 million (December 2021 $47.8 million) as at December 31, 2022.
Subsequent to December 31, 2022 the Group continues to be loss making and has negative cash flows from operating activities. As at March 31, 2023 cash and cash equivalents amounted to $3.6 million.
Although the Group has forecast breaches to its gearing and debt service coverage covenants under its existing debt facility within the next 12 month period, this existing debt facility is planned to be repaid when the Proposed New Debt Facility, discussed below, is obtained prior to the date of the forecast breaches.
The Group prepared a detailed cash flow projection for the 12 month period from the date these half-year financial statements were issued on April 7, 2023 (“Cash Flow Projection”). Based on projected costs related to the Transaction, revenue and operating costs, research and development costs, working capital needs, and capital expenditure plans, the Group must successfully raise debt and/or equity of approximately $100 million (including approximately $28 million of costs payable in connection with the completion of the Transaction) to allow the Group to continue as a going concern over the next 12 month period.

CARBON REVOLUTION LIMITED
Notes to the unaudited condensed consolidated financial statements
For the half-year ended December 31, 2022
As of the date of issuance of these half year financial statements, the Group is pursuing the following funding initiatives:
Bridge funding – The Group anticipates securing a further $7.6 million of net cash inflows from early payment and bailment arrangements from certain of its customers for the period from April 2023 through May 2023.
There are risks associated with the Bridge Funding including but not limited to:
•
The Group may not be able to successfully reach agreements with its customers to obtain early payments or bailment arrangements and therefore not be able to successfully raise the amount included in the Group’s Cash Flow Projection; and

•	There may be delays in obtaining early customer payments thereby necessitating additional bridge funding to be obtained by the Group.
Proposed New Debt Facility – The Group is seeking to secure debt funding which will ensure that the Group remains funded through to the anticipated completion of the Transaction and beyond.
As of the date of issuance of the financial statements, the Group has engaged specialist third party advisers to provide advisory services and assist in the accumulation, organization and/or preparation of information and documentation related to the analysis and valuation of the Group’s business operations and intellectual property for submission to insurance providers and credit institutions with a view to securing insured debt financing with the Group’s assets including intellectual property as collateral. Through this process the Group has to date received non-binding and conditional general terms for a proposed new debt facility (“Proposed New Debt Facility”) from these specialist third party advisers. The Group and its specialist third party advisers have facilitated a valuation of the Group’s business operations and intellectual property and are now facilitating due diligence of the Group’s business operations and intellectual property. Following these steps the Group and its specialist third party advisers will prepare associated legal documentation and identify lenders to provide financing under the Proposed New Debt Facility. Under the proposed conditional and non-binding terms received to date for the Proposed New Debt Facility, approximately $72 million (US$51 million) of net cash (net of prepaid interest, fees and discounts) is projected to be received by the Group with a target closing date of late April or early May 2023.
There are risks associated with the Proposed New Debt Facility including but not limited to:
•	The Group and its specialist third party advisers may not be able to identify lenders to provide the financing under the Proposed New Debt Facility;
•
In order to secure the funding to be facilitated under the Proposed New Debt Facility, the Group needs to secure debt collateral insurance (which may or may not be forthcoming), the cost of which is likely to be significant, which may mean the Group is not able to secure the full amount of $72 million (US$51 million) as included in the Group's Cash Flow Projection;

•
Given the circumstances of the Group, the Group is likely to have to agree to significantly higher rates of interest, costs, fees and other forms of consideration than would customarily be payable under traditional finance arrangements, to secure the Proposed New Debt Facility. Further, these costs may be higher than currently projected and the Group may not be able to secure the full amount of US$51 million as included in the Group’s Cash Flow Projection;

•	The Group may not be able to meet all of the conditions precedent to draw down under the Proposed New Debt Facility once it is entered into;
•	There may be a delay in the expected draw-down date of the Proposed New Debt Facility thereby necessitating additional bridge funding to be obtained by the Group; and
•
The Proposed New Debt Facility may be required to be repaid in full if the Transaction does not complete. If this was required, the Group would have 60 days to repay the debt following notification of this requirement.

New Equity - The Group’s Cash Flow Projection includes the Group raising funds net of transaction costs of approximately $29 million in connection with the Transaction and the partial use of the Group’s US$60 million

CARBON REVOLUTION LIMITED
Notes to the unaudited condensed consolidated financial statements
For the half-year ended December 31, 2022
($86 million) Committed Equity Facility (“CEF”). The $29 million projected net cash inflows comprises $14 million (US$10 million) cash remaining in the SPAC’s Trust Account upon completion of the Transaction and $43 million (US$30 million) drawdowns from the CEF, offset by approximately $28 million of costs payable in connection with the completion of the Transaction.
There are risks associated with the new equity raising activities including but not limited to:
•	The Transaction may not close;
•
The CEF will not be available until the completion of the Transaction and the filing and effectiveness of a new registration statement with the U.S. Securities and Exchange Commission relating thereto;

•	There may be a delay in the completion of the Transaction or anticipated availability of the CEF, thereby necessitating additional bridge funding to be obtained by the Group;
•
The Group’s advisers that will be assisting in raising capital through the CEF may be unable to dispose of the shares of MergeCo on an ongoing basis. As the terms of the CEF will not require the advisers to purchase additional shares under the CEF beyond an overall ownership of 9.99%, or US$10 million ($14 million) per week, whichever is lower, the Group may not have full access to the US$30 million ($43 million) CEF capital (of the total US$60 million permitted to be drawn under the CEF) included in the Group’s Cash Flow Projection; and

•	There may be less than $14 million cash remaining in the SPAC Trust Account upon completion of the Transaction.
The abovementioned three funding initiatives remain in progress.
As of the date of issuance of these half year financial statements, the Group has secured the following cash flow and liquidity improvement initiatives to provide bridge funding through to the completion of the Proposed New Debt Facility and New Equity raising activities:
•
Subsequent to the first filing of the Company’s SEC Form F-4 on February 27, 2023 through March 31, 2023 the Group secured $2.3 million of net cash inflows from early payment and bailment arrangements from certain of its customers for the March 2023 period;

•
In addition to the $2.3 million cash received in March 2023 the Group has secured arrangements with certain customers for amounts receivable for wheels and tooling to be prepaid in advance of due dates, with a net positive cash inflow of $2.6 million expected in April 2023

•
The Group reached agreement with certain suppliers to defer total payments of $9.7 million for amounts that have been invoiced, and for amounts that are projected to be payable by the Group during the period from February to April 2023 based on the Group’s Cash Flow Projection. Under the terms of these agreements, the new payment date ranges are from late April to late May 2023;

•	The Group also secured a short term convertible debt funding of $2 million in March 2023, which will be repaid by the Group post-closing of the Proposed New Debt Facility; and
•	The Group received certain consents and waivers from its existing lender, including reducing its minimum month end cash balance requirement to $3.5 million for February to April 2023.
The Cash Flow Projection demonstrates that the Group will have sufficient funds to meet its commitments over the next twelve months based on the successful implementation of the above funding, cash flow and liquidity improvement initiatives. The directors consider they have reasonable grounds to believe that they will be successful in obtaining sufficient funding through measures such as the Bridge Funding, Proposed New Debt Facility and New Equity. For these reasons the financial statements have been prepared on the basis that the Group is a going concern.
Should sufficient funding not be secured through the Bridge Funding, Proposed New Debt Facility and New Equity raising activities, or should there be a delay in the timing of securing funds through these funding initiatives, this

CARBON REVOLUTION LIMITED
Notes to the unaudited condensed consolidated financial statements
For the half-year ended December 31, 2022
would have adverse implications for the Group and its shareholders. In these scenarios, the Group will need to seek other options, including delaying or reducing operating and capital expenditure, seeking waivers in respect of potential covenant breaches, the possibility of an alternative transaction or fundraising, and in the event that none of these are available, voluntary administration.
Based on the factors above, a material uncertainty exists which may cast significant doubt as to whether the Group will continue as a going concern and therefore whether it will realize its assets and discharge its liabilities in the normal course of business and at the amounts stated in the financial statements.
The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might be necessary should the Group not continue as a going concern.
1.2. New accounting standards and interpretations
In the current reporting period, the Group was not required to adopt any changes to accounting standards.
1.3. Restatement to the financial statements
Subsequent to the issuance of the Group’s 2022 Australian statutory financial statements and during the process of preparing the Group IFRS financial statements for the purpose of inclusion in the U.S. Securities and Exchange Commission Form F-4 registration statement under the Securities Act of 1933, the Group identified the following material adjustments to the previously issued half-year condensed consolidated financial statements (“half-year financial statements”):
•
Based on a re-evaluation of costs capitalized as development costs included in intangible assets, under IAS 38, Intangible Assets, the Group determined that certain development costs did not meet all of the recognition criteria set forth under IAS 38 most particularly with respect to the extent of record-keeping and supporting documentation. Based on this analysis, the Group identified the following adjustments to the financial statements for the six months ended December 31, 2021:

•	For the half year ended December 31, 2021, research and development expenses, net of adjustments to amortization expenses, were understated by $2.9 million;
•	For the half year ended December 31, 2021, cash flows used in operating activities increased by $5.7 million, with a corresponding decrease in cash used in investing activities.
•
The Group’s supply chain finance arrangement has the characteristics of cash flows relating to both operating and financing activities. Under IFRS 9, Financial Instruments, there is no explicit guidance as to when to classify supply chain finance arrangements as operating or financing activities. The assessment involves judgment and careful consideration of all relevant facts and circumstances of the arrangement. Previously, the Group classified its supply chain finance arrangement as payables. Upon reassessing the facts and circumstances, the Group concluded that the supply chain finance arrangement is more akin to a finance arrangement due to the fact that the Group pays an administration charge which it normally does not to suppliers. Therefore, the Group reclassified the arrangement from payables to current borrowings. Based on this analysis of the supply chain financing arrangement, the Group identified the following adjustments to the financial statements for the six months ended December 31, 2021:

•	For the half year ended December 31, 2021, cash flows used in operating activities increased by $3.0 million with a corresponding increase in cash provided by financing activities;
•	For the half year ended December 31, 2021, there was a reclassification of $123 thousand from administrative expenses to finance costs.

CARBON REVOLUTION LIMITED
Notes to the unaudited condensed consolidated financial statements
For the half-year ended December 31, 2022
The adjustments discussed above, which have no effect on net cash flows, are presented as “Restatement Adjustment” in the tables included below.
CARBON REVOLUTION LIMITED
CONDENSED CONSOLIDATED STATEMENT OF PROFIT OR LOSS
AND OTHER COMPREHENSIVE INCOME
	As previously reported Dec 31, 2021 S’000	Restatement adjustment – Intangible Assets Dec 31, 2021 S’000	Restatement adjustment – Supplier Financing arrangement Dec 31, 2021 S’000	As restated Dec 31, 2021 S’000
Research and development	(6,068)	(2,897)	—	(8,965)
Administrative expenses	(6,335)	—	123	(6,212)
Finance costs	(589)	—	(123)	(712)
Loss before income tax expense	(21,841)	(2,897)	—	(24,738)
Income tax expense	—	—	—	—
Loss after income tax	(21,841)	(2,897)	—	(24,738)
Total comprehensive loss for the period, net of tax	(21,901)	(2,897)	—	(24,798)

Earnings per share	(0.11)	(0.01)	—	(0.12)
CARBON REVOLUTION LIMITED
CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS
	As previously reported Dec 31, 2021 $’000	Restatement adjustment- intangible Assets Dec 31, 2021 $’000	Restatement adjustment- Supplier Financing arrangement Dec 31, 2021 $’000	As restated Dec 31, 2021 $’000
Cash flow from operating activities
Payments to suppliers and employees	(36,290)	(5,653)	(2,889)	(44,832)
Finance costs	(1,672)	—	(85)	(1,757)
Net cash used in operating activities	(19,372)	(5,653)	(2,974)	(27,999)

Cash flow from investing activities
Payment for intangible assets	(8,497)	5,653	—	(2,844)
Net cash (used in) / provided by investing activities	(17,515)	5,653	—	(11,862)

Cash flow from financing activities
Proceeds from third party borrowings	8,523	—	7,036	15,559
Repayment of third party borrowings	(10,292)	—	(4,062)	(14,354)
Net cash provided by / (decrease) in cash held	(2,505)	—	2,974	469

Net increase / (used in) cash held	(39,392)	—	—	(39,392)
Cash at end of financial year	47,797	—	—	47,797

CARBON REVOLUTION LIMITED
Notes to the unaudited condensed consolidated financial statements
For the half-year ended December 31, 2022
1.4. Convenience translation into U.S. dollars
The presentation currency of Carbon Revolution Limited's consolidated financial statements is the Australian Dollar. The U.S. dollar amounts disclosed in the accompanying unaudited condensed consolidated financial statements are presented solely for the convenience of the reader, dividing the Australian dollar amounts by the exchange rate of AUD 0.6805 per US$1.00, which is the market exchange rate as of December 31, 2022, as calculated and certified by Xignite. The use of this methodology in translating Australian dollars into U.S. dollars is referred to as the “U.S. dollar translation methodology,” and should not be construed as a representation that the Australian dollar amounts actually represent or have been, or the amount that could be converted into U.S. dollars at that rate or any other rate.
Note 2: Segment reporting
The Group operates in one business segment, being the manufacture and sale of carbon fiber wheels predominantly for automotive applications. This single segment is based on the internal reports that are reviewed and used by the Chief Executive Officer, who is also the Chief Operating Decision Maker (‘CODM’), in assessing performance and determining allocation of resources. The accounting policies adopted for internal reporting to the CODM are consistent with those adopted in the financial statements.
Revenue and non-current assets by geography comprise:
	Half year ended December 31, 2022 $’000	Half year ended December 31, 2021 $’000
Revenue
International	18,009	17,646
Domestic	—	—
	18,009	17,646
	December 31, 2022 $’000	June 30, 2022 $’000
Non-current assets
International	—	—
Domestic	81,980	79,544
	81,980	79,544
Note 3: Revenue
Disaggregation of revenue
	Half year ended December 31, 2022 $’000	Half year ended December 31, 2021 $’000
External revenue by product line
Sale of wheels	18,009	17,306
Engineering services	—	21
Sale of tooling	—	319
Total revenue	18,009	17,646

CARBON REVOLUTION LIMITED
Notes to the unaudited condensed consolidated financial statements
For the half-year ended December 31, 2022
		(Restated)
External revenue by timing of revenue recognition
Goods transferred at a point in time	12,817	6,660
Goods transferred over time	5,192	10,646
Services transferred at a point in time	—	319
Services transferred over time	—	21
Total revenue	18,009	17,646
Note 4: Other income
	Half year ended December 31, 2022 $’000	Half year ended December 31, 2021 $’000
Government grants	2,152	1,229
Interest income	37	59
Realized foreign exchange gain	259	11
Unrealized foreign exchange gain	—	137
Other income	37	245
	2,485	1,681
In December 2022 the Company received $9 million from the Federal Government for the Modern Manufacturing Initiative – Round 2 – Manufacturing Integration Stream – Recycling & Clean Energy Priority grant. As of December 31, 2022, no income has been recognized as the assets have yet to be completed and capitalized and the amount received was recognized as deferred income and presented in the operating cash flow.
In December 2022 the Company received $2 million from the State of Victoria for the SOV grant as a prepayment in deferred income, which is shown in the operating cash flow. The milestones in regard to this payment is scheduled to be achieved in future periods and therefore no income was recognized.
Government grants are classified either as cash flows from operating or investing activities depending on the nature of activity of which the grant is intended to compensate. Grants received in relation to the acquisition of assets are classified as cash flows from investing activities in the condensed consolidated statement of cash flows, whereas grants received as compensation for expenses incurred in the daily operations of the business are classified as cash flows from operating activities.
Note 5: Equity – issued capital
	December 31, 2022 Ordinary shares	June 30, 2022 Ordinary shares	December 31, 2022 $’000	June 30, 2022 $’000
Ordinary shares – fully paid	209,986,635	206,326,138	385,536	383,822
Ordinary shares – restricted	338,951	527,889	—	—
Balance	210,325,586	206,854,027	385,536	383,822
	December 31, 2021 Ordinary shares	June 30, 2021 Ordinary shares	December 31, 2021 $’000	June 30, 2021 $’000
Ordinary shares – fully paid	206,173,593	205,421,449	383,602	381,890
Ordinary shares – restricted	550,686	377,642	—	—
Balance	206,724,279	205,799,091	383,602	381,890

CARBON REVOLUTION LIMITED
Notes to the unaudited condensed consolidated financial statements
For the half-year ended December 31, 2022
Movement in ordinary shares during the period	Number of shares	$’000
Balance at July 01, 2021	205,421,449	381,890
Shares issued under Employee Share Plan	752,144	1,712
Balance at December, 2021	206,173,593	383,602

Balance at July 01, 2022	206,326,138	383,822
Shares issued under Employee Share Plan	3,660,497	1,714
Balance at December 31, 2022	209,986,635	385,536
Note 6: Earnings per share
The calculation of the basic and diluted earnings per share is based on the following data:
	Half year ended December 31, 2022 $’000	Half year ended December 31 2021 $’000 (Restated)
Earnings
Net loss attributable to ordinary equity holders of the parent	(27,481)	(24,738)
Effect of dilutive potential ordinary shares	—	—
Earnings for the purposes of diluted earnings per share	(27,481)	(24,738)
	Half year ended December 31, 2022 No. ’000	Half year ended December 31, 2021 No. ’000
Number of shares
Weighted average number of ordinary shares for the purposes of basic earnings per share	206,102	205,758
Effect of dilutive potential ordinary shares	—	—
	206,102	205,758
Loss per share
Basic	($0.13)	($0.12)
Diluted	($0.13)	($0.12)
There have been no transactions involving ordinary shares or potential ordinary shares that would significantly change the number of ordinary shares or potential ordinary shares outstanding between the reporting date and the date of the completion of this financial report
Note 7: Inventories
	December 31, 2022 $’000	June 30, 2022 $’000
Current
Raw materials	9,885	7,646
Work in progress	8,496	8,969
Finished goods	4,419	5,037
Consumables and spare parts	3,522	3,276

CARBON REVOLUTION LIMITED
Notes to the unaudited condensed consolidated financial statements
For the half-year ended December 31, 2022
	December 31, 2022 $’000	June 30, 2022 $’000
Provision for trial wheels, obsolescence and scrap	(5,568)	(4,764)
Inventories at the lower of cost and net realisable value	20,754	20,164
Note 8: Intangible assets
	Development costs $’000	Patents and trademarks $’000	Total $’000
At June 30, 2022
Gross cost	15,750	1,354	17,062
Less accumulated amortization	(2,247)	(493)	(2,698)
Net book amount as at June 30, 2022	13,503	861	14,364

Half-year ended December 31, 2022
Opening net book amount	13,503	861	14,364
Additions	2,458	52	2,510
Amortization	(1,142)	(44)	(1,186)
Closing net book amount as at December 31, 2022	14,819	869	15,688

At December 31, 2022
Gross cost	18,208	1,406	19,614
Less accumulated amortization	(3,389)	(537)	(3,926)
Net book amount as at December 31, 2022	14,819	869	15,688
Half-year ended December 31, 2021
Opening net book amount	8,890	859	9,749
Additions	2,798	45	2,843
Amortization	(457)	(42)	(499)
Closing net book amount as at December 31, 2021	11,231	862	12,093

At December 31, 2021
Gross cost	12,628	1,313	13,941
Less accumulated amortization	(1,397)	(451)	(1,848)
Net book amount as at December 31, 2021	11,231	862	12,093
Note 9: Borrowings and other financial liabilities
	December 31, 2022 $’000	June 30, 2022 $’000
Current borrowings
Secured
Working capital facility	3,249	6,843
Term loan	6,500	2,889
Letter of credit facility	4,000	4,000
	13,749	13,732

CARBON REVOLUTION LIMITED
Notes to the unaudited condensed consolidated financial statements
For the half-year ended December 31, 2022
	December 31, 2022 $’000	June 30, 2022 $’000
Unsecured
Supplier finance arrangement	6,832	4,954
	20,581	18,686

Non-current borrowings
Secured
Term loan	—	4,333
	—	4,333
As at December 31, 2022, $4.3 million of amounts owing to Export Finance Australia (“EFA”) under the term loan which with a maturity date of December 31, 2024 has been reclassified as a current liability. This is due to EFA being entitled to demand immediate repayment of all amounts owing to it under all facilities under the default provisions of the financing agreement between Carbon Revolution and EFA as at December 31, 2022. Subsequent to December 31, 2022, in January 2023, EFA waived its right to demand immediate payment of this facility.
Note 10: Subsequent Events
The defaults subsisting under financing agreement between Carbon Revolution and EFA as at December 31, 2022 as disclosed in Note 9 have been subsequently waived by EFA.
On March 30, 2023 the Group secured a short term convertible debt funding of $2 million, which will be repaid by the Group post-closing of the Proposed New Debt Facility; and Company entered an agreement.

Independent Auditor’s Report to the Members of
Carbon Revolution Limited
To the Shareholders and the Board of
Directors of Carbon Revolution Limited
Opinion on the Financial Statements
We have audited the accompanying consolidated statements of financial position of Carbon Revolution Limited and subsidiaries (the “Group”) as of June 30, 2022 and 2021, and as of July 1, 2020, the related consolidated statements of profit or loss and other comprehensive income, changes in equity, and cash flows for each of the two years in the period ended June 30, 2022, and the related notes (collectively referred to as the “financial statements”). In our opinion, the financial statements present fairly, in all material respects, the financial position of the Group as of June 30, 2022 and 2021, and as of July 1, 2020, and the results of its operations and its cash flows for each of the two years in the period ended June 30, 2022, in conformity with International Financial Reporting Standards as issued by the International Accounting Standards Board.
Substantial doubt about the Group’s ability to continue as a going concern
The accompanying financial statements have been prepared assuming that the Group will continue as a going concern. As discussed in Note 1.3 to the financial statements, the Group has suffered recurring losses from operations and cash outflows from operating activities that raise substantial doubt about its ability to continue as a going concern. Management's plans in regard to these matters are also described in Note 1.3. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.
Restatement of the Financial Statements
As discussed in Note 1.7 to the financial statements, the financial statements have been restated to correct misstatements.
Basis for Opinion
These financial statements are the responsibility of the Group’s management. Our responsibility is to express an opinion on the Group’s financial statements based on our audits. We are a public accounting firm registered with the Public Company Accounting Oversight Board (United States) (“PCAOB”) and are required to be independent with respect to the Group in accordance with the U.S. federal securities laws and the applicable rules and regulations of the Securities and Exchange Commission and the PCAOB.
We conducted our audits in accordance with the standards of the PCAOB. Those standards require that we plan and perform the audits to obtain reasonable assurance about whether the financial statements are free of material misstatement, whether due to error or fraud. The Group is not required to have, nor were we engaged to perform, an audit of its internal control over financial reporting. As part of our audits, we are required to obtain an understanding of internal control over financial reporting but not for the purpose of expressing an opinion on the effectiveness of the Group’s internal control over financial reporting. Accordingly, we express no such opinion.
Our audits included performing procedures to assess the risks of material misstatement of the financial statements, whether due to error or fraud, and performing procedures that respond to those risks. Such procedures included examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements. Our audits also included evaluating the accounting principles used and significant estimates made by management, as well as evaluating the overall presentation of the financial statements. We believe that our audits provide a reasonable basis for our opinion.
/s/ Deloitte Touche Tohmatsu
February 27, 2023
Melbourne, Australia
We have served as the Group’s auditor since fiscal 2015.

CARBON REVOLUTION LIMITED
Consolidated statements of profit or loss
and other comprehensive income
For the years ended June 30, 2022 and 2021
	Note	2022 US $’000[1] (Restated)	2022 AU $’000 (Restated)	2021 AU $’000 (Restated)
Sale of wheels		26,315	38,276	32,205
Engineering services		319	464	2,732
Sale of tooling		1,097	1,596	—
Revenue	2.1	27,731	40,336	34,937
Cost of goods sold	3.2.1	(39,493)	(57,445)	(49,232)
Gross margin		(11,762)	(17,109)	(14,295)
Other income	2.2	2,970	4,320	10,506
Operational expenses		(1,384)	(2,013)	(3,366)
Research and development expenses	2.4	(11,641)	(16,933)	(10,513)
Administrative expenses		(9,038)	(13,146)	(15,690)
Marketing expenses		(1,066)	(1,550)	(938)
Finance costs	2.4	(956)	(1,390)	(1,704)
Loss before income tax expense		(32,877)	(47,821)	(36,000)
Income tax expense	5	—	—	—
Loss for the year after income tax		(32,877)	(47,821)	(36,000)
Other comprehensive income
Items that may be reclassified subsequently to profit or loss:
Foreign currency translation differences - foreign operations		(101)	(147)	150
Other comprehensive income		(101)	(147)	150
Total comprehensive loss for the year, net of tax		(32,978)	(47,968)	(35,850)
Earnings per share
Basic	2.5	($0.16)	($0.23)	($0.23)
Diluted	2.5	($0.16)	($0.23)	($0.23)
The accompanying notes form an integral part of these financial statements. The Consolidated Statements of Profit or Loss and other Comprehensive Income have been restated as discussed in Note 1.7.
1 Refer to note 1.8 Convenience translation into U.S. dollars.

CARBON REVOLUTION LIMITED
Consolidated statements of financial position
As of June 30, 2022 and 2021
	Note	June 30, 2022 US $’000[1] (Restated)	June 30, 2022 AU $’000 (Restated)	June 30, 2021 AU $’000 (Restated)	July 1, 2020 AU $’000 (Restated)
Current assets
Cash and cash equivalents	4.1	15,601	22,693	87,257	33,861
Receivables	3.1	9,957	14,483	12,152	7,880
Contract assets	2.1	4,062	5,909	—	—
Inventories	3.2	13,863	20,164	18,179	27,826
Other current assets		1,092	1,587	1,054	811
Total current assets		44,575	64,836	118,642	70,378
Non-current assets
Property, plant and equipment	3.3	39,611	57,616	47,319	44,036
Right-of-use assets	3.4	5,201	7,564	7,983	9,290
Intangible assets	3.5	9,875	14,364	9,749	6,364
Total non-current assets		54,687	79,544	65,051	59,690
Total assets		99,262	144,380	183,693	130,068
Current liabilities
Payables	3.6	6,533	9,502	9,742	16,962
Borrowings	4.2	12,847	18,686	12,233	5,674
Related party borrowings	4.2	—	—	—	13,000
Lease liability	3.4	398	579	542	979
Contract liability	2.1	315	458	—	—
Deferred income	3.7	707	1,028	1,060	798
Provisions	3.8	2,861	4,161	3,655	2,853
Total current liabilities		23,661	34,414	27,232	40,266
Non-current liabilities
Borrowings	4.2	2,979	4,333	6,529	—
Lease liability	3.4	5,129	7,461	7,813	8,540
Contract liability	2.1	222	323	—	—
Deferred income	3.7	3,583	5,211	4,782	3,416
Provisions	3.8	490	713	611	519
Total non-current liabilities		12,403	18,041	19,735	12,475
Total liabilities		36,064	52,455	46,967	52,741
Net assets		63,198	91,925	136,726	77,327
Equity
Contributed equity	4.4	263,878	383,822	381,890	291,226
Reserves	4.6	4,638	6,747	5,659	924
Accumulated losses		(205,318)	(298,644)	(250,823)	(214,823)
Total equity		63,198	91,925	136,726	77,327
The accompanying notes form an integral part of these financial statements. Consolidated Statements of Financial Position have been restated as discussed in Note 1.7.
1 Refer to note 1.8 Convenience translation into U.S. dollars.

CARBON REVOLUTION LIMITED
Consolidated statement of changes in equity
As of June 30, 2022 and June 30, 2021
	Note	Contributed equity	Share buyback reserve	Share based payment reserve	Accumulated losses	Foreign currency translation reserve	Total equity
		AU $’000	AU $’000	AU $’000	AU $’000	AU $’000	AU $’000
Balance as of July 1, 2020 (as previously reported)		291,226	(311)	1,394	(203,240)	(159)	88,910
Effect of restatement (refer Note 1.7)		—	—	—	(11,583)	—	(11,583)
Balance as of July 1, 2020 (Restated)		291,226	(311)	1,394	(214,823)	(159)	77,327
Net loss after tax for the full year (Restated)		—	—	—	(36,000)	—	(36,000)
Other comprehensive profit/(loss) for the full year		—	—	—	—	150	150
Total comprehensive loss for the full year (Restated)		—	—	—	(36,000)	150	(35,850)
Transactions with owners in their capacity as owners
Issue of share capital	4.4	95,047	—	—	—	—	95,047
Share-based payments	4.4	1,138	—	4,585	—	—	5,723
Share issue costs	4.4	(5,521)	—	—	—	—	(5,521)
Total transactions with owners in their capacity as owners		90,664	—	4,585	—	—	95,249
Balance as of June 30, 2021 (Restated)		381,890	(311)	5,979	(250,823)	(9)	136,726

Balance as of July 1, 2021 (as previously reported)		381,890	(311)	5,979	(235,233)	(9)	152,316
Effect of restatement (refer Note 1.7)		—	—	—	(15,590)	—	(15,590)
Balance as of June 30, 2021 (Restated)		381,890	(311)	5,979	(250,823)	(9)	136,726
Net loss after tax for the full year (Restated)		—	—	—	(47,821)	—	(47,821)
Other comprehensive profit/(loss) for the full year		—	—	—	—	(147)	(147)
Total comprehensive loss for the full year (Restated)		—	—	—	(47,821)	(147)	(47,968)
Transactions with owners in their capacity as owners
Share-based payments	4.4	1,932	—	1,235	—	—	3,167
Total transactions with owners in their capacity as owners		1,932	—	1,235	—	—	3,167
Balance as of June 30, 2022 (Restated)		383,822	(311)	7,214	(298,644)	(156)	91,925
The accompanying notes form an integral part of these financial statements. Consolidated Statements of Changes in Equity has been restated as discussed in Note 1.7.
1 Refer to note 1.8 Convenience translation into U.S. dollars.

CARBON REVOLUTION LIMITED
Consolidated statements of cash flows
For the Years Ended June 30, 2022 and June 30, 2021
	Note	2022 US $’000[1] (Restated)	2022 AU $’000 (Restated)	2021 AU $’000 (Restated)
Cash flow from operating activities
Receipts from customers		23,130	33,643	30,236
Receipt of grants and research and development incentives		2,590	3,767	11,888
Payments to suppliers and employees		(55,690)	(81,005)	(59,533)
Interest received		65	94	69
Finance costs		(1,702)	(2,475)	(1,641)
Net cash used in operating activities	4.1.1	(31,607)	(45,976)	(18,981)
Cash flow from investing activities
Payments for property, plant and equipment	3.3	(10,748)	(15,634)	(12,571)
Payments for intangible assets	3.5	(4,130)	(6,007)	(3,990)
Net cash used in investing activities		(14,878)	(21,641)	(16,561)
Cash flow from financing activities
Proceeds from third party borrowings	4.2	23,139	33,657	25,774
Repayment of third-party borrowings		(20,192)	(29,370)	(12,715)
Repayment of related party borrowings	4.2	—	—	(13,000)
Proceeds from share issues	4.4	—	—	95,046
Capital raising transaction costs	4.4	(290)	(422)	(5,119)
Repayment of lease liability		(410)	(596)	(1,040)
Net cash provided by financing activities		2,247	3,269	88,946
Net (decrease) / increase in cash held		(44,238)	(64,348)	53,404
Cash at beginning of financial year		59,989	87,257	33,861
Effects of exchange rate changes on cash and cash equivalents		(150)	(216)	(8)
Cash at end of financial year		15,601	22,693	87,257
The accompanying notes form an integral part of these financial statements. Consolidated Statement of Cash Flows has been restated as discussed in Note 1.7.
1 Refer to note 1.8 Convenience translation into U.S. dollars.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
1 Basis of preparation
1.1. Corporate information
This note sets out the accounting policies adopted by Carbon Revolution Limited (the “Company” or “parent”) and its consolidated entities, collectively known as the “consolidated entity” or the “Group” in the preparation and presentation of the financial statements. Where an accounting policy is specific to one note, the policy is described within the note to which it relates.
The financial statements were authorized for issue by the directors as of February 27, 2023.
Carbon Revolution Limited is a listed public company limited by shares, incorporated and domiciled in Australia. Its principal activity is the manufacture and sale of carbon fiber wheels, as well as research and development projects relating to carbon fiber wheel technology.
The address of the Company’s registered office and its principal place of business is:
Building NR
75 Pigdons Road
Waurn Ponds VIC 3216, Australia
1.2. Basis of preparation
These financial statements have been prepared in accordance with International Financial Reporting Standards as issued by the International Accounting Standards Board (“IFRS”). The financial statements have been prepared under the historical cost convention. The Group has elected to present the statement of profit or loss and other comprehensive income using the function of expense method.
These financial statements are presented in Australian dollars, which is the Group’s functional and presentation currency. These financial statements have been restated. Refer to Note 1.7.
1.3. Going concern
The financial statements of the Group have been prepared on the going concern basis which contemplates the continuity of normal business activities and the realization of assets and the discharge of liabilities in the normal course of business.
Carbon Revolution is an advanced technology manufacturing business which is in the process of industrializing and scaling up its production processes. At this pre-profitability stage of Carbon Revolution’s business lifecycle, it is essential that it has sufficient funding to meet its working capital requirements, as well as to fund the Group’s ongoing research and development of its products, material and process technologies, and investment in the expansion of its production facility (Mega-Line) required to achieve profitability and positive cash generation.
For the year ended June 30, 2022, the Group incurred an operating loss after tax of $47.8 million (2021: $36.0 million) and had negative cash flows from operating activities of $46.0 million (2021: $19.0 million), with a net current asset position of $30.4 million (2021: $91.4 million) and a cash and cash equivalent balance of $22.7 million as of June 30, 2022 (2021: $87.3 million).
Subsequent to June 30, 2022, the Group continues to be loss making and has negative cash flows from operating activities. As at January 31, 2023 cash and cash equivalents amounted to $8.9 million. In December 2022, the Group received $9 million from the Australian federal government under the Modern Manufacturing Initiative (“MMI”) grant.
Although the Group has forecast breaches to its gearing and debt service coverage covenants under its existing debt facility within the next 12 month period, this existing debt facility is planned to be repaid when the Proposed New Debt Facility, discussed below, is obtained prior to the date of the forecast breaches.
The Group has prepared a detailed cash flow projection for the 12 month period from the date the financial statements are issued (“Cash Flow Projection”). Based on projected costs related to the Transaction (as defined in Note 6.7 below), revenue and operating costs, research and development costs, working capital needs, and capital expenditure

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
plans, the Group must successfully raise debt and/or equity of approximately $100 million (including approximately $28 million of costs payable in connection with the completion of the Transaction) to allow the Group to continue as a going concern over the next 12 month period.
As of the date of issuance of the financial statements, the Group is pursuing the following funding initiatives:
Bridge Funding – The Group anticipates securing $10.8 million of net cash inflows from early payment and bailment arrangements from certain of its customers for the period from March 2023 through May 2023. The Group also anticipates securing short term convertible debt funding of $2 million with the funds expected to be received in March 2023, which would be expected to be repaid by the Group post-closing of the Transaction.
There are risks associated with the Bridge Funding including but not limited to:
•
The Group may not be able to successfully reach agreements with its customers to obtain early payments or bailment arrangements and therefore not be able to successfully raise the amount included in the Group’s Cash Flow Projection;

•	There may be delays in obtaining early customer payments thereby necessitating additional bridge funding to be obtained by the Group;
•	The Group may not be able to meet all of the conditions precedent to reach a binding agreement for the short term convertible debt funding; and
•	There may be a delay in the closing date of the short term convertible debt funding thereby necessitating additional bridge funding to be obtained by the Group.
Proposed New Debt Facility – The Group is seeking to secure debt funding which will ensure that the Group remains funded through to the anticipated completion of the Transaction and beyond.
As of the date of issuance of the financial statements, the Group has engaged specialist third party advisers to provide advisory services and assist in the accumulation, organization and/or preparation of information and documentation related to the analysis and valuation of the Group’s business operations and intellectual property for submission to insurance providers and credit institutions with a view to securing insured debt financing with the Group’s assets including intellectual property as collateral. Through this process the Group has to date received non-binding and conditional general terms for a proposed new debt facility (“Proposed New Debt Facility”) from these specialist third party advisers. The Group and its specialist third party advisers are now facilitating due diligence and a valuation of the Group’s business operations and intellectual property. Following these steps the Group and its specialist third party advisers will prepare associated legal documentation and identify lenders to provide financing under the Proposed New Debt Facility. Under the proposed conditional and non-binding terms received to date for the Proposed New Debt Facility, approximately $72 million (US$51 million) of net cash (net of prepaid interest, fees and discounts) is projected to be received by the Group with a target closing date of April 2023.
There are risks associated with the Proposed New Debt Facility including but not limited to:
•	The Group and its specialist third party advisers may not be able to identify lenders to provide the financing under the Proposed New Debt Facility;
•
The valuation of the Group’s intellectual property may be less than what has been initially indicated by the Group’s specialist third party advisers, thereby not being able to secure the full amount of $72 million (US$51 million) as included in the Group’s Cash Flow Projection;

•
In order to secure the funding to be facilitated under the Proposed New Debt Facility, the Group needs to secure debt collateral insurance (which may or may not be forthcoming), the cost of which is likely to be significant, which may mean the Group is not able to secure the full amount of $72 million (US$51 million) as included in the Group's Cash Flow Projection;

•
Given the circumstances of the Group, the Group is likely to have to agree to significantly higher rates of interest, costs, fees and other forms of consideration than would customarily be payable under traditional finance arrangements, to secure the Proposed New Debt Facility. Further, these costs may be higher than

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
currently projected and the Group may not be able to secure the full amount of US$51 million as included in the Group’s Cash Flow Projection;
•	The Group may not be able to meet all of the conditions precedent to draw down under the Proposed New Debt Facility once it is entered into;
•	There may be a delay in the expected draw-down date of the Proposed New Debt Facility thereby necessitating additional bridge funding to be obtained by the Group.
New Equity - The Group’s Cash Flow Projection includes the Group raising funds net of transaction costs of approximately $29 million in connection with the Transaction and the partial use of the Group’s US$60 million ($86 million) Committed Equity Facility (“CEF”). The $29 million projected net cash inflows comprises $14 million (US$10 million) cash remaining in the SPAC’s Trust Account upon completion of the Transaction and $43 million (US$30 million) drawdowns from the CEF, offset by approximately $28 million of costs payable in connection with the completion of the Transaction.
There are risks associated with the new equity raising activities including but not limited to:
•	The Transaction may not close;
•
The CEF will not be available until the completion of the Transaction and the filing and effectiveness of a new registration statement with the U.S. Securities and Exchange Commission relating thereto;

•	There may be a delay in the completion of the Transaction or anticipated availability of the CEF, thereby necessitating additional bridge funding to be obtained by the Group;
•
The Group’s advisers that will be assisting in raising capital through the CEF may be unable to dispose of the shares of MergeCo (as defined in Note 6.7 below) on an ongoing basis. As the terms of the CEF will not require the advisers to purchase additional shares under the CEF beyond an overall ownership of 9.99%, or US$10 million ($14 million) per week, whichever is lower, the Group may not have full access to the US$30 million ($43 million) CEF capital (of the total US$60 million permitted to be drawn under the CEF) included in the Group’s Cash Flow Projection; and

•	There may be less than $14 million cash remaining in the SPAC Trust Account upon completion of the Transaction.
The above mentioned three funding initiatives remain in progress.
As of the date of issuance of the financial statements, the Group has secured the following cash flow and liquidity improvement initiatives to provide bridge funding through to the completion of the Proposed New Debt Facility and New Equity raising activities:
•	The Group has secured arrangements with certain customers for amounts receivable for tooling to be prepaid in advance of due dates, with a net positive cash inflow of $1.1 million through to May 2023;
•
The Group reached agreement with certain suppliers to defer total payments of $9.7 million for amounts that have been invoiced, and for amounts that are projected to be payable by the Group during the period from February to April 2023 based on the Group’s Cash Flow Projection. Under the terms of these agreements, the new payment date ranges are from late April to late May 2023; and

•	The Group received certain consents and waivers from its existing lender, including reducing its minimum month end cash balance requirement to $3.5 million for February to April 2023.
The Cash Flow Projection demonstrates that the Group will have sufficient funds to meet its commitments over the next twelve months based on the successful implementation of the above funding, cash flow and liquidity improvement initiatives. The directors consider they have reasonable grounds to believe that they will be successful in obtaining sufficient funding through measures such as the Bridge Funding, Proposed New Debt Facility and New Equity. For these reasons, the financial statements have been prepared on the basis that the Group is a going concern.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
Should sufficient funding not be secured through the Bridge Funding, Proposed New Debt Facility and New Equity raising activities, or should there be a delay in the timing of securing funds through these funding initiatives, this would have adverse implications for the Group and its shareholders. In these scenarios, the Group will need to seek other options, including delaying or reducing operating and capital expenditure, the possibility of an alternative transaction or fundraising, and in the event that none of these are available, voluntary administration.
Based on the factors above, a material uncertainty exists which may cast significant doubt as to whether the Group will continue as a going concern and therefore whether it will realize its assets and discharge its liabilities in the normal course of business and at the amounts stated in the financial statements.
The financial statements do not include any adjustments relating to the recoverability and classification of recorded asset amounts or to the amounts and classification of liabilities that might be necessary should the Group not continue as a going concern.
1.4. Basis of consolidation
The consolidated financial statements are presented in Australian dollars which is also the functional currency of the parent entity and its Australian subsidiaries.
Controlled entities
The consolidated financial statements comprise the financial statements of the parent and of its subsidiaries as of the reporting date. The Group controls an entity when it is exposed, or has rights, to variable returns from its involvement with the entity and has the ability to affect those returns through its power over the entity.
The financial statements of subsidiaries are prepared for the same reporting period as the parent entity, using consistent accounting policies. Adjustments are made to bring into line any dissimilar accounting policies which may exist. Subsidiaries are consolidated from the date on which control is established and are de-recognized from the date that control ceases.
All intra-group assets and liabilities, equity, income, expenses and cash flows relating to transactions between members of the Group are eliminated in full on consolidation.
Any changes in the Group’s ownership interests in subsidiaries that do not result in the Group losing control over the subsidiaries are accounted for as equity transactions.
Foreign currency translation
The Group has one overseas subsidiary in the United States of America (“US”) and one in the United Kingdom (“UK”). The UK subsidiary was dormant during the financial years 2022 and 2021.
The results and financial position of all of the Group entities that have a functional currency different from the presentation currency are translated into the presentation currency as follows:
•	assets and liabilities are translated at the closing rate at the reporting date;
•
income and expenses are translated at average exchange rates throughout the course of the year (unless this is not a reasonable approximation of the cumulative effect of the rates prevailing on the transaction dates, in which case income and expenses are translated at the rates on the dates of the transactions); and

•	all resulting exchange differences are recognized in other comprehensive income and accumulated in the foreign currency translation reserve, a separate component of equity.
1.5. Significant accounting judgements, estimates and assumptions
In preparing these consolidated financial statements, management has made judgements, estimates and assumptions that affect the application of the Group’s accounting policies and the reported amounts of assets, liabilities, income and expenses. Actual results may differ from these estimates. Estimates and underlying assumptions are reviewed on an ongoing basis. Revisions to estimates are recognized prospectively. The significant judgements made by management in applying the Group’s accounting policies and the key sources of estimation uncertainty are outlined in detail within the specific note to which they relate.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
Information about critical judgements in applying accounting policies that have the most significant effect on the amounts recognized in the consolidation financial statements are included in the following notes.
Note 3.2 Inventories	Note 3.5 Intangible assets

Note 3.3 Property, plant and equipment	Note 5.5 Income tax

1.6. Goods and Services Tax (“GST”)
Goods and Services Tax (“GST”) is recognized in these financial statements as follows:
1.	Revenues, expenses and assets are recognized net of the amount of associated GST, unless the GST incurred is not recoverable from the taxation authority;
2.	Receivables and payables are stated inclusive of the amount of GST receivable or payable;
3.	The net amount of GST recoverable from, or payable to, the taxation authority is included with other receivables or payables in the consolidated balance sheet;
4.
Cash flows for receipts from customers and payments to suppliers are presented on a gross basis. The GST components of cash flows arising from investing and financing activities are presented as payments to suppliers under operating cash flows; and

5.	Commitments are disclosed net of GST.
1.7 Restatement to the annual report
Subsequent to the issuance of the Group’s 2022 Australian statutory financial statements and during the process of preparing these Group IFRS financial statements for the purpose of inclusion in the U.S. Securities and Exchange Commission Form F-4 registration statement under the Securities Act of 1933, the Group:
•	Re-evaluated the costs capitalized as development costs included in intangible assets;
•	Reassessed the classification of supplier finance arrangements previously classified as part of payables to borrowings (current).
As a result, management has identified the following material adjustments to the previously issued Australian statutory financial statements:
•
Based on a re-evaluation of costs capitalized as development costs included in intangible assets, under International Accounting Standards (IAS) 38, Intangible Assets, the Group determined that certain development costs did not meet all of the recognition criteria set forth under IAS 38 most particularly with respect to the extent of record-keeping and supporting documentation. Based on this analysis, the Group identified the following adjustments to the Australian statutory financial statements:

○	For the years ended June 30, 2022 and 2021, research and development expenses, net of adjustments to amortization expenses, were understated by $4.9 million and $4.0 million, respectively;
○
As of June 30, 2022, 2021, and July 1, 2020, intangible assets, net of amortization were overstated by $20.5 million, $15.6 million, and $11.6 million, respectively, with a corresponding understatement of accumulated losses as of those dates;

○
For the years ended June 30, 2022 and 2021, cash flows used in operating activities increased by $11.3 million and $7.3 million, respectively, with a corresponding decrease in cash used in investing activities.

•
The Group’s supply chain finance arrangement has the characteristics of cash flows relating to both operating and financing activities. Under IFRS 9, Financial Instruments, there is no explicit guidance as to when to classify supply chain finance arrangements as operating or financing activities. The assessment involves judgment and careful consideration of all relevant facts and circumstances of the arrangement. Previously, the Group classified its supply chain finance arrangement as payables. Upon reassessing the

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
facts and circumstances, the Group concluded that the supply chain finance arrangement is more akin to a finance arrangement due to the fact that the Group pays an administration charge which it normally does not to suppliers. Therefore, the Group reclassified the arrangement from payables to current borrowings. Based on this analysis of the supply chain financing arrangement, the Group identified the following adjustments to the Australian statutory financial statements:
○	As of June 30, 2022 and 2021, the Group decreased payables and increased current borrowings by $5.0 million and $2.4 million, respectively;
○
For the years ended June 30, 2022 and 2021, cash flows used in operating activities increased by $2.6 million and $2.4 million, respectively, with a corresponding increase in cash provided by financing activities;

○	For the years ended June 30, 2022 and 2021, there was a reclassification of $213 thousand and $60 thousand, respectively, from administrative expenses to finance costs.
The adjustments discussed above, which have no effect on net cash flows, are presented as “Restatement Adjustment” in the tables included below.
The Group has also re-evaluated its disclosures relating to revenue and determined that for two of its customers, revenue should be recognized over time, rather than at a point in time. This re-evaluation does not result in any adjustments to the financial statements, however there is a reclassification in Note 2.1 for goods transferred over time, from goods transferred at a point in time, of $22.5 million and $22.6 million, for the years ended June 30, 2022 and 2021, respectively.
Further to the above adjustments, Statement of Financial Position as of June 30, 2022 has been restated to reclassify contract assets of $5.9 million from receivables and contract liabilities of $0.8 million from deferred income as of June 30, 2022.
The following tables reflect the impact of the adjustments and reclassifications to the specific financial statement line items presented in the Group’s previously reported financial statements.
The restated Consolidated Statements of Financial Position for the historical periods presented are as follows:
	As previously reported	Restatement adjustment- Intangible Assets	Restatement adjustment- Supplier Financing arrangement	Restatement adjustment- Revenue from contracts with customers	As restated	As previously reported	Restatement adjustment- Intangible Assets	Restatement adjustment- Supplier Financing arrangement	As restated	As previously reported	Restatement adjustment- Intangible Assets	As restated
	30-Jun-22 $’000	30-Jun-22 $’000	30-Jun-22 $’000	30-Jun-22 $’000	30-Jun-22 $’000	30-Jun-21 $’000	30-Jun-21 $’000	30-Jun-21 $’000	30-Jun-21 $’000	30-Jun-20 $’000	30-Jun-20 $’000	30-Jun-20 $’000
Receivables	20,392	—	—	(5,909)	14,483	12,152	—	—	12,152	7,880	—	7,880
Contract asset	—	—	—	5,909	5,909	—	—	—	—	—	—	—
Total current assets	64,836	—	—	—	64,836	118,642	—	—	118,642	70,378	—	70,378
Intangible assets	34,860	(20,496)	—	—	14,364	25,339	(15,590)	—	9,749	17,947	(11,583)	6,364
Total non-current assets	100,040	(20,496)	—	—	79,544	80,641	(15,590)	—	65,051	71,273	(11,583)	59,690
Total assets	164,876	(20,496)	—	—	144,380	199,283	(15,590)	—	183,693	141,651	(11,583)	130,068
Payables	14,456	—	(4,954)	—	9,502	12,117	—	(2,375)	9,742	16,962	—	16,962
Borrowings	13,732	—	4,954	—	18,686	9,858	—	2,375	12,233	18,674	—	18,674
Contract liability	—	—	—	458	458	—	—	—	—	—	—	—
Deferred income	1,486	—	—	(458)	1,028	1,060	—	—	1,060	798	—	798
Total current liabilities	34,414	—	—	—	34,414	27,232	—	—	27,232	40,266	—	40,266
Contract liability	—	—	—	323	323	—	—	—	—	—	—	—
Deferred income	5,534	—	—	(323)	5,211	4,782	—	—	4,782	3,416	—	3,416
Total non-current liabilities	18,041	—	—	—	18,041	19,735	—	—	19,735	12,475	—	12,475
Total liabilities	52,455	—	—	—	52,455	46,967	—	—	46,967	52,741	—	52,741
Net (liabilities) / assets	112,421	(20,496)	—	—	91,925	152,316	(15,590)	—	136,726	88,910	(11,583)	77,327
Accumulated losses	(278,148)	(20,496)	—	—	(298,644)	(235,233)	(15,590)	—	(250,823)	(203,240)	(11,583)	(214,823)
Total (deficiency in equity) / equity	112,421	(20,496)	—	—	91,925	152,316	(15,590)	—	136,726	88,910	(11,583)	77,327

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
The restated Consolidated Statements of Profit or Loss and Other Comprehensive Income for the historical periods presented are as follows:
	As previously reported	Restatement adjustment – Intangible Assets	Restatement adjustment – Supplier Financing arrangement	Restatement adjustment- Revenue from contracts with customers	As restated	As previously reported	Restatement adjustment – Intangible Assets	Restatement adjustment – Supplier Financing arrangement	As restated
	2022 $’000	2022 $’000	2022 $’000	2022 $’000	2022 $’000	2021 $’000	2021 $’000	2021 $’000	2021 $’000
Research and development	(12,027)	(4,906)	—	—	(16,933)	(6,506)	(4,007)	—	(10,513)
Administrative expenses	(13,359)	—	213	—	(13,146)	(15,750)	—	60	(15,690)
Finance costs	(1,177)	—	(213)	—	(1,390)	(1,644)	—	(60)	(1,704)
Loss before income tax expense	(42,915)	(4,906)	—	—	(47,821)	(31,993)	(4,007)	—	(36,000)
Income tax expense	—	—	—	—	—	—	—	—	—
Loss for the year after income tax	(42,915)	(4,906)	—	—	(47,821)	(31,993)	(4,007)	—	(36,000)

Total comprehensive loss for the year, net of tax	(43,062)	(4,906)	—	—	(47,968)	(31,843)	(4,007)	—	(35,850)
Earnings per share	(0.21)	(0.02)	—	—	(0.23)	(0.20)	(0.03)	—	(0.23)
The restated Consolidated Statements of Cash Flows for the historical periods presented are as follows:
	As previously reported	Restatement adjustment – Intangible Assets	Restatement adjustment – Supplier Financing arrangement	Restatement adjustment- Revenue from contracts with customers	As restated	As previously reported	Restatement adjustment – Intangible Assets	Restatement adjustment – Supplier Financing arrangement	As restated
	2022 $’000	2022 $’000	2022 $’000	2022 $’000	2022 $’000	2021 $’000	2021 $’000	2021 $’000	2021 $’000
Cash flow from operating activities
Payments to suppliers and employees	(67,239)	(11,332)	(2,434)	—	(81,005)	(49,896)	(7,288)	(2,349)	(59,533)
Finance costs	(2,329)		(146)	—	(2,475)	(1,615)		(26)	(1,641)
Net cash used in operating activities	(32,064)	(11,332)	(2,580)	—	(45,976)	(9,318)	(7,288)	(2,375)	(18,981)

Cash flow from investing activities
Payment for intangible assets	(17,339)	11,332	—	—	(6,007)	(11,278)	7,288	—	(3,990)
Net cash (used in) / provided by investing activities	(32,973)	11,332	—	—	(21,641)	(23,849)	7,288	—	(16,561)

Cash flow from financing activities
Proceeds from third party borrowings	23,768	—	9,889	—	33,657	13,000	—	12,774	25,774
Repayment of third party borrowings	(22,061)	—	(7,309)	—	(29,370)	(2,316)	—	(10,399)	(12,715)
Net cash provided by / (used in) financing activities	689	—	2,580	—	3,269	86,571	—	2,375	88,946

Net increase / (decrease) in cash held	(64,348)	—	—	—	(64,348)	53,404	—	—	53,404
Cash at end of financial year	22,693	—	—	—	22,693	87,257	—	—	87,257

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
1.8 Convenience translation into U.S. dollars
The presentation currency of Carbon Revolution Limited's consolidated financial statements are the Australian Dollar. The U.S. dollar amounts disclosed in the accompanying consolidated financial statements are presented solely for the convenience of the reader, dividing the Australian dollar amounts by the exchange rate of AUD 0.6875 per US$1.00, which is the market exchange rate as of June 30, 2022, as calculated and certified by Xignite. The use of this methodology in translating Australian dollars into U.S. dollars is referred to as the “U.S. dollar translation methodology,” and should not be construed as a representation that the Australian dollar amounts actually represent or have been, or the amount that could be converted into U.S. dollars at that rate or any other rate.
2 Operating performance
Revenue is recognized either at a point in time or over time, when (or as) the Group satisfies performance obligations by transferring the promised goods or services to its customers, regardless of when the payment is received. Revenue is measured at the fair value of consideration received or receivable, taking into account contractually defined terms of payment and excluding taxes or duty. The Group has concluded that it is the principal in all of its revenue arrangements since it is the primary obligor in all the revenue arrangements, has pricing discretion, and is also exposed to inventory and credit risks.
2.1 Revenue from contracts with customers
In addition to the comments in Note 2.21 the disclosure requirements arising from IFRS 15, Revenue from Contracts with Customers, are grouped together in this note.
Disaggregation of revenue
	2022 $’000	2021 $’000
External revenue by product line
Sale of wheels	38,276	32,205
Engineering services	464	2,732
Sale of tooling	1,596	—
Total revenue	40,336	34,937

	(Restated)	(Restated)
External revenue by timing of revenue recognition
Goods transferred at a point in time	15,730	9,606
Goods transferred over time	22,546	22,599
Services transferred at a point in time	1,277	1,422
Services transferred over time	783	1,310
Total revenue	40,336	34,937
	2022 $’000	2021 $’000
	(Restated)	(Restated)
Contract asset	5,909	—
	2022 $’000	2021 $’000
	(Restated)	(Restated)
Contract liability – current	458	—
Contract liability – non current	323	—
Total contract liability	781	—

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
2.2 Other income
	2022 $’000	2021 $’000
Government grants	3,506	3,504
Jobkeeper	—	6,835
Interest income	94	84
Foreign exchange gain	448	—
Other income	272	83
Total other income	4,320	10,506
2.2.1 Information about revenue from contracts with customers and other income
In accordance with IFRS 15, Revenue from Contracts with Customers, Carbon revolution recognizes as revenue from contracts with customers the amount that is received as consideration for the transfer of goods or services to customers. The relevant point in time or period of time is the transfer of control of the goods or services to the customer (control approach).
To determine when to recognize revenue and at what amount, the five-step model is applied. By applying the five-step model to contracts with customers, distinct performance obligations are identified. The transaction price is determined – and allocated to the performance obligations – according to the requirements of IFRS 15. Variable consideration in contracts with customers, such as rebates, bonus agreements or other kinds of price concessions, is analyzed, measured and included in the revenue recognition. The allocation of the transaction price in the case of more than one performance obligation at hand would be performed by using observable prices if possible. Otherwise, the allocation would be performed using the adjusted market assessment approach or the approach of cost plus a margin. For every performance obligation that, in accordance with IFRS 15, is distinct within the context of the contract, the revenue recognition is determined to be at a point in time or to be satisfied over time.
Sale of wheels and tooling
Revenue from the sale of Carbon Revolution wheels and tooling is based on the contracted sales price. No discounts on the invoice amounts are granted to the customer and the customers do not usually make any significant advance payments. All sales relate to customer-specific products and revenue is recognized over time when there is an enforceable right to payment. Otherwise, revenue is recognized at a point in time when the customer obtains control of the distinct good or service. Payment terms for both revenue recognized over time and at a point in time depend on the individual customer and are on average between 60 and 100 days.
Sales are recognized when control is transferred. Control is transferred over time and revenue is recognized over time by reference to the progress towards complete satisfaction of the relevant performance obligation if one of the following criteria is met:
•	the customer simultaneously receives and consumes the benefits provided by the Group’s performance as the Group performs;
•	the Group’s performance creates or enhances an asset that the customer controls as the Group performs; or
•	the Group’s performance does not create an asset with an alternative use to the Group and the Group has an enforceable right to payment for performance completed to date.
The output-based measurement method is used for revenue recognized over time based on products ready to be picked up by the customer or where applicable a practical expedient is used based on the date of invoice.
Under the Group’s standard contract terms, end customers have a right to claim for faulty wheels within a specified warranty period. While a warranty provision is recorded at the time of the product sale based on an assessment of possible future claims, historically, Carbon Revolution has not experienced warranty claims.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
Rendering of services
Revenue from a contract to provide engineering, design and testing services is recognized over time based on the stage of completion of the contract. The Directors have assessed that the stage of completion determined as the proportion of the milestones achieved under the customer contract is an appropriate measure of progress towards complete satisfaction of these performance obligations under IFRS 15.
In certain circumstances where a contract to provide engineering, design and testing services is only fulfilled with the delivery of certain prototypes, the revenue is recognized at a point in time. The recognition occurs when Carbon Revolution transfers the prototype wheels to the buyer and with it the significant risks and rewards of ownership, in accordance with the relevant customer contracted commercial terms.
Contract assets and contract liabilities
Contract assets arise from customer-specific goods and services where performance obligations are delivered in advance of invoicing for revenue recognized over time. Contract assets are reduced when the customer is invoiced.
Contract liabilities include advance payments by customers for deliveries of goods and for services to be performed. In the case of these advance payments by customers for deliveries of goods and for services to be performed, for which contract liabilities are recognized, the customer has already paid the consideration – or part of the consideration – but the Group has not yet satisfied its performance obligation, or has done so only to a limited extent. The provision of the corresponding services to the customers by the Group in these cases reduces the level of the associated contract liabilities.
Interest income
Interest income is recognized on a time proportionate basis that takes into account the effective yield on the financial asset.
Government grants
Government grants income includes government grants and amounts received or receivable by the Group. Grants are recognized where there is reasonable assurance that the grant will be received and all attached conditions have been complied with. When the grant relates to an expense item, it is recognized as income on a systematic basis over the periods that the related costs, for which it is intended to compensate, are expensed. Government grants that are receivable as compensation for expenses or losses already incurred or for the purpose of giving immediate financial support to the Group with no future related costs are recognized in profit or loss in the period in which they become receivable. When the grant relates to an asset, it is recognized as income in equal amounts over the expected useful life of the related asset.
JobKeeper
The Australian Federal Government’s JobKeeper scheme effectively provided a wage subsidy to the Group, which was materially impacted by COVID-19. The JobKeeper scheme ended on 28 March 2021. The group was acting as principal and the JobKeeper payments represent a government grant, which is recognized under IFRS 20 Accounting for Government Grants and Disclosure of Government Assistance. This grant is recognized as a receivable when there is reasonable assurance that the entity will comply with the conditions attached to the grant and the grant will be received. The grant is recognized in profit or loss in the period in which the entity recognizes the related costs as expenses. The grant is disclosed in other income in the consolidated statements of profit or loss and other comprehensive income and within the cash flow in government grants.
2.3 Segments
The Group operates in one business segment, being the manufacture and sale of carbon fiber wheels. This single segment is based on the internal reports that are reviewed and used by the Chief Executive Officer, who is also the Chief Operating Decision Maker (‘CODM’), in assessing performance and determining allocation of resources. The accounting policies adopted for internal reporting to the CODM are consistent with those adopted in the financial statements. While revenue is almost entirely international, all non- current assets are domestic.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
Included in revenues, are revenues of approximately $39.3 million (2021: $32.6 million) which arose from sales to the Group’s three major international customers, who individually represented 39%, 38% and 20% of the Group’s revenue while in 2021 it was just two, which individually represented 64% and 29%. No other single customers contributed 10 per cent or more to the Group’s revenue in either 2022 or 2021.
Revenue and non-current assets by geography comprise:
	2022 $’000	2021 $’000
Revenue
International	40,336	34,937
Domestic	—	—
	40,336	34,937

	(Restated)	(Restated)
Non-current assets
International	—	—
Domestic	79,544	65,051
	79,544	65,051
2.4 Expenses
	2022 $’000 (Restated)	2021 $’000 (Restated)
Finance costs
Interest on Ronal AG loan	—	668
Facility costs	—	435
Interest on third party loans	552	400
Interest on lease liabilities	301	50
Supplier arrangement costs	213	60
Interest other	324	91
	1,390	1,704

Salaries and employee benefit expense
Wages and salaries	33,370	26,034
Post-employment benefits (defined contribution plans)	2,838	2,259
Share-based payments expense	3,167	5,723
	39,375	34,016

	(Restated)	(Restated)
Depreciation and amortization
Property, plant and equipment	6,919	6,391
Right of use assets	656	687
Capitalized development costs	1,307	520
Patents and trademarks	84	85
	8,966	7,683

	(Restated)	(Restated)
Research and development expense
Research and development	16,933	10,513

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
2.4.1 Information about expenses
Finance costs
Finance costs are expensed in the period in which they occur.
Share based payments
The Group operates several employee incentives schemes to remunerate employees, including senior executives, in the form of share-based payments. Refer to note 4.5 for information on share-based payments.
Depreciation
Property, plant and equipment, including leasehold improvements, are depreciated over their estimated useful lives, commencing from the time the asset is held ready for use. Leasehold improvements are depreciated over the lesser of the assets estimated useful life and the expected term of the lease.
Right-of-use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Group is reasonably certain to exercise a purchase option or if the lease transfers ownership of the underlying asset to the lessee by the end of the lease term, the right-of-use asset is depreciated over the underlying asset’s useful life.
Depreciation is mainly included in cost of goods sold with minority of costs in research and development expense as it is directly attributable to the cost of producing wheels and developing new carbon fiber wheel core technologies and structures. The depreciation periods and method for each class of assets are:
Class of fixed asset	Depreciation period	Depreciation method
Leasehold improvements	Shorter of 20 years or the remaining term of the lease	Straight line
Manufacturing plant and equipment	2 to 10 years	Diminishing value
Tooling	3 to 10 years	Diminishing value
Other equipment	3 to 5 years	Diminishing value
Research and development expenses
Research and development expenses primarily consist of
(i)	purchases of supplies and materials used in our research and development projects,
(ii)	salaries, bonuses and related expenses for personnel engaged in research and development,
(iii)	consumption of low-value consumables used in our research and development projects,
(iv)	depreciation of property, plant and equipment used in connection with our research and development efforts, and
(v)	amortization of capitalized development costs.
Expenditure on research activities is recognized as an expense in the period in which it is incurred. Refer to note 3.5 Intangible assets for further information in relation to capitalized development costs, patents and trademarks.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
2.5 Earnings per share
The calculation of the basic and diluted earnings per share is based on the following data:
	2022 $’000 (Restated)	2021 $’000 (Restated)
The following reflects the income used in the basic and diluted earnings per share computations:	—	—
(a) Earnings used in calculating earnings per share
Net loss attributable to ordinary equity holders of the parent	(47,821)	(36,000)
(b) Weighted average number of shares
Weighted average number of ordinary shares on issue for basic earnings per share	205,938	155,501
Effect of dilution:
Share options	—	—
Weighted average number of ordinary shares adjusted for the effect of dilution	205,938	155,501
Loss per share (basic and diluted in cents)	$(0.23)	$(0.23)
There have been no transactions involving ordinary shares or potential ordinary shares that would significantly change the number of ordinary shares or potential ordinary shares outstanding between the reporting date and the date of the completion of this financial report.
Diluted earnings per share is calculated as net loss divided by the weighted average number of ordinary shares and dilutive potential ordinary shares. Options granted under Long Term Incentive (“LTIP”), Short Term Incentive (“STI”), Tax-exempt Employee Share Ownership (“TESP”), Employee Stock Ownership (“ESOP”), Salary Restructure Scheme (“SRS”) and Non-Executive Director Fee Sacrifice (“NED Plan”) plans would generally be included in the calculation due to the conditions of issuance being satisfied. As the Group is in a loss position, the options are anti-dilutive and, accordingly, the basic loss per share is the same as the diluted loss per share.
A total number of 10,123,403 options/rights outstanding at June 30, 2022 (2021: 6,642,037) were anti-dilutive and were therefore excluded from the weighted average number of ordinary shares for the purpose of diluted earnings per share. As the Group is in a loss position, the options are anti-dilutive and, accordingly, the basic loss per share is the same as the diluted loss per share.
These options related to the following option plans:
	2022 No.	2021 No.
ESOP	4,996,896	4,996,896
LTIP	3,334,183	—
Total	8,331,079	4,996,896
Performance rights
	2022 No.	2021 No.
NED Plan	43,033	107,518
LTIP	718,345	718,345
STI	595,363	333,017
TESP	321,803	125,647
SRS	113,780	360,614
Total	1,792,324	1,645,141

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
3 Operating assets and liabilities
This section shows the assets used to generate the Group’s revenue and the liabilities incurred. Assets and liabilities relating to the Group’s financing activities are disclosed in note 4. Deferred tax assets and liabilities are disclosed in note 5.
3.1 Receivables
	2022 $’000	2021 $’000
Trade receivables
Not past due	7,591	5,618
Past due 1 – 30 days	3,433	2,662
Past due 31 – 90 days	1,445	3,174
Past due 90 days and over	684	2
	13,153	11,456
Allowance for impairment losses	—	—
Trade receivables	13,153	11,456
Apprenticeship grant funding	479	—
Other receivables	236	277
GST recoverable	615	419
Trade and other receivables	14,483	12,152
3.1.1 Information about receivables
Trade and other receivables are measured at the transaction price in accordance with IFRS 15.
The Group makes use of the simplified approach in the accounting for expected credit losses related to the trade and other receivables and records the loss allowance at the amount equal to the expected lifetime credit losses. In using this practical expedient, the Group uses its historical experience, external indicators and forward-looking information to calculate the expected credit losses which are reviewed at each reporting period. Debts that are known to be uncollectible are written off when there is information indicating that the debtor is in severe financial difficulty and there is no realistic prospect of recovery.
See note 4.3.2 regarding credit risk of trade receivables, which explains how the Group manages and measures credit quality of trade receivables. There is currently no provision for expected credit losses which has been determined by management in consideration of historically collected debt as well as expected collectability of customers as of June 30, 2022.
In reaching this view on expected credit losses and having regard to the current environment management has performed a review on an individual customer basis including monitoring customer performance and timing of payments. More than 90% of sales are from three major international Original Equipment Manufacturer (“OEM”) customers, all are seen to not have any risk of credit loss on the basis of viability and transaction history.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
3.2 Inventories
	2022 $’000	2021 $’000
Current
Raw materials	7,646	6,095
Work in progress	9,688	14,882
Finished goods	4,318	3,361
Consumables and spare parts	3,276	2,820
Provision for impaired wheels	(4,764)	(8,979)
Inventories at the lower of cost and net realizable value	20,164	18,179
3.2.1 Information about inventories and significant estimates
Inventories are valued at the lower of cost and net realizable value. Net realizable value is the estimated selling price in the ordinary course of business, less the estimated costs necessary to make the sale (“NRV”).
Costs incurred in bringing each product to its present location and condition are accounted for as follows:
•	Raw materials – recorded at standard cost, reassessed against actual costs quarterly;
•
Finished goods and work-in-progress – cost of direct materials, labor, outsourced processing costs and a proportion of manufacturing overheads based on normal operating capacity but excluding finance costs. Includes inventory in transit reflecting the relevant customer incoterm;

•	Consumables and spare parts – recorded at purchase price. Consumables and spares are assessed for ongoing usefulness and written off if they are no longer likely to be of use.
Inventory provision for impaired wheels related to wheels that are work in progress that require additional rework.
Amounts recognized in profit or loss
Inventories recognized as an expense during the year ended June 30, 2022 amounted to $57.0 million (2021: $46.9 million). These were included in cost of goods sold.
During the year $4.0 million (2021: $5.6 million) of obsolescence and scrap were recognized as an expense and included in ‘cost of goods sold’ in the consolidated statements of profit or loss and other comprehensive income.
Costs of Goods sold relating to wheels includes raw materials, consumables, associated freight, labor costs and depreciation and overheads costs directly attributable to the manufacture of products. Overhead costs include salaries and related personnel expenses as well as facility and operating costs. Where applicable shipping and handling costs are included in cost of goods sold. Separately calculated and allocated to costs of Goods sold are costs relating to warranty provision and production scrap. Warranty costs are estimated based on historical production failure rates and production costs, while scrap costs incurred in the normal production of the wheels are included in cost of goods sold.
Cost of Goods sold relating to engineering revenue includes labor costs, material and contractor costs.
Cost of Goods sold relating to tooling relates to third party expenses for tooling purchases.
Critical accounting estimates and judgement
Management’s judgement is applied in determining the provision for impaired wheels.
Impaired wheel provisioning has been calculated using historical data as well as management experience in determining an adequate provision. Carbon Revolution uses a traceability system for all wheels which is used to identify and isolate wheels at risk of non-recoverability. Management judgement is applied to assign a probability of recovery to individual groups of wheels.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
3.3 Property, plant and equipment
	Capital works in progress $’000	Leasehold improvements $’000	Manufacturing equipment $’000	Tooling $’000	Other equipment $’000	Total $’000
Gross cost	7,138	5,540	40,370	10,312	2,136	65,496
Less accumulated depreciation	—	(1,074)	(10,654)	(5,575)	(874)	(18,177)
As of June 30, 2021	7,138	4,466	29,716	4,737	1,262	47,319

Gross cost	18,950	5,649	40,454	14,326	2,784	82,163
Less accumulated depreciation	—	(1,355)	(14,070)	(7,618)	(1,504)	(24,547)
As of June 30, 2022	18,950	4,294	26,384	6,708	1,280	57,616

Movement in carrying amounts
Balance at June 30, 2020	10,521	4,739	21,766	5,880	1,130	44,036
Additions	10,059	—	—	—	—	10,059
Transfer into/(out of) capital WIP	(13,442)	63	11,920	945	514	—
Depreciation expense	—	(281)	(3,866)	(1,862)	(382)	(6,391)
Disposals/write-offs	—	(55)	(104)	(226)	—	(385)
Balance as of June 30, 2021	7,138	4,466	29,716	4,737	1,262	47,319

Additions	17,496	—	—	—	—	17,496
Transfer into/(out of) capital WIP	(5,684)	109	947	4,231	397	—
Depreciation expense	—	(281)	(4,089)	(2,173)	(376)	(6,919)
Disposals/write-offs	—	—	(190)	(87)	(3)	(280)
Balance as of June 30, 2022	18,950	4,294	26,384	6,708	1,280	57,616
3.3.1 Information about how the Group accounts for property, plant and equipment
Property, plant and equipment is measured at cost less accumulated depreciation and any accumulated impairment losses.
An asset’s residual value and useful life is reviewed, and adjusted if appropriate, at the end of each reporting period. Any depreciation and impairment losses of an asset are recognized in profit or loss.
Gains and losses on disposal are determined by comparing proceeds with the carrying amount. These gains and losses are included in profit or loss when the asset is derecognized.
Capital works in progress includes leasehold improvements, manufacturing equipment, tooling and other equipment that are under construction as of the reporting date.
The Group has capital commitments of $7.5 million for manufacturing equipment as of June 30, 2022 (2021: $2.7 million).
Critical accounting estimates and judgement
Management’s judgement is applied in determining whether any impairment is required on the property, plant and equipment. The impairment testing is performed at a CGU level, being the Group itself, due to the unique nature of the business.
Refer to Note 3.5 for a detailed impairment assessment that was performed as of June 30, 2022.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
3.4 Leases
Amounts recognized in the balance sheet
	2022 $’000	2021 $’000
Right-of-use assets
Property	7,564	7,983
Lease liabilities
Current	579	542
Non-current	7,461	7,813
	8,040	8,355
Amounts recognized in the statement of profit or loss
The statement of profit or loss shows the following amounts relating to leases:
	2022 $’000	2021 $’000
Depreciation charge of right of use assets
Equipment	—	48
Property	656	639
	656	687
Interest expense	301	50
Expense relating to short-term leases (included in costs of goods sold and administrative expenses)	246	258
3.4.1 Information about leases and significant estimates
The Group has one lease for the head office and manufacturing facility. The permitted use under the lease agreement is the light manufacturing of carbon fiber products and associated research and development and office. These are the activities conducted at the premises.
Right of use assets
Right-of-use assets are measured at cost comprising the amount of the initial measurement of lease liability, any initial direct costs and restoration costs reduced by any lease incentives received. The Group applies IAS 36 Impairment of Assets to determine whether a right-of-use asset is impaired. The impairment testing is performed at a CGU level, being the Group itself, due to the unique nature of the business.
Refer to Note 3.5 for a detailed impairment assessment that was performed as of June 30, 2022.
Right-of-use assets are generally depreciated over the shorter of the asset’s useful life and the lease term on a straight-line basis. If the Group is reasonably certain to exercise a purchase option or if the lease transfers ownership of the underlying asset to the lessee by the end of the lease term, the right-of-use asset is depreciated over the underlying asset’s useful life.
Payments associated with short-term leases of equipment are recognized on a straight-line basis as an expense in profit or loss. Short-term leases are leases with a lease term of 12 months or less.
Lease liabilities
The lease liability is initially measured at the present value of the lease payments that are not paid at the commencement date, discounted by using the rate implicit in the lease. If this rate cannot be readily determined, the Group uses its incremental borrowing rate.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
Refer to note 4.3.3 for maturity analysis relating to lease liabilities.
Expense relating to low value leases (included in administrative expenses) for year ending June 30, 2022 was $0.2 million (2021: $0.2 million).
3.5 Intangible assets
	Development costs $’000 (Restated)	Patents and trademarks $’000	Total $’000 (Restated)
Gross cost	9,830	1,268	11,098
Less accumulation amortization	(940)	(409)	(1,349)
As of June 30, 2021	8,890	859	9,749

Gross cost	15,750	1,354	17,104
Less accumulation amortization	(2,247)	(493)	(2,740)
As of June 30, 2022	13,503	861	14,364

Movement in carrying amounts
Balance at July 1, 2020	5,538	826	6,364
Additions	3,872	118	3,990
Amortization	(520)	(85)	(605)
Balance as of June 30, 2021	8,890	859	9,749

Additions	5,920	86	6,006
Amortization	(1,307)	(84)	(1,391)
Balance as of June 30, 2022	13,503	861	14,364
3.5.1 Information about intangible assets and significant estimates
Intangible assets are measured on initial recognition at cost. Following initial recognition, intangible assets are carried at cost less any accumulated amortization and accumulated impairment losses. The majority of the intangible assets relate to the development of new carbon fiber wheel core technologies and structures.
Subsequent to initial recognition, internally-generated intangible assets are reported at cost less accumulated amortization and accumulated impairment losses, on the same basis as intangible assets that are acquired separately.
Amortization commences once the intangible asset is ready for use, and is calculated using a straight-line method to allocate the cost of intangible assets over their estimated useful lives (5-year period). The useful life is determined as the period over which the assets' future economic benefits are expected to be consumed by the Group.
An intangible asset’s residual value and useful life is reviewed, and adjusted if appropriate, at the end of each reporting period or more frequently if appropriate. Any amortization or impairment losses is recognized in profit or loss. The Group has no intangible assets with an indefinite life.
The amortization of the intangible assets is included within Research and Development in the statements of profit or loss and other comprehensive income given the future economic benefits embodied in the intangible assets are associated to the overall future growth of the Group while it is in its pre-profitability phase.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
Capitalized development costs
Research costs are recognized as an expense in the period in which they are incurred. An internally generated intangible asset arising from development (or from the development phase of an internal project) is recognized only if it meets the definition of an intangible asset as defined in IFRS 38 Intangible Assets, and when the Group can demonstrate all of the following:
-	the technical feasibility of completing the intangible asset so that it will be available for use or sale;
-	the intention to complete the intangible asset and use or sell it;
-	the ability to use or sell the intangible asset;
-	how the intangible asset will generate probable future economic benefits;
-	the availability of adequate technical, financial and other resources to complete the development and to use or sell the intangible asset; and
-	the ability to measure the expenditure attributable to the intangible asset during the development phase.
Patents and trademarks
The Group has paid to acquire patents and trademarks and these are recorded at cost. Patents are amortized over their useful life of 15 years.
Critical accounting estimates and judgements
Internal development costs are capitalized if they meet the recognition criteria of IAS 38 Intangible Assets. This is considered a key judgment. The Group regularly assesses the probable future cash flows supporting the capitalization of development costs in accordance with the accounting standard. Where the recognition criteria under IAS 38 are not met, the expenditures are recognized as an expense in the consolidated statements of profit or loss and other comprehensive income.
The Group has no indefinite life assets and therefore performs an impairment test in case of any impairment indicators and for intangible assets not yet available for use. The impairment testing is performed at a CGU level, being the Group itself, as it is not possible to estimate the recoverable amount of the individual asset.
In the financial year ended June 30, 2022, the share price of the Group reduced significantly and was considered an indicator for impairment. The Group used a value-in-use (VIU) discounted cash flow model and calculated the recoverable amount of the CGU. Key estimates included in the future cash flow projections relate to revenue growth rates, operating costs and capital expenditure, in addition to the terminal growth rate and discount rates noted below. Given the Group is still in its growth phase post its Australian initial public offering in 2019, the Group is not yet able to produce wheels profitably. The Group is driving the industrialization of its production processes and constructing its first Mega-line. Developed with the latest Industry 4.0 technology, the Mega-line will deliver improvements in production scale and economics that will enable the Group to deliver large volume programs to a broader cross-section of the market. Considering the growth trajectory of the Group including the establishment of the Mega-line, a 6-year cash flow forecast was used with data sourced from internal budgets and long-term management forecasts. The cash flow model includes next year’s budgeted results, with the remaining years based on growth projections with reference to key structural and market factors, utilizing past experience, external data and internal analysis. The key structural and market factors considered are in relation to the automotive new vehicle wheel market, the increase in carbon fiber wheel demand, the continued structural migration from alloy wheels to carbon wheels and GDP growth rates. Management also anticipates growth from market penetration and continued evolution of products, and economies of scale achieved.
In addition, management has had due regard for the impacts of COVID-19 on the business, including the impact on the production efficiency from industrialization. Management is satisfied the recoverable amount of assets exceed the carrying amount with a headroom of $49.2m (Restated) and therefore no impairment charge has been recognized during the year.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
The following key assumptions were used in testing for impairment:
-	Post-tax discount rate: 11.5%
-	Terminal value growth rate beyond 6 years: 3%
-	Compound annual growth rate wheel volume: 25.6%
Sensitivity analysis
Included in the table below is a sensitivity analysis of the recoverable amount of the CGU. The valuation is sensitive to a change in assumptions as demonstrated below.
Each of the sensitivities below assumes that a specific assumption moves in isolation, while all other assumptions are held constant. A change in one assumption could be accompanied by a change in another assumption, which may increase or decrease the net impact.
	Post-tax discount rate	Terminal value growth rate	Annual reduction in wheel volume
	1%	(1%)	(5%)
Change in recoverable amount in $m	(23.5)	(16.7)	(33.8)
Impairment charge	—	—	—
3.6 Payables
	2022 $’000 (Restated)	2021 $’000 (Restated)
Current
Unsecured liabilities
Trade payables	5,128	4,368
Accruals	3,746	3,759
Interest accrued	118	1,101
Other payables	510	514
	9,502	9,742
3.6.1 Information about payables
Trade and other payables and accruals are carried at amortized cost and represent liabilities for goods and services provided to the Group prior to the end of the financial year that are unpaid and arise when the Group becomes obliged to make future payments in respect of the purchase of these goods and services.
Payables are non-interest bearing and are settled based on the specific creditor’s terms.
Payables includes interest payable on borrowings.
For further policy detail regarding the Group’s liquidity risk management processes refer to note 4.3.3.
3.7 Deferred income
Deferred income relates to government grants.
Government grants have been received to assist with the purchase of certain items of plant and equipment as well as the cost of employment of new employees. None of the grants received in the past two years relate to grants linked

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
solely for the purchase of specific plant and equipment. Grant receipts are therefore disclosed in the operating cash flow. The conditions attached to these grants will be fulfilled progressively over the period of the grant. For revenue recognition policy, refer to note 2.2.1.
Deferred income	2022 $’000	2021 $’000
Balance as of July 1	5,842	4,214
Received during the year	3,202	3,839
Released to the statement of profit or loss	(2,805)	(2,211)
Balance as of June 30	6,239	5,842

Current	1,028	1,060
Non-current	5,211	4,782
	6,239	5,842
3.8 Provisions
	Employee benefits $’000	Make good provision $’000	Warranty claims $’000	Total $’000
Current	2,496	—	1,159	3,655
Non-current	393	218	—	611
As of June 30, 2021	2,889	218	1,159	4,266

Current	2,666	—	1,495	4,161
Non-current	479	234	—	713
As of June 30, 2022	3,145	234	1,495	4,874
	Make good provision $’000	Warranty claims $’000	Total $’000
Movement in carrying amounts
Balance as of July 1, 2020	203	729	932
Provided for/ (released) during the year	15	430	445
Balance as of June 30, 2021	218	1,159	1,377
Provided for/(released) during the year	16	336	352
Balance as of June 30, 2022	234	1,495	1,729
3.8.1 Information about individual provisions and significant estimates
Non-employee provisions are recognized when the Group has a present obligation (legal or constructive) as a result of past events, for which it is probable that an outflow of economic benefits will result in an amount that can be reliably measured.
Make good provision
Carbon Revolution is required to restore its leased premises to their original condition at the end of the lease team. A provision has been recognized for the present value of the estimated expenditure required to remove any leasehold improvements. These costs have been capitalized as part of the cost of leasehold improvements and are amortized over the shorter of the term of the lease and the useful life of the assets.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
Warranty claims
Provisions for warranty-related costs are recognized when the wheel is sold to the customer based on management judgement and a growing body of historical experience. The estimate of warranty related costs is reassessed annually. Warranty claims made to date are immaterial.
Employee provisions
A liability is recognized for benefits accruing to employees in respect of wages and salaries, annual leave, and long service leave when it is probable that settlement will be required, and they are capable of being measured reliably.
Liabilities recognized in respect of employee benefits expected to be settled within 12 months, are measured at their nominal values using the remuneration rate expected to apply at the time of settlement.
Liabilities recognized in respect of employee benefits which are not expected to be settled within 12 months are measured as the present value of the estimated future cash outflows to be made by the Group in respect of services provided by employees up to reporting date.
Payments to superannuation funds are recognized as an expense when employees have rendered service entitling them to the contributions.
4 Capital structure and financing
This section outlines how the Group manages its capital structure, including its balance sheet liquidity and access to capital markets.
When managing capital, the Board’s objective is to ensure the Group continues to maintain sufficient capital to enable it to pursue its commercial objectives. This is achieved through the monitoring of historical and forecast performance and cash flows.
4.1 Cash and cash equivalents
Cash and cash equivalents comprise cash on hand and deposits held at call with banks.
Cash flows are presented in the statement of cash flows on a gross basis, except for the GST component of investing and financing activities, which are disclosed in operating cash flows.
4.1.1 Notes to the consolidated statements of cash flow
For information on cash flows relating to financing activity see note 4.3 and 4.4
Reconciliation of profit for the period to cash flows from operating activities
	2022 $’000 (Restated)	2021 $’000 (Restated)
Loss after income tax	(47,821)	(36,000)
Non-cash items from ordinary activities
Depreciation and amortization	8,966	7,683
Share based payment expenses	3,167	5,723
Reduction of borrowings from achievement of grant milestones (refer to Note 4.2)	—	(2,000)
Movement in inventory provision	(4,216)	4,563
Write off of property, plant and equipment	280	1,230
Financing activity in prior financial year	(422)	—

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
	2022 $’000 (Restated)	2021 $’000 (Restated)
Changes in assets and liabilities
(Increase)/decrease in assets:
- Receivables	(8,240)	(4,272)
- Inventories	2,231	5,084
- Other assets	(533)	(243)
Increase/(decrease) in liabilities:
- Payables	(1,174)	(5,270)
- Contract liabilities	781	—
- Deferred income	397	3,627
- Provisions	608	894
Cash used in operating activities	(45,976)	(18,981)
4.2 Borrowings and other financial liabilities
Debt and equity instruments are classified as either financial liabilities or as equity in accordance with the substance of the contractual arrangements and the definitions of a financial liability and an equity instrument.
	Interest rate %	Maturity	2022 $’000 (Restated)	2021 $’000 (Restated)
Current borrowings
Secured
Working capital facility	7.44%	August 2022	6,843	5,525
Term loan	6.15%	December 2024	2,889	4,333
Letter of credit facility	6.45%	November 2022	4,000	—

Unsecured
Supplier finance arrangement	6.00%	August 2022	4,954	2,375

			18,686	12,233

Non-current borrowings
Secured
Term loan	6.15%	December 2024	4,333	6,529
			4,333	6,529
Financial liabilities measured subsequently at amortized cost
The effective interest method is a method of calculating the amortized cost of a financial liability and of allocating interest expense over the relevant period. The effective interest rate is the rate that exactly discounts estimated future cash payments (including all fees and points paid or received that form an integral part of the effective interest rate, transaction costs and other premiums or discounts) through the expected life of the financial liability, or (where appropriate) a shorter period, to the amortized cost of a financial liability.
Working capital facility
In 2021 the Group entered a working capital facility of $7.5 million that provides the opportunity to factor receivables. As the credit risk remains with the Group, it continues to recognize the full carrying amount of the receivables and has recognized the cash received in short term borrowings. The facility has a variable interest rate based on underlying market rates. The interest rate as of June 30, 2022 was 7.44% (June 30, 2021: 7.2%).

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
Term loan
In 2021 the Group entered a loan arrangement for $13.0 million which was used to repay $13.0 million Ronal loan facility in December 2020. In 2022 the Group reached an agreement to extend this loan until December 2024 reducing the amounts payable each quarter to $0.7 million. The Group has repaid $5.8 million of this debt as of June 30, 2022. The facility has a variable interest rate based on a fixed component and BBSY. The interest rate as of June 30, 2022 was 6.15% (June 30, 2021: 6.0%).
Letter of credit facility
In 2022 the Group entered a revolving facility arrangement for $8.0 million. As of June 30, 2022 the Group has drawn down $4.0 million against this facility. Drawdown of the remaining $4.0 million is conditional upon agreed operational milestones. The facility has a variable interest rate based on a fixed component and BBSY. The interest rate as of June 30, 2022 was 6.45%.
State of Victoria (SOV) Loan
Carbon Revolution was party to a loan arrangement with the State of Victoria under which the Group was provided with an early grant advance. During the second quarter of the Financial Year 2021 the scheduled $2 million repayment was offset with a $2.0 million milestone payment. The final $3.5 million was repaid in May 2021. Payments represented on a gross basis for the purpose of the statements of cash flows. The interest rate as of June 30, 2021 was 10.9%.
Supplier finance arrangement
In 2021 the Group entered into a supply chain finance agreement with a logistic company. Under the arrangement the logistic company agrees to pay amounts to the participating supplier in respect of invoices owed by the Group and receives settlement from the Group at a later date. The principal purpose of this arrangement is to facilitate efficient ordering, importation, warehousing, invoice management and payment processing. The arrangement is only for a limited number of suppliers and specific materials. As the arrangement results in extended payment terms beyond the terms agreed with those suppliers, averaging five months as of June 30, 2022, and as the facility incurs an interest rate of 6%, the arrangement is more akin to borrowings and is disclosed as a current borrowing. Cash flows related to the supplier finance arrangement are shown as financing cash flows. The facility has a fixed interest rate of 6%.
Finance costs
Finance costs can include interest expense, finance charges in respect of leases, amortization of discounts or premiums and ancillary costs relating to finance.
Finance costs are expensed in the period in which they are incurred.
Refer to note 2.4 for more information.
4.3 Financial risk management
The Group is exposed to foreign currency risk, interest rate risk, credit risk and liquidity risk. The Group’s senior management oversees the management of these risks to ensure the most appropriate use of the capital the Group has available to achieve its commercial objectives.
4.3.1 Market risk
a) Foreign currency risk
Foreign currency risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in foreign exchange rates. The Group’s exposure to foreign currency risk relates primarily to the Group’s operating activities (when revenue or expense is denominated in a different currency from the Group’s presentation currency).

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
38% of the Group’s revenues and 18.5% of costs are denominated in currencies other than AUD. The Group does not currently have a sufficiently material exposure to any foreign currency for movements in the exchange rate to be considered a material financial risk. The primary currencies the Group has exposure to are US Dollars and Euros.
The Group’s exposure to foreign currency risk in relation to non-derivative financial instruments as of June 30, 2022 and June 30, 2021 was as follows, based upon notional amounts
2022	EUR $’000 (Restated)	USD $’000 (Restated)
Trade receivables	5,650	—
Trade payables	(343)	(233)
Supplier finance arrangement	(3,253)	(13)
Balance sheet exposure	2,054	(246)
2021	EUR $’000 (Restated)	USD $’000 (Restated)
Trade receivables	1,489	42
Trade payables	(165)	(266)
Supplier finance arrangement	(24)	—
Balance sheet exposure	1,300	(224)
The aggregate net foreign exchange gains/losses recognized in profit or loss were:
	2022 $’000	2021 $’000
Net foreign exchange gain/(loss) included in other income	448	(234)
Sensitivity
As shown in the table above the Group is primarily exposed to changes in US/AUD and EUR/ AUD. The sensitivity of profit or loss to changes in the exchange rates arises mainly from EUR dollar denominated financial instruments and the impact on other components of equity arises from the foreign exchange reserve and is not material.
The below table discloses the impact of the AUD strengthened and weakened by 5%
+/- 5% exchange rate	2022 $’000	2021 $’000
Impact on profit after tax	90	54
Impact on equity	(90)	(54)
b) Interest rate risk
Interest rate risk is the risk that the fair value of future cash flows of a financial instrument will fluctuate because of changes in market interest rates. The Group does not currently hedge its exposure to interest rate fluctuations due to the low level of exposure.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
The exposure to fixed or floating interest rates is described below:
	Variable interest rate		Fixed interest rate		Total
	2022 $’000	2021 $’000	2022 $’000 (Restated)	2021 $’000 (Restated)	2022 $’000 (Restated)	2021 $’000 (Restated)
Financial assets
Cash	22,301	86,865	—	—	22,301	86,865
Short term deposits	—	—	392	392	392	392
Total financial assets	22,301	86,865	392	392	22,693	87,257

Financial liabilities
Working capital facility	6,843	5,525	—	—	6,843	5,525
Letter of credit facility	4,000	—	—	—	4,000	—
Supplier finance arrangement	—	—	4,954	2,375	4,954	2,375
Term loan	7,222	10,862	—	—	7,222	10,862
Total financial liabilities	18,065	16,387	4,954	2,375	23,019	18,762
Fixed interest rate on short term deposits is 0.15% (2021: 0.15%). Fixed interest rates on financial liabilities are disclosed in note 4.2
c) Price risk
The Group is not exposed to any significant price risk.
4.3.2 Credit risk
Credit risk is the risk that a counterparty will not meet its obligations under a financial instrument or customer contract, leading to a financial loss. The Group is exposed to credit risk from its operating activities (primarily trade receivables) and from its financing activities, including deposits with banks and financial institutions.
Cash and cash equivalents
The Group held cash and cash equivalents of $22.7 million as of June 30, 2022 (June 30, 2021: $87.3 million). The credit risk associated with cash and cash equivalents is considered as minimal as the cash and cash equivalents are held with reputable financial institutions in Australia. Cash and cash equivalents comprise cash balances and call deposits with an original maturity of three months or less. The Group holds $0.4 million (2021: $0.4 million) on deposit as collateral for lease and banking facility obligations.
Receivables
The Group held receivables of $20.4 million as of June 30, 2022 ($12.2 million as of June 30, 2021). The assessment of customer credit risk is straightforward as a result of the concentrated nature of receivables with only a few customers and a simplified approach has been taken. Depending on the customer, the Group's credit terms vary between 30 and 100 days. The Group uses a working capital facility as outlined in note 4.2. An impairment analysis is performed at each reporting date to account for the lifetime expected credit losses for all receivables. Outstanding customer receivables are regularly monitored and shipments to customers, to the extent that the Group retains ownership of the goods, are covered by insurance.
There is currently no allowance for expected credit losses as the Group has historically collected all customer debt amounts and expects to continue to do so for the customers contained within the balance at year end.
4.3.3 Liquidity risk
The Group’s objective is to maintain a balance between the continuity of funding and flexibility through the use of operating cash flows and committed available credit facilities. The Group actively reviews its funding position to ensure the available facilities are adequate to meet its current and anticipated needs. The Group manages liquidity

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
risk by monitoring forecast cash flows and ensuring that adequate cash and borrowing facilities are maintained, this includes an assessment of the impact of COVID on the business. Refer to 1.3 Going Concern for the Group's assessment of preparing these accounts on a going concern basis.
Maturity analysis
The table below represents the estimated and undiscounted contractual settlement terms for financial liabilities. The contractual maturity is based on the earliest date on which the Group may be required to pay.
	On demand $’000 (Restated)	< 3 months $’000	3-12 months $’000	1-5 years $’000	> 5 years $’000	Total $’000 (Restated)
2022
Working capital facility	—	6,843	—	—	—	6,843
Letter of credit facility	—	—	4,000	—	—	4,000
Term loan	—	—	2,889	4,333	—	7,222
Supplier finance arrangement	4,954	—	—	—	—	4,954
Lease Liabilities	—	95	483	2,541	4,921	8,040
	4,954	6,938	7,372	6,874	4,921	31,059
2021
Working capital facility	—	3,860	1,665	—	—	5,525
Term loan	—	—	4,333	6,529	—	10,862
Supplier finance arrangement	2,375	—	—	—	—	2,375
Lease Liabilities	—	89	453	2,387	5,426	8,355
	2,375	3,949	6,451	8,916	5,426	27,117
4.3.4 Fair value risk
The fair value of financial assets and financial liabilities not measured at fair value approximates their carrying amounts as disclosed in the statement of financial position and notes to the financial statements.
As of June 30, 2022 there were no assets or liabilities impacted by fair value risk (June 30, 2021: Nil).
4.4 Contributed equity
	June 30, 2022 # Ordinary shares	June 30, 2021 # Ordinary shares	June 30, 2022 $’000	June 30, 2021 $’000
Ordinary shares – fully paid	206,326,138	205,421,449	383,822	381,890
Ordinary shares – restricted	527,889	377,642	—	—
Total share capital	206,854,027	205,799,091	383,822	381,890
Movements in ordinary share capital
2021	Date	# Shares	Issue Price	$’000
Balance	July 1, 2020	145,632,909		291,226
Institutional entitlement offer	April 26, 2021	45,932,235	$1.60	73,492
Retail entitlement offer	May 21, 2021	13,471,671	$1.60	21,555
Shares issued under Employee Share Plan		384,634		1,138
Share issue transaction costs				(5,521)
Balance of fully paid shares	June 30, 2021	205,421,449		381,890

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
2022	Date	# Shares	Issue Price	$’000
Balance	July 1, 2021	205,421,449		381,890
Shares issued under Employee Share Plan		904,689		1,932
Balance of fully paid shares	June 30, 2022	206,326,138		383,822
In 2021 the Group issued additional equity through an institutional and retail entitlement offer. 59.4 million shares were issued with equity proceeds of $95.0 million received (before transaction costs). Transaction costs of $5.5 million were incurred.
4.4.1 Information about contributed equity
Ordinary shares
Ordinary shares participate in dividends and the proceeds on winding up of the Company in proportion to the number of shares held. At shareholders’ meetings each ordinary share is entitled to one vote when a poll is called, otherwise each shareholder has one vote on a show of hands.
During the financial year ended June 30, 2022, the Company did not pay a dividend (June 30, 2021: $nil).
4.5 Share-based payment plan arrangements
The Group operates several employee incentive schemes to remunerate employees, including senior executives, in the form of share-based payments.
The cost of share-based payments is determined by the fair value of the equity instruments granted at the date when the grant is made using an appropriate valuation model. That cost is recognized in employee benefits expense together with a corresponding increase in equity over the period of service and, where applicable, when the performance conditions are fulfilled (the vesting period).
The cumulative expense recognized for share-based payments at each reporting date until the vesting date reflects the extent to which the vesting period has expired and the Group’s best estimate of the number of equity instruments that will ultimately vest.
The expense or credit in the statement of profit or loss for a period represents the movement in cumulative expense recognized as of the beginning and end of that period.
Service and non-market performance conditions are not taken into account when determining the grant date fair value of the equity instruments, but the likelihood of the conditions being met is assessed as part of the Group’s best estimate of the number of equity instruments that will ultimately vest. Market performance conditions are reflected within the grant date fair value. Any other conditions attached to a share-based payment, but without an associated service requirement, are considered to be non-vesting conditions. Non-vesting conditions are reflected in the fair value of an instrument and lead to an immediate expensing of the instrument unless there are also service and/or performance conditions.
No expense is recognized for instruments that do not ultimately vest because non-market performance and/or service conditions have not been met. Where awards include a market or non-vesting condition, the transactions are treated as vested irrespective of whether the market or non-vesting condition is satisfied, provided that all other performance and/or service conditions are satisfied.
Tax-exempt employee share ownership plan
The tax-exempt employee share ownership plan (“TESP”) was introduced in June 2018 and enables eligible employees to acquire shares in the company and take advantage of certain income tax concessions available. Eligible employees will be annually invited to apply for shares up to a value of $1,000. The shares will be held in trust for the employee and may be sold by the employee at any time after the last to occur of either:
a) Elapse of three years from the date of grant; or
b) Listing of the Company’s shares on the ASX or earlier release of exercise restrictions by the board.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
The employee participant is entitled to receive any dividends or other income associated with the shares held in trust but is not entitled to participate in any dividend reinvestment plan operated by the company. For the purpose of the earnings per share calculation these shares are included in basic earnings per share either when the employee terminates or at the end of the 3 years.
The fair value of shares granted under the TESP is determined based on the market price of the shares at grant date.
	2022	2021
Grant date	Dec 2021	Dec 2020
Number of employees granted shares	266	287
Value of shares granted per employee (on FTE and length of service pro-rata basis)	$279-$1000	$300-$1,000

Total number of shares	255,281	87,378
Fair value at grant date	$1.01	$2.74
Short term incentive plan
The employee short term incentive (“STI”) plan was approved in November 2021. Under the STI plan, senior executives and other employees, as determined by the board, will defer a portion of their short-term incentive payment in the form of rights. In 2022 the board determined that all participants would have 100% of their STI outcome delivered in the form of rights in lieu of a cash payment.
Each right is equivalent to one share and is settled only in shares with no cash alternative. The fair value of each right is determined based on the market price of the share at grant date. Rights have a one-year service period.
Rights do not carry dividend or voting rights prior to vesting. Shares allocated on vesting of rights carry the same dividend and voting rights as other shares.
162,833 rights were granted on the November 29, 2021 valued at $192,833, (2021: 122,315 rights valued at $228,099). These rights will vest 12 months from the date of granting. No rights were forfeited, exercised or expired during the year.
530,526 rights were granted on November 29, 2021 valued at $648,771, (2021: 346,300 rights valued at $955,947). These rights automatically vest on granting. Of these rights 220,569 were exercised during the year and no shares were forfeited or expired.
Employee stock ownership plan
The employee stock ownership plan (ESOP) was used to deliver a one-off equity award to a number of senior executives and other employees, including the CEO, to reward their efforts in the Company achieving listing, to align their interests with the shareholders from listing and for retention purposes. Participation was at the discretion of the Board and options are subject to vesting conditions determined by the Board.
The exercise price of the options is equal to the market price of the underlying shares at IPO. The Board retains a discretion to make a cash payment to participants on vesting and exercise of the options in lieu of an allocation of shares.
5,093,678 options were granted to members of the executive team and a small number of other employees on December 23, 2019 under the one-off ESOP award on listing.
In September 2019, an independent valuation was undertaken of these options using a modified form of the Black-Scholes option pricing model which assumed a 12.5% departure rate, expected share price volatility of 40%, a 50% probability of no dividends through the 5-year option term and a 5% discount for marketability annual share price.
The terms of the options are:
•	Issue date 23 December 2019
•	Exercise price $2.60 (IPO price)

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
•	Vesting date – 23 December 2022
•	Term of 5 years (exercise window from 23 December 2022 to 23 December 2024)
The options were valued at $3,241,000. This cost is being amortized over the three-year vesting period. 96,780 options were forfeited during the year.
FY21 LTI Award
The FY21 LTI Award was to deliver a one-off equity award to a number of senior executives. These performance rights entitle the participant to acquire shares at nil cost on vesting, subject to the meeting of the vesting conditions.
778,050 performance rights were granted on November 12, 2020. The performance period commenced on September 21, 2020 and ends on September 20, 2023
The performance rights were valued at $1,507,894. The cost is being amortized over the three-year vesting period.
NED fee sacrifice
The Non-executive director fee sacrifice plan was added in FY2021 as a way to promote further employee ownership. The offer to the NEDs was made on September 11, 2020 and the rights were granted on November 12, 2020. These rights vested on February 26, 2021 and were issued on the same date.
107,518 rights were issued under this scheme in FY2021.
Salary restructure scheme
The Salary restructure scheme was added in FY2021. The offer to the eligible employees was made on September 29, 2020 and the rights were granted on October 29, 2020 for all employees excluding the CEO which was made on November 12, 2020 following the annual general meeting (AGM). The offer was valid in relation to an employee’s salary between the October 12, and the June 20, 2021 and includes an offer of matched rights to the maximum value of $2,500 per employee.
In total 80 employees took up the offer to restructure their salary and a total number of 351,569 rights were granted under the scheme. Base rights vested on a pro-rata basis over the period in equal monthly installments on the last day of each month (such that base rights were fully vested by June 30, 2021. The matched rights vested in full on June 30, 2021.
Vested rights may be exercised by the employee with the exercise period commencing when the rights vest and ending on the expiry date. The expiry date is the 10-year anniversary of the grant date.
FY22 LTI Award
The FY22 LTI Award was to deliver a one-off equity award to a number of senior executives and selected senior employees. These performance options entitle the participant to acquire shares at an exercise price of $1.60 on vesting, subject to the meeting of the vesting conditions.
6,668,360 performance options were granted on December 20, 2021. The performance period commenced on September 21, 2021 and ends on September 20, 2024.
Terms of the options are:
•	Issue date 20 December 2021
•	Exercise price $1.60
•	Vesting date – 28 October 2024
•	Term of 5 years (exercise window from 28 October 2024 to 28 October 2026)
The performance rights were valued at $416,772. The cost is being amortized over the three-year vesting period.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
4.6 Reserves
	2022 $’000	2021 $’000
Share-based payments	7,214	5,979
Share buyback	(311)	(311)
Foreign currency translation	(156)	(9)
	6,747	5,659
4.6.1 Information about reserves
Share-based payments reserve
The reserve is used to recognize the value of equity benefits provided to employees and directors as part of their remuneration.
Share buy-back reserve
The share buy-back reserve relates to shares brought back at fair value from former owners of the business.
Foreign currency translation reserve
Exchange differences relating to the translation of the results and net assets of the Group’s foreign operations from their functional currency to Australian dollars are recognized directly in other comprehensive income and accumulated in the foreign currency translation reserve.
5 Taxes
Income tax
Current income tax expense or benefit for the current and prior periods is measured at the amount expected to be recovered from or paid to the tax authorities. The current income tax charge is calculated on the basis of the tax laws enacted or substantively enacted at the end of the reporting period.
Deferred tax liabilities have been recognized and offset against deferred tax assets up to the extent of the total value of the deferred tax liability as referred to in note 5.3.
5.1 Income tax expense
The major components of income tax expense are:
	2022 $’000	2021 $’000
Consolidated statement of profit or loss
Current income tax charge/benefit	—	—
Adjustment for current tax relating to prior periods	—	—
Deferred income tax relating to the origination and reversal of temporary differences	—	—

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
	2022 $’000 (Restated)	2021 $’000 (Restated)
The prima facie tax benefit on loss before tax differs from the income tax expense as follows:
Accounting loss before tax	(47,821)	(36,000)
Benefit at the Australian statutory income tax rate of 30% (2021: 30%)	14,346	10,800
Tax impact of:
Non-deductible expenses	(5,083)	(4,964)
Non-assessable income	—	—
Impact of different tax rates in foreign jurisdictions	54	(50)
Current year taxable loss not recognized	(9,317)	(5,786)
Income tax benefit	—	—
5.2 Deferred taxes
Deferred tax is provided using the asset-liability method on temporary differences between the tax bases of assets and liabilities and their carrying amounts for financial reporting purposes at the reporting date.
Deferred tax liabilities are recognized for all taxable temporary differences, except when the deferred tax liability arises from the initial recognition of goodwill or an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.
Deferred tax assets are recognized for all deductible temporary differences, the carry forward of unused tax credits and any unused tax losses. Deferred tax assets are recognized to the extent that it is probable that taxable profit will be available against which the deductible temporary differences, and the carry forward of unused tax credits and unused tax losses can be utilized, except when the deferred tax asset relating to the deductible temporary difference arises from the initial recognition of an asset or liability in a transaction that is not a business combination and, at the time of the transaction, affects neither the accounting profit nor taxable profit or loss.
The carrying amount of deferred tax assets is reviewed at each reporting date and reduced to the extent that it is not probable that sufficient taxable profit will be available to allow all or part of the deferred tax asset to be utilized. Unrecognized deferred tax assets are re-assessed at each reporting date and are recognized to the extent that it has become probable that future taxable profits will allow the deferred tax asset to be recovered.
Deferred tax relating to items recognized outside profit or loss is recognized outside profit or loss. Deferred tax items are recognized in correlation to the underlying transaction either in other comprehensive income or directly in equity.
The Group offsets deferred tax assets and deferred tax liabilities if and only if it has a legally enforceable right to set off current tax assets and current tax liabilities and the deferred tax assets and deferred tax liabilities relate to income taxes levied by the same taxation authority on either the same taxable entity or different taxable entities which intend either to settle current tax liabilities and assets on a net basis, or to realize the assets and settle the liabilities simultaneously, in each future period in which significant amounts of deferred tax liabilities or assets are expected to be settled or recovered.
5.2.1 Research and development tax credits
The Company is entitled to claim tax offsets for investments in qualifying expenditure under the Research and Development Tax Incentive regime in Australia. The group accounts for these allowances as tax credits, which at present are being carried forward. And it may reduce income tax payable and current tax expense in future years. A deferred tax asset, subject to accounting recognition criteria is available to be recognized for unclaimed tax credits that are carried forward as deferred tax assets.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
5.3 Recognized deferred tax assets and liabilities in statement of financial position
Deferred income tax at June 30, 2022 relates to the following
	2022 $’000 (Restated)	2021 $’000 (Restated)
Deferred tax liabilities relating to temporary differences:
Receivables	(25)	(24)
Intangible assets	(4,050)	(2,667)
Property, plant and equipment	(6,551)	(2,124)
	(10,626)	(4,815)
Deferred tax assets related to temporary differences:
Provisions and accruals	3,785	5,102
Capital raising costs	1,960	2,776
Other	89	147
	5,834	8,025
Net deferred tax asset/(liability)	(4,792)	3,210
Add/ Less: (temporary) differences not recognized	4,792	(3,210)
Net deferred tax recognized in the statement of financial position	—	—
Deferred tax liabilities have been booked and offset against deferred tax assets up to the extent of the total value of the deferred tax liability.
Capital raising costs relate to a temporary difference claimed under Australian tax law S40-880 for black hole expenditure. The allows a deduction for business capital expenditure on a straight-line basis over a 5-year period.
The Group has not recognized the balance of the net deferred tax asset as described in accounting judgements and estimates at note 5.5.
5.4 Carry forward unrecognized tax losses and R&D tax credits
The Groups had income tax losses of $129.1 million and R&D tax credits of $23.0 million at year end (2021: income tax losses $100.8 million and R&D tax credits $12.6 million) for which no deferred tax asset is recognized on the statement of financial position as they are currently not considered probable of realization. The income tax losses and R&D tax credits have no expiry date and are available indefinitely for offset against future assessable income subject to continuing to meet relevant statutory tests.
5.5 Critical accounting estimates and judgements
Deferred tax assets are recognized for unused tax losses to the extent that it is probable that taxable profit will be available against which the losses can be utilized. Significant management judgement is required to determine the amount of deferred tax assets that can be recognized, based upon the likely timing and the level of future taxable profits, together with future tax planning strategies. Management have determined that it is not appropriate to recognize a deferred tax asset until consistent levels of profitability can be demonstrated. The deferred tax asset has been recognized up to the amount of available taxable temporary differences.
Refer to note 5.4 for details regarding unrecognized tax amounts.

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
6 Other notes
6.1 Information about subsidiaries
The table below lists the controlled entities of the Group.
Name	Principal activities	Country of incorporation	% equity interest
			2022	2021
Carbon Revolution Operations Pty Ltd	Carbon fiber wheels	Australia	100	100
Carbon Revolution Technology Pty Ltd	Carbon fiber wheels	Australia	100	100
Carbon Revolution (USA) LLC	Carbon fiber wheels	United States	100	100
Carbon Revolution (UK) Limited	Carbon fiber wheels	United Kingdom	100	100
6.2  Directors and Key management personnel
	2022 $	2021 $
Compensation by category
Short-term employment benefits	2,195,825	1,037,034
Post-employment benefits	96,132	82,020
Share based payments	—	1,251,222
	2,291,957	2,370,276
6.3 Transactions with related parties
There were no transactions with related parties in 2022. During 2021 the Group repaid a related party loan of $13 million.
Five Directors participated in the Retail entitlement offer in May 2021 acquiring 185,237 shares at a value of $296,379. Five Directors participated in the share purchase plan during 2021 acquiring 107,518 shares at a value of $284,923.
6.4 Unrecognized items
6.4.1 Guarantees
The Group has entered into property lease rental guarantees with a face value of $391,763 (June 30, 2021: $271,763).
6.4.2 Capital commitments
The Group has capital commitments for manufacturing equipment as of June 30, 2022 totaling $7.5 million (June 30, 2021: $2.7 million).
6.4.3 Contingent liabilities
The Group has no contingent liabilities as of June 30, 2022 (June 30, 2021: nil).
6.5 Changes in accounting policies
There were no material changes in accounting policies

CARBON REVOLUTION LIMITED
Notes to the financial statements
For the Years Ended June 30, 2022 and 2021
6.6 Accounting standards issued but not yet effective at June 30, 2022
At the date of authorization of the consolidated financial statements, other Standards and Interpretations issued but not yet effective and relevant for the Group were listed below.
Standard and Interpretation	Effective for annual reporting periods beginning on or after	Expected to be initially applied in the financial year ending
Amendments to IFRS 10 and IAS 28, Sale or Contribution of Assets between an Investor and its Associate or Joint Venture	January 1, 2025	June 30, 2026
Amendments to IAS 1 – Classifications of Liabilities as Current or Non-Current	January 1, 2023	June 30, 2024
Amendments to IAS 1 and IFRS Practice Statement 2 - Disclosure of Accounting Policies	January 1, 2023	June 30, 2024
Amendments to IAS 8 - Definition of Accounting Estimates	January 1, 2023	June 30, 2024
The Directors of the Group do not anticipate that the adoption of above amendments will have a material impact in future periods on the financial statements of the Group.
6.7 Subsequent events
On 29th November 2022 CR received the executed grant documents from the Federal Government for the Modern Manufacturing Initiative – Round 2 – Manufacturing Integration Stream – Recycling & Clean Energy Priority grant. CR was awarded a $12 million grant under this initiative in May 2022 which was confirmed by the new government on the 26th August 2022. Of the grant $9 million were received in December 2022.
On 30th November the Company and Twin Ridge Capital Acquisition Corp, a special purpose acquisition company listed on the New York Stock Exchange (the “SPAC”), announced they have entered into a binding Business combination agreement (“BCA”) and accompanying scheme implementation deed (“SID”) pursuant to which a Irish company Poppetell Limited to be renamed Carbon Revolution plc (“MergeCo”) will acquire both CR (via a scheme of arrangement (“Scheme”)) and the SPAC (via the BCA) (“Transaction”). Upon closing of the Transaction, the ordinary shares and warrants of MergeCo are expected to trade on either the New York Stock Exchange or Nasdaq, and CR shares shall cease to be quoted on the ASX.
There were no other subsequent events.

ANNEX A

Execution Version

BUSINESS COMBINATION AGREEMENT

by and among

TWIN RIDGE CAPITAL ACQUISITION CORP.,

CARBON REVOLUTION LIMITED,

POPPETELL LIMITED,

AND

POPPETTELL MERGER SUB

Dated as of November 29, 2022

Exhibit A	Form of SID
Exhibit B	Form of MergeCo Amended and Restated Memorandum and Articles of Association

Schedule 1	Registration Rights Agreement Signatories
Schedule 2	Lock-up Agreement Signatories

BUSINESS COMBINATION AGREEMENT
THIS BUSINESS COMBINATION AGREEMENT, dated as of November 29, 2022 (this “Agreement”), by and among Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (“SPAC”), Carbon Revolution Limited, an Australian public company with Australian Company Number (ACN) 128 274 653 listed on the Australian Securities Exchange (the “Company”), Poppetell Limited, a private limited company incorporated in Ireland with registered number 607450 (“MergeCo”), and Poppettell Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of MergeCo (“Merger Sub” and, together with SPAC, the Company and MergeCo, collectively, the “Parties” and each a “Party”).
WHEREAS, upon the terms and subject to the conditions set forth in the Scheme Implementation Deed to be entered into by and among SPAC, the Company and MergeCo, substantially in the form attached hereto as Exhibit A (the “SID”), the Company will be acquired by MergeCo, with the Company equity being exchanged for equity of MergeCo by means of the implementation of a scheme of arrangement under Part 5.1 of the Australian Corporations Act 2001 (Cth) (the “Corporations Act”) (the “Scheme Acquisition”);
WHEREAS, the Board of Directors of the Company has unanimously (a) resolved to enter into this Agreement and the SID, and proposes to seek the approval of its shareholders to approve the Scheme Acquisition in accordance with the SID, and (b) recommended the Company’s shareholders vote in favor of the Scheme Acquisition in the absence of a Superior Proposal (as that term is defined in the SID) and subject to the Independent Expert (as that term is defined in the SID) continuing to conclude that the Scheme Acquisition is in the best interests of the Company's shareholders;
WHEREAS, following the implementation of the Scheme Acquisition, the Company will be delisted from the Australian Securities Exchange;
WHEREAS, upon the terms and subject to the conditions set forth in this Agreement and in accordance with the Irish Companies Act 2014 (“ICA”) and the Companies Act (as revised) of the Cayman Islands (the “Cayman Companies Act”), SPAC will merge with and into Merger Sub (the “Merger”), with Merger Sub surviving the Merger as a wholly owned subsidiary of MergeCo (the “Surviving Company”);
WHEREAS, pursuant to the Merger each SPAC Public Warrant and SPAC Private Warrant outstanding immediately prior to the Merger shall be exchanged automatically into a warrant to acquire MergeCo Ordinary Shares on the same contractual terms and conditions, respectively, as were in effect immediately prior to the Merger in accordance with and subject to the terms of the Warrant Assumption Documentation;
WHEREAS, as soon as is reasonably practicable following the Merger, the Surviving Company will be entered into liquidation (the “Surviving Company Liquidation”) pursuant to which the Surviving Company shall be liquidated and all assets of the Surviving Company (if any) shall be distributed to MergeCo;
WHEREAS, the Board of Directors of SPAC (the “SPAC Board”) has unanimously (a) determined that the Merger is fair to, and in the best interests of, SPAC and its shareholders and has approved and adopted this Agreement and the SID and declared their advisability and approved the Merger, the Scheme Acquisition and the other transactions contemplated by this Agreement and the SID, and (b) recommended the approval and adoption of this Agreement and the Merger by the shareholders of SPAC;
WHEREAS, the Board of Directors of Merger Sub (the “Merger Sub Board”) has (a) determined that the Merger is fair to, and in the best interests of, Merger Sub and its sole shareholder and has approved and adopted this Agreement and declared its advisability and approved the Merger and the other transactions contemplated by this Agreement, and (b) recommended the approval and adoption of this Agreement and the Merger by the sole shareholder of Merger Sub;
WHEREAS, the Board of Directors of MergeCo (the “MergeCo Board”) has (a) determined that the Scheme Acquisition and the Merger is fair to, and in the best interests of, MergeCo and its shareholder and has approved and adopted this Agreement and the SID and declared its advisability and approved the Scheme Acquisition and the Merger and the other transactions contemplated by this Agreement and the SID, and (b) recommended the approval and adoption of this Agreement and the Merger by the shareholder of MergeCo;
WHEREAS, prior to 8:00am (Melbourne Time) on the Second Court Date (as defined in the SID), MergeCo and the individuals set forth on Schedule 1 shall enter into a registration rights agreement (the “Registration Rights Agreement”);

WHEREAS, contemporaneously with the execution of this Agreement, the individuals set forth on Schedule 2 shall enter into an escrow deed (the “Lock-up Agreement”) (which, for the avoidance of doubt, shall specify the term of lock-up and certain other provisions for each signatory); and
WHEREAS, contemporaneously with the execution of this Agreement, the Sponsor has entered into an agreement with SPAC and the Company (the “Sponsor Support Agreement”) pursuant to which the Sponsor has agreed, among other things, to vote all of its SPAC Ordinary Shares in favor of this Agreement and the Transactions.
NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements herein contained, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the Parties hereby agree as follows:
ARTICLE I
DEFINITIONS
SECTION 1.01 Certain Definitions. For purposes of this Agreement:
“Action” means litigation, suit, claim, charge, grievance, action, proceeding, audit, order, writ, judgment, injunction or investigation by or before any Governmental Authority.
“Affiliate” of a specified Person means a Person who, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with, such specified Person.
“Ancillary Agreements” means the Registration Rights Agreement, the Warrant Assumption Documentation, the Lock-up Agreement, the Sponsor Support Agreement, the SID and all other agreements, certificates and instruments executed and delivered by SPAC, MergeCo, Merger Sub or the Company in connection with the Transactions and specifically contemplated by this Agreement.
“Business Day” means any day on which the principal offices of the SEC in Washington, D.C. are open to accept filings and on which banks are not required or authorized to close in any of the city of New York in the United States of America, Victoria, Australia, Dublin, Ireland or the Cayman Islands.
“Code” means the United States Internal Revenue Code of 1986, as amended.
“control” (including the terms “controlled by” and “under common control with”) means the possession, directly or indirectly, or as trustee or executor, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities, as trustee or executor, by contract or otherwise.
“Employee Benefit Plan” means any plan that is a bonus, stock option, right, stock purchase, restricted stock, phantom stock, other equity-based compensation arrangement, performance award, incentive, deferred compensation, pension scheme or insurance, retiree medical or life insurance, death or disability benefit, health or welfare, retirement, supplemental retirement, severance, retention, change in control, employment, consulting, fringe benefit, sick pay and vacation plans or arrangements or other employee benefit plans, programs or arrangements, whether written or unwritten.
“End Date” has the meaning ascribed to such term in the SID.
“Exchange Act” means the Securities Exchange Act of 1934, as amended.
“GAAP” means generally accepted accounting principles as in effect in the United States from time to time.
“Governmental Authority” means any legislature, agency, bureau, branch, department, division, commission, court, tribunal, magistrate, justice, multinational organization, quasigovernmental body, or other similar recognized organization or body of any federal, state, tribal, county, municipal, local, or foreign government, or other similar regulatory agency or recognized organization or body exercising similar powers or authority.
“Group Company” means the Company and each of its Subsidiaries.
“IFRS” means international financial reporting standards, as adopted by the International Accounting Standards Board.
“Intended Tax Treatment” has the meaning set forth in Section 2.07.

“Law” means any federal, national, state, county, municipal, provincial, local, foreign or multinational, statute, constitution, common law, ordinance, code, decree, order, judgment, rule, regulation, ruling or requirement issued, enacted, adopted, promulgated, implemented or otherwise put into effect by or under the authority of any Governmental Authority.
“Lien” means any lien, security interest, mortgage, pledge, charge, adverse claim or other encumbrance of any kind that secures the payment or performance of an obligation (other than those created under applicable securities laws).
“Material Adverse Effect” has the meaning ascribed to such term in the SID.
“MergeCo Ordinary Shares” means the ordinary shares of MergeCo, with a par value of $0.0001 each.
“MergeCo Public Warrant” means one warrant to acquire one (1) MergeCo Ordinary Share at an exercise price of $11.50 per share.
“MergeCo Registration Statement” means the registration statement on Form F-4 (or another applicable form if agreed by the Parties) to be filed by MergeCo (if required under the Securities Act) in connection with the registration under the Securities Act of the MergeCo Ordinary Shares and MergeCo Public Warrants to be issued in connection with the Merger and the Scheme Acquisition.
“MergeCo Registration Statement / Proxy Statement” means the SPAC Proxy Statement and the MergeCo Registration Statement.
“non-assessable” means, in relation to MergeCo, that a holder of MergeCo Ordinary Shares will not by reason of merely being such a holder, be subject to assessment or calls by MergeCo or its creditors for further payment on such shares.
“PCAOB” means the Public Company Accounting Oversight Board.
“Person” means an individual, corporation, company, partnership, limited partnership, limited liability company, syndicate, person (including a “person” as defined in Section 13(d)(3) of the Exchange Act), trust, association or entity or government, political subdivision, agency or instrumentality of a government.
“Redemption Rights” means the redemption rights provided for in the SPAC’s amended and restated memorandum and articles of association.
“Relevant Company” means a Relevant Company in the meaning of the Irish Takeover Panel Act, 1997.
“SEC” means the Securities and Exchange Commission.
“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“SPAC Class A Ordinary Shares” means SPAC’s Class A ordinary shares, par value $0.0001 per share.
“SPAC Class B Ordinary Shares” means SPAC’s Class B ordinary shares, par value $0.0001 per share.
“SPAC Ordinary Shares” means SPAC Class A Ordinary Shares and SPAC Class B Ordinary Shares.
“SPAC Private Warrants” means each warrant issued in private placements at the time of the consummation of the SPAC’s initial public offering (“IPO”), entitling the holder thereof to purchase one SPAC Class A Ordinary Share at an exercise price of $11.50 per share.
“SPAC Proxy Statement” means the proxy statement to be sent to shareholders of SPAC for the purpose of obtaining approval of the SPAC Proposals.
“SPAC Public Units” means the units issued in the IPO, with each unit issued therein including (a) one SPAC Class A Ordinary Share and (b) one-third of a warrant, with whole warrants entitling the holder thereof to purchase one SPAC Class A Ordinary Share at an exercise price of $11.50 per share.
“SPAC Public Warrants” means each warrant issued as a component of SPAC Public Units.
“SPAC Shareholder Redemption Amount” means the aggregate amount of cash proceeds required to satisfy any exercise by shareholders of SPAC of the Redemption Rights.
“SPAC Warrants” means the SPAC Public Warrants and the SPAC Private Warrants.
“Sponsor” means Twin Ridge Capital Sponsor, LLC, a Delaware limited liability company.

“Subsidiary” or “Subsidiaries” of any Person means, with respect to such Person, any Affiliate in which such Person, directly or indirectly, through one or more intermediaries owns or controls more than fifty percent (50%) of such Affiliate’s equity interests measured by voting power.
“Tax” or “Taxes” means (a) any and all U.S., Australian, Irish and other non-U.S. federal, state, local, provincial and other taxes, levies, duties, withholdings, assessments, fees or other charges in the nature of taxes, imposed, administered or collected by any Governmental Authority, including wage taxes, income taxes, corporate taxes, capital gains taxes, franchise taxes, sales taxes, use taxes, payroll taxes, employment taxes, withholding taxes, value added taxes, gross receipts taxes, turnover taxes, environmental taxes, car taxes, energy taxes, customs and other import or export duties, escheat or unclaimed property obligations, excise duties, transfer taxes or duties, property taxes, capital taxes or duties, social security or other similar contributions, together with all related interest, fines, penalties, costs, charges and surcharges, whether disputed or not, (b) any liability for any amounts of the type described in clause (a) of another Person by operation of Law (including under Treasury Regulations section 1.1502-6 or analogous U.S. state or local or non-U.S. Law), as a transferee or successor, by contract or otherwise.
“Transactions” means the Merger, the Scheme Acquisition and the other transactions contemplated by this Agreement and the Ancillary Agreements.
“Treasury Regulations” means the final or temporary regulations issued by the United States Department of Treasury pursuant to its authority under the Code, and any successor regulations.
“Trust Fund” means the trust account maintained pursuant to that certain Investment Management Trust Agreement, by and between Continental Stock Transfer & Trust Company (the “Trustee”) and SPAC, dated as of March 8, 2021 (such agreement, the “Trust Agreement”).
“Virtual Data Room” means the virtual data room established by the Company, access to which was given to SPAC in connection with its due diligence investigation of the Company relating to the Transactions.
SECTION 1.02 Further Definitions. The following terms have the meaning set forth in the Sections set forth below:
Agreement	Preamble
Book-Entry Shares	Section 2.03(b)
Cayman Companies Act	Preamble
Certificate of Merger	Section 2.02(a)(i)
Chosen Courts	Section 10.06
Claims	Section 6.02
Closing	Section 2.02(a)(i)
Closing Date	Section 2.02(a)(i)
Company	Preamble
Contracting Parties	Section 10.11
Corporations Act	Preamble
D&O Indemnified Persons	Section 7.04(b)
D&O Tail Insurance	Section 7.04(c)
DGCL	Preamble
ICA	Preamble
Intended Tax Treatment	Section 2.07
Letter of Transmittal	Section 2.03(b)
Lock-up Agreement	Preamble
MergeCo	Preamble
MergeCo Amended and Restated Memorandum and Articles of Association	Section 2.02(b)(iii)
MergeCo Board	Preamble
MergeCo Founder Warrant	Section 2.02(d)(iii)
Merger	Preamble
Merger Sub	Preamble
Merger Sub Board	Preamble

Nonparty Affiliates	Section 10.11
Outstanding Company Transaction Expenses	Section 2.05(a)
Outstanding SPAC Transaction Expenses	Section 2.05(b)
Parties	Preamble
Party	Preamble
Plan of Merger	Section 2.02(a)
Registration Rights Agreement	Preamble
SID	Preamble
Scheme Acquisition	Preamble
SPAC	Preamble
SPAC Board	Preamble
SPAC Merger Effective Time	Section 2.02(i)
Sponsor Support Agreement	Preamble
Surviving Company	Section 2.02(i)
Terminating Company Breach	Section 9.01(d)
Terminating SPAC Breach	Section 9.01(e)
Transfer Agent	Section 2.03(a)
Trust Distributions	Section 6.02
Unit Separation	Section 2.02(c)
Voting Agreement	Preamble
SECTION 1.03 Construction.
(a)
Unless the context of this Agreement otherwise requires, (i) words of any gender include each other gender, (ii) words using the singular or plural number also include the plural or singular number, respectively, (iii) the definitions contained in this agreement are applicable to the other grammatical forms of such terms, (iv) the terms “hereof,” “herein,” “hereby,” “hereto” and derivative or similar words refer to this entire Agreement, (v) the terms “Article,” “Section,” “Schedule” and “Exhibit” refer to the specified Article, Section, Schedule or Exhibit of or to this Agreement, (vi) the word “including” means “including without limitation,” (vii) the word “or” shall be disjunctive but not exclusive, (viii) references to agreements and other documents shall be deemed to include all subsequent amendments and other modifications thereto and (ix) references to any Law shall include all rules and regulations promulgated thereunder and references to any Law shall be construed as including all statutory, legal, and regulatory provisions consolidating, amending or replacing such Law.

(b)	The language used in this Agreement shall be deemed to be the language chosen by the Parties to express their mutual intent and no rule of strict construction shall be applied against any Party.
(c)
Whenever this Agreement refers to a number of days, such number shall refer to calendar days unless Business Days are specified, and when counting days, the date of commencement will not be included as a full day for purposes of computing any applicable time periods (except as otherwise may be required under any applicable Law). If any action is to be taken or given on or by a particular calendar day, and such calendar day is not a Business Day, then such action may be deferred until the next Business Day.

(d)
All accounting terms used herein and not expressly defined herein shall have the meanings given to them under GAAP for matters with respect to SPAC or Merger Sub, and IFRS with respect to the Company and MergeCo.

(e)
The phrases “provided to,” “furnished to,” “made available” and phrases of similar import when used herein, unless the context otherwise requires, means that a copy of the information or material referred to has been provided to the Party to which such information or material is to be provided or furnished (i) in the Virtual Data Room set up by the Company in connection with this Agreement or (ii) by delivery to such Party or its legal counsel via electronic mail or hard copy form, in each case no later than two (2) Business Days prior to the date hereof.

ARTICLE II
MERGER AND SCHEME ACQUISITION
SECTION 2.01 Scheme Acquisition.
(a)	Upon the terms and subject to the conditions set forth in the SID, the Company, SPAC and MergeCo shall consummate the Scheme Acquisition.
SECTION 2.02 Merger.
(a)	SPAC Merger Effective Time; Closing.
(i)
SPAC shall cause the Merger to be consummated (such consummation, the “Closing” and the date on which the Closing occurs, the “Closing Date”) by the filing of a plan of merger, in a form reasonably satisfactory to the Parties (with such modification, amendments or supplements thereto as may be required to comply with the Cayman Companies Act) (the “Plan of Merger”), along with all other documentation and declarations required under the Cayman Companies Act in connection with the Merger, to be duly executed and properly filed with the Cayman Islands Registrar of Companies, in accordance with the relevant provisions of the Cayman Companies Act. The Plan of Merger will have an effective time subject to, and immediately prior to, the consummation of the Scheme Acquisition (which, for the avoidance of doubt, shall be immediately prior to the issuance of the Scheme Consideration (as defined in the SID)) (such time, the “SPAC Merger Effective Time”). Upon the terms and subject to the conditions set forth in the SID and Article VIII, and in accordance with the Cayman Companies Act, at the SPAC Merger Effective Time, SPAC shall be merged with and into Merger Sub by operation of Law. As a result of the Merger, the separate corporate existence of SPAC shall cease and Merger Sub shall continue as the surviving corporation of the Merger (the “Surviving Company”) by operation of the laws of the Cayman Islands.

(ii)
At the SPAC Merger Effective Time, the effect of the Merger shall be as provided in the applicable provisions of the Cayman Companies Act, this Agreement and the Plan of Merger. Without limiting the generality of the foregoing, and subject thereto, at the SPAC Merger Effective Time, all of the assets, properties, rights, privileges, immunities, powers and franchises of SPAC shall vest in the Surviving Company by operation of law and all debts, liabilities, obligations and duties of SPAC shall become the debts, liabilities, obligations and duties of the Surviving Company by operation of law.

(b)	Memorandum and Articles of Association.
(i)
At the SPAC Merger Effective Time, the memorandum and articles of association of Merger Sub as the Surviving Company shall be amended and restated in such form as shall be mutually agreed by the Parties promptly after the execution of this Agreement, until thereafter amended as provided by Law and such amended and restated memorandum and articles of association.

(ii)
At the Closing, MergeCo’s existing memorandum and articles of association shall be amended and restated in the form of Exhibit B and, as so amended and restated, shall be the memorandum and articles of association of MergeCo, until thereafter amended as provided by Law and the memorandum and articles of association, which shall, among other matters, (A) provide that the name of MergeCo be changed to Carbon Revolution plc or such other name as is agreed by the Parties and (B) provide for the size and structure of the MergeCo Board as provided in accordance with Section 5.10 of the SID.

(c)
Unit Separation. At the SPAC Merger Effective Time, by virtue of the Merger and without any action on the part of any Party or the holder of any of their securities, the SPAC Class A Ordinary Shares and SPAC Public Warrants comprising each issued and outstanding SPAC Public Unit immediately prior to the SPAC Merger Effective Time, shall be automatically separated (the “Unit Separation”), and the holder thereof shall be deemed to hold such SPAC Public Units constituent parts; provided that no fractional SPAC Public Warrants, will be issued in connection with the Unit Separation such that if a holder of SPAC Public Units would be entitled to receive a fractional SPAC Public Warrant upon the Unit Separation, then the number of SPAC Public Warrants to be issued to such holder upon the Unit Separation shall be rounded down to the nearest whole number of SPAC Public Warrants.

(d)
Conversion of SPAC Securities. Subject to the terms of this Agreement, at the SPAC Merger Effective Time, by virtue of the Merger, the Cayman Companies Act, the ICA and without any action on the part of any Party or the holder of any of their securities (i) SPAC Class A Ordinary Shares, (ii) SPAC Class B Ordinary Shares, (iii) SPAC Public Warrants and (iv) SPAC Private Warrants, in each case, issued and outstanding immediately prior to the SPAC Merger Effective Time, shall be automatically cancelled, exchanged or adjusted (as applicable) as follows:

(i)	Each then issued and outstanding SPAC Class B Ordinary Share, shall convert automatically, on a one-for-one basis, into a share of SPAC Class A Ordinary Share (the “Pre-Merger Conversion”).
(ii)
Immediately after the Pre-Merger Conversion, each SPAC Class A Ordinary Share shall be automatically cancelled in exchange for one (1) validly issued, fully paid and non-assessable MergeCo Ordinary Share.

(iii)
Each SPAC Public Warrant shall be automatically exchanged to become to one (1) MergeCo Public Warrant. Each such MergeCo Public Warrant will be subject to substantially the same terms and conditions set forth in the warrant agreement pursuant to which such SPAC Public Warrant was issued immediately prior to the SPAC Merger Effective Time. Each SPAC Private Warrant shall be automatically exchanged to become one (1) MergeCo Public Warrant (each, a “MergeCo Founder Warrant”). Each such MergeCo Founder Warrant will be subject to substantially the same terms and conditions set forth in the warrant agreement pursuant to which such SPAC Private Warrant was issued immediately prior to the SPAC Merger Effective Time. The SPAC shall enter into customary warrant assumption documentation prior to the SPAC Merger Effective Time (“Warrant Assumption Documentation”).

(e)
Conversion of Merger Sub Shares. Each ordinary share of Merger Sub issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into and exchanged for one validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share, of the Surviving Company.

SECTION 2.03 Delivery of Shares.
(a)
On or prior to the Closing Date, the Company shall designate a transfer agent reasonably satisfactory to the SPAC (the “Transfer Agent”), as its agent, for purposes of exchanging MergeCo Ordinary Shares for SPAC Class A Ordinary Shares. MergeCo agrees to issue MergeCo Ordinary Shares as and to the extent required by this Agreement to the holders of SPAC Class A Ordinary Shares. MergeCo shall cause the Transfer Agent to effect the exchange of SPAC Class A Ordinary Shares for a number of MergeCo Ordinary Shares, each in accordance with the terms of this Agreement, and, to the extent applicable, customary transfer agent procedures and the rules and regulations of the Depository Trust Company. Outstanding MergeCo Class A Ordinary Shares exchanged into SPAC Class A Ordinary Shares in accordance with this Agreement will be deemed, from and after the SPAC Merger Effective Time, to evidence only the right to secure the consideration to which the holder thereof is entitled hereunder.

(b)
The consideration payable upon conversion of the SPAC Ordinary Shares shall be adjusted to reflect appropriately the effect of any stock split, reverse stock split, stock dividend, reorganization, recapitalization, reclassification, combination, exchange of shares or other like change with respect to SPAC Ordinary Shares occurring on or after the date hereof and prior to the SPAC Merger Effective Time.

(c)
None of the Transfer Agent, MergeCo or the Surviving Company shall be liable to any shareholder of SPAC for any such SPAC Ordinary Shares (or dividends or distributions with respect thereto) or cash delivered to a public official pursuant to any abandoned property, escheat or similar Law in accordance with this Section 2.03.

SECTION 2.04 Stock Transfer Books. At the SPAC Merger Effective Time, the stock transfer books of SPAC shall be closed and there shall be no further registration of transfers of SPAC Ordinary Shares thereafter on the records of SPAC. From and after the SPAC Merger Effective Time, the holders of certificates representing SPAC Ordinary Shares (“Certificates”) outstanding immediately prior to the SPAC Merger Effective Time shall cease to have any rights with respect to such SPAC Ordinary Shares, except as otherwise provided in this Agreement or by Law. On or after the SPAC Merger Effective Time, any Certificates presented to the Transfer Agent or MergeCo for any reason shall be converted into the consideration payable in respect of such Certificate in accordance with Section 2.02(d).

SECTION 2.05 Payment of Expenses.
(a)
No later than two (2) Business Days prior to the Closing Date, the Company shall provide to SPAC a certificate executed by an executive officer of the Company setting forth the Company’s calculation of all of the following fees, expenses and disbursements incurred by or on behalf of the Company, MergeCo or Merger Sub in connection with the preparation, negotiation and execution of this Agreement and the consummation of the transactions contemplated hereby (together with written invoices and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: (i) the fees and disbursements of outside counsel to the Company, MergeCo and Merger Sub incurred in connection with the Transactions, and (ii) the fees and expenses of any other agent, advisor, consultant, expert, financial advisor and other service providers engaged by the Company, MergeCo or Merger Sub in connection with the Transactions (collectively, the “Outstanding Company Transaction Expenses”). Prior to the Closing, SPAC shall have an opportunity to review the Outstanding Company Transaction Expenses and discuss such certificate with the persons responsible for its preparation, and the Company shall reasonably cooperate with SPAC in good faith to timely respond to any questions and consider in good faith any comments regarding the certificate of Outstanding Company Transaction Expenses. On the Closing Date, following the Closing, the Company shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding Company Transaction Expenses. For the avoidance of doubt, the Outstanding Company Transaction Expenses shall not include any fees and expenses of the Company’s shareholders.

(b)
No later than two (2) Business Days prior to the Closing Date, SPAC shall provide to the Company a certificate executed by an executive officer of SPAC setting forth SPAC’s calculation of all of the following fees, expenses and disbursements incurred by or on behalf of SPAC (together with written invoices, vendor names, reasonable descriptions of services of vendors, the costs and expenses for each vendor and wire transfer instructions for the payment thereof), solely to the extent such fees and expenses are incurred and expected to remain unpaid as of the close of business on the Business Day immediately preceding the Closing Date: all fees and expenses incurred in connection with, or otherwise related to, the Transactions, the negotiation and preparation of this Agreement, the Ancillary Agreements and the other documents contemplated hereby and the performance and compliance with all agreements and conditions contained herein and therein, or otherwise in connection with SPAC’s operations or organization, including the fees, expenses and disbursements of legal counsel, auditors, accountants and notaries; due diligence expenses; advisory and consulting fees (including financial advisors) and expenses; and other third-party fees, in each case of SPAC (collectively, the “Outstanding SPAC Transaction Expenses”). Prior to the Closing, the Company shall have an opportunity to review the Outstanding SPAC Transaction Expenses and discuss such certificate with the persons responsible for its preparation, and SPAC shall reasonably cooperate with the Company in good faith to timely respond to any questions and consider in good faith any comments regarding the certificate of Outstanding SPAC Transaction Expenses. On the Closing Date following the Closing, SPAC shall pay or cause to be paid by wire transfer of immediately available funds all such Outstanding SPAC Transaction Expenses up to an amount equal to $20 million. In such case that the amount of Outstanding SPAC Transaction Expenses is greater than $20 million, the Parties shall work together in good faith (including through having discussions with the applicable vendors) in order to reduce such amount to be no greater than $20 million.

SECTION 2.06 Closing Deliverables. Prior to 8:00am (Melbourne time) on the Second Court Date:
(a)	The Company shall deliver (or cause to be delivered) to SPAC:
(i)	the Registration Rights Agreement, duly executed by MergeCo and each of the Persons set forth on Schedule 1 (other than the holders of equity securities of SPAC prior to the Closing); and
(ii)
each other Ancillary Agreement to be executed after the date of this Agreement by the Company, MergeCo or Merger Sub or any of their respective Affiliates, duly executed by the Company, MergeCo or Merger Sub or their respective Affiliates, as applicable

(b)	SPAC shall deliver (or cause to be delivered) to the Company:
(i)	the Registration Rights Agreement, duly executed by each of the Persons set forth on Schedule 1 (other than the holders of equity securities of the Company prior to the Closing).
SECTION 2.07 Tax Treatment of Scheme Acquisition and SPAC Merger. The Parties intend and hereto agree that for U.S. federal income tax purposes (and any applicable U.S. state and local income Tax purposes), (a) the Scheme Acquisition shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code, (b) the Unit Separation will not be a taxable event, (c) the SPAC Merger shall be treated as a “reorganization” within the meaning of Section 368(a) of the Code, and (d) in the event the shareholders of the Company are in “control” (within the meaning of Section 368(c) of the Code) of MergeCo immediately after the Scheme Acquisition, the Scheme Acquisition shall be treated as a transaction described in Section 351(a) of the Code (the “Intended Tax Treatment”). The Parties agree that this Agreement shall constitute a “plan of reorganization” with respect to the Scheme Acquisition, and a “plan of reorganization” with respect to the SPAC Merger, in each case, within the meaning of Treasury Regulations Section 1.368-2(g). In connection with the preparation and filing of the MergeCo Registration Statement / Proxy Statement or the SEC’s review thereof, or a tax opinion with respect to the U.S. federal income tax consequences of the Transactions provided for purposes of the preparation and filing of the MergeCo Registration Statement / Proxy Statement, each Party shall use reasonable best efforts to execute and deliver customary tax representation letters in support of the Intended Tax Treatment as their respective tax advisors may reasonably request in form and substance reasonably satisfactory to such advisor.
SECTION 2.08 Withholding. Notwithstanding anything in this Agreement to the contrary, SPAC, MergeCo and Merger Sub shall be entitled to deduct and withhold from any consideration payable to any Person pursuant to this Agreement any amount required to be deducted or withheld under applicable Law; provided, however, that the Parties agree to reasonably cooperate to eliminate or mitigate any such deductions or withholding Taxes. To the extent that any such amounts are deducted or withheld by SPAC, MergeCo or Merger Sub, as the case may be, and remitted to the appropriate Governmental Authority, such deducted or withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction or withholding was made.
SECTION 2.09 Liquidation of the Surviving Company. As soon as is reasonably practicable after the SPAC Merger Effective Time, and subject to and upon the terms and conditions of this Agreement and the applicable provisions of the Cayman Companies Act, the Surviving Company Liquidation shall be consummated and all assets of Surviving Company shall be transferred to MergeCo and all liabilities of Surviving Company shall be assumed by MergeCo. In connection with the Surviving Company Liquidation, all of the property, rights, privileges, powers, franchises, debts, liabilities, and duties of Surviving Company shall be assumed by MergeCo.
ARTICLE III
REPRESENTATIONS AND WARRANTIES REGARDING THE COMPANY
The Company hereby represents and warrants to SPAC, MergeCo and Merger Sub as follows:
SECTION 3.01 Representations and Warranties. The representations and warranties set forth in Schedule 3 under the heading “Carbon Revolution Representations and Warranties” of the SID are incorporated herein by reference.
SECTION 3.02 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article III, the Company hereby expressly disclaims and negates any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to the Company, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective representatives by, or on behalf of, the Company, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither the Company nor any other person on behalf of the Company has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the Company (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective representatives or any other person, and that any such representations or warranties are expressly disclaimed.

ARTICLE IV
REPRESENTATIONS AND WARRANTIES OF SPAC
SPAC hereby represents and warrants to the Company, MergeCo and Merger Sub as follows:
SECTION 4.01 Representations and Warranties. The representations and warranties set forth in Schedule 2 under the heading “SPAC Representations and Warranties” of the SID are incorporated herein by reference.
SECTION 4.02 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article IV, SPAC hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to SPAC, its affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to the Company, its affiliates (including MergeCo and Merger Sub) or any of their respective representatives by, or on behalf of, SPAC, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, neither SPAC nor any other person on behalf of SPAC has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to the Company, its affiliates (including MergeCo and Merger Sub) or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of SPAC (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to the Company, its affiliates or any of their respective representatives or any other person, and that any such representations or warranties are expressly disclaimed.
ARTICLE V
REPRESENTATIONS AND WARRANTIES OF MERGECO AND MERGER SUB
MergeCo and Merger Sub hereby represent and warrant to SPAC as follows:
SECTION 5.01 Representations and Warranties. The representations and warranties set forth in Schedule 4 under the heading “MergeCo Representations and Warranties” of the SID are incorporated herein by reference.
SECTION 5.02 Organization. Merger Sub is a company duly organized, validly existing and in good standing (insofar as such concept exists in the relevant jurisdiction) under the laws of the jurisdiction of its incorporation and has the requisite corporate power and authority and all necessary governmental approvals to own, lease and operate its properties and to carry on its business as it is now being conducted.
SECTION 5.03 Organization Documents. Merger Sub has heretofore furnished to SPAC complete and correct copies of the certificate of incorporation and memorandum and articles of association of Merger Sub as of the date of this Agreement. The certificate of incorporation and memorandum and articles of association of Merger Sub are in full force and effect and Merger Sub is not in violation of any of the provisions of such organizational documents.
SECTION 5.04 Capitalization.
(a)	As of the date hereof, the authorized share capital of Merger Sub consists of one ordinary share, par value $1.00.
(b)
As of the date of this Agreement, MergeCo owns 100% of the issued and outstanding shares of Merger Sub free and clear of all Liens, options, rights of first refusal and limitations on voting or transfer rights other than transfer restrictions under applicable securities laws and Merger Sub’s organizational documents. All such shares of common stock of Merger Sub are validly issued, fully paid and non-assessable.

(c)
As of the date of this Agreement, there are no options, warrants, preemptive rights, calls, convertible securities, conversion rights or other rights, agreements, arrangements or commitments of any character relating to the issued or unissued share capital of Merger Sub or obligating Merger Sub to issue or sell any shares of, or other equity or voting interests in, or any securities convertible into or exchangeable or exercisable for shares of , or other equity or other voting interests in, Merger Sub. As of the date of this Agreement, Merger Sub is not a party to, or otherwise bound by, and Merger Sub has not granted, any equity appreciation rights, participations, phantom equity, restricted shares, restricted share units, performance shares, contingent value rights or similar securities or rights that are derivative of, or provide economic benefits based, directly or indirectly, on the value or price of, any shares of, or other securities or ownership interests in, Merger Sub. As of the date of this Agreement, there are no voting trusts, voting agreements, proxies, shareholder agreements or other agreements to which Merger Sub is a party, or to the Company’s knowledge, among any holder of shares of Merger Sub to which Merger Sub is not a party, with respect to the voting or transfer of such shares of Merger Sub.
SECTION 5.05 Authority Relative to This Agreement. Merger Sub has all necessary power and authority to execute and deliver this Agreement and each Ancillary Agreement to which it is a party, to perform its obligations hereunder and thereunder, subject to the adoption of this Agreement by MergeCo as the sole shareholder of Merger Sub, to consummate the Transactions. The execution and delivery of this Agreement and such Ancillary Agreements to which Merger Sub is a party and the consummation by Merger Sub of the Transactions have been duly and validly authorized by all necessary corporate action, and no other corporate proceedings on the part of Merger Sub are necessary to authorize this Agreement other than the adoption of this Agreement by MergeCo as the sole shareholder of Merger Sub, each such Ancillary Agreement to which it is a party or to consummate the Transactions. This Agreement and each such Ancillary Agreement have been duly and validly executed and delivered by Merger Sub and, assuming due authorization, execution and delivery by the Company, MergeCo and SPAC, constitutes a legal, valid and binding obligation of Merger Sub, enforceable against Merger Sub in accordance with its terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors’ rights generally, by general equitable principles.
SECTION 5.06 No Conflict; Required Filings and Consents.
(a)
The execution and delivery by Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Merger Sub will not, (i) conflict with or violate the memorandum and articles of association of Merger Sub, (ii) assuming that all consents, approvals, authorizations and other actions described in Section 5.06(b) have been obtained and all filings and obligations described in Section 5.06(b) have been made, conflict with or violate any Law, rule, regulation, order, judgment or decree applicable to Merger Sub or by which any of its property or assets are bound or affected or (iii) result in any breach of, or constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, or result in the creation of a Lien on any property or asset of Merger Sub pursuant to, any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any of its property or assets is bound or affected, except, with respect to clauses (ii) and (iii), for any such conflicts, violations, breaches, defaults or other occurrences which would not have or reasonably be expected to have a Material Adverse Effect.

(b)
The execution and delivery by Merger Sub of this Agreement and each Ancillary Agreement to which it is a party does not, and the performance of this Agreement and each such Ancillary Agreement by Merger Sub will not, require any consent, approval, authorization or permit of, or filing with or notification to, any Governmental Authority, except (i) for applicable requirements, if any, of the Exchange Act, blue sky Laws and state takeover laws, any Laws that are designed to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade, if any, and filing and recordation of appropriate Merger documents as required by the Cayman Companies Act, as the case may be, and (ii) where the failure to obtain such consents, approvals, authorizations or permits, or to make such filings or notifications, would not, individually or in the aggregate, prevent or materially delay consummation of any of the Transactions or otherwise prevent Merger Sub from performing its material obligations under this Agreement and each such Ancillary Agreement.

SECTION 5.07 Compliance. Merger Sub is not, nor has been, in conflict with, or in default, breach or violation of, (a) any Law applicable to Merger Sub or by which any property or asset of Merger Sub is bound or affected, or (b) any note, bond, mortgage, indenture, contract, agreement, lease, license, permit, franchise or other instrument or obligation to which Merger Sub is a party or by which Merger Sub or any property or asset of Merger Sub is bound, except, in each case, for any such conflicts, defaults, breaches or violations that would not have or reasonably be expected to have a Material Adverse Effect. Merger Sub is in possession of all material franchises, grants, authorizations, licenses, permits, easements, variances, exceptions, consents, certificates, approvals and orders of any Governmental Authority necessary for Merger Sub to own, lease and operate their respective properties or to carry on their respective businesses as they are now being conducted.

SECTION 5.08 Board Approval; Vote Required.
(a)
The Merger Sub Board has, by resolutions duly adopted by written consent and not subsequently rescinded or modified in any way, duly (i) determined that this Agreement and the Transactions are fair to and in the best interests of Merger Sub and MergeCo (as the sole shareholder of Merger Sub), (ii) approved this Agreement and the Transactions and declared their advisability and (iii) recommended that MergeCo (as the sole shareholder of Merger Sub) approve and adopt this Agreement and approve the Transactions and directed that this Agreement and the Transactions be submitted for consideration and approval by MergeCo (as the sole shareholder of Merger Sub).

(b)	The only shareholder vote of Merger Sub that is necessary to approve this Agreement and the Transactions is the affirmative vote of MergeCo as sole shareholder of Merger Sub.
SECTION 5.09 No Prior Operations of Merger Sub; Post-Closing Operations. Merger Sub was formed for the sole purposes of entering into this Agreement and the Ancillary Agreements to which it is party and engaging in the Transactions. Since the date of formation of Merger Sub, Merger Sub has not engaged in any business or activities whatsoever, nor incurred any liabilities, except in connection with this Agreement, the Ancillary Agreements or in furtherance of the Transactions. Merger Sub has no employees or liabilities under any Employee Benefit Plan.
SECTION 5.10 Brokers. No broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transactions based upon arrangements made by or on behalf of Merger Sub.
SECTION 5.11 MergeCo Registration Statement / Proxy Statement. None of the information relating to Merger Sub supplied by Merger Sub in writing for inclusion in the MergeCo Registration Statement / Proxy Statement will, as of the date the MergeCo Registration Statement / Proxy Statement is declared effective, as of the date the MergeCo Registration Statement / Proxy Statement (or any amendment or supplement thereto) is first mailed to the shareholders of SPAC, at the time of the meeting of the shareholders of SPAC to approve and adopt this Agreement and the Merger, or at the SPAC Merger Effective Time, contain any misstatement of a material fact or omission of any material fact necessary to make the statements therein, in light of the circumstances under which they are made, not misleading; provided, however, Merger Sub makes no representations with respect to any forward-looking statements supplied by or on behalf of Merger Sub for inclusion in, or relating to information to be included in, the MergeCo Registration Statement / Proxy Statement.
SECTION 5.12 Exclusivity of Representations and Warranties. Except as otherwise expressly provided in this Article V, each of MergeCo and Merger Sub hereby expressly disclaims and negates, any other express or implied representation or warranty whatsoever (whether at Law or in equity) with respect to MergeCo, Merger Sub, their affiliates, and any matter relating to any of them, including their affairs, the condition, value or quality of the assets, liabilities, financial condition or results of operations, or with respect to the accuracy or completeness of any other information made available to SPAC, its affiliates or any of their respective representatives by, or on behalf of, the MergeCo or Merger Sub, and any such representations or warranties are expressly disclaimed. Without limiting the generality of the foregoing, except as expressly set forth in this Agreement, none of MergeCo, Merger Sub nor any other person on behalf of MergeCo or Merger Sub has made or makes, any representation or warranty, whether express or implied, with respect to any projections, forecasts, estimates or budgets made available to SPAC, its affiliates or any of their respective representatives of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of the MergeCo or Merger Sub (including the reasonableness of the assumptions underlying any of the foregoing), whether or not included in any management presentation or in any other information made available to SPAC, its affiliates or any of their respective representatives or any other person, and that any such representations or warranties are expressly disclaimed.
ARTICLE VI
CONDUCT OF BUSINESS
SECTION 6.01 Conduct of Business by the Company and MergeCo. The covenants set forth in Sections 5.6 and 5.7 of the SID are incorporated herein by reference.
SECTION 6.02 Claims Against Trust Fund. Each of the Company, MergeCo and Merger Sub agrees that, notwithstanding any other provision contained in this Agreement, the Company, MergeCo and Merger Sub do not now have, and shall not at any time prior to the SPAC Merger Effective Time have, any right, title, interest or claim to, or make any claim against of any kind, in or to any assets in the Trust Fund (or distributions therefrom to (a) the shareholders of SPAC upon the redemption of their shares and (b) the underwriters of SPAC’s initial public offering in respect of their deferred underwriting commissions held in the Trust Fund, in each case as set forth in the Trust Agreement (collectively, the “Trust Distributions”)), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between the Company, MergeCo or Merger Sub on the one hand, and SPAC on the other hand, this Agreement, or any other discussion, contract or agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability (any and all such claims are collectively referred to in this Section 6.02 as the “Claims”). Notwithstanding any other provision contained in this Agreement, each of the Company, MergeCo and Merger Sub hereby irrevocably waives (on behalf of itself and its Affiliates) any Claim they may have, now or in the future and will not seek recourse against the Trust Fund (including the Trust Distributions) for any reason whatsoever in respect thereof. Each of the Company, MergeCo and Merger Sub acknowledges and agrees that such irrevocable waiver is material to this Agreement and specifically relied upon by SPAC and its Affiliates to induce SPAC to enter into this Agreement, and each of the Company, MergeCo and Merger Sub further intends and understands such irrevocable waiver to be valid, binding and enforceable against such Party and each of its Affiliates under applicable Law. To the extent that the Company, MergeCo or Merger Sub or any of their respective Affiliates commences any Action based upon, in connection with, relating to or arising out of any matter relating to SPAC or its representatives, which proceeding seeks, in whole or in part, monetary relief against SPAC or its representatives, each of the Company, MergeCo and Merger Sub hereby acknowledges and agrees that its and its Affiliates’ sole remedy shall be against funds held outside of the Trust Fund and that such claim shall not permit such Party or any of its Affiliates (or any Person claiming on any of their behalves or in lieu of them) to have any claim against the Trust Fund (including any Trust Distributions) or any amounts contained therein. Notwithstanding the foregoing, nothing herein will limit or prohibit the Company, MergeCo or Merger Sub from pursuing a claim against SPAC or any other person (a) for legal relief against monies or other assets of SPAC held outside of the Trust Fund or for specific performance or other equitable relief in connection with the Transactions (but excluding (A) restitution, disgorgement or other equitable relief to the extent affecting funds in the Trust Fund or (B) the Trust Distributions to the shareholders of SPAC or any assets purchased or acquired with such funds) or (b) for damages for breach of this Agreement against SPAC (or any successor entity) in the event this Agreement is terminated for any reason and SPAC consummates a business combination transaction with another party. In the event that the Company, MergeCo or Merger Sub commences any Action against or involving the Trust Fund in violation of the foregoing, SPAC shall be entitled to recover from the Company, MergeCo or Merger Sub, as applicable, the associated reasonable legal fees and costs in connection with any such Action, in the event SPAC prevails in such Action. This Section 6.02 shall survive termination of this Agreement for any reason and continue indefinitely.
ARTICLE VII
ADDITIONAL AGREEMENTS
SECTION 7.01 Registration Statement; SPAC Shareholders’ Meeting; Board Recommendation. The covenants set forth in Section 5.2(aa), Section 5.3(p)-(q), Section 5.4(a) and Section 5.12 of the SID are incorporated herein by reference.
SECTION 7.02 Access to Information; Confidentiality. The covenants set forth in Section 9 of the SID are incorporated herein by reference.
SECTION 7.03 Exclusivity. The covenants set forth in Section 10 of the SID are incorporated herein by reference.
SECTION 7.04 Directors’ and Officers’ Indemnification.
(a)	The covenants set forth in Section 7 of the SID are incorporated herein by reference.
(b)
The Parties agree that all rights to exculpation, indemnification and advancement of expenses existing in favor of the current or former directors and officers of SPAC and each Person who served as a director, officer, member, trustee or fiduciary of another corporation, partnership, joint venture, trust, pension or other employee benefit plan or enterprise at the request of SPAC (the “D&O Indemnified Persons”) as provided in the SPAC’s organizational documents or under any agreement relating to the exculpation or indemnification of, or advancement of expenses to, any D&O Indemnified Person, as in effect on the date of this Agreement, shall survive the Closing and continue in full force and effect in accordance with their respective terms to the extent permitted by applicable Law, and Surviving Company and MergeCo shall honor all such rights to exculpation, indemnification, and advancement to the fullest extent permitted by Law. For a period of six (6) years after the SPAC Merger Effective Time, the Surviving Company shall, and MergeCo shall cause the Surviving Company to, ensure that the organizational documents of Surviving Company and its Subsidiaries contain provisions no less favorable with respect to exculpation and indemnification of and advancement of expenses to D&O Indemnified Persons than are set forth as of the date of this Agreement in the organizational documents SPAC to the extent permitted by applicable Law with regard to matters involving actual or alleged pre-Closing acts, errors, or omissions by any D&O Indemnified Persons. The provisions of this Section 7.04 shall survive the consummation of the Transactions and are intended to be for the benefit of, and shall be enforceable by, each of the D&O Indemnified Persons and their respective heirs and representatives.
(c)
For the benefit of each of SPAC’s directors and officers, SPAC shall be permitted prior to the SPAC Merger Effective Time to obtain and fully pay (which shall be deemed to constitute an “Outstanding SPAC Transaction Expense” for purposes of the $20 million cap set forth in Section 2.05(b)) the premium for a “tail” insurance policy that provides coverage for up to a six-year period from and after the SPAC Merger Effective Time for events occurring prior to the SPAC Merger Effective Time (the “D&O Tail Insurance”).

SECTION 7.05 Notification of Certain Matters. The Company shall give prompt notice to SPAC, and SPAC shall give prompt notice to the Company, of any event which a Party becomes aware of between the date of this Agreement and the Closing (or the earlier termination of this Agreement in accordance with Article IX), the occurrence or non-occurrence of which causes or would reasonably be expected to cause any of the conditions set forth in Article VIII to fail.
SECTION 7.06 Further Action; Reasonable Best Efforts. The covenants set forth in Sections 5.1 through 5.5 of the SID are incorporated herein by reference. In addition, SPAC and the Company shall use their reasonable best efforts to extend the SPAC’s deadline for completing a business combination to a date not earlier than the date of Closing, as necessary, including through the payment of associated costs and expenses, subject to the limitations set forth in Section 9.03.
SECTION 7.07 Conversion of MergeCo to Public Limited Company. Prior to Closing, MergeCo will convert from a private limited company to a public limited company.
SECTION 7.08 Public Announcements. The covenants set forth in Section 8.2 of the SID are incorporated herein by reference.
SECTION 7.09 Stock Exchange Listing. From the date of this Agreement through the SPAC Merger Effective Time, the Parties shall use reasonable best efforts to ensure that SPAC remains listed as a public company on, and for SPAC Class A Ordinary Shares to be tradable over, the New York Stock Exchange or the Nasdaq Capital Market. From the date of this Agreement through the Closing, the Parties shall use reasonable best efforts to have MergeCo Ordinary Shares and MergeCo Public Warrants listed on either the New York Stock Exchange or the Nasdaq Capital Market as of the Closing. SPAC and MergeCo shall take all necessary and required action so that MergeCo is only deemed a Relevant Company and listed on either the New York Stock Exchange or the Nasdaq Capital Market immediately following both (a) the issuance of the MergeCo Ordinary Shares and MergeCo Public Warrants pursuant to the Merger; and (b) the issuance of the Scheme Consideration (as defined in the SID) pursuant to the SID).
SECTION 7.10 Trust Fund. At least seventy-two (72) hours prior to the Closing, SPAC shall provide notice to the Trustee in accordance with the Trust Agreement and shall deliver any other documents, opinions or notices required to be delivered to the Trustee pursuant to the Trust Agreement and cause the Trustee prior to the Closing to, and the Trustee shall thereupon be obligated to, transfer all funds held in the Trust Fund to SPAC and thereafter shall cause the Trust Fund and the Trust Agreement to terminate; provided, however that the liabilities and obligations of SPAC due and owing or incurred at or prior to the Closing shall be paid as and when due, including all amounts payable (a) to shareholders of SPAC who shall have exercised their Redemption Rights, (b) with respect to filings, applications and/or other actions taken pursuant to this Agreement required under Law, (c) to the Trustee for fees and costs incurred in accordance with the Trust Agreement, and (d) to third parties (e.g., professionals, printers, etc.) who have rendered services to SPAC in connection with its efforts to effect the Transactions.
SECTION 7.11 Incentive Equity Plan and Purchase Plan. The covenants set forth in Section 5.2(p) of the SID are incorporated herein by reference.
SECTION 7.12 No Transfer of MergeCo Shares. Prior to the Closing, except as otherwise contemplated by this Agreement or the SID, other than with the prior written consent of SPAC, MergeCo and the MergeCo Board shall refuse to register the transfer or purported transfer of any share in the capital of MergeCo.

SECTION 7.13 MergeCo and Merger Sub Obligations. For each instance in which MergeCo or Merger Sub has an obligation or covenant under this Agreement, the Company shall cause MergeCo or Merger Sub, as applicable, to perform such obligation or covenant and shall be responsible for any failure or breach thereof by MergeCo or Merger Sub.
ARTICLE VIII
CONDITIONS TO THE TRANSACTIONS
SECTION 8.01 Conditions to the Obligations of Each Party. The obligations of the Company, SPAC, MergeCo and Merger Sub to consummate the Transactions are subject to the satisfaction or waiver (where permissible) prior to the time they are required to be satisfied or waived (where permissible) under the SID of the following conditions:
(a)
Scheme. Each of the conditions precedent to the Scheme (as defined in the SID) as set out in Section 3.1 of the SID shall have been satisfied or waived in accordance with the terms of the SID and the Scheme Acquisition shall be effective subject only to the filing by the Company of an office copy of the order of the Court (as defined in the SID) with the Australian Securities and Investments Commission approving the Scheme Acquisition in accordance with section 411(10) of the Corporations Act.

SECTION 8.02 Frustration of Closing Conditions. None of the Company, SPAC, MergeCo or Merger Sub may rely, either as a basis for not consummating the Transactions or terminating this Agreement and abandoning the Merger on the failure of any condition set forth in this Article VIII to be satisfied if such failure was caused by such party’s breach of this Agreement.
ARTICLE IX
TERMINATION, AMENDMENT AND WAIVER
SECTION 9.01 Termination. This Agreement may be validly terminated, and the Transactions may be abandoned at any time prior to the SPAC Merger Effective Time, notwithstanding any requisite approval and adoption of this Agreement and the Transactions by the shareholders of SPAC, as follows:
(a)	by mutual written consent of SPAC and the Company; or
(b)	if the SID has been terminated in accordance with its terms.
SECTION 9.02 Effect of Termination. Subject to Section 12 of the SID and Section 9.03 below, in the event of the valid termination of this Agreement pursuant to Section 9.01, this Agreement shall forthwith become void, and there shall be no liability under this Agreement on the part of any Party. The provisions of Sections 6.02, 7.02 (with respect to confidentiality), 7.07 and 9.03, Article X and this Section 9.02, and any other Section or Article of this Agreement referenced in such provisions, to the extent required to survive in order to give appropriate effect to such provisions, shall in each case survive any termination of this Agreement.
SECTION 9.03 Expenses. Except as set forth in this Section 9.03 or as otherwise set forth in this Agreement and subject to Section 11 of the SID (which shall prevail over the terms of this Section 9.03 in the event of any conflict), all expenses incurred in connection with this Agreement and the Transactions shall be paid by the Party incurring such expenses, provided, (a) whether the Closing occurs or not: (i) SPAC and the Company shall each equally (on a 50/50 basis) be responsible for SEC and other U.S. regulatory filing or approval fees incurred in connection with the Transactions, including filing fees related to the MergeCo Registration Statement / Proxy Statement and (ii) the Company shall be responsible for all cost and expenses (including any payments to the Trust Fund that are necessary or advisable in order to incentivize non-redemptions from shareholders of the SPAC in order for the SPAC to remain listed) related to the extension of SPAC’s business combination deadline (with such costs and expenses being paid by the Company on a monthly basis or other longer reasonably necessary period as mutually determined by the Parties, at least ten days prior to the beginning of each such month or other period in which such costs and expenses are to be incurred), up to $1,500,000, and SPAC shall be solely responsible for any such costs and expenses greater than such amount and (b) if the Closing occurs, then all unpaid Company Transaction Expenses and all unpaid Outstanding SPAC Transaction Expenses shall be paid in accordance with Section 2.05.
SECTION 9.04 Amendment. This Agreement may be amended in writing by the Parties at any time prior to the Closing (notwithstanding any shareholder approval); provided, however, that after approval of the Merger by the SPAC shareholders or Merger Sub’s shareholder, no amendment shall be made which, pursuant to applicable Law, requires further approval by such shareholders without such further approval. This Agreement may not be amended except by an instrument in writing signed by each of the Parties.

SECTION 9.05 Waiver. At any time prior to the Closing, (a) SPAC may (i) extend the time for the performance of any obligation or other act of the Company, MergeCo or Merger Sub, (ii) waive any inaccuracy in the representations and warranties of the Company, MergeCo or Merger Sub contained herein or in any document delivered by the Company, MergeCo or Merger Sub pursuant hereto and (iii) waive compliance with any agreement of the Company, MergeCo or Merger Sub or any condition to its own obligations contained herein and (b) the Company may (i) extend the time for the performance of any obligation or other act of SPAC, (ii) waive any inaccuracy in the representations and warranties of SPAC, contained herein or in any document delivered by SPAC pursuant hereto and (iii) waive compliance with any agreement of SPAC or any condition to its own obligations contained herein. Any such extension or waiver shall be valid if set forth in an instrument in writing signed by the Party or Parties to be bound thereby. Any such waiver shall constitute a waiver only with respect to the specific matter described in such writing and shall in no way impair the rights of the Party granting such waiver in any other respect or at any other time. Neither the waiver by any of the Parties of a breach of or a default under any of the provisions of this Agreement, nor the failure by any of the Parties, on one or more occasions, to enforce any of the provisions of this Agreement or to exercise any right or privilege hereunder, shall be construed as a waiver of any other breach or default of a similar nature, or as a waiver of any of such provisions, rights or privileges hereunder. The rights and remedies herein provided are cumulative and are not exclusive of any rights or remedies that each Party may otherwise have at law or in equity.
ARTICLE X
GENERAL PROVISIONS
SECTION 10.01 Notices. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given upon receipt) by delivery in person, by email (receipt confirmed by a non-automated response) or by registered or certified mail or overnight carrier (postage prepaid, return receipt requested) to the respective Parties at the following addresses (or at such other address for a Party as shall be specified in a notice given in accordance with this Section 10.01):
If to SPAC:	with copies (which shall not constitute notice) to:

Twin Ridge Capital Acquisition Corp.	Peter Seligson
999 Vanderbilt Beach Road, Suite 200	Kirkland & Ellis
Naples, FL 34108	601 Lexington Avenue
Attention: William P Russell, Jr; Sanjay	New York, NY 10022
Morey	Email: peter.segilson@kirkland.com;
Email: wrussell@twinridgecapital.com;
smorey@twinridgecapital.com	and

Adam Larson; Rami Totari
Kirkland & Ellis
609 Main St
Houston, TX 77002
Email: adam.larson@kirkland.com;
rami.totari@kirkland.com
If to the Company, MergeCo or Merger Sub:	with copies (which shall not constitute notice) to:

Carbon Revolution Limited	Jocelyn M. Arel
75 Pigdons Road, Warn Ponds	100 Northern Avenue
VIC 3126 Australia	Boston, MA 02210
Attention: David Nock	Email: jarel@goodwinlaw.com
Email: david.nock@carbonrev.com
and

Jeffrey Letalien
620 Eighth Avenue
New York, NY 10018
Email: jletalien@goodwinlaw.com

SECTION 10.02 Nonsurvival of Representations, Warranties and Covenants. None of the representations, warranties, covenants, obligations or other agreements in this Agreement or in any certificate, statement or instrument delivered pursuant to this Agreement, including any rights arising out of any breach of such representations, warranties, covenants, obligations, agreements and other provisions, shall survive the Closing and all such representations, warranties, covenants, obligations or other agreements shall terminate and expire upon the occurrence of the Closing (and there shall be no liability after the Closing in respect thereof), except for (a) those covenants and agreements contained herein that by their terms expressly apply in whole or in part after the Closing and then only with respect to any breaches occurring after the Closing and (b) this Article X and any corresponding definitions set forth in Article I.
SECTION 10.03 Severability. If any term or other provision of this Agreement is held to be invalid, illegal or incapable of being enforced by any rule of law, or public policy, in whole or in part, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the Transactions be consummated as originally contemplated to the fullest extent possible.
SECTION 10.04 Entire Agreement; Assignment. This Agreement and the Ancillary Agreements constitute the entire agreement among the Parties with respect to the subject matter hereof and supersede all prior and contemporaneous agreements and undertakings, both written and oral, among the Parties, or any of them, with respect to the subject matter hereof, except for the Confidentiality Agreement (as defined in the SID). No Party shall assign, grant or otherwise transfer the benefit of the whole or any part of this Agreement or any of the rights hereunder (whether pursuant to a merger, by operation of Law or otherwise) by any Party without the prior express written consent of the other Parties.
SECTION 10.05 Parties in Interest. This Agreement shall be binding upon and inure solely to the benefit of each Party, and nothing in this Agreement, express or implied, is intended to or shall confer upon any other Person any right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, other than Section 7.04 (which is intended to be for the benefit of the Persons covered thereby and may be enforced by such Persons).
SECTION 10.06 Governing Law. This Agreement and all claims and causes of action arising hereunder shall be governed by, and construed in accordance with, the laws of the State of Delaware applicable to contracts executed in and to be performed in that State with the exception of (and to the extent mandatorily required) any provisions relating to the shares issuances and governance and administration of MergeCo, which shall be governed as to their validity, interpretation and performance by the laws of Ireland and provisions relating to the Scheme Acquisition and governance and administration of the Company that are required to be governed by the laws of Australia. Each of the Parties hereby irrevocably and unconditionally consents and submits to the exclusive jurisdiction and venue of the Delaware Court of Chancery or, if (and only if) the Delaware Court of Chancery declines to accept jurisdiction over a particular matter, any Federal court of the United States of America sitting in the State of Delaware, and any appellate courts therefrom (collectively, the “Chosen Courts”). Each of the Parties further agrees that notice as provided herein shall constitute sufficient service of process and the Parties further waive any argument that such service is insufficient. Each of the Parties hereby irrevocably and unconditionally waives, and agrees not to assert, by way of motion or as a defense, counterclaim or otherwise, in any Action arising out of or relating to this Agreement or the Transactions, (i) any claim that it is not personally subject to the jurisdiction of the Chosen Court as described herein for any reason, (ii) that it or its property is exempt or immune from jurisdiction of any Chosen Court or from any legal process commenced in the Chosen Courts (whether through service of notice, attachment prior to judgment, attachment in aid of execution of judgment, execution of judgment or otherwise) and (iii) that (A) the Action in any such court is brought in an inconvenient forum, (B) the venue of such Action is improper or (C) this Agreement, or the subject matter hereof, may not be enforced in or by such courts. In the event any provision of any Ancillary Agreement in any way conflicts with the provisions of this Agreement (except where a provision therein expressly provides that it is intended to take precedence over this Agreement), this Agreement shall control.
SECTION 10.07 Waiver of Jury Trial. EACH OF THE PARTIES HEREBY WAIVES TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW ANY RIGHT IT MAY HAVE TO A TRIAL BY JURY WITH RESPECT TO ANY LITIGATION DIRECTLY OR INDIRECTLY ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR THE TRANSACTIONS. EACH OF THE PARTIES (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY OTHER PARTY HAS

REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH OTHER PARTY WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THAT FOREGOING WAIVER AND (B) ACKNOWLEDGES THAT IT AND THE OTHER HERETO HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE TRANSACTIONS, AS APPLICABLE, BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION 10.07.
SECTION 10.08 Headings. The descriptive headings contained in this Agreement are included for convenience of reference only and shall not affect in any way the meaning or interpretation of this Agreement.
SECTION 10.09 Counterparts. This Agreement and each other document executed in connection with the transactions contemplated hereby may be executed and delivered (including executed manually or electronically via DocuSign or other similar services and delivered by portable document format (pdf) transmission) in one or more counterparts, and by the different Parties in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. Delivery by email to counsel for the other Party of a counterpart executed by a Party shall be deemed to meet the aforementioned requirements.
SECTION 10.10 Specific Performance.
(a)
The Parties agree that irreparable damage would occur if any provision of this Agreement, were not performed in accordance with the terms hereof, and, accordingly, that the Parties shall be entitled to an injunction or injunctions to prevent breaches or threatened breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof (including the Parties’ obligation to consummate the Transactions) without proof of actual damages or otherwise, in addition to any other remedy to which they are entitled at Law or in equity as expressly permitted in this Agreement. Each of the Parties hereby further waives (i) any defense in any action for specific performance that a remedy at Law would be adequate, or an award of specific performance is not an appropriate remedy and (ii) any requirement under any Law to post security or a bond as a prerequisite to obtaining equitable relief.

(b)
Notwithstanding anything to the contrary in this Agreement, if prior to the End Date any Party initiates an Action to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, then the End Date shall be automatically extended by: (i) the amount of time during which such Action is pending plus thirty (30) Business Days; or (ii) such other time period established by the court presiding over such Action.

SECTION 10.11 No Recourse. All claims, obligations, liabilities, or causes of action (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) that may be based upon, in respect of, arise under, out or by reason of, be connected with, or relate in any manner to this Agreement or the Ancillary Agreements, or the negotiation, execution, or performance or non-performance of this Agreement or the Ancillary Agreements (including any representation or warranty made in, in connection with, or as an inducement to, this Agreement or the Ancillary Agreements ), may be made only against (and such representations and warranties are those solely of) the Persons that are expressly identified as parties to this Agreement or the applicable Ancillary Agreement (the “Contracting Parties”) except as set forth in this Section 10.11. In no event shall any Contracting Party have any shared or vicarious liability for the actions or omissions of any other Person. No Person who is not a Contracting Party, including any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney, consultant, representative or assignee of any Contracting Party, or any current, former or future director, officer, employee, incorporator, member, partner, manager, stockholder, shareholder, Affiliate, agent, financing source, attorney, consultant, representative or assignee of any of the foregoing (collectively, the “Nonparty Affiliates”), shall have any liability (whether in contract or in tort, in Law or in equity or otherwise, or granted by statute or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil or any other theory or doctrine, including alter ego or otherwise) for any obligations or liabilities arising under, out of, in connection with, or related in any manner to this Agreement or the Ancillary Agreements or for any claim based on, in respect of, or by reason of this Agreement or the Ancillary Agreements or their negotiation, execution, performance, or breach, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law; and each Party waives and releases all such liabilities, claims, causes of action and obligations against any such Nonparty Affiliates. The Parties acknowledge and agree that the Nonparty Affiliates are intended third-party beneficiaries of this Section 10.11. Notwithstanding anything to the contrary herein, none of the Contracting Parties or any Nonparty Affiliate shall be responsible or liable for any multiple, consequential, indirect, special, statutory, exemplary or punitive damages which may be alleged as a result of this Agreement, the Ancillary Agreements or any other agreement referenced herein or therein or the transactions contemplated hereunder or thereunder, or the termination or abandonment of any of the foregoing, except with respect to willful misconduct or fraud against the Person who committed such willful misconduct or fraud, and, to the maximum extent permitted by applicable Law.
[Signature Page Follows.]

IN WITNESS WHEREOF, SPAC, MergeCo, Merger Sub and the Company have caused this Agreement to be executed as of the date first written above by their respective officers thereunto duly authorized.
TWIN RIDGE CAPITAL ACQUISITION CORP.

By:	/s/ William P. Russell, Jr.
Name:	William P. Russell, Jr.
Title:	Co-Chief Executive Officer

CARBON REVOLUTION LIMITED

By:	/s/ James Douglas
Name:	James Douglas
Title:	Director

POPPETELL LIMITED

By:	/s/ Ronan Donohoe
Name:	Ronan Donohoe
Title:	Director

POPPETTELL MERGER SUB

By:	/s/ Jacob William Dingle
Name:	Jacob William Dingle
Title:	Authorized Signatory

Exhibit A
Form of SID
[Intentionally Omitted]

Exhibit B
[Intentionally Omitted]

ANNEX B
Scheme Implementation Deed

Deed
Carbon Revolution - Scheme implementation deed

Carbon Revolution Limited
80 Collins Street Melbourne Vic 3000 Australia	T +61 3 9288 1234 F +61 3 9288 1567
GPO Box 128 Melbourne Vic 3001 Australia	herbertsmithfreehills.com DX 240 Melbourne

Carbon Revolution - Scheme implementation deed

Date ►

Between the parties

Carbon Revolution	Carbon Revolution Limited ACN 128 274 653 of 75 Pigdons Road, Waurn Ponds VIC 3126 Australia (Carbon Revolution)

SPAC	Twin Ridge Capital Acquisition Corp, a Cayman Islands Corporation of 999 Vanderbilt Beach Road, Suite 200 Naples, Florida (SPAC)

MergeCo	Poppetell Limited, a private limited company incorporated in Ireland with registered number 607450 and registered address at 10 Earlsfort Terrace, Dublin 2, Ireland (MergeCo)

Recitals	1
The parties have agreed that MergeCo will acquire all of the ordinary shares in Carbon Revolution by means of a scheme of arrangement under Part 5.1 of the Corporations Act between Carbon Revolution and the Scheme Shareholders, and SPAC will merge with a subsidiary of MergeCo.

	2	The parties have agreed to implement the scheme of arrangement on the terms and conditions of this deed.

This deed witnesses as follows:
1	Definitions and interpretation
1.1	Definitions
The meanings of the terms used in this deed are set out in Schedule 1.
1.2	Interpretation
Schedule 1 contains interpretation rules for this deed.
1.3	Deed components
This deed includes any schedule.
2	Agreement to proceed with the Transaction
2.1	Carbon Revolution to propose Scheme
(a)	Carbon Revolution agrees to propose the Scheme on and subject to the terms and conditions of this deed.
(b)	MergeCo and SPAC agree to assist Carbon Revolution to propose the Scheme on and subject to the terms and conditions of this deed.
(c)	Carbon Revolution, MergeCo and SPAC agree to implement the Scheme on and subject to the terms and conditions of this deed.
2.2	SPAC Merger
(a)	The SPAC agrees to propose the SPAC Proposals and SPAC Extension Proposals on and subject to the terms and conditions of this deed and the BCA.

(b)
Immediately prior to implementation of the Scheme, SPAC will merge with Merger Sub (with Merger Sub being the surviving entity) and MergeCo will issue shares of MergeCo to the SPAC Shareholders, pursuant to the terms and conditions of the BCA.

3	Conditions Precedent and pre-implementation steps
3.1	Conditions Precedent
Subject to this clause 3, the Scheme will not become Effective, and the respective obligations of the parties in relation to the implementation of the Scheme are not binding, until each of the following Conditions Precedent are satisfied or waived to the extent and in the manner set out in this clause 3.
(a)	FIRB: before 5.00pm on the Business Day before the Second Court Date one of the following has occurred:
(1)
MergeCo has received written notice under the Foreign Acquisitions and Takeovers Act 1975 (Cth) (FATA), by or on behalf of the Treasurer of the Commonwealth of Australia (Treasurer), advising that the Commonwealth Government has no objections to the Transaction, either unconditionally or on terms that are acceptable to MergeCo and the SPAC acting reasonably;

(2)
the Treasurer becomes precluded by the passage of time from making an order or decision under Part 3 of the FATA in relation to the Transaction and the Transaction is not prohibited by section 82 of the FATA; or

(3)
where an interim order is made under section 68 of the FATA in respect of the Transaction, the subsequent period for making an order or decision under Part 3 of the FATA elapses without the Treasurer making such an order or decision.

(b)	Restraints: between (and including) the date of this deed and 8.00am on the Second Court Date:
(1)
there is not in effect any temporary, preliminary or final order, injunction, decision or decree or other material legal restraint or prohibition issued by any court of competent jurisdiction or other Australian, United States or Irish Government Agency; and

(2)	no action or investigation is commenced or threatened by any Australian, United States or Irish Government Agency,
which:
(3)
restrains or prohibits (or could reasonably be expected to restrain or prohibit) the Scheme, completion of the Transaction or the rights of MergeCo in respect of Carbon Revolution or the Carbon Revolution Shares to be acquired under the Scheme or the rights of Merger Sub in respect of the Merger with the SPAC; or

(4)	requires the divestiture by MergeCo of any assets of the Carbon Revolution Group or of any Merger Sub Shares,
unless such order, injunction decision, decree, action or investigation is otherwise no longer effective or enforceable, by 8.00am on the Second Court Date.
(c)
Shareholder approval: Carbon Revolution Shareholders approve the Scheme and the Capital Reduction at the Scheme Meeting by the requisite majorities under subparagraph 411(4)(a)(ii) of the Corporations Act either unconditionally and without modification or with modifications of conditions consented to by the SPAC in accordance with clause 4.2.

(d)
Court approval: the Court approves the Scheme in accordance with paragraph 411(4)(b) of the Corporations Act (either unconditionally and without modification or with modifications of conditions consented to by the SPAC in accordance with clause 4.2).

(e)	Independent Expert: the Independent Expert:
(1)
issues an Independent Expert’s Report which concludes that the Scheme and the Capital Reduction are in the best interests of Carbon Revolution Shareholders before the time the Scheme Booklet is registered by ASIC; and

(2)	does not change its conclusion or withdraw its Independent Expert’s Report before 8.00 am on the Second Court Date.
(f)	No Carbon Revolution Prescribed Occurrence: no Carbon Revolution Prescribed Occurrence occurs between (and including) the date of this deed and 8.00am on the Second Court Date.
(g)	No SPAC Prescribed Occurrence: no SPAC Prescribed Occurrence occurs between (and including) the date of this deed and 8.00am on the Second Court Date.
(h)	No MergeCo Prescribed Occurrence: no MergeCo Prescribed Occurrence occurs between (and including) the date of this deed and 8.00am on the Second Court Date.
(i)
SPAC Shareholder Approval: approval of the SPAC Proposals and SPAC Extension Proposals by SPAC Shareholders by the requisite affirmative vote in accordance with the NYSE Listing Rules, the SPAC’s Amended and Restated Memorandum and Articles of Association, Cayman Islands general law and any applicable SPAC Proxy Statement.

(j)
Business Combination Deadline: by 8 March 2023, the SPAC’s business combination deadline, as set forth in its Amended and Restated Memorandum and Articles of Association, effective 3 March 2021, has been extended as necessary to a date not earlier than 31 May 2023, or such other, earlier or later, date as the parties reasonably agree and, following exercise by SPAC Shareholders of their Redemption Rights in accordance with the SPAC Memorandum and Articles of Association in connection with the approval of the SPAC Extension Proposal, the SPAC continues to satisfly the continued listing standards of the NYSE, NYSE American or NASDAQ and will continue to satisfy such continued listing standards until the Implementation Date, including the Continued Listing Criteria applicable to “Acquisition Companies” set forth in Section 802.01 of the NYSE Listed Company Manual.

(k)
Registration Statement: the MergeCo Registration Statement has been declared effective under the Securities Act and has not been the subject of any stop order that has not been withdrawn or revoked and no proceedings for the purposes of obtaining a stop order will have been initiated or threatened by the SEC and not withdrawn by 8.00am on the Second Court Date.

(l)	BCA: at 8:00am on the Second Court Date, the BCA has not been terminated or rescinded and has otherwise not ceased to have effect in accordance with its terms.
(m)
Transaction Documents: prior to 8.00am on the Second Court Date, the Registration Rights Agreement has been duly executed and delivered by the SPAC to MergeCo and Carbon Revolution and has not been terminated, rescinded or materially altered, amended or varied.

(n)
MergeCo Net Tangible Assets at 8.00am on the Second Court Date MergeCo and its Subsidiaries (in aggregate) shall be reasonably expected to have, immediately following the Implementation Date and following exercise by SPAC Shareholders of their Redemption Rights in accordance with the SPAC Memorandum and Articles of Association, at least USD$5,000,001 of net tangible assets (as reasonably determined by the SPAC Board in accordance with Rule 3a51-1(g)(1) of the Exchange Act).

(o)
ATO Ruling: before 5.00pm on the Business Day before the Second Court Date, Carbon Revolution has received a draft copy of the ATO Ruling from the Australian Tax Office in a form acceptable to Carbon Revolution (acting reasonably).

(p)
Nasdaq or NYSE Quotation: before 8.00am on the Second Court Date, the MergeCo Shares to be issued pursuant to this Scheme have been approved for listing on either Nasdaq or NYSE, subject only to official notice of issuance;

(q)	CEF Agreement: as at 8.00am on the Second Court Date, the CEF Agreement remain in full force and effect.

(r)
Composition Agreement/SEAS: before 8.00am on the Second Court Date, MergeCo has entered into a composition agreement with the Revenue Commissioners of Ireland and a Special Eligibility Agreement for Securities with the Depository Trust Company in respect of the MergeCo Shares and MergeCo Warrants, both of which are in full force and effect and are enforceable in accordance with their terms.

(s)
Carbon Revolution Representations and Warranties: the Carbon Revolution Representations and Warranties are true and correct and not misleading in all material respects as at the date of this deed and as at 8.00am on the Second Court Date except to the extent any such representation or warranty expressly relates to an earlier date.

(t)
MergeCo Representations and Warranties: the MergeCo Representations and Warranties are true and correct and not misleading in all material respects as at the date of this deed and as at 8.00am on the Second Court Date except to the extent any such representation or warranty expressly relates to an earlier date.

(u)
SPAC Representations and Warranties: the SPAC Representations and Warranties are true and correct and not misleading in all material respects as at the date of this deed and as at 8.00am on the Second Court Date except to the extent any such representation or warranty expressly relates to an earlier date.

3.2	Satisfaction of Conditions Precedent
(a)
Carbon Revolution must, to the extent it is within its power to do so, use reasonable endeavours to procure that each of the Conditions Precedent in clauses 3.1(c) (Shareholder approval), 3.1(d) (Court approval), 3.1(e) (Independent Expert), 3.1(f) (No Carbon Revolution Prescribed Occurrence), 3.1(o) (ATO Ruling)and 3.1(s) (Carbon Revolution Representations and Warranties) is satisfied as soon as practicable after the date of this deed and continues to be satisfied at all times until the last time that the relevant clause provides that it is to be satisfied.

(b)
SPAC must, to the extent it is within its power to do so, use reasonable endeavours to procure that each of the Conditions Precedent in clauses 3.1(g) (No SPAC Prescribed Occurrence), 3.1(i) (SPAC Shareholder Approval), 3.1(j) (Business Combination Deadline), 3.1(m) (Transaction Documents), 3.1(q) (CEF Agreement) and 3.1(u) (SPAC Representations and Warranties) is satisfied as soon as practicable after the date of this deed and continues to be satisfied at all times until the last time that the relevant clause provides that it is to be satisfied.

(c)
MergeCo must, to the extent it is within its power to do so, use reasonable endeavours to procure that each of the Conditions Precedent in clauses 3.1(h) (No MergeCo Prescribed Occurrence), 3.1(r) (Composition Agreement/SEAS) and 3.1(t) (MergeCo Representations and Warranties) is satisfied as soon as practicable after the date of this deed and continues to be satisfied at all times until the last time that the relevant clause provides that it is to be satisfied.

(d)	Each party must, to the extent it is within its respective power to do so, use reasonable endeavours to procure that:
(1)
the Condition Precedent in clauses 3.1(a) (FIRB), 3.1(b) (Restraints), 3.1(k) (Registration Statement), 3.1(l) (BCA), 3.1(n) (MergeCo Net Tangible Assets) and 3.1(o) (Nasdaq or NYSE Quotation) are satisfied as soon as practicable after the date of this deed and continues to be satisfied at all times until the last time that the relevant clause provides that it is to be satisfied; and

(2)	there is no occurrence within its control or the control of any of its Subsidiaries that would prevent any of the Conditions Precedent being or remaining satisfied.
(e)	For the avoidance of doubt, a party will not be in breach of its obligations under clause 3.2(a), 3.2(b), 3.2(c) or 3.2(d) to the extent that it takes an action or omits to take an action:
(1)
as expressly required, permitted or permitted not to be done, by this deed (including taking an action or omitting to take an action in response to a Competing Proposal or SPAC Competing Transaction (as applicable) as permitted or contemplated by clause 10; or

(2)	which has been consented to in writing by the other parties.
(f)	Without limiting this clause 3.2 and except to the extent prohibited by a Government Agency, each party must:
(1)	promptly apply for all relevant Regulatory Approvals (as applicable) and provide to the other party a copy of all those applications;
(2)
take all steps it is responsible for as part of the Regulatory Approval process, including responding to requests for information from the relevant Government Agencies at the earliest practicable time;

(3)
keep the other party informed of progress in relation to each Regulatory Approval (including in relation to any material matters raised by, or conditions or other arrangements proposed by, or to, any Government Agency in relation to a Regulatory Approval) and provide the other party with all information reasonably requested in connection with the applications for, or progress of, the Regulatory Approvals;

(4)	consult with the other party in advance in relation to the progress of obtaining, and all material communications with Government Agencies regarding any of, the Regulatory Approvals; and
(5)	provide the other party with all assistance and information that it reasonably requests in connection with an application for a Regulatory Approval to be lodged by that other party.
(g)
SPAC and MergeCo acknowledge and agree that the Standard Tax Conditions issued by FIRB from time to time are reasonable and acceptable to it if they are included in any “no objections” notification contemplated by clause 3.1(a)(1) that is received in connection with the Transaction.

3.3	Waiver of Conditions Precedent
(a)
The Conditions Precedent in clauses 3.1(a) (FIRB), 3.1(c) (Shareholder approval), 3.1(d) (Court approval), 3.1(i) (SPAC Shareholder Approval), 3.1(j) (Business Combination deadline), 3.1(k) (Registration Statement), 3.1(l) (BCA), 3.1(n) (MergeCo Net Tangible Assets), 3.1(p) (Nasdaq or NYSE Quotation), 3.1(r) (Composition Agreement/SEAS) and cannot be waived.

(b)
The Conditions Precedent in clause 3.1(f) (No Carbon Revolution Prescribed Occurrence), 3.1(h) (No MergeCo Prescribed Occurrence) and 3.1(s) (Carbon Revolution Representations and Warranties), 3.1(t) (MergeCo Representations and Warranties) are for the sole benefit of the SPAC and may only be waived by the SPAC (in its absolute discretion) in writing.

(c)
The Conditions Precedent in clauses 3.1(e) (Independent Expert), 3.1(g) (No SPAC Prescribed Occurrence), 3.1(m) (Transaction Documents), 3.1(o) (ATO Ruling), 3.1(q) (CEF Agreement) and 3.1(u) (SPAC Representations and Warranties) are for the sole benefit of Carbon Revolution and may only be waived by Carbon Revolution (in its absolute discretion) in writing.

(d)
The Condition Precedent in clause 3.1(b) (Restraints) is for the benefit of both the SPAC and Carbon Revolution and may only be waived by written agreement between the SPAC and Carbon Revolution (in each case in their respective absolute discretion).

(e)	Waiver of a breach or non-satisfaction in respect of one Condition Precedent does not constitute:
(1)	a waiver of breach or non-satisfaction of any other Condition Precedent resulting from the same event; or
(2)	a waiver of breach or non-satisfaction of that Condition Precedent resulting from any other event.
3.4	Termination on failure of Condition Precedent
(a)
If there is an event or occurrence that would, does, or will prevent any of the Conditions Precedent being satisfied (including, for the avoidance of doubt, if Carbon Revolution Shareholders do not agree to the Scheme at the Scheme Meeting by the requisite majorities), or if any of the Conditions Precedent will not otherwise be satisfied, by the earlier of:

(1)	the time and date specified in this deed for the satisfaction of that Condition Precedent; and

(2)	the End Date,
or such Condition Precedent is otherwise not satisfied by that specified time and date or by the End Date (as applicable), or it becomes more likely than not that the Scheme will not become Effective on or before the End Date, then any party may give the other parties written notice (Consultation Notice) within 5 Business Days after a relevant notice being given under clause 3.5(b) and the parties then must consult in good faith to:
(3)
consider and, if agreed, determine, whether the Transaction may proceed by way of alternative means or methods or whether, in the case of a breach of the Condition Precedent in clause 3.1(f) (No Carbon Revolution Prescribed Occurrence), 3.1(g) (No SPAC Prescribed Occurrence) or 3.1(h) (No MergeCo Prescribed Occurrence), the breach or the effects of the breach is or are able to be remedied;

(4)
consider changing and, if agreed, change, the date of the application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving the Scheme or adjourning that application (as applicable) to another date agreed to in writing by the SPAC and Carbon Revolution (being a date no later than 5 Business Days before the End Date); or

(5)	consider extending and, if agreed, extend, the time and date specified in this deed for the satisfaction of that Condition Precedent or End Date (as applicable), respectively.
(b)
Subject to clauses 3.4(c), 3.4(d) and 3.4(e), if the parties are unable to reach agreement under clause 3.4(a) within 5 Business Days after the date on which the Consultation Notice is given, then, unless:

(1)	the relevant Condition Precedent has been waived in accordance with clause 3.3; or
(2)
the party or parties (as applicable), entitled to waive the relevant Condition Precedent in accordance with clause 3.3 confirms in writing to the other parties that it will not rely on the event or occurrence that would or does prevent the relevant Condition Precedent from being satisfied, or would mean the relevant Condition Precedent would or will not otherwise be satisfied, any Party may terminate this deed without any liability to the other parties because of that termination. For the avoidance of doubt, nothing in this clause 3.4(b) affects the obligation of Carbon Revolution or the SPAC to pay the Reimbursement Fee if it is required to do so under clause 11.
(c)	A party may not terminate this deed pursuant to clause 3.4(b) if:
(1)
the relevant occurrence or event, the failure of the Condition Precedent to be satisfied, or the failure of the Scheme to become Effective, arises out of a breach of clauses 3.2 or 3.5 by that party; or

(2)	the relevant Condition Precedent is stated in clause 3.3 to be for the sole benefit of the other party.
(d)
If the Condition Precedent in clause 3.1(c) (Shareholder approval) is not satisfied only because of a failure to obtain the majority required by sub-subparagraph 411(4)(a)(ii)(A) of the Corporations Act, then any party may by written notice to the other parties within 3 Business Days after the date of the conclusion of the Scheme Meeting require the approval of the Court to be sought, pursuant to the Court’s discretion in that sub-subparagraph, provided the party has, in good faith formed the view that the prospect of the Court exercising its discretion in that way is reasonable. If such a notice is given, Carbon Revolution must make such submissions to the Court and file such evidence as counsel engaged by Carbon Revolution to represent it in Court proceedings related to the Scheme, in consultation with the SPAC, considers is reasonably required to seek to persuade the Court to exercise its discretion under sub-subparagraph 411(4)(a)(ii)(A) of the Act. If approval is given, the Condition Precedent in clause 3.1(c) (Shareholder approval) is deemed to be satisfied for all purposes.

(e)
If the Court refuses to make an order approving the Scheme which satisfies the Condition Precedent in clause 3.1(d) (Court approval), at the SPAC’s request Carbon Revolution must appeal the Court’s decision to the fullest extent possible (except to the extent that the parties agree otherwise, or an independent Senior Counsel indicates that, in their view, an appeal would have negligible prospects of success before the End Date). Carbon Revolution may bring an appeal even if not requested by the SPAC. If any such appeal is undertaken at the request of the SPAC, the SPAC will bear Carbon Revolution’s costs of the appeal (including costs of the independent Senior Counsel) unless the parties otherwise agree. If any such appeal is undertaken by Carbon Revolution without the prior request from the SPAC, Carbon Revolution will bear the SPAC and MergeCo’s costs of the appeal unless the parties otherwise agree.
3.5	Certain notices relating to Conditions Precedent
If a party becomes aware of:
(a)	the satisfaction of a Condition Precedent or of any material progress towards such satisfaction; or
(b)	the happening of an event or occurrence that would, does, will, or would reasonably be likely to:
(1)	prevent a Condition Precedent being satisfied; or
(2)	mean that any Condition Precedent will not otherwise be satisfied, before the time and date specified for its satisfaction (or being satisfied by the End Date, if no such time and date is specified) or such Condition Precedent is not otherwise satisfied by that time and date (including, for the avoidance of doubt, if Carbon Revolution Shareholders do not agree to the Scheme at the Scheme Meeting by the requisite majorities), it must advise the other party by notice in writing, as soon as possible (and in any event within 2 Business Days).
4	Transaction steps
4.1	Scheme
Carbon Revolution must propose the Scheme to Carbon Revolution Shareholders on and subject to the terms and conditions of this deed and the Scheme.
4.2	No amendment to the Scheme without consent
Carbon Revolution must not consent to any modification of, or amendment to, or the making or imposition by the Court of any condition in respect of, the Scheme without the prior written consent of the SPAC.
4.3	Scheme Consideration and Merger consideration
(a)
The parties acknowledge that each Scheme Shareholder will be entitled to receive the Scheme Consideration in consideration for the cancellation of each Scheme Share held by that Scheme Shareholder in accordance with the terms and conditions of this deed and the Scheme.

(b)
The parties acknowledge that on Closing, each SPAC Shareholder will be entitled to receive securities in MergeCo in exchange for the SPAC securities they hold at the SPAC Merger Effective Time (as defined in the BCA), in accordance with the terms and conditions of the BCA.

4.4	Provision of Carbon Revolution Share information
(a)
In order to facilitate the provision of the Scheme Consideration, Carbon Revolution must provide, or procure the provision of, to MergeCo or a nominee of MergeCo a complete copy of the Carbon Revolution Share Register as at the Scheme Record Date (which must include the name, Registered Address and registered holding of each Scheme Shareholder as at the Scheme Record Date), within one Business Day after the Scheme Record Date.

(b)	The details and information to be provided under clause 4.4(a) must be provided in such form as MergeCo or its nominee may reasonably require.
4.5	Equity Incentives
Despite any other provision of this deed:
(a)	the parties agree that the Equity Incentives will be treated in the manner agreed between the parties in writing on the date of this deed; and

(b)
Carbon Revolution must ensure that all Equity Incentives which are not Carbon Revolution Shares have either been cancelled or exchanged, lapsed or vested and converted into Carbon Revolution Shares such that there are no outstanding Equity Incentives which are not Carbon Revolution Shares on issue as at the Scheme Record Date.

For the avoidance of doubt, the exercise of any discretion by the Carbon Revolution Board, or any other action, which is in accordance with this clause 4.5, will not be a Carbon Revolution Prescribed Occurrence or a breach of any provision of this deed, or give rise to any right to terminate this deed, and will be disregarded when assessing the operation of any other part of this deed.
4.6	Tax treatment
(a)
No party has taken (or failed to take) any action or caused any action to be taken (or to fail to be taken) and will not take (or fail to take) any action or will cause any action to be taken (or to fail to be taken) (in each case other than any action provided for or prohibited by this deed), or has any knowledge of any fact or circumstance, that would reasonably be expected to prevent the Merger and the Scheme, as applicable, from qualifying for the Intended Tax Treatment.

(b)
Each party agrees to act in good faith consistent with the Intended Tax Treatment and will not take any position on any U.S. Tax Return or otherwise take any U.S. Tax reporting position inconsistent with the Intended Tax Treatment, unless otherwise required by a “determination” within the meaning of Section 1313 of the U.S. Internal Revenue Code of 1986, as amended, that the Intended Tax Treatment is not correct.

5	Implementation
5.1	Timetable
(a)	Subject to clause 5.1(b), the parties must each use reasonable endeavours to:
(1)	comply with their respective obligations under this clause 5; and
(2)	take all necessary steps and exercise all rights necessary to implement the Transaction, in accordance with the Timetable.
(b)
Failure by a party to meet any timeframe or deadline set out in the Timetable will not constitute a breach of clause 5.1(a) to the extent that such failure is due to circumstances and matters outside the party’s control or due to Carbon Revolution taking or omitting to take any action in response to a Competing Proposal as permitted or contemplated by this deed.

(c)	Each party must keep the other informed about their progress against the Timetable and notify each other if it believes that any of the dates in the Timetable are not achievable.
(d)
To the extent that any of the dates or timeframes set out in the Timetable become not achievable due to matters outside of a party’s control, the parties will consult in good faith to agree to any necessary extension to ensure such matters are completed within the shortest possible timeframe.

5.2	Carbon Revolution’s obligations
Subject to any change of recommendation by the Carbon Revolution Board that is permitted by clause 5.11(b), Carbon Revolution must take all necessary steps to implement the Transaction as soon as is reasonably practicable in accordance with the Timetable and, without limiting the foregoing, (i) do any acts it is authorised and able to do on behalf of Carbon Revolution Shareholders, and (ii) do each of the following:
(a)
preparation of Scheme Booklet: subject to clauses 5.3(a) and 5.3(b), prepare and despatch the Scheme Booklet in accordance with all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60, applicable Takeovers Panel guidance notes and the Listing Rules;

(b)	directors’ recommendation: include in the Scheme Booklet and the public announcement contemplated by clause 8 a statement by the Carbon Revolution Board:

(1)
unanimously recommending that Carbon Revolution Shareholders vote in favour of the Scheme in the absence of a Superior Proposal and subject to the Independent Expert continuing to conclude that the Scheme and the Capital Reduction is in the best interest of Carbon Revolution Shareholders; and

(2)
that each Carbon Revolution Board Member will (subject to the same qualifications as set out in clause 5.2(b)(1)) vote, or procure the voting of, any Director Carbon Revolution Shares directly or indirectly held or controlled by or on behalf of them at the time of the Scheme Meeting in favour of the Scheme and the Capital Reduction at the Scheme Meeting,

unless there has been a withdrawal, change, modification or qualification of recommendation permitted by clause 5.11(b);
(c)	paragraph 411(17)(b) statement: apply to ASIC for the production of:
(1)	an indication of intent letter stating that it does not intend to appear before the Court on the First Court Date; and
(2)	a statement under paragraph 411(17)(b) of the Corporations Act stating that ASIC has no objection to the Scheme;
(d)
Court direction: apply to the Court for orders pursuant to subsection 411(1) of the Corporations Act directing Carbon Revolution to convene the Scheme Meeting and, without limiting clause 5.2(f), lodge all relevant documents with the Court and take all other reasonable steps necessary to ensure that such application is heard by the Court on the First Court Date;

(e)
Scheme Meeting: convene the Scheme Meeting to seek Carbon Revolution Shareholders’ agreement to the Scheme and the Capital Reduction in accordance with the orders made by the Court pursuant to subsection 411(1) of the Corporations Act and must not adjourn or postpone the Scheme Meeting or request the Court to adjourn or postpone the Scheme Meeting in either case without consulting with the SPAC;

(f)
Court documents: prepare and consult with the SPAC in relation to the content of the documents required for the purpose of each of the Court hearings held for the purpose of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act in relation to the Scheme (including originating process, affidavits, submissions and draft minutes of Court orders) and consider in good faith, for the purpose of amending drafts of those documents, comments from the SPAC and its Related Persons on those documents;

(g)
Court approval: if the Scheme is approved by Carbon Revolution Shareholders under subparagraph 411(4)(a)(ii) of the Corporations Act and it can reasonably be expected that all of the Conditions Precedent (other than the Condition Precedent in clause 3.1(d) (Court Approval)) will be satisfied or waived in accordance with this deed before 8.00am on the Second Court Date, apply to the Court for orders approving the Scheme as agreed to by the Carbon Revolution Shareholders at the Scheme Meeting and, without limiting clause 5.2(f), lodge all relevant documents with the Court and take all other reasonable steps necessary to ensure that such application is heard by the Court;

(h)	certificate: at the hearing on the Second Court Date provide to the Court:
(1)
a certificate (signed for and on behalf of Carbon Revolution) in the form of a deed (substantially in the form of Attachment 1 – Conditions Precedent certificate) confirming whether or not the Conditions Precedent (other than the Condition Precedent in clause 3.1(d) (Court Approval)) have been satisfied or waived in accordance with this deed, a draft of which certificate must be provided by Carbon Revolution to the SPAC by 4.00pm on the date that is two Business Days prior to the Second Court Date;

(2)	any certificate provided to it by SPAC pursuant to clause 5.3(i); and
(3)	any certificate provided to it by MergeCo pursuant to clause 5.4(c);
(i)
lodge copy of Court order: lodge with ASIC an office copy of the Court order in accordance with subsection 411(10) of the Corporations Act approving the Scheme by no later than the Business Day after the date on which the Court order was made (or such later date as agreed in writing by the SPAC);

(j)
Scheme Consideration: if the Scheme becomes Effective, finalise and close the Carbon Revolution Share Register as at the Scheme Record Date, and determine entitlements to the Scheme Consideration, in accordance with the Scheme and the Deed Poll;

(k)	Cancellation and registration: if the Scheme becomes Effective, on the Implementation Date:
(1)	implement the Capital Reduction by making the necessary lodgements with ASIC and cancelling the Scheme Shares; and
(2)
immediately following cancellation of the Scheme Shares as set out in clause 5.2(k)(1), and in consideration for the issuance of the Scheme Consideration, issue one Carbon Revolution Share to MergeCo and register MergeCo as the holder of a Carbon Revolution Share, in accordance with the terms of the Scheme;
(l)	consultation with the SPAC in relation to Scheme Booklet: consult with the SPAC as to the content and presentation of the Scheme Booklet including:
(1)
providing to the SPAC drafts of the Scheme Booklet and, provided the Independent Expert provides their prior written consent, the Independent Expert’s Report in a timely manner and within a reasonable time before the Regulator’s Draft is finalised for the purpose of enabling the SPAC to review and comment on those draft documents. In relation to the Independent Expert’s Report, the SPAC’s review is to be limited to a factual accuracy review;

(2)	considering and taking all reasonable and timely comments made by the SPAC into account in good faith when producing a revised draft of the Scheme Booklet;
(3)
providing to the SPAC a revised draft of the Scheme Booklet within a reasonable time before the Regulator’s Draft is finalised and to enable the SPAC to review the Regulator’s Draft before the date of its submission;

(4)	obtaining written consent from the SPAC for the form and content in which the SPAC Information appears in the Scheme Booklet; and
(5)
confirming in writing to the SPAC that the Carbon Revolution Information in the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

(m)	due diligence committee and verification: undertake appropriate due diligence committee and verification processes in relation to the Carbon Revolution Information;
(n)	pursuing the Bridge Financing: use reasonable endeavours to pursue and implement the Bridge Financing on or before 31 March 2023;
(o)	consultation with the SPAC in relation to Bridge Financing: in relation to the Bridge Financing:
(1)
promptly provide the SPAC with reasonable updates in relation to any material discussions or developments and copies of all material communications arising from or related to, the provision of Bridge Financing;

(2)
provide a copy of any Bridge Financing term sheet that Carbon Revolution proposes to send to a potential Bridge Financing provider (Bridge Financing Term Sheet) to the SPAC and provide a copy of any material amendments made to any such Bridge Financing Term Sheet by a potential Bridge Financing provider to SPAC for the purpose of enabling the SPAC to review and comment on the Bridge Financing Term Sheet and any material amendments to any such Bridge Financing Term Sheet; and

(3)
consider and take into account all reasonable and timely comments made by the SPAC in good faith when producing a revised draft of the Bridge Financing Term Sheet and negotiations in relation to the Bridge Financing Term Sheet and any long-form documentation to reflect the full terms of any Bridge Financing.

(p)
New Incentive Arrangements: seek the prior written consent (not to be unreasonably withheld) of the SPAC in relation to the form and quantum of any employee or director short term or long term incentive or similar arrangements to be put in place following completion of the Transaction to the extent such arrangements exceed 5% in the aggregate of the issued capital of MergeCo at completion of the Transaction;

(q)
lodgement of Regulator’s Draft: as soon as practicable, but by no later than 14 days before the First Court Date, provide the Regulator’s Draft to ASIC for its review for the purposes of subsection 411(2) of the Corporations Act, and provide a copy of the Regulator’s Draft to the SPAC as soon as practicable thereafter;

(r)
information: provide all necessary information, and procure that the Carbon Revolution Registry provides all necessary information about the Scheme, the Scheme Shareholders and Carbon Revolution Shareholders to MergeCo, which MergeCo reasonably requires in order to:

(1)
understand the legal and beneficial ownership of Carbon Revolution Shares, (including the results of directions by Carbon Revolution to Carbon Revolution Shareholders under Part 6C.2 of the Corporations Act);

(2)	facilitate the provision by, MergeCo of the Scheme Consideration and to otherwise enable MergeCo to comply with the terms of this deed, the Scheme and the Deed Poll; and
(3)	review the tally of proxy appointments and directions received by Carbon Revolution before the Scheme Meeting;
(s)
ASIC and ASX review of Scheme Booklet: keep the SPAC informed of any matters raised by ASIC or ASX in relation to the Scheme Booklet or the Transaction, and use reasonable endeavours to take into consideration any comments made by the SPAC in relation to any such matters raised by ASIC or ASX;

(t)	registration of Scheme Booklet: take all reasonable measures within its control to cause ASIC to register the Scheme Booklet under subsection 412(6) of the Corporations Act;
(u)	representation: procure that it is represented by counsel at the Court hearings convened for the purposes of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act;
(v)
Independent Expert: promptly appoint the Independent Expert and provide all assistance and information reasonably requested by the Independent Expert in connection with the preparation of the Independent Expert’s Report for inclusion in the Scheme Booklet (including any updates to such report) and any other materials to be prepared by the Independent Expert for inclusion in the Scheme Booklet (including any updates thereto);

(w)
Investigating Accountant: appoint the Investigating Accountant and provide assistance and information reasonably required by the Investigating Accountant to enable it to prepare the Investing Accountant’s Report.

(x)
assistance: up to the Implementation Date and subject to legal professional privilege, obligations of confidentiality owed to third parties and undertakings to Government Agencies, provide the SPAC and its Related Persons with reasonable access during normal business hours to information and personnel of the Carbon Revolution Group that the SPAC reasonably requests for the purpose of collation and provision of the SPAC Information and implementation of the Transaction;

(y)	compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws and regulations;
(z)
listing: subject to clause 5.2(dd), not do anything to cause Carbon Revolution Shares to cease being quoted on ASX or to become permanently suspended from quotation prior to implementation of the Transaction unless the SPAC has agreed in writing;

(aa)
update Scheme Booklet: until the date of the Scheme Meeting, promptly update or supplement the Scheme Booklet with, or where appropriate otherwise inform the market by way of announcement of, any information that arises after the Scheme Booklet has been despatched that is necessary to ensure that the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement, and seek the Court’s approval for the despatch of any updated or supplementary Scheme Booklet. Carbon Revolution must consult with the SPAC as to the content and presentation of the updated or supplementary Scheme Booklet, or the market announcement, in the manner contemplated by clause 5.2(l);
(bb)
update MergeCo Registration Statement: until the date of the SPAC Shareholders Meeting, promptly inform SPAC of any information in relation to Carbon Revolution that Carbon Revolution is aware of that arises after the MergeCo Registration Statement has been declared effective that is necessary to ensure that the MergeCo Registration Statement does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. Carbon Revolution and SPAC must consult on the content and presentation of any update or supplement to the MergeCo Registration Statement, or where appropriate, an announcement to otherwise inform the market of the updated information contemplated by this clause;

(cc)
promote Transaction: participate in efforts reasonably requested by the SPAC to promote the merits of the Transaction and the Scheme Consideration, including, where requested by the SPAC, meeting with key Carbon Revolution Shareholders and, in consultation with the SPAC, undertaking reasonable shareholder engagement and proxy solicitation actions so as so promote the merits of the Transaction and encourage Carbon Revolution Shareholders to vote on the Scheme, in each case in accordance with the recommendation of the Carbon Revolution Board, subject to applicable law and ASIC policy;

(dd)	suspension of trading: apply to ASX to suspend trading in Carbon Revolution Shares with effect from the close of trading on the Effective Date;
(ee)
removal of quotation: if the Scheme becomes Effective, apply to ASX to have Carbon Revolution removed from the official list of ASX, and quotation of Carbon Revolution Shares on the ASX terminated, with effect on and from the close of trading on the Trading Day immediately following the Implementation Date (unless otherwise directed by the SPAC in writing);

(ff)
Carbon Revolution Locked-Up Shareholders: using best endeavours to secure the execution by each of the Carbon Revolution Locked-Up Shareholders of the Outsider Lock-Up Agreement as soon as practicable after the date of this deed (for the avoidance of doubt, Carbon Revolution will not be in breach of its obligation under this deed if any one or more of the Carbon Revolution Locked-Up Shareholders does not sign the Outsider Lock-Up Agreement);

(gg)
preparation of the MergeCo Registration Statement: use reasonable best efforts to assist MergeCo in the preparation and filing of the MergeCo Registration Statement, including by furnishing all information (including the financial statements of the Carbon Revolution Group) concerning Carbon Revolution as MergeCo may reasonably request in connection with such actions and the preparation of the MergeCo Registration Statement. Carbon Revolution will use its reasonable best efforts to (i) cause the MergeCo Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) respond promptly as reasonably practicable to and resolve all comments received from the SEC concerning the MergeCo Registration Statement, (iii) cause the MergeCo Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC and (iv) to keep the MergeCo Registration Statement effective as long as is necessary to consummate the Transaction;

(hh)	Proxy information: upon request by the SPAC made prior to commencement of the Scheme Meeting, inform the SPAC of the total number of proxy votes received by Carbon Revolution:
(1)	to vote in favour of the Scheme;
(2)	to vote against the Scheme;
(3)	to abstain from voting on the Scheme; and
(4)	where the proxy may vote at the proxy’s discretion;

(ii)
MergeCo Obligations: for each instance in which MergeCo has an obligation or covenant under this deed, Carbon Revolution shall cause MergeCo to perform such obligation or covenant and shall be responsible for any failure or breach thereof by MergeCo;

(jj)	Financial Statements:
(1)
Carbon Revolution shall deliver to SPAC, at such time as is required by ASIC, true and complete copies of the unaudited balance sheet of Carbon Revolution as of December 31, 2022, and the related unaudited income statement and statement of cash flows of Carbon Revolution for the six month period then ended, prepared in accordance with IFRS. Prior to the Closing, Carbon Revolution shall deliver to SPAC interim financial information at such time and in such form as is required by ASIC.

(2)
Carbon Revolution shall deliver to SPAC as promptly as practicable after the execution of the BCA with regard to clauses (i) and (iv) below, the true and complete copies of the (i) audited consolidated statement of financial position as of June 30, 2022 and June 30, 2021, and the related audited statements of comprehensive income, changes in equity and cash flows for the years ended June 30, 2022, and June 30, 2021, of Carbon Revolution Group, together with all related notes and schedules thereto, accompanied by the reports thereon of Carbon Revolution’s independent auditors (which reports shall be unqualified) (the “Audited Financial Statements”); (ii) unaudited interim consolidated statement of financial position as of and for the six (6) month periods ended December 31, 2022, and the related unaudited interim statements of comprehensive income, changes in equity, and cash flows as of and for the six (6) month periods ended December 31, 2022 and 2021, together with all related notes and schedules thereto, prepared in accordance with Regulation S-X of the Exchange Act and reviewed by Carbon Revolution’s independent auditor in accordance with Statement on Auditing Standards No. 100 issued by the American Institute of Certified Public Accountants, of Carbon Revolution and its Subsidiaries (the “Unaudited Financial Statements” and, together with the Audited Financial Statements, the “Financial Statements”); (iii) any financial statements or similar reports of Carbon Revolution required to be included in the F-4, Proxy Statement, Form 6-K filed in connection with and announcing the Closing or any other filings to be made with the SEC in connection with the transactions contemplated by the BCA or any Ancillary Agreement (as defined in the BCA); and (iv) management’s discussion and analysis of financial condition and results of operations prepared in accordance with Item 303 of Regulation S-K of the Exchange Act (as if Carbon Revolution Group were subject thereto) with respect to the periods described in clauses (i) and (ii) above, as necessary for inclusion in the Form F-4 (including pro forma financial information). Additionally, Carbon Revolution shall use reasonable best efforts to provide as soon as reasonably practicable all other audited and unaudited financial statements of Carbon Revolution Group, and any company or business units acquired by Carbon Revolution Group, as applicable, required under the applicable rules and regulations and guidance of the SEC to be included in the Form F-4 and/or the Form 6-K filed in connection with and announcing the Closing (including pro forma financial information).

5.3	SPAC’s obligations
SPAC must take all necessary steps to implement the Transaction as soon as is reasonably practicable in accordance with the Timetable and, without limiting the foregoing (i) do any acts it is authorised and able to do on behalf of SPAC Shareholders and (ii) do each of the following:
(a)
SPAC Information: prepare and promptly provide to Carbon Revolution the SPAC Information for inclusion in the Scheme Booklet, including all information regarding the SPAC required by all applicable laws (including the Corporations Act and the Corporations Regulations), RG 60, applicable Takeovers Panel guidance notes and the Listing Rules, and consent to the inclusion of that information in the Scheme Booklet;

(b)
Scheme Booklet and Court documents: promptly provide any assistance or information reasonably requested by Carbon Revolution in connection with preparation of the Scheme Booklet (including any updated or supplementary Scheme Booklet) and any documents required to be filed with the Court in respect of the Scheme, promptly review the drafts of the Scheme Booklet (including any updated or supplementary Scheme Booklet) prepared by Carbon Revolution and provide comments promptly on those drafts in good faith;

(c)
Independent Expert’s Report: subject to the Independent Expert entering into arrangements with the SPAC including in relation to confidentiality in a form reasonably acceptable to the SPAC, provide any assistance or information reasonably requested by Carbon Revolution or by the Independent Expert in connection with the preparation of the Independent Expert’s Report to be sent together with the Scheme Booklet;

(d)	representation: procure that it is represented by counsel at the Court hearings convened for the purposes of subsection 411(1) and paragraph 411(4)(b) of the Corporations Act;
(e)	Deed Poll: by no later than the Business Day prior to the First Court Date, execute and deliver to Carbon Revolution the Deed Poll;
(f)
accuracy of SPAC Information: confirm in writing to Carbon Revolution that the SPAC Information in the Scheme Booklet does not contain any material statement that is false ormisleading in a material respect including because of any material omission from that statement;

(g)	due diligence committee and verification: undertake appropriate due diligence and verification processes in relation to the SPAC Information;
(h)
consent: provide a consent and use reasonable best efforts to obtain consents from third parties in such for as Carbon Revolution reasonably requires in relation to the form and content in which information about SPAC appears in the Scheme Booklet;

(i)
certificate: before the commencement of the hearing on the Second Court Date provide to Carbon Revolution for provision to the Court at that hearing a certificate (signed for and on behalf of the SPAC) in the form of a deed (substantially in the form of Attachment 1 – Conditions Precedent Certificate) confirming whether or not the Conditions Precedent (other than the Condition Precedent in clause 3.1(d) (Court Approval)) have been satisfied or waived in accordance with this deed, a draft of which certificate must be provided by the SPAC to Carbon Revolution by 4.00 pm on the date that is two Business Days prior to the Second Court Date;

(j)
update SPAC Information: until the date of the Scheme Meeting, promptly provide to Carbon Revolution any information that arises after the Scheme Booklet has been despatched that is necessary to ensure that the SPAC Information contained in the Scheme Booklet does not contain any material statement that is false or misleading in a material respect including because of any material omission from that statement;

(k)
assistance: up to (and including) the Implementation Date and subject to obligations of confidentiality owed to third parties and undertakings to Government agencies, provide Carbon Revolution and its Related Persons with reasonable access during normal business hours to information and personnel of the SPAC that Carbon Revolution reasonably requests for the purpose of preparation of the Scheme Booklet and implementation of the Transaction;

(l)	compliance with laws: do everything reasonably within its power to ensure that the Transaction is effected in accordance with all applicable laws and regulations;
(m)
Sponsor Nominees: as soon as reasonably practicable after the date of this deed and in any event 5 days before the last filed amendment to the MergeCo Registration Statement prior to the MergeCo Registration Statement Effective Date notify Carbon Revolution and MergeCo of the identity of two persons it wishes to become directors of MergeCo on the Implementation Date, who must both qualify as independent directors (in accordance with the independence requirements of Nasdaq or NYSE (as applicable)) and be acceptable to Carbon Revolution (acting reasonably) (Sponsor Nominees);

(n)	FPA: prior to the earlier of:
(1)	despatch by Carbon Revolution of the Scheme Booklet; or
(2)	despatch by MergeCo of the MergeCo Registration Statement,
use reasonable efforts to enter into binding written forward purchase agreements pursuant to which one or more third party investors agree to subscribe for 2 to 4 million ordinary shares of MergeCo, with a pricing structure agreed by Carbon Revolution and SPAC (acting reasonably), provided however that no consideration is required to be offered in exchange for such forward purchase agreements by the SPAC or Sponsor;
(o)
promote Transaction: participate in efforts reasonably requested by Carbon Revolution to promote the merits of the Transaction and the Scheme Consideration, including, where requested by Carbon Revolution, meeting with key Carbon Revolution Shareholders and, in consultation with Carbon Revolution, undertaking reasonable shareholder engagement and proxy solicitation actions to encourage Carbon Revolution Shareholders to vote on the Scheme, subject to applicable law and ASIC policy. SPAC shall also recommend, through the SPAC Board, that the SPAC Shareholders adopt and approve the Transaction, the Scheme Consideration and any and all other actions and agreements in furtherance of the Transaction, unless the SPAC Board has determined after receiving written advice from SPAC’s external legal advisers specialising in the area of corporate law that the SPAC Board, by virtue of the fiduciary or statutory duties of the SPAC Board Members, is required to change, modify, qualify or withdraw its or their recommendation;

(p)
SPAC Shareholders Meeting: as promptly as practicable after the date on which the MergeCo Registration Statement becomes effective SPAC shall call and hold the SPAC Shareholders Meeting for the purpose of voting solely upon the SPAC Proposals, and SPAC shall hold the SPAC Shareholders Meeting as soon as practicable after the date on which the MergeCo Registration Statement becomes effective (but in any event no later than 30 days after the date on which the MergeCo Registration Statement is mailed to SPAC Shareholders). SPAC shall use its reasonable best efforts to obtain the approval of the SPAC Proposals at the SPAC Shareholders Meeting, including by soliciting from its stockholders proxies as promptly as possible in favour of the SPAC Proposals, and shall take all other lawful action necessary or advisable to secure the required vote or consent of its stockholders. The SPAC Board shall recommend to its Shareholders that they approve the SPAC Proposals and shall include such recommendation in the MergeCo Registration Statement, unless the SPAC Board has determined after receiving written advice from SPAC’s external legal advisers specialising in the area of corporate law that the SPAC Board, by virtue of the fiduciary or statutory duties of the SPAC Board Members, is required to change, modify, qualify or withdraw its or their recommendation. SPAC may adjourn the SPAC Shareholders Meeting (i) to solicit additional proxies for the purpose of obtaining approval of the SPAC Proposals, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing or mailing of any supplemental or amended disclosure that SPAC has determined in good faith after consultation with outside legal counsel is required under applicable laws and for such supplemental or amended disclosure to be disseminated and reviewed by SPAC Shareholders prior to SPAC Shareholders Meeting or (iv) if the holders of shares have elected to redeem a number of shares as of such time that would reasonably be expected to result in the condition set forth in clause 3.1(n) or 3.1(p) not being satisfied; provided, that, without the consent of Carbon Revolution, SPAC Shareholders Meeting (x) may not be adjourned to a date that is more than 15 days after the date for which SPAC Shareholders Meeting was originally scheduled (excluding any adjournments required by applicable laws) and (y) shall not be held later than five Business Days prior to the End Date;

(q)
Preparation of the MergeCo Registration Statement: use reasonable best efforts to assist MergeCo in the preparation and filing of the MergeCo Registration Statement, including by furnishing all information concerning the SPAC as MergeCo may reasonably request in connection with such actions and the preparation of the MergeCo Registration Statement. SPAC will use its reasonable best efforts to (i) cause the MergeCo Registration Statement, when filed with the SEC, to comply in all material respects with all legal requirements applicable thereto, (ii) respond promptly as reasonably practicable to and resolve all comments received from the SEC concerning the MergeCo Registration Statement,

(iii) cause the MergeCo Registration Statement to be declared effective under the Securities Act as promptly as practicable after filing with the SEC and (iv) to keep the MergeCo Registration Statement effective as long as is necessary to consummate the Transaction;
(r)
rollover relief: provide Carbon Revolution with such assistance and information as may reasonably be requested by Carbon Revolution for the purposes of obtaining the ATO Ruling from the Australian Taxation Office.

5.4	MergeCo’s obligations
MergeCo must take all necessary steps to implement the Scheme as soon as is reasonably practicable in accordance with the Timetable, including each of the following:
(a)
MergeCo Board Approval: before 8.00am on the Second Court Date, the MergeCo Board must approve the issuance of the MergeCo Shares to be issued as Scheme Consideration, conditional on the Scheme becoming Effective and the condition subsequent in clause 3.3 of the terms of the Scheme occurring;

(b)
Scheme Consideration: if the Scheme becomes Effective, procure (to the extent permissible under applicable law) the provision of the Scheme Consideration in the manner and amount contemplated by clause 4 and the terms of the Scheme and the Deed Poll;

(c)
certificate: before the commencement of the hearing on the Second Court Date provide to Carbon Revolution for provision to the Court at that hearing a certificate (signed for and on behalf of the MergeCo) in the form of a deed (substantially in the form of Attachment 1 – Conditions Precedent Certificate) confirming whether or not the Conditions Precedent (other than the Condition Precedent in clause 3.1(d) (Court Approval)) have been satisfied or waived in accordance with this deed, a draft of which certificate must be provided by MergeCo to Carbon Revolution by 4.00 pm on the date that is two Business Days prior to the Second Court Date;

(d)	Deed Poll: by no later than the Business Day prior to the First Court Date, execute and deliver to Carbon Revolution the Deed Poll;
(e)
consent: provide a consent and use reasonable best efforts to obtain consents from third parties in such form as Carbon Revolution and SPAC reasonably require in relation to the form and content in which information about MergeCo appears in the Scheme Booklet;

(f)
Agree to become Carbon Revolution’s sole shareholder: if the Scheme becomes Effective, on the Implementation Date, do all things necessary to subscribe for one Carbon Revolution Share and otherwise agree to become a member of Carbon Revolution in accordance with the constitution of Carbon Revolution as consideration for the issuance of the Scheme Consideration;

(g)	Filing of the MergeCo Registration Statement: as promptly as practicable after the execution of this deed, MergeCo shall prepare and file with the SEC the MergeCo Registration Statement;
(h)	Foreign private issuer status: use reasonable and best endeavours to qualify as a foreign private issuer pursuant to Rule 3B-4 of the Exchange Act prior to 8.00am on the Second Court Date;
(i)	Conversion of MergeCo to a Public Limited Company: prior to the First Court Date MergeCo will convert from a private limited company to a public limited company; and
(j)	rollover relief: to facilitate the availability of scrip-for-scrip rollover relief under Subdivision 124-M of the Tax Act for eligible Scheme Shareholders:
(1)	provide Carbon Revolution with such assistance and information as may reasonably be requested by Carbon Revolution for the purposes of obtaining the ATO Ruling from the Australian Taxation Office;
(2)	not make an election under section 124-795(4) of the Tax Act preventing the availability of the rollover relief; and
(3)	if applicable, make any election required under Subdivision 124-M of the Tax Act in relation to the rollover.

5.5	Other Transaction Documents and associated arrangements
Carbon Revolution, MergeCo and the SPAC must, as soon as reasonably practicable following execution of this deed and in accordance with the Timetable, negotiate in good faith to agree:
(a)	Carbon Revolution Locked-Up Shareholders: the identity of the Carbon Revolution Shareholders who are proposed to be subject to Outsider Lock-up Agreements (Carbon Revolution Locked-Up Shareholders).
(b)	Registration Rights Agreement: the terms of the Registration Rights Agreement.
5.6	Conduct of business – Carbon Revolution
(a)
Subject to clause 5.6(b), from the date of this deed up to and including the Implementation Date, and without limiting any other obligations of Carbon Revolution under this deed, Carbon Revolution must:

(1)
conduct its businesses and operations, and must cause each other Carbon Revolution Group Member to conduct its respective business and operations, in the ordinary and usual course generally consistent with past practice;

(2)	keep the SPAC informed of any material developments concerning the conduct of its business;
(3)	not pay, declare, determine or otherwise agree to pay any dividend or distribution;
(4)	not enter into any line of business or other activities in which the Carbon Revolution Group is not engaged as at the date of this deed;
(5)	provide monthly management accounts for the Carbon Revolution Group, in a timely manner to the SPAC;
(6)
promptly notify SPAC of any legal proceeding, claim or investigation which may be threatened or asserted or commenced against any Carbon Revolution Group Member and which is material in the context of the Carbon Revolution Group taken as a whole;

(7)	comply in all material respects with all applicable Authorisations, laws and regulations (including the Listing Rules);
(8)	ensure that no Carbon Revolution Prescribed Occurrence occurs;
(9)	make all reasonable efforts, and procure that each other Carbon Revolution Group Member makes all reasonable efforts, to:
(A)	comply with the terms of all Material Contracts;
(B)	preserve and maintain the value of the businesses and assets of the Carbon Revolution Group;
(C)	keep available the services of the Carbon Revolution Locked-up Persons and (subject to normal operating attrition rates) employees of each Carbon Revolution Group Member;
(D)	maintain and preserve their relationship with Government Agencies, customers, suppliers and others having business dealings with any Carbon Revolution Group Member; and
(E)	ensure that there is no occurrence within their control that would constitute or be likely to constitute a Carbon Revolution Adverse Change; and
(10)	use its best endeavours to ensure that no Carbon Revolution Regulated Event occurs.
(b)	Nothing in clause 5.6(a) restricts the ability of Carbon Revolution to take any action:
(1)	which is required or expressly permitted by this deed, the BCA or the Scheme, including for the avoidance of doubt actions to give effect to a Superior Proposal;
(2)	which has been agreed to in writing by the SPAC (which agreement must not be unreasonably withheld or delayed) or requested by the SPAC in writing;

(3)
in connection with the marketing, underwriting, entry into and completion of the Bridge Financing and compliance with any associated disclosure requirements or the agreements giving effect to the Bridge Financing;

(4)	which is required by any applicable law, regulation or by a Government Agency;
(5)
which is Fairly Disclosed in the Disclosure Materials as being an action that the Carbon Revolution Group may, or could reasonably be expected to, carry out between (and including) the date of this deed and the Implementation Date;

(6)	that Carbon Revolution Fairly Disclosed in an announcement made by Carbon Revolution to ASX in the one year period prior to the date of this deed;
(7)	to reasonably and prudently respond to:
(A)
Carbon Revolution’s prevailing or anticipated cash flow and liquidity requirements at the relevant point in time and the need to minimise cash outflows and maximise cash inflows and profitability between (and including) the date of this deed and the Implementation Date including: operational restructuring initiatives, acceleration of grant income, variation of customer payment terms and consensual deferral of creditor payments;

(B)
an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property, or a disease epidemic or pandemic, including the outbreak, escalation or any impact of, or recovery from, COVID-19 or the COVID-19 Measures);

(C)	changes in market conditions affecting the business of Carbon Revolution or a Carbon Revolution Group Member to a material extent;
(D)
regulatory or legislative changes (including without limitation changes to subordinate legislation) affecting the business of Carbon Revolution or a Carbon Revolution Group Member to a material extent,

provided that, to the extent reasonably practicable, Carbon Revolution has consulted in good faith with the SPAC in respect of the proposal to take such action and consider any reasonable comments or requests of SPAC in relation to such proposal in good faith; or
(8)	in connection with an actual, proposed or potential Competing Proposal as contemplated by clause 10.
(c)
From the date of this deed up to and including the Second Court Date unless the SPAC agrees otherwise in writing, Carbon Revolution will promptly notify the SPAC of anything of which it becomes aware that:

(1)
makes any material information publicly filed by Carbon Revolution (either on its own account or in respect of any other Carbon Revolution Group Member) to be, or reasonably likely to be, incomplete, incorrect, untrue or misleading in any material respect;

(2)	makes any of the Carbon Revolution Representations and Warranties false, inaccurate, misleading or deceptive in any material respect;
(3)	makes any information provided in the Disclosure Materials incomplete, incorrect, untrue or misleading in any material respect; or
(4)	would constitute or be likely to constitute a Carbon Revolution Prescribed Occurrence, a Carbon Revolution Regulated Event or a Carbon Revolution Material Adverse Effect.
5.7	Conduct of business – SPAC
(a)	Subject to clause 5.7(b), from the date of this deed up to and including the Implementation Date, and without limiting any other obligations of the SPAC under this deed, the SPAC must:
(1)	maintain the condition of its business and material assets in all material respects;
(2)	keep available the services of its key employees;

(3)	preserve its material relationships with customers, suppliers, licensors, licensees, joint venturers and others with whom it has business dealings in all material respects;
(4)	not take any action that would give rise to a SPAC Prescribed Occurrence;
(5)	not amend or otherwise change the organisational documents of SPAC or form any Subsidiary of SPAC;
(6)
not reclassify, combine, split, subdivide or redeem, or purchase or otherwise acquire, directly or indirectly, any SPAC securities, but excluding distributions from the Trust Account to the shareholders of the SPAC upon the redemption of their shares that are required pursuant to the organisational documents of the SPAC;

(7)	not pay, declare, determine or otherwise agree to pay any dividend or distribution;
(8)
not issue, sell, pledge, dispose of, grant or encumber, or authorise the issuance, sale, pledge, disposition, grant or encumbrance of, any shares of any class of capital stock or other securities of SPAC, or any options, warrants, convertible securities, or other rights of any kind to acquire any shares of such capital stock, or any other ownership interest (including without limitation, any phantom interest) of SPAC;

(9)
not acquire (including, without limitation, by merger, consolidation, or acquisition of stock or assets or any other business combination) any corporation, partnership, other business organisation or enter into any strategic joint ventures, partnerships or alliances with any other person;

(10)	other than reasonably necessary SPAC Working Capital Loans, not incur indebtedness;
(11)
other than for purposes of reasonably complying with any agreements, orders, comments or other guidance from the Staff or SPAC’s auditors following the date hereof, not make any change in any method of financial accounting or financial accounting principles, policies, procedures or practices;

(12)
not make or change any material Tax election or settle or compromise any material liability relating to a Tax dispute, file any amendment to a material Tax Return, enter into any Tax sharing, indemnification, allocation or similar agreement or arrangement, or consent to any extension or waiver of the limitation period applicable to or relating to any Tax audit, dispute, litigation or other proceeding;

(13)	not amend the Trust Agreement or any other agreement related to the Trust Account;
(14)	not enter into any line of business or other activities in which it is not engaged as at the date of this deed;
(15)	promptly notify Carbon Revolution of any legal proceeding, claim or investigation which may be threatened or asserted or commenced against any it; and
(16)	comply in all material respects with all applicable Authorisations, laws and regulations.
(b)	Nothing in clause 5.7(a) restricts the ability of the SPAC to take any action:
(1)	which is required or expressly permitted by this deed, the BCA or the Scheme;
(2)	which has been agreed to in writing by Carbon Revolution (which agreement must not be unreasonably withheld or delayed) or requested by Carbon Revolution in writing;
(3)	which is required by any applicable law or regulation by a Government Agency; or
(4)
to reasonably and prudently respond to an emergency or disaster (including a situation giving rise to a risk of personal injury or damage to property, or a disease epidemic or pandemic, including the outbreak, escalation or any impact of, or recovery from, COVID-19 or the COVID-19 Measures).

5.8	Conduct of business – MergeCo
(a)
Other than with the prior written approval of the SPAC (such approval not to be unreasonably withheld or delayed) MergeCo must not and must cause its Subsidiaries not to, and Carbon Revolution must ensure that MergeCo does not and causes its Subsidiaries not to, from the date of this deed up to and including Implementation, except to the extent contemplated by this document, the BCA or the Transaction:

(1)	carry on business, grant any right or incur any liability;
(2)	convert all or any of its shares into a larger or smaller number of shares;
(3)	permit any transfer of its shares to occur, or any Encumbrance or trust to be created over or in respect of its shares (or any interest in them);
(4)	resolve to reduce its share capital in any way or resolve to reclassify, combine, split or redeem or repurchase directly or indirectly any of its shares;
(5)	undertake to:
(A)	repurchase, redeem or otherwise acquire any shares of capital stock of Parent, or agree to do any of the foregoing;
(B)	enter into a buy-back agreement; or
(C)	resolve to approve the terms of a buy-back agreement;
(6)	make or declare, or announce an intention to make or declare, any distribution (whether by way of dividend, capital reduction or otherwise and whether in cash or in specie);
(7)	undertake to:
(A)	issue any shares;
(B)	grant an option over its shares; or
(C)	agree to make an issue of or grant an option over shares;
(8)	issue or agree to issue securities or other instruments convertible into shares;
(9)	adopt a new constitution or modify or repeal its constitution or a provision of it;
(10)	undertake to:
(A)	acquire or dispose of;
(B)	agree to acquire or dispose of; or
(C)	offer, propose, announce a bid or tenders for,
any business, entity or undertaking or assets;
(11)	create, or agree to create, any Encumbrance over or declares itself the trustee of any of its business or property;
(12)	merge or consolidate with any other person or restructure, reorganise or completely or partially liquidates or dissolve;
(13)	undergoes an Insolvency Event;
(14)	enter into any agreement, contract or commitment;
(15)	engage any employee;
(16)	incur, assume, guarantee or become liable for any Financial Indebtedness;
(17)	incur or make any expenditure;
(18)	own any real or personal property;
(19)	commence any legal proceedings, or threaten to do so.

(b)	Nothing in clause 5.8(a) restricts the ability of MergeCo to take any action:
(1)
in connection with the marketing, underwriting, entry into and completion of the Bridge Financing and compliance with any associated disclosure requirements or the agreements giving effect to the Bridge Financing;

(2)	which is required by any applicable law, regulation or by a Government Agency;
(3)
which is required in order for MergeCo or any Subsidiary of MergeCo to re-register as a public limited company and/or change its name, including creating a new class of shares and/or issuing additional shares for the purposes of re-registering as a public limited company and/or updating its memorandum and articles of association and making any regulatory filings as required by any applicable law.

5.9	Material Contract consents
(a)	In respect of each Material Contract:
(1)
Carbon Revolution will initiate contact with the relevant counterparties and request that they provide the consents required or appropriate for the Transaction. The SPAC and its Related Persons must not contact any counterparties to Material Contracts without Carbon Revolution being present or without Carbon Revolution’s prior written consent (which is not to be unreasonably withheld or delayed);

(2)
Carbon Revolution must use reasonable endeavours to obtain such consents or confirmations as expeditiously as possible, including by providing any information reasonably required by counterparties (but nothing in this clause 5.8 requires Carbon Revolution to incur material expense or provide material concessions to any applicable counterparties); and

(3)	The SPAC must cooperate with, and provide all reasonable assistance to, Carbon Revolution to obtain such consents or confirmations, including by:
(A)	providing any information required; and
(B)	making officers and employees available where necessary to meet with counterparties to deal with any issues arising in relation to the relevant consent or waiver, provided that nothing in this clause 5.9(a)(3) requires the SPAC or a Related Person of the SPAC to (or to consent to) agree to any amendments to the relevant contract or arrangement or pay any monies to the counterparty, other than as provided for in the relevant contract or arrangement.
(b)	Provided that Carbon Revolution has complied with this clause 5.8, a failure by Carbon Revolution to obtain any third party consent will not constitute a breach of this deed by Carbon Revolution.
5.10	Appointment of directors
MergeCo must, as soon as practicable on the Implementation Date, after the Scheme Consideration has been despatched to Scheme Shareholders in accordance with the terms of the Scheme and the Merger having occurred, take all actions necessary to:
(a)	cause the appointment of the Sponsor Nominees to the MergeCo Board;
(b)	cause the appointment of the Carbon Revolution Nominees to the MergeCo Board; and
(c)	ensure that all directors on the MergeCo Board, other than the Sponsor Nominees and the Carbon Revolution Nominees:
(1)	resign; and
(2)	unconditionally and irrevocably release MergeCo from any claims they may have against MergeCo.

5.11	Carbon Revolution Board Recommendation
(a)	Carbon Revolution must procure that, subject to clause 5.11(b):
(1)
the Carbon Revolution Board unanimously recommends that Carbon Revolution Shareholders vote in favour of the Scheme and the Capital Reduction at the Scheme Meeting in the absence of a Superior Proposal and subject to the Independent Expert concluding in the Independent Expert’s Report (and continuing to conclude) that the Scheme and the Capital Reduction is in the best interest of Carbon Revolution Shareholders and that the Scheme Booklet and all other public statements relating to the Transaction include statements by the Carbon Revolution Board to that effect; and

(2)	each Carbon Revolution Board member provides a statement to Carbon Revolution that they:
(A)	will not, prior to the Scheme Meeting (in accordance with the Timetable) dispose (or agree to dispose) of their respective Director Carbon Revolution Shares; and
(B)
intend to vote, or cause to be voted, all of their respective Director Carbon Revolution Shares in favour of the Scheme and the Capital Reduction in the absence of a Superior Proposal and subject to the Independent Expert concluding in the Independent Expert’s Report (and continuing to conclude) that the Scheme and the Capital Reduction is in the best interest of Carbon Revolution Shareholders, and authorises the inclusion by Carbon Revolution of that statement in the Scheme Booklet and all other public statements relating to the Transaction.

(b)	Carbon Revolution:
(1)	must procure that the Carbon Revolution Board collectively, and the Carbon Revolution Board members individually, do not; and
(2)	represents and warrants to the SPAC that, as at the date of this deed, each Carbon Revolution Board Member has confirmed that he or she does not intend to, adversely change, adversely modify, adversely qualify or withdraw (including by making any public statement to the effect that they no longer support the Scheme or the Transaction or any public statement supporting, endorsing or recommending a Competing Proposal) their recommendation to vote in favour of the Scheme as set out in clause 5.11(a) unless:
(3)
the Independent Expert provides a report to Carbon Revolution (including either the Independent Expert’s Report or any update of, or any revision, amendment or supplement to, that report) that concludes that the Scheme and the Capital Reduction are not in the best interest of Carbon Revolution Shareholders;

(4)
Carbon Revolution has received a Competing Proposal and the Carbon Revolution Board has determined, after the procedure in clause 10.4 has been complied with, that the Competing Proposal constitutes a Superior Proposal;

(5)
the change, modification, qualification or withdrawal occurs because of a requirement or request by a court or Government Agency that one or more Carbon Revolution Board members abstain from making a recommendation that Carbon Revolution Shareholders vote in favour of the Scheme and the Capital Reduction after the date of this deed; or

(6)
the Carbon Revolution Board has determined after receiving written advice from Carbon Revolution’s external Australian legal advisers specialising in the area of corporate law that the Carbon Revolution Board, by virtue of the fiduciary or statutory duties of the Carbon Revolution Board Members, is required to change, modify, qualify or withdraw its or their recommendation (with a copy of such advice to be provided to the SPAC).

(c)
For the purposes of this clause 5.11, customary qualifications and explanations contained in the Scheme Booklet and any public announcements by Carbon Revolution in relation to a recommendation to vote in favour of the Scheme and the Capital Reduction to the effect that the recommendation is made:

(1)	in the absence of a Superior Proposal;

(2)
in respect of any public announcement issued before the issue of the Scheme Booklet, subject to the Independent Expert concluding in the Independent Expert’s Report (and continuing to conclude) that the Scheme and the Capital Reduction are in the best interest of Carbon Revolution Shareholders; and

(3)
in respect of the Scheme Booklet and any public announcements issued at the time of or after the issue of Scheme Booklet, subject to the Independent Expert continuing to conclude that the Scheme and the Capital Reduction are in the best interest of Carbon Revolution Shareholders, will not be regarded as a failure to make, or an adverse change, adverse modification, adverse qualification or withdrawal of, a recommendation in favour of the Scheme.
(d)
Without limiting the operation of clause 10 or the preceding provisions of this clause 5, if circumstances arise, including the receipt or expected receipt of an unfavourable report from the Independent Expert (including either the Independent Expert’s Report or any update of, or any revision, amendment or supplement to, that report) which is reasonably likely to lead to any one or more Carbon Revolution Board Members adversely changing, adversely modifying, adversely qualifying or withdrawing their recommendation to vote in favour of the Scheme and Capital Reduction, Carbon Revolution must:

(1)	as soon as practicable, notify the SPAC of this fact; and
(2)
consult with the SPAC in good faith for at least 2 Business Days after the date on which the notice under clause 5.11(d)(1) is given to consider and determine whether there are any steps that can be taken to avoid such a change, modification, qualification or withdrawal (as applicable).

(e)
A statement made by Carbon Revolution or the Carbon Revolution Board to the effect that no action should be taken by Carbon Revolution Shareholders pending the assessment of a Competing Proposal by the Carbon Revolution Board or the completion of the matching right process set out in clause 10.4 shall not contravene this clause 5.11.

5.12	SPAC Board Recommendation
The SPAC Board must recommend that SPAC Shareholders vote in favour of the SPAC Proposals and SPAC Extension Proposals in any communications in relation to the Transaction with SPAC Shareholders and must not withdraw or change that recommendation unless a SPAC Competing Transaction is proposed and the SPAC Board determines in good faith and acting reasonably, having received legal advice from its external legal advisers that failing to withdraw or change their recommendation in favour of the Scheme would constitute a breach of their fiduciary or statutory duties to SPAC Shareholders.
5.13	Responsibility Statements
(a)	The Scheme Booklet will contain a responsibility statement to the effect that:
(1)	MergeCo is responsible for the MergeCo Information contained in the Scheme Booklet;
(2)	SPAC is responsible for the SPAC Information contained in the Scheme Booklet;
(3)	Carbon Revolution is responsible for the Carbon Revolution Information contained in the Scheme Booklet; and
(4)
the Independent Expert is responsible for the Independent Expert’s Report, and none of Carbon Revolution, MergeCo, SPAC or their respective directors or officers assumes any responsibility for the accuracy or completeness of the Independent Expert’s Report.

(b)
If Carbon Revolution, MergeCo and the SPAC disagree on the form or content of the Scheme Booklet, they must consult in good faith to try to settle an agreed form of the Scheme Booklet. If after five Business Days of consultation, Carbon Revolution, MergeCo and the SPAC are unable to agree on the form or content of the Scheme Booklet:

(1)	where the determination relates to SPAC Information, the SPAC will make the final determination, acting reasonably, as to the form and content of the SPAC Information; and

(2)
in any other case, the final determination as to the form and content of the Scheme Booklet will be made by Carbon Revolution, acting reasonably, provided that, if the SPAC disagrees with such final form and content, Carbon Revolution must include a statement to that effect in the Scheme Booklet.

5.14	Conduct of Court proceedings
(a)	Carbon Revolution and MergeCo on the one hand and the SPAC on the other hand are entitled to separate representation at all Court proceedings affecting the Transaction.
(b)	This deed does not give Carbon Revolution or the SPAC any right or power to give undertakings to the Court for or on behalf of the other of them without the other party’s written consent.
(c)
Carbon Revolution and the SPAC must give all undertakings to the Court in all Court proceedings which are reasonably required to obtain Court approval and confirmation of the Transaction as contemplated by this deed.

6	Representations and warranties
6.1	SPAC’s representations and warranties
SPAC represents and warrants to Carbon Revolution (in its own right and separately as trustee or nominee for each of the other Carbon Revolution Indemnified Parties) that each of the SPAC Representations and Warranties is true and correct and not misleading as at the date of this deed and at 8:00am on the Second Court Date.
6.2	Carbon Revolution’s representations and warranties
Carbon Revolution represents and warrants to the SPAC (in its own right and separately as trustee or nominee for each of the other SPAC Indemnified Parties) that each of the Carbon Revolution Representations and Warranties is true and correct and not misleading at the date of this deed and at 8:00 am on the Second Court Date (except where any statement is expressed to be made only at a particular date).
6.3	MergeCo’s representations and warranties
MergeCo represents and warrants to Carbon Revolution (in its own right and separately as trustee or nominee for each of the other Carbon Revolution Indemnified Parties) and the SPAC (in its own right and separately as trustee or nominee for each of the other SPAC Indemnified Parties) that each of the MergeCo Representations and Warranties is true and correct and not misleading at the date of this deed and at 8:00am on the Second Court Date.
6.4	Qualifications on representations and warranties
(a)	The Carbon Revolution Representations and Warranties made or given in clause 6.2 are each subject to matters that:
(1)	have been Fairly Disclosed in the Disclosure Materials;
(2)	have been Fairly Disclosed in:
(A)	an announcement by Carbon Revolution to ASX, or
(B)	a publicly available document lodged by Carbon Revolution with ASIC, in the one year period prior to the date of this deed; or
(3)	are expressly required or permitted by this deed or the Scheme.
(b)
Where a Carbon Revolution Representation and Warranty is given ‘so far as Carbon Revolution is aware’ or with a similar qualification as to Carbon Revolution’s awareness or knowledge, Carbon Revolution’s awareness or knowledge is limited to and deemed only to include those facts, matters or circumstances of which a Specified Individual is actually aware as at the date such Carbon Revolution Representation and Warranty is given.

(c)
The SPAC Representations and Warranties made or given in clause 6.1 are each subject to matters that have been Fairly Disclosed in any report, schedule, form, statement or other document (including exhibits) filed with, or furnished to, the SEC by the SPAC from the date the SPAC was listed on the NYSE until the date of this deed.

6.5	Survival of representations and warranties
Each representation and warranty in clauses 6.1, 6.2 and 6.3:
(a)	is severable; and
(b)	does not survive the termination of this deed.
6.6	Timing of representations and warranties
Each representation and warranty made or given under clauses 6.1, 6.2 or 6.3 is given at the date of this deed and on 8.00am on the Second Court Date unless that representation or warranty is expressed to be given at a particular time, in which case it is given at that time.
6.7	No representation or reliance
(a)
Each party acknowledges that no party (nor any person acting on its behalf) has made any representation or other inducement to it to enter into this deed, except for representations or inducements expressly set out in this deed and (to the maximum extent permitted by law) all other representations, warranties and conditions implied by statute or otherwise in relation to any matter relating to this deed, the circumstances surrounding the parties’ entry into it and the transactions contemplated by it are expressly excluded.

(b)
Each party acknowledges and confirms that it does not enter into this deed in reliance on any representation or other inducement by or on behalf of any other party, except for any representation or inducement expressly set out in this deed.

7	Releases
7.1	Carbon Revolution and Carbon Revolution Board Members and officers
(a)	MergeCo and SPAC each:
(1)	releases its rights; and
(2)	agrees with Carbon Revolution that it will not make, and in the case of MergeCo that after the Implementation Date it will procure that each Carbon Revolution Group Member does not make, any claim, against any Carbon Revolution Indemnified Party (other than Carbon Revolution and its Related Bodies Corporate) as at the date of this deed and from time to time in connection with:
(3)
any breach of any representations and warranties of Carbon Revolution or any other member of the Carbon Revolution Group in this deed or any breach of any covenant given by Carbon Revolution in this deed;

(4)	any disclosures containing any statement which is false or misleading whether in content or by omission; or
(5)	any failure to provide information,
whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the Carbon Revolution Indemnified Party has engaged in wilful misconduct, wilful concealment or fraud. For the avoidance of doubt, nothing in this clause 7.1(a) limits the SPAC’s rights to terminate this deed under clause 12.
(b)	Clause 7.1(a) is subject to any Corporations Act restriction and will be read down accordingly.
(c)	Carbon Revolution receives and holds the benefit of this clause 7.1 to the extent it relates to each Carbon Revolution Indemnified Party as trustee for each of them.

7.2	SPAC and SPAC directors and officers
(a)	Carbon Revolution and MergeCo:
(1)	releases its rights; and
(2)	agrees with the SPAC that it will not make a claim,
against any SPAC Indemnified Party (other than the SPAC and its Related Bodies Corporate) as at the date of this deed and from time to time in connection with:
(3)	any breach of any representations and warranties of the SPAC in this deed or any breach of any covenant given by the SPAC in this deed;
(4)	any disclosure containing any statement which is false or misleading whether in content or by omission; or
(5)	any failure to provide information,
whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the SPAC Indemnified Party has engaged in wilful misconduct, wilful concealment or fraud. For the avoidance of doubt, nothing in this clause 7.2(a) limits any right of Carbon Revolution or MergeCo to terminate this deed under clause 3.4 or 12.
(b)	Clause 7.2(a) is subject to any Corporations Act restriction and will be read down accordingly.
(c)	The SPAC receives and holds the benefit of this clause 7.2 to the extent it relates to each SPAC Indemnified Party as trustee for each of them.
7.3	MergeCo and MergeCo directors and officers
(a)	Carbon Revolution and SPAC each:
(1)	releases its rights; and
(2)	agrees with MergeCo that it will not make a claim,
against any MergeCo Indemnified Party as at the date of this deed and from time to time in connection with:
(3)	any breach of any representations and warranties of MergeCo in this deed or any breach of any covenant given by MergeCo in this deed;
(4)	any disclosure containing any statement which is false or misleading whether in content or by omission; or
(5)	any failure to provide information,
whether current or future, known or unknown, arising at common law, in equity, under statute or otherwise, except where the MergeCo has engaged in wilful misconduct, wilful concealment or fraud. For the avoidance of doubt, nothing in this clause 7.2(a) limits any right of Carbon Revolution or SPAC to terminate this deed under clause 3.4 or 12.
(b)	Clause 7.2(a) is subject to any Corporations Act restriction and will be read down accordingly.
(c)	MergeCo receives and holds the benefit of this clause 7.2 to the extent it relates to each MergeCo Indemnified Party as trustee for each of them.
8	Public announcement
8.1	Announcement of the Transaction
(a)
Immediately after the execution of this deed, Carbon Revolution must issue a public announcement in a form which has been agreed to in writing by the SPAC (which agreement must not be unreasonably withheld or delayed).

(b)	The Carbon Revolution announcement must include a unanimous recommendation by the Carbon Revolution Board to Carbon Revolution Shareholders that, in the absence of a Superior Proposal and subject to the Independent Expert concluding in the Independent Expert’s Report (and continuing to conclude) that the Scheme and Capital Reduction are in the best interest of Carbon Revolution Shareholders, Carbon Revolution Shareholders vote in favour of the Scheme and the Capital Reduction and all the Carbon Revolution Board Members will vote (or will procure the voting of) all Director Carbon Revolution Shares at the time of the Scheme Meeting in favour of the Scheme and the Capital Reduction at the Scheme Meeting.
(c)
Immediately after the execution of this deed, the SPAC must file a Current Report on Form 8-K pursuant to the SEC to report the execution of this deed, in a form which has been agreed to in writing by Carbon Revolution (which agreement must not be unreasonably withheld or delayed).

(d)
The SPAC Proxy Statement must include a unanimous recommendation by the SPAC Board to the SPAC Shareholders that, in the absence of a SPAC Superior Transaction, SPAC Shareholders vote in favour of the SPAC Proposals and the SPAC Extension Proposal and each SPAC Board Member will vote (or will procure the voting of) all SPAC Shares held by that SPAC Board Member (or in respect of which that SPAC Board member controls the exercise of any voting rights attaching to the SPAC Shares) at the time of the SPAC Shareholders’ Meeting in favour of the SPAC Proposals and SPAC Extension Proposal at the SPAC Shareholders’ Meeting.

8.2	Public announcements
Subject to clause 8.1 and 8.3, no public announcement or public disclosure of the Transaction or any other transaction the subject of this deed or the Scheme may be made other than in a form approved by Carbon Revolution and the SPAC in writing (acting reasonably), but each of Carbon Revolution and the SPAC must use all reasonable endeavours to provide such approval as soon as practicable. For the avoidance of doubt, this clause 8.2 does not apply to any announcement or disclosure relating to a Competing Proposal or where the announcement or disclosure is consistent with, and contains no more information than is included in, an announcement made in compliance with clause 8.1.
8.3	Required disclosure
(a)
Where a party is required by applicable law or the Listing Rules to make any announcement or to make any disclosure in connection with the Transaction or any other transaction the subject of this deed or the Scheme, it may do so despite clause 8.2.

(b)	Before any disclosure is made in reliance on clause 8.3(a), to the extent reasonably practicable and permitted by the relevant law or Listing Rule:
(1)
the party required to make the disclosure (Disclosing Party) must use best endeavours to notify the other party as soon as reasonably practicable after it becomes aware that disclosure is required; and

(2)
the Disclosing Party must use best endeavours to give the other party an opportunity to comment on the proposed form of the disclosure and amend any factual inaccuracy, and consider in good faith any other comments of the other party on the form of the disclosure, other than where such disclosure relates to, or is in connection with, an actual, potential or proposed Competing Proposal.
9	Confidentiality
Carbon Revolution and the SPAC acknowledge and agree that they continue to be bound by the Confidentiality Agreement after the date of this deed. The rights and obligations of the parties under the Confidentiality Agreement survive termination of this deed. To the extent of any inconsistency between the Confidentiality Agreement and this deed, the terms of this deed shall prevail.

10	Exclusivity
10.1	No shop and no talk
During the Exclusivity Period, each of Carbon Revolution and the SPAC must not, and must ensure that each of their Related Persons and Related Bodies Corporate and the Related Persons of those Related Bodies Corporate do not, directly or indirectly:
(a)
(no shop) solicit, invite, encourage or initiate (including by the provision of non-public information to any Third Party) any inquiry, expression of interest, offer, proposal, discussion or other communication by any person in relation to, or which would reasonably be expected to encourage or lead to, in the case of Carbon Revolution an actual, proposed or potential Competing Proposal or in the case of the SPAC, an actual, proposed or potential SPAC Competing Transaction, or communicate to any person an intention to do anything referred to in this clause 10.1(a); or

(b)	(no talk) subject to clause 10.2:
(1)
facilitate, participate in or continue any negotiations, discussions or other communications with respect to any inquiry, expression of interest, offer, proposal or discussion with any person in relation to, or which would reasonably be expected to encourage or lead to, in the case of Carbon Revolution, an actual, proposed or potential Competing Proposal or in the case of the SPAC, an actual, proposed or potential SPAC Competing Transaction;

(2)
negotiate, accept or enter into, or offer or agree to negotiate, accept or enter into, any agreement, arrangement or understanding regarding, in the case of Carbon Revolution an actual, proposed or potential Competing Proposal or in the case of the SPAC, an actual, proposed or potential SPAC Competing Transaction;

(3)
disclose or otherwise provide or make available any non-public information about the business or affairs of the Carbon Revolution Group or the SPAC (as applicable) to a Third Party (other than a Government Agency that has the right to obtain that information and has sought it) in connection with, with a view to obtaining, or which would reasonably be expected to encourage or lead to the formulation, receipt or announcement of, in the case of Carbon Revolution, an actual, proposed or potential Competing Proposal or in the case of the SPAC, an actual, proposed or potential SPAC Competing Transaction (including, without limitation, providing such information for the purposes of the conduct of due diligence investigations in respect of the Carbon Revolution Group or the SPAC (as applicable)) whether by that Third Party or another person; or

(4)	communicate to any person an intention to do anything referred to in the preceding paragraphs of this clause 10.1(b), provided that nothing in this clause 10.1 prevents or restricts Carbon Revolution or the SPAC (as applicable) or any of their Related Persons and Related Bodies Corporate or the Related Persons of those Related Bodies Corporate from responding to a Third Party in respect of an unsolicited inquiry, expression of interest, offer, proposal or discussion by that Third Party to make, or which would reasonably be expected to encourage or lead to in the case of Carbon Revolution, an actual, proposed or potential Competing Proposal or in the case of the SPAC, an actual, proposed or potential SPAC Competing Transaction, to merely (A) acknowledge receipt and / or (B) advise that Third Party that Carbon Revolution or the SPAC (as applicable) is bound by the provisions of this clause 10.1 and is only able to engage in negotiations, discussions or other communications if the fiduciary out in clause 10.2 applies.
10.2	Fiduciary exception
Clause 10.1(b) does not prohibit any action or inaction by Carbon Revolution or the SPAC, any of their respective Related Bodies Corporate or respective Related Persons, if:
(a)	in relation to an actual, proposed or potential Competing Proposal, the Carbon Revolution Board determines acting in good faith that:
(1)	after consultation with its advisers, such actual, proposed or potential Competing Proposal is a Superior Proposal or could reasonably be expected to become a Superior Proposal; and

(2)
after receiving written legal advice from its external legal advisers, compliance with that clause would, or would be reasonably likely to, constitute a breach of any of the fiduciary or statutory duties of the Carbon Revolution Board Members; or

(b)	in relation to an actual, proposed or potential SPAC Competing Transaction, the SPAC Board determines acting in good faith that:
(1)
after consultation with its advisers, such actual, proposed or potential SPAC Competing Transaction is a SPAC Superior Transaction or could reasonably be expected to become a SPAC Superior Transaction; and

(2)
after receiving written legal advice from its external legal advisers, compliance with that clause would, or would be reasonably likely to, constitute a breach of any of the fiduciary or statutory duties of the SPAC Board Members, provided that in either case:
(c)	the actual, proposed or potential Competing Proposal or SPAC Competing Transaction (as applicable) was not directly or indirectly brought about by, or facilitated by, a breach of clause 10.1(a); and
(d)	each action or inaction taken in reliance on this clause 10.2 is notified to the other party as soon as reasonably practicable (and in any event within 48 hours).
10.3	Notification of approaches
(a)
During the Exclusivity Period, Carbon Revolution and the SPAC must as soon as possible (and in any event within 24 hours) notify the other party in writing if it, any of its Related Bodies Corporate or any of their respective Related Persons, becomes aware of any:

(1)
negotiations, discussions or other communications, approaches or attempt to initiate any negotiations, discussions or other communications, or intention to make such an approach or attempt to initiate any negotiations, discussions or other communications in respect of any inquiry, expression of interest, offer, proposal or discussion in the case of Carbon Revolution, in relation to a Competing Proposal or in the case of the SPAC, in relation to a SPAC Competing Transaction;

(2)
proposal made to Carbon Revolution or the SPAC (as applicable), any of their Related Bodies Corporate or any of their respective Related Persons in connection with, or in respect of any exploration or completion of, in the case of Carbon Revolution, an actual, proposed or potential Competing Proposal or in the case of the SPAC, a SPAC Competing Transaction; or

(3)
provision by Carbon Revolution or the SPAC (as applicable), any of their Related Bodies Corporate or any of their respective Related Persons of any non-public information concerning the business or operations of the Carbon Revolution Group or the SPAC (as applicable) to any Third Party (other than a Government Agency) in connection with, in the case of Carbon Revolution, an actual, proposed or potential Competing Proposal or in the case of the SPAC, a SPAC Competing Transaction, whether direct or indirect, solicited or unsolicited, and in writing or otherwise.
(b)
A notification given under clause 10.3(a) must include the identity of the relevant person making or proposing the relevant actual, proposed or potential Competing Proposal or SPAC Competing Transaction (as applicable), together with all material terms and conditions of the actual, proposed or potential Competing Proposal or SPAC Competing Transaction (including price and form of consideration, conditions precedent, proposed deal protection arrangements and timetable), in each case to the extent known by Carbon Revolution or the SPAC (as applicable) or any of their Related Persons.

(c)
During the Exclusivity Period, Carbon Revolution must also notify the SPAC in writing as soon as possible after it, any of its Related Bodies Corporate or any of their respective Related Persons, becomes aware of any material developments in relation to the actual, proposed or potential Competing Proposal, including in respect of any of the information previously provided to the SPAC pursuant to this clause 10.3.

10.4	Matching right
(a)	Without limiting clause 10.1, during the Exclusivity Period, Carbon Revolution:
(1)
must not, and must procure that each of its Related Bodies Corporate do not, enter into any legally binding agreement, arrangement or understanding (whether or not in writing) pursuant to which one or more of a Third Party, Carbon Revolution or any Related Body Corporate of Carbon Revolution proposes or propose to undertake or give effect to an actual, proposed or potential Competing Proposal; and

(2)
must procure that none of the Carbon Revolution Board Members change their recommendation in favour of the Scheme and the Capital Reduction, publicly recommend an actual, proposed or potential Competing Proposal (or recommend against the Transaction) or make any public statement to the effect that they may do so at a future point (provided that a statement that no action should be taken by Carbon Revolution Shareholders pending the assessment of a Competing Proposal by the Carbon Revolution Board or the completion of the matching right process set out in this clause 10.4 shall not contravene this clause 10.4, provided that Carbon Revolution uses its best endeavours to procure that the Carbon Revolution Board publicly reaffirms its recommendation in favour of the Transaction when making any such statement and also subject to any change of recommendation by the Carbon Revolution Board that is permitted by clause 5.11(b)), unless:
(3)
the Carbon Revolution Board acting in good faith and in order to satisfy what the Carbon Revolution Board Members consider to be their statutory or fiduciary duties (having received written legal advice from its external Australian legal advisers) determines that the Competing Proposal is, or would be reasonably likely to be, an actual, proposed or potential, Superior Proposal;

(4)
Carbon Revolution has provided the SPAC with the material terms and conditions of the actual, proposed or potential Competing Proposal (including price and form of consideration, conditions precedent, proposed deal protection arrangements and timetable) (in each case, to the extent known) and the identity of the Third Party making the actual, proposed or potential Competing Proposal;

(5)
Carbon Revolution has given the SPAC at least five Business Days after the date of the provision of the information referred to in clause 10.4(a)(4) to provide a matching or superior counter-proposal to the terms of the actual, proposed or potential Competing Proposal; and

(6)
the SPAC has not announced or otherwise formally proposed to Carbon Revolution a matching or superior counter-proposal to the terms of the actual, proposed or potential Competing Proposal by the expiry of the five Business Day period in clause 10.4(a)(5).

(b)
If the SPAC proposes to Carbon Revolution, or announces amendments to the Scheme or a new proposal that constitutes a matching or superior proposal to the actual, proposed or potential Competing Proposal (SPAC Counterproposal) by the expiry of the five Business Day period in clause 10.4(a)(5), Carbon Revolution must procure that the Carbon Revolution Board considers the SPAC Counterproposal and if the Carbon Revolution Board, acting reasonably and in good faith, determines that the SPAC Counterproposal would provide an equivalent or superior outcome for Carbon Revolution Shareholders as a whole compared with the Competing Proposal, taking into account all of the terms and conditions of the SPAC Counterproposal, then Carbon Revolution and SPAC must use their best endeavours to agree the amendments to this deed, the Scheme and the Deed Poll (as applicable) that are reasonably necessary to reflect the SPAC Counterproposal and to implement the SPAC Counterproposal, in each case as soon as reasonably practicable, and Carbon Revolution must procure that each of the Carbon Revolution Board Members continues to recommend the Transaction (as modified by the SPAC Counterproposal) to Carbon Revolution Shareholders.

For the purposes of this clause 10.4, each successive material modification of any Competing Proposal or potential Competing Proposal will constitute a new Competing Proposal or potential Competing

Proposal, and the procedures set out in this clause 10.4 must again be followed prior to any Carbon Revolution Group Member entering into any agreement,arrangement, understanding or commitment in respect of such Competing Proposal or potential Competing Proposal.
(c)	Despite any other provision in this deed, a statement by Carbon Revolution or the Carbon Revolution Board to the effect that:
(1)	the Carbon Revolution Board has determined that a Competing Proposal is a Superior Proposal and has commenced the matching right process set out in this clause 10.4; or
(2)
Carbon Revolution Shareholders should take no action pending the completion of the matching right process set out in this clause 10.4 (provided that Carbon Revolution uses its best endeavours to procure that the Carbon Revolution Board publicly re-affirms its recommendation in favour of the Transaction when making any such statement), does not of itself:
(3)	constitute a change, withdrawal, modification or qualification of the recommendation by the Carbon Revolution Board Members or an endorsement of a Competing Proposal;
(4)	contravene this deed;
(5)	give rise to an obligation to pay the Reimbursement Fee under clause 11.2; or
(6)	give rise to a termination right under clause 12.1.
10.5	No current discussions regarding a Competing Proposal or SPAC Competing Transaction
Each of Carbon Revolution and the SPAC represents and warrants that, as at the date of this deed it and each of its Related Bodies Corporate:
(a)
is not a party to any agreement, arrangement or understanding with a Third Party entered into for the purpose of facilitating any actual, proposed or potential Competing Proposal or SPAC Competing Transaction (as applicable);

(b)
is not directly or indirectly participating in any discussions, negotiations or other communications, and has terminated any existing discussions, negotiations or other communications, in relation to any actual, proposed or potential Competing Proposal or SPAC Competing Transaction (as applicable), or which could reasonably be expected to lead to a Competing Proposal or SPAC Competing Transaction (as applicable); and

(c)
has ceased to provide or make available any non-public information to a Third Party where such information was provided for the purpose of facilitating, or could reasonably be expected to lead to, a Competing Proposal or SPAC Competing Transaction (as applicable).

10.6	Compliance with law
(a)	If it is finally determined by a court, or the Takeovers Panel, that the agreement by the parties under this clause 10 or any part of it:
(1)	constituted, or constitutes, or would constitute, a breach of the fiduciary or statutory duties of the Carbon Revolution Board;
(2)	constituted, or constitutes, or would constitute, ‘unacceptable circumstances’ within the meaning of the Corporations Act; or
(3)	was, or is, or would be, unlawful for any other reason,
then, to that extent (and only to that extent) Carbon Revolution or the SPAC (as applicable) will not be obliged to comply with that provision of clause 10.
(b)	The parties:
(1)	must not make or cause to be made, any application to a court or the Takeovers Panel for or in relation to a determination referred to in this clause 10.6; and

(2)	if any such application is made by a Third Party, use reasonable endeavours to defend or resist such application.
10.7	Provision of information
(a)
Subject to clause 10.7(b), during the Exclusivity Period, Carbon Revolution must as soon as possible and in any event within two Business Days of it being disclosed or provided to a Third Party, make available to the SPAC:

(1)	in the case of written materials, a copy of; and
(2)	in any other case, a written statement of,
any material non-public information about the business or affairs of any member of the Carbon Revolution Group disclosed or otherwise provided to a Third Party in connection with such Third Party formulating, developing, or finalising, or assisting in the formulation, development or finalisation by that Third Party of, an actual, proposed or potential Competing Proposal, which has not previously been provided to the SPAC.
(b)
During the Exclusivity Period, Carbon Revolution must not, and must ensure that each of its Related Persons and Related Bodies Corporate and the Related Persons of those Related Bodies Corporate do not, directly or indirectly disclose or otherwise provide or make available any non-public information about the business or affairs of the Carbon Revolution Group to a Third Party in connection with an actual, proposed or potential Competing Proposal unless:

(1)	permitted by clause 10.2; and
(2)
before that information is disclosed or otherwise provided or made available to that Third Party, the Third Party has entered into a confidentiality agreement with Carbon Revolution that contains obligations on the Third Party that are on no less onerous terms in any material respect than the obligations of the SPAC under the Confidentiality Agreement.

10.8	Usual provision of information
Nothing in this clause 10 prevents Carbon Revolution from:
(a)	making presentations or providing information to, engaging or negotiating the terms of any transaction with, Third Parties for the purposes of obtaining the Bridge Financing;
(b)	providing any information to its Related Persons;
(c)	providing any information to any Government Agency;
(d)	providing any information required to be provided by any applicable law, including to satisfy its obligations under the Listing Rules or to any Government Agency;
(e)	providing any information to its auditors, customers, financiers, joint venturers and suppliers acting in that capacity in the ordinary course of business; or
(f)
making presentations to, or responding to enquiries from, brokers, portfolio investors, analysts and other third parties, and engaging with financiers and potential financiers, in the ordinary course of business or promoting the merits of the Transaction.

11	Reimbursement Fee
11.1	Background to Reimbursement Fee
(a)
The SPAC and Carbon Revolution acknowledge that, if they enter into this deed and the Scheme is subsequently not implemented, each of them will incur significant costs, including those set out in clause 11.5.

(b)
In the circumstances referred to in clause 11.1(a), each of Carbon Revolution and the SPAC has requested from the other party that provision be made for the payments outlined in clause 11.2 and 11.3 (as applicable), without which neither of them would have entered into this deed or otherwise agreed to implement the Scheme.

(c)
Each of the SPAC and Carbon Revolution acknowledges having taken advice from its external legal advisers and Financial Adviser, that the implementation of the Scheme will provide benefits to it and its Shareholders and that it is appropriate for them to agree to the payments referred to in clause 11.2 and 11.3 (as applicable) in order to secure the other party’s participation in the Transaction.

11.2	SPAC Reimbursement Fee triggers
Subject to this clause 11, Carbon Revolution must pay the Reimbursement Fee to the SPAC under this clause 11.2 and in accordance with clause 11.4 if:
(a)	during the Exclusivity Period, one or more Carbon Revolution Board Members:
(1)	withdraws, adversely changes, adversely modifies or adversely qualifies their support of the Scheme or their recommendation that Carbon Revolution Shareholders vote in favour of the Scheme;
(2)	fails to recommend that Carbon Revolution Shareholders vote in favour of the Scheme in the manner described in clause 5.11;
(3)	makes a public statement:
(A)	to the effect that he or she no longer supports the Scheme or the Transaction; or
(B)
supporting, endorsing or recommending (including support by way of accepting or voting, or by way of stating an intention to accept or vote, in respect of any Director Carbon Revolution Shares) a Competing Proposal (whether or not such proposal is stated to be subject to any pre-conditions), unless:
(4)
the Independent Expert concludes in the Independent Expert’s Report (or any update of, or revision, amendment or supplement to, that report) that the Scheme and Capital Reduction are not in the best interest of Carbon Revolution Shareholders (except where that conclusion is due to the existence, announcement or publication of a Competing Proposal), provided that any Carbon Revolution Board Member’s change of recommendation must only occur after the Independent Expert provides a report to Carbon Revolution (including either the Independent Expert’s Report or any update of, or any revision, amendment or supplement to, that report) that concludes that the Scheme is not in the best interest of Carbon Revolution Shareholders;

(5)
the failure to recommend, or the change to or withdrawal of a recommendation to vote in favour of the Scheme occurs because of a requirement or request by a court or a Government Agency that one or more Carbon Revolution Board Members abstain or withdraw from making a recommendation that Carbon Revolution Shareholders vote in favour of the Scheme after the date of this deed due to a conflict of interest or duty or due to a material personal interest;

(6)	Carbon Revolution is entitled to terminate this deed pursuant to clause 12.1(a) or 12.1(d), and has given the appropriate termination notice to the SPAC;
(7)	this deed is terminated in accordance with clause 12.2; or
(8)	Carbon Revolution is entitled to terminate this deed pursuant to clause 3.4 and has given the appropriate termination notice to the SPAC;
provided that, for the avoidance of doubt, a statement made by Carbon Revolution or the Carbon Revolution Board to the effect that no action should be taken by Carbon Revolution Shareholders pending the assessment of a Competing Proposal by the Carbon Revolution Board or the completion of the matching right process set out in clause 10.4 will not require Carbon Revolution to pay the Reimbursement Fee to the SPAC, provided that Carbon Revolution uses its best endeavours to procure that the Carbon Revolution Board publicly re-affirms its recommendation in favour of the Transaction when making any such statement;

(b)
a Competing Proposal of any kind is announced during the Exclusivity Period (whether or not such proposal is stated to be subject to any pre-conditions) and, within 12 months of the date of such announcement, the Third Party or any Associate of that Third Party:

(1)	completes a Competing Proposal of a kind referred to in any of paragraphs 2, 3 or 4 of the definition of Competing Proposal; or
(2)
enters into an agreement, arrangement or understanding with Carbon Revolution, with another member of the Carbon Revolution Group or with the board of directors of any of the foregoing entities, which is of the kind referred to in paragraph 5 of the definition of Competing Proposal;

(c)	the SPAC has terminated this deed pursuant to:
(1)	12.1(a)(1) or clause 12.1(b); or
(2)
clause 3.4, as a result of any of the following Conditions Precedent not being satisfied: 3.1(f) (No Carbon Revolution Prescribed Occurrence), 3.1(h) (No MergeCo Prescribed Occurrence), 3.1(t) (MergeCo Representations and Warranties), 3.1(s) (Carbon Revolution Representations and Warranties),

and the Transaction does not complete;
(d)
the Court fails to approve the terms of the Scheme for which the approval of the requisite Carbon Revolution Shareholders has been obtained as a result of a material non-compliance by Carbon Revolution with any of its obligations under this deed; or

(e)	the Scheme becomes Effective but the Merger does not occur due to a breach by Carbon Revolution or MergeCo of its obligations under this deed, the Scheme, the Deed Poll or the BCA.
11.3	Carbon Revolution Reimbursement Fee triggers
Subject to this clause 11, SPAC must pay the Reimbursement Fee to Carbon Revolution under this clause 11.3 and in accordance with clause 11.4 if:
(a)	during the Exclusivity Period, one or more SPAC Board Members:
(1)
withdraws, adversely changes, adversely modifies or adversely qualifies their support of the Transaction or their recommendation that SPAC Shareholders vote in favour of the SPAC Proposals and SPAC Extension Proposals; or

(2)	fails to recommend that SPAC Shareholders vote in favour of the SPAC Proposals and SPAC Extension Proposals in the manner described in clause 5.12; or
(3)	makes a public statement:
(A)	to the effect that he or she no longer supports the Transaction; or
(B)
supporting, endorsing or recommending (including support by way of accepting or voting, or by way of stating an intention to accept or vote in respect of any SPAC Shares held by that SPAC Board Member (or in respect of which that SPAC Board Member controls the exercise of any voting rights attaching to the SPAC Shares)) a SPAC Competing Transaction (whether or not such proposal is stated to be subject to any pre-conditions);

(b)
a SPAC Competing Transaction of any kind is announced during the Exclusivity Period (whether or not such proposal is stated to be subject to any pre-conditions) and, within 12 months of the date of such announcement a SPAC Competing Transaction completes;

(c)	Carbon Revolution is entitled to terminate this deed and has terminated this deed having given the appropriate termination notice to the SPAC pursuant to:
(1)	clause 12.1(a)(1);
(2)	clause 12.1(d); or

(3)
clause 3.4, as a result of any of the following Conditions Precedent not being satisfied: 3.1(g) (No SPAC Prescribed Occurrence), 3.1(m)(Transaction Documents); 3.1(q) (CEF Agreement) and 3.1(u) (SPAC Representations and Warranties);

(d)	the Scheme becomes Effective but the Merger does not occur due to a breach by the SPAC of its obligations under this deed, the Scheme, the Deed Poll or the BCA; or
(e)
the Court fails to approve the terms of the Scheme for which the approval of the requisite Carbon Revolution Shareholders has been obtained as a result of a material non-compliance by the SPAC with any of its obligations under this deed.

11.4	Payment of Reimbursement Fee
(a)	A demand by a party for payment of the Reimbursement Fee under clause 11.2 or clause 11.3 must:
(1)	be in writing;
(2)	be made after the occurrence of the event in that clause giving rise to the right to payment;
(3)	state the circumstances which give rise to the demand;
(4)	include the information and evidence required by clause 11.5; and
(5)	nominate an account in the name of the party to whom the Reimbursement Fee is to be paid.
(b)
Carbon Revolution must pay the Reimbursement Fee into the account nominated by the SPAC, without set-off or withholding, within five Business Days after receiving a demand for payment where the SPAC is entitled under clause 11.2 to the Reimbursement Fee.

(c)
The SPAC must pay the Reimbursement Fee into the account nominated by Carbon Revolution, without set-off or withholding, within five Business Days after receiving a demand for payment where Carbon Revolution is entitled under clause 11.3 to the Reimbursement Fee.

11.5	Basis of Reimbursement Fee
The Reimbursement Fee has been calculated to reimburse the party claiming the Reimbursement Fee (Recipient) for costs including the following:
(a)	fees for legal, financial and other professional advice in planning and implementing the Transaction (excluding success fees);
(b)	reasonable opportunity costs incurred in engaging in the Transaction or in not engaging in other alternative acquisitions or strategic initiatives;
(c)	costs of management and directors’ time in planning and implementing the Transaction;
(d)	out of pocket expenses incurred by the Recipient and the Recipient’s employees, advisers and agents in planning and implementing the Transaction;
(e)	any damage to the Recipient’s reputation associated with a failed transaction and the implications of that damages to the Recipient’s business, and the parties agree that:
(f)	the costs actually incurred by the Recipient will be of such a nature that they cannot all be accurately ascertained; and
(g)	the Reimbursement Fee is a genuine and reasonable pre-estimate of those costs.
11.6	Compliance with law
(a)	If it is finally determined by a court, or the Takeovers Panel, that the agreement by the parties under this clause 11 or any part of it:
(1)	constituted, or constitutes, or would constitute, ‘unacceptable circumstances’ within the meaning of the Corporations Act; or
(2)	was, or is, or would be, unlawful for any other reason,

then, to that extent (and only to that extent) Carbon Revolution or the SPAC (as applicable) will not be obliged to pay the Reimbursement Fee. For the avoidance of doubt, any part of the Reimbursement Fee that would not constitute unacceptable circumstances or that is not unenforceable or unlawful (as applicable) must be paid by the Reimbursing Party.
(b)	The parties:
(1)	must not make or cause to be made, any application to a court or the Takeovers Panel for or in relation to a determination referred to in this clause 11.6; and
(2)	if any such application is made by a Third Party, use reasonable endeavours to defend or resist such application.
11.7	Reimbursement Fees payable only once
(a)
Where the Reimbursement Fee becomes payable to the SPAC under clause 11.2 and is actually paid to the SPAC, the SPAC cannot make any claim against Carbon Revolution for payment of any subsequent Reimbursement Fee.

(b)
Where the Reimbursement Fee becomes payable to Carbon Revolution under clause 11.3 and is actually paid to Carbon Revolution, Carbon Revolution cannot make any claim against the SPAC for payment of any subsequent Reimbursement Fee.

11.8	Other Claims
(a)
Despite anything to the contrary in this deed or the BCA, the maximum aggregate amount which Carbon Revolution is required to pay in relation to this deed and the BCA (including as a result of any breach of this deed or the BCA by Carbon Revolution or any other Claim) is the amount of the Reimbursement Fee and in no event will the aggregate liability of Carbon Revolution under or in connection with this deed and the BCA or any Claim exceed the amount of the Reimbursement Fee.

(b)
Despite anything to the contrary in this deed or the BCA, the maximum aggregate amount which the SPAC is required to pay in relation to this deed and the BCA (including as a result of any breach of this deed or the BCA by the SPAC or any other Claim) is the amount of the Reimbursement Fee and in no event will the aggregate liability of the SPAC under or in connection with this deed and the BCA or any Claim exceed the amount of the Reimbursement Fee.

11.9	Exclusive remedy
(a)
Where the Reimbursement Fee is paid to the SPAC under clause 11.2 (or would be payable if a demand was made), the SPAC cannot make any Claim (other than a claim for specific performance) against Carbon Revolution or the Carbon Revolution Indemnified Parties in relation to the event or occurrence referred to in clause 11.2.

(b)
Where the Reimbursement Fee is paid to Carbon Revolution under clause 11.3 (or would be payable if a demand was made), Carbon Revolution cannot make any Claim (other than a claim for specific performance) against the SPAC or the SPAC Indemnified Parties in relation to the event or occurrence referred to in clause 11.3.

11.10	No Reimbursement Fee if Scheme Effective
Despite anything to the contrary in this deed except clause 11.3(d), the Reimbursement Fee will not be payable by either party if the Scheme becomes Effective and if the Reimbursement Fee has already been paid it must be refunded by the recipient.
11.11	Claims under the Deed Poll
Nothing in this clause 11 or otherwise in this deed limits the liability of MergeCo in connection with a breach of the Deed Poll.

12	Termination
12.1	Termination for material breach
(a)	Carbon Revolution or the SPAC may terminate this deed by written notice to the other parties:
(1)	at any time before 8.00am on the Second Court Date, if:
(A)	the SPAC (in the case of a termination by Carbon Revolution); or
(B)	Carbon Revolution, MergeCo or Merger Sub (in the case of termination by the SPAC), has materially breached this deed or the BCA , the party entitled to terminate has given written notice to the party in breach of this deed or the BCA setting out the relevant circumstances and stating an intention to terminate this deed, and the party in breach has failed to remedy the breach within 10 Business Days (or any shorter period ending at 5.00pm on the Business Day before the Second Court Date) after the date on which the notice is given;
(2)
at any time before 8.00am on the Second Court Date if the Court or another Australian, United States or Irish Government Agency (including any other court) has taken any action permanently restraining or otherwise prohibiting or preventing the Transaction, or has refused to do anything necessary to permit the Transaction to be implemented by the End Date, and the action or refusal has become final and cannot be appealed or reviewed or the party, acting reasonably, believes that there is no realistic prospect of an appeal or review succeeding by the End Date;

(3)	in the circumstances set out in, and in accordance with, clause 3.4;
(4)	if the Effective Date for the Scheme has not occurred, or will not occur, on or before the End Date; or
(5)	if Carbon Revolution Shareholders have not agreed to the Scheme and Capital Reduction at the Scheme Meeting by the requisite majorities and notice is not given or sent under clause 3.4(d).
(b)	the SPAC may terminate this deed by written notice to Carbon Revolution and MergeCo at any time before 8.00am on the Second Court Date if:
(1)	there is a Carbon Revolution Prescribed Occurrence or Carbon Revolution Regulated Event;
(2)	any Carbon Revolution Board Member:
(A)	fails to recommend the Scheme and the Capital Reduction;
(B)	withdraws, adversely changes, adversely modifies or adversely qualifies their support of the Scheme or their recommendation that Carbon Revolution Shareholders vote in favour of the Scheme; or
(C)
makes a public statement indicating that he or she no longer recommends the Transaction or recommends, supports or endorses another transaction (including any Competing Proposal but excluding a statement that no action should be taken by Carbon Revolution Shareholders pending assessment of a Competing Proposal by the Carbon Revolution Board or the completion of the matching right process set out in clause 10.4), other than where any Carbon Revolution Board Member is required or requested by a court or Government Agency to abstain or withdraw from making a recommendation that Carbon Revolution Shareholders vote in favour of the Scheme after the date of this deed; or
(3)
if in any circumstances (including, for the avoidance of doubt, where permitted by clause 10.4) Carbon Revolution enters into any legally binding agreement, arrangement or understanding giving effect to any actual, proposed or potential Competing Proposal.

(c)
Carbon Revolution may terminate this deed by written notice to the SPAC and MergeCo at any time before 8.00am on the Second Court Date if the Carbon Revolution Board or a majority of the Carbon Revolution Board has changed, withdrawn, modified or qualified its recommendation as permitted under clause 5.11 disregarding for these purposes any statement that no action should be taken by Carbon Revolution Shareholders pending assessment of a Competing Proposal by the Carbon Revolution Board or the completion of the matching right process set out in clause 10.4.
(d)	Carbon Revolution may terminate this deed by written notice to the SPAC and MergeCo:
(1)	if there is a SPAC Prescribed Occurrence;
(2)	Any SPAC Board Member:
(A)	fails to recommend the Transaction or that SPAC Shareholders vote in favour of the SPAC Proposals and SPAC Extension Proposals in the manner described in clause 5.12;
(B)
withdraws, adversely changes, adversely modifies or adversely qualifies their support of the Transaction or their recommendation that SPAC Shareholders vote in favour of the SPAC Proposals and SPAC Extension Proposals; or

(C)
makes a public statement to the effect that he or she no longer supports the Transaction or supporting, endorsing or recommending (including support by way of accepting or voting, or by way of stating an intention to accept or vote in respect of any SPAC Shares held by that SPAC Board Member (or in respect of which that SPAC Board Member controls the exercise of any voting rights attaching to the SPAC Shares)) a SPAC Competing Transaction (whether or not such proposal is stated to be subject to any pre-conditions), other than where the SPAC Board is required or requested by a court or Government Agency to abstain or withdraw from making a recommendation that SPAC Shareholders vote in favour of the SPAC Proposals and SPAC Extension Proposals after the date of this deed;
(3)	if in any circumstances the SPAC enters into any legally binding agreement, arrangement or understanding giving effect to any actual, proposed or potential SPAC Competing Transaction; or
(4)
if by 8 March 2023 the SPAC has not obtained SPAC Shareholder approval to extend the deadline for completing a business combination (as set forth in its Amended and Restated Memorandum and Articles of Association, effective 3 March 2021) as necessary to at least 31 May 2023 or such other date as the parties reasonably agree, or if, following exercise by SPAC Shareholders of their Redemption Rights in accordance with the SPAC Memorandum and Articles of Association in connection with the approval of the SPAC Extension Proposal, the SPAC fails to continue to satisfy the continued listing standards of the NYSE, NYSE American or NASDAQ or would not continue to satisfy such continued listing standards until the Implementation Date, including the Continued Listing Criteria applicable to “Acquisition Companies” set forth in Section 802.01 of the NYSE Listed Company Manual.

12.2	Other termination events
(a)	This deed is terminable if agreed to in writing by the SPAC and Carbon Revolution.
(b)	This deed terminates automatically, with immediate effect, if the BCA has been terminated in accordance with its terms.
12.3	Effect of termination
If this deed is terminated by a party under clauses 3.4, 12.1 or 12.2:
(a)
each party will be released from its obligations under this deed, except that this clause 12.3, and clauses 1, 6.4 to 6.7, 7, 9, 11, 13, 14, 15 and 16 (except 16.9), will survive termination and remain in force;

(b)	each party will retain the rights it has or may have against the other parties in respect of any past breach of this deed; and
(c)
in all other respects, all future obligations of the parties under this deed will immediately terminate and be of no further force and effect including any further obligations in respect of the Scheme.

12.4	Termination
Where a party has a right to terminate this deed, that right for all purposes will be validly exercised if the party delivers a notice in writing to the other parties stating that it terminates this deed and the provision under which it is terminating this deed.
12.5	No other termination
Neither party may terminate or rescind this deed except as permitted under clauses 3.4, 12.1 or 12.2.
13	Duty, costs and expenses
13.1	Stamp duty
MergeCo:
(a)	must pay all stamp duties and any fines and penalties with respect to stamp duty in respect of this deed or the Scheme or the steps to be taken under this deed or the Scheme; and
(b)	indemnifies Carbon Revolution against any liability arising from its failure to comply with clause 13.1(a).
13.2	Costs and expenses
Except as otherwise provided in this deed or the BCA, each party must pay its own costs and expenses in connection with the negotiation, preparation, execution, delivery and performance of this deed and the proposed, attempted or actual implementation of this deed and the Transaction.
14	GST
(a)	Any consideration or amount payable under this deed, including any non-monetary consideration
(as reduced in accordance with clause if required) (Consideration) is exclusive of GST.
(b)	Unless stated otherwise, all monetary amounts specified in this deed are specified exclusive of GST.
(c)
If GST is or becomes payable on a Supply made under or in connection with this deed, an additional amount (Additional Amount) is payable by the party providing consideration for the Supply (Recipient) equal to the amount of GST payable on that Supply as calculated by the party making the Supply (Supplier) in accordance with the GST Law.

(d)
The Additional Amount payable under clause 14(c) is payable at the same time and in the same manner as the Consideration for the Supply, and the Supplier must provide the Recipient with a Tax Invoice. However, the Additional Amount is only payable on receipt of a valid Tax Invoice.

(e)
If for any reason (including the occurrence of an Adjustment Event) the amount of GST payable on a Supply (taking into account any Decreasing or Increasing Adjustments in relation to the Supply) varies from the Additional Amount payable by the Recipient under clause 14(c):

(1)	the Supplier must provide a refund or credit to the Recipient, or the Recipient must pay a further amount to the Supplier, as applicable;
(2)	the refund, credit or further amount (as the case may be) will be calculated by the Supplier in accordance with the GST Law; and
(3)
the Supplier must notify the Recipient of the refund, credit or further amount within 14 days after becoming aware of the variation to the amount of GST payable. Any refund or credit must accompany such notification or the Recipient must pay any further amount within seven days after receiving such notification, as applicable. If there is an Adjustment Event in relation to the Supply, the requirement for the Supplier to notify the Recipient will be satisfied by the Supplier issuing to the Recipient an Adjustment Note within 14 days after becoming aware of the occurrence of the Adjustment Event.

(f)	Despite any other provision in this deed if an amount payable under or in connection with this deed (whether by way of reimbursement, indemnity or otherwise) is calculated by reference to an amount incurred by a party, whether by way of cost, expense, outlay, disbursement or otherwise (Amount Incurred), the amount payable must be reduced by the amount of any Input Tax Credit to which that party is entitled in respect of that Amount Incurred.
(g)
Any reference in this clause to an Input Tax Credit to which a party is entitled includes an Input Tax Credit arising from a Creditable Acquisition by that party but to which the Representative Member of a GST Group of which the party is a member is entitled.

(h)	Any term starting with a capital letter in this clause 14 that is not defined in this clause 14 has the same meaning as the term has in the A New Tax System (Goods & Services Tax) Act 1999 (Cth).
15	Notices
15.1	Form of Notice
A notice or other communication to a party under this deed (Notice) must be:
(a)	in writing and in English; and
(b)	addressed to that party in accordance with the details nominated below (or any alternative details nominated to the sending party by Notice):
Party	Address	Addressee	Email
Carbon evolution or MergeCo 75 Pigdons Road, Warn Ponds VIC 3126 Australia	David Nock, General Counsel and Company Secretary	David Nock	david.nock@carbonrev.com

with a copy to: Herbert Smith Freehills	Level 24, 80 Collins St, Melbourne VIC 3000	Michael Ziegelaar Alex Mackinnon	michael.ziegelaar@hsf.com alexander.mackinnon@hsf.com

SPAC	999 Vanderbilt Beach Road, Suite 200 Naples, FL 34108	William P Russell Jr; Sanjay Morey	wrussell@twinridgecapital.com; smorey@twinridgecapital.com

with a copy to: Kirkland & Ellis	601 Lexington Avenue New York, NY 10022 Kirkland & Ellis 609 Main St Houston, TX 77002	Peter Seligson Adam Larson Rami Totari	peter.segilson@kirkland.com; adam.larson@kirkland.com; rami.totari@kirkland.com

15.2	How Notice must be given and when Notice is received
(a)	A Notice must be given by one of the methods set out in the table below.
(b)	A Notice is regarded as given and received at the time set out in the table below.
However, if this means the Notice would be regarded as given and received:
(c)	on a day that is not a Business Day, the Notice will instead be regarded as given and received at 9.00am on the next Business Day (or 8.00am if the next Business Day is the Second Court Date); or
(d)
outside the period between 9.00am and 5.00pm (addressee’s time) on a Business Day (business hours period), then, other than in respect of any Notice given on, and prior to 8.00am on, the Second Court Date, the Notice will instead be regarded as given and received at the start of the following business hours period.

Method of giving Notice	When Notice is regarded as given and received
By email to the	The first to occur of:
nominated email	1	the sender receiving an automated message confirming delivery; or
address	2
two hours after the time that the email was sent (as recorded on the device from which the email was sent) provided that the sender does not, within the period, receive an automated message that the email has not been delivered.

15.3	Notice must not be given by electronic communication
A Notice must not be given by electronic means of communication (other than email as permitted in clause 15.2).
16	General
16.1	Governing law and jurisdiction
(a)	This deed is governed by the law in force in Victoria, Australia.
(b)
Each party irrevocably submits to the non-exclusive jurisdiction of courts exercising jurisdiction in Victoria, Australia and courts of appeal from them in respect of any proceedings arising out of or in connection with this deed. Each party irrevocably waives any objection to the venue of any legal process in these courts on the basis that the process has been brought in an inconvenient forum.

16.2	Service of process
(a)
Without preventing any other mode of service, any document in an action (including any writ of summons or other originating process or any third or other party notice) may be served on any party by being delivered to or left for that party at its address for service of Notices under clause 15.

(b)
The SPAC irrevocably appoints Ashurst Australia (whose details are below) as its agent for the service of process in Australia in relation to any matter arising out of this deed. If Ashurst Australia ceases to be able to act as such or have an address in Australia, the SPAC agrees to appoint a new process agent in Australia and deliver to the other parties within 5 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed. The SPAC must inform the other parties in writing of any change in the address of its process agent within 20 Business Days of the change.

Process Agent details
Ashurst Australia
Level 16, 80 Collins Street, South Tower Melbourne VIC 3000 Australia
Tel +61 3 9679 3000
Fax +61 3 9679 3111
John.Brewster@ashurst.com / brooke.coghlan@ashurst.com
(c)
MergeCo irrevocably appoints Carbon Revolution as its agent for the service of process in Australia in relation to any matter arising out of this deed. If Carbon Revolution ceases to be able to act as such or have an address in Australia, MergeCo agrees to appoint a new process agent in Australia and deliver to the other parties within 5 Business Days a copy of a written acceptance of appointment by the process agent, upon receipt of which the new appointment becomes effective for the purpose of this deed. MergeCo must inform the other parties in writing of any change in the address of its process agent within 20 Business Days of the change.

16.3	No merger
The rights and obligations of the parties do not merge on completion of the Transaction. They survive the execution and delivery of any assignment or other document entered into for the purpose of implementing the Transaction.
16.4	Invalidity and enforceability
(a)
If any provision of this deed is invalid under the law of any jurisdiction the provision is enforceable in that jurisdiction to the extent that it is not invalid, whether it is in severable terms or not.

(b)
Clause 16.4(a) does not apply where enforcement of the provision of this deed in accordance with clause 16.4(a) would materially affect the nature or effect of the parties’ obligations under this deed.

16.5	Waiver
No party to this deed may rely on the words or conduct of any other party as a waiver of any right unless the waiver is in writing and signed by the party granting the waiver.
The meanings of the terms used in this clause 16.5 are set out below.
Term	Meaning
conduct	includes delay in the exercise of a right.
right	any right arising under or in connection with this deed and includes the right to rely on this clause.
waiver	includes an election between rights and remedies, and conduct which might otherwise give rise to an estoppel.
16.6	Variation
A variation of any term of this deed must be in writing and signed by the parties.
16.7	Assignment of rights
(a)
A party may not assign, novate, declare a trust over or otherwise transfer or deal with any of its rights or obligations under this deed without the prior written consent of the other parties or as expressly provided in this deed.

(b)	A breach of clause 16.7(a) by a party shall be deemed to be a material breach for the purposes of clause 12.1(a)(1).
(c)	Clause 16.7(b) does not affect the construction of any other part of this deed.
16.8	No third party beneficiary
This deed shall be binding on and inure solely to the benefit of each party to it and each of their respective permitted successors and assigns, and nothing in this deed is intended to or shall confer on any other person, other than the SPAC Indemnified Parties and the Carbon Revolution Indemnified Parties, in each case to the extent set forth in clause 6 and clause 7, any third party beneficiary rights.
16.9	Further action to be taken at each party’s own expense
Each party must, at its own expense, do all things and execute all documents necessary to give full effect to this deed and the transactions contemplated by it.
16.10	Entire agreement
This deed (including the documents in the Attachments to it), the BCA and the Confidentiality Agreement state all the express terms agreed by the parties in respect of their subject matter. They supersede all prior discussions, negotiations, understandings and agreements in respect of their subject matter.
16.11	Counterparts
(a)	This deed may be executed in any number of counterparts.
(b)	This deed is binding on the parties on the exchange of duly executed counterparts.
(c)
The parties agree that a copy of an original executed counterpart sent by email to the email address of the other parties specified in clause 15 instead of the original is sufficient evidence of the execution of the original and may be produced in evidence for all purposes in place of the original.

16.12	Relationship of the parties
(a)	Nothing in this deed gives a party authority to bind any other party in any way.
(b)	Nothing in this deed imposes any fiduciary duties on a party in relation to any other party.

16.13	Remedies cumulative
Except as provided in this deed and permitted by law, the rights, powers and remedies provided in this deed are cumulative with, and not exclusive of, the rights, powers and remedies provided by law independently of this deed.
16.14	Exercise of rights
(a)
Unless expressly required by the terms of this deed, a party is not required to act reasonably in giving or withholding any consent or approval or exercising any other right, power, authority, discretion or remedy, under or in connection with this deed.

(b)
A party may (without any requirement to act reasonably) impose conditions on the grant by it of any consent or approval, or any waiver of any right, power, authority, discretion or remedy, under or in connection with this deed. Any conditions must be complied with by the party relying on the consent, approval or waiver.

Schedules

Definitions and interpretation	B-48

SPAC Representations and Warranties	B-70

Carbon Revolution Representations and Warranties	B-75

MergeCo Representations and Warranties	B-84

Part 1 - Carbon Revolution capital structure	B-86

Part 2 – MergeCo and Merger Sub capital structure	B-86

Schedule 1
Definitions and interpretation
1	Definitions
1.1	Definitions
Term	Meaning
Accounting Standards
the accounting standards required under the Corporations Act and the requirements of the Corporations Act about the preparation and contents of financial reports (including the Approved Accounting Standards issued by the Australian Accounting Standards Board) and other mandatory professional reporting requirements issued by the joint accounting bodies (including the Australian Accounting Standards issued either jointly by CPA Australia and the Institute of Chartered Accountants in Australia or by the Australian Accounting Research Foundation on behalf of CPA Australia and the Institute of Chartered Accountants in Australia).

Adviser	any individual who is engaged to provide professional advice (including accounting, consulting, financial or legal advice).

ASIC	the Australian Securities and Investments Commission.

Associate
has the meaning set out in section 12 of the Corporations Act as if subsection 12(1) of the Corporations Act included a reference to this deed and the designated body was the body in this deed with reference to whom the associate reference was being interpreted.

ASX	ASX Limited ABN 98 008 624 691 and, where the context requires, the financial market that it operates.

ATO Ruling
the class ruling sought by Carbon Revolution from the Commissioner of Taxation confirming the availability of scrip-for-scrip rollover relief under Subdivision 124-M of the Tax Act for eligible Scheme Shareholders in respect of the exchange of the Carbon Revolution Shares for MergeCo Shares pursuant to the Scheme.

Authorisations	any approval, licence, consent, authority or permit.

BCA	the Business Combination Agreement entered into between Carbon Revolution, MergeCo, Merger Sub and the SPAC on or about the date of this deed.

Bridge Financing
the issuance of equity, debt, convertible securities or any similar security by the Carbon Revolution Group and/or MergeCo or the entry by the Carbon Revolution Group and/or MergeCo into any other transaction or arrangement with the primary purpose of providing up to USD$30 million worth of funding to the Carbon Revolution Group between the date of this deed and the Implementation Date.

Business Day	a business day that is not a Saturday, Sunday or a public holiday or bank holiday in Victoria, Australia; Delaware, United States of America; or Dublin, Ireland.

Capital Reduction
the equal reduction of capital under section 256B of the Corporations Act, pursuant to which all Carbon Revolution Shares are to be cancelled in accordance with the terms of the Capital Reduction Resolution.

Term	Meaning
Capital Reduction Resolution	the resolution of Carbon Revolution Shareholders to approve the Capital Reduction.

Carbon Revolution Board	the board of directors of Carbon Revolution and a Carbon Revolution Board Member means any director of Carbon Revolution comprising part of the Carbon Revolution Board.

Carbon Revolution Group	Carbon Revolution and each of its Subsidiaries, and a reference to a Carbon Revolution Group Member or a member of the Carbon Revolution Group is to Carbon Revolution or any of its Subsidiaries.

Carbon Revolution Indemnified Parties	Carbon Revolution, its Subsidiaries and their respective directors, officers and employees.

Carbon Revolution Information
information regarding the Carbon Revolution Group prepared by Carbon Revolution for inclusion in the Scheme Booklet which for the avoidance of doubt comprises the entirety of the Scheme Booklet other than the SPAC Information, MergeCo Information, the Independent Expert’s Report, the Investigating Accountant’s Report or any description of the taxation effect of the Transaction on Scheme Shareholders prepared by an external adviser to Carbon Revolution.

Carbon Revolution Locked-Up Persons	each of:
	1	James Douglas;
	2	Jacob Dingle;
	3	Lucia Cade;
	4	Dale McKee;
	5	Mark Bernhard;
	6	David Nock;
	7	Gerard Buckle;
	8	Ashley Denmead;
	9	Jo Markham;
	10	Andrew Higginbotham;
	11	Ron Collins;
	12	Dave French;
	13	Sam Casabene; and
	14	Jesse Kalkman.

Carbon Revolution Locked-Up Shareholders	has the meaning given in clause 5.5(a).

Carbon Revolution Material Adverse Effect
any event, change, condition matter, circumstance or thing occurring before, on or after the date of this deed which has, or would be reasonably likely to have, either individually or in aggregate with all such events, changes, conditions, matters, circumstances or things of a like kind that have occurred or are reasonably likely to occur, has had or would be reasonably likely to have an adverse effect on the consolidated net assets of the Carbon Revolution Group (taken as a whole and compared to what they would have been absent the event, change, condition, matter, circumstance or thing) of at least $20 million.

Term	Meaning
Carbon Revolution Nominees	each Carbon Revolution Board Member, each of whom has been nominated by Carbon Revolution for appointment to the MergeCo Board for the purposes of clause 5.10.

Carbon Revolution Prescribed Occurrence	other than as:
	1	required, expressly permitted or expressly contemplated by this deed, the Transaction or the transactions contemplated by either;
	2	Fairly Disclosed in the Disclosure Materials; or
	3	agreed to in writing by the SPAC,
	4	required by any applicable law, regulation or contract disclosed in the Disclosure Materials; or
	5	Fairly Disclosed by Carbon Revolution in an announcement made by Carbon Revolution to ASX in the one year period prior to the date of this deed, the occurrence of any of the following:
	6	Carbon Revolution converting all or any of its shares into a larger or smaller number of shares;
	7	a Carbon Revolution Group Member resolving to reduce its share capital in any way;
	8	a Carbon Revolution Group Member:
• entering into a buy-back agreement; or
• resolving to approve the terms of a buy-back agreement under the Corporations Act;
9
a member of the Carbon Revolution Group issuing shares or securities convertible into shares, or granting a performance right or an option over its shares, or agreeing to make such an issue or grant such an option or performance right, other than:

• in connection with the Bridge Financing;
• to a directly or indirectly wholly-owned Subsidiary of Carbon Revolution for the purposes of implementing the Transaction;
• on vesting or exercise of, or in respect of, a Carbon Revolution Performance Right;
•
to any director or employee in accordance with existing arrangements or in the ordinary course (which existing arrangements or ordinary course remuneration cycle has been Fairly Disclosed in the Disclosure Materials);

	10	a member of the Carbon Revolution Group disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;
11
a member of the Carbon Revolution Group granting a Security Interest, or agreeing to grant a Security Interest, in the whole, or a substantial part, of its business or property (whether by way of a single transaction or a series of related transactions), other than in connection with existing facilities (or the refinancing of existing facilities), a lien which arises by operation of law or legislation securing an obligation that is not yet due, in connection with the Bridge Financing or in the ordinary course of business; or

	12	an Insolvency Event occurs in relation to a Carbon Revolution Group Member; or
	13	a Carbon Revolution Group Member directly or indirectly authorises, commits or agrees to take any of the actions referred to in paragraphs 6 to 12 above.

Carbon Revolution Registry	Link Market Service Limited ACN 083 214 537.

Term	Meaning
Carbon Revolution Regulated Event	other than as:
	1	required or permitted by clause 5.6(b) or any other provision of this deed, the Scheme or the transactions contemplated by either;
	2	Fairly Disclosed in the Disclosure Materials;
	3	agreed to in writing by the SPAC;
	4	required by any applicable law, regulation, contract disclosed in the Disclosure Materials or by a Government Agency;
	5	Fairly Disclosed by Carbon Revolution in an announcement made by Carbon Revolution to ASX in the one year period prior to the date of this deed; or
	6	in the ordinary course of business,
the occurrence of any of the following:
7
acquisitions and disposals: a member of the Carbon Revolution Group acquiring, leasing or disposing of any business, assets, entity or undertaking, whether in one or a number of transactions, where the amounts or the value involved, or reasonably expected to be involved, in such transaction or transactions exceeds US$5 million (individually or in aggregate);

8
capex: any member of the Carbon Revolution Group incurring, or committing to incur, in aggregate, capital expenditure which is, or is reasonably expected to be, in excess of US$5 million (other than any capital expenditure which has been Fairly Disclosed in the Disclosure Materials) or which has been committed under a contract entered into prior to the date of this deed;

	9	disputes: a member of the Carbon Revolution Group:
• waiving any material third party default where the financial impact on the Carbon Revolution Group will be in excess of US$2.5 million (individually or in aggregate); or
•
accepting as a compromise of a matter less than the full compensation due to a member of the Carbon Revolution Group where the financial impact of the compromise on the Carbon Revolution Group is more than US$2.5 million (individually or in aggregate), other than as claimant in respect of the collection of trade debts arising in the ordinary course of the Carbon Revolution Group’s business;
10
Financial Indebtedness: a member of the Carbon Revolution Group incurring any additional, increasing any existing or issuing any additional Financial Indebtedness other than the increased utilisation of, draw down under or refinancing of existing facilities or in connection with the Bridge Financing or where any additional Financial Indebtedness is less than US$2 million;

11
financial accommodation: a member of the Carbon Revolution Group providing financial accommodation other than to members of the Carbon Revolution Group (irrespective of what form of Financial Indebtedness that accommodation takes);

12
accounting: a member of the Carbon Revolution Group changing any accounting method, practice or principle used by it, other than as a result of changes in generally accepted accounting standards or principles or the interpretation of any of them;

	13	employees: a member of the Carbon Revolution Group
•
entering into any new employment agreement, or terminating any employment agreement, with an individual in respect of which the aggregate annual non-discretionary compensation is greater than A$500,000, except pursuant to contractual arrangements or Carbon Revolution’s policies and guidelines in effect on the date of this deed (to the extent such arrangements, policies and guidelines are Fairly Disclosed in the Disclosure Materials);

Term	Meaning
•
paying any bonus to, or increasing the compensation of, any officer or employee of any Carbon Revolution Group Member except where it is consistent with past practice and industry practice or pursuant to contractual arrangements or Carbon Revolution’s policies and guidelines in effect on the date of this deed (to the extent such arrangements, policies and guidelines are Fairly Disclosed in the Disclosure Materials)) (Relevant Bonuses and Increases), where the aggregate value of all such Relevant Bonuses and Increases exceeds US$1 million per annum;

•
granting to any officer or employee of any Carbon Revolution Group Member any severance, termination or retention pay or superannuation entitlements (or increasing any such existing entitlements) except pursuant to contractual arrangements on Carbon Revolution’s policies and guidelines in effect on the date of this deed (to the extent such arrangements, policies and guidelines are Fairly Disclosed in the Disclosure Materials), or required by law or the terms of an award or enterprise bargaining agreement or Australian workplace agreement (or an equivalent or similar agreement or arrangement in any other jurisdiction); or

•
establishing, adopting, entering into or amending in any material respect any enterprise bargaining agreement of any Carbon Revolution Group Member or relating to the officers or employees of any Carbon Revolution Group Member;

	14	new lines of business: a member of the Carbon Revolution Group commencing business activities not already carried out as at the date of this deed, whether by way of acquisition or otherwise;
15
tax elections: a member of the Carbon Revolution Group makes, changes or revokes any material Tax election or settles or compromises any material liability relating to a Tax dispute, files any amendment to a material Tax Return, enters into any Tax sharing, indemnification, allocation or similar agreement or arrangement, or consents to any extension or waiver of the limitation period applicable to or relating to any Tax audit, dispute, litigation or other proceeding;

16
related party transactions: a member of the Carbon Revolution Group entering into, or resolving to enter into, a transaction with any related party of Carbon Revolution (other than a related party which is a member of the Carbon Revolution Group), as defined in section 228 of the Corporations Act (excluding any transaction involving paying amounts or conferring benefits to directors of Carbon Revolution in accordance with their employment or engagement terms or their statutory or other entitlements); or

17
advisor arrangements: a member of the Carbon Revolution Group amending in any respect which is materially adverse to Carbon Revolution any arrangement with its Financial Adviser, or entering into arrangements with a new Financial Adviser, in respect of the Transaction, provided that where any paragraph in this definition refers to a dollar amount, that amount will be increased if the parties agree, for the purposes of clause 5.1, to an Implementation Date that is later than the Implementation Date set out in the Timetable, according to the formula A=N*B/C, where:

A = the increased dollar amount;

N = the dollar amount set out in the relevant paragraph above;

B = the number of days from the date of this deed to the revised Implementation Date; and

Term	Meaning
C = the number of days from the date of this deed to the original Implementation Date.

Carbon Revolution Representations and Warranties	the representations and warranties of Carbon Revolution set out in Schedule 3, as each is qualified by clause 6.4.

Carbon Revolution Share	a fully paid ordinary share in the capital of Carbon Revolution.

Carbon Revolution Share Register	the register of members of Carbon Revolution maintained in accordance with the Corporations Act.

Carbon Revolution Shareholder	each person who is registered as the holder of a Carbon Revolution Share in the Carbon Revolution Share Register.

CEF Agreement
The agreement between SPAC and YA II PN, LTD dated on or about the date of this deed pursuant to which YA II PN, LTD has agreed to provide a committed equity facility in an aggregate amount of up to $60 million. In the event that the CEF Agreement is terminated by either party, SPAC may enter into a definitive document with a different investor, pursuant to which such investor will agree to provide a committed equity facility in an aggregate amount of $60 million, provided that any such agreement with is on terms no less favourable to MergeCo than the CEF Agreement between the SPAC and YA II PN, LTD, and such definitive document will be the CEF Agreement within this deed

Claim	any claim, demand, legal proceedings or cause of action (including any claim, demand, legal proceedings or cause of action:

	1	based in contract, including breach of warranty;

	2	based in tort, including misrepresentation or negligence;

	3	under common law or equity; or

4
under statute, including the Australian Consumer Law (being Schedule 2 of the Competition and Consumer Act 2010 (Cth) (CCA)) or Part VI of the CCA, or like provision in any state or territory legislation), in any way relating to this deed or the Transaction, and includes a claim, demand, legal proceedings or cause of action arising under an indemnity in this deed.

Closing	has the meaning given to that term in the BCA.

Term	Meaning
Competing Proposal
any proposal, offer, agreement, arrangement or transaction (or expression of interest therefor), which, if entered into or completed, would result in a Third Party (either alone or together with any Associate):

1
directly or indirectly acquiring a Relevant Interest in, or have a right to acquire, a legal, beneficial or economic interest in (including a cash settled equity or similar derivative), or control of 20% or more of the Carbon Revolution Shares or of the share capital of any Subsidiary of Carbon Revolution;

	2	acquiring Control of Carbon Revolution or any Subsidiary of Carbon Revolution;
3
directly or indirectly acquiring or becoming the holder of, or otherwise acquiring or having a right to acquire, a legal, beneficial or economic interest in, or control of, all or a substantial part of Carbon Revolution’s business or assets or the business or assets of the Carbon Revolution Group;

4
otherwise directly or indirectly acquiring or merging, or being involved in an amalgamation or reconstruction (as those terms are used in s 413(1) of the Corporations Act), with Carbon Revolution or a Subsidiary of Carbon Revolution; or

	5	requiring Carbon Revolution to abandon, or otherwise fail to proceed with, the Transaction,

whether by way of takeover bid, members’ or creditors’ scheme of arrangement, reverse takeover, shareholder approved acquisition, capital reduction, buy back, sale or purchase of shares, other securities or assets, assignment of assets and liabilities, incorporated or unincorporated joint venture, dual-listed company (or other synthetic merger), deed of company arrangement, any debt for equity arrangement, recapitalisation, refinancing or other transaction or arrangement, other than where such proposal, offer, agreement, arrangement or transaction (or expression of interest therefor) arises in connection with any Bridge Financing.

For the avoidance of doubt, each successive material modification or variation of any proposal, agreement, arrangement or transaction in relation to a Competing Proposal will constitute a new Competing Proposal.

Condition Precedent	each of the conditions set out in clause 3.1.

Confidentiality Agreement	the confidentiality agreement between the SPAC and Carbon Revolution dated 28 October 2022.

Consultation Notice	has the meaning given in clause 3.4(a).

Control	has the meaning given in section 50AA of the Corporations Act.

Corporations Act	the Corporations Act 2001 (Cth), as modified or varied by ASIC.

Corporations Regulations	the Corporations Regulations 2001 (Cth).

Court	the Federal Court of Australia or such other court of competent jurisdiction under the Corporations Act agreed to in writing by the SPAC and Carbon Revolution.

Covid-19	SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof (including any subsequent waves or outbreaks thereof).

Term	Meaning
Covid-19 Measures
any quarantine, “shelter in place”, “stay at home”, lockdown, workforce reduction, social distancing, shutdown, closure, sequester, safety or similar laws, rules, regulations, directives, guidelines or recommendations promulgated by any Government Agency in connection with or in response to COVID-19.

Data Room	the online data room established by Carbon Revolution which is accessed at https://dataroom.ansarada.com/_mvc/d3gj92f0h12%7C107964/5620338/spa/workflow/view.

Deed Poll
a deed poll to be entered into by MergeCo substantially in the form of Attachment 3 under which MergeCo covenants in favour of the Scheme Shareholders to perform the obligations attributed to MergeCo under the Scheme.

Director Carbon Revolution Share	any Carbon Revolution Share:
	1	held by or on behalf of a Carbon Revolution Board Member; or
	2	listed as an indirect interest in the latest Appendix 3X or Appendix 3Y lodged by Carbon Revolution with ASX in respect of each Carbon Revolution Board Member.

Disclosure Letter	Carbon Revolution’s disclosure letter to the SPAC, delivered in connection with this deed and dated on the date of this deed.

Disclosure Materials.	1
the documents and information contained in the Data Room made available by Carbon Revolution to the SPAC and its Related Persons prior to 6.00pm on the day that is one day prior to the date of this deed;

2
written responses from Carbon Revolution and its Related Persons to requests for further information made by the SPAC and its Related Persons via the Data Room prior to 6.00pm on the day that is one day prior to the date of this deed;

3
any other written information made available by Carbon Revolution or its Related Persons to the SPAC or its Related Persons prior to execution of this deed which is agreed by or on behalf of Carbon Revolution and the SPAC in writing to form part of the Disclosure Materials; and

	4	the Disclosure Letter

Duty
any stamp, transaction or registration duty or similar charge imposed by any Government Agency and includes any interest, fine, penalty, charge or other amount imposed in respect of any of them, but excludes any Tax

Effective
when used in relation to the Scheme, the coming into effect, under subsection 411(10) of the Corporations Act, of the order of the Court made under paragraph 411(4)(b) of the Corporations Act in relation to the Scheme.

Effective Date	the date on which the Scheme becomes Effective.

End Date	1	the date that is 9 months after the date of this deed; or
	2	such other date as agreed in writing by the parties.

Equity Incentive	a right, option or share existing at the date of this deed, whether issued under an employee incentive plan or otherwise and whether vested or unvested, which confers

Term	Meaning
on the holder a right to acquire or hold (on a restricted or unrestricted basis) a Carbon Revolution Share.

Exchange Act	the United States Securities Exchange Act of 1934, as amended and the rules and regulations thereunder.

Exclusivity Period	the period from and including the date of this deed to the earliest of:
	1	the date of termination of this deed;
	2	the End Date; and
	3	the Effective Date.

Fairly Disclosed
disclosed to a sufficient extent, and with sufficient detail and context, so as to enable a reasonable and sophisticated recipient of the relevant information who is experienced in transactions similar to the Scheme to identify the nature, scope and potential impact of the relevant fact, matter, circumstance or event (including, in each case, that the potential financial effect of the relevant fact, matter, circumstance or event was reasonably ascertainable from the information disclosed).

Term	Meaning
Financial Adviser	any financial adviser retained by a party in relation to the Transaction from time to time.

Financial Indebtedness	any debt or other monetary liability (whether actual or contingent) in respect of monies borrowed or raised or any financial accommodation including under or in respect of any:
	1	bill, bond, debenture, note or similar instrument;
	2	acceptance, endorsement or discounting arrangement;
	3	guarantee;
	4	finance or capital lease;
	5	agreement for the deferral of a purchase price or other payment in relation to the acquisition of any asset or service; or
	6	obligation to deliver goods or provide services paid for in advance by any financier.

First Court Date
the first day on which an application made to the Court for an order under subsection 411(1) of the Corporations Act convening the Scheme Meeting is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application is heard.

GAAP	generally accepted accounting principles as in effect in the United States from time to time.

Government Agency
any foreign or Australian government or governmental, semi-governmental, administrative, fiscal or judicial body, department, commission, authority, tribunal, agency or entity (including any stock or other securities exchange), or any minister of the Crown in right of the Commonwealth of Australia or any State, and any other federal, state, provincial, or local government, whether foreign or Australian.

GST	goods and services tax or similar value added tax levied or imposed in Australian under the GST Law or otherwise on a supply.

GST Law	has the same meaning as “GST Law” in A New Tax System (Goods and Services Tax) Act 1999 (Cth).

IFRS	international financial reporting standards, as adopted by the International Accounting Standards Board.

Implementation Date	the fifth Business Day after the Scheme Record Date, or such other date after the Scheme Record Date as the parties agree in writing.

Independent Expert	the independent expert in respect of the Scheme and the Capital Reduction appointed by Carbon Revolution.

Term	Meaning
Independent Expert’s Report
the report to be issued by the Independent Expert in connection with the Scheme and the Capital Reduction, such report to be included in or to accompany the Scheme Booklet and the Capital Reduction, and including any subsequent, updated or supplementary report, setting out the Independent Expert’s opinion whether or not the Scheme and Capital Reduction are in the best interest of Carbon Revolution Shareholders and the reasons for holding that opinion.

Input Tax Credit	has the meaning given by the GST Law.

Insolvency Event	in relation to an entity:
	1	the entity resolving that it be wound up or a court making an order for the winding up or dissolution of the entity;
2
a Controller (as defined in the Corporations Act, except that in respect of the SPAC, MergeCo and Merger Sub, with references to ‘security interest’ within that definition deemed to be references to Security Interest), liquidator, provisional liquidator, administrator, examiner, receiver, receiver and manager or other insolvency official being appointed to the entity or in relation to the whole, or a substantial part, of its assets;

3
the holder of a Security Interest or any agent on its behalf, appointing a Controller or taking possession of any of the person’s property (including seizing the person’s property within the meaning of section 123 of the PPSA) or otherwise enforcing or exercising any rights under the Security Interest or Chapter 4 of the PPSA;

4
an application is made to a court, a meeting is convened or a resolution is passed for the entity to be wound up or dissolved or for the appointment of a Controller (as defined in the Corporations Act, except that in respect of the SPAC, MergeCo and Merger Sub, with references to ‘security interest’ within that definition deemed to be references to Security Interest)), liquidator, provisional liquidator, administrator or examiner to the entity of any of its assets;

5
other than the Scheme, the entity taking any step toward entering into, executing, or resolving to enter into or execute, a scheme of arrangement, a deed of company arrangement or other compromise or arrangement with, or assignment for the benefit of, any of its members or creditors;

	6	the entity ceases, or threatens to cease to, carry on substantially all the business conducted by it as at the date of this deed;
7
the entity suspends payment of its debts, ceases (or threatening to cease) to carry on all or a material part of its business, states that it is unable to pay its debts when they fall due, is or becomes unable to pay its debts when they fall due;

	8	a court or other authority enforcing any judgment or order against the entity for the payment of money or the recovery of any property; or
	9	the entity being deregistered as a company or otherwise dissolved (whether pursuant to Chapter 5A of the Corporations Act or otherwise); or
	10	any other like event, matter or circumstance occurring in relation to an entity in another jurisdiction or which has a substantially similar effect.

Intended Tax Treatment	has the meaning ascribed to “Intended Tax Treatment” in the BCA.

Investigating Accountant	the investigating accountant in respect of the financial information included in the Scheme Booklet appointed by Carbon Revolution.

Term	Meaning
Investigating Accountant’s Report	the report to be issued by the Investigating Accountant in relation to the financial information included in the Scheme Booklet, with such report to be included in the Scheme Booklet.

Listing Rules	the official listing rules of:
	•	ASX;
	•	Nasdaq; or
	•	NYSE,
	•	as the context requires.

Material Contracts	each of the contracts listed in the document titled ‘Material Contracts List’ circulated to the SPAC and Carbon Revolution on exchange of this deed.

MergeCo Board	the board of directors of MergeCo.

MergeCo Indemnified Parties	MergeCo, and its directors, officers and employees.

MergeCo Information	information regarding MergeCo provided by MergeCo to Carbon Revolution in writing for inclusion in the Scheme Booklet being:
	1	information about MergeCo, MergeCo’s interests and dealings in Carbon Revolution Shares, MergeCo’s intentions for Carbon Revolution and Carbon Revolution’s employees, and funding for the Scheme; and
2
any other information required under the Corporations Act, Corporations Regulations or RG 60 to enable the Scheme Booklet to be prepared that the parties agree is ‘MergeCo Information’ and that is identified in the Scheme Booklet as such.

For the avoidance of doubt, the MergeCo Information excludes the Carbon Revolution Information, SPAC Information and the Independent Expert’s Report and any description of the taxation effect of the Transaction on Scheme Shareholders prepared by an external adviser to Carbon Revolution.

Term	Meaning
MergeCo Prescribed Occurrence	other than as:
	1	required, expressly permitted or expressly contemplated by this deed, the Transaction or the transactions contemplated by either;
	2	agreed to in writing by the SPAC (acting promptly and reasonably),
	3	required by any applicable law, regulation, contract; or
the occurrence of any of the following:
	4	MergeCo or any Subsidiary of MergeCo converting all or any of its shares into a larger or smaller number of shares;
	5	MergeCo or any Subsidiary of MergeCo resolving to reduce its share capital in any way;
	6	MergeCo or any Subsidiary of MergeCo:
		–	entering into a buy-back agreement; or
		–	resolving to approve the terms of a buy-back agreement or other share repurchased under the Companies Act 2014;
7
MergeCo or any Subsidiary of MergeCo issuing shares or securities convertible into shares, or granting a performance right or an option over its shares, or agreeing to make such an issue or grant such an option or performance right (other than in in connection with the Bridge Financing or the issue of any such shares or securities by a Subsidiary of MergeCo to MergeCo or to any other directly or indirectly wholly-owned Subsidiary of MergeCo); or

	8	an Insolvency Event occurs in relation to MergeCo or a Subsidiary of MergeCo.

MergeCo Registration Statement
the registration statement on Form F-4 (or another applicable form if agreed by the parties) to be filed by MergeCo in connection with the registration under the Securities Act of the MergeCo Shares to be issued in connection with the Scheme containing the SPAC Proxy Statement.

MergeCo Registration Statement Effective Date	the date on which the SEC declares the MergeCo Registration Statement effective.

MergeCo Representations and Warranties	the representations and warranties of MergeCo set out in Schedule 4 or in the BCA.

MergeCo Shares	fully paid ordinary shares in the capital of MergeCo.

MergeCo Warrants	one warrant to acquire one (1) MergeCo Share at an exercise price of $11.50 per share

Merger	the merger between the SPAC and Merger Sub, as more fully described in the BCA.

Merger Sub	Poppettell Merger Sub

Merger Sub Shares	fully paid ordinary shares in the capital of Merger Sub.

Nasdaq	the Nasdaq Stock Market, LLC.

Term	Meaning
Notice	has the meaning given in clause 15.

NYSE	the New York Stock Exchange.

PCAOB	Public Company Accounting Oversight Board.

Performance Rights
rights granted over Carbon Revolution Shares under Carbon Revolution’s short term incentives plan, long term incentives plan and employee rights plan, which, as at the date of this deed, comprises 1,381,551 performance rights.

PPSA Security Interest	means a security interest as defined in the Personal Property Securities Act 2009 (Cth).

Redemption Rights	rights of redemption provided for in Section 49 of the SPAC Memorandum and Articles of Association.

Registered Address	in relation to a Carbon Revolution Shareholder, the address shown in the Carbon Revolution Share Register as at the Scheme Record Date.

Registration Rights Agreement	that certain registration rights agreement, to be entered into on Closing, by:
	1	MergeCo;
	2	Twin Ridge Capital Sponsor, LLC;
	3	Twin Ridge Capital Sponsor Subsidiary Holdings LLC;
	4	DDGN Advisors LLC;
	5	Allison Burns;
	6	Paul Henrys;
	7	Gary Polnick; and
	8	the Carbon Revolution signatories.

Regulator’s Draft	the draft of the Scheme Booklet in a form which is provided to ASIC for approval pursuant to subsection 411(2) of the Corporations Act.

Regulatory Approval	a clearance, waiver, ruling, approval, relief, confirmation, exemption, consent or declaration set out in clause 3.2(f).

Reimbursement Fee	USD$2 million (inclusive of any GST).

Related Bodies Corporate	has the meaning set out in section 50 of the Corporations Act.

Related Person	in respect of a person, including each party or its Related Bodies Corporate:
	1	a director, officer, employee of that person;
	2	an Adviser of that person (and each director, officer, employee or contractor of that Adviser);
	3	an agent or representative of that person;
	4	a Related Body Corporate of that person; and
	5	with respect to the SPAC, Twin Ridge Capital Sponsor, LLC.

Term	Meaning
Relevant Interest	has the meaning given in sections 608 and 609 of the Corporations Act.

RG 60	Regulatory Guide 60 issued by ASIC in September 2020.

Sarbanes-Oxley Act	the Sarbanes-Oxley Act of 2002, as amended and the rules and regulations thereunder.

Scheme
the scheme of arrangement under Part 5.1 of the Corporations Act between Carbon Revolution and the Scheme Shareholders, the form of which is attached as Attachment 2, subject to any alterations or conditions made or required by the Court under subsection 411(6) of the Corporations Act and agreed to in writing by the SPAC and Carbon Revolution.

Scheme Booklet
the scheme booklet to be prepared by Carbon Revolution in respect of the Transaction in accordance with the terms of this deed (including clause 5.2(a)) to be despatched to the Carbon Revolution Shareholders and which must include or be accompanied by:

	1	a copy of the Scheme;
	2	an explanatory statement complying with the requirements of the Corporations Act, the Corporations Regulations and RG 60;
	3	the Independent Expert’s Report;
	4	the Investigating Accountant’s Report;
	5	a copy or summary of this deed;
	6	a copy or summary of the executed Deed Poll;
	7	a notice of meeting; and
	8	a proxy form.

Scheme Consideration	has the meaning given in the Scheme.

Scheme Meeting
the meeting of Carbon Revolution Shareholders ordered by the Court to be convened under subsection 411(1) of the Corporations Act to consider and vote on the Scheme and includes any meeting convened following any adjournment or postponement of that meeting.

Scheme Record Date	7.00pm on the third Business Day after the Effective Date or such other time and date as the parties agree in writing.

Scheme Shareholder	a holder of Carbon Revolution Shares recorded in the Carbon Revolution Share Register as at the Scheme Record Date.

Scheme Shares	all Carbon Revolution Shares held by the Scheme Shareholders as at the Scheme Record Date.

SEC	United States Securities and Exchange Commission.

Second Court Date
the first day on which an application made to the Court for an order under paragraph 411(4)(b) of the Corporations Act approving the Scheme is heard or, if the application is adjourned or subject to appeal for any reason, the day on which the adjourned application or appeal is heard.

Term	Meaning
Securities Act	the United States Securities Act of 1933, as amended, and the rules and regulations thereunder.

Security Interest	1	any legal or equitable interest or power created, arising in or reserved in or over an interest in any property or asset;
2
any security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or retention of title arrangement, right of set-off, assignment of income, garnishee order, monetary claim and flawed deposit arrangement);

	3	any thing or preferential interest or arrangement of any kind giving a person priority or preference over claims or other persons with respect to any property or asset;
	4	a PPSA Security Interest; or
	5	any agreement or arrangement (whether legally binding or not) to grant or create anything referred to in paragraph 1, 2 or 3 above.

SPAC Board	the board of directors of the SPAC and a SPAC Board Member means any director of the SPAC comprising part of the SPAC Board.

SPAC Class A Ordinary Shares	the Class A ordinary shares of the SPAC, par value USD$0.0001 per share.

SPAC Class B Ordinary Shares	the Class B ordinary shares of the SPAC, par value USD$0.0001 per share.

SPAC Competing Transaction	1
any sale of any material assets of SPAC or any of the outstanding capital stock or any conversion, consolidation, liquidation, dissolution or similar transaction involving the SPAC or any of SPAC’s Subsidiaries; or

2
any transaction or series of related transactions under which the SPAC or any of its affiliates, directly or indirectly, (1) acquires or otherwise purchases any other person, (2) engages in a business combination with any other person or (3) acquires or otherwise purchases all or a material portion of the assets or businesses of any other person (in the case of each of (1), (2) and (3), whether by merger, consolidation, recapitalisation, purchase or issuance of equity or debt securities, tender offer or otherwise).

SPAC Counterproposal	has the meaning given to it in clause 10.4(b).

SPAC Extension Proposal	the approval of the following proposals at a meeting of the SPAC Shareholders convened for considering the following proposals:
1
the extension of the SPAC’s business combination deadline (as set forth in its Amended and Restated Memorandum and Articles of Association, effective 3 March 2021) to a date not earlier than 31 May 2023, or such other date as the parties reasonably agree; and

	2	the adjournment of such meeting of SPAC Shareholders (i) to solicit additional proxies for the purpose of obtaining approval of the SPAC Extension Proposals, or (ii) for the absence of a quorum.

Term	Meaning
SPAC Group	the SPAC.

SPAC Indemnified Parties	SPAC, and its directors, officers and employees.

SPAC Information	information regarding the SPAC provided by the SPAC to Carbon Revolution in writing for inclusion in the Scheme Booklet being:
	1	information about the SPAC; and
2
any other information required under the Corporations Act, Corporations Regulations or RG 60 to enable the Scheme Booklet to be prepared that the parties agree is ‘SPAC Information’ and that is identified in the Scheme Booklet as such.

For the avoidance of doubt, the SPAC Information excludes the Carbon Revolution Information, the Independent Expert’s Report, Investigating Accountant’s Report and any description of the taxation effect of the Transaction on Scheme Shareholders prepared by an Adviser to Carbon Revolution.

SPAC Locked-Up Persons	1	holders of SPAC Class B Ordinary Shares;
	2	Twin Ridge Capital Sponsor, LLC, including any of its members; and
	3	Twin Ridge Capital Sponsor Subsidiary Holdings, including any of its members.

SPAC Memorandum and Articles of Association	has the meaning given in the BCA.

Term	Meaning
SPAC Prescribed Occurrence	other than as:
	1	required, expressly permitted or expressly contemplated by this deed, the Transaction or the transactions contemplated by either;
	2	agreed to in writing by Carbon Revolution;
	3	required by any applicable law, regulation, contract; or
4
Fairly Disclosed by the SPAC to NYSE, or a publicly available document lodged by it with the SEC, prior to the date of this deed or which would be disclosed in a search of the SEC records or NYSE announcements in relation to the SPAC or a Subsidiary of the SPAC (as relevant), prior to the date of this deed, the occurrence of any of the following:
	5	the SPAC converting all or any of its shares into a larger or smaller number of shares;
	6	the SPAC or any Subsidiary of the SPAC resolving to reduce its share capital in any way;
	7	the SPAC or any Subsidiary of the SPAC:
• entering into a buy-back agreement; or
• resolving to approve the terms of a buy-back agreement;
8
the SPAC or any Subsidiary of the SPAC issuing shares or securities convertible into shares, or granting a performance right or an option over its shares, or agreeing to make such an issue or grant such an option or performance right, other than:

• to a directly or indirectly wholly-owned Subsidiary of the SPAC;
•
to any director or employee in accordance with existing arrangements or in the ordinary course (which existing arrangements or ordinary course remuneration cycle has been Fairly Disclosed by the SPAC to NYSE);

	9	the SPAC or a Subsidiary of the SPAC disposing, or agreeing to dispose, of the whole, or a substantial part, of its business or property;
10
the SPAC or a Subsidiary of the SPAC granting a Security Interest, or agreeing to grant a Security Interest, in the whole, or a substantial part, of its business or property other than a lien which arises by operation of law or legislation securing an obligation that is not yet due; or

	11	the SPAC or a Subsidiary of the SPAC is the subject of any: bankruptcy, dissolution, liquidation or reorganisation.

SPAC Proposals	the approval of the following proposals at the SPAC Shareholders Meeting:
	1.	the BCA, Scheme and the Merger;
	2	the adjournment of the SPAC Shareholders Meeting pursuant to clause 5.3(p) of this deed;
3
any other proposals the parties deem necessary to give effect to the Scheme, Merger, BCA, this deed or other transactions contemplated by the BCA or this deed, or as required by the SEC, NYSE or applicable laws and regulations.

SPAC Proxy Statement	the proxy statement to be sent to SPAC Shareholders for the purposes of obtaining their approval of the SPAC Proposals.

SPAC Representations and Warranties	the representations and warranties of the SPAC set out in Schedule 2.

SPAC Shareholders	the holders of shares in the SPAC.

Term	Meaning
SPAC Shareholders’ Meeting	the meeting of SPAC Shareholders convened for the purposes of considering the SPAC Proposals.

SPAC Superior Transaction
a bona fide SPAC Competing Transaction not resulting from a breach by the SPAC of any of its obligations under clause 10 of this deed (it being understood that any actions by the Related Persons of the SPAC not permitted by clause 10 will be deemed to be a breach by the SPAC for the purposes hereof), that the SPAC Board acting in good faith, and after receiving written legal advice from its external legal advisers who specialise in corporate law and written advice from its Financial Adviser determines:

1.
is reasonably capable of being valued and completed in accordance with its terms in a reasonable timeframe (taking into account all aspects of the SPAC Competing Transaction, including its conditions); and

	2	would, if completed in accordance with its terms, provide a superior outcome for SPAC Shareholders (as a whole) than the Transaction.

SPAC Units	units consisting of one SPAC Class A Ordinary Share and one-third of one SPAC Warrant.

SPAC Warrants	warrants to purchase one SPAC Class A Ordinary Share at an exercise price of USD$11.50.

SPAC Working Capital Loans
Financial Indebtedness incurred by SPAC in order to finance working capital needs, which Financial Indebtedness permits or allows all or any portion of such Financial Indebtedness to be converted into the number of SPAC Warrants not to exceed USD $1,500,000 (with such SPAC Warrants issued at USD $1.50 per SPAC Warrant and at an exercise price of USD $11.50 per SPAC Warrant), or which may be otherwise repaid in cash.

Specified Individual	1.	Jake Dingle;
	2	Gerard Buckle
	3	David Nock
	4	Nick Batchelor.

Sponsor Nominees	has the meaning given in clause 5.3(m).

Staff	the staff of the SEC.

Standard Tax Condition
any tax-related conditions which are in the form, or substantially in the form, of those set out in under the ‘Standard tax conditions’ heading in section D of FIRB Guidance Note 12 on ‘Tax Conditions’ (in the form released on 9 July 2021).

Statement	the Staff Statement on Accounting and Reporting Considerations for Warrants Issued by Special Purpose Acquisition Companies on April 12, 2021.

Subsidiary	has the meaning given in Division 6 of Part 1.2 of the Corporations Act.

Superior Proposal
a bona fide Competing Proposal not resulting from a breach by Carbon Revolution of any of its obligations under clause 10 of this deed (it being understood that any actions by the Related Persons of Carbon Revolution not permitted by clause 10 will be

Term	Meaning

deemed to be a breach by Carbon Revolution for the purposes hereof), that the Carbon Revolution Board acting in good faith, and after receiving written legal advice from its external Australian legal advisers who specialise in corporate law and written advice from its Financial Adviser determines:

	1	is reasonably capable of being valued and completed in accordance with its terms in a reasonable timeframe (taking into account all aspects of the Competing Proposal, including its conditions); and
2
would, if completed in accordance with its terms, provide a superior outcome for Carbon Revolution Shareholders (as a whole) than the Transaction (or any counterproposal from the SPAC made under clause 10.4), taking into account all aspects of the Competing Proposal, including the identity, reputation and financial condition of the proponent making such Competing Proposal, relevant legal, regulatory and financial matters (including the price and /or value placed upon Carbon Revolution Shares by the Competing Proposal) and the expected timing for the implementation of such Competing Proposal.

Supply	has the meaning given in the GST Law.

Takeovers Panel	the Australian Takeovers Panel.

Tax
(a) any and all U.S., Australian and other non-U.S. federal, state, local, provincial and other taxes, levies, duties, withholdings, assessments, fees or other charges in the nature of taxes, imposed, administered, or collected by any Government Agency, including wage taxes, income taxes, corporate taxes, capital gains taxes, franchise taxes, sales taxes, use taxes, payroll taxes, employment taxes, withholding taxes, value added taxes, gross receipts taxes, turnover taxes, environmental taxes, car taxes, energy taxes, customs and other import or export duties, escheat or unclaimed property obligations, transfer taxes or duties, property taxes, capital taxes, or duties, social security or other similar contributions, together with all related interest, fines, penalties, costs, charges and surcharges, whether disputed or not, (b) any liability for any amounts of the type described in clause (a) of another Person by operation of Law (including under Treasury Regulations section 1.1502-6 or analogous U.S. state or local or non-U.S. Law), as a transferee or successor, by contract or otherwise.

Tax Act	the Income Tax Assessment Act 1997 (Cth).

Tax Law	any law relating to Tax or Duty.

Tax Return
means any return, report, statement, refund claim, election, declaration, information report, estimate or other document filed or required to be filed with a Government Agency with respect to Taxes, including any schedule or attachment thereto and including any amendments thereof.

Third Party	a person other than MergeCo or the SPAC or either of their Related Bodies Corporate or other Associates.

Timetable	the indicative timetable for the implementation of the Transaction set out in the document titled ‘Leopard Timetable’ circulated to the SPAC and Carbon Revolution on exchange of this deed.

Term	Meaning
Transaction	the:
1
cancellation of the Scheme Shares pursuant to the Capital Reduction, issue of the Scheme Consideration by MergeCo and issue of one Carbon Revolution Share to MergeCo through implementation of the Scheme in accordance with the terms of this deed; and

	2	the Merger

Transaction Documents	each of the:
	1.	Insider Lock-up Agreements and Outside Lock-Up Agreements;
	2	Registration Rights Agreement; and
	3	BCA.

Trust Agreement	the Investment Management Trust Agreement between Continental Stock Transfer & Trust Company and the SPAC dated March 8, 2021.

Trust Fund	means the trust account maintained pursuant to the Trust Agreement.

2	Interpretation
2.1	Interpretation
In this deed:
(a)	headings and bold type are for convenience only and do not affect the interpretation of this deed;
(b)	the singular includes the plural and the plural includes the singular;
(c)	words of any gender include all genders;
(d)	other parts of speech and grammatical forms of a word or phrase defined in this deed have a corresponding meaning;
(e)	a reference to a person includes any company, partnership, joint venture, association, corporation or other body corporate and any Government Agency, as well as an individual;
(f)	a reference to a clause, party, schedule, attachment or exhibit is a reference to a clause of, and a party, schedule, attachment or exhibit to this deed;
(g)
a reference to any legislation includes all delegated legislation made under it and amendments, consolidations, replacements or re-enactments of any of them (whether passed by the same or another Government Agency with legal power to do so);

(h)	a reference to a document (including this deed) includes all amendments or supplements to, or replacements or novations of, that document;
(i)	a reference to ‘$’, ‘A$’ or ‘dollar’ is to the lawful currency of Australia;
(j)	a reference to any time is, unless otherwise indicated, a reference to that time in Melbourne, Australia;
(k)	a term defined in or for the purposes of the Corporations Act, and which is not defined in clause 1.1 of this Schedule 1, has the same meaning when used in this deed;
(l)	a reference to a party to a document includes that party’s successors and permitted assignees;
(m)	no provision of this deed will be construed adversely to a party because that party was responsible for the preparation of this deed or that provision;
(n)
any agreement, representation, warranty or indemnity in favour of two or more parties (including where two or more persons are included in the same defined term) is for the benefit of them jointly and severally;

(o)	a reference to a body (including an institute, association or authority), other than a party to this deed, whether statutory or not:
(1)	which ceases to exist; or
(2)	whose powers or functions are transferred to another body,
is a reference to the body which replaces it or which substantially succeeds to its powers or functions;
(p)	a reference to an agreement other than this deed includes a deed and any legally enforceable undertaking, agreement, arrangement or understanding, whether or not in writing;
(q)
a reference to liquidation or insolvency includes appointment of an administrator, a reconstruction, winding up, dissolution, deregistration, assignment for the benefit of creditors, bankruptcy, or a scheme, compromise or arrangement with creditors (other than solely with holders of securities or derivatives), or any similar procedure or, where applicable, changes in the constitution of any partnership or Third Party, or death;

(r)	if a period of time is specified and dates from a given day or the day of an act or event, it is to be calculated exclusive of that day;
(s)	a reference to a day is to be interpreted as the period of time commencing at midnight and ending 24 hours later;
(t)	if an act prescribed under this deed to be done by a party on or by a given day is done after 5.00pm on that day, it is taken to be done on the next day;
(u)
a reference to the Listing Rules includes any variation, consolidation or replacement of these rules and is to be taken to be subject to any waiver or exemption granted to the compliance of those rules by a party; and

(v)	a reference to something being “reasonably likely” (or to a similar expression) is a reference to that thing being more likely than not to occur when assessed objectively.
2.2	Interpretation of inclusive expressions
Specifying anything in this deed after the words ‘include’ or ‘for example’ or similar expressions does not limit what else is included.
2.3	Business Day
Where the day on or by which any thing is to be done is not a Business Day, that thing must be done on or by the next Business Day.
2.4	Reasonable Endeavours
Any provision of this deed that requires a party to use reasonable endeavours or all reasonable endeavours, or to take all steps reasonably necessary, to ensure that something is performed or occurs or does not occur does not include any obligation:
(a)	to procure absolutely that that thing is done or happens;
(b)	to pay any money or to provide any financial compensation, valuable consideration or any other incentive to or for the benefit of any person:
(1)	in the form of an inducement or consideration to a Third Party; or
(2)
in circumstances that are commercially onerous or unreasonable in the context of this deed, except for payment of any applicable fee for the lodgement or filing of any relevant application with any Government Agency or immaterial costs to procure that the thing is performed or occurs or does not occur;

(3)	to agree to commercially onerous or unreasonable terms; or
(4)	to commence any legal action or proceeding against any person.

Schedule 2
SPAC Representations and Warranties
(a)	(validly existing): it is a validly existing corporation registered under the laws of its place of incorporation;
(b)
(authority): the execution and delivery of this deed by the SPAC has been properly authorised by all necessary corporate action of the SPAC, and the SPAC has taken or will take all necessary corporate action to authorise the performance of this deed and the transactions contemplated by this deed;

(c)
(power): it has full capacity, corporate power and lawful authority to execute, deliver and perform this deed, the BCA and the Transaction Documents to which it is a party and to carry out the transactions contemplated under them;

(d)
(capitalisation): the authorised capital stock of SPAC consists of 500,000,000 SPAC Class A Ordinary Shares, 50,000,000 Class B Ordinary Shares and 1,000,000 preference shares, par value USD $0.0001 per share. As of the date of this deed, there are no shares of preferred stock of the SPAC outstanding. Each warrant of the SPAC is exercisable for one SPAC Class A Ordinary Share at an exercise price of $11.50. All outstanding equity of SPAC has been issued and granted in compliance with all applicable securities laws and other applicable Laws and were issued free and clear of all Liens other than transfer restrictions under applicable securities laws and the organisational documents of SPAC;

(e)
(no default): neither this deed nor the carrying out by the SPAC of the transactions contemplated by this deed, the BCA and each other Transaction Documents to which it is a party does or will conflict with or result in the breach of or a default under:

(1)	any provision of the SPAC’s constituent documents;
(2)	any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it is bound, and it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed;
(f)	(deed binding): this deed is a valid and binding obligation of the SPAC, enforceable in accordance with its terms;
(g)
(SPAC Information): the SPAC Information provided for inclusion in the Scheme Booklet, as at the date the Scheme Booklet is despatched to Carbon Revolution Shareholders, will be accurate in all material respects and will not contain any statement, in light of the circumstances under which it was made, which is materially misleading or deceptive (with any statement of belief or opinion being honestly held and formed on a reasonable basis), including by way of omission from that statement;

(h)	(basis of SPAC Information): the SPAC Information:
(1)
will be provided to Carbon Revolution in good faith and on the understanding that Carbon Revolution and each other Carbon Revolution Indemnified Party will rely on that information for the purposes of preparing the Scheme Booklet and determining to proceed with the Transaction; and

(2)	will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60, applicable Takeovers Panel guidance notes and the Listing Rules;
(i)
(Independent Expert): all information provided by or on behalf of SPAC to the Independent Expert will be prepared and provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert’s Report;

(j)
(new information): it will, as a continuing obligation, provide to Carbon Revolution all further or new information which arises after the Scheme Booklet has been despatched to Carbon Revolution Shareholders until the date of the Scheme Meeting which is necessary to ensure that the SPAC Information is not misleading or deceptive (including by way of omission);

(k)	(Bankruptcy): SPAC is not the subject of any bankruptcy, dissolution, liquidation, reorganisation or other applicable laws affecting creditors’ rights generally and by general equitable principles;

(l)	(other dealings): other than
(1)	as Fairly Disclosed to Carbon Revolution in writing by or on behalf of the SPAC on or before the date of this deed; or
(2)	as contemplated by this deed, the BCA or the Transaction,
the SPAC has no agreement, arrangement or understanding (whether written or oral) in relation to the securities, business, operations or assets of a Carbon Revolution Group Member (including in relation to the securities, business or operations or assets of a Carbon Revolution Group Member at the Implementation Date) or any other commercial or other arrangements related to Carbon Revolution or another Carbon Revolution Group Member, any territory or jurisdiction in which the Carbon Revolution Group operates or the performance or conduct of the business of the Carbon Revolution Group (in whole or in part), the Transaction or the Scheme;
(m)
(no dealings with Carbon Revolution Board Members or employees): neither it nor any of its Associates has any agreement, arrangement or understanding with any director or employee of Carbon Revolution relating in any way to the Transaction or operations of Carbon Revolution after the Effective Date;

(n)	(no interest in securities): as at the date of this deed, neither it, nor any of its Related Bodies Corporate or Associates:
(1)	has a relevant interest in, or a right to acquire, any securities of Carbon Revolution (whether issued or not or held by Carbon Revolution or not); or
(2)
has entered into any agreement or arrangement that confers rights the economic effect of which is equivalent or substantially equivalent to holding, acquiring or disposing of securities in or assets of Carbon Revolution or any of its Related Bodies Corporate;

(o)
(no regulatory approvals): other than as contemplated by this deed, it does not require any approval, consent, clearance, waiver, ruling, relief, confirmation, exemption, declaration or notice from any Government Agency in order to execute and perform this deed, the BCA or the Transaction Documents;

(p)
(no other financing arrangements): it is not nor will it be a party to any agreement, arrangement or understanding (whether written or oral) with a debt financier or equity financier in connection with the Transaction other than for SPAC Working Capital Loans, and as fully disclosed to Carbon Revolution prior to the date of this deed;

(q)
(SPAC Shareholder Approval) the votes on the SPAC Proposals and the SPAC Extension Proposals, and the consent of the Sponsor are the only approvals of the holders of any class of share of the SPAC necessary under any applicable law or the Listing Rules, the SPAC’s organisational documents and any contract to which SPAC is a party or is bound necessary for SPAC to implement the Transaction in accordance with the Timetable;

(r)	(trust fund) as at the date of this deed, the SPAC has no less than $200,000,000.00 in the Trust Fund;
(s)	(taxes):
(1)
Each member of the SPAC Group has submitted any necessary information, notices, computations and returns to the relevant Government Agency in respect of any Tax or any Duty relating to each member of the SPAC Group and all such documentation is true, complete and correct and prepared in compliance with applicable law;

(2)
all Taxes for which a member of the SPAC Group is liable that are or have been due and payable, including any penalty or interest, have been paid or appropriately provided or reserved for in the financial statements of the SPAC Group, and any obligation on a member of the SPAC Group under any Tax Law to withhold amounts at source on account of Tax has been complied with;

(3)	there is no active, pending or threatened Tax or Duty audit relating to a member of the SPAC Group;
(4)	each member of the SPAC Group has maintained proper and adequate records to enable it to comply with its obligations to:

(A)	prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law;
(B)	prepare any accounts necessary for the compliance with any Tax Law; and
(C)	retain necessary records as required by any Tax Law;
(5)
no member of the SPAC Group is, nor has been, a member or part of or otherwise subject to any income tax consolidated group, GST group or other grouping arrangements in respect of Taxes, with an entity that is not a member of the SPAC Group;

(6)
no member of the SPAC Group has a permanent establishment (within the meaning of an applicable Tax treaty) in, or otherwise conducts a trade or business in, any jurisdiction outside of the relevant member of the SPAC Group’s place of incorporation;

(7)	to SPAC’s knowledge, no member of the SPAC Group has entered into or been party to any transaction which contravenes the anti-avoidance provisions of any Tax Law;
(8)
no member of the SPAC Group has taken any action which has or might alter or prejudice any arrangement, agreement or Tax ruling which has previously been negotiated with or obtained from the relevant Government Agency or under any Tax Law;

(9)	no member of the SPAC Group is or is expected to become liable to pay, reimburse or indemnify any person in respect of any Tax because of the failure of any other person to discharge that Tax;
(10)	each member of the SPAC Group has been a resident for Tax purposes solely in the jurisdiction of its incorporation;
(11)	since it commenced carrying on business or deriving income, the office of public officer of each member of the SPAC Group as required under any Tax Law has been occupied without vacancy thereof;
(12)
to the extent required by applicable law, each member of the SPAC Group has complied with the provisions of Part 3-6 of the Tax Act and no dividend or other distribution has been paid or will be paid by SPAC:

(A)	in respect of which the required franking amount (as provided for in Subdivision 202-D of the Tax Act) exceeded the franked amount (as defined in section 200-15 of the Tax Act) of the dividend;
(B)	giving rise to franking deficit tax as provided for in section 205-45 of the Tax Act;
(C)	which has been franked with franking credits in excess of the maximum franking credit for the distribution (as provided for in Subdivision 202-D of the Tax Act); or
(D)
which has been franked in breach of the benchmark rule and which would result in SPAC either being liable to pay over-franking tax where the franking percentage for the distribution exceeds the entity’s benchmark franking percentage or gives rise to a franking debit where the franking percentage is less than the entity’s benchmark franking percentage (as provided for in Division 203 of the Tax Act);

(13)
all documents and transactions entered into or made by a member of the SPAC Group which are required to be stamped have been duly stamped and appropriately lodged with the relevant Government Agency, and there are no outstanding assessments of duty (including fines, penalties and interest) in respect of any document, instrument or statement which a member of the SPAC Group is liable to pay stamp duty on, nor any requirement on the part of a member of the SPAC Group to upstamp any document or instrument in the future on account of any interim stamping or assessment nor any requirement on the part of a member of the SPAC Group to lodge and pay stamp duty for any transaction that has occurred but for which the liability to stamp duty has not yet arisen;

(14)	no member of the SPAC Group has obtained, wholly or in part, any corporate reconstruction concession, exemption or ex gratia relief from payment of duty in any Australian jurisdiction;

(15)
no event has occurred which has resulted in any duty from which a member of the SPAC Group obtained relief (including but not limited to corporate reconstruction exemption or concession or ex gratia relief), becoming payable, and the implementation of the Scheme will not result in any such duty becoming payable;

(16)	no SPAC unit is an Indirect Australian Real Property Interest within the meaning of section 855-25 of the Tax Act;
(17)
each member of the SPAC Group is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology between members of the SPAC Group. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to a member of the SPAC Group are arms-length prices for purposes of all applicable transfer pricing laws;

(18)	no member of the SPAC Group has a share capital account that is tainted under Division 197 or section 160ARDM of the Tax Act;
(19)
the commercial debt forgiveness rules contained in Division 245 of the Tax Act (or its predecessor provisions in Schedule 2C of the Tax Act) have not resulted in a net forgiven amount (as defined in those rules) for any member of the SPAC Group;

(20)	no member of the SPAC Group has claimed any research and development Tax incentives;
(21)
where a member of the SPAC Group has claimed any support, financial assistance, payment, deferral or relief in connection with COVID-19 from any Government Agency or under any law (including the Coronavirus Economic Response Package (Payments and Benefits) Act 2020 (Cth)), the member of the SPAC Group: has satisfied all requirements under applicable laws and administrative practices of the Government Agency; and has satisfied, received and otherwise complied with all applicable authorisations (including administrative practices of the Government Agency), to receive such support, assistance, payment or relief.

(t)	(SEC Filings):
(1)
SPAC has filed all forms, reports, schedules, statements and other documents, including any exhibits thereto, required to be field by it with the SEC together with any amendments, restatements or supplements thereto (SPAC SEC Reports). SPAC has furnished to Carbon Revolution, true and correct copies of all amendments and modifications that have not been filed by SPAC with the SEC to all agreements, documents and other instruments that previously had been filed by SPAC with the SEC and are currently in effect. As of their respective dates, the SPAC SEC Reports, at the time they were filed, or, if amended, as of the date of such amendment, (i) complied in all material respects with the applicable requirements of the Securities Act, the Exchange Act and the Sarbanes-Oxley Act, and the rules and regulations promulgated thereunder; and (ii) did not contain any untrue statement of material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances under which they were made, not misleading.

(2)
Each of the financial statements (including, in each case, any notes thereto) contained in the SPAC SEC Reports was prepared in accordance with GAAP (applied on a consistent basis) and Regulation S-X and Regulation S-K, as applicable, throughout the periods indicated (except as may be indicated in the notes thereto or, in the case of unaudited financial statements, as permitted by Form 10-Q of the SEC) and each fairly presents, in all material respects, the financial position, results of operations, changes in stockholders equity and cash flows of SPAC as at the respective dates thereof and for the respective periods indicated therein, (subject, in the case of unaudited statements, to normal and recurring year-end adjustments which have not had, and would not reasonably be expected to individually or in the aggregate be material). SPAC has no off-balance sheet arrangements that are not disclosed in the SPAC SEC Reports. Carbon Revolution acknowledges that (i) the Staff issued the Statement, (ii) SPAC continues to review the Statement and its implications, including on the financial statements and other information included in the SPAC SEC Reports and (iii) any restatement, revision or other modification of the SPAC SEC Reports in connection with such review of the Statement or any subsequent agreements, orders, comments or other guidance from the Staff regarding the accounting policies of SPAC shall be deemed not material for purposes of this deed.
(3)
Except as and to the extent set forth in the SPAC SEC Reports, the SPAC does not have any liability or obligation of a nature (whether accrued, absolute, contingent or otherwise) required to be reflected on a balance sheet prepared in accordance with GAAP, except for liabilities and obligations arising in the ordinary course of SPAC’s business.

(4)	SPAC is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
(5)
SPAC has established and maintains disclosure controls and procedures (as defined in Rule 13a-15 under the Exchange Act). Such disclosure controls and procedures are designed to provide, in all material respects, reasonable assurance that (i) all transactions are executed in accordance with management’s authorization and (ii) all transactions are recorded as necessary to permit preparation of proper and accurate financial statements in accordance with GAAP and to maintain accountability for SPAC’s and its Subsidiaries’ assets. SPAC maintains and, for all periods covered by the SPAC’s financial statements, has maintained books and records of SPAC in the ordinary course of business that are accurate and complete and reflect the revenues, expenses, assets and liabilities of SPAC in all material respects. Carbon Revolution acknowledges that (i) the Staff issued the Statement, (ii) SPAC continues to review the Statement and its implications, including on the financial statements and other information included in the SPAC SEC Reports and (iii) any restatement, revision or other modification of the SPAC SEC Reports in connection with such review of the Statement or any subsequent agreements, orders, comments or other guidance from the Staff regarding the accounting policies of SPAC shall be deemed not material for purposes of this deed.

(6)
There are no outstanding loans or other extensions of credit made by SPAC to any executive officer (as defined in Rule 3b-7 under the Exchange Act) or director of SPAC. SPAC has not taken any action prohibited by Section 402 of the Sarbanes-Oxley Act.

(7)
Neither SPAC (including any employee thereof) nor SPAC’s independent auditors has identified or been made aware of (i) any significant deficiency or material weakness in the system of internal accounting controls utilised by SPAC; (ii) any fraud, whether or not material, that involves SPAC’s management or other employees who have a role in the preparation of financial statements or the internal accounting controls utilised by SPAC; or (iii) any claim or allegation regarding any of the foregoing, except for such material weakness in the SPAC’s internal control over financial reporting, as further described in the SPAC SEC Reports. Carbon Revolution acknowledges that (i) the Staff issued the Statement, (ii) SPAC continues to review the Statement and its implications, including on the financial statements and other information included in the SPAC SEC Reports and (iii) any restatement, revision or other modification of the SPAC SEC Reports in connection with such review of the Statement or any subsequent agreements, orders, comments or other guidance from the Staff regarding the accounting policies of SPAC shall be deemed not material for purposes of this deed.

(8)	As of the date hereof, there are no outstanding SEC comments from the SEC with respect to the SPAC SEC Reports.
(u)
(Board Approval): The SPAC Board, by resolutions duly and unanimously adopted by the directors voting at a meeting duly called and held and not subsequently rescinded or modified in any way, has duly (i) approved and adopted this deed and declared their advisability and approved the Transaction; and (ii) recommended that the SPAC Shareholders approve and adopt this deed and the Transaction, and directed that this deed and the Transaction be submitted for consideration by the SPAC Shareholders at the SPAC Shareholders Meeting. The votes on the SPAC Proposals and the SPAC Extension Proposals, and the consent of the Sponsor are the only approvals of the holders of any class of share of the SPAC necessary under any applicable law or the Listing Rules, the SPAC’s organisational documents and any contract to which SPAC is a party or is bound necessary for SPAC to implement the Transaction in accordance with the Timetable.
(v)
(Listing): The issued and outstanding SPAC Units are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TRCA.U.” The issued and outstanding SPAC Class A Ordinary Shares are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on the NYSE under the symbol “TRCA.” The issued and outstanding public SPAC Warrants are registered pursuant to Section 12(b) of the Exchange Act and are listed for trading on NYSE under the symbol “TRCA WS.” As of the date of this Scheme Implementation Deed, there is no action pending or, to the knowledge of SPAC, threatened in writing against SPAC by the NYSE or the SEC with respect to any intention by such entity to deregister the SPAC Units, the SPAC Class A Ordinary Shares, or public SPAC Warrants or terminate the listing of SPAC on the NYSE. None of SPAC or any of its affiliates has taken any action in an attempt to terminate the registration of the SPAC Units, the SPAC Class A Ordinary Shares, or the public SPAC Warrants under the Exchange Act.

Schedule 3
Carbon Revolution Representations and Warranties
(a)	(validly existing): it is a validly existing corporation registered under the laws of its place of incorporation;
(b)
(authority): the execution and delivery of this deed by Carbon Revolution has been properly authorised by all necessary corporate action of Carbon Revolution and Carbon Revolution has taken or will take all necessary corporate action to authorise the performance of this deed and the transactions contemplated by this deed;

(c)	(power): it:
(1)
has full capacity, corporate power and lawful authority to execute, deliver and perform this deed and the Transaction Documents to which it is a party and to carry out the transactions contemplated under them;

(2)
and each other member of the Carbon Revolution Group has the corporate power and authority to own, lease or operate all of its properties and assets and to carry on its business as it is now being conducted, except in relation to such other members, where the failure to have such power and authority would not have a Carbon Revolution Material Adverse Effect;

(d)
(no default): neither this deed nor the carrying out by Carbon Revolution of the transactions contemplated by this deed, the BCA and each other Transaction Document to which it is a party does or will conflict with or result in the breach of or a default under:

(1)	any provision of Carbon Revolution’s constitution; or
(2)	any material writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it or any other Carbon Revolution Group Member is bound, and it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed;
(e)	(deed binding): this deed is a valid and binding obligation of Carbon Revolution, enforceable in accordance with its terms;
(f)
(Carbon Revolution Information) the Carbon Revolution Information contained in the Scheme Booklet, and supplied or to be supplied for inclusion or incorporation by reference in the MergeCo Registration Statement and any other document submitted or to be submitted to any other Governmental Agency or any announcement or public statement regarding the Transaction contemplated hereby (including, without limitation, the announcement of the Transaction under clause 8.1 of this deed) shall not contain (1) any material statement which is materially misleading or deceptive (with any statement of belief or opinion being honestly held and formed on a reasonable basis), including by way of omission from that statement, or (2) any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading, as at (a) the date the Scheme Booklet is despatched to Carbon Revolution Shareholders, (b) the time such information is filed, submitted or made publicly available (provided, if such information is revised by any subsequently filed amendment or supplement to the MergeCo Registration Statement prior to the time the MergeCo Registration Statement is declared effective by the SEC, this clause (b) shall solely refer to the time of such subsequent revision or supplement); (c) the time the MergeCo Registration Statement is declared effective by the SEC; (d) the time the SPAC Proxy Statement included in the MergeCo Registration Statement (or any amendment thereof or supplement thereto) is first mailed to the SPAC Shareholders; (e) the time of the SPAC Shareholders Meeting, except that no warranty or representation is made by Carbon Revolution with respect to statements made or incorporated by reference therein based on information supplied by SPAC for inclusion therein; or (f) the Closing (subject, in each case, to the qualifications and limitations set forth in the materials provided by Carbon Revolution or that are included in such filings and/or mailings);
(g)	(basis of Carbon Revolution Information): the Carbon Revolution Information:
(1)
will be prepared and included in the Scheme Booklet in good faith and on the understanding that SPAC and each other SPAC Indemnified Party will rely on that information for the purposes of determining to proceed with the Transaction and considering and approving the SPAC Information; and

(2)	will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60, applicable Takeovers Panel guidance notes and the Listing Rules,
(h)
(Independent Expert): all information provided by or on behalf of Carbon Revolution to the Independent Expert will be prepared and provided in good faith and on the understanding that the Independent Expert will rely on that information for the purpose of preparing the Independent Expert’s Report;

(i)
(provision of information to Investigating Accountant) all information provided by or on behalf of Carbon Revolution to the Investigating Accountant to enable the Investigating Accountant’s Report to be prepared and completed will be provided in good faith and on the understanding that the Investigating Accountant will rely upon that information for the purpose of preparing the Investigating Accountant’s Report;

(j)
(new information): it will, as a continuing obligation (but in respect of the SPAC Information, only to the extent that SPAC provides Carbon Revolution with updates to the SPAC Information), ensure that the Scheme Booklet and MergeCo Registration Statement are updated or supplemented to include all further or new information which arises after the Scheme Booklet has been despatched to Carbon Revolution Shareholders, and the MergeCo Registration Statement has been declared effective by the SEC, respectively, until the date of the Scheme Meeting, and the date of the SPAC Shareholders’ Meeting, respectively, which is necessary to ensure that the Scheme Booklet and MergeCo Registration Statement (1) are not misleading or deceptive (including by way of omission) in any material respect and (2) do not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading;

(k)	(continuous disclosure): as at the date of this deed, Carbon Revolution:
(1)	is in compliance with its continuous disclosure obligations under Listing Rule 3.1 in all material respects; and
(2)	other than for this Transaction, it is not relying on the carve-out in Listing Rule 3.1A to withhold any material information from public disclosure;
(l)
(capital structure): as at the date of this deed, its capital structure, including all issued securities as at the date of this deed, is in all material respects as set out in Part 1 of Schedule 5, and other than as set out in Part 1 of Schedule 5, no other Carbon Revolution Group Member has issued or granted (or agreed to issue or grant) any other securities, options, warrants, performance rights or other instruments which are still outstanding and may convert into shares in the relevant Carbon Revolution Group Member and as at the date of this deed the Carbon Revolution Group Members are not under any obligation to issue or grant, and no person has any right to call for the issue or grant of, any shares, options, warrants, performance rights or other securities or instruments as a Carbon Revolution Group Member;
(m)
(interest): except as would not have a Carbon Revolution Material Adverse Effect, the Disclosure Materials Fairly Disclose details of any company, partnership, trust, joint venture (whether incorporated or unincorporated) or other enterprise in which Carbon Revolution or another Carbon Revolution Group Member owns or otherwise holds any interest;

(n)	(Insolvency Event): no Insolvency Event has occurred in relation to it or another Carbon Revolution Group Member;
(o)
(regulatory action): no regulatory action of any nature of which it is aware been taken in relation to it or another Carbon Revolution Group Member that would reasonably be likely to prevent or restrict its ability to fulfil its obligations under this deed or under the Scheme;

(p)
(compliance): except as would not have a Carbon Revolution Material Adverse Effect each member of the Carbon Revolution Group has complied with all Australian and foreign laws and regulations applicable to them and orders of Australian and foreign Government Agencies having jurisdiction over them;

(q)
(material licences): except as would not have a Carbon Revolution Material Adverse Effect as at the date of this deed, the Carbon Revolution Group has all licences, authorisations and permits necessary for it to conduct the business of the Carbon Revolution Group as it is being conducted as at the date of this deed;

(r)
(Disclosure Materials): it has collated and prepared all of the Disclosure Materials in good faith for the purposes of a due diligence process and in this context, as far as Carbon Revolution is aware except as would not have, individually or in the aggregate, a Carbon Revolution Material Adverse Effect, the Disclosure Materials are accurate and not misleading (including by omission). For the purpose of this clause (r), the Disclosure Materials are deemed not to include any information, document, representation, statement, view or opinion to the extent that it contains or expresses a forecast, prediction or projection or is otherwise forward looking at the date of this deed;

(s)
(all information): it is not aware of any information relating to the Carbon Revolution Group or its respective businesses or operations as at the date of this deed that has or would reasonably be expected to give rise to a Carbon Revolution Material Adverse Effect that has not been disclosed in an announcement by Carbon Revolution to ASX or in the Disclosure Materials;

(t)
(no contravention of Corporations Act or Listing Rules): since the date Carbon Revolution was admitted to the official list of ASX, neither ASIC nor ASX has notified Carbon Revolution in writing that they have made a determination against any member of the Carbon Revolution Group for any contravention of the requirements of the Corporations Act or the Listing Rules or any rules or regulations under the Corporations Act or the Listing Rules (other than a determination that has been withdrawn or resolved prior to the date of this deed) and, as far as Carbon Revolution is aware, no event has occurred which would reasonably be likely to result in such a determination being made;

(u)	(litigation): except as would not have, a Carbon Revolution Material Adverse Effect:
(1)	no Carbon Revolution Group Member is:
(A)
a party to or the subject of any legal action, formal investigation, proceeding, dispute, claim, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution or litigation, in any such case which is material and which is not initiated by or involves any SPAC Group Member; or

(B)	the subject of any ruling, judgement, order, declaration or decree by any Government Agency, in any such case which is material; and

(2)
so far as Carbon Revolution is aware, there is no such legal action, investigation, proceeding, dispute, claim, demand, notice, direction, inquiry, arbitration, mediation, dispute resolution, litigation, ruling, judgement, order, declaration or decree pending, threatened or anticipated, against any Carbon Revolution Group Member;

(v)	(consents and approvals) except for:
(1)	the filing of any required applications, filings and notices, as applicable, with the Nasdaq or NYSE (as applicable), SEC, ASX, FIRB, or ASIC;
(2)	approval of the Scheme by Court; and
(3)	in relation to any grants provided by any Government Agency, no consents or approvals of or filings or registrations with any Government Agency are necessary in connection with:
(4)	the execution and delivery by it of this deed and each Transaction Document to which it is a party; or
(5)	the implementation of the Scheme and the other transactions contemplated by this deed, the BCA and each Transaction Document to which it is a party, except for such consents, approvals, filings or registrations that, if not obtained or made, would not have a Carbon Revolution Material Adverse Effect;
(w)
(encumbrances): as at the date of this deed and except as would not have a Carbon Revolution Material Adverse Effect there is no Security Interest over all or any of the Carbon Revolution Group’s present or future assets or revenues;

(x)	(intellectual property): except as would not have a Carbon Revolution Material Adverse Effect
(1)
each Carbon Revolution Group Member owns, holds, possesses or is authorised to use all patents, patent rights, licences, inventions, copyrights, know-how (including trade secrets and other unpatented or unpatentable proprietary or confidential information, systems, processes or procedures), trademarks, service marks and other trade names currently used by them in connection with the business now operated by them (Intangible Rights); and

(2)
no Carbon Revolution Group Member has received any notice of any claim of infringement (and no Carbon Revolution Group Member knows of any such claim of infringement) of any asserted rights of others with respect to the use of any of the Intangible Rights.

(y)
(data protection) so far as Carbon Revolution is aware and except as would not have, a Carbon Revolution Material Adverse Effect, there have been no security breaches, violations of any security policy or applicable law or instances of unauthorised access to data or information used by any member of the Carbon Revolution Group. The Carbon Revolution Group maintains commercially reasonable policies and procedures regarding data security and privacy, and administrative, technical and physical safeguards, and the foregoing policies, procedures and safeguards are, in each case and in all material respects, in compliance with all applicable contractual obligations and applicable laws.

(z)
(no defects) except as would not have a Carbon Revolution Material Adverse Effect, there is no defect, fault or other condition, actual, potential or threatened, of any product line supplied or manufactured by a member of the Carbon Revolution Group;

(aa)
(no product recall) and except as would not have a Carbon Revolution Material Adverse Effect no product of any member of the Carbon Revolution Group is involved in any product recall, an after sale warning, or an investigation by a Government Agency as to its safety or as to its compliance with applicable law or standards, or with any warranty given or representation made by that member of the Carbon Revolution Group, and as far as Carbon Revolution is aware there are no circumstances that could give rise to such recall, warning or investigation;

(bb)	(no default) no member of the Carbon Revolution Group is in default under any document, agreement or instrument binding on it or its assets nor has anything occurred which is or would with the giving of notice or lapse of time constitute an event of default, prepayment event or similar event, or give another party a termination right or right to accelerate any right or obligation, under the document or agreement with that effect, except where such default or occurrence would not have a Carbon Revolution Material Adverse Effect;
(cc)
(Carbon Revolution Shares not indirect Australian real property interests) the relevant Carbon Revolution Shares held by each Scheme Participant are not, and until (and including) the Implementation Date will not be, indirect Australian real property interests within the meaning of Division 855 of the Tax Act for the Scheme Participant;

(dd)	(financial information and filings):
(1)
the financial statements of the Carbon Revolution Group included (or incorporated by reference) in Carbon Revolution Reporting Documents (as defined below) (Financial Statements), including the related notes, where applicable:

(1)	have been prepared from the books and records of the Carbon Revolution Group;
(A)	have been prepared in all material respects in accordance with the requirements of the Corporations Act and any other applicable laws and in accordance with the Accounting Standards; and
(B)
give a true and fair view in all material respects of the consolidated financial position of the Carbon Revolution Group and the consolidated results of operations and changes in cash flows and equity of the Carbon Revolution Group as of the respective dates and for the periods therein set forth;

(2)
the Financial Statements (including the notes thereto) (i) fairly present, in all material respects, the consolidated financial position of Carbon Revolution Group, as of the respective dates thereof and the consolidated results of their operations, their consolidated comprehensive incomes or losses, their consolidated changes in shareholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the Unaudited Financial Statements, to normal year end adjustments (none of which are, individually or in the aggregate, material to Carbon Revolution’s business taken as a whole) and the absence of footnotes or inclusion of limited footnotes), (ii) were prepared in accordance with IFRS, applied on a consistent basis during the periods covered (except as may be specifically indicated in the notes thereto and, in the case of the Unaudited Financial Statements, the absence of footnotes or the inclusion of limited footnotes), and (iii) were prepared from, and are in accordance in all material respects with, the books and records of Carbon Revolution’s business;

(3)
each of the financial statements or similar reports of Carbon Revolution required to be included in the F-4, Proxy Statement, Form 6-K filed in connection with and announcing the Closing or any other filings to be made with the SEC in connection with the transactions contemplated by the BCA or any Ancillary Agreement (the financial statements described in this sentence, which the Parties acknowledge shall, with respect to historical financial statements, solely consist of such financial statements when delivered), (i) will fairly present, in all material respects, the consolidated financial position of Carbon Revolution Group, as of the respective dates thereof and the consolidated results of their operations, their consolidated comprehensive incomes or losses, their consolidated changes in stockholders’ equity and their consolidated cash flows for the respective periods then ended (subject, in the case of the unaudited financial statements, to normal year end adjustments (none of which are, individually or in the aggregate, material to Carbon Revolution’s business take, (ii) prepared in accordance with IFRS, applied on a consistent basis during the periods covered (except as may be specifically indicated in the notes thereto and, in the case of the unaudited financial statements, the absence of footnotes or the inclusion of limited footnotes) (iii) in the case of any audited financial statements, will be audited in accordance with the standards of the PCAOB and IFRS and will contain an unqualified report of

Carbon Revolution’s independent auditor and (iv) will comply in all material respects with the applicable accounting requirements and with the rules and regulations of the SEC, the Exchange Act and the Securities Act in effect as of the date of such delivery (including Regulation S-X or Regulation S-K, as applicable).
(4)
to the extent any of the books and records of each Carbon Revolution Group Member are required to be maintained in accordance with the Accounting Standards, the Corporations Act and other applicable laws, such books and records have been, and are being, maintained in all material respects in accordance with the relevant requirements;

(5)
as at the date of this deed, no member of the Carbon Revolution Group has any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due), other than those liabilities:

(C)	that are reflected or reserved against on the consolidated balance sheet of the Carbon Revolution Group included in its report for the full year ended June 30, 2022 (including any notes thereto),
(D)	incurred in the ordinary course of business since June 30, 2022, or
(E)	incurred in connection with this deed and the transactions contemplated by this deed;
(6)	since June 30, 2022:
(A)
no member of the Carbon Revolution Group, nor, to the knowledge of Carbon Revolution, any director, officer, auditor, accountant or Representative of any member of the Carbon Revolution Group, has received or otherwise had or obtained knowledge of any complaint, allegation, assertion or claim, whether written or, to the knowledge of Carbon Revolution, oral, regarding the accounting or auditing practices, procedures, methodologies or methods (including with respect to reserves, write-downs, charge- offs and accruals) of any member of the Carbon Revolution Group or their respective internal accounting controls, including any complaint, allegation, assertion or claim that a member of the Carbon Revolution Group has engaged in inappropriate accounting or auditing practices; and

(B)
no employee of or legal adviser representing a member of the Carbon Revolution Group, whether or not employed by a member of the Carbon Revolution Group, has reported in writing evidence of a breach of securities laws, breach of fiduciary duty or similar breach by a member of the Carbon Revolution Group or any of its directors, officers, employees or agents to the Carbon Revolution Board or any committee thereof or the board of directors or similar governing body of any Subsidiary of Carbon Revolution or any committee thereof, or to the knowledge of Carbon Revolution, to any officer of a member of the Carbon Revolution Group;

(2)
since the admission of Carbon Revolution to the official list of ASX, it has timely filed with ASIC and the ASX all required material reports, schedules, prospectuses, forms, statements, notices and other documents required to be filed with ASIC and the ASX, including any notices required to be filed by the Listing Rules (all of those documents being the “Carbon Revolution Reporting Documents”);

(3)
as of its date, each Carbon Revolution Reporting Document complied in all material respects with the requirements of the Corporations Act and the Listing Rules and all rules, regulations and policy statements under the Corporations Act and the Listing Rules; and

(4)
none of the Carbon Revolution Reporting Documents as of the date of their respective filings (or, if amended or superseded by a filing prior to the date of this document, on the date of such amended or superseding filing) contained an untrue statement of a material fact or omitted to state a material fact required to be stated in it or necessary to prevent the statement made from being false or misleading in the circumstances in which it has been made;

(ee)
(certain payments) no member of the Carbon Revolution Group or, to Carbon Revolution’s knowledge, any of its respective officers, directors, employees, agents or representatives has, directly or indirectly, in connection with the business of the Carbon Revolution Group: (i) made, offered or promised to make or offer any unlawful payment, loan or transfer of anything of value to or for the benefit of any government official, candidate for public office, political party or political campaign; (ii) paid, offered or promised to make or offer any bribe, payoff, influence payment, kickback, unlawful rebate, or other similar unlawful payment of any nature; (iii) made, offered or promised to make or offer any unlawful contributions, gifts, entertainment or other unlawful expenditures; (iv) established or maintained any unlawful fund of corporate monies or other properties; (v) created or caused the creation of any false or inaccurate books and records of the Carbon Revolution Group or any of its members related to any of the foregoing; or (vi) otherwise violated any provision of the Foreign Corrupt Practices Act of 1977, 15 U.S.C. §§78dd-1, et seq., the UK Bribery Act of 2010, or any other applicable anti-corruption or anti-bribery law;
(ff)
(broker’s fees) no member of the Carbon Revolution Group, nor any of their respective officers or directors has employed any broker, finder or financial adviser or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Transaction or transactions contemplated by this deed;

(gg)	(absence of certain changes or events)
(1)	since June 30, 2022 through to the date of this deed, there has not been any Carbon Revolution Material Adverse Effect; and
(2)	since June 30, 2022 through to the date of this deed, the Carbon Revolution Group has carried on its business in all material respects in the ordinary course;
(hh)	(taxes) except as would not have a Carbon Revolution Material Adverse Effect:
(1)
it has submitted any necessary information, notices, computations and returns to the relevant Government Agency in respect of any Tax or any Duty relating to each Carbon Revolution Group Member and all such documentation is true, complete and correct and prepared in compliance with applicable law;

(2)
all Taxes for which a member of the Carbon Revolution Group is liable that are or have been due and payable, including any penalty or interest, have been paid, and any obligation on a member of the Carbon Revolution Group under any Tax Law to withhold amounts at source on account of Tax has been complied with;

(3)	there is no active, pending or threatened Tax or Duty audit relating to a member of the Carbon Revolution Group;
(4)	each member of the Carbon Revolution Group has maintained proper and adequate records to enable it to comply with its obligations to:
(A)	prepare and submit any information, notices, computations, returns and payments required in respect of any Tax Law;
(B)	prepare any accounts necessary for the compliance with any Tax Law;
(C)	support any position taken by a member of the Carbon Revolution Group; and
(D)	retain necessary records as required by any Tax Law;
(5)
no member of the Carbon Revolution Group is, nor has been, a member or part of or otherwise subject to any income tax consolidated group, GST group or other grouping arrangements in respect of Taxes, with an entity that is not a member of the Carbon Revolution Group;

(6)
no member of the Carbon Revolution Group has a permanent establishment (within the meaning of an applicable Tax treaty) in, or otherwise conducts a trade or business in, any jurisdiction outside of the relevant member of the Carbon Revolution Group’s place of incorporation;

(7)	no member of the Carbon Revolution Group has entered into or been party to any transaction which contravenes any anti-avoidance provisions of any Tax Law;

(8)
no member of the Carbon Revolution Group has taken any action which has altered or prejudiced or might alter or prejudice any arrangement, agreement or Tax ruling which has previously been negotiated with or obtained from the relevant Government Agency or under any Tax Law;

(9)	no member of the Carbon Revolution Group is or is expected to become liable to pay, reimburse or indemnify any Tax of any other person;
(10)	each member of the Carbon Revolution Group has been a resident for Tax purposes solely in the jurisdiction of its incorporation;
(11)
since it commenced carrying on business or deriving income, the office of public officer of each member of the Carbon Revolution Group as required under any Tax Law has been occupied without vacancy thereof;

(12)
all documents and transactions entered into or made by a member of the Carbon Revolution Group which are required to be stamped have been duly stamped and appropriately lodged with the relevant Government Agency, and there are no outstanding assessments of Duty (including fines, penalties and interest) in respect of any document, instrument or statement which a member of the Carbon Revolution Group is liable to pay stamp Duty on, nor any requirement on the part of a member of the Carbon Revolution Group to upstamp any document or instrument in the future on account of any interim stamping or assessment nor any requirement on the part of a member of the Carbon Revolution Group to lodge and pay stamp duty for any transaction that has occurred but for which the liability to stamp duty has not yet arisen;

(13)
no member of the Carbon Revolution Group has obtained, wholly or in part, any corporate reconstruction or corporate consolidation, concession, exemption or ex gratia relief from payment of duty in any Australian jurisdiction;

(14)
no event has occurred which has resulted in any Duty from which a member of the Carbon Revolution Group obtained relief (including but not limited to corporate reconstruction or corporate consolidation, exemption or concession or ex gratia relief), becoming payable, and the implementation of the Scheme will not result in any such Duty becoming payable;

(15)
no member of the Carbon Revolution Group is or has been (i) a “surrogate foreign corporation” within the meaning of Section 7874(a)(2)(B) of the Code or (ii) treated as a U.S. corporation under Section 7874(b) of the Code;

(16)
each member of the Carbon Revolution Group is in material compliance with all applicable transfer pricing laws and regulations, including the execution and maintenance of contemporaneous documentation substantiating the transfer pricing practices and methodology between members of the Carbon Revolution Group. All intercompany agreements have been adequately documented, and such documents have been duly executed in a timely manner. The prices for any property or services (or for the use of any property) provided by or to a member of the Carbon Revolution Group are arm’s-length prices for the purposes of all applicable transfer pricing laws;

(17)	no member of the Carbon Revolution Group has a share capital account that is tainted under Division 197 or section 160ARDM of the Tax Act;
(18)
the commercial debt forgiveness rules contained in Division 245 of the Tax Act (or its predecessor provisions in Schedule 2C of the Tax Act) have not resulted in a net forgiven amount (as defined in those rules) for any member of the Carbon Revolution Group;

(19)	no member of the Carbon Revolution Group has consented to extend or waive the time in which any Tax may be assessed or collected by any Government Agency;
(20)
no member of the Carbon Revolution Group will be required to include any item in taxable income, or exclude any item of deduction, for any period ending after the Closing by reason of (i) a change in method of accounting for any period (or portion thereof) ending on or before the

Closing, (ii) a use of an improper method of accounting for any period (or portion thereof) ending on or before the Closing, (iii) an installment sale or open transaction disposition made on or prior to the Closing, (iv) any prepaid amount received or deferred revenue accrued on or prior to the Closing or (v) any intercompany transaction;
(21)
no written claims have ever been made by any Government Agency in a jurisdiction where any member of the Carbon Revolution Group does not file Tax Returns that such member of the Carbon Revolution Group is or may be subject to taxation by that jurisdiction;

(22)
where a member of the Carbon Revolution Group has claimed any support, financial assistance, payment, deferral or relief in connection with COVID-19 from any Government Agency or under any law (including the Coronavirus Economic Response Package (Payments and Benefits) Act 2020 (Cth)), the member of the Carbon Revolution Group:

(A)	has satisfied all requirements under applicable laws and administrative practices of the Government Agency; and
(B)	has satisfied, received and otherwise complied with all applicable authorisations (including administrative practices of the Government Agency), to receive such support, assistance, payment or relief;
(ii)	(employees) except as would not have a Carbon Revolution Material Adverse Effect:
(1)
the Disclosure Materials accurately set out the period of service, remuneration package (including bonuses, profit share, and employee incentive plan entitlements), applicable allowances, redundancy or termination entitlements and accrued leave (including long service leave, annual leave and personal leave) for each employee of the Carbon Revolution Group as at the date specified in the relevant Disclosure Materials;

(2)
except as arising in the ordinary course of business before the Implementation Date, no Carbon Revolution Group Member is under, nor will it assume before the Implementation Date, any liability to any employee of the Carbon Revolution Group for any pension, lump sum retiring allowance or redundancy payment or any liability with respect to annual, long service or personal leave;

(3)
each Carbon Revolution Group Member materially complies with all obligations under employment contracts, industrial agreements and awards, and with all codes of conduct and practice relevant to conditions of service and to the relations between it and the employees employed by it;

(4)
no Carbon Revolution Group Member is a party to any workplace agreement with a trade union or industrial organisation, group of employees or individual employees in respect of the Carbon Revolution Group and no industrial awards or workplace agreements apply to any employees of a Carbon Revolution Group Member;

(5)	no Carbon Revolution Group Member has been involved in any dispute with any union or employee of a Carbon Revolution Group Member at any time within the 6 months preceding the date of this deed.
(jj)	(superannuation) except as would not have a Carbon Revolution Material Adverse Effect:
(1)
the external superannuation funds disclosed in the Disclosure Materials are the only superannuation funds in operation in relation to employees of the Carbon Revolution Group and to which a Carbon Revolution Group Member contributes or is obliged to contribute in respect of employees of the Carbon Revolution Group; and

(2)
with respect to the External Superannuation Funds the prescribed minimum level of superannuation support in respect of each employee of the Carbon Revolution Group has been provided so as not to incur a shortfall amount under the Superannuation Guarantee (Administration) Act 1992 (Cth).

(kk)	(real property)
(1)	there are no freehold properties owned by the Carbon Revolution Group;
(2)
Carbon Revolution or another member of the Carbon Revolution Group is the lessee of all leasehold estates reflected in the audited financial statements included in Carbon Revolution’s annual report for the financial year ended June 30, 2022 or acquired after that date (except for leases that have expired by their terms since that date), free and clear of all material Encumbrances and is in possession of the properties purported to be leased thereunder, and each such lease is valid without default thereunder by the lessee or, to the knowledge of Carbon Revolution, the lessor, except as would not have a Carbon Revolution Material Adverse Effect; and

(3)
to the knowledge of Carbon Revolution, no Carbon Revolution Group Member has received a notice to vacate or notice to quit from any third party pursuant to any real property leased by a member of the Carbon Revolution Group, except as would not have a Carbon Revolution Material Adverse Effect;

(ll)	(Material Contracts) except as would not have a Carbon Revolution Material Adverse Effect:
(1)	the Disclosure Materials contain a true and complete copy of each Material Contract;
(2)
each Material Contract is in full force and effect and is valid and binding on the applicable member of the Carbon Revolution Group and the relevant Carbon Revolution Group Member has in all material respects complied with and performed all obligations required to be complied with or performed by it to date under each Material Contract;

(3)	as at the date of this deed, no member of the Carbon Revolution Group has knowledge of, or has received notice of, any breach of any Material Contract by any of the other parties thereto; and
(4)
as at the date of this deed, no event or condition exists which constitutes or, after notice or lapse of time or both, will constitute, a material breach or default on the part of the Carbon Revolution Group or, to the knowledge of Carbon Revolution, any other party thereto, of or under any Material Contract, or which constitutes an event of default, prepayment event or similar event, or gives another party a termination right or right to accelerate any right or obligation (including a right or obligation to any payment or fees);

(mm)
(related party transactions) no member of the Carbon Revolution Group has entered into, or agreed to enter into, a transaction which requires, or would require, the approval of the holders of Carbon Revolution Shareholders under Chapter 10 of the Listing Rules;

(nn)
(insurance) the Disclosure Materials contain complete and accurate particulars of all current insurance policies and cover notes taken out in respect of each member of the Carbon Revolution Group (Insurances) and, except as would not have a Carbon Revolution Material Adverse Effect:

(1)	each Insurance is currently in full force and effect and all applicable premiums have been paid.
(2)
as at the date of this deed, there are no outstanding claims made by a member of the Carbon Revolution Group or any person on its behalf under an Insurance or an insurance policy held by a member of the Carbon Revolution Group; and

(3)
as of the date of this deed, no member of the Carbon Revolution Group has received written notice of any threatened termination of, premium increase with respect to, or alteration of coverage under, any Insurance.

MergeCo Representations and Warranties
(a)	(validly existing): each of MergeCo and Merger Sub is a validly existing corporation registered under the laws of its place of incorporation;
(b)
(authority): the execution and delivery of this deed by MergeCo has been properly authorised by all necessary corporate action of MergeCo and MergeCo has taken or will take all necessary corporate action to authorise the performance of this deed, and each other Transaction Document and the transactions contemplated by this deed;

(c)	(power) it has power to enter into this deed, and each other Transaction Document to which it is a party in order to comply with its obligations under it and exercise its rights under it;
(d)
(no default): neither this deed nor the carrying out by MergeCo or Merger Sub of the transactions contemplated by this deed, the BCA and each other Transaction Document to which it is a party does or will conflict with or result in the breach of or a default under:

(1)	any provision of MergeCo’s or Merger Sub’s constituent documents (as applicable); or
(2)	any writ, order or injunction, judgment, law, rule or regulation to which it is party or subject or by which it is bound, and it is not otherwise bound by any agreement that would prevent or restrict it from entering into or performing this deed;
(e)	(validity of obligations): its obligations under this deed are valid and binding and are enforceable against it in accordance with its terms;
(f)	(deed binding): this deed is a valid and binding obligation of MergeCo, enforceable in accordance with its terms;
(g)
(MergeCo Information): the MergeCo Information provided for inclusion in the Scheme Booklet, as at the date the Scheme Booklet is despatched to Carbon Revolution Shareholders, will be accurate in all material respects and will not contain any statement which is materially misleading or deceptive (with any statement of belief or opinion being honestly held and formed on a reasonable basis), including by way of omission from that statement;

(h)	(basis of MergeCo Information): the MergeCo Information:
(1)	will be provided to Carbon Revolution in good faith; and
(2)	will comply in all material respects with the requirements of the Corporations Act, the Corporations Regulations, RG 60, applicable Takeovers Panel guidance notes and the Listing Rules;
(i)
(new information): it will, as a continuing obligation, provide to Carbon Revolution all further or new information which arises after the Scheme Booklet has been despatched to Carbon Revolution Shareholders until the date of the Scheme Meeting which is necessary to ensure that the MergeCo Information is not misleading or deceptive (including by way of omission);

(j)
(Insolvency Event or regulatory action): no Insolvency Event has occurred in relation to it or Merger Sub, nor has any regulatory action of any nature been taken that would reasonably be likely to prevent or restrict its ability to fulfil its obligations under this deed, under the Deed Poll or under the Scheme;

(k)
(no regulatory approvals): other than as contemplated by this deed, it does not require any approval, consent, clearance, waiver, ruling, relief, confirmation, exemption, declaration or notice from any Government Agency in order to execute and perform this deed, the BCA or the Transaction Documents;

(l)
(ownership and operations): MergeCo was formed on 5 July 2017 and since that date has engaged in no other business activities, acquired no assets, engaged no employees, and has no liabilities or obligations (other than incurred in connection with the transactions contemplated by this deed, the BCA or any other Transaction Document) and has conducted its operations only as contemplated by this deed, the BCA or any other Transaction Document.

(m)
(Brokers): No broker, finder or banker is entitled to any brokerage, finder’s or other fee or commission in connection with the Transaction, or the transaction contemplated under the Transaction Documents, based upon arrangements made by or on behalf of MergeCo or Merger Sub; and

(n)
(capital structure): as at the date of this deed the capital structure of MergeCo and Merger Sub is as set out in Part 2 of Schedule 5 and neither MergeCo nor Merger Sub has agreed to issue any other shares or other securities, including any securities which may be converted or exchanged into MergeCo or Merger Sub shares or other securities.

Schedule 5
Part 1 - Carbon Revolution capital structure
Security	Total number on issue

Fully paid ordinary shares	206,909,911

Performance rights	1,381,551

Unquoted options (ASX: CBRAE)	4,996,896

Unquoted options (ASX: CBRAI)	6,303,901

Part 2 – MergeCo and Merger Sub capital structure
Security	Total number on issue

MergeCo fully paid ordinary shares	100

Merger Sub fully paid ordinary shares	1

Signing page
Executed as a deed

Carbon Revolution

Signed sealed and delivered by Carbon Revolution Limited under section 127 of the Corporations Act 2001 (Cth) by

sign here ►	/s/ James Douglas	sign here ►	/s/ Dale Anthony McKee
	Director		Director

print name	James Douglas	print name	Dale Anthony McKee

Schedule 5 Signing page
SPAC

	Signed sealed and delivered by Twin Ridge Capital Acquisition Corp in the presence of		Seal

sign here ►	/s/ William P. Russell Jr.	sign here ►	/s/ Bonnie Purcell
	Authorised signatory		Witness

print name	William P. Russell Jr.	print name	Bonnie Purcell

Schedule 5 Signing page
SIGNED SEALED AND DELIVERED for and on behalf of and as the deed of POPPETELL LIMITED by its lawfully appointed attorney l [insert name of attorney] in the presence of:	Seal

/s/ Rodney O’Rourke	/s/ Ronan Donohoe
Signature of witness	Signature of attorney

Rodney O’Rourke	Ronan Donohoe - Director
Name of witness	Print name of attorney

Palmerston House, Denzille Lane, Dublin 2
Address of witness

Solicitor
Occupation of witness

Schedule 5 Signing page
Attachment 1 - Conditions Precedent Certificate
[Intentionally Omitted]

Schedule 5 Signing page
Attachment 2 - Scheme of Arrangement
[Intentionally Omitted]

Schedule 5 Signing page
Attachment 3 - Deed Poll
[Intentionally Omitted]

ANNEX C
AMENDED AND RESTATED MEMORANDUM AND ARTICLES OF ASSOCIATION
OF CARBON REVOLUTION PUBLIC LIMITED COMPANY
(formerly known as Carbon Revolution Limited and Poppetell Limited)

Companies Act 2014

PUBLIC LIMITED COMPANY
CONSTITUTION

OF

CARBON REVOLUTION PUBLIC LIMITED COMPANY

MEMORANDUM OF ASSOCIATION
1.	The name of the Company is CARBON REVOLUTION PUBLIC LIMITED COMPANY.
2.	The Company is a public limited company, registered under Part 17 of the Companies Act 2014.
3.	The objects for which the Company is established are:
3.1
To carry on the business of a holding company and to co-ordinate the administration, finances and activities of any subsidiary companies or associated companies, to do all lawful acts and things whatever that are necessary or convenient in carrying on the business of such a holding company and in particular to carry on in all its branches the business of a management services company, to act as managers and to direct or coordinate the management of other companies or of the business, property and estates of any company or person and to undertake and carry out all such services in connection therewith as may be deemed expedient by the Company’s board of directors and to exercise its powers as a shareholder of other companies.

3.2
To carry on the businesses of manufacturer, distributor, wholesaler, retailer, service provider, investor, designer, trader and any other business (except the issuing of policies of insurance) which may seem to the Company’s board of directors capable of being conveniently carried on in connection with these objects or calculated directly or indirectly to enhance the value of or render more profitable any of the Company’s property.

3.3	To carry on all or any of the businesses as aforesaid either as a separate business or as the principal business of the Company.
3.4	To invest and deal with the property of the Company in such manner as may from time to time be determined by the Company’s board of directors and to dispose of or vary such investments and dealings.
3.5
To borrow or raise money or capital in any manner and on such terms and subject to such conditions and for such purposes as the Company’s board of directors shall think fit or expedient, whether alone or jointly and/or severally with any other person or company, including, without prejudice to the generality of the foregoing, whether by the issue of debentures or debenture stock (perpetual or otherwise) or otherwise, and to secure, with or without consideration, the payment or repayment of any money borrowed, raised or owing or any debt, obligation or liability of the Company or of any other person or company whatsoever in such manner and on such terms and conditions as the Company’s board of directors shall think fit or expedient and, in particular by mortgage, charge, lien, pledge or debenture or any other security of whatsoever nature or howsoever described, perpetual or otherwise, charged upon all or any of the Company’s property, both present and future, and to purchase, redeem or pay off any such securities or borrowings and also to accept capital contributions from any person or company in any manner and on such terms and conditions and for such purposes as the Company’s board of directors shall think fit or expedient.

3.6
To lend and advance money or other property or give credit or financial accommodation to any company or person in any manner either with or without security and whether with or without the payment of interest and upon such terms and conditions as the Company’s board of directors shall think fit or expedient.

3.7
To guarantee, indemnify, grant indemnities in respect of, enter into any suretyship or joint obligation, or otherwise support or secure, whether by personal covenant, indemnity or undertaking or by mortgaging, charging, pledging or granting a lien or other security over all or any part of the Company’s property (both present and future) or by any one or more of such methods or any other method and whether in support of such guarantee or indemnity or suretyship or joint obligation or otherwise, on such terms and conditions as the Company’s board of directors shall think fit, the payment of any debts or the performance or discharge of any contract, obligation or liability of any person or company (including, without prejudice to the generality of the foregoing, the payment of any capital, principal, dividends or interest on any stocks, shares, debentures, debenture stock, notes, bonds or other securities of any person, authority or company) including, without prejudice to the generality of the foregoing, any company which is for the time being the Company’s holding company or another subsidiary (as defined by the Act) of the Company’s holding company or a subsidiary of the Company or otherwise associated with the Company (including any arrangements of the Company or any of its subsidiaries), in each case notwithstanding the fact that the Company may not receive any consideration, advantage or benefit, direct or indirect, from entering into any such guarantee or indemnity or suretyship or joint obligation or other arrangement or transaction contemplated herein.

3.8
To grant, convey, assign, transfer, exchange or otherwise alienate or dispose of any property of the Company of whatever nature or tenure for such price, consideration, sum or other return whether equal to or less than the market value thereof or for shares, debentures or securities and whether by way of gift or otherwise as the Company’s board of directors shall deem fit or expedient and where the property consists of real property to grant any fee farm grant or lease or to enter into any agreement for letting or hire of any such property for a rent or return equal to or less than the market or rack rent therefor or at no rent and subject to or free from covenants and restrictions as the Company’s board of directors shall deem appropriate.

3.9	To purchase, take on, lease, exchange, rent, hire or otherwise acquire any property and to acquire and undertake the whole or any part of the business and property of any company or person.
3.10
To develop and turn to account any land acquired by the Company or in which it is interested and in particular by laying out and preparing the same for building purposes, constructing, altering, pulling down, decorating, maintaining, fitting out and improving buildings and conveniences and by planting, paving, draining, farming, cultivating, letting and by entering into building leases or building agreements and by advancing money to and entering into contracts and arrangements of all kinds with builders, contractors, architects, surveyors, purchasers, vendors, tenants and any other person.

3.11
To construct, improve, maintain, develop, work, manage, carry out or control any property which may seem calculated directly or indirectly to advance the Company’s interest and to contribute to, subsidise or otherwise assist or take part in the construction, improvement, maintenance, working, management, carrying out or control thereof.

3.12	To draw, make, accept, endorse, discount, execute and issue promissory notes, bills of exchange, bills of lading, warrants, debentures and other negotiable or transferable instruments.
3.13
To engage in currency exchange, interest rate and commodity transactions including, but not limited to, dealings in foreign currency, spot and forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and any other foreign exchange, interest rate or commodity hedging arrangements and such other instruments as are similar to, or derived from, any of the foregoing whether for the purpose of making a profit or avoiding a loss or managing a currency, interest rate or commodity exposure or any other exposure or for any other purpose.

3.14
As a pursuit in itself or otherwise and whether for the purpose of making a profit or avoiding a loss or managing a currency, interest rate or commodity exposure or any other exposure or for any other purpose whatsoever, to engage in any currency exchange transactions, interest rate transactions and commodity transactions, derivative and/or treasury transactions and any other financial or other transactions, including (without prejudice to the generality of the foregoing) securitisation, treasury and/or structured finance transactions, of whatever nature in any manner and on any terms and for any purposes whatsoever, including, without prejudice to the generality of the foregoing, any transaction entered into in connection with or for the purpose of, or capable of being for the purposes of, avoiding, reducing, minimising, hedging against or otherwise managing the risk of any loss, cost, expense, or liability arising, or which may arise, directly or indirectly, from a change or changes in any interest rate or currency exchange rate or in the price or value of any property, asset, commodity, index or liability or from any other risk or factor affecting the Company’s business, including but not limited to dealings whether involving purchases, sales or otherwise in foreign currency, spot and/or forward rate exchange contracts, futures, options, forward rate agreements, swaps, caps, floors, collars and/or any such other currency or interest rate or commodity or other hedging, treasury or structured finance arrangements and such other instruments as are similar to, or derived from any of the foregoing.
3.15
To apply for, establish, create, purchase or otherwise acquire, sell or otherwise dispose of and hold any patents, trade marks, copyrights, brevets d’invention, registered designs, licences, concessions and the like conferring any exclusive or non-exclusive or limited rights to use or any secret or other information and any invention and to use, exercise, develop or grant licences in respect of or otherwise turn to account or exploit the property, rights or information so held.

3.16
To enter into any arrangements with any governments or authorities, national, local or otherwise and to obtain from any such government or authority any rights, privileges and concessions and to carry out, exercise and comply with any such arrangements, rights, privileges and concessions.

3.17	To establish, form, register, incorporate or promote any company or companies or person, whether inside or outside of Ireland.
3.18	To procure that the Company be registered or recognised whether as a branch or otherwise in any country or place.
3.19
To enter into partnership or into any arrangement for sharing profits, union of interests, co-operation, joint venture, reciprocal concession or otherwise with any person or company carrying on or engaged in or about to carry on or engage in any business or transaction and to engage in any transaction in connection with the foregoing.

3.20	To acquire or amalgamate with any other company or person.
3.21
To acquire and undertake the whole or any part of the business, good-will and assets of any person, firm or company carrying on or proposing to carry on any of the businesses which this Company is authorised to carry on, and as part of the consideration for such acquisition to undertake all or any of the liabilities of such person, firm or company, or to acquire an interest in, amalgamate with, or enter into any arrangement for sharing profits, or for co-operation, or for mutual assistance with any such person, firm or company and to give or accept by way of consideration for any of the acts or things aforesaid or property acquired, any shares, debentures, debenture stock or securities that may be agreed upon, and to hold and retain or sell, mortgage or deal with any shares, debentures, debenture stock or securities so received.

3.22
To promote freedom of contract, and to resist, insure against, counteract and discourage interference therewith, to join any lawful federation, union or association, or do any other lawful act or thing with a view to preventing or resisting directly or indirectly any interruption of or interference with the Company’s or any other trade or business or providing or safeguarding against the same, or resisting or opposing any strike, movement or organisation which may be thought detrimental to the interests of the Company or its employees and to subscribe to any association or fund for any such purposes.

3.23
To make gifts to any person or company including, without prejudice to the generality of the foregoing, capital contributions and to grant bonuses to the directors or any other persons or companies who are or have been in the employment of the Company including substitute directors and any other officer or employee.

3.24
To establish and support or aid in the establishment and support of associations, institutions, funds, trusts and conveniences calculated to benefit directors, ex-directors, employees or ex-employees of the Company or any subsidiary of the Company or the dependants or connections of such persons, and to grant pensions and allowances upon such terms and in such manner as the Company’s board of directors think fit, and to make payments towards insurance and to subscribe or guarantee money for charitable or benevolent objects or for any exhibition or for any public, general or useful object, or any other object whatsoever which the Company’s board of directors may think advisable.

3.25
To establish and contribute to any scheme for the purchase of shares or subscription for shares in the Company, its holding company or any of its or their respective subsidiaries, to be held for the benefit of the employees or former employees of the Company or any subsidiary of the Company including any person who is or was a director holding a salaried employment or office in the Company or any subsidiary of the Company and to lend or otherwise provide money to the trustees of such schemes or the employees or former employees of the Company or any subsidiary of the Company to enable them to purchase shares of the Company, its holding company or any of its or their respective subsidiaries and to formulate and carry into effect any scheme for sharing the profits of the Company, its holding company or any of its or their respective subsidiaries with its employees and/or the employees of any of its subsidiaries.

3.26
To remunerate any person or company for services rendered or to be rendered in placing or assisting to place or guaranteeing the placing of any of the shares of the Company’s capital or any debentures, debenture stock or other securities of the Company or in or about the formation or promotion of the Company or the conduct of its business.

3.27
To obtain any Act of the Oireachtas or provisional order for enabling the Company to carry any of its objects into effect or for effecting any modification of the Company’s constitution or for any other purpose which may seem expedient and to oppose any proceedings or applications which may seem calculated directly or indirectly to prejudice the Company’s interests.

3.28
To adopt such means of making known the products of the Company as may seem expedient and in particular by advertising in the press, by circulars, by purchase and exhibition of works of art or interest, by publication of books and periodicals and by granting prizes, rewards and donations.

3.29
To undertake and execute the office of trustee and nominee for the purpose of holding and dealing with any property of any kind for or on behalf of any person or company; to act as trustee, nominee, agent, executor, administrator, registrar, secretary, committee or attorney generally for any purpose and either solely or with others for any person or company; to vest any property in any person or company with or without any declared trust in favour of the Company.

3.30	To pay all costs, charges, fees and expenses incurred or sustained in or about the promotion, establishment, formation and registration of the Company.
3.31
To do all or any of the above things in any part of the world, and as principals, agents, contractors, trustees or otherwise and by or through trustees, agents or otherwise and either alone or in conjunction with any person or company.

3.32	To distribute the property of the Company in specie among the members or, if there is only one, to the sole member of the Company.
3.33	To do all such other things as the Company’s board of directors may think incidental or conducive to the attainment of the above objects or any of them.
 NOTE: it is hereby declared that in this memorandum of association:
a)
the word “company”, except where used in reference to this Company, shall be deemed to include a body corporate, whether a company (wherever formed, registered or incorporated), a corporation aggregate, a corporation sole and a national or local government or other legal entity; and

b)
the word “person”, shall be deemed to include any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person’s personal representatives, successors or permitted assigns; and

c)
the word “property”, shall be deemed to include, where the context permits, real property, personal property including choses or things in action and all other intangible property and money and all estates, rights, titles and interests therein and includes the Company’s uncalled capital and future calls and all and every other undertaking and asset; and

d)
a word or expression used in this memorandum of association which is not otherwise defined and which is also used in the Companies Act 2014 shall have the same meaning here, as it has in the Companies Act 2014; and

e)
any phrase introduced by the terms “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms, whether or not followed by the phrases “but not limited to”, “without prejudice to the generality of the foregoing” or any similar expression; and

f)	words denoting the singular number only shall include the plural number and vice versa and references to one gender includes all genders; and
g)
it is intended that the objects specified in each paragraph in this clause shall, except where otherwise expressed in such paragraph, be separate and distinct objects of the Company and shall not be in any way limited or restricted by reference to or inference from the terms of any other paragraph or the order in which the paragraphs of this clause occur or the name of the Company.

4.	The liability of the members is limited.
5.
The authorised share capital of the Company is US$100,000,000 divided into 800,000,000,000 Ordinary Shares with a nominal value of US$0.0001 each and 200,000,000,000 Preferred Shares with a nominal value of US$0.0001 each and €25,000 divided into 25,000 Deferred Ordinary Shares with a nominal value of €1.00 each.

6.
The shares forming the capital may be increased or reduced and be divided into such classes and issued with any special rights, privileges and conditions or with such qualifications as regards preference, dividend, capital, voting or other special incidents, and be held upon such terms as may be attached thereto or as may from time to time be provided by the original or any substituted or amended articles of association and regulations of the Company for the time being, but so that where shares are issued with any preferential or special rights attached thereto such rights shall not be alterable otherwise than pursuant to the provisions of the Company’s articles of association for the time being.

CARBON REVOLUTION PUBLIC LIMITED COMPANY

ARTICLES OF ASSOCIATION

(as amended by Special Resolution dated • 2022)

Interpretation and general
1.
Sections 83, 84 and 117(9) of the Act shall apply to the Company but, subject to that, the provisions set out in these Articles shall constitute the whole of the regulations applicable to the Company and no other “optional provisions” as defined by section 1007(2) of the Act shall apply to the Company.

2.	In these Articles:
2.1	“Act” means the Companies Act 2014 and every statutory modification and re-enactment thereof for the time being in force;
2.2	“Acting in Concert” has the meaning given to it in Rule 2.1(a) and Rule 3.3 of Part A of the Takeover Rules;
2.3	“Adoption Date” means the effective date of adoption of these Articles;
2.4	“Adjourned Meeting” has the meaning given in Article 115.1;
2.5	“Agent” has the meaning given in Article 12.3;
2.6	“Approved Nominee” means a person appointed under contractual arrangements with the Company to hold shares or rights or interests in shares of the Company on a nominee basis;
2.7	“Article” means an article of these Articles;
2.8	“Articles” means these articles of association as from time to time and for the time being in force;
2.9	“Auditors” means the auditors for the time being of the Company;
2.10	“Board” means the board of Directors of the Company;
2.11	“Chairperson” means the person occupying the position of Chairperson of the Board from time to time;
2.12	“Chief Executive Officer” shall include any equivalent office;
2.13
“Clear Days” means, in relation to a period of notice, that period excluding the day when the notice is given or deemed to be given and excluding the day for which notice is being given or on which an action or event for which notice is being given is to occur or take effect;

2.14	“committee” has the meaning given in Article 187;
2.15	“Company” means the company whose name appears in the heading to these Articles;
2.16	“Company Secretary” means the person or persons appointed as company secretary or joint company secretary of the Company from time to time and shall include any assistant or deputy secretary;
2.17	“Concert Party” means, in relation to any person, a party who is deemed or presumed to be Acting in Concert with that person for the purposes of the Takeover Rules;
2.18	“contested election” has the meaning given in Article 159;
2.19	“Deferred Shares” means the Deferred Ordinary Shares with a nominal value of €1.00 each in the capital of the Company;
2.20	“Directors” means the directors for the time being of the Company or any of them acting as the Board;
2.21	“Director’s Certified Email Address” has the meaning given in Article 190.3;
2.22	“disponee” has the meaning given in Article 46.1;
2.23	“elected by a plurality” has the meaning given in Article 159;

2.24
“electronic communication” has the meaning given to that word in the Electronic Commerce Act 2000 and in addition includes in the case of notices or documents issued on behalf of the Company, such documents being made available or displayed on a website of the Company (or a website designated by the Board);

2.25
“Exchange” means any securities exchange or other system on which the shares of the Company may be listed or otherwise authorised for trading from time to time in circumstances where the Company has approved such listing or trading;

2.26	“Exchange Act” means the Securities Exchange Act of 1934 of the United States, as amended;
2.27	“Group” means the Company and its subsidiaries from time to time and for the time being;
2.28	“Independent Directors” has the meaning given in Article 238.4;
2.29	“Institutional Investor” has the meaning given in Article 238.5
2.30	“Interested Person” has the meaning given in Article 238.6;
2.31
“member” means, in relation to any share, the member whose name is entered in the Register as the holder of the share or, where the context permits, the members whose names are entered in the Register as the joint holders of shares and shall include a member’s personal representatives in consequence of his or her death or bankruptcy;

2.32	“Memorandum” means the memorandum of association of the Company;
2.33	“Office” means the registered office for the time being of the Company;
2.34	“Ordinary Shares” means the Ordinary Shares with a nominal value of US$0.0001 each in the capital of the Company;
2.35	“Preferred Shares” means the Preferred Shares with a nominal value of US$0.0001 each in the capital of the Company;
2.36	“Proceedings” has the meaning given in Article 253;
2.37	“Redeemable Shares” means redeemable shares as defined by section 64 of the Act;
2.38	“Re-designation Event” means;
(a)	the transfer of Restricted Voting Ordinary Shares from a Restricted Shareholder to a Shareholder or other person who is not a Restricted Shareholder;
(b)
an event whereby a Restricted Shareholder ceases to be restricted from holding securities conferring voting rights in the Company without a Takeover Rules Event occurring by virtue of Rule 9 of the Takeover Rules, except in these circumstances the number of Restricted Voting Ordinary Shares which shall be re-designated as Ordinary Shares shall be the maximum number of Restricted Voting Ordinary Shares that can be re-designated without the former Restricted Shareholder becoming or remaining a Restricted Shareholder on the Re-designation Event; or

(c)
a Restricted Shareholder of the Company undertaking a Takeover Rules Event and the Takeover Panel consenting to some or all of the Restricted Voting Ordinary Shares being re-designated as Ordinary Shares, in which case only those Restricted Voting Ordinary Shares the re-designation of which has been consented to by the Takeover Panel shall be re-designated as Ordinary Shares;

2.39	“Register” means the register of members of the Company to be kept as required by the Act;
2.40
“Restricted Shareholder” means a member of the Company or other person who is restricted from holding securities conferring voting rights in the Company without a Takeover Rules Event occurring by virtue of Rule 9 of the Takeover Rules or a member or person who would be so restricted but for the limitations on voting rights set out under Article 7, provided that where two or more persons are deemed or presumed (and such presumption has not been rebutted) to be Acting in Concert for the purpose of Rule 9 of the Takeover Rules, only the person who acquired the securities conferring voting rights which, but for the application of Article 7, would trigger the Takeover Rules Event shall be deemed to be a Restricted Shareholder in respect only of such number of those securities conferring voting rights which, but for the application of Article 7, would trigger the Takeover Rules Event.
2.41	“Restricted Voting Ordinary Shares” means
(a)	an Interest in Securities acquired by a Restricted Shareholder where the Restricted Shareholder has not elected for a Takeover Rules Event to occur; or
(a)
Ordinary Shares the subject of a notification by a Shareholder by at least 10 Business Days’ notice in writing to the Company that such Shareholder wishes for such Ordinary Shares to be designated as Restricted Voting Ordinary Shares;

2.42	“Rights” has the meaning given in Article 242;
2.43	“Rights Plan” has the meaning given in Article 241;
2.44	“SEC” means the U.S. Securities and Exchange Commission;
2.45	“securities conferring voting rights” shall be construed in accordance with the definitions of “security” and “interest in a security” in section 1 of the Irish Takeover Panel Act 1997;
2.46	“Shareholder” means a holder of shares in the capital of the Company;
2.47	“Takeover Panel” means the Irish Takeover Panel established under the Irish Takeover Panel Act 1997;
2.48	“Takeover Rules” means the Takeover Panel Act 1997, Takeover Rules 2022; and
2.49	“Takeover Rules Event” means either of the following events:
(a)	a Restricted Shareholder and/or its Concert Parties (if any) extending an offer to the holders of each class of equity shares of the Company in accordance with Rule 9 of the Takeover Rules; or
(b)	the Company obtaining approval of the Takeover Panel for a waiver of Rule 9 of the Takeover Rules in respect of a Restricted Shareholder or any of its Concert Parties (as applicable).
 NOTE: it is hereby declared that in these Articles:
a)
the word “company”, except where used in reference to this Company, shall be deemed to include a body corporate, whether a company (wherever formed, registered or incorporated), a corporation aggregate, a corporation sole and a national or local government or other legal entity; and

b)
the word “person”, shall be deemed to include any individual, firm, body corporate, association or partnership, government or state or agency of a state, local authority or government body or any joint venture association or partnership (whether or not having a separate legal personality) and that person’s personal representatives, successors or permitted assigns; and

c)
the word “property”, shall be deemed to include, where the context permits, real property, personal property including choses or things in action and all other intangible property and money and all estates, rights, titles and interests therein and includes the Company’s uncalled capital and future calls and all and every other undertaking and asset; and

d)	a word or expression used in the Articles which is not otherwise defined and which is also used in the Act shall have the same meaning here, as it has in the Act; and
e)
any phrase introduced by the terms “including”, “include” and “in particular” or any similar expression shall be construed as illustrative and shall not limit the sense of the words preceding those terms, whether or not followed by the phrases “but not limited to”, “without prejudice to the generality of the foregoing” or any similar expression; and

f)	words denoting the singular number only shall include the plural number and vice versa and references to one gender includes all genders.

AUTHORISED SHARE CAPITAL
3.
The authorised share capital of the Company is US$100,000,000 divided into 800,000,000,000 Ordinary Shares with a nominal value of US$0.0001 each and 200,000,000,000 Preferred Shares with a nominal value of US$0.0001 each and €25,000 divided into 25,000 Deferred Ordinary Shares with a nominal value of €1.00 each

RIGHTS ATTACHING TO THE ORDINARY SHARES
4.	The Ordinary Shares shall rank pari passu in all respects and shall:
4.1
subject to the right of the Company to set record dates for the purposes of determining the identity of members entitled to notice of and/or to vote at a general meeting and the authority of the Board and chairperson of the meeting to maintain order and security, include the right to attend any general meeting of the Company and to exercise one vote per Ordinary Share held at any general meeting of the Company;

4.2	include the right to participate pro rata in all dividends declared by the Company; and
4.3	include the right, in the event of the Company’s winding up, to participate pro rata in the total assets of the Company.
5.	The rights attaching to the Ordinary Shares may be subject to the terms of issue of any series or class of Preferred Shares allotted by the Directors from time to time in accordance with Article 9.
RESTRICTED VOTING ORDINARY SHARES
6.
If a Restricted Shareholder acquires securities conferring voting rights in the Company, unless the Restricted Shareholder elects to acquire such securities with a Takeover Rules Event occurring, the Ordinary Shares referable to such securities conferring voting rights in the Company shall be designated as Restricted Voting Ordinary Shares having the restrictions set out in Article 7 and any share certificates to be issued in respect of such Ordinary Shares shall bear a legend making reference to the shares as Restricted Voting Ordinary Shares. A Shareholder may also, by at least 10 Clear Days’ notice in writing to the Company or such shorter time as the Company may agree, request that the Company redesignate some or all of the Ordinary Shares that it holds as Restricted Voting Ordinary Shares.

7.	The following restrictions shall attach to Restricted Voting Ordinary Shares:
7.1	until a Re-designation Event occurs, the rights attaching to such shares shall be restricted as set out in this Article 7;
7.2	the Restricted Voting Ordinary Shares shall carry no rights to receive notice of or to attend or vote at any general meeting of the Company;
7.3	save as provided herein, the Restricted Voting Ordinary Shares shall rank pari passu at all times and in all respects with all other Ordinary Shares;
7.4
forthwith upon a Re-designation Event, each holder of Restricted Voting Ordinary Shares that are to be re-designated shall send to the Company the certificates, if any, in respect of the Restricted Voting Ordinary Shares held immediately prior to the Re-designation Event and thereupon, but subject to receipt of such certificates, the Company shall issue to such holders respectively replacement certificates for the Ordinary Shares without a legend making reference to the shares as Restricted Voting Ordinary Shares; and

7.5
re-designation of the Restricted Voting Ordinary Shares shall be effected by way of a deemed automatic re-designation of such shares as Ordinary Shares immediately upon and subject to a Re-designation Event, without the requirement of any approval by the Board or any shareholders of the Company.

8.	Any Restricted Voting Ordinary Shares in issue shall comprise a single class with any other Ordinary Shares in issue.

RIGHTS ATTACHING TO PREFERRED SHARES
9.
The Board is empowered to cause the Preferred Shares to be issued from time to time as shares of one or more series of Preferred Shares, and in the resolution or resolutions providing for the issue of Preferred Shares of each particular series, before issuance, the Board is expressly authorised to fix:

9.1
the distinctive designation of such series and the number of shares which shall constitute such series, which number may be increased (except as otherwise provided by the Board in creating such series) or decreased (but not below the number of shares thereof then in issue) from time to time by resolution of the Board;

9.2
the rate of dividends payable on shares of such series, if any, whether or not and upon what conditions dividends on shares of such series shall be cumulative and, if cumulative, the date or dates from which dividends shall accumulate and the preference or relation which such dividends shall bear to the dividends payable on any other class or classes or on any other series of share capital;

9.3
the procedures for, and the terms, if any, on which shares of such series may be redeemed, including without limitation, the redemption price or prices for such series, which may consist of a redemption price or scale of redemption prices applicable only to redemption in connection with a sinking fund (which term as used herein shall include any fund or requirement for the periodic purchase or redemption of shares), and the same or a different redemption price or scale of redemption prices applicable to any other redemption;

9.4	the terms and amount of any sinking fund provided for the purchase or redemption of shares of such series;
9.5	the amount or amounts which shall be paid to the holders of shares of such series in case of liquidation, dissolution or winding up of the Company, whether voluntary or involuntary;
9.6
the terms, if any, upon which the holders of shares of such series may convert shares thereof into shares of any other class or classes or of any one or more series of the same class or of another class or classes;

9.7
the voting rights, full or limited, if any, of the shares of such series; and whether or not and under what conditions the shares of such series (alone or together with the shares of one or more other series having similar provisions) shall be entitled to vote separately as a single class, for the election of one or more additional Directors in case of dividend arrears or other specified events, or upon other matters;

9.8
whether or not the holders of shares of such series, as such, shall have any pre-emptive or preferential rights to subscribe for or purchase shares of any class or series of shares of the Company, now or hereafter authorised, or any securities convertible into, or warrants or other evidences of optional rights to purchase or subscribe for, shares of any class or series of the Company, now or hereafter authorised;

9.9
the limitations and restrictions, if any, to be effective while any shares of such series are outstanding upon the payment of dividends, or the making of other distributions on, and upon the purchase, redemption or other acquisition by the Company of, any other class or classes of shares ranking junior to the shares of such series either as to dividends or upon liquidation, dissolution or winding up;

9.10
the conditions or restrictions, if any, upon the creation of indebtedness of the Company or upon the issuance of any additional shares (including additional shares of such series or of any other class) ranking on a parity with or prior to the shares of such series as to dividends or distribution of assets upon liquidation; and

9.11	such other rights, preferences and limitations as may be permitted to be fixed by the Board of the Company under the laws of Ireland as in effect at the time of the creation of such series.
10.	The Board is authorised to change the designations, rights, preferences and limitations of any series of Preferred Shares theretofore established, no shares of which have been issued.
11.
The rights conferred upon the member of any pre-existing shares in the share capital of the Company shall be deemed not to be varied by the creation, issue and allotment of any series of Preferred Shares in accordance with these Articles.

RIGHTS ATTACHING TO DEFERRED SHARES
12.	The Deferred Shares shall have the rights and privileges and be subject to the restrictions set out in this Article 12:
12.1	the Deferred Shares are non-voting shares and do not convey upon the holder the right to be paid a dividend or to receive notice of or to attend, vote or speak at a general meeting;
12.2
the Deferred Shares confer the right on a return of capital, on a winding-up or otherwise, only to the repayment of the nominal value paid up on the Deferred Shares after repayment of the nominal value of the Ordinary Shares; and

12.3
any Director (the “Agent”) is appointed the attorney of the holder of a Deferred Share, with an irrevocable instruction to the Agent to execute all or any forms of transfer and/or renunciation and/or surrender and/or other documents in the Agent’s discretion in relation to the Deferred Shares in favour of the Company or as it may direct and to deliver such forms of transfer and/or renunciation and/or surrender and/or other documents together with any certificate(s) and/or other documents for registration and to do all such other acts and things as may in the reasonable opinion of the Agent be necessary or expedient for the purpose of, or in connection with, the surrender of the Deferred Shares, the purchase by the Company of the Deferred Shares for nil consideration or such other consideration as the Board may determine and to vest the said Deferred Shares in the Company.

13.
Without prejudice to any special rights conferred on the members of any existing shares or class of shares and subject to the provisions of the Act, any share may be issued with such rights or restrictions as the Company may by ordinary resolution determine.

ALLOTMENT AND ACQUISITION OF SHARES
14.	The following provisions shall apply:
14.1
Subject to the provisions of these Articles relating to new shares, the shares shall be at the disposal of the Directors, and they may (subject to the provisions of the Act) allot, grant options over or otherwise dispose of them to such persons, on such terms and conditions and at such times as they may consider to be in the best interests of the Company and its members, but so that no share shall be issued at a discount and so that, in the case of shares offered to the public for subscription, the amount payable on application on each share shall not be less than one-quarter of the nominal amount of the share and the whole of any premium thereon.

14.2
Without prejudice to the generality of the powers conferred on the Directors by other paragraphs of these Articles, and subject to any requirement to obtain the approval of the members under any laws, regulations or the rules of any Exchange, the Directors may grant from time to time options to subscribe for the unallotted shares in the capital of the Company to Directors and other persons in the service or employment of the Company or any subsidiary or associate company of the Company on such terms and subject to such conditions as may be approved from time to time by the Directors or by any committee thereof appointed by the Directors for the purpose of such approval and on the terms and conditions required to obtain the approval of any statutory authority in any jurisdiction.

14.3
Subject to the provisions of these Articles including but not limited to Article 6, the Directors are hereby generally and unconditionally authorised to exercise all the powers of the Company to allot relevant securities within the meaning of section 1021 of the Act. The maximum amount of relevant securities which may be allotted under the authority hereby conferred shall be the amount of the authorised but unissued share capital of the Company at the Adoption Date. The authority hereby conferred shall expire on the date which is five (5) years after the Adoption Date unless and to the extent that such authority is renewed, revoked or extended prior to such date. The Company may before such expiry make an offer or agreement which would or might require relevant securities to be allotted after such expiry and the Directors may allot relevant securities in pursuance of such offer or agreement, notwithstanding that the authority hereby conferred has expired.

14.4
The Directors are hereby empowered pursuant to sections 1022 and 1023 of the Act to allot equity securities (within the meaning of the said section 1023) for cash pursuant to the authority conferred by Article 14.3 as if section 1022(1) of the Act did not apply to any such allotment. The authority conferred by this Article 14.4 shall expire on the date which is five (5) years after the Adoption Date, unless previously renewed, varied or revoked; provided that the Company may before the expiry of such authority make an offer or agreement which would or might require equity securities to be allotted after such expiry and the Directors may allot equity securities in pursuance of such an offer or agreement as if the power conferred by this Article 14.4 had not expired.
14.5	The Company may issue permissible letters of allotment (as defined by section 1019 of the Act) to the extent permitted by the Act.
14.6
Unless otherwise determined by the Directors or the rights attaching to or by the terms of issue of any particular shares, or to the extent required by the Act, any Exchange, depository or any operator of any clearance or settlement system, no person whose name is entered as a member in the Register shall be entitled to receive a share certificate for any shares of any class held by him or her in the capital of the Company (nor on transferring part of a holding, to a certificate for the balance).

14.7
Any share certificate, if issued, shall specify the number of shares in respect of which it is issued and the amount paid thereon or the fact that they are fully paid, as the case may be, and may otherwise be in such form as shall be determined by the Directors. Such certificates may be under seal. All certificates for shares in the capital of the Company shall be consecutively numbered or otherwise identified and shall specify the shares in the capital of the Company to which they relate. The name and address of the person to whom the shares represented thereby are issued, with the number of shares and date of issue, shall be entered in the Register. All certificates surrendered to the Company for transfer shall be cancelled and no new certificate shall be issued until the former certificate for a like number of shares in the capital of the Company shall have been surrendered and cancelled. The Directors may authorise certificates to be issued with the seal and authorised signature(s) affixed by some method or system of mechanical process. In respect of a share or shares in the capital of the Company held jointly by several persons, the Company shall not be bound to issue a certificate or certificates to each such person, and the issue and delivery of a certificate or certificates to one of several joint holders shall be sufficient delivery to all such holders. If a share certificate is defaced, worn out, lost or destroyed, it may be renewed on such terms (if any) as to evidence and indemnity and on the payment of such expenses reasonably incurred by the Company in investigating such evidence, as the Directors may prescribe, and, in the case of defacement or wearing out, upon delivery of the old certificate.

15.	The Company:
15.1	may give financial assistance for the purpose of an acquisition of its shares or, where the Company is a subsidiary, its holding company where permitted by sections 82 and 1043 of the Act, and
15.2	is authorised, for the purposes of section 105(4)(a) of the Act, but subject to section 1073 of the Act, to acquire its own shares.
16.	The Directors (and any committee established under Article 186 and so authorised by the Directors and any person so authorised by the Directors or such committee) may without prejudice to Article 168:
16.1	allot, issue, grant options over and otherwise dispose of shares in the Company; and
16.2	exercise the Company's powers under Article 14,
on such terms and subject to such conditions as they think fit, subject only to the provisions of the Act and these Articles.
17.
Unless the Board determines otherwise, any share in the capital of the Company shall be deemed to be a Redeemable Share on, and from the time of, the existence or creation of an agreement, transaction or trade between the Company and any person (who may or may not be a member) pursuant to which the Company acquires or will acquire a share in the capital of the Company, or an interest in shares in the capital of the Company, from the relevant person, save for an acquisition for nil consideration pursuant to section 102(1)(a) of the Act. In these circumstances, the acquisition of such shares by the Company, save where acquired for nil consideration in accordance with the Act, shall constitute the redemption of a Redeemable Share in accordance with Chapter 6 of Part 3 of the Act. No resolution, whether special or otherwise, shall be required to be passed to deem any share in the capital of the Company a Redeemable Share.

VARIATION OF CLASS RIGHTS
18.
Without prejudice to the authority conferred on the Directors pursuant to Article 9 to issue Preferred Shares in the capital of the Company, where the shares in the Company are divided into different classes, the rights attaching to a class of shares may only be varied or abrogated if (a) the holders of 75% in nominal value of the issued shares of that class consent in writing to the variation, or (b) a special resolution, passed at a separate general meeting of the holders of that class, sanctions the variation. The quorum at any such separate general meeting, other than an Adjourned Meeting, shall be two persons holding or representing by proxy at least one-third in nominal value of the issued shares of the class in question and the quorum at an Adjourned Meeting shall be one person holding or representing by proxy shares of the class in question or that person’s proxy. The rights conferred upon the holders of any class of shares issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by a purchase or redemption by the Company of its own shares or by the creation or issue of further shares ranking pari passu therewith or subordinate thereto.

19.	The redemption or purchase of Preferred Shares or any class or series of Preferred Shares shall not constitute a variation of rights of the holders of Preferred Shares.
20.	The issue, redemption or purchase of any of the Preferred Shares shall not constitute a variation of the rights of the holders of Ordinary Shares.
21.
The issue of Preferred Shares or any class or series of Preferred Shares which rank pari passu with, or junior to, any existing Preferred Shares or class of Preferred Shares shall not constitute a variation of the existing Preferred Shares or class of Preferred Shares.

22.
The rights conferred upon the holders of the shares of any class issued with preferred or other rights shall not, unless otherwise expressly provided by the terms of issue of the shares of that class, be deemed to be varied by the creation or issue of further shares ranking pari passu therewith.

TRUSTS NOT RECOGNISED
23.
Except as required by law, no person shall be recognised by the Company as holding any share upon any trust, and the Company shall not be bound by or be compelled in any way to recognise (even when having notice thereof) any equitable, contingent, future or partial interest in any share or any interest in any fractional part of a share or (except only as by these Articles or by law otherwise provided) any other rights in respect of any share except an absolute right to the entirety thereof in the member. This shall not preclude (i) the Company from requiring the members or a transferee of shares to furnish the Company with information as to the beneficial ownership of any share when such information is reasonably required by the Company, or (ii) the Directors, where they consider it appropriate, providing the information given to the members of shares to the holders of depositary instruments in such shares.

CALLS ON SHARES
24.
The Directors may from time to time make calls upon the members in respect of any consideration unpaid on their shares in the Company (whether on account of the nominal value of the shares or by way of premium), provided that in the case where the conditions of allotment or issuance of shares provide for the payment of consideration in respect of such shares at fixed times, the Directors shall only make calls in accordance with such conditions.

25.
Each member shall (subject to receiving at least thirty days’ notice specifying the time or times and place of payment, or such lesser or greater period of notice provided in the conditions of allotment or issuance of the shares) pay to the Company, at the time or times and place so specified, the amount called on the shares.

26.	A call may be revoked or postponed, as the Directors may determine.
27.
Subject to the conditions of allotment or issuance of the shares, a call shall be deemed to have been made at the time when the resolution of the Directors authorising the call was passed and may be required to be paid by instalments if specified in the call.

28.	The joint holders of a share shall be jointly and severally liable to pay all calls in respect of it.

29.
If the consideration called in respect of a share or in respect of a particular instalment is not paid in full before or on the day appointed for payment of it, the person from whom the sum is due shall pay interest in cash on the unpaid value from the day appointed for payment of it to the time of actual payment of such rate, not exceeding five per cent per annum or such other rate as may be specified by an order under section 2(7) of the Act, as the Directors may determine, but the Directors may waive payment of such interest wholly or in part.

30.
Any consideration which, by the terms of issue of a share, becomes payable on allotment or issuance or at any fixed date (whether on account of the nominal value of the share or by way of premium) shall, for the purposes of these Articles, be deemed to be a call duly made and payable on the date on which, by the terms of issue, that consideration becomes payable, and in the case of non-payment of such a consideration, all the relevant provisions of these Articles as to payment of interest and expenses, forfeiture or otherwise, shall apply as if such consideration had become payable by virtue of a call duly made and notified.

31.	The Directors may, on the issue of shares, differentiate between the holders of different classes as to the amount of calls to be paid and the times of payment.
32.	The Directors may, if they think fit:
(a)	receive from any member willing to advance such consideration, all or any part of the consideration uncalled and unpaid upon any shares held by him or her; and/or
(b)
pay, upon all or any of the consideration so advanced (until the amount concerned would, but for such advance, become payable) interest at such rate (not exceeding, unless the Company in a general meeting otherwise directs, five per cent per annum or such other rate as may be specified by an order under section 2(7) of the Act) as may be agreed upon between the Directors and the member paying such consideration in advance.

33.	The Company may:
(a)	acting by its Directors, make arrangements on the issue of shares for a difference between the members in the amounts and times of payment of calls on their shares;
(b)	acting by its Directors, accept from any member the whole or a part of the amount remaining unpaid on any shares held by him or her, although no part of that amount has been called up;
(c)	acting by its Directors and subject to the Act, pay a dividend in proportion to the amount paid up on each share where a larger amount is paid up on some shares than on others; and
(d)
by special resolution determine that any portion of its share capital which has not been already called up shall not be capable of being called up except in the event and for the purposes of the Company being wound up; upon the Company doing so, that portion of its share capital shall not be capable of being called up except in that event and for those purposes.

LIEN
34.
The Company shall have a first and paramount lien on every share (not being a fully paid share) for all consideration (whether immediately payable or not) called, or payable at a fixed time, in respect of that share.

35.	The Directors may at any time declare any share in the Company to be wholly or in part exempt from Article 34.
36.	The Company’s lien on a share shall extend to all dividends payable on it.
37.
The Company may sell, in such manner as the Directors think fit, any shares on which the Company has a lien, but no sale shall be made unless (i) a sum in respect of which the lien exists is immediately payable; and (ii) the following conditions are satisfied:

37.1
a notice in writing, stating and demanding payment of such part of the amount in respect of which the lien exists as is immediately payable, has been given to the registered holder of the share for the time being, or the person entitled thereto by reason of his or her death or bankruptcy; and

37.2	a period of 14 days after the date of giving of that notice has expired.

38.	The following provisions apply in relation to a sale referred to in Article 37:
38.1	to give effect to any such sale, the Directors may authorise some person to transfer the shares sold to the purchaser of them;
38.2	the purchaser shall be registered as the holder of the shares comprised in any such transfer;
38.3
the purchaser shall not be bound to see to the application of the purchase consideration, nor shall his or her title to the shares be affected by any irregularity or invalidity in the proceedings in reference to the sale; and

38.4
the proceeds of the sale shall be received by the Company and applied in payment of such part of the amount in respect of which the lien exists as is immediately payable, and the residue, if any, shall (subject to a like lien for sums not immediately payable as existed upon the shares before the sale) be paid to the person entitled to the shares at the date of the sale.

FORFEITURE
39.
If a member of the Company fails to pay any call or instalment of a call on the day appointed for payment of it, the Directors may, at any time thereafter during such time as any part of the call or instalment remains unpaid, serve a notice on the member requiring payment of so much of the call or instalment as is unpaid, together with any interest which may have accrued.

40.	The notice referred to in Article 39 shall:
40.1	specify a further day (not earlier than the expiration of 14 days after the date of service of the notice) on or before which the payment required by the notice is to be made; and
40.2	state that, if the amount concerned is not paid by the day so specified, the shares in respect of which the call was made will be liable to be forfeited.
41.
If the requirements of the notice referred to in Article 40 are not complied with, any share in respect of which the notice has been served may at any time after the day so specified (but before, should it occur, the payment required by the notice has been made) be forfeited by a resolution of the Directors to that effect.

42.
On the trial or hearing of any action for the recovery of any money due for any call, it shall be sufficient to prove that the name of the member sued is entered in the Register as the holder, or one of the holders, of the shares in the capital of the Company in respect of which such debt accrued, that the resolution making the call is duly recorded in the minute book and that notice of such call was duly given to the member sued, in pursuance of these Articles, and it shall not be necessary to prove the appointment of the Directors who made such call nor any other matters whatsoever, but the proof of the matters aforesaid shall be conclusive evidence of the debt.

43.
A forfeited share may be sold or otherwise disposed of on such terms and in such manner as the Directors think fit, and at any time before a sale or disposition the forfeiture may be cancelled on such terms as the Directors think fit.

44.
A person whose shares have been forfeited shall cease to be a member of the Company in respect of the forfeited shares, but shall, notwithstanding, remain liable to pay to the Company all consideration which, at the date of forfeiture, were payable by him or her to the Company in respect of the shares, but his or her liability shall cease if and when the Company shall have received payment in full of all such consideration in respect of the shares.

45.
A statement in writing that the maker of the statement is a Director or the Company Secretary, and that a share in the Company has been duly forfeited on a date stated in the statement, shall be conclusive evidence of the facts stated in it as against all persons claiming to be entitled to the share.

46.	The following provisions apply in relation to a sale or other disposition of a share referred to in Article 43:
46.1
the Company may receive the consideration, if any, given for the share on the sale or other disposition of it and may execute a transfer of the share in favour of the person to whom the share is sold or otherwise disposed of (the “disponee”);

46.2	upon such execution, the disponee shall be registered as the holder of the share; and

46.3
the disponee shall not be bound to see to the application of the purchase consideration, if any, nor shall his or her title to the share be affected by any irregularity or invalidity in the proceedings in reference to the forfeiture, sale or disposal of the share.

47.
The provisions of these Articles as to forfeiture shall apply in the case of non-payment of any sum which, by the terms of issue of a share in the capital of the Company, becomes payable at a fixed time, whether on account of the nominal value of the share in the capital of the Company or by way of premium, as if the same had been payable by virtue of a call duly made and notified.

48.
The Directors may accept the surrender of any share in the capital of the Company which the Directors have resolved to have been forfeited upon such terms and conditions as may be agreed and, subject to any such terms and conditions, a surrendered share in the capital of the Company shall be treated as if it has been forfeited.

VARIATION OF COMPANY CAPITAL
49.	Subject to the provisions of these Articles, the Company may, by ordinary resolution and in accordance with section 83 of the Act, do any one or more of the following, from time to time:
49.1	consolidate and divide all or any of its classes of shares into shares of a larger nominal value than its existing shares;
49.2
subdivide its classes of shares, or any of them, into shares of a smaller nominal value, so however, that in the subdivision the proportion between the amount paid and the amount, if any, unpaid on each reduced share shall be the same as it was in the case of the share from which the reduced share is derived;

49.3	increase the nominal value of any of its shares by the addition to them of any undenominated capital;
49.4
reduce the nominal value of any of its shares by the deduction from them of any part of that value, subject to the crediting of the amount of the deduction to undenominated capital, other than the share premium account;

49.5
without prejudice or limitation to Articles 89 to 94 and the powers conferred on the Directors thereby, convert any undenominated capital into shares for allotment as bonus shares to holders of existing shares;

49.6	increase its share capital by new shares of such amount as it thinks expedient; or
49.7
cancel shares of its share capital which, at the date of the passing of the resolution, have not been taken or agreed to be taken by any person, and diminish the amount of its share capital by the amount of the shares so cancelled.

50.	Subject to the provisions of these Articles, the Company may:
50.1
Without prejudice to Article 17, by special resolution, and subject to the provisions of the Act governing the variation of rights attached to classes of shares and the amendment of these Articles, convert any of its shares into Redeemable Shares; or

50.2
by special resolution, and subject to the provisions of the Act (or as otherwise required or permitted by applicable law) alter or add to the Memorandum with respect to any objects, powers or other matters specified therein or alter or add to these Articles.

REDUCTION OF COMPANY CAPITAL
51.
The Company may, in accordance with the provisions of sections 84 to 87 of the Act, reduce its company capital in any way it thinks expedient and, without prejudice to the generality of the foregoing, may thereby:

51.1	extinguish or reduce the liability on any of its shares in respect of share capital not paid up;
51.2	either with or without extinguishing or reducing liability on any of its shares, cancel any paid up company capital which is lost or unrepresented by available assets; or
51.3	either with or without extinguishing or reducing liability on any of its shares, pay off any paid up company capital which is in excess of the wants of the Company.

Unless the special resolution provides otherwise, a reserve arising from the reduction of company capital is to be treated for all purposes as a realised profit in accordance with section 117(9) of the Act. Nothing in this Article 51 shall, however, prejudice or limit the Company’s ability to perform or engage in any of the actions described in section 83(1) of the Act by way of ordinary resolution only.

TRANSFER OF SHARES
52.
Subject to the Act and to the provisions of these Articles as may be applicable, any member may transfer all or any of his shares (of any class) by an instrument of transfer in the usual common form or in any other form which the Board may from time to time approve. The instrument of transfer may be endorsed on the certificate.

53.
The instrument of transfer of a share shall be signed by or on behalf of the transferor and, if the share is not fully paid, by or on behalf of the transferee. The transferor shall be deemed to remain the holder of the share until the name of the transferee is entered in the Register in respect of it. All instruments of transfer may be retained by the Company.

54.
The instrument of transfer of any share may be executed for and on behalf of the transferor by the Company Secretary or any other party designated by the Board for such purpose, and the Company Secretary or any other party designated by the Board for such purpose shall be deemed to have been irrevocably appointed agent for the transferor of such share or shares with full power to execute, complete and deliver in the name of and on behalf of the transferor of such share or shares all such transfers of shares held by the members in the share capital of the Company. Any document which records the name of the transferor, the name of the transferee, the class and number of shares agreed to be transferred, the date of the agreement to transfer shares and the price per share, shall, once executed by the transferor or the Company Secretary or any other party designated by the Board for such purpose as agent for the transferor, be deemed to be a proper instrument of transfer for the purposes of the Act. The transferor shall be deemed to remain the member holding the share until the name of the transferee is entered on the Register in respect thereof, and neither the title of the transferee nor the title of the transferor shall be affected by any irregularity or invalidity in the proceedings in reference to the sale should the Directors so determine.

55.
Subject to the Act, the Company, at its absolute discretion, may, or may procure that a subsidiary of the Company shall, pay Irish stamp duty arising on a transfer of shares on behalf of the transferee of such shares of the Company. If stamp duty resulting from the transfer of shares in the Company which would otherwise be payable by the transferee is paid by the Company or any subsidiary of the Company on behalf of the transferee, then in those circumstances, the Company shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable to the transferee of those shares and (iii) to the extent permitted by section 1042 of the Act, claim a first and paramount lien on the shares on which stamp duty has been paid by the Company or its subsidiary for the amount of stamp duty paid. The Company’s lien shall extend to all dividends paid on those shares.

56.
The Directors shall have power to permit any class of shares to be held in uncertificated form and to implement any arrangements they think fit for such evidencing and transfer which accord with such regulations and in particular shall, where appropriate, be entitled to disapply or modify all or part of the provisions in these Articles with respect to the requirement for written instruments of transfer and share certificates (if any), in order to give effect to such regulations.

57.
The Board may, in its absolute discretion and without assigning any reason for its decision, decline to register any transfer of any share which is not a fully-paid share. The Board may also decline to register any transfer if:

57.1
the instrument of transfer is not duly stamped, if required, and lodged at the Office or any other place as the Board may from time to time specify for the purpose, accompanied by the certificate (if any) for the shares to which it relates and such other evidence as the Board may reasonably require to show the right of the transferor to make the transfer;

57.2	the instrument of transfer is in respect of more than one class of share;
57.3	the instrument of transfer is in favour of more than four persons jointly;

57.4
it is not satisfied that all applicable consents, authorisations, permissions or approvals of any governmental body or agency in Ireland or any other applicable jurisdiction required to be obtained under relevant law prior to such transfer have been obtained; or

57.5	it is not satisfied that the transfer would not violate the terms of any agreement to which the Company (or any of its subsidiaries) and the transferor are party or subject.
58.
Subject to any directions of the Board from time to time in force, the Company Secretary or any other party designated by the Board for such purpose may exercise the powers and discretions of the Board under Article 57, Article 81, Article 88 and Article 90.

59.	If the Board declines to register a transfer it shall, within one month after the date on which the instrument of transfer was lodged, send to the transferee notice of such refusal.
60.
No fee shall be charged by the Company for registering any transfer or for making any entry in the Register concerning any other document relating to or affecting the title to any share (except that the Company may require payment of a sum sufficient to cover any tax or other governmental charge that may be imposed on it in connection with such transfer or entry).

TRANSMISSION OF SHARES
61.
In the case of the death of a member, the survivor or survivors, where the deceased was a joint holder, and the personal representatives of the deceased where he or she was a sole holder, shall be the only persons recognised by the Company as having any title to his or her interest in the shares.

62.	Nothing in Article 61 shall release the estate of a deceased joint holder from any liability in respect of any share which had been jointly held by him or her with other persons.
63.
Any person becoming entitled to a share in consequence of the death or bankruptcy of a member may, upon such evidence being produced as may from time to time properly be required by the Directors and subject to Article 64, elect either: (a) to be registered himself or herself as holder of the share; or (b) to have some person nominated by him or her (being a person who consents to being so registered) registered as the transferee thereof.

64.
The Directors shall, in either of those cases, have the same right to decline or suspend registration as they would have had in the case of a transfer of the share by that member before his or her death or bankruptcy, as the case may be.

65.
If the person becoming entitled as mentioned in Article 63: (a) elects to be registered himself or herself, the person shall furnish to the Company a notice in writing signed by him or her stating that he or she so elects; or (b) elects to have another person registered, the person shall testify his or her election by executing to that other person a transfer of the share.

66.
All the limitations, restrictions and provisions of Articles 61 to 65 shall be applicable to a notice or transfer referred to in Article 65 as if the death or bankruptcy of the member concerned had not occurred and the notice or transfer were a transfer signed by that member.

67.
Subject to Article 68 and Article 69, a person becoming entitled to a share by reason of the death or bankruptcy of the holder shall be entitled to the same dividends and other advantages to which he or she would be entitled if he or she were the registered holder of the share.

68.
A person referred to in Article 67 shall not, before being registered as a member in respect of the share, be entitled in respect of it to exercise any right conferred by membership in relation to meetings of the Company.

69.
The Directors may at any time serve a notice on any such person requiring the person to make the election provided for by Article 63 and, if the person does not make that election (and proceed to do, consequent on that election, whichever of the things mentioned in Article 65 is appropriate) within ninety days after the date of service of the notice, the Directors may thereupon withhold payment of all dividends, bonuses or other moneys payable in respect of the share until the requirements of the notice have been complied with.

70.
The Company may charge a fee not exceeding €10 on the registration of every probate, letters of administration, certificate of death, power of attorney, notice as to stock or other instrument or order.

71.
The Directors may determine such procedures as they shall think fit regarding the transmission of shares in the Company held by a body corporate that are transmitted by operation of law in consequence of a merger or division.

CLOSING REGISTER OR FIXING RECORD DATE
72.
For the purpose of determining members entitled to notice of or to vote at any meeting of members or any adjournment thereof, or members entitled to receive payment of any dividend, or in order to make a determination of members for any other proper purpose, the Board may provide, subject to the requirements of section 174 of the Act, that the Register shall be closed for transfers at such times and for such periods, not exceeding in the whole thirty days in each year. If the Register shall be so closed for the purpose of determining members entitled to notice of, or to vote at, a meeting of members, such Register shall, subject to applicable law and Exchange rules, be so closed for at least five days immediately preceding such meeting and the record date for such determination shall be the date of the closure of the Register.

73.
In lieu of, or apart from, closing the Register, the Board may fix in advance a date as the record date (a) for any such determination of members entitled to notice of or to vote at a meeting of the members, which record date shall not, subject to applicable law and Exchange rules, be more than sixty days before the date of such meeting, and (b) for the purpose of determining the members entitled to receive payment of any dividend or other distribution, or in order to make a determination of members for any other proper purpose, which record date shall not, subject to applicable law and Exchange rules, be more than sixty days prior to the date of payment of such dividend or other distribution or the taking of any action to which such determination of members is relevant.

74.
If the Register is not so closed and no record date is fixed for the determination of members entitled to notice of or to vote at a meeting of members, the date immediately preceding the date on which notice of the meeting is deemed given under these Articles shall be the record date for such determination of members. Where a determination of members entitled to vote at any meeting of members has been made as provided in these Articles, such determination shall apply to any adjournment thereof; provided, however, that the Directors may fix a new record date of the Adjourned Meeting, if they think fit.

DIVIDENDS
75.
The Company in a general meeting may declare dividends, but no dividends shall exceed the amount recommended by the Directors. Any general meeting declaring a dividend and any resolution of the Directors declaring an interim dividend may direct payment of such dividend or interim dividend wholly or partly by the distribution of specific assets including paid up shares, debentures or debenture stocks of any other company or in any one or more of such ways, and the Directors shall give effect to such resolution.

76.	The Directors may from time to time:
76.1
pay to the members such dividends (whether as either interim dividends or final dividends) as appear to the Directors to be justified by the profits of the Company, subject to section 117 and Chapter 6 of Part 17 of the Act;

76.2
before declaring any dividend, set aside out of the profits of the Company such sums as they think proper as a reserve or reserves which shall, at the discretion of the Directors, be applicable for any purpose to which the profits of the Company may be properly applied, and pending such application may, at the like discretion either be employed in the business of the Company or be held as cash or cash equivalents or invested in such investments as the Directors may lawfully determine; and

76.3	without placing the profits of the Company to reserve, carry forward any profits which they may think prudent not to distribute.
77.	Unless otherwise specified by the Directors at the time of declaring a dividend, the dividend shall be a final dividend.
78.
Where the Directors specify that a dividend is an interim dividend at the time it is declared, such interim dividend shall not constitute a debt recoverable against the Company and the declaration may be revoked by the Directors at any time prior to its payment provided that the holders of the same class of share are treated equally on any revocation.

79.
Subject to the rights of persons, if any, entitled to shares with special rights as to dividend (and to the rights of the Company under Articles 34 to 38 and Article 81) all dividends shall be declared and paid such that shares of the same class shall rank equally irrespective of the premium credited as paid up on such shares.

80.	If any share is issued on terms providing that it shall rank for a dividend as from a particular date, such share shall rank for dividend accordingly.
81.
The Directors may deduct from any dividend payable to any member, all sums of money (if any) immediately payable by him or her to the Company on account of calls or otherwise in relation to the shares of the Company.

82.
The Directors when declaring a dividend or bonus may direct payment of such dividend or bonus wholly or partly by the distribution of specific assets and, in particular, paid up shares, debentures or debenture stock of any other company or in any one or more of such ways.

83.	Where any difficulty arises in regard to a distribution, the Directors may settle the matter as they think expedient and, in particular, may:
83.1	issue fractional certificates (subject always to the restriction on the issue of fractional shares) and fix the value for distribution of such specific assets or any part of them;
83.2	determine that cash payments shall be made to any members upon the footing of the value so fixed, in order to adjust the rights of all the parties; and
83.3	vest any such specific assets in trustees as may seem expedient to the Directors.
84.	Any dividend, interest or other moneys payable in cash in respect of any shares may be paid:
84.1
by cheque or negotiable instrument sent by post directed to or otherwise delivered to the registered address of the holder, or where there are joint holders, to the registered address of that one of the joint holders who is first named on the register or to such person and to such address as the holder or the joint holders may in writing direct; or

84.2	by transfer to a bank account nominated by the payee or where such an account has not been so nominated, to the account of a trustee nominated by the Company to hold such moneys,

provided that the debiting of the Company’s account in respect of the relevant amount shall be evidence of good discharge of the Company’s obligations in respect of any payment made by any such methods.

85.	Any such cheque or negotiable instrument referred to in Article 84 shall be made payable to the order of the person to whom it is sent.
86.
Any one of two or more joint holders may give valid receipts for any dividends, bonuses or other moneys payable in respect of the shares held by them as joint holders, whether paid by cheque or negotiable instrument or direct transfer.

87.	No dividend shall bear interest against the Company.
88.
If the Directors so resolve, any dividend or distribution which has remained unclaimed for twelve years from the date of its declaration shall be forfeited and cease to remain owing by the Company. The payment by the Directors of any unclaimed dividend, distribution or other moneys payable in respect of a share into a separate account shall not constitute the Company a trustee in respect thereof.

BONUS ISSUE OF SHARES
89.	Any capitalisation provided for in Articles 90 to 94 inclusive will not require approval or ratification by the members.
90.
The Directors may resolve to capitalise any part of a relevant sum (within the meaning of Article 91) by applying such sum in paying up in full unissued shares of a nominal value or nominal value and premium, equal to the sum capitalised, to be allotted and issued as fully paid bonus shares, to those members of the Company who would have been entitled to that sum if it were distributed by way of dividend (and in the same proportions).

91.
For the purposes of Article 90, “relevant sum” means: (a) any sum for the time being standing to the credit of the Company’s undenominated capital; (b) any of the Company’s profits available for distribution; (c) any sum representing unrealised revaluation reserves; or (d) a merger reserve or any other capital reserve of the Company.

92.
The Directors may in giving effect to any resolution under Article 90 make: (a) all appropriations and applications of the undivided profits resolved to be capitalised by the resolution; and (b) all allotments and issues of fully paid shares, if any, and generally shall do all acts and things required to give effect to the resolution.

93.	Without limiting Article 92, the Directors may:
93.1
make such provision as they think fit for the case of shares becoming distributable in fractions (and, again, without limiting the foregoing, may sell the shares represented by such fractions and distribute the net proceeds of such sale amongst the members otherwise entitled to such fractions in due proportions);

93.2
authorise any person to enter, on behalf of all the members concerned, into an agreement with the Company providing for the allotment to them, respectively credited as fully paid up, of any further shares to which they may become entitled on the capitalisation concerned or, as the case may require, for the payment by the application thereto of their respective proportions of the profits resolved to be capitalised of the amounts remaining unpaid on their existing shares, and any agreement made under such authority shall be effective and binding on all the members concerned.
94.
Where the Directors have resolved to approve a bona fide revaluation of all the fixed assets of the Company, the net capital surplus in excess of the previous book value of the assets arising from such revaluation may be: (a) credited by the Directors to undenominated capital, other than the share premium account; or (b) used in paying up unissued shares of the Company to be issued to members as fully paid bonus shares.

GENERAL MEETINGS – GENERAL
95.
Subject to Article 96, the Company shall in each year hold a general meeting as its annual general meeting in addition to any other meeting in that year, and shall specify the meeting as such in the notices calling it; and not more than 15 months shall elapse between the date of one annual general meeting of the Company and that of the next.

96.	The Company will hold its first annual general meeting within eighteen months of its incorporation.
97.	The annual general meeting shall be held in such place and at such time as the Directors shall determine.
98.	All general meetings of the Company other than annual general meetings shall be called extraordinary general meetings.
99.
The Directors may, whenever they think fit, convene an extraordinary general meeting. An extraordinary general meeting shall also be convened by the Directors on the requisition of members, or if the Directors fail to so convene an extraordinary general meeting, such extraordinary general meeting may be convened by the requisitioning members, in each case in accordance with section 178(3) to (7) of the Act.

100.
If at any time the number of Directors is less than two, any Director or any member that satisfies the criteria under section 178 of the Act may convene an extraordinary general meeting in the same manner as nearly as possible as that in which meetings may be convened by the Directors.

101.
An annual general meeting or extraordinary general meeting of the Company may be held outside of Ireland. The Company shall make, at its expense, all necessary arrangements to ensure that members can by technological means participate in any such meeting without leaving Ireland.

102.
A general meeting of the Company may be held in two or more venues (whether inside or outside of Ireland) at the same time using any technology that provides members, as a whole, with a reasonable opportunity to participate, and such participation shall be deemed to constitute presence in person at the meeting.

NOTICE OF GENERAL MEETINGS
103.	The only persons entitled to notice of general meetings of the Company are:
103.1	the members;
103.2	the personal representatives of a deceased member, which member would but for his death be entitled to vote;
103.3	the assignee in bankruptcy of a bankrupt member of the Company (being a bankrupt member who is entitled to vote at the meeting);
103.4	the Directors and Company Secretary; and
103.5
unless the Company is entitled to and has availed itself of the audit exemption under the Act, the Auditors (who shall also be entitled to receive other communications relating to any general meeting which a member is entitled to receive).

104.
Subject to the provisions of the Act allowing a general meeting to be called by shorter notice, an annual general meeting and an extraordinary general meeting called for the passing of a special resolution shall be called by at least twenty-one days’ notice. Any other extraordinary general meeting shall also be called by at least twenty-one days’ notice, except that it may be called by fourteen days’ notice where:

104.1	all members, who hold shares that carry rights to vote at the meeting, are permitted to vote by electronic means at the meeting; and
104.2	a special resolution reducing the period of notice to fourteen days has been passed at the immediately preceding annual general meeting, or at a general meeting held since that meeting.
105.
Any notice convening a general meeting shall specify the time and place of the meeting and, in the case of special business, the general nature of that business and, in reasonable prominence, that a member entitled to attend, speak, ask questions and vote is entitled to appoint a proxy to attend, speak, ask questions and vote in his place and that a proxy need not be a member of the Company. Every notice shall specify such other details as are required by applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange. Subject to any restrictions imposed on any shares, the notice shall be given to all the members and to the Directors and Auditors.

106.	The accidental omission to give notice of a meeting to, or the non-receipt of notice of a meeting by, any person entitled to receive notice shall not invalidate the proceedings at the meeting.
107.
In cases where instruments of proxy are sent out with notices, the accidental omission to send such instrument of proxy to, or the non-receipt of such instrument of proxy by, any person entitled to receive such notice shall not invalidate any resolution passed or any proceeding at any such meeting. A member present, either in person or by proxy, at any general meeting of the Company or of the holders of any class of shares in the Company will be deemed, subject to Article 110, to have received notice of that meeting and, where required, of the purpose for which it was called.

108.
Where, by any provision contained in the Act, extended notice is required of a resolution, the resolution shall not be effective (except where the Directors have resolved to submit it) unless notice of the intention to move it has been given to the Company not less than twenty-eight days (or such shorter period as the Act permits) before the meeting at which it is moved, and the Company shall give to the members notice of any such resolution as required by and in accordance with the provisions of the Act.

109.	In determining the correct period of notice for a general meeting, only Clear Days shall be counted.
110.
Whenever any notice is required to be given by law or by these Articles to any person or persons, a waiver thereof in writing, signed by the person or persons entitled to the notice whether before or after the time stated therein, shall be deemed equivalent thereto. Attendance of a person at a meeting shall constitute a waiver of notice of such meeting, except when the person attends a meeting for the express purpose of objecting at the beginning of the meeting to the transaction of any business because the meeting is not lawfully called or convened.

WRITTEN RESOLUTIONS OF THE MEMBERS
111.
For so long as the Company has more than one shareholder, unanimous consent of the holders of the Ordinary Shares shall be required before the shareholders may act by way of written resolution in lieu of holding a meeting.

112. 112.1
Except in the case of the removal of statutory auditors or Directors and subject to the Act and the provisions of Article 111, anything which may be done by resolution in general meeting of all or any class of members may be done by resolution in writing, signed by all of the holders or any class thereof or their proxies (or in the case of a holder that is a corporation (whether or not a company within the meaning of the Acts) on behalf of such holder) being all of the members of the Company or any class thereof, who at the date of the resolution in writing would be entitled to attend a meeting and vote on the resolution and shall be valid and effective for all purposes as if the resolution had been passed at a general meeting of the Company or any class thereof duly convened and held, and if described as a Special Resolution shall be deemed to be a Special Resolution within the meaning of the Acts. Any such resolution in writing may be signed in as many counterparts as may be necessary.

112.2
For the purposes of any written resolution under Article 112, the date of the resolution in writing is the date when the resolution is signed by, or on behalf of, the last holder to sign and any reference in any enactment to the date of passing of a resolution is, in relation to a resolution in writing made in accordance with this section, a reference to such date.

112.3
A resolution in writing made in accordance with Article 112 is valid as if it had been passed by the Company in general meeting or, if applicable, by a meeting of the relevant class of holders of the Company, as the case may be. A resolution in writing made in accordance with this section shall constitute minutes for the purposes of the Act and these Articles.

113.	At any time that the Company is a single-member company, its sole member may pass any resolution as a written decision in accordance with section 196 of the Act.
QUORUM FOR GENERAL MEETINGS
114.
Two members present in person or by proxy and having the right to attend and vote at the meeting and together holding shares representing more than 50% of the votes that may be cast by all members at the relevant time shall be a quorum at a general meeting; provided, however, that at any time when the Company is a single-member company, one member of the Company present in person or by proxy at a general meeting of it shall be a quorum.

115.	If within 15 minutes (or such greater time determined by the chairperson) after the time appointed for a general meeting a quorum is not present, then:
115.1
the meeting shall stand adjourned to the same day in the next week, at the same time and place or to such other day and at such other time and place as the Directors may determine (the “Adjourned Meeting”); and

115.2
if at the Adjourned Meeting a quorum is not present within half an hour (or such greater time determined by the chairperson) after the time appointed for the meeting, the members present shall be a quorum.

PROXIES
116.
Every member entitled to attend, speak, ask questions and vote at a general meeting may appoint a proxy or proxies to attend, speak, ask questions relating to items on the agenda and vote on his behalf and may appoint more than one proxy to attend, speak, ask questions and vote at the same general meeting provided that, where a member appoints more than one proxy in relation to a general meeting, each proxy must be appointed to exercise the rights attached to different shares held by that member.

117.
The appointment of a proxy shall be in writing in any usual form or in any other form which the Directors may approve and shall be signed by or on behalf of the appointor. The signature on such appointment need not be witnessed. A body corporate may sign a form of proxy under its common seal or under the hand of a duly authorised officer thereof or in such other manner as the Directors may approve. A proxy need not be a member of the Company. A member shall be entitled to appoint a proxy by electronic means, to an address specified by the Company. The proxy form must make provision for three-way voting (i.e., to allow votes to be cast for or against a resolution or to be withheld) on all resolutions intended to be proposed, other than resolutions which are merely procedural. An instrument or other form of communication appointing or evidencing the appointment of a proxy or a corporate representative (other than a standing proxy or representative) together with such evidence as to its due execution as the Board may from time to time require, may be returned to the address or addresses stated in the notice of meeting or Adjourned Meeting or any other information or communication by such time or times as may be specified in the notice of meeting or Adjourned Meeting or in any other such information or communication (which times may differ when more than one place is so specified) or, if no such time is specified, at any time prior to the holding of the relevant meeting or Adjourned Meeting at which the appointee proposes to vote, and, subject to the Act, if not so delivered the appointment shall not be treated as valid.
BODIES CORPORATE ACTING BY REPRESENTATIVES AT MEETINGS
118.
Any body corporate which is a member, or a proxy for a member, of the Company may by resolution of its directors or other governing body authorise such person or persons as it thinks fit to act as its representative or representatives at any meeting of the Company or of any class of members of the Company and, subject to evidence being furnished to the Company of such authority as the Directors may reasonably require, any person(s) so authorised shall be entitled to exercise the same powers on behalf of the body corporate which he represents as that body corporate could exercise if it were an individual member of the Company or, where more than one such representative is so authorized, all or any of the rights attached to the shares in respect of which he is so authorised. Where a body corporate appoints more than one representative in relation to a general meeting, each representative must be appointed to exercise the rights attached to different shares held by that body corporate.

RECEIPT OF PROXY APPOINTMENTS
119.	Where the appointment of a proxy and any authority under which it is signed or a copy certified notarially or in some other way approved by the Directors is to be received by the Company:
119.1
in physical form, it shall be deposited at the Office or (at the option of the member) at such other place or places (if any) as may be specified for that purpose in or by way of note to the notice convening the meeting;

119.2	in electronic form, it may be so received where an address has been specified by the Company for the purpose of receiving electronic communications:
(a)	in the notice convening the meeting; or
(b)	in any appointment of proxy sent out by the Company in relation to the meeting; or
(c)	in any invitation contained in an electronic communication to appoint a proxy issued by the Company in relation to the meeting;

provided that it is so received by the Company no later than 3 hours, or such other time as may be communicated to the members, before the time for holding the meeting or Adjourned Meeting or (in the case of a poll taken otherwise than at or on the same day as the meeting or Adjourned Meeting) for the taking of the poll at which it is to be used, at which the person named in the proxy proposes to vote and in default shall not be treated as valid or, in the case of a meeting which is adjourned to, or a poll which is to be taken on, a date not later than the record date applicable to the meeting which was adjourned or the poll, it shall be sufficient if the appointment of a proxy and any such authority and certification thereof as aforesaid is so received by the Company at the commencement of the Adjourned Meeting or the taking of the poll. An appointment of a proxy relating to more than one meeting (including any adjournment thereof) having once been so received for the purposes of any meeting shall not be required to be delivered, deposited or received again for the purposes of any subsequent meeting to which it relates.

EFFECT OF PROXY APPOINTMENTS
120. 120.1
Receipt by the Company of an appointment of a proxy in respect of a meeting shall not preclude a member from attending and voting at the meeting or at any adjournment thereof. However, if that member votes at the meeting or at any adjournment thereof, then as regards to the resolution(s) any proxy notice delivered to the Company by or on behalf of that same member shall on a poll, be invalid to the extent that such member votes in respect of the shares to which the proxy notice relates.

120.2
An appointment of a proxy shall be valid, unless the contrary is stated therein, as well for any adjournment of the meeting as for the meeting to which it relates and shall be deemed to confer authority to speak at a general meeting and to demand or join in demanding a poll.

121.
A proxy shall have the right to exercise all or any of the rights of his appointor, or (where more than one proxy is appointed) all or any of the rights attached to the shares in respect of which he is appointed as the proxy to attend, and to speak and vote, at a general meeting of the Company. Unless his appointment provides otherwise, a proxy may vote or abstain at his discretion on any resolution put to the vote.

EFFECT OF REVOCATION OF PROXY OR OF AUTHORISATION
122.
A vote given or poll demanded in accordance with the terms of an appointment of a proxy or a resolution authorising a representative to act on behalf of a body corporate shall be valid notwithstanding the previous death, insanity or winding up of the principal, or the revocation of the appointment of a proxy or of the authority under which the proxy was appointed or of the resolution authorising the representative to act or the transfer of the share in respect of which the proxy was appointed or the authorisation of the representative to act was given, provided that no notice in writing (whether in electronic form or otherwise) of such death, insanity, winding up, revocation or transfer is received by the Company at the Office before the commencement of the meeting.

123.
The Directors may send to the members, at the expense of the Company, by post, electronic mail or otherwise, forms for the appointment of a proxy (with or without reply paid envelopes for their return) for use at any general meeting or at any class meeting, either in blank or nominating any one or more of the Directors or any other persons in the alternative. If, for the purpose of any meeting, invitations to appoint as proxy a person or one of a number of persons specified in the invitations are issued at the expense of the Company, such invitations shall be issued to all (and not to some only) of the members entitled to be sent a notice of the meeting and to vote thereat by proxy, but the accidental omission to issue such invitations to, or the non-receipt of such invitations by, any member shall not invalidate the proceedings at any such meeting.

THE BUSINESS OF GENERAL MEETINGS
124.
All business shall be deemed to be special business that is transacted at an extraordinary general meeting or that is transacted at an annual general meeting other than, in the case of an annual general meeting, the business specified in Article 128 which shall be ordinary business.

125.	At any meeting of the members, only such business shall be conducted as shall have been properly brought before such meeting. To be properly brought before an annual general meeting, business must be:
125.1	specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board;
125.2	otherwise properly brought before the meeting by or at the direction of the Board; or
125.3	otherwise properly brought before the meeting by a member.
126.
Without prejudice to any procedure which may be permitted under the Act, for business to be properly brought before an annual general meeting by a member, the member must have given timely notice thereof in writing to the Company Secretary. To be timely, a member’s notice must be received not less than 60 days nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, notice by the member to be timely must be so received not earlier than the 90th day prior to such annual general meeting and not later than the close of business on the later of (i) the 60th day prior to such annual general meeting or (ii) the tenth day following the date on which notice of the date of the annual general meeting was mailed or public disclosure thereof was made by the Company, whichever event in this clause (ii) first occurs. For the avoidance of doubt, in no event shall the adjournment or postponement of any general meeting, or the public announcement of such an adjournment or postponement, commence a new time period (or extend any time period) for the giving of a member’s notice to the Company Secretary pursuant to this Article 126. Each such notice shall set forth as to each matter the member proposes to bring before the annual general meeting:
126.1	a brief description of the business desired to be brought before the annual general meeting and the reasons for conducting such business at the meeting;
126.2	the name and address, as they appear on the Register, of the member proposing such business;
126.3	the class, series and number of shares of the Company which are beneficially owned by the member;
126.4
whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of the member with respect to the Company or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of the member, and if so, a summary of the material terms thereof; and

126.5	any material interest of the member in such business.

To be properly brought before an extraordinary general meeting, other than pursuant to Article 125, business must be (i) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board or by the Company Secretary pursuant to the applicable provisions of these Articles or (ii) otherwise properly brought before the meeting by or at the direction of the Board.

127.
The chairperson of the meeting shall, if the facts warrant, determine and declare to the meeting that business was not properly brought before the meeting and in accordance with the provisions of these Articles, and if he or she should so determine, any such business not properly brought before the meeting shall not be transacted. Nothing herein shall be deemed to affect any rights of members to request inclusion of proposals in the Company’s proxy statement pursuant to Rule 14a-8 under the Exchange Act.

128.	The business of the annual general meeting shall include:
128.1	the consideration of the Company’s statutory financial statements and the report of the Directors and the report of the Auditors on those statements and that report;
128.2	the review by the members of the Company’s affairs;
128.3	the authorisation of the Directors to approve the remuneration of the Auditors (if any); and
128.4	the appointment or re-appointment of Auditors.
PROCEEDINGS AT GENERAL MEETINGS
129.
The Chairperson, if any, shall preside as chairperson at every general meeting of the Company, or if there is no such Chairperson, or if he or she is not present at the time appointed for the holding of the meeting or is unwilling to act, the Directors present shall elect one of their number to be chairperson of the meeting.

130.
If at any meeting no Director is willing to act as chairperson or if no Director is present at the time appointed for holding the meeting, the members present shall choose one of their number to be chairperson of the meeting.

131.
At each meeting of members, the chairperson of the meeting shall fix and announce the date and time of the opening and the closing of the polls for each matter upon which the members will vote at the meeting and shall determine the order of business and all other matters of procedure.

132.
The Directors may adopt such rules, regulations and procedures for the conduct of any meeting of the members as they deem appropriate. Except to the extent inconsistent with any applicable rules, regulations and procedures adopted by the Board, the chairperson of any meeting may adopt such rules, regulations and procedures for the meeting, which need not be in writing, and take such actions with respect to the conduct of the meeting, as the chairperson of the meeting deems appropriate, to maintain order and safety and for the conduct of the meeting.
133.
The chairperson of the meeting may, with the consent of any meeting at which a quorum is present, and shall if so directed by the meeting, adjourn the meeting from time to time and from place to place.

134.	No business shall be transacted at any Adjourned Meeting other than the business left unfinished at the meeting from which the adjournment took place.
135.
When a meeting is adjourned for thirty days or more, notice of the Adjourned Meeting shall be given as in the case of an original meeting but, subject to that, it shall not be necessary to give any notice of an adjournment or of the business to be transacted at an Adjourned Meeting.

136.	Each Director and the Auditors shall be entitled to attend and speak at any general meeting of the Company.
137.	For business to be properly requested by a member to be brought before a general meeting, the member must comply with the requirements of the Act or:
137.1	be a member at the time of the giving of the notice for such general meeting;
137.2	be entitled to vote at such meeting; and
137.3	have given timely and proper notice in writing to the Company Secretary in accordance with Article 126.
138.
Except where a greater majority is required by the Act or these Articles, any question proposed for a decision of the members at any general meeting of the Company or a decision of any class of members at a separate meeting of any class of shares shall be decided by an ordinary resolution.

VOTING
139.	At any general meeting, a resolution put to the vote of the meeting shall be decided on a poll.
140.
Save as provided in Article 141 of these Articles, a poll shall be taken in such manner as the chairperson of the meeting directs and he or she may appoint scrutineers (who need not be members) and fix a time and place for declaring the result of the poll. The result of the poll shall be deemed to be the resolution of the meeting at which the poll was demanded.

141.
A poll demanded on the election of a chairperson of the meeting or on a question of adjournment shall be taken forthwith. A poll demanded on any other question shall be taken either forthwith or at such time and place as the chairperson of the meeting may direct. The demand for a poll shall not prevent the continuance of a meeting for the transaction of any business other than the question on which the poll was demanded.

142.
No notice need be given of a poll not taken forthwith if the time and place at which it is to be taken are announced at the meeting at which it is demanded. In any other case at least seven Clear Days’ notice shall be given specifying the time and place at which the poll is to be taken.

143.
If authorised by the Directors, any vote taken by written ballot may be satisfied by a ballot submitted by electronic and/or telephonic transmission, provided that any such electronic or telephonic submission must either set forth or be submitted with information from which it can be determined that the electronic or telephonic submission has been authorised by the member or proxy.

VOTES OF MEMBERS
144.
Subject to the provisions of these Articles and any rights or restrictions for the time being attached to any class or classes of shares in the capital of the Company, every member of record present in person or by proxy shall have one vote for each share registered in his or her name in the Register.

145.
Where there are joint holders of a share, the vote of the senior who tenders a vote, whether in person or by proxy, shall be accepted to the exclusion of the votes of the other joint holder or holders; and for this purpose, seniority shall be determined by the order in which the names of the joint holders stand in the Register.

146.
A member who has made an enduring power of attorney, or a member in respect of whom an order has been made by any court having jurisdiction in cases of unsound mind, may vote by his or her committee, donee of an enduring power of attorney, receiver, guardian or other person appointed by the foregoing court, and any such committee, donee of an enduring power of attorney, receiver, guardian or other persons appointed by the foregoing court may speak or vote by proxy.

147.
No objection shall be raised to the qualification of any voter except at the general meeting or adjourned general meeting at which the vote objected to is given or tendered and every vote not disallowed at such general meeting shall be valid for all purposes. Any such objection made in due time shall be referred to the chairperson of the general meeting whose decision shall be final and conclusive.

148.
A person shall be entered on the Register by the record date specified in respect of a general meeting in order to exercise the right of a member to participate and vote at the general meeting and any change to an entry on the Register after the record date shall be disregarded in determining the right of any person to attend and vote at the meeting.

149.
Votes may be given either personally (including by a duly authorised representative of a corporate member) or by proxy. On a poll taken at a meeting of the members of the Company or a meeting of any class of members of the Company, a member, whether present in person or by proxy, entitled to more than one vote need not, if he votes, use all his votes or cast all the votes he uses in the same way.

150.
Subject to such requirements and restrictions as the Directors may specify, the Company may permit members to vote by correspondence in advance of a general meeting in respect of one or more of the resolutions proposed at a meeting. Where the Company permits members to vote by correspondence, it shall only count votes cast in advance by correspondence, where such votes are received at the address and before the date and time specified by the Company, provided the date and time is no more than 24 hours before the time at which the vote is to be concluded.

151.
Subject to such requirements and restrictions as the Directors may specify, the Company may permit members who are not physically present at a meeting to vote by electronic means at the general meeting in respect of one or more of the resolutions proposed at a meeting.

152.	Where there is an equality of votes, the chairperson of the meeting shall not have a second or casting vote.
153.	No member shall be entitled to vote at any general meeting of the Company unless all calls or other sums immediately payable by him or her in respect of shares in the Company have been paid.
CLASS MEETINGS
154.	The provisions of these Articles relating to general meetings shall, as far as applicable, apply in relation to any meeting of any class of member of the Company.
APPOINTMENT OF DIRECTORS
155.	The number of Directors from time to time shall be not less than two nor more than thirteen.
156.
The Board, upon recommendations of the nomination and governance committee (or equivalent committee established by the Board), shall propose nominees for election to the office of Director at each annual general meeting.

157.
The Directors may be appointed by the members in general meeting, provided that no person other than a Director retiring at the meeting shall, save where recommended by the Board, be eligible for election to the office of Director at any general meeting unless the requirements of Article 164 as to his or her eligibility for that purpose have been complied with.

158.
The Directors shall be divided into three classes, designated Class I, Class II and Class III. The initial division of the Board into classes shall be made by the decision of the affirmative vote of a majority of the Directors in office and each class need not be of equal size or number.

158.1
The term of the initial Class I directors shall terminate at the conclusion of the Company’s 2024 annual general meeting; the term of the initial Class II directors shall terminate on the conclusion of the Company’s 2025 annual general meeting; and the term of the initial Class III directors shall terminate on the conclusion of the Company’s 2026 annual general meeting.

158.2
At each annual general meeting of the Company beginning with the Company’s 2024 annual general meeting, all of the Directors of the class of directors whose term expires on the conclusion of that annual general meeting shall retire from office, unless re-elected, and successors to that class of directors shall be elected for a three-year term.

158.3	The resolution appointing any Director must designate the Director as a Class I, Class II or Class III Director.
158.4	Every Director of the class retiring shall be eligible to stand for re-election at an annual general meeting.
158.5
If the number of Directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of Directors in each class as nearly equal as possible or as the Chairperson may otherwise direct. In no case will a decrease in the number of Directors shorten the term of any incumbent Director.

158.6
A Director shall hold office until the conclusion of the annual general meeting for the year in which his term expires and until he shall be re-elected or his successor shall be elected or appointed and subject, however, to prior death, resignation, retirement, disqualification or removal from office.

158.7
Any vacancy on the Board, including a vacancy that results from an increase in the number of directors or from the death, resignation, retirement, disqualification or removal of a Director, shall be deemed a casual vacancy. Subject to the terms of any one or more classes or series of Preferred Shares, any casual vacancy shall only be filled by the decision of a majority of the Board then in office, provided that a quorum is present and provided that the appointment does not cause the number of Directors to exceed any number fixed by or in accordance with these articles as the maximum number of Directors.

158.8
Any Director of such class elected to fill a vacancy resulting from an increase in the number of Directors of such class shall hold office for a term that shall coincide with the remaining term of that class. Any Director elected to fill a vacancy not resulting from an increase in the number of Directors shall have the same remaining term as that of his predecessor or if there is no such remaining term, the Director shall retire, and be eligible to stand for re-election, at the annual general meeting immediately following their appointment at which time, if reelected, the Director shall hold office for a term that shall coincide with the remaining term of that class. A Director retiring at a meeting shall retain office until the close or adjournment of the meeting.

159.
Each Director shall be elected by an ordinary resolution at such meeting, provided that if, as of, or at any time prior to, fourteen days before the filing of the Company’s definitive proxy statement with the SEC relating to such general meeting, the number of Director nominees exceeds the number of Directors to be elected (a “contested election”), each of those nominees shall be voted upon as a separate resolution and the Directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at any such meeting and entitled to vote on the election of Directors.

For the purposes of this Article, “elected by a plurality” means the election of those director nominees, equalling in number to the number of positions to be filled at the relevant general meeting, that received the highest number of votes.

160.
Any nominee for election to the Board who is then serving as a Director and, in an uncontested election (where the number of Director nominees does not exceed the number of Directors to be elected), receives a greater number of “against” votes than “for” votes shall promptly tender his or her resignation following certification of the vote. The nomination and governance committee of the Board shall then consider the resignation offer and recommend to the Board whether to accept or reject the resignation, or whether other action should be taken; provided that any Director whose resignation is under consideration shall not participate in the nomination and governance committee’s recommendation regarding whether to accept, reject or take other action with respect to his/her resignation. The Board shall take action on the nomination and governance committee’s recommendation within 90 days following certification of the vote, and promptly thereafter publicly disclose its decision and the reasons therefor.

161.	The Directors are not entitled to appoint alternate directors.

162.
The Company may from time to time, by ordinary resolution, increase or reduce the number of Directors provided that any resolution to appoint a director approved by the members that would result in the maximum number of Directors being exceeded shall be deemed to constitute an ordinary resolution increasing the maximum number of Directors to the number that would be in office following such a resolution of appointment.

163.
The Company may by ordinary resolution, appoint another person in place of a Director removed from office under section 146 of the Act and, without prejudice to the powers of the Directors under Article 158.7, the Company in a general meeting may appoint any person to be a Director either to fill a casual vacancy or as an additional Director.

DIRECTORS - MEMBER NOMINATIONS
164.
The following are the requirements mentioned in Article 157 for the eligibility of a person (the “person concerned”) for election as a Director at a general meeting, namely, any member entitled to vote in the election of Directors generally may nominate one or more persons for election as Directors at an annual general meeting only pursuant to the Company’s notice of such meeting or if written notice of such member’s intent to make such nomination or nominations has been received by the Company Secretary at the Company’s Office not less than 60 nor more than 90 days prior to the first anniversary of the preceding year’s annual general meeting; provided, however, that in the event that the date of the annual general meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary, notice by the member to be timely must be so received not earlier than the 90th day prior to such annual general meeting and not later than the close of business on the later of (i) the 60th day prior to such annual general meeting and (ii) the 10th day following the day on which notice of the date of the annual general meeting was mailed or public disclosure thereof was made by the Company, whichever event in this clause (ii) first occurs. Each such member’s notice shall set forth:

164.1	the name and address of the member who intends to make the nomination and of the person or persons to be nominated;
164.2
a representation that the member is a holder of record of shares of the Company entitled to vote at such meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

164.3	a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming such person or persons) relating to the nomination or nominations;
164.4
the class and number of shares of the Company which are beneficially owned by such member and by any other members known by such member to be supporting such nominees as of the date of such member’s notice;

164.5
whether and the extent to which any hedging, derivative or other transaction is in place or has been entered into within the prior six months preceding the date of delivery of the notice by or for the benefit of the member with respect to the Company or its subsidiaries or any of their respective securities, debt instruments or credit ratings, the effect or intent of which transaction is to give rise to gain or loss as a result of changes in the trading price of such securities or debt instruments or changes in the credit ratings for the Company, its subsidiaries or any of their respective securities or debt instruments (or, more generally, changes in the perceived creditworthiness of the Company or its subsidiaries), or to increase or decrease the voting power of the member, and if so, a summary of the material terms thereof;

164.6	such other information regarding each nominee proposed by such member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the SEC;
164.7	the consent of each nominee to serve as a Director if so elected; and
164.8	for each nominee who is not an incumbent Director:
(a)	their name, age, business address and residential address;
(b)	their principal occupation or employment;
(c)	the class, series and number of securities of the Company that are owned of record or beneficially by such person;

(d)	the date or dates the securities were acquired and the investment intent of each acquisition;
(e)	any other information relating to such person that is required to be disclosed in proxies for the election of Directors under any applicable securities legislation; and
(f)
any information the Company may require any proposed director nominee to furnish such as it may reasonably require to comply with applicable law and to determine the eligibility of such proposed nominee to serve as a Director and whether such proposed nominee would be considered independent as a Director or as a member of the audit or any other committee of the Board under the various rules and standards applicable to the Company.

VACATION OF OFFICE BY DIRECTORS
165.
Subject to the provisions of these Articles and in addition to the circumstances described in sections 146, 148(1) and 196(2) of the Act, the office of Director shall be vacated ipso facto, if that Director:

165.1	is restricted or disqualified to act as a Director under the Act; or
165.2	resigns his or her office by notice in writing to the Company or in writing offers to resign and the Directors resolve to accept such offer; or
165.3	is requested to resign in writing by not less than three quarters of the other Directors.
DIRECTORS’ REMUNERATION AND EXPENSES
166.
The remuneration of the Directors shall be such as is determined, from time to time, by the Board and such remuneration shall be deemed to accrue from day to day. The Board may from time to time determine that, subject to the requirements of the Act, all or part of any fees or other remuneration payable to any Director shall be provided in the form of shares or other securities of the Company or any subsidiary of the Company, or options or rights to acquire such shares or other securities, on such terms as the Board may decide.

167.
The Directors may also be paid all travelling, hotel and other expenses properly incurred by them: (a) in attending and returning from: (i) meetings of the Directors or any committee; or (ii) general meetings of the Company, or (b) otherwise in connection with the business of the Company.

GENERAL POWER OF MANAGEMENT AND DELEGATION
168.
The business of the Company shall be managed by its Directors who may pay all expenses incurred in promoting and registering the Company and may exercise all such powers of the Company as are not, by the Act or by the Memorandum of these Articles, required to be exercised by the Company in a general meeting, but subject to:

168.1	any regulations contained in these Articles;
168.2	the provisions of the Act; and
168.3	such directions, not being inconsistent with the foregoing regulations or provisions, as the Company in a general meeting may (by special resolution) give.
169.	No direction given by the Company in a general meeting under Article 168.3 shall invalidate any prior act of the Directors which would have been valid if that direction had not been given.
170.
Without prejudice to the generality of Article 168, Article 168 operates to enable, subject to a limitation (if any) arising under any of paragraphs 168.1 to 168.3 of it, the Directors exercise all powers of the Company to borrow money and to mortgage or charge its undertaking, property and uncalled capital, or any part thereof.

171.
Without prejudice to section 40 of the Act, the Directors may delegate any of their powers (including any power referred to in these Articles) to such person or persons as they think fit, including committees; any such person or committee shall, in the exercise of the powers so delegated, conform to any regulations that may be imposed on it by the Directors.

172.
Any reference to a power of the Company required to be exercised by the Company in a general meeting includes a reference to a power of the Company that, but for the power of the members to pass a written resolution to effect the first-mentioned power’s exercise, would be required to be exercised by the Company in a general meeting.

173.
The acts of the Board or of any committee established by the Board or any delegee of the Board or any such committee shall be valid notwithstanding any defect which may afterwards be discovered in the appointment or qualification of any Director, committee member or delegee.

174.
The Directors may appoint a sole or joint company secretary, an assistant company secretary and a deputy company secretary for such term, at such remuneration and upon such conditions as they may think fit; and any such person so appointed may be removed by them.

OFFICERS AND EXECUTIVES
175.
The Directors may from time to time appoint one or more of themselves to the office of Chief Executive Officer (by whatever name called including managing director) or such other office or position with the Company and for such period and on such terms as to remuneration, if any (whether by way of salary, commission, participation in profits or otherwise) as the Board may determine, and, subject to the terms of any agreement entered into in any particular case, may revoke such appointment.

176.
Without prejudice to any claim the person so appointed under Article 175 may have for damages for breach of any contract of service between the person and the Company, the person’s appointment shall cease upon his or her ceasing, for any reason, to be a Director.

177.
The Board may appoint any person whether or not he or she is a Director, to hold such executive or official position (except that of Auditor) as the Board may from time to time determine. The same person may hold more than one office of executive or official position.

178.
The Board shall determine from time to time, the powers and duties of any such office holder or official appointed under Articles 175 and/or Article 177, and subject to the provisions of the Act and these Articles, the Directors may confer upon an office holder or official any of the powers exercisable by them upon such terms and conditions and with such restrictions as they may think fit and in conferring any such powers, the Directors may specify that the conferral is to operate either: (a) so that the powers concerned may be exercised concurrently by them and the relevant office holder; or (b) to the exclusion of their own such powers.

179.
The Directors may (a) revoke any conferral of powers under Article 178 or (b) amend any such conferral (whether as to the powers conferred or the terms, conditions or restrictions subject to which the conferral is made). The use or inclusion of the word “officer” (or similar words) in the title of any executive or other position shall not be deemed to imply that the person holding such executive or other position is an “officer” of the Company within the meaning of the Act.

MEETINGS OF DIRECTORS AND COMMITTEES
180. 180.1	The Directors may meet together for the dispatch of business, adjourn and otherwise regulate their meetings as they think fit.
180.2
The Directors may establish attendance and procedural guidelines from time to time about how their meetings are to be conducted consistent with good corporate governance and applicable tax requirements.

180.3	Such meetings shall take place at such time and place as the Directors may determine.
180.4	Questions arising at any such meeting shall be decided by a majority of votes and where there is an equality of votes, the chairperson of the meeting shall not have a second or casting vote.
180.5	A Director may, and the Company Secretary on the requisition of a Director shall, at any time summon a meeting of the Directors.
181.	All Directors shall be entitled to reasonable notice of any meeting of the Directors.
182.	Nothing in Article 181 or any other provision of the Act enables a person, other than a Director, to object to the notice given for any meeting of the Directors.
183.
The quorum necessary for the transaction of the business of the Directors may be fixed by the Directors, and unless so fixed shall be a majority of the Directors in office at the time when the meeting is convened.

184.
The continuing Directors may act notwithstanding any vacancy in their number, provided that if the number of the Directors is reduced below the prescribed minimum the remaining Director or Directors shall appoint forthwith an additional Director or additional Directors to make up such minimum or shall convene a general meeting of the Company for the purpose of making such appointment and apportion the Directors among the classes so as to maintain the number of Directors in each class as equal as possible.
CHAIRPERSON
185.
The Directors may elect a Chairperson and determine the period for which he or she is to hold office, but if no such Chairperson is elected, or, if at any meeting the Chairperson is not present after the time appointed for holding it, the Directors present may choose one of their members to be chairperson of a Board meeting. The Chairperson shall vacate office if he or she vacates his or her office as a Director (otherwise than by the expiration of his or her term of office at a general meeting of the Company at which he or she is re-appointed).

COMMITTEES
186.
The Directors may establish one or more committees consisting in whole or in part of members of the Board. The composition, function, power and obligations of any such committee will be determined by the Board from time to time.

187.
A committee established under Article 186 (a “committee”) may elect a chairperson of its meetings; if no such chairperson is elected, or if at any meeting the chairperson is not present after the time appointed for holding it, the members of the committee present may choose one of their number to be chairperson of the meeting.

188.
A committee may meet and adjourn as it thinks proper. Committee meetings shall take place at such time and place as the relevant committee may determine. Questions arising at any meeting of a committee shall be determined (subject to Article 186) by a majority of votes of the members of the committee present, and where there is an equality of votes, the chairperson of the committee shall not have a second or casting vote.

189.	Where any committee is established by the Directors :
189.1
the meetings and proceedings of such committee shall be governed by the provisions of these Articles regulating the meetings and proceedings of the Directors so far as the same are applicable and are not superseded by any regulations imposed upon such committee by the Directors; and

189.2
the Directors may authorise, or may authorise such committee to authorise, any person who is not a Director to attend all or any meetings of any such committee on such terms as the Directors or the committee think fit, provided that any such person shall not be entitled to vote at meetings of the committee.

WRITTEN RESOLUTIONS AND TELEPHONIC MEETINGS OF THE DIRECTORS
190.	The following provision shall apply:
190.1
A resolution in writing signed by all the Directors, or by all the Directors being members of a committee referred to in Article 186, and who are for the time being entitled to receive notice of a meeting of the Directors or, as the case may be, of such a committee, shall be as valid as if it had been passed at a meeting of the Directors or such a committee duly convened and held.

190.2
A resolution in writing shall be deemed to have been signed by a Director where the Chairperson, Company Secretary or other person designated by the Board has received an email from that Director’s Certified Email Address which identifies the resolution and states, unconditionally, “I hereby sign the resolution”.

190.3	A Director’s Certified Email Address is such email address as the Director has, from time to time, notified to such person and in such manner as may from time to time be prescribed by the Board.
190.4	The Company shall cause a copy of every email referred to in Article 190.2 to be entered in the books kept pursuant to section 166 of the Act.
191.	Subject to Article 192, where one or more of the Directors (other than a majority of them) would not, by reason of:
191.1	the Act or any other enactment;

191.2	these Articles; or
191.3
an applicable rule of law or an Exchange, be permitted to vote on a resolution such as is referred to in Article 190, if it were sought to pass the resolution at a meeting of the Directors duly convened and held, then such a resolution, notwithstanding anything in Article 190.1, shall be valid for the purposes of that subsection if the resolution is signed by those of the Directors who would have been permitted to vote on it had it been sought to pass it at such a meeting.

192.	In a case falling within Article 191, the resolution shall state the name of each Director who did not sign it and the basis on which he or she did not sign it.
193.
For the avoidance of doubt, nothing in Articles 190 to 192 dealing with a resolution that is signed by other than all of the Directors shall be read as making available, in the case of an equality of votes, a second or casting vote to the one of their number who would, or might have been, if a meeting had been held to transact the business concerned, chairperson of that meeting.

194.
The resolution referred to in Article 190 may consist of several documents in like form each signed by one or more Directors and for all purposes shall take effect from the time that it is signed by the last Director.

195.
A meeting of the Directors or of a committee referred to in Article 186 may consist of a conference between some or all of the Directors or, as the case may be, members of the committee who are not all in one place, but each of whom is able (directly or by means of telephonic, video or other electronic communication) to speak to each of the others and to be heard by each of the others and:

195.1
a Director or as the case may be a member of the committee taking part in such a conference shall be deemed to be present in person at the meeting and shall be entitled to vote (subject to Article 191) and be counted in a quorum accordingly; and

195.2	such a meeting shall be deemed to take place:
(a)	where the largest group of those Directors participating in the conference is assembled;
(b)	if there is no such group, where the chairperson of the meeting then is; or
(c)	if neither subparagraph (a) or (b) applies, in such location as the meeting itself decides.
DIRECTORS’ DUTIES, CONFLICTS OF INTEREST, ETC.
196.	A Director may have regard to the interests of any other companies in a group of which the Company is a member to the full extent permitted by the Act.
197.
A Director is expressly permitted (for the purposes of section 228(1)(d) of the Act) to use vehicles, telephones, computers, aircraft, accommodation and any other Company property where such use is approved by the Board or by a person so authorised by the Board or where such use is in accordance with a Director’s terms of employment, letter of appointment or other contract or in the course of the discharge of the Director’s duties or responsibilities or in the course of the discharge of a Director’s employment.

198.
Nothing in section 228(1)(e) of the Act shall restrict a Director from entering into any commitment which has been approved by the Board or has been approved pursuant to such authority as may be delegated by the Board in accordance with these Articles. It shall be the duty of each Director to obtain the prior approval of the Board, before entering into any commitment permitted by sections 228(1)(e)(ii) and 228(2) of the Act.

199.
It shall be the duty of a Director who is in any way, whether directly or indirectly, interested (within the meaning of section 231 of the Act) in a contract or proposed contract with the Company, to declare the nature of his or her interest at a meeting of the Directors.

200.
Subject to any applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange, a Director may vote in respect of any contract, appointment or arrangement in which he or she is interested and shall be counted in the quorum present at the meeting and is hereby released from his or her duty set out in section 228(1)(f) of the Act and a Director may vote on his or her own appointment or arrangement and the terms of it. For the purposes of section 228(1)(f), the Board may release any Director from his or her duty to avoid a conflict between the Director’s duties to the Company and the Director’s other interests (including personal interests) in connection with any matter brought to the attention of the Board which would or might otherwise constitute or give rise to a conflict between that Director’s duties to the Company and that Director’s other interests (including personal interests). Release of a Director under this Article shall be effective only if the matter is considered at a meeting of the Board at which the quorum is met without counting the Director in question and the matter is agreed to without that Director voting or would have been agreed to if the vote of that Director had not been counted.
201.
The Directors may exercise the voting powers conferred by the shares of any other company held or owned by the Company in such manner in all respects as they think fit and, in particular, they may exercise the voting powers in favour of any resolution: (a) appointing the Directors or any of them as directors or officers of such other company; or (b) providing for the payment of remuneration or pensions to the directors or officers of such other company.

202.
Subject to any applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange, any Director may vote in favour of the exercise of such voting rights notwithstanding that he or she may be or may be about to become a Director or officer of the other company referred to in Article 201 and as such or in any other way is or may be interested in the exercise of such voting rights in the foregoing manner.

203.
A Director may hold any other office or place of profit under the Company (other than Auditor) in conjunction with his or her office of Director for such period and on such terms as to remuneration and otherwise as the Directors may determine.

204.
Without prejudice to the provisions of section 228 of the Act, a Director may be or become a director or other officer of, or otherwise interested in, any company promoted by the Company or in which the Company may be interested as member or otherwise.

205.
A Director may act by himself or herself, or his or her firm, in a professional capacity for the Company; and any Director, in such a case, or his or her firm, shall be entitled to remuneration for professional services as if he or she were not a Director, but nothing in this Article authorises a Director, or his or her firm, to act as Auditor.

206.
No Director or nominee for Director shall be disqualified by his or her office from contracting with the Company either with regard to his or her tenure of any such other office or place of profit or as vendor, purchaser or otherwise.

207.	In particular, neither shall:
207.1
any contract with respect to any of the matters referred to in Article 200 nor any contract or arrangement entered into by or on behalf of the Company in which a Director is in any way interested, be liable to be avoided; nor

207.2
a Director so contracting or being so interested be liable to account to the Company for any profit realised by any such contract or arrangement, by reason of such Director holding that office or of the fiduciary relation thereby established.

208.	A Director, notwithstanding his or her interest, may be counted in the quorum present at any meeting at which:
208.1	that Director or any other Director is appointed to hold any such office or place of profit under the Company as is mentioned in Article 203; or
208.2
the terms of any such appointment are arranged, and he or she may vote on any such appointment or arrangement, subject to any applicable law or the relevant code, rules and regulations applicable to the listing of the shares on any Exchange.

THE COMMON SEAL, OFFICIAL SEAL AND SECURITIES SEAL
209.
Any seal of the Company shall be used only by the authority of the Directors, a committee authorised by the Directors to exercise such authority or by any one or more persons severally or jointly so authorised by the Directors or such a committee, and the use of the seal shall be deemed to be authorised for these purposes where the matter or transaction pursuant to which the seal is to be used has been so authorised.

210.	Any instrument to which a Company’s seal shall be affixed shall be signed by any one of the following:
210.1	a Director;
210.2	the Company Secretary; or
210.3	any other person authorised to sign by (i) the Directors or (ii) a committee, and the countersignature of a second such person shall not be required.
211.	The Company may have one or more duplicate common seals or official seals for use in different locations including for use abroad.
SERVICE OF NOTICES ON MEMBERS
212.
A notice required or authorised to be served on or given to a member of the Company pursuant to a provision of the Act or these Articles shall, save where the means of serving or giving it specified in Article 212.4 is used, be in writing and may be served on or given to the member in one of the following ways:

212.1	by delivering it to the member;
212.2	by leaving it at the registered address of the member;
212.3	by sending it by post in a prepaid letter to the registered address of the member; or
212.4
subject to Article 217, by electronic mail or other means of electronic communication approved by the Directors to the contact details notified to the Company by any such member for such purpose (or if not so notified, then to the contact details of the member last known to the Company). A notice or document may be sent by electronic means to the fullest extent permitted by the Act.

213.
Without prejudice or limitation to the foregoing provisions of Article 212.1 to 212.4, for the purposes of these Articles and the Act, a document shall be deemed to have been sent to a member if a notice is given, served, sent or delivered to the member and the notice specifies the website or hotlink or other electronic link at or through which the member may obtain a copy of the relevant document.

214.
Any notice served or given in accordance with Article 212 shall be deemed, in the absence of any agreement to the contrary between the Company (or, as the case may be, the officer of it) and the member, to have been served or given:

214.1	in the case of its being delivered, at the time of delivery (or, if delivery is refused, when tendered);
214.2	in the case of its being left, at the time that it is left;
214.3	in the case of its being posted on any day other than a Friday, Saturday or Sunday, 24 hours after despatch and in the case of its being posted:
(a)	on a Friday — 72 hours after despatch; or
(b)	on a Saturday or Sunday — 48 hours after despatch;
214.4	in the case of electronic means being used in relation to it, twelve hours after despatch,but this Article is without prejudice to section 181(3) of the Act.
215.
Every legal personal representative, committee, receiver, curator bonis or other legal curator, assignee in bankruptcy, examiner or liquidator of a member shall be bound by a notice given as aforesaid if sent to the last registered address of such member, or, in the event of notice given or delivered pursuant to Article 212.4, if sent to the address notified to the Company by the member for such purpose notwithstanding that the Company may have notice of the death, his or her being of unsound mind, bankruptcy, liquidation or disability of such member.

216.
Notwithstanding anything contained in these Articles to the contrary, the Company shall not be obliged to take account of or make any investigations as to the existence of any suspension or curtailment of postal services within or in relation to all or any part of any jurisdiction.

217.
Any requirement in these Articles for the consent of a member in regard to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, including the receipt of the Company’s annual report, statutory financial statements and the Directors’ and Auditor’s reports thereon, shall be deemed to have been satisfied where the Company has written to the member informing him or her of its intention to use electronic communications for such purposes and the member has not, within four weeks of the issue of such notice, served an objection in writing on the Company to such member. Where a member has given, or is deemed to have given, his/her consent to the receipt by such member of electronic mail or other means of electronic communications approved by the Directors, she/he may revoke such consent at any time by requesting the Company to communicate with him or her in documented form; provided, however, that such revocation shall not take effect until five days after written notice of the revocation is received by the Company. Notwithstanding anything to the contrary in this Article 217, no such consent shall be necessary, and to the extent it is necessary, such consent shall be deemed to have been given, if electronic communications are permitted to be used under the rules and regulations of any Exchange on which the shares in the capital of the Company or other securities of the Company are listed or under the rules of the SEC.

218.
If at any time by reason of the suspension or curtailment of postal services in any territory, the Company is unable effectively to convene a general meeting by notices sent through the post, a general meeting may be convened by a public announcement (as defined below) and such notice shall be deemed to have been duly served on all members entitled thereto at noon (Ireland time) on the day on which the said public announcement is made. In any such case the Company shall put a full copy of the notice of the general meeting on its website.

219.	Notice shall be given by the Company to the joint holders of a share in the capital of the Company by giving the notice to both such holders whose names stand in the Register in respect of the share.
220. 220.1
Every person who becomes entitled to a share in the capital of the Company shall, before his or her name is entered in the Register in respect of the share, be bound by any notice in respect of that share which has been duly given to a person from whom he or she derives his or her title.

220.2
A notice may be given by the Company to the persons entitled to a share in the capital of the Company in consequence of the death or bankruptcy of a member by sending or delivering it, in any manner authorised by these Articles for the giving of notice to a member, addressed to them at the address, if any, supplied by them for that purpose. Until such an address has been supplied, a notice may be given in any manner in which it might have been given if the death or bankruptcy had not occurred.

221.	The signature (whether electronic signature, an advanced electronic signature or otherwise) to any notice to be given by the Company may be written (in electronic form or otherwise) or printed.
SERVICE OF NOTICES ON THE COMPANY
222.
In addition to the means of service of documents set out in section 51 of the Act, a notice or other document may be served on the Company by an officer of the Company by email provided, however, that the Directors have designated an email address for that purpose and notified that email address to its officers for the express purpose of serving notices on the Company.

SENDING STATUTORY FINANCIAL STATEMENTS TO MEMBERS
223.	The Company may send by post, electronic mail or any other means of electronic communication:
223.1	the Company’s statutory financial statements;
223.2	the directors’ report; and
223.3	the statutory auditors’ report, and copies of those documents shall also be treated, for the purposes of the Act, as sent to a person where:
(a)	the Company and that person have agreed to his or her having access to the documents on a website (instead of their being sent to him or her);

(b)	the documents are documents to which that agreement applies; and
(c)	that person is notified, in a manner for the time being agreed for the purpose between him or her and the Company, of:
(i)	the publication of the documents on a website;
(ii)	the address of that website; and
(iii)	the place on that website where the documents may be accessed, and how they may be accessed.
223.4	Documents treated in accordance with Article 223 as sent to any person are to be treated as sent to him or her not less than 21 days before the date of a meeting if, and only if:
(a)	the documents are published on the website throughout a period beginning at least 21 days before the date of the meeting and ending with the conclusion of the meeting; and
(b)	the notification given for the purposes of Article 223.3(c) is given not less than 21 days before the date of the meeting.
224.
Any obligation by virtue of section 339(1) or (2) of the Act to furnish a person with a document may, unless these Articles provide otherwise, be complied with by using electronic communications for sending that document to such address as may for the time being be notified to the Company by that person for that purpose.

ACCOUNTING RECORDS
225.	The Directors shall, in accordance with Chapter 2 of Part 6 of the Act, cause to be kept adequate accounting records, whether in the form of documents, electronic form or otherwise, that:
225.1	correctly record and explain the transactions of the Company;
225.2	will at any time enable the assets, liabilities, financial position and profit or loss of the Company to be determined with reasonable accuracy;
225.3	will enable the Directors to ensure that any financial statements of the Company, required to be prepared under sections 290 or 293 of the Act, comply with the requirements of the Act; and
225.4	will enable those financial statements of the Company to be readily and properly audited.
226.
The accounting records shall be kept on a continuous and consistent basis and entries therein shall be made in a timely manner and be consistent from year to year. Adequate accounting records shall be deemed to have been maintained if they comply with the provisions of Chapter 2 of Part 6 of the Act and explain the Company's transactions and facilitate the preparation of financial statements that give a true and fair view of the assets, liabilities, financial position and profit or loss of the Company and, if relevant, the Group and include any information and returns referred to in section 283(2) of the Act.

227.
The accounting records shall be kept at the Office or, subject to the provisions of the Act, at such other place as the Directors think fit and shall be open at all reasonable times to the inspection of the Directors.

228.
The Directors shall determine from time to time whether and to what extent and at what times and places and under what conditions or regulations the accounting records of the Company shall be open to the inspection of members, not being Directors. No member (not being a Director) shall have any right of inspecting any financial statement or accounting record of the Company except as conferred by the Act or authorised by the Directors or by the Company in a general meeting.

229.
In accordance with the provisions of the Act, the Directors shall cause to be prepared and to be laid before the annual general meeting of the Company from time to time such statutory financial statements of the Company and reports as are required by the Act to be prepared and laid before such meeting.

230.
A copy of every statutory financial statement of the Company (including every document required by law to be annexed thereto) which is to be laid before the annual general meeting of the Company together with a copy of the Directors’ report and Auditors’ report, or summary financial statements prepared in accordance with section 1119 of the Act, shall be sent, by post, electronic mail or any other means of electronic communications, not less than twenty-one Clear Days before the date of the annual general meeting, to every person entitled under the provisions of the Act to receive them; provided that where the Directors elect to send summary financial statements to the members, any member may request that he be sent a copy of the statutory financial statements of the Company. The Company may, in addition to sending one or more copies of its statutory financial statements, summary financial statements or other communications to its members, send one or more copies to any Approved Nominee. For the purposes of this Article, sending by electronic communications includes the making available or displaying on the Company’s website (or a website designated by the Board) or the website of the SEC, and each member is deemed to have irrevocably consented to receipt of every statutory financial statement of the Company (including every document required by law to be annexed thereto) and every copy of the Directors’ report and the Auditors’ report and every copy of any summary financial statements prepared in accordance with section 1119 of the Act, by any such document being made so available or displayed.
231.	Auditors shall be appointed and their duties regulated in accordance with the Act.
WINDING UP
232.
Subject to the provisions of the Act as to preferential payments, the property of the Company on its winding up shall be distributed among the members according to their rights and interests in the Company.

233.
Unless the conditions of issue of the shares in question provide otherwise, dividends declared by the Company more than six years preceding the commencement date of a winding up of the Company, being dividends which have not been claimed within that period of six years, shall not be a claim admissible to proof against the Company for the purposes of the winding up.

234.
If the Company shall be wound up and the assets available for distribution among the members as such shall be insufficient to repay the whole of the paid up or credited as paid up share capital, such assets shall be distributed so that, as nearly as may be, the losses shall be borne by the members in proportion to the capital paid up or credited as paid up at the commencement of the winding up on the shares in the capital of the Company held by them respectively. If in a winding up the assets available for distribution among the members shall be more than sufficient to repay the whole of the share capital paid up or credited as paid up at the commencement of the winding up, the excess shall be distributed among the members in proportion to the capital at the commencement of the winding up paid up or credited as paid up on the said shares held by them respectively; provided that this Article shall be subject to any specific rights attaching to any class of share capital.

234.1
In case of a sale by the liquidator under section 601 of the Act, the liquidator may by the contract of sale agree so as to bind all the members, for the allotment to the members directly, of the proceeds of sale in proportion to their respective interests in the Company and may further, by the contract, limit a time at the expiration of which obligations or shares in the capital of the Company not accepted or required to be sold shall be deemed to have been irrevocably refused and be at the disposal of the Company, but so that nothing herein contained shall be taken to diminish, prejudice or affect the rights of dissenting members conferred by the said section.

234.2
The power of sale of the liquidator shall include a power to sell wholly or partially for debentures, debenture stock, or other obligations of another company, either then already constituted or about to be constituted for the purpose of carrying out the sale.

235.
If the Company is wound up, the liquidator, with the sanction of a special resolution and any other sanction required by the Act, may divide amongst the members in specie or kind the whole or any part of the assets of the Company (whether they shall consist of property of the same kind or not), and, for such purpose, may value any assets and determine how the division shall be carried out as between the members or different classes of members. The liquidator, with the like sanction, may vest the whole or any part of such assets in trustees upon such trusts for the benefit of the contributories as, with the like sanction, he or she determines, but so that no member shall be compelled to accept any assets upon which there is a liability.

BUSINESS TRANSACTIONS
236.
In addition to any affirmative vote or consent required by law or these Articles, and except as otherwise expressly provided in Article 237, a Business Transaction (as defined in Article 238.3) with, or proposed by or on behalf of, any Interested Person (as defined in Article 238.6) or any Affiliate (as defined in Article 238.1) of any Interested Person or any person who thereafter would be an Affiliate of such Interested Person shall require approval by the affirmative vote of members of the Company holding not less than two-thirds (2/3) of the paid up ordinary share capital of the Company, excluding the voting rights attached to any shares beneficially owned by such Interested Person. Such affirmative vote shall be required notwithstanding the fact that no vote may be required, or that a lesser percentage may be specified, by law or in any agreement with any Exchange or otherwise.

237.
The provisions of Article 236 shall not be applicable to any particular Business Transaction, and such Business Transaction shall require only such affirmative vote, if any, as is required by law or by any other provision of these Articles, or any agreement with any Exchange, if either (i) the Business Transaction shall have been approved by a majority of the Board prior to such Interested Person first becoming an Interested Person or (ii) prior to such Interested Person first becoming an Interested Person, a majority of the Board shall have approved such Interested Person becoming an Interested Person and, subsequently, a majority of the Independent Directors (as hereinafter defined) shall have approved the Business Transaction.

238.	The following definitions shall apply with respect to Articles 236 to 240:
238.1	The term “Affiliate” shall mean a person that directly, or indirectly through one or more intermediaries, controls, or is controlled by, or is under common control with, a specified person.
238.2
A person shall be a “beneficial owner” of any shares of the Company (a) which such person or any of its Affiliates beneficially owns, directly or indirectly; (b) which such person or any of its Affiliates has, directly or indirectly, (i) the right to acquire (whether such right is exercisable immediately or subject only to the passage of time or the occurrence of one or more events), pursuant to any agreement, arrangement or understanding or upon the exercise of conversion rights, exchange rights, warrants or options, or otherwise, or (ii) the right to vote pursuant to any agreement, arrangement or understanding; provided, however, that a person shall not be deemed the beneficial owner of any security if the agreement, arrangement or understanding to vote such security arises solely from a revocable proxy or consent solicitation made pursuant to and in accordance with the Act; or (c) which is beneficially owned, directly or indirectly, by any other person with which such person or any of its Affiliates has any agreement, arrangement or understanding for the purpose of acquiring, holding, voting or disposing of any shares of the Company (except to the extent permitted by the proviso of clause (b)(ii) above). For the purposes of determining whether a person is an Interested Person pursuant to Article 238.6, the number of shares of the Company deemed to be outstanding shall include shares deemed beneficially owned by such person through application of this Article 238.2, but shall not include any other shares of the Company that may be issuable pursuant to any agreement, arrangement or understanding, or upon exercise of conversion rights, warrants or options, or otherwise.

238.3
The term “Business Transaction” shall mean any of the following transactions when entered into by the Company or a subsidiary of the Company with, or upon a proposal by or on behalf of, any Interested Person or any Affiliate of any Interested Person:

(a)
any merger or consolidation of the Company or any subsidiary with (i) any Interested Person, or (ii) any other body corporate which is, or after such merger or consolidation would be, an Affiliate of an Interested Person;

(b)
any sale, lease, exchange, mortgage, pledge, transfer or other disposition (in one transaction or a series of transactions), except proportionately as a member of the Company, to or with the Interested Person of assets of the Company (other than shares of the Company or of any subsidiary of the Company which assets have an aggregate market value equal to ten percent (10%) or more of the aggregate market value of all the issued share capital of the Company);

(c)
any transaction that results in the issuance of shares or the transfer of treasury shares by the Company or by any subsidiary of the Company of any shares of the Company or any shares of such subsidiary to the Interested Person, except (i) pursuant to the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into stock of the Company or any such subsidiary which securities were outstanding prior to the time that the Interested Person became such, (ii) pursuant to a dividend or distribution paid or made, or the exercise, exchange or conversion of securities exercisable for, exchangeable for or convertible into shares of the Company or any such subsidiary which security is distributed, pro rata to all holders of a class or series of shares of the Company subsequent to the time the Interested Person became such, (iii) pursuant to an exchange offer by the Company to purchase shares made on the same terms to all holders of said shares, (iv) any issuance of shares or transfer of treasury shares of the Company by the Company, provided, however, that in the case of each of the clauses (ii) through (iv) above there shall be no increase of more than one percent (1%) in the Interested Person’s proportionate share in the shares of the Company of any class or series or (v) pursuant to a public offering or private placement by the Company to an Institutional Investor;
(d)
any reclassification of securities, recapitalization or other transaction involving the Company or any subsidiary of the Company which has the effect, directly or indirectly, of (i) increasing the proportionate amount of the shares of any class or series, or securities convertible into the shares of any class or series, of the Company or of any such subsidiary which is owned by the Interested Person, except as a result of immaterial changes due to fractional share adjustments or as a result of any purchase or redemption of any shares not caused, directly or indirectly, by the Interested Person or (ii) increasing the voting power, whether or not then exercisable, of an Interested Person in any class or series of shares of the Company or any subsidiary of the Company;

(e)	the adoption of any plan or proposal by or on behalf of an Interested Person for the liquidation, dissolution or winding-up of the Company; or
(f)
any receipt by the Interested Person of the benefit, directly or indirectly (except proportionately as a member of the Company), of any loans, advances, guarantees, pledges, tax benefits or other financial benefits (other than those expressly permitted in subparagraphs (a) through (e) above) provided by or through the Company or any subsidiary thereof.

238.4
The term “Independent Directors” shall mean the members of the Board who are not Affiliates or representatives of, or associated with, an Interested Person and who were either Directors prior to any person becoming an Interested Person or were recommended for election or elected to succeed such directors by a vote which includes the affirmative vote of a majority of the Independent Directors.

238.5
The term “Institutional Investor” shall mean a person that (a) has acquired, or will acquire, all of its shares in the Company in the ordinary course of its business and not with the purpose nor with the effect of changing or influencing the control of the Company, nor in connection with or as a participant in any transaction having such purpose or effect, including any transaction subject to rule 13d-3(b) under the Exchange Act, and (b) is a registered broker dealer; a bank as defined in section 3(a)(6) of the Exchange Act; an insurance company as defined in, or an investment company registered under, the Investment Company Act of 1940 of the United States; an investment advisor registered under the Investment Advisors Act of 1940 of the United States; an employee benefit plan or pension fund subject to the Employee Retirement Income Security Act of 1974 of the United States or an endowment fund; a parent holding company, provided that the aggregate amount held directly by the parent and directly and indirectly by its subsidiaries which are not persons specified in the foregoing subclauses of this clause (b) does not exceed one percent (1%) of the securities of the subject class; or a group, provided that all the members are persons specified in the foregoing subclauses of this clause (b).

238.6
The term “Interested Person” shall mean any person (other than the Company, any subsidiary, any profit-sharing, employee share ownership or other employee benefit plan of the Company or any subsidiary or any trustee of or fiduciary with respect to any such plan when acting in such capacity) who (a) is the beneficial owner of shares of the Company representing ten percent (10%) or more of the votes entitled to be cast by the holders of all the paid up share capital of the Company; (b) has stated in a filing with any governmental agency or press release or otherwise publicly disclosed a plan or intention to become or consider becoming the beneficial owner of shares of the Company representing ten percent (10%) or more of the votes entitled to be cast by the holders of all paid up share capital of the Company and has not expressly abandoned such plan, intention or consideration more than two years prior to the date in question; or (c) is an Affiliate of the Company and at any time within the two-year period immediately prior to the date in question was the beneficial owner of shares representing ten percent (10%) or more of the votes entitled to be cast by holders of all the paid up share capital of the Company.
238.7	The term “person” shall mean any individual, body corporate, partnership, unincorporated association, trust or other entity.
238.8	The term “subsidiary” has the meaning ascribed to it in section 7 of the Act.
239.
A majority of the Independent Directors shall have the power and duty to determine, on the basis of information known to them after reasonable inquiry, for the purposes of (i) Articles 236 and 237, all questions arising under Articles 236 and 237 including, without limitation (a) whether a person is an Interested Person, (b) the number of shares of the Company or other securities beneficially owned by any person; and (c) whether a person is an Affiliate of another; and (ii) these Articles, the question of whether a person is an Interested Person. Any such determination made in good faith shall be binding and conclusive on all parties.

240.	Nothing contained in Articles 236 to 239 shall be construed to relieve any Interested Person from any fiduciary obligation imposed by law.
SHAREHOLDER RIGHTS PLAN
241.
Subject to applicable law, the Directors are hereby expressly authorised to adopt any shareholder rights plan (a “Rights Plan”), upon such terms and conditions as the Directors deem expedient and in the best interests of the Company, including, without limitation, where the Directors are of the opinion that a Rights Plan could grant them additional time to gather relevant information or pursue strategies in response to or anticipation of, or could prevent, a potential change of control of the Company or accumulation of shares in the Company or interests therein.

242.
The Directors may exercise any power of the Company to grant rights (including approving the execution of any documents relating to the grant of such rights) to subscribe for ordinary shares or preferred shares in the share capital of the Company (“Rights”) in accordance with the terms of a Rights Plan.

243.	For the purposes of effecting an exchange of Rights for ordinary shares or preferred shares in the share capital of the Company (an “Exchange”), the Directors may:
243.1
resolve to capitalise an amount standing to the credit of the reserves of the Company (including, but not limited to, the share premium account, capital redemption reserve, any undenominated capital and profit and loss account), whether or not available for distribution, being an amount equal to the nominal value of the ordinary shares or preferred shares which are to be exchanged for the Rights; and

243.2
apply that sum in paying up in full ordinary shares or preferred shares and allot such shares, credited as fully paid, to those holders of Rights who are entitled to them under an Exchange effected pursuant to the terms of a Rights Plan.

244.
The duties of the Directors to the Company under applicable law, including, but not limited to, the Act and common law, are hereby deemed amended and modified such that the adoption of a Rights Plan and any actions taken thereunder by the Directors (if so approved by the Directors) shall be deemed to constitute an action in the best interests of the Company in all circumstances, and any such action shall be deemed to be immediately confirmed, approved and ratified.

UNTRACED MEMBERS
245.	The Company shall be entitled to sell at the best price reasonably obtainable any share of a member or any share to which a person is entitled by transmission if and provided that:
245.1
for a period of twelve years no cheque or warrant sent by the Company through the post in a pre-paid letter addressed to the member or to the person entitled by transmission to the share at his address on the Register or at the last known address given by the member or the person entitled by transmission to which cheques and warrants are to be sent has been cashed and no communication has been received by the Company from the member or the person entitled by transmission (provided that during such twelve year period at least three dividends shall have become payable in respect of such share);

245.2
at the expiration of the said period of twelve years by advertisement in a national daily newspaper published in Ireland and in a newspaper circulating in the area in which the address referred to in Article 245.1 is located the Company has given notice of its intention to sell such share;

245.3
during the further period of three months after the date of the advertisement and prior to the exercise of the power of sale the Company has not received any communication from the member or person entitled by transmission; and

245.4	the Company has first given notice in writing to the appropriate sections of the Exchanges of its intention to sell such shares.
246.
Where a share, which is to be sold as provided in Article 245, is held in uncertificated form, the Directors may authorise any person to do all that is necessary to change such share into certificated form prior to its sale.

247.
To give effect to any such sale the Company may appoint any person to execute as transferor an instrument of transfer of such share and such instrument of transfer shall be as effective as if it had been executed by the member or the person entitled by the transmission to such share. The transferee shall be entered in the Register as the member of the shares comprised in any such transfer and he shall not be bound to see to the application of the purchase moneys nor shall his title to the shares be affected by any irregularity in or invalidity of the proceedings in reference to the sale.

248.
The Company shall account to the member or other person entitled to such share for the net proceeds of such sale by carrying all moneys in respect thereof to a separate account which shall be a permanent debt of the Company and the Company shall be deemed to be a debtor and not a trustee in respect thereof for such member or other person. Moneys carried to such separate account may be either employed in the business of the Company or held as cash or cash equivalents, or invested in such investments as the Directors may think fit, from time to time.

DESTRUCTION OF RECORDS
249.
The Company shall be entitled to destroy all instruments of transfer which have been registered at any time after the expiration of six years from the date of registration thereof, all notifications of change of name or change of address however received at any time after the expiration of two years from the date of recording thereof and all share certificates and dividend mandates which have been cancelled or ceased to have effect at any time after the expiration of one year from the date of such cancellation or cessation. It shall be presumed conclusively in favour of the Company that every entry in the Register purporting to have been made on the basis of an instrument of transfer or other document so destroyed was duly and properly made and every instrument duly and properly registered and every share certificate so destroyed was a valid and effective document duly and properly cancelled and every other document hereinbefore mentioned so destroyed was a valid and effective document in accordance with the recorded particulars thereof in the books or records of the Company. Provided always that:

249.1	the provision aforesaid shall apply only to the destruction of a document in good faith and without notice of any claim (regardless of the parties thereto) to which the document might be relevant;
249.2
nothing herein contained shall be construed as imposing upon the Company any liability in respect of the destruction of any document earlier than as aforesaid or in any other circumstances which would not attach to the Company in the absence of this Article; and

249.3	references herein to the destruction of any document include references to the disposal thereof in any manner.

INDEMNIFICATION
250. 250.1
Subject to the provisions of and so far as may be permitted by the Act, each person who is or was a Director, officer or employee of the Company, and each person who is or was serving at the request of the Company as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the Company (including the heirs, executors, administrators and estate of such person) shall be entitled to be indemnified by the Company against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the Company or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his or her favour (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court.

250.2
In the case of any threatened, pending or completed action, suit or proceeding by or in the right of the Company, the Company shall indemnify, to the fullest extent permitted by the Act, each person indicated in Article 250.1 against expenses, including attorneys’ fees actually and reasonably incurred in connection with the defence or the settlement thereof, except no indemnification shall be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the Company unless and only to the extent that the courts of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the Court shall deem proper.

250.3
As far as permissible under the Act, expenses, including attorneys' fees, incurred in defending any action, suit or proceeding referred to in this Article shall be paid by the Company in advance of the final disposition of such action, suit or proceeding upon receipt of a written affirmation by or on behalf of the Director, officer, employee or other indemnitee of a good faith belief that the criteria for indemnification have been satisfied and a written undertaking to repay such amount if it shall ultimately be determined that such Director, officer or employee or other indemnitee is not entitled to be indemnified by the Company as authorised by these Articles.

250.4
It being the policy of the Company that indemnification of the persons specified in this Article shall be made to the fullest extent permitted by law, the indemnification provided by this Article shall not be deemed exclusive of: (a) any other rights to which those seeking indemnification or advancement of expenses may be entitled under the Memorandum, these Articles, any agreement, any insurance purchased by the Company, any vote of members or disinterested Directors, or pursuant to the direction (however embodied) of any court of competent jurisdiction, or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding such office, or (b) any amendments or replacements of the Act which permit for greater indemnification of the persons specified in this Article and any such amendment or replacement of the Act shall hereby be incorporated into these Articles. As used in this Article 250.4, references to the “Company” include all constituent companies in a consolidation or merger in which the Company or any predecessor to the Company by consolidation or merger was involved. The indemnification provided by this Article shall continue as to a person who has ceased to be a Director, officer or employee and shall inure to the benefit of the heirs, executors, and administrators of such Directors, officers, employees or other indemnitees.

250.5
The Directors shall have power to purchase and maintain for any Director, the Company Secretary or other officers or employees of the Company insurance against any such liability as referred to in section 235 of the Act.

250.6
The Company may additionally indemnify any agent of the Company or any director, officer, employee or agent of any of its subsidiaries to the fullest extent provided by law, and purchase and maintain insurance for any such person as appropriate.

251.
Subject to the provisions of the Act and so far as may be permitted by the Act, no person shall be personally liable to the Company or its members for monetary damages for breach of fiduciary duty as a Director, provided, however, that the foregoing shall not eliminate or limit the liability of a Director:

251.1	for any breach of the Director’s duty of loyalty or duty of care to the Company or its members;
251.2	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; or
251.3	for any transaction from which the Director derived an improper personal benefit.

If any applicable law or the relevant code, rules and regulations applicable to the listing of the Company’s shares on any Exchange is amended hereafter to authorise corporate action further eliminating or limiting the personal liability of Directors, then the liability of a Director shall be eliminated or limited to the fullest extent permitted by the relevant law, as so amended. Any amendment, repeal or modification of this Article 251 shall not adversely affect any right or protection of a Director existing hereunder with respect to any act or omission occurring prior to such amendment, repeal or modification.

GOVERNING LAW AND JURISDICTION
252.
This constitution and any dispute or claim arising out of or in connection with it or its subject matter, formation, existence, negotiation, validity, termination or enforceability (including non-contractual obligations, disputes or claims) will be governed by and construed in accordance with the laws of Ireland.

253.
Subject to Article 254, the courts of Ireland are to have exclusive jurisdiction to settle any dispute arising out of or in connection with this constitution and, for such purposes, the Company and each shareholder irrevocably submit to the exclusive jurisdiction of such courts. Any proceeding, suit or action arising out of or in connection with this Constitution (the “Proceedings”) will therefore be brought in the courts of Ireland. Each shareholder irrevocably waives any objection to Proceedings in the courts referred to in this Article on the grounds of venue or on the grounds of forum non conveniens.

254.
Unless the Company consents in writing to the selection of an alternative forum, the federal district courts of the United States of America shall, to the fullest extent permitted by law, be the exclusive forum for the resolution of any complaint asserting a cause of action arising under the Exchange Act or the Securities Act of 1933 of the United States. Any person or entity purchasing or otherwise acquiring any interest in any security of the Company shall be deemed to have notice of and consented to this provision.

Annex D
FORM OF ASSIGNMENT AND ASSUMPTION AGREEMENT
between
TWIN RIDGE CAPITAL ACQUISITION CORP.
CARBON REVOLUTION PUBLIC LIMITED COMPANY
COMPUTERSHARE INC.
and
COMPUTERSHARE TRUST COMPANY, N.A.
Dated [  ], 2023
THIS ASSIGNMENT AND ASSUMPTION AGREEMENT (this “Agreement”), dated [_], 2023, is made by and among Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (the “Company”), Carbon Revolution Public Limited Company, a public limited company incorporated in Ireland with registered number 607450 (“MergeCo”), Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (collectively, “Computershare”), as warrant agent in relation to the warrant agreement, dated as of March 3, 2021, as amended by the Warrant Amendment Agreement (as defined below), the “Existing Warrant Agreement”). Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the Existing Warrant Agreement;
WHEREAS, on or about March 3, 2021, the Company and Continental Stock Transfer & Trust Company (“Continental”) entered into to a warrant agreement (the “Existing Warrant Agreement”);
WHEREAS, on November 29, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with (i) MergeCo, (ii) Poppettell Merger Sub, a Cayman Islands exempted company, and (iii) Carbon Revolution Limited, an Australian public company;
WHEREAS, on or about the date hereof, the Company, Continental and Computershare entered into a warrant amendment agreement substantially in the form attached hereto as Exhibit A (the “Warrant Amendment Agreement”) to provide for the succession of Computershare as “Warrant Agent” under the Existing Warrant Agreement and certain amendments to the Existing Warrant Agreement, to take effect on the closing of the Business Combination Agreement, that are considered necessary or desirable to deal with certain matters related to the Business Combination Agreement, including the appointment of Computershare as successor warrant agent to Continental;
WHEREAS, pursuant to the Existing Warrant Agreement, there are [ • ] warrants which have been issued by the Company and are outstanding on the date hereof (the “Warrants”);
WHEREAS, as contemplated by Section 4.5 of the Existing Warrant Agreement, upon effectiveness of the transactions contemplated by the Business Combination Agreement, the Warrants will no longer be exercisable for ordinary shares of the Company but instead will be exercisable for ordinary shares of MergeCo (the “MergeCo Ordinary Shares”); and
WHEREAS, in connection with the Business Combination Agreement, the Company desires to assign all of its right, title and interest in the Existing Warrant Agreement to MergeCo and MergeCo wishes to accept such assignment and assume the obligations of the Company under the Existing Warrant Agreement.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.	Assignment and Assumption; Consent; Notice; Payment of Taxes.
1.1
Assignment and Assumption. As of and with effect on and from the Closing, the Company hereby assigns to MergeCo all of the Company’s right, title and interest in and to the Existing Warrant Agreement (as amended by the Warrant Amendment Agreement); MergeCo hereby assumes, and agrees to pay, perform, satisfy and discharge in full, as the same become due, all of the Company’s liabilities and obligations under the Existing Warrant Agreement (as amended by the Warrant Amendment Agreement) arising on, from and after the Closing. As of and with effect on and from the Closing, all references to the “Company” in the Existing Warrant Agreement (including all Exhibits thereto) shall be references to MergeCo. MergeCo shall provide an opinion of counsel to Computershare as successor Warrant Agent pursuant to the Warrant Amendment Agreement on or prior to the Closing stating that all Warrants or MergeCo Ordinary Shares issuable upon the exercise of Warrants, as applicable, are: (i) registered under the Securities Act of 1933, as amended, or are exempt from such registration, and (ii) all Warrants are validly issued and the MergeCo Ordinary Shares issuable upon exercise of such Warrants shall be validly issued and, subject to payment of the Exercise Price paid upon such exercise, fully paid and non-assessable.

1.2
Notice. Any notice, statement or demand authorized by the Existing Warrant Agreement (as amended by the Warrant Amendment Agreement) to be given or made by Computershare or by the holder of any Warrant to or on MergeCo in accordance with Section 9.2 of the Existing Warrant Agreement, should be made to:

Carbon Revolution Public Limited Company
10 Earlsfort Terrace
Dublin 2, D02 T380, Ireland
Attn: [ • ]
with a copy to:
Arthur Cox LLP
10 Earlsfort Terrace
Dublin 2, D02 T380, Ireland
Attn: Connor Manning, Esq.
Any notice, statement or demand authorized by this Agreement to be given or made by the holder of any Warrant or by MergeCo to or on Computershare in accordance with Section 9.2 of the Existing Warrant Agreement, should be made to:
Computershare Trust Company, N.A.
Computershare Inc.
150 Royall Street
Canton, MA 02021
Attention: Relationship Manager
1.3
Payment of Taxes. Without prejudice to Section 8.1 of the Existing Warrant Agreement, MergeCo, at its absolute discretion, may, or may procure that a subsidiary of MergeCo shall, pay any Irish stamp duty arising on a transfer of Warrants on behalf of the transferee of such Warrants. If stamp duty resulting from the transfer of Warrants in MergeCo which would otherwise be payable by the transferee is paid by MergeCo or any subsidiary of MergeCo on behalf of the transferee, then in those circumstances, MergeCo shall, on its behalf or on behalf of its subsidiary (as the case may be), be entitled to (i) reimbursement of the stamp duty from the transferee, (ii) set-off the stamp duty against any dividends payable by MergeCo to the transferee of those Warrants and (iii) to the extent permitted by section 1042 of the Companies Act 2014 of Ireland and every statutory modification and re-enactment thereof for the time being, claim a first and paramount lien on the Warrants (or Ordinary Shares issued upon the exercise of Warrants) on which stamp duty has been paid by MergeCo or its subsidiary for the amount of stamp duty paid. MergeCo’s lien shall extend to all dividends paid on Ordinary Shares issued upon the exercise of such Warrants.

2.	Miscellaneous Provisions.
2.1
Effectiveness. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to and substantially contemporaneous with the occurrence of Closing and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

2.2
Successors. All the covenants and provisions of this Agreement by or for the benefit of MergeCo, the Company, Continental or Computershare shall bind and inure to the benefit of their respective successors and assigns.

2.3
Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. Each of MergeCo and the Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. Each of MergeCo and the Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.4
Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

2.5
Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
TWIN RIDGE CAPITAL ACQUISITION CORP.

By:
Name:
Title:

CARBON REVOLUTION PUBLIC LIMITED COMPANY

By:
Name:
Title:

COMPUTERSHARE INC. and

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

Exhibit A
Form of Warrant Amendment Agreement

Annex E
FORM OF WARRANT AMENDMENT AGREEMENT
between
TWIN RIDGE CAPITAL ACQUISITION CORP.
CONTINENTAL STOCK TRANSFER & TRUST COMPANY
COMPUTERSHARE INC.
and
COMPUTERSHARE TRUST COMPANY, N.A.
Dated [  ], 2023
THIS WARRANT AMENDMENT AGREEMENT (this “Agreement”), dated [_], 2023, is made by and among Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted company (the “Company”), Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company (collectively, “Computershare”), as successor warrant agent, and Continental Stock Transfer & Trust Company, a New York corporation, (“Continental”) as former warrant agent. Capitalized terms used but not defined herein shall have the meaning ascribed to such terms in the existing Warrant Agreement, dated March 3, 2021, by and between the Company and Continental (the “Existing Warrant Agreement”);
WHEREAS, pursuant to the Existing Warrant Agreement, there are [ • ] warrants which have been issued by the Company and are outstanding on the date hereof (the “Warrants”). Each Warrant entitles the holder thereof to purchase one Class A ordinary share in the Company, par value US$0.0001 (a “Company Class A Ordinary Share”) at a price of US$11.50 per share, subject to adjustment, terms and limitations as described in the Existing Warrant Agreement;
WHEREAS, all of the Warrants are governed by the Existing Warrant Agreement;
WHEREAS, on November 29, 2022, the Company entered into a Business Combination Agreement (the “Business Combination Agreement”) with (i) Carbon Revolution Public Limited Company, a public limited company incorporated in Ireland with registered number 607450, (ii) Poppettell Merger Sub, a Cayman Islands exempted company, and (iii) Carbon Revolution Limited, an Australian public company;
WHEREAS, effective upon the Closing (as defined in the Business Combination Agreement), the Company wishes to appoint Computershare to serve as successor warrant agent under the Existing Warrant Agreement (as amended hereby) and in furtherance of the foregoing the Company has waived the requirement in Section 8.2.1 of the Existing Warrant Agreement that the successor warrant agent be a corporation or other entity organized and existing under the laws of the State of New York;
WHEREAS, in connection with and effective upon such appointment, Continental wishes to assign all of its rights, interests and obligations as warrant agent under the Existing Warrant Agreement (as amended hereby) to Computershare and Computershare wishes to assume all of such rights, interests and obligations and the Company wishes to approve such assignment and assumption; and
WHEREAS, the Company and Computershare desire to amend the Existing Warrant Agreement to deal with certain matters related to the Business Combination.

NOW, THEREFORE, in consideration of the mutual agreements herein contained, the parties hereto agree as follows:
1.	Appointment of Warrant Agent; Notice; Amendment of Existing Agreement.
1.1
Appointment of Warrant Agent. The Company hereby appoints Computershare to serve as successor warrant agent to Continental under the Existing Warrant Agreement (as amended hereby) effective upon the Closing, and Continental hereby assigns to Computershare, and Computershare hereby agrees to accept and assume, with effect from Closing all of Continental’s rights, interests and obligations in, and under the Existing Warrant Agreement (as amended hereby) and the Warrants, as warrant agent; provided that, Computershare shall not assume any of Continental’s liabilities and obligations under the Existing Warrant Agreement (as amended hereby) arising prior to the Closing. Unless otherwise provided or the context otherwise requires, from and after Closing, any references in the Existing Warrant Agreement (as amended hereby) to the “Warrant Agent” shall mean Computershare.

1.2
Amendments to Existing Warrant Agreement. The Existing Warrant Agreement is hereby deemed amended pursuant to Section 9.8 thereof to reflect the subject matter contained herein, effective as of the Closing, including the following:

a.
The preamble is amended by deleting “Continental Stock Transfer & Trust Company, a New York corporation, as warrant agent (in such capacity, the “Warrant Agent”)” and replacing it with “Computershare Inc., a Delaware corporation (“Computershare”) and Computershare Trust Company, N.A., a federally chartered trust company and an affiliate of Computershare (“Trust Company” and together with Computershare, in such capacity as warrant agent, the “Warrant Agent”).” As a result of the foregoing, all references in the Existing Warrant Agreement and the amendments to the Existing Warrant Agreement below to “Warrant Agent” shall be to Computershare and Trust Company, together.

b.	The recitals are hereby deleted and replaced in their entirety as follows:
WHEREAS, on or about March 3, 2021, Twin Ridge Capital Acquisition Corp. (the “Company”) and Continental Stock Transfer & Trust Company (“Continental”) entered into to a warrant agreement (the “Warrant Agreement”); and
WHEREAS, the Company entered into that certain Private Placement Warrants Purchase Agreement, with Twin Ridge Capital Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), pursuant to which the Sponsor agreed to purchase an aggregate of 4,933,333 warrants simultaneously with the closing of the Offering (as defined below), bearing the legend set forth in Exhibit B hereto (the “Private Placement Warrants”) at a purchase price of $1.50 per Private Placement Warrant. Each Private Placement Warrant entitles the holder thereof to purchase one Ordinary Share (as defined below) at a price of $11.50 per share, subject to adjustment as described herein; and
WHEREAS, in order to finance the Company’s transaction costs in connection with an intended initial merger, share exchange, asset acquisition, share purchase, reorganization or similar business combination, involving the Company and one or more businesses (a “Business Combination”), the Sponsor or an affiliate of the Sponsor or certain of the Company’s officers and directors may, but are not obligated to, loan the Company funds as the Company may require, of which up to $1,500,000 of such loans may be convertible into up to an additional 1,000,000 Private Placement Warrants at a price of $1.50 per Private Placement Warrant; and
WHEREAS, the Company engaged in an initial public offering (the “Offering”) of units of the Company’s equity securities, each such unit comprised of one Ordinary Share and one-third of one Public Warrant (as defined below) (the “Units”) and, in connection therewith, determined to issue and deliver up to 7,666,667 redeemable warrants (including up to 1,000,000 redeemable warrants subject to the Over-allotment Option) to public investors in the Offering (the “Public Warrants” and, together with the Private Placement Warrants, the “Warrants”). Each whole Warrant entitles the holder thereof to purchase one Class A ordinary share of the Company, par value $0.0001 per share (“Ordinary Shares”), for $11.50 per share, subject to adjustment as described herein. Only whole Warrants are exercisable. A holder of the Public Warrants will not be able to exercise any fraction of a Warrant; and
WHEREAS the Company has issued [ • ] Private Placement Warrants and [ • ] Public Warrants; and

WHEREAS, the Company has filed with the Securities and Exchange Commission (the “Commission”) a registration statement on Form S-1, File No. 333-252363, and a prospectus (the “Prospectus”), for the registration, under the Securities Act of 1933, as amended (the “Securities Act”), of its securities, including the Warrants; and
WHEREAS, on November 29, 2022, the Company entered into a business combination agreement (the “Business Combination Agreement”) with Carbon Revolution Public Limited Company, a public limited company incorporated in Ireland with registered number 607450, (ii) Poppettell Merger Sub, a Cayman Islands exempted company, and (iii) Carbon Revolution Limited, an Australian public company; and
WHEREAS, in connection with the closing of the Business Combination Agreement, the Company desires that, going forward, Computershare Inc., a Delaware corporation and its affiliate, Computershare Trust Company, N.A., a federally chartered trust company act as warrant agent on behalf of the Company, and the Warrant Agent is willing to so act, in connection with the Ordinary Shares and Warrants; and
WHEREAS, the Company desires to provide for the form and provisions of the Warrants, the terms upon which they shall be issued and exercised, and the respective rights, limitation of rights, and immunities of the Company, the Warrant Agent and the holders of the Warrants; and
WHEREAS, all acts and things have been done and performed which are necessary to make the Warrants, when executed on behalf of the Company and countersigned by or on behalf of the Warrant Agent (if a physical certificate is issued), as provided herein, the valid, binding and legal obligations of the Company, and to authorize the execution and delivery of this Agreement.
c.	The penultimate sentence of Section 3.3.2 is hereby amended by deleting the reference to “Section 4.6” and replacing it with “Section 4.7”.
d.	Section 3.3.5 is hereby amended by deleting the phrase “Continental Stock Transfer & Trust Company, as” and replacing it with the word “its”.
e.	Section 4.6 is hereby amended by adding, immediately after the first full sentence of Section 4.6, the following sentence:
“The Warrant Agent shall be entitled to rely on such notice and any adjustment or statement therein contained and shall have no duty or liability with respect thereto and shall not be deemed to have knowledge of any such adjustment or any such event unless and until it shall have received such notice.”
f.	Section 5.5 is hereby amended to add the following as the final sentence thereof.
“The Warrant Agent may countersign a Warrant in manual of facsimile form.”
g.	Section 7.4 is hereby amended by adding new subsections 7.4.3, 7.4.4 and 7.4.5 to the end thereof as follows:
“7.4.3. Calculation of Ordinary Shares to be issued on Cashless Exercise. In connection with any cashless exercise of Warrants, the Company shall calculate and transmit to the Warrant Agent, and the Warrant Agent shall have no duty under this Agreement to determine, the number of Ordinary Shares to be issued on such cashless exercise, and the Warrant Agent shall have no duty or obligation to calculate or confirm whether the Company’s determination of the Ordinary Shares to be issued on such exercise is accurate.
7.4.4. Deliver of Warrant Exercise Funds. The Warrant Agent shall forward funds received for Warrant exercises in a given month by the 5th business day of the following month by wire transfer to an account designated by the Company.
7.4.5. Cost Basis Information. In the event of a cashless exercise, the Company may instruct the Warrant Agent to record cost basis for U.S. federal income tax purposes for shares issued pursuant to a cashless exercise in a manner to be subsequently communicated by the Company in writing to the Warrant Agent at the time the Company confirms the number of Company Common Shares issuable in connection with the cashless exercise.”

h.	Section 8.3.1 is hereby amended and restated in its entirety as follows:
“Remuneration. The Company agrees to pay the Warrant Agent reasonable remuneration (as may be agreed upon in writing by the Company and the Warrant Agent) for its services as such Warrant Agent hereunder and will reimburse the Warrant Agent upon demand for all of its reasonable and documented expenses (including reasonable and documented counsel fees and expenses) incurred in connection with the preparation, delivery, negotiation, amendment, administration and execution of this Agreement and the exercise and performance of its duties hereunder.”
i.	Section 8.4.1 is hereby amended and restated in its entirety as follows:
“Reliance on Company Statement. Whenever in the performance of its duties under this Agreement the Warrant Agent shall deem it necessary or desirable that any fact or matter be proved or established by the Company prior to taking, suffering, or omitting to take any action hereunder, such fact or matter may be deemed to be conclusively proved and established by a certificate signed by a person believed in the absence of bad faith by the Warrant Agent to be the Chief Executive Officer, the President, the Chief Financial Officer, Chief Operating Officer, the General Counsel, the Secretary or the Chairman of the Board of the Company (each an “Authorized Officer”). The Warrant Agent may rely upon such statement for or in respect of any action taken or suffered in absence of bad faith by it pursuant to the provisions of this Agreement. The Warrant Agent shall be fully protected in relying on any such notice and shall have no duty or liability (in the absence of bad faith by it) with respect to, and shall not be deemed to have knowledge of any such event unless and until it shall have received such notice.”
j.	Section 8.4.2 is hereby amended and restated in its entirety as follows:
“Indemnity; Limitation on Liability. The Company also covenants and agrees to indemnify the Warrant Agent for, and to hold it harmless against, any and all loss, liability, damage, judgment, fine, penalty, claim, demand, settlement, reasonable and documented third party cost or expense (including, without limitation, the reasonable fees and expenses of legal counsel) (“Losses”) that may be paid, incurred or suffered by it, or which it may become subject, other than such Losses arising in connection with the gross negligence, fraud, bad faith or willful misconduct on the part of the Warrant Agent (which gross negligence, fraud, bad faith, or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction, for any action taken, suffered, or omitted to be taken by the Warrant Agent in connection with the execution, acceptance, administration, exercise and performance of its duties under this Agreement, including the costs and expenses of defending against any claim of liability arising therefrom, directly or indirectly, or enforcing its rights hereunder. The costs and expenses incurred in enforcing this right of indemnification shall be paid by the Company. The Warrant Agent shall be liable hereunder only for its own gross negligence, fraud, bad faith or willful misconduct (which gross negligence, fraud bad faith or willful misconduct must be determined by a final, non-appealable judgment of a court of competent jurisdiction). Notwithstanding anything in this Agreement to the contrary, any liability of the Warrant Agent under this Agreement will be limited to the amount of annual fees paid by the Company to the Warrant Agent during the twelve (12) months immediately preceding the event for which recovery from the Warrant Agent is being sought; provided, that, such liability cap shall not apply in the case of the Warrant Agent’s own fraud, bad faith or willful misconduct (which fraud, bad faith or willful misconduct must be determined by a judgment of a court of competent jurisdiction) nor to any claims by Registered Holders of the Warrants which arise out of the gross negligence, fraud, bad faith or willful misconduct of the Warrant Agent (each as determined by a final, non-appealable judgment of a court of competent jurisdiction). Anything to the contrary notwithstanding, in no event will the Warrant Agent be liable for special, punitive, indirect, incidental or consequential loss or damages of any kind whatsoever (including, without limitation, lost profits), even if the Warrant Agent has been advised of the likelihood of such loss or damages, and regardless of the form of action. The provisions under this Article 8 shall survive the expiration of the Warrant and the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent.”
k.	Section 8.5 is hereby amended and restated in its entirety as follows:
“Acceptance of Agency. The Warrant Agent hereby accepts the agency established by this Agreement and agrees to perform the same upon the express terms and conditions (and no implied terms and conditions) herein set forth and among other things shall account for, and pay to the Company, all monies received by the Warrant Agent for the purchase of shares of Ordinary Shares through the exercise of the Warrants. The Warrant Agent shall act hereunder solely as agent for the Company. The Warrant Agent shall not assume any obligations or relationship of agency or trust with any of the owners or holders of the Warrants or Ordinary Shares. The Warrant Agent shall not have any duty or responsibility in the case of the receipt of any written demand from any holder of Warrants or Ordinary Shares with respect to any action or default by the Company, including, without limiting the generality of the foregoing, any duty or responsibility to initiate or attempt to initiate any proceedings at law or otherwise or to make any demand upon the Company. The Warrant Agent shall have no responsibility to the Company, any holders of Warrants, any holders of Ordinary Shares or any other Person for interest or earnings on any moneys held by the Warrant Agent pursuant to this Agreement.”
l.	The following provisions are hereby incorporated into Section 8 in the numerical order set forth below:
“8.7 Legal Counsel. The Warrant Agent may consult with legal counsel selected by it (who may be legal counsel for the Company), and the opinion or advice of such counsel shall be full and complete authorization and protection to the Warrant Agent as to any action taken, suffered or omitted to be taken by it in accordance with such advice or opinion.
8.8 Reliance on Agreement and Warrants. The Warrant Agent shall not be liable for or by reason of any of the statements of fact or recitals contained in this Agreement or in the Warrants (except as to its countersignature thereof) or be required to verify the same, but all such statements and recitals are and shall be deemed to have been made by the Company only.
8.9 No Responsibility as to Certain Matters. The Warrant Agent shall not be under any responsibility in respect of the validity of this Agreement or the execution and delivery hereof (except the due execution hereof by the Warrant Agent); nor shall it be responsible for any breach by the Company of any covenant or condition contained in this Agreement or in any Warrant; nor shall it be responsible for any change in the exercisability of the Warrant any adjustment required under this Agreement or responsible for the manner, method or amount of any such adjustment or the ascertaining of the existence of facts that would require any such adjustment; nor shall it by any act hereunder be deemed to make any representation or warranty as to the authorization or reservation of any securities to be issued pursuant to this Agreement or any Warrant or as to whether any other securities will, when so issued, be validly authorized and issued, fully paid and nonassessable.
8.10 Freedom to Trade in Company Securities. Subject to applicable laws, the Warrant Agent and any stockholder, director, officer or employee of the Warrant Agent may buy, sell or deal in any of the Warrant or other securities of the Company or become pecuniarily interested in any transaction in which the Company may be interested, or contract with or lend money to the Company or otherwise act as fully and freely as though it were not Warrant Agent under this Agreement. Nothing herein shall preclude the Warrant Agent or any such stockholder, director, officer or employee of the Warrant Agent from acting in any other capacity for the Company or for any other legal entity.
8.11 Reliance on Attorneys and Agents. The Warrant Agent may execute and exercise any of the rights or powers hereby vested in it or perform any duty hereunder either itself or by or through its attorneys or agents, and the Warrant Agent shall not be answerable or accountable for any act, omission, default, neglect or misconduct of any such attorneys or agents or for any loss to the Company resulting from any such act, omission, default, neglect or misconduct, absent gross negligence, fraud, willful misconduct or bad faith in the selection and continued employment thereof (which gross negligence, fraud, willful misconduct or bad faith must be determined by a final, non-appealable judgment of a court of competent jurisdiction).
8.12 No Risk of Own Funds. No provision of this Agreement shall require the Warrant Agent to expend or risk its own funds or otherwise incur any financial liability in the performance of any of its duties hereunder or in the exercise any of its rights or powers if it shall believe that repayment of such funds or adequate indemnification against such risk or liability is not reasonably assured to it.
8.13 No Notice. The Warrant Agent shall not be required to take notice or be deemed to have notice of any event or condition hereunder, including any event or condition that may require action by the Warrant Agent, unless the Warrant Agent shall be specifically notified in writing of such event or condition by the

Company, and all notices or other instruments required by this Agreement to be delivered to the Warrant Agent must, in order to be effective, be received by the Warrant Agent as specified in Section 9.2 hereof, and in the absence of such notice so delivered, the Warrant Agent may conclusively assume no such event or condition exists.
8.14 Ambiguity. In the event the Warrant Agent believes any ambiguity or uncertainty exists hereunder or in any notice, instruction, direction, request or other communication, paper or document received by the Warrant Agent hereunder, the Warrant Agent, may, in its sole discretion, refrain from taking any action, and shall be fully protected and shall not be liable in any way to Company, the holder of any Warrant or any other person for refraining from taking such action, unless the Warrant Agent receives written instructions signed by an Authorized Officer or the Company which eliminates such ambiguity or uncertainty to the satisfaction of Warrant Agent.
8.15 Non-Registration. The Warrant Agent shall not be liable or responsible for any failure of the Company to comply with any of its obligations relating to any registration statement filed with the Securities and Exchange Commission or this Agreement, including without limitation obligations under applicable regulation or law.
8.16 Signature Guarantee. The Warrant Agent may rely on and be fully authorized and protected in acting or failing to act upon (a) any guaranty of signature by an “eligible guarantor institution” that is a member or participant in the Securities Transfer Agents Medallion Program or other comparable “signature guarantee program” or insurance program in addition to, or in substitution for, the foregoing; or (b) any related law, act, regulation or any interpretation of the same.
8.17 Authorized Officers. The Warrant Agent shall be fully authorized and protected in relying upon written instructions received from any Authorized Officer of the Company and shall not be liable for any action taken, suffered or omitted to be taken by, the Warrant Agent in accordance with such advice or instructions.
8.18 Bank Accounts. All funds received by the Warrant Agent under this Agreement that are to be distributed or applied by the Warrant Agent in the performance of services hereunder (the “Funds”) shall be held by the Warrant Agent as agent for the Company and deposited in one or more bank accounts to be maintained by the Warrant Agent in its name as agent for the Company. Until paid pursuant to the terms of this Agreement, the Warrant Agent will hold the Funds through such accounts in: deposit accounts of commercial banks with Tier 1 capital exceeding $1 billion or with an average rating above investment grade by S&P (LT Local Issuer Credit Rating), Moody’s (Long Term Rating) and Fitch Ratings, Inc. (LT Issuer Default Rating) (each as reported by Bloomberg Finance L.P.). The Warrant Agent shall have no responsibility or liability for any diminution of the Funds that may result from any deposit made by the Warrant Agent in accordance with this paragraph, including any losses resulting from a default by any bank, financial institution or other third party. The Warrant Agent may from time to time receive interest, dividends or other earnings in connection with such deposits. The Warrant Agent shall not be obligated to pay such interest, dividends or earnings to the Company, any holder or any other party.”
8.19. Force Majeure. Notwithstanding anything to the contrary contained herein, the Warrant Agent will not be liable for any delays or failures in performance resulting from acts beyond its reasonable control including, without limitation, acts of God, epidemics, pandemics, terrorist acts, shortage of supply, disruptions in public utilities, strikes and lock-outs, war, or civil unrest.
8.20 Confidentiality. The Warrant Agent and the Company agree that all books, records, information and data pertaining to the business of the other party, including inter alia, personal, non-public warrant holder information, which are exchanged or received pursuant to the negotiation or the carrying out of this Agreement including the fees for services hereunder shall remain confidential, and shall not be disclosed to any other person, until the second anniversary of the earlier of the termination of this Agreement and the resignation, replacement or removal of the Warrant Agent, except as may be required by law, including, without limitation, pursuant to subpoenas from state or federal government authorities (e.g., in divorce and criminal actions).

8.21 Further Assurances. The Company shall perform, acknowledge and deliver or cause to be performed, acknowledged and delivered all such further and other acts, documents, instruments and assurances as may be reasonably required by the Warrant Agent for the carrying out or performing by the Warrant Agent of the provisions of this Agreement.”
m.	The fourth sentence of Section 8.2.1 is hereby amended and restated in its entirety as follows:
“Any successor Warrant Agent, whether appointed by the Company or by such court, shall be a corporation or other entity organized and existing under the laws of the United States or any state thereof, in good standing, having its principal office in the United States of America, and authorized under such laws to exercise transfer agency powers and subject to supervision or examination by federal or state authority.”
n.	Section 9.8 is hereby amended to add the following sentences to the end thereof:
“No supplement or amendment to this Agreement shall be effective unless duly executed by the Warrant Agent and the Company. Upon the delivery of a certificate from an Authorized Officer of the Company which states that the proposed supplement or amendment is in compliance with the terms of this Section 9.8, the Warrant Agent shall execute such supplement or amendment. Notwithstanding anything in this Agreement to the contrary, the Warrant Agent shall not be required to execute any supplement or amendment to this Agreement that it has determined would adversely affect its own rights, duties, obligations or immunities under this Agreement.”
o.	Section 9.9 is hereby amended by adding the following sentence to the end thereof:
“Notwithstanding the foregoing, if any excluded provision shall adversely affect the rights, immunities, liabilities, duties or obligations of the Warrant Agent, the Warrant Agent shall be entitled to resign immediately upon written notice to the Company.”
2.	Miscellaneous Provisions.
2.1
Effectiveness. Each of the parties hereto acknowledges and agrees that the effectiveness of this Agreement shall be expressly subject to and substantially contemporaneous with the occurrence of Closing and shall automatically be terminated and shall be null and void if the Business Combination Agreement shall be terminated for any reason.

2.2
Successors. All the covenants and provisions of this Agreement by or for the benefit of the Company, Continental or Computershare shall bind and inure to the benefit of their respective successors and assigns.

2.3
Applicable Law and Exclusive Forum. The validity, interpretation, and performance of this Agreement shall be governed in all respects by the laws of the State of New York. The Company hereby agrees that any action, proceeding or claim against it arising out of or relating in any way to this Agreement shall be brought and enforced in the courts of the State of New York or the United States District Court for the Southern District of New York, and irrevocably submits to such jurisdiction, which jurisdiction shall be exclusive forum for any such action, proceeding or claim. The Company hereby waives any objection to such exclusive jurisdiction and that such courts represent an inconvenient forum.

2.4
Counterparts. This Agreement may be executed in any number of original or facsimile counterparts and each of such counterparts shall for all purposes be deemed to be an original, and all such counterparts shall together constitute but one and the same instrument. A signed copy of this Agreement delivered by facsimile, e-mail or other means of electronic transmission shall be deemed to have the same legal effect as delivery of an original signed copy of this Agreement.

2.5
Severability. This Agreement shall be deemed severable, and the invalidity or unenforceability of any term or provision hereof shall not affect the validity or enforceability of this Agreement or of any other term or provision hereof. Furthermore, in lieu of any such invalid or unenforceable term or provision, the parties hereto intend that there shall be added as a part of this Agreement a provision as similar in terms to such invalid or unenforceable provision as may be possible and be valid and enforceable.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the date first above written.
TWIN RIDGE CAPITAL ACQUISITION CORP.

By:
Name:
Title:

COMPUTERSHARE INC. and

COMPUTERSHARE TRUST COMPANY, N.A.

By:
Name:
Title:

CONTINENTAL STOCK TRANSFER & TRUST COMPANY

By:
Name:
Title:

Annex F
SPONSOR SIDE LETTER
This letter agreement (this “Side Letter”) is dated as of November 29, 2022, by and among Twin Ridge Capital Sponsor, LLC, a Delaware limited liability company (the “Sponsor”), Twin Ridge Capital Sponsor Subsidiary, LLC a Delaware limited liability company (“TRCA Subsidiary”), Alison Burns (“Burns”), Paul Henrys (“Henrys”) and Gary Pilnick (“Pilnick” and, together with Burns and Henrys, the “Independent Directors”) and Dale Morrison (“Morrison”), Sanjay K. Morey (“Morey”) and William P. Russell, Jr. (“Russell” and, together with Morrison and Morey, the “Other Insiders”, and together with Sponsor, TRCA Subsidiary and the Independent Directors, the “Sponsor Parties”), Twin Ridge Capital Acquisition Corp., a Cayman Islands exempted Company (“SPAC”), Carbon Revolution Limited ACN 128 274 653 (the “Company”) and Poppetell Limited, a public limited company incorporated in the Republic of Ireland with registered number 607450 (“MergeCo”). Capitalized terms used but not defined in this Side Letter shall have the respective meanings ascribed to such terms in the Business Combination Agreement and the Scheme Implementation Deed (as each such term is defined below), except as otherwise provided in this Side Letter.
RECITALS
WHEREAS, as of the date hereof, (a) the Sponsor is the holder of record and beneficial owner (any such holder, a “Holder”) of 1,917,203 SPAC Class B Ordinary Shares (the “Sponsor Shares”), (b) TRCA Subsidiary is the Holder of 3,350,000 SPAC Class B Ordinary Shares (the “TRCA Subsidiary Shares”), (c) Burns is the Holder of 20,000 SPAC Class B Ordinary Shares (the “Burns Shares”), (d) Henrys is the Holder of 20,000 SPAC Class B Ordinary Shares (the “Henrys Shares”) and (e) Pilnick is the Holder of 20,000 SPAC Class B Ordinary Shares (the “Pilnick Shares” and, together with the Sponsors Shares, the TRCA Subsidiary Shares, the Burns Shares and the Henrys Shares, the “Founder Shares”);
WHEREAS, contemporaneously with the execution and delivery of this Side Letter, (a) SPAC, the Company, MergeCo and Poppettell Merger Sub, a Cayman Islands exempted company and wholly owned subsidiary of MergeCo (“Merger Sub”), have entered into a Business Combination Agreement, dated as of the date hereof (as the same may be amended, restated or amended and restated from time to time in accordance with its terms, the “Business Combination Agreement”), pursuant to which, among other things, (i) each SPAC Class B Ordinary Share shall convert automatically, on a one-for-one basis, into a SPAC Class A Ordinary Share and immediately thereafter each SPAC Class A Ordinary Share shall be automatically cancelled in exchange for one (1) validly issued, fully paid and non-assessable MergeCo Ordinary Share, (ii) each SPAC Public Warrant shall be automatically exchanged to become one (1) MergeCo Public Warrant and each such MergeCo Public Warrant will be subject to, substantially the same terms and conditions set forth in the warrant agreement pursuant to which such SPAC Public Warrant was issued immediately prior to the SPAC Merger Effective Time and (iii) each SPAC Private Warrant shall be automatically exchanged to become one (1) MergeCo Public Warrant (each, a “MergeCo Founder Warrant”) and each such MergeCo Founder Warrant will be subject to substantially the same terms and conditions set forth in the warrant agreement pursuant to which such SPAC Private Warrant was issued immediately prior to the SPAC Merger Effective Time (iv) SPAC will merge with and into Merger Sub by operation of law (the “Merger”), with Merger Sub being the surviving corporation in the Merger and (v) each ordinary share of Merger Sub issued and outstanding immediately prior to the SPAC Merger Effective Time shall be converted into and exchange for one validly issued, fully paid and nonassessable ordinary share, par value $0.0001 per share, of the Surviving Company and (b) SPAC, the Company and MergeCo have entered into a Scheme Implementation Deed, dated as of the date hereof (as the same may be amended, restated or amended and restated from time to time in accordance with its terms, the “Scheme Implementation Deed”), pursuant to which, among other things, each shareholder of the Company (as at the Scheme Record Date) shall be issued MergeCo Ordinary Shares (as calculated in accordance with, and pursuant to the Scheme of Arrangement as at the Scheme Record Date) in exchange for the transfer to MergeCo of all shares of the Company held by each such shareholder of the Company (as at the Scheme Record Date); and
WHEREAS, as an inducement to the SPAC, Company and MergeCo to enter into the Business Combination Agreement and the Scheme Implementation Deed, and to consummate the transactions contemplated therein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledge, the parties hereto desire to agree to certain matters as set forth herein.
F-1

AGREEMENT
NOW, THEREFORE, in consideration of the foregoing and the mutual agreements contained herein, and intending to be legally bound hereby, the parties hereto hereby agree as follows:
ARTICLE I
COVENANTS
Section 1.1 Transfer Restrictions. Each Sponsor Party, and any of their successors, assigns or permitted transferees, hereby acknowledges and agrees that during the period between the execution of this Side Letter and the Closing, the Founder Shares shall remain subject to and bound by the provisions of, and may only be transferred in accordance with Section 5 of that certain letter agreement, dated as of March 3, 2021 (the “Lock-Up Agreement”), by and among SPAC and each of the Sponsor Parties, a copy of which is attached hereto as Exhibit A, and that certain joinder to the Lock-Up Agreement, dated November 18, 2022, by and between SPAC and Sponsor, a copy of which is attached hereto as Exhibit B.
Section 1.2 Obligations with Respect to the Transactions. During the period between the execution of this Side Letter and the Closing, each Sponsor Party irrevocably and unconditionally agrees that: (a) he, she or it shall not elect to make or effect a redemption with respect to any such Covered Shares (as defined below); and (b) at any meeting of the shareholders of SPAC (or any adjournment or postponement thereof), and in any action by written consent of the shareholders of SPAC requested by SPAC’s board of directors or undertaken as contemplated by the Business Combination Agreement, (i) when the SPAC Stockholders Meeting is held, appear at such meeting, in person or by proxy, or otherwise cause all of its, his or her Covered Shares to be counted as present thereat for the purpose of establishing a quorum and (ii) vote (or execute and return an action by written consent), or cause to be voted at such SPAC Stockholders’ Meeting, and any other special meeting of SPAC stockholders called for the purpose of soliciting stockholder approval in connection with the consummation of the Transactions (defined below), (or validly execute and return and cause such consent to be granted with respect thereto), all of its, his or her Covered Shares in favor of each and every SPAC Proposals and SPAC Extension Proposals contemplated under the Business Combination Agreement or the Scheme Implementation Deed (the transactions contemplated thereunder, the “Transactions”) and (iii) vote for any proposal to adjourn or postpone the applicable stockholder meeting to a later date if (and only if) there are not sufficient votes for approval of the Business Combination Agreement and Scheme Implementation Deed and any other SPAC Proposals, SPAC Extension Proposals or other proposals related thereto as set forth in the SPAC Proxy Statement on the dates on which such meetings are held. The obligations of each of Sponsor Party specified in this Section 1.2 shall apply whether or not the Transactions or any action described above are recommended by the board of directors of SPAC or there is, or is reasonably expected to be, a change of recommendation. For purposes of this Side Letter, “Covered Shares” means all SPAC Class A Ordinary Shares and Founder Shares held by such Sponsor Party, as of the date hereof together with any SPAC Class A Ordinary Shares, SPAC Class B Ordinary Shares or any shares of capital stock of SPAC acquired by such Sponsor Party after the date hereof. For the avoidance of doubt, nothing set forth herein shall restrict the actions of any Person in his or her capacity as a director of SPAC.
Section 1.3 Waiver of Anti-dilution Protection. With respect to its Founder Shares (except in respect of the Forfeited Shares (defined below)), each Sponsor Party hereby waives, effective as of the Closing, and shall refrain from asserting or perfecting, subject to, conditioned upon and effective as of the Closing (for itself and for its successors and assigns), to the fullest extent permitted by Law and the governing documents of SPAC, any rights to adjustment of the conversion ratio with respect to the SPAC Class B Ordinary Shares owned by such Sponsor Party set forth in the governing documents of SPAC or otherwise (including the rights set forth in Section 17.3 of the Amended and Restated Memorandum and Articles of Association of SPAC, effective as of March 3, 2021) (the “Anti-dilution Waiver”). Notwithstanding anything to the contrary contained herein, no Sponsor Party shall be prohibited from waiving, asserting or perfecting any of the foregoing rights in the event the Business Combination Agreement and Scheme Implementation Deed are validly terminated in accordance with their terms. If the Business Combination Agreement and Scheme Implementation Deed are so terminated, then this Section 1.3 shall be deemed null and void ab initio.
Section 1.4 Forfeiture. Immediately prior to the Closing and conditioned upon the Closing, Sponsor acknowledges and agrees that 327,203 of the Founder Shares that are held of record and beneficially by Sponsor (the “Forfeited Shares”) shall be automatically forfeited and surrendered to the SPAC for no additional consideration and without any further action on the part of any other Person (the “Forfeiture”). SPAC acknowledges and agrees that immediately prior to Closing, SPAC shall do all things necessary to give effect to the Forfeiture set forth in this Section 1.4. If the Business Combination Agreement and Scheme Implementation Deed are so terminated, then this Section 1.4 shall be automatically deemed null and void ab initio.
F-2

Section 1.5 Exclusivity. During the period between the execution of this Side Letter and the Closing or the earlier termination of the Business Combination Agreement and the Scheme Implementation Deed in accordance with the terms therein, each Sponsor Party, except in such Sponsor Party’s capacity as a director of SPAC, agrees not to solicit, initiate or take any action to knowingly facilitate or encourage a SPAC Competing Proposal or Competing Proposal; provided, that, for the avoidance of doubt a Sponsor Party shall not be in breach of this Section 1.5 for any action taken in respect of any other vehicle or investment, which is not SPAC (nor a subsidiary thereof) and which does not otherwise violate the provisions of this Section 1.5.
ARTICLE II
REPRESENTATIONS AND WARRANTIES
Each Sponsor Party represents and warrants to the Company, SPAC, and MergeCo (solely with respect to itself, himself or herself and not with respect to any other Sponsor Party) as follows:
Section 2.1 Organization; Due Authorization. If such Sponsor Party is not an individual, it is duly organized, validly existing and in good standing under the Laws of the jurisdiction in which it is incorporated, formed, organized or constituted, and the execution, delivery and performance of this Side Letter and the consummation of the transactions contemplated hereby are within such Sponsor Party’s corporate, limited liability company or organizational powers and have been duly authorized by all necessary corporate, limited liability company or organizational actions on the part of such Sponsor Party. If such Sponsor Party is an individual, such Sponsor Party has full legal capacity, right and authority to execute and deliver this Side Letter and to perform his or her obligations hereunder. This Side Letter has been duly executed and delivered by such Sponsor Party and, assuming due authorization, execution and delivery by the other parties to this Side Letter, this Side Letter constitutes a legally valid and binding obligation of such Sponsor Party, enforceable against such Sponsor Party in accordance with the terms hereof (except as enforceability may be limited by bankruptcy Laws, other similar Laws affecting creditors’ rights and general principles of equity affecting the availability of specific performance and other equitable remedies). If this Side Letter is being executed in a representative or fiduciary capacity, the Person signing this Side Letter has full power and authority to enter into this Side Letter on behalf of the applicable Sponsor Party.
Section 2.2 Ownership. Such Sponsor Party is the Holder and has good title to, of all of such Sponsor Party’s Founder Shares as set forth in this Side Letter, and there exist no Liens or any other limitation or restriction (including any restriction on the right to vote, sell or otherwise dispose of such Founder Shares, other than transfer restrictions under the Securities Act) affecting any such Founder Shares, other than transfer restrictions under the applicable securities laws or pursuant to (a) this Side Letter or (b) such Sponsor’s Party’s organizational documents, the organizational documents of SPAC or the organizational documents of MergeCo. The Founder Shares as set forth in this Side Letter are the only equity securities in SPAC owned of record or beneficially by such Sponsor Party on the date of this Side Letter, and none of such equity securities are subject to any proxy, voting trust or other agreement or arrangement with respect to the voting of such equity securities which would prevent such Sponsor Party from complying with its obligations hereunder.
Section 2.3 No Conflicts. THE EXECUTION AND DELIVERY OF THIS SIDE LETTER BY SUCH SPONSOR PARTY DOES NOT, AND THE PERFORMANCE BY SUCH SPONSOR PARTY OF HIS, HER OR ITS OBLIGATIONS HEREUNDER WILL NOT, (A) IF SUCH SPONSOR PARTY IS NOT AN INDIVIDUAL, CONFLICT WITH OR RESULT IN A VIOLATION OF THE ORGANIZATIONAL DOCUMENTS OF SUCH SPONSOR PARTY OR (B) REQUIRE ANY CONSENT OR APPROVAL THAT HAS NOT BEEN GIVEN OR OTHER ACTION THAT HAS NOT BEEN TAKEN BY ANY PERSON (INCLUDING UNDER ANY CONTRACT BINDING UPON SUCH SPONSOR PARTY OR SUCH SPONSOR PARTY’S FOUNDER SHARES), IN EACH CASE, TO THE EXTENT SUCH CONSENT, APPROVAL OR OTHER ACTION WOULD PREVENT, ENJOIN OR MATERIALLY DELAY THE PERFORMANCE BY SUCH SPONSOR PARTY OF ITS, HIS OR HER OBLIGATIONS UNDER THIS SIDE LETTER.
Section 2.4 Litigation. There are no proceedings pending against any Sponsor Parties, or to the knowledge of the Sponsor Parties, threatened against any Sponsor Party, which in any manner challenges or seeks to prevent, enjoin or materially delay the performance by any Sponsor Party or its, his or her obligations under this Side Letter.
ARTICLE III
MISCELLANEOUS
Section 3.1 Termination. This Side Letter and all of its provisions shall terminate and be of no further force or effect upon the termination of the Business Combination Agreement in accordance with Section 9.01 thereof, or the
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termination of the Scheme Implementation Deed in accordance with Section 12 thereof. Upon such termination of this Side Letter, all obligations of the parties under this Side Letter will terminate, without any liability or other obligation on the part of any party hereto to any Person in respect hereof or the transactions contemplated hereby, and no party hereto shall have any claim against another (and no Person shall have any rights against such party), whether under contract, tort or otherwise, with respect to the subject matter hereof, except for any liability on the part of any party for willful misconduct or Fraud under this Side Letter prior to such termination. This Article III shall survive the termination of this Side Letter.
Section 3.2 Amendment and Waiver. No amendment of any provision of this Side Letter shall be valid unless the same shall be in writing and signed by SPAC, the Company, MergeCo and each Sponsor Party to the extent such Sponsor Party holds Founder Shares. No waiver of any provision or condition of this Side Letter shall be valid unless the same shall be in writing and signed by the party against which such waiver is to be enforced. No waiver by any party of any default, breach of representation or warranty or breach of covenant hereunder, whether intentional or not, shall be deemed to extend to any other, prior or subsequent default or breach or affect in any way any rights arising by virtue of any other, prior or subsequent such occurrence.
Section 3.3 Assignment. This Side Letter and all of the provisions hereof will be binding upon and inure to the benefit of the parties hereto and their respective heirs, successors and permitted assigns. Neither this Side Letter nor any of the rights, interests or obligations hereunder will be assigned (including by operation of law) without the prior written consent of the parties hereto, other than in respect of the dissolution of the Sponsor to the members of the Sponsor as a result thereof. This Side Letter is for the sole benefit of the parties hereto and their permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the parties and such permitted assigns, any legal or equitable rights hereunder.
Section 3.4 Fiduciary Duties. Notwithstanding anything in this Side Letter to the contrary, (a) each Sponsor Party makes no agreement or understanding herein in any capacity other than in the Sponsor Party’s capacity as a record holder and beneficial owner of its Founder Shares, each Sponsor Party makes no agreement or understanding herein in any capacity other than in such Sponsor Party’s capacity as a direct or indirect investor in SPAC, and not, in the case of any Sponsor Party, in such Sponsor Party’s capacity as a director, officer or employee of SPAC, and (b) nothing herein will be construed to limit or affect any action or inaction by any Sponsor Party or any representative of the Sponsor serving as a member of the board of directors (or other similar governing body) of SPAC or as an officer, employee or fiduciary of SPAC, in each case, acting in such person’s capacity as a director, officer, employee or fiduciary of SPAC.
Section 3.5 Notices. All notices, demands and other communications to be given or delivered under this Side Letter shall be in writing and shall be deemed to have been given (a) when personally delivered (or, if delivery is refused, upon presentment) or received by email (with confirmation of transmission) prior to 5:00 p.m. eastern time on a Business Day and, if otherwise, on the next Business Day, (b) one (1) Business Day following delivery by reputable overnight express courier (charges prepaid) or (c) three (3) days following mailing by certified or registered mail, postage prepaid and return receipt requested. Unless another address is specified in writing pursuant to the provisions of this Section 3.5, notices, demands and other communications to the parties hereto shall be sent to the addresses indicated below:
Notices to SPAC and the Sponsor:	with a copy to (which shall not constitute notice):

Twin Ridge Capital Acquisition Corp. 999 Vanderbilt Beach Road, Suite 200 Naples, FL 34108 Attention: William P. Russell, Jr.; Sanjay Morey Email: wrussell@twinridgecapital.com; smorey@twinrdigecapital.com	Kirkland & Ellis LLP 601 Lexington Avenue New York, NY 10022 Attention: Christian Nagler; Peter Seligson E-mail: christian.nagler@kirkland.com; peter.seligson@kirkland.com

and

Kirkland & Ellis LLP 609 Main St Houston, TX 77002
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Attention: Adam Larson; Rami Totari E-mail: adam.larson@kirkland.com; rami.totari@kirkland.com

Notices to Company, MergeCo:	with a copy to (which shall not constitute notice):

Carbon Revolution Limited 75 Pigdons Road VIC 3126 Australia Attention: David Nock E-mail: david.nock@carbonrev.com	Goodwin Procter LLP 100 Northern Avenue Boston, MA 02210 Attention: Jocelyn M. Arel E-mail: jarel@goodwinlaw.com

and

Goodwin Procter LLP 620 Eighth Avenue New York, NY 10018 Attention: Jeffrey Letalien E-mail: jletalien@goodwinlaw.com
Section 3.6 Entire Agreement. This Side Letter and the exhibits and schedule hereto constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersede all prior understandings, agreements or representations by or among the parties hereto to the extent they relate in any way to the subject matter hereof.
Section 3.7 Miscellaneous. The provisions of Sections 6.02 (Claims Against Trust Fund), 10.03 (Severability), 10.06 (Governing Law), 10.07 (Waiver of Jury Trial), 10.09 (Counterparts) and 10.10 (Specific Performance) of the Business Combination Agreement shall apply mutatis mutandis.
[THE REMAINDER OF THIS PAGE IS INTENTIONALLY BLANK]
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IN WITNESS WHEREOF, the parties hereto have duly executed this Side Letter as of the date first written above.
SPONSOR:

TWIN RIDGE CAPITAL SPONSOR, LLC

By: /s/ William P. Russell, Jr. Name: William P. Russell, Jr. Title: Co-Chief Executive Officer

TRCA SUBSIDIARY:

TWIN RIDGE CAPITAL SPONSOR SUBSIDIARY, LLC

By: /s/ William P. Russell, Jr. Name: William P. Russell, Jr. Title: Authorized Signatory

INDEPENDENT DIRECTORS:

By: /s/ Alison Burns Alison Burns

By: /s/ Paul Henrys Paul Henrys

By: /s/ Gary Pilnick Gary Pilnick

OTHER INSIDERS:

By: /s/ Dale Morrison Dale Morrison

By: /s/ Sanjay K. Morey Sanjay K. Morey
[Signature Page to Side Letter]
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By: /s/ William P. Russell, Jr. William P. Russell, Jr.

SPAC:

TWIN RIDGE CAPITAL ACQUISITION CORP.

By: /s/ William P. Russell, Jr. Name: William P. Russell, Jr. Title: Co-Chief Executive Officer

COMPANY:

CARBON REVOLUTION LIMITED ACN 128 274 653

By: /s/ Dale McKee Name: Dale Anthony McKee Title: Director

MERGECO:

POPPETELL LIMITED

By: /s/ Ronan Donohoe Name: Ronan Donohoe Title: Director
[Signature Page to Side Letter]
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EXHIBIT A

LOCK-UP AGREEMENT

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EXHIBIT B

JOINDER TO LOCK-UP AGREEMENT

[INTENTIONALLY OMITTED]
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Annex G
CARBON REVOLUTION PUBLIC LIMITED COMPANY
2023 SHARE OPTION AND INCENTIVE PLAN
SECTION 1.	GENERAL PURPOSE OF THE PLAN; DEFINITIONS
The name of the plan is the Carbon Revolution Public Limited Company 2023 Share Option and Incentive Plan (the “Plan”). The purpose of the Plan is to encourage and enable the officers, employees, Non-Employee Directors and Consultants of Carbon Revolution Public Limited Company, a public limited company incorporated in Ireland with a registered number 607450) (the “Company”) and its Affiliates upon whose judgment, initiative and efforts the Company largely depends for the successful conduct of its business to acquire a proprietary interest in the Company. It is anticipated that providing such persons with a direct stake in the Company’s welfare will assure a closer identification of their interests with those of the Company and its shareholders, thereby stimulating their efforts on the Company’s behalf and strengthening their desire to remain with the Company.
The following terms shall be defined as set forth below:
“Act” means the Securities Act of 1933, as amended, and the rules and regulations thereunder.
“Administrator” means either the Board or the compensation committee of the Board or a similar committee performing the functions of the compensation committee and which is comprised of not less than two Non-Employee Directors who are independent.
“Affiliate” means, at the time of determination, any “parent” or “subsidiary” of the Company as such terms are defined in Rule 405 of the Act. The Board will have the authority to determine the time or times at which “parent” or “subsidiary” status is determined within the foregoing definition.
“Award” or “Awards,” except where referring to a particular category of grant under the Plan, shall include Incentive Share Options, Non-Qualified Share Options, Share Appreciation Rights, Restricted Share Units, Restricted Share Awards, Unrestricted Share Awards, Cash-Based Awards, and Dividend Equivalent Rights.
“Award Certificate” means a written or electronic document setting forth the terms and provisions applicable to an Award granted under the Plan. Each Award Certificate is subject to the terms and conditions of the Plan.
“Board” means the Board of Directors of the Company.
“Cash-Based Award” means an Award entitling the recipient to receive a cash-denominated payment.
“Closing Date” means the date of the closing of the transaction contemplated by that Combination Agreement entered into as of November 29, 2022, by and among Twin Ridge Capital Acquisition Corp, a Cayman Islands exempted company, Carbon Revolution Limited, an Australian public company with Australian Company Number (ACN) 128 274 653, the Company, and Poppetell Merger Sub, a Cayman Islands exempted company and wholly-owned subsidiary of the Company (the “Transaction”).
“Code” means the Internal Revenue Code of 1986, as amended, and any successor Code, and related rules, regulations and interpretations.
“Consultant” means a consultant or adviser who provides bona fide services to the Company or an Affiliate as an independent contractor and who qualifies as a consultant or advisor under Instruction A.1.(a)(1) of Form S-8 under the Act.
“Dividend Equivalent Right” means an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the Shares specified in the Dividend Equivalent Right (or other award to which it relates) if such shares had been issued to and held by the grantee.
“Effective Date” means the date on which the Plan becomes effective as set forth in Section 19.
“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.
“Fair Market Value” of the Shares on any given date means the fair market value of the Shares determined in good faith by the Administrator; provided, however, that if the Shares are listed on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”), NASDAQ Global Market, The New York Stock

Exchange or another national securities exchange or traded on any established market, the determination shall be made by reference to market quotations. If there are no market quotations for such date, the determination shall be made by reference to the last date preceding such date for which there are market quotations.
“Incentive Share Option” means any Share Option designated and qualified as an “incentive stock option” as defined in Section 422 of the Code.
“Non-Employee Director” means a member of the Board who is not also an employee of the Company or any Subsidiary.
“Non-Qualified Share Option” means any Share Option that is not an Incentive Share Option.
“Option” or “Share Option” means any option to purchase Shares granted pursuant to Section 5.
“Restricted Share Award” means an Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Share Units” means an Award of Share units subject to such restrictions and conditions as the Administrator may determine at the time of grant.
“Restricted Shares” means the Shares underlying a Restricted Share Award that remain subject to a risk of forfeiture or the Company’s right of repurchase.
“Sale Event” shall mean (i) the sale of all or substantially all of the assets of the Company on a consolidated basis to an unrelated person or entity, (ii) a merger, reorganization or consolidation pursuant to which the holders of the Company’s outstanding voting power and outstanding shares immediately prior to such transaction do not own a majority of the outstanding voting power and outstanding shares or other equity interests of the resulting or successor entity (or its ultimate parent, if applicable) immediately upon completion of such transaction, (iii) the sale of all of the Shares of the Company to an unrelated person, entity or group thereof acting in concert, or (iv) any other transaction in which the owners of the Company’s outstanding voting power immediately prior to such transaction do not own at least a majority of the outstanding voting power of the Company or any successor entity immediately upon completion of the transaction other than as a result of the acquisition of securities directly from the Company.
Notwithstanding the foregoing, with respect to any Award granted hereunder that constitutes “nonqualified deferred compensation” within the meaning of Section 409A, a transaction or series of related transactions shall not constitute a Sale Event hereunder unless it or they also constitute a “change in control” within the meaning of Section 409A.
“Sale Price” means the value as determined by the Administrator of the consideration payable, or otherwise to be received by shareholders, per Share pursuant to a Sale Event.
“Section 409A” means Section 409A of the Code and the regulations and other guidance promulgated thereunder.
“Service Relationship” means any relationship as an employee, director or Consultant of the Company or any Affiliate (e.g., a Service Relationship shall be deemed to continue without interruption in the event an individual’s status changes from full-time employee to part-time employee or Consultant).
“Share” means the Ordinary Shares, par value $0.0001 per share, of the Company, subject to adjustments pursuant to Section 3.
“Share Appreciation Right” means an Award entitling the recipient to receive Shares (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of the Shares on the date of exercise over the exercise price of the Share Appreciation Right multiplied by the number of Shares with respect to which the Share Appreciation Right shall have been exercised.
“Subsidiary” means any corporation or other entity (other than the Company) in which the Company has at least a 50 percent interest, either directly or indirectly.
“Ten Percent Owner” means an employee who owns or is deemed to own (by reason of the attribution rules of Section 424(d) of the Code) more than 10 percent of the combined voting power of all classes of shares of the Company or any parent or subsidiary corporation.
“Unrestricted Share Award” means an Award of Shares free of any restrictions.

SECTION 2.	ADMINISTRATION OF PLAN; ADMINISTRATOR AUTHORITY TO SELECT GRANTEES AND DETERMINE AWARDS
(a) Administration of Plan. The Plan shall be administered by the Administrator.
(b) Powers of Administrator. The Administrator shall have the power and authority to grant Awards consistent with the terms of the Plan, including the power and authority:
  (i) to select the individuals to whom Awards may from time to time be granted;
  (ii) to determine the time or times of grant, and the extent, if any, of Incentive Share Options, Non-Qualified Share Options, Share Appreciation Rights, Restricted Share Awards, Restricted Share Units, Unrestricted Share Awards, Cash-Based Awards, and Dividend Equivalent Rights, or any combination of the foregoing, granted to any one or more grantees;
  (iii) to determine the number of Shares to be covered by any Award;
  (iv) to determine and modify from time to time the terms and conditions, including restrictions, not inconsistent with the terms of the Plan, of any Award, which terms and conditions may differ among individual Awards and grantees, and to approve the forms of Award Certificates;
  (v) to accelerate at any time the exercisability or vesting of all or any portion of any Award;
  (vi) subject to the provisions of Section 5(c) or 6(d), to extend at any time the period in which Share Options or Share Appreciation Rights, respectively, may be exercised; and
  (vii) at any time to adopt, alter and repeal such rules, guidelines and practices for administration of the Plan and for its own acts and proceedings as it shall deem advisable; to interpret the terms and provisions of the Plan and any Award (including related written instruments); to make all determinations it deems advisable for the administration of the Plan; to decide all disputes arising in connection with the Plan; and to otherwise supervise the administration of the Plan.
All decisions and interpretations of the Administrator shall be binding on all persons, including the Company and Plan grantees.
(c) Delegation of Authority to Grant Awards. Subject to and in compliance with applicable law, regulations and exchange listing standards, the Administrator, in its discretion, may delegate to a committee consisting of one or more officers of the Company, including individuals who are subject to the reporting and other provisions of Section 16 of the Exchange Act, all or part of the Administrator’s authority and duties with respect to the granting of Awards to individuals who are (i) not subject to the reporting and other provisions of Section 16 of the Exchange Act and (ii) not members of the delegated committee. Any such delegation by the Administrator shall be made in accordance with applicable law, regulations or stock exchange listing standards. The Administrator may revoke or amend the terms of a delegation at any time but such action shall not invalidate any prior actions of the Administrator’s delegate or delegates that were consistent with the terms of the Plan.
(d) Award Certificate. Awards under the Plan shall be evidenced by Award Certificates that set forth the terms, conditions and limitations for each Award which may include, without limitation, the term of an Award and the provisions applicable in the Service Relationship terminates.
(e) Indemnification. Neither the Board nor the Administrator, nor any member of either or any delegate thereof, shall be liable for any act, omission, interpretation, construction or determination made in good faith in connection with the Plan, and the members of the Board and the Administrator (and any delegate thereof) shall be entitled in all cases to indemnification and reimbursement by the Company in respect of any claim, loss, damage or expense (including, without limitation, reasonable attorneys’ fees) arising or resulting therefrom to the fullest extent permitted by law and/or under the Company’s articles or bylaws or any directors’ and officers’ liability insurance coverage which may be in effect from time to time and/or any indemnification agreement between such individual and the Company.
(f) Non-U.S. Award Recipients. Notwithstanding any provision of the Plan to the contrary, in order to comply with the laws in other countries in which the Company and its Affiliates operate or have employees or other individuals eligible for Awards, the Administrator, in its sole discretion, shall have the power and authority to: (i) determine which Affiliates shall be covered by the Plan; (ii) determine which individuals outside the United States are eligible to participate in the Plan; (iii) modify the terms and conditions of any Award granted to individuals outside the United States to comply with applicable foreign laws; (iv) establish subplans and modify exercise procedures and other terms and procedures, to the extent the Administrator determines such actions to be necessary or advisable (and such subplans and/or modifications shall be attached to this Plan as appendices); provided, however, that no such subplans and/or modifications shall increase the share limitations contained in Section 3(a) hereof; and (v) take any action, before or after an Award is made, that the Administrator determines to be necessary or advisable to obtain approval or comply with any local governmental regulatory exemptions or approvals. Notwithstanding the foregoing, the Administrator may not take any actions hereunder, and no Awards shall be granted, that would violate the Exchange Act or any other applicable United States securities law, the Code, or any other applicable United States governing statute or law.
SECTION 3.	SHARE ISSUABLE UNDER THE PLAN; MERGERS; SUBSTITUTION
(a) Share Issuable.
  (i) Promptly following the Company’s eligibility to register Shares with the Securities and Exchange Commission on Form S-8 (which is expected to occur approximately 60 days following the Closing Date), Awards representing not more than 1,497,727 shares shall be granted to employees, Non-Employee Directors and/or Consultants of the Company and its Affiliates (the “Initial Grants”). The Initial Grants shall be subject to the terms of the Plan and such other vesting or other conditions as the Administrator shall determine.
  (ii) The maximum number of Shares reserved and available for issuance under the Plan shall be comprised of the lessor of (A) (i) the Shares issued in connection with the Initial Grants, plus (ii) an additional 2,396,363 Shares, and (B) 13% of the Company’s Shares outstanding immediately following the Closing Date (the “Initial Limit”), subject to adjustment as provided in this Section 3. The Initial Limit shall automatically increase on January 1 of each year, for a period of not more than 10 years, commencing on January 1, 2024 and ending on (and including) January 1, 2033, by a number of Shares that is no more than 5 percent of the total number of Shares issued and outstanding on the immediately preceding December 31, or such lesser number of Shares as determined by the Administrator (the “Annual Increase”). Subject to such overall limitation, the maximum aggregate number of Shares that may be issued in the form of Incentive Share Options shall not exceed the Initial Limit cumulatively increased on January 1, 2024 and on each January 1 thereafter by the lesser of the Annual Increase for such year or 38,940,900 Shares, subject in all cases to adjustment as provided in this Section 3 (the “ISO Limit”). For purposes of this limitation, the Shares underlying any awards under the Plan that are forfeited, canceled, held back upon exercise of an Option or settlement of an Award to cover the exercise price or tax withholding, reacquired by the Company prior to vesting, satisfied in cash or other property without the issuance of Shares or otherwise terminated (other than by exercise) shall be added back to the Shares available for issuance under the Plan and, to the extent permitted under Section 422 of the Code and the regulations promulgated thereunder, the Shares that may be issued as Incentive Share Options. In the event the Company repurchases Shares on the open market, such Shares shall not be added to the Shares available for issuance under the Plan. Subject to such overall limitations, Shares may be issued up to such maximum number pursuant to any type or types of Award. The shares available for issuance under the Plan may be authorized but unissued Shares or Shares reacquired by the Company. Shares subject to Substitute Awards (as defined in Section 3(e)) will not be deducted from the Initial Limit as increased by the Annual Increase; provided that (i) Substitute Awards issued in connection with the assumption of, or in substitution for, outstanding options intended to qualify as Incentive Stock Options shall be counted against the ISO Limit, and (ii) Shares subject to any Substitute Award may not again be available for issuance under the Plan.
(b) Changes in Shares. Subject to Section 3(c) hereof, if, as a result of any reorganization, recapitalization, reclassification, share dividend, share split, reverse share split or other similar change in the Company’s capital shares, the outstanding Shares are increased or decreased or are exchanged for a different number or kind of shares or other securities of the Company, or additional shares or new or different shares or other securities of the Company or other non-cash assets are distributed with respect to such Shares or other securities, or, if, as a result of any merger or consolidation, sale of all or substantially all of the assets of the Company, the outstanding Shares are converted into or exchanged for securities of the Company or any successor entity (or a parent or subsidiary thereof), the Administrator shall make an appropriate or proportionate adjustment in (i) the maximum number of shares reserved for issuance under the Plan, including the maximum number of shares that may be issued in the form of Incentive Share Options, (ii) the number and kind of shares or other securities subject to any then outstanding Awards under the Plan, (iii) the repurchase price, if any, per share subject to each outstanding Restricted Share Award, and (iv) the exercise price for each share subject to any then outstanding Share Options and Share Appreciation Rights under the Plan, without changing the aggregate exercise price (i.e., the exercise price multiplied by the number of shares subject to Share Options and Share Appreciation Rights) as to which such Share

Options and Share Appreciation Rights remain exercisable. The Administrator shall also make equitable or proportionate adjustments in the number of shares subject to outstanding Awards and the exercise price and the terms of outstanding Awards to take into consideration cash dividends paid other than in the ordinary course or any other extraordinary corporate event. The adjustment by the Administrator shall be final, binding and conclusive. No fractional Shares shall be issued under the Plan resulting from any such adjustment, but the Administrator in its discretion may make a cash payment in lieu of fractional shares.
(c) Mergers and Other Transactions. In the case of and subject to the consummation of a Sale Event, the parties thereto may cause the assumption or continuation of Awards theretofore granted by the successor entity, or the substitution of such Awards with new Awards of the successor entity or parent thereof, with appropriate adjustment as to the number and kind of shares and, if appropriate, the per share exercise prices, as such parties shall agree. To the extent the parties to such Sale Event do not provide for the assumption, continuation or substitution of Awards, upon the effective time of the Sale Event, the Plan and all outstanding Awards granted hereunder shall terminate. In such case, except as may be otherwise provided in the relevant Award Certificate, all Options and Share Appreciation Rights with time-based vesting conditions or restrictions that are not vested and/or exercisable immediately prior to the effective time of the Sale Event shall become fully vested and exercisable as of the effective time of the Sale Event, all other Awards with time-based vesting, conditions or restrictions shall become fully vested and nonforfeitable as of the effective time of the Sale Event, and all Awards with conditions and restrictions relating to the attainment of performance goals may become vested and nonforfeitable in connection with a Sale Event in the Administrator’s discretion or to the extent specified in the relevant Award Certificate. In the event of such termination, (i) the Company shall have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding Options and Share Appreciation Rights, in exchange for the cancellation thereof, in an amount equal to the difference between (A) the Sale Price multiplied by the number of Shares subject to outstanding Options and Share Appreciation Rights (to the extent then exercisable at prices not in excess of the Sale Price) and (B) the aggregate exercise price of all such outstanding Options and Share Appreciation Rights (provided that, in the case of an Option or Share Appreciation Right with an exercise price equal to or greater than the Sale Price, such Option or Share Appreciation Right shall be cancelled for no consideration); or (ii) each grantee shall be permitted, within a specified period of time prior to the consummation of the Sale Event as determined by the Administrator, to exercise all outstanding Options and Share Appreciation Rights (to the extent then exercisable) held by such grantee. The Company shall also have the option (in its sole discretion) to make or provide for a payment, in cash or in kind, to the grantees holding other Awards in an amount equal to the Sale Price multiplied by the number of vested Shares under such Awards.
(d) Maximum Awards to Non-Employee Directors. Notwithstanding anything to the contrary in this Plan, the value of all Awards awarded under this Plan and all other cash compensation paid by the Company to any Non-Employee Director in any calendar year shall not exceed $750,000 USD. For the purpose of this limitation, the value of any Award shall be its grant date fair value, as determined in accordance with ASC 718 or successor provision but excluding the impact of estimated forfeitures related to service-based vesting provisions.
(e) Assumption of Awards by the Company. The Company, from time to time, may substitute or assume outstanding awards granted by another company, whether in connection with an acquisition of such other company or otherwise, by either (a) granting an Award under this Plan in substitution of such other company’s award or (b) assuming such award as if it had been granted under this Plan if the terms of such assumed award could be applied to an Award granted under this Plan (a “Substitute Award”). Such substitution or assumption will be permissible if the holder of the Substitute Award would have been eligible to be granted an Award under this Plan if the other company had applied the rules of this Plan to such grant. The exercise price and the number and nature of Shares issuable upon exercise or settlement of any such Substitute Award will be adjusted appropriately pursuant to Section 424(a) of the Code and/or Section 409A of the Code, as applicable.
SECTION 4.	ELIGIBILITY
Grantees under the Plan will be such employees, Non-Employee Directors or Consultants of the Company and its Affiliates as are selected from time to time by the Administrator in its sole discretion; provided that Awards may not be granted to employees, Directors or Consultants who are providing services only to any “parent” of the Company, as such term is defined in Rule 405 of the Act, and who are subject U.S. income tax, unless (i) the Shares underlying the Awards is treated as “service recipient stock” under Section 409A or (ii) the Company has determined that such Awards are exempt from or otherwise comply with Section 409A.

SECTION 5.	SHARE OPTIONS
(a) Award of Share Options. The Administrator may grant Share Options under the Plan. Any Share Option granted under the Plan shall be in such form as the Administrator may from time to time approve.
Share Options granted under the Plan may be either Incentive Share Options or Non-Qualified Share Options. Incentive Share Options may be granted only to employees of the Company or any Subsidiary that is a “subsidiary corporation” within the meaning of Section 424(f) of the Code. To the extent that any Option does not qualify as an Incentive Share Option, it shall be deemed a Non-Qualified Share Option.
Share Options granted pursuant to this Section 5 shall be subject to the following terms and conditions and shall contain such additional terms and conditions, not inconsistent with the terms of the Plan, as the Administrator shall deem desirable. If the Administrator so determines, Share Options may be granted in lieu of cash compensation at the optionee’s election, subject to such terms and conditions as the Administrator may establish.
(b) Exercise Price. The exercise price per share for the Share covered by a Share Option granted pursuant to this Section 5 shall be determined by the Administrator at the time of grant but shall not be less than 100 percent of the Fair Market Value on the date of grant. In the case of an Incentive Share Option that is granted to a Ten Percent Owner, the exercise price of such Incentive Share Option shall be not less than 110 percent of the Fair Market Value on the grant date. Notwithstanding the foregoing, Share Options may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant or (iii) if the Share Option is otherwise compliant with Section 409A, provided always that the exercise price shall not be less than the par value of each Share being $0.0001 per Share.
(c) Option Term. The term of each Share Option shall be fixed by the Administrator, but no Share Option shall be exercisable more than ten years after the date the Share Option is granted. In the case of an Incentive Share Option that is granted to a Ten Percent Owner, the term of such Share Option shall be no more than five years from the date of grant.
(d) Exercisability; Rights of a Shareholder. Share Options shall become exercisable at such time or times, whether or not in installments, as shall be determined by the Administrator at or after the grant date. The Administrator may at any time accelerate the exercisability of all or any portion of any Share Option. An optionee shall have the rights of a shareholder only as to shares acquired upon the exercise of a Share Option and not as to unexercised Share Options.
(e) Method of Exercise. Share Options may be exercised in whole or in part, by giving written or electronic notice of exercise to the Company, specifying the number of shares to be purchased. Payment of the purchase price may be made by one or more of the following methods except to the extent otherwise provided in the Award Certificate:
  (i) In cash, by certified or bank check or other instrument acceptable to the Administrator;
  (ii) Through the delivery (or attestation to the ownership following such procedures as the Company may prescribe) of Shares that are not then subject to restrictions under any Company plan. Such surrendered shares shall be valued at Fair Market Value on the exercise date;
  (iii) By the optionee delivering to the Company a properly executed exercise notice together with irrevocable instructions to a broker to promptly deliver to the Company cash or a check payable and acceptable to the Company for the purchase price; provided that in the event the optionee chooses to pay the purchase price as so provided, the optionee and the broker shall comply with such procedures and enter into such agreements of indemnity and other agreements as the Company shall prescribe as a condition of such payment procedure; or
  (iv) With respect to Share Options that are not Incentive Share Options, by a “net exercise” arrangement pursuant to which the Company will reduce the number of Shares issuable upon exercise by the largest whole number of shares with a Fair Market Value that does not exceed the aggregate exercise price.
Payment instruments will be received subject to collection. The transfer to the optionee on the records of the Company or of the transfer agent of the Shares to be purchased pursuant to the exercise of a Share Option will be contingent upon receipt from the optionee (or a purchaser acting in his stead in accordance with the provisions of the Share Option) by the Company of the full purchase price for such shares and the fulfillment of any other requirements contained in the Award Certificate or applicable provisions of laws (including the satisfaction of any withholding taxes that the Company is obligated to withhold with respect to the optionee). In the event an optionee chooses to pay the purchase price by previously-owned Shares through the attestation method, the number of Shares transferred to the optionee upon the exercise of the Share Option shall be net of the number of attested shares. In the event that the Company establishes, for itself or using the services of a third party, an automated system for the exercise of Share Options, such as a system using an internet website or interactive voice response, then the paperless exercise of Share Options may be permitted through the use of such an automated system.
(f) Annual Limit on Incentive Share Options. To the extent required for “incentive stock option” treatment under Section 422 of the Code, the aggregate Fair Market Value (determined as of the time of grant) of the Shares with respect to which Incentive Share Options granted under this Plan and any other plan of the Company or its parent and subsidiary corporations become exercisable for the first time by an optionee during any calendar year shall not exceed $100,000. To the extent that any Share Option exceeds this limit, it shall constitute a Non-Qualified Share Option.
SECTION 6.	SHARE APPRECIATION RIGHTS
(a) Award of Share Appreciation Rights. The Administrator may grant Share Appreciation Rights under the Plan. A Share Appreciation Right is an Award entitling the recipient to receive Shares (or cash, to the extent explicitly provided for in the applicable Award Certificate) having a value equal to the excess of the Fair Market Value of a share of Share on the date of exercise over the exercise price of the Share Appreciation Right multiplied by the number of Shares with respect to which the Share Appreciation Right shall have been exercised.
(b) Exercise Price of Share Appreciation Rights. The exercise price of a Share Appreciation Right shall not be less than 100 percent of the Fair Market Value of the Shares on the date of grant. Notwithstanding the foregoing, Share Appreciation Rights may be granted with an exercise price per share that is less than 100 percent of the Fair Market Value on the date of grant (i) pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code, (ii) to individuals who are not subject to U.S. income tax on the date of grant, or (iii) if the Share Appreciation Right is otherwise compliant with Section 409A, provided always that the exercise price shall not be less than the par value of each Share being $0.0001 per Share.
(c) Grant and Exercise of Share Appreciation Rights. Share Appreciation Rights may be granted by the Administrator independently of any Share Option granted pursuant to Section 5 of the Plan.
(d) Terms and Conditions of Share Appreciation Rights. Share Appreciation Rights shall be subject to such terms and conditions as shall be determined on the date of grant by the Administrator. The term of a Share Appreciation Right may not exceed ten years. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees.
SECTION 7.	RESTRICTED SHARE AWARDS
(a) Nature of Restricted Share Awards. The Administrator may grant Restricted Share Awards under the Plan. A Restricted Share Award is any Award of Restricted Shares subject to such restrictions and conditions as the Administrator may determine at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives.
(b) Rights as a Shareholder. Upon the grant of the Restricted Share Award and payment of any applicable purchase price (which shall be not less than the par value of each Share being $0.0001 per Share), a grantee shall have the rights of a shareholder with respect to the voting of the Restricted Shares and receipt of dividends; provided that if the lapse of restrictions with respect to the Restricted Share Award is tied to the attainment of performance goals or other vesting conditions, any dividends paid by the Company during the performance or vesting period shall accrue and shall not be paid to the grantee until and to the extent the performance goals are met or the vesting conditions are satisfied with respect to the Restricted Share Award. Unless the Administrator shall otherwise determine, (i) uncertificated Restricted Shares shall be accompanied by a notation on the records of the Company or the transfer agent to the effect that they are subject to forfeiture until such Restricted Shares are vested as provided in Section 7(d) below, and (ii) certificated Restricted Shares shall remain in the possession of the Company until such Restricted Shares are vested as provided in Section 7(d) below, and the grantee shall be required, as a condition of the grant, to deliver to the Company such instruments of transfer as the Administrator may prescribe.
(c) Restrictions. Restricted Shares may not be sold, assigned, transferred, pledged or otherwise encumbered or disposed of except as specifically provided herein or in the Restricted Share Award Certificate. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, if a grantee’s employment (or other Service Relationship) with the Company and/or its Subsidiaries terminates for any reason, any Restricted Shares that have not vested at the time of termination shall automatically and without any requirement of notice to such grantee from or other action by or on behalf of, the Company be deemed to have been reacquired by the Company at its original purchase price from such grantee or such grantee’s legal representative simultaneously with such termination of employment (or other Service Relationship), and thereafter shall cease to represent any ownership of the Company by the grantee or rights of the grantee as a shareholder. Following such deemed reacquisition of Restricted Shares that are represented by physical certificates, a grantee shall surrender such certificates to the Company upon request without consideration.
(d) Vesting of Restricted Shares. The Administrator at the time of grant shall specify the date or dates and/or the attainment of pre-established performance goals, objectives and other conditions on which the non-transferability of the Restricted Shares and the Company’s right of repurchase or forfeiture shall lapse. Subsequent to such date or dates and/or the attainment of such pre-established performance goals, objectives and other conditions, the shares on which all restrictions have lapsed shall no longer be Restricted Shares and shall be deemed “vested.”
SECTION 8.	RESTRICTED SHARE UNITS
(a) Nature of Restricted Share Units. The Administrator may grant Restricted Share Units under the Plan. A Restricted Share Unit is an Award of share units that may be settled in Shares (or cash, to the extent explicitly provided for in the Award Certificate) upon the satisfaction of such restrictions and conditions at the time of grant. Conditions may be based on continuing employment (or other Service Relationship) and/or achievement of pre-established performance goals and objectives. The terms and conditions of each such Award shall be determined by the Administrator, and such terms and conditions may differ among individual Awards and grantees. Except in the case of Restricted Share Units with a deferred settlement date that complies with Section 409A, at the end of the vesting period, the Restricted Share Units, to the extent vested, shall be settled in the form of Shares. Restricted Share Units with deferred settlement dates are subject to Section 409A and shall contain such additional terms and conditions as the Administrator shall determine in its sole discretion in order to comply with the requirements of Section 409A.
(b) Election to Receive Restricted Share Units in Lieu of Compensation. The Administrator may, in its sole discretion, permit a grantee to elect to receive a portion of future cash compensation otherwise due to such grantee in the form of an award of Restricted Share Units. Any such election shall be made in writing and shall be delivered to the Company no later than the date specified by the Administrator and in accordance with Section 409A, if applicable to a grantee, and such other rules and procedures established by the Administrator. Any such future cash compensation that the grantee elects to defer shall be converted to a fixed number of Restricted Share Units based on the Fair Market Value of Share on the date the compensation would otherwise have been paid to the grantee if such payment had not been deferred as provided herein. The Administrator shall have the sole right to determine whether and under what circumstances to permit such elections and to impose such limitations and other terms and conditions thereon as the Administrator deems appropriate. Any Restricted Share Units that are elected to be received in lieu of cash compensation shall be fully vested, unless otherwise provided in the Award Certificate.
(c) Rights as a Shareholder. A grantee shall have the rights as a shareholder only as to Share acquired by the grantee upon settlement of Restricted Share Units; provided, however, that the grantee may be credited with Dividend Equivalent Rights with respect to the Share units underlying his Restricted Share Units, subject to the provisions of Section 11 and such terms and conditions as the Administrator may determine.
(d) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s right in all Restricted Share Units that have not vested shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and/or its Subsidiaries for any reason.
SECTION 9.	UNRESTRICTED SHARE AWARDS
Grant or Sale of Unrestricted Share. The Administrator may grant (or sell at par value or such higher purchase price determined by the Administrator) an Unrestricted Share Award under the Plan. An Unrestricted Share Award is an Award pursuant to which the grantee may receive Shares free of any restrictions under the Plan. Unrestricted Share Awards may be granted in respect of past services or other valid consideration, or in lieu of cash compensation due to such grantee.
SECTION 10.	CASH-BASED AWARDS
Grant of Cash-Based Awards. The Administrator may grant Cash-Based Awards under the Plan. A Cash-Based Award is an Award that entitles the grantee to a payment in cash upon the attainment of specified performance goals.

The Administrator shall determine the maximum duration of the Cash-Based Award, the amount of cash to which the Cash-Based Award pertains, the conditions upon which the Cash-Based Award shall become vested or payable, and such other provisions as the Administrator shall determine. Each Cash-Based Award shall specify a cash-denominated payment amount, formula or payment ranges as determined by the Administrator. Payment, if any, with respect to a Cash-Based Award shall be made in accordance with the terms of the Award and may be made in cash.
SECTION 11.	DIVIDEND EQUIVALENT RIGHTS
(a) Dividend Equivalent Rights. The Administrator may grant Dividend Equivalent Rights under the Plan. A Dividend Equivalent Right is an Award entitling the grantee to receive credits based on cash dividends that would have been paid on the Shares specified in the Dividend Equivalent Right (or other Award to which it relates) if such shares had been issued to the grantee. A Dividend Equivalent Right may be granted hereunder to any grantee as a component of an award of Restricted Share Units or as a freestanding award. The terms and conditions of Dividend Equivalent Rights shall be specified in the Award Certificate. Dividend equivalents credited to the holder of a Dividend Equivalent Right may be paid currently or may be deemed to be reinvested in additional Shares, which may thereafter accrue additional equivalents. Any such reinvestment shall be at Fair Market Value on the date of reinvestment or such other price as may then apply under a dividend reinvestment plan sponsored by the Company, if any. Dividend Equivalent Rights may be settled in cash or Shares or a combination thereof, in a single installment or installments. A Dividend Equivalent Right granted as a component of an Award of Restricted Share Units shall provide that such Dividend Equivalent Right shall be settled only upon settlement or payment of, or lapse of restrictions on, such other Award, and that such Dividend Equivalent Right shall expire or be forfeited or annulled under the same conditions as such other Award.
(b) Termination. Except as may otherwise be provided by the Administrator either in the Award Certificate or, subject to Section 16 below, in writing after the Award is issued, a grantee’s rights in all Dividend Equivalent Rights shall automatically terminate upon the grantee’s termination of employment (or cessation of Service Relationship) with the Company and its Subsidiaries for any reason.
SECTION 12.	Transferability of Awards
(a) Transferability. Except as provided in Section 12(b) below, during a grantee’s lifetime, his or her Awards shall be exercisable only by the grantee, or by the grantee’s legal representative or guardian in the event of the grantee’s incapacity. No Awards shall be sold, assigned, transferred or otherwise encumbered or disposed of by a grantee other than by will or by the laws of descent and distribution or pursuant to a domestic relations order. No Awards shall be subject, in whole or in part, to attachment, execution, or levy of any kind, and any purported transfer in violation hereof shall be null and void.
(b) Administrator Action. Notwithstanding Section 12(a), the Administrator, in its discretion, may provide either in the Award Certificate regarding a given Award or by subsequent written approval that the grantee (who is an employee or director) may transfer his or her Non-Qualified Share Options to his or her immediate family members, to trusts for the benefit of such family members, or to partnerships in which such family members are the only partners, provided that the transferee agrees in writing with the Company to be bound by all of the terms and conditions of this Plan and the applicable Award. In no event may an Award be transferred by a grantee for value.
(c) Family Member. For purposes of Section 12(b), “family member” shall mean a grantee’s child, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, sibling, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law, or sister-in-law, including adoptive relationships, any person sharing the grantee’s household (other than a tenant of the grantee), a trust in which these persons (or the grantee) have more than 50 percent of the beneficial interest, a foundation in which these persons (or the grantee) control the management of assets, and any other entity in which these persons (or the grantee) own more than 50 percent of the voting interests.
(d) Designation of Beneficiary. To the extent permitted by the Company, each grantee to whom an Award has been made under the Plan may designate a beneficiary or beneficiaries to exercise any Award or receive any payment under any Award payable on or after the grantee’s death. Any such designation shall be on a form provided for that purpose by the Administrator and shall not be effective until received by the Administrator. If no beneficiary has been designated by a deceased grantee, or if the designated beneficiaries have predeceased the grantee, the beneficiary shall be the grantee’s estate.

SECTION 13.	TAX WITHHOLDING
(a) Payment by Grantee. Each grantee shall, no later than the date as of which the value of an Award or of any Share or other amounts received thereunder first becomes includable in the gross income of the grantee for Federal income tax purposes, pay to the Company, or make arrangements satisfactory to the Administrator regarding payment of, any Federal, state, foreign or local taxes of any kind required by law to be withheld by the Company with respect to such income. The Company and its Subsidiaries shall, to the extent permitted by law, have the right to deduct any such taxes from any payment of any kind otherwise due to the grantee. The Company’s obligation to deliver evidence of book entry (or share certificates) to any grantee is subject to and conditioned on tax withholding obligations being satisfied by the grantee.
(b) Payment in Share. The Administrator may require the Company’s tax withholding obligation to be satisfied, in whole or in part, by the Company withholding from Shares to be issued pursuant to any Award a number of shares with an aggregate Fair Market Value (as of the date the withholding is effected) that would satisfy the withholding amount due; provided, however, that the amount withheld does not exceed the maximum statutory tax rate or such lesser amount as is necessary to avoid liability accounting treatment. For purposes of share withholding, the Fair Market Value of withheld shares shall be determined in the same manner as the value of Shares includible in income of the grantees. The Administrator may also require the Company’s tax withholding obligation to be satisfied, in whole or in part, by an arrangement whereby a certain number of Shares issued pursuant to any Award are immediately sold and proceeds from such sale are remitted to the Company in an amount that would satisfy the withholding amount due.
SECTION 14.	Section 409A awards
Awards are intended to be exempt from Section 409A to the greatest extent possible and to otherwise comply with Section 409A. The Plan and all Awards shall be interpreted in accordance with such intent. To the extent that any Award is determined to constitute “nonqualified deferred compensation” within the meaning of Section 409A (a “409A Award”), the Award shall be subject to such additional rules and requirements as specified by the Administrator from time to time in order to comply with Section 409A. Notwithstanding anything herein to the contrary, any provision in this Plan that is inconsistent with Section 409A shall be deemed to be amended to comply with or be exempt from Section 409A and, to the extent such provision cannot be amended to comply therewith or be exempt therefrom, such provision shall be null and void. The Company shall have no liability to a Participant, or any other party, if an Award that is intended to be exempt from, or compliant with, Section 409A is not so exempt or compliant or for any action taken by the Administrator or the Company and, in the event that any amount or benefit under this Plan becomes subject to penalties under Section 409A, responsibility for payment of such penalties shall rest solely with the affected Participants and not with the Company.
If any amount under a 409A Award is payable upon a “separation from service” (within the meaning of Section 409A) to a grantee who is then considered a “specified employee” (within the meaning of Section 409A), then no such payment shall be made prior to the date that is the earlier of (i) six months and one day after the grantee’s separation from service, or (ii) the grantee’s death, but only to the extent such delay is necessary to prevent such payment from being subject to interest, penalties and/or additional tax imposed pursuant to Section 409A. Further, the settlement of any 409A Award may not be accelerated except to the extent permitted by Section 409A.
Notwithstanding anything herein to the contrary, neither this Section 14 nor any other provision of the Plan relating to Section 409A shall apply to grantees who are foreign nationals, are employed or subject to tax laws outside of the United States and are not subject to Section 409A or to Awards granted to or held by such grantees.
SECTION 15.	TERMINATION OF SERVICE RELATIONSHIP, TRANSFER, LEAVE OF ABSENCE, ETC.
(a) Termination of Service Relationship. If the grantee’s Service Relationship is with an Affiliate and such Affiliate ceases to be an Affiliate, the grantee shall be deemed to have terminated his or her Service Relationship for purposes of the Plan.
(b) For purposes of the Plan, the following events shall not be deemed a termination of a Service Relationship:
  (i) a transfer to the employment of the Company from an Affiliate or from the Company to an Affiliate, or from one Affiliate to another; or

  (ii) an approved leave of absence for military service or sickness, or for any other purpose approved by the Company, if the employee’s right to re-employment is guaranteed either by a statute or by contract or under the policy pursuant to which the leave of absence was granted or if the Administrator otherwise so provides in writing.
SECTION 16.	AMENDMENTS AND TERMINATION
The Board may, at any time, amend or discontinue the Plan and the Administrator may, at any time, amend or cancel any outstanding Award for the purpose of satisfying changes in law or for any other lawful purpose, but no such action shall materially and adversely affect rights under any outstanding Award without the holder’s consent. The Administrator is specifically authorized to exercise its discretion to reduce the exercise price of outstanding Stock Options or Stock Appreciation Rights or effect the repricing of such Awards through cancellation and re-grants. To the extent required under the rules of any securities exchange or market system on which the Shares are listed, to the extent determined by the Administrator to be required by the Code to ensure that Incentive Share Options granted under the Plan are qualified under Section 422 of the Code, Plan amendments shall be subject to approval by Company shareholders. Nothing in this Section 16 shall limit the Administrator’s authority to take any action permitted pursuant to Section 3(b) or 3(c).
SECTION 17.	STATUS OF PLAN
With respect to the portion of any Award that has not been exercised and any payments in cash, Shares or other consideration not received by a grantee, a grantee shall have no rights greater than those of a general creditor of the Company unless the Administrator shall otherwise expressly determine in connection with any Award or Awards. In its sole discretion, the Administrator may authorize the creation of trusts or other arrangements to meet the Company’s obligations to deliver Shares or make payments with respect to Awards hereunder, provided that the existence of such trusts or other arrangements is consistent with the foregoing sentence.
SECTION 18.	GENERAL PROVISIONS
(a) No Distribution. The Administrator may require each person acquiring Shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to distribution thereof.
(b) Issuance of Shares. To the extent certificated, share certificates to grantees under this Plan shall be deemed delivered for all purposes when the Company or a share transfer agent of the Company shall have mailed such certificates in the mail, addressed to the grantee, at the grantee’s last known address on file with the Company. Uncertificated Share shall be deemed delivered for all purposes when the Company or a Share transfer agent of the Company shall have given to the grantee by electronic mail (with proof of receipt) or by mail, addressed to the grantee, at the grantee’s last known address on file with the Company, notice of issuance and recorded the issuance in its records (which may include electronic “book entry” records). Notwithstanding anything herein to the contrary, the Company shall not be required to issue or deliver any evidence of book entry or certificates evidencing Shares pursuant to the exercise or settlement of any Award, unless and until the Administrator has determined, with advice of counsel (to the extent the Administrator deems such advice necessary or advisable), that the issuance and delivery is in compliance with all applicable laws, regulations of governmental authorities and, if applicable, the requirements of any exchange on which the Shares are listed, quoted or traded. Any Shares issued pursuant to the Plan shall be subject to any stop-transfer orders and other restrictions as the Administrator deems necessary or advisable to comply with federal, state or foreign jurisdiction, securities or other laws, rules and quotation system on which the Share is listed, quoted or traded. The Administrator may place legends on any Shares certificate or notations on any book entry to reference restrictions applicable to the Shares. In addition to the terms and conditions provided herein, the Administrator may require that an individual make such reasonable covenants, agreements, and representations as the Administrator, in its discretion, deems necessary or advisable in order to comply with any such laws, regulations, or requirements. The Administrator shall have the right to require any individual to comply with any timing or other restrictions with respect to the settlement or exercise of any Award, including a window-period limitation, as may be imposed in the discretion of the Administrator.
(c) Shareholder Rights. Until Shares are deemed delivered in accordance with Section 18(b), no right to vote or receive dividends or any other rights of a shareholder will exist with respect to Shares to be issued in connection with an Award, notwithstanding the exercise of a Share Option or any other action by the grantee with respect to an Award.
(d) Other Compensation Arrangements; No Employment Rights. Nothing contained in this Plan shall prevent the Board from adopting other or additional compensation arrangements, including trusts, and such arrangements may be either generally applicable or applicable only in specific cases. The adoption of this Plan and the grant of Awards do not confer upon any employee any right to continued employment with the Company or any Subsidiary.
(e) Trading Policy Restrictions. Option exercises and other Awards under the Plan shall be subject to the Company’s insider trading policies and procedures, as in effect from time to time.
(f) Clawback Policy. A grantee’s rights with respect to any Award hereunder shall in all events be subject to reduction, cancellation, forfeiture or recoupment to the extent necessary to comply with (i) any right that the Company may have under any Company clawback, forfeiture or recoupment policy as in effect from time to time or other agreement or arrangement with a grantee, or (ii) applicable law.
SECTION 19.	EFFECTIVE DATE OF PLAN
This Plan shall become effective upon the date immediately preceding the Closing Date subject to prior shareholder approval in accordance with applicable state law, the Company’s bylaws and articles of incorporation, and applicable stock exchange rules. No grants of Share Options and other Awards may be made hereunder after the tenth anniversary of the Effective Date and no grants of Incentive Share Options may be made hereunder after the tenth anniversary of the date the Plan is approved by the Board.
SECTION 20.	GOVERNING LAW
This Plan and all Awards and actions taken thereunder shall be governed by, and construed in accordance with the laws of the Republic of Ireland, applied without regard to conflict of law principles.
DATE APPROVED BY BOARD OF DIRECTORS:
DATE APPROVED BY SHAREHOLDERS:

ANNEX H
Form of Voluntary Escrow Deed

Voluntary escrow deed [insert name]
The party specified in Item 1 of Schedule 1 (Holder)

The party specified in Item 3 of Schedule 1(Controller)

Carbon Revolution Limited ACN 128 274 653 (Company)

80 Collins Street Melbourne Vic 3000 Australia	T +61 3 9288 1234 F +61 3 9288 1567
GPO Box 128 Melbourne Vic 3001 Australia	herbertsmithfreehills.com

Voluntary escrow deed

Date ►	2022

Between the parties

Company	Carbon Revolution Limited
ACN 128 274 653 of Building NR Geelong Technology Precinct, 75 Pigdons Road, Waurn Ponds Victoria 3216

Holder	The party identified in Item 1 of Schedule 1

Controller	The party identified in Item 3 of Schedule 1

This deed witnesses as follows:

1 Definitions and interpretation
1 Definitions and interpretation
1.1	Definitions
The meanings of the terms used in this deed are set out below.
Term	Meaning
Affiliate
any other person which directly or indirectly through one or more intermediaries controls, or is controlled by, or is under common control with, the Holder or the Controller, as applicable (for the purposes of this definition, control of a person means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such person, whether through the ownership of voting securities, by agreement or otherwise, and controlled has a corresponding meaning), and Affiliated has the corresponding meaning.

ASIC	the Australian Securities and Investments Commission.

ASX	ASX Limited (ACN 008 624 691) or the market it operates, as the context requires.

ASX Settlement	ASX Settlement Pty Ltd (ABN 49 008 504 532).

Business Day	a day on which banks are open for business in Melbourne, other than a Saturday, Sunday or public holiday in Melbourne.

Business Hour	9.00am to 5.00pm on any Business Day.

Controller	the party specified in Item 3 of Schedule 1.

Controller Interest
in respect of a Controller, the securities, economic interests or other interests in the Holder or the Restricted Shares in which the Controller has a direct or indirect interest and each intermediate entity through which that interest occurs, as set out in Item 3 of Schedule 1.

Corporations Act	Corporations Act 2001 (Cth).

Dealing	in respect of any Restricted Share or Controller Interest, means to directly or indirectly:

1
sell, assign, transfer or otherwise Dispose of, or agree or offer to sell, assign, transfer or otherwise Dispose of, that Restricted Share or Controller Interest or any legal, beneficial or economic interest in that Restricted Share or Controller Interest;

2
create, or agree or offer to create, any Security Interest in that Restricted Share or Controller Interest or any legal, beneficial or economic interest in that Restricted Share or Controller Interest;

	3	enter into any option which, if exercised, enables or requires the relevant security holder to sell, assign, transfer or otherwise Dispose of that Restricted Share or Controller Interest; or

4
do, or omit to do, any act if the act or omission would have the effect of transferring effective ownership or control of that Restricted Share or Controller Interest or any legal, beneficial or economic interest in that Restricted Share or Controller Interest.

Deal and Dealt each have a corresponding meaning.

Dispose	has the meaning given to that term in the Listing Rules.

Escrow Period	the period set out in Item 2 of Schedule 1.

Effective Date	has the meaning given to that term in the SID.

Governmental Agency
any government (in any jurisdiction, whether federal, state, territorial or local), or representative of a government (including any minister, department, office, commission, delegate, instrumentality, agency, board, authority or organisation of any government or in which any government is interested) or any governmental, semi-governmental, administrative, fiscal, regulatory, self-regulatory or judicial body, department, commission, authority, tribunal, agency, competition authority or entity in Australia. It includes without limitation, ASIC, any non-government regulatory authority including the ASX and any other stock exchange.

Holder	the party specified in Item 1 of Schedule 1.

Holding Lock	has the meaning in Section 2 of the Settlement Operating Rules.

Issuer Sponsored Subregister	the part of the Company’s register for shares that is administered by the Company (and not ASX Settlement) and records uncertificated holdings of Shares.

Listing Rules
the listing rules of the ASX (or such other financial market on which the Company is listed) and any other rules of the ASX (or such other financial market on which the Company is listed) that are applicable while the Company is admitted to the official list of the ASX (or such other financial market on which the Company is listed), each as amended or replaced from time to time, except to the extent of any express written waiver by the ASX (or such other financial market on which the Company is listed).

Restricted Shares	1	all of the Shares in the Company held by the Holder on the date of this deed;

	2	any securities in the Company attaching to or arising out of those Shares; and

	3	any securities convertible into or exchangeable for Shares.

Scheme	the scheme of arrangement under Part 5.1 of the Corporations Act between Carbon Revolution and the Scheme Shareholders.

Scheme Shareholders	has the meaning given in the SID.

Security Interest	an interest or power:

	1	reserved in or over an interest in any securities including, but not limited to, any retention of title;

	2	created or otherwise arising in or over any interest in any securities under a bill of sale, mortgage, charge, lien, pledge, trust or power, and

	3	any agreement to grant or create any interest or power referred to in paragraphs 1 or 2 of this definition.

Settlement Operating Rules	means the operating rules of ASX Settlement.

Share	a fully paid ordinary share in the Company.

SID
the scheme implementation deed between the Company, Twin Ridge Capital Acquisition Corp (a Cayman Islands Corporation) and Poppetell Limited (a private limited company incorporated in Ireland with registered number 607450) to be dated on or about the date of this deed.

Trading Day	a ‘trading day’ as defined in the Listing Rules.

Voluntary Escrow Deed	a voluntary escrow deed entered into in connection with the Scheme.

1.2	Interpretation
In this deed including the recitals unless the contrary intention appears:
(a)	the singular includes the plural and vice versa;
(b)	a reference to a party includes its successors, personal representatives and transferees;
(c)	words and expressions defined in the Listing Rules, and not in this deed, have the meanings given to them in the Listing Rules;
(d)	every warranty or agreement (express or implied) in which more than one person is joined, binds them individually and any combination of them as a group;
(e)
references to “applicable law” include all laws and regulations of jurisdictions applicable to the Company, or its related bodies corporate, as the case may be (including the Corporations Act and any other laws and regulations of a jurisdiction outside Australia), and rules, policies, official directives, orders or requirements of any Governmental Agency, including the Listing Rules, Settlement Operating Rules and the applicable listing requirements of the ASX, except to the extent compliance is modified, waived or exempted in favour of a person in the relevant circumstances; and

(f)	the schedules form part of this deed.
1.3	Compliance with Listing Rules
For so long as the Company is listed on the official list of the ASX:
(a)	notwithstanding anything contained in this deed, if the Listing Rules prohibit an act being done, that act must not be done;
(b)	nothing contained in this deed prevents an act being done that the Listing Rules require to be done;
(c)	if the Listing Rules require an act to be done or not to be done, authority is given for that act to be done or not to be done (as the case may be);
(d)	if the Listing Rules require this deed to contain a provision and it does not contain such a provision, this deed is deemed to contain that provision;
(e)	if the Listing Rules require this deed not to contain a provision and it contains such a provision, this deed is deemed not to contain that provision; and
(f)	if any provision of this deed is or becomes inconsistent with the Listing Rules, this deed is deemed not to contain that provision to the extent of the inconsistency.

2 Escrow
2 Escrow
2.1	Holder restrictions during Escrow Period
Subject to clause 2.4, the Holder must not Deal in the Restricted Shares during the Escrow Period.
2.2	Controller restrictions during Escrow Period
Subject to clause 2.4, the Controller must not Deal in the Controller Interests during the Escrow Period.
2.3	Escrow restrictions
The parties acknowledge and agree that:
(a)	the Restricted Shares will be registered and held for the Holder on the Issuer Sponsored Subregister;
(b)	the Company will apply a Holding Lock to the Restricted Shares and the Holder hereby agrees to the application of the Holding Lock; and
(c)	the Company will do all things necessary to ensure that the Holding Lock is released:
(1)	to the extent necessary to permit Dealings in Restricted Shares permitted by this deed; and
(2)	in full at the conclusion of the Escrow Period,
including notifying ASX that the Restricted Shares will be released from the Holding Lock, in accordance with the timing requirements set out in Listing Rule 3.10A.
2.4	Exceptions
(a)
During the Escrow Period, with the prior approval of the Board, the Holder or a Controller may Deal in any of its Restricted Shares or Controller Interests (as relevant) in any of the following circumstances:

(1)
to fund the liability associated with any tax, duty, levy, fee, penalty or charge imposed by any Governmental Agency on the Holder or Controller in connection with any securities issued under any executive or employee incentive plan of the Company; and

(2)	to realise a maximum of A$100,000.
(b)
During the Escrow Period, the Holder or a Controller may Deal in any of its Restricted Shares or Controller Interests (as relevant) to the extent the Dealing is required in connection with the Scheme or contemplated by the SID.

(c)
During the Escrow Period, the Holder or a Controller may Deal in any of its Restricted Shares or Controller Interests (as relevant) if the Dealing arises solely as a result of a requirement of applicable law (including an order of a court of competent jurisdiction);

(d)
During the Escrow Period, the Holder and the Controller may grant a Security Interest over any (or all) of the Restricted Shares or Controller Interests (as applicable) to a bona fide third party financial institution (Financial Institution) as security for a loan, hedge or other financial accommodation provided that:

(1)
the Security Interest does not in any way constitute a direct or indirect disposal of (or Dealing in, other than for part 2 of the definition of “Dealing”) the economic interests, or a decrease of an economic interest, that the Holder or Controller (as applicable) has in any Restricted Shares or Controller Interests (as applicable);

(2)	no Restricted Shares or Controller Interests (as applicable) are to be transferred or delivered to the Financial Institution or any other person in connection with the Security Interest; and

(3)
the Financial Institution agrees that the Restricted Shares or Controller Interests (as applicable) are to remain in escrow and be subject to the terms of this deed as if the Financial Institution were a party to this deed.

(e)
During the Escrow Period, the Holder and the Controller may dispose of any or all Restricted Shares or Controller Interests (as applicable) to an Affiliate of the Holder or Controller (as applicable) provided that such Affiliate transferee agrees to be bound by the terms and conditions of this deed by entering into such further agreements as the Company may reasonably require.

2.5	Notice
If the Holder or Controller becomes aware:
(a)	that a Dealing in any Restricted Shares or Controller Interests has occurred, or is likely to occur, during the Escrow Period; or
(b)	of any matter which is likely to give rise to a Dealing in any Restricted Shares or Controller Interests during the Escrow Period, it must notify the Company as soon as practicable after becoming aware of the actual or potential Dealing or the matters giving rise to the actual or potential Dealing, providing full details. 3 Termination
3 Termination
This deed terminates automatically if the SID terminates.
4 Warranties and acknowledgment
4.1	Giving of warranties
The Holder and the Controller each give the warranties and representations in favour of the Company as at:
(a)	the date of this deed; and
(b)	at all times until expiry of the Escrow Period.
4.2	Warranties
Each of the Holder and Controller represents, warrants and undertakes that:
(a)
it has full power and authority, without the consent of any other person, to enter into and perform its obligations under this deed (including, if the Holder or Controller have entered into this deed as a trustee (Trustee), under the trust deed for the relevant trust (Trust));

(b)	it has taken all necessary action to authorise the execution, delivery and performance of this deed in accordance with its terms;
(c)	this deed constitutes legal, valid and binding obligations and, subject to any necessary stamping and registration, is enforceable in accordance with its terms;
(d)	the execution, delivery and performance by it of this deed does not and will not violate, breach or result in a contravention of:
(1)	any applicable law, regulation or authorisation;
(2)	its constitution or other constituent documents (or, if the Holder or Controller is a Trustee, the trust deed for the Trust); or

(3)	any agreement, undertaking, Security Interest or document that is binding on it;
(e)	prior to the Escrow Period, it has not done, or omitted to do, any act that would result in it Dealing in Restricted Shares such that it will take effect during the Escrow Period;
(f)
with the exception of a Security Interest that is granted in accordance with clause 2.4(d), the Restricted Shares are free from all Security Interests and other third party interests or rights and will remain so during the Escrow Period;

(g)	there is no person who has any economic or beneficial interest in the equity or Restricted Shares of the Holder other than the Controller;
(h)	subject to any exceptions in clause 2.4, the Holder will hold the Restricted Shares and the Controller will hold the Controller Interests at all times during the Escrow Period;
(i)	the Restricted Shares are all the securities, economic interests or other interests that the Holder has directly or indirectly in the Company;
(j)	the Controller Interests are all the securities, economic interests or other interests in the Holder or the Restricted Shares in which the Controller has an interest;
(k)	if the Holder or Controller is a Trustee, the Trustee is the trustee of the Trust and, to the best of its knowledge and belief, there is no proposal to remove it as trustee of the Trust;
(l)	if the Holder or Controller is a Trustee:
(1)
the Holder or Controller has the right to be fully indemnified out of the assets of the Trust in respect of any liability arising under, or in connection with, this deed and the right has not been modified, released or diminished in any way. The assets of the Trust are sufficient to satisfy that right in full and the Holder or Controller has not released or disposed of its equitable lien over that trust; and

(2)	the Trust has not been terminated and there is no effective proposal or requirement to wind up, deregister, terminate, reconstitute or resettle the Trust.4 Warranties and acknowledgment
4.3	Acknowledgment
The Holder and the Controller each acknowledge that a breach of any of the representations and warranties set out in this clause 4 is a breach of this deed.
4.4	Survival of representations and warranties
The representations and warranties in this clause 4 survive termination of this deed.

5 Consequences of breaching this deed
5 Consequences of breaching this deed
(a)	If the Holder or Controller breaches this deed (a Defaulting Party), each of the following applies:
(1)	the Company may take the steps necessary to enforce the deed, or to rectify the breach, as soon as practicable after becoming aware of the breach; and
(2)
the Company may, in addition to its other rights and remedies, refuse to acknowledge, deal with, accept or register any sale, assignment, transfer or conversion of any of the Defaulting Party’s Restricted Shares (this is in addition to other rights and remedies of the Company).

(b)
If the Holder or Controller breach this deed, the Holder and Controller each acknowledge and agree that such a breach could cause substantial commercial and financial detriment to the Company and other third parties.

(c)
The parties agree that damages would be an insufficient remedy for breach of clause 2.1 or clause 2.2 and each of the Holder and Controller agrees that the Company is entitled to seek and obtain an injunction or specific performance to enforce the Holder or Controller’s obligation under clause 2.1 or clause 2.2 without proof of actual damage and without prejudice to any of its other rights or remedies.

6 Amendment
This deed may not be amended without the prior written consent of the parties.
7 General
7.1	Governing law and jurisdiction
(a)	This deed is governed by the laws of Victoria, Australia.
(b)	Each of the parties irrevocably submits to the non-exclusive jurisdiction of the courts of Victoria, Australia.
(c)	Each of the parties irrevocably waives any objection to the venue of any legal process on the basis that the process has been brought in an inconvenient forum.
(d)
Each of the parties irrevocably waives any immunity in respect of its obligations under this deed which that party may acquire from the jurisdiction of any court or any legal process for any reason including, but not limited to, the service of notice, attachment prior to judgment, attachment in aid of execution or execution.

7.2	Counterparts
This deed may be executed in any number of counterparts.
7.3	Further assurances
Each party must do all things and execute all further documents required to give full effect to this deed.
7.4	Notices
A Notice is regarded as given by a party to another party, at the time of:
(a)	delivery of that Notice to the address of the other party; or
(b)	by sending an email to the email address specified in the address of that other party, unless in the case of a transmission sent by email the sender does not receive an automated message that the email has not been delivered.

7 General
7.5	Time of Essence
Time is of the essence to this deed.
Schedule 1
Details
Item 1	1 Holder	[insert]
	2 Holder address	of [insert]
	3 Holder email address	[insert]

Item 2	Escrow Period	from the date of this deed until the Effective Date of the Scheme.

Item 3	Controller	[insert if applicable]
	Controller Interests	[insert if applicable]

Signing page
Executed as a deed
Carbon Revolution
Signed sealed and delivered by
Carbon Revolution Limited
under section 127 of the Corporations Act 2001 (Cth)
by
sign here ►		sign here ►
	Company Secretary/Director		Director
print name		print name
Holder
Signed sealed and delivered by
[insert]
sign here ►

print name
Holder

Signed sealed and delivered by
[insert]
under section 127 of the Corporations Act 2001 (Cth)
by
sign here ►		sign here ►
	Company Secretary/Director		Director
print name		print name
Controller

Signed sealed and delivered by
[insert details]
sign here ►

print name

Annex I
STANDBY EQUITY PURCHASE AGREEMENT
THIS STANDBY EQUITY PURCHASE AGREEMENT (this “Agreement”) dated as of November 28, 2022 is made by and between YA II PN, LTD., a Cayman Islands exempt limited partnership (the “Investor”), and TWIN RIDGE CAPITAL ACQUISITION CORP., a company incorporated under the laws of the Cayman Islands (the “Company”).
WHEREAS, the parties desire that, upon the terms and subject to the conditions contained herein, the Company, upon closing of the Business Combination (as defined below), shall have the right to issue and sell to the Investor, from time to time as provided herein, and the Investor shall purchase from the Company, up to the lesser of (i) $60 million in aggregate gross purchase price of newly issued shares of the Company’s common stock, par value $0.0001 per share (the “Common Shares”), and (ii) (to the extent applicable) the Exchange Cap (as defined below); and
WHEREAS, upon the closing of the Business Combination, the Common Shares of the combined entity will be listed for trading on a United States national exchange; and
WHEREAS, the offer and sale of the Common Shares issuable hereunder will be made in reliance upon Section 4(a)(2) under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder (the “Securities Act”), or upon such other exemption from the registration requirements of the Securities Act as may be available with respect to any or all of the transactions to be made hereunder.
NOW, THEREFORE, the parties hereto agree as follows:
Article I. Certain Definitions
Section 1.01 “Additional Shares” shall have the meaning set forth in Section 2.01(f).
Section 1.02 “Adjusted Advance Amount” shall have the meaning set forth in Section 2.01(f)(i).
Section 1.03 “Advance” shall mean any issuance and sale of Advance Shares from the Company to the Investor pursuant to Article II hereof.
Section 1.04 “Advance Date” shall mean the 1st Trading Day after expiration of the applicable Pricing Period for each Advance.
Section 1.05 “Advance Notice” shall mean, as applicable, an Option 1 Advance Notice in the form of Exhibit A attached hereto or an Option 2 Advance Notice in the form of Exhibit B attached hereto, and delivered to the Investor hereto.
Section 1.06 “Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 2.01(b) and Section 2.01(c), as applicable, of this Agreement) an Advance Notice to the Investor, subject to the terms of this Agreement.
Section 1.07 “Advance Shares” shall mean the Common Shares that the Company desires to issue and sell to the Investor as requested by the Company pursuant to an Advance Notice.
Section 1.08 “Affiliate” shall have the meaning set forth in Section 3.07.
Section 1.09 “Agreement” shall have the meaning set forth in the preamble of this Agreement.
Section 1.10 “Applicable Laws” shall mean all applicable laws, statutes, rules, regulations, orders, executive orders, directives, policies, guidelines and codes having the force of law, whether local, national, or international, as amended from time to time, including without limitation (i) all applicable laws that relate to money laundering, terrorist financing, financial record keeping and reporting, (ii) all applicable laws that relate to anti-bribery, anti-corruption, books and records and internal controls, including the United States Foreign Corrupt Practices Act of 1977, and (iii) any Sanctions laws.
Section 1.11 “Average Price” shall mean a price per Share (rounded to the nearest tenth of a cent) equal to the quotient obtained by dividing (i) the aggregate gross purchase price paid by the Investor for all Shares purchased pursuant to this Agreement by (ii) the aggregate number of Shares issued pursuant to this Agreement.
Section 1.12 “Black Out Period” shall have the meaning set forth in Section 6.02(a).

Section 1.13 “Business Combination” shall mean the transactions contemplated by that certain Business Combination Agreement and Scheme Implementation Deed, each dated on or about the date hereof (collectively, the “Merger Agreement”), by and among the Company and other parties thereto, pursuant to which the Company and Carbon Revolution Limited (the “Target”) have agreed to consummate a business combination, pursuant to the terms and condition in the Merger Agreement.
Section 1.14 “Claim” shall have the meaning set forth in Section 12.07.
Section 1.15 “Closing” shall have the meaning set forth in Section 2.02.
Section 1.16 “Commitment Amount” shall mean $60,000,000 of Common Shares, provided that, the Company shall not issue and sell any Common Shares pursuant to this Agreement, and the Investor shall not purchase any Common Shares pursuant to this Agreement to the extent (but only to the extent) that after giving effect to such purchase and sale the aggregate number of Common Shares that would be issued pursuant to this Agreement would exceed 19.9% of the number of issued and outstanding Common Shares as of the Effective Date calculated in accordance with the applicable rules of the Principal Market (such maximum number of shares, the “Exchange Cap”) provided further that, the Exchange Cap will not apply (a) if the Company’s stockholders have approved issuances in excess of the Exchange Cap in accordance with the rules of the Principal Market or (b) solely to the extent that (and only for so long as) the Average Price (including any sales covered by an Advance Notice that has been delivered prior to the determination of whether this clause (b) applies) equals or exceeds the lower of (i) the NYSE Official Closing Price (as reflected on NYSE.com) immediately preceding the Effective Date; or (ii) the average NYSE Official Closing Price for the five Trading Days immediately preceding the Effective Date.
Section 1.17 “Commitment Fee Shares” shall have the meaning set forth in Section 12.05.
Section 1.18 “Commitment Period” shall mean the period commencing on the Effective Date and expiring upon the date of termination of this Agreement in accordance with Section 10.01.
Section 1.19 “Common Shares” shall have the meaning set forth in the recitals of this Agreement.
Section 1.20 “Company” shall have the meaning set forth in the preamble of this Agreement.
Section 1.21 “Company Indemnitees” shall have the meaning set forth in Section 5.02.
Section 1.22 “Condition Satisfaction Date” shall have the meaning set forth in Section 7.01.
Section 1.23 “Daily Traded Volume” shall mean the daily trading volume of the Company’s Common Shares on the Principal Market during regular trading hours as reported by Bloomberg L.P.
Section 1.24 “Effective Date” shall mean the sixth (6th) Trading Day following the date of closing of the Business Combination.
Section 1.25 “Environmental Laws” shall have the meaning set forth in Section 4.13.
Section 1.26 “Exchange Act” shall mean the U.S. Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.
Section 1.27 “Exchange Cap” shall have the meaning set forth in Section 1.16.
Section 1.28 “Excluded Day” shall have the meaning set forth in Section 2.01(f)(i).
Section 1.29 “GAAP” shall have the meaning set forth in Section 4.06.
Section 1.30 “Hazardous Materials” shall have the meaning set forth in Section 4.13.
Section 1.31 “Indemnified Liabilities” shall have the meaning set forth in Section 5.01.
Section 1.32 “Investor” shall have the meaning set forth in the preamble of this Agreement.
Section 1.33 “Investor Indemnitees” shall have the meaning set forth in Section 5.01.
Section 1.34 “Market Price” shall mean an Option 1 Market Price or Option 2 Market Price, as applicable.
Section 1.35 “Material Adverse Effect” shall mean any event, occurrence or condition that has had or would reasonably be expected to have (i) a material adverse effect on the legality, validity or enforceability of this Agreement or the transactions contemplated herein, (ii) a material adverse effect on the results of operations, assets, business or condition (financial or otherwise) of the Company and its Subsidiaries, taken as a whole, or (iii) a material adverse effect on the Company’s ability to perform in any material respect on a timely basis its obligations under this Agreement.
Section 1.36 “Material Outside Event” shall have the meaning set forth in Section 6.08.
Section 1.37 “Maximum Advance Amount” in respect of each Advance Notice, means the greater of: (i) an amount equal to one hundred percent (100%) of the aggregate Daily Traded Volume of Common Shares on the Company’s Principal Market for the five (5) Trading Days immediately preceding an Advance Notice and (ii) $10,000,000.
Section 1.38 “Merger Agreement” shall have the meaning set forth in Section 1.13.
Section 1.39 “Minimum Acceptable Price” or “MAP” shall mean the minimum price notified by the Company to the Investor in an Option 2 Advance Notice, if applicable.
Section 1.40 “New York Stock Exchange” shall mean the New York Stock Exchange.
Section 1.41 “OFAC” shall have the meaning set forth in Section 4.29.
Section 1.42 “Option 1 Advance Notice” shall mean a written notice in the form of Exhibit A attached hereto to the Investor executed by an officer of the Company and setting forth the amount of an Advance that the Company desires to issue and sell to the Investor pursuant to Section 2.01(b).
Section 1.43 “Option 2 Advance Notice” shall mean a written notice in the form of Exhibit B attached hereto to the Investor executed by an officer of the Company and setting amount of an Advance that the Company desires to issue and sell to the Investor pursuant to Section 2.01(c).
Section 1.44 “Option 1 Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 2.01(b) of this Agreement) an Option 1 Advance Notice to the Investor, subject to the terms of this Agreement.
Section 1.45 “Option 2 Advance Notice Date” shall mean each date the Company is deemed to have delivered (in accordance with Section 2.01(c) of this Agreement) an Option 2 Advance Notice to the Investor, subject to the terms of this Agreement.
Section 1.46 “Option 1 Market Price” shall mean the average daily VWAP of the Common Shares during the applicable Option 1 Pricing Period.
Section 1.47 “Option 2 Market Price” shall mean the lowest daily VWAP of the Common Shares during the applicable Option 2 Pricing Period.
Section 1.48 “Option 1 Pricing Period” shall mean the Trading Day commencing on the Option 1 Advance Notice Date.
Section 1.49 “Option 2 Pricing Period” shall mean the three (3) consecutive Trading Days commencing on the Option 2 Advance Notice Date.
Section 1.50 “Option 1 Purchase Price” shall mean the price per Advance Share obtained by multiplying the average daily VWAP of the Common Shares during the applicable Option 1 Pricing Period by 95%.
Section 1.51 “Option 2 Purchase Price” shall mean the price per Advance Share obtained by multiplying the lowest daily VWAP of the Common Shares during the applicable Option 2 Pricing Period by 97%.
Section 1.52 “Option 1 Volume Threshold” or “VT” shall mean a number of Common Shares equal to the quotient of (a) the number of Advance Shares requested by the Company in an Option 1 Advance Notice divided by (b) 0.35.
Section 1.53 “Ownership Limitation” shall have the meaning set forth in Section 2.01(d)(i).
Section 1.54 “Permitted Liens” shall mean (i) statutory or common law liens of mechanics, materialmen, warehousemen, landlords, carriers, repairmen or construction contractors and other similar liens that arise in the ordinary course of business and that relate to amounts not yet delinquent or that are being contested in good faith through appropriate actions, (ii) liens arising under original purchase price conditional sales contracts and equipment leases with third parties entered into in the ordinary course of business, (iii) liens for utilities, taxes, assessments or other governmental charges (including, without limitation, water and sewer charges) which are not yet delinquent or being contested in good faith through appropriate actions and for which appropriate reserves have been established in accordance with GAAP, (iv) liens, encumbrances and restrictions on real property (including easements, defects or imperfections of title, encroachments, conditions, covenants, licenses, rights of way and similar restrictions of record or that would be shown by a current title report or similar report or listing of such real property) that (A) are matters of record, (B) would be disclosed by a current, accurate survey or physical inspection of such real property or (C) do not materially interfere with the present uses of such real property, (v) with respect to any leased real property (A) the interests and rights of the respective lessors under the terms of the leases with respect thereto, including any statutory landlord liens and any lien thereon and (B) any liens, encumbrances and restrictions on real property (including easements, defects or imperfections of title, encroachments, conditions, covenants, rights of way and similar restrictions of record) touching and concerning the land of which the leased real property is a part that do not materially interfere with the present uses of such leased real property, (vi) with respect to any leased real property, zoning, building, subdivision, entitlement and other land use and environmental regulations promulgated by any governmental authority, and (vii) deposits to secure the performance of bids, trade contracts (other than for borrowed money), leases, statutory obligations, surety and appeal bonds, performance bonds and other obligations of a like nature, in each case incurred in the ordinary course of business.
Section 1.55 “Person” shall mean an individual, a corporation, a partnership, a limited liability company, a trust or other entity or organization, including a government or political subdivision or an agency or instrumentality thereof.
Section 1.56 “Plan of Distribution” shall mean the section of a Registration Statement disclosing the plan of distribution of the Shares.
Section 1.57 “Pricing Period” shall mean the Option 1 Pricing Period or Option 2 Pricing Period, as applicable.
Section 1.58 “Principal Market” shall mean the New York Stock Exchange; provided however, that in the event the Common Shares are ever listed or traded on the Nasdaq Stock Market LLC, or the NYSE American, then the “Principal Market” shall mean such other market or exchange on which the Common Shares are then listed or traded to the extent such other market or exchange is the principal trading market or exchange for the Common Shares.
Section 1.59 “Prospectus” shall mean any prospectus (including, without limitation, all amendments and supplements thereto) used by the Company in connection with a Registration Statement.
Section 1.60 “Prospectus Supplement” shall mean any prospectus supplement to a Prospectus filed with the SEC pursuant to Rule 424(b) under the Securities Act, including, without limitation, any prospectus supplement to be filed in accordance with Section 6.01 hereof.
Section 1.61 “Purchase Price” shall mean the price per Advance Share obtained by multiplying the Market Price by (i) 95% of the average daily VWAP in respect of an Advance Notice with an Option 1 Pricing Period, and (ii) 97% of the lowest daily VWAP in respect of an Advance Notice with an Option 2 Pricing Period.
Section 1.62 “Registrable Securities” shall mean (i) the Shares, and (ii) any securities issued or issuable with respect to any Shares by way of exchange, stock dividend or stock split or in connection with a combination of shares, recapitalization, merger, consolidation or other reorganization or otherwise.
Section 1.63 “Registration Limitation” shall have the meaning set forth in Section 2.01(d)(ii).
Section 1.64 “Registration Statement” shall mean a registration statement on Form F-1 or Form F-3 or on such other form promulgated by the SEC for which the Company then qualifies and which counsel for the Company shall deem appropriate, and which form shall be available for the registration of the resale by the Investor of the Registrable Securities under the Securities Act, which registration statement provides for the resale from time to time of the Shares as provided herein.
Section 1.65 “Regulation D” shall mean the provisions of Regulation D promulgated under the Securities Act.
Section 1.66 “Restricted Period” shall have the meaning set forth in Section 6.17.
Section 1.67 “Restricted Person” shall have the meaning set forth in Section 6.17.
Section 1.68 “Sanctions” shall have the meaning set forth in Section 4.29.
Section 1.69 “Sanctioned Countries” shall have the meaning set forth in Section 4.29.
Section 1.70 “SEC” shall mean the U.S. Securities and Exchange Commission.
Section 1.71 “SEC Documents” shall have the meaning set forth in Section 4.05.

Section 1.72 “Securities Act” shall have the meaning set forth in the recitals of this Agreement.
Section 1.73 “Settlement Document” shall have the meaning set forth in Section 2.02(a).
Section 1.74 “Shares” shall mean the Commitment Fee Shares and the Common Shares to be issued from time to time hereunder pursuant to an Advance.
Section 1.75 “Subsidiary” of the Company shall mean any Person in which the Company, directly or indirectly, (x) owns a majority of the outstanding capital stock or holds a majority of the equity or similar interest of such Person or (y) controls or operates all or substantially all of the business, operations or administration of such Person, and the foregoing are collectively referred to herein as “Subsidiaries.”
Section 1.76 “Target” shall have the meaning set forth in Section 1.13.
Section 1.77 “Trading Day” shall mean any day during which the Principal Market shall be open for business.
Section 1.78 “Transaction Documents” shall have the meaning set forth in Section 4.02.
Section 1.79 “Trust Account” shall have the meaning set forth in Section 12.07.
Section 1.80 “VWAP” shall mean for any Trading Day, the daily volume weighted average price of the Common Shares for such Trading Day on the Principal Market during regular trading hours as reported by Bloomberg L.P.
Article II. Advances
Section 2.01  Advances; Mechanics. Upon the completion of the Business Combination (and prior to the Effective Date), the legal entity that will be the surviving publicly-traded parent company of the Company or the surviving publicly-traded parent company of the entity into which the Company is merged upon completion of the Business Combination shall inure to all the benefits and obligations under this Agreement, and all representations and warranties shall apply in respect of such entity and all references to the “Company” in this Agreement shall be to the legal entity that will be such surviving parent company upon completion of the Business Combination. All references to the Common Shares in this Agreement shall be to the common equity securities of such surviving parent company. All references to “GAAP” shall be to International Financial Reporting Standards (IFRS). Upon the terms and subject to the conditions of this Agreement, during the Commitment Period, the Company, at its sole discretion, shall have the right, but not the obligation, to issue and sell to the Investor, and the Investor shall purchase from the Company, Advance Shares by the delivery to the Investor from time to time of an Advance Notice on the following terms:
(a)
Advance Notice. At any time during the Commitment Period the Company may require the Investor to purchase Shares by delivering an Advance Notice to the Investor, subject to the satisfaction or waiver by the Investor of the conditions set forth in Section 7.01, and in accordance with the following provisions:

(i)
The Company shall, in its sole discretion, select the number of Advance Shares, not to exceed the Maximum Advance Amount, it desires to issue and sell to the Investor in each Advance Notice and the time it desires to deliver each Advance Notice and the Pricing Period to be used.

(ii)	There shall be no mandatory minimum Advances and no non-usages fee for not utilizing the Commitment Amount or any part thereof.
(b)
Date of Delivery of an Option 1 Advance Notice. Option 1 Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit A. An Option 1 Advance Notice shall be deemed delivered (i) the day it is received by the Investor if such notice is received by email prior on or before 9:00 a.m. Eastern Time (or later if waived by the Investor in its sole discretion), or (ii) if such notice is received after 9:00 a.m. Eastern Time, upon receipt by the Investor, which receipt and commencement of the Option 1 Pricing Period is confirmed by the Investor to the Company by email or other writing, in each case in accordance with the instructions set forth on the bottom of Exhibit A.

(c)
Date of Delivery of an Option 2 Advance Notice. Option 2 Advance Notices shall be delivered in accordance with the instructions set forth on the bottom of Exhibit B. An Advance Notice shall be deemed delivered on (i) the day it is received by the Investor if such notice is received by email prior on or before 9:00 a.m. Eastern Time (or later if waived by the Investor in its sole discretion) in accordance with the instructions set forth on the bottom of Exhibit B, or (ii) the immediately succeeding day if it is received by email after 9:00 a.m. Eastern Time, in each case in accordance with the instructions set forth on the bottom of Exhibit B.

(d)
Advance Limitations. Regardless of the number of Advance Shares requested by the Company in the Advance Notice, the final number of Shares to be issued and sold pursuant to an Advance Notice shall be reduced (if at all) in accordance with each of the following limitations:

(i)
Ownership Limitation; Commitment Amount. At the request of the Company, the Investor shall (within one business day of such request) inform the Company of the amount of Common Shares the Investor then beneficially owns. Notwithstanding anything to the contrary contained in this Agreement, the Investor shall not be obligated to purchase or acquire, and shall not purchase or acquire, any Common Shares under this Agreement which, when aggregated with all other Common Shares beneficially owned by the Investor and its affiliates (as calculated pursuant to Section 13(d) of the Exchange Act and Rule 13d-3 promulgated thereunder), would result in the beneficial ownership by the Investor and its affiliates (on an aggregated basis) to exceed 9.99% of the then outstanding voting power or number of Common Shares (the “Ownership Limitation”). Upon the written request of the Investor, the Company shall promptly (but no later than one business day after the next business day on which the transfer agent for the Common Shares is open for business) confirm orally or by email or other writing to the Investor the number of Common Shares then outstanding. In connection with each Advance Notice delivered by the Company, any portion of the number of Advance Shares that would (i) cause the Investor to exceed the Ownership Limitation or (ii) cause the aggregate number of Shares issued and sold to the Investor hereunder (excluding, for the avoidance of doubt, the Commitment Fee Shares) to exceed the Commitment Amount, shall automatically be withdrawn with no further action required by the Company, and such Advance Notice shall be deemed automatically modified to reduce the number of Advance Shares requested by an amount equal to such withdrawn portion; provided that in the event of any such automatic withdrawal and automatic modification, Investor will promptly notify the Company of such event.

(ii)
Registration Limitation and Exchange Cap. In no event shall an Advance exceed the amount registered under the Registration Statement then in effect (the “Registration Limitation”) or the Exchange Cap, to the extent applicable. In connection with each Advance Notice, any portion of an Advance that would exceed the Registration Limitation or the Exchange Cap shall automatically be withdrawn with no further action required by the Company and such Advance Notice shall be deemed automatically modified to reduce the aggregate amount of the requested Advance by an amount equal to such withdrawn portion in respect of each Advance Notice; provided that in the event of any such automatic withdrawal and automatic modification, Investor will promptly notify the Company of such event.

(e)	Option 1 Advance Notice Volume Threshold.
(i)
In connection with an Advance Notice where the Company selected an Option 1 Pricing Period, if the aggregate Daily Traded Volume traded during the applicable Option 1 Pricing Period is less than the Volume Threshold, then the number of Advance Shares issued and sold pursuant to such Advance Notice shall be reduced to the greater of (a) 35% of the Daily Traded Volume of the Common Shares on the Principal Market during the applicable Option 1 Pricing Period, or (b) the number of Common Shares sold by the Investor during such Option 1 Pricing Period, but not to exceed the amount requested in the Advance Notice.

(f)	Option 2 Advance Notice Minimum Acceptable Price.
(i)
With respect to an Option 2 Advance Notice, the Company may notify the Investor of the MAP with respect to such Advance by indicating a MAP on such Advance Notice. If no MAP is specified in an Advance Notice, then no MAP shall be in effect in connection with such Advance. Each Trading Day during an Option 2 Pricing Period for which (A) with respect to each Advance Notice with a MAP, the VWAP of the Common Shares is below the MAP in effect with respect to such Advance Notice, or (B) there is no VWAP (each such day, an “Excluded Day”), shall result in an automatic reduction to the number of Advance Shares set forth in such Advance Notice by one-third (1/3) (the resulting amount of each Advance being the “Adjusted Advance Amount”), and each Excluded Day shall be excluded from the Option 2 Pricing Period for purposes of determining the Market Price.

(ii)
The total Advance Shares in respect of each Advance (after reductions have been made to arrive at the Adjusted Advance Amount, if any) shall be automatically increased by such number of Common Shares (the “Additional Shares”) equal to the number of Common Shares sold by the Investor on such

Excluded Day, if any, and the price paid per share for each Additional Share shall be equal to the MAP in effect with respect to such Advance Notice, provided that this increase shall not cause the total Advance Shares to exceed the amount set forth in the original Advance Notice or any limitations set forth in Section 2.01(d).
(g)
Unconditional Contract. Notwithstanding any other provision in this Agreement, the Company and the Investor acknowledge and agree that upon the Investor’s receipt of a valid Advance Notice the parties shall be deemed to have entered into an unconditional contract binding on both parties for the purchase and sale of Advance Shares pursuant to such Advance Notice in accordance with the terms of this Agreement and (i) subject to Applicable Laws and (ii) subject to Section 3.08, the Investor may sell Common Shares during the Pricing Period.

Section 2.02 Closings. The closing of each Advance and each sale and purchase of Advance Shares (each, a “Closing”) shall take place as soon as practicable on or after each Advance Date in accordance with the procedures set forth below. The parties acknowledge that the Purchase Price is not known at the time the Advance Notice is delivered (at which time the Investor is irrevocably bound) but shall be determined on each Closing based on the daily prices of the Common Shares that are the inputs to the determination of the Purchase Price as set forth further below. In connection with each Closing, the Company and the Investor shall fulfill each of its obligations as set forth below:
(a)
On each Advance Date, the Investor shall deliver to the Company a written document, in the form attached hereto as Exhibit C for an Option 1 Advance Notice and as Exhibit D for an Option 2 Advance Notice (each a “Settlement Document”), setting forth the final number of Advance Shares to be purchased by the Investor (taking into account any adjustments pursuant to Section 2.01), the Market Price, the Purchase Price, the aggregate proceeds to be paid by the Investor to the Company, and a report by Bloomberg, L.P. indicating the VWAP for each of the Trading Days during the Pricing Period (or, if not reported on Bloomberg, L.P., another reporting service reasonably agreed to by the parties), in each case in accordance with the terms and conditions of this Agreement. In the case of an Option 2 Advance Notice where a MAP has been elected the final number of Advance Shares to be purchased by the Investor at the Closing for such Advance shall equal the sum of (i) the Adjusted Advance Amount which shall be purchased at the Purchase Price, plus (ii) the aggregate number of Additional Shares elected to be purchased by the Investor on Excluded Days during such Pricing Period (as contemplated by Section 2.01(f)(ii)) which shall be purchased at the applicable MAP.

EXHIBIT D
(b)
Promptly after receipt of the Settlement Document with respect to each Advance (and, in any event, not later than one Trading Day after such receipt), the Company will, or will cause its transfer agent to, electronically transfer such number of Advance Shares to be purchased by the Investor (as set forth in the Settlement Document) by crediting the Investor’s account or its designee’s account at the Depository Trust Company through its Deposit Withdrawal at Custodian System or by such other means of delivery as may be mutually agreed upon by the parties hereto, and transmit notification to the Investor that such share transfer has been requested. Promptly upon (and in any event within one Trading Day after) receipt of such notification, the Investor shall pay to the Company the aggregate purchase price of the Advance Shares (as set forth in the Settlement Document) in cash in immediately available funds to an account designated by the Company by email or other writing and transmit notification to the Company that such funds transfer has been requested. No fractional shares shall be issued, and any fractional amounts shall be rounded to the next higher whole number of shares. To facilitate the transfer of the Common Shares by the Investor, the Common Shares will not bear any restrictive legends so long as there is an effective Registration Statement covering the resale of such Common Shares (it being understood and agreed by the Investor that notwithstanding the lack of restrictive legends, the Investor may only sell such Common Shares pursuant to the Plan of Distribution set forth in the Prospectus included in the Registration Statement and otherwise in compliance with the requirements of the Securities Act (including any applicable prospectus delivery requirements) or pursuant to an available exemption).

(c)
On or prior to the Advance Date, each of the Company and the Investor shall deliver to the other all documents, instruments and writings expressly required to be delivered by either of them pursuant to this Agreement in order to implement and effect the transactions contemplated herein.

(d)	Notwithstanding anything to the contrary in this Agreement, if on any day during the Pricing Period (i) the

Company notifies Investor that a Material Outside Event has occurred, or (ii) the Company notifies the Investor of a Black Out Period, the parties agree that the pending Advance shall end and the final number of Advance Shares to be purchased by the Investor at the Closing for such Advance shall be equal to the number of Common Shares sold by the Investor during the applicable Pricing Period prior to the notification from the Company of a Material Outside Event or Black Out Period.
Section 2.03 Hardship.
(a)
In the event the Investor sells Common Shares after receipt of an Advance Notice and the Company fails to perform its obligations as mandated in Section 2.02, the Company agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Investor is entitled at law or in equity, including, without limitation, specific performance, it will hold the Investor harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Company and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Investor shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to Applicable Laws, the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

(b)
In the event the Company provides an Advance Notice and the Investor fails to perform its obligations as mandated in Section 2.02, the Investor agrees that in addition to and in no way limiting the rights and obligations set forth in Article V hereto and in addition to any other remedy to which the Company is entitled at law or in equity, including, without limitation, specific performance, it will hold the Company harmless against any loss, claim, damage, or expense (including reasonable legal fees and expenses), as incurred, arising out of or in connection with such default by the Investor and acknowledges that irreparable damage may occur in the event of any such default. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent such breaches of this Agreement and to specifically enforce (subject to Applicable Laws, the Securities Act and other rules of the Principal Market), without the posting of a bond or other security, the terms and provisions of this Agreement.

Section 2.04 Completion of Resale Pursuant to the Registration Statement. After the Investor has purchased the full Commitment Amount and has completed the subsequent resale of the full Commitment Amount pursuant to the Registration Statement, Investor will notify the Company by email or other writing that all subsequent resales are completed and the Company will be under no further obligation to maintain the effectiveness of the Registration Statement. Additionally, provided the Investor does not hold any Advance Shares, the Company shall have no further obligation to maintain the effectiveness of any Registration Statement after the 180th day following the earlier to occur of the latest Closing that has occurred and the termination of this Agreement in accordance with its terms.
Article III. Representations and Warranties of Investor
The Investor represents and warrants to the Company, as of the date hereof, as of each Advance Notice Date and each Advance Date that:
Section 3.01 Organization and Authorization. The Investor is duly organized, validly existing and in good standing under the laws of the Cayman Islands and has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and to purchase or acquire Shares in accordance with the terms hereof. The decision to invest and the execution and delivery of this Agreement by the Investor, the performance by the Investor of its obligations hereunder and the consummation by the Investor of the transactions contemplated hereby have been duly authorized and require no further consent or authorization by the Investor or its sole member. The undersigned has the right, power and authority to execute and deliver this Agreement and all other instruments on behalf of the Investor or its shareholders. This Agreement has been duly executed and delivered by the Investor and, assuming the execution and delivery hereof and acceptance thereof by the Company, will constitute the legal, valid and binding obligations of the Investor, enforceable against the Investor in accordance with its terms.
Section 3.02 Evaluation of Risks. The Investor has such knowledge and experience in financial, tax and business matters as to be capable of evaluating the merits and risks of, and bearing the economic risks entailed by, an investment in the Common Shares of the Company and of protecting its interests in connection with the transactions contemplated hereby. The Investor acknowledges and agrees that its investment in the Company involves a high degree of risk, and that the Investor may lose all or a part of its investment.

Section 3.03 No Legal, Investment or Tax Advice from the Company. The Investor acknowledges that it had the opportunity to review this Agreement and the transactions contemplated by this Agreement with its own legal counsel and investment and tax advisors. The Investor is relying solely on such counsel and advisors and not on any statements or representations of the Company or any of the Company’s representatives or agents for legal, tax, investment or other advice with respect to the Investor’s acquisition of Common Shares hereunder, the transactions contemplated by this Agreement or the laws of any jurisdiction, and the Investor acknowledges that the Investor may lose all or a part of its investment.
Section 3.04 Investment Purpose. The Investor is acquiring the Common Shares for its own account, for investment purposes and not with a view towards, or for resale in connection with, the public sale or distribution thereof, in violation of the Securities Act or any applicable state securities laws; provided, however, that by making the representations herein, the Investor does not agree, or make any representation or warranty, to hold any of the Shares for any minimum or other specific term and reserves the right to dispose of the Shares at any time in accordance with, or pursuant to, a Registration Statement filed pursuant to this Agreement or an applicable exemption under the Securities Act. The Investor does not presently have any agreement or understanding, directly or indirectly, with any Person to sell or distribute any of the Shares. The Investor acknowledges that it will be disclosed as an “underwriter” and a “selling stockholder” in each Registration Statement and in any Prospectus contained therein.
Section 3.05 Accredited Investor. The Investor is an “Accredited Investor” as that term is defined in Rule 501(a)(3) of Regulation D.
Section 3.06 Information. The Investor and its advisors (and its counsel), if any, have been furnished with all materials relating to the business, finances and operations of the Company and information the Investor deemed material to making an informed investment decision. The Investor and its advisors (and its counsel), if any, have been afforded the opportunity to ask questions of the Company and its management and have received answers to such questions. Neither such inquiries nor any other due diligence investigations conducted by such Investor or its advisors (and its counsel), if any, or its representatives shall modify, amend or affect the Investor’s right to rely on the Company’s representations and warranties contained in this Agreement. The Investor acknowledges and agrees that the Company has not made to the Investor, and the Investor acknowledges and agrees it has not relied upon, any representations and warranties of the Company, its employees or any third party other than the representations and warranties of the Company contained in this Agreement. The Investor understands that its investment involves a high degree of risk. The Investor has sought such accounting, legal and tax advice, as it has considered necessary to make an informed investment decision with respect to the transactions contemplated hereby.
Section 3.07 Not an Affiliate. The Investor is not an officer, director or a person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with the Company or any “Affiliate” of the Company (as that term is defined in Rule 405 promulgated under the Securities Act). During the Commitment Period, the Investor will not acquire for its own account any Common Shares or securities exercisable for or convertible into Common Shares, other than pursuant to this Agreement or pursuant to any transaction entered into directly with the Company.
Section 3.08 No Prior Short Sales. At no time prior to the date of this Agreement has the Investor, its sole member, any of their respective officers, or any entity managed or controlled by the Investor or its sole member, engaged in or effected, in any manner whatsoever, directly or indirectly, for its own principal account, any (i)“short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) hedging transaction, which establishes a net short position with respect to the Common Shares that remains in effect as of the date of this Agreement.
Section 3.09 General Solicitation. Neither the Investor, nor any of its affiliates, nor any person acting on its or their behalf, has engaged or will engage in any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Common Shares by the Investor. The Investor is not purchasing or acquiring the Shares as a result of any form of general solicitation or general advertising (within the meaning of Regulation D) in connection with any offer or sale of the Common Shares.
Section 3.10 No Conflicts. The execution, delivery and performance by the Investor of this Agreement and the consummation by the Investor of the transactions contemplated hereby do not and shall not (i) result in a violation of such Investor’s applicable organizational instruments, (ii) conflict with, constitute a default (or an event which, with notice or lapse of time or both, would become a default) under, or give rise to any rights of termination, amendment, acceleration or cancellation of, any material agreement, mortgage, deed of trust, indenture, note, bond, license, lease agreement, instrument or obligation to which the Investor is a party or is bound, or (iii) result in a violation of any federal, state, local or foreign statute, rule, or regulation, or any order, judgment or decree of any court or governmental agency applicable to the Investor or by which any of its properties or assets are bound or affected, except, in the case of clauses (ii) and (iii), for such conflicts, defaults, terminations, amendments, acceleration, cancellations and violations as would not, individually or in the aggregate, prohibit or otherwise interfere with, in any material respect, the ability of the Investor to enter into and perform its obligations under this Agreement.
Section 3.11 Reliance on Exemptions. The Investor understands that the Shares are being offered and sold to it in reliance on specific exemptions from the registration requirements of U.S. federal and state securities laws and that the Company is relying in part upon the truth and accuracy of, and the Investor’s compliance with, the representations, warranties, agreements, acknowledgments and understandings of the Investor set forth herein in order to determine the availability of such exemptions and the eligibility of the Investor to acquire the Shares.
Section 3.12 No Governmental Review. The Investor understands that no United States federal or state agency or any other government or governmental agency has passed on or made any recommendation or endorsement of the Shares or the fairness or suitability of the investment in the Shares nor have such authorities passes upon or endorsed the merits of the offering of the Shares.
Section 3.13 Resale of Shares. The Investor represents, warrants and covenants that it will resell the Shares only pursuant to a Registration Statement in which the resale of such Shares is registered under the Securities Act, in a manner described under the caption “Plan of Distribution” in such Registration Statement, and in a manner in compliance with all applicable U.S. federal and state securities laws, rules and regulations, including, without limitation, any applicable prospectus delivery requirements of the Securities Act.
Section 3.14 Shell Status. The Investor acknowledges that, as of the date hereof, the Company is a shell company formed for the purposes of effecting the Business Combination and has no operations or significant assets.
Section 3.15 Availability of Funds. The Investor has sufficient cash available to enable it to pay the full Commitment Amount pursuant to the terms of the Agreement and to make all other necessary payments by it in connection with the transactions contemplated hereby.
Article IV. Representations and Warranties of the Company
Except as set forth in the SEC Documents, the Company represents and warrants to the Investor that, upon the closing of the Business Combination, and on each Advance Date (other than representations and warranties which address matters only as of a certain date, which shall be true and correct as written as of such certain date), that:
Section 4.01 Organization and Qualification. Each of the Company and its Subsidiaries is an entity duly organized and validly existing under the laws of their respective jurisdiction of organization, and has the requisite power and authority to own its properties and to carry on its business as now being conducted. Each of the Company and its Subsidiaries is duly qualified to do business and is in good standing (to the extent applicable) in every jurisdiction in which the nature of the business conducted by it makes such qualification necessary, except to the extent that the failure to be so qualified or be in good standing would not have a Material Adverse Effect.
Section 4.02 Authorization, Enforcement, Compliance with Other Instruments. The Company has the requisite corporate power and authority to enter into and perform its obligations under this Agreement and the other Transaction Documents and to issue the Shares in accordance with the terms hereof and thereof. Other than any stockholder approval required for any issuance of the Common Shares exceeding the Exchange Cap hereunder, the execution and delivery by the Company of this Agreement and the other Transaction Documents, and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) have been or (with respect to consummation) will be duly authorized by the Company’s board of directors and no further consent or authorization will be required by the Company, its board of directors or its stockholders. This Agreement and the other Transaction Documents to which the Company is a party have been (or, when executed and delivered, will be) duly executed and delivered by the Company and, assuming the execution and delivery thereof and acceptance by the Investor, constitute (or, when duly executed and delivered, will be) the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their respective terms, except as such enforceability may be limited by general principles of equity or applicable bankruptcy, insolvency, reorganization, moratorium, liquidation or other laws relating to, or affecting generally, the enforcement of applicable creditors’ rights and remedies and except as rights to indemnification and to contribution may be limited by federal or state securities law. “Transaction Documents” means, collectively, this Agreement and each of the other agreements and instruments entered into or delivered by any of the parties hereto in connection with the transactions contemplated hereby and thereby, as may be amended from time to time.
Section 4.03 Authorization of the Shares. The Shares to be issued under this Agreement have been, or with respect to Shares to be purchased by the Investor pursuant to an Advance Notice, will be, when issued and delivered pursuant to the terms approved by the board of directors of the Company or a duly authorized committee thereof, or a duly authorized executive committee, against payment therefor as provided herein, duly and validly authorized and issued and fully paid and nonassessable, free and clear of any pledge, lien, encumbrance, security interest or other claim, including any statutory or contractual preemptive rights, resale rights, rights of first refusal or other similar rights, upon the closing of the Business Combination will be registered pursuant to Section 12 of the Exchange Act. The Shares, when issued, will conform to the description thereof set forth in or incorporated into the Prospectus.
Section 4.04 No Conflict. The execution, delivery and performance of the Transaction Documents by the Company and the consummation by the Company of the transactions contemplated hereby and thereby (including, without limitation, the issuance of the Common Shares) will not (i) result in a violation of the certificate of incorporation or other organizational documents of the Company or its Subsidiaries (with respect to consummation, as the same may be amended prior to the date on which any of the transactions contemplated hereby are consummated), (ii) conflict with, or constitute a default (or an event which with notice or lapse of time or both would become a default) under, or give to others any rights of termination, amendment, acceleration or cancellation of, any agreement, indenture or instrument to which the Company or its Subsidiaries is a party, or (iii) result in a violation of any law, rule, regulation, order, judgment or decree (including federal and state securities laws and regulations) applicable to the Company or its Subsidiaries or by which any property or asset of the Company or its Subsidiaries is bound or affected except, in the case of clause (ii) or (iii) above, to the extent such violations that would not reasonably be expected to have a Material Adverse Effect.
Section 4.05 SEC Documents; Financial Statements. The Company has timely filed (giving effect to permissible extensions in accordance with Rule 12b-25 under the Exchange Act) all reports, schedules, forms, statements and other documents required to be filed by it with the SEC pursuant to the Exchange Act for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (all of the foregoing filed within two years preceding the date hereof or amended after the date hereof, or filed after the date hereof, and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein, and all registration statements filed by the Company under the Securities Act (including any Registration Statements filed hereunder), being hereinafter referred to as the “SEC Documents”). The Company has delivered or made available to the Investor through the SEC’s website at http://www.sec.gov, true and complete copies of the SEC Documents. As of their respective dates (or, with respect to any filing that has been amended or superseded, the date of such amendment or superseding filing), the SEC Documents complied in all material respects with the requirements of the Exchange Act or the Securities Act, as applicable, and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and did not contain any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading.
Section 4.06 Financial Statements. The consolidated financial statements of the Company included or incorporated by reference in the SEC Documents, together with the related notes and schedules, present fairly, in all material respects, the consolidated financial position of the Company and the Subsidiaries as of the dates indicated and the consolidated statements of operations, cash flows and changes in stockholders’ equity of the Company for the periods specified and have been prepared in compliance with the requirements of the Securities Act and Exchange Act and in conformity with generally accepted accounting principles in the United States (“GAAP”) applied on a consistent basis (except for (i) such adjustments to accounting standards and practices as are noted therein, (ii) in the case of unaudited interim financial statements, to the extent such financial statements may not include footnotes required by GAAP or may be condensed or summary statements and (iii) such adjustments which are not material, either individually or in the aggregate) during the periods involved; the other financial and statistical data with respect to the Company and the Subsidiaries contained or incorporated by reference in the SEC Documents are accurately and fairly presented and prepared on a basis consistent with the financial statements and books and records of the Company; there are no financial statements (historical or pro forma) that are required to be included or incorporated by reference in the SEC Documents that are not included or incorporated by reference as required; the Company and the Subsidiaries do not have any material liabilities or obligations, direct or contingent (including any off-balance sheet obligations), not described in the SEC Documents (excluding the exhibits thereto); and all disclosures contained or incorporated by reference in the SEC Documents regarding “non-GAAP financial measures” (as such term is defined by the rules and regulations of the SEC) comply in all material respects with Regulation G of the Exchange Act and Item 10 of Regulation S-K under the Securities Act, to the extent applicable. The interactive data in eXtensible Business Reporting Language included or incorporated by reference in the SEC Documents fairly presents the information called for in all material respects and has been prepared in accordance with the SEC’s rules and guidelines applicable thereto.
Section 4.07 Registration Statement and Prospectus. Each Registration Statement and the offer and sale of Shares as contemplated hereby, if and when filed, will meet the requirements of Rule 415 under the Securities Act and comply in all material respects with said Rule. Any statutes, regulations, contracts or other documents that are required to be described in a Registration Statement or a Prospectus, or to be filed as exhibits to a Registration Statement have been so described or filed. Copies of each Registration Statement, any Prospectus, and any such amendments or supplements thereto and all documents incorporated by reference therein that were filed with the SEC on or prior to the date of this Agreement have been delivered, or are available through EDGAR, to the Investor and its counsel. The Company has not distributed and, prior to the later to occur of each Settlement Date and completion of the distribution of the Shares, will not distribute any offering material in connection with the offering or sale of the Shares other than a Registration Statement and the Prospectus to which the Investor has consented.
Section 4.08 No Misstatement or Omission. Each Registration Statement, when it became or becomes effective, and any Prospectus, on the date of such Prospectus or amendment or supplement, conformed and will conform in all material respects with the requirements of the Securities Act. At each Advance Date, the Registration Statement, and the Prospectus, each as of such date, will conform in all material respects with the requirements of the Securities Act. Each Registration Statement, when it became or becomes effective, did not, and will not, contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading. Each Prospectus did not, or will not, include an untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. The documents incorporated by reference in a Prospectus or any Prospectus Supplement did not, and any further documents filed and incorporated by reference therein will not, when filed with the SEC, contain an untrue statement of a material fact or omit to state a material fact required to be stated in such document or necessary to make the statements in such document, in light of the circumstances under which they were made, not misleading. The foregoing shall not apply to statements in, or omissions from, any such document made in reliance upon, and in conformity with, information furnished to the Company by the Investor specifically for use in the preparation thereof.
Section 4.09 Conformity with Securities Act and Exchange Act. Each Registration Statement, each Prospectus, or any amendment or supplement thereto, and the documents incorporated by reference in each Registration Statement, Prospectus or any amendment or supplement thereto, when such documents were or are filed with the SEC under the Securities Act or the Exchange Act or became or become effective under the Securities Act, as the case may be, conformed or will conform in all material respects with the requirements of the Securities Act and the Exchange Act, as applicable.
Section 4.10 Equity Capitalization. On the date of the closing of the Business Combination, the authorized share capital of the Company shall be provided to the Investor as a supplement hereto prior to the completion of the Effective Date. Upon the closing of the Business Combination, the Common Shares will be registered pursuant to Section 12(b) of the Exchange Act and will be listed on a Principal Market under the trading symbol “[  ]”. The Company has taken no action designed to, or reasonably likely to have the effect of, terminating the registration of the Common Shares under the Exchange Act or delisting the Common Shares from the Principal Market, nor has the Company received any notification that the SEC or the Principal Market is contemplating terminating such registration or listing. To the Company’s knowledge, it is, or will be upon the closing of the Business Combination, in compliance with all applicable listing requirements of the Principal Market.
Section 4.11 Intellectual Property Rights. The Company and its Subsidiaries own or possess adequate rights or licenses to use all material trademarks, trade names, service marks, service mark registrations, service names, patents, patent rights, copyrights, inventions, licenses, approvals, governmental authorizations, trade secrets and rights, if any, necessary to conduct their respective businesses as now conducted, except as would not cause a Material Adverse Effect. The Company and its Subsidiaries have not received written notice of any infringement by the Company or its Subsidiaries of trademark, trade name rights, patents, patent rights, copyrights, inventions, licenses, service names, service marks, service mark registrations, or trade secrets, except as would not cause a Material Adverse Effect. To the knowledge of the Company, there is no material claim, action or proceeding being made or brought against, or to the Company’s knowledge, being threatened against the Company or its Subsidiaries regarding trademark, trade name, patents, patent rights, invention, copyright, license, service names, service marks, service mark registrations, trade secret or other infringement, in each case, except as would not cause a Material Adverse Effect.
Section 4.12 Employee Relations. Neither the Company nor any of its Subsidiaries is involved in any labor dispute nor, to the knowledge of the Company or any of its Subsidiaries, is any such dispute threatened, in each case which is reasonably likely to cause a Material Adverse Effect.
Section 4.13 Environmental Laws. To the Company’s actual knowledge, the Company and its Subsidiaries (i) have not received written notice alleging any failure to comply in all material respects with all Environmental Laws (as defined below), (ii) have received all permits, licenses or other approvals required of them under applicable Environmental Laws to conduct their respective businesses and (iii) have not received written notice alleging any failure to comply with all terms and conditions of any such permit, license or approval where, in each of the foregoing clauses (i), (ii) and (iii), the failure to so comply would be reasonably expected to have, individually or in the aggregate, a Material Adverse Effect. The term “Environmental Laws” means all applicable federal, state and local laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, groundwater, land surface or subsurface strata), including, without limitation, laws relating to emissions, discharges, releases or threatened releases of chemicals, pollutants, contaminants, or toxic or hazardous substances or wastes (collectively, “Hazardous Materials”) into the environment, or otherwise relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, as well as all authorizations, codes, decrees, demands or demand letters, injunctions, judgments, licenses, notices or notice letters, orders, permits, plans or regulations issued, entered, promulgated or approved thereunder.
Section 4.14 Title. Except as would not cause a Material Adverse Effect, the Company (or its Subsidiaries) have indefeasible fee simple or leasehold title to its properties and material assets owned by it, free and clear of any pledge, lien, security interest, encumbrance, claim or equitable interest other than (x) such as are not material to the business of the Company or (y)Permitted Liens. Any real property and facilities held under lease by the Company and its Subsidiaries are held by them under valid, subsisting and enforceable leases with such exceptions as are not material and do not interfere with the use made and proposed to be made of such property and buildings by the Company and its Subsidiaries.
Section 4.15 Insurance. The Company and each of its Subsidiaries are insured by insurers of recognized financial responsibility against such losses and risks and in such amounts as management of the Company believes to be prudent and customary in the businesses in which the Company and its Subsidiaries are engaged. The Company has no reason to believe that it will not be able to renew its existing insurance coverage as and when such coverage expires or to obtain similar coverage from similar insurers as may be necessary to continue its business at a cost that would not have a Material Adverse Effect.
Section 4.16 Regulatory Permits. Except as would not cause a Material Adverse Effect, the Company and its Subsidiaries possess all material certificates, authorizations and permits issued by the appropriate federal, state or foreign regulatory authorities necessary to own their respective businesses, and neither the Company nor any such Subsidiary has received any written notice of proceedings relating to the revocation or modification of any such certificate, authorization or permits.
Section 4.17 Internal Accounting Controls. The Company maintains a system of internal accounting controls sufficient to provide reasonable assurance that (i) transactions are executed in accordance with management’s general or specific authorizations, (ii) transactions are recorded as necessary to permit preparation of financial statements in conformity with generally accepted accounting principles and to maintain asset accountability, (iii) access to assets is permitted only in accordance with management’s general or specific authorization and (iv) the recorded accountability for assets is compared with the existing assets at reasonable intervals and appropriate action is taken with respect to any differences, and management is not aware of any material weaknesses that are not disclosed in the SEC Documents as and when required.
Section 4.18 Absence of Litigation. There is no action, suit, proceeding, inquiry or investigation before or by any court, public board, government agency, self-regulatory organization or body pending against or affecting the Company, the Common Shares or any of the Company’s Subsidiaries, wherein an unfavorable decision, ruling or finding would have a Material Adverse Effect.

Section 4.19 [Reserved.]
Section 4.20 Tax Status. Except as would not have a Material Adverse Effect, each of the Company and its Subsidiaries (i) has timely made or filed all foreign, federal and state income and all other tax returns, reports and declarations required by any jurisdiction to which it is subject, (ii) has timely paid all taxes and other governmental assessments and charges that are material in amount, shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and (iii) has set aside on its books provision reasonably adequate for the payment of all taxes for periods subsequent to the periods to which such returns, reports or declarations apply. Except as would not have a Material Adverse Effect, the Company has not received written notification of any unpaid taxes in any material amount claimed to be due by the taxing authority of any jurisdiction, and the officers of the Company and its Subsidiaries know of no basis for any such claim where failure to pay would cause a Material Adverse Effect.
Section 4.21 Certain Transactions. Except as not required to be disclosed pursuant to Applicable Laws, none of the officers or directors of the Company is presently a party to any transaction with the Company (other than for services as employees, officers and directors), including any contract, agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any officer or director, or to the knowledge of the Company, any corporation, partnership, trust or other entity in which any officer or director has a substantial interest or is an officer, director, trustee or partner.
Section 4.22 Rights of First Refusal. The Company is not obligated to offer the Common Shares offered hereunder on a right of first refusal basis to any third parties, including, but not limited to, current or former stockholders of the Company, underwriters, brokers, agents or other third parties.
Section 4.23 Dilution. The Company is aware and acknowledges that issuance of Common Shares hereunder could cause dilution to existing stockholders and could significantly increase the outstanding number of Common Shares.
Section 4.24 Acknowledgment Regarding Investor’s Purchase of Shares. The Company acknowledges and agrees that the Investor is acting solely in the capacity of an arm’s length investor with respect to this Agreement and the transactions contemplated hereunder. The Company further acknowledges that the Investor is not acting as a financial advisor or fiduciary of the Company (or in any similar capacity) with respect to this Agreement and the transactions contemplated hereunder and any advice given by the Investor or any of its representatives or agents in connection with this Agreement and the transactions contemplated hereunder is merely incidental to the Investor’s purchase of the Shares hereunder. The Company is aware and acknowledges that it shall not be able to request Advances under this Agreement if the Registration Statement is not effective or if any issuances of Common Shares pursuant to any Advances would violate any rules of the Principal Market. The Company acknowledges and agrees that it is capable of evaluating and understanding, and understands and accepts, the terms, risks and conditions of the transactions contemplated by this Agreement. Furthermore notwithstanding Section 3.08 the Company acknowledges and agrees that (a) the Investor may engage in the trading of options with respect to the Common Shares, (b) upon receipt of an Advance Notice the Investor has the right to sell (i) the Shares to be issued to the Investor pursuant to the Advance Notice prior to receiving such Shares, or (ii) other Common Shares sold by the Company to Investor pursuant to this Agreement and which the Investor has continuously held as a long position.
Section 4.25 Finder’s Fees. Neither the Company nor any of the Subsidiaries has incurred any liability for any finder’s fees, brokerage commissions or similar payments in connection with the transactions herein contemplated.
Section 4.26 Relationship of the Parties. Neither the Company, nor any of its Subsidiaries, affiliates, nor, to the actual knowledge of the Company, any person acting on its or their behalf is a client or customer of the Investor or any of its affiliates and neither the Investor nor any of its affiliates has provided, or will provide, any services to the Company or any of its subsidiaries, or, to the actual knowledge of the Company, any person acting on its or their behalf. The Investor’s relationship to Company is solely as investor as provided for in the Transaction Documents.
Section 4.27 Forward-Looking Statements. No forward-looking statement (within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act) contained in the Registration Statement or a Prospectus has been made or reaffirmed without a reasonable basis or has been disclosed other than in good faith.
Section 4.28 Compliance with Laws. The Company and each of its Subsidiaries are in compliance with Applicable Laws; to the knowledge of the Company, the Company has not received a written notice of non-compliance, nor knows of facts that any director or officer, or employee of the Company or any Subsidiary nor, to the Company’s knowledge, any agent, affiliate or other person acting on behalf of the Company or any Subsidiary has not complied with Applicable Laws; in each case that would have a Material Adverse Effect.
Section 4.29 Sanctions Matters. Neither the Company nor any of its Subsidiaries or, to the knowledge of the Company, any director, officer or controlled affiliate of the Company or any director or officer of any Subsidiary, is a Person that is, or is owned or controlled by a Person that is (i) the subject of any sanctions administered or enforced by the U.S. Department of Treasury’s Office of Foreign Asset Control (“OFAC”), the United Nations Security Council, the European Union or His Majesty’s Treasury, including, without limitation, designation on OFAC’s Specially Designated Nationals and Blocked Persons List or OFAC’s Foreign Sanctions Evaders List (collectively, “Sanctions”), or (ii) located, organized or resident in a country or territory that is the subject of Sanctions that broadly prohibit dealings with that country or territory (including, without limitation, the Crimea region, the Donetsk People’s Republic and Luhansk People’s Republic in Ukraine, Cuba, Iran, North Korea, Russia, Sudan and Syria (the “Sanctioned Countries”)). Neither the Company nor any of its Subsidiaries will, directly or indirectly, use the proceeds from the sale of Advance Shares, or lend, contribute or otherwise make available such proceeds to any subsidiary, joint venture partner or other Person (a) for the purpose of funding or facilitating any activities or business of or with any Person that, at the time of such funding or facilitation, is the subject of Sanctions or in a Sanctioned Country in violation of Sanctions, or (b) in any other manner that will result in a violation of Sanctions or Applicable Laws by any Person (including any Person participating in the transactions contemplated by this Agreement, whether as underwriter, advisor, investor or otherwise). For the past three years, neither the Company nor any of its Subsidiaries has engaged in, and is now not engaged in, any dealings or transactions with any Person, that at the time of the dealing or transaction is or was the subject of Sanctions or in a Sanctioned Country in violation of Sanctions.
Article V. Indemnification
The Investor and the Company hereby agree to the following with respect to itself:
Section 5.01 Indemnification by the Company. In consideration of the Investor’s execution and delivery of this Agreement and acquiring the Shares hereunder, and in addition to all of the Company’s other obligations under this Agreement, the Company shall defend, protect, indemnify and hold harmless the Investor and its investment manager, Yorkville Advisors Global, LP, and each of their respective officers, directors, managers, members, partners, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Investor Indemnitees”) from and against any and all actions, causes of action, suits, claims, losses, costs, penalties, fees, liabilities and damages, and reasonable and documented expenses in connection therewith (irrespective of whether any such Investor Indemnitee is a party to the action for which indemnification hereunder is sought), and including reasonable attorneys’ fees and disbursements (the “Indemnified Liabilities”), incurred by the Investor Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of a prospectus or supplement thereto, in light of the circumstances under which they were made; provided, however, that the Company will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Company by or on behalf of the Investor specifically for inclusion therein; (b) any material misrepresentation or breach of any material representation or material warranty made by the Company in this Agreement or any other certificate, instrument or document contemplated hereby or thereby; or (c) any material breach of any material covenant, material agreement or material obligation of the Company contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby. To the extent that the foregoing undertaking by the Company may be unenforceable under Applicable Law, the Company shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Law.
Section 5.02 Indemnification by the Investor. In consideration of the Company’s execution and delivery of this Agreement, and in addition to all of the Investor’s other obligations under this Agreement, the Investor shall defend, protect, indemnify and hold harmless the Company and its Subsidiaries and each of their respective officers, directors, stockholders, employees and agents (including, without limitation, those retained in connection with the transactions contemplated by this Agreement) and each person who controls the Investor within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Company Indemnitees”) from and against any and all Indemnified Liabilities incurred by the Company Indemnitees or any of them as a result of, or arising out of, or relating to (a) any untrue statement or alleged untrue statement of a material fact contained in the Registration Statement for the registration of the Shares as originally filed or in any amendment thereof, or in any related prospectus, or in any amendment thereof or supplement thereto, or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated therein or necessary to make the statements therein not misleading, in the case of a prospectus or supplement thereto, in light of the circumstances under which they were made; provided, however, that the Investor will only be liable for written information relating to the Investor furnished to the Company by or on behalf of the Investor specifically for inclusion in the documents referred to in the foregoing indemnity, and will not be liable in any such case to the extent that any such loss, claim, damage or liability arises out of or is based upon any such untrue statement or alleged untrue statement or omission or alleged omission made therein in reliance upon and in conformity with written information furnished to the Investor by or on behalf of the Company specifically for inclusion therein; (b) any misrepresentation or breach of any representation or warranty made by the Investor in this Agreement or any instrument or document contemplated hereby or thereby executed by the Investor; or (c) any breach of any covenant, agreement or obligation of the Investor contained in this Agreement or any other certificate, instrument or document contemplated hereby or thereby executed by the Investor. To the extent that the foregoing undertaking by the Investor may be unenforceable under Applicable Laws, the Investor shall make the maximum contribution to the payment and satisfaction of each of the Indemnified Liabilities, which is permissible under Applicable Laws.
Section 5.03 Notice of Claim. Promptly after receipt by an Investor Indemnitee or Company Indemnitee of notice of the commencement of any action or proceeding (including any governmental action or proceeding) involving an Indemnified Liability, such Investor Indemnitee or Company Indemnitee, as applicable, shall, if a claim for an Indemnified Liability in respect thereof is to be made against any indemnifying party under this Article V, deliver to the indemnifying party a written notice of the commencement thereof; but the failure to so notify the indemnifying party will not relieve it of liability under this Article V except to the extent the indemnifying party is prejudiced by such failure. The indemnifying party shall have the right to participate in, and, to the extent the indemnifying party so desires, jointly with any other indemnifying party similarly noticed, to assume control of the defense thereof with counsel mutually reasonably satisfactory to the indemnifying party and the Investor Indemnitee or Company Indemnitee, as the case may be; provided, however, that an Investor Indemnitee or Company Indemnitee shall have the right to retain its own counsel with the actual and reasonable third party fees and expenses of not more than one counsel for such Investor Indemnitee or Company Indemnitee to be paid by the indemnifying party, if, in the reasonable opinion of counsel retained by the indemnifying party, the representation by such counsel of the Investor Indemnitee or Company Indemnitee and the indemnifying party would be inappropriate due to actual or potential differing interests between such Investor Indemnitee or Company Indemnitee and any other party represented by such counsel in such proceeding. The Investor Indemnitee or Company Indemnitee shall cooperate fully with the indemnifying party in connection with any negotiation or defense of any such action or claim by the indemnifying party and shall furnish to the indemnifying party all information reasonably available to the Investor Indemnitee or Company Indemnitee which relates to such action or claim. The indemnifying party shall keep the Investor Indemnitee or Company Indemnitee reasonably apprised as to the status of the defense or any settlement negotiations with respect thereto. No indemnifying party shall be liable for any settlement of any action, claim or proceeding effected without its prior written consent, provided, however, that the indemnifying party shall not unreasonably withhold, delay or condition its consent. No indemnifying party shall, without the prior written consent of the Investor Indemnitee or Company Indemnitee, consent to entry of any judgment or enter into any settlement or other compromise which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Investor Indemnitee or Company Indemnitee of a release from all liability in respect to such claim or litigation. Following indemnification as provided for hereunder, the indemnifying party shall be subrogated to all rights of the Investor Indemnitee or Company Indemnitee with respect to all third parties, firms or corporations relating to the matter for which indemnification has been made. The indemnification required by this Article V shall be made by periodic payments of the amount thereof during the course of the investigation or defense, as and when bills are received and payment therefor is due.
Section 5.04 Remedies. The remedies provided for in this Article V are not exclusive and shall not limit any right or remedy which may be available to any indemnified person at law or equity. The obligations of the parties to indemnify or make contribution under this Article V shall survive expiration or termination of this Agreement.

Article VI.
Covenants
The Company covenants with the Investor, and the Investor covenants with the Company, as follows, which covenants of one party are for the benefit of the other party, during the Commitment Period:
Section 6.01 Registration Statement.
(a)
Filing of a Registration Statement. The Company shall use commercially reasonable efforts to prepare and file with the SEC a Registration Statement, or multiple Registration Statements for the resale by the Investor of the Registrable Securities. The Company in its sole discretion may choose when to file such Registration Statements; provided, however, that the Company shall not have the ability to request any Advances until the effectiveness of a Registration Statement.

(b)
Maintaining a Registration Statement. The Company shall use commercially reasonable efforts to maintain the effectiveness of any Registration Statement with respect to the Shares that has been declared effective at all times during the Commitment Period, provided, however, that if the Company has received notification pursuant to Section 2.04 that the Investor has completed resales pursuant to the Registration Statement for the full Commitment Amount, then the Company shall be under no further obligation to maintain the effectiveness of the Registration Statement. Notwithstanding anything to the contrary contained in this Agreement, the Company shall ensure that, when filed, each Registration Statement (including, without limitation, all amendments and supplements thereto) and the prospectus (including, without limitation, all amendments and supplements thereto) used in connection with such Registration Statement shall not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein, or necessary to make the statements therein (in the case of prospectuses, in the light of the circumstances in which they were made) not misleading. During the Commitment Period, the Company shall notify the Investor promptly if (i) the Registration Statement shall cease to be effective under the Securities Act, (ii) the Common Shares shall cease to be authorized for listing on the Principal Market, or (iii) the Common Shares cease to be registered under Section 12(b) or Section 12(g) of the Exchange Act. or (iv) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act.

(c)
Filing Procedures. The Company shall (A) permit counsel to the Investor an opportunity to review and comment upon (i) each Registration Statement prior to its filing with the SEC and (ii) all amendments and supplements to each Registration Statement (including, without limitation, the Prospectus contained therein) (except for Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q, Current Reports on Form 8-K, and any similar or successor reports or Prospectus Supplements the contents of which is limited to that set forth in such reports) within a reasonable number of days prior to their filing with the SEC, and (B) shall reasonably consider any comments of the Investor and its counsel on any such Registration Statement or amendment or supplement thereto or to any Prospectus contained therein. The Company shall promptly furnish to the Investor, without charge, to the extent permitted by Applicable Laws, (i) electronic copies of any correspondence from the SEC or the Staff to the Company or its representatives relating to each Registration Statement (which correspondence shall be redacted to exclude any material, non-public information regarding the Company or any of its Subsidiaries), (ii) after the same is prepared and filed with the SEC, one (1) electronic copy of each Registration Statement and any amendment(s) and supplement(s) thereto, including, without limitation, financial statements and schedules, all documents incorporated therein by reference, if requested by the Investor, and all exhibits and (iii) upon the effectiveness of each Registration Statement, one (1) electronic copy of the Prospectus included in such Registration Statement and all amendments and supplements thereto; provided, however, the Company shall not be required to furnish any document to the extent such document is available on EDGAR).

(d)
Amendments and Other Filings. The Company shall use commercially reasonable efforts to (i) prepare and file with the SEC such amendments (including post-effective amendments) and supplements to a Registration Statement and the related prospectus used in connection with such Registration Statement, which prospectus is to be filed pursuant to Rule 424 promulgated under the Securities Act, as may be necessary to keep such Registration Statement effective at all times during the Commitment Period, and prepare and file with the SEC such additional Registration Statements in order to register for resale under the Securities Act all of the Registrable Securities; (ii) cause the related prospectus to be amended or supplemented by any required prospectus supplement (subject to the terms of this Agreement), and as so supplemented or amended to be filed pursuant to Rule 424 promulgated under the Securities Act; (iii) provide the Investor copies of all correspondence from and to the SEC relating to a Registration Statement (provided that the Company may redact any information contained therein which would constitute material non-public information, and (iv) comply with the provisions of the Securities Act with respect to the Registration Statement. In the case of amendments and supplements to a Registration Statement which are required to be filed pursuant to this Agreement (including pursuant to this Section 6.01(d) by reason of the Company’s filing a report on Form 10-K, Form 10-Q, or Form 8-K or any analogous report under the Exchange Act, provided that such report is not automatically incorporated by reference into the applicable Registration Statement), the Company shall use commercially reasonable efforts to file such report in a prospectus supplement filed pursuant to Rule 424 promulgated under the Securities Act to incorporate such filing into the Registration Statement, if applicable, or shall file such amendments or supplements with the SEC either on the day on which the Exchange Act report is filed which created the requirement for the Company to amend or supplement the Registration Statement, if feasible, or otherwise promptly thereafter.
(e)
Blue-Sky. The Company shall use its commercially reasonable efforts to, if required by Applicable Laws, (i) register and qualify the Common Shares covered by a Registration Statement under such other securities or “blue sky” laws of such jurisdictions in the United States as the Investor reasonably requests, (ii) prepare and file in those jurisdictions, such amendments (including post-effective amendments) and supplements to such registrations and qualifications as may be necessary to maintain the effectiveness thereof during the Commitment Period, (iii) take such other actions as may be necessary to maintain such registrations and qualifications in effect at all times during the Commitment Period, and (iv) take all other actions reasonably necessary or advisable to qualify the Common Shares for sale in such jurisdictions; provided, however, that the Company shall not be required in connection therewith or as a condition thereto to (w) make any change to its certificate of incorporation or bylaws or any other organizational documents of the Company or any of its Subsidiaries, (x) qualify to do business in any jurisdiction where it would not otherwise be required to qualify but for this Section 6.01, (y) subject itself to general taxation in any such jurisdiction, or (z) file a general consent to service of process in any such jurisdiction. The Company shall promptly notify the Investor of the receipt by the Company of any notification with respect to the suspension of the registration or qualification of any of the Common Shares for sale under the securities or “blue sky” laws of any jurisdiction in the United States or its receipt of actual written notice of the initiation or threat of any proceeding for such purpose.

Section 6.02 Suspension of Registration Statement.
(a)
Establishment of a Black Out Period. During the Commitment Period, the Company from time to time may suspend the use of the Registration Statement by written notice to the Investor in the event that the Company determines in its sole discretion in good faith that such suspension is necessary to (A) delay the disclosure of material nonpublic information concerning the Company, the disclosure of which at the time is not, in the good faith opinion of the Company, in the best interests of the Company or (B) amend or supplement the Registration Statement or Prospectus so that such Registration Statement or Prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading (a “Black Out Period”).

(b)
No Sales by Investor During the Black Out Period. During such Black Out Period, the Investor agrees not to sell any Common Shares of the Company pursuant to such Registration Statement, but may sell Common Shares pursuant to an exemption from registration, if available, subject to the Investor’s compliance with Applicable Laws.

(c)
Limitations on the Black Out Period. The Company shall not impose any Black Out Period that is longer than 60 consecutive days (or 90 days in any calendar year) or in a manner that is more restrictive (including, without limitation, as to duration) than the comparable restrictions that the Company may impose on transfers of the Company’s equity securities by its directors and senior executive officers. In addition, the Company shall not deliver any Advance Notice during any Black Out Period. If the public announcement of such material, nonpublic information is made during a Black Out Period, the Black Out Period shall terminate immediately after such announcement, and the Company shall immediately notify the Investor of the termination of the Black Out Period.

Section 6.03 Listing of Common Shares. As of each Advance Date, the Shares to be sold by the Company from time to time hereunder will have been registered under Section 12(b) of the Exchange Act and approved for listing on the Principal Market, subject to official notice of issuance.
Section 6.04 Opinion of Counsel. Prior to the date of the delivery by the Company of the first Advance Notice, the Investor shall have received an opinion letter from counsel to the Company in form and substance reasonably satisfactory to the Investor.
Section 6.05 Exchange Act Registration. The Company will use commercially reasonable efforts to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act and will not take any action or file any document (whether or not permitted by Exchange Act or the rules thereunder) to terminate or suspend its reporting and filing obligations under the Exchange Act.
Section 6.06 Transfer Agent Instructions. For any time while there is a Registration Statement in effect for this transaction, the Company shall (if required by the transfer agent for the Common Shares) cause legal counsel for the Company to deliver to the transfer agent for the Common Shares (with a copy to the Investor) instructions to issue Common Shares to the Investor free of restrictive legends upon each Advance if the delivery of such instructions are consistent with Applicable Law.
Section 6.07 Corporate Existence. The Company will use commercially reasonable efforts to preserve and continue the corporate existence of the Company during the Commitment Period.
Section 6.08 Notice of Certain Events Affecting Registration; Suspension of Right to Make an Advance. During the Commitment Period, the Company will promptly notify the Investor, and confirm by email or other writing, promptly following its becoming aware of the occurrence of any of the following events in respect of a Registration Statement or related Prospectus relating to an offering of the Common Shares (in each of which cases the information provided to Investor will be kept strictly confidential): (i) except for requests made in connection with SEC investigations disclosed in the SEC Documents, receipt of any request for additional information by the SEC or any other Federal or state governmental authority during the period of effectiveness of the Registration Statement or any request for amendments or supplements to the Registration Statement or related Prospectus; (ii) the issuance by the SEC or any other Federal governmental authority of any stop order suspending the effectiveness of the Registration Statement or the initiation of any proceedings for that purpose; (iii) receipt of any notification with respect to the suspension of the qualification or exemption from qualification of any of the Common Shares for sale in any jurisdiction or the initiation or written threat of any proceeding for such purpose; (iv) the happening of any event that makes any statement made in the Registration Statement or related Prospectus or any document incorporated or deemed to be incorporated therein by reference untrue in any material respect or that requires the making of any changes in the Registration Statement, related Prospectus or documents so that, in the case of the Registration Statement, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and that in the case of the related Prospectus, it will not contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading, or of the necessity to amend the Registration Statement or supplement a related Prospectus to comply with the Securities Act or any other law, and the Company will promptly make available to the Investor any such supplement or amendment to the related Prospectus; (v) the Company’s reasonable determination that a post-effective amendment to the Registration Statement would be required under Applicable Law; (vi) the Common Shares shall cease to be authorized for listing on the Principal Market; or (vii) the Company fails to file in a timely manner all reports and other documents required of it as a reporting company under the Exchange Act. The Company shall not deliver to the Investor any Advance Notice, and the Company shall not sell any Shares pursuant to any pending Advance Notice (other than as required pursuant to Section 2.02(d)), during the continuation of any of the foregoing events (each of the events described in the immediately preceding clauses (i) through (vii), inclusive, a “Material Outside Event”).
Section 6.09 Consolidation. If an Advance Notice has been delivered to the Investor, then the Company shall not effect any consolidation of the Company with or into, or a transfer of all or substantially all the assets of the Company to, another entity before the transaction contemplated in such Advance Notice has been closed in accordance with Section 2.02 hereof, and all Shares in connection with such Advance have been received by the Investor.

Section 6.10 Issuance of the Company’s Common Shares. The issuance and sale of the Common Shares hereunder shall be made in accordance with the provisions and requirements of Section 4(a)(2) of the Securities Act and any applicable state securities law.
Section 6.11 Expenses. The Company, whether or not the transactions contemplated hereunder are consummated or this Agreement is terminated, will pay all expenses incident to the performance of its obligations hereunder, including but not limited to (i) the preparation, printing and filing of the Registration Statement and each amendment and supplement thereto, of each prospectus and of each amendment and supplement thereto; (ii) the preparation, issuance and delivery of any Shares issued pursuant to this Agreement, (iii) all fees and disbursements of the Company’s counsel, accountants and other advisors (but not, for the avoidance doubt, the fees and disbursements of Investor’s counsel, accountants and other advisors), (iv) the qualification of the Shares under securities laws in accordance with the provisions of this Agreement, including filing fees in connection therewith, (v) the printing and delivery of copies of any prospectus and any amendments or supplements thereto reasonably requested by the Investor, (vi) the fees and expenses incurred in connection with the listing or qualification of the Shares for trading on the Principal Market, or (vii) filing fees of the SEC and the Principal Market.
Section 6.12 Current Report. The Company shall, not later than 5:30 p.m., New York City time, on the fourth business day after the date of this Agreement, file with the SEC a Current Report on Form 8-K disclosing the execution of this Agreement by the Company and the Investor (including any exhibits thereto, the “Current Report”). The Company shall provide the Investor and its legal counsel a reasonable opportunity to comment on any description of this Agreement contained in a draft of the Current Report, including any exhibit to be filed related thereto, as applicable, prior to filing the Current Report with the SEC and shall give due consideration to all such comments. From and after the filing of the Current Report with the SEC, the Company shall have publicly disclosed all material, nonpublic information delivered to the Investor (or the Investor’s representatives or agents) by the Company or any of its Subsidiaries, or any of their respective officers, directors, employees, agents or representatives (if any) in connection with the transactions contemplated by the Transaction Documents. The Company shall not, and the Company shall cause each of its Subsidiaries and each of its and their respective officers, directors, employees and agents not to, provide the Investor with any material, non-public information regarding the Company or any of its Subsidiaries without the express prior written consent of the Investor (which may be granted or withheld in the Investor’s sole discretion); it being understood that the mere notification of Investor required pursuant to Section 6.08(iv) hereof shall not in and of itself be deemed to be material non-public information. Notwithstanding anything contained in this Agreement to the contrary, the Company expressly agrees that it shall publicly disclose in the Current Report or otherwise make publicly available any information communicated to the Investor by or, to the knowledge of the Company, on behalf of the Company in connection with the transactions contemplated herein, which, following the date hereof would, if not so disclosed, constitute material, non-public information regarding the Company or its Subsidiaries. The Company understands and confirms that the Investor will rely on the foregoing representations in effecting resales of Shares under the Registration Statement in accordance with this Agreement.
Section 6.13 Advance Notice Limitation. The Company shall not deliver an Advance Notice if a stockholder meeting or corporate action date, or the record date for any stockholder meeting or any corporate action, would fall during the period beginning one (1) Trading Day prior to the date of delivery of such Advance Notice and ending one (1) Trading Day following the Closing of such Advance.
Section 6.14 Use of Proceeds. The proceeds from the sale of the Shares by the Company to Investor shall be used by the Company in the manner as will be set forth in the Prospectus included in any Registration Statement (and any post-effective amendment thereto) and any Prospectus Supplement thereto filed pursuant to this Agreement.
Section 6.15 Market Activities. Neither the Company, nor any Subsidiary, nor any of their respective officers, directors or controlling persons will, directly or indirectly, (i) take any action designed to cause or result in, or that constitutes or might reasonably be expected to constitute or result, in the stabilization or manipulation of the price of any security of the Company to facilitate the sale or resale of Common Shares or (ii) sell, bid for, or purchase Common Shares in violation of Regulation M, or pay anyone any compensation for soliciting purchases of the Shares.
Section 6.16 Trading Information. Upon the Company’s request, the Investor agrees to provide the Company with trading reports setting forth the number and average sales prices of Common Shares sold by the Investor during the prior trading week.
Section 6.17 Selling Restrictions. Except as expressly set forth above in Section 4.24 and below, the Investor covenants that from and after the date hereof through and including the Trading Day next following the expiration or termination of this Agreement as provided in Section 10.01 (the “Restricted Period”), none of the Investor any of its officers, or any entity managed or controlled by the Investor (collectively, the “Restricted Persons” and each of the foregoing is referred to herein as a “Restricted Person”) shall, directly or indirectly, (i) engage in any “short sale” (as such term is defined in Rule 200 of Regulation SHO of the Exchange Act) of the Common Shares or (ii) engage in any hedging transaction, which establishes a net short position with respect to any securities of the Company (including the Common Shares), with respect to each of clauses (i) and (ii) hereof, either for its own principal account or for the principal account of any other Restricted Person. Notwithstanding the foregoing, it is expressly understood and agreed that nothing contained herein shall (without implication that the contrary would otherwise be true) prohibit any Restricted Person during the Restricted Period from: (1) selling “long” (as defined under Rule 200 promulgated under Regulation SHO) the Shares; or (2) selling a number of Common Shares equal to the number of Advance Shares that such Restricted Person is unconditionally obligated to purchase under a pending Advance Notice but has not yet received from the Company or the transfer agent pursuant to this Agreement.
Section 6.18 Assignment. Neither this Agreement nor any rights or obligations of the parties hereto may be assigned to any other Person. Nothing in this Section 6.18 shall be construed to prevent the legal entity that will be the surviving publicly-traded parent company of the Company or the surviving publicly-traded parent company of the entity into which the Company is merged upon completion of the Business Combination from inuring to all the benefits and obligations under this Agreement pursuant to Section 2.01 hereof.
Article VII.
Conditions for Delivery of Advance Notice
Section 7.01 Conditions Precedent to the Right of the Company to Deliver an Advance Notice. The right of the Company to deliver an Advance Notice and the obligations of the Investor hereunder with respect to an Advance are subject to the satisfaction or waiver, on each Advance Notice Date (a “Condition Satisfaction Date”), of each of the following conditions:
(a)
Accuracy of the Company’s Representations and Warranties. The representations and warranties of the Company in this Agreement shall be true and correct in all material respects as of each Advance Notice Date (other than representations and warranties that are made as of another date, which shall be true and correct in all material respects as of such other date).

(b)
Registration of the Common Shares with the SEC. There is an effective Registration Statement pursuant to which the Investor is permitted to utilize the Prospectus thereunder to resell all of the Common Shares issuable pursuant to such Advance Notice. The Company shall have filed with the SEC all reports, notices and other documents required under the Exchange Act and applicable SEC regulations during the twelve-month period immediately preceding the applicable Condition Satisfaction Date or such shorter period during which the Company shall have been subject to such requirements.

(c)
Authority. The Company shall have obtained all permits and qualifications required by any applicable state for the offer and sale of all the Common Shares issuable pursuant to such Advance Notice, or shall have the availability of exemptions therefrom. The sale and issuance of such Common Shares shall be legally permitted by all laws and regulations to which the Company is subject.

(d)	No Material Outside Event. No Material Outside Event shall have occurred and be continuing.
(e)
Performance by the Company. The Company shall have performed, satisfied and complied in all material respects with all covenants, agreements and conditions required by this Agreement to be performed, satisfied or complied with by the Company at or prior to the applicable Condition Satisfaction Date.

(f)
No Injunction. No statute, rule, regulation, executive order, decree, ruling or injunction shall have been enacted, entered, promulgated or endorsed by any court or governmental authority of competent jurisdiction that prohibits any of the transactions contemplated by this Agreement.

(g)
No Suspension of Trading in or Delisting of Common Shares. The Common Shares are quoted for trading on the Principal Market and all of the Shares issuable pursuant to such Advance Notice will be listed or quoted for trading on the Principal Market. The issuance of Common Shares with respect to the applicable Advance Notice will not violate the stockholder approval requirements of the Principal Market.

(h)	Authorized. There shall be a sufficient number of authorized but unissued and otherwise unreserved Common Shares for the issuance of all of the Shares issuable pursuant to such Advance Notice.

(i)	Executed Advance Notice. The representations contained in the applicable Advance Notice shall be true and correct in all material respects as of the applicable Condition Satisfaction Date.
(j)	Consecutive Advance Notices. Except with respect to the first Advance Notice, the Company shall have delivered all Shares relating to all prior Advances.
Article VIII.
Non Exclusive Agreement
Notwithstanding anything contained herein, this Agreement and the rights awarded to the Investor hereunder are non-exclusive, and the Company may, at any time throughout the term of this Agreement and thereafter, issue and allot, or undertake to issue and allot, any Common Shares and/or securities and/or convertible notes, bonds, debentures, options to acquire Common Shares or other securities and/or other facilities which may be converted into or replaced by Common Shares or other securities of the Company, and to extend, renew and/or recycle any bonds and/or debentures, and/or grant any rights with respect to its existing and/or future share capital.
Article IX.
Choice of Law/Jurisdiction
This Agreement shall be governed by and interpreted in accordance with the laws of the State of New York without regard to the principles of conflict of laws. The parties further agree that any action between them shall be heard in New York County, New York, and expressly consent to the jurisdiction and venue of the Supreme Court of New York, sitting in New York County, New York and the United States District Court of the Southern District of New York, sitting in New York, New York, for the adjudication of any civil action asserted pursuant to this Agreement.
Article X. Termination
Section 10.01 Termination.
(a)
Unless earlier terminated as provided hereunder, this Agreement shall terminate automatically on the earliest of (i) the first day of the month next following the 36-month anniversary of the Effective Date, (ii) the date on which the Investor shall have made payment of Advances pursuant to this Agreement for Common Shares equal to the Commitment Amount, or (iii) the termination of the Merger Agreement (other than in connection with the consummation of the Business Combination).

(b)
The Company may terminate this Agreement effective upon five Trading Days’ prior written notice to the Investor; provided that (i) there are no outstanding Advance Notices, the Common Shares under which have yet to be issued, and (ii) the Company has paid all amounts owed to the Investor pursuant to this Agreement. This Agreement may be terminated at any time by the mutual written consent of the parties, effective as of the date of such mutual written consent unless otherwise provided in such written consent.

(c)
Nothing in this Section 10.01 shall be deemed to release the Company or the Investor from any liability for any breach under this Agreement, or to impair the rights of the Company and the Investor to compel specific performance by the other party of its obligations under this Agreement. Section 12.07 and the indemnification provisions contained in Article V shall survive termination hereunder.

(d)
Notwithstanding anything to the contrary in this Agreement, no obligation, including the obligation to issue to the Investor the Commitment Fee Shares, shall arise until the consummation of the Business Combination. If the Merger Agreement is terminated, other than in connection with the consummation of the Business Combination, then this Agreement shall be terminated and of no further effect, without any liability of any party hereunder.

Article XI. Notices
Other than with respect to Advance Notices, which must be in writing and will be deemed delivered on the day set forth in Section 2.01(b), any notices, consents, waivers, or other communications required or permitted to be given under the terms of this Agreement must be in writing and will be deemed to have been delivered (i) upon receipt, when delivered personally; (ii) upon receipt, when sent by e-mail if sent on a Trading Day, or, if not sent on a Trading Day, on the immediately following Trading Day; (iii) five (5) calendar days after being sent by U.S. certified mail, return receipt requested, (iv) one (1) calendar day after deposit with a nationally recognized overnight delivery service, in each case properly addressed to the party to receive the same. The addresses and e-mail addresses for such communications (except for Advance Notices which shall be delivered in accordance with Exhibit A hereof) shall be:
If to the Company prior to the consummation of the Business Combination, to:
Twin Ridge Capital Acquisition Corp.
999 Vanderbilt Beach Road, Suite 200
Naples, FL 34108
Attention: William P Russell, Jr; Sanjay Morey
Email: wrussell@twinridgecapital.com;
smorey@twinridgecapital.com

With a copy to (which shall not constitute notice or delivery of process) to:	Peter Seligson Kirkland & Ellis 601 Lexington Avenue New York, NY 10022 Email: peter.segilson@kirkland.com;

Adam Larson; Rami Totari Kirkland & Ellis 609 Main St Houston, TX 77002 Email: adam.larson@kirkland.com; rami.totari@kirkland.com

If to the Company following the consummation of the Business Combination, to:	Carbon Revolution Limited 75 Pigdons Road, Warn Ponds VIC 3126 Australia Attention: David Nock Email: david.nock@carbonrev.com

With a copy (which will not constitute notice) to:	Peter Seligson Kirkland & Ellis 601 Lexington Avenue New York, NY 10022 Email: peter.segilson@kirkland.com;

Adam Larson; Rami Totari Kirkland & Ellis 609 Main St Houston, TX 77002
Email: adam.larson@kirkland.com;rami.totari@kirkland.com.

Jocelyn M. Arel 100 Northern Avenue Boston, MA 02210 Email: jarel@goodwinlaw.com

Jeffrey Letalien 620 Eighth Avenue New York, NY 10018 Email: jletalien@goodwinlaw.com

If to the Investor(s):	YA II PN, Ltd.
1012 Springfield Avenue
Mountainside, NJ 07092
	Attention:	Mark Angelo
Portfolio Manager
	Telephone:	(201) 985-8300
Email: mangelo@yorkvilleadvisors.com

With a Copy (which shall not constitute notice or delivery of process) to:	David Gonzalez, Esq. 1012 Springfield Avenue
Mountainside, NJ 07092
	Telephone:	(201) 985-8300
	Email:	legal@yorkvilleadvisors.com
or at such other address and/or e-mail and/or to the attention of such other person as the recipient party has specified by written notice given to each other party prior to the effectiveness of such change by means provided in this Article XI. Written confirmation of receipt (i) given by the recipient of such notice, consent, waiver or other communication, (ii) electronically generated by the sender’s email service provider containing the time, date and recipient email address or (iii) provided by a nationally recognized overnight delivery service shall be rebuttable evidence of personal service, or receipt from a nationally recognized overnight delivery service in accordance with clause (i), (ii) or (iii) above, respectively.
Article XII. Miscellaneous
Section 12.01 Counterparts. This Agreement may be executed in identical counterparts, both which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to the other party. Facsimile or other electronically scanned and delivered signatures (including any electronic signature covered by the U.S. federal ESIGN Act of 2000, Uniform Electronic Transactions Act, the Electronic Signatures and Records Act or other applicable law, e.g., www.docusign.com), including by e-mail attachment, shall be deemed to have been duly and validly delivered and be valid and effective for all purposes of this Agreement.
Section 12.02 Entire Agreement; Amendments. This Agreement supersedes all other prior oral or written agreements between the Investor, the Company, their respective affiliates and persons acting on their behalf with respect to the matters discussed herein, and this Agreement contains the entire understanding of the parties with respect to the matters covered herein and, except as specifically set forth herein, neither the Company nor the Investor makes any representation, warranty, covenant or undertaking with respect to such matters. No provision of this Agreement may be waived or amended other than by an instrument in writing signed by the parties to this Agreement.
Section 12.03 Reporting Entity for the Common Shares. The reporting entity relied upon for the determination of the trading price or trading volume of the Common Shares on any given Trading Day for the purposes of this Agreement shall be Bloomberg, L.P. or any successor thereto. The written mutual consent of the Investor and the Company shall be required to employ any other reporting entity.
Section 12.04 Structuring Fee. Each of the parties shall pay its own fees and expenses (including the fees of any attorneys, accountants, appraisers or others engaged by such party) in connection with this Agreement and the transactions contemplated hereby, except that the Company has paid YA Global II SPV, LLC, a subsidiary of the Investor, a cash structuring fee in the amount of $10,000, which shall be paid on the date hereof.
Section 12.05 Commitment Fee. On the Effective Date, the Company will issue to the Investor 15,000 Common Shares (the “Commitment Fee Shares”) as a commitment fee.

Section 12.06 Brokerage. Each of the parties hereto represents that it has had no dealings in connection with this transaction with any finder or broker who will demand payment of any fee or commission from the other party. The Company on the one hand, and the Investor, on the other hand, agree to indemnify the other against and hold the other harmless from any and all liabilities to any person claiming brokerage commissions or finder’s fees on account of services purported to have been rendered on behalf of the indemnifying party in connection with this Agreement or the transactions contemplated hereby.
Section 12.07 Trust Account Waiver. Notwithstanding anything to the contrary in this Agreement, the Investor hereby irrevocably waives any right of set-off or any other right, title, interest or claim of any kind (“Claim”) in, or to any distribution from, the Company’s trust account maintained pursuant to that certain Investment Management Trust Agreement, by and between Continental Stock Transfer & Trust Company and the Company, dated as of March 8, 2021 (the “Trust Account”) and hereby irrevocably agrees not to seek recourse, reimbursement, payment or satisfaction for any Claim against the Trust Account for any reason whatsoever, including but not limited to a breach of this Agreement by the Company or any negotiations, agreements or understandings with the Company (whether in the past, present or future), regardless of whether such claim arises as a result of, in connection with or relating in any way to, the business relationship between Investor, on one hand, and the Company, on the other hand, this Agreement, or any other discussion, contract or agreement or any other matter, and regardless of whether such claim arises based on contract, tort, equity or any other theory of legal liability.
[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

IN WITNESS WHEREOF, the parties hereto have caused this Standby Equity Purchase Agreement to be executed by the undersigned, thereunto duly authorized, as of the date first set forth above.
COMPANY: TWIN RIDGE CAPITAL ACQUISITION CORP.

By:	/s/ William P. Russell, Jr.
Name:	William P. Russell, Jr.
Title:	Co-Chief Executive Officer
INVESTOR: YA II PN, LTD.

By:	Yorkville Advisors Global, LP
Its:	Investment Manager

	By:	Yorkville Advisors Global II, LLC
	Its:	General Partner
By:	/s/ David Gonzalez
Name:	David Gonzalez
Title:	General Counsel

EXHIBIT A

OPTION 1 ADVANCE NOTICE
[Intentionally Omitted]

EXHIBIT B

OPTION 2 ADVANCE NOTICE
[Intentionally Omitted]

EXHIBIT C

FORM OF OPTION 1 SETTLEMENT DOCUMENT
[Intentionally Omitted]

EXHIBIT D

FORM OF OPTION 2 SETTLEMENT DOCUMENT
[Intentionally Omitted]

Annex J
Opinion of Craig-Hallum Capital Group LLC

November 28, 2022
Personal and Confidential
TWIN RIDGE CAPITAL ACQUISITION CORP.
Attn: Board of Directors
999 Vanderbilt Beach Road, Suite 200
Naples, FL 34108
Members of the Board of Directors:
You have requested our opinion (a) as to the fairness, from a financial point of view, to Twin Ridge Capital Acquisition Corp., a Cayman Islands corporation (“Parent”), of Transaction Consideration (as defined below) to be paid pursuant to a draft dated November 16, 2022, of the Scheme Implementation Deed (the “SID”), to be entered into among Parent, Poppetell Limited, a private limited company incorporated in Ireland (“MergeCo”), and Carbon Revolution Limited, an Australian company (the “Company”), and a draft dated November 25, 2022, of the Business Combination Agreement (the “BCA”), to be entered into among Parent, the Company, MergeCo and a Cayman Islands exempted company and wholly owned subsidiary of MergeCo (“Merger Sub”) (collectively, the “Agreement”), and (b) whether the Company has a fair market value equal to at least 80 percent of the balance of funds in Parent’s trust account (excluding deferred underwriting commissions and taxes payable). We have been advised that the Agreement provides that, among other things, (i) a new holding company will be formed (“MergeCo”) and have its shares listed on the Nasdaq or New York Stock Exchange, (ii) Parent will then be merged with and into a wholly owned subsidiary of MergeCo (“Merger Sub”), with Merger Sub being the surviving entity and Parent securities being converted into MergeCo securities for Parent shareholders, sponsor warrants and sponsor shares, and (iii) MergeCo will then acquire the Company by a court- approved scheme of arrangement in Australia, with Company equity being exchanged for MergeCo equity (altogether, the “Transaction”). We have been advised that the Transaction Consideration will consist of a number of shares of Parent’s common stock equal to the quotient of $200,000,000, divided by $10.00. The terms of the Transaction are more fully set forth in the Agreement and capitalized terms used but not defined herein have the meanings ascribed to such terms in the Agreement.
In connection with our review of the Transaction, and in arriving at our opinion, we have made such reviews, analyses, and inquiries as we have deemed necessary and appropriate under the circumstances. Among other things, we have:
(i)	reviewed a draft of the SID, dated November 16, 2022, provided to us on November 16, 2022, as well as a draft of the BCA, dated November 25, 2022, provided to us on November 26, 2022;
(ii)	reviewed certain financial, operating and business information related to the Company provided to us by management of the Company;
(iii)
reviewed the Company’s audited financial statements for the fiscal years ended June 30, 2020, 2021 and 2022, as well as reviewed financial reports for the six- month periods ended December 31, 2019, 2020 and 2021;

(iv)	reviewed a detailed Company financial projection model for the years ending December 31, 2022 through 2024, provided to us by management of the Company;
(v)
reviewed other internal documents, including the data room prepared by the Company and its advisors, relating to the history, past and current operations, financial conditions and expected future outlook of the Company, provided to us by management of the Company;

(vi)	reviewed various press releases, internal presentation and marketing materials prepared by the management of the Company, industry and market reports, research reports and white papers;
(vii)	discussed the information above with members of the management of Parent and the Company and had discussions concerning the information referred to above and the background and other elements of the Transaction, the financial condition, current operating results and business outlook for Parent and the Company; and
(viii)
performed certain valuation and comparative analyses using generally accepted valuation and analytical techniques including an analysis of comparable public companies that Craig-Hallum deemed relevant and an analysis of comparable M&A transactions that Craig-Hallum deemed relevant.

In addition, we have conducted such other analyses, examinations and inquiries and considered such other financial, economic and market criteria as we have deemed necessary in arriving at our opinion.
We have relied upon and assumed, without assuming liability or responsibility for independent verification, the accuracy and completeness of all information that was publicly available or was furnished, or otherwise made available, to us or discussed with or reviewed by us. We have further relied upon the assurances of the management of Parent and the Company that the financial information provided by Parent and the Company has been prepared on a reasonable basis in accordance with industry practice, and that they are not aware of any information or facts that would make any information provided to us incomplete or misleading. Without limiting the generality of the foregoing, for the purpose of this opinion, we have assumed that with respect to financial forecasts, estimates and other forward-looking information reviewed by us, such information has been reasonably prepared based on assumptions reflecting the best currently available estimates and judgments of the management of the Company as to the expected future results of operations and financial condition of the Company. We express no opinion as to any such financial forecasts, estimates or forward-looking information or the assumptions on which they were based. We have relied, with your consent, on advice of the outside counsel and the independent accountants to Parent and the Company, and on the assumptions of the management of Parent and the Company, as to all accounting, legal, tax, and financial reporting matters with respect to Parent, the Company, the Transaction and the Agreement.
In arriving at our opinion, we have assumed that the executed Agreement will be in all material respects identical to the last draft reviewed by us, unless otherwise noted herein. We have relied upon and assumed, without independent verification, that (i) the representations and warranties of all parties to the Agreement and all other related documents and instruments that are referred to therein are true and correct, (ii) each party to such agreements will fully and timely perform all of the covenants and agreements required to be performed by such party, (iii) the Transaction will be consummated pursuant to the terms of the Agreement without amendments thereto, (iv) all conditions to the consummation of the Transaction will be satisfied without waiver by any party of any conditions or obligations thereunder and (v) that there will not be any adjustment to Company’s capital structure prior to the Transaction that results in any adjustment to the Transaction Consideration. Additionally, we have assumed that all the necessary regulatory approvals and consents required for the Transaction will be obtained in a manner that will not adversely affect Company or the contemplated benefits of the Transaction.
In arriving at our opinion, we have not performed any appraisals or valuations of any specific assets or liabilities (fixed, contingent or other) of the Company, and have not been furnished or provided with any such appraisals or valuations, nor have we evaluated the solvency of the Company under any state or federal law relating to bankruptcy, insolvency, fraudulent conveyance or similar matters. The analyses performed by us in connection with this opinion were going concern analyses. We express no opinion regarding the liquidation value of the Company or any other entity. Without limiting the generality of the foregoing, we have undertaken no independent analysis of any pending or threatened litigation, regulatory action, possible unasserted claims or other contingent liabilities, to which the Company or any of their affiliates is a party or may be subject, and at the direction of the Company and with its consent, our opinion makes no assumption concerning, and therefore does not consider, the possible assertion of claims, outcomes or damages arising out of any such matters. We have also assumed that the Company is not party to any material pending transaction, including without limitation any financing, recapitalization, acquisition or merger, divestiture, or spin-off, other than the Transaction.
This opinion is necessarily based upon the information available to us and facts and circumstances as they exist and are subject to evaluation on the date hereof; events occurring after the date hereof could materially affect the assumptions used in preparing this opinion. We are not expressing any opinion herein as to the price at which shares of Parent common stock may trade following announcement of the Transaction or at any future time. We have not undertaken to reaffirm or revise this opinion or otherwise comment upon any events occurring after the date hereof and do not have any obligation to update, revise or reaffirm this opinion.

As you are aware, the credit, financial and stock markets have from time-to-time experienced unusual volatility. We express no opinion or view as to any potential effects of such volatility on the Transaction, and the opinion does not address potential developments in any such markets. In addition, we express no opinion or view as to any potential effects of the COVID-19 pandemic on the Transaction, Parent or the Company.
We have been engaged by Parent for rendering this opinion. The opinion fee is not contingent upon the consummation of the Transaction or the conclusions reached in our opinion. Parent has also agreed to indemnify us against certain liabilities and reimburse us for certain expenses in connection with our services. We have not been requested to, and did not, (i) participate in negotiations with respect to the Agreement, (ii) solicit any expressions of interest from any other parties with respect to any business combination with the Company or any other alternative transaction or (iii) advise the board of directors of Parent or any other party with respect to alternatives to the Transaction. In addition, we were not requested to and did not provide advice regarding the structure or any other aspect of the Transaction, or to provide services other than the delivery of this opinion. In the ordinary course of our business, we and our affiliates may actively trade securities of Parent for our own account or the account of our customers and, accordingly, may at any time hold a long or short position in such securities.
This opinion is provided to the board of directors of Parent in connection with its consideration of the Transaction and is not intended to be and does not constitute a recommendation to any stockholder of Parent. This opinion shall not be disclosed, referred to, published or otherwise used (in whole or in part), nor shall any public references to us be made, without our prior written approval. This opinion has been approved for issuance by the Craig-Hallum Opinion Committee.
This opinion addresses solely the fairness, from a financial point of view, to Parent of the proposed aggregate Transaction Consideration set forth in the Agreement and does not address any other terms or agreement relating to the Transaction or any other terms of the Agreement. We were not requested to opine as to, and this opinion does not address, the basic business decision to proceed with or effect the Transaction, the merits of the Transaction relative to any alternative transaction or business strategy that may be available to Parent, or any other terms contemplated by the Agreement. With respect to the Transaction Consideration payable under the Agreement, this opinion relates solely to the aggregate consideration payable to the equity holders of the Company as a whole; we did not analyze any class of securities separately and we do not express any opinion regarding the consideration allocated or paid to any specific class of securities or to any individual stockholders. Furthermore, we express no opinion with respect to the amount or nature of compensation to any officer, director or employee of any party to the Transaction, or any class of such persons, relative to the compensation to be received by holders of Company common stock in the Transaction or with respect to the fairness of any such compensation.
Based upon and subject to the foregoing and based upon such other factors as we consider relevant, it is our opinion that (a) the Transaction Consideration to be paid by the Parent to the stockholders of the Company in the Transaction is fair, from a financial point of view, as of the date hereof, and (b) the Company has a fair market value equal to at least 80 percent of the balance of funds in Parent’s trust account (excluding deferred underwriting commissions and taxes payable).
Very truly yours,

/s/ Craig-Hallum Capital Group LLC

Craig-Hallum Capital Group LLC

Annex K
Plan of Merger
_______________ 2023
Poppettell Merger Sub
and
Twin Ridge Capital Acquisition Corp.
Plan of Merger

Floor 4, Willow House, Cricket Square
Grand Cayman KY1-9010
Cayman Islands
campbellslegal.com
00421-41361

This plan of merger (the “Plan of Merger”) is made on __________ 2023 between
Between:
1	Poppettell Merger Sub (the “Surviving Company”); and
2	Twin Ridge Capital Acquisition Corp. (the “Merging Company” and together with the Surviving Company, the “Companies”).
Whereas:
A	The Merging Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Companies Act (as revised) (the “Act”).
B	The Surviving Company is a Cayman Islands exempted company and is entering into this Plan of Merger pursuant to the provisions of Part XVI of the Act.
C
The directors of the Merging Company and the sole director of the Surviving Company have approved the merger of the Companies with the Surviving Company continuing as the surviving company (as defined in the Act) (the “Merger”), upon the terms and subject to the conditions of the Business Combination Agreement dated 29 November 2022 by and among the Merging Company, the Surviving Company, Carbon Revolution Limited and Poppetell Limited (the “Business Combination Agreement”) and this Plan of Merger and pursuant to the provisions of Part XVI of the Act.

In this Plan of Merger, it is agreed as follows:
1	Definitions and Interpretation
Terms not otherwise defined herein shall have the meanings given to them in the Business Combination Agreement, a copy of which is annexed at Annexure 1 hereto.
2	Plan of Merger
2.1	Details of the Companies:
(a)	The constituent companies (as defined in the Act) to this Merger are the Surviving Company and the Merging Company.
(b)	The surviving company (as defined in the Act) is the Surviving Company.
(c)	The registered office of the Surviving Company is c/o Campbells Corporate Services Limited of Floor 4, Willow House, Cricket Square, Grand Cayman KY1-9010, Cayman Islands.
(d)	The registered office of the Merging Company is c/o Maples Corporate Services Limited of PO Box 309, Ugland House, Grand Cayman, KY1-1104, Cayman Islands.
(e)
Immediately prior to the Effective Date (as defined below), the share capital of the Surviving Company will be US$50,000 divided into 50,000 ordinary shares of a par value of US$1.00 each and the Surviving Company will have 1 ordinary share in issue.

(f)
Immediately prior to the Effective Date (as defined below), the share capital of the Merging Company will be US$55,100 divided into 500,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, 50,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and 1,000,000 Preference Shares of a par value of US$0.0001 each and the Merging Company will have __________ Class A Ordinary Shares, __________ Class B Ordinary Shares and no Preference Shares in issue.

2.2	Effective Time
The date on which it is intended that the Merger is to take effect is the date that this Plan of Merger is registered by the Registrar in accordance with section 233(13) of the Act (the “Effective Date”).
2.3	Terms and Conditions
The terms and conditions of the Merger, including the manner and basis of converting shares in each constituent company into shares in the Surviving Company, are set out in the Business Combination Agreement in the form annexed at Annexure 1 hereto.

2.4	Constitutional Documents of Surviving Company
The Memorandum and Articles of Association of the Surviving Company shall be amended and restated by the deletion in their entirety and the substitution in their place of the Amended and Restated Memorandum and Articles of Association in the form annexed at Annexure 2 hereto on the Effective Date and the authorised share capital of the Surviving Company after the Merger shall be amended from US$50,000.00 divided into 50,000 ordinary shares of a par value of US$1.00 each to US$55,100 divided into 500,000,000 Class A Ordinary Shares of a par value of US$0.0001 each, 50,000,000 Class B Ordinary Shares a par value of US$0.0001 each and 1,000,000 Preference Shares of a par value of US$0.0001 each by (i) the subdivision and reclassification of 49,999 unissued ordinary shares of a par value of US$1.00 each into 499,990,000 Class A Ordinary Shares of a par value of US$0.0001 each; (ii) the creation of 50,000,000 Class B Ordinary Shares of a par value of US$0.0001 each and 1,000,000 Preference Shares of a par value of US$0.0001 each; and (iii) the conversion into stock of 1 issued ordinary share of a par value of US$1.00 each and reconversion, subdivision and reclassification into 10,000 Class A Ordinary Shares of a par value of US$0.0001 each.
2.5	Share Rights
The rights and restrictions attaching to the shares in the Surviving Company are set out in the Amended and Restated Memorandum and Articles of Association of the Surviving Company in the form annexed at Annexure 2 hereto.
2.6	Directors’ Interests in the Merger
(a)	There are no amounts or benefits which are or shall be paid or payable to any director of either constituent company or the Surviving Company consequent upon the Merger.
(b)
The name and address of the sole director of the surviving company (as defined in the Act) after the Merger is: Robert Duggan, 233 Waterways, 132 Lime Tree Bay Avenue, PO Box 30501, Grand Cayman KY1-1203, Cayman Islands.

2.7	Secured Creditors
(a)	The Merging Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
(b)	The Surviving Company has granted no fixed or floating security interests that are outstanding as at the date of this Plan of Merger.
3	Corporate Authorities
3.1
This Plan of Merger has been authorised by the shareholders of the Merging Company pursuant to section 233(6) of the Act by way of resolutions passed at an extraordinary general meeting of the Merging Company.

3.2	This Plan of Merger has been approved by the board of directors of each of the Surviving Company and the Merging Company pursuant to section 233(3) of the Act.
3.3	This Plan of Merger has been authorised by the shareholder of the Surviving Company pursuant to section 233(6) of the Act.
4	Variation
At any time prior to the Effective Date, this Plan of Merger may be amended by the board of directors of both the Surviving Company and the Merging Company to:
(a)	change the Effective Date provided that such changed date shall not be a date later than the ninetieth day after the date of registration of this Plan of Merger with the Registrar of Companies; and
(b)
effect any other changes to this Plan of Merger which the directors of both the Surviving Company and the Merging Company deem advisable, provided that such changes do not materially adversely affect any rights of the shareholders of the Surviving Company or the Merging Company, as determined by the directors of both the Surviving Company and the Merging Company, respectively.

5	Termination
At any time prior to the Effective Date, this Plan of Merger may be terminated by the board of directors of either the Merging Company or the Surviving Company, in each case in accordance with the terms of the Business Combination Agreement.
6	Counterparts
This Plan of Merger may be executed in any number of counterparts, all of which take together shall constitute one and the same instrument. Any party may enter into this Plan of Merger by executing such counterpart.
7	Governing Law
This Plan of Merger shall be governed by and construed in accordance with the laws of the Cayman Islands.
[signature page follows]

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by	)
for and on behalf of	)
Twin Ridge Capital Acquisition Corp.	)	Director

In witness whereof the parties hereto have caused this Plan of Merger to be executed on the day and year first above written.
SIGNED by Robert Duggan	)
for and on behalf of	)
Poppettell Merger Sub	)	Director

Annexure 1

Business Combination Agreement

Annexure 2

Amended and Restated Memorandum and Articles of Association of the Surviving Company

Annex L
List of Relevant Territories:
1.	The Republic of Albania
2.	The Republic of Armenia
3.	Australia
4.	The Republic of Austria
5.	The Kingdom of Bahrain
6.	The Republic of Belarus
7.	Belgium
8.	Bosnia and Herzegovina
9.	The Republic of Botswana
10.	The Republic of Bulgaria
11.	Canada
12.	The Republic of Chile
13.	The People’s Republic of China
14.	The Republic of Croatia
15.	Cyprus
16.	Czech Republic
17.	The Kingdom of Denmark
18.	The Arab Republic of Egypt
19.	The Republic of Estonia
20.	The Federal Democratic Republic of Ethiopia
21.	Finland
22.	France
23.	Georgia
24.	The Federal Republic of Germany
25.	The Republic of Ghana
26.	The Hellenic Republic (Greece)
27.	Hong Kong
28.	The Republic of Hungary
29.	The Republic of Iceland
30.	The Republic of India
31.	The State of Israel
32.	Italy
33.	Japan
34.	The Republic of Kazakhstan
35.	Kenya
36.	The Republic of Korea
37.	Kosovo
L-1

38.	The State of Kuwait
39.	The Republic of Latvia
40.	The Republic of Lithuania
41.	The Grand Duchy of Luxembourg
42.	The Republic of Macedonia (now the Republic of North Macedonia)
43.	Malaysia
44.	Malta
45.	The United Mexican States (Mexico)
46.	The Republic of Moldova
47.	Montenegro
48.	The Kingdom of Morocco
49.	The Kingdom of the Netherlands
50.	New Zealand
51.	The Kingdom of Norway
52.	The Islamic Republic of Pakistan
53.	The Republic of Panama
54.	The Republic of Poland
55.	Portuguese Republic
56.	State of Qatar
57.	Romania
58.	Russian Federation
59.	Kingdom of Saudi Arabia
60.	The Republic of Serbia
61.	The Republic of Singapore
62.	Slovak Republic
63.	The Republic of Slovenia
64.	The Republic of South Africa
65.	Kingdom of Spain
66.	Sweden
67.	Switzerland
68.	Kingdom of Thailand
69.	The Republic of Turkey
70.	United Kingdom
71.	Ukraine
72.	United Arab Emirates
73.	The Republic of Uzbekistan
74.	United States of America
75.	The Socialist Republic of Vietnam
76.	The Republic of Zambia
L-2

PART II
INFORMATION NOT REQUIRED IN PROSPECTUS
Item 20.	Indemnification of Directors
MergeCo will be subject to the ICA. Subject to exceptions, the ICA does not permit a company to exempt a director or certain officers from, or indemnify a director against, liability in connection with any negligence, default, breach of duty or breach of trust by a director in relation to the company. The exceptions allow a company to (i) purchase and maintain director and officer insurance against any liability attaching in connection with any negligence, default, breach of duty or breach of trust owed to the company; and (ii) indemnify a director or other officer against any liability incurred in defending proceedings, whether civil or criminal (a) in which judgement is given in his or her favor or in which he or she is acquitted or (b) in respect of which an Irish court grants him or her relief from any such liability on the grounds that he or she acted honestly and reasonably and that, having regard to all the circumstances of the case, he or she ought fairly to be excused for the wrong concerned.
Under the MergeCo Amended and Restated Memorandum and Articles of Association, subject to certain limitations and so far as may be permitted by the ICA, each director, officer or employee of the MergeCo, and each person who is or was serving at the request of the MergeCo as a director, officer or employee of another company, or of a partnership, joint venture, trust or other enterprise, including service with respect to employee benefit plans maintained or sponsored by the MergeCo, shall be entitled to be indemnified by the MergeCo against all costs, charges, losses, expenses and liabilities incurred by him or her in the execution and discharge of his or her duties or in relation thereto, including any liability incurred by him or her in defending any proceedings, civil or criminal, which relate to anything done or omitted or alleged to have been done or omitted by him or her as a director, officer or employee of the MergeCo or such other company, partnership, joint venture, trust or other enterprise, and in which judgment is given in his or her favor (or the proceedings are otherwise disposed of without any finding or admission of any material breach of duty on his or her part) or in which he or she is acquitted or in connection with any application under any statute for relief from liability in respect of any such act or omission in which relief is granted to him or her by the court. However, any such indemnity shall not be made in respect of any claim, issue or matter as to which such person shall have been adjudged to be liable for fraud or dishonesty in the performance of his or her duty to the MergeCo unless and only to the extent that the courts of Ireland or the court in which such action or suit was brought shall determine upon application that despite the adjudication of liability, but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses as the court shall deem proper.
MergeCo is anticipated to enter into indemnification agreements with each of the directors and executive officers of Carbon Revolution to provide contractual indemnification providing for indemnification and advancements by MergeCo of certain expenses and costs relating to claims, suits or proceedings arising from his or her service to Carbon Revolution or, at Carbon Revolution’s request, service to other entities, as officers or directors occurring at or prior to the Twin Ridge Merger Effective Time to the maximum extent permitted by applicable law.
MergeCo is also anticipated to maintain standard policies of insurance under which coverage is provided (1) to its directors and officers against loss arising from claims made by reason of breach of duty or other wrongful act, while acting in their capacity as directors and officers of MergeCo, and (2) to MergeCo with respect to payments which may be made by MergeCo to such officers and directors pursuant to any indemnification provision contained in the MergeCo Amended and Restated Memorandum and Articles of Association or otherwise as a matter of law.

Item 21.	Exhibits and Financial Statement Schedules.
(a) Exhibits.
EXHIBIT INDEX
Exhibit No.	Description
2.1*[*]
Business Combination Agreement, dated as of November 29, 2022, by and among Twin Ridge Capital Acquisition Corp., Carbon Revolution Limited, Poppetell Limited and Poppettell Merger Sub (included as Annex A to the proxy statement/prospectus).

2.2*[*]
Scheme Implementation Deed, dated as of November 30, 2022, by and among Carbon Revolution Limited, Twin Ridge Capital Acquisition Corp. and Poppetell Limited (included as Annex B to the proxy statement/prospectus).

3.1*	Memorandum and Articles of Association of Carbon Revolution Public Limited Company (formerly known as Poppetell Limited).
3.2*
Form of the Amended and Restated Memorandum and Articles of Association of Carbon Revolution Public Limited Company (formerly known as Poppetell Limited and Carbon Revolution Limited) (included as Annex C to the proxy statement/prospectus).

4.1*	Specimen Ordinary Shares Certificate of Carbon Revolution Public Limited Company (formerly known as Poppetell Limited).
4.2*	Specimen Warrant Certificate of Carbon Revolution Public Limited Company (formerly known as Poppetell Limited).
4.3*
Warrant Agreement, dated March 3, 2021, by and among Twin Ridge Capital Acquisition Corp. and Continental Stock Transfer & Trust Company, as warrant agent (incorporated by reference to Exhibit 4.1 of Twin Ridge Capital Acquisition Corp.’s Form 8-K, filed with the SEC on March 9, 2021).

4.4*
Form of Assignment and Assumption Agreement between Twin Ridge Capital Acquisition Corp., Carbon Revolution Public Limited Company (formerly known as Poppetell Limited), Computershare Inc. and Computershare Trust Company, N.A. (included as Annex D to the proxy statement/prospectus).

4.5*
Form of Warrant Amendment Agreement between Twin Ridge Capital Acquisition Corp., Continental Stock Transfer & Trust Company, Computershare Inc. and Computershare Trust Company, N.A. (included as Annex E to the proxy statement/prospectus).

5.1*	Opinion of Arthur Cox LLP.
5.2*	Opinion of Goodwin Procter LLP.
8.1*	Tax Opinion of Kirkland & Ellis LLP.
10.1*
Letter Agreement, dated March 3, 2021, by and among Twin Ridge Capital Acquisition Corp., Barclays Capital Inc. and Evercore Group, LLC (incorporated by reference to Exhibit 10.4 of Twin Ridge Capital Acquisition Corp.’s Form 8-K, filed with the SEC on March 9, 2021).

10.2*[*]
Sponsor Side Letter, dated as of November 29, 2022, by and among Twin Ridge Capital Sponsor, LLC, Twin Ridge Capital Sponsor Subsidiary, LLC, the independent directors party thereto, the other insiders party thereto, Twin Ridge Capital Acquisition Corp., Carbon Revolution Limited, and Poppetell Limited (included as Annex E to the proxy statement/prospectus).

10.3†*
Proceeds Disbursing and Security Agreement, dated May 23, 2023 by and among UMB Bank, N.A., as trustee and disbursing Agent, Newlight Capital LLC, as servicer, collateral agent and security trustee and Carbon Revolution Operations PTY LTD.

10.4#*	Form of Equity Incentive Plan (included as Annex G to the proxy statement/prospectus).
10.5#†*	Service Agreement with Jacob Dingle, dated March 14, 2017.
10.6#†*	Service Agreement with Gerard Buckle, dated August 7, 2019.
10.7#*	Form of Voluntary Escrow Deed (included as Annex H to the proxy statement/prospectus).
10.8#*	Form of Indemnification Agreement between Carbon Revolution Public Limited Company and each of its directors and officers.
21.1	List of Subsidiaries of Carbon Revolution Public Limited Company (formerly known as Poppetell Limited).
23.1	Consent of Deloitte Touche Tohmatsu.
23.2	Consent of Marcum LLP.
24.1*	Consent of Arthur Cox LLP (included in Exhibit 5.1).

Exhibit No.	Description
24.2*	Consent of Goodwin Procter LLP (included in Exhibit 5.2).
24.3*	Power of Attorney (included on the signature page hereto).
99.1*	Form of Preliminary Proxy Card.
99.2*	Consent of Mark Bernhard.
99.3*	Consent of Lucia Cade.
99.4*	Consent of Jacqueline Dedo.
99.5*	Consent of James Douglas.
99.6*	Consent of Burt Jordan.
99.7*	Consent of Robert Lutz
99.8*	Consent of Matti Masanovich
99.9*	Consent of Dale McKee.
99.10*	Consent of Craig-Hallum Capital Group LLC.
107*	Filing Fee Table.
*	Previously filed
#	Management contract or compensatory plan or arrangement.
†	Portions of this exhibit (indicated by asterisks) have been omitted in accordance with the rules of the SEC.
[*]
Certain of the exhibits and schedules to this exhibit have been omitted in accordance with Regulation S-K Item 601(a)(5). Carbon Revolution agrees to furnish supplementally a copy of all omitted exhibits and schedules to the SEC upon its request.

Item 22. Undertakings
The undersigned registrant, hereby undertakes:
1.	To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement:
1.	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);
2.
To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement;

3.
To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

1.
That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

2.	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.
3.
That, for the purpose of determining liability under the Securities Act to any purchaser, each prospectus filed pursuant to Rule 424(b) as part of a registration statement relating to an offering, other than registration statements relying on Rule 430B or other than prospectuses filed in reliance on Rule 430A, will be deemed to be part of and included in the registration statement as of the date it is first used after effectiveness. Provided, however, that no statement made in a registration statement or prospectus that is part of the registration statement or made in a document incorporated or deemed incorporated by reference into the registration statement or prospectus that is part of the registration statement will, as to a purchaser with a time of contract of sale prior to such first use, supersede or modify any statement that was made in the registration statement or prospectus that was part of the registration statement or made in any such document immediately prior to such date of first use.
4.
That, for the purpose of determining liability of the registrant under the Securities Act to any purchaser in the initial distribution of the securities, the undersigned registrant undertakes that in a primary offering of securities of the undersigned registrant pursuant to this registration statement, regardless of the underwriting method used to sell the securities to the purchaser, if the securities are offered or sold to such purchaser by means of any of the following communications, the undersigned registrant will be a seller to the purchaser and will be considered to offer or sell such securities to such purchaser:

1.	Any preliminary prospectus or prospectus of the undersigned registrant relating to the offering required to be filed pursuant to Rule 424;
2.	Any free writing prospectus relating to the offering prepared by or on behalf of the undersigned registrant or used or referred to by the undersigned registrant;
3.
The portion of any other free writing prospectus relating to the offering containing material information about the undersigned registrant or its securities provided by or on behalf of the undersigned registrant; and

4.	Any other communication that is an offer in the offering made by the undersigned registrant to the purchaser.
5.
That prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

6.
That every prospectus: (i) that is filed pursuant to the immediately preceding paragraph, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act, each such post-effective amendment will be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time will be deemed to be the initial bona fide offering thereof.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.
The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Item 4, 10(b), 11, or 13 of this form, within one Business Day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.
The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

SIGNATURES
Pursuant to the requirements of the Securities Act, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Geelong, Australia, on August 18, 2023.
Carbon Revolution Public Limited Company

By:	/s/ Jacob Dingle
Name:	Jacob Dingle
Title:	Director and Principal Executive Officer
Pursuant to the requirements of the Securities Act, this registration statement has been signed by the following on the dates indicated.
Signature	Title	Date

/s/ Jacob Dingle	Chief Executive Officer and Director (Principal Executive Officer)	August 18, 2023
Jacob Dingle

*	Chief Financial Officer (Principal Financial and Accounting Officer)	August 18, 2023
Gerard Buckle

*	Director	August 18, 2023
Ronan Donohoe

*	Director	August 18, 2023
Rolando Ebuna
*By:	/s/ Jacob Dingle
Name:	Jacob Dingle
Title:	Attorney-in-Fact
AUTHORIZED REPRESENTATIVE
Pursuant to the requirement of the Securities Act of 1933, the undersigned, the duly undersigned representative in the United States of Carbon Revolution Public Limited Company, has signed this registration statement in the United States on August 18, 2023.
By:	/s/ Donald J. Puglisi
Name:	Donald J. Puglisi
Title:	Managing Director